Form 10KSB, Exhibit 13
period 1996-12-31
CAPITOL BANCORP LTD
filed 1997-03-21
CIK 840264

                                                                      EXHIBIT 13

EARNINGS PERFORMANCE
For the third consecutive year, the consolidated earnings of the Corporation increased by 50% from the previous year. Net income for 1996 was $4.6 million in contrast to $3.1 million reported in 1995. Net income per share (primary) amounted to $1.09 compared to $.79 in 1995.

Over the past five years we have enjoyed an increase in net income in excess of a 25% compound rate for each year. Consolidated assets grew 28% from the preceding year. Similar to net income growth, assets have increased at an annualized 25% compound growth rate over the past five years.

WE ARE A GROWTH COMPANY
The Corporation can easily be divided into two separate businesses. First, we are a bank development business. Second, we are owner-operators of our start-up banking businesses.

In 1996, we opened Bank of Tucson in Tucson, Arizona. Additionally, we opened Macomb Community Bank in Clinton Township, Michigan. The Corporation owns 51% of each of these two de novo banks.

Our current strategic plan calls for the formation of four additional de novo banks in calendar year 1997. The first of these, Brighton Commerce Bank, opened in Brighton, Michigan in January of this year. Next, we expect to open Valley First Community Bank in Scottsdale, Arizona. In the latter part of the year, we plan the opening of both Kent Commerce Bank in Grand Rapids, Michigan and Muskegon Commerce Bank in Muskegon, Michigan.

Each bank, as is our practice, will open with a strong local identity. The directors of each bank will be recruited from the community in which the bank serves. Our bank directors have authority to determine matters such as marketing plans, pricing and extensions of credit. The success of each of our banks is driven by the strength of our bank directorship.

Our ambitious growth plan for 1997 is in keeping with our desire to maintain the asset and income growth rates which have benefitted us in the past. Our officers and directors over the years have developed vast experience in the business of bank development. This experience has helped us in minimizing pre-incorporation expenses and limiting early stage operating losses. We believe that this experience is a significant, intangible off-balance-sheet asset of Capitol Bancorp Ltd. and we intend to utilize it. Our growth will continue to be focused both in Michigan and in the state of Arizona. While we will consider opportunities for bank development elsewhere, in their absence, we will follow our current plan.

We are a growth corporation. We intend to leverage our shareholder equity in order to maximize performance, consistent with prudent banking practice. In our current environment, the ability to obtain additional capital in order to satisfy growth is realistic. Although mindful of the potential for significant changes in the marketplace, we intend to maximize our ability to grow in this currently optimistic marketplace.

Our plan is flexible and can be modified at any time as market circumstances dictate. Unlike merger and acquisition activity as a vehicle for growth, de novo banking avoids cultural integration issues and post-merger surprises.

RELATIONSHIP BANKING
Each of our banks is focused on the importance of relationship banking. Not relationship banking by self-proclamation, as we see among many of our competitors; rather, relationship banking based upon genuine involvement of our senior bank officers with their clients. We eschew branch banking. Our delivery system is focused on the premise that a bank president occupies each bank building which serves our clients. A branch bank tends to subvert relationship banking.

We do recognize the need for convenience. Each of our banks has developed a courier service. We have also successfully implemented telephone banking at the election of our clients. Unlike large financial institutions which mine their data processing systems in an effort to identify their customers' needs and avail themselves of opportunities for product marketing, we know our customers and their needs firsthand. While we can boast a strong relationship orientation with our customer base, it comes at a price.

We cannot allow any of our banks to become too big. Each bank must avoid outgrowing its market niche. Genuine relationship banking is based upon genuine relationships. The larger the institution, the more difficult it is for the senior officers to:

  -  Know their customers
  -  Service their customers
  -  Maintain appropriate relationships

Our significant growth will continue through new banks rather than pressure to grow individual banks to a point where they no longer reflect the characteristics of their emergence.

Although we need to continue to remind ourselves who we are, ie., each bank being a small, branchless community-based bank, we do not take a back seat to anyone in terms of growth. Our growth comes primarily through the addition of community banks, not through expansion of existing community banks.

TECHNOLOGICAL SUPERIORITY
Although each of our banks is small, we can boast the greatest advances in technological superiority available to larger institutions. This is because we are able to pool our resources. In 1996 we successfully completed a major data processing conversion. Later this year we will significantly enhance our ability to service our customers with the following products:

  -  Account statements and checks in an enhanced image format
  -  More rapid response to customer information inquiries
  -  Additional electronic banking services
  - Enhanced notifications and reports designed to better serve our borrowing customers

Our growth is not focused exclusively on asset size. To succeed in the 21st century we must maintain a stance near the cutting edge of technological change. Our new systems and our website on the Internet are designed to make sure that we continue to maintain a strong competitive presence.

SAFETY AND SOUNDNESS
We are not unmindful of the attractiveness of the marketplace to the entire banking industry. It is in these good times that we must prepare for a less receptive marketplace. We have recently increased our internal audit staff and added a new position in "risk management". Additionally, deliberative efforts are underway in order to continue to assure that each of our banks maintain prudent credit quality standards. It is our objective to be a performer even in difficult economic times. We believe that our optimism for the future is appropriately cautious.

THE FUTURE
Tenacious adherence to the characteristics of community banking including size, management and decision-making can be married to the competitive environment of electronic banking so long as our community banks continue to pool the strengths of their affiliation while preserving the uniqueness of each bank's personality in each community.

If conditions permit, we will continue to develop new banks which adhere to the characteristics mentioned. Our current plan calls for growing to sixteen banking institutions within the next few years. We have strategized this growth so as not to unduly overburden the operating performance of Capitol Bancorp Ltd. during this growth era.

We appreciate your investment in Capitol Bancorp Ltd. We hope that you share our enthusiasm for the future.

Sincerely,


\s\ Joseph D. Reid
---------------------------------
Joseph D. Reid
Chairman, President and Chief Executive Officer

                                                                                        BOARD OF DIRECTORS
                                                                                        ------------------

                                                                                        ROBERT C. CARR
CAPITOL NATIONAL BANK                                                                   President and CEO
                                                                                        Capitol National Bank
This past year has been another exciting one for Capitol National Bank, with a
record $1.57 million in net income and total assets exceeding $104 million.  We were    NAN ELIZABETH CASEY
able to attain this with a 12% increase in our net interest margin while maintaining    Attorney at Law
operating expenses at less than 1% growth from the previous year.                       Casey & Boog, P.C.

We continue to be pleased with our performance and your acceptance of our community     CHARLES J. CLARK
bank because this would not be possible without you, our customers.  We are special     President
as shown by our personal approach to individual and business needs along with           Clark Construction Company
offering the flexibility of meeting those needs with local decision-making.
                                                                                        JAMES C. EPOLITO
Capitol National Bank staff members and directors are leaders in this area and          President and CEO
dedicate themselves to our becoming a more competitive force by capitalizing on the     The Accident Fund Company
inherent advantage of community banking with personalized service.
                                                                                        PATRICK F. HAYES
As we look into the future we have never had more opportunity for growth or better      President
resources with which to serve you.  We appreciate your continued trust and support.     F.D. Hayes Electric

\s\ Robert C. Carr                                                                      RICHARD A. HENDERSON
----------------------------                                                            President
Robert C. Carr                                                                          Henderson, Miller & Robbins,
President and CEO                                                                       P.C.

                                                                                        CHRISTOPHER HOLMAN
                                                                                        Publisher
                                                                                        Greater Lansing Business
                                                                                        Monthly

                                                                                        KEVIN A. KELLY
                                                                                        Managing Director
                                                                                        Michigan State Medical Society

                                                                                        MARK A. LATTERMAN
                                                                                        President
                                                                                        Latterman & Associates, P.C.

                                                                                        BRUCE J. MAGUIRE, III
                                                                                        Vice President and Treasurer
                                                                                        Spartan Oil Corporation

                                                                                        CHARLES J. MCDONALD
                                                                                        Vice President and Cashier
                                                                                        Capitol National Bank

                                                                                        JOHN O'LEARY
                                                                                        Personnel Manager
                                                                                        O'Leary Paint Company

                                                                                        JOSEPH D. REID
                                                                                        Chairman, President and CEO
                                                                                        Capitol Bancorp Ltd.

                                                                                        JOHN C. SMYTHE
                                                                                        Executive Vice President
                                                                                        Capitol National Bank

                                                                                        OFFICERS
                                                                                        --------

                                                                                        JOSEPH D. REID
                                                                                        Chairman of the Board

                                                                                        MARK A. LATTERMAN
                                                                                        Vice Chairman

                                                                                        ROBERT C. CARR
                                                                                        President and CEO

                                                                                        DAVID O'LEARY
                                                                                        Secretary

                                                                                        JOHN C. SMYTHE
                                                                                        Executive Vice President

                                                                                        CHARLES J. MCDONALD
                                                                                        Vice President and Cashier

                                                                                        JOHN FARQUHAR
                                                                                        Vice President

                                                                                        Capitol National Bank
                                                                                        One Business and Trade Center
                                                                                        200 Washington Square North
                                                                                        Lansing, Michigan 48933
                                                                                        (517) 484-5080



                                                                                        BOARD OF DIRECTORS
                                                                                        ------------------

PORTAGE COMMERCE BANK                                                                   PAUL R. BALLARD
                                                                                        President and CEO
Portage Commerce Bank continued to grow and prosper in 1996.  Total assets, at over     Portage Commerce Bank
$73 million, were 15% higher than last year end.  Net profits increased 20% and
surpassed the $1 million mark for the first time in the Bank's history.  This level     DAVID L. BECKER
of earnings represents a 22% return on average equity and a 1.58% return on average     President
assets.  These results compare very favorably with all banks in our peer group.         Becker Insurance Agency, P.C.

Through an agreement with our affiliate in Holland, the Bank began offering trust       THOMAS R. BERGLUND
services at our location.  These new trust services will benefit both our personal      Physician
and business customers.                                                                 Professional Medical Center,
                                                                                        P.C.
The bank is planning to move to a new location nearby which will offer better access
and service to our customers.  Construction is already underway for this new            ROBERT C. CARR
building which will provide additional drive-in banking capabilities and a larger,      President and CEO
more efficient facility.  Plans for this move have been well received by the            Capitol National Bank
community.
                                                                                        PATRICIA E. DOLAN
We look forward to 1997 and the opportunity to further serve our community. We          Community Volunteer
appreciate the support of our stockholders and customers.
                                                                                        ALAN A. HALPERN
\s\ Paul R. Ballard                                                                     Physician
-----------------------------                                                           Michigan Orthopedic Surgery
Paul R. Ballard
President and CEO                                                                       ROBERT L. JOHNSON
                                                                                        Vice President
                                                                                        Medallion Management, Inc.

                                                                                        MICHAEL L. KASTEN
                                                                                        Managing Partner
                                                                                        Kasten Investments, LLC

                                                                                        PAUL M. LANE, PHD
                                                                                        Haworth College of Business
                                                                                        Western Michigan University

                                                                                        WILLIAM J. LONGJOHN
                                                                                        Vice President
                                                                                        Midwest Business Exchange

                                                                                        JOHN W. MARTENS
                                                                                        Certified Public Accountant
                                                                                        Yeo & Yeo, P.C.

                                                                                        JOSEPH D. REID
                                                                                        Chairman, President and CEO
                                                                                        Capitol Bancorp Ltd.

                                                                                        OFFICERS
                                                                                        --------

                                                                                        JOSEPH D. REID
                                                                                        Chairman of the Board

                                                                                        WILLIAM J. LONGJOHN
                                                                                        Vice Chairman and Secretary

                                                                                        PAUL R. BALLARD
                                                                                        President and CEO

                                                                                        JAMES V. LUNARDE
                                                                                        Vice President

                                                                                        GARY T. ADAMS
                                                                                        Vice President

                                                                                        MARK K. MACLELLAN
                                                                                        Vice President

                                                                                        ALLAN T. REIFF
                                                                                        Vice President

                                                                                        Portage Commerce Bank
                                                                                        6772 South Westnedge
                                                                                        Portage, Michigan 49002
                                                                                        (616) 323-2200




                                                                                        BOARD OF DIRECTORS
                                                                                        ------------------

ANN ARBOR COMMERCE BANK                                                                 ROBERT C. CARR
                                                                                        President and CEO
1996 was a very good year for Ann Arbor Commerce Bank. Total assets for the first       Capitol National Bank
time in our six year history exceeded one hundred million dollars, up over 39% from
year-end 1995.  Net income exceeded $1,175,000.  This is almost 40% more than earned    MICHAEL J. DEVINE
in 1995.  Our loan loss reserve was increased from 1.30% to 1.37% during a year in      Attorney at Law
which our net charge-offs were less than $3,000.
                                                                                        RICHARD G. DORNER
These results occurred during a year in which two new community banks entered the       President and CEO
Ann Arbor market.  Combining a dynamic market with a great deal of concentrated         Ann Arbor Commerce Bank
effort on the part of our directors, officers and staff continues to position us as
a driving force in community banking.  1997 will bring new opportunities and            JAMES A. FAJEN
challenges to us.  With the enhancement of Capitol Bancorp's operations and             Attorney at Law
technological efforts we are ready and able to meet these challenges.                   Davis & Fajen, P.C.

Thanks to everyone, especially our customers, for helping make 1996 a very good         JAMES W. FINN
year.                                                                                   Chairman and CEO
                                                                                        Finn's - JM&J Insurance
\s\ Richard G. Dorner
-------------------------------
Richard G. Dorner                                                                       H. NICHOLAS GENOVA
President and CEO                                                                       Chairman and CEO
                                                                                        Washtenaw News Co., Inc.

                                                                                        RICHARD M. GREENE
                                                                                        Consultant, Mortgage Banking
                                                                                        Richard Greene Point Training

                                                                                        MARILYN D. KATZ-PEK
                                                                                        Director
                                                                                        ACUMED

                                                                                        DAVID W. LUTTON
                                                                                        President/Owner
                                                                                        Charles Reinhart Company
                                                                                        Realtors

                                                                                        TIMOTHY P. NORTON
                                                                                        Senior Vice President
                                                                                        McDonald & Company

                                                                                        JOSEPH D. REID
                                                                                        Chairman, President and CEO
                                                                                        Capitol Bancorp Ltd.

                                                                                        FRITZ SEYFERTH
                                                                                        Senior Associate Athletic
                                                                                        Director
                                                                                        University of Michigan
                                                                                        Athletic Dept.

                                                                                        CARL VAN APPLEDORN, M.D.
                                                                                        Urological Surgery Associates,
                                                                                        P.C.

                                                                                        WARREN E. WRIGHT
                                                                                        Chairman
                                                                                        Renosol Corporation

                                                                                        OFFICERS
                                                                                        --------

                                                                                        JOSEPH D. REID
                                                                                        Chairman of the Board

                                                                                        JAMES A. FAJEN
                                                                                        Vice Chair

                                                                                        WARREN E. WRIGHT
                                                                                        Secretary

                                                                                        RICHARD G. DORNER
                                                                                        President and CEO

                                                                                        BRIAN F. PICKNELL
                                                                                        Vice President

                                                                                        RICHARD G. TICE
                                                                                        Vice President



                                                                                        Ann Arbor Commerce Bank
                                                                                        2930 State Street South
                                                                                        Ann Arbor, Michigan 48104
                                                                                        (313) 995-3130



                                                                                        BOARD OF DIRECTORS
                                                                                        ------------------

OAKLAND COMMERCE BANK                                                                   DONALD A. BOSCO
                                                                                        President
During 1996 Oakland Commerce Bank continued its mission to deliver prudent growth,      Bosco Building, Inc.
control operating expenses and ensure the highest level of customer satisfaction.
                                                                                        ROBERT C. CARR
We ended the year with $71 million in total assets which was a 16% increase for the     President and CEO
year.  This increase was primarily fueled by a 39% growth in our commercial loan        Capitol National Bank
portfolio.
                                                                                        MARK B. CHURELLA
A significant event occurred during 1996 which negatively impacted our operating        President and CEO
performance.  At the close of the third quarter, federal legislation was passed to      FDI Group
replenish the SAIF (Savings Association Insurance Fund) of which, by charter,
Oakland was a part.  The Bank's one time assessment charge was $328,000.                LEON S. COHAN
                                                                                        Counsel to the Firm
Without this expense, net income for 1996 would have been about $220,000 higher and     Barris, Scott, Denn & Driker
record performance.  The one-time charge to all SAIF-insured banks will benefit
future periods through substantially lower deposit insurance premiums.                  MICHAEL J. DEVINE
                                                                                        Attorney at Law
The staff of Oakland Commerce Bank is pleased to be a significant contributor to
overall profitability and growth of the Corporation and looks forward to meeting the    JAMES R. KAYE
challenges 1997 will bring.                                                             President and CEO
                                                                                        Oakland Commerce Bank
\s\ James R. Kaye
---------------------------
James R. Kaye                                                                           DAVID F. LAU, J.D. CLU
President and CEO                                                                       Chartered Financial Consultant
                                                                                        Lau & Lau Associates

                                                                                        JULIUS L. PALLONE
                                                                                        President
                                                                                        J.L. Pallone Associates

                                                                                        JOSEPH D. REID
                                                                                        Chairman, President and CEO
                                                                                        Capitol Bancorp Ltd.

                                                                                        OFFICERS
                                                                                        --------

                                                                                        JOSEPH D. REID
                                                                                        Chairman of the Board

                                                                                        MICHAEL J. DEVINE
                                                                                        Vice Chair

                                                                                        JAMES R. KAYE
                                                                                        President and CEO

                                                                                        IKE J. KUCZER
                                                                                        Vice President

                                                                                        Oakland Commerce Bank
                                                                                        31731 Northwestern Hwy
                                                                                        Farmington Hills, Michigan
                                                                                        48116
                                                                                        (810) 855-0550


                                                                                        BOARD OF DIRECTORS
                                                                                        ------------------

PARAGON BANK & TRUST                                                                    PAUL R. BALLARD
                                                                                        President and CEO
Paragon Bank & Trust enjoyed the most successful year in its six year history.          Portage Commerce Bank
Total assets of the bank grew 14%, ending the year at $63.7 million.  This growth is
attributable to the referrals of our existing clients and the involvement of our        DR. ROBERT J. BATES
board of directors and advisory board.  Net income of $623,000 was a 49% improvement    Physician
over prior year results.                                                                Western Mich. Urological
                                                                                        Assoc., P.C.
While we continue to believe that the Holland market is very competitive, the focus
of Paragon Bank & Trust to provide excellence in service to small businesses,           JACK DEWITT
professionals and senior citizens has been successful.  The team of employees at        President
Paragon is dedicated to providing the best service to its clients through the use of    Request Foods, Inc.
improved technology and local decision-making.  Our trust business has also
continued to grow with the addition of a trust officer at Portage Commerce Bank and     SCOTT DIEPENHORST
has realized a 30% growth in assets overall.                                            Principal
                                                                                        SD & Associates
Paragon Bank & Trust looks forward to 1997 with continued growth expectations.  With
the help of our clients, employees and directors, we will be able to meet and exceed    PAUL ELZINGA
those expectations.                                                                     Director of Business
                                                                                        Development
\s\Scott G. Kling                                                                       Elzinga & Volkers, Inc.
---------------------------
Scott G. Kling
President and CEO                                                                       CRAIG T. HALL
                                                                                        President
                                                                                        Lee Shore Enterprises Ltd.

                                                                                        SUSAN K. HUTCHINSON
                                                                                        Owner
                                                                                        Hutchinson's Stores for
                                                                                        Children

                                                                                        GEORGE P. JULIUS, JR.
                                                                                        President and COO
                                                                                        Beverage America, Inc.

                                                                                        LAWRENCE D. KERKSTRA
                                                                                        President and CEO
                                                                                        Kerkstra Precast, Inc.

                                                                                        SCOTT G. KLING
                                                                                        President and CEO
                                                                                        Paragon Bank & Trust

                                                                                        LEONARD MAAS
                                                                                        President
                                                                                        Gillisse Construction Company

                                                                                        RICHARD L. MOLENHOUSE
                                                                                        Private Investor

                                                                                        MITCHELL PADNOS
                                                                                        Executive Vice President
                                                                                        Louis Padnos Iron & Metal
                                                                                        Company

                                                                                        JOSEPH D. REID
                                                                                        Chairman, President and CEO
                                                                                        Capitol Bancorp Ltd.

                                                                                        RICHARD H. RUCH
                                                                                        Vice Chairman
                                                                                        Herman Miller, Inc.

                                                                                        RICHARD G. SWANEY
                                                                                        Attorney at Law
                                                                                        Swaney, Thomas & Moritz, P.C.

                                                                                        ROBERT J. TRAMERI
                                                                                        Vice Chairman
                                                                                        Paragon Bank & Trust

                                                                                        OFFICERS
                                                                                        --------

                                                                                        JOSEPH D. REID
                                                                                        Chairman of the Board

                                                                                        ROBERT J. TRAMERI
                                                                                        Vice Chair

                                                                                        SCOTT G. KLING
                                                                                        President and CEO

                                                                                        CHRISTOPHER J. HUGAR
                                                                                        Senior Vice President

                                                                                        ERIC J. HOOGSTRA
                                                                                        Vice President

                                                                                        Paragon Bank & Trust
                                                                                        301 Hoover Boulevard
                                                                                        Holland, Michigan 49423
                                                                                        (616) 394-9600



                                                                                        BOARD OF DIRECTORS
                                                                                        ------------------
GRAND HAVEN BANK
                                                                                        PAUL R. BALLARD
Grand Haven Bank completed its first full year of operation in 1996 with total          President and CEO
assets growing by 56% to over $32 million.  The growth is the result of existing        Portage Commerce Bank
customer referrals as well as our local directors letting others know of our
competitive products and friendly banking atmosphere.                                   STANLEY L. BOELKINS
                                                                                        Owner/Appraiser
The focus of our Bank is, and will continue to be, on lending to small businesses.      Boelkins & Associates
Our responsiveness combined with local, flexible decision-making has made us an
attractive option for local business as well as personal financing.  Our board of       PETER E. BOLLINE
directors was instrumental in the review and approval of over $10 million in loans      Private Investor
made during the year in our local market.
                                                                                        BRAD J. FORTENBACHER
We are proud of the positive impact we have made in the Tri-Cities area and look        President
forward to our building, technology and staffing expansion plans in 1997 that will      Tri-Cast
help ensure a continued high level of customer service.
                                                                                        JOHN D. GROOTHUIS
\s\ John D. Groothuis                                                                   President and CEO
-------------------------------                                                         Grand Haven Bank
John D. Groothuis
President and CEO                                                                       BARI STANTON JOHNSON
                                                                                        President
                                                                                        The Stanton Group

                                                                                        MARK A. KLEIST
                                                                                        Attorney at Law
                                                                                        Scholten and Fant, P.C.

                                                                                        STEVEN L. MAAS
                                                                                        Vice President
                                                                                        Gillisse Construction Company

                                                                                        CALVIN D. MEEUSEN
                                                                                        Certified Public Accountant

                                                                                        ARNOLD W. REDEKER, JR.
                                                                                        President
                                                                                        Redeker Ford, Inc.

                                                                                        JOSEPH D. REID
                                                                                        Chairman, President and CEO
                                                                                        Capitol Bancorp Ltd.

                                                                                        DENNIS W. SWARTOUT
                                                                                        President
                                                                                        Duncan Consulting Services

                                                                                        ROBERT J. TRAMERI
                                                                                        Vice Chairman
                                                                                        Paragon Bank & Trust

                                                                                        JOHN P. VAN EENENAAM
                                                                                        Attorney at Law
                                                                                        Van Eenenaam & White

                                                                                        GERALD A. WITHERELL
                                                                                        President
                                                                                        Oakes Agency

                                                                                        OFFICERS
                                                                                        --------

                                                                                        JOSEPH D. REID
                                                                                        Chairman of the Board

                                                                                        JOHN P. VAN EENENAAM
                                                                                        Vice Chairman

                                                                                        ARNOLD W. REDEKER
                                                                                        Secretary

                                                                                        JOHN D. GROOTHUIS
                                                                                        President and CEO

                                                                                        Grand Haven Bank
                                                                                        15 South Second Street
                                                                                        Grand Haven, Michigan 49417
                                                                                        (616) 846-1930



                                                                                        BOARD OF DIRECTORS
                                                                                        ------------------

BANK OF TUCSON                                                                          MICHAEL J. DEVINE
                                                                                        Attorney at Law
Bank of Tucson completed an encouraging first six months of operation--three months
in temporary quarters, and the most recent three months at our permanent location,      SLIVY EDMONDS COTTON
the Bank of Tucson Financial Center.                                                    Managing Director
                                                                                        Edmonds Group
Our year end financial results exceeded our expectations.  Assets have grown to
$17,276,000, with $12,021,000 in deposits, $4,850,000 in outstanding loans and          WILLIAM A. ESTES, JR.
$3,577,000 in loan commitments.  Bank earnings for the year were predictably            President
negative ($164,000), but performance exceeded original projections.  We expect          Estes Home Builders
positive income in the second quarter of 1997, ahead of initial expectations.
                                                                                        RICHARD N. FLYNN
Commercial lending is the main segment of our growth.  Small business and SBA loans     Corporate Consultant
have also grown steadily and have exceeded our original projections.  As of December    Tax Appeals
1996, we established a full service real estate department that provides permanent
as well as construction loans directed toward Tucson's custom home builders.            MICHAEL F. HANNLEY
                                                                                        President
We continue to focus on our "Community Bank" identity.  The board of directors has      Bank of Tucson
been instrumental in business development and guidance toward our objectives.  It is
important to acknowledge our fine employees who have worked tirelessly in creating a    MICHAEL J. HARRIS
financial institution that would rival any de novo bank in the country.  The            Tucson Realty and Trust
dedication and professionalism they have exhibited will be realized for years to        Company
come and will be the platform for our future success.
                                                                                        RICHARD IMWALLE
\s\ Michael F. Hannley                                                                  Executive Vice President
--------------------------------                                                        University of Arizona
Michael F. Hannley                                                                      Foundation
President
                                                                                        MICHAEL L. KASTEN
                                                                                        Managing Partner
                                                                                        Kasten Investments, LLC

                                                                                        BURT KINERK
                                                                                        Attorney at Law
                                                                                        Haralson, Kinerk & Morey

                                                                                        HUMBERTO LOPEZ
                                                                                        Certified Public Accountant
                                                                                        HSL Properties

                                                                                        LYN PAPANIKOLAS
                                                                                        Historian
                                                                                        Arizona Historical Society

                                                                                        JOSEPH D. REID
                                                                                        Chairman, President and CEO
                                                                                        Capitol Bancorp Ltd.

                                                                                        OFFICERS
                                                                                        --------

                                                                                        JOSEPH D. REID
                                                                                        Chairman and CEO

                                                                                        RICHARD N. FLYNN
                                                                                        Secretary

                                                                                        MICHAEL F. HANNLEY
                                                                                        President

                                                                                        DAVID C. FOUST
                                                                                        Executive Vice President &
                                                                                        Chief Credit Officer

                                                                                        RANDY F. HOTCHKISS
                                                                                        Vice President

                                                                                        KATHERINE P. WAIT
                                                                                        Vice President and Controller

                                                                                        CHARLENE F. SCHUMAKER
                                                                                        Vice President


                                                                                        Bank of Tucson
                                                                                        4400 E Broadway
                                                                                        Tucson, Arizona 85711
                                                                                        (520) 321-4500



                                                                                        BOARD OF DIRECTORS
                                                                                        ------------------

MACOMB COMMUNITY BANK                                                                   CHARLES B. BEER
                                                                                        Assistant Vice President
Macomb Community Bank opened for business on September 18, 1996.  Local community       First of Michigan
response and support for our new Bank has been exceptional.  I am pleased to report
that Macomb Community Bank exceeded its initial growth expectations for 1996.  Total    ROBERT C. CARR
assets reached $15,123,000 and deposits rose to $11,487,000.  Loan demand continues     President and CEO
to increase dramatically, which reflects the Bank's phenomenal market area and          Capitol National Bank
overall customer confidence in our experienced group of banking professionals.
Macomb County's own economic fortunes and resources are well ahead of the national      CHRISTINA D'ALESSANDRO
and state economies, thus creating a healthy banking environment conducive to a         Vice President/Owner
successful year in 1997.                                                                Villa Custom Homes, Inc.

Macomb Community Bank's team of dedicated employees and active local Board members      RONALD G. FORSTER
are determined to consistently deliver highly personalized banking services and         Owner
competitive technologies to all of our customers.  We are committed to a philosophy     Arkay Manufacturing, Inc.
of excellence, trust and community service which is proudly presented in our slogan,
"We put the community back in banking".                                                 WILLIAM HACKEL
                                                                                        Sheriff
As a community bank, our unique qualities provide the competitive advantage             Macomb County Sheriff's
necessary to compete successfully in today's challenging financial markets.             Department

\s\ Stephen C. Tarczy                                                                   PHILLIP T. HERNANDEZ
-------------------------------                                                         CEO
Stephen C. Tarczy                                                                       Efficient Sanitation
President and CEO
                                                                                        JOHN H. JOHNSON
                                                                                        President
                                                                                        Johnson Consulting Group

                                                                                        DELIA RENDEN-MARTIN
                                                                                        Co-Owner
                                                                                        Martin Enterprises

                                                                                        DAVID A. MCKINNON
                                                                                        President
                                                                                        David A. McKinnon, P.C.

                                                                                        VITO MUNACO
                                                                                        Owner/Operator
                                                                                        WEMCO

                                                                                        JAMES A. PATRONA
                                                                                        President/Owner
                                                                                        Universal Press & Machinery,
                                                                                        Inc.

                                                                                        ROBERT R. PELEMAN
                                                                                        Head of Anesthesiology
                                                                                        Department
                                                                                        Macomb Anesthesia, P.C.

                                                                                        JOSEPH D. REID
                                                                                        Chairman, President and CEO
                                                                                        Capitol Bancorp Ltd.

                                                                                        STEPHEN C. TARCZY
                                                                                        President and CEO
                                                                                        Macomb Community Bank

                                                                                        OFFICERS
                                                                                        --------

                                                                                        JOSEPH D. REID
                                                                                        Chairman of the Board

                                                                                        DAVID A. MCKINNON
                                                                                        Vice Chairman

                                                                                        STEPHEN C. TARCZY
                                                                                        President and CEO

                                                                                        SAM A. LOCRICCHIO
                                                                                        Vice President

                                                                                        Macomb Community Bank
                                                                                        16000 Hall Road, Suite 102
                                                                                        Clinton Township, Michigan
                                                                                        48038
                                                                                        (810) 228-1600





                     CAPITOL BANCORP LTD. AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                    As of and for the Year Ended December 31
                                          ------------------------------------------------------------
                                          1996(1)       1995(2)      1994(3)      1993         1992(4)
                                          ------------------------------------------------------------
For the year
    Interest income                        $ 36,479     $ 29,914    $ 21,480      $ 17,729   $  15,263
    Interest expense                         17,800       15,079       9,397         8,071       7,356
    Net interest income                      18,679       14,835      12,083         9,658       7,907
    Provision for loan losses                 1,196          839         473           598         553
    Noninterest income                        1,705        1,272       2,189         1,070         953
    Noninterest expense                      12,307       10,460      10,563         8,643       5,972
    Net income                                4,636        3,073       2,076         1,055       1,600
    Net income per share:(5)
         Primary                               1.09          .79         .64           .40         .64
         Fully diluted                         1.04          .77         .64           .40         .64
    Cash dividends paid per share(5)            .33          .25         .25           .19         .18

At end of year
    Total assets                           $492,263     $384,070    $316,312      $253,683    $225,024
    Total earning assets                    455,502      357,446     292,817       237,927     209,709
    Portfolio loans                         357,623      283,471     241,583       171,514     158,469
    Deposits                                436,166      340,287     279,650       220,513     201,762
    Debt obligations                          6,500        8,712       7,924        11,023       3,839
    Stockholders' equity                     40,159       30,865      25,714        18,337      16,545


                                                               Quarterly Results of Operations
                                          ----------------------------------------------------------------------
                                             First        Second        Third       Fourth         Total for
                                            Quarter       Quarter      Quarter      Quarter         the year
                                          ----------------------------------------------------------------------
Year ended December 31, 1996(1)
-------------------------------
    Interest income                        $  8,488     $  8,772    $  9,271      $  9,948        $ 36,479
    Interest expense                          4,194        4,254       4,548         4,804          17,800
    Net interest income                       4,294        4,518       4,723         5,144          18,679
    Provision for loan losses                   217          260         274           445           1,196
    Income before income taxes                1,622        1,782       1,740         1,737           6,881
    Net income                                1,101        1,148       1,178         1,209           4,636
    Net income per share:(5)
         Primary                              .26          .28         .26           .26              1.09
         Fully diluted                        .26          .28         .26           .26              1.04
Cash dividends paid per share(5)              .0825        .0825       .0825         .0825             .33

Year ended December 31, 1995(2)
----------------------------
    Interest income                       $  6,692      $  7,369    $  7,720      $  8,133        $ 29,914
    Interest expense                         3,191         3,770       4,007         4,111          15,079
    Net interest income                      3,501         3,599       3,713         4,022          14,835
    Provision for loan losses                  139           301         219           180             839
    Income before income taxes                 873         1,058       1,323         1,554           4,808
    Net income                                 537           664         848         1,024           3,073
    Net income per share:(5)
         Primary                             .15           .18          .21           .25              .79
         Fully diluted                       .15           .18          .21           .25              .77
    Cash dividends paid per share(5)         .0625         .0625        .0625         .0625            .25


(1) Includes Bank of Tucson and Macomb Community Bank, effective June 27, 1996 and September 18, 1996, respectively, both of which are 51% owned by the Corporation.
(2) The Corporation formed and implemented Grand Haven Bank as a de novo bank effective May 1, 1995 (formerly a branch of Paragon Bank & Trust which was acquired in 1994 -- see Note 3). Effective March 31, 1995, the Corporation sold a majority interest in Amera Mortgage Corporation (formerly Mortgage Connection, Inc., acquired in 1992 -- see Note 4); for periods after March 31, 1995, the Corporation's remaining investment has been accounted for under the equity method.
(3) Includes Paragon Bank & Trust for periods after the date of merger (June 30, 1994), which has been accounted for as a purchase.
(4) Includes Oakland Commerce Bank and Mortgage Connection, Inc. for periods after the date of acquisition (July 6, 1992 and November 1, 1992, respectively), which have been accounted for as purchases.
(5) As adjusted to reflect the Corporation's 1996 10% stock dividend as if it had occurred at the beginning of the periods presented.

                           INFORMATION REGARDING THE

                           CORPORATION'S COMMON STOCK


The Corporation's common stock is traded on the National Market tier of The Nasdaq Stock MarketSM under the symbol "CBCL". Market quotations regarding the range of high and low sales prices of the Corporation's common stock (without adjustment for the Corporation's 1996 10% stock dividend), which reflect inter-dealer prices without retail mark-up, mark-down or commissions, were as follows:


                                         1996                                1995
                                ------------------------------   -----------------------------
                                     Low           High               Low          High
                                ------------------------------   -----------------------------
Quarter Ended:
           March 31              $ 10.25        $  11.00         $  7.75         $  9.25
           June 30                  9.75           11.00            8.00            9.50
           September 30             9.75           12.75            8.42           11.00
           December 31             11.63           17.25            9.50           11.00

As of February 17, 1997, there were approximately 2,100 beneficial holders of the Corporation's common stock, based on information supplied to the Corporation from its stock transfer agent and other sources. At that date, 4,522,066 shares of common stock were outstanding. In addition to common stock, there were 143,375 warrants outstanding. Each warrant enables the warrant-holder to purchase one share of the Corporation's common stock at an exercise price of $8.17272 and expires on June 30, 1997. The Corporation's stock transfer agent is UMB Bank, n.a., 928 Grand Ave., P.O. Box 410064, Kansas City, Missouri 64141-0064 (telephone (800) 884-4225).

The Corporation has a Shareholder Investment Program which offers a variety of convenient features including dividend reinvestment, certain fee-free transactions, certificate safekeeping and other benefits. For a copy of the Program Prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at (800) 884-4225 or Capitol Bancorp Ltd. at (517) 487-6555.


AVAILABILITY OF FORM 10-K

A copy of the Corporation's 1996 report on Form 10-KSB, without exhibits, is available to stockholders without charge upon written request. Form 10-KSB includes certain statistical and other information regarding the Corporation and its business. Requests to obtain Form 10-KSB should be addressed to Linda
D. Pavona, Vice President, Capitol Bancorp Ltd., One Business & Trade Center, 200 Washington Square North, Lansing, Michigan 48933.

                              CAPITOL BANCORP LTD.
  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations


This section of the Annual Report discusses the Corporation's results of operations and financial condition and should be read in conjunction with the consolidated financial statements appearing elsewhere herein. This discussion also includes certain supplementary statistical and other data which are described more fully in the Corporation's report on Form 10-KSB, copies of which are available upon request, as indicated on page 12.

OVERVIEW
During 1996, the Corporation continued significant growth in earnings, assets and the number of entities comprising the consolidated group.

Net income for 1996 amounted to $4.6 million, about 50% more than 1995 earnings. Similar percentage growth in earnings was realized in 1995 with net income of $3.1 million compared to $2.1 million in 1994.

Net income per share (primary) amounted to $1.09 for 1996 compared to $.79 in 1995 and $.64 in 1994. These amounts have been restated to give effect to the Corporation's year-end 1996 10% stock dividend. The percentage increase in per-share earnings in 1996 (38%) differs from the increase in net income because of a larger number of shares outstanding, coupled with the impact of the significantly increased market value of the Corporation's common stock during the year. On a fully diluted basis, net income per share for 1996 amounted to $1.04, compared with $.77 in 1995.

Consolidated total assets approximated $492 million at December 31, 1996. Asset growth for the year, nearly $110 million or more than 25%, was significant and another record. Total assets approximated $384 million at year-end 1995.

The Corporation began 1996 with six bank subsidiaries. Two de novo banks were added during the year and the Corporation's ninth bank commenced operations in January 1997.

The remainder of this section of the Annual Report discusses, in greater detail, the Corporation's results of operations and changes in financial position and other related matters.

CONSOLIDATED RESULTS OF OPERATIONS
Total interest income for 1996 approximated $36.5 million compared with $29.9 million in 1995 and $21.5 million in 1994. Total interest income increased 21.9% in 1996 versus 39.3% in 1995. The 1996 growth in interest income principally correlates with the 26% increase in the Corporation's consolidated loan portfolio. The growth in interest income in 1995 was largely due to higher rates and fees on loans as well as portfolio growth.

The ratio of net interest income to total interest income increased during 1996. This ratio approximated 51.2% in 1996 as compared with 49.6% in 1995 and 56.3% in 1994. This ratio improved in 1996 after decreasing significantly in 1995. The percentage relationship between net interest income and total interest income decreased in 1995 due to compression occurring from changes in interest rates, which decreased during 1995. In 1996, interest rates were more stable.

The Corporation's provision for loan losses approximated $1.2 million in 1996 compared with $839,000 in 1995 and $473,000 in 1994. Generally, the size of the provision for loan losses is determined by various factors considered by management in determining the level of the allowance for loan losses, which are discussed in the "Asset Quality" section of this portion of the Annual Report. The increases in the provision for loan losses during 1995 and 1996, as compared with the 1994 level, are primarily due to the larger size of the consolidated loan portfolio.

Noninterest income increased in 1996 to $1.7 million versus $1.3 million in 1995 and $2.2 million in 1994. The 1996 increase was mainly due to higher levels of service charges on deposit accounts and trust fee income coupled with other income sources, offset by the reduction in mortgage banking net revenues. The mortgage banking revenue decrease, representing the major reason for the overall reduction in noninterest income from 1994 to 1995, is due to the sale of a majority interest in the Corporation's mortgage banking unit effective March 31, 1995.

Total noninterest expense increased 17.7% in 1996 to $12.3 million, as compared with approximately $10.5 million in both 1995 and 1994. The increase in 1996 is primarily due to the larger size of the Corporation in terms of number of employees, number of banks and larger amount of total assets under management.

Federal income tax expense approximated 33% of income before federal income taxes in 1996 versus 36% in 1995 and 1994. The statutory federal income tax rate applicable to the Corporation is 34%, which approximates the recorded expense.

CHANGES IN CONSOLIDATED FINANCIAL POSITION
Total assets increased approximately 28% during 1996. Asset growth in 1995 approximated $68 million, or 21%. About one third of the Corporation's 1996 asset growth came from the addition of two de novo banking units which commenced operations during the year.

Bank of Tucson commenced operations in June in Tucson, Arizona and Macomb Community Bank, located near metropolitan Detroit, commenced operations in September. These two de novo banks are majority-owned by the Corporation through its 51% ownership of those banks' common stock. The minority interests in those banks ($4.7 million at December 31, 1996) is classified in the consolidated balance sheet between liabilities and stockholders' equity.

The remainder of asset growth in 1996 came from the Corporation's more mature banks. The following table summarizes, comparatively, the total assets, net income and related rates of return for each of the banks and on a consolidated basis (dollar amounts in thousands):


                               Total Assets                                      Return On                     Return on
                              At December 31            Net Income           Beginning Equity (1)          Average Assets (1)
                            ------------------   -----------------------  ------------------------     -----------------------
                              1996     1995      1996      1995     1994      1996    1995    1994        1996    1995  1994
                            -------   ------    ------    ------   -----   --------  ------  -----       ------  ----- ------
Ann Arbor Commerce Bank      $105,651 $ 75,954   $1,177   $  841   $  579    23.94%  20.52%  15.19%       1.36%   1.29% 1.16%
Bank of Tucson (2)             17,276      n/a     (164)     n/a      n/a      N/A     n/a     n/a         N/A     n/a   n/a
Capitol National Bank         104,254   97,622    1,573    1,230    1,068    21.75   19.10   17.77        1.61    1.32  1.28
Grand Haven Bank (3)           32,731   20,930      220       71      n/a     8.31    4.26     n/a         .83     .58   n/a
Macomb Community Bank (4)      15,123      n/a     (120)     n/a      n/a      N/A     n/a     n/a         N/A     n/a   n/a
Oakland Commerce Bank          71,095   61,469      637      600      684    12.26   10.87   13.47         .91    1.04  1.17
Paragon Bank & Trust (5)       63,752   56,064      623      418      237    12.30   10.26   11.60        1.12     .80   .91
Portage Commerce Bank          73,769   64,019    1,091      905      751    23.08   22.31   19.44        1.58    1.52  1.48
                             -------- --------   ------   ------   ------   ------  ------   -----      ------   -----  ----
  Total Banks                 483,651  376,058    5,037    4,065    3,319    16.91   15.37   15.54        1.19    1.22  1.24

Mortgage banking (6)            2,831    3,077     (131)    (229)    (566)     N/A     n/a     n/a         N/A     n/a   n/a
Other, net                      5,781    4,935     (270)    (763)    (677)     N/A     n/a     n/a         N/A     n/a   n/a
                             -------- --------   ------   ------   ------   ------  ------   -----      ------   -----  ----
Consolidated                 $492,263 $384,070   $4,636   $3,073   $2,076    15.02%  11.95%  11.32%       1.08%    .87%  .75%
                             ======== ========   ======   ======   ======   ======   =====   =====      ======   =====  ====

(1) Annualized, as applicable, to give effect to mergers, acquisitions and formation of de novo banks.
(2) Bank of Tucson was formed and commenced operations in June 1996 and is 51% owned by the Corporation.
(3) Grand Haven Bank (formerly a branch of Paragon Bank & Trust, acquired June 30, 1994) commenced operations effective May 1, 1995.
(4)  Macomb Community Bank was formed and commenced operations in September
     1996 and is 51% owned by the Corporation.
(5)  Acquired effective June 30, 1994.
(6) Effective March 31, 1995, the Corporation sold a majority interest in Amera Mortgage Corporation (formerly Mortgage Connection, Inc., acquired in
     1992); for periods after March 31, 1995, the Corporation's remaining investment (49%) has been accounted for under the equity method.
n/a--Not applicable.


Of the consolidated growth in total assets in 1996, approximately $75 million was deployed into loans. The Corporation's banks emphasize commercial lending activities in their respective communities and commercial loans were approximately 80% of total loans at year-end 1996 and 1995. The emphasis on commercial lending is consistent with the banks' focus on meeting the financial needs of entrepreneurs, professionals and other high net-worth individuals. As a means to diversify the loan portfolio and to meet other customer needs, residential real estate loans and other installment loans to individuals are also made, which approximated about 20% of total portfolio loans.

A substantial portion of the Corporation's asset growth in 1996 and 1995 was achieved through larger levels of bank deposits made by customers. The banks offer a full range of depository services and have typically attracted interest-bearing time deposits through maintaining a slight competitive pricing advantage relative to peer. Interest-bearing deposits increased $76.9 million in 1996 and $56.2 million in 1995.

Noninterest-bearing deposits, as a percentage of total deposits, increased to 14.4% in 1996, compared with 12.9% at year-end 1995. The ratio of noninterest-bearing deposits to total deposits is important inasmuch as a higher ratio has the beneficial effect of reducing the Corporation's consolidated cost of funds. The ability to maintain higher levels of noninterest-bearing accounts varies in the banks' respective markets.

ASSET QUALITY
Asset quality has been maintained at a strong level in 1996 and 1995. Nonperforming loans have remained relatively low and at a manageable level during these recent periods. Nonperforming loans are defined as loans which are 90 days or more past due and loans on non-accrual status. Although nonperforming loans increased in 1996, most of the increase related to a small number of loans at Oakland Commerce Bank of which $400,000 was resolved in January 1997.

  The following table summarizes total portfolio loans, the allowance for loan losses and nonperforming loans for each of the Corporation's banks (dollar amounts in thousands):

                                                                                                          Allowance as a
                                                                                                           Percentage of
                                      Total                Allowance for           Nonperforming              Total
                                 Portfolio Loans            Loan Losses                Loans              Portfolio Loans
                              ----------------------   --------------------   ----------------------   ----------------------
                                 1996        1995         1996        1995       1996          1995       1996         1995
                              ----------   ---------   ----------  --------   ---------     --------   ---------     --------
 Ann Arbor Commerce Bank      $  79,463   $  58,869    $   1,088    $   765   $     304     $    147      1.37%        1.30%
 Bank of Tucson                   4,850         n/a           49        n/a         ---          n/a      1.01          n/a
 Capitol National Bank           80,749      75,468        1,076      1,058         797          396      1.33         1.40
 Grand Haven Bank                26,162      14,630          303        155         ---          ---      1.16         1.06
 Macomb Community Bank            5,821         n/a           59        n/a         ---          n/a      1.01          n/a
 Oakland Commerce Bank           54,569      46,146          655        552       1,227          448      1.20         1.20
 Paragon Bank & Trust            46,680      41,288          563        494          44          ---      1.21         1.20
 Portage Commerce Bank           58,177      45,870          785        663         327          350      1.35         1.45
 Other, net                       1,152       1,200          ---        ---         ---          ---       ---          ---
                              ---------   ---------     --------    -------    --------      -------    ------       ------
 Consolidated                 $ 357,623   $ 283,471     $  4,578    $ 3,687    $  2,699      $ 1,341      1.28%        1.30%
                              =========   =========     ========    =======    ========      =======    ======       ======
 n/a - Not applicable




The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the Corporation's loan portfolio. A number of elements are considered in management's determination of the adequacy of the allowance which include evaluation of recent loss experience, current economic conditions, volume, amount and composition of the portfolio, loan commitments outstanding and other factors.

Although provisions for loan losses have increased during each of the recent periods, such increases are attributable to the larger size of the related loan portfolios, coupled with the length of time the individual banks have been in operation. Generally, de novo banks will not experience loan loss activity until their portfolios have aged and, accordingly, their allowance for loan losses as a percentage of total portfolio loans tends to be less in their earlier years of operation. For the periods presented, impaired loans (as defined by Financial Accounting Standards Board Statement No. 114) were not material.

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL ADEQUACY
Cash and cash equivalents approximated 13% of total assets at year-end 1996, a slight increase over the 12% level at December 31, 1995. This level of liquidity varies daily based on customers' transactions and, accordingly, amounts of cash and federal funds sold can vary widely at any particular point in time.

In order to balance asset deployment with liquidity requirements, funds are deployed into other liquid assets consisting of marketable investment securities. The Corporation has not engaged in securities trading activities, derivatives or other speculative investments. Most of the investment securities are classified as "available for sale", are generally of short-term duration (typically, maturity of two years or less) and are carried at current market value in the consolidated balance sheet. The market value adjustment is reflected as an adjustment to stockholders' equity, for balance sheet purposes, net of the related tax effect. While management has no plans or intentions to sell those investments, the amount of such investments represents a significant source of liquidity, when needed, to meet additional loan demand or depositors' needs.

One of the Corporation's banks purchases loan participations on a temporary basis from the 49% owned mortgage affiliate until those loans are delivered into the secondary market. Such loans held for resale approximated $6.7 million at December 31, 1996 ($7 million at December 31,

1995). During 1996, purchases and sales of loans held for resale approximated $193 million, significantly higher than the approximate $82 million level in 1995. The 1996 volume increase was due to higher levels of loan origination activity at the mortgage affiliate.

Sometimes financial institutions are compared by the ratio of loans to deposits. The Corporation has typically maintained a relatively high ratio of loans to deposits as a means of maximizing higher-yielding loans and related interest margins. This ratio excludes loans held for resale. Optimally, management seeks to maintain a loan to deposit ratio of 80% or more. At December 31, 1996, the ratio of loans to deposits approximated 82%, a slight decrease from the 83% level at year-end 1995 and a decrease from the year-end 1994 level of 86%. The change in the ratio in 1995 and 1996 is the result of management's efforts to maintain that ratio more closely to the 80% level.

Most of the banks' various funding needs are met through obtaining customer deposits. The banks emphasize time certificates of deposit and other interest-bearing accounts. Because of the typical customer profile (professionals, entrepreneurs and other high net-worth individuals) as well as other sources of time deposits, the banks have consistently maintained relatively large amounts of time deposits in denominations of $100,000 or more. Such time deposits aggregated $77.6 million at December 31, 1996 and $60.2 million at December 31, 1995 or 17.8% and 15.9% of total deposits, respectively. Most of those deposits mature within a one-year time frame. The banks' experience is that, generally, time deposits are renewed at market rates and do not present a liquidity concern. Management believes the Corporation's and the banks' liquidity to be adequate to meet loan demand and depositor needs.

The Corporation and two of its bank subsidiaries have certain secured lines of credit with unaffiliated entities. At December 31, 1996, amounts outstanding under those credit facilities approximated $6.5 million and $20.1 million was available for future borrowings. The credit facilities are reviewed periodically for continuance.

During the periods of 1994 through 1996 several transactions have significantly increased the Corporation's capital and stockholders' equity. In 1994, the Corporation consummated a merger transaction (acquisition of Paragon Bank & Trust) involving the issuance of common stock and warrants for the purchase of common stock. The value ascribed to common stock with respect to that 1994 acquisition approximated $6.7 million, relating to the approximately 743,000 shares of common stock issued.

In conjunction with that transaction, an equal number of warrants for the future purchase of the Corporation's common stock were also issued, of which three fourths were scheduled to expire by June 30, 1996 and the remainder on June 30, 1997. During 1996, approximately 505,000 warrants were exercised, generating proceeds to the Corporation of approximately $4.5 million and issuance of approximately 505,000 shares of additional common stock. At December 31, 1996, approximately 162,000 warrants relating to the 1994 merger transaction remain outstanding. If all such warrants are exercised, the Corporation would potentially receive approximately $1.3 million in additional capital and issue approximately 162,000 additional shares of common stock; however, there is no assurance such warrants will be exercised.

The Corporation received proceeds from the exercise of stock options which amounted to approximately $1.5 million in 1996 and $1.2 million in 1995. At year-end 1996, a total of 504,000 stock options were outstanding which have varying expiration dates through 2003 and, if exercised, would generate proceeds approximating $5 million; however, there is no assurance such options will be exercised.

On December 31, 1996 the Corporation issued a 10% stock dividend. All per-share information included in the financial statements has been restated to give effect to the 1996 stock dividend as if it had occurred at the beginning of the periods presented.

In 1996, 1995 and 1994, the Corporation paid quarterly cash dividends. A quarterly cash dividend of $.09 per share was paid in 1996, or an annual payout rate of $0.36 per share. Restated for the recent stock dividend, the 1996 payout rate would have been $0.33 per share. The Corporation recently announced a quarterly dividend of $0.10 per share payable in the first quarter of 1997.

At December 31, 1996, the Corporation's book value of common stock amounted to $8.91 per share as compared to a level of $8.26 per share at the beginning of the year, as restated to give effect to the aforementioned stock dividend.

The Corporation and its banks are subject to a number of complex regulatory requirements which require maintaining certain capital ratios. Additionally, such capital ratio measurements and related requirements are used by regulatory agencies to determine the level of regulatory intervention and enforcement applied to financial institutions. Failure to comply with the regulatory capital requirements can result in severe regulatory action and other adverse consequences. The Corporation and each of its banks are in compliance with the regulatory capital requirements and management expects to maintain such compliance in the foreseeable future.

Those regulatory capital requirements are also used to classify institutions into certain categories which are used to determine the level of regulatory involvement and rates of deposit insurance premiums. All of the Corporation's banks are classified as "well capitalized" under the current regulatory capital framework. A more detailed presentation of the various capital ratios for each bank and on a consolidated basis is set forth in Note N to the consolidated financial statements appearing on page 32 of this Annual Report.

The Corporation's stockholders' equity approximated 8.16% of total assets at December 31, 1996, a slight increase from the level of 8.04% at December 31, 1995. Management considers an approximate 8% ratio of shareholder equity to total assets to be adequate to facilitate growth. As discussed previously, the Corporation's 1996 de novo bank additions are majority-owned with the Corporation making a 51% investment in the common stock of those banks. Inasmuch as those banks are not wholly-owned by the Corporation, the related minority interests, which approximated $4.7 million at December 31, 1996, are classified in the consolidated balance sheet between liabilities and stockholders' equity. On a combined basis, stockholders' equity and minority interest in consolidated subsidiaries approximated $44.9 million at December 31, 1996, or 9.1% of total assets. This last ratio of total capital to total consolidated assets measures the total extent to which all capital funds deployed are leveraged.

As discussed more fully elsewhere herein, the Corporation has additional expansion plans which involve formation of and investment in de novo banks. Management's strategy is to form de novo banks with initially minimal capitalization funded via a majority ownership from the Corporation, with remaining capital invested by individuals and other entities within the de novo bank's community. The Corporation's future investments in de novo banks is expected to be funded from a combination of internally generated capital resources, proceeds from exercise of warrants and stock options and borrowings.

Management believes the Corporation's capital levels to be adequate and that capital resources are adequate to facilitate growth.

TRENDS AFFECTING OPERATIONS
Trends in interest rates have a significant impact on results of operations. Rapid changes in interest rates, either up or down, can have either a positive or negative impact on net interest income, depending upon the direction and timing of such changes.

Management endeavors to maintain a balanced position of interest rate-sensitive assets and liabilities. In these most recent periods of lower interest rates, the banks strive to emphasize variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will increase during periods of lower rates and, accordingly, result in higher interest costs on deposits, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict.

In recent periods, economic conditions nationally and in the banks' local environment, have been relatively stable and positive. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits. Throughout 1996 and 1995, the generally positive economic environment has contributed favorably to earnings and asset quality. Future economic conditions, and their effect on asset quality and earnings, are difficult to predict.

Continuing consolidation of the banking industry on a national basis, and in the respective markets of the Corporation's banks, has presented opportunities for growth. More specifically, the consolidation of the banking industry, coupled with the closure of branch locations by larger institutions, has had the effect of displacing customer relationships. For retail customers, banking services have become a commodity in an environment that is dominated by larger "mass merchandising" megabanks. For the professional, entrepreneur and other customers seeking a more service-oriented, customized banking relationship, the Corporation's banks fill that need through their focus on single-location banks with full local decision-making authority. In those markets in which the Corporation's banks are located, the banks focus on service delivery and keeping the banks' size at an appropriate level; only a modest market share of deposits and loan activity is necessary in order to achieve profitability and reasonable earnings performance.

The banking consolidation environment further presents opportunities for expansion of de novo banking activities in numerous markets. Plans are currently underway for expansion into additional banking markets in 1997, which include formation of new banks in Grand Rapids and Muskegon, Michigan and Scottsdale, Arizona (a de novo bank was opened in Brighton, Michigan in early January 1997). Other markets are under study and evaluation for formation of new banks which could either accelerate or slow the current plan, depending upon opportunities and other matters. Future expansion is dependent on opportunities and circumstances at the time, all of which are always in motion and subject to change.

During 1996, the Corporation implemented the concept of forming "partnership de novo banks" in which newly formed banks would be co-owned by the Corporation and local investors within the community of the new bank. The Corporation currently intends to pursue that concept further with its near-term de novo banking expansion into new markets. In early January 1997, an additional majority-owned de novo bank, Brighton Commerce Bank, was added in Brighton, Michigan based on this concept.

De novo banks generally incur operating losses during their early periods of operation. In 1996, net operating losses of the new banking units added in June and September approximated

$284,000. On a consolidated basis, however, such operating losses reduced net income by the pro rata share of the Corporation's percentage ownership of those banks (51%). Those banks are expected to become profitable in 1997 and, accordingly, their earnings will be similarly included in consolidated net income to the extent of the Corporation's ownership percentage in them. The formation of additional de novo banks is expected to similarly impact future operating results.

Financial institutions are subject to significant regulatory requirements which impact current and future operations. In addition to the extent of regulatory interaction with financial institutions (extensive rules and regulations governing lending activities, deposit gathering and capital adequacy, to name a few), the cost of financial institution regulation are significant. Such costs include, but are not limited to, the significant amount of management time and expense which is incurred maintaining compliance and developing systems for compliance with those rules and regulations as well as the costs of examinations, audits and other compliance activities.

Premiums for insurance of deposits by the Federal Deposit Insurance Corporation
(FDIC) are also significant costs of doing business as financial institutions. Costs of those insurance premiums during 1994 through 1996 on a consolidated basis have aggregated between $400,000 and $540,000 annually. The 1996 expense of $425,000 is significantly higher than what would have been incurred based on legislation in effect for periods prior to September 30, 1996.

On September 30, 1996, legislation was signed into law recapitalizing the Savings Association Insurance Fund (SAIF), the FDIC fund covering insured deposits of savings institutions. One of the Corporation's banks (Oakland Commerce Bank, which was a federally chartered savings bank prior to its 1992 acquisition by the Corporation) has SAIF-insured deposits and, accordingly, was charged a one-time assessment in the amount of approximately $330,000 for resolution of the SAIF Fund. Without this assessment net income for 1996 would have been approximately $220,000 higher than reported.

The SAIF assessment and other related aspects of that legislation are intended to reduce insurance premiums paid by SAIF-insured banks and to bring those premium rates more in line with rates that are charged to other banks. For 1995 and 1996, the Corporation's other banks have enjoyed relatively low FDIC insurance premiums, largely because of the health of the FDIC's bank insurance fund and because the banks thus far have been classified into the so-called "well capitalized" category under which the lowest cost FDIC insurance premiums are assessed. Other recent legislative changes to FDIC insurance will have the impact of increasing deposit insurance premiums for all commercial banks in the future, although the amount of premiums will depend on several factors (such as the health of the banking industry and the economy in general) and are difficult to predict.

The future of financial institution regulation, including FDIC insurance premiums and other aspects and costs of regulation, is uncertain and difficult to predict.

NEW ACCOUNTING STANDARDS
Certain new accounting standards became applicable to the Corporation during 1996. A new accounting standard governing the accounting and reporting for stock-based compensation was implemented. This new accounting standard provides alternative accounting treatment for stock options. Inasmuch as the Corporation elected to implement the additional disclosure requirements of that accounting standard, as opposed to the expense recognition alternative, implementation of that standard had no impact on the Corporation's results of operations for 1996. The additional disclosure requirements of the new accounting standard are set forth in the notes to the financial statements.

A recently issued accounting standard regarding "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" will become effective for the Corporation in 1997. Based on management's preliminary analysis of the new accounting standard, it is not expected to have a significant impact on the Corporation's financial position or results of operations.

Numerous other potential changes in accounting standards are under study by the accounting standard-setting entities, regulatory agencies and others at any point in time. Because of the fluid state of those potential accounting standard changes, it is difficult to predict what impact they might have on the Corporation's consolidated financial statements.

                              Capitol Bancorp Ltd.
                    RESPONSIBILITY FOR FINANCIAL STATEMENTS

The Corporation's management is responsible for the preparation of the consolidated financial statements and all other information appearing in this Annual Report. The financial statements have been prepared in accordance with generally accepted accounting principles.

The Corporation's management is also responsible for establishing and maintaining the internal control structure of the Corporation. The general objectives of the internal control structure are to provide management with reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. In fulfilling this objective, management has various control procedures in place which include, but are not limited to, review and approval of transactions, a code of ethical conduct for employees, internal auditing and an annual audit of the Corporation's consolidated financial statements performed by a qualified independent audit firm. Management believes the internal control structure of the Corporation to be adequate and that there are no material weaknesses in internal control.

REPORT OF INDEPENDENT AUDITORS




Board of Directors and Stockholders
Capitol Bancorp Ltd.


We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



\s\ BDO Seidman, LLP
----------------------------

Grand Rapids, Michigan
January 31, 1997

CONSOLIDATED BALANCE SHEETS

CAPITOL BANCORP LTD. AND SUBSIDIARIES

                                                                                     December 31

                                                                            1996                   1995
                                                                     ------------------     -----------------
 ASSETS
 Cash and due from banks                                               $    20,928,051       $    14,714,534
 Interest-bearing deposits with banks                                           55,267                16,294
 Federal funds sold                                                         42,350,000            30,600,000
                                                                       ---------------       ---------------
                  Cash and cash equivalents                                 63,333,318            45,330,828
 Loans held for resale                                                       6,748,776             7,029,622
 Investment securities--Note C:
          Available for sale, carried at market value                       46,621,416            34,545,812
          Held for long-term investment, carried at
            amortized cost which approximates market value                   2,103,264             1,783,164
                                                                       ---------------       ---------------
                  Total investment securities                               48,724,680            36,328,976
 Portfolio loans--Note D:
          Commercial                                                       283,460,601           222,161,206
          Real estate mortgage                                              53,712,381            48,953,782
          Installment                                                       20,450,216            12,356,383
                                                                       ---------------       ---------------
                  Total portfolio loans                                    357,623,198           283,471,371
          Less allowance for loan losses                                    (4,578,000)           (3,687,000)
                                                                       ---------------       ---------------
                  Net portfolio loans                                      353,045,198           279,784,371
 Investment in and advances to Amera Mortgage
           Corporation--Note B                                               2,830,761             3,076,984
 Premises and equipment--Note E                                              5,421,308             2,437,719
 Accrued interest income                                                     3,107,496             2,634,417
 Excess of cost over net assets of acquired subsidiaries                     2,347,256             2,540,163
 Other assets                                                                6,704,551             4,906,645
                                                                       ---------------       ---------------

                  TOTAL ASSETS                                         $   492,263,344       $   384,069,725
                                                                       ===============       ===============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
          Noninterest-bearing                                          $    62,765,786       $    43,797,199
          Interest-bearing--Note H                                         373,400,277           296,490,261
                                                                       ---------------       ---------------
                  Total deposits                                           436,166,063           340,287,460
 Debt obligations--Note K                                                    6,500,000             8,711,877
 Accrued interest on deposits and other liabilities                          4,708,188             3,813,689
                                                                       ---------------       ---------------
                  Total liabilities                                        447,374,251           352,813,026

 MINORITY INTEREST IN CONSOLIDATED
   SUBSIDIARIES--Note B                                                      4,730,553               391,372

 STOCKHOLDERS' EQUITY--Notes B, I, J and N:
 Common stock, no par value,
          10,000,000 shares authorized;
          issued and outstanding:
                  1996--4,504,911 shares
                  1995--3,395,288 shares                                    34,971,523            22,149,593
 Retained earnings                                                           5,150,066             8,414,189
 Market value adjustment (net of tax effect) for
            investment securities available for sale                            36,951               413,422
                                                                       ---------------       ---------------
                                                                            40,158,540            30,977,204
 Less note payable by ESOP--Note K                                                                  (111,877)
                                                                       ---------------       ---------------
                          Total stockholders' equity                        40,158,540            30,865,327
                                                                       ---------------       ---------------
                  TOTAL LIABILITIES AND
                  STOCKHOLDERS' EQUITY                                 $   492,263,344       $   384,069,725
                                                                       ===============       ===============

 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

CAPITOL BANCORP LTD. AND SUBSIDIARIES

                                                                         Year Ended December 31

                                                                  1996             1995              1994
                                                             --------------   --------------    --------------
 Interest income:
          Portfolio loans (including fees)                     $31,454,120      $25,915,949        $18,887,230
          Loans held for resale                                    818,344          300,032            357,754
          Taxable investment securities                          2,262,341        2,084,624          1,384,960
          Federal funds sold                                     1,540,920        1,452,849            679,349
          Interest-bearing deposits with banks and other            60,137           10,415             35,297
          Dividends on investment securities                       343,143          149,669            135,318
                                                              ------------     ------------      -------------
                  Total interest income                         36,479,005       29,913,538         21,479,908

 Interest expense:
          Demand deposits                                        2,417,599        2,297,240          1,880,409
          Savings deposits                                       1,384,479        1,247,865          1,089,652
          Time deposits                                         13,489,577       11,016,206          5,813,961
          Debt obligations                                         495,679          492,271            517,043
          Other                                                     12,487           25,505             95,537
                                                              ------------     ------------      -------------
                  Total interest expense                        17,799,821       15,079,087          9,396,602
                                                              ------------     ------------      -------------
                  Net interest income                           18,679,184       14,834,451         12,083,306
 Provision for loan losses--Note D                               1,195,757          838,830            473,383
                                                              ------------     ------------      -------------
                  Net interest income after
                     provision for loan losses                  17,483,427       13,995,621         11,609,923

 Noninterest income:
          Service charges on deposit accounts                      746,108          569,240            429,526
          Trust fee income                                         262,043          207,000             46,496
          Realized gain (loss) on sale of loans                                      11,739           (137,638)
          Realized gain (loss) on sale of investment
              securities available for sale                         82,171            1,574               (723)
          Mortgage banking net revenues--Note B                                     299,520          1,434,203
          Other                                                    614,834          182,648            417,220
                                                              ------------     ------------      -------------
                  Total noninterest income                       1,705,156        1,271,721          2,189,084

 Noninterest expense:
          Salaries and employee benefits                         6,387,715        5,104,244          5,037,137
          Occupancy                                                923,771          868,234            816,801
          Equipment rent, depreciation and maintenance           1,010,975          817,054            756,542
          Deposit insurance premiums                               425,115          401,014            538,761
          Other                                                  3,560,387        3,269,237          3,414,085
                                                              ------------     ------------       ------------
                  Total noninterest expense                     12,307,963       10,459,783         10,563,326
                                                              ------------     ------------       ------------
                  Income before federal income taxes             6,880,620        4,807,559          3,235,681
 Federal income taxes--Note F                                    2,245,000        1,735,000          1,160,000
                                                              ------------    -------------       ------------

                  NET INCOME                                  $  4,635,620     $  3,072,559       $  2,075,681
                                                              ============     ============       ============

                  NET INCOME PER SHARE:
                          Primary                             $       1.09     $       0.79       $       0.64
                                                              ============     ============       ============

                          Fully diluted                       $       1.04     $       0.77       $       0.64
                                                              ============     ============       ============

 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

CAPITOL BANCORP LTD. AND SUBSIDIARIES

                                                                                                                Market Value
                                                                                                               Adjustment for
                                                                                                                 Investment
                                                                            Common              Retained          Securities
                                                                            Stock               Earnings      Available for Sale
                                                                       --------------         -------------   ------------------
 Balances at January 1, 1994                                           $   13,500,780         $   4,970,276     $     94,626
 Issuance of 742,980 shares of common stock in conjunction
       with acquisition of Financial Center Corporation--Note B              6,679,390
 Issuance of 33,080 shares of common stock upon exercise of
      stock options                                                           228,392
 Purchase of 10,000 shares of common stock by ESOP,
      financed by long-term debt
 Principal payment on note payable by ESOP
 Cash dividends paid ($.25 per share)                                                              (771,058)
 Market value adjustment for investment securities
      available for sale (net of tax effect)                                                                        (840,020)
 Net income for 1994                                                                              2,075,681
                                                                         ------------           -----------       ----------

       BALANCES AT DECEMBER 31, 1994                                       20,408,562             6,274,899         (745,394)

 Issuance of 58,922 shares of common stock upon
      exercise of warrants                                                    529,709
 Issuance of 173,693 shares of common stock upon
      exercise of stock options                                             1,157,825
 Issuance of 5,095 shares of common stock pursuant
      to Shareholder Investment Plan                                           53,497
 Principal payment on note payable by ESOP
 Cash dividends paid ($.25 per share)                                                              (933,269)
 Market value adjustment for investment securities
       available for sale (net of tax effect)                                                                      1,158,816
 Net income for 1995                                                                              3,072,559
                                                                         ------------           -----------       ----------

       BALANCES AT DECEMBER 31, 1995                                       22,149,593             8,414,189          413,422

 Issuance of 505,372 shares of common stock upon
      exercise of warrants                                                  4,543,294
 Issuance of 177,881 shares of common stock upon
      exercise of stock options                                             1,548,937
 Issuance of 16,967 shares of common stock pursuant to
      Shareholder Investment Plan                                             179,251
 Issuance of 409,403 shares of common stock upon
      payment of 10% stock dividend                                         6,550,448            (6,552,961)
 Principal payment on note payable by ESOP
 Cash dividends paid ($.33 per share)                                                            (1,346,782)
 Market value adjustment for investment securities
       available for sale (net of tax effect)                                                                       (376,471)
 Net income for 1996                                                                              4,635,620
                                                                         ------------           -----------       ----------
        BALANCES AT DECEMBER 31, 1996                                    $ 34,971,523           $ 5,150,066       $   36,951
                                                                         ============           ===========       ==========



                                                                                 Note
                                                                                Payable
                                                                                by ESOP              Total
                                                                             -------------       -------------
 Balances at January 1, 1994                                                 $   (228,654)       $  18,337,028
 Issuance of 742,980 shares of common stock in conjunction
      with acquisition of Financial Center Corporation--Note B                                       6,679,390
 Issuance of 33,080 shares of common stock upon exercise of
      stock options                                                                                    228,392
 Purchase of 10,000 shares of common stock by ESOP,
      financed by long-term debt                                                  (92,504)             (92,504)
 Principal payment on note payable by ESOP                                         97,403               97,403
 Cash dividends paid ($.25 per share)                                                                 (771,058)
 Market value adjustment for investment securities
      available for sale (net of tax effect)                                                          (840,020)
 Net income for 1994                                                                                 2,075,681
                                                                            -------------        -------------
       BALANCES AT DECEMBER 31, 1994                                             (223,755)          25,714,312


 Issuance of 58,922 shares of common stock upon
      exercise of warrants                                                                             529,709
 Issuance of 173,693 shares of common stock upon
      exercise of stock options                                                                      1,157,825
 Issuance of 5,095 shares of common stock pursuant
      to Shareholder Investment Plan                                                                    53,497
 Principal payment on note payable by ESOP                                        111,878              111,878
 Cash dividends paid ($.25 per share)                                                                 (933,269)
 Market value adjustment for investment securities
       available for sale (net of tax effect)                                                        1,158,816
 Net income for 1995                                                                                 3,072,559
                                                                            -------------        -------------

       BALANCES AT DECEMBER 31, 1995                                             (111,877)          30,865,327

 Issuance of 505,372 shares of common stock upon
      exercise of warrants                                                                           4,543,294
 Issuance of 177,881 shares of common stock upon
      exercise of stock options                                                                      1,548,937
 Issuance of 16,967 shares of common stock pursuant to
      Shareholder Investment Plan                                                                      179,251
 Issuance of 409,403 shares of common stock upon
      payment of 10% stock dividend                                                                     (2,513)
 Principal payment on note payable by ESOP                                        111,877              111,877
 Cash dividends paid ($.33 per share)                                                               (1,346,782)
 Market value adjustment for investment securities
       available for sale (net of tax effect)                                                         (376,471)
 Net income for 1996                                                                                 4,635,620
                                                                            -------------        -------------
        BALANCES AT DECEMBER 31, 1996                                       $           0        $  40,158,540
                                                                            =============        =============



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

CAPITOL BANCORP LTD. AND SUBSIDIARIES

                                                                                                    Year Ended December 31

                                                                                                   1996               1995
                                                                                            ----------------     --------------
 OPERATING ACTIVITIES
      Net income                                                                              $   4,635,620       $   3,072,559
      Adjustments to reconcile net income to net
         cash provided (used) by operating activities:
          Provision for loan losses                                                               1,195,757             838,830
          Depreciation of premises and equipment                                                    652,703             520,963
          Amortization of mortgage servicing rights                                                                     100,905
          Amortization of excess of cost over net assets of acquired subsidiaries                   192,907             251,596
          Net amortization of investment security premiums (accretion of discount)                 (266,610)              9,240
          Gain (loss) on sale of premises and equipment                                               7,394             (12,130)
          Deferred income taxes                                                                    (550,000)           (240,000)
      Originations and purchases of loans held for resale                                      (192,642,846)        (84,430,817)
      Proceeds from sales of loans held for resale                                              192,923,692          81,069,303
      Increase in accrued interest income and other assets                                       (1,301,151)           (171,994)
      Increase (decrease) in accrued interest on deposits and other liabilities                     503,127             789,785
                                                                                             --------------       -------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                                               5,350,593           1,798,240


 INVESTING ACTIVITIES
      Cash and cash equivalents of acquired subsidiaries
      Proceeds from sale of 51% interest in Amera Mortgage Corporation                                                  250,000
      Proceeds from sales of investment securities available for sale                             4,460,571             251,400
      Proceeds from maturities of investment securities available for sale                       39,742,019          14,207,785
      Purchases of investment securities available for sale                                     (56,881,766)        (15,239,503)
      Net increase in portfolio loans                                                           (74,456,584)        (42,259,737)
      Proceeds from sales of premises and equipment                                                  12,757              33,481
      Purchases of premises and equipment                                                        (3,656,443)           (657,565)
                                                                                              -------------       -------------
          NET CASH USED BY INVESTING ACTIVITIES                                                 (90,779,446)        (43,414,139)

 FINANCING ACTIVITIES
      Net increase (decrease) in demand deposits, NOW accounts
         and savings accounts                                                                    43,901,957             387,423
      Net increase in certificates of deposit                                                    51,976,646          60,249,566
      Net proceeds from (payments on) debt obligations                                           (2,100,000)            900,000
      Resources provided by minority interest                                                     4,730,553             391,372
      Net proceeds from issuance of common stock                                                  6,271,482           1,741,031
      Cash dividends paid and payments in lieu of
        fractional shares                                                                        (1,349,295)           (933,269)
                                                                                             --------------       -------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                                             103,431,343          62,736,123
                                                                                              -------------        ------------
          INCREASE IN CASH AND CASH EQUIVALENTS                                                  18,002,490          21,120,224
 Cash and cash equivalents at beginning of year                                                  45,330,828          24,210,604
                                                                                              -------------        ------------

          CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $  63,333,318        $ 45,330,828
                                                                                              =============        ============



                                                                                         Year Ended December 31

                                                                                                   1994
                                                                                              -------------
 OPERATING ACTIVITIES
      Net income                                                                             $   2,075,681
      Adjustments to reconcile net income to net
         cash provided (used) by operating activities:
          Provision for loan losses                                                                473,383
          Depreciation of premises and equipment                                                   519,322
          Amortization of mortgage servicing rights                                                399,289
          Amortization of excess of cost over net assets of acquired subsidiaries                  243,443
          Net amortization of investment security premiums (accretion of discount)                  89,439
          Gain (loss) on sale of premises and equipment                                             (9,337)
          Deferred income taxes                                                                   (178,000)
      Originations and purchases of loans held for resale                                      (91,138,172)
      Proceeds from sales of loans held for resale                                             119,311,816
      Increase in accrued interest income and other assets                                        (967,749)
      Increase (decrease) in accrued interest on deposits and other liabilities                   (945,944)
                                                                                             -------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                                             29,873,171


 INVESTING ACTIVITIES
      Cash and cash equivalents of acquired subsidiaries                                         1,027,266
      Proceeds from sale of 51% interest in Amera Mortgage Corporation
      Proceeds from sales of investment securities available for sale                               48,398
      Proceeds from maturities of investment securities available for sale                       9,978,763
      Purchases of investment securities available for sale                                    (13,505,475)
      Net increase in portfolio loans                                                          (33,568,525)
      Proceeds from sales of premises and equipment                                                 14,708
      Purchases of premises and equipment                                                         (369,342)
                                                                                             -------------
          NET CASH USED BY INVESTING ACTIVITIES                                                (36,374,207)

 FINANCING ACTIVITIES
      Net increase (decrease) in demand deposits, NOW accounts
         and savings accounts                                                                   (6,197,695)
      Net increase in certificates of deposit                                                   19,645,361
      Net proceeds from (payments on) debt obligations                                          (3,093,981)
      Resources provided by minority interest
      Net proceeds from issuance of common stock                                                   228,392
      Cash dividends paid and payments in lieu of
        fractional shares                                                                         (771,058)
                                                                                             -------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                                              9,811,019
                                                                                             -------------
          INCREASE IN CASH AND CASH EQUIVALENTS                                                  3,309,983
 Cash and cash equivalents at beginning of year                                                 20,900,621
                                                                                             -------------

         CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $  24,210,604
                                                                                             =============





 See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE A--SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION:
Capitol Bancorp Ltd. (the "Corporation") is a multibank holding company. Consolidated banking subsidiaries consist of the following:

                                                                             Percentage      Year Formed
                   Bank                             Location                   Owned         or Acquired
          -----------------------           --------------------------       ----------      -----------
          Ann Arbor Commerce Bank           Ann Arbor, Michigan                100%             1990
          Bank of Tucson                    Tucson, Arizona                     51%             1996
          Capitol National Bank             Lansing, Michigan                  100%             1982
          Grand Haven Bank                  Grand Haven, Michigan               85%             1995
          Macomb Community Bank             Clinton Township, Michigan          51%             1996
          Oakland Commerce Bank             Farmington Hills, Michigan         100%             1992
          Paragon Bank & Trust              Holland, Michigan                  100%             1994
          Portage Commerce Bank             Portage, Michigan                  100%             1990

 .     .     .     .     .     .     .     .     .     .     .     .     .     .

The banks provide a full range of banking services to individuals, businesses and other customers located in their respective communities. Each of the banks generally operates from a single location and focuses its activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. In addition, trust services are offered through Paragon Bank & Trust. The principal markets for the banks' financial services are the communities in which they are located and the areas immediately surrounding those communities. In addition to commercial banking units, mortgage banking activities are offered through Amera Mortgage Corporation, a 49% owned affiliate (effective March 31, 1995--see Note B), previously a wholly-owned subsidiary (formerly Mortgage Connection, Inc.).

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interest. Banks formed or otherwise acquired during 1994, 1995 and 1996 are included in the consolidated financial statements for periods after joining the consolidated group (see Note B). Certain 1995 and 1994 amounts have been reclassified to conform to the 1996 presentation.

ESTIMATES: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

LOANS HELD FOR RESALE: Loans held for resale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for resale are stated at the lower of cost or market.

INVESTMENT SECURITIES: Investment securities "available for sale" (generally most debt securities investments of the Corporation), are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect. All other investment securities are classified as held for long-term investment and are carried at amortized cost which approximates market value (see Note C). Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of the specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment. Credit risk arises from making loans and loan commitments in the ordinary course of business. Substantially all portfolio loans are made to borrowers in the banks' geographic areas. Consistent with the banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Corporation's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of loans approximate related costs incurred.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

EXCESS OF COST OVER NET ASSETS OF ACQUIRED SUBSIDIARIES: Goodwill, which relates primarily to acquisitions in 1994 and 1992, is amortized on a straight-line basis over various periods not to exceed 15 years. Management periodically reviews long-lived assets, including associated goodwill, for potential impairment based upon projected undiscounted net cash flows, when applicable, and the related amortization periods.

OTHER REAL ESTATE: Other real estate (included as a component of other assets and which, at December 31, 1996 and 1995 approximated $313,000 and $972,000, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

STOCK-BASED COMPENSATION: No stock-based compensation expense is recorded upon granting of stock options, because such stock options are accounted for under the provisions of Accounting Principles Board Opinion 25. Pro forma disclosure of alternative accounting recognition is made elsewhere herein.

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Corporation's banks is not included in the consolidated balance sheet because such property is not an asset of the banks or the Corporation. Trust fee income is recorded on the accrual method.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

FEDERAL INCOME TAXES: The Corporation and subsidiaries owned 80% or more by the Corporation file a consolidated federal income tax return. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE: Primary net income per share is based on the weighted average number of common shares outstanding and common stock equivalents (4,240,551 in 1996, 4,217,800 in 1995 and 3,397,035 in 1994, as restated for the Corporation's 1996 10% stock dividend--see Note I), using the treasury stock or modified treasury stock method, as applicable. Fully diluted net income per share for 1996 and 1995 is similarly based on the weighted average income of common shares and common stock equivalents, as adjusted for the additional dilutive effect of applying the closing share price at year end, if higher than the average for the year (fully diluted share base was 4,444,818 in 1996 and 4,343,828 in 1995).


NOTE B--CHANGES IN CONSOLIDATED GROUP

During 1996, two de novo banks became majority-owned subsidiaries of the Corporation. Bank of Tucson commenced operations on June 27, 1996 with total capitalization of $5.4 million, of which $2.7 million was invested by the Corporation. Macomb Community Bank commenced operations on September 18, 1996 with total capitalization of $4 million, of which $2 million was invested by the Corporation.

Effective May 1, 1995, the Corporation formed Grand Haven Bank, an 85% owned de novo subsidiary engaged in commercial banking in Grand Haven, Michigan. The Bank was previously operated as a branch of Paragon Bank & Trust. Grand Haven Bank was capitalized with $2.5 million.

On June 30, 1994, the Corporation completed a merger transaction with Financial Center Corporation ("FCC"), based in Holland, Michigan. Under the terms of the merger agreement, FCC became a wholly-owned subsidiary of Capitol Bancorp Ltd. in an exchange of Capitol Bancorp common stock and warrants for all of the outstanding common stock of FCC. FCC's principal operating unit consisted of Paragon Bank & Trust, a community bank also based in Holland, with a branch location in neighboring Grand Haven. Total assets of FCC approximated $50 million at the merger date. The FCC merger transaction has been accounted for under the purchase method of accounting. Accordingly, its operations are included in the Corporation's consolidated financial statements for periods after the effective date of the merger.

Effective March 31, 1995, the Corporation sold a 51% interest in Mortgage Connection, Inc. ("MCI", previously a wholly-owned mortgage banking subsidiary acquired in 1992 and engaged in the origination, sale and servicing of residential mortgage loans) to an individual for a combination of cash ($250,000) and notes approximating $1,200,000. The amount of the notes due from the purchaser is in addition to the Corporation's investment in and advances to the mortgage unit ($2,831,000 at December 31, 1996). Under the terms of the sale transaction, the majority owner of the mortgage unit (subsequently its President and CEO) appoints a majority of its board of directors. Under certain circumstances, the majority owner and the Corporation each have the right to purchase the other party's interest in the mortgage company.

MCI subsequently changed its name to Amera Mortgage Corporation. For periods after March 31, 1995, the Corporation's remaining investment in Amera Mortgage Corporation (49%) is accounted for under the equity method for the pro rata share of the mortgage company's net income or loss.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE C--INVESTMENT SECURITIES

Investment securities consisted of the following:

                                                                     December 31
                                                         1996                         1995
                                             -----------------------------  ---------------------------
                                                               Estimated                    Estimated
                                               Amortized         Market        Amortized       Market
                                                 Cost            Value           Cost          Value
                                             -----------------------------  ---------------------------
Available for sale:
     United States Treasury securities        $18,370,254     $18,472,498   $17,527,687    $17,876,320
     United States government
       agency securities                       27,791,852      27,748,332    15,317,683     15,682,563
     States and political subdivisions            100,000         100,118       250,000        249,896
     Corporate bonds                              300,543         300,468       739,075        737,033
                                              -----------     -----------   -----------    -----------
                                               46,562,649      46,621,416    33,834,445     34,545,812
Held for long-term investment:
     Federal Reserve Bank stock                   115,900         115,900       115,900        115,900
     Federal Home Loan Bank stock                 984,100         984,000       664,000        664,000
     Corporate stock                            1,003,264       1,003,000     1,003,264      1,003,000
                                              -----------     -----------   -----------    -----------
                                                2,103,264       2,102,900     1,783,164      1,782,900
                                              -----------     -----------   -----------    -----------
                                              $48,665,913     $48,724,316   $35,617,609    $36,328,712
                                              ===========     ===========   ===========    ===========


At December 31, 1996, securities with a market value approximating $5,004,000 were pledged to secure public and trust deposits and for other purposes as required by law.

Gross unrealized gains and losses of investment securities available for sale were as follows:


                                                                           December 31
                                                               1996                          1995
                                                      -------------------------    -----------------------
                                                         Gains          Losses        Gains        Losses
                                                      ----------     ----------    ----------    ---------
         United States Treasury securities             $ 125,666     $   23,422     $ 353,937    $   5,304
         United States government agency securities       60,062        103,582       411,339       46,459
         States and political subdivisions                   118                           94          198
         Corporate bonds and other                                           75           973        3,015
                                                       ---------      ---------     ---------    ---------
                                                       $ 185,846      $ 127,079     $ 766,343    $  54,976
                                                       =========      =========     =========    =========

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE C--INVESTMENT SECURITIES--CONTINUED

Scheduled maturities of investment securities held as of December 31, 1996 were as follows:

                                                                              Estimated
                                                      Amortized                 Market
                                                       Cost                     Value
                                                    ------------             ------------
         Due in one year or less                    $ 14,998,724             $ 15,006,297
         After one year, through five years           27,085,270               27,175,028
         After five years, through ten years           4,365,189                4,330,781
         After ten years                                 113,466                  109,310
         Securities held for long-term
           investment, without stated maturities       2,103,264                2,102,900
                                                    ------------             ------------
                                                    $ 48,665,913             $ 48,724,316
                                                    ============             ============

NOTE D--LOANS

Transactions in the allowance for loan losses are summarized below:

                                                       1996             1995             1994
                                                    -----------      -----------      -----------
         Balance at January 1                       $ 3,687,000      $ 3,220,000      $ 2,500,000
         Allowance of acquired bank                                                       515,000
         Provision charged to operations              1,195,757          838,830          473,383
         Loans charged off (deduction)                 (437,648)        (594,073)        (384,783)
         Recoveries                                     132,891          222,243          116,400
                                                    -----------      -----------      -----------
               Balance at December 31               $ 4,578,000      $ 3,687,000      $ 3,220,000
                                                    ===========      ===========      ===========


Certain commercial loans are enrolled in a loan program sponsored by the State of Michigan. Under that program, the governmental unit shares loss exposure on such loans by funding reserves which are placed as deposits at the banks.
Loans participating in this program and related reserves approximated $13,901,000 and $1,551,000, respectively, at December 31, 1996 ($11,891,000 and
$1,153,000, respectively, at December 31, 1995). Such reserve amounts are separate and excluded from the allowance for loan losses.

At December 31, 1996 and 1995, impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE E--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following:


                                                            December 31
                                                        1996             1995
                                                    -----------      -----------
         Land, buildings and improvements           $ 2,596,775      $ 1,094,409
         Leasehold improvements                       1,051,938          514,529
         Equipment and furniture                      4,569,380        3,113,143
                                                    -----------      -----------
                                                      8,218,093        4,722,081
         Less accumulated depreciation               (2,796,785)      (2,284,362)
                                                    -----------      -----------

                                                    $ 5,421,308      $ 2,437,719
                                                    ===========      ===========

The Corporation and certain subsidiaries rent office space under operating leases. Rent expense (net of sublease income) under these lease agreements approximated $614,000, $559,000 and $590,000 (including rent expense of $222,000, $209,000 and $272,000 under leases with related parties) for the years ended December 31, 1996, 1995 and 1994, respectively. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996 aggregate $2,504,000 due as follows: $564,000 in 1997, $375,000 in 1998,
$289,000 in 1999, $297,000 in 2000, $236,000 in 2001 and $743,000 thereafter.


NOTE F--INCOME TAXES

Federal income taxes consist of the following components:

                                                        1996             1995             1994
                                                     ----------       ----------       ----------
         Current                                     $2,795,000       $1,975,000       $1,338,000
         Deferred credit                               (550,000)        (240,000)        (178,000)
                                                     ----------       ----------       ----------

                                                     $2,245,000       $1,735,000       $1,160,000
                                                     ==========       ==========       ==========

Federal income taxes paid during 1996, 1995 and 1994 approximated $2,451,000, $1,831,000 and $902,000, respectively.

Differences between federal income tax expense recorded and amounts computed using the statutory tax rate are reconciled below:

                                                        1996           1995              1994
                                                   ------------   ------------      -------------
         Federal income tax computed at
           statutory rate of 34%                   $  2,339,000     $ 1,635,000       $ 1,100,000
         Tax effect of:
                 Amortization of goodwill                66,000          86,000            83,000
                 Other                                 (160,000)         14,000           (23,000)
                                                   ------------     -----------       -----------
                                                   $  2,245,000     $ 1,735,000       $ 1,160,000
                                                   ============     ===========       ===========


CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE F--INCOME TAXES--CONTINUED

Net deferred income tax assets consisted of the following:

                                                                               December 31
                                                                        1996                1995
                                                                      ----------         ----------
         Allowance for loan losses                                    $1,374,000         $1,001,000
         Deferred compensation                                           274,000            207,000
         Market value adjustment for investment
           securities available for sale                                 (20,000)          (242,000)
         Other, net                                                      158,000             76,000
                                                                      ----------         ----------
                                                                      $1,786,000         $1,042,000
                                                                      ==========         ==========

NOTE G--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Corporation's banking subsidiaries make loans to officers and directors of the Corporation and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 1996 and 1995, total loans to these persons approximated $14,727,000 and $9,932,000, respectively. During 1996, $10,725,000 of new loans were made to these persons and repayments totalled $5,930,000. Such loans are made at the banking subsidiaries' normal credit terms.

Such officers and directors of the Corporation (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries. Such deposits are similarly made at the banks' normal terms as to interest rate, term and deposit insurance.

NOTE H--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $77,566,000, and $60,196,000 as of December 31, 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities of such time deposits were as follows:

                          1997                        $67,317,000
                          1998                          6,569,000
                          1999                          2,444,000
                          2000                            547,000
                          2001 and thereafter             689,000
                                                      -----------

                                    Total             $77,566,000
                                                      ===========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE I--COMMON STOCK, WARRANTS AND STOCK OPTIONS

On December 31, 1996, the Corporation issued a 10% stock dividend. All per-share data has been restated to reflect the stock dividend as if it had occurred at the beginning of the periods presented.

At December 31, 1996, 162,244 warrants were outstanding which were issued in conjunction with a 1994 merger transaction (see Note B). Each warrant enables the holder thereof to purchase one share of common stock at $8.17272 per share (as adjusted for the 1996 stock dividend) and expires on June 30, 1997.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE I--COMMON STOCK, WARRANTS AND STOCK OPTIONS--CONTINUED

Stock options have been granted to three executive officers which provide for the purchase of shares of common stock. Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date, expire seven years after grant, and are currently exercisable. Under the terms of an employment agreement with a certain director and executive officer of the Corporation, options granted thereunder shall be increased when the Corporation issues additional shares so that such options granted equal 15% of outstanding shares prior to exercise. In addition, certain other stock options resulted from a 1994 merger transaction. Stock option activity is summarized as follows:

                                               Number of
                                                Options                                 Weighted Average
                                              Outstanding     Exercise Price Range       Exercise Price
                                             --------------  -----------------------   -------------------
         Outstanding at January 1, 1995             615,731     $  .36 to  $   9.50         $   7.07
           Granted in 1995                           41,941       8.25 to     10.50             9.68
           Exercised in 1995                       (173,693)       .36 to      7.14             5.27
                                               ------------
         Outstanding at December 31, 1995           483,979       6.28 to     10.50             7.91

           Granted in 1996                          198,251      10.19 to     16.25            13.01
           Exercised in 1996                       (177,881)      6.28 to      7.27             6.87
           Expired in 1996                             (280)                   7.14             7.14
                                               ------------
         Outstanding at December 31, 1996           504,069       6.49 to     16.25            10.28
                                               ============


As of December 31, 1996, stock options outstanding had a weighted average remaining contractual life of 4.9 years.

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", establishes a fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. However, as permitted by SFAS No. 123, the Corporation has elected to continue to account for its stock options under the earlier accounting standard, and therefore, has not recognized compensation expense. By electing this alternative, certain pro forma disclosures of the expense recognition provisions are required. Under the fair value method of accounting, 1996 net income and fully diluted earnings per share would have been $4.1 million and $.92, respectively. The fair value of the options was estimated at the grant dates using an option pricing model with the following weighted average assumptions: risk-free interest rate of 6.4%, dividend yield of 3.0%, stock price volatility of .32 and an expected option life of 7 years. The pro forma effect of applying the fair value method was not material to 1995 reported results.


NOTE J--EMPLOYEE RETIREMENT PLANS

The Corporation has a contributory employee retirement savings 401(k) plan which covers substantially all full-time employees of the Corporation and 80% or more owned subsidiaries over age 21. The Plan provides for contributions by the Corporation in amounts determined annually by the board of directors. Eligible employees may also make voluntary contributions to the Plan. Contributions to the Plan charged to expense for the years ended December 31, 1996, 1995 and 1994 were $88,000, $84,000 and $33,500, respectively.

The Corporation also has a defined contribution employee stock ownership plan ("ESOP") which covers substantially all employees

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE J--EMPLOYEE RETIREMENT PLANS-- CONTINUED

of the Corporation and 80% or more owned subsidiaries. Common stock purchases by the ESOP were financed by long-term debt (debt retired in 1996). ESOP contributions charged to expense in 1996, 1995 and 1994 approximated $131,000, $130,000 and $116,000 (including ESOP note payable interest of $8,400, $19,000 and $19,000), respectively.


NOTE K--DEBT OBLIGATIONS

Debt obligations consisted of the following:

                                                                              December 31
                                                                          1996            1995
                                                                       ----------      ----------
         Short-term borrowings from Federal Home Loan Bank             $3,000,000      $3,000,000
         Notes payable to unaffiliated bank                             3,500,000       5,600,000
         ESOP note payable to unaffiliated bank                                           111,877
                                                                       ----------      ----------
                                                                       $6,500,000      $8,711,877
                                                                       ==========      ==========

Short-term borrowings from Federal Home Loan Bank represent advances secured by certain portfolio residential real estate mortgage loans. These borrowings bear interest at various rates (5.84% at December 31, 1996) and are due at varying dates in 1997.

Notes payable to unaffiliated bank represent borrowings under lines of credit aggregating up to $10 million. Under the terms of these credit facilities, up to $8 million is convertible into a term loan due in quarterly principal installments based on an eight-year amortization (plus interest at 7.5%). The remaining $2 million facility is a one-year revolving credit agreement which bears interest at prime rate (8.25% at December 31, 1996), payable quarterly. These credit facilities require the Corporation, among other things, to maintain certain minimum levels of capital, rates of return on assets and other ratios or requirements and are secured by the common stock of certain bank subsidiaries. Interest paid under these credit facilities approximated $342,000 in 1996, $474,000 in 1995 and $376,000 in 1994.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE L--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows (in thousands):


                                                                   December 31

                                                        1996                         1995
                                              --------------------------    -------------------------
                                                              Estimated                    Estimated
                                                Carrying         Fair         Carrying       Fair
                                                Value           Value          Value        Value
                                              -----------     ----------    ----------     ----------
Financial Assets:
     Cash and cash equivalents                 $  63,333      $   63,333    $   45,331     $   45,331
     Loans held for resale                         6,749           6,749         7,030          7,030
      Investment securities:
       Available for sale                         46,622          46,622        34,546         34,546
       Held for long-term investment               2,103           2,103         1,783          1,783
                                              ----------      ----------    ----------     ----------
                                                  48,725          48,725        36,329         36,329
      Portfolio loans:
       Fixed rate                                212,286         212,341       152,301        152,702
       Variable rate                             145,337         145,330       131,170        132,908
                                               ---------       ---------    ----------      ---------
               Total portfolio loans             357,623         357,671       283,471        285,610
     Less allowance for loan losses               (4,578)         (4,578)       (3,687)        (3,687)
                                              ----------      ----------   -----------     ----------
       Net portfolio loans                       353,045         353,093       279,784        281,923

Financial liabilities:
  Deposits:
     Noninterest-bearing deposits                 62,766          62,766        43,797         43,797
     Interest-bearing deposits:
         Demand accounts                         119,096         119,415        93,780         94,291
         Time certificates of deposit less
           than $100,000                         176,738         176,733       142,514        143,827
         Time certificates of deposit of
           $100,000 or more                       77,566          77,579        60,196         60,471
                                               ---------       ---------     ---------      ---------
               Total interest-bearing deposits   373,400         373,727       296,490        298,589
                                               ---------       ---------     ---------      ---------
               Total deposits                    436,166         436,493       340,287        342,386
  Debt obligations                                 6,500           6,500         8,712          8,712

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE M--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers when certain specified future events occur and are used infrequently by the banks ($6,338,000 and $3,493,000 outstanding at December 31, 1996 and 1995, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($83,565,000 and $59,646,000 at December 31, 1996 and 1995, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks' normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

The Corporation's banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balances required as of December 31, 1996 and 1995 were $1,463,000 and $1,044,000, respectively.


NOTE N--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to the Corporation in the form of cash dividends, loans or advances. Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities. Substantially all of the remaining net assets of the subsidiaries are restricted as to payments to the Corporation.

Each bank and the Corporation are subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies. Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on `Tier I' and `Tier II' capital and `risk-weighted assets' as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by regulatory agencies with regard to components, risk weighting and other factors.

As of December 31, 1996, the most recent notifications received by the banks from regulatory agencies have advised that the banks are classified as "well capitalized" as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the banks.

Management believes, as of December 31, 1996, that the Corporation and the banks meet all capital adequacy requirements to which the entities are subject.

The following table summarizes the amounts (in thousands) and related ratios of the individual banks' and consolidated regulatory capital position as of December 31, 1996 and 1995:

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE N--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
REQUIREMENTS--CONTINUED

                                      Ann Arbor       Bank        Capitol         Grand        Macomb       Oakland        Paragon
                                      Commerce         of         National        Haven       Community     Commerce       Bank &
                                        Bank         Tucson         Bank          Bank          Bank          Bank          Trust
                                      ----------    ---------     --------       --------     ----------   -----------     --------
December 31, 1996
-----------------
Total Capital to Total Assets:
  Actual Amount                        $ 6,655       $5,189         $ 8,020      $2,809          $3,587       $5,434        $4,484
     Ratio                                6.30%       30.04%          7.69%        8.58%          23.73%        7.64%         7.03%
  Minimum Required Amount             >$ 4,226      >$1,382       > $ 4,170     >$2,618        > $1,210      >$2,844       >$2,550
                                      -             -             -             -              -             -             -
     Ratio(1)                         >   4.00%     >  8.00%      >   4.00%     >  8.00%       >   8.00%     >  4.00%      >  4.00%
                                      -             -             -             -              -             -             -
Tier I Capital to Risk-Weighted
      Assets:
  Actual Amount                        $ 6,657       $5,199         $8,035       $2,638          $3,588       $5,438        $4,414
     Ratio                                8.79%       67.12%         10.37%       11.82%          49.73%       10.10%         8.88%
  Minimum Required Amount             >$ 3,028      >$  310       > $3,100      >$  893        > $  289      >$2,154       >$1,988
                                      -             -             -             -              -             -             -
     Ratio                            >   4.00%     >  4.00%      >   4.00%     >  4.00%       >   4.00%     >  4.00%      >  4.00%
                                      -             -             -             -              -             -             -
Combined Tier I and Tier II Capital
      To Risk-Weighted Assets:
  Actual Amount                        $ 7,605       $5,248         $9,005       $2,940          $3,647       $6,093        $4,977
     Ratio                               10.05%       67.76%         11.62%       13.18%          50.55%       11.32%        10.01%
  Minimum Required Amount             >$ 6,057      >$  620       > $6,200      >$1,785        > $  577      >$4,308       >$3,977
                                      -             -             -             -              -             -             -
     Ratio                            >   8.00%     >  8.00%      >   8.00%     >  8.00%       >   8.00%     >  8.00%      >  8.00%
                                      -             -             -             -              -             -             -
  Amount Required to Meet
      "Well-Capitalized" Category     >$ 7,571      >$  775       > $7,751      >$2,231          $  722      >$5,384       >$4,971
                                      -             -             -             -                            -             -
     Ratio                            >  10.00%     > 10.00%      >  10.00%     > 10.00%       >  10.00%     > 10.00%      > 10.00%
                                      -             -             -             -              -             -             -


                                           Portage       Capitol
                                           Commerce      Bancorp
                                            Bank           Ltd.        Consolidated
                                          ----------    ----------     ------------
December 31, 1996
-----------------
Total Capital to Total Assets:
   Actual Amount                           $ 5,248       $40,159          $40,159
     Ratio                                    7.11%        87.98%            8.16%
   Minimum Required Amount                >$ 2,951       >$1,826         >$19,691
                                          -              -               -
     Ratio(1)                             >   4.00%      >  4.00%        >   4.00%
                                          -              -               -
Tier I Capital to Risk-Weighted
      Assets:
  Actual Amount                            $ 5,265       $37,775          $42,506
     Ratio                                    9.56%        90.15%           11.91%
  Minimum Required Amount                 >$ 2,204       >$1,676         >$14,178
                                          -              -               -
     Ratio                                >   4.00%      >  4.00%        >   4.00%
                                          -              -               -
Combined Tier I and Tier II Capital
      To Risk-Weighted Assets:
  Actual Amount                            $ 5,955       $36,715          $45,645
     Ratio                                   10.81%        87.62%           12.88%
  Minimum Required Amount                 >$ 4,407       >$3,352          $28,356
                                          -              -
     Ratio                                >   8.00%      >  8.00%        >   8.00%
                                          -              -               -
  Amount Required to Meet
      "Well-Capitalized" Category         >$ 5,509       >   n/a         >$35,446
                                          -              -               -
     Ratio                                >  10.00%      >   n/a         >  10.00%
                                          -              -               -
                                          Ann Arbor        Bank          Capitol        Grand     Macomb     Oakland       Paragon
                                          Commerce          of           National       Haven   Community    Commerce      Bank &
                                            Bank          Tucson           Bank         Bank       Bank        Bank        Trust
                                         ----------      ---------       --------     --------  ----------  ----------    --------
December 31, 1995
-----------------
Total Capital to Total Assets:
   Actual Amount                           $ 4,981           n/a           $7,234       $2,647       n/a     $5,192        $5,068
     Ratio                                    6.46%          n/a             7.39%       11.59%      n/a       8.46%         9.11%
   Minimum Required Amount                >$ 3,038           n/a         > $3,905      >$1,674       n/a    >$2,459       >$2,243
                                          -                              -             -                    -             -
     Ratio(1)                             >   4.00%          n/a         >   4.00%     >  8.00%      n/a    >  4.00%      >  4.00%
                                          -                              -             -                    -             -
Tier I Capital to Risk-Weighted
      Assets:
   Actual Amount                           $ 4,905           n/a           $7,212       $2,426       n/a     $5,201        $5,110
     Ratio                                    8.78%          n/a            10.11%       16.69%      n/a      11.48%        12.00%
   Minimum Required Amount                >$ 2,234           n/a         > $2,854      >$  582       n/a    >$1,812       >$1,703
                                          -                              -             -                    -             -
     Ratio                                >   4.00%          n/a         >   4.00%     >  4.00%      n/a    >  4.00%      >  4.00%
                                          -                              -             -                    -             -
Combined Tier I and Tier II Capital
      To Risk-Weighted Assets:
   Actual Amount                           $ 5,603           n/a           $8,270       $2,581       n/a     $5,753        $5,604
     Ratio                                   10.03%          n/a            11.59%       17.75%      n/a      12.70%        13.16%
   Minimum Required Amount                >$ 4,469           n/a         > $5,707      >$1,163       n/a    >$3,624       >$3,406
                                          -                              -             -                    -             -
     Ratio                                >   8.00%          n/a         >   8.00%     >  8.00%      n/a    >  8.00%      >  8.00%
                                          -                              -             -                    -             -
  Amount Required to Meet
      "Well-Capitalized" Category         >$ 5,586           n/a         > $7,134      >$1,454       n/a    >$4,530       >$4,257
                                          -                              -             -                    -             -
     Ratio                                >  10.00%          n/a         >  10.00%     > 10.00%      n/a    > 10.00%      > 10.00%
                                          -                              -             -                    -             -

                                          Portage       Capitol
                                          Commerce      Bancorp
                                           Bank           Ltd.        Consolidated
                                         ----------    ----------     ------------
December 31, 1995
-----------------
Total Capital to Total Assets:
  Actual Amount                            $ 4,729       $30,865          $30,865
     Ratio                                    7.38%        72.27%            7.16%
  Minimum Required Amount                 >$ 2,561      >$ 1,522         >$15,363
                                          -             -                -
     Ratio(1)                             >   4.00%     >   4.00%        >   4.00%
                                          -             -                -
Tier I Capital to Risk-Weighted
      Assets:
  Actual Amount                            $ 4,723       $27,492          $27,492
     Ratio                                   10.20%        80.02%            9.80%
  Minimum Required Amount                 >$ 1,853      >$ 1,374         >$11,224
                                          -             -                -
     Ratio                                >   4.00%     >   4.00%        >   4.00%
                                          -             -                -
Combined Tier I and Tier II Capital
      To Risk-Weighted Assets:
  Actual Amount                            $ 5,302       $27,071          $30,607
     Ratio                                   11.45%        78.79%           10.91%
  Minimum Required Amount                 >$ 3,706      >$ 2,749         >$22,448
                                          -             -                -
     Ratio                                >   8.00%     >   8.00%        >   8.00%
                                          -             -                -
  Amount Required to Meet
      "Well-Capitalized" Category         >$ 4,632      >  n/a           >$28,060
                                          -             -                -
     Ratio                                >  10.00%     >  n/a           >  10.00%
                                          -             -                -


(1) As a condition of charter approval, certain de novo banks (Bank of Tucson, Grand Haven Bank and Macomb Community Bank) are required to maintain a ratio of capital to total assets of not less than 8% for the first three years of operations.

CAPITOL BANCORP LTD. AND SUBSIDIARIES

NOTE O--PARENT COMPANY FINANCIAL INFORMATION


CONDENSED BALANCE SHEETS

                                                                                December 31
                                                                          1996            1995
                                                                     -------------   -------------
 ASSETS
          Cash on deposit with subsidiary banks                      $       8,980   $      70,249
          Money market funds on deposit with subsidiary banks              323,178         167,460
          Investment securities held for long-term investment              293,264         293,264
          Investment in subsidiaries                                    36,641,909      29,337,602
          Notes receivable                                               1,152,500       1,200,000
          Investment in and advances to Amera Mortgage
              Corporation                                                2,830,761       3,076,984
          Equipment and furniture, net                                     138,317         123,500
          Excess of cost over net assets of acquired subsidiaries        2,347,256       2,540,163
          Other assets                                                   1,911,447       1,230,345
                                                                     -------------   -------------

                  TOTAL ASSETS                                       $ 45,647,612    $ 38,039,567
                                                                     ============    ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
          Accounts payable, accrued expenses and other
            liabilities                                               $  1,989,072    $  1,462,363
          Debt obligations payable to unaffiliated entities              3,500,000       5,711,877
                  Total liabilities                                   ------------    ------------
                                                                         5,489,072       7,174,240
          Stockholders' equity                                          40,158,540      30,865,327
                                                                      ------------    ------------

                  TOTAL LIABILITIES AND
                    STOCKHOLDERS' EQUITY
                                                                      $ 45,647,612    $ 38,039,567
                                                                      ============    ============



CONDENSED STATEMENTS OF INCOME

                                                                                           Year Ended December 31

                                                                             1996                   1995                1994
                                                                        --------------         --------------      -------------
 Income:
          Dividends from subsidiaries                                   $   2,690,000          $  2,375,000        $  1,175,000
          Intercompany fees                                                 2,045,901             1,415,760           1,184,100
          Interest                                                            182,127               173,460              73,812
          Other                                                               312,197               (91,419)             19,297
                                                                        -------------          ------------        -------------
                  Total income                                              5,230,225             3,872,801           2,452,209
 Expenses:
          Interest                                                            386,145               485,865             431,885
          Salaries and employee benefits                                    1,546,195             1,005,238             987,230
          Occupancy                                                           109,469                97,809             100,985
          Amortization, equipment rent and depreciation                       707,779               525,204             382,267
          Other                                                               653,273               485,801             372,173
                                                                        -------------          ------------        ------------
                  Total expenses                                            3,402,861             2,599,917           2,274,540
                                                                        -------------          ------------        ------------
                                                                            1,827,364             1,272,884             177,669
 Equity in undistributed net earnings of consolidated
        subsidiaries                                                        2,479,256             1,503,675           1,558,012
 Federal income taxes (credit)                                               (329,000)             (296,000)           (340,000)
                                                                        -------------          ------------        ------------

                  NET INCOME                                            $   4,635,620          $  3,072,559        $  2,075,681
                                                                        =============          ============        ============

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE O--PARENT COMPANY FINANCIAL INFORMATION--CONTINUED

STATEMENTS OF CASH FLOWS

                                                                                           Year Ended December 31

                                                                                   1996              1995             1994
                                                                              -------------     -------------    --------------
 OPERATING ACTIVITIES
          Net income                                                           $4,635,620        $ 3,072,559       $ 2,075,681
          Adjustments to reconcile net income to net cash
            provided (used) by operating activities:
                  Equity in undistributed net earnings of subsidiaries          (2,479,256)       (1,503,675)       (1,558,012)
                  Depreciation and amortization                                    255,202           280,967           188,923
                  Loss (gain) on sale of equipment and furniture                       168            (8,394)
          Decrease (increase) in notes and accounts receivable
            due from subsidiaries                                                                  2,500,175          (152,947)
          Decrease (increase) in other assets                                     (681,101)       (2,915,387)          194,379
          Increase (decrease) in accounts payable, accrued
            expenses and other liabilities                                         526,709           884,980          (785,664)
                                                                              ------------       -----------       -----------
                  NET CASH PROVIDED (USED) BY
                     OPERATING ACTIVITIES                                        2,257,342         2,311,225           (37,640)

 INVESTING ACTIVITIES
          Net cash investment in subsidiaries                                   (5,201,523)       (2,369,784)       (1,575,439)
          Proceeds from sale of 51% interest in Amera Mortgage Corporation                           250,000
          Net decrease in note receivable due from Amera
            Mortgage Corporation                                                   293,723
          Purchases of investment securities                                                         (96,600)
          Proceeds from sales of equipment and furniture                             3,952            14,226               960
          Purchases of equipment and furniture                                     (81,232)          (38,040)          (21,879)
                                                                              ------------       -----------       -----------
                  NET CASH USED BY INVESTING ACTIVITIES                         (4,985,080)       (2,240,198)       (1,596,358)

 FINANCING ACTIVITIES
          Net proceeds from (payments on) debt obligations                      (2,100,000)       (1,100,000)        2,049,734
          Net proceeds from issuance of common stock                             6,271,482         1,741,031           228,392
          Cash dividends paid and payments in lieu of fractional shares         (1,349,295)         (933,269)         (771,058)
                                                                              ------------       -----------       -----------
                  NET CASH PROVIDED (USED) BY
                     FINANCING ACTIVITIES                                        2,822,187          (292,238)        1,507,068
                                                                              ------------       -----------       -----------

                  INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                                                        94,449          (221,211)         (126,930)
 Cash and cash equivalents at beginning of year                                    237,709           458,920           585,850
                                                                              ------------       -----------        ----------


 CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $    332,158       $   237,709       $   458,920
                                                                              ============       ===========       ===========

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE P--COMPOSITION OF BUSINESS ACTIVITIES

The Corporation and its subsidiaries are engaged in a single business--banking. Certain agencies have, however, suggested that bank holding companies engaged in certain related activities, such as mortgage banking, are engaged in more than one business "segment" for financial reporting purposes, even though such activities are deemed by other regulatory agencies as being not a separate or distinct "segment". Selected financial data regarding the composition of the Corporation's business activities are as follows:

                                                                   Business Activity
                                                   ---------------------------------------------
                                                    Commercial        Mortgage       Corporate
                                                     Banking         Banking(a)      and Other     Consolidated
                                                  ---------------  ---------------  ------------  --------------

 Revenues--Interest and noninterest income:
          1996                                    $  37,869,240     $   (131,223)    $  446,144    $  38,184,161
          1995                                       31,052,123          466,351       (232,310)      31,286,164
          1994                                       21,934,971        2,223,297        (89,987)      24,068,281

 Operating income (loss) before amortization:
          1996                                        7,601,377         (131,223)      (396,627)       7,073,527
          1995                                        6,226,453          (16,314)    (1,050,079)       5,160,060
          1994                                        5,047,395         (282,595)      (886,387)       3,878,413

 Income (loss) before income taxes:
          1996                                        7,601,377         (131,223)      (589,534)       6,880,620
          1995                                        6,226,453         (145,371)    (1,273,523)       4,807,559
          1994                                        5,047,395         (794,492)    (1,017,222)       3,235,681

 Identifiable assets at December 31:
          1996                                      483,651,036        2,830,761      5,781,547      492,263,344
          1995                                      376,058,079        3,076,984      4,934,662      384,069,725
          1994                                      309,513,210        5,479,016      1,320,216      316,312,442

 Depreciation and amortization:
          1996                                          590,408                         255,202          845,610
          1995                                          442,200          150,061        281,203          873,464
          1994                                          375,442          596,273        190,339        1,162,054

 Capital expenditures:
          1996                                        3,575,211                          81,232        3,656,443
          1995                                          618,985              540         38,040          657,565
          1994                                          329,224           19,199         20,919          369,342

(a) Effective March 31, 1995, the Corporation sold a majority interest in Amera Mortgage Corporation (formerly Mortgage Connection, Inc., acquired in 1992); for periods after March 31, 1995, the Corporation's remaining investment (49%) has been accounted for under the equity method (see Note B).

                              CAPITOL BANCORP LTD.

                           BOARD OF DIRECTORS
                                                              OFFICERS OF THE CORPORATION
             LOUIS G. ALLEN
             Private Banker                           JOSEPH D. REID                   LEE W. HENDRICKSON
             Bank of Bloomfield Hills                 Chairman, President and CEO      Vice President
                                                                                       and Chief Financial Officer
             PAUL R. BALLARD                          DAVID O'LEARY
             President and CEO                        Secretary                        CHARLES J. MCDONALD
             Portage Commerce Bank                                                     Vice President
                                                      ROBERT C. CARR
             DAVID L. BECKER                          Executive Vice President         LINDA D. PAVONA
             President                                  and Treasurer                  Vice President
             Becker Insurance Agency, P.C.
                                                      PAUL R. BALLARD                  MARIE D. WALKER
             ROBERT C. CARR                           Executive Vice President         Vice President and Controller
             President and CEO
             Capitol National Bank                    DAVID K. POWERS                  FREDRICK H. WISSER
                                                      Senior Vice President            Vice President
             DOUGLAS E. CRIST
             President                                JOHN C. SMYTHE
             Developers of SW Florida, Inc.           Senior Vice President

             RICHARD G. DORNER
             President and CEO                        SHAREHOLDER INFORMATION
             Ann Arbor Commerce Bank                  CORPORATE OFFICE
                                                      One Business & Trade Center
             GARY A. FALKENBERG, D.O.                 200 Washington Square North
             Physician                                Lansing, Michigan  48933
                                                      (517) 487-6555
             JOEL I. FERGUSON
             President                                ANNUAL MEETING
             WLAJ TV 53, Inc.                         The 1997 Annual Meeting of Capitol Bancorp Ltd. will be held on
                                                      Thursday, May 1, 1997 at 4:00 p.m. at the Lansing Center, 333 E.
                                                      Michigan Avenue, Lansing, Michigan.
             KATHLEEN A. GASKIN
             Associate Broker/State Appraiser
             Tomie Raines, Inc. Realtors              SHAREHOLDER INVESTMENT PLAN
                                                      Capitol Bancorp Ltd. offers its shareholders an easy and affordable way to invest in Capitol Bancorp Ltd. common stock through the  Shareholder
                                                      Investment Program.  The Program's benefits include features such as
             H. NICHOLAS GENOVA                       reinvestment of dividends in additional common stock, direct deposit of
             Chairman and CEO                         dividends, ability to purchase as little as $50 in common stock as
             Washtenaw News Co., Inc.                 frequently as once a month, and the option to make transfers or gifts of
                                                      Capitol Bancorp Ltd. common stock to another person free of charge.
             LEWIS D. JOHNS                           Participation in the Program is voluntary, and all shareholders are
             President                                eligible.  Purchases under the Program are not currently subject to any
             Mid-Michigan Investment Company          brokerage fees or commissions.  For further information regarding the
                                                      Capitol Bancorp Ltd. Shareholder Investment Program or a copy of the Program
             MICHAEL L. KASTEN                        prospectus, informational brochure and enrollment materials contact UMB
             Managing Partner                         Bank, n.a. at (800) 884-4225 or Capitol Bancorp Ltd. at (517) 487-6555.
             Kasten Investments, L.L.C.

             JAMES R. KAYE
             President and CEO                        STOCK TRADING INFORMATION
             Oakland Commerce Bank                    Common stock of Capitol Bancorp Ltd. trades on the Nasdaq National Market tier of The Nasdaq Stock MarketSM under the trading symbol "CBCL".
             LEONARD MAAS
             President                                The following brokerage firms make a market in the common stock of Capitol
             Gillisse Construction Company            Bancorp Ltd.:

             LYLE W. MILLER                           Robert W. Baird & Co., Inc.       Howe Barnes Investments, Inc.
             President                                Milwaukee, Wisconsin              Chicago, Illinois
             Servco, Inc.
                                                      EVEREN Securities, Inc.           McDonald & Company Securities, Inc.
             DAVID O'LEARY                            Chicago, Illinois                 Cleveland, Ohio
             Chairman
             O'Leary Paint Company                    First of Michigan Corporation     Roney & Co. Inc.
                                                      Detroit, Michigan                 Detroit, Michigan
             JOSEPH D. REID
             Chairman, President and CEO              Herzog, Heine, Geduld, Inc.       Stifel, Nicolaus & Company, Inc.
             Capitol Bancorp Ltd.                     Detroit, Michigan                 St. Louis, Missouri

                                                      TRANSFER AGENT
                                                      UMB Bank, n.a.
                                                      928 Grand Avenue
                                                      P.O. Box 410064
                                                      Kansas City, Missouri  64141-0064
                                                      (800) 884-4225

                                                      LEGAL COUNSEL

                                                      Strobl and Borda, P.C.            Reid and Reid
                                                      Bloomfield Hills, Michigan        Lansing, Michigan


                                                      INDEPENDENT AUDITORS

                                                      BDO Seidman, LLP
                                                      Grand Rapids, Michigan