Form 10-K, Exhibit 13
period 1998-12-31
CAPITOL BANCORP LTD
filed 1999-03-17
CIK 840264

                                                                      EXHIBIT 13

FINANCIAL HIGHLIGHTS


                                                            1998                    1997                     1996
                                                     --------------------    --------------------     ------------------

Revenues                                                  $   73,226,000            $ 51,706,000            $ 38,184,000

Net Income                                                     4,628,000               5,557,000               4,636,000

Per common share:
   Net income:
     Basic                                                          0.74                    0.91                    0.85
     Diluted                                                        0.72                    0.88                    0.82
   Book value at year end                                           7.77                    7.22                    7.42
   Market price at year end                                       20.938                   25.62                   12.71

At December 31:
   Total assets                                            1,024,444,000             690,556,000             492,263,000

   Stockholders' equity                                   $   49,292,000            $ 45,032,000            $ 40,159,000

   Number of banks                                                    17                      11                       8

[PHOTO]                             REPORT TO
                                  SHAREHOLDERS

--------------------------------------------------------------------------------
TO OUR SHAREHOLDERS:

    I am pleased to report Capitol Bancorp's significant achievements for 1998 and near-term plans for the future.

BANK DEVELOPMENT

    Our Corporation grew fifty percent from $691 million in assets to a consolidated total in excess of $1 billion. This exceeds a growth rate of forty percent in 1997 and twenty eight percent in 1996. We expect a significant rate of growth to continue in calendar year 1999.

    Following the opening of Kent Commerce Bank, Grand Rapids, Michigan, in January of 1998, five additional affiliated banks were formed and opened for business before the close of the calendar year. In Phoenix, Arizona, Camelback Community Bank opened in May under the leadership of President Barbara Ralston. It is the signature tenant in a 100,000 square foot office building located in the upscale "24th and Camelback" area. Sunrise Bank of Arizona opened in temporary quarters in December. President Bill Hinz, Executive Vice President Ward Hickey and Executive Vice President Kevin Kinerk each bring expertise in small business (SBA) lending which will serve the Bank as a significant specialty product. The Bank is located in the "44th and Camelback" area, also in Phoenix.

    In Tucson, Arizona, Southern Arizona Community Bank opened for business in August in a building formerly occupied by a large financial institution in the northwest section of the city. President John P. Lewis, a career Tucson banker, managed the former "branch" earlier in his career. In Mesa, Arizona, we opened Mesa Bank in October recruiting long-time Mesa resident and career banker Neil Barna. The Bank is a highly visible citizen of downtown Mesa occupying a high-rise structure as the signature tenant.

    Detroit Commerce Bank opened its doors in December as the prominent ground floor tenant of the historic Penobscot Building in downtown Detroit. This facility adds significant identity to the newly formed institution. President Linda Watters reported asset growth to $18 million in the bank's first two weeks of operation.

    The components of 1998 asset growth rate are significant. Of the $334 million asset growth, $85 million came from banks formed in 1998. $63 million came from banks formed in 1997, which now total $108 million as a group. Banks formed in 1996 grew $57 million or 70% in their second full year of operation. Banks formed before 1996 produced asset growth of $149 million in 1998, an annualized growth rate of about 27%.

    During the course of 1999 we will embark upon our most ambitious expansion effort to date. We expect to add seven to nine affiliated banks in the states of Arizona, Nevada, California and Indiana. It is our strategy to develop new bank opportunities through the development of affiliated bank-development companies established in each of the states in which we operate. In Arizona, Sun Community Bancorp Limited serves as our affiliate bank-development company. In Nevada, Nevada Community Bancorp Limited serves as the bank-development affiliate. Indiana Community Bancorp Limited serves the Indiana market. California, similarly, will be served by a bank-development company which, at the time of this writing, is in formation.

    Each affiliate bank-development company will organize new community-based banks and provide consolidated services to each bank encouraging maximum bank operating efficiency.

    Advanced technological support for our community banks can be obtained without the oppressive cost structure shouldered by solo bank companies. As an example, we have been able to pool our resources in order to address the Y2K issues which confront the banking industry. We have engaged outside consultants and teamed the diverse talent which exists in our affiliated bank structure. This arrangement has allowed us to develop a solution to the Y2K issues

BOARD OF
DIRECTORS

LOUIS G. ALLEN
Private Banker
Bank of Bloomfield Hills

PAUL R. BALLARD
President and CEO
Portage Commerce Bank

DAVID L. BECKER
President
Becker Insurance Agency, P.C.

ROBERT C. CARR
Executive Vice President
Capitol Bancorp Ltd.

DOUGLAS E. CRIST
President
Developers of SW Florida, Inc.

RICHARD G. DORNER
President and CEO
Ann Arbor Commerce Bank

GARY A. FALKENBERG, D.O.
Physician

JOEL I. FERGUSON
Chairman
Ferguson Development

KATHLEEN A. GASKIN
Associate Broker and State Appraiser
Tomie Raines, Inc. Realtors

H. NICHOLAS GENOVA
Chairman and CEO
Washtenaw News Co., Inc.

LEWIS D. JOHNS
President
Mid-Michigan Investment Company

MICHAEL L. KASTEN
Managing Partner
Kasten Investments, L.L.C.

JAMES R. KAYE
President and CEO
Oakland Commerce Bank

LEONARD MAAS
President
Gillisse Construction Company

LYLE W. MILLER
President
Servco, Inc.

DAVID O'LEARY
Chairman
O'Leary Paint Company

JOSEPH D. REID
Chairman, President and CEO
Capitol Bancorp Ltd.

One Business & Trade Center
200 Washington Square N.
Lansing, MI 48933
(517) 487-6555

without the imposition of expense that each affiliated bank would incur if required to fund a Y2K solution separately.

    This development structure minimizes the capital requirements imposed upon the Corporation while allowing for aggressive growth and further reduces the burden of early start-up losses generally associated with new banks. This strategy does not necessitate one hundred percent ownership of each financial institution. We are willing to share ownership with shareholders in the community which the bank serves. A sharing arrangement is mutually beneficial to the Corporation and the communities served by the affiliated banks.


EARNINGS PERFORMANCE

    Consolidated earnings for 1998 remained strong with net income of $4.6 million. 1998 earnings decreased and were materially impacted by aggressive expansion in the number of banks within the consolidated group. The overall earnings contribution of our banks is particularly notable in 1998. De novo banks, by their nature, are expected to incur operating losses during their early periods of operations. Accordingly, banks formed in 1998 and 1997, as a group, did not add to earnings.

    However, banks formed in 1996, and less than three years old at year-end 1998, reported strong positive earnings which approximated a return on average assets of 1%. This measure is particularly significant given the age of those banks while also achieving an asset growth rate of 70% in 1998.

    Banks formed before 1996 generated a return on average assets of more than 1.2%. Again, this rate of return is significant in the context of their asset growth rate which was more than 25% in 1998.

OUR MISSION

    The strength of our community banks rests upon two seemingly irreconcilable concepts. First, is the independence of bank management. Second, is the dependence of each bank on its affiliation for technology and oversight. We are convinced that we have married these two concepts into a successful formula for growth and profitability. Each of the affiliated financial institutions has complete authority to make all decisions affecting credit, pricing and the marketing of bank services. We rely on the President and the Board of Directors of each bank to determine the best interests of the bank within their community. We seek to encourage a human interface between bank customers and the banking system.

    However, successful relationship banking cannot be obtained at the expense of technological progress. Customers demand both. Our affiliated network of community banks allows us to explore and fund significant technological innovations on behalf of the community banks and at a moderate cost to the bank.

    Successful safety and soundness objectives require specialized programs in both risk management and credit administration for the affiliated banks. Moreover, the demands of the customer necessitate implementation of advanced programs in electronic banking. Nevertheless, we are convinced that our community banks will remain in the forefront of change without forgetting the primary mission of caring for the customer.

    We have laid the foundation for exciting development over the next two years, which we believe will significantly enhance shareholder value.

Thank you for your continued support.

Sincerely,


Joseph D. Reid

JOSEPH D. REID
Chairman, President and CEO

[PHOTO]                            ANN ARBOR
                                    COMMERCE
                                      BANK

--------------------------------------------------------------------------------

                             2950 STATE STREET SOUTH
                      ANN ARBOR, MI 48104 - (734) 887-3100


    Ann Arbor--the charm of a college town and the energy of a major business center. It is dynamic, growing, and open to change, yet content with what has stood the test of time. Ann Arbor is a leading medical arena, a cultural center and an incubator for new ideas. This is a town where you might begin your autumn Saturday morning at the Farmer's Market, cheer the football team to a national championship in the afternoon and don your tux for the symphony the same evening...only in Ann Arbor.

    Ann Arbor Commerce Bank has become an integral part of Ann Arbor--the charm of a personalized community bank with the capability to meet the rapidly changing needs of our market. Reflecting our community, we offer diversity in our services, from traditional checking, savings and CD accounts to our new offering of trust and investment services. We finance student housing, high-tech companies, medical practices, entrepreneurs, as well as small and large residences. Ann Arbor Commerce Bank is committed to retaining that which is tried and true while remaining open to changes we know the future will bring. Ann Arbor Commerce Bank...only in Ann Arbor.


Richard G. Dorner

RICHARD G. DORNER - President and CEO


BOARD OF
DIRECTORS

MARY LINCOLN CAMPBELL
Principal
Enterprise Development Fund

ROBERT C. CARR
Executive Vice President
Capitol Bancorp Ltd.

RICHARD G. DORNER
President and CEO
Ann Arbor Commerce Bank

CRISTIN REID ENGLISH
Vice President of Corporate
Development and General Counsel
Capitol Bancorp Ltd.

JAMES A. FAJEN
Attorney at Law
Fajen & Miller, P.L.L.C.

JAMES W. FINN
Chairman and CEO
Finn's - JM&J Insurance Agency, Inc.

H. NICHOLAS GENOVA
Chairman and CEO
Washtenaw News Co., Inc.

RICHARD M. GREENE
Consultant, Mortgage Banking
Richard Greene Point Training

MARILYN D. KATZ-PEK
General Managing Partner
Biotechnology Business
Consultants, L.L.P.

DAVID W. LUTTON
President
Charles Reinhart Company Realtors

FRITZ SEYFERTH
Executive Associate Athletic Director
University of Michigan Athletic Dept.

CARL VAN APPLEDORN, M.D.
Vice President
Urological Surgery Associates, P.C.

WARREN E. WRIGHT
Chairman and Partner
Renosol Corporation

OFFICERS

JAMES A. FAJEN
Chairman of the Board

WARREN E. WRIGHT
Secretary

RICHARD G. DORNER
President and CEO

CLIFFORD G. SHELDON
Senior Vice President

LOUISE A. MORSE
Vice President

JOHN NIXON III
Vice President

BRIAN F. PICKNELL
Vice President

MARK J. SLADE
Vice President and Cashier

RICHARD G. TICE
Vice President


                             ANN ARBOR COMMERCE BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)         1998            1997             1996
TOTAL ASSETS                        $196,446       $138,390         $105,651
PORTFOLIO LOANS                      154,060        115,882           79,463
DEPOSITS                             172,356        127,852           98,415
TOTAL CAPITAL                         12,901          9,759            6,655

BOARD OF
DIRECTORS

BRUCE I. ASH
Vice President
Paul Ash Investment Company

SLIVY EDMONDS COTTON
Chairman and CEO
Perpetua, Inc.

MICHAEL J. DEVINE
Attorney at Law

BRIAN K. ENGLISH
English Law Firm

WILLIAM A. ESTES, JR.
President
TEM Corp.

RICHARD N. FLYNN
President
Flynn & Associates

MICHAEL F. HANNLEY
President
Bank of Tucson

MICHAEL J. HARRIS
Associate Broker
Tucson Realty and Trust Company

RICHARD F. IMWALLE
President
University of Arizona Foundation

MICHAEL L. KASTEN
Managing Partner
Kasten Investments, L.L.C.

BURTON J. KINERK
Attorney at Law
Kinerk, Beal, Schmidt & Dyer, P.C.

HUMBERTO S. LOPEZ
CPA and President
HSL Properties, Inc.

LYN M. PAPANIKOLAS
Manager of Public Relations
Arizona Childrens Foundation

JOSEPH D. REID
Chairman and CEO
Sun Community Bancorp Limited

OFFICERS

JOSEPH D. REID
Chairman of the Board and CEO

RICHARD N. FLYNN
Secretary

MICHAEL F. HANNLEY
President

C. DAVID FOUST
Executive Vice President and CCO

BARBARA A. SADLER
Vice President

CHARLENE F. SCHUMAKER
Vice President

SANDI L. SMITHE
Vice President

PATRICK W. SNEIZEK
Senior Vice President
Sun Community Mortgage Company



                                    BANK OF                              [PHOTO]
                                     TUCSON

--------------------------------------------------------------------------------
                               4400 EAST BROADWAY
                        TUCSON, AZ 85711 - (520) 321-4500

    "The Old Pueblo", "Valley of the Sun", "Painted Desert"--these are phrases often used to describe our Tucson community; unique for its tradition, blending a vibrant exciting city with small town ambiance. The Bank of Tucson has drawn from this rich heritage, combining the personal service and tradition of a small bank and business interests while also providing the technology and support so necessary to banking clients in the 21st century.

    We are an entity that supports large and small business alike, while never wavering from the personal service credo that was our beginning. We have become an integral part of the lush desert and rugged mountain infrastructure of Tucson and the surrounding region because we have restored the standard of the old west where a handshake and a commitment are your stock in trade. This personal approach is fueling our success, not just in satisfied customers, but even more by the significant number of referrals from those customers. It has resulted in our potential customers becoming clients and clients becoming part of the dynamic, successful Bank of Tucson family. That's why we call it "today's banking the old-fashioned way". The Bank of Tucson.



Michael F. Hannley

MICHAEL F. HANNLEY - President


                                 BANK OF TUCSON
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)        1998            1997             1996
TOTAL ASSETS                       $63,860         $41,605          $17,276
PORTFOLIO LOANS                     37,899          23,406            4,850
DEPOSITS                            57,432          35,926           12,021
TOTAL CAPITAL                        6,053           5,412            5,189

[PHOTO]                             BRIGHTON
                                    COMMERCE
                                      BANK

--------------------------------------------------------------------------------
                            8700 NORTH SECOND STREET
                       BRIGHTON, MI 48116 - (810) 220-1199


    Brighton, one of the fastest growing communities in Michigan, offers a quality of life that makes it one of the more attractive and appealing residential and commercial areas in Southeast Michigan.

    With its pristine landscape, Brighton offers a quaint downtown on the mill pond, one of the few ski areas in this part of the state and many quality golf courses. Numerous all-sports lakes incorporate into a varied terrain to create attractive residential home sites.

    Its prime geographical location and impressive demographics also enhance the attractive nature of Brighton. Only forty minutes away by expressway are two of the largest universities in the United States. The University of Michigan and Michigan State University offer Big Ten college sports in addition to academics and entertainment. Brighton is also forty-five minutes by expressway from one of Michigan's major industrial cities--Detroit, the automotive capital of the world--which offers all major professional sports, as well as many other entertainment opportunities.

    As we look to the future, we expect another exciting year in 1999 thanks to the continued support of a community which is one of the fastest growing in the state, and which appreciates a local community bank.



Gary T. Nickerson

GARY T. NICKERSON - President and CEO


BOARD OF
DIRECTORS

ROBERT C. CARR
Executive Vice President
Capitol Bancorp Ltd.

MICHAEL B. CORRIGAN
President and Owner
Corrigan Oil Co., Inc.

SCOTT C. GRIFFITH
President and Co-Owner
ERA Griffith Realty

MARK A. LATTERMAN
President
Latterman & Associates, P.C.

PIET W. LINDHOUT
Director and CEO
Lindhout Associates

SUSAN GRIMES MUNSELL
Certified Public Accountant

GARY T. NICKERSON
President and CEO
Brighton Commerce Bank

MITCHELL J. STANLEY
President
Mickey Stanley and Associates

JAMES A. WINCHEL
President and Owner
Colt Park Insurance Agency, Inc.

OFFICERS

ROBERT C. CARR
Chairman of the Board

MICHAEL B. CORRIGAN
Vice Chairman and Secretary

GARY T. NICKERSON
President and CEO

CANDICE G. RANDOLPH
Vice President and Cashier

WILLIAM R. ANDERSON
Vice President

JOSEPH M. PETRUCCI
Vice President


                             BRIGHTON COMMERCE BANK
                              FINANCIAL HIGHLIGHTS


At end of year (in thousands)             1998                1997
TOTAL ASSETS                            $42,871             $23,853
PORTFOLIO LOANS                          34,024              13,817
DEPOSITS                                 39,023              21,518
TOTAL CAPITAL                             3,707               1,921

BOARD OF
DIRECTORS

SHIRLEY A. AGNOS
President
Arizona Town Hall

MICHAEL J. DEVINE
Attorney at Law

BRIAN K. ENGLISH
English Law Firm

MICHAEL L. KASTEN
Managing Partner
Kasten Investments, L.L.C.

JOHN S. LEWIS
President
Sun Community Bancorp Limited

TAMMY A. LINN
Community Volunteer

SUSAN C. MULLIGAN
Certified Public Accountant
Miller Wagner Business Services, Inc.

EARL A. PETZNIK
President and CEO
Northside Hay Company

WILLIAM J. POST
President and CEO
Arizona Public Service Co.

BARBARA J. RALSTON
President
Camelback Community Bank

JOSEPH D. REID
Chairman and CEO
Sun Community Bancorp Limited

DAN A. ROBLEDO
SVP and County Operations Manager
Lawyer's Title of Arizona, Inc.

MARY JANE RYND, CPA
Partner
Rynd, Carneal and Ewing

JACQUELINE J. STEINER
Retired State Senator

OFFICERS

JOSEPH D. REID
Chairman of the Board and CEO

BARBARA J. RALSTON
President

J. ROBERT BOOSMAN
Executive Vice President and CCO

BETTY L. CORNISH
Vice President

CHRISTOPHER M. GRAHAM
Vice President



                                   CAMELBACK                             [PHOTO]
                                   COMMUNITY
                                      BANK

--------------------------------------------------------------------------------
                            2777 EAST CAMELBACK ROAD
                       PHOENIX, AZ 85016 - (602) 224-5800


    Camelback Community Bank opened May 20, 1998. In August we moved into our permanent space in a newly constructed building in the Camelback Corridor, the heart of the emerging financial hub of Phoenix.

    Phoenix is the sixth largest and one of the fastest growing cities in the country and economic forecasts indicate continued growth for the next several years. In 1998, Phoenix experienced the highest-ever number of new housing starts and saw an increase in the construction of new office buildings and back office space. These factors support growth potential for us.

    Management and personnel changes resulting from the mergers of the three biggest banks in our marketplace provide new business opportunities for our bank. Customers seek out Camelback Community Bank where they can experience relationship banking and quality customer service.

    We look forward to continued growth in the coming year as we differentiate our bank through our local decision making and outstanding service.



Barbara Ralston

BARBARA J. RALSTON - President


                            CAMELBACK COMMUNITY BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)             1998
TOTAL ASSETS                            $10,017
PORTFOLIO LOANS                           3,246
DEPOSITS                                  6,327
TOTAL CAPITAL                             3,678

[PHOTO]                             CAPITOL
                                    NATIONAL
                                      BANK

--------------------------------------------------------------------------------
    ONE BUSINESS & TRADE CENTER - 200 WASHINGTON SQUARE NORTH
              LANSING, MI 48933 - (517) 484-5080


    Capitol National Bank completed its 16th year of serving its community during 1998 with another strong performance, reporting income in excess of $2 million for the year.

    We are fortunate to serve a market with a stable economic base which includes state government, Michigan State University and General Motors Corporation. These large cornerstones of our community, coupled with a thriving service sector comprised of many small to medium-sized businesses, have provided excellent growth opportunities for the Bank.

    We are continually exploring methods to better serve the banking needs of our community so as to better respond to the many new opportunities both today and in the future. During the past year, we introduced check imaging technology for our customers along with expansion of our popular courier service.

    Our philosophy of providing a high level of service with experienced management accessible to our customers will continue to be our focus for the future growth and success of Capitol National Bank.


John C. Smythe

JOHN C. SMYTHE - President and CEO


BOARD OF
DIRECTORS

ROBERT C. CARR
Executive Vice President
Capitol Bancorp Ltd.

NAN ELIZABETH CASEY
Attorney at Law
Casey & Boog, P.C.

CHARLES J. CLARK
President
Clark Construction Company

BRIAN K. ENGLISH
English Law Firm

JAMES C. EPOLITO
President and CEO
The Accident Fund Company

PATRICK F. HAYES
President
F. D. Hayes Electric

RICHARD A. HENDERSON
President
Henderson & Associates, P.C.

CHRISTOPHER HOLMAN
Publisher
Greater Lansing Business Monthly

KEVIN A. KELLY
Managing Director
Michigan State Medical Society

MARK A. LATTERMAN
President
Latterman & Associates, P.C.

BRUCE J. MAGUIRE, III
President and Treasurer
Spartan Oil Corporation

CHARLES J. MCDONALD
Executive Vice President and Cashier
Capitol National Bank

JOHN O'LEARY
Co-President
O'Leary Paint Company

PATRICIA A. REYNOLDS
President
Capital Region Community Foundation

JOHN C. SMYTHE
President and CEO
Capitol National Bank

OFFICERS

ROBERT C. CARR
Chairman of the Board

MARK A. LATTERMAN
Vice Chairman

PATRICK F. HAYES
Secretary

JOHN C. SMYTHE
President and CEO

CHARLES J. MCDONALD
Executive Vice President and Cashier

JOHN R. FARQUHAR
Vice President

DAVID E. FELDPAUSCH
Vice President

                              CAPITOL NATIONAL BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)        1998             1997              1996
TOTAL ASSETS                       $136,776         $126,552          $104,254
PORTFOLIO LOANS                     104,333           94,400            80,749
DEPOSITS                            126,062          116,746            95,468
TOTAL CAPITAL                         9,759            8,893             8,020

BOARD OF
DIRECTORS

RALPH J. BURRELL
President
Symcon

DR. VIVIAN L. CARPENTER
Associate Professor/Assistant Dean, CPA
Florida A&M University

ROBERT C. CARR
Executive Vice President
Capitol Bancorp Ltd.

DONALD M. DAVIS, JR.
Vice President, Human Resources
Health Alliance Plan

DOUGLAS H. GRAHAM
Director of Economic Development
Detroit Renaissance

JOSEPH D. REID
Chairman, President and CEO
Capitol Bancorp Ltd.

MARTHA K. RICHARDSON
President
Services Marketing Specialists, Inc.

JAMES F. STAPLETON
President
B and R Consultants

LINDA A. WATTERS
President and CEO
Detroit Commerce Bank

OFFICERS

JOSEPH D. REID
Chairman of the Board

LINDA A. WATTERS
President and CEO

ROBERT C. CARR
Secretary


                                    DETROIT                              [PHOTO]
                                    COMMERCE
                                      BANK

--------------------------------------------------------------------------------
                             645 GRISWOLD - SUITE 70
                       DETROIT, MI 48226 - (313) 967-9700

    Detroit Commerce Bank, the first bank chartered in the city of Detroit in 28 years, opened on December 14, 1998 in the lobby of the historic, 47-story Penobscot Building. Located downtown in the central business district, the Bank is well positioned for growth. Over the past three years, Detroit has experienced rapid economic expansion, with $5.5 billion in investments led by small businesses and large corporations, as evidenced by the relocation of General Motors World Headquarters to the Renaissance Center after 76 years in the New Center area. Downtown Detroit and its neighborhoods are experiencing a transformation with two new sports stadiums (Detroit Tigers baseball and Detroit Lions football), three new casinos, an entertainment district and new housing developments.

    Detroit Commerce Bank is a full service bank. Customers can select from a wide range of traditional bank products and services for individuals and small business owners. In a large urban market where the major banks have merged with out-of-state rivals, Detroit Commerce Bank will distinguish itself by providing a high level of personalized customer service supported by the belief that every customer is important, has value and is appreciated.


Linda A. Watters

LINDA A. WATTERS - President and CEO



           DETROIT COMMERCE BANK
            FINANCIAL HIGHLIGHTS

At end of year (in thousands)         1998
TOTAL ASSETS                        $18,620
PORTFOLIO LOANS                         506
DEPOSITS                             15,622
TOTAL CAPITAL                         2,979

[PHOTO]                              GRAND
                                     HAVEN
                                      BANK

--------------------------------------------------------------------------------
                             15 SOUTH SECOND STREET
                     GRAND HAVEN, MI 49417 - (616) 846-1930

    The Tri-Cities area is special for many reasons. Consider the winds and waves of the Lake Michigan waterfront, which make the area a very popular vacation destination. Combine the small-town, resort-like atmosphere with a diverse local economy and strong work ethic and you have an excellent place to live and work.

    The Tri-Cities' unique personality continues to make it an ideal place for our community oriented, relationship-style approach to banking. The continued growth of Grand Haven Bank indicates that our community appreciates products and services offered in a straightforward, responsive manner. It also shows that our growing client base prefers our local decision-making authority and personal attention to details, rather than subjecting them to across-the-board policies which do not take into account their individual needs.

    Our customer service delivery system will be improved in 1999 when a new facility is built for us in downtown Grand Haven. While the facility will change, our unwavering commitment to our customers will not.


John D. Groothuis

JOHN D. GROOTHUIS - President and CEO


BOARD OF
DIRECTORS

PAUL R. BALLARD
President and CEO
Portage Commerce Bank

STANLEY L. BOELKINS
Owner and Appraiser
Boelkins & Associates

PETER E. BOLLINE
Owner
Wood Specialties Co.

BRAD J. FORTENBACHER
President
Tri-Cast, Inc.

JOHN D. GROOTHUIS
President and CEO
Grand Haven Bank

BARI STANTON JOHNSON
CEO and Principal Consultant
The Stanton Group

MARK A. KLEIST
Attorney at Law/Treasurer
Scholten and Fant, P.C.

STEVEN L. MAAS
Vice President
Gillisse Construction Company

CALVIN D. MEEUSEN
Certified Public Accountant

ARNOLD W. REDEKER, JR.
Partner and Vice President
Redeker Ford, Inc.

ROBERT J. TRAMERI
Chairman
Paragon Bank & Trust

JOHN P. VAN EENENAAM
Attorney at Law
Scholten and Fant, P.C.

GERALD A. WITHERELL
President
Oakes Agency, Inc.

OFFICERS

JOHN P. VAN EENENAAM
Chairman of the Board

PAUL R. BALLARD
Vice Chairman

ARNOLD W. REDEKER, JR.
Secretary

JOHN D. GROOTHUIS
President and CEO

SHERRY J. PATTERSON
Vice President


                                GRAND HAVEN BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)         1998             1997              1996
TOTAL ASSETS                       $ 66,872         $ 45,320          $ 32,731
PORTFOLIO LOANS                      57,057           35,770            26,162
DEPOSITS                             61,797           41,298            29,728
TOTAL CAPITAL                         4,724            3,741             2,809

BOARD OF
DIRECTORS

JAMES M. BADALUCO
Vice President
S.J. Wisinski & Company

PAUL R. BALLARD
President and CEO
Portage Commerce Bank

PAUL S. BUITEN
Chairman
Buiten, Tamblin, Steensma &
Associates, Inc.

Julius Duthler
President
Duthler Ford Sales, Inc.

Kevin J. Einfeld
President
BDR Executive Custom Homes

GRANT J. GRUEL
Attorney at Law and Partner
Gruel, Mills, Nims & Pylman

GARY D. HENSCH
Certified Public Accountant

JAMES P. HOVINGA
President
JPH, Inc.

DOUGLAS L. KOOL
President
Kool Chevrolet-Geo, Inc.

DALE R. MEDEMA
President
Medemaas Carpet & Interiors, Inc.

CALVIN D. MEEUSEN
Certified Public Accountant

JOHN H. PLEUNE
President
Pleune Service Company, Inc.

JOSEPH D. REID
Chairman, President and CEO
Capitol Bancorp Ltd.

MARY L. URSUL
General Counsel
Spectrum Health

DAVID E. VEEN
President and CEO
Kent Commerce Bank

MICHAEL C. WALTON
Attorney At Law
Tolley, VandenBosch, Walton,
Korolewicz & Brengle, P.C.

OFFICERS

JOSEPH D. REID
Chairman of the Board

DAVID E. VEEN
President and CEO

MARTINE KALUSKE
Vice President and Cashier

MICHAEL P. BOELENS
Vice President

JOHN J. CODER
Vice President


                                      KENT                               [PHOTO]
                                    COMMERCE
                                      BANK

--------------------------------------------------------------------------------
                                 4050 LAKE DRIVE
                     GRAND RAPIDS, MI 49546 - (616) 974-0200

    Kent Commerce Bank is privileged to be located in one of the fastest growing and most dynamic economic areas in the Midwest--Kent County, Michigan. It has been exciting to be a part of the growth and expansion of both small business and commercial and residential real estate in the metro Grand Rapids community.

    In our first year of bank operations we have begun to earn a solid reputation as a community-focused business advocate, going the extra mile to deliver on our commitment to provide personalized banking services to local companies. We are actively promoting and participating in community-sponsored lending programs to assist local businesses with their financing objectives. Kent Commerce Bank has also established itself as a capable and responsive real estate lender, where our knowledge of the local market truly sets us apart. Our depositors appreciate our convenient and accessible location, our drive through and 24 hour ATM, and bankers who know them when they call or visit.

    The response to Kent Commerce Bank in 1998 has been tremendous, and we will continue to thrive by focusing on these strengths.


David E. Veen

DAVID E. VEEN - President and CEO


              KENT COMMERCE BANK
             FINANCIAL HIGHLIGHTS

At end of year (in thousands)        1998
TOTAL ASSETS                       $31,587
PORTFOLIO LOANS                     22,930
DEPOSITS                            28,028
TOTAL CAPITAL                        3,490

[PHOTO]                              MACOMB
                                   COMMUNITY
                                      BANK

--------------------------------------------------------------------------------
                          16000 HALL ROAD - SUITE 102
                  CLINTON TOWNSHIP, MI 48038 - (810) 228-1600


    It seems like just yesterday that the landscape surrounding Macomb Community Bank's prime location was sparsely populated, highlighted mostly by farmland. Today, our community is home to more than forty facilities owned by Fortune 100 firms. Since 1995, residential housing construction permits are up over 40%. A recent University of Michigan study says it all: "Macomb County ranked first in per person income growth this past decade among comparable counties across our great nation".

    The vitality of our citizens and community is evident everywhere. The well-publicized M-59 corridor bustles with exciting new retail/commercial, industrial and residential development projects.

    Natural treasures such as Lake St. Clair and Stoney Creek Metro Park are just minutes from Macomb Community Bank. The neighboring Macomb Center for the Performing Arts, and the north campus of Macomb Community College provide residents with cultural amenities and challenging educational programs.

    After multiple years of sustained, positive economic growth, the future is indeed bright for our successful community bank to continue its goal of bringing "relationship banking" with a sense of personality and tradition, to the state of Michigan's third most populated community.


Stephen C. Tarczy

STEPHEN C. TARCZY - President and CEO


BOARD OF
DIRECTORS

EUGENE J. AGNONE, JR., M.D.
Medical Oncologist

GERALD J. CARNAGO
Attorney/CPA, Attorney at Law
Carnago & Associates, P.C.
Carnago & Carnago, P.C.

ROBERT C. CARR
Executive Vice President
Capitol Bancorp Ltd.

CHRISTINA D'ALESSANDRO
Vice President
Villa Custom Homes, Inc.

RONALD G. FORSTER
Treasurer
Arkay Manufacturing, Inc.

ROBERT F. GARVEY
Attorney
Thomas, Garvey, Garvey & Sciotti

JOHN H. JOHNSON
President
Johnson Consulting Group

JAMES R. KAYE
President and CEO
Oakland Commerce Bank

DAVID F. KEOWN
Building Official
Washington Township

SAM A. LOCRICCHIO
Executive Vice President
Macomb Community Bank

VITO MUNACO
Owner and Operator
WEMCO
The Mandamus Group

JAMES A. PATRONA
President and Owner
Universal Press & Machinery, Inc.

DELIA RENDON-MARTIN
Co-Owner
Martin Enterprises

STEPHEN C. TARCZY
President and CEO
Macomb Community Bank

OFFICERS

ROBERT C. CARR
Chairman of the Board

RONALD G. FORSTER
Vice Chairman

STEPHEN C. TARCZY
President and CEO

SAM A. LOCRICCHIO
Executive Vice President
and Secretary

                             MACOMB COMMUNITY BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)       1998            1997           1996
TOTAL ASSETS                      $76,044         $41,010        $15,123
PORTFOLIO LOANS                    40,426          19,546          5,821
DEPOSITS                           69,356          37,227         11,487
TOTAL CAPITAL                       6,106           3,412          3,587

BOARD OF
DIRECTORS

NEIL R. BARNA
President
Mesa Bank

MICHAEL J. DEVINE
Attorney at Law

DEBRA L. DUVALL, ED. D.
Associate Superintendent
Mesa Public Schools

BRIAN K. ENGLISH
English Law Firm

ROBERT R. EVANS, SR.
President
Baron Resources, Inc.

GARY W. HICKEL
President
Valley First Community Bank

STEWART A. HOGUE
Owner
Commercial Lithographers

MICHAEL L. KASTEN
Managing Partner
Kasten Investments, L.L.C.

PHILIP S. KELLIS
Partner
Dobson Ranch Inn and Resort

RUTH L. NESBITT
Community Volunteer

JOSEPH D. REID
Chairman and CEO
Sun Community Bancorp Limited

JAMES A. SCHMIDT
Executive Director-Tax Services
Nelson Lambson & Co., P.L.C.

DANIEL P. SKINNER
President
LeBaron and Carroll Insurance

TERRY D. TURK
President
Sun American Mortgage Co.

OFFICERS

JOSEPH D. REID
Chairman of the Board and CEO

NEIL R. BARNA
President

DAVID D. FORTUNE
Executive Vice President and CCO

SUE KATHE
Vice President

DANIEL R. LAUX
Vice President


                                      MESA                               [PHOTO]
                                      BANK

--------------------------------------------------------------------------------
                        63 EAST MAIN STREET - SUITE 100
                        MESA, AZ 85201 - (602) 649-5100

    Mesa Bank opened on October 20, 1998 with the backing of nearly 250 shareholders. With the commitment of a strong board of directors with ties to Mesa and the East Valley, Mesa Bank is Mesa's only community bank, providing services to customers with an emphasis on the human touch. Access to senior management, local decision-making capabilities, and prompt responses to customer requests set us apart from our competition.

    Mesa Bank provides traditional deposit and loan products with an emphasis on business and professional services. Our product line also includes residential interim construction financing and plant or office construction-to-permanent financing. As an affiliate of the Sun Community Bancorp Limited family of banks, Mesa Bank also provides SBA loans, real estate mortgage products and trust services. `Personalized Service from Your Hometown Bank' is not just a slogan but a way of doing business at Mesa Bank. We are proud to be a part of our community.


Neil Barna

NEIL R. BARNA - President


                                   MESA BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)       1998
TOTAL ASSETS                       $6,192
PORTFOLIO LOANS                     1,386
DEPOSITS                            2,191
TOTAL CAPITAL                       4,001

[PHOTO]                             MUSKEGON
                                    COMMERCE
                                      BANK

--------------------------------------------------------------------------------
                               255 SEMINOLE ROAD
                      MUSKEGON, MI 49444 - (616) 737-4431

    Muskegon Commerce Bank celebrated its first year of operations in December after achieving several milestones during the year. Based on consistent deposit growth and strong loan demand, the Bank quickly outgrew its original facility and relocated to a newly remodeled 5,500 square foot building. The move allowed us to expand our banking services by adding a second drive through lane, an ATM machine, and several private offices.

    Our new building brought us closer to the residential community which helped generate $20 million in mortgage closings during the year. With the added space we were also able to add to the bank a veteran commercial loan officer who is well-known in Muskegon.

    While the bank is still growing at a rapid pace, we were able to reach profitability for the first time in November. With our base of core customers we have built a solid foundation for Muskegon Commerce Bank to continue to increase earnings in 1999 while maintaining an aggressive growth strategy.



Robert J. McCarthy

ROBERT J. MCCARTHY - President and CEO


BOARD OF
DIRECTORS

PAUL R. BALLARD
President and CEO
Portage Commerce Bank

WILLIAM C. COOPER
President
Omni Fitness Club

THOMAS F. DEVOURSNEY
President and CEO
Pliant Plastics

RONALD R. GOSSETT
Vice Chairman
Muskegon Commerce Bank

ROBERT D. JEWELL
Chairman
Baker College System

CHARLES E. JOHNSON II
Retired Chairman and CEO
SPX Corporation

CHRISTOPHER L. KELLY
Attorney at Law
Parmenter O'Toole

DANIEL J. KUZNAR
Owner
Quality Tool & Stamping Co., Inc.

ROBERT J. MCCARTHY
President and CEO
Muskegon Commerce Bank

JOSEPH D. REID
Chairman, President and CEO
Capitol Bancorp Ltd.

PATRICIA J. ROY, D.O.
Co-Owner and President
Roy and Rosema, P.C.

JAMES S. TYLER
President
Tyler Sales Co., Inc.

OFFICERS

JOSEPH D. REID
Chairman of the Board

RONALD R. GOSSETT
Vice Chairman

ROBERT J. MCCARTHY
President and CEO

BRUCE A. MAY
Vice President

DAVID W. SEPPALA
Vice President

                             MUSKEGON COMMERCE BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)         1998         1997
TOTAL ASSETS                       $ 28,552       $7,885
PORTFOLIO LOANS                      24,491        1,610
DEPOSITS                             26,022        5,240
TOTAL CAPITAL                         2,424        2,604

BOARD OF
DIRECTORS

DONALD A. BOSCO
President
Donald A. Bosco Building, Inc.

ROBERT C. CARR
Executive Vice President
Capitol Bancorp Ltd.

MARK B. CHURELLA
President and CEO
FDI Group

LEON S. COHAN
Counsel to the Firm
Barris, Scott, Denn & Driker

MICHAEL J. DEVINE
Attorney at Law

JEFFREY L. HAUSWIRTH
CPA, CVA, and Principal
Jenkins, Magnus, Volk & Carroll, P.C.

JAMES R. KAYE
President and CEO
Oakland Commerce Bank

IHOR J. KUCZER
Vice President
Oakland Commerce Bank

DAVID F. LAU, J.D. CLU
Chartered Financial Consultant/Owner
Lau & Lau Associates

AKRAM G. NAMOU
Certified Public Accountant

JULIUS L. PALLONE
President
J.L. Pallone Associates

FRANCINE PEGUES
Regional Sales Director
Blue Cross Blue Shield of Michigan

OFFICERS

MICHAEL J. DEVINE
Chairman of the Board

JAMES R. KAYE
President and CEO

IHOR J. KUCZER
Vice President and Secretary

THOMAS K. PERKINS
Vice President


                                    OAKLAND                              [PHOTO]
                                    COMMERCE
                                      BANK

--------------------------------------------------------------------------------
                           31731 NORTHWESTERN HIGHWAY
                  FARMINGTON HILLS, MI 48334 - (248) 855-0550

    Oakland Commerce Bank is located in Oakland County, one of the fastest growing counties in Michigan. We are also part of the metro Detroit setting. This positions us to maintain solid growth and to be part of the new opportunities certain to be present in Detroit's revitalization.

    While growing in the midst of this major metropolitan financial hub, we have seen the creation of larger and larger financial institutions. As their capacity grows, competition becomes more intense to provide expanded products and services. This also creates a growing potential customer base. Simply put, big banks need big businesses.

    Oakland Commerce Bank focuses on small businesses. We understand that our customers need the latest technology and must be provided a wide variety of products, services and expertise. However, the most important support we can offer small businesses is fulfilling their desire for a relationship that provides a financial partner and consultant. This is the need that Oakland Commerce Bank is committed to fill.

James R. Kaye

JAMES R. KAYE - President and CEO


                             OAKLAND COMMERCE BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)      1998           1997            1996
TOTAL ASSETS                    $108,747        $81,839         $71,095
PORTFOLIO LOANS                   63,261         58,091          54,569
DEPOSITS                          97,465         75,549          62,167
TOTAL CAPITAL                      6,613          5,811           5,434

[PHOTO]                             PARAGON
                                     BANK &
                                     TRUST

--------------------------------------------------------------------------------
                              301 HOOVER BOULEVARD
                       HOLLAND, MI 49423 - (616) 394-9600

    Located in Holland, Michigan, a city known for its Dutch heritage and a strong work ethic, Paragon Bank & Trust has flourished as a small community bank for the past eight years. Strong growth from both the automotive and office furniture industries have fueled the local economy and have helped Paragon achieve its goals as a bank. This growth has brought a diversity of new people to Holland and has changed the former, more conservative nature to a more cosmopolitan outlook.

    Providing financial tools and services to the small business sector in the community is the focus of Paragon Bank & Trust. In response to a demand for financial services relating to non-bank products, our Trust Department has expanded to a state-wide operation by offering mutual funds, brokerage services, investment management services and a variety of insurance investment products in all of the Michigan banks.

    We look forward to serving you into the new millennium.



Scott G. Kling

SCOTT G. KLING - President and CEO

BOARD OF
DIRECTORS

PAUL R. BALLARD
President and CEO
Portage Commerce Bank

ROBERT J. BATES
Physician
Western Mich. Urological Assoc., P.C.

CHARLES A. BROWER
CPA and Partner
DeLong & Brower, P.C.

JACK L. DEWITT
President
Request Foods, Inc.

SCOTT DIEPENHORST
Principal
SD & Associates

PAUL ELZINGA
Co-Chairman and Director of
Business Development
Elzinga & Volkers, Inc.

SUSAN K. HUTCHINSON
Owner
Hutchinson's Stores for Children

GEORGE P. JULIUS, JR.
President and CEO
Vista Ventures

LAWRENCE D. KERKSTRA
President and CEO
Kerkstra Precast, Inc.

SCOTT G. KLING
President and CEO
Paragon Bank & Trust

LEONARD MAAS
President
Gillisse Construction Company

MITCHELL W. PADNOS
Executive Vice President
Louis Padnos Iron & Metal Company

RICHARD H. RUCH
Director
Herman Miller, Inc.

RICHARD G. SWANEY
Attorney at Law
Swaney, Thomas & Moritz, P.C.

ROBERT J. TRAMERI
Chairman
Paragon Bank & Trust

OFFICERS

ROBERT J. TRAMERI
Chairman of the Board

RICHARD G. SWANEY
Vice Chairman

SCOTT G. KLING
President and CEO

ERIC J. HOOGSTRA
Senior Vice President-Trust

CHRISTOPHER L. HUGAR
Senior Vice President

                              PARAGON BANK & TRUST
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)       1998     1997     1996
TOTAL ASSETS                      $86,692  $72,332  $63,752
PORTFOLIO LOANS                    63,417   59,184   46,680
DEPOSITS                           79,640   66,466   58,940
TOTAL CAPITAL                       6,395    5,426    4,484

BOARD OF
DIRECTORS

PAUL R. BALLARD
President and CEO
Portage Commerce Bank

DAVID L. BECKER
President
Becker Insurance Agency, P.C.

THOMAS R. BERGLUND
Physician
ProMed Family Practice

PATRICIA E. DOLAN
Community Volunteer

CRISTIN REID ENGLISH
Vice President of Corporate
Development and General Counsel
Capitol Bancorp Ltd.

ALAN A. HALPERN, M.D.
President
Michigan Orthopedic Surgery
& Rehab, Inc.

ROBERT L. JOHNSON
CFO
Medallion Management, Inc.

MICHAEL L. KASTEN
Managing Partner
Kasten Investments, L.L.C.

PAUL M. LANE, PH.D.
Grand Valley State University

WILLIAM J. LONGJOHN
Vice President
Midwest Business Exchange

JOHN W. MARTENS
Certified Public Accountant

OFFICERS

MICHAEL L. KASTEN
Chairman of the Board

WILLIAM J. LONGJOHN
Vice Chairman and Secretary

PAUL R. BALLARD
President and CEO

ALLAN T. REIFF
Senior Vice President

GARY T. ADAMS
Vice President

JAMES V. LUNARDE
Vice President

MARK K. MACLELLAN
Vice President

HARRY B. STORR
Vice President


                                    PORTAGE                              [PHOTO]
                                    COMMERCE
                                      BANK

--------------------------------------------------------------------------------
                              800 EAST MILHAM ROAD
                       PORTAGE, MI 49002 - (616) 323-2200

    Portage Commerce Bank celebrated its tenth anniversary this year and continued to grow both in size and profitability.

    The area continues to develop as a strong regional retail center, and many of the smaller businesses that make up the Portage Commerce Bank customer base have experienced solid growth. The largest employer, Pharmacia & Upjohn, continues to maintain large research and manufacturing facilities in the area, despite moving its corporate headquarters to New Jersey.

    We continue to see opportunities for growth, as Western Michigan University has announced a major expansion, including a business research park, and three other area colleges have shown record enrollments.

    Portage Commerce Bank's lenders are experts in small business lending. The Bank's record of loaning its deposit base back to local businesses is a source of great pride to us. We look forward to the next year of serving and growing along with our community.


Paul R. Ballard

PAUL R. BALLARD - President and CEO


                             PORTAGE COMMERCE BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)      1998        1997         1996
TOTAL ASSETS                    $110,867     $91,759      $73,769
PORTFOLIO LOANS                   90,589      72,115       58,177
DEPOSITS                         102,690      85,358       68,273
TOTAL CAPITAL                      7,783       6,085        5,248

[PHOTO]                             SOUTHERN
                                    ARIZONA
                                   COMMUNITY
                                      BANK

--------------------------------------------------------------------------------
                             6400 NORTH ORACLE ROAD
                       TUCSON, AZ 85704 - (520) 219-5000

    Southern Arizona Community Bank opened on August 17th. The name is no coincidence. The original Southern Arizona Bank, opened in the early 1900's, provided community banking services to Arizona pioneers. Our mission remains the same as it was for that early financial institution--community, relationship banking. The true relationship banking attitude expressed in our slogan "Banking the Way It Should Be" will distinguish our bank from the mega banks mired in image and service issues resulting from continued mergers.

    Southern Arizona Community Bank is located in the fast-growing northwest area of Tucson. Our target market is the small to medium sized business and professional clients the large banks have historically ignored. We have listened and our business philosophy is what this community wants and deserves.

    The word "community" has a special meaning to our staff, directors and shareholders. Community is the shared spirit of a common history. Community is knowing our customer's needs without having to ask. Community is what will build this bank.

    Southern Arizona Community Bank looks forward to the millennium with superior performance expectations.



John P. Lewis

JOHN P. LEWIS - President


BOARD OF
DIRECTORS

WILLIAM R. ASSENMACHER
President
T. A. Caid Industries, Inc.

THOMAS F. CORDELL
Director and Multi-Media Specialist
University of Arizona, ECAT

MICHAEL J. DEVINE
Attorney at Law

ROBERT A. ELLIOTT
President and Owner
Robert A. Elliott, Inc.

BRIAN K. ENGLISH
English Law Firm

MICHAEL F. HANNLEY
President
Bank of Tucson

MICHAEL L. KASTEN
Managing Partner
Kasten Investments, L.L.C.

JOHN P. LEWIS
President
Southern Arizona Community Bank

JIM LIVENGOOD
Director of Athletics
University of Arizona

JAMES A. MATHER
Certified Public Accountant
and Attorney at Law

JOSEPH D. REID
Chairman and CEO
Sun Community Bancorp Limited

LOUISE M. THOMAS
President
Events Made Special

PAUL A. ZUCARELLI
Principal and Owner
Gordon, Zucarelli and
Handley Insurance

OFFICERS

JOSEPH D. REID
Chairman of the Board and CEO

JOHN P. LEWIS
President

MICHAEL J. TRUEBA
Executive Vice President and CCO


                        SOUTHERN ARIZONA COMMUNITY BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)       1998
TOTAL ASSETS                      $12,395
PORTFOLIO LOANS                     2,925
DEPOSITS                            8,255
TOTAL CAPITAL                       4,127

BOARD OF
DIRECTORS

SANDY A. ABALOS
President
Abalos and Associates, P.C.

MICHAEL J. DEVINE
Attorney at Law

BRIAN K. ENGLISH
English Law Firm

HOWARD J. HICKEY, III
Executive Vice President
Sunrise Bank of Arizona

WILLIAM D. HINZ, II
President
Sunrise Bank of Arizona

MICHAEL L. KASTEN
Managing Partner
Kasten Investments, L.L.C.

JOHN T. KATSENES
Manager
Katsenes Enterprises

KEVIN B. KINERK
Executive Vice President
Sunrise Bank of Arizona

G. D. "RAB" PAQUETTE
President
Commercial Blueprint Co.

JOSEPH D. REID
Chairman and CEO
Sun Community Bancorp Limited

DR. MARK STEIG
Mark Steig D.D.S, M.S.

JAMES R. WENTWORTH
Principal
Wentworth, Webb and Postal, L.L.C.

OFFICERS

JOSEPH D. REID
Chairman of the Board and CEO

WILLIAM D. HINZ, II
President

HOWARD J. HICKEY, III
Executive Vice President

KEVIN B. KINERK
Executive Vice President

MARIAN B. CREEL
Vice President

DOUGLAS N. REYNOLDS
Vice President

LEONARD C. ZAZULA
Vice President


                                    SUNRISE                              [PHOTO]
                                    BANK OF
                                    ARIZONA

--------------------------------------------------------------------------------
                     4350 EAST CAMELBACK ROAD - SUITE 100A
                       PHOENIX, AZ 85018 - (602) 956-6250

    Sunrise Bank of Arizona opened its doors December 16, 1998 to an overwhelming response from the Phoenix business community. Our experienced team of SBA and commercial lenders have gotten off to a fast start approving and closing eight loans in our first two weeks of operations, while occupying temporary space.

    Sunrise Bank of Arizona is well positioned to take advantage of Phoenix's tremendous growth. 1998 saw more than ten million square feet of multi-tenant office and industrial space built in Phoenix. At the same time all of this new growth was added to the market, strong demand from users kept vacancy rates level at 7.92% for industrial space and 9.34% for professional office space. 1999 forecasts predict even higher levels of construction in the Valley as more and more companies expand or choose to move to Phoenix.

    Sunrise Bank of Arizona is committed to "bringing the relationship back to banking" to help our customers make the most of Phoenix's robust economic times.



William D. Hinz II

WILLIAM D. HINZ, II - President


                            SUNRISE BANK OF ARIZONA
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)       1998
TOTAL ASSETS                       $5,411
PORTFOLIO LOANS                     1,745
DEPOSITS                            1,283
TOTAL CAPITAL                       4,016

BOARD OF
DIRECTORS

W. CRAIG BERGER
President
W. Craig Berger Financial
Services, Ltd.

MARILYN D. CUMMINGS
Realtor
Russ Lyon Realty Company

MICHAEL J. DEVINE
Attorney at Law

BRIAN K. ENGLISH
English Law Firm

W. RANDY FITZPATRICK
Certified Public Accountant
Fitzpatrick , Hopkins, Kelly and
Leonhard, P.L.C.

WARNER A. GABEL, III
President and Designated Broker
Gabel Investments, Inc.

PATRICK J. HARRIS
Vice President of Marketing
Skill Golf, Inc.

GARY W. HICKEL
President
Valley First Community Bank

MICHAEL L. KASTEN
Managing Partner
Kasten Investments, L.L.C.

GORDON D. MURPHY
Chairman
Esperanca

MARY DUNLAP OGILVY
President
Phoenix Museum of History

JOSEPH D. REID
Chairman and CEO
Sun Community Bancorp Limited

HARRY ROSENZWEIG
Co-Owner
Harry's Fine Jewelry

OFFICERS

JOSEPH D. REID
Chairman of the Board and CEO

PATRICK J. HARRIS
Secretary

GARY W. HICKEL
President

EDWARD T. WILLIAMS
Executive Vice President and CCO

FREDERICK A. SCHERTENLIEB
Senior Vice President - Trust

LANCE K. WISE
Vice President


[PHOTO]                           VALLEY FIRST
                                   COMMUNITY
                                      BANK

--------------------------------------------------------------------------------
             7501 EAST MCCORMICK PARKWAY - NORTH COURT - SUITE 105N
                   SCOTTSDALE, AZ 85258-3495 - (602) 596-0883

    Located in one of the Valley's signature office complexes at McCormick Ranch, our Scottsdale location affords us the opportunity to service the waterfront redevelopment taking place in the downtown area as well as the expanding concentration of business in the Scottsdale Airpark. Scottsdale's growth has been aided by various partnerships which exist among the residents who have a passionate interest in their community.

    Valley First's focus is on forging partnerships with the small business owners, professionals, and high net worth households located in and adjacent to the Scottsdale metropolitan area. Personalized service and electronic convenience, coupled with an enthusiastic and highly professional staff, have enabled us to establish a loyal base of customers in our short history.

    Scottsdale's future is extremely bright as it continues to be one of Arizona's fastest growing communities, and Valley First looks forward to being an integral part of this growth.

Gary Hickel

GARY W. HICKEL - President


                          VALLEY FIRST COMMUNITY BANK
                              FINANCIAL HIGHLIGHTS

At end of year (in thousands)        1998           1997
TOTAL ASSETS                       $36,588        $12,826
PORTFOLIO LOANS                     20,879          7,830
DEPOSITS                            32,445          8,603
TOTAL CAPITAL                        3,994          4,170

                      Selected Consolidated Financial Data
                      (in thousands, except per share data)


                                                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31
                                                ------------------------------------------------------------------------------

                                                     1998(1)         1997(2)         1996(3)         1995(4)        1994
                                                --------------- --------------- --------------- -------------- ---------------
For the year:
     Interest income                                $   69,668       $  49,549       $  36,479      $  29,914       $  21,480
     Interest expense                                   36,670          24,852          17,800         15,079           9,397
     Net interest income                                32,998          24,697          18,679         14,835          12,083
     Provision for loan losses                           3,523           2,049           1,196            839             473
     Noninterest income                                  3,558           2,157           1,705          1,272           2,189
     Noninterest expense                                25,821          16,360          12,307         10,460          10,563
     Net income                                          4,628           5,557           4,636          3,073           2,076
     Net income per share:(5)
          Basic                                            .74             .91             .85            .63             .52
          Diluted                                          .72             .88             .82            .62             .52
     Cash dividends paid per share(5)                      .33             .30             .25            .19             .19

At end of year:
     Total assets                                   $1,024,444       $ 690,556       $ 492,263      $ 384,070       $ 316,312
     Total earning assets                              952,682         641,561         455,502        357,446         292,817
     Portfolio loans                                   724,280         502,755         357,623        283,471         241,583
     Deposits                                          890,890         604,407         436,166        340,287         279,650
     Debt obligations                                   23,600                           6,500          8,712           7,924
     Trust-preferred securities                         24,255          24,126
     Stockholders' equity                               49,292          45,032          40,159         30,865          25,714

                                                               QUARTERLY RESULTS OF OPERATIONS
                                                --------------------------------------------------------------
                                                         FIRST         SECOND            THIRD      FOURTH         TOTAL FOR
                                                       QUARTER         QUARTER         QUARTER      QUARTER        THE YEAR
                                                --------------- --------------- --------------- -------------- ---------------
Year ended December 31, 1998:(1)
     Interest income                                  $ 15,016        $ 16,756        $ 18,430       $ 19,466        $ 69,668
     Interest expense                                    7,870           8,767           9,719         10,314          36,670
     Net interest income                                 7,146           7,989           8,711          9,152          32,998
     Provision for loan losses                             825             833             800          1,065           3,523
     Income before income taxes                          1,031           2,179           2,313          1,689           7,212
     Net income                                            633           1,384           1,510          1,101           4,628
     Net income per share:(5)
          Basic                                            .10             .22             .24            .17             .74
          Diluted                                          .10             .21             .23            .17             .72
     Cash dividends paid per share(5)                     .083            .083            .083           .083            .333

Year ended December 31, 1997:(2)
     Interest income                                  $ 10,534        $ 11,878        $ 13,039       $ 14,098        $ 49,549
     Interest expense                                    5,166           5,785           6,682          7,219          24,852
     Net interest income                                 5,368           6,093           6,357          6,879          24,697
     Provision for loan losses                             454             512             476            607           2,049
     Income before income taxes                          1,890           1,995           2,278          2,282           8,445
     Net income                                          1,262           1,320           1,476          1,499           5,557
     Net income per share:(5)
          Basic                                            .21             .22             .24            .24             .91
          Diluted                                          .20             .21             .23            .23             .88
     Cash dividends per share(5)                          .075            .075            .075           .075             .30

(1) Includes Kent Commerce Bank effective January 1998 and Detroit Commerce Bank effective December 1998, both located in Michigan and majority-owned by the Corporation and, in Arizona, Camelback Community Bank (effective May
     1998), Southern Arizona Community Bank (effective August 1998), Mesa Bank (effective October 1998) and Sunrise Bank of Arizona (effective December
     1998), majority-owned de novo bank subsidiaries of Sun Community Bancorp Limited.
(2) Includes Brighton Commerce Bank, effective January 1997, and Muskegon Commerce Bank, effective December 1997, which are 59% and 51% owned by the Corporation, respectively. Also includes Valley First Community Bank, effective June 1997, which is 51% owned by Sun Community Bancorp Limited, a second-tier holding company 51% owned by the Corporation and formed in May 1997.
(3) Includes Bank of Tucson and Macomb Community Bank, effective June 1996 and September 1996, respectively, both of which are 51% owned by the Corporation (Bank of Tucson became a wholly-owned subsidiary of Sun Community Bancorp Limited, which is 51% owned by the Corporation, in May
     1997).
(4) The Corporation formed and implemented Grand Haven Bank as a de novo bank effective May 1, 1995 (formerly a branch of Paragon Bank & Trust, which was acquired in 1994). Effective March 31, 1995, the Corporation sold a majority interest in Amera Mortgage Corporation (formerly Mortgage Connection, Inc., acquired in 1992); for periods after March 31, 1995, the Corporation's remaining investment has been accounted for under the equity method.
(5) As restated to reflect the Corporation's 1998 6-for-5 stock split as if it had occurred at the beginning of the periods presented.

              INFORMATION REGARDING THE CORPORATION'S COMMON STOCK


The Corporation's common stock is traded on the National Market Tier of the Nasdaq Stock Market(SM) under the symbol "CBCL". Market quotations regarding the range of high and low sales prices of the Corporation's common stock (as restated for the Corporation's 6-for-5 stock split in December 1998), which reflect inter-dealer prices without retail mark-up, mark-down or commissions, were as follows:


                                             1998                            1997
                                  ----------------------------    ---------------------------
                                        LOW          HIGH               LOW          HIGH
                                  ------------- --------------    ------------- -------------
     Quarter Ended:
             March 31                  $25.625        $20.833          $12.083       $13.542
             June 30                    25.417         20.104           11.458        15.000
             September 30               21.667         18.333           14.375        22.083
             December 31                22.500         16.250           20.104        27.500

During 1998 and 1997, the Corporation paid quarterly cash dividends of $0.083 and $0.075 per share, respectively (as restated).

As of February 17, 1999, there were approximately 2,500 beneficial holders of the Corporation's common stock, based on information supplied to the Corporation from its stock transfer agent and other sources. At that date, 6,344,886 shares of common stock were outstanding. The Corporation's stock transfer agent is UMB Bank, n.a., 928 Grand Ave., P.O. Box 410064, Kansas City, Missouri 64141-0064 (telephone (800) 884-4225).

The Corporation has a Shareholder Investment Program which offers a variety of convenient features including dividend reinvestment, certain fee-free transactions, certificate safekeeping and other benefits. For a copy of the Program Prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at (800) 884-4225 or Capitol Bancorp Ltd. at (517) 487-6555.

In addition to the Corporation's common stock, trust-preferred securities of Capitol Trust I (a subsidiary of the Corporation) are also traded on the National Market Tier of The Nasdaq Stock Market(SM) under the symbol "CBCLP". Such trust-preferred securities consist of 2,530,000, 8.5% cumulative preferred securities, with a liquidation amount of $10 per preferred security. The trust-preferred securities are guaranteed by the Corporation and mature in 2027, are callable after 2002 and may be extended to 2036 if certain conditions are met.

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of the Corporation's 1998 report on Form 10-K, without exhibits, is available to holders of the Corporation's common stock or trust-preferred securities without charge, upon written request. Form 10-K includes certain statistical and other information regarding the Corporation and its business. Requests to obtain Form 10-K should be addressed to Linda D. Pavona, Vice President, Capitol Bancorp Ltd., One Business & Trade Center, 200 Washington Square North, Lansing, Michigan 48933.

Form 10-K, and certain other periodic reports, are filed with the Securities and Exchange Commission ("the Commission"). The Commission maintains an internet web site that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes the Corporation). The Commission's web site address is http:\\www.sec.gov. The Corporation's filings with the Commission can also be accessed through the Corporation's web site, http:\\www.cbcl.com.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This section of the Annual Report discusses the Corporation's financial condition and results of operations and should be read in conjunction with the consolidated financial statements. This discussion also includes certain supplementary statistical and other data which are described more fully in the Corporation's report on Form 10-K, copies of which are available upon request as indicated on page 21. This section includes a discussion of historical financial information as well as some statements which are "forward-looking". Such forward-looking statements are subject to a variety of future events and uncertainties. Readers are cautioned to not place significant reliance on such forward-looking statements. A more comprehensive cautionary warning regarding forward-looking statements is presented herein on page 39 which is incorporated herein by reference. Past trends and results may not be reliable indicators of future results or trends. The Corporation wishes to caution readers that a number of important factors, which are outside the Corporation's control, could affect the Corporation's actual future results and cause actual future results to differ materially from those in the forward-looking statements.

OVERVIEW
         At the end of 1998, the Corporation reported a significant achievement:
Total assets exceeding $1 billion. Total assets increased nearly 50% in 1998, following 40% growth in 1997.

         At year-end 1998, the consolidated group consisted of seventeen banks, eleven in Michigan and six in Arizona. Six new banks were added in 1998.

         Consolidated earnings for 1998 remained strong with net income of $4.6 million compared to $5.6 million in 1997 and $4.6 million in 1996. The 1998 decrease was materially impacted by the aggressive expansion in the number of banks within the consolidated group.

CHANGES IN CONSOLIDATED GROUP
         1998, 1997 and 1996 have been significant periods of evolution for the Corporation. Through the development of de novo (newly formed) banks, the Corporation has evolved into a bank-development company in addition to its role in managing investments in its consolidated bank subsidiaries.

         The Corporation is a uniquely structured affiliation of community banks. Each bank, which typically has only one location, is focused on meeting the banking needs of entrepreneurs, professionals and other individuals seeking individually-tailored service. Each bank has full decision-making authority in structuring and approving loans and the delivery of other banking services. Each bank is managed by an on-site president and management team under the direction of its local board of directors, which is comprised of business leaders from that bank's community.

         The Corporation's de novo community banking philosophy involves the formation and operation of small, customer-focused community banks. In recent years (particularly 1997 and 1998), de novo banks have been organized on a `partnership' basis through which local investors purchase up to 49% of the de novo bank's common stock and initial capital. Ideally, between

100 and 150 local business leaders and other community individuals become stakeholders in those community banks. This approach also serves to form the initial customer base for those de novo banks, inasmuch as those community stakeholders typically open accounts at their new community bank.

         During 1998, six new banks were formed using this philosophy. Four of those banks are located in Arizona and two are in Michigan. In 1997, three new banks were formed (two in Michigan and one in Arizona). In 1996, two de novo banks were formed. At year-end 1998, eleven of the Corporation's seventeen banks were three years old or younger.

         At year-end 1998, the Corporation's affiliate banks include the following:

                                                        Year
                                                      Formed or
                                                      Acquired            Community
                                                   ----------------   -----------------------
In Michigan:
       Ann Arbor Commerce Bank                           1990              Ann Arbor
       Brighton Commerce Bank                            1997              Brighton
       Capitol National Bank                             1982              Lansing
       Detroit Commerce Bank                             1998              Detroit
       Grand Haven Bank                                  1995              Grand Haven
       Kent Commerce Bank                                1998              Grand Rapids
       Macomb Community Bank                             1996              Clinton Township
       Muskegon Commerce Bank                            1997              Muskegon
       Oakland Commerce Bank                             1992              Farmington Hills
       Paragon Bank & Trust                              1994(1)           Holland
       Portage Commerce Bank                             1990(2)           Portage
In Arizona:
       Bank of Tucson                                    1996              Tucson
       Camelback Community Bank                          1998              Phoenix
       Mesa Bank                                         1998              Mesa
       Southern Arizona Community Bank                   1998              Tucson
       Sunrise Bank of Arizona                           1998              Phoenix
       Valley First Community Bank                       1997              Scottsdale

(1)      Became a subsidiary in 1994, however, was formed in 1990.
(2)      Became a subsidiary in 1990, however, was formed in 1988.

         The Corporation's ongoing development of community banks in the southwestern portion of the United States is carried out through Sun Community Bancorp Limited ("Sun"). Sun is a second-tier subsidiary bank holding company which is 51% owned by Capitol Bancorp (Sun became a 51% owned subsidiary when it acquired, through a share exchange, all of the outstanding common stock of Bank of Tucson, previously a 51% owned subsidiary of Capitol Bancorp). Sun is headquartered in Phoenix, Arizona with a full complement of management staff, including credit administration, asset/liability management, information systems and other key functions. Sun also raised additional capital in 1998 through private stock offerings aggregating $17 million, including $8.7 million invested by Capitol Bancorp.

         Because of the addition of de novo banks during the past three years, comparability of consolidated results of operations and financial position is difficult. This is particularly true because generally accepted accounting principles require consolidation of 100% of subsidiaries' assets and liabilities and, with respect to earnings, only count the Corporation's actual ownership percentage (which varies by entity from essentially 26%--in the case of banks owned 51% by Sun--to 100%, depending upon the individual bank).

CHANGES IN CONSOLIDATED FINANCIAL POSITION
         Total consolidated assets exceeded $1 billion at December 31, 1998, an increase of $334 million or 48% over assets at the beginning of the year of $691 million. Total consolidated assets at the beginning of 1997 approximated $492 million.

         The components of 1998 asset growth are particularly notable. Of the $334 million asset growth, $85 million came from banks formed in 1998 and, hence, did not exist in the prior year. $63.4 million of asset growth came from banks formed in 1997 which, as a group, reported total assets of $108 million at year-end 1998, compared to $44.6 million at year-end 1997. Banks formed in 1996, with total assets of $140 million at year-end 1998 and $82.6 million at year-end 1997, grew $57.4 million or nearly 70% in their second full year of operation. The Corporation's more mature banks (i.e., formed prior to 1996) produced asset growth of $149 million in 1998, or an annualized growth rate of about 27%. These asset growth rates are significant and record-setting for the Corporation.

         Most of the 1998 asset growth occurred in portfolio loans, which increased $221.5 million or 44%. Total portfolio loans increased 40% in 1997 to $502.8 million. Most loan growth occurred in commercial loans, consistent with the banks' emphasis on fulfilling the credit needs of entrepreneurs, professionals, commercial real estate developers and other small, local businesses within their communities. Commercial loans approximated 82% of total portfolio loans at year-end 1998.

         Cash and cash equivalents also increased significantly in 1998 from $92.8 million to $151 million.

         The primary funding source for asset growth is the deposit gathering activity of the banks. Total deposits increased from $604 million to $891 million in 1998, an increase of 47%. In 1997, deposits increased about 39% from the $436 million level at the beginning of the year.

         Other funding sources for asset growth in 1998 included borrowings on lines of credit and resources provided by minority interests. Additionally, in late 1997, the Corporation issued approximately $25 million of trust-preferred securities in a public offering. These funding sources, as well as additional commentary regarding deposit gathering activities, are discussed more fully in the "Liquidity, Capital Resources and Capital Adequacy" section of this narrative.

         A comparative summary of the individual banks' financial position follows (dollar amounts in thousands):

                                                                                                                  Allowance as a
                                                                                                                  Percentage of
                                     Total                  Total           Allowance for      Nonperforming           Total
                                     Assets            Portfolio Loans       Loan Losses           Loans          Portfolio Loans
                             ----------------------  -------------------   ----------------  -----------------    ---------------
                                  1998      1997        1998       1997      1998     1997      1998    1997       1998     1997
                             ----------------------  -------------------   ----------------  -----------------    ---------------
Ann Arbor Commerce Bank      $   196,446   $138,390  $154,060   $115,882   $ 2,080  $ 1,564  $   662   $   913    1.35%      1.35%
Brighton Commerce Bank            42,871     23,853    34,024     13,817       341      139       --        --    1.00       1.01
Capitol National Bank            136,776    126,552   104,333     94,400     1,406    1,270      880       760    1.35       1.35
Detroit Commerce Bank             18,620        n/a       506        n/a         6      n/a       --       n/a    1.19        n/a
Grand Haven Bank                  66,872     45,320    57,057     35,770       682      427       62        32    1.20       1.19
Kent Commerce Bank                31,587        n/a    22,930        n/a       250      n/a       --       n/a    1.09        n/a
Macomb Community Bank             76,044     41,010    40,426     19,546       405      196       --        --    1.00       1.00
Muskegon Commerce Bank            28,552      7,885    24,491      1,610       245       17        1        --    1.00       1.06
Oakland Commerce Bank            108,747     81,839    63,261     58,091       724      686    2,032       744    1.14       1.18
Paragon Bank & Trust              86,692     72,332    63,417     59,184       732      663    2,936       660    1.15       1.12
Portage Commerce Bank            110,867     91,759    90,589     72,115     1,150      950      669       902    1.27       1.32
Sun Community Bancorp Ltd.:
  Bank of Tucson                  63,860     41,605    37,899     23,406       392      235       --        --    1.03       1.00
  Camelback Community Bank        10,017        n/a     3,246        n/a        33      n/a       --       n/a    1.02        n/a
  Mesa Bank                        6,192        n/a     1,386        n/a        14      n/a       --       n/a    1.01        n/a
  Southern Arizona Community
   Bank                           12,395        n/a     2,925        n/a        30      n/a       --       n/a    1.03        n/a
  Sunrise Bank of Arizona          5,411        n/a     1,745        n/a        18      n/a       --       n/a    1.03        n/a
  Valley First Community
  Bank                            36,588     12,826    20,879      7,830       209       82       --        --    1.00       1.05
 Other, net                      (14,093)     7,185     1,106      1,104       100       --       --        --      --         --
                             -----------   --------  --------   --------   -------  -------  -------   -------    ----       ----
Consolidated                 $ 1,024,444   $690,556  $724,280   $502,755   $ 8,817  $ 6,229  $ 7,242   $ 4,011    1.22%      1.24%
                             ===========   ========  ========   ========   =======  =======  =======   =======    ====       ====

n/a - not applicable


         The allowance for loan losses increased $2.6 million in 1998 and $1.6 million in 1997. The allowance for loan losses is increased by provisions charged to operations and is reduced by net loan charge-offs. The increase in the allowance for loan losses (which correlates with an increase in the provision for loan losses charged to operations) is related to growth in the loan portfolio, in general.

         The allowance for loan losses, as a percentage of portfolio loans, approximated 1.22% at December 31, 1998, compared with 1.24% at year-end 1997 and 1.28% in 1996. The decrease in the allowance percentage is primarily the result of the Corporation's addition of de novo banks during the past three years. De novo banks, as a condition of charter approval, are required to maintain an allowance for loan losses of not less than 1% for their first few years of operation, which is not materially different than requirements under generally accepted accounting principles. More mature banks typically maintain substantially higher loan loss allowances, on a percentage basis.

         The lower allowance ratio for de novo banks is appropriate in the context of their young and, hence, unseasoned loan portfolios. While the lower allowance ratio is appropriate in early periods for de novo banks, ultimately it is expected that they will increase their allowance ratios as they mature and their loan portfolios become more seasoned.

         Nonperforming loans (defined as loans which are 90 days or more past due and loans on nonaccrual status) increased significantly in 1998 to $7.2 million ($5.6 million net of government guarantees), compared with $4 million at year-end 1997 and $2.7 million in 1996. While these increases are, in part, attributable to the combined effects of portfolio growth and maturity, the 1998 increase is primarily the result of two specific larger credit relationships (one each at Oakland Commerce Bank and Paragon Bank & Trust) which deteriorated during 1998. There are no material amounts of impaired loans or other individually material amounts of nonperforming loans at December 31, 1998. Of the nonperforming loans at December 31, 1998, $1.6 million is guaranteed by an agency of the federal government.

         The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. A number of elements are considered in management's determination of the adequacy of the allowance which include evaluation of recent loss experience, current economic conditions, volume, amount and composition of the portfolio, loan commitments outstanding and other factors. In addition to the recorded allowance for loan losses, certain loans ($24.9 million at December 31, 1998) are enrolled in a loan program sponsored by the State of Michigan and have specific loss reserves ($2 million) which are separate and excluded from the allowance for loan losses.

CONSOLIDATED RESULTS OF OPERATIONS
         Revenue growth has been significant. Total revenues (interest income and noninterest income) increased 42% in 1998 to $73.2 million, compared with $51.7 million in 1997 and $38.2 million in 1996. Revenue growth approximated 35% in 1997 and 22% in 1996.

         Revenue growth and net interest income generally lag behind the rate of asset growth. This is because asset growth is funded primarily through increases in interest-bearing deposits which are not immediately deployed into the highest-yielding asset category--loans. Additionally, de novo banks, because of their start-up nature, first generate deposits, often at a pace faster than the rate of deployment into loans.

         The overall earnings contribution of the various bank subsidiaries is particularly notable in 1998. De novo banks, by their nature, are expected to incur operating losses during their early periods of operations. Accordingly, banks formed in 1997 and 1998, as a group, did not contribute positively to consolidated earnings. It is, however, notable that banks formed in 1997 as a group reported their first quarterly period of profitability for the fourth quarter of 1998.

         Banks formed in 1996 and, accordingly, less than three years old at year-end 1998, produced the significant achievement of strong positive earnings which approximated a return on average assets of 1%. This performance measure is particularly significant for the age of those banks and also in relation to achieving that rate of return while also producing an asset growth rate of nearly 70% in 1998.

         Banks formed before 1996, the Corporation's most mature and highest performing ones, produced earnings which represented a return on average assets of more than 1.2%. Again, this rate of return on average assets is significant and notable in the context of their asset growth rate (more than 25% in 1998) and other factors.

         The majority of the increase in consolidated interest income (and net interest income) is the result of increases in interest-earning assets. Interest expense similarly increased during the periods due to volume. In 1998, market interest rates decreased, impacting rates on federal funds sold, variable rate loans and interest-bearing demand deposits and also reducing rates on new and/or renewing fixed rate loans and time deposits. These changes in market interest rates had the effect of reducing the net interest margin in 1998.

         A comparative summary of operations follows (dollar amounts in thousands):

                                                                                Return on                     Return on
                                              Net Income                      Average Equity               Average Assets
                                   --------------------------------    ----------------------------   ------------------------
                                      1998        1997        1996      1998       1997      1996      1998      1997    1996
                                   --------     --------    -------    ------      -----     ------   ------    -----    -----
Ann Arbor Commerce Bank            $  2,125     $  1,869    $ 1,177     19.13%     23.36%     20.90%    1.32%    1.58%    1.36%
Brighton Commerce Bank                  (48)        (505)       n/a       n/a        n/a        n/a      n/a      n/a      n/a
Capitol National Bank                 2,012        1,804      1,573     21.62      21.41      20.79     1.69     1.64     1.61
Detroit Commerce Bank                   (21)         n/a        n/a       n/a        n/a        n/a      n/a      n/a      n/a
Grand Haven Bank                        615          341        220     14.19      10.53       8.10     1.11      .85      .83
Kent Commerce Bank                     (415)         n/a        n/a       n/a        n/a        n/a      n/a      n/a      n/a
Macomb Community Bank                   323          (83)      (120)     7.16        n/a        n/a      .56      n/a      n/a
Muskegon Commerce Bank                 (191)         (25)       n/a       n/a        n/a        n/a      n/a      n/a      n/a
Oakland Commerce Bank                   866          917        637     13.77      16.39      11.88      .90     1.18      .91
Paragon Bank & Trust                    678          701        623     11.35      13.80      12.74      .82     1.04     1.12
Portage Commerce Bank                 1,393        1,168      1,091     20.38      20.83      22.00     1.34     1.38     1.58
Sun Community Bancorp Ltd.:
 Bank of Tucson                         776          150       (164)    12.73       2.88        n/a     1.25      .47      n/a
 Camelback Community Bank              (370)         n/a        n/a       n/a        n/a        n/a      n/a      n/a      n/a
 Mesa Bank                             (118)         n/a        n/a       n/a        n/a        n/a      n/a      n/a      n/a
 Southern Arizona Community            (252)
   Bank                                              n/a        n/a       n/a        n/a        n/a      n/a      n/a      n/a
 Sunrise Bank of Arizona                (26)         n/a        n/a       n/a        n/a        n/a      n/a      n/a      n/a
 Valley First Community Bank            (81)        (245)       n/a       n/a        n/a        n/a      n/a      n/a      n/a
Other, net                           (2,638)        (535)      (401)      n/a        n/a        n/a      n/a      n/a      n/a
                                   --------     --------    -------    ------      -----     ------   ------    -----    -----
Consolidated                       $  4,628     $  5,557    $ 4,636     10.19%     13.28%     12.01%     .55%     .96%    1.08%
                                   ========     ========    =======    ======      =====     ======   ======    =====    =====

n/a - not applicable

         On a consolidated basis, earnings in 1998 were adversely affected by two factors: the predictable impact of aggressive growth through formation of de novo banks and asset growth, discussed previously, and losses associated with a particular customer incurred early in the year.

         In February 1998, a bank customer drew checks against uncollected funds aggregating $1.5 million at Oakland Commerce Bank. Management subsequently became aware that the customer may have drawn larger amounts at other, unaffiliated, financial institutions. While it is believed, based on management's analysis of the bank's relationship with that customer, that the majority of the amount involved is covered by real estate collateral, management concluded that the bank may sustain some loss from this occurrence. In the first quarter of 1998, $600,000 of the uncollected funds was written off and the bank charged off approximately $300,000 related to that customer relationship in the second quarter of 1998. Future resolution of the credit relationship with that customer will take an extended period of time, complicated by the customer's filing for bankruptcy protection and lawsuits filed by financial institutions, including a suit against the Corporation's bank subsidiary brought by an unaffiliated financial institution which incurred larger losses.

         The provision for loan losses approximated $3.5 million in 1998, compared with $2 million in 1997 and $1.2 million in 1996. As previously discussed, the increase in the provision for loan losses is primarily related to portfolio growth and new banks.

         Growth in noninterest income in 1998 approximated 65%. The significant 1998 increase was primarily the result of increases in fees from origination of non-portfolio residential mortgage loans which increased from $298,000 in 1997 ($200,000 in 1996) to $1.4 million in 1998. The dramatic increase in this revenue category (which is reported gross, exclusive of commissions paid to loan originators recorded as compensation expense) is the byproduct of low mortgage interest rates during 1998 which created a favorable environment for significant loan originations and a focused marketing effort. Because these mortgage loans tend to have low interest rates which are fixed for periods up to thirty years, such loans are sold into the secondary market through an affiliate, Amera Mortgage Corporation (49% owned by the Corporation) or to other investors.

         Service charges on deposit accounts have increased significantly in each of the last three years, largely as a result of growth in the number of transaction accounts at the Corporation's mature banks and the impact of de novo banks.

         Trust fee income, which is a growing source of revenue for the Corporation ($472,000 in 1998 compared to $355,000 in 1997 and $262,000 in
1996), is expected to grow in future periods as trust operations are expanded to ultimately include all of the Corporation's banks.

         Noninterest expenses have increased significantly during each of the past three years. Total noninterest expense approximated $25.8 million in 1998, compared with $16.4 million in 1997 and $12.3 million in 1996. The most significant element of noninterest expense is the category of salaries and employee benefits. In 1998, total salaries and employee benefits approximated $13.4 million, compared with $8.4 million in 1997 and $6.4 million in 1996; these increases correspond with the growth in the size of the more mature banks as well as the increased number of banks within the consolidated group. Similar increases occurred in the other categories of noninterest expense such as occupancy, equipment costs and other.

         Federal income tax expense generally approximates the statutory tax rate of 34% of income before federal income taxes. The effective income tax rate is slightly higher in 1998 (35.8%) mainly due to amortization of intangible assets which is not deductible for federal income tax purposes.

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL ADEQUACY
         At December 31, 1998, the Corporation maintained significant liquidity. Cash and cash equivalents approximated $151 million or about 15% of total assets. In addition to cash and cash equivalents, significant liquidity exists in the form of loans held for resale ($36.8 million and $11.4 million at December 31, 1998 and 1997, respectively) and investment securities available for sale ($83.6 million and $62.3 million at December 31, 1998 and 1997, respectively). Together, total liquidity approximated $271.4 million at December 31, 1998 (26.5% of total assets) and $166.4 million at year-end 1997 (24.1% of total assets).

         Management has designated most of the Corporation's investment securities as being `available for sale' due to the banks' typical strategy of maintaining a relatively high loan-to-deposit ratio to maximize earnings. Accordingly, such investment securities available for sale are carried at market value with the market value adjustment being reflected as an element of stockholders' equity (net of related tax effect) on the Corporation's consolidated balance sheet (also described as accumulated other comprehensive income).

         In addition to sources of liquidity within the Corporation's consolidated balance sheet, additional liquidity is available in the form of lines of credit. Three of the Corporation's banks have secured lines of credit with the Federal Home Loan Bank of Indianapolis aggregating $15.1 million with $1.1 million of availability at December 31, 1998 ($11.6 million of availability at December 31, 1997). Further, the Corporation has a line of credit facility with an unaffiliated bank which, as amended and increased in early 1999, provides for up to $20 million of availability ($9.6 million was drawn at December 31, 1998).

         As discussed previously, the primary funding source for asset growth is deposits. Each of the banks offer a full array of deposit products. The banks emphasize time deposits by offering attractive rates in comparison to competitors, when needed, to fund loan demand. Time deposits approximated $523 million or 59% of total deposits at December 31, 1998 ($365 million or 60% at December 31, 1997).

         The banks also emphasize noninterest-bearing demand deposits (checking accounts) which amounted to $121 million or 13.6% of total deposits at December 31, 1998 ($83 million or 13.8% at December 31, 1997). The level of checking account deposits is important in reducing the banks' overall cost of funds.

         Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance. To supplement deposit insurance coverage, certain municipal government deposits at some of the banks have their deposits guaranteed by Capitol Bancorp ($21.2 million at December 31, 1998).

         In December 1997, the Corporation and a subsidiary (Capitol Trust I) completed a $25 million public offering of trust-preferred securities. The amount of the trust-preferred securities (net of issuance costs, which are being amortized over the life of the securities) is classified between liabilities and equity on the Corporation's consolidated balance sheet under the caption "guaranteed preferred beneficial interests in the Corporation's subordinated debentures". Under current regulatory guidelines, such trust-preferred securities are included as capital for purposes of meeting certain ratio requirements. The trust-preferred securities account for most of the 1998 increase in interest expense from debt obligations.

         As noted previously, the Corporation owns (directly or indirectly) between 26% and 100% of its consolidated affiliated banks. For banks which are not wholly-owned by the Corporation, appropriate accounting recognition is given to applicable minority interests in those subsidiaries on the Corporation's consolidated balance sheet. Minority interests in consolidated subsidiaries approximated $27.6 million at December 31, 1998 and $11 million at December 31, 1997 ($4.7 million at December 31, 1996). Resources provided by minority interests approximated $16.6 million in 1998 and $6.3 million in 1997. The Corporation's strategy of majority ownership (less than 100% ownership) for its de novo expansion has generated significant resources provided by minority interests in those entities.

         Stockholders' equity approximated $49.3 million at December 31, 1998, an increase of $4.3 million for the year. Such net increase is the result of net income for the year, less cash dividends paid, and proceeds from the exercise of stock options and shares issued to acquire the minority interest in a particular bank subsidiary.

         In December 1998, the Corporation issued a 6-for-5 (20%) stock split. All share and per share information appearing in the consolidated financial statements has been retroactively restated to reflect the stock split as if it had occurred at the beginning of the periods presented.

         Near year end 1996 and 1997, the Corporation issued 10% stock dividends whereby each shareholder received one share for each ten shares then held. All per-share information appearing in the consolidated financial statements has been retroactively restated to reflect such stock dividends as if they had occurred at the beginning of the periods presented. Although stock dividends do not reduce stockholders' equity, or result in currently taxable income to the recipients, accounting rules require that a transfer be made from retained earnings to common stock when such stock dividends are "paid". Such accounting recognition is required to be made based on the fair value of the shares distributed. Due to increases in the market value of the Corporation's common stock, distribution of the 1997 10% stock dividend resulted in negative retained earnings at December 31, 1997.

         During 1998, 1997 and 1996, the Corporation paid cash dividends per share of $0.33, $0.30 and $0.25, respectively (restated, as previously discussed). The Corporation currently intends to continue payment of quarterly cash dividends for the foreseeable future; however, future payment of any cash dividends is contingent upon liquidity, cash adequacy and other factors in future periods. Accordingly, there can be no assurance with respect to payment of future cash dividends.

         At December 31, 1998, stockholders' equity approximated 4.8% of total assets, a decrease from 6.5% at December 31, 1997. The 1998 percentage decrease resulted from significant asset growth during the year. Total equity capital (stockholders' equity plus minority interest in consolidated subsidiaries) amounted to $76.9 million or 7.5% of total assets at December 31, 1998. Total capital funds (Capitol Trust I preferred securities plus minority interest in consolidated subsidiaries plus stockholders' equity) approximated $101 million at December 31, 1998 or 9.9% of total assets.

         The Corporation and each of its affiliated banks are subject to very complex banking rules and regulations relating to capital adequacy. Key ratios of leverage, Tier I capital and Tier II capital (as those terms are currently defined in regulatory guidance) and corresponding ratios in relation to total assets and risk-weighted assets are set forth in Note O of the consolidated financial statements appearing on pages 58-60 of the Annual Report.

         Under the current regulatory framework, banks are categorized as "well capitalized", "adequately capitalized" or "inadequately capitalized". Banks which fall into the "inadequately capitalized" category are subject to the "prompt corrective action" provisions of the FDIC Improvement Act, which can result in significant regulatory agency intervention and other adverse action. Although it is permissible to maintain capital adequacy at the "adequately capitalized" level, the Corporation's management proactively manages the capital of each affiliated bank with the current objective of maintaining those banks in the "well capitalized" category. Classification as a "well capitalized" institution enables such institutions to enjoy the lowest-cost deposit insurance assessment and less restrictive regulatory intervention in relation to certain banking business activities.

         De novo banks, as a condition of charter approval, are required to maintain certain higher capital ratios. Generally, such banks are required to maintain a Tier I capital to assets ratio of not less than 8% for the first three years of operation in addition to maintaining the previously discussed allowance for loan losses of not less than 1% of portfolio loans. Such capital ratio requirements, in the opinion of management, do not constrict the operations of de novo banks during the period that the ratios are required and, consistent with management's effort to maintain capital adequacy at each affiliated bank, the Corporation will infuse such amounts of capital as are necessary to maintain compliance with those capital requirements.

         In the opinion of management, all of the Corporation's affiliated banks meet the criteria to be classified as "well capitalized" at December 31, 1998.

TRENDS AFFECTING OPERATIONS
         The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

         Changes in interest rates, either up or down, can have an impact on net interest income (plus or minus), depending on the direction and timing of such changes. At any point in time, there is a difference between interest rate-sensitive assets and interest rate-sensitive liabilities. That difference, from a timing perspective, arises because it is practically impossible to maintain a perfectly matched relationship between rate-sensitive assets and liabilities. This means that when interest rates change, the timing of the effect of such interest rate changes can differ between their effect on assets and liabilities. The difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes the Corporation's consolidated financial position in relation to "gap" at December 31, 1998 (dollar amounts in thousands):

                                                                     Interest Rate Sensitivity
                                               ----------------------------------------------------------------------
                                                   0 to 3           4 to 12             1 to 5               Over
                                                   Months            Months              Years             5 Years        Total
                                               --------------     -------------     ---------------      ------------   -----------
ASSETS
    Federal funds sold                         $      104,050                                                           $   104,050
    Interest-bearing deposits with banks                1,732                                                                 1,732
    Loans held for resale                              36,789                                                                36,789
    Investment securities                              34,509     $      21,905     $        24,098      $      5,952        86,464
    Portfolio loans:
       Commercial                                     300,542            74,710             213,369             1,730       590,351
       Real estate mortgage                            21,264            17,064              39,240             3,240        80,808
       Installment                                      7,445            14,181              30,628               867        53,121
    Non-earning assets and other                                                              2,919                          71,129
                                               --------------     -------------     ---------------      ------------   -----------
          Total Assets                         $      506,331     $     127,860     $       310,254      $     11,789   $ 1,024,444
                                               ==============     =============     ===============      ============   ===========

LIABILITIES AND STOCKHOLDERS'
  EQUITY
    Interest-bearing deposits:
       Time deposits over $100,000             $       81,468     $     100,540     $        39,092                     $   221,100
       Time deposits under $100,000                    71,950           177,387              52,251      $         77       301,665
       All other interest-bearing deposits            247,139                                                               247,139
                                               --------------     -------------     ---------------      ------------   -----------
    Total interest-bearing deposits                   400,557           277,927              91,343                77       769,904
    Debt obligations                                   20,600             2,000               1,000                          23,600
    Non-interest bearing liabilities                                                                                        129,817
    Capitol Trust I preferred securities                                                                       24,255        24,255
    Minority interest in consolidated
     subsidiaries                                                                                                            27,576
    Stockholders' equity                                                                                                     49,292
                                               --------------     -------------     ---------------      ------------   -----------
          Total Liabilities and Stockholders'
             Equity                            $      421,157     $     279,927     $        92,343      $     24,332   $ 1,024,444
                                               ==============     =============     ===============      ============   ===========

Interest rate sensitive period gap             $       85,174     $    (152,067)    $       217,911      $    (12,543)

Interest rate sensitive cumulative gap         $       85,174     $     (66,893)    $       151,018      $    138,475

Period rate sensitive assets/period rate
   sensitive liabilities                                 1.20              0.46                3.36              0.48
Cumulative rate sensitive assets/cumulative
   rate sensitive liabilities                            1.20              0.90                1.19              1.17
Cumulative gap to total assets                           8.31%            -6.53%              14.74%            13.52%

         The "gap" changes daily based upon changes in the underlying assets and liabilities at each of the Corporation's affiliate banks. Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, the "gap" differs at each of the banks, and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the corresponding effect on customer behavior.

         The Corporation's affiliated banks endeavor to manage and monitor interest rate risk in concert with market conditions. Management strives to maintain a balanced position of interest rate-sensitive assets and liabilities. The Corporation and its banks have not engaged in speculative positions through the use of derivatives in anticipation of interest rate movements. In these most recent periods of lower interest rates, affiliated banks emphasize variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will typically increase during periods of lower rates and, accordingly, result in higher interest costs on deposits, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict. In addition to interest rate risk relating to the Corporation's interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks. For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

         As a means of monitoring and managing exposure to interest rate risk, management uses a computerized simulation model which, at a static point in time, is intended to estimate pro forma effects of changes in interest rates. Using the consolidated "gap" table information above and the Corporation's simulation model, the following table illustrates, on a consolidated basis, changes which would occur in annual levels of interest income, interest expense and net interest income (in thousands) assuming one hundred and two hundred basis point ("bp") increases and decreases in interest rates:


                                  Pro Forma
                                   Assuming           Pro Forma Effect of              Pro Forma Effect of
                                  No Change         Interest Rate Increases          Interest Rate Decreases
                                 in Interest      ----------------------------     -----------------------------
                                    Rates            +100 bp         +200 bp          -100 bp          -200 bp
                                 ------------     ------------    ------------     ------------     ------------
Interest income                  $     76,986     $     82,376    $     87,764     $     71,683     $     66,409
Interest expense                       40,089           44,943          49,798           35,234           30,380
                                 ------------     ------------    ------------     ------------     ------------

   Net interest income           $     36,897     $     37,433    $     37,966     $     36,449     $     36,029
                                 ============     ============    ============     ============     ============

         The pro forma analysis above is intended to quantify theoretical changes in interest income based on stated assumptions. Such pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans or the ability of banks to obtain deposits in a radically changed interest-rate environment and how management would revise its asset and liability management priorities in concert with rate changes.

         Simulation modeling techniques are inherently flawed and inaccurate due to the number of variables and due to the fact that the actual effects of changes in interest rates are subject to some variables (for example, customer behavior) which simulation models cannot effectively predict. Therefore, actual future results will differ from pro forma simulation model analyses and such differences may be significant.

         General economic conditions also have a significant impact on financial institution results of operations and financial condition. Economic conditions nationally and in the banks' local environments have remained relatively stable and positive. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits. Throughout 1998, 1997 and 1996, the U.S. economy has continued to produce the longest peacetime economic expansion in history. While worldwide economic conditions are unstable, the duration of the current economic expansion period in the United States is questionable. Additionally, issues regarding the century date change and its impact on financial institutions, their customers and the economy in general are uncertain.

         Continuing consolidation of the banking industry on a national basis, and in the respective markets of the Corporation's banks, has presented opportunities for growth. As a result of consolidation of the banking industry, coupled with the closure of branch locations by larger institutions and conversion of customer relationships into perceived `commodities' by the larger banks, many customer relationships have been displaced, generating opportunities for development by the Corporation's banks. For retail customers, banking services have become a commodity in an environment that is dominated by larger mega-bank or mass-merchandising institutions. For the professional, entrepreneur and other customers seeking a more service-oriented, customized banking relationship, the Corporation's affiliated banks fill that need through their focus on single-location banks with full, local decision-making authority. In those markets in which the Corporation's affiliated banks are located, the banks focus on service delivery and keeping the bank's size at an appropriate level; only a modest market share of deposits and loan activity is necessary to achieve profitability and reasonable earnings performance.

         The ongoing banking consolidation environment further presents opportunities for expansion of de novo banking activities in numerous markets. While it is difficult to predict specific locations and markets for future de novo banking development, plans are underway in early 1999 for additional de novo banks in Arizona and elsewhere in the southwestern United States as well as exploring opportunities in the midwest.

         As previously discussed, de novo banks generally incur operating losses during their early periods of operations. Management expects the Corporation's recently-formed de novo banks to detract from consolidated earnings performance and additional de novo banks formed in 1999 and beyond will similarly adversely impact short-term profitability. On a consolidated basis, such operating losses reduce net income by the pro rata share of the Corporation's ownership percentage in those de novo banks. When de novo banks become profitable, their operating results will contribute to consolidated earnings to the extent of the Corporation's ownership percentage.

         Commercial banks continue to be subject to significant regulatory requirements which impact current and future operations. In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy (to name a few), the costs of financial institution regulation are significant. Such costs include, but are not limited to, the significant amount of management time and expense which is incurred in maintaining compliance and developing systems for compliance with those rules and regulations as well as the cost of examinations, audits and other compliance activities.

         Premiums for FDIC insurance have historically been significant costs of doing business as financial institutions. In recent years, however, deposit insurance premiums have been maintained at a stable and modest level by the Corporation maintaining its banks in the so-called

"well capitalized" category of capital adequacy and the overall health of the banking industry, in general. Future deposit insurance premium levels are difficult to predict inasmuch as deposit insurance premiums will be determined based on general economic conditions, the relative health of the banking and financial institution industry and other unpredictable factors. It is reasonable to expect that deposit insurance premiums will increase at some point in the future.

         The future of financial institution regulation, and the costs of regulation is uncertain and difficult to predict.

         The ongoing expansion of Internet and `e-commerce' activity continues to evolve. Thus far, the Corporation's banks have not experienced significant competition from competitors' delivery of banking services via the Internet or other e-commerce channels. The impact of the Internet and e-commerce on the Corporation's banks is difficult to predict; the Corporation's information systems staff is continuing to explore implementation of Internet banking opportunities for the Corporation's banks. Management expects that Internet banking and e-commerce, in general, will result in deposits being obtained as more of a "commodity" in the future, while nongeneric loan products will continue to be handled face-to-face with the customer.

YEAR 2000
         Bank regulatory agencies, other regulatory bodies and the media have focused on business continuity issues associated with computer systems and the year 2000. Often described as the "Y2K" issue, financial institutions are collectively being closely monitored for their plans to eliminate potential computer processing problems on or after January 1, 2000. Regulatory agencies are concerned about financial institution readiness with their internal systems to accommodate the year 2000 transition. Specifically, financial institutions are required to adopt a comprehensive Y2K compliance plan which is reviewed by various bank regulatory agencies from time to time in terms of carrying out the aspects of the plan and its impact on financial institution readiness.

         The Corporation and its banks are subject to the requirements as outlined by the Federal Financial Institutions Examination Counsel (FFIEC). As such, the measures that have been taken follow those guidelines regarding the Awareness, Assessment, Renovation, Validation (testing) and Implementation phases as more fully defined and described in various interagency publications. Year 2000 issues and plan status updates are communicated under these same guidelines to the various boards of directors of the Corporation and its bank subsidiaries. Further, periodic year 2000 reviews are performed by various banking regulatory agencies and the Corporation's internal audit staff. Throughout 1998 and continuing in 1999, both mission-critical and nonmission-critical programs and systems are being addressed in an attempt to avoid unnecessary business interruptions. The review is comprehensive and covers a variety of third party providers as well as internal systems. The vast majority of programs in use are "packaged" or "turn key" in nature, upon which the Corporation will primarily rely on its vendors for resolution of year 2000 issues. Following the guidelines as set forth by the FFIEC, changes, modifications or replacements to those programs are being made in conjunction with test results. Except for its reliance on certain software and hardware vendors for year 2000 solutions, the

Corporation and its banks have minimal dependence on other vendors on which the century date change is expected to have a material impact.

         Certain key milestone dates for the Renovation and Implementation phases have been established by the FFIEC. The Awareness, Assessment and Validation phases have been completed. The Renovation and Implementation phases are on schedule as of December 31, 1998.

         The efforts of the Corporation and its banks on this issue are significant and ongoing.

         During the fourth quarter of 1998, certain of the Corporation's and the banks' systems and software were tested for year 2000 readiness. Based on the results of that testing, no significant mission-critical system failures were observed. Other key planning and testing efforts will occur throughout calendar 1999, consistent with the FFIEC's guidance and other regulatory requirements.

         Contingency plans, intended to address alternative courses of action in the event that certain systems and software do not function properly with the date change, are in the process of development. Timing and development of those contingency plans are currently evolving in accordance with the FFIEC's guidance and other regulatory requirements. Those contingency plans are expanded in scope and also include infrastructure issues such as continuity of electricity provided by public power companies and telecommunications provided by a variety of entities.

         From a federal financial institution regulatory standpoint, most of the recent monitoring and examinations performed by federal financial institution regulatory agencies have been performed by the FDIC. Those FDIC examinations have been frequent and are expected to be ongoing throughout 1999. Examinations are performed on location at each bank insured by the FDIC, as required by Congressional mandate. The FDIC, based on the results of its examination procedures, determines a financial institution's `rating' regarding its year 2000 readiness. Those ratings are `satisfactory', `needs improvement' or `unsatisfactory'. Federal banking regulations prohibit disclosure of those ratings to the public and outside parties by an institution. The FFIEC does, however, maintain a website address which includes an updated list of financial institutions that have been subject to enforcement actions relating to regulatory concerns with the banks' current year 2000 readiness status. As of December 31, 1998, none of the Corporation's banks were listed as being subject to enforcement action for year 2000 readiness.

         The Corporation's and its banks' risk of year 2000 problems principally center around the ability of various systems and software to continue processing transactions and accurately accounting for activity in customer accounts after the century date change. Even with the extensive testing methodologies implemented by this Corporation, its banks and other financial institutions, until the century date change actually occurs and it is determined that such systems properly process data after that date, there can be no assurance that such systems will function properly, despite adequate and appropriate planning, testing and remediation efforts.

         Regulatory agencies require banks to update their customers on the banks' compliance efforts. Letters and informational brochures are being sent to customers notifying them of the banks' efforts at addressing the year 2000 issue, while block messages are being included on customers' account statements. The Corporation and its banks are also following regulatory mandates that require an assessment of their customers' year 2000 readiness efforts. Each bank has distributed questionnaires requesting the status of certain customers' year 2000 readiness which the banks are reviewing and pursuing as deemed necessary.

         The Corporation estimates its cost to address the year 2000 issue approximated $250,000 in 1998. These costs principally relate to the added personnel costs, external consultants and software upgrades in addition to the costs of testing and planning. Such costs are difficult to estimate. Management expects to incur a similar amount of such costs on this matter in 1999.

         The Corporation and its banks, in their ongoing effort to competently address evolving Y2K issues, will continue to devote both human and financial resources to this issue.

NEW ACCOUNTING STANDARDS
         Certain new accounting standards became applicable to the Corporation during 1998.

         Financial Accounting Standards Board (FASB) Statement No. 130, "Reporting Comprehensive Income" requires presentation of all components of "comprehensive income" and "total comprehensive income". This new standard became effective for the Corporation January 1, 1998. Implementation of this new accounting standard had no impact on the Corporation's financial position or results of operations for the year ended December 31, 1998. Components of comprehensive income and total comprehensive income are included in the consolidated statements of stockholders' equity.

         FASB Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" revises reporting of information about operating segments in annual and interim financial statements. This Statement sets revised standards for disclosures about products and services, geographic areas and major customers. It is intended to promote a more practical approach to segment reporting by requiring presentation of information on the basis which is used internally by management for evaluating segment performance and allocation of resources to segments of the enterprise. The Statement permits aggregation or combination of segments which have similar characteristics. Although the Corporation's banks operate independently and are managed and monitored separately, each bank is substantially similar in terms of business focus, types of customers, products and services. Further, each of the banks and the Corporation are subject to substantially similar laws and regulations unique to the banking industry. Accordingly, the consolidated financial statements reflect the presentation of segment information on an aggregated basis.

         FASB Statement No. 133, "Accounting For Derivative Instruments and Hedging Activities" requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value would be included in income, or comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new accounting standard will become effective for the Corporation in 2000 and, because the Corporation has not typically entered into derivative contracts either to hedge existing risks or for speculative purposes, is not expected to have a material effect on its financial statements.

         The American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Costs of Computer Software Developed or Obtained for Internal Use". It requires capitalization of certain costs of development of software and is not expected to have a material effect on the Corporation's financial statements when implemented in 1999.

         The AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". It requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement will require a cumulative effect adjustment for those companies that had previously capitalized start-up and organization costs and will become effective in 1999. Based on management's preliminary analysis, implementation of this standard is not expected to have a material impact on the Corporation's consolidated financial statements.

         A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Corporation's financial statements in future periods.

RESPONSIBILITY FOR FINANCIAL STATEMENTS
The Corporation's management is responsible for the preparation of the consolidated financial statements and all other information appearing in this Annual Report. The financial statements have been prepared in accordance with generally accepted accounting principles.

The Corporation's management is also responsible for establishing and maintaining the internal control structure of the Corporation. The general objectives of the internal control structure are to provide management with reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with generally accepted accounting principles. In fulfilling this objective, management has various control procedures in place which include, but are not limited to, review and approval of transactions, a code of ethical conduct for employees, internal auditing and an annual audit of the Corporation's consolidated financial statements performed by a qualified independent audit firm. Management believes the internal control structure of the Corporation to be adequate and that there are no material weaknesses in internal control.

FORWARD-LOOKING STATEMENTS
Certain of the statements contained in this Annual Report, including the Corporation's consolidated financial statements, Management's Discussion and Analysis of Financial Condition and Results of Operations and in other portions of this Annual Report that are not historical facts, including, without limitation, statements of performance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of the Corporation and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements. The words "intend", "expect", "project", "estimate", "predict", "anticipate", "should", "will", "believe", and similar expressions also are intended to identify forward-looking statements. Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to: (i) the results of the Corporation's efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting the Corporation's banking business and/or expansion strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability, (vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of the Corporation's banks and the Corporation's ability to respond to such actions, (ix) the cost of the Corporation's capital, which may depend in part on the Corporation's asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) "Year 2000" computer, imbedded chip and data processing issues, and (xii) other risks detailed in the Corporation's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written or oral forward-looking statements attributable to the Corporation or persons acting on its behalf are expressly qualified in their entirety by the foregoing factors. Investors and other interested parties are cautioned not to place undue reliance on such statements, which speak as of the date of such statements. The Corporation undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events.

REPORT OF INDEPENDENT AUDITORS
Board of Directors and Stockholders
Capitol Bancorp Ltd.



We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





Grand Rapids, Michigan
January 29, 1999

CONSOLIDATED BALANCE SHEETS

                                                                               - December 31 -
                                                                              1998           1997
                                                                          -----------      ---------
                                                                                  (in thousands)
ASSETS
Cash and due from banks                                                   $    45,263      $  29,860
Interest-bearing deposits with banks                                            1,732            260
Federal funds sold                                                            104,050         62,650
                                                                          -----------      ---------
                Cash and cash equivalents                                     151,045         92,770
Loans held for resale                                                          36,789         11,426
Investment securities--Note C:
        Available for sale, carried at market value                            83,597         62,253
        Held for long-term investment, carried at amortized cost
            which approximates market value                                     2,867          2,217
                                                                          -----------      ---------
                Total investment securities                                    86,464         64,470
Portfolio loans--Note D:
        Commercial                                                            590,351        395,938
        Real estate mortgage                                                   80,808         66,630
        Installment                                                            53,121         40,187
                                                                          -----------      ---------
                Total portfolio loans                                         724,280        502,755
        Less allowance for loan losses                                         (8,817)        (6,229)
                                                                          -----------      ---------
                Net portfolio loans                                           715,463        496,526
Premises and equipment--Note F                                                 11,646          7,579
Accrued interest income                                                         5,100          4,116
Excess of cost over net assets of acquired subsidiaries                         2,626          2,154
Other assets                                                                   15,311         11,515
                                                                          -----------      ---------
                TOTAL ASSETS                                              $ 1,024,444      $ 690,556
                                                                          ===========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
        Noninterest-bearing                                               $   120,986      $  83,487
        Interest-bearing--Note G                                              769,904        520,920
                                                                          -----------      ---------
                Total deposits                                                890,890        604,407
Debt obligations--Note H                                                       23,600
Accrued interest on deposits and other liabilities                              8,831          5,971
                                                                          -----------      ---------
                Total liabilities                                             923,321        610,378

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN
  THE CORPORATION'S SUBORDINATED DEBENTURES--
  Note I                                                                       24,255         24,126
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES--
  Note A                                                                       27,576         11,020

STOCKHOLDERS' EQUITY--Notes J and O:
Common stock, no par value,
  10,000,000 shares authorized;
  issued and outstanding:
        1998 -- 6,344,886 shares
        1997 -- 6,238,056 shares                                               51,868         50,312
Retained earnings                                                              (2,019)        (4,553)
Market value adjustment (net of tax effect) for investment securities
  available for sale (accumulated other comprehensive income)                     168            143
                                                                          -----------      ---------
                                                                               50,017         45,902
Less unallocated ESOP shares--Note K                                             (725)          (870)
                                                                          -----------      ---------
                Total stockholder's equity                                     49,292         45,032
                                                                          -----------      ---------
            TOTAL LIABILITIES AND
              STOCKHOLDERS EQUITY                                         $ 1,024,444      $ 690,556
                                                                          ===========      =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


                                                                   - Year Ended December 31 -
                                                                  1998        1997        1996
                                                                -------     -------     -------
                                                             (in thousands, except per share data)
Interest income:
         Portfolio loans (including fees)                       $59,132     $42,448     $31,454
         Loans held for resale                                    1,529         536         819
         Taxable investment securities                            3,765       3,525       2,262
         Federal funds sold                                       5,013       2,805       1,541
         Interest-bearing deposits with banks and other             118          33          60
         Dividends on investment securities                         111         202         343
                                                                -------     -------     -------
                  Total interest income                          69,668      49,549      36,479

Interest expense:
         Demand deposits                                          7,211       4,111       2,418
         Savings deposits                                         1,487       1,544       1,384
         Time deposits                                           25,450      18,445      13,490
         Debt obligations                                         2,486         752         496
         Other                                                       36                      12
                                                                -------     -------     -------
                  Total interest expense                         36,670      24,852      17,800
                                                                -------     -------     -------
                  Net interest income                            32,998      24,697      18,679
Provision for loan losses--Note D                                 3,523       2,049       1,196
                                                                -------     -------     -------
                  Net interest income after
                    provision for loan losses                    29,475      22,648      17,483

Noninterest income:
         Service charges on deposit accounts                      1,202         859         746
         Trust fee income                                           472         355         262
         Fees from origination of non-portfolio residential
           mortgage loans                                         1,383         298         200
         Realized gain on sale of investment securities
           available for sale                                         2          69          82
         Other                                                      499         576         415
                                                                -------     -------     -------
                  Total noninterest income                        3,558       2,157       1,705

Noninterest expense:
         Salaries and employee benefits                          13,376       8,394       6,387
         Occupancy                                                2,373       1,421         924
         Equipment rent, depreciation and maintenance             3,030       2,052       1,011
         Deposit insurance premiums                                 121          88         425
         Other                                                    6,921       4,405       3,560
                                                                -------     -------     -------
                  Total noninterest expense                      25,821      16,360      12,307
                                                                -------     -------     -------
                  Income before federal income taxes              7,212       8,445       6,881
Federal income taxes--Note L                                      2,584       2,888       2,245
                                                                -------     -------     -------

                  NET INCOME                                    $ 4,628     $ 5,557     $ 4,636
                                                                =======     =======     =======

                  NET INCOME PER
                    SHARE--Note Q:
                      Basic                                     $  0.74     $  0.91     $  0.85
                                                                =======     =======     =======

                      Diluted                                   $  0.72     $  0.88     $  0.82
                                                                =======     =======     =======

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                         Accumulated
                                                                                            Other     Unallocated
                                                                  Common      Retained  Comprehensive     ESOP
                                                                   Stock      Earnings     Income        Shares      Total
                                                                   -----      --------     ------        ------      -----
Balances at January 1, 1996                                       $22,150     $ 8,414        $413        $(112)     $30,865
Issuance of 606,446 shares of common stock
  upon exercise of warrants                                         4,543                                             4,543
Issuance of 213,457 shares of common stock
  upon exercise of stock options                                    1,549                                             1,549
Issuance of 20,360 shares of common stock
  pursuant to Shareholder Investment Plan                             179                                               179
Issuance of 491,284 shares of common stock
  upon distribution of 10% stock dividend                           6,551      (6,553)                                   (2)
Allocation of shares to ESOP participants'
  accounts                                                                                                 112          112
Cash dividends paid ($.24 per share)                                           (1,347)                               (1,347)
Components of comprehensive income:
  Net income for 1996                                                           4,636                                 4,636
  Market value adjustment for investment
   securities available for sale (net of tax effect)                                         (376)                     (376)
                                                                                                                    -------
  Total comprehensive income for 1996                                                                                 4,260
                                                                  -------     -------        ----        -----      -------
BALANCES AT DECEMBER 31, 1996                                      34,972       5,150          37                    40,159
Issuance of 189,728 shares of common stock
  upon exercise of warrants                                         1,292                                             1,292
Issuance of 75,758 shares of common stock
  upon exercise of stock options                                      619                               (1,015)        (396)
Issuance of 566,676 shares of common stock
  upon distribution of 10% stock dividend                          13,429     (13,429)
Allocation of shares to ESOP participants'
  accounts                                                                                                 145          145
Cash dividends paid ($.30 per share)                                           (1,831)                               (1,831)
Components of comprehensive income:
  Net income for 1997                                                           5,557                                 5,557
  Market value adjustment for investment
   securities available for sale (net of tax effect)                                          106                       106
                                                                                                                     ------
  Total comprehensive income for 1997                                                                                 5,663
                                                                  -------     -------        ----        -----      -------

BALANCES AT DECEMBER 31, 1997                                      50,312      (4,553)        143         (870)      45,032

Issuance of 73,852 shares of common stock
  upon exercise of stock options                                      816                                               816
Issuance of 33,205 shares of common stock to
  acquire minority interest in bank subsidiary                        745                                               745
Allocation of shares to ESOP participants'
  accounts                                                                                                 145          145
Cash dividends paid ($.33 per share)                                           (2,094)                               (2,094)
Cash in lieu of fractional shares upon issuance of
  stock split                                                          (5)                                               (5)
Components of comprehensive income:
  Net income for 1998                                                           4,628                                 4,628
  Market value adjustment for investment
   securities available for sale (net of tax effect)                                           25                        25
                                                                                                                    -------
  Total comprehensive income for 1998                                                                                 4,653
                                                                  -------     -------        ----        -----      -------

BALANCES AT DECEMBER 31, 1998                                     $51,868     $(2,019)       $168        $(725)     $49,292
                                                                  =======     =======        ====        =====      =======

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

                                                                                                   - Year Ended December 31 -
                                                                                             1998           1997             1996
                                                                                          ---------       ---------       ---------
                                                                                                        (in thousands)
OPERATING ACTIVITIES
     Net income                                                                           $   4,628       $   5,557       $   4,636
     Adjustments to reconcile net income to net
       cash provided (used) by operating activities:
         Provision for loan losses                                                            3,523           2,049           1,196
         Depreciation of premises and equipment                                               2,025           1,325             653
         Amortization of goodwill and other intangibles                                         225             193             193
         Net accretion of investment security discounts                                        (174)           (315)           (267)
         Loss on sale of premises and equipment                                                  51             486               7
         Deferred income taxes                                                               (1,657)           (842)           (550)
     Originations and purchases of loans held for resale                                   (361,769)       (142,254)       (192,643)
     Proceeds from sales of loans held for resale                                           336,406         137,577         192,923
     Increase in accrued interest income and other assets                                    (2,818)         (3,065)         (1,301)
     Increase in accrued interest on deposits and other liabilities                           2,860           1,263             503
                                                                                          ---------       ---------       ---------
         NET CASH PROVIDED (USED) BY OPERATING  ACTIVITIES                                  (16,700)          1,974           5,350

INVESTING ACTIVITIES
     Proceeds from sales of investment securities available for sale                          1,005           5,943           4,461
     Proceeds from maturities of investment securities available for sale                    64,266          34,262          39,742
     Purchases of investment securities available for sale                                  (87,049)        (55,481)        (56,882)
     Net increase in portfolio loans                                                       (222,460)       (145,529)        (74,457)
     Proceeds from sales of premises and equipment                                               38             407              13
     Purchases of premises and equipment                                                     (6,181)         (4,376)         (3,656)
                                                                                          ---------       ---------       ---------
         NET CASH USED BY INVESTING ACTIVITIES                                             (250,381)       (164,774)        (90,779)

FINANCING ACTIVITIES
     Net increase in demand deposits, NOW accounts
       and savings accounts                                                                 137,953          74,259          43,902
     Net increase in certificates of deposit                                                148,530          93,982          51,977
     Net proceeds from (payments on) debt obligations                                        23,600          (6,500)         (2,100)
     Resources provided by minority interest                                                 16,556           6,289           4,730
     Net proceeds from issuance of common stock                                                 816           1,912           6,271
     Net proceeds from issuance of trust-preferred securities                                                24,126
     Cash dividends paid and payments in lieu of
       fractional shares                                                                     (2,099)         (1,831)         (1,349)
                                                                                          ---------       ---------       ---------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                                          325,356         192,237         103,431
                                                                                          ---------       ---------       ---------
         INCREASE IN CASH AND CASH EQUIVALENTS                                               58,275          29,437          18,002
   Cash and cash equivalents at beginning of year                                            92,770          63,333          45,331
                                                                                          ---------       ---------       ---------
         CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $ 151,045       $  92,770       $  63,333
                                                                                          =========       =========       =========


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION

Capitol Bancorp Ltd. (the "Corporation") is a multibank holding company. Consolidated subsidiaries consist of the following:

                                                                             Percentage          Year Formed
             Affiliate                              Location                   Owned             or Acquired
-------------------------------------    -------------------------------    -------------     ------------------
Ann Arbor Commerce Bank                  Ann Arbor, Michigan                     100%                1990
Brighton Commerce Bank                   Brighton, Michigan                       59%                1997
Capitol National Bank                    Lansing, Michigan                       100%                1982
Detroit Commerce Bank                    Detroit, Michigan                        93%                1998
Grand Haven Bank                         Grand Haven, Michigan                   100%                1995
Kent Commerce Bank                       Grand Rapids, Michigan                   51%                1998
Macomb Community Bank                    Clinton Township, Michigan               51%                1996
Muskegon Commerce Bank                   Muskegon, Michigan                       51%                1997
Oakland Commerce Bank                    Farmington Hills, Michigan              100%                1992
Paragon Bank & Trust                     Holland, Michigan                       100%                1994
Portage Commerce Bank                    Portage, Michigan                       100%                1990
Sun Community Bancorp Ltd.:                                                       51%                1997
   Bank of Tucson                        Tucson, Arizona                                             1996
   Camelback Community Bank              Phoenix, Arizona                                            1998
   Mesa Bank                             Mesa, Arizona                                               1998
   Southern Arizona Community
    Bank                                 Tucson, Arizona                                             1998
   Sunrise Bank of Arizona               Phoenix, Arizona                                            1998
   Valley First Community Bank           Scottsdale, Arizona                                         1997


Sun Community Bancorp Limited ("Sun") was formed in 1997 and became a majority-owned subsidiary as a result of a share exchange with the shareholders of Bank of Tucson. In that share exchange, Bank of Tucson (previously a majority-owned direct subsidiary of Capitol Bancorp Ltd.) then became a wholly-owned subsidiary of Sun. Consolidated subsidiaries of Sun, exclusive of Bank of Tucson, are approximately 51% owned by Sun. Sun raised additional capital in 1998 through private stock offerings aggregating $17 million, including $8.7 million invested by Capitol Bancorp.

The Corporation and its subsidiaries are engaged in a single business activity--banking. The bank affiliates provide a full range of banking services to individuals, businesses and other customers located in their respective communities. Each of the banks generally operate from a single location and focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. In addition, trust services are offered through Paragon Bank & Trust. The principal markets for the banks' financial services are the communities in which they are located and the areas immediately surrounding those communities. In addition to commercial

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION--Continued

banking units, mortgage banking activities are offered through Amera Mortgage Corporation, a 49% owned affiliate, and Sun Community Mortgage Company, a wholly-owned subsidiary of Bank of Tucson.

Financial Accounting Standards Board ("FASB") Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" became effective for and has been implemented by the Corporation in 1998. This new accounting standard revises the definition of reportable `segments' and the presentation of related disclosures. The standard focuses on the identification of reportable segments on the basis of discreet business units and their financial information to the extent such units are reviewed by an entity's `chief decision maker' (which can be an individual or group of management persons). The Statement permits aggregation or combination of segments which have similar characteristics.

In the Corporation's operations, each bank is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although the banks operate independently and are managed and monitored separately, each bank is substantially similar in terms of business focus, type of customers, products and services. Further, each of the banks and the Corporation are subject to substantially similar laws and regulations unique to the banking industry. Accordingly, the Corporation's consolidated financial statements reflect the presentation of segment information on an aggregated basis.

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests. Banks formed or otherwise acquired during 1996, 1997 and 1998 are included in the consolidated financial statements for periods after joining the consolidated group. Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--Continued

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

Loans Held For Resale: Loans held for resale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for resale are stated at the aggregate lower of cost or market.

Investment Securities: Investment securities "available for sale" (generally most debt securities investments of the Corporation), are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment and are carried at amortized cost which approximates market value (see Note C). Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of the specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Substantially all portfolio loans are made to borrowers in the banks' geographic areas. Consistent with the banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Corporation's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

Interest and Fees on Loans: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans approximate related costs incurred.

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

Excess of Cost Over Net Assets of Acquired Subsidiaries: Goodwill is amortized on a straight-line basis over various periods not to exceed 15 years. Management periodically reviews long-lived assets, including associated goodwill, for potential impairment based upon projected undiscounted net cash flows, when applicable, and the related amortization periods.

Other Real Estate: Other real estate (included as a component of other assets and which, at December 31, 1998 and 1997 approximated $541,000 and $165,000, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

Stock-Based Compensation: No stock-based compensation expense is recorded upon granting of stock options, because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 and are granted at an exercise price equal to the market price of common stock at grant date. Pro forma disclosure of alternative accounting recognition is made elsewhere herein (see Note J).

Trust Assets and Related Income: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Corporation's banks is not included in the consolidated balance sheet because such property is not an asset of the banks or the Corporation. Trust fee income is recorded on the accrual method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

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

Comprehensive Income: "Comprehensive income", as that term is defined in FASB Statement No. 130, is the sum of net income and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Corporation's only element of comprehensive income other than net income was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders' equity presented herein. Implementation of this new accounting standard in 1998 had no impact on the Corporation's consolidated financial position or results of operations.

NOTE C--INVESTMENT SECURITIES

Investment securities consisted of the following at December 31 (in thousands):

                                                                  1998                                 1997
                                                    ---------------------------------    ---------------------------------
                                                                        Estimated                              Estimated
                                                      Amortized           Market           Amortized            Market
                                                        Cost              Value               Cost               Value
                                                    --------------    ---------------    ---------------    --------------
Available for sale:
  United States Treasury securities                     $35,123           $35,307           $24,132           $24,243
  United States government agency
   securities                                            45,322            45,360            36,298            36,407
  States and political subdivisions                       2,897             2,930             1,610             1,603
                                                        -------           -------           -------           -------
                                                         83,342            83,597            62,040            62,253
Held for long-term investment:
  Federal Reserve Bank stock                                116               116               116               116
  Federal Home Loan Bank stock                            1,431             1,431             1,073             1,073
  Corporate stock                                         1,320             1,320             1,028             1,028
                                                        -------           -------           -------           -------
                                                          2,867             2,867             2,217             2,217
                                                        -------           -------           -------           -------
                                                        $86,209           $86,464           $64,257           $64,470
                                                        =======           =======           =======           =======




At December 31, 1998, securities with a market value approximating $7 million were pledged to secure public and trust deposits and for other purposes as required by law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE C--INVESTMENT SECURITIES--CONTINUED

Gross unrealized gains and losses on investment securities available for sale were as follows (in thousands):


                                                                     - December 31 -
                                                            1998                        1997
                                                   ----------------------         ------------------
                                                   Gains           Losses         Gains       Losses
                                                   -----           ------         -----       ------
United States Treasury securities                  $185             $  1          $112         $  1
United States government agency securities          131               93           142           33
States and political subdivisions                    33                              2            9
                                                   ----             ----          ----         ----
                                                   $349             $ 94          $256         $ 43
                                                   ----             ----          ----         ----


Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 1998 were as follows (in thousands):

                                                                            Estimated
                                                         Amortized            Market
                                                           Cost               Value
                                                       --------------     --------------
Due in one year or less                                   $40,653            $40,728
After one year, through five years                         37,744             37,928
After five years, through ten years                         2,089              2,088
After ten years                                             2,856              2,853
Securities held for long-term investment,
  without stated maturities                                 2,867              2,867
                                                          -------            -------
                                                          $86,209            $86,464
                                                          =======            =======


NOTE D--LOANS

Transactions in the allowance for loan losses are summarized below (in thousands):

                                                           1998               1997               1996
                                                       --------------     --------------     --------------
Balance at January 1                                       $ 6,229            $ 4,578            $ 3,687
Provision charged to operations                              3,523              2,049              1,196
Loans charged off (deduction)                               (1,305)              (718)              (438)
Recoveries                                                     370                320                133
                                                           -------            -------            -------
     Balance at December 31                                $ 8,817            $ 6,229            $ 4,578
                                                           =======            =======            =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE D--LOANS--CONTINUED

Certain commercial loans are enrolled in a loan program sponsored by the State of Michigan. Under that program, the governmental unit shares loss exposure on such loans by funding reserves, which are placed as deposits at the banks. Loans participating in this program and related reserves approximated $24,870,000 and $1,953,000, respectively, at December 31, 1998 ($18,719,000 and $1,788,000,
respectively, at December 31, 1997). Such reserve amounts are separate and excluded from the allowance for loan losses.

At December 31, 1998 and 1997, impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material.

NOTE E--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Corporation's banking subsidiaries make loans to officers and directors of the Corporation and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 1998 and 1997, total loans to these persons approximated $59,939,000 and $28,962,000, respectively. During 1998, $52,397,000 of new loans were made to these persons and repayments totaled $21,420,000. Such loans are made at the banking subsidiaries' normal credit terms.

Such officers and directors of the Corporation (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries. Such deposits are similarly made at the banks' normal terms as to interest rate, term and deposit insurance.

NOTE F--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following (in thousands):

                                                           - December 31 -
                                                        1998             1997
                                                      --------         --------
Land, buildings and improvements                      $  2,795         $  1,975
Leasehold improvements                                   3,789            2,109
Equipment and furniture                                  9,485            6,561
                                                      --------         --------
                                                        16,069           10,645
Less accumulated depreciation                           (4,423)          (3,066)
                                                      --------         --------
                                                      $ 11,646         $  7,579
                                                      ========         ========

The Corporation and certain subsidiaries rent office space under operating leases. Rent expense (net of sublease income) under these lease agreements approximated $1,577,000, $958,000 and $614,000 (including rent expense of $893,000, $506,000 and $222,000 under leases with related parties) in 1998, 1997, and 1996, respectively. Future minimum rental payments under operating

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE F--PREMISES AND EQUIPMENT--CONTINUED

leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998 aggregate $18,374,000 due as follows: $2,191,000 in 1999, $2,208,000 in 2000, $1,995,000 in 2001, $2,005,000 in 2002, $1,882,000 in
2003 and $8,093,000 thereafter.

NOTE G--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $221.1 million and $139.9 million as of December 31, 1998 and 1997, respectively.

At December 31, 1998, the scheduled maturities of such time deposits were as follows (in thousands):

         1999                                         $ 182,008
         2000                                            25,627
         2001                                             6,419
         2002                                               743
         2003 and thereafter                              6,303
                                                      ---------
                                                      $ 221,100
                                                      =========


Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE H--DEBT OBLIGATIONS

Debt obligations consisted of the following (in thousands):


                                                          - December 31 -
                                                      1998               1997
                                                  --------------     --------------
       Short-term borrowings from Federal
         Home Loan Bank                           $   14,000
       Notes payable to unaffiliated bank              9,600
                                                  ----------            ------
                                                  $   23,600            $    0
                                                  ==========            ======


Short-term borrowings from Federal Home Loan Bank of Indianapolis in 1998 represented advances secured by certain portfolio residential real estate mortgage loans. Such advances become due at varying dates, generally within one year, and bear interest at market short-term rates. At December 31, 1998, unused lines of credit under these facilities approximated $1.1 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE H--DEBT OBLIGATIONS--CONTINUED

Notes payable to unaffiliated bank at December 31, 1998 represented borrowings under lines of credit. As amended and increased in early 1999, up to $20 million can be borrowed pursuant to a one-year revolving credit agreement which bears interest at a rate slightly less than prime rate (effectively 7.50% at December 31, 1998), payable monthly. The credit facility is reviewed annually for continuance and requires the Corporation, among other things, to maintain certain minimum levels of capital, rates of return on assets and other ratios or requirements and is secured by the common stock of certain bank subsidiaries. Interest paid under this credit facility approximated $5,000 in 1998, $562,000 in 1997 and $342,000 in 1996.

NOTE I--TRUST-PREFERRED SECURITIES

On December 19, 1997, the Corporation and a subsidiary (Capitol Trust I) completed a public offering of trust-preferred securities. Under the terms of the offering, Capitol Trust I (of which the Corporation owns 100% of the common interests of the Trust) issued 2,530,000 shares of preferred securities, $10 liquidation amount per preferred security. Gross proceeds from the offering aggregated $25.3 million. Upon receipt of the proceeds of the offering, Capitol Trust I purchased subordinated debentures of the Corporation of like amount, which bear interest at 8.5% payable quarterly and which mature in 2027 (which may be extended to 2036 if certain conditions are met) and are callable after 2002. The liquidation amount of the trust-preferred securities is guaranteed by the Corporation.

Interest paid to the Trust by the Corporation (which is recorded as interest expense in its consolidated financial statements) is distributed by the Trust to the holders of the trust-preferred securities. Under certain conditions, the Corporation may defer payment of interest on the subordinated debentures for periods of up to five years.

Because Capitol Trust I is a subsidiary (due to the Corporation's ownership of the common interests of the Trust), Capitol Trust I is consolidated with the Corporation for financial reporting purposes. The amount of outstanding trust-preferred securities (net of issuance costs which are being amortized over the life of the securities) is classified between liabilities and equity in the Corporation's consolidated balance sheet. Under current regulatory guidelines, such trust-preferred securities are included as capital for purposes of meeting certain ratio requirements.

NOTE J--COMMON STOCK AND STOCK OPTIONS

In December 1998 a 6-for-5 stock split occurred. In 1997 and 1996, the Corporation issued stock dividends of 10%. All share and per share data have been restated to reflect the stock split as if it had occurred at the beginning of the periods presented. Per share data has been restated for stock dividends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE J--COMMON STOCK AND STOCK OPTIONS--CONTINUED

Stock options have been granted to certain officers which provide for the purchase of shares of common stock. Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date, expire seven years after grant, and are currently exercisable.

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

                                                                                                           Weighted
                                                         Number of                                          Average
                                                          Options                  Exercise                Exercise
                                                        Outstanding              Price Range                 Price
                                                       --------------     ---------------------------     ------------
Outstanding at January 1, 1996                            580,775           $ 4.92     to   $  8.75           $  6.59
Granted in 1996                                           237,901             8.49     to     13.54             10.84
Exercised in 1996                                        (213,457)            5.23     to      6.06              5.72
Expired in 1996                                              (336)                   $4.92                       4.92
                                                         --------         ---------------------------         -------
Outstanding at December 31, 1996                          604,883             4.92     to     13.54              8.57

Granted in 1997                                           149,384            12.40     to     25.10             21.20
Exercised in 1997                                         (75,758)            4.92     to     13.25              6.20
Expired in 1997                                            (6,653)                    4.92                       4.92
                                                         --------         ---------------------------         -------
Outstanding at December 31, 1997                          671,856             4.92     to     25.10             11.63

Granted in 1998                                            18,710            17.23     to     24.38             20.94
Exercised in 1998                                         (73,852)            4.92     to     13.25              6.80
Expired/other in 1998                                       1,000
                                                         --------         ---------------------------         -------
Outstanding at December 31, 1998                          617,714           $ 4.92     to    $25.10           $ 12.48


As of December 31, 1998, stock options outstanding had a weighted average remaining contractual life of 4.2 years. As of that date, stock options with an exercise price of $15.00 or less had a weighted average exercise price of $9.62 and a weighted average remaining contractual life of 3.8 years; stock options with an exercise price of more than $15.00 had a weighted average exercise price of $24.45 and a weighted average remaining contractual life of 6 years.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", establishes a fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. However, as permitted by Statement No. 123, the Corporation accounts for its stock options under APB 25 and, therefore, does not recognize compensation expense. By electing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE J--COMMON STOCK AND STOCK OPTIONS--CONTINUED

this alternative, certain pro forma disclosures of the expense recognition provisions of Statement No. 123 are required, which are as follows:

                                                           1998               1997               1996
                                                       --------------     --------------     --------------
         Fair value assumptions:
           Risk-free interest rate                         5.0%               7.5%               7.5%
           Dividend yield                                  1.5%               2.0%               2.0%
           Stock price volatility                           .41                .36                .36
           Expected option life                           7 years            7 years            7 years
         Pro forma net income (in thousands)              $4,521             $4,700             $4,300
         Pro forma net income per diluted share            $.70               $.74               $.76


NOTE K--EMPLOYEE RETIREMENT PLANS

The Corporation has a contributory employee retirement savings 401(k) plan which covers substantially all full-time employees of the Corporation and certain subsidiaries over age 21. The Plan provides for contributions by the Corporation in amounts determined annually by the board of directors. Eligible employees make voluntary contributions to the Plan. Contributions to the Plan, which are an employer match (50%, subject to certain limitations) for employee contributions, charged to expense for the years ended December 31, 1998, 1997 and 1996 were $182,000, $111,000 and $88,000, respectively.

The Corporation also has a defined contribution employee stock ownership plan ("ESOP") which covers substantially all employees of the Corporation and certain subsidiaries. Certain common stock purchases by the ESOP were financed by long-term debt. ESOP contributions charged to expense in 1998, 1997 and 1996 approximated $256,000, $180,000 and $131,000 (including ESOP note payable interest of $74,000, $51,000 and $8,400), respectively. Shares of common stock held by the ESOP which have not yet been allocated to participants' accounts are shown as a reduction of stockholders' equity. As of December 31, 1998, the ESOP held 154,000 shares of the Corporation's common stock which have been allocated to participants' accounts and 59,200 shares of common stock (with an approximate fair value of $1.2 million) which have not yet been allocated to participants' accounts.

NOTE L--INCOME TAXES

Federal income taxes consist of the following components (in thousands):

                                              1998               1997               1996
                                          --------------     --------------     --------------
         Current                            $   4,241           $  3,730           $  2,795
         Deferred Credit                       (1,657)              (842)              (550)
                                            ---------           --------           --------
                                            $   2,584           $  2,888           $  2,245
                                            =========           ========           ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE L--INCOME TAXES--CONTINUED

Federal income taxes paid during 1998, 1997 and 1996 approximated $2,975,000, $3,639,000 and $2,451,000 respectively.

Differences between federal income tax expense recorded and amounts computed using the statutory tax rate are reconciled below (in thousands):

                                                                1998                1997                1996
                                                            --------------     --------------     --------------

Federal income tax computed at statutory rate of 34%        $   2,452            $   2,871           $   2,339
Tax effect of:
    Amortization of goodwill                                       77                   66                  66
    Other                                                          55                  (49)               (160)
                                                            ---------            ---------           ---------
                                                            $   2,584            $   2,888           $   2,245
                                                            =========            =========           =========



Net deferred income tax assets consisted of the following (in thousands):

                                                                 - December 31 -
                                                            1998                1997
                                                       --------------     --------------
       Allowance for loan losses                        $   2,726          $   1,925
       Deferred compensation                                  463                363
       Market value adjustment for investment
         securities available for sale                        (80)               (72)
       Other, net                                           1,530                412
                                                        ---------          ---------
                                                        $   4,639          $   2,628
                                                        =========          =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE M--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows (in thousands):

                                                                             - December 31 -
                                                                1998                                 1997
                                                  ---------------------------------    ----------------------------------
                                                                       Estimated                             Estimated
                                                    Carrying              Fair            Carrying             Fair
                                                      Value              Value             Value               Value
                                                  --------------     --------------    ---------------    ---------------
Financial Assets:
   Cash and cash equivalents                        $ 151,045          $ 151,045         $  92,770          $  92,770
   Loans held for resale                               36,789             36,789            11,426             11,426
   Investment securities:
     Available for sale                                83,597             83,597            62,253             62,253
     Held for long-term investment                      2,867              2,867             2,217              2,217
                                                    ---------          ---------         ---------          ---------
                                                       86,464             86,464            64,470             64,470
   Portfolio loans:
     Fixed rate                                       482,276            482,460           327,096            327,517
     Variable rate                                    242,004            241,938           175,659            174,399
                                                    ---------          ---------         ---------          ---------
       Total portfolio loans                          724,280            724,398           502,755            501,916
     Less allowance for loan losses                    (8,817)            (8,817)           (6,229)            (6,229)
                                                    ---------          ---------         ---------          ---------
     Net portfolio loans                              715,463            715,581           496,526            495,687

Financial Liabilities:
   Deposits:
     Noninterest-bearing deposits                     120,986            120,986            83,487             83,487
     Interest-bearing deposits:
       Demand accounts                                247,139            247,188           156,376            156,706
       Time certificates of deposit less
        than $100,000                                 301,665            305,303           224,606            227,438
       Time certificates of deposit of
        $100,000 or more                              221,100            223,766           139,938            140,276
                                                    ---------          ---------         ---------          ---------
         Total interest-bearing deposits              769,904            776,257           520,920            524,420
                                                    ---------          ---------         ---------          ---------
         Total deposits                               890,890            897,243           604,407            607,907
   Debt obligations                                    23,600             23,596
   Trust-preferred securities                          24,255             25,300            24,126             25,300



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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE N--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, installment and mortgage loans. Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($8,813,000 and $5,162,000 outstanding at December 31, 1998 and 1997, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($145,028,000 and $109,402,000 at December 31, 1998 and 1997, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

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

The Corporation's banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balances required as of December 31, 1998 and 1997 were $1,845,000 and $1,914,000, respectively.

Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance. To supplement deposit insurance coverage, certain municipal government deposits at some of the banks have their deposits guaranteed by the Corporation ($21.2 million at December 31, 1998).

NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

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

Each bank and the Corporation are subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
        REQUIREMENTS--CONTINUED

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

As a condition of their charter approval, de novo banks are generally required to maintain a core capital (Tier I) to assets ratio of not less than 8% and an allowance for loan losses of not less than 1% for the first three years of operations.

As of December 31, 1998, the most recent notifications received by the banks from regulatory agencies have advised that the banks are classified as "well capitalized" as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the banks.

Management believes, as of December 31, 1998, that the Corporation and the banks meet all capital adequacy requirements to which the entities are subject.

The following table summarizes the amounts (in thousands) and related ratios of the individually significant subsidiaries (assets of $125 million or more at December 31, 1998) and consolidated regulatory capital position as of December 31, 1998 and 1997:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
        REQUIREMENTS--CONTINUED




                                                                                                Sun
                                                         Ann Arbor          Capitol          Community
                                                          Commerce         National           Bancorp
                                                            Bank             Bank             Limited          Consolidated
                                                        -------------    --------------    ---------------    ---------------
December 31, 1998
    Total capital to total assets:
      Minimum required amount                            =>  $ 7,858       =>  $ 5,471        =>  $ 5,411        =>  $40,978
      Actual amount                                          $12,901           $ 9,759            $26,627            $50,017
        Ratio                                                   6.57%             7.14%             19.68%              4.88%

    Tier I capital to risk-weighted assets:
      Minimum required amount(1)                         =>  $ 5,898       =>  $ 4,178       =>  $ 3,397         =>  $29,262
      Actual amount                                          $12,906           $ 9,750           $35,102             $98,143
        Ratio                                                   8.75%             9.34%            41.33%              13.42%

    Combined Tier I and Tier II capital to
     risk-weighted assets:
      Minimum required amount(2)                         =>  $11,797       =>  $ 8,355       =>  $ 6,795         =>  $58,525
      Amount required to meet "Well-Capitalized"
       category(3)                                       =>  $14,746       =>  $10,444       =>  $ 8,494         =>  $73,156
      Actual amount                                          $14,752           $11,057           $35,798            $106,842
        Ratio                                                  10.00%            10.59%            42.15%              14.60%

December 31, 1997
    Total capital to total assets:
      Minimum required amount                            =>  $ 5,536       =>  $ 5,062       =>  $ 2,200         =>  $27,622
      Actual amount                                          $ 9,759           $ 8,893           $ 9,691             $45,903
        Ratio                                                   7.05%             7.03%            17.62%               6.65%

    Tier I capital to risk-weighted assets:
      Minimum required amount(1)                         =>  $ 4,298       =>  $ 3,631       =>  $ 1,474         =>  $19,961
      Actual amount                                          $ 9,746           $ 8,888           $11,236             $71,142
        Ratio                                                   9.07%             9.79%            30.49%              14.26%

    Combined Tier I and Tier II capital to
     risk-weighted assets:
      Minimum required amount(2)                         =>  $ 8,596       =>  $ 7,263       =>  $ 2,948         =>  $39,922
      Amount required to meet "Well-Capitalized"
       category(3)                                       =>  $10,745       =>  $ 9,079       =>  $ 3,685         =>  $49,903
      Actual amount                                          $11,092           $10,024           $11,553             $82,898
        Ratio                                                  10.32%            11.04%            31.35%              16.61%


(1) The minimum required ratio of Tier I capital to risk-weighted assets is 4%.
(2) The minimum required ratio of Tier I and Tier II capital to risk-weighted assets is 8%.
(3) In order to be classified as a `well-capitalized' institution, the ratio of Tier I and Tier II capital to risk-weighted assets must be 10% or more.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE P--PARENT COMPANY FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS


                                                                                - Year Ended December 31 -
                                                                                 1998               1997
                                                                             --------------     --------------
                                                                                      (in thousands)
ASSETS
     Cash on deposit with subsidiary banks                                      $     1              $    35
     Money market funds on deposit with subsidiary banks                              4               13,182
     Investment securities held for long-term investment                            649                  318
     Investment in subsidiaries                                                  75,673               49,364
     Notes receivable                                                             1,105                1,105
     Investment in and advances to Amera Mortgage Corporation                     3,037                2,913
     Equipment and furniture, net                                                   727                  170
     Excess of cost over net assets of acquired subsidiaries                      2,172                2,154
     Other assets                                                                 3,553                2,646
                                                                                -------              -------

         TOTAL ASSETS                                                           $86,921              $71,887
                                                                                =======              =======

LIABILITIES AND STOCKHOLDERS' EQUITY
     Accounts payable, accrued expenses and other liabilities                   $ 2,992              $ 1,946
     Debt obligations payable to unaffiliated entities                            9,600
     Subordinated debentures                                                     25,037               24,909
                                                                                -------              -------
         Total liabilities                                                       37,629               26,855
     Stockholders' equity                                                        49,292               45,032
                                                                                -------              -------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $86,921              $71,887
                                                                                =======              =======

CONDENSED STATEMENTS OF INCOME

                                                                        - Year Ended December 31 -
                                                                 1998               1997              1996
                                                            ---------------    ---------------    --------------
                                                                              (in thousands)
Income:
   Dividends from subsidiaries                                 $ 2,600            $ 2,100            $ 2,690
   Intercompany fees                                             4,232              3,812              2,046
   Interest                                                        394                254                182
   Other                                                          (162)              (183)               312
                                                               -------            -------            -------
     Total income                                                7,064              5,983              5,230

Expenses:
   Interest                                                      2,311                660                386
   Salaries and employee benefits                                2,524              1,618              1,546
   Occupancy                                                       202                171                109
   Amortization, equipment rent and depreciation                 1,889              1,528                708
   Other                                                         1,606                926                653
                                                               -------            -------            -------
     Total expenses                                              8,532              4,903              3,402
                                                               -------            -------            -------
                                                                (1,468)             1,080              1,828
Equity in undistributed net earnings of consolidated
  subsidiaries                                                   4,810              4,203              2,479
Federal income taxes (credit)                                   (1,286)              (274)              (329)
                                                               -------            -------            -------

     NET INCOME                                                $ 4,628            $ 5,557            $ 4,636
                                                               =======            =======            =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE P--PARENT COMPANY FINANCIAL INFORMATION--Continued

Condensed Statements of Cash Flows

                                                                                     - Year Ended December 31 -
                                                                             1998               1997               1996
                                                                         --------------     --------------    ---------------
                                                                                           (in thousands)
OPERATING ACTIVITIES
   Net income                                                              $  4,628          $  5,557            $  4,636
   Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
     Equity in undistributed net earnings of subsidiaries                    (4,810)           (4,203)             (2,479)
     Depreciation and amortization                                              140               260                 255
   Decrease in amounts due from subsidiaries and other assets                   (97)           (1,602)               (681)
   Increase (decrease) in accounts payable, accrued expenses and other
    liabilities                                                               1,046               (43)                526
                                                                           --------          --------            --------
     NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                           907               (31)              2,257

INVESTING ACTIVITIES
   Net cash investment in subsidiaries                                      (21,410)           (8,450)             (5,202)
   Net decrease in note receivable due from Amera Mortgage Corporation                                                294
   Purchases of investment securities                                          (316)              (25)
   Proceeds from sales of equipment and furniture                                 6                                     4
   Purchases of equipment and furniture                                        (716)              (99)                (81)
                                                                           --------          --------            --------
     NET CASH USED BY INVESTING ACTIVITIES                                  (22,436)           (8,574)             (4,985)

FINANCING ACTIVITIES
   Net borrowings (payments) on debt obligations                              9,600            (3,500)             (2,100)
   Net proceeds from issuance of subordinated debentures                                       24,909
   Net proceeds from issuance of common stock                                   816             1,912               6,271
   Cash dividends paid and payments in lieu of fractional shares             (2,099)           (1,831)             (1,349)
                                                                           --------          --------            --------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                                8,317            21,490               2,822
                                                                           --------          --------            --------
     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       (13,212)           12,885                  94
Cash and cash equivalents at beginning of year                               13,217               332                 238
                                                                           --------          --------            --------

     CASH AND CASH EQUIVALENTS AT END OF YEAR                              $      5          $ 13,217            $    332
                                                                           ========          ========            ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE Q--NET INCOME PER SHARE

The computations of basic and diluted earnings per share were as follows (in thousands, except per share amounts):

                                                                 1998               1997              1996
                                                            ---------------    ---------------    --------------
Numerator--net income for the year                             $4,628                $5,557            $4,636
                                                               ======                ======            ======
Denominator:
   Weighted average number of shares outstanding
    (denominator for basic earnings per share)                  6,284                 6,130             5,477
   Effect of dilutive securities:
     Warrants                                                                            16                73
     Stock options                                                141                   180                86
                                                               ------                ------            ------
     Potential dilution                                           141                   196               159
                                                               ------                ------            ------
Denominator for diluted earnings per share--weighted
  average number of shares and potential dilution               6,425                 6,326             5,636
                                                               ======                ======            ======

Basic earnings per share                                       $ 0.74                $ 0.91            $ 0.85
                                                               ======                ======            ======

Diluted earnings per share                                     $ 0.72                $ 0.88            $ 0.82
                                                               ======                ======            ======




Additional disclosures regarding stock options are set forth in Note J.

                            CAPITOL BANCORP LIMITED
--------------------------------------------------------------------------------
OFFICERS OF THE
CORPORATION

JOSEPH D. REID
Chairman, President and CEO

DAVID O'LEARY
Secretary

ROBERT C. CARR
Executive Vice President and Treasurer

PAUL R. BALLARD
Executive Vice President

DAVID K. POWERS
Executive Vice President

LEE W. HENDRICKSON
Senior Vice President and Chief Financial Officer

CARL C. FARRAR
Senior Vice President

JOHN C. SMYTHE
Senior Vice President

BRUCE A. THOMAS
Senior Vice President

CRISTIN REID ENGLISH
Vice President of Corporate Development
and General Counsel

MARC A. DEUR
Vice President

JANET L. HARDIN
Vice President

CHARLES J. MCDONALD
Vice President

LINDA D. PAVONA
Vice President

MARIE D. WALKER
Vice President and Controller

WILLIAM E. RHEAUME
Senior Counsel


OTHER CORPORATE
INFORMATION

CORPORATE OFFICE
One Business & Trade Center
200 Washington Square North
Lansing, Michigan  48933
(517) 487-6555
www.cbcl.com

INDEPENDENT AUDITORS
BDO Seidman, LLP
Grand Rapids, Michigan

SHAREHOLDER INFORMATION

ANNUAL MEETING
The 1999 Annual Meeting of Capitol Bancorp Ltd. will be held on Tuesday, May 4, 1999 at 4:00 p.m. at the Lansing Center, 333 E. Michigan Avenue, Lansing, Michigan.

SHAREHOLDER INVESTMENT PLAN
Capitol Bancorp Ltd. offers its shareholders an easy and affordable way to invest in Capitol Bancorp Ltd. common stock through the Shareholder Investment Program. The Program's benefits include features such as reinvestment of dividends in additional common stock, direct deposit of dividends, ability to purchase as little as $50 in common stock as frequently as once a month, and the option to make transfers or gifts of Capitol Bancorp Ltd. common stock to another person free of charge. Participation in the Program is voluntary, and all shareholders are eligible. Purchases under the Program are not currently subject to any brokerage fees or commissions. For further information regarding the Capitol Bancorp Ltd. Shareholder Investment Program or a copy of the Program prospectus, informational brochure and enrollment materials contact UMB Bank, n.a. at (800) 884-4225 or Capitol Bancorp Ltd. at (517) 487-6555.

COMMON STOCK TRADING INFORMATION
Common stock of Capitol Bancorp Ltd. trades on the Nasdaq National Market Tier of The Nasdaq Stock Market(SM) under the trading symbol "CBCL" .

The following brokerage firms make a market in the common stock of Capitol Bancorp Ltd.:

ROBERT W. BAIRD & CO., INC.
Milwaukee, Wisconsin

HOWE BARNES INVESTMENTS, INC.
Chicago, Illinois

EVEREN SECURITIES, INC.
Chicago, Illinois

RONEY & CO. INC.
Detroit, Michigan

FIRST OF MICHIGAN CORPORATION
Detroit, Michigan

STIFEL, NICOLAUS & COMPANY, INC.
St. Louis, Missouri

HERZOG, HEINE, GEDULD, INC.
Detroit, Michigan

COMMON STOCK TRANSFER AGENT
UMB Bank, n.a.
928 Grand Avenue
P.O. Box 410064
Kansas City, Missouri  64141-0064
Telephone (800) 884-4225

TRUST-PREFERRED SECURITIES TRADING INFORMATION
Preferred securities of Capitol Trust I (a subsidiary of Capitol Bancorp Ltd.) trade on the Nasdaq Stock Market(SM) under the trading symbol "CBCLP".

THE FOLLOWING BROKERAGE FIRMS MAKE A MARKET IN THE TRUST-PREFERRED SECURITIES OF CAPITOL TRUST I:

Robert W. Baird & Co., Inc.  -  Milwaukee, Wisconsin
Howe Barnes Investments, Inc.  - Chicago, Illinois
Stifel, Nicolaus & Company, Inc.  -  St. Louis, Missouri

TRUST PREFERRED SECURITIES TRUSTEE
The First National Bank of Chicago, Chicago, Illinois