Form 10-K405, Exhibit 13
period 1999-12-31
CAPITOL BANCORP LTD
filed 2000-03-27
CIK 840264

Capitol Bancorp Limited

To Our Shareholders

I am pleased to report the progress Capitol Bancorp Limited achieved during the past year and the unfolding of our development efforts during the course of this year.

Bank Development

Consolidated assets for the Corporation grew more than 27% during 1999, totaling $1.3 billion. This significant growth rate is consistent with our efforts over the past several years. In 1998, assets increased approximately 50%. In 1997, the growth rate exceeded 40% and, in 1996, the growth rate represented a 28% increase. We expect that in calendar year 2000 we will continue to experience significant growth.

In Arizona, we opened East Valley Community Bank in the city of Chandler with Becky Jackson as President. This bank represents the seventh Arizona bank fostered through our bank development affiliate, Sun Community Bancorp Limited.

A most noteworthy event for Sun in 1999 was the successful completion of a public offering and a listing on the NASDAQ exchange. On July 2, Sun completed its IPO, raising over $25 million to support its current growth plan.

In Nevada, our bank development affiliate Nevada Community Bancorp Limited, commenced operations with $10 million of start-up capital. Under the leadership of Tom Mangione, two new Nevada Community banks were organized and opened during the year. Desert Community Bank, directed by President Jim Howard, opened for business in August and Red Rock Community Bank, operated by President Steve Mallory, opened for business in November. Both of these banks are located in the Las Vegas market and have demonstrated strong, early performance as de novo financial institutions.

In Indiana, our bank development affiliate, Indiana Community Bancorp Limited, was capitalized at $5 million. Under the leadership of Bob Carr who, in addition to his duties as Executive Vice President of Capitol, serves as President of the Indiana bank development company, Elkhart Community Bank opened for business in September. Steve Brown serves as President of the new bank. This southward expansion from Michigan is efficient in that its close proximity to our Michigan market allows for easy consolidation of operations support and oversight.

In New Mexico, Sunrise Capital Corporation was organized as a bank development company specializing in government guaranteed small business (SBA) lending. Encouraged by the early success of its wholly-owned bank, Sunrise Bank of Arizona, Sunrise Capital Corporation raised an additional $3 million for the purpose of expanding the model to other states. Bill Hinz II, President of Sunrise Bank of Arizona and Chief Operating Officer for Sunrise Capital Corporation, is an instrumental part of this effort.

In summary, calendar year 1999 marked the following:

     *    Capitalization and operation of three new bank development companies
     *    Opening of four new community banks
     *    A successful public offering for our Sun affiliate

Not as evident, but clearly as important, were the initial efforts expended during the course of 1999 for success in the year 2000.

In Arizona, Sun Community Bancorp, under the direction of John S. Lewis, is in the early stages of development of a new bank in the western portion of the valley which represents the Greater Phoenix market.

We have enhanced the efficiencies of all of our individual banks through the recruitment of Dave Dutton as Executive Vice President and Chief Information Officer for both Sun and Capitol. Dave has restructured the processing centers and directed the planning and oversight for construction of a state-of-the-art Operations Center to support both anticipated growth in new banks and future technology advancements. Dave's arrival as a member of the team marks a significant, positive event for the future success of Capitol and all of its affiliates.

In Nevada, Tom Mangione nears completion of the development efforts for our third Nevada affiliate, Black Mountain Community Bank, to be located in Henderson.

In Indiana, Bob Carr is well along in completion of the development efforts for our second Indiana affiliate bank which will be located in Goshen.

In the Sunrise Bank Group two additional financial institutions are in various stages of development. The second Sunrise bank is slated to open as Sunrise Bank of Albuquerque in the first quarter of 2000, and a third bank in San Diego is looking for a mid-year commencement.

The Corporation completed early 2000 formation of two California bank development companies, First California Northern Bancorp and First California Southern Bancorp, with impressive leadership teams. Board members include nationally prominent banking leaders Joe Stiglich, former Vice Chair of Wells Fargo, Kathleen Lucier, who headed Wells Fargo's Southwest operations and Kathy Munro, formerly President of Bank of America, Southwest Region. With their guidance, we expect to identify exceptional opportunities for new community banks in the California market.

Earnings Performance

Consolidated earnings for 1999 continued to improve with operating income of $5.6 million. This represents a 21% increase over 1998 net income of $4.6 million. Rapid development of our Sun affiliate resulted in an anticipated loss which affected the bottom line of Capitol Bancorp in an amount approximating $812,000. We expect that Sun will report profitability for the year 2000 which should have a material and positive impact on the total consolidated earnings performance of the Corporation.

Moreover, our aggressive development strategy for year 2000 should not serve as a significant "take away" from consolidated earnings performance, due to the unique capital structure of our affiliated bank development companies where most, if not all, immediate bank development activities will occur.

Our Mission-"Smaller Banks-Bigger Service"

Capitol Bancorp is a uniquely structured affiliation of community banks. Each bank is small, typically having only one location, and is focused on meeting the banking needs of entrepreneurs, professionals, and other individuals seeking better service. Each bank has full local decision making authority in making loans and delivery of other banking services. Each bank is managed by an on-site President and management team under the direction of its local Board of Directors which is comprised of business leaders from the bank's community. This structure best describes Capitol's bank development philosophy which we have labeled as Shared Vision. This philosophy encompasses a commitment to community banking emphasizing local leadership and investment, with the shared resources of an efficient management team.

The future of community banking is challenged by the competitive necessity of state-of-the-art technology, competitive pricing from both bank and non-bank resources and the increasing expenses associated with a dynamic regulatory environment. These challenges are in sharp contrast to the single demonstrable advantage which a community bank has over its competitors, that being a "relationship driven" customer base. Separately operated independent community banks are burdened with these competitive disadvantages as the high price to be paid for the preservation of their "relationship" orientation. However, community banks of the future must be able to successfully neutralize the disadvantages of expenses associated with "independence." Our Corporation is focused on preserving the best attributes of community banking while at the same time eliminating the competitive disadvantages through our unique structure of affiliated banks. The consolidation of operational activities has served to economize operating overhead. Our relationship banking strength is preserved. This is the essence of our philosophy of Shared Vision.

Early returns on our strategic model serve as the best evidence of our expected long-term success. Your investment in this strategy is also mine.

We look forward to increasing success in the coming years and value your continued support.

Sincerely,
Joseph D. Reid
Chairman, President and CEO

Board of  Directors
Louis G. Allen
Private Banker
Retired

Paul R. Ballard
President and CEO
Portage Commerce Bank

David L. Becker
Director
Becker Insurance Agency, P.C.

Robert C. Carr
Executive Vice President
Capitol Bancorp Ltd.

Douglas E. Crist
President
Developers of SW Florida, Inc.

James C. Epolito
President and CEO
The Accident Fund Company

Gary A. Falkenberg, D.O.
Physician

Joel I. Ferguson
Chairman
Ferguson Development, L.L.C.

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

David O'Leary
Chairman
O'Leary Paint Company

Joseph D. Reid
Chairman, President and CEO
Capitol Bancorp Ltd.

Officers of the Corporation

Joseph D. Reid
Chairman, President
and CEO

David O'Leary
Secretary

Paul R. Ballard
Executive Vice President

Robert C. Carr
Executive Vice President
and Treasurer

David J. Dutton
Executive Vice President and Chief Information Officer

Lee W. Hendrickson
Executive Vice President
and Chief Financial Officer

Michael M. Moran
Executive Vice President
of Corporate Development

David K. Powers
Executive Vice President

Bruce A. Thomas
Executive Vice President
and Chief Operating Officer

Cristin Reid English
General Counsel

Carl C. Farrar
Senior Vice President

John C. Smythe
Senior Vice President

Marie D. Walker
Senior Vice President
and Controller

Marc A. Deur
Vice President

Janet L. Hardin
Vice President

Stephanie A. Maat
Vice President

Charles J. McDonald
Vice President

Linda D. Pavona
Vice President

William E. Rheaume
Senior Counsel

Ann Arbor Commerce Bank
2950 State Street South o Ann Arbor, MI 48104 o (734) 887-3100

Decades ago, community banks listened to and met the unique needs of their customers and their community. Ann Arbor Commerce Bank has accepted the challenge to retain the best of the past and respond to today's rapidly changing business environment.

As individuals and businesses we must make the best use of our resources--time, energy and money. Through our affiliation with Capitol Bancorp, we are able to direct our resources toward meeting the needs of our customers. The community banks within Capitol Bancorp share many behind-the-scenes operations, such as check imaging and auditing. Consolidating these resources for development, expansion, safety and soundness greatly benefits each community bank and strengthens the unit as a whole.

Working collectively allows us to focus on our individual communities and enables us to serve on community boards from Arbor Hospice to the Art Center, New Enterprise Forum to Neighborhood Senior Services, along with countless others.

This concept is as unique as each individual bank. The balance is maintained by focusing on our respective communities while at the same time maximizing our shared resources.

Richard G. Dorner
President and CEO

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

James W. Finn
Chairman and CEO
Finn's - JM&J Insurance
Agency, Inc.

H. Nicholas Genova
Chairman and CEO
Washtenaw News Co., Inc.

Richard M. Greene
Consultant, Mortgage Banking
Richard Greene Point Training

Marilyn D. Katz-Pek
General Managing Partner
Biotechnology Business Consultants, L.L.P.

James C. Keen
President
Cliff Keen Athletic

David W. Lutton
President
Charles Reinhart Company Realtors

Fritz Seyferth
Chief Operating Officer and Partner
Innovative Leather Technologies, L.L.C.

Carl Van Appledorn, M.D.
Vice President
Urological Surgery Associates, P.C.

Warren E. Wright
Chairman and Partner
Renosol Corporation

Officers
James A. Fajen
Chairman of the Board

Warren E. Wright
Secretary

Richard G. Dorner
President and CEO

Clifford G. Sheldon
Executive Vice President

Brian F. Picknell
Senior Vice President

Louise A. Morse
Vice President and Cashier

John Nixon III
Vice President
Trust and Investment Services

Richard G. Tice
Vice President

Bank of Tucson
4400 E. Broadway * Tucson, AZ 85711 * (520) 321-4500

Bank of Tucson's motto is "Small Bank, Big Difference." As a result of our affiliation with the Sun family of banks, we can be as small as we want to be and as large as we need to be. Our customers receive major advantages not available in big bank environments because of our unique corporate structure.

During the past year, Bank of Tucson continued to add to its already significant loan portfolio in the form of commercial real estate, residential and construction loans. By participating loans with our affiliates, we recently provided construction financing of a $6.5 million Holiday Inn Express and a $4.5 million office project, while giving equal attention to the renovation of a small medical complex and many other loans requiring creative financing.

Bank of Tucson has exceeded what most three-year old banks would hope to achieve. Yet, we aren't even close to our potential. We have dubbed the coming year "Success 2000 - Reaching New Heights." Keep an eye on Bank of Tucson - we're focused on being the best!

Michael F. Hannley
President and CEO

Board of Directors
Bruce I. Ash
Vice President
Paul Ash Management, L.L.C.

Slivy Edmonds Cotton
Chairman and CEO
Perpetua, Inc.

Michael J. Devine
Attorney at Law

Brian K. English
Attorney at Law
The English Law Firm

William A. Estes, Jr.
President
TEM Corp.

Richard N. Flynn
President
Flynn & Associates

Michael F. Hannley
President and CEO
Bank of Tucson

Michael J. Harris
Broker
Tucson Realty and Trust Company

Richard F. Imwalle
President
University of Arizona Foundation

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Burton J. Kinerk
Attorney at Law
Kinerk, Beal, Schmidt & Dyer, P.C.

Humberto S. Lopez
President
HSL Properties, Inc.

Lyn M. Papanikolas
Business Consultant

Officers
Richard F. Imwalle
Chairman of the Board

Michael J. Devine
Vice Chairman

Richard N. Flynn
Secretary

Michael F. Hannley
President and CEO

C. David Foust
Executive Vice President and CCO

Barbara A. Sadler
Vice President

Charlene F. Schumaker
Vice President

Sandi L. Smithe
Vice President

Brighton Commerce Bank

8700 North Second Street * Brighton, MI 48116 * (810) 220-1199

Brighton Commerce Bank, which just celebrated its third anniversay, is able to boast that it is still the only local community bank offering the highly personalized service our customers have come to expect.

Our position as one of the many banks to benefit from being a part of the Capitol Bancorp family is highlighted by our recent stock conversion. Shareholders who initially participated in our start-up effort alongside Capitol Bancorp are now enjoying ownership as part of the entire corporation through that original investment in Brighton Commerce Bank.

As our shareholders benefit from Brighton Commerce Bank's affiliation with a network of banks across Michigan and beyond, so do our customers. A large loan which a bank our size would not be able to offer, is easily accommodated through cooperation with our affiliate banks. Similarly, customers receive a premium in the sophisticated and customer-friendly service we are able to provide at a reasonable cost due to economies of scale derived from sharing the technical support Capitol Bancorp centrally provides to all of its banks. Our stand-alone counterparts struggle to keep up with the technology of which our family membership allows us to take advantage.

Gary T. Nickerson, Sr.
President and CEO

Board of Directors
Robert C. Carr
Executive Vice President
Capitol Bancorp Ltd.

John C. Codere
President
Brighton Block & Concrete, Inc.

Michael B. Corrigan
President
Corrigan Oil Co., Inc.

Scott C. Griffith
President and Co-Owner
ERA Griffith Realty

William LaMarra
President and CEO
Excelda Manufacturing

Mark A. Latterman
President
Latterman & Associates, P.C.

Piet W. Lindhout
Director and CEO
Lindhout Associates

Gary T. Nickerson, Sr.
President and CEO
Brighton Commerce Bank

Candice G. Randolph
Senior Vice President
and Cashier
Brighton Commerce Bank

Mitchell J. Stanley
President
Mickey Stanley and Associates

James A. Winchel
President and Owner
Colt Park Insurance Agency, Inc.

Officers
Robert C. Carr
Chairman of the Board

Michael B. Corrigan
Vice Chairman and Secretary

Gary T. Nickerson, Sr.
President and CEO

Candice G. Randolph
Senior Vice President
and Cashier

William R. Anderson
Vice President

Joseph M. Petrucci
Vice President

Camelback Community Bank
2777 E. Camelback Rd. * Phoenix, AZ 85016 * (602) 224-5800

Since 1999 marked our first full year in operation, it was particularly gratifying to end the year profitably. With the support of the Capitol Bancorp family, Camelback Community Bank proved once again that the strategy of autonomy and affiliation brings powerful results.

We are particularly proud of our community involvement, most notably of our Investing Heart in Our Community awards, which recognize young people for their volunteer activities. The participation by nonprofit organizations who nominated teens, community leaders who chose the winners and the teens themselves, was amazing. Our staff's community service throughout the year was equally amazing, and included involvement in organizations to assist with issues ranging from domestic violence, children and cancer prevention. As the 1998 Athena Award recipient, I spoke to dozens of community groups, providing many opportunities to position our bank as a community leader.

Through my recent election to the American Bankers Association Board of Directors, I am committed to ensuring that community banking grows and prospers in the years to come. Our affiliation with Capitol Bancorp ensures that Camelback Community Bank will be at the forefront of that opportunity.

Barbara J. Ralston
President

Board of Directors
Shirley A. Agnos
President
Arizona Town Hall

Michael J. Devine
Attorney at Law

Cristin Reid English
General Counsel
Sun Community Bancorp Limited

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Gregory M. Kruzel
Attorney at Law
Braun-Becker-Kruzel

John S. Lewis
President
Sun Community Bancorp Limited

Tammy A. Linn
Special Projects
Governor Jane Dee Hull

Susan C. Mulligan
Certified Public Accountant
Miller Wagner Business Services, Inc.

Earl A. Petznik
President and CEO
Northside Hay Company

William J. Post
CEO
Arizona Public Service Co.

Barbara J. Ralston
President
Camelback Community Bank

Dan A. Robledo
President and CEO
Lawyer's Title of Arizona, Inc.

Mary Jane Rynd
CPA and Partner
Rynd, Carneal and Ewing

Jacqueline J. Steiner
Community Volunteer

Officers
Dan A. Robledo
Chairman of the Board

Joseph D. Reid
Chief Executive Officer

Barbara J. Ralston
President

Rob Boosman
Executive Vice President
and CCO

Betty L. Cornish
Vice President

Tim Himstreet
Vice President

Sondra K. Koskela
Vice President

Patrick B. Westman
Vice President

Capitol National Bank
One Business & Trade Center * 200 Washington Square North
Lansing, MI 48933 *  (517) 484-5080

Capitol National Bank is known for providing very personal, customer-driven services. As a banking partner, we get to know our customers and determine what they need. We then devise ways of making their banking easier, friendlier and more efficient.

Our affiliation with Capitol Bancorp enables us to offer the best of a smaller relationship-type bank with the resources and technologies of a much larger financial institution. As an example, we are able to grow with our commercial customers by providing expanded lending services utilizing our family of affiliated banks. We are also able to provide our customers with state-of-the-art check imaging technology that would normally be cost prohibitive for a small community bank.

Being members of the same community as our customer base, we have many opportunities to network and work together in terms of both human and financial resources to improve our community by participating in civic and volunteer organizations.

The small bank, big service attitude makes Capitol National Bank a significant competitor and a good corporate citizen in our market area.

John C. Smythe
President and CEO

Board of  Directors
Robert C. Carr
Executive Vice President
Capitol Bancorp Ltd.

Nan Elizabeth Casey
Attorney at Law
Casey & Boog, P.C.

Charles J. Clark
President
Clark Construction Company

Brian K. English
Attorney at Law
The English Law Firm

Patrick F. Hayes
President
F. D. Hayes Electric

Richard A. Henderson
President
Henderson & Associates, P.C.

J. Christopher Holman
Publisher
Greater Lansing Business Monthly

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

Mark A. Latterman
Vice Chairman

Patrick F. Hayes
Secretary

John C. Smythe
President and CEO

Charles J. McDonald
Executive Vice President
and Cashier

John R. Farquhar
Vice President

David E. Feldpausch
Vice President

Lori Garcia
Vice President

Desert Community Bank
3740 S. Pecos-McLeod * Las Vegas, NV 89121 * (702) 938-0500

Desert Community Bank is the first bank opened by Nevada Community Bancorp Limited, an affiliate of Capitol Bancorp and Sun Community Bancorp. If our experience is any indication, the Sun Community model is a welcome addition to the Las Vegas business community. Our efforts in the first four months of operation attracted about $18 million in assets. After year-end 1999, our business development efforts culminated in attracting the two largest single accounts in Sun Community history - both in the same day.

Our choice of geographic location did not follow the trend in Las Vegas toward the high-growth suburban areas; rather we opted to locate in the city, avoiding the competition rampant among banks in the suburbs and choosing to serve the businesses who felt abandoned by this recent phenomena. These business customers are thankful, supportive and fiercely loyal to Desert Community Bank.

Community leadership demonstrates our gratitude to Las Vegas. In particular, we are spearheading the Coalition of Community Banks in negotiations with the city to establish much needed low-income housing. Our participation in other important organizations from downtown redevelopment to scouting is a critical component of our community bank vision.

James W. Howard
President

Board of Directors
Robert J. Andrews
COO
New-Com, Inc.

Michael J. Devine
Attorney at Law

Rose M. K. Dominguez
President
Discovery Travel

Tom Grimmett
Owner
Grimmett & Company

Garry L. Hayes
President
Law Office of Garry L. Hayes

James W. Howard
President
Desert Community Bank

Charles L. Lasky
President
Lasky, Fifarek & Hogan, P.C.

Thomas C. Mangione
President and COO
Nevada Community Bancorp Limited

Greg McKinley
Vice President
Cragin & Pike, Inc.

Leland Pace
Managing Partner
Stewart, Archibald & Barney, L.L.P.

Greg J. Paulk
President
M.M.C., Inc.

Joseph D. Reid
Chairman and CEO
Sun Community Bancorp Limited

Joseph D. Soderberg, M.D.
Physician
Summit Anesthesiology

Stephen D. Stiver
President
Stiver Car Care

Officers
Joseph D. Reid
Chairman of the Board

Charles L. Lasky
Secretary

Thomas C. Mangione
Chief Executive Officer

James W. Howard
President

Kent L. Harding
Executive Vice President
 and CCO

Rodney Chaney
Senior Vice President

Susan Pucciarelli
Senior Vice President

Cheryl Fricker
Vice President

Eileen Hagler
Vice President

Detroit Commerce Bank
645 Griswold * Suite 70 * Detroit, MI 48226 * (313) 967-9700

The early success of Detroit Commerce Bank is largely due to its affiliation with Capitol Bancorp Ltd. As a small community bank in a large urban market, expectations are very high relative to the delivery of quality products and services. Through our network of over twenty banks, all focused on common goals, we are able to provide each customer with the highest level of personalized customer service. The synergies derived from our affiliation of banks enable Detroit Commerce Bank to deliver competitive products at a competitive price without sacrificing size for quality of service.

The downtown Detroit landscape is changing rapidly as automobile manufacturers position their products to compete in a global market. City officials are reaching out to collaborate with corporate partners and private investors. New housing projects, renovation of historic buildings and the relocation of Compuware's Corporate Headquarters to downtown Detroit will bring thousands of people into the central business district over the next several years. Culturally, Detroit is thriving - only New York City has more theatre seats!

As one customer said in a letter to the bank, "visiting Detroit Commerce Bank is like stepping back in time, remembering the days when the teller always knew your name and you were like a `member of the club' no matter how small your holdings were."

That says it all!

Linda A. Watters
President and CEO

Board of Directors
Ralph J. Burrell
President
Symcon

Vivian Carpenter, Ph. D.
Associate Professor/
Assistant Dean, CPA
Florida A & M University

Robert C. Carr
Executive Vice President
Capitol Bancorp Ltd.

Donald M. Davis, Jr.
Vice President, Human Resources
Health Alliance Plan

Douglas H. Graham
Director of Economic Development
Detroit Renaissance

Joseph D. Reid
Chairman, President and CEO
Capitol Bancorp Ltd.

Martha K. Richardson
President
Services Marketing
Specialists, Inc.

James F. Stapleton
President
B & R Consultants

Linda A. Watters
President and CEO
Detroit Commerce Bank

Officers
Joseph D. Reid
Chairman of the Board

Robert C. Carr
Secretary

Linda A. Watters
President and CEO

Valora L. Jackson
Vice President

Richard J. Nowel
Vice President

East Valley Community Bank
1940 N. Alma School Road * Chandler, Arizona 85224 * (480) 726-6500

As the newest Sun Community bank in Arizona, East Valley Community Bank is proud to be part of the family. Since opening our doors at mid-year, we have concentrated on a grassroots approach to spread our message. Our involvement in the local Chambers of Commerce, Boys and Girls Clubs, Chandler/Gilbert YMCA, National Association of Women Business Owners and Chandler Leadership have been excellent tools for business development, while satisfying our desire to bring real community spirit to our bank.

Grassroots efforts were also important to our one-to-one relationship building efforts. Our slogan, Always Rising to Meet Your Needs, was captured in our early morning deliveries of fresh cinnamon rolls to local businesses. The cinnamon rolls, delivered by none other than my mother, have been well received, attracting priceless publicity and goodwill.

Located in the family-centered East Valley of metropolitan Phoenix, our approach to banking mirrors our community. At East Valley Community Bank, banking is a family affair.

Rebecca M. Jackson
President

Board of Directors
Mary E. Contreras
Owner and Agent
State Farm Insurance Agency

Michael J. Devine
Attorney at Law

David L. Heuermann
President
Axis Mortgage & Investments, L.L.C.

L. Christine Hutchings
Realtor
Re/Max 100 Realtors

Rebecca M. Jackson
President
East Valley Community Bank

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Martha S. Martin
Chief Executive Officer
Spectrum Astro, Inc.

Thomas A. Padilla
Fiscal Planning Analyst
Arizona State University

Darra L. Rayndon
Principal and President
Rayndon & Longfellow, P.C.

Joseph D. Reid
Chairman and CEO
Sun Community  Bancorp Limited

James C. Stratton
Chief Executive Officer
Boys and Girls Clubs of Scottsdale

Joseph A. Tameron
Partner
Skinner. Tameron, & Company, L.L.P.

Officers
Joseph D. Reid
Chairman of the Board
and CEO

Rebecca M. Jackson
President

J. Dennis Kennedy
Executive Vice President
and CCO

Christina I. McCallum
Senior Vice President

James Patrick Blaine
Vice President

Charles M. Ertl
Vice President

Elkhart Community Bank
303 South Third Street * Elkhart, IN 46516 * (219) 295-9600

Elkhart Community Bank is located in one of America's greatest entrepreneurial communities. As the thirteenth largest city in the state with a population of 44,000, Elkhart ranks second in manufacturing space. Elkhart Community Bank opened its doors in September 1999 and is one of nine commercial banks doing business in the community.

We are actively promoting the theme smaller bank, bigger service and catering to small business and professional clients. Almost 75% of the businesses in town do not borrow more than $500,000, and the other banks seem to be concentrating on the larger 25%. We are the only bank in town that is actively seeking the smaller business clients, and are the only bank willing to give them the time and advice necessary to become trusted advisors. We are also implementing a courier service to further differentiate ourselves and make us the most convenient bank in town.

Elkhart Community Bank is poised to become the small business bank of choice in Elkhart, Indiana.

Steven L. Brown
President

Board of Directors
Paul R. Ballard
President and CEO
Portage Commerce Bank

Nancy B. Banks
Local Philanthropist

R. Steven Bennett
President
Voyager Products, Inc.

Kenneth W. Brink
Treasurer
Hart Housing Group, Inc.

Steven L. Brown
President
Elkhart Community Bank

Robert C. Carr
Executive Vice President
Capitol Bancorp Ltd.

Andrew W. Frech
Chairman and CEO
Ancon Construction Co., Inc.

Curtis T. Hill, Jr.
Attorney at Law
Elkhart County Prosecuting Attorney's Office

Richard J. Jensen
Vice President
Elkhart General Hospital

Richard L. Max, Sr.
President and General Manager
Heart City Enterprises

Myrl D. Nofziger
President
Hoogenboom Nofziger

Brian J. Smith
CPA and President
The Heritage Group

Officers
Robert C. Carr
Chairman of the Board
and CEO

Steven L. Brown
President

Grand Haven Bank
15 South Second Street * Grand Haven, MI 49417 * (616) 846-1930

Grand Haven Bank has worked diligently to establish its identity as the community bank of the Tri-Cities. The bank has become known as a place where people are acknowledged by name and greeted in a friendly manner. Whether our customer is dreaming of home ownership (we had the privilege of making $20 million in mortgage loans in 1999) or discussing small business ventures, we believe the most important support we can provide is that of friend, financial partner and consultant.

While small in stature, our west Michigan based bank has access to a support and technological base that rivals the "megabanks." Our check imaging capability, telephone banking, courier service, loan funding network and electronic banking services are unsurpassed in the industry. Most importantly, this affiliation allows us to do what we at Grand Haven Bank do best; work one on one with our customers to meet their individual needs.

We feel this formula of on-site, friendly decision-makers combined with unparalleled backroom support and technological advances will ensure continued success.

John D. Groothuis
President and CEO

Board of Directors
Paul R. Ballard
President and CEO
Portage Commerce Bank

Stanley L. Boelkins
Owner and Appraiser
Boelkins & Associates

Peter E. Bolline
Owner
Wood Specialties Co.

Brad J. Fortenbacher
President
Tri-Cast, Inc.

John D. Groothuis
President and CEO
Grand Haven Bank

Mark A. Kleist
Attorney at Law and Treasurer
Scholten and Fant, P.C.

Steven L. Maas
Vice President
Gillisse Construction Company

Calvin D. Meeusen
Certified Public Accountant

Arnold W. Redeker, Jr.
Partner and Vice President
Redeker Ford, Inc.

Robert J. Trameri
Chairman
Paragon Bank & Trust

John P. Van Eenenaam
Attorney at Law
Scholten and Fant, P.C.

Gerald A. Witherell
President
Oakes Agency, Inc.

officers
John P. Van Eenenaam
Chairman of the Board

Paul R. Ballard
Vice Chairman

Arnold W. Redeker, Jr.
Secretary

John D. Groothuis
President and CEO

Sherry J. Patterson
Vice President

Kent Commerce Bank
4050 Lake Drive, SE * Grand Rapids, MI 49546 * (616) 974-0200

The growth and initial success of Kent Commerce Bank is largely due to the relationships we've built, both with our customers and with Capitol Bancorp.

Our affiliation with Capitol gives us access to the latest technology and the most efficient operating systems not available to most community banks. Because of this partnership, we are able to offer products such as telephone banking, check imaging, and trust and investment services, which are not found at your typical small bank. In addition, the combined size of our affiliate banks gives us the lending capabilities to accommodate our clients' needs.

Relationships with our customers are very important. Any bank can perform routine, day-to-day transactions. What most of them can't do is establish and maintain personal, professional relationships which are so important in business today. In Kent Commerce Bank's two years of operation, we have retained every loan customer that we developed. That speaks to the value of relationship banking.

Strong customer relationships cemented by the strength of Capitol Bancorp - what an exciting combination!

David E. Veen
President and CEO

Board of Directors
James M. Badaluco
Vice President
S.J. Wisinski & Company

Paul R. Ballard
President and CEO
Portage Commerce Bank

Paul S. Buiten
Chairman
Buiten, Tamblin, Steensma
& Associates, Inc.

Julius Duthler
Chief Executive Officer
Duthler Ford Sales, Inc.

Kevin J. Einfeld
President
BDR, Inc.

Grant J. Gruel
Attorney at Law and Partner
Gruel, Mills, Nims & Pylman

Gary D. Hensch
Certified Public Accountant

Harold A. Marks
Partner
Prangley Marks L.L.P.

Dale R. Medema
President
Medema's Carpet & Interiors, Inc.

Calvin D. Meeusen
Certified Public Accountant

John H. Pleune
President
Pleune Service Company, Inc.

Mary L. Ursul
General Counsel
Spectrum Health

David E. Veen
President and CEO
Kent Commerce Bank

Michael C. Walton
Attorney At Law
Tolley, VandenBosch &
Walton, Korolewicz &
Brengle, P.C.

Officers
Paul R. Ballard
Chairman of the Board

David E. Veen
President and CEO

Michael P. Boelens
Vice President

John J. Coder
Vice President

M. Martine Kaluske
Vice President and Cashier

Macomb Community Bank
16000 Hall Road, Suite 102 * Clinton Twp., MI 48038 * (810) 228-1600

Macomb Community Bank's three year success story is a testament to its close affiliation with Capitol Bancorp and the countless relationships built upon a spirit of trust and fellowship with a community long acknowledged for hard work, family values and time honored traditions.

Our banking group can best be described as a cohesive team of dedicated professionals. We listen, care and share our ideas among peers, colleagues and customers. Everything we practice is focused toward making banking a more convenient and satisfying experience for our community.

Even in an environment of rapid expansion, we at Macomb are motivated and challenged primarily from public sentiment, which still prefers to conduct banking activities in a smaller, more personalized forum.

Macomb Community Bank is managed by experienced bankers and a locally based Board of Directors. Continuity of operation, local decision makers, familiar friendly faces and a president deeply committed to community service, are "trademarks" of our family of community banks, expertly supported by Capitol Bancorp.

While large financial conglomerates continue to change the dynamics of banking practices, our leadership recognizes the importance of an independent local presence and easy customer accessibility to senior management; elements Macomb Community Bank deems essential to our continued prosperity in the new millennium.

Stephen C. Tarczy
President and CEO

Board of Directors
Eugene J. Agnone, Jr., M.D.
Medical Oncologist

Gerald J. Carnago
CPA, Attorney, Partner
Carnago & Associates, P.C.

Robert C. Carr
Executive Vice President
Capitol Bancorp Ltd.

Christina D'Alessandro
Vice President
Villa Custom Homes, Inc.

Ronald G. Forster
Treasurer
Arkay Manufacturing, Inc.

James R. Kaye
President and CEO
Oakland Commerce Bank

David F. Keown
Building Official
Washington Township

Sam A. Locricchio
Executive Vice President
Macomb Community Bank

Delia Rendon-Martin
Co-Owner
Martin Enterprises

Vito Munaco
Owner and Operator
WEMCO

James A. Patrona
President and Owner
Universal Press & Machinery, Inc.

Stephen C. Tarczy
President and CEO
Macomb Community Bank

Officers
Robert C. Carr
Chairman of the Board

Ronald G. Forster
Vice Chairman

Stephen C. Tarczy
President and CEO

Sam A. Locricchio
Executive Vice President
and Secretary

Mesa Bank
63 East Main Street * Suite 100 * Mesa, AZ 85201 * (480) 649-5100

The Sun Community model calls for newly-chartered banks to hit black ink long before the national average of nearly three years. The desire for excellence is alive and well at Mesa Bank where we achieved profitability during our tenth full month of operation. Customer confidence is soaring and the Mesa Bank team is gearing up for an even more amazing 2000.

Success as a community bank means understanding local business needs. In this booming economy, our customers need loans to build or expand their business locations, finance equipment and to obtain construction loans for their homes. Mesa Bank responded with an aggressive lending program designed to offer affordable rates and attractive options, larger loans through participation with our family of banks and a unique residential construction loan program that provided assistance to over 150 proud homeowners.

Mesa Bank's track record is a testament to the entrepreneurial model that Sun Community banks embrace. Our commitment to community, understanding of business needs and creative service approach provides us with the tools to continue our success.

Neil R. Barna
President

Board of Directors
Neil R. Barna
President
Mesa Bank

Michael J. Devine
Attorney at Law

Debra L. Duvall, Ed. D.
Assistant Superintendent
Mesa Public Schools

Brian K. English
Attorney at Law
The English Law Firm

Robert R. Evans, Sr.
Partner
Evans Management Company

Stewart A. Hogue
Owner
Commercial Lithographers

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Philip S. Kellis
Managing Partner
Dobson Ranch Inn and Resort

John S. Lewis
President
Sun Community Bancorp Limited

Ruth L. Nesbitt
Community Volunteer

James A. Schmidt
CPA and Executive Director
Nelson Lambson & Co., P.L.C.

Daniel P. Skinner
Owner and Manager
LeBaron and Carroll LSI, Inc.

Terry D. Turk
President
Sun American Mortgage Co.

Officers
Robert R. Evans, Sr.
Chairman of the Board

Joseph D. Reid
Chief Executive Officer

Neil R. Barna
President

David D. Fortune
Executive Vice President
and CCO

Daniel R. Laux
Vice President

Muskegon Commerce Bank
255 Seminole Road * Muskegon, MI 49444 * (231) 737-4431

Muskegon Commerce Bank has successfully established an identity in the Muskegon market that is based on excellent customer service. We're still small enough that we can greet our customers by name when they come in to our bank, yet we're fortunate to be part of a larger family of banks that provides us with a strong support network. Customers come to us because we have people that they like to bank with and products that fit their needs. They stay with us because our service is unbeatable.

Our "smallness" helps us to provide more personal attention to the retail side of the bank through our courier service and our medical lockbox service. Our lenders are excellent business development officers that are well known in our market.

Being part of a family of community banks gives us an advantage over other small banks in the areas of marketing, lending and administrative support. We have the technical expertise of a much larger bank without the overhead.

Robert J. McCarthy
President and CEO

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

Daniel Kuznar
Owner
Quality Tool &
Stamping Co., Inc.

Robert J. McCarthy
President and CEO
Muskegon Commerce Bank

Joseph D. Reid
Chairman, President and CEO
Capitol Bancorp Ltd.

Patricia J. Roy, D.O.
Co-Owner and President
Roy and Rosema, P.C.

James S. Tyler
President
Tyler Sales Co., Inc.

Officers
Joseph D. Reid
Chairman of the Board

Ronald R. Gossett
Vice Chairman

Robert J. McCarthy
President and CEO

Bruce A. May
Vice President

David W. Seppala
Vice President

Oakland Commerce Bank
31731 Northwestern Hwy. o Farmington Hills, MI 48334 o (248) 855-0550

Oakland Commerce Bank is fortunate to be part of the team created by Capitol Bancorp's bank development strategy.

The current state-wide family of banks has provided us the opportunity to draw on a deep experience pool. This has enabled us to work with and accommodate customers whose industry type or needs may have historically been unfamiliar to us. We have also benefited from an enhanced product menu and delivery system.

While we enjoy the many positives of being a small singular entity, the economics derived from our team affiliation has enabled Oakland Commerce to provide our customers virtually all products and services that, normally, would only be available from a big bank. We can also meet the ever growing capacity needs of our customers that simply could not be met by that small singular entity.

Equally as important is that our delivery system has been so dramatically expanded. This has contributed to our earning the reputation of being the bank that moves fast and smart, delivers on its promises, and always treats its customers with respect.

James R. Kaye
President and CEO

Board of Directors
Mark A. Aiello
Attorney at Law
Raymond & Prokop, P.C.

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

Leon S. Cohan
Counsel to the Firm
Barris, Scott, Denn & Driker

Michael J. Devine
Attorney at Law

Jeffrey L. Hauswirth
CPA, CVA, and Principal
Jenkins, Magnus, Volk & Carroll, P.C.

James R. Kaye
President and CEO
Oakland Commerce Bank

Ihor J. Kuczer
Senior Vice President
Oakland Commerce Bank

David F. Lau, J.D. CLU
Chartered Financial Consultant and Owner
Lau & Lau Associates, L.L.C.

Jeffrey M. Leib
Attorney at Law
Leib, Leib & Kramer, P.C.

Akram Namou
Certified Public Accountant

Julius L. Pallone
President
J.L. Pallone Associates

Francine Pegues
Regional Sales Director
Blue Cross Blue Shield
of Michigan

Officers
Michael J. Devine
Chairman of the Board

James R. Kaye
President and CEO

Ihor J. Kuczer
Senior Vice President
and Secretary

Thomas K. Perkins
Vice President

Paragon Bank & Trust
301 Hoover Boulevard * Holland, MI 49423 * (616) 394-9600

The consolidation of banks in the Holland market over the past few years has created a significant void in delivering financial services. Former local banks now have a national focus and corresponding impersonal service. Paragon, as a small community bank, is able to know each customer personally and provide financial services that are unique to their requirements. We are able, through affiliation with Capitol Bancorp, to be at the forefront of bank technology that is not available to other community banks. Paragon is an example of the adage that "smaller is better" in being your bank.

During the past year Paragon Trust and Investment Services has implemented a number of improvements. These changes enhance our ability to serve the investment needs of clients throughout all of Capitol Bancorp's affiliate banks. We have added personnel to a number of key affiliate bank sites. The trust department's focus is to complement product offerings of the individual banks by offering allied financial services in a highly competitive financial marketplace.

Scott G. Kling
President and CEO

Board of Directors
Paul R. Ballard
President and CEO
Portage Commerce Bank

Robert J. Bates
Physician
Western Michigan Urological Associates, P.C.

Charles A. Brower
CPA and Partner
DeLong & Brower, P.C.

Jack L. DeWitt
President
Request Foods, Inc.

Scott Diepenhorst
Principal
SD & Associates, Inc.

Paul Elzinga
Co-Chairman and Director of
Business Development
Elzinga & Volkers, Inc.

Eric J. Hoogstra
Senior Vice President-Trust
Paragon Bank & Trust

Susan K. Hutchinson
Owner
Hutchinson's Stores for Children

Lawrence D. Kerkstra
President and CEO
Kerkstra Precast, Inc.

Scott G. Kling
President and CEO
Paragon Bank & Trust

Leonard Maas
President
Gillisse Construction Company

Mitchell W. Padnos
Executive Vice President
Louis Padnos Iron & Metal Company

Richard H. Ruch
Director Emeritus

Richard G. Swaney
Attorney at Law
Swaney & Thomas, P.C.

Robert J. Trameri
Chairman
Paragon Bank & Trust

Officers
Robert J. Trameri
Chairman of the Board

Richard G. Swaney
Vice Chairman of the Board

Scott G. Kling
President and CEO

Eric J. Hoogstra
Senior Vice President
Trust and Investment Services

Jane Riemersma
Vice President

Randall R. Smith
Vice President

Dean R. Weerstra
Vice President
Trust and Investment Services

Portage Commerce Bank
800 East Milham Road * Portage, MI 49002 * (616) 323-2200

Portage Commerce Bank earnings showed a healthy increase over last year. This growth in profits, on a percentage basis, was more than twice our rate of growth in total assets.

The increase in our profitability is due, in part, to the continued improvement in the level of support services provided by Capitol Bancorp. This allows our bank to offer a broad range of banking products to our customer base in a manner that retains the unique qualities of Portage Commerce Bank as a locally operated community bank.

With our focus on commercial loan relationships, we have seen many of our business customers grow and prosper. We have been able to meet the lending needs of our larger customers through the ability to share loan opportunities with our affiliate banks in the Capitol Bancorp family. This process is transparent to the customer as all loan payments are serviced locally at our bank.

We are committed to our local community and have established a reputation for excellent personal service. We look forward to continued growth in the coming year.

Paul R. Ballard
President and CEO

Board of Directors
Paul R. Ballard
President and CEO
Portage Commerce Bank

David L. Becker
Director
Becker Insurance Agency, P.C.

Thomas R. Berglund
Physician
Portage Physicians

John M. Brink
Brink, Key & Chludzinski, P.C.

Patricia E. Dolan
Partner
Portage Commerce Investors, L.L.C.

Alan A. Halpern, M.D.
President
Michigan Orthopedic
Surgery & Rehab, Inc.

Robert L. Johnson
Secretary and Treasurer
Medallion Properties, Inc.

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Paul M. Lane, Ph.D.
Grand Valley State University

William J. Longjohn
Vice President
Midwest Business Exchange

John W. Martens
Certified Public Accountant

Officers
Michael L. Kasten
Chairman of the Board

William J. Longjohn
Vice Chairman and Secretary

Paul R. Ballard
President and CEO

Allan T. Reiff
Senior Vice President

Gary T. Adams
Vice President

Kenneth R. Blough
Vice President

Kimberlee M. Ferris
Vice President

Colette G. Lewis
Vice President

James V. Lunarde
Vice President

Mark K. MacLellan
Vice President

Cheryl M. Popp
Vice President and Cashier

Hank B. Storr
Vice President

Red Rock Community Bank
10000 W. Charleston, Suite 100 * Las Vegas, NV 89135 * (702) 948-7500

With just a month of operation during 1999, Red Rock Community Bank has already experienced a tremendous outpouring of support from our community and the Sun Community family. Las Vegas is one of the fastest growing markets in the country, but still enjoys a small town feel within its business core. All of our banking professionals and board members are veterans in the community, with a loyal following. Upon opening our doors, we were inundated with customers who couldn't wait to find a bank where personal service and stability were available. We are proud to offer both at Red Rock Community Bank.

Our geographic location is an asset to our bank, with nearly 300 potential customers in our office complex and several high-end housing developments in the surrounding area. We have aligned with several developers and homebuilders in the area to facilitate introductions to homebuyers.

As 2000 begins, Red Rock Community Bank enjoys the energy of the dynamic Sun Community family and the tremendous opportunities ahead.

Steven E. Mallory
President

Board of Directors
Judith A. Banks
Vice President
Talbot of Nevada

Eric L. Colvin
Secretary and Treasurer
Marnell Corrao Associates, Inc.

Michael J. Devine
Attorney at Law

Molly K. Hamrick
Vice President and CFO
Coldwell Banker Premier Realty

Phillip G. Hardy, Jr.
Vice President
and Project Manager
Hardy Painting and Drywall

James Harris
Vice President
Harris Insurance Services

Kathryn D. Justyn
Chief Executive Officer
Universal Health Services
Summerlin Hospital Medical Center

Keith W. Langlands
CPA and Partner
O'Bannon Wallace Langlands
& Neuman, L.L.P.

Charles L. Lasky
President
Lasky, Fifarek & Hogan, P.C.

Steven E. Mallory
President
Red Rock Community Bank

Thomas C. Mangione
President and COO
Nevada Community Bancorp Limited

Joseph D. Reid
Chairman and CEO
Sun Community Bancorp
Limited

Frederick P. Waid
Principal
SBG Group, L.L.C.

Officers
Joseph D. Reid
Chairman of the Board

Charles L. Lasky
Secretary

Thomas C. Mangione
Chief Executive Officer

Steven E. Mallory
President

James Wojewodka
Executive Vice President
and CCO

Mary E. Davis
Senior Vice President

Susan E. Daleiden
Vice President

Theresa L. Hartke
Vice President

Southern Arizona Community Bank
6400 N. Oracle Rd * Tucson, AZ 85704 * (520) 219-5000

Growth at Southern Arizona Community Bank is a testament to the wisdom of the Sun Community model. The bank's excellent performance this past twelve months is evidenced by a 108% increase in assets, a 166% increase in deposits and a very impressive 600% increase in loans outstanding. Our commitment to small and medium sized business and professional clients proved fruitful.

Our board and staff, with a combined 400 years of banking experience, provided solid reasons to bank at Southern Arizona Community Bank. We reached out into the northwest Tucson community, supporting civic organizations and adopting community causes, with the desired results. In just over one year of operation, our bank has grown to be a sought-after resource for local businesses.

We look forward to continuing our pattern of growth in the coming year. The foundation we have built has set a solid course for the new millennium.

John P. Lewis
President

Board of Directors
William R. Assenmacher
President
T. A. Caid Industries, Inc.

Jody A. Comstock
Physician and Owner
Skin Spectrum

Thomas F. Cordell
Marketing Media Specialist
University of Arizona, ECAT

Michael J. Devine
Attorney at Law

Robert A. Elliott
President and Owner
Robert A. Elliott, Inc.

Brian K. English
Attorney at Law
The English Law Firm

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Yoram Levy
Project Manager
Diamond Ventures, Inc.

John P. Lewis
President
Southern Arizona Community Bank

John S. Lewis
President
Sun Community Bancorp Limited

Jim Livengood
Director of Athletics
University of Arizona

James A. Mather
Certified Public Accountant
 and Attorney at Law

Louise M. Thomas
President
Events Made Special

Paul A. Zucarelli
President
Gordon, Zucarelli and Handley Insurance

Officers
Paul A. Zucarelli
Chairman of the Board

Joseph D. Reid
Chief Executive Officer

John P. Lewis
President

Michael  J. Trueba
Executive Vice President
and CCO

Teresa R. Gomez
Vice President

James C. Latta
Vice President

Sunrise Bank of Arizona
4350 East Camelback Road * Suite 100A * Phoenix, AZ 85018 * (602) 956-6250

1999 was a year of tremendous opportunity for Sunrise Bank of Arizona. We continued to differentiate our bank from the competition, as well as our affiliates, with our targeted growth strategy and and emphasis on real estate lending. The pipeline for SBA loans grew steadily and Sunrise was the only Arizona bank to receive its preferred lender or "PLP" designation from the Small Business Administration in 1999, speeding the approval and underwriting process. Loan growth of $23 million was well balanced with deposit growth of nearly $26 million.

Our success and the unique nature of the Sunrise concept led to creation of Sunrise Capital Corporation, a bank development company whose purpose is to establish similar real estate focused banks in targeted geographic markets. In anticipation of our second bank, we opened a loan production office in Albuquerque, New Mexico, funding nearly $3 million in loans in late 1999. With at least two more banks on the drawing board, we can leverage our underwriting staff and PLP designation for greater efficiency and better margins.

2000 will bring increased focus on deposit relationships. Garth Jax, former NFL linebacker, joined our team as Vice President and Relationship Manager, after a distinguished career in community relations for the Arizona Cardinals. We look forward to great things from Garth and our new banks as we enter the new millennium.

William D. Hinz, II
President

Board of Directors
Sandra A. Abalos
President
Abalos and Associates, P.C.

Michael J. Devine
Attorney at Law

Brian K. English
Attorney at Law
The English Law Firm

Howard J. Hickey, III
Executive Vice President
Sunrise Bank of Arizona

William D. Hinz, II
President
Sunrise Bank of Arizona

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

John T. Katsenes
Manager
Katsenes Enterprises

Kevin B. Kinerk
Executive Vice President
Sunrise Bank of Arizona

G. D. "Rab" Paquette
President
Commercial Blueprint Company

Joseph D. Reid
Chairman and CEO
Sun Community Bancorp Limited

Mark Steig, D.D.S.
Orthodontist
Mark Steig, D.D.S., P.C.

James R. Wentworth
Principal
Wentworth, Webb and Postal, L.L.C.

Officers
Joseph D. Reid
Chairman of the Board and CEO

William D. Hinz, II
President

Howard J. Hickey, III
Executive Vice President

Kevin B. Kinerk
Executive Vice President

Marian B. Creel
Vice President

J. Garth Jax
Vice President

Douglas N. Reynolds
Vice President and CCO

Leonard C. Zazula
Vice President

Valley First Community Bank
7501 East McCormick Parkway * North Court, Suite 105N Scottsdale,  AZ 85258-3495
* (480) 596-0883

Valley First Community Bank marked its second anniversary in 1999. This represents our first full calendar year of profitability. Through hard work and sound strategy, we have positioned the Bank for continued success.

In addition to the dedication of our Board of Directors, the Bank has benefited significantly from its Business Advisory Council made up of local business owners and professionals, who serve as our ambassadors within the city of Scottsdale. Like our Board, the Advisory Council has provided significant guidance toward our success.

Our emphasis on profitability has not compromised our parallel commitment to this community. Banks are routinely graded on their community citizenship under the authority of the Community Reinvestment Act which is administered by our primary regulators. I am pleased to report to you that Valley First Community Bank received a CRA rating of Outstanding. Among the many community activities in which we are involved, we are especially pleased with the efforts of our employees. For the second year, our employees teamed with customers to make the holidays brighter for children from domestic violence situations.

As we enter the third calendar year of operations as a start-up bank, we are encouraged by the many opportunities for success which exist in our community. Unlike large institutions, our focus is business retention more than growth. This is a part of our operating philosophy "Smaller Bank - Bigger Service."

Gary W. Hickel
President

Board of Directors
W. Craig Berger
President
W. Craig Berger Financial Services, Ltd.

Marilyn D. Cummings
Realtor
Russ Lyon Realty Company

Michael J. Devine
Attorney at Law

W. Randy Fitzpatrick
Certified Public Accountant
Fitzpatrick , Hopkins, Kelly and Leonhard, P.L.C.

Patrick J. Harris
Skill Golf, Inc.

Gary W. Hickel
President
Valley First Community Bank

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

John S. Lewis
President
Sun Community Bancorp Limited

Donald J. Mahoney
Managing Director
Trammel Crow Company

Gordon D. Murphy
Chairman
Esperanca, Inc.

Harry Rosenzweig, Jr.
Co-Owner
Harry's Fine Jewelry

Patricia B. Ternes
Certified Financial Planner
Dain Rauscher Incorporated

Officers
Gordon D. Murphy
Chairman of the Board

Joseph D. Reid
Chief Executive Officer

Patrick J. Harris
Secretary

Gary W. Hickel
President

Edward T. Williams
Executive Vice President
and CCO

Jeffrey S. Birkelo
Vice President

Lance K. Wise
Vice President

Affiliated Bank Development Companies

Sun Community Bancorp Limited
board of directors
Michael J. Devine
Attorney at Law

Richard N. Flynn
President
Flynn & Associates

Michael F. Hannley
President and CEO
Bank of Tucson

Michael J. Harris
Broker
Tucson Realty & Trust Company

Gary W. Hickel
President
Valley First Community Bank

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

John S. Lewis
President
Sun Community Bancorp Limited

Humberto S. Lopez
President
HSL Properties, Inc.

Kathryn L. Munro
Partner
Tahoma Venture Fund

Joseph D. Reid
Chairman, President and CEO
Capitol Bancorp Ltd. and
Chairman and CEO
Sun Community Bancorp Limited

Ronald K. Sable
CEO
Concord Solutions, L.L.C.

Officers
Joseph D. Reid
Chairman of the Board
and CEO

Michael L. Kasten
Vice Chairman

Richard N. Flynn
Secretary

John S. Lewis
President

David J. Dutton
Executive Vice President and
Chief Information Officer

Michael F. Hannley
Executive Vice President

Lee W. Hendrickson
Executive Vice President and
Chief Financial Officer

Gary W. Hickel
Executive Vice President

Gerry J. Smith
Executive Vice President

Cristin Reid English
General Counsel

Patricia L. Stone
Senior Vice President

Leonard C. Zazula
Senior Vice President

Katherine P. Bowden
Vice President and
Regional Controller

Paige E. Mulhollan
Vice President and
Corporate Controller

Greg E. Patten
Vice President

Darryl Tenenbaum
Vice President

Nevada Community Bancorp Limited
Board of Directors
Glenn C. Christenson
EVP, CFO and CAO
Station Casinos, Inc.

Michael J. Devine
Attorney at Law

Cristin Reid English
General Counsel
Nevada Community Bancorp Limited

Joel I. Ferguson
Chairman
Ferguson Development, L.L.C.

Michael F. Hannley
President and CEO
Bank of Tucson

Mark A. James
Senior Partner/State Senator
James, Driggs, Walch, Santoro, Kearney, Johnson & Thompson

Lewis D. Johns
President
Mid-Michigan Investment Company

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

Larry W. Kifer
Chairman and CEO
Algiers Hotel

John S. Lewis
President
Sun Community Bancorp Limited

Humberto S. Lopez
President
HSL Properties, Inc.

Thomas C. Mangione
President and COO
Nevada Community Bancorp Limited

Joseph D. Reid
Chairman and CEO
Nevada Community Bancorp Limited

Edward D. Smith
President
Smith-Christensen Enterprises

officers
Joseph D. Reid
Chairman and CEO

Michael J. Devine
Vice Chairman

Michael F. Hannley
Secretary

Thomas C. Mangione
President and COO

Lee W. Hendrickson
Executive Vice President and
Chief Financial Officer

Cristin Reid English
General Counsel


Sunrise Capital Corporation
Board of Directors
Michael J. Devine
Attorney at Law

Cristin Reid English
General Counsel
Sunrise Capital Corporation

Gary W. Hickel
President
Valley First Community Bank

William D. Hinz, II
President
Sunrise Bank of Arizona

Michael L. Kasten
Managing Partner
Kasten Investments, L.L.C.

John S. Lewis
President
Sun Community Bancorp Limited

Joseph D. Reid
Chairman and CEO
Sunrise Capital Corporation

Douglas N. Reynolds
Vice President and CCO
Sunrise Bank of Arizona

Officers
Joseph D. Reid
Chairman, President and CEO

Lee W. Hendrickson
Executive Vice President and
Chief Financial Officer

William D. Hinz, II
Executive Vice President
and COO

Cristin Reid English
General Counsel

Indiana Community Bancorp Limited
Board of Directors
Paul R. Ballard
President and CEO
Portage Commerce Bank

Robert C. Carr
Executive Vice President
Capitol Bancorp Ltd.

J. Christopher Chocola
Chairman of the Board
CTB, Inc.

Myrl D. Nofziger
President
Hoogenboom Nofziger

Joseph D. Reid
Chairman, President and CEO
Capitol Bancorp Ltd.

Larry Schrock
President
Deutsch Kase Haus, Inc.

Officers
Joseph D. Reid
Chairman of the Board
and CEO

Robert C. Carr
President

Paul R. Ballard
Executive Vice President
and COO

Lee W. Hendrickson
Executive Vice President and
Chief Financial Officer

Cristin Reid English
General Counsel

Other Corporate Information

Corporate Office
One Business & Trade Center
200 Washington Square North
Lansing, Michigan 48933
(517) 487-6555
www.capitolbancorp.com

Independent Auditors
BDO Seidman, LLP
Grand Rapids, Michigan

Shareholder Information
Annual Meeting

Capitol's Annual Meeting will be held on Thursday, May 4, 2000 at 4:00 p.m. at the Lansing Center, located at 333 E. Michigan Avenue, Lansing, Michigan.

Shareholder Investment Plan
Capitol offers its shareholders an easy and affordable way to invest in Capitol's common stock through the Shareholder Investment Program. The program's benefits include reinvestment of dividends in additional common stock, direct deposit of dividends, ability to purchase as little as $50 in common stock as frequently as once a month, and the option to make transfers or gifts of Capitol's common stock to another person. Participation in the program is voluntary, and all shareholders are eligible. Purchases under the program are not currently subject to any brokerage fees or commissions. For further information regarding Capitol's Shareholder Investment Program or a copy of its prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at (800) 884-4225 or Capitol Bancorp Ltd. at (517) 487-6555.

Common Stock Trading Information
Capitol's common stock trades on the Nasdaq National Market Tier of The Nasdaq Stock MarketSM under the trading symbol CBCL.

The following brokerage firms make a market in the common stock of Capitol:
Robert W. Baird & Co., Inc.
Milwaukee, Wisconsin

First of Michigan Corporation
Detroit, Michigan

First Union Securities
Richmond, Virginia

Herzog, Heine, Geduld, Inc.
Detroit, Michigan

Keefe, Bruyette & Woods, Inc.
New York, New York

U.S. Bancorp Piper Jaffray
Minneapolis, Minnesota

Raymond James & Associates, Inc.
St. Petersburg, Florida

Sherwood Securities Corporation
New York, New York

Spear, Leeds & Kellogg
New York, New York

Stifel, Nicolaus & Company, Inc.
St. Louis, Missouri

Common Stock Transfer Agent
UMB Bank, n.a.
928 Grand Avenue
P.O. Box 410064
Kansas City, Missouri 64141-0064
(800) 884-4225

Trust-Preferred Securities Trading Information
Preferred securities of Capitol Trust I (a subsidiary of Capitol) trade on the Nasdaq Stock MarketSM under the trading symbol "CBCLP".

The following brokerage firms make a market in the trust-preferred securities of Capitol Trust I:
Robert W. Baird & Co., Inc. - Milwaukee, Wisconsin
Howe Barnes Investments, Inc. - Chicago, Illinois
Stifel, Nicolaus & Company, Inc. - St. Louis, Missouri

Trust Preferred Securities Trustee
Bank One Investment Management Group - Chicago, Illinois

[CAPITOL BANCORP LIMITED LOGO]





                             Capitol Bancorp Limited





                          Financial Information Section

                                       of

                       1999 Annual Report to Shareholders




One Business & Trade Center
200 Washington Square North
Lansing, MI  48933
(517) 487-6555

                               TABLE OF CONTENTS

Selected Consolidated Financial Data.........................................  2
Information Regarding Capitol's Common Stock.................................  3
Availability of Form 10-K and Certain Other Reports..........................  3
Responsibility For Financial Statements......................................  4
Cautionary Statement Regarding Forward-Looking Statements....................  4
Management's Discussion and Analysis of Financial
  Condition and Results of Operations:
    The Business of Capitol and Its Banks....................................  5
    Capitol's Structure......................................................  6
    Recent Developments......................................................  8
    Banking Technology at Capitol............................................  9
    1999 Financial Overview..................................................  9
    Changes in Consolidated Financial Position...............................  9
    Consolidated Results of Operations....................................... 12
    Liquidity, Capital Resources and Capital Adequacy........................ 14
    Trends Affecting Operations.............................................. 17
    Century Date Change...................................................... 20
    New Accounting Standards................................................. 21
Report of Independent Auditors............................................... 22
Consolidated Financial Statements:
    Consolidated Balance Sheets.............................................. 23
    Consolidated Statements of Income........................................ 24
    Consolidated Statements of Changes in Stockholders' Equity............... 25
    Consolidated Statements of Cash Flows.................................... 26
    Notes to Consolidated Financial Statements............................... 27

                      SELECTED CONSOLIDATED FINANCIAL DATA
                       (in $1,000s, except per share data)

                                              As of and for the Year Ended December 31
                                    -----------------------------------------------------------
                                       1999(1)        1998(2)     1997(3)    1996(4)    1995(5)
                                    ----------      ----------   --------   --------   --------
For the year:
  Interest income                   $   93,602      $   69,668   $ 49,549   $ 36,479   $ 29,914
  Interest expense                      46,237          36,670     24,852     17,800     15,079
  Net interest income                   47,365          32,998     24,697     18,679     14,835
  Provision for loan losses              4,710           3,523      2,049      1,196        839
  Noninterest income                     4,714           3,558      2,157      1,705      1,272
  Noninterest expense                   40,257          26,325     16,721     12,307     10,460
  Income before cumulative
    effect of change in
    accounting principle                 5,606(6)        4,628      5,557      4,636      3,073
  Net income                             5,409           4,628      5,557      4,636      3,073
  Net income per share:
       Basic                               .84             .74        .91        .85        .63
       Diluted                             .83             .72        .88        .82        .62
  Cash dividends paid per share            .36             .33        .30        .25        .19

At end of year:
  Total assets                      $1,305,987      $1,024,444   $690,556   $492,263   $384,070
  Total earning assets               1,227,976         953,315    641,561    455,502    357,446
  Portfolio loans                    1,049,204         724,280    502,755    357,623    283,471
  Deposits                           1,112,793         890,890    604,407    436,166    340,287
  Debt obligations                      47,400          23,600                 6,500      8,712
  Trust-preferred securities            24,291          24,255     24,126
  Minority interests in
    consolidated subsidiaries           54,593          27,576     11,020      4,731
  Stockholders' equity                  54,668          49,292     45,032     40,159     30,865

                                             Quarterly Results of Operations
                                        ----------------------------------------
                                         First       Second     Third    Fourth   Total for
                                        Quarter      Quarter   Quarter   Quarter   the Year
                                        -------      -------   -------   -------   --------
Year ended December 31, 1999:(1)        $20,491      $21,918   $24,561   $26,632   $93,602
  Interest income                        10,601       10,850    11,800    12,986    46,237
  Interest expense                        9,890       11,068    12,761    13,646    47,365
  Net interest income                       809          901     1,221     1,779     4,710
  Provision for loan losses
  Income before income taxes and
    cumulative effect of change in
    accounting principle                  2,104        2,433     2,091     2,191     8,819
  Income before cumulative effect
    of change in accounting principle     1,339(6)     1,503     1,336     1,428     5,606
  Net income                              1,142        1,503     1,336     1,428     5,409
  Net income per share:
    Basic                                   .18          .24       .21       .21       .84
    Diluted                                 .18          .23       .21       .21       .83
  Cash dividends paid per share             .09          .09       .09       .09       .36

Year ended December 31, 1998:(2)
  Interest income                       $15,016      $16,756   $18,430   $19,466   $69,668
  Interest expense                        7,870        8,767     9,719    10,314    36,670
  Net interest income                     7,146        7,989     8,711     9,152    32,998
  Provision for loan losses                 825          833       800     1,065     3,523
  Income before income taxes              1,031        2,179     2,313     1,689     7,212
  Net income                                633        1,384     1,510     1,101     4,628
  Net income per share:
    Basic                                   .10          .22       .24       .17       .74
    Diluted                                 .10          .21       .23       .17       .72
  Cash dividends paid per share            .083         .083      .083      .083      .333

----------
(1) Includes East Valley Community Bank effective June 1999 (located in Chandler, Arizona and majority-owned by Sun Community Bancorp Limited);

     Desert  Community  Bank (August 1999) and Red Rock Community Bank (November
     1999), both located in Las Vegas, Nevada and majority-owned by Nevada Community Bancorp Limited (formed in 1999 and majority-owned by Sun); and Elkhart Community Bank effective September 1999 (located in Elkhart, Indiana) and majority-owned by Indiana Community Bancorp Limited (formed in 1999 and majority-owned by Capitol).
(2) Includes Kent Commerce Bank effective January 1998 and Detroit Commerce Bank effective December 1998, both located in Michigan and majority-owned by Capitol and, in Arizona, Camelback Community Bank (effective May 1998), Southern Arizona Community Bank (effective August 1998), Mesa Bank (effective October 1998) and Sunrise Bank of Arizona (effective December
     1998), majority-owned DE NOVO bank subsidiaries of Sun Community Bancorp Limited.
(3) Includes Brighton Commerce Bank, effective January 1997, and Muskegon Commerce Bank, effective December 1997, which are 59% and 51% owned by Capitol, respectively. Also includes Valley First Community Bank, effective June 1997, which is 51% owned by Sun, a second-tier holding company 51% owned by Capitol and formed in May 1997.
(4) Includes Bank of Tucson and Macomb Community Bank, effective June 1996 and September 1996, respectively, both of which are 51% owned by Capitol (Bank of Tucson became a wholly-owned subsidiary of Sun in May 1997). Macomb Community Bank became wholly-owned by Capitol effective September 30, 1999.
(5) Capitol formed Grand Haven Bank as a DE NOVO bank effective May 1, 1995 (formerly a branch of Paragon Bank & Trust, which was acquired in 1994). Effective March 31, 1995, Capitol sold a majority interest in Amera
     Mortgage  Corporation  (formerly  Mortgage  Connection,  Inc.,  acquired in
     1992); for periods after March 31, 1995, Capitol's remaining investment has been accounted for under the equity method.
(6) Implementation of a new accounting standard which required the write-off of previously capitalized start-up costs resulted in a one-time charge of $197,000 (net of income tax effect) or $.03 per share effective January 1, 1999.

                                       1A

INFORMATION REGARDING CAPITOL'S COMMON STOCK

Capitol's common stock is traded on the National Market Tier of The Nasdaq Stock MarketSM under the symbol "CBCL". Market quotations regarding the range of high and low sales prices of Capitol's common stock, which reflect inter-dealer prices without retail mark-up, mark-down or commissions, were as follows:

                                    1999                1998
                             -----------------   ------------------
                               Low       High      Low       High
                             -------   -------   -------   --------
      Quarter Ended:
           March 31          $ 18.000  $ 21.750  $ 20.833  $ 25.625
           June 30             16.875    20.000    20.104    25.417
           September 30        10.875    18.625    18.333    21.667
           December 31          9.625    14.625    16.250    22.500

During 1999 and 1998, Capitol paid quarterly cash dividends of $0.09 and $0.083 per share, respectively.

As of February 9, 2000, there were 2,711 beneficial holders of Capitol's common stock, based on information supplied to Capitol from its stock transfer agent and other sources. At that date, 6,894,376 shares of common stock were outstanding. Capitol's stock transfer agent is UMB Bank, n.a., 928 Grand Ave., P.O. Box 410064, Kansas City, Missouri 64141-0064 (telephone 800-884-4225).

Capitol has a Shareholder Investment Program which offers a variety of convenient features including dividend reinvestment, certain fee-free transactions, certificate safekeeping and other benefits. For a copy of the program prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at (800) 884-4225 or Capitol at (517) 487-6555.

In addition to Capitol's common stock, trust-preferred securities of Capitol Trust I (a subsidiary of Capitol) are also traded on the National Market Tier of The Nasdaq Stock MarketSM under the symbol "CBCLP". Those trust-preferred securities consist of 2,530,000, 8.5% cumulative preferred securities, with a liquidation amount of $10 per preferred security. The trust-preferred securities are guaranteed by Capitol and mature in 2027, are callable after 2002 and may be extended to 2036 if certain conditions are met.

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of Capitol's 1999 report on Form 10-K, without exhibits, is available to holders of its common stock or trust-preferred securities without charge, upon written request. Form 10-K includes certain statistical and other information regarding Capitol and its business. Requests to obtain Form 10-K should be addressed to Linda D. Pavona, Vice President, Capitol Bancorp Ltd., One Business & Trade Center, 200 Washington Square North, Lansing, Michigan 48933.

Form 10-K, and certain other periodic reports, are filed with the Securities and Exchange Commission (SEC). The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes Capitol). The SEC's web site address is http:\\www.sec.gov. Capitol's filings with the SEC can also be accessed through Capitol's web site, http:\\www.capitolbancorp.com.

RESPONSIBILITY FOR FINANCIAL STATEMENTS

Capitol's management is responsible for the preparation of the consolidated financial statements and all other information appearing in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles.

Capitol's management is also responsible for establishing and maintaining the internal control structure of Capitol, its banks and its bank development subsidiaries. The general objectives of the internal control structure are to provide management with reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with generally accepted accounting principles. In fulfilling this objective, management has various control procedures in place which include, but are not limited to, review and approval of transactions, a code of ethical conduct for employees, internal auditing and an annual audit of Capitol's consolidated financial statements performed by a qualified independent audit firm. Management believes the internal control structure of Capitol to be adequate and that there are no material weaknesses in internal control.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this annual report, including the consolidated financial statements, management's discussion and analysis of financial condition and results of operations and other portions of this annual report that are not historical facts, including, without limitation, statements of performance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of Capitol and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements. The words "intend", "expect", "project", "estimate", "predict", "anticipate", "should", "will", "believe", and similar expressions also are intended to identify forward-looking statements. Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to: (i) the results of Capitol's efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting Capitol's banking business and/or expansion strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability, (vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of Capitol's banks and Capitol's ability to respond to such actions, (ix) the cost of capital, which may depend in part on Capitol's asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) changes in management, and (xii) other risks detailed in Capitol's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written or oral forward-looking statements attributable to Capitol or persons acting on its behalf are expressly qualified in their entirety by the foregoing factors. Investors and other interested parties are cautioned not to place undue reliance on such statements, which speak as of the date of such statements. Capitol undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Most of this section discusses items of importance regarding Capitol's financial statements which appear elsewhere in this report. In order to obtain a full understanding of this discussion, it is important to read it with those financial statements. However, before discussing the financial statements and related highlights, an introductory section includes some important background information about the business of Capitol and its banks, Capitol's structure and recent developments.

THE BUSINESS OF CAPITOL AND ITS BANKS

Capitol defines itself as a BANK DEVELOPMENT COMPANY. In the highly regulated business of banking, it is viewed by governmental agencies as a bank holding company. Capitol views bank DEVELOPMENT as a much more dynamic activity than the regulatory label for bank holding companies.

Bank development at Capitol is the business of mentoring, monitoring and managing its investments in community banks. Bank development is also the activity of adding new banks through startup, or DE NOVO, formation or through other affiliation efforts, such as acquiring existing banks.

The banks have similar characteristics:

     * Each bank has an on-site president and management team, as local decision makers.
     * Each bank has a local board of directors which has actual authority over the bank.
     *    Each bank generally operates from only one office location.
     * Each bank can fully meet customers' needs anywhere, anytime through bankers on call, courier services, telephone banking and other delivery methods.
     * Each bank has access to an efficient back-room processing facility and leading edge technology through shared resources.

Capitol's banks seek the profitable customer relationships which are often displaced through mergers, mass marketing and megabanks with an impersonal approach to handling customers. The banks are focused on commercial banking activities, emphasizing business customers, although they also offer a complete array of financial products and services.

Each bank has a separate charter. A bank charter is similar to articles of incorporation and enables each bank to exist as a distinct legal entity. Most of these banks are state-chartered which means they are organized under a particular state's banking laws. All of the banks are FDIC insured, and some are members of the Federal Reserve system. Banks are highly regulated by state and federal agencies. Because each bank has its own charter, each bank is examined by both state and federal agencies as a separate and distinct legal entity for safety, soundness and compliance with banking laws and regulations.

At December 31, 1999, Capitol consisted of 21 community banks, with locations in 5 states.

Capitol's bank development philosophy is one of "SHARED VISION" which encompasses a commitment to community banking emphasizing local leadership and investment, with the shared resources of efficient management. Capitol provides shared resources to its banks which includes common data processing systems, centralized item processing, loan review, internal audit, credit administration, accounting and risk management.

CAPITOL'S STRUCTURE
The organizational structure of Capitol is very complex. It is a mixture of banks which Capitol owns directly and others which are owned indirectly through subsidiary bank development companies. Additionally, Capitol's direct and indirect ownership percentages of these entities differ.

To simplify the overall entity structure, Capitol's bank development activity may be viewed on these levels:

                            Capitol Bancorp Limited
                           (Bank Development Company)

       Michigan bank             Indiana bank           Southwestern bank
     development through      development through      development through
      11 majority-owned        Indiana Community      Sun Community Bancorp
       community banks          Bancorp Limited       Limited and affiliates

Capitol's 11 Michigan banks range in ownership from 51% to 100%. They range in age from one year to 17 years. Their size varies from $28 million in assets to $215 million. These banks are all located in dynamic markets across the lower peninsula of Michigan in a band about 180 miles wide and 75 miles north and south from that line, in the state's most populous and active economic region. Of these banks, 9 were begun as start-up operations and 2 were acquisitions. Administratively, Capitol mentors, monitors and manages its Michigan banks on a regional basis:

                                         Michigan Bank Development
                East Michigan Banks                                  West Michigan Banks

  Capitol National Bank         Macomb Community Bank     Portage Commerce Bank    Muskegon Commerce Bank
  (Lansing -- 1982)          (Clinton Township -- 1996)     (Portage -- 1988)        (Muskegon -- 1997)
     100% owned                     100% owned                 100% owned                51% owned

  Ann Arbor Commerce Bank    Brighton Commerce Bank       Paragon Bank & Trust       Kent Commerce Bank
  (Ann Arbor -- 1990)         (Brighton -- 1997)           (Holland -- 1994)       (Grand Rapids -- 1998)
     100% owned                     100% owned                 100% owned                51% owned

   Oakland Commerce Bank      Detroit Commerce Bank          Grand Haven Bank
(Farmington Hills -- 1992)      (Detroit -- 1998)         (Grand Haven -- 1995)
     100% owned                     100% owned                 100% owned

Indiana Community Bancorp is 51% owned by Capitol and was formed in 1999 to focus on developing banks in Indiana. Its first bank, Elkhart Community Bank, is 51% owned by that bank development company and opened in September 1999. A second Indiana bank is likely to open in the first half of 2000. Total assets of Indiana Community Bancorp were about $12 million at year end 1999.

Sun Community Bancorp is a young company and has become a particularly significant part of Capitol's overall bank development strategy. Headquartered in Phoenix, Arizona, it is a public company which is carrying out all of its current bank development activities in the southwestern region of the United States. At year end 1999, its consolidated assets were $300 million ($135 million at year end 1998). It is also comprised of a combination of directly-owned banks and bank development subsidiaries:

                              Sun Community Bancorp Limited
                             (Southwestern Bank Development)
                               51% owned by Capitol Bancorp

Arizona Bank development      Nevada bank development through    Sunrise Capital Corporation, multi-
  through 6 majority-            Nevada Community Bancorp        state bank development emphasizing
 owned community banks         Limited and its 2 majority-       specialized lending (SBA) through 1
                                 owned community banks              majority-owned community bank

The current group of banks comprising bank development in Arizona follows:

                            Arizona Bank Development
                             (direct subsidiaries of
                         Sun Community Bancorp Limited)

             Bank of Tucson                           Mesa Bank
            (Tucson -- 1996)                        (Mesa -- 1998)
          100% ownership by Sun                   53% ownership by Sun

              Valley First                            Camelback
             Community Bank                         Community Bank
          (Scottsdale -- 1997)                     (Phoenix -- 1998)
          52% ownership by Sun                    55% ownership by Sun

            Southern Arizona                          East Valley
             Community Bank                          Community Bank
            (Tucson -- 1998)                       (Chandler -- 1999)
          51% ownership by Sun                    88% ownership by Sun

All of these banks are very young. The most mature bank of the group, Bank of Tucson, completed its 36th month of operation in June 1999. The youngest bank, East Valley Community Bank, opened in June 1999. These banks range in size from about $11 million in assets to $82 million at year end 1999. Four of the banks are located in or near greater Phoenix, while two are located in Tucson.

Bank development activities in Nevada are carried out through Nevada Community Bancorp Limited, which is 51% owned by Sun, and was formed in 1999:

                        Nevada Community Bancorp Limited
                                51% owned by Sun

          Desert Community Bank                   Red Rock Community Bank
           (Las Vegas -- 1999)                      (Las Vegas -- 1999)
          51% ownership by NCBL                    51% ownership by NCBL

Both of the Nevada banks opened in the second half of 1999 and a third Las Vegas area bank is expected to open in the first half of 2000. For their brief period of operation in 1999, the two banks' combined total assets exceeded $30 million at year end.

Sunrise Capital Corporation is a newly formed subsidiary company, 57% owned by Sun. It is focused on developing banks in several states with a slightly different emphasis on commercial lending than the other bank affiliates of Capitol and Sun. As of year end 1999 it has one bank subsidiary, Sunrise Bank of Arizona, which is majority owned and located in Phoenix. As its initials would imply, Sunrise Bank of Arizona is focused on offering loan products structured through the SBA, or US Small Business Administration, in addition to the full array of typical bank products. Sunrise Capital Corporation commenced operations in late 1999 when it completed a share exchange transaction involving Sunrise Bank of Arizona, previously a 51% owned subsidiary of Sun.

In 1999, a loan production office of Sunrise Bank of Arizona was established in Albuquerque, New Mexico. It will evolve into Sunrise Bank of Albuquerque (in organization), which is expected to open in the first half of 2000.

All of the banks and subsidiary bank development companies are combined, or consolidated, for financial reporting purposes because Capitol has ownership control of them either directly or indirectly. Current accounting rules require consolidated reporting when one entity has majority voting control of another. The reporting entity is the parent organization and entities which are majority-owned by the parent are subsidiaries. In the circumstances of Capitol, this parent and subsidiary relationship applies also to second and third tier subsidiaries which have consolidated subsidiaries of their own.

The accounting rules in this area are also complex and complicate gaining an understanding of consolidated financial statements. For example, consolidated balance sheets include all of the combined entities' assets and liabilities, without an adjustment for the percentage of ownership by the parent. On the other hand, consolidated net income includes all of the combined entities' operating results, but only to the extent of the parent's ownership percentage.

RECENT DEVELOPMENTS

Because of the number of banks and bank development companies added in 1999 and 1998, comparing financial results for those and prior periods is difficult.

In 1999, a total of 7 entities were added to the consolidated group. This number consists of 4 new banks and 3 new bank development companies. In 1998, there were six new banks added to the group.

At year end 1999, applications for two banks (one in Nevada and one in New Mexico) were pending, awaiting regulatory approval and capitalization. Management expects that at least three applications for permission to form new banks will be filed in early 2000 (one each in the states of Arizona, California and Indiana). Additionally, two bank development companies (which will become majority-owned subsidiaries of Sun) are expected to commence operations in two regions within the state of California.

In early 2000, Capitol announced that it is augmenting its bank development activities to include a more focused and proactive acquisition strategy whereby it may add banks in two ways in the future--through startup or acquisition.
Obviously, future acquisitions--if any--will depend upon opportunities and economic conditions, among other things.

BANKING TECHNOLOGY AT CAPITOL

The use of high technology banking systems is key to the delivery of accurate and timely customer service. Capitol currently operates two data processing sites, located in Lansing, Michigan and Phoenix, Arizona. The Lansing site handles item processing for the banks located in Michigan and Indiana, while the Phoenix data center processes all activity for the banks located in the southwest. Both sites use mainframe computers and software which are nearly identical. While physically separate, both sites function under common management and leadership.

With the century date change, or Y2K, now successfully completed, implementation of Internet-based banking capabilities is in process.

1999 FINANCIAL OVERVIEW

Capitol completed 1999 with total assets exceeding $1.3 billion, an increase of more than 27% over year end 1998 amounts.

Consolidated operating earnings for 1999 exceeded $5.6 million, 21% higher than 1998's net income of $4.6 million.

CHANGES IN CONSOLIDATED FINANCIAL POSITION

Total assets have grown significantly from $691 million at the end of 1997, to over $1 billion at year end 1998 and reaching $1.3 billion at the end of 1999. This rapid asset growth is the result of adding new banks and the ongoing growth and evolution of Capitol's more mature banks. A majority of the banks reported strong asset growth in 1999.

                                  TOTAL ASSETS
                                  ($ millions)

                1995      1996      1997      1998      1999
                ----      ----      ----      ----      ----
                 384       492       691      1,024     1,306

At year end 1999, total assets of the four banks formed in 1999 approximated $55 million. The banks formed in 1998 reported total assets of $178 million at the end of 1999, an increase of $94 million during the year. Total assets of the three banks which became two years old in 1999 grew 37% to $148 million. Both banks formed in 1996 continued strong asset growth of 30% in 1999, achieving total assets of $181 million. The most mature group of banks, those formed before 1996, reported total assets of $725 million at year end 1999, an increase of about 3% for the year.

The total assets of each bank, the consolidated totals and ownership percentages are summarized below as of year end 1999 (in $1,000s):

                                         Percentage Ownership By          Total Assets
                                        --------------------------      ----------------
                                        Capitol    Sun    3rd Tier      1999        1998
                                        -------    ---    --------      ----        ----
Ann Arbor Commerce Bank                   100%                      $  214,955  $  196,446
Brighton Commerce Bank                     59%                          55,400      42,871
Capitol National Bank                     100%                         133,179     136,776
Detroit Commerce Bank                      93%                          28,160      18,620
Grand Haven Bank                          100%                          72,915      66,872
Kent Commerce Bank                         51%                          38,865      31,587
Macomb Community Bank                     100%                          99,214      76,044
Muskegon Commerce Bank                     51%                          47,405      28,552
Oakland Commerce Bank                     100%                          93,065     108,747
Paragon Bank & Trust                      100%                          87,259      86,692
Portage Commerce Bank                     100%                         123,398     110,867
Indiana Community Bancorp Limited:         51%
  Elkhart Community Bank                                                10,798
Sun Community Bancorp Limited:             51%
  Bank of Tucson                                  100%                  82,113      63,860
  Camelback Community Bank                         55%                  30,254      10,017
  East Valley Community Bank                       88%                  10,757
  Mesa Bank                                        53%                  24,738       6,192
  Southern Arizona Community Bank                  51%                  25,778      12,395
  Valley First Community Bank                      52%                  45,678      36,588
  Nevada Community Bancorp Limited:                51%
    Desert Community Bank                                    51%        17,839
    Red Rock Community Bank                                  51%        15,596
  Sunrise Capital Corporation:                     57%
    Sunrise Bank of Arizona                                 100%        30,615       5,411
Other, net                                                              18,006     (14,093)
                                                                    ----------  ----------
         Consolidated totals                                        $1,305,987  $1,024,444
                                                                    ==========  ==========

Most of the consolidated assets consist of loans. Net portfolio loans surpassed the $1 billion mark near the end of 1999, or about 79% of total consolidated assets at the end of the year.

                                   TOTAL LOANS
                                  ($ millions)

                1995      1996      1997      1998      1999
                ----      ----      ----      ----      ----
                 283       358       503       724      1,049

The banks emphasize commercial loans, consistent with their focus on serving small to mid-sized business customers. The majority of commercial loans are secured by real estate. Commercial loans comprise $875 million or 83% of total portfolio loans at year end 1999, slightly more than the 81.5% ratio in 1998. Loan growth in 1999 was significant--$325 million or a growth rate of 45% for the year. The pace of loan growth in 1999 is slightly more than the 44% growth rate experienced in 1998.

Asset quality has remained strong in this record period of economic stability and expansion. Nonperforming loans, which consist of loans more than 90 days past due and loans on nonaccrual status, approximated $4 million at year end 1999, compared to $7 million in 1998. The decrease in 1999 is mainly from one lending relationship, classified as nonperforming in 1998, for which the amount outstanding was reduced through foreclosure of the underlying real estate in 1999. The foreclosed real estate, which approximates $2.7 million, is classified as a component of other assets and may be sold in 2000 upon expiration of the redemption period.

The banks maintain an allowance for loan losses to absorb estimated losses in the loan portfolio at the balance sheet date. At December 31, 1999, the allowance for loan losses approximated $12.6 million or 1.20% of portfolio loans, compared to $8.8 million or 1.22% in 1998. The following table summarizes portfolio loans, the allowance for loan losses and its ratio, and nonperforming loans (in $1,000s):

                                                                                               Allowance as a
                                                             Allowance for    Nonperforming      % of Total
                                   Total Portfolio Loans      Loan Losses         Loans        Portfolio Loans
                                   ---------------------    ---------------   --------------     ------------
                                       1999       1998       1999     1998     1999    1998      1999    1998
                                   ----------   --------    -------  ------   ------  ------     ----    ----
Ann Arbor Commerce Bank             $ 186,022   $154,060    $ 2,511  $2,080    $ 492   $ 662     1.35%   1.35%
Brighton Commerce Bank                 46,673     34,024        467     341                      1.00%   1.00%
Capitol National Bank                 120,097    104,333      1,581   1,406      769     880     1.32%   1.35%
Detroit Commerce Bank                  20,694        506        209       6                      1.01%   1.19%
Grand Haven Bank                       61,498     57,057        802     682      257      62     1.30%   1.20%
Kent Commerce Bank                     36,429     22,930        365     250                      1.00%   1.09%
Macomb Community Bank                  69,570     40,426        696     405        9             1.00%   1.00%
Muskegon Commerce Bank                 41,848     24,491        419     245       13       1     1.00%   1.00%
Oakland Commerce Bank                  77,192     63,261        880     724    1,504   2,032     1.14%   1.14%
Paragon Bank & Trust                   69,752     63,417        804     732       64   2,936     1.15%   1.15%
Portage Commerce Bank                 107,792     90,589      1,386   1,150      982     669     1.29%   1.27%
Indiana Community Bancorp Limited:
  Elkhart Community Bank                4,042                    48                              1.19%
Sun Community Bancorp Limited:
  Bank of Tucson                       59,088     37,899        725     392                      1.23%   1.03%
  Camelback Community Bank             22,731      3,246        228      33                      1.00%   1.02%
  East Valley Community Bank            4,335                    44                              1.01%
  Mesa Bank                            18,884      1,386        189      14                      1.00%   1.01%
  Southern Arizona Community Bank      20,610      2,925        207      30                      1.00%   1.03%
  Valley First Community Bank          36,334     20,879        418     209       34             1.15%   1.00%
  Nevada Community Bancorp Limited:
    Desert Community Bank              11,438                   154                              1.35%
    Red Rock Community Bank             7,861                   156                              1.98%
  Sunrise Capital Corporation:
    Sunrise Bank of Arizona            24,952      1,745        250      18                      1.00%   1.03%
Other, net                              1,362      1,106        100     100
                                   ----------   --------    -------  ------   ------  ------     ----    ----
         Consolidated totals       $1,049,204   $724,280    $12,639  $8,817   $4,124  $7,242     1.20%   1.22%
                                   ==========   ========    =======  ======   ======  ======     ====    ====

The allowance for loan losses is maintained at a level believed adequate by management. It is analyzed quarterly by each bank. The adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentration of credit), past loss experience, current economic conditions, loan commitments outstanding, regulatory requirements and other factors.

The allowance ratio has decreased in the past three years, mainly due to the addition of new banks to the consolidated group. New banks, as a condition of charter approval, are required to maintain an allowance ratio of not less than 1% for their first three years of operations. Because they are new banks with new or unseasoned loans and no prior loss history, 1% is often used as the amount of the allowance, particularly in the earliest years of operation. This reduces the consolidated ratio, even though larger and more mature banks maintain higher allowance ratios.

In addition to the recorded allowance, some Michigan banks have loans which are enrolled in a state-sponsored program which provides supplemental loss protection through earmarked deposits kept at the participating banks by a state agency. Loans in this program totaled $34 million at year end 1999 and the amount of the loss reserves available for those loans amounted to $2 million.

CONSOLIDATED RESULTS OF OPERATIONS

Revenue growth has been significant. In 1999, total revenues exceeded $98 million, a 34% increase over the 1998 revenue level of $73 million. The primary revenue source is interest income from loans. Net interest income is the difference between total interest income and interest expense on deposits and borrowings. The following graphs summarize growth in total revenue (which includes noninterest income like some fees and service charges) and net interest income:

                                 TOTAL REVENUES
                                 ($ thousands)

                1995      1996      1997      1998      1999
                ----      ----      ----      ----      ----
               31,186    38,184    51,706    73,226    98,316

                               NET INTEREST INCOME
                                 ($ thousands)

                1995      1996      1997      1998      1999
                ----      ----      ----      ----      ----
               14,835    18,679    24,697    32,998    47,365

Most of the 1999 revenues, $60.5 million or about 62%, came from the most mature banks--those formed prior to 1996. That group experienced revenue growth of 21% in 1998 and about 10% in 1999. Banks formed in 1997 and 1996 reported 1999 revenues of $25 million or slightly more than 25% of the consolidated total. Rates of 1999 revenue growth for banks started in 1996 were 53% and, for the ones started in 1997, 71%. The youngest banks, those formed in 1999 and 1998, generated 1999 revenues totaling $12 million or about 12% of total revenues.

Growth in the categories of interest income and interest expense as well as noninterest income and noninterest expense, is the result of the addition of new banks during the periods presented and the ongoing growth of Capitol's more mature banks. Growth in interest expense is mainly due to higher levels of interest-bearing deposits which fund growth at each of the banks, coupled with recent increases in interest rates.

The largest component of noninterest expense is salaries, wages and benefits, which has increased significantly due to the larger number of banks and bank development subsidiaries.

The following table summarizes net income for each of the banks and on a consolidated basis and the related rates of return on average assets and equity, where applicable (in $1,000s):

                                                                                               Return on Average
                                            Net Income           Return on Average Equity            Assets
                                      ----------------------       ---------------------      --------------------
                                      1999     1998     1997       1999     1998    1997      1999    1998    1997
                                      ----     ----     ----       ----     ----    ----      ----    ----    ----
Ann Arbor Commerce Bank             $2,730   $2,125    $1,869      19.15%   19.13%  23.36%     1.35%   1.32%  1.58%
Brighton Commerce Bank                 455      (48)     (505)     10.33%                      0.91%
Capitol National Bank                2,162    2,012     1,804      21.76%   21.62%  21.41%     1.66%   1.69%  1.64%
Detroit Commerce Bank                 (341)     (21)
Grand Haven Bank                       955      615       341     18.99%    14.19%  10.53%     1.34%   1.11%  0.85%
Kent Commerce Bank                     (61)    (415)
Macomb Community Bank                  712      323       (83)    10.25%     7.16%             0.83%   0.56%
Muskegon Commerce Bank                 189     (191)      (25)      5.97%                      0.49%
Oakland Commerce Bank                1,010      866       917      14.58%   13.77%  16.39%     1.03%   0.90%  1.18%
Paragon Bank & Trust                   352      678       701       5.47%   11.35%  13.80%     0.42%   0.82%  1.04%
Portage Commerce Bank                1,775    1,393     1,168      21.40%   20.38%  20.83%     1.54%   1.34%  1.38%
Indiana Community Bancorp
 Limited:
  Elkhart Community Bank              (223)
Sun Community Bancorp Limited:
  Bank of Tucson                     1,086      776       150      16.63%   12.73%   2.88%     1.48%   1.25%  0.47%
  Camelback Community Bank            (520)    (370)
  East Valley Community Bank          (673)
  Mesa Bank                           (207)    (118)
  Southern Arizona Community Bank     (546)    (252)
  Valley First Community Bank           36      (81)     (245)      0.87%                      0.10%
  Nevada Community Bancorp
   Limited:
    Desert Community Bank             (358)
    Red Rock Community Bank           (269)
  Sunrise Capital Corporation:
    Sunrise Bank of Arizona           (634)     (26)
Other, net                          (2,221)  (2,638)     (535)
                                    ------   ------    ------      -----    -----   -----      ----    ----   ----
         Consolidated totals        $5,409   $4,628    $5,557      10.66%   10.19%  13.28%     0.47%   0.55%  0.96%
                                    ======   ======    ======      =====    =====   =====      ====    ====   ====

Provisions for loan losses also increased significantly during recent years, commensurate with the growth in the number of banks and loans.

During 1999, a new accounting standard required the write-off of previously capitalized start-up costs, which is discussed in a later section of this narrative. It is reflected as a cumulative effect of a change in accounting principle in the consolidated statement of income, and amounted to $.03 per share.

                                   NET INCOME
                                  ($ millions)

                1995      1996      1997      1998      1999
                ----      ----      ----      ----      ----
                 3.1       4.6       5.6       4.6       5.4

Net income in 1998 was adversely impacted by losses relating to check kiting activity by a loan customer which decreased net income by $600,000. Net income in 1999 is slightly lower than 1997 mainly due to the initial negative impact of start-up banks.

Income per share, before the cumulative-effect adjustment, was $.87 per basic and $.86 per diluted share in 1999, compared to $.74 per basic and $.72 per diluted share in 1998.

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL ADEQUACY

Liquidity for financial institutions consists of cash and cash equivalents, marketable investment securities and loans held for resale. These categories totaled $216 million at year end 1999, or about 17% of total assets. This compares to $271 million or 26% of total assets at year end 1998.

Liquidity varies significantly daily, based on customer activity. The change in the liquidity ratio is the result of more assets being deployed into loans, consistent with the strategy of maximizing interest income. Rates of interest income on liquid assets are typically less than rates the banks achieve from commercial loans.

An additional cause for the 1999 change in the liquidity ratio is due to a large reduction from $37 million to $9 million in the category of loans held for resale. These are residential mortgage loans underwritten to secondary market standards and sold into the secondary market. The volume of these loans, which included refinancings, decreased significantly in the second half of 1999 due to increases in interest rates.

Investment securities are a source of liquidity. Most of the investment securities portfolio is classified as available for sale. The banks generally have not sold investments to meet liquidity needs. Also, to the extent needs warrant, the banks may sell loans from time to time.

The primary source of funds for the banks is deposits. The banks emphasize interest-bearing time deposits as part of their funding strategy. The banks also seek noninterest-bearing deposits, or checking accounts, which reduce the banks' cost of funds. Noninterest-bearing deposits were about 13% of total deposits at year end 1999 and increased $26 million during the year.

                                 TOTAL DEPOSITS
                                  ($ millions)

                       1995      1996      1997      1998      1999
                       ----      ----      ----      ----      ----
                       340       436       604       891      1,113

In recent periods, banks in general have experienced some difficulty in obtaining additional deposits to fuel growth. Capitol's banks have had similar experiences in their individual markets. As deposit pricing has become more competitively aggressive, deposit growth is achievable, but at a higher price, shrinking net interest margins.

To supplement their funding sources, some of the banks have obtained secured lines of credit from the Federal Home Loan Bank system. At year end 1999, a total of $16 million was borrowed under those facilities and additional borrowing availability approximated $12.8 million. Some of the banks also have smaller unsecured lines of credit with their correspondent banks. Borrowings under these facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.

Some of the banks also obtained temporary secured lines of credit through the Federal Reserve Bank system near year end 1999, as an added resource to meet customers' needs for cash at the century date change. Since no unusual or additional cash needs arose, those lines of credit were terminated by the banks in early 2000.

Capitol has lines of credit aggregating $35 million from an unaffiliated bank. At year end 1999, a total of $29.9 million was borrowed under this facility. These secured borrowings mature within the first half of 2000 and are expected to be renewed. Net borrowings under this facility approximated $20.3 million in 1999 and were used to fund investments in new banks and additional investment in existing banks. Capitol borrowed $13 million in 1999 to fund its purchase of 51% of the public offering of Sun's common stock.

In July 1999, Sun became a public company through a $26 million initial public offering (IPO) of its common stock. The proceeds from Sun's IPO will be mainly used to fund the bank development activity at Sun and its subsidiaries. Capitol purchased 51% of the offering, maintaining its majority ownership of Sun.

A significant source of capital has been investments provided by minority shareholders in the subsidiaries which are consolidated for financial reporting purposes. Total minority interests in consolidated subsidiaries amounted to $54.6 million at year end 1999, an increase of $27 million from the $27.6 million level at year end 1998. These minority interests approximated $11 million at the end of 1997. The increases in these periods are the result of Capitol's strategy of starting new banks and bank development companies with less than 100% ownership by Capitol. The 1999 increase also includes the impact of Sun's IPO.

One of the majority-owned banks became 100% owned in 1999. When Macomb Community Bank reached its 36th month of operation in September 1999, Capitol offered the minority owners of Macomb an opportunity to exchange their Macomb shares for shares of Capitol. The exchange ratio was based on 150% of Macomb's adjusted book value and was completed effective September 30, 1999. As a result of the share exchange, the minority owners of Macomb became shareholders of Capitol. About 225,000 new shares of Capitol's common stock were issued in this transaction.

A similar share exchange occurred with the minority shareholders of Brighton Commerce Bank, upon the bank reaching its 36th month of operation in January 2000. The Brighton share exchange became effective January 31, 2000 and about 125,000 new shares of Capitol's common stock were issued in this 2000 transaction.

Future share exchanges with minority interests of other banks in the consolidated group, if any, will depend upon whether Capitol offers such an exchange and whether minority holders vote in favor of it on a transaction by transaction basis.

As mentioned previously, Capitol recently announced expansion of its bank development strategy to include a more specific consideration of acquisition opportunities. Future acquisitions, if any, are likely to be structured as share exchange transactions, using Capitol's common stock.

Total stockholders' equity approximated $54.7 million at year end 1999, an increase of $5.4 million for the year. The book value per share of common stock was $8.08 at year end 1999, compared with $7.77 at year end 1998. Cash dividends of $.36 were paid in 1999, compared to $.33 in 1998. Future payment of dividends is subject to approval by Capitol's board of directors and capital adequacy.

Capitol's  capital  structure  consists  of these  primary  elements:

     *    Trust preferred securities which were issued in 1997,
     *    Minority interests in consolidated subsidiaries, and
     *    Stockholders' equity.

                              TOTAL CAPITALIZATION
                                  ($ millions)

                              1995      1996      1997      1998      1999
                              ----      ----      ----      ----      ----
Stockholders' Equity          30.9      40.2      45.0      49.3      54.7
Minority Interests             0.0       4.7      11.0      27.6      54.6
Trust Preferred Securities     0.0       0.0      24.1      24.3      24.3

Total capitalization at year end 1999 amounted to $133.6 million or 10.2% of total assets. This compares to $101.1 million at year end 1998.

Capitol and each of its banks and bank development subsidiaries are subject to a complex series of regulatory rules and requirements which require specific levels of capital adequacy at the bank level and on a consolidated basis. Under those rules and regulations, banks are categorized as WELL CAPITALIZED, ADEQUATELY CAPITALIZED or INADEQUATELY CAPITALIZED using several ratio measurements, including a risk-weighting approach to assets and commitments. Banks falling into the INADEQUATELY CAPITALIZED category are subject to the prompt corrective action provisions of the FDIC Improvement Act, which can result in significant regulatory agency intervention and other adverse action. Although it is permissible to maintain capital adequacy at the ADEQUATELY CAPITALIZED level, Capitol operates with the objective of its banks meeting the WELL CAPITALIZED standard. The well capitalized banks benefit from lower FDIC deposit insurance costs and less restrictive limitations on some banking activities.

New banks, as a condition of regulatory charter approval, are required to maintain higher ratios of capital adequacy. Generally, they are required to keep a ratio of capital to total assets of not less than 8% for their first three years of operation.

In the opinion of management, all of the affiliated banks met the criteria to be classified as WELL CAPITALIZED at year end 1999.

TRENDS AFFECTING OPERATIONS
The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending on the direction and timing of such changes. At any point in time, there is an unfavorable imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities. This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds. This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes the consolidated financial position in relation to "gap" at December 31, 1999 (in $1,000s):

                                                           Interest Rate Sensitivity
                                                 ----------------------------------------------
                                                   0 to 3     4 to 12      1 to 5      Over 5
                                                   Months     Months        Years      Years         Total
                                                 ---------    ---------    --------   ---------    ----------
ASSETS
  Federal funds sold                             $  50,524                                         $   50,524
  Interest-bearing bank deposits                    12,025                                             12,025
  Loans held for resale                              9,078                                              9,078
  Investment securities                             40,889    $  17,084    $ 42,274   $   6,898       107,145
  Portfolio loans:
    Commercial                                     389,883      104,416     375,720       4,541       874,560
    Real estate mortgage                            26,939       11,568      50,099       7,394        96,000
    Installment                                     10,288       16,833      49,405       2,118        78,644
  Non-earning assets                                                          2,343                    78,011
                                                 ---------    ---------    --------   ---------    ----------
  Total assets                                   $ 539,626    $ 149,901    $519,841   $  20,951    $1,305,987
                                                 =========    =========    ========   =========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing deposits:
    Time deposits over $100,000                  $ 110,804    $ 163,698    $ 35,571                $  310,073
    Time deposits under $100,000                    61,745      169,382      57,894   $     188       289,209
    All other interest-bearing deposits            366,475                                            366,475
                                                 ---------    ---------    --------   ---------    ----------
  Total interest-bearing deposits                  539,024      333,080      93,465         188       965,757
  Debt obligations                                  42,400        5,000                                47,400
  Noninterest-bearing liabilities                                                                     159,278
  Capitol Trust I preferred securities                                                   24,291        24,291
  Minority interests in consolidated
    subsidiaries                                                                                       54,593
  Stockholders' equity                                                                                 54,668
                                                 ---------    ---------    --------   ---------    ----------
  Total liabilities and stockholders' equity     $ 581,424    $ 338,080    $ 93,465   $  24,479    $1,305,987
                                                 =========    =========    ========   =========    ==========

Interest rate sensitive period gap               $ (41,798)   $(188,179)   $426,376   $  (3,528)
                                                 =========    =========    ========   =========

Interest rate sensitive cumulative gap           $ (41,798)   $(229,977)   $196,399   $ 192,871
                                                 =========    =========    ========   =========

Period rate sensitive assets/period rate
  sensitive liabilities                               0.93         0.44        5.56        0.86
Cumulative rate sensitive assets/cumulative
  rate sensitive liabilities                          0.93         0.75        1.19        1.19
Cumulative gap to total assets                       (3.20)%     (17.61)%     15.04%      14.77%

The "gap" changes daily based upon changes in the underlying assets and liabilities at the banks. Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, the "gap" differs at each of the banks, and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the corresponding effect on customer behavior.

The banks endeavor to manage and monitor interest rate risk in concert with market conditions and risk parameters. Management strives to maintain a reasonably balanced position of interest rate-sensitive assets and liabilities. The banks have not engaged in speculative positions through the use of derivatives in anticipation of interest rate movements. In these most recent periods of relatively lower interest rates, the banks have emphasized variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will typically increase during periods of lower rates and, accordingly, result in higher interest costs on deposits, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict. In addition to interest rate risk relating to interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks. For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

As a means of monitoring and managing exposure to interest rate risk, management uses a computerized simulation model which is intended to estimate pro forma effects of changes in interest rates. Using the simulation model, the following table illustrates, on a consolidated basis, changes which would occur in annual levels of interest income, interest expense and net interest income (in $1,000s) assuming one hundred and two hundred basis point ("bp") parallel increases and decreases in interest rates:

                                       Pro Forma Effect     Pro Forma Effect
                        Pro Forma        of Interest         of Interest
                       Assuming No      Rate Increases       Rate Decreases
                        Change in     -------------------   ----------------
                      Interest Rates   +100 bp    +200 bp   -100 bp   -200 bp
                      --------------  --------   --------   -------   -------
Interest income          $104,440     $110,071   $115,697  $ 98,810   $93,356
Interest expense           51,045       57,347     63,649    44,744    38,442
                         --------     --------   --------   -------   -------
Net interest income      $ 53,395     $ 52,724   $ 52,048  $ 54,066   $54,914
                         ========     ========   ========  ========   =======

The pro forma analysis above is intended to quantify theoretical changes in interest income based on stated assumptions. The pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans, the ability of banks to obtain deposits in a radically changed interest-rate environment and how management would revise its asset and liability management priorities in concert with rate changes.

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

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions. Economic conditions nationally and in the banks' local markets have remained relatively stable and positive. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits. Throughout 1999, 1998 and 1997, the U.S. economy continued to produce the longest peacetime economic expansion in history. With worldwide economic conditions currently unstable, the duration of the current economic expansion period in the United States is questionable.

Continuing consolidation of the banking industry on a national basis, and in the markets of Capitol's banks, has presented opportunities for growth. As a result of consolidation of the banking industry, coupled with the closure of branch locations by larger institutions and conversion of customer relationships into perceived `commodities' by the larger banks, many customer relationships have been displaced, generating opportunities for development by the banks. For many retail customers, banking services have become a commodity in an environment that is dominated by larger mega-bank or mass-merchandising institutions. For the professional, entrepreneur and other customers seeking a more service-oriented, customized banking relationship, Capitol's banks fill that need through their focus on single-location banks with full, local decision-making authority. As the banks focus on service delivery and keeping their size at a manageable level, only a modest market share of deposits and loan activity is necessary to achieve profitability and investor-oriented earnings performance.

Start-up banks generally incur operating losses during their early periods of operations. Recently-formed start-up banks will detract from consolidated earnings performance and additional start-up banks formed in 2000 and beyond will similarly negatively impact short-term profitability. On a consolidated basis, such operating losses reduce net income by the pro rata share of
Capitol's ownership percentage in those banks. When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Capitol's ownership percentage.

Commercial banks continue to be subject to significant regulatory requirements which impact current and future operations. In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy (to name a few), translate into a significant cost burden of financial institution regulation. Such costs include the significant amount of management time and expense which is incurred in maintaining compliance and developing systems for compliance with those rules and regulations as well as the cost of examinations, audits and other compliance activities. The future of financial institution regulation, and its costs, is uncertain and difficult to predict.

Premiums for FDIC insurance have historically been significant costs of doing business as financial institutions, but in recent years, deposit insurance premiums have been maintained at a stable and modest level. Future deposit insurance premium levels are difficult to predict inasmuch as deposit insurance premiums will be determined based on general economic conditions, the relative health of the banking and financial institution industry and other unpredictable factors. It is reasonable to expect that deposit insurance premiums will increase at some point in the future.

CENTURY DATE CHANGE

Throughout 1999, significant attention was drawn to the century date change and concerns about whether banks were prepared. Media hype, coupled with regulatory anxiety, reached a crescendo near the end of the year. What was predicted by some media to become a catastrophic disaster of computer failures, proved to be a nonevent. Throughout 1998 and 1999, the banks were subjected to repeated examinations of year 2000 readiness by bank regulatory agencies and incurred consolidated costs of about $500,000.

Capitol and its banks were well prepared, far in advance of the regulatory initiatives, and are pleased to celebrate the new year without any significant problems.

Bank regulatory agencies have advised that they remain somewhat concerned about the banking industry on this matter for the remainder of 2000 and are likely to perform some limited follow-up examinations during the period. Management estimates additional future costs relating to the century date change will be minimal.

NEW ACCOUNTING STANDARDS

Certain new accounting standards became applicable to Capitol during 1999.

FASB Statement No. 133, "Accounting For Derivative Instruments and Hedging Activities" requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value would be included in income, or other comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new accounting standard, as amended in June 1999, will become effective in 2001 and, because Capitol and its banks have not typically entered into derivative contracts either to hedge existing risks or for speculative purposes, is not expected to have a material effect on the consolidated financial statements.

The American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Costs of Computer Software Developed or Obtained for Internal Use." It requires capitalization of certain costs of development of software and had no effect on Capitol's financial statements when implemented in 1999.

The AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." It requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement required a cumulative effect adjustment for those companies that had previously capitalized start-up and organization costs and became effective in 1999. Implementation of this new standard has been reflected as a cumulative effect of an accounting change as of January 1, 1999, resulting in a one-time charge of $.03 per share in the consolidated statement of income.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Capitol's financial statements in future periods.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Capitol Bancorp Ltd.



We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

In accordance with a new accounting standard, as more fully described in Note B to the consolidated financial statements, the Corporation changed its method of accounting for start-up and organization costs effective January 1, 1999.


/s/ BDO Seidman, LLP

Grand Rapids, Michigan
January 31, 2000

CONSOLIDATED BALANCE SHEETS

                                                             December 31
                                                     --------------------------
                                                        1999           1998
                                                     -----------    -----------
                                                            (in $1,000s)
ASSETS
Cash and due from banks                              $    41,757    $    45,263
Interest-bearing deposits with banks                      12,025          1,732
Federal funds sold                                        50,524        104,050
                                                     -----------    -----------
  Cash and cash equivalents                              104,306        151,045
Loans held for resale                                      9,078         36,789
Investment securities--Note C:
  Available for sale                                     102,514         83,597
  Held for long-term investment (at amortized
   cost which approximates market value)                   4,631          2,867
                                                     -----------    -----------
    Total investment securities                          107,145         86,464
Portfolio loans, less allowance for loan losses
 of $12,639 in 1999 and $8,817 in 1998--Note D         1,036,565        715,463
Premises and equipment--Note F                            14,396         11,646
Accrued interest income                                    7,206          5,100
Excess of cost over net assets of
 acquired subsidiaries                                     3,652          2,626
Other assets                                              23,639         15,311
                                                     -----------    -----------

                      TOTAL ASSETS                   $ 1,305,987    $ 1,024,444
                                                     ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                $   147,036    $   120,986
  Interest-bearing--Note G                               965,757        769,904
                                                     -----------    -----------
    Total deposits                                     1,112,793        890,890
Debt obligations--Note H                                  47,400         23,600
Accrued interest on deposits
  and other liabilities                                   12,242          8,831
                                                     -----------    -----------
    Total liabilities                                  1,172,435        923,321

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE
 CORPORATION'S SUBORDINATED DEBENTURES--Note I            24,291         24,255

MINORITY INTERESTS IN CONSOLIDATE
 SUBSIDIARIES--Note A                                     54,593         27,576
STOCKHOLDERS' EQUITY--Notes J and O:
Common stock, no par value, 25,000,000 shares
 authorized; issued and outstanding:
    1999--6,769,521 shares
    1998--6,344,886 shares                                56,648         51,868
Retained earnings                                          1,068         (2,019)
Market value adjustment (net of tax effect) for
 investment securities available for sale
 (accumulated other comprehensive income)                   (907)           168
                                                     -----------    -----------
                                                          56,809         50,017
Less note receivable from exercise of stock
 options and unallocated ESOP shares--Notes J and K       (2,141)          (725)
                                                     -----------    -----------
    Total stockholders' equity                            54,668         49,292
                                                     -----------    -----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 1,305,987    $ 1,024,444
                                                     ===========    ===========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                               Year Ended December 31
                                                      -------------------------------------
                                                        1999           1998          1997
                                                      --------       --------      --------
                                                      (in $1,000s, except per share data)
Interest income:
  Portfolio loans (including fees)                    $ 82,570       $ 59,132      $ 42,448
  Loans held for resale                                  1,364          1,529           536
  Taxable investment securities                          4,589          3,765         3,525
  Federal funds sold                                     4,272          5,013         2,805
  Interest-bearing deposits with banks and other           617            118            33
  Dividends on investment securities                       190            111           202
                                                      --------       --------      --------
    Total interest income                               93,602         69,668        49,549

Interest expense:
  Demand deposits                                       11,203          7,211         4,111
  Savings deposits                                       1,547          1,487         1,544
  Time deposits                                         29,178         25,450        18,445
  Debt obligations                                       4,214          2,486           752
  Other                                                     95             36
                                                      --------       --------      --------
    Total interest expense                              46,237         36,670        24,852
                                                      --------       --------      --------
    Net interest income                                 47,365         32,998        24,697
Provision for loan losses--Note D                        4,710          3,523         2,049
                                                      --------       --------      --------
  Net interest income after provision for
   loan losses                                          42,655         29,475        22,648

Noninterest income:
  Service charges on deposit accounts                    1,574          1,202           859
  Trust fee income                                         760            472           355
  Fees from origination of non-portfolio
    residential mortgage loans                           1,373          1,383           298
  Realized gain on sale of investment
    securities available for sale                           15              2            69
  Other                                                    992            499           576
                                                      --------       --------      --------
    Total noninterest income                             4,714          3,558         2,157

Noninterest expense:
   Salaries and employee benefits                       21,212         13,376         8,394
   Occupancy                                             3,561          2,373         1,421
   Equipment rent, depreciation and maintenance          3,988          3,030         2,052
   Deposit insurance premiums                              152            121            88
   Other                                                11,344          7,425         4,766
                                                      --------       --------      --------
     Total noninterest expense                          40,257         26,325        16,721
                                                      --------       --------      --------
Income before minority interest,
  federal income taxes and cumulative effect of
   change in accounting principle                        7,112          6,708         8,084
Federal income taxes--Note L                             3,213          2,584         2,888
                                                      --------       --------      --------
Income before minority interest and cumulative
 effect of change in accounting principle                3,899          4,124         5,196
Minority interest in net losses of consolidated
 subsidiaries                                            1,707            504           361
                                                      --------       --------      --------
Income before cumulative effect of change in
 accounting principle                                    5,606          4,628         5,557
Cumulative effect of change in
  accounting principle--Note B                            (197)            --            --
                                                      --------       --------      --------
      NET INCOME                                      $  5,409       $  4,628      $  5,557
                                                      ========       ========      ========
      NET INCOME PER SHARE--Note Q

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (IN $1,000s)

                                                                                              Note
                                                                                           Receivable
                                                                                          from Exercise
                                                                           Accumulated      of Stock
                                                                              Other       Options and
                                                   Common      Retained   Comprehensive   Unallocated
                                                   Stock       Earnings      Income       ESOP Shares       Total
                                                   -----       --------      ------       -----------       -----
Balances at January 1, 1997                       $ 34,972     $  5,150      $    37                     $ 40,159
Issuance of 189,728 shares of common stock
  upon exercise of warrants                          1,292                                                  1,292
Issuance of 75,758 shares of common stock
  upon exercise of stock options                       619                                 $(1,015)          (396)
Issuance of 566,676 shares of common stock
  upon distribution of 10% stock dividend           13,429      (13,429)
Allocation of shares to ESOP participants'
  accounts                                                                                     145            145
Cash dividends paid ($.30 per share)                             (1,831)                                   (1,831)
Components of comprehensive income:
  Net income for 1997                                             5,557                                     5,557
  Market value adjustment for investment
    securities available for sale (net of
    tax effect)                                                                  106                          106
                                                                                                         --------
Total comprehensive income for 1997                                                                         5,663
                                                  --------     --------      -------       -------       --------

BALANCES AT DECEMBER 31, 1997                       50,312       (4,553)         143          (870)        45,032

Issuance of 73,852 shares of common stock
  upon exercise of stock options                       816                                                    816
Issuance of 33,205 shares of common stock to
  acquire minority interest in bank subsidiary         745                                                    745
Allocation of shares to ESOP participants'
  accounts                                                                                     145            145
Cash dividends paid ($.33 per share)                             (2,094)                                   (2,094)
Cash in lieu of fractional shares upon issuance
  of stock split                                        (5)                                                    (5)
Components of comprehensive income:
  Net income for 1998                                             4,628                                     4,628
  Market value adjustment for investment
    securities available for sale (net of tax
    effect)                                                                       25                           25
                                                                                                         --------
  Total comprehensive income for 1998                                                                       4,653
                                                  --------     --------      -------       -------       --------

BALANCES AT DECEMBER 31, 1998                       51,868       (2,019)         168          (725)        49,292

Issuance of 199,865 shares of common stock
  upon exercise of stock options                     1,786                                  (1,561)           225
Issuance of 224,770 shares of common stock to
  acquire minority interest in bank subsidiary       2,994                                                  2,994
Allocation of shares to ESOP participants'
  accounts                                                                                     145            145
Cash dividends paid ($.36 per share)                             (2,322)                                   (2,322)
Components of comprehensive income:
  Net income for 1999                                             5,409                                     5,409
  Market value adjustment for investment
    securities available for sale (net of tax
    effect)                                                                   (1,075)                      (1,075)
                                                                                                         --------
  Total comprehensive income for 1999                                                                       4,334
                                                  --------     --------      -------       -------       --------

BALANCES AT DECEMBER 31, 1999                     $ 56,648     $  1,068      $  (907)      $(2,141)      $ 54,668
                                                  ========     ========      =======       =======       ========

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Year Ended December 31
                                                                ------------------------------
                                                                1999         1998         1997
                                                                ----         ----         ----
                                                                         (in $1,000s)
OPERATING ACTIVITIES
  Net income                                                  $   5,409    $   4,628    $   5,557
  Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
      Cumulative effect of change in accounting principle           197
      Provision for loan losses                                   4,710        3,523        2,049
      Depreciation of premises and equipment                      2,913        2,025        1,325
      Amortization of goodwill and other intangibles                318          225          193
      Net accretion of investment security discounts               (107)        (174)        (315)
      Loss (gain) on sale of premises and equipment                 (25)          51         (486)
      Minority interest in net losses of consolidated
        subsidiaries                                             (1,707)        (504)        (361)
      Deferred income taxes                                      (2,070)      (1,657)        (842)
  Originations and purchases of loans held for resale          (306,292)    (361,769)    (142,254)
  Proceeds from sales of loans held for resale                  334,003      336,406      137,577
  Increase in accrued interest income and other assets           (8,950)      (2,314)      (1,732)
  Increase in accrued interest on deposits and other
    liabilities                                                   3,411        2,860        1,263
                                                              ---------    ---------    ---------
      NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES           31,810      (16,700)       1,974

INVESTING ACTIVITIES
  Proceeds from sales of investment securities available
    for sale                                                      3,000        1,005        5,943
  Proceeds from maturities of investment securities
    available for sale                                           82,020       64,266       34,262
  Purchases of investment securities available for sale        (107,224)     (87,049)     (55,481)
  Net increase in portfolio loans                              (325,812)    (222,460)    (145,529)
  Proceeds from sales of premises and equipment                     665           38          407
  Purchases of premises and equipment                            (6,303)      (6,181)      (4,376)
                                                              ---------    ---------    ---------
      NET CASH USED BY INVESTING ACTIVITIES                    (353,654)    (250,381)    (164,774)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                        119,437      137,953       74,259
  Net increase in certificates of deposit                       102,466      148,530       93,982
  Net proceeds from (payments on) debt obligations               23,800       23,600       (6,500)
  Resources provided by minority interest                        31,718       16,556        6,289
  Net proceeds from issuance of common stock                          6          816        1,912
  Net proceeds from issuance of trust-preferred securities                                 24,126
  Cash dividends paid and payments in lieu of
    fractional shares                                            (2,322)      (2,099)      (1,831)
                                                              ---------    ---------    ---------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                 275,105      325,356      192,237
                                                              ---------    ---------    ---------
      INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          (46,739)      58,275       29,437
Cash and cash equivalents at beginning of year                  151,045       92,770       63,333
                                                              ---------    ---------    ---------
      CASH AND CASH EQUIVALENTS AT END OF YEAR                $ 104,306    $ 151,045    $  92,770
                                                              =========    =========    =========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION

Capitol Bancorp Ltd. (the "Corporation") is a multibank holding company. Consolidated subsidiaries consist of the following:

                                                                      Percentage     Year Formed
                 Affiliate                        Location               Owned       or Acquired
------------------------------------    --------------------------    ----------    ------------
Ann Arbor Commerce Bank                 Ann Arbor, Michigan              100%           1990
Brighton Commerce Bank                  Brighton, Michigan                59%           1997
Capitol National Bank                   Lansing, Michigan                100%           1982
Detroit Commerce Bank                   Detroit, Michigan                 93%           1998
Grand Haven Bank                        Grand Haven, Michigan            100%           1995
Kent Commerce Bank                      Grand Rapids, Michigan            51%           1998
Macomb Community Bank                   Clinton Township, Michigan       100%           1996
Muskegon Commerce Bank                  Muskegon, Michigan                51%           1997
Oakland Commerce Bank                   Farmington Hills, Michigan       100%           1992
Paragon Bank & Trust                    Holland, Michigan                100%           1994
Portage Commerce Bank                   Portage, Michigan                100%           1988
Indiana Community Bancorp Limited:                                        51%           1999
   Elkhart Community Bank               Elkhart, Indiana                                1999
Sun Community Bancorp Limited:                                            51%           1997
   Bank of Tucson                       Tucson, Arizona                                 1996
   Camelback Community Bank             Phoenix, Arizona                                1998
   East Valley Community Bank           Chandler, Arizona                               1999
   Mesa Bank                            Mesa, Arizona                                   1998
   Southern Arizona Community Bank      Tucson, Arizona                                 1998
   Valley First Community Bank          Scottsdale, Arizona                             1997
   Nevada Community Bancorp Limited:                                                    1999
     Desert Community Bank              Las Vegas, Nevada                               1999
     Red Rock Community Bank            Las Vegas, Nevada                               1999
   Sunrise Capital Corporation:                                                         1999
     Sunrise Bank of Arizona            Phoenix, Arizona                                1998

Sun Community Bancorp Limited ("Sun") was formed in 1997 and became a majority-owned subsidiary as a result of a share exchange with the shareholders of Bank of Tucson. In that share exchange, Bank of Tucson (previously a majority-owned direct subsidiary of Capitol Bancorp) then became a wholly-owned subsidiary of Sun. Consolidated subsidiaries of Sun, exclusive of Bank of Tucson, are majority-owned by Sun (ranging from 51% to 88%). Sun is the majority owner of Nevada Community Bancorp and Sunrise Capital Corporation which each have majority-owned bank subsidiaries. Sun became a public company in 1999 through an initial public offering of common stock aggregating $26 million, including $13 million invested by Capitol Bancorp.

Macomb Community Bank, previously a 51% owned subsidiary, became wholly-owned by the Corporation effective September 30, 1999, through a share exchange transaction (with an approximate fair value of $3 million) with Macomb's minority shareholders.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION--CONTINUED

The Corporation and its subsidiaries are engaged in a single business activity--banking. The bank affiliates provide a full range of banking services to individuals, businesses and other customers located in their respective communities. Each of the banks generally operate from a single location and focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. In addition, trust and investment services are offered through Paragon Bank & Trust. The principal markets for the banks' financial services are the communities in which they are located and the areas immediately surrounding those communities. In addition to commercial banking units, mortgage banking activities are offered through Amera Mortgage Corporation, a 49% owned affiliate, and Sun Community Mortgage Company, a wholly-owned subsidiary of Bank of Tucson.

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

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests. Banks formed or otherwise acquired during 1997, 1998 and 1999 are included in the consolidated financial statements for periods after joining the consolidated group. Certain 1998 and 1997 amounts have been reclassified to conform to the 1999 presentation.

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

INVESTMENT SECURITIES: Investment securities available for sale (generally most debt securities investments of the Corporation), are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment and are carried at amortized cost which approximates market value (see Note C). Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of the specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

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

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

conditions,   volume,  amount  and  composition  of  the  loan  portfolio,  loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

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

OTHER REAL ESTATE: Other real estate (included as a component of other assets and which, at December 31, 1999 and 1998 approximated $3,614,000 and $541,000, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Corporation's banks is not included in the consolidated balance sheet because it is not an asset of the banks or the Corporation. Trust fee income is recorded on the accrual method.

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

COMPREHENSIVE INCOME: Comprehensive income is the sum of net income and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Corporation's only element of comprehensive income other than net income was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders' equity presented herein.

COSTS OF START-UP ACTIVITIES: In 1998, the American Institute of CPAs issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." It requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement required a cumulative effect adjustment for those companies that had previously capitalized start-up and organization costs effective January 1, 1999. In the circumstances of the Corporation and its banks, this new accounting standard applies to previously capitalized preopening and other start-up costs of its bank subsidiaries which, net of amortization, approximated $1,149,000 at December 31, 1998 and were classified as a component of other assets in the consolidated balance sheet. Implementation of this standard is reflected as a cumulative effect of an accounting change at January 1, 1999 (net of impact of minority interests and income tax effect).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE C--INVESTMENT SECURITIES

Investment securities consisted of the following at December 31 (in $1,000s):

                                                   1999                   1998
                                            --------------------   --------------------
                                                       Estimated              Estimated
                                            Amortized    Market    Amortized    Market
                                              Cost       Value        Cost      Value
                                            --------    --------    -------    -------
      Available for sale:
        United States Treasury securities   $ 17,845    $ 17,787    $35,123    $35,307
        United States government agency
          securities                          82,366      81,073     45,322     45,360
        States and political subdivisions      2,537       2,515      2,897      2,930
        Other                                  1,141       1,139
                                            --------    --------    -------    -------
                                             103,889     102,514     83,342     83,597
     Held for long-term investment:
       Federal Reserve Bank stock                266         266        116        116
       Federal Home Loan Bank stock            2,862       2,862      1,431      1,431
       Corporate stock                         1,003       1,003      1,320      1,320
          Other                                  500         500
                                            --------    --------    -------    -------
                                               4,631       4,631      2,867      2,867
                                            --------    --------    -------    -------
                                            $108,520    $107,145    $86,209    $86,464
                                            ========    ========    =======    =======

At December 31, 1999, securities with a market value approximating $15.2 million were pledged to secure public and trust deposits and for other purposes as required by law.

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31 (in $1,000s):

                                                  1999              1998
                                             --------------    --------------
                                             Gains   Losses    Gains   Losses
                                             -----   ------    -----   ------
United States Treasury securities            $ 3     $   60     $185     $ 1
United States government agency securities    13      1,306      131      93
States and political subdivisions             14         39       33
                                             ---     ------     ----     ---
                                             $30     $1,405     $349     $94
                                             ===     ======     ====     ===

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE C--INVESTMENT SECURITIES--CONTINUED

Scheduled maturities of investment securities held as of December 31, 1999 were as follows (in $1,000s):

                                                                  Estimated
                                                 Amortized          Market
                                                   Cost             Value
                                                   ----             -----
     Due in one year or less                      $  46,313        $  46,289
     After one year, through five years              52,830           51,664
     After five years, through ten years              2,103            1,984
     After ten years                                  2,643            2,577
     Securities held for long-term investment,
       without stated maturities                      4,631            4,631
                                                  ---------        ---------
                                                  $ 108,520        $ 107,145
                                                  =========        =========

NOTE D--LOANS

Portfolio loans consisted of the following at December 31 (in $1,000s):

                                                     1999          1998
                                                 -----------     ---------
     Commercial                                  $   874,560     $ 590,351
     Real estate mortgage                             96,000        80,808
     Installment                                      78,644        53,121
                                                 -----------     ---------
       Total portfolio loans                       1,049,204       724,280
     Less allowance for loan losses                  (12,639)       (8,817)
                                                 -----------     ---------
       Net portfolio loans                       $ 1,036,565     $ 715,463
                                                 ===========     =========

Transactions in the allowance for loan losses are summarized below (in $1,000s):

                                            1999        1998        1997
                                          --------     -------     -------
     Balance at January 1                 $  8,817     $ 6,229     $ 4,578
     Provision charged to operations         4,710       3,523       2,049
     Loans charged off (deduction)          (1,298)     (1,305)       (718)
     Recoveries                                410         370         320
                                          --------     -------     -------
       Balance at December 31             $ 12,639     $ 8,817     $ 6,229
                                          ========     =======     =======

Certain commercial loans are enrolled in a loan program sponsored by the State of Michigan. Under that program, the governmental unit shares loss exposure on such loans by funding reserves, which are placed as deposits at the banks. Loans participating in this program and related reserves approximated $34,254,000 and $1,966,000, respectively, at December 31, 1999 ($24,870,000 and $1,953,000,
respectively, at December 31, 1998). Such reserve amounts are separate and excluded from the allowance for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE D--LOANS--CONTINUED

At December 31, 1999 and 1998, impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material.

NOTE E--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Corporation's banking subsidiaries make loans to officers and directors of the Corporation and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 1999 and 1998, total loans to these persons were $65.1 million and $59.9 million, respectively. During 1999, $48.4 million of new loans were made to these persons and repayments totaled $43.2 million. Such loans are made at the banking subsidiaries' normal credit terms.

Such officers and directors of the Corporation (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries. Such deposits are similarly made at the banks' normal terms as to interest rate, term and deposit insurance.

NOTE F--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

                                                     1999           1998
                                                   --------       --------
     Land, buildings and improvements              $  3,269       $  2,795
     Leasehold improvements                           5,458          3,789
     Equipment and furniture                         12,618          9,485
                                                   --------       --------
                                                     21,345         16,069
     Less accumulated depreciation                   (6,949)        (4,423)
                                                   --------       --------
                                                   $ 14,396       $ 11,646
                                                   ========       ========

The Corporation and certain subsidiaries rent office space under operating leases. Rent expense (net of sublease income) under these lease agreements approximated $2,402,000, $1,577,000 and $958,000 (including rent expense of $900,000, $893,000 and $506,000 under leases with related parties) in 1999, 1998, and 1997, respectively. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1999 aggregate $21,950,000, due as follows: $2,818,000 in 2000, $2,703,000 in 2001, $2,719,000 in 2002, $2,563,000 in 2003, $2,512,000
in 2004 and $8,635,000 thereafter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE G--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $310.1 million and $221.1 million as of December 31, 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of such time deposits were as follows (in $1,000s):

     2000                                             $274,502
     2001                                               22,051
     2002                                                4,190
     2003                                                7,494
     2004 and thereafter                                 1,836
                                                      --------
                                                      $310,073
                                                      ========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE H--DEBT OBLIGATIONS

Debt obligations consisted of the following at December 31 (in $1,000s):

                                                        1999         1998
                                                       -------      -------
     Federal funds purchased                           $ 1,500
     Short-term borrowings from Federal
       Home Loan Bank                                   16,000      $14,000
     Notes payable to unaffiliated bank                 29,900        9,600
                                                       -------      -------
                                                       $47,400      $23,600
                                                       =======      =======

Short-term borrowings from a Federal Home Loan Bank (FHLB) represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral, which approximated $16 million at December 31, 1999. Such advances become due at varying dates, generally within one year, and bear interest at market short-term rates (approximately 5.13% at December 31, 1999). At December 31, 1999, unused lines of credit under these facilities approximated $12.8 million.

In addition to FHLB lines of credit, some of the banks obtained lines of credit through the Federal Reserve Bank of Chicago in 1999, secured by a pledge of assets. Those lines of credit, which approximated $10.6 million, were obtained to provide alternative liquidity in the event of an emergency need in conjunction with the century date change. Because those resources were ultimately not needed, those lines of credit were terminated by the banks in early 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE H--DEBT OBLIGATIONS--CONTINUED

Notes payable to unaffiliated bank represents borrowings under lines of credit. As amended and increased in 1999, up to $35 million can be borrowed pursuant to a one-year revolving credit agreement which bears interest at a rate slightly less than prime rate (effectively a weighted average rate of 8.18% at December 31, 1999), payable monthly. The credit facility is reviewed annually for continuance and requires the Corporation, among other things, to maintain certain minimum levels of capital, rates of return on assets and other ratios or requirements and is secured by the common stock of certain bank subsidiaries. Interest paid under this credit facility approximated $1,506,000 in 1999, $5,000 in 1998 and $562,000 in 1997.

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

NOTE J--COMMON STOCK AND STOCK OPTIONS

In December 1998 a 6-for-5 stock split occurred. In 1997, the Corporation issued a stock dividend of 10%. All share and per share data have been restated to reflect the stock split as if it had occurred at the beginning of the periods presented. Per share data has been restated for stock dividends.

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

Under the terms of an employment agreement with a certain director and executive officer of the Corporation, options granted thereunder shall be increased when the Corporation issues additional shares so that such options granted equal 15% of outstanding shares prior to exercise. In 1999 the Corporation negotiated a reduction of the executive officer's benefit from 15% to 10% with the resulting 5% issuable as a pool of stock options to be granted to other officers and directors of the Corporation at the discretion of its Board of Directors. In exchange for the reduced benefit to the executive officer, the Corporation agreed to a one-time exercise of previously granted stock options with an aggregate exercise price of $1.6 million funded by a note receivable of $1.9 million from the executive officer. The note bears interest at a fixed rate. As part of the terms of this agreement, the executive officer's compensation will be increased in an amount equal to the interest due on the note receivable. Under certain circumstances, such as death of the executive officer, the note will be forgiven. The death benefit is covered by company-owned life insurance.

Stock option activity is summarized as follows:

                                           Number                             Weighted
                                          of Stock                             Average
                                           Options           Exercise         Exercise
                                         Outstanding       Price Range          Price
                                         -----------   --------------------     -----
     Outstanding at January 1, 1997        604,883     $ 4.92   to   $13.54    $  8.57
     Granted in 1997                       149,384      12.40   to    25.10      21.20
     Exercised in 1997                     (75,758)      4.92   to    13.25       6.20
     Expired in 1997                        (6,653)            4.92               4.92
                                          --------     --------------------    -------
     Outstanding at December 31, 1997      671,856       4.92   to    25.10      11.63

     Granted in 1998                        18,710      17.23   to    24.38      20.94
     Exercised in 1998                     (73,852)      4.92   to    13.25       6.80
     Expired/other in 1998                   1,000
                                          --------     --------------------    -------
     Outstanding at December 31, 1998      617,714       4.92   to    25.10      12.48

     Granted in 1999                        74,113      12.63   to    13.48      13.07
     Exercised in 1999                    (199,865)      4.92   to     8.75       7.80
                                          --------     --------------------    -------
     Outstanding at December 31, 1999      491,962     $ 4.92   to   $25.10    $ 14.51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE J--COMMON STOCK AND STOCK OPTIONS--CONTINUED

As of December 31, 1999, stock options outstanding had a weighted average remaining contractual life of 4.2 years. As of that date, stock options with an exercise price of $15.00 or less had a weighted average exercise price of $6.40 and a weighted average remaining contractual life of 4.0 years; stock options with an exercise price of more than $15.00 had a weighted average exercise price of $24.53 and a weighted average remaining contractual life of 5 years.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", establishes a fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. However, as permitted by Statement No. 123, the Corporation accounts for its stock options under APB 25 and, therefore, does not recognize compensation expense. By electing this alternative, certain pro forma disclosures of the expense recognition provisions of Statement No. 123 are required, which are as follows:

                                                1999       1998       1997
                                                ----       ----       ----
     Fair value assumptions:
       Risk-free interest rate                     6.5%       5.0%       7.5%
       Dividend yield                              2.0%       1.5%       2.0%
       Stock price volatility                      .53        .41        .36
       Expected option life                    7 years    7 years    7 years
     Pro forma net income (in thousands)       $ 4,905    $ 4,521    $ 4,700
     Pro forma net income per diluted share    $   .76    $   .70    $   .74

NOTE K--EMPLOYEE RETIREMENT PLANS

The Corporation has a contributory employee retirement savings 401(k) plan which covers substantially all full-time employees of the Corporation and certain subsidiaries over age 21. The Plan provides for employer contributions in amounts determined annually by the Corporation's board of directors. Eligible employees make voluntary contributions to the Plan. Contributions to the Plan, which are an employer match (50%, subject to certain limitations) for employee contributions, charged to expense for the years ended December 31, 1999, 1998 and 1997 were $310,000, $182,000 and $111,000, respectively.

The Corporation  also has a defined  contribution  employee stock ownership plan
(ESOP) which covers substantially all employees of the Corporation and certain subsidiaries. Certain common stock purchases by the ESOP were financed by long-term debt. ESOP contributions charged to expense in 1999, 1998 and 1997 approximated $217,000, $256,000 and $180,000 (including ESOP note payable interest of $62,000, $74,000 and $51,000), respectively. Shares of common stock

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE K--EMPLOYEE RETIREMENT PLANS--CONTINUED

held by the ESOP which have not yet been allocated to participants' accounts are shown as a reduction of stockholders' equity. As of December 31, 1999, the ESOP held 167,000 shares of the Corporation's common stock which have been allocated to participants' accounts and 48,500 shares of common stock (with an approximate fair value of $503,000) which have not yet been allocated to participants' accounts.

NOTE L--INCOME TAXES

Federal income taxes consist of the following components (in $1,000s):

                                       1999           1998           1997
                                     -------        -------        -------
     Current                         $ 4,813        $ 4,241        $ 3,730
     Deferred credit                  (2,070)        (1,657)          (842)
                                     -------        -------        -------
                                     $ 2,743        $ 2,584        $ 2,888
                                     =======        =======        =======

Federal income tax expense in 1999 shown above is net of the $470,000 federal income tax benefit relating to the cumulative effect of the change in accounting principle. Federal income taxes paid during 1999, 1998 and 1997 approximated $5.1 million, $3.0 million and $3.6 million, respectively.

Differences between federal income tax expense recorded and amounts computed using the statutory tax rate are reconciled below (in $1,000s):

                                               1999       1998       1997
                                             -------     ------    -------
     Federal income tax computed at
       statutory rate of 34%                 $ 2,998     $ 2,452    $ 2,871
     Tax effect of:
       Cumulative effect of change in
         accounting principle                   (470)
        Amortization of goodwill                 117          77         66
        Other                                     98          55        (49)
                                             -------     -------    -------
                                             $ 2,743     $ 2,584    $ 2,888
                                             =======     =======    =======

Net deferred income tax assets consisted of the following at December 31 (in $1,000s):

                                                         1999       1998
                                                        ------     -------
     Allowance for loan losses                          $ 3,970     $ 2,726
     Portion of subsidiaries' operating losses
       applicable to minority interests                     874         294
     Deferred compensation                                  585         463
     Market value adjustment for investment
       securities available for sale                        468         (80)
     Other, net                                           1,360       1,236
                                                        -------     -------
                                                        $ 7,257     $ 4,639
                                                        =======     =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE L--INCOME TAXES--CONTINUED

Certain consolidated subsidiaries have net operating loss carryforwards which may reduce income taxes payable in future periods. Such carryforwards approximate $4.5 million at December 31, 1999, have been recognized for financial reporting purposes and expire at varying dates through 2019.

NOTE M--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows at December 31 (in $1,000s):

                                                      1999                          1998
                                            ---------------------------     -----------------------
                                                             Estimated                    Estimated
                                              Carrying         Fair         Carrying         Fair
                                                Value          Value          Value          Value
                                                -----          -----          -----          -----
Financial Assets:
   Cash and cash equivalents                $   104,306     $   104,306     $ 151,045     $ 151,045
   Loans held for resale                          9,078           9,078        36,789        36,789
   Investment securities:
     Available for sale                         102,514         102,514        83,597        83,597
     Held for long-term investment                4,631           4,631         2,867         2,867
                                            -----------     -----------     ---------     ---------
                                                107,145         107,145        86,464        86,464

   Portfolio loans:
     Fixed rate                                 629,087         628,366       482,276       482,460
     Variable rate                              420,117         419,764       242,004       241,938
                                            -----------     -----------     ---------     ---------
       Total portfolio loans                  1,049,204       1,048,130       724,280       724,398
     Less allowance for loan losses             (12,639)        (12,639)       (8,817)       (8,817)
                                            -----------     -----------     ---------     ---------
     Net portfolio loans                      1,036,565       1,035,491       715,463       715,581

Financial Liabilities:
   Deposits:
     Noninterest-bearing deposits               147,036         147,036       120,986       120,986
     Interest-bearing deposits:
       Demand accounts                          366,475         366,703       247,139       247,188
       Time certificates of deposit less
        than $100,000                           289,209         289,049       301,665       305,303
       Time certificates of deposit of
        $100,000 or more                        310,073         309,892       221,100       223,766
                                            -----------     -----------     ---------     ---------
         Total interest-bearing deposits        965,757         965,644       769,904       776,257
                                            -----------     -----------     ---------     ---------
         Total deposits                       1,112,793       1,112,680       890,890       897,243
   Debt obligations                              47,400          47,460        23,600        23,596
   Trust-preferred securities                    24,291          25,300        24,255        25,300

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE M--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--CONTINUED

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available). Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTE N--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers. Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans. Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($11.6 million and $8.8 million outstanding at December 31, 1999 and 1998, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($219.4 million and $145.0 million at December 31, 1999 and 1998, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

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

The banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks. The amount of reserve balances required as of December 31, 1999 and 1998 were $1.4 million and $1.8 million, respectively.

Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance. Some of the banks have municipal government deposits which are guaranteed by the Corporation ($31.1 million at December 31, 1999).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances. Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities. Substantially all of the remaining net assets of the subsidiaries are restricted as to payments to the Corporation.

Each bank and the Corporation are subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies. Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on `Tier 1' and `Tier 2' capital and `risk-weighted assets' as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

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

As a condition of their charter approval, DE NOVO banks are generally required to maintain a core capital (Tier 1) to assets ratio of not less than 8% and an allowance for loan losses of not less than 1% for the first three years of operations.

As of December 31, 1999, the most recent notifications received by the banks from regulatory agencies have advised that the banks are classified as `well capitalized' as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the banks.

Management believes, as of December 31, 1999, that the Corporation and the banks meet all capital adequacy requirements to which the entities are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
        REQUIREMENTS--CONTINUED

The following table summarizes the amounts (in $1,000s) and related ratios of the individually significant subsidiaries (assets of $130 million or more at December 31, 1999) and consolidated regulatory capital position as of December 31, 1999 and 1998:

                                                                          Sun
                                             Ann Arbor    Capitol      Community
                                             Commerce     National      Bancorp
                                               Bank         Bank        Limited    Consolidated
                                               ----         ----        -------    ------------
DECEMBER 31, 1999
  Total capital to total assets:
    Minimum required amount                 >=$ 8,598    >=$ 5,327    >=$12,016    >=$ 52,239
    Actual amount                             $15,455      $ 9,940      $50,003      $ 56,809
      Ratio                                      7.19%        7.46%       16.65%         4.35%

  Tier 1 capital to risk-weighted assets:
    Minimum required amount(1)              >=$ 6,940    >=$ 4,490    >=$11,089    >=$ 48,560
    Actual amount                             $15,596      $10,011      $71,263      $130,744
      Ratio                                      8.99%        8.92%       25.71%        10.78%

   Combined Tier 1 and Tier 2 capital to
    risk-weighted assets:
     Minimum required amount(2)             >=$13,879    >=$ 8,980    >=$22,178    >=$ 97,120
     Amount required to meet
      'Well-Capitalized' category(3)          $17,349      $11,226      $27,723      $121,400
     Actual amount                            $17,699      $11,416      $73,634      $141,040
       Ratio                                    10.24%       10.17%       26.56%        11.62%

DECEMBER 31, 1998
  Total capital to total assets:
    Minimum required amount                 >=$ 7,858    >=$ 5,471    >=$ 5,411    >=$ 40,978
    Actual amount                             $12,901      $ 9,759      $26,627      $ 50,017
      Ratio                                      6.57%        7.14%       19.68%         4.88%

  Tier 1 capital to risk-weighted assets:
    Minimum required amount(1)              >=$ 5,898    >=$ 4,178    >=$ 3,397    >=$ 29,262
    Actual amount                             $12,906      $ 9,750      $35,102      $ 98,143
      Ratio                                      8.75%        9.34%       41.33%        13.42%

  Combined Tier 1 and Tier 2 capital to
   risk-weighted assets:
    Minimum required amount(2)              >=$11,797    >=$ 8,355    >=$ 6,795    >=$ 58,525
    Amount required to meet
    'Well-Capitalized' category(3)            $14,746      $10,444      $ 8,494      $ 73,156
    Actual amount                             $14,752      $11,057      $35,798      $106,842
      Ratio                                     10.00%       10.59%       42.15%        14.60%

(1)  The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2) The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3) In order to be classified as a `well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE P--PARENT COMPANY FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS
                                                          Year Ended December 31
                                                          ----------------------
                                                              1999      1998
                                                            --------   -------
                                                               (in $1,000s)
ASSETS
  Cash on deposit with subsidiary banks                     $     55   $     1
  Money market funds on deposit with subsidiary banks            173         4
  Investment securities held for long-term investment            830       649
  Investments in subsidiaries                                102,021    75,673
  Notes receivable                                             1,363     1,105
  Investment in and advances to Amera Mortgage Corporation     2,343     3,037
  Equipment and furniture, net                                   575       727
  Excess of cost over net assets of acquired subsidiaries      2,587     2,172
  Other assets                                                 2,657     3,553
                                                            --------   -------

      TOTAL ASSETS                                          $112,604   $86,921
                                                            ========   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable, accrued expenses and other liabilities  $  2,963   $ 2,992
  Debt obligations payable to unaffiliated entities           29,900     9,600
  Subordinated debentures                                     25,073    25,037
                                                            --------   -------
      Total liabilities                                       57,936    37,629
  Stockholders' equity                                        54,668    49,292
                                                            --------   -------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $112,604   $86,921
                                                            ========   =======

CONDENSED STATEMENTS OF INCOME

                                                      Year Ended December 31
                                                 -------------------------------
                                                   1999       1998       1997
                                                 --------    -------    -------
                                                          (in $1,000s)
Income:
  Dividends from subsidiaries                    $  5,650    $ 2,600    $ 2,100
  Intercompany fees                                 5,424      4,232      3,812
  Interest                                            290        394        254
  Other                                                34       (162)      (183)
                                                 --------    -------    -------
    Total income                                   11,398      7,064      5,983
Expenses:
  Interest                                          3,770      2,311        660
  Salaries and employee benefits                    3,310      2,524      1,618
  Occupancy                                           260        202        171
  Amortization, equipment rent and depreciation     1,520      1,889      1,528
  Other                                             1,295      1,606        926
                                                 --------    -------    -------
    Total expenses                                 10,155      8,532      4,903
                                                 --------    -------    -------
                                                    1,243     (1,468)     1,080
Equity in undistributed net earnings of
  consolidated subsidiaries                         2,880      4,810      4,203

Federal income taxes (credit)                      (1,286)    (1,286)      (274)
                                                 --------    -------    -------

   NET INCOME                                    $  5,409    $ 4,628    $ 5,557
                                                 ========    =======    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE P--PARENT COMPANY FINANCIAL INFORMATION--CONTINUED

CONDENSED STATEMENTS OF CASH FLOWS

                                                                        Year Ended December 31
                                                                   --------------------------------
                                                                     1999        1998        1997
                                                                   --------    --------    --------
                                                                             (in $1,000s)
OPERATING ACTIVITIES
   Net income                                                      $  5,409    $  4,628    $  5,557
   Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
     Equity in undistributed net earnings of subsidiaries            (2,880)     (4,810)     (4,203)
     Equity in net loss from Amera Mortgage Corporation                 593         189         403
     Depreciation and amortization                                      535         140         260
   Decrease (increase) in amounts due from subsidiaries and
    other assets                                                      2,157          28      (1,520)
   Increase (decrease) in accounts payable, accrued expenses
    and other liabilities                                               (29)      1,046         (43)
                                                                   --------    --------    --------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                        5,785       1,221         454

INVESTING ACTIVITIES
   Net cash investments in subsidiaries                             (23,397)    (21,410)     (8,450)
   Net payments from (advances to) Amera Mortgage Corporation           101        (314)       (485)
   Purchases of investment securities                                  (181)       (316)        (25)
   Proceeds from sales of equipment and furniture                       114           6
   Purchases of equipment and furniture                                (183)       (716)        (99)
                                                                   --------    --------    --------
     NET CASH USED BY INVESTING ACTIVITIES                          (23,546)    (22,750)     (9,059)

FINANCING ACTIVITIES
   Net borrowings (payments) on debt obligations                     20,300       9,600      (3,500)
   Net proceeds from issuance of subordinated debentures                                     24,909
   Net proceeds from issuance of common stock                             6         816       1,912
   Cash dividends paid and payments in lieu of fractional shares     (2,322)     (2,099)     (1,831)
                                                                   --------    --------    --------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                       17,984       8,317      21,490
                                                                   --------    --------    --------
     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   223     (13,212)     12,885
Cash and cash equivalents at beginning of year                            5      13,217         332
                                                                   --------    --------    --------
     CASH AND CASH EQUIVALENTS AT END OF YEAR                      $    228    $      5    $ 13,217
                                                                   ========    ========    ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED

NOTE Q--NET INCOME PER SHARE

The computations of basic and diluted earnings per share were as follows (in $1,000s, except per share amounts):

                                                        1999     1998     1997
                                                       ------   ------   ------
Numerator:
  Income before cumulative effect of accounting
    change                                             $5,606   $4,628   $5,557
                                                       ======   ======   ======
  Net income                                           $5,409   $4,628   $5,557
                                                       ======   ======   ======
Denominator:
   Weighted average number of shares outstanding
    (denominator for basic earnings per share)          6,455    6,284    6,130
   Effect of dilutive securities:
     Warrants                                                                16
     Stock options                                         35      141      180
                                                       ------   ------   ------
       Potential dilution                                  35      141      196
                                                       ------   ------   ------
Denominator for diluted earnings per share--weighted
  average number of shares and potential dilution       6,490    6,425    6,326
                                                       ======   ======   ======
Basic earnings per share:
   Income before cumulative effect
    of accounting change                               $ 0.87   $ 0.74   $ 0.91
                                                       ======   ======   ======
   Net income                                          $ 0.84   $ 0.74   $ 0.91
                                                       ======   ======   ======
Diluted earnings per share:
   Income before cumulative effect
    of accounting change                               $ 0.86   $ 0.72   $ 0.88
                                                       ======   ======   ======
   Net income                                          $ 0.83   $ 0.72   $ 0.88
                                                       ======   ======   ======

Additional disclosures regarding stock options are set forth in Note J.

NOTE R--JANUARY 2000 PURCHASE OF MINORITY INTEREST IN BANK

Effective January 31, 2000, the Corporation acquired the minority shares of Brighton Commerce Bank, previously a 59% owned bank subsidiary, in a share exchange transaction. Under the terms of the exchange, the Corporation issued approximately 125,000 previously unissued shares. As a result of the share exchange transaction, Brighton Commerce Bank became a wholly-owned subsidiary.