Form 10-K, Exhibit 13
period 2002-12-31
CAPITOL BANCORP LTD
filed 2003-03-28
CIK 840264

Exhibit 13(a)

                                OUR CORE VALUES

[PHOTO]
ITEM PROCESSING
GREAT LAKES REGION

ENTREPRENEURSHIP
Entrepreneurship is the essence of our company spirit.

LOYALTY
The way we treat our customers begins with the way we treat each other. Respect and reliability encourage loyalty in all of us.

COMMUNITY COMMITMENT
Our success depends upon the success of our community.

INTEGRITY
It is our standard of behavior, which always seeks to do the right thing.

MAXIMIZING POTENTIAL
We are committed to maximizing potential as a company and as individuals.

                               TO OUR SHAREHOLDERS

Dear Shareholders:

In the year 2002 we achieved another plateau in our long-term journey toward lasting success as a public company. Earnings grew 55%; earnings per share grew 16%; net operating revenues increased 28% and assets increased 18%. We had a good year. We were rewarded by the stock market with a 74% price increase.

As we build for the future, we are challenged by the reckless indifference many public companies have demonstrated regarding their own credibility as leaders and as fiduciaries.

CREDIBILITY

Our ability to succeed as bankers in a competitive environment has been built on our credibility as service providers. We deliver a higher level of service by interfacing our customers with human beings. The customers are not left to fend for themselves when interacting with our banking system. We treat our customers' concerns with confidentiality and care. We will continue to operate in this manner at each of our affiliate banks.

The credibility we have established is enhanced by the continuity of our banking operations. It is a comfort to our customers to know that our banks are committed to long-term success, thereby avoiding the disruption other competitors have demonstrated through mergers with out-of-town companies.

However, the responsibility of demonstrating our credibility does not end with our customer. Recent events regarding the activities of CEOs and boards of directors throughout corporate America have called into question the conduct of all public corporations.

We do not wish to risk our credibility with our shareholders. We will do all that is necessary to protect this important trust. For these reasons the board of directors, during the first quarter of last year, initiated a review of our corporate governance practices and executive compensation arrangements.

This effort resulted in the revision of our Corporate Code of Ethics and the development of Corporate Governance Guidelines. Moreover, the board adopted a charter for each standing committee. These important accomplishments are published on our website.

In addition, the Compensation, Audit and Nomination and Governance Committees are made up exclusively of independent directors consistent with the new guidelines published by the New York Stock Exchange and the NASDAQ Stock Market.

                           -------------------------
                             WE DO NOT WISH TO RISK
                            OUR CREDIBILITY WITH OUR
                                 SHAREHOLDERS.
                             WE WILL DO ALL THAT IS
                           NECESSARY TO PROTECT THIS
                                IMPORTANT TRUST.
                           -------------------------

Finally, a review and revision of the employment contracts of senior officers was completed to ensure that management is incented toward long-term objectives.

As we continue to develop our long-range strategic plan, we know that ongoing credibility with our customers and our shareholders remains vital to our success.

CORE VALUES

Our credibility is driven by our core values. We currently have 29 banks and operate in 8 states. Each of our banks is benefited by a board of directors who are residents of their banking community. Our bank directors are the most significant off-balance-sheet assets of the Corporation. Their impartial oversight of banking operations is matched by significant individual business development efforts. Unlike most other banking models, ours is built around our bank directorships.

During the past year we initiated an effort to identify our core values as a company. This undertaking recognized both the geographic and cultural diversity of our bank boards and our employees. At the conclusion of the process we were able to construct a definition of our core values:

ENTREPRENEURSHIP
ENTREPRENEURSHIP IS THE ESSENCE OF OUR COMPANY SPIRIT.

LOYALTY
THE WAY WE TREAT OUR CUSTOMERS BEGINS WITH THE WAY WE TREAT EACH OTHER. RESPECT AND RELIABILITY ENCOURAGE LOYALTY IN ALL OF US.

COMMUNITY COMMITMENT
OUR SUCCESS DEPENDS UPON THE SUCCESS OF OUR COMMUNITY.

INTEGRITY
IT IS OUR STANDARD OF BEHAVIOR, WHICH ALWAYS SEEKS TO DO THE RIGHT THING.

MAXIMIZING POTENTIAL
WE ARE COMMITTED TO MAXIMIZING POTENTIAL AS A COMPANY AND AS INDIVIDUALS.

                                    [PHOTO]

These values are not objectives we would like to attain -- they represent who we are as a company. They serve as an instrument of measurement in all that we undertake. I invite you to view the various letters each bank president has submitted in this report which demonstrate our core values.

PERFORMANCE

For the year 2002, record net operating revenues of $115.6 million increased approximately 28% when compared to the $90.1 million figure recorded in 2001. Record earnings of approximately $16.7 million for 2002 reflect 55% growth when compared to $10.7 million in 2001. On an earnings per share (EPS) basis, Capitol reported basic ($1.64) and diluted ($1.57) figures for 2002 that were 19% and 16%, respectively, ahead of 2001's comparable period levels of $1.38 and $1.35. The 28% growth in net operating revenues for 2002 was aided by an approximate 56% increase in noninterest income, offsetting the 20% expansion in operating expense that reflects both the opening of two new affiliate banks in California and Nevada and new loan production offices in Texas, California and Georgia. In addition, the consolidation of minority interests at several of Capitol's affiliate development holding companies during 2002 served to dramatically expand the share base from approximately 7.8 million shares at the end of 2001 to roughly 11.3 million shares at year end.

INVESTOR SIMPLIFICATION

On March 31, 2002, the public ownership profile of our primary southwest-based development holding company, Sun Community Bancorp Limited, was consolidated in a share exchange with Capitol Bancorp. Subsequently, the shared investments in our Indiana, Nevada, and SBA-specialist, Sunrise Capital, holding companies were exchanged for stock in Capitol Bancorp. These four second-tier holding companies are now 100% owned by Capitol Bancorp. The share base of Capitol Bancorp was increased by nearly 50% and our corporate structure was simplified. These actions were received positively within the investor community.

At the end of 2000, the market capitalization, or the total value the investor community had assigned to the Corporation, equaled approximately $75 million. Closing out 2001, the market capitalization of the Corporation measured just shy of $105 million. Following the share exchanges, Capitol Bancorp's market capitalization increased more than 2.5 times to over $270 million in 2002.

BUILDING A TRACK RECORD

Our message, supported by our performance, is connecting with the investor community to produce operating results in line with investor expectations, while not sacrificing potential growth opportunities which serve to enhance the future earnings stream. The performance of the past few years reflects this operating dynamic. Since the end of 1998, assets have more than doubled from just over $1 billion to more than $2.4 billion. In the same time frame, shareholder equity has nearly quadrupled from approximately $49 million to over $160 million, while earnings ($4.6 million to approximately $16.7 million) and operating revenues ($37 million to more than $115 million) have both more than tripled. At the end of 1998, we had 17 community banks in our family. Today, the affiliate system totals 29, with new opportunities being explored every day. In 1998, EPS measured $0.72, while total shares outstanding equaled 6.3 million. In 2002, our EPS exceeded "street" expectations reaching $1.57, and we entered 2003 with more than 11.3 million shares outstanding.

We are often perceived as a company running contrarian to the banking industry's trend of "bigger means better" by remaining committed to our most critical operating constituency -- the customer relationship. We continue to believe that this strategy will promote long-term success.

EMERGING PROFITABILITY

As we enter 2003, only 11 of our 29 affiliate banks are more than 5 years old. The earnings potential of our other 18 maturing, but youthful, banks will serve to expand our revenue and earnings stream over the next few years.

                        -------------------------------
                        THESE VALUES ARE NOT OBJECTIVES
                           WE WOULD LIKE TO ATTAIN --
                           THEY REPRESENT WHO WE ARE
                                 AS A COMPANY.
                        -------------------------------

A FOOTNOTE REGARDING ACQUISITIONS

Capitol Bancorp has successfully completed numerous "acquisitions" of the internally-generated variety as we consolidated the minority interests of our affiliates. These transactions were transparent to the customer, effectively resulting in an accounting formality for what had been operating reality. However, as we survey the landscape, we recognize that there may be possibilities to augment our traditional de novo development efforts with selective acquisitions. As we have successfully done in the past, we will continue to look at potential transactions, searching for both a cultural fit and an accretive earnings opportunity.

We invite you to share our optimism for the coming years.

/s/ Joseph D. Reid

Joseph D. Reid
Chairman & CEO

CAPITOL BANCORP LIMITED
     BOARD OF DIRECTORS

Louis G. Allen                         Michael F. Hannley                         Myrl D. Nofziger
Retired Banker                         President & CEO                            President
                                       Bank of Tucson                             Hoogenboom Nofziger
Paul R. Ballard
Retired President & CEO                Lewis D. Johns                             Kathryn L. Munro
Portage Commerce Bank                  President                                  Chairman & CEO
                                       Mid-Michigan Investment Co.                Bridge West, LLC
David L. Becker
Retired Insurance Agent                Michael L. Kasten                          David O'Leary
                                       Managing Partner                           Chairman
Robert C. Carr                         Kasten Investments, LLC                    O'Leary Paint Company
Executive Vice President
Capitol Bancorp Limited                John S. Lewis                              Joseph D. Reid
                                       President-Western Regions                  Chairman & CEO
[PHOTO]                                Capitol Bancorp Limited                    Capitol Bancorp Limited
JOHN S. LEWIS,
PRESIDENT-WESTERN REGIONS              [PHOTO]                                    Ronald K. Sable
                                       CRISTIN REID ENGLISH,                      Vice President Public Sector
Douglas E. Crist                       CHIEF ADMINISTRATIVE OFFICER               Guardent, Inc.
President
Developers of SW Florida, Inc.         [PHOTO]                                    FIRST CALIFORNIA NORTHERN
                                       ROBERT C. CARR,                            BANCORP
Michael J. Devine                      EXECUTIVE VICE PRESIDENT & TREASURER
Attorney at Law                                                                   BOARD OF DIRECTORS
                                       Humberto S. Lopez
Cristin Reid English                   President                                  Geni A. Bennetts, MD
Chief Administrative Officer           HSL Properties, Inc.                       Medical Consulting
Capitol Bancorp Limited
                                       Leonard Maas                               Cristin Reid English
James C. Epolito                       President                                  Chief Administrative Officer
President & CEO                        Gillisse Construction Company              Capitol Bancorp Limited
The Accident Fund Company
                                       Lyle W. Miller                             Jeffrey L. Epps
Gary A. Falkenberg                     President                                  President
Gary A. Falkenberg, D.O., P.C.         Servco, Inc.                               Epps Chevrolet

Joel I. Ferguson                                                                  Paul J. Krsek
Chairman                                                                          Managing Partner
Ferguson Development                                                              K&A Asset Management, LLC

Kathleen A. Gaskin                                                                David L. McSherry
Associate Broker/State Appraiser                                                  Investor
Tomie Raines, Inc. Realtors                                                       Northwind Investment Co., L.L.C.

H. Nicholas Genova                                                                David O'Leary
Chairman & CEO                                                                    Chairman
Washtenaw News Co. Inc.                                                           O'Leary Paint Company
H.N. Genova Development
                                                                                  Joseph D. Reid
                                                                                  Chairman & CEO
                                                                                  Capitol Bancorp Limited

                  CAPITOL BANCORP LIMITED
                                 OFFICERS

                           Joseph D. Reid                     David J. Meninga                                Nancy A. Schoolman
                           Chairman & CEO          Assistant Corporate Counsel                                    Vice President

                        Michael L. Kasten                        John R. Myers                                 Patricia L. Stone
                            Vice Chairman                       Vice President                             Senior Vice President

                           Lyle W. Miller                     Michael M. Moran                                  Patrick R. Sturm
                            Vice Chairman             Chief of Capital Markets                                 Corporate Counsel

                            David O'Leary                Phillip Kyle Oesterle                                 Stephanie M. Swan
                                Secretary                       Vice President                      Corporate Governance Officer

                           Robert C. Carr                    Gregory E. Patten                               Darryl S. Tenenbaum
     Executive Vice President & Treasurer                       Vice President                            Vice President/Auditor

                           Art R. Aguirre                      Linda D. Pavona                                   Bruce A. Thomas
                           Vice President                Senior Vice President                         Chief of Bank Performance

                          Carol A. Blaine                              [PHOTO]                                           [PHOTO]
                           Vice President                     BRUCE A. THOMAS,                               LEE W. HENDRICKSON,
                                                     CHIEF OF BANK PERFORMANCE                           CHIEF FINANCIAL OFFICER
                      Katherine P. Bowden
                           Vice President                              [PHOTO]                                           [PHOTO]
                                                              DAVID J. DUTTON,                                 MICHAEL M. MORAN,
                          Brent R. Branch            CHIEF INFORMATION OFFICER                           CHIEF OF CAPITAL MAKETS
                 Assistant Vice President
                                                               David K. Powers                                   Stephen D. Todd
                     Margarete L. Chalker      Director of Loan Administration      Director of Bank Performance-Western Regions
                 Assistant Vice President
                                                                 Amy L. Pramov                                   Marie D. Walker
                         Staci L. Charles             Assistant Vice President                  Senior Vice President-Accounting
       Marketing Director-Western Regions
                                                           Joseph D. Reid, III                                 Leonard C. Zazula
                        James F. Crawford                    Corporate Counsel                           Cashier-Western Regions
Director of Strategic Products & Services
                                                            William E. Rheaume
                          David J. Dutton                       Senior Counsel
                Chief Information Officer

                         Brian K. English
                          General Counsel

                     Cristin Reid English
             Chief Administrative Officer

                           Carl C. Farrar
                    Senior Vice President

                         David D. Fortune
   Chief Credit Officer - Western Regions

                  Reginald A. Hansom, Jr.
                 Assistant Vice President

                          Janet L. Hardin
                           Vice President

                       Lee W. Hendrickson
                  Chief Financial Officer

                            John S. Lewis
              President - Western Regions

                             Tina M. Luha
                 Assistant Vice President

                        Stephanie A. Maat
                           Vice President

                      Charles J. McDonald
               Cashier-Great Lakes Region

[PHOTO]
NETWORK SERVICES
GREAT LAKES REGION

                    E N T R E P R E N U E R S H I P [GRAPHIC]

[PHOTO]
NETWORK SERVICES
WESTERN REGIONS

          BOARD OF DIRECTORS                                     BANK OF LAS VEGAS

         Vincent J. Ciminise      Bank of Las Vegas opened in February of 2002 to opportunity, excitement,
                   President      anticipation, and challenge. Throughout its first year the Bank realized the
           Bank of Las Vegas      successful completion of many goals. These accomplishments were achieved through an unprecedented level of entrepreneurship exhibited by our employees. Following
              Darlene Copsey      are a few examples of the spirit demonstrated by our team:
         Secretary/Treasurer
        The Alpha Group Ltd.           We developed a marketing plan for the Bank utilizing landmarks that are synonymous with our namesake -- Las Vegas. This unique advertising is used
           Michael J. Devine           on our courier van, and it was also used to give our temporary facility
             Attorney at Law           some needed character. The van carries replicas of landmarks in the city including the head of the Egyptian from the Luxor Hotel and the distinctive
               Leo N. Durant           "Welcome to Fabulous Las Vegas" marker located at the entrance to the city.
                       Owner           We covered the front of the bank with a large billboard that depicted the
            LND Construction           skyline of downtown Las Vegas. The comments from the local community have been very positive. I can assure you that people remember our courier van
            Scott R. Gragson           and eye-catching signage, which is entrepreneurial advertising at its best.
            Managing Partner
            GKT Acquisitions           During our first year we benefited from the unification efforts of our affiliated banks and implemented procedures consistent with the new
           Donald K. Hamrick           consolidated systems. The staff embraced the opportunity to learn new
             General Manager           skills and apply them to meet the bank's specific needs, as would any
   Signature Lincoln Mercury           entrepreneur.

             Darryl J. Hardy           Whether adjusting to an incredibly small temporary working facility, or
              Vice President           helping a customer find a way to start their own business, our employees
    Hardy Painting & Drywall           exemplify those traits associated with a true entrepreneur. Their positive attitudes, and the consistent encouragement they provide to new customers,
         Alan R. Houldsworth           stems from the pleasure that comes from running an autonomous operation.
                     Partner           Entrepreneurs enjoy their creative freedom, working hard and the
 Houldsworth & Company, CPAs           satisfaction of ultimate success.

            Charles L. Lasky      As the Bank continues to grow and mature, we must never lose sight of how we
                   President      reached this point. That strength will ensure our future.
Lasky, Fifarek & Hogan, P.C.

          Thomas C. Mangione      BANKING LAS VEGAS!
   Chairman, President & CEO
     Red Rock Community Bank      /s/ Vincent J. Ciminise

              Joseph D. Reid      Vincent J. Ciminise
              Chairman & CEO      President
     Capitol Bancorp Limited
                                  6001 S. Decatur, Suite P
          Joseph D. Reid III      Las Vegas, NV 89118
           Corporate Counsel      702-939-2400
     Capitol Bancorp Limited      www.bankoflasvegas.com

          Philip P. Saunders
           Retired Executive
  General Motors Corporation


                    OFFICERS

              Joseph D. Reid
                    Chairman

          Thomas C. Mangione
               Vice Chairman

            Charles L. Lasky
                   Secretary

         Vincent J. Ciminise
                   President

            Roger S. Mellies
Executive Vice President/CCO

            Carol A. Clemens
       Senior Vice President

          William C. Russell
       Senior Vice President

            Debbie V. Clarke
              Vice President

                        E N T R E P R E N U E R S H I P

                            CAMELBACK COMMUNITY BANK                                      BOARD OF DIRECTORS

Our team at Camelback Community Bank takes great pride in our commitment to all           Shirley A. Agnos
of our shared core values. We display these values every day in our work, our             President
volunteer activities and our personal behavior.                                           Arizona Town Hall

The past several years have proven that a bank must create a reputation for               Cord D. Armstrong
customer service outside of the traditional scope if it is going to provide               CPA/Manager
financial services that are truly unique and tailored to meet the needs of its            Miller Wagner Business Services, Inc.
customers. Customers have many choices today and have more access to information
than ever before. This new banking environment requires our bank to be ever more          Michael J. Devine
entrepreneurial and cutting edge.                                                         Attorney at Law

We have concluded that Camelback's new checking account that rewards our                  Winfield L. Holden III
customers for increasing their account balance, while offering both convenience           Publisher
and a competitive interest rate, provides an attractive investment opportunity.           Arizona Highways Magazine
In today's low interest-rate environment, many individuals are investing in cash
vehicles that earn very little interest. In an effort to meet our customers'              Michael L. Kasten
needs, and at the same time add growth to the Bank, we created an                         Managing Partner
interest-bearing checking account that pays a premium interest rate for deposits          Kasten Investments, LLC
in excess of $25,000. Additionally, the account is tiered, and at each of the
higher levels, the interest rate increases substantially.                                 Gregory M. Kruzel
                                                                                          Attorney at Law & Partner
In our continued effort to support the nonprofit agencies in our community, we            Braun, Becker, Kruzel, P.C.
offered this account to them as well. They are extremely grateful to increase
the return on their deposits, especially now when fundraising is more difficult           Robert V. Lester
than ever and every penny counts.                                                         President
                                                                                          Progressive Financial Concepts
This checking account has delivered all that we expected and more. It increased
our total deposits by 20% in 90 days and is a great opportunity for introducing           John S. Lewis
new customers to Camelback Community Bank.                                                President - Western Regions
                                                                                          Capitol Bancorp Limited

THE BANK WHERE YOU BELONG.                                                                Tammy A. Linn
                                                                                          Director
/s/ Barbara J. Ralston                                                                    Governor's Community Policy Officer

Barbara J. Ralston                                                                        Susan C. Mulligan
President & CEO                                                                           CPA

                                                                                          Earl A. Petznick
2777 East Camelback Road, Suite 100                                                       President & CEO
Phoenix, AZ  85016                                                                        Northside Hay Company
602-224-5800
www.camelbackbank.com                                                                     Barbara J. Ralston
                                                                                          President & CEO
                                                                                          Camelback Community Bank

                                                                                          Dan A. Robledo
                                                                                          President & CEO
                                                                                          Lawyer's Title of Arizona, Inc.

                                                                                          Jacqueline J. Steiner
                                                                                          Retired State Senator
                                                                                          & Community Volunteer


                                                                                          OFFICERS

                                                                                          Dan A. Robledo
                                                                                          Chairman

                                                                                          Michael L. Kasten
                                                                                          Vice Chairman

                                                                                          Shirley A. Agnos
                                                                                          Secretary

                                                                                          Barbara J. Ralston
                                                                                          President & CEO

                                                                                          John Robert Boosman
                                                                                          Executive Vice President & CCO

                                                                                          James J. Brandes
                                                                                          Senior Vice President

                                                                                          Betty L. Cornish
                                                                                          Senior Vice President

                                                                                          Patrick B. Westman
                                                                                          Senior Vice President

                                                                                          Dorsey J. Tisdale
                                                                                          Vice President

                                                                                          William Von Hatten
                                                                                          Vice President

                        E N T R E P R E N U E R S H I P

              BOARD OF DIRECTORS                                  DESERT COMMUNITY BANK

               Robert J. Andrews     Desert Community Bank has carved out a niche in the greater Las Vegas
    CFO & Director of Operations     marketplace, which has distinguished us from our peers. Although Las Vegas is
            IGT Lottery Division     often touted as the fastest growing city in America, with some 5,000 new residents every month, many of our directors have extensive community roots.
               Tracy R. Bouchard     Many are from local, established families who have conducted business in Las
                       President     Vegas for generations. They, and their family members, have held noteworthy
          National Title Company     public offices, successfully operated family businesses for over 50 years, and remain well connected with county and municipal government, as well as the
               Michael J. Devine     varied industries that fuel this town's economy. The contacts they share, as
                 Attorney at Law     well as the history that accompanies their experience in the marketplace, gives us an opportunity to enrich the opportunities not normally offered to newcomers
             Rose M.K. Dominguez     to this city.
                       President
                Discovery Travel     Las Vegas is known for entertainment and gaming. Manufacturing, education, and trades that facilitate the town's tourism are the less known side of Las Vegas.
                 Tom R. Grimmett     Desert Community Bank is constantly working on innovative ways to assist our
                           Owner     customers, and our community in achieving their dreams.
              Grimmett & Company
                                     For example, we have a customer with a continual need for new technicians to
                  Garry L. Hayes     work in his specialty of selling and installing automated HVAC systems and
                       President     controls in large facilities. It is a difficult field in which to find qualified
    Law Office of Garry L. Hayes     employees. The owner decided to solve that problem by starting a school within his business to train technicians at all levels of HVAC installation,
                 James W. Howard     maintenance and repair. Tuition financing is not generally offered to students
                       President     attending trade schools. At the suggestion of one of our directors, Desert
           Desert Community Bank     Community Bank was able to acquaint our customer with another contact who provides student loan assistance for trade schools who do not yet qualify for
                Charles L. Lasky     the Title IV assistance offered by the government guaranteed student loan
                       President     programs. This helped our customer succeed in uniquely achieving their growth
   Lasky, Fifarek &  Hogan, P.C.     objectives.

              Thomas C. Mangione     Our directors, our employees, and our customers all benefit when we work to
       Chairman, President & CEO     solve problems together. It makes us unique from other community banks in Las
         Red Rock Community Bank     Vegas. We have one location -- with many solutions for our customers.

                  Leland D. Pace
                Managing Partner     SMALLER BANK. BIGGER SERVICE.(TM)
Stewart, Archibald & Barney, LLP
                                     /s/ James W. Howard
              Joseph D. Reid III
               Corporate Counsel     James W. Howard
         Capitol Bancorp Limited     President

               Stephen D. Stiver
                         Retired     3740 South Pecos-McLeod
                                     Las Vegas, NV  89121
                                     702-938-0500
                        OFFICERS     www.desertcommunity.com

              Thomas C. Mangione
                        Chairman

               Michael J. Devine
                   Vice Chairman

                 James W. Howard
                       President

                Charles L. Lasky
                       Secretary

               Al G. Gourrier II
        Executive Vice President
          & Chief Credit Officer

                Rodney K. Chaney
           Senior Vice President
         Private Banking Manager

                Eileen S. Hagler
                  Vice President

                  Troy I. Morris
                  Vice President

                        E N T R E P R E N U E R S H I P

                               KENT COMMERCE BANK                                    BOARD OF DIRECTORS

Entrepreneurship is a word rarely associated with banking. One dictionary            James M. Badaluco
defines an entrepreneur as "one who organizes and assumes the risk of a business     Vice President
or enterprise." Bankers are in the business of minimizing and managing risk.         S.J. Wisinski & Company
They are generally not willing to step out and assume risk. That willingness --
even eagerness, at times -- is the root source of Capitol Bancorp's success.         Paul R. Ballard
                                                                                     Retired President & CEO
Three years ago, Kent Commerce Bank had no U.S. Small Business Administration        Portage Commerce Bank
(SBA) loans in its commercial portfolio. SBA loans can be complex, require
significant training and expertise, and have rigorous servicing requirements.        Sharon M. Buursma
Yet in 2002, Kent was the primary contributor to the program that resulted in        Executive Vice President
Capitol Bancorp being named SBA "Community Lender of the Year" in Michigan --        Spectrum Health
the highest SBA award given to a community bank. Why? We recognized the
opportunity for SBA lending in the market and we felt it was an essential            Kevin J. Einfeld
service that we needed to provide to our customers. We then looked for, and          President
committed the people and resources necessary, to be successful. Was it a risk?       BDR, Inc.
Absolutely. SBA lending is highly specialized and mistakes can be costly. The
financial rewards from our success, however, have been great, both for our Bank      Grant J. Gruel
and the company's reputation as a whole.                                             Partner/Trial Attorney
                                                                                     Gruel, Mills, Nims & Pylman
As a bank focused on small business, we find that the majority of our clients
are entrepreneurs themselves, having built their businesses from the ground up.      Gary D. Hensch
Very few bankers truly understand what that means. We do, because we built our       CPA
bank the same way. Without taking a few risks, success comes very slowly, if         Redstone Group
ever. Our clients understand how we built our bank and, accordingly, they know
we're able to relate to them like no one else can.                                   R. Ted Hudson
                                                                                     Owner
Bankers are typically not interested in trying something new, particularly if an     Prestige Property, Inc.
element of risk exists. At Kent Commerce Bank, however, our entrepreneurial
spirit is foundational. It is a much-cherished value all our banking                 Harold A. Marks
professionals embrace and exemplify.                                                 CPA/Partner
                                                                                     Prangley Marks LLP

KENT COMMERCE BANK -- PAYING A HIGHER RATE OF ATTENTION.                             Calvin D. Meeusen
                                                                                     Managing Partner
/s/ David E. Veen                                                                    Calvin D. Meeusen, CPA
David E. Veen
President & CEO                                                                      Valerie R. Overheul
                                                                                     President & CEO
                                                                                     Summit Training Source, Inc.
4050 Lake Drive SE
Grand Rapids, MI  49546                                                              Mary L. Ursul
616-974-0200                                                                         Vice President
www.kentcommerce.com                                                                 Professionals Direct, Inc.

                                                                                     David E. Veen
                                                                                     President & CEO
                                                                                     Kent Commerce Bank

                                                                                     Michael C. Walton
                                                                                     Attorney at Law
                                                                                     Rhoades, McKee, Boer, Goodrich & Titta


                                                                                     OFFICERS

                                                                                     Michael C. Walton
                                                                                     Chairman

                                                                                     Paul R. Ballard
                                                                                     Vice Chairman

                                                                                     Kevin J. Einfeld
                                                                                     Secretary

                                                                                     David E. Veen
                                                                                     President & CEO

                                                                                     William H. Young
                                                                                     Senior Vice President

                                                                                     Michael P. Boelens
                                                                                     Vice President

                                                                                     John J. Coder
                                                                                     Vice President

                                                                                     Linda S. Crawford
                                                                                     Vice President

                                                                                     Thomas J. Kim
                                                                                     Vice President

                                                                                     Sandra L. Bloem
                                                                                     Vice President

                        E N T R E P R E N U E R S H I P

        BOARD OF DIRECTORS                                  MACOMB COMMUNITY BANK

            Robert C. Carr     Macomb Community Bank (MCB) believes that entrepreneurs provide a significant
  Executive Vice President     economic contribution to any community. Supporting entrepreneurs in a timely
   Capitol Bancorp Limited     manner, with financial products designed to meet their needs, is what we do.
                               Although many banks have changed their focus in the last several years, MCB
         Timothy J. Cuttle     remains committed to its vision of supporting small business by providing a high
           President & CEO     level of communication and quality products. As a smaller bank, we think of
     Macomb Community Bank     ourselves more like the entrepreneurs we serve. At MCB, customers can meet with a senior officer, or even the President, at any time. We think it's an important
 Christina C. D'Alessandro     part of our overall responsibility. I would like to share with you some recent
            Vice President     examples of MCB supporting small business in our community:
        Villa Custom Homes
                                    In 2002, MCB assumed a major leadership role in hosting and sponsoring a
         Ronald G. Forster          series of five economic luncheons that focused on areas of interest to
                   Retired          small business. Topics such as economics, technology, global competition, real estate and the automotive industry were discussed at length during
             James R. Kaye          these meetings. The program was so successful that we have committed to
           President & CEO          continue this event on an annual basis.
     Oakland Commerce Bank
                                    MCB is a major sponsor of the 100th anniversary of the Central Macomb
            David F. Keown          County Chamber of Commerce, one of the oldest chambers in the state of
         Building Official          Michigan and the country. The Chamber, with its 1,000 members, exists to
       Washington Township          support entrepreneurs and MCB supports its vision.

     Dr. Albert L. Lorenzo          Entrepreneurship can begin at any stage in life. MCB believes we can help
                 President          develop entrepreneurs of the future. In 2003, the Bank will provide a
  Macomb Community College          business scholarship for tuition at Macomb Community College. The college, one of the largest junior colleges in the country, has a student enrollment
       Delia Rendon Martin          of nearly 50,000. We support its efforts in providing a quality educational
                  Co-Owner          opportunity for future entrepreneurs.
        Martin Enterprises
                               A visionary bank does much more than simply manage money. It is a source of
           Robert Pelachyk     leadership that promotes economic prosperity and the welfare of the community.
     EVP & General Manager     As entrepreneurs, Macomb Community Bank is committed to providing this
Cross Huller-North America     leadership.


                  OFFICERS     SMALLER BANK.  BIGGER SERVICE(TM)

            Robert C. Carr     /s/ Timothy J. Cuttle
                  Chairman     Timothy J. Cuttle
                               President & CEO
         Ronald G. Forster
             Vice Chairman
                               16000 Hall Road, Suite 102
Christina C. D'Alessandro      Clinton Township, MI  48038
                 Secretary     586-228-1600
                               www.macombcommunity.com
         Timothy J. Cuttle
           President & CEO

         Kenneth E. Bryant
            Vice President

          Frank J. Buscemi
            Vice President

          Kenneth O. Flynn
            Vice President

                        E N T R E P R E N U E R S H I P

                                   MESA BANK                                         BOARD OF DIRECTORS

Entrepreneurship is the essence of our success at Mesa Bank. We define               Neil R. Barna
entrepreneurship as the recognition and pursuit of opportunity, the confidence       President & CEO
that we can be successful, and the flexibility to adjust our course in response      Mesa Bank
to changes in our marketplace and community.
                                                                                     Richard D. Crandall, CPA
Entrepreneurship is about vision, persistence and innovation. We believe that we     President/Partner
have the vision to expand, improve or change our products and services to meet       C N Resource, LLC
the needs of our community. Working personally with businessmen and women of our
community is our practice. Meeting their banking needs and wants is our goal.        Michael J. Devine
                                                                                     Attorney at Law
We also recognize the value of giving back to our community. We have staff
members on local boards of educational foundations and boards of chambers of         Debra L. Duvall
commerce. We have a bank officer that has dedicated her time to Junior               Superintendent
Achievement and teaches classes sponsored by JA. Susan Haverstrom teaches            Mesa Public Schools
elementary school children the value of learning and staying in school,
community involvement and various aspects of business. Her persistence in            Brian K. English
teaching local children these aspects of life will serve them well as they           General Counsel
become active members of our community.                                              Capitol Bancorp Limited

To maintain market leadership, we must meet our customers' changing needs. At        Robert R. Evans
Mesa Bank we attempt to bring out the "inner innovator" that resides in each of      President
us. By doing so we find the right solutions for our customers. Mesa Bank opened      Evans Management Company
a loan production office in the Falcon Field area of Mesa in December 2002. What
makes this entrepreneurial endeavor unique is that the person spearheading this      Stewart A. Hogue
effort was not in the banking business before joining Mesa Bank in 2002. Jim         Principal
LeCheminant, a thirty-year resident of Mesa, has adapted well to the banking         SALK Management, LLC
environment by introducing innovative methods of developing new customers and
meeting their needs.                                                                 Michael L. Kasten
                                                                                     Managing Partner
At Mesa Bank, we realize entrepreneurship is not static, but fluid. We must          Kasten Investments, LLC
continue to seek opportunities and methods to assist our customers and our
community.                                                                           Philip S. Kellis
                                                                                     Partner
                                                                                     Dobson Ranch Inn
BANKING -- WITH A HUMAN TOUCH.
                                                                                     Ruth L. Nesbitt
/s/ Neil R. Barna                                                                    Community Volunteer
Neil R. Barna
President & CEO                                                                      Wayne C. Pomeroy
                                                                                     Owner
                                                                                     Pomeroy's Men's Stores
63 East Main, Suite 100
Mesa, AZ  85201                                                                      Daniel P. Skinner
480-649-5100                                                                         Owner & Manager
www.mesabankers.com                                                                  LeBaron & Carroll LSI, Inc.

                                                                                     Terry D. Turk
                                                                                     President
                                                                                     Sun American Mortgage Company

                                                                                     James K. Zaharis
                                                                                     President
                                                                                     The Zaharis Group


                                                                                     OFFICERS

                                                                                     Robert R. Evans
                                                                                     Chairman

                                                                                     Michael L. Kasten
                                                                                     Vice Chairman

                                                                                     Neil R. Barna
                                                                                     President & CEO

                                                                                     David D. Fortune
                                                                                     Executive Vice President,
                                                                                     Secretary & CCO

                                                                                     Daniel R. Laux
                                                                                     Vice President

                                                                                     James G. LeCheminant
                                                                                     Vice President

                                                                                     Steven R. Mitchell
                                                                                     Vice President

                                                                                     Sandra S. Zazula
                                                                                     Vice President

                        E N T R E P R E N U E R S H I P

                  BOARD OF DIRECTORS                                 SUNRISE BANK OF ARIZONA

                    Sandra A. Abalos     "If opportunity doesn't knock, build a door."
                           President     ... And so we did.
             Abalos & Associates, PC
                                         Since Sunrise Bank of Arizona opened in December of 1998; the Sunrise team has
                    Michael R. Allen     built a lot of doors and taken the worlds of SBA lending and banking by storm.
                           President     Sunrise married owner-user real estate lending with banking services for small
                  Sureway Properties     businesses. Before the Sunrise Bank model was invented, SBA lending and banking were different worlds. The Sunrise team shared a vision with Capitol Bancorp, a
                        James P. Dew     vision that brought two entrepreneurs together to create a bank built on this
               Dew Wealth Management     very unique model. Our model is quite simple -- concentrate on the needs of dynamic small business owners and entrepreneurs, provide them with extraordinary
                   Michael J. Devine     service, with an emphasis on SBA loans for equipment, working capital and
                     Attorney at Law     facilities, and turn them into loyal, long-term customers. The customer relationships begin with SBA lending. While many traditional banks consider SBA
                    Brian K. English     lending the last resort for their customers, Sunrise believes it presents an
                     General Counsel     incredible opportunity to differentiate itself from the competition. Since 94%
             Capitol Bancorp Limited     of businesses in the United States are classified as "small," Sunrise has tapped into a remarkable customer base. As a result, the Sunrise model is a successful
                    Patrick C. Hayes     and innovative business model that seeks out these growing markets.
                       Patrick Hayes
                        Architecture     After we built the doors, we opened them to industrious professionals who share the same vision of providing unparalleled financial services for the underserved
                  William D. Hinz II     small business market. Sunrise is committed to recruiting the best -- smart,
                                 CEO     motivated, and entrepreneurial people who care about others... those who will
             Sunrise Bank of Arizona     take a personal interest in small business owners, get to know their businesses, and help them reach their goals... people who know that by helping their
                        J. Garth Jax     customers prosper, they will succeed as well.
                        Entrepreneur
                                         SBA lending is an innovative vehicle for building a community bank. It requires
                   Michael L. Kasten     a collective team effort to help finance people's dreams, and their
                    Managing Partner     entrepreneurial ventures. Sunrise Bank of Arizona is composed of an
             Kasten Investments, LLC     entrepreneurial team whose personalities create and innovate to build more banks of recognized value around real opportunities. The energy that emanates from
                     Kevin B. Kinerk     this team is powerful, and this influence makes a difference in the community,
            Executive Vice President     in the Bank, and in the spirit exemplified by the employees.
             Sunrise Bank of Arizona

                       John S. Lewis     BRINGING THE RELATIONSHIP BACK INTO BANKING.
          President, Western Regions
             Capitol Bancorp Limited     /s/ William D. Hinz, II
                                         William D. Hinz, II
                  Gerald D. Paquette     CEO
                           President
          Caliber Construction, Inc.
                                         4350 East Camelback Road, Suite 100A
                    Michael L. Smith     Phoenix, AZ  85018
                 Jokake Construction     602-956-6250
                                         www.sunrisebankofarizona.com

                            OFFICERS

                       John S. Lewis
                            Chairman

                   Michael L. Kasten
                       Vice Chairman

                  William D. Hinz II
                                 CEO

                     Kevin B. Kinerk
Executive Vice President & Secretary

                     Ross L. Shannon
Executive Vice President, Scottsdale

                     Marian B. Creel
               Senior Vice President

                      Mary D. Hurley
         Senior Vice President & CCO

                     Joan M. Lessner
   Senior Vice President, Scottsdale

                 Douglas M. Reynolds
         Senior Vice President & CCO

                      Debra L. Ingle
                      Vice President

                       Bryan J. Kort
                      Vice President

                     Tyrone D. Couch
                      Vice President

                        E N T R E P R E N U E R S H I P

[PHOTO]
EXECUTIVE OFFICES
GREAT LAKES REGION

                            L O Y A L T Y [GRAPHIC]

[PHOTO]
EXECUTIVE OFFICES
WESTERN REGIONS

               BOARD OF DIRECTORS                              BLACK MOUNTAIN COMMUNITY BANK

                Peter M. Atkinson     Before Black Mountain Community Bank was organized three years ago, several
                        President     members of our original team of eight worked together for banks that have since
    Black Mountain Community Bank     been lost in mergers. We often spoke of having our own bank where banking was done the way we remembered. Some of us mentioned going to the bank with our
               Michael D. Ballard     parents when we were kids. Besides the lollipops, what we recalled was how the
                        President     tellers cheerfully greeted our parents by name, and took a few moments to catch
     Ballard Communications, Inc.     up on what the family was up to. At our dream bank each member of the team would be upbeat like that, because each member of the team would be working at a job
                Michael J. Devine     he or she genuinely enjoyed and one where he or she knew his or her contribution
                  Attorney at Law     was valued. Our customers would want to do business with us, rather than the next bank down the street, because they would know that we could, and would,
                 Betty A. Kincaid     serve them better than any other bank.
                        President
   Southwest Exchange Corporation     Once our bank was capitalized, creating was relatively easy. Three years later, our team now numbers twelve, and we collectively have 296 years of banking
                 Charles L. Lasky     experience. Our shareholders expect a strong return on their investment. In
                        President     order to accomplish that, we have recruited and retained satisfied customers
     Lasky, Fifarek & Hogan, P.C.     like those we envisioned in our planning sessions. We have earned the respect of our customers, who are engaged as extended members of the Team. We trust each
              Claire M. MacDonald     other to do our respective jobs with excellence and our clients trust us to
             MacDonald Properties     effectively handle their banking business.

               Thomas C. Mangione     Because of the mutual respect among bank team and customers, we are able to
        Chairman, President & CEO     provide superior service in extraordinary circumstances. Recently, a customer
          Red Rock Community Bank     and his wife were vacationing in Mexico when she became critically ill. It became necessary that she be quickly airlifted to Las Vegas at great expense.
                 Michael J. Mixer     When the Bank received a telephone call requesting that a large sum be wire
                 Corporate Broker     transferred to Mexico, we had all of the normal concerns. We worried for her
           Colliers International     health, as she was personally known by all of us. As professionals, we had to be sure our customer was in fact, making the request. We also needed to confirm
     Colleen C. O'Callaghan-Miele     that our customers weren't being forced, under duress, to transfer the amount out
          VP/Circulations Manager     of their accounts. Our bank manager was able to talk to our customers by phone at
              H.B.C. Publications     the hospital and confirm to her satisfaction that the request was real so the funds could be wired to Mexico. Two months later, to our great pleasure, the
               Phillip N. Ralston     recovered customer walked into the bank to personally thank us.
Chief Financial Officer/Treasurer
          American Nevada Company     The original team is proud that Black Mountain Community Bank has developed the way we designed it. Our customers are glad we live our bank motto... banking the
               Joseph D. Reid III     way you remember.
                Corporate Counsel
          Capitol Bancorp Limited
                                      /s/ Peter M. Atkinson
            Christopher G. Samson     Peter M. Atkinson
                President & Owner     President
              FN Investments Inc.

                                      1700 West Horizon Ridge Parkway, Suite 101
                         OFFICERS     Henderson, NV  89102
                                      702-990-5900
               Thomas C. Mangione     www.blackmountaincommunitybank.com
                   Chairman & CEO

                Michael J. Devine
                    Vice Chairman

                 Charles L. Lasky
                        Secretary

                Peter M. Atkinson
                        President

                 David S. Rennick
   Executive Vice President & CCO

                 Dennis L. Monson
            Senior Vice President

                  Kathy M. Lucero
                   Vice President

                    RaMon McBride
                   Vice President

                   Shari A. Smith
         Vice President & Manager

                                 L O Y A L T Y

                             CAPITOL NATIONAL BANK                                   BOARD OF DIRECTORS

Capitol National Bank recognized a little more than twenty years ago, the            Robert C. Carr
importance of developing a strong spirit of loyalty to our employees. They, in       Executive Vice President
turn, have shown the same concern and dedication, not only to the Bank, but also     Capitol Bancorp Limited
to our customers. We have always encouraged a working atmosphere that is
respectful and caring of one another, knowing those same traits are key to           Nan Elizabeth Casey
providing successful customer relationship management.                               Attorney at Law
                                                                                     Fraser Law Firm
To that end, CNB encourages a free flow of employee ideas on how to improve our
product and service delivery. We encourage and expect our management and staff       Charles J. Clark
to continually enhance their job knowledge and skills by participating in            President
banking courses and seminars. Several years ago we began monthly "Lunch & Learn"     Clark Construction Company
programs conducted by our senior management team. This format has been an
excellent tool to continually reinforce a strong sense of camaraderie, as well       Brian K. English
as showing our commitment to making our employees the best they can be. By           General Counsel
regularly providing training and information about the Bank, its products and        Capitol Bancorp Limited
banking in general, members of our team increase their value to the Bank, and to
each other.                                                                          David E. Ferguson
                                                                                     President
This work environment, which enhances employee value and reliability, has been       Ferguson Development
nurtured and is a key ingredient in the development of our long-lasting customer
relationships. Unlike the behavior of many of today's larger financial               Patrick F. Hayes
institutions, we always try to work with our customers both in good times and        President
during periods when running a profitable business is more challenging. We do not     F.D. Hayes Electric
run hot or cold based on the economy or a customer's short-term performance. We
value loyalty, character, integrity and working together to create an                Richard A. Henderson
environment that has been critical to the long-term success of our customers and     President
the Bank.                                                                            Henderson & Associates, PC

The fact that the average tenure of members of our management team is 14 years       J. Christopher Holman
gives our staff and customers the comfort of knowing we will continue to be here     Publisher
to meet their needs. That level of continuity has no price tag as we build and       Greater Lansing Business Monthly
expand a solid business base, which in turn becomes a wonderful referral source,
continually assisting Capitol National's development plan and success.               L. Douglas Johns, Jr.
                                                                                     Vice President
                                                                                     Mid Michigan Investment Company
SMALLER BANK.  BIGGER SERVICE.(TM)
                                                                                     Kevin A. Kelly
/s/ John C. Smythe                                                                   Managing Director
John C. Smythe                                                                       Michigan State Medical Society
President & CEO
                                                                                     Mark A. Latterman
                                                                                     President
200 Washington Square North                                                          Latterman & Associates, PC
Lansing, MI  48933
517-484-5080                                                                         Charles J. McDonald
www.capitolnational.com                                                              Cashier-Great Lakes Region
                                                                                     Capitol Bancorp Limited

                                                                                     John D. O'Leary
                                                                                     Co-President
                                                                                     O'Leary Paint Company

                                                                                     Patricia A. Reynolds
                                                                                     Development Consultant
                                                                                     Kolt & Serkaian Communications, Inc.

                                                                                     John C. Smythe
                                                                                     President & CEO
                                                                                     Capitol National Bank


                                                                                     OFFICERS

                                                                                     Robert C. Carr
                                                                                     Chairman

                                                                                     Mark A. Latterman
                                                                                     Vice Chairman

                                                                                     Patrick F. Hayes
                                                                                     Secretary

                                                                                     John C. Smythe
                                                                                     President & CEO

                                                                                     John R. Farquhar
                                                                                     Senior Vice President

                                                                                     David E. Feldpausch
                                                                                     Vice President

                                                                                     Lori M. Garcia
                                                                                     Vice President

                                                                                     Theodore M. Terzian
                                                                                     Vice President

                                 L O Y A L T Y

                   BOARD OF DIRECTORS                                  ELKHART COMMUNITY BANK

                       Nancy B. Banks     Loyalty to our shareholders, clients, and employees is demonstrated daily at
                  Community Volunteer     Elkhart Community Bank. Extraordinary customer anecdotes evidencing the loyalty of our banking professionals stand side-by-side with day-to-day procedures,
                    R. Steven Bennett     which reinforce the importance of loyalty.
                            President
               Voyager Products, Inc.     When one of our clients was purchasing a condominium in Florida, an opportunity arose to demonstrate our core values. We had discussed a real estate loan and
                     Kenneth W. Brink     planned on closing it the following Tuesday morning so the customer could take
                            Treasurer     the check with him when he flew to Florida that afternoon. On the Saturday prior
             Hart Housing Group, Inc.     to the scheduled closing, we received a call at home from the client saying he needed the check on Monday afternoon instead of Tuesday. Because that Monday was
                      Steven L. Brown     a holiday, the Bank was not scheduled to be open. We were able to come into the
                            President     bank on a Sunday afternoon and prepare the appropriate loan information, to
               Elkhart Community Bank     accommodate this emergency request for our client.

                       Robert C. Carr     Our procurement policy reminds us routinely of our loyalty to community vendors.
             Executive Vice President     We believe that giving business back to our clients and community first is an
              Capitol Bancorp Limited     important part of relationship banking and a true advantage over our big bank competitors. During 2002, we needed to replace the heating and air conditioning
                      Andrew W. Frech     units for our bank building. Both of the firms from which the Bank solicited
                       Chairman & CEO     bids on the job have borrowing and depository relationships with the bank. Even
     Ancon Construction Company, Inc.     when the Bank is planning a small lunch for our board meetings, we hire local eateries that bank here to cater the meals.
                  Curtis T. Hill, Jr.
                      Attorney at Law     Elkhart Community Bank exhibits loyalty every day. We understand that we are in
    Elkhart Co. Pros. Attorney Office     business because of our directors, employees, shareholders, and our clients, and we treat them with the respect that they deserve.
                    Richard J. Jensen
                              Retired
                                          ELKHART'S BANK.
                  Richard L. Max, Sr.
          President & General Manager     /s/ Steven L. Brown
Heart City Enterprises House of Herbs     Steven L. Brown
                                          President
                     Myrl D. Nofziger
                            President
                  Hoogenboom Nofziger     303 South Third Street
                                          Elkhart, IN  46516
                  Brian J. Smith, CPA     574-295-9600
                            President     www.elkhartbank.com
                   The Heritage Group

                       Jack E. Welter
                            President
               Elkhart Plastics, Inc.


                             OFFICERS

                       Robert C. Carr
                       Chairman & CEO

                     Myrl D. Nofziger
            Vice Chairman & Secretary

                      Steven L. Brown
                            President

                    Lori A. Faltynski
                       Vice President

                   Kenneth L. Kasamis
                       Vice President

              Vincent J. VonDerVellen
                       Vice President

                                 L O Y A L T Y

                                GRAND HAVEN BANK                                     BOARD OF DIRECTORS

In May of 1995, Grand Haven was ready for a community bank. Small banks offer a      Stanley L. Boelkins
high level of personal customer service and attention. The concept of meeting        Appraiser
face-to-face across the desk with customers is reminiscent of days gone by.          Boelkins & Associates

Grand Haven Bank takes a common sense approach toward banking to meet the needs      John D. Groothuis
of its customers. The Bank began with word-of-mouth referrals, knocking on doors     President & CEO
and building trust and relationships. As the customers' needs have grown, so has     Grand Haven Bank
the Bank. We opened with 4 employees; Grand Haven Bank now has over 30
professionals on its team.                                                           Mark A. Kleist
                                                                                     Attorney at Law
Needs have changed, but our focus remains on customer service and relationship       Scholten and Fant, P.C.
building. The Bank has continually added products, services and people to meet
the needs of our customer. This includes both personal and business banking,         Steven L. Maas
commercial, consumer and mortgage lending, investment services, on-line,             Vice President
telephone and drive-through banking.                                                 Gillisse Construction Company

All of Grand Haven Bank's employees are respected and encouraged to be creative,     Michael A. McKeough
develop solutions, and make solid decisions, which fosters high morale, team         President
support, loyalty and improved customer service. A note recently received from a      McKeough Land Company Inc.
customer reads, "Besides being an efficient and competent bank for my banking
needs, you are all so very nice when I come to see you."                             Calvin D. Meeusen
                                                                                     Managing Partner
Loan Committee meetings have an essence of a forgotten era in banking where          Calvin D. Meeusen, CPA
Directors consider not only the financial merit of a loan request, but the
people behind the project and their families. This approach demonstrates Grand       Robert J. Trameri
Haven Bank's willingness to think holistically to accomplish the financing goal,     Retired
rather than trying to make the customer's project fit into an inflexible,
standardized formula.                                                                Bruce A. Thomas
                                                                                     Chief of Bank Performance
Grand Haven Bank consistently endeavors to meet the needs of its customers and       Capitol Bancorp Limited
its employees. In doing so, we build lasting relationships that promote
satisfaction in a job well done, continued loyalty, numerous referrals, and          John P. Van Eenenaam
satisfied customers that want to be known by name and not just by an account         Attorney at Law
number or address.                                                                   Scholten and Fant, P.C.

The key to this success has been maintaining the high level of service that          Bernard J. Wade
customers have come to expect and demand.                                            President
                                                                                     Advanced Signs, Inc.

CARING THROUGH INVOLVEMENT.                                                          Gerald A. Witherell
                                                                                     President
/s/ John D. Groothuis                                                                Oakes Agency, Inc.
John D. Groothuis
President & CEO
                                                                                     OFFICERS

333 Washington Avenue                                                                John P. Van Eenenaam
Grand Haven, MI  49417                                                               Chairman
616-846-1930
www.grandhavenbank.com                                                               Calvin D. Meeusen
                                                                                     Vice Chairman

                                                                                     Steven L. Maas
                                                                                     Secretary

                                                                                     John D. Groothuis
                                                                                     President & CEO

                                                                                     Karen K. Benson
                                                                                     Vice President

                                                                                     Sherry J. Patterson
                                                                                     Vice President

                                                                                     Todd M. Sellon
                                                                                     Vice President

                                 L O Y A L T Y

                 BOARD OF DIRECTORS                                  OAKLAND COMMERCE BANK

                     Mark A. Aiello     Oakland Commerce Bank has always believed that for a bank, or any business for
                    Foley & Lardner     that matter, loyalty is a reciprocal process. It is unrealistic to believe that a customer will be loyal to the bank when the bank's actions do not demonstrate
                    Donald A. Bosco     loyalty to the customer.
                          President
     Donald A. Bosco Building, Inc.     As an example, a long time customer approached us on behalf of his wife who wanted to start a computer hardware/software business. She had been unable to
                     Robert C. Carr     obtain financing at other banks in the Farmington Hills area. The usual declines
           Executive Vice President     were received.... start-up business, no experience, no money.... no loan.
            Capitol Bancorp Limited
                                        Because of the long-term bank relationship with our customer, we responded to
                   Mark B. Churella     his request to meet with his wife and explore her business needs. We eventually
                    President & CEO     determined that with her technical background and professional contacts, her
                          FDI Group     request had merit. We were also convinced that her business plan was sound and that all she needed was a small working capital line of credit to get the
                      Leon S. Cohan     business up and running. We provided the initial loan in 1993, and have provided
                Counsel to the Firm     several increases through the years. Today, the company is very profitable and
       Barris, Scott, Denn & Driker     is poised to generate several million dollars in revenue.

                  Michael J. Devine     Other banks now approach this customer on a regular basis, but the customer
                    Attorney at Law     informs them that there is only one bank that she deals with... Oakland Commerce
                                        Bank.
               Jeffrey L. Hauswirth
                CPA, CVA, Principal     We are also loyal to our employees. We have a solid history of, first and
Jenkins, Magnus, Volk & Carroll, PC     foremost, promoting from within. One of the key members of the Oakland Commerce
                                        Bank management team began her career as a teller sixteen years ago. She then
                      James R. Kaye     moved to various departments within the Bank and developed her position to the
                    President & CEO     level of Vice President. She is also a key member of the senior management staff
              Oakland Commerce Bank     who relies on her sense of history, overall knowledge of the customers and the mechanics of banking operations.
                     Ihor J. Kuczer
              Senior Vice President     Our customers, directors, and employees all enjoy the success of Oakland
              Oakland Commerce Bank     Commerce Bank that, by design, requires that we rely on one another.

                       David F. Lau
       Lau & Lau Associates, L.L.C.     OAKLAND COMMERCE BANK...
                                        OFFERING DIVERSE LENDING SOLUTIONS FOR OUR COMMUNITY.
                    Jeffrey M. Leib
                          President     /S/ James R. Kaye
                Leib, Leib & Kramer     James R. Kaye
                                        President & CEO
                     Akram G. Namou
                                CPA
                                        31731 Northwestern Highway
                  Julius L. Pallone     Farmington Hills, MI  48334
                          President     248-855-0550
            J.L. Pallone Associates     www.oaklandcommerce.com

                    Francine Pegues
            Regional Sales Director
 Blue Cross Blue Shield of Michigan
                   Southeast Region


                           OFFICERS

                  Michael J. Devine
                           Chairman

                     Robert C. Carr
                      Vice Chairman

                      James R. Kaye
                    President & CEO

                     Ihor J. Kuczer
  Senior Vice President & Secretary

                  Thomas K. Perkins
                     Vice President

                 Nicolet B. Cassidy
                     Vice President

                    James F. Miller
                     Vice President

                                 L O Y A L T Y

                             PORTAGE COMMERCE BANK                                   BOARD OF DIRECTORS

During 2002, Portage Commerce Bank entered its fifteenth year of exceeding the       Paul R. Ballard
financial service needs of small businesses and individuals. No greater measure      Retired President & CEO
can be found of the loyalty and dedication established among the Bank, its           Portage Commerce Bank
employees, and its customers than the long-standing relationships that have
developed. We are proud that two of the six employees that opened the Bank           David L. Becker
reached retirement serving our customers. Five of our employees have over ten        Retired Insurance Agent
years of service and nine have more than five years of service. Their dedication
is appreciated.                                                                      Thomas R. Berglund, MD
                                                                                     Portage Physicians
At the same time, we have built a loyal following among the people we serve,
including over 300 accounts established during our inaugural year that continue      Robert B. Borsos
to do business with us today. Our most effective resource in the development of      Attorney & Shareholder
new business opportunities continues to be testimonials of the customers who         Kreis, Enderle, Callander & Hudgins, PC
helped launch their bank, in addition to newer faithful customers.
                                                                                     John M. Brink, CPA
In 1988 a group of local businesspeople who helped form Portage Commerce Bank        Partner
accepted the responsibility of participating on its board of directors. Nine of      Brink, Key & Chludzinski, P.C.
those original directors remain on the board today! It is their steadfast,
focused attention on broadening the customer base that supports and sustains the     Patricia E. Dolan
Bank. In 1999, a number of them formed a partnership that built the current          Community Volunteer
banking facility, providing a more substantial presence in the Portage market.
Their continued investment in our community reflects the entrepreneurial spirit      Alan A. Halpern, MD
that launched Portage Commerce Bank.                                                 Michigan Orthopedic Surgery &
                                                                                     Rehabilitation, PC
We renew our commitment to provide quality bank products and service to our
community and to offer our employees an opportunity to work in an environment        Robert L. Johnson
that treats them with respect. We look forward to the future, continuing to give     Retired Secretary & Treasurer
back to the community that has offered us so much.                                   Medallion Properties, Inc.

                                                                                     Michael L. Kasten
WE APPRECIATE THE OPPORTUNITY TO SERVE OUR COMMUNITY.                                Managing Partner
                                                                                     Kasten Investments, LLC
/s/ Dennis J. Kuhn
Dennis J. Kuhn                                                                       Dennis J. Kuhn
President & CEO                                                                      President & CEO
                                                                                     Portage Commerce Bank

800 East Milham Road                                                                 Paul M. Lane, PhD
Portage, MI  49002                                                                   Seidman School of Business
269-323-2200                                                                         Grand Valley State University
www.portagecommerce.com
                                                                                     William J. Longjohn
                                                                                     Retired Vice President
                                                                                     Midwest Business Exchange

                                                                                     John W. Martens, CPA
                                                                                     Retired

                                                                                     Russell M. Rathburn
                                                                                     President
                                                                                     Rathco Safety Supply, Inc.


                                                                                     OFFICERS

                                                                                     Michael L. Kasten
                                                                                     Chairman

                                                                                     William J. Longjohn
                                                                                     Vice Chairman & Secretary

                                                                                     Dennis J. Kuhn
                                                                                     President & CEO

                                                                                     James V. Lunarde
                                                                                     Senior Vice President

                                                                                     Roy L. Dangel, Jr.
                                                                                     First Vice President

                                                                                     Kenneth R. Blough
                                                                                     Vice President

                                                                                     John M. Crandle
                                                                                     Vice President

                                                                                     Kimberlee M. Ferris
                                                                                     Vice President

                                                                                     Cheryl M. Germain
                                                                                     Vice President and Cashier

                                                                                     Beth A. Wright
                                                                                     Vice President

                                 L O Y A L T Y

                   BOARD OF DIRECTORS                             SOUTHERN ARIZONA COMMUNITY BANK

               William R. Assenmacher     Loyalty is a quality that's becoming increasingly harder to find, whether it's
                            President     employee loyalty to a company or consumer loyalty to a product.
           T.A. Caid Industries, Inc.
                                          The way we treat our bank customers begins with the way we treat each other. The
                     Jody A. Comstock     importance of workplace loyalty resonates throughout the corporate world. There
                      Physician/Owner     are systemic links between employee loyalty and organizational performance. At
                        Skin Spectrum     Southern Arizona Community Bank, employee loyalty deserves a place on the balance sheet, right next to other key assets.
                    Michael J. Devine
                      Attorney at Law     Building loyalty is not an easy task, but one we focus on every day. The pendulum of employer-employee loyalty has swung from one extreme to the other in
                    Robert A. Elliott     the past 50 years. What constitutes the key responsibilities of a loyal
                    President & Owner     employer? Collecting employee feedback. Assessing and rewarding performance, and
         The Elliott Accounting Group     offering the right jobs to the right people. Giving employees a stake in the business.
                     Brian K. English
                      General Counsel     Employees must take charge of their own careers, but a good company will offer
              Capitol Bancorp Limited     the tools to succeed. It is the employee's responsibility to pick up those tools and use them effectively. Take training seriously. Responsible employees
                    Michael W. Franks     understand that promotions are not gifts -- they are corporate acknowledgement
                            Principal     for the job done well. In the best of worlds, strong performance and loyalty are
             Seaver Franks Architects     connected and reinforced through a web of recognition and reward.

                    Michael L. Kasten     Although loyalty's impact on the financial statement of a company is difficult
                     Managing Partner     to measure, at Southern Arizona Community Bank, loyalty is the driving force of
              Kasten Investments, LLC     our continued success. Seeing the same faces in our bank on a day-to-day basis promotes a sense of security in our customers. Employee loyalty evolves into
                        Yoram S. Levy     customer loyalty.
                            President
         Yoram Levy Development, Inc.     Employee loyalty is the crowning achievement in any business. At Southern
                                          Arizona Community Bank employee and customer loyalty are priceless.
                        John P. Lewis
                            President
      Southern Arizona Community Bank     BANKING THE WAY IT SHOULD BE.

                   Jim Livengood, Jr.     /s/ John P. Lewis
                Director of Athletics     John P. Lewis
            The University of Arizona     President

                      James A. Mather
                Attorney at Law & CPA     6400 North Oracle Road
                                          Tucson, AZ  85704
                      Morgan E. North     520-219-5000
                    President & Owner     www.southernarizonabank.com
Borderland Construction Company, Inc.

                    James M. Sakrison
                            Principal
         Slutes Sakrison & Hill, P.C.

                      Jean M. Tkachyk
                                  CFO
          University Physicians, Inc.

                    Paul A. Zucarelli
                            Principal
              CBIZ, Gordon, Zucarelli
                  & Handley Insurance


                             OFFICERS

                    Paul A. Zucarelli
                             Chairman

                    Michael L. Kasten
                        Vice Chairman

                       Joseph D. Reid
                                  CEO

                    Robert A. Elliott
                            Secretary

                        John P. Lewis
                            President

                    Michael J. Trueba
         Executive Vice President/CCO

                       Terri R. Gomez
                Senior Vice President

                   Sue Mullery Hansen
                       Vice President

                      Craig A. Larson
                       Vice President

                        Mindy C. Webb
                       Vice President

                                  L O Y A L T Y

[PHOTO]
ACCOUNTING DEPARTMENT

                                C O M M U N I T Y
                         C O M M I T M E N T [GRAPHIC]

[PHOTO]
OPERATING SERVICES
WESTERN REGIONS

             BOARD OF DIRECTORS                                   NAPA COMMUNITY BANK

                Kevin S. Alfaro     Good stewardship makes its own rewards. The opportunity to demonstrate our
                        Partner     commitment to the community that gives us our name, and our livelihood,
    G & J Seiberlich & Co., LLP     sometimes arises out of misfortune. Sometimes it involves an act of superior customer service. Sometimes both.
           Geni A. Bennetts, MD
             Medical Consulting     A new commercial real estate loan was scheduled to be completed in mid-December,
                                    2002. The borrower, a prominent architect in California, has devoted the last 2
           Charles H. Dickenson     years to renovating a 2-story retail-office building in historic downtown Napa.
   Dickenson, Peatman & Fogarty     The building is home to a popular restaurant and several retailers on its ground floor, with several other businesses on the 2nd floor.
                William H. Dodd
General Manager, Culligan Water     During the preceding 5 days, Northern California had been deluged with rain, and
         Napa County Supervisor     area lakes, rivers, and streams were at maximum capacity. The Napa River was nearing flood stage in its course through downtown Napa. At 3 a.m. on the day
                Jeffrey L. Epps     before our loan transaction, a tributary that flows from the valley's western
                      President     hills to the Napa River unexpectedly overflowed its banks and flooded several
                 Epps Chevrolet     blocks in downtown Napa. Our borrower's property was among the first to be hit with floodwater, and roads began to close in the area. Later that day,
                Douglas W. Hill     floodwaters subsided and clean up began. Our borrower was among the first on the
               Vineyard Manager     scene with crews and equipment to help ground level tenants clean up their shops
         Jaeger Vineyards, Inc.     in order to hasten the resumption of business.

               Andrew L. Hoxsey     We were able to make contact with the borrower to determine whether he still
               Managing Partner     planned to sign loan documents as planned. Upon learning of his harrowing
              Napa Wine Company     experience with the flood, we agreed to amend his loan to provide additional funds in support of clean up and repair expenses. Flood insurance eventually
             Carlee S. Leftwich     covered most expenses, but the borrower was astonished to hear of such an offer.
                   Former Mayor     He was particularly surprised that we were able to amend our loan and keep the
         Yountville, California     scheduled appointment to sign loan documents.

             Harold D. Morrison     The borrower expressed appreciation for our responsiveness and took steps to
                      President     notify his tenants of the Bank's proactive service and support. As a result of
      Bridgeford Flying Service     our service, we have become his primary bank and doors opened to establishing bank relationships with his tenants. Helping not only our customers, but also
         Betty L. O'Shaughnessy     the greater community, get back to business with a minimum of lost revenue is
                          Owner     good for Napa and that is good for Napa Community Bank.
    O'Shaughnessy Estate Winery

        John R. Pappas, DDS, MD     /s/ Dennis J. Pedisich
  Oral & Maxillo-Facial Surgeon     Dennis J. Pedisich
                                    President & CEO
             Dennis J. Pedisich
                President & CEO
            Napa Community Bank     600 Trancas Street
                                    Napa, CA  94558
      General Charles E. Yeager     707-227-9300
               Retired-Military     www.napacommunitybank.com

             Advisory Directors

                  Paul J. Krsek
               Managing Partner
    K & A Asset Management, LLC

                 Joseph D. Reid
                 Chairman & CEO
        Capitol Bancorp Limited


                       OFFICERS

         Betty L. O'Shaughnessy
                       Chairman

           Geni A. Bennetts, MD
                  Vice Chairman

           Charles H. Dickenson
                      Secretary

             Dennis J. Pedisich
                President & CEO

             Richard W. Hemming
   Executive Vice President/CCO

               Arlette A. Roddy
                 Vice President

                    C O M M U N I T Y   C O M M I T M E N T

                              PARAGON BANK & TRUST                                   BOARD OF DIRECTORS

Paragon Bank & Trust is proud of its community commitment. A part of the Bank's      Dr. Robert J. Bates
involvement in our community's success comes in the form of lending decisions        Physician
that fulfill the intent of such governmental initiatives as the Community            Western Michigan Urological Assoc. P.C.
Reinvestment Act. It is our people, however, who carry that commitment outside
of the Bank's doors, outside of business hours and into the community, one           Charles A. Brower
project at a time. During 2002, Paragon Bank & Trust's staff committed many          CPA/Partner
hours of time and energy when:                                                       DeLong & Brower, P.C.

The Bank as a whole split into four "work groups" to work on local projects. One     Scott Diepenhorst
of our work groups constructed a retaining wall and installed siding on a house      Principal
for Habitat for Humanity. Representatives from our local United Way featured a       SD & Associates, Inc.
photo of the group in their annual publication. A second group took on the task
of doing odd jobs at the Community Action House. A third group labored at the        Paul Elzinga
Holland Rescue Mission and a fourth group of employees put on their painter's        Co-Chairman & Director of Business Development
caps and assisted Wildlife Unlimited in sprucing up their facilities. Not only       Elzinga & Volkers, Inc.
did these activities benefit the community, but we also gained a positive
feeling from helping others in need.                                                 John D. Groothuis
                                                                                     President & CEO
We have acted as a community sponsor in a local "adopt-a-park" project. We           Grand Haven Bank
"adopted" a local skate park, which is very close to our new location in
Holland. It is our job to keep the park clean and the equipment safe for those       Jeffrey K. Helder
who enjoy this facility.                                                             Attorney at Law
                                                                                     Cunningham Dalman, PC
The local United Way recognized the Bank's 100% employee participation during
the recent annual campaign.                                                          Lawrence D. Kerkstra
                                                                                     Chairman of the Board
A group from our bank raised over $1,000 by walking in a local Juvenile Diabetes     Kerkstra Precast, Inc.
Foundation fundraiser.
                                                                                     Scott G. Kling
We know that our success depends on the success of the community in which we         President/Trust & Investments Division
live and work. Paragon Bank & Trust is proud of the spirit exhibited by our          Great Lakes Region
dedicated team of employees and their commitment to the Holland community.
                                                                                     Leonard Maas
                                                                                     President
PROVIDING EXCELLENCE IN RELATIONSHIP BANKING.                                        Gillisse Construction Company

/s/ Randall R. Smith                                                                 Mitchell W. Padnos
Randall R. Smith                                                                     Executive Vice President
President & CEO                                                                      Louis Padnos Iron & Metal Company

                                                                                     Henri P. Paterson
240 E. 8th Street                                                                    Associate Broker/Partner
Holland, MI  49423                                                                   Woodland Realty, Inc.
616-394-9600
www.paragonbank.com                                                                  Randall R. Smith
                                                                                     President & CEO
                                                                                     Paragon Bank & Trust

                                                                                     Richard G. Swaney
                                                                                     Attorney at Law
                                                                                     Swaney & Thomas, P.C.

                                                                                     Bruce A. Thomas
                                                                                     Chief of Bank Performance
                                                                                     Capitol Bancorp Limited

                                                                                     Robert J. Trameri
                                                                                     Retired
                                                                                     Paragon Bank & Trust


                                                                                     DIRECTOR EMERITUS

                                                                                     Richard H. Ruch


                                                                                     OFFICERS

                                                                                     Richard G. Swaney
                                                                                     Chairman

                                                                                     Robert J. Bates
                                                                                     Vice Chairman

                                                                                     Randall R. Smith
                                                                                     President & CEO

                                                                                     Eric J. Hoogstra
                                                                                     Senior Vice President/Trust Officer

                                                                                     G. Robert Mohr
                                                                                     Senior Vice President

                                                                                     M. Jane Reimersma
                                                                                     Vice President

                                                                                     Dean R. Weerstra
                                                                                     Vice President/Trust Officer

                    C O M M U N I T Y   C O M M I T M E N T

                       BOARD OF DIRECTORS                               SUNRISE BANK OF ALBUQUERQUE

                     Frederick D. Bernson     At Sunrise Bank of Albuquerque, we embrace our state's multicultural composition
                                President     through active participation in local organizations formed to promote a sense of
              Sunrise Bank of Albuquerque     community, as well as our diversity. We pride ourselves in being active participants in many organizations and projects, which exemplify this
                         Turner W. Branch     commitment:
                    Branch Law Firm, P.A.
                                              *    Sunrise Bank of Albuquerque is an active member of The Albuquerque Chamber
                          David J. Daniel          of Commerce, Albuquerque Economic Development, the Greater Hispano Chamber
                 Executive Vice President          of Commerce, the American Indian Chamber of Commerce of New Mexico, and the
              Sunrise Bank of Albuquerque          Downtown Action Team.

                         Helen A. Elliott     *    Sunrise Bank of Albuquerque was a significant sponsor of the Hispano
                                      CPA          Chamber of Commerce fundraiser for the new Hispanic Cultural Center in
           Helen Elliott & Associates, PC          Albuquerque. Sunrise Bank was also the Title Sponsor for the American
                                                   Indian Chamber fundraiser for scholarships for Native American youth.
                         E. Gary Fichtner
               Esthetic Dental Arts, Inc.     *    Sunrise Bank of Albuquerque aggressively participates in Small Business
                                                   Administration Loan programs, which create jobs and help with community
                        Donald E. Fry, MD          redevelopment. Sunrise Bank of Albuquerque is located in the heart of the
                   UNM-School of Medicine          Downtown Revitalization District and has been instrumental in assisting the development of new businesses in the Revitalization Zone.
                       William D. Hinz II
                                President     *    Sunrise Bank of Albuquerque has originated numerous credit facilities for
                  Sunrise Bank of Arizona          the building of low-income apartment projects, and has provided funding for low and moderate-income housing developments.
                         John R. Lewinger
                                      CEO     *    Several of our employees are active participants in the Credit
          Grubb & Ellis/Lewinger Hamilton          Professionals International as well as the National Association of Women
                                                   Business Owners. These organizations are directly involved in community
                         Jason A. Shaffer          causes, including scholarships for lower income disabled children,
                                      CEO          counseling, and many other charitable endeavors.
              Sunrise Bank of Albuquerque
                                              It is through the considerable efforts of the directors, officers and employees
                       Randy E. Whitehead     of Sunrise Bank of Albuquerque that our institution has been a significant
                                President     contributor to the success of our community.
                New Mexico Coffee Company

                                              SMALLER BANK. BIGGER SERVICE.(TM)
                                 OFFICERS
                                              /s/ Jason A. Shaffer
                       William D. Hinz II     Jason A. Shaffer
                                 Chairman     CEO

                         Jason A. Shaffer
                                      CEO     225 Gold SW
                                              Albuquerque, NM  87102
                     Frederick D. Bernson     505-244-8000
                                President     www.sunrisebankofalbuquerque.com

                          David J. Daniel
Executive Vice President, Secretary & CCO

                     Conni L. Nunez-Jones
                           Vice President

                         J. Rodney Tafoya
                           Vice President

                    C O M M U N I T Y   C O M M I T M E N T

                          VALLEY FIRST COMMUNITY BANK                                BOARD OF DIRECTORS

Valley First Community Bank is committed to supporting our community through         W. Craig Berger
involvement in civic and non-profit organizations. Our commitment extends beyond     CLU, ChFC
fiscal support.                                                                      Spence, Driscoll & Company

We are a community partner with Camp CEO, an alliance of public and private          Marilyn D. Cummings
organizations that sponsors and runs a one-week summer camp for young women ages     Realtor
13-17. The Camp introduces them to the possibilities of becoming business owners     Russ Lyon Realty Company
or executive professionals through a series of talks and group activities,
including a Ropes course and a Business-in-a-Box project. All counselors and         Michael J. Devine
presenters at the camp are female business owners and executives who interact        Attorney at Law
with and mentor the young women throughout the week. I plan to represent Valley
First by chairing the sponsorship committee and serving as a camp counselor          Judith R. Egan
during the 2003 camp.                                                                President
                                                                                     Valley First Community Bank
In December 2002, a group of Valley First employees orchestrated a support
campaign for the Chrysalis Shelter for Victims of Domestic Violence, a local         William R. Fitzpatrick
organization that provides safe housing, counseling and domestic support for         CPA
victims of domestic violence. Our team obtained a wish list from Chrysalis and       Hein & Associates, LLP
then developed a holiday campaign that involved a lobby display and a direct
solicitation of employees, directors and customers. By the end of the 3-week         Steven M. Goldstein
campaign, we had filled to overflowing an entire section of our lobby with           Attorney at Law
diapers, bedding, toys, clothing, baby and toddler accessories, food, and cash,      Sacks, Tierney, P.A. Lawyers
which we delivered with great joy to the very appreciative executive director of
Chrysalis. In 2003, our employees plan to conduct at least two more similar          Dr. Ross Halliday
campaigns for Chrysalis.                                                             General Orthopedics
                                                                                     Institute for Bone & Joint Disorders
We have developed a special banking program for Scottsdale-based nonprofit
organizations that includes a package of free basic banking services. We also        Michael L. Kasten
offer our conference room free of charge to local non-profit groups for their        Managing Partner
monthly meetings.                                                                    Kasten Investments, LLC

At Valley First Community Bank we believe in the power of partnership. We are        Donald J. Mahoney
very proud to actively partner with the nonprofit and civic organizations in our     Managing Director
community. Together we can help our community grow and improve our collective        Trammell Crow Company
quality of life.
                                                                                     Gordon D. Murphy
                                                                                     Retired EVP
OUR BUSINESS IS HELPING YOUR BUSINESS TO GROW!                                       Arizona Bankers Association

/s/ Judith R. Egan                                                                   Harry Rosenzweig, Jr.
Judith R. Egan                                                                       Co-Owner
President                                                                            Harry's Fine Jewelry

                                                                                     Patricia B. Ternes
7501 East McCormick Parkway,                                                         Vice President
North Court, Suite 105N                                                              Dain Rauscher Incorporated
Scottsdale, AZ  85258
480-596-0883
www.valleyfirstbank.com                                                              OFFICERS

                                                                                     Gordon D. Murphy
                                                                                     Chairman

                                                                                     Michael J. Devine
                                                                                     Vice Chairman

                                                                                     Harry Rosenzweig, Jr.
                                                                                     Secretary

                                                                                     Joseph D. Reid
                                                                                     CEO

                                                                                     Judith R. Egan
                                                                                     President

                                                                                     David D. Fortune
                                                                                     Executive Vice President/CCO

                                                                                     J. Patrick Blaine
                                                                                     Vice President

                                                                                     Victoria L. Bushnell
                                                                                     Vice President

                                                                                     David F. Forwood
                                                                                     Vice President

                                                                                     Daniel R. Klenske
                                                                                     Vice President

                                                                                     Nancy E. Selby
                                                                                     Vice President

                    C O M M U N I T Y   C O M M I T M E N T

                    BOARD OF DIRECTORS                                   YUMA COMMUNITY BANK

                          Bruce I. Ash     Yuma Community Bank has built on its motto of "Putting Yuma First," not only by
                        Vice President     continuing to focus on exceptional customer service, but also by giving the
              Paul Ash Management, LLC     staff the opportunity to live that motto every day.

                Steven M. Binkley, Jr.     Yuma Dentist Craig Barrows was pleasantly surprised by his experience with Yuma
                   SW Division Manager     Community Bank's new chief credit officer. "I called and Keith's response was,
        Arizona Public Service Company     `What can we do for you? When is a good time for me to come to your office?'
                                           I've had other banks tell me to come in and fill out the paperwork. This bank
                  Katherine M. Brandon     was able to deliver what I needed a lot faster than what I was expecting.
                             President     Customer service is going away all over the country. I know how important it is,
                   Yuma Community Bank     and so does Yuma Community Bank. They just do everything for you."

                     Raymond R. Corona     Jane Kiley, who owns Hunter Employment Services with her husband, Tom, said they
             Optometrist and President     have found Yuma Community Bank to be very responsive. "When we have had
                        Corona Optique     processes we needed to do differently, they were able to accommodate us cheerfully - we were able to use the Internet very effectively" she said. "The
                           Juli Jessen     staff at the bank has a can-do attitude. You tell them your needs and they find
                              Director     a way to do it."
                         Gowan Company
                                           In addition to "Putting Yuma First" in the Bank, our employees have taken their
                        Ram R. Krishna     commitment to the community beyond the Bank. By joining organizations like the
              Ram R. Krishna, MD, P.C.     board of the Yuma Community Food Bank, they are able to use their contacts to connect with farmers and get their products donated to the Yuma Food Bank.
                      John T. Osterman
                                 Owner     Yuma Community Bank's pledge to put Yuma first is the essence of a solid
              Osterman Financial Group     commitment to serve the community.

                      David S. Sellers
                             President     PUTTING YUMA FIRST.
      Sellers Petroleum Products, Inc.
                                           /s/ Katherine M. Brandon
                      Caryl L. Stanley     Katherine M. Brandon
                               Partner     President
            Costen-Stanley Partnership

                    John R. Sternitzke     454 West Catalina Drive
                             President     Yuma, AZ  85365
               Sternco Engineers, Inc.     928-782-7000
                                           www.yumabank.com
                      Pamela K. Walsma
                       Attorney at Law
Westover, Shadle, Carter & Walsma, PLC

                      Ronald S. Watson
                          Broker/Owner
              Era Matt Fischer Realtor

                     Leonard C. Zazula
               Cashier-Western Regions
               Capitol Bancorp Limited


                              OFFICERS

                      Ronald S. Watson
                              Chairman

                        Ram R. Krishna
                         Vice Chairman

                        Joseph D. Reid
                                   CEO

                      Pamela K. Walsma
                             Secretary

                  Katherine M. Brandon
                             President

                     Keith L. Simmonds
        Executive Vice President & CCO

                       Theresa N. Wine
                 Senior Vice President

                         Kari M. Reily
                        Vice President

                          Roy E. Brown
                        Vice President

                    C O M M U N I T Y   C O M M I T M E N T

[PHOTO]
RISK MANAGEMENT
WESTERN REGION

                          I N T E G R I T Y [GRAPHIC]

[PHOTO]
RISK MANAGEMENT
GREAT LAKES REGION

                 BOARD OF DIRECTORS                                 ANN ARBOR COMMERCE BANK

                     Robert C. Carr     Customers -- staff -- shareholders -- community. When each supports the other,
           Executive Vice President     respect, reliability, and fidelity create trust and confidence.
            Capitol Bancorp Limited
                                        `Take care of the customers and the numbers will take care of themselves' has
                  Richard G. Dorner     been the basis of our decision-making. When this is the emphasis, staff,
                    President & CEO     shareholders and the community all benefit. Since our inception in 1990, we have
            Ann Arbor Commerce Bank     experienced a variety of economic conditions. `Taking care of the customer'
                                        cannot be a generic phrase -- the individual and the situation must define it.
                     James A. Fajen     During the 13 years since we opened our doors, we have prospered by learning
                    Attorney at Law     what options to offer during various economic climates. The most recent trend in
           Fajen & Miller, P.L.L.C.     the economy has benefited the borrower. The Federal Reserve System's pattern of lowering interest rates has been beneficial to the business community.
                      James W. Finn     Start-ups, spin-offs and expansions flourish during periods of low interest
                     Chairman & CEO     rates. Certainly, individuals have enjoyed the low mortgage rates. Refinancing
 Finn's-JM&J Insurance Agency, Inc.     and investing in home remodeling or a house upgrade have balanced the consumer's lack of gains in other markets.
                 H. Nicholas Genova
                     Chairman & CEO     But what about those who save? Current lower interest rate trends have not
            Washtenaw News Co. Inc.     provided a benefit to them. This comes at the time when the largest segment of
            H.N. Genova Development     consumers, the `Boomers', has experienced a diminished need to borrow with a greater emphasis on saving and investing. We wanted to create a benefit for
                  Richard M. Greene     those consumers. To that end we offered a CD Upgrade Voucher Promotion in
                          President     February 2002, anticipating CD rates would increase within the next few months.
                     Point Training     As that was not the case, we decided to extend the offer and provide options that will benefit the customer and are fair to the Bank. We have been able to
                Marilyn D. Katz-Pek     realize our full potential by applying fairness to all involved. We have a loyal
           General Managing Partner     customer base because we always seek to do the right thing.
 Biotechnology Business Consultants

                      James C. Keen     BUILDING LASTING RELATIONSHIPS...CREATING LIFETIME VALUE.
                          President
                Cliff Keen Athletic     /s/ Richard G. Dorner
                                        Richard G. Dorner
                    David W. Lutton     President & CEO
                          President
           Charles Reinhart Company
                                        2950 State Street South
                     Fritz Seyferth     Ann Arbor, MI  48104
                         Consultant     734-887-3100
        Fritz Seyferth & Associates     www.annarborcommerce.com

             Dr. Carl Van Appledorn
                     Vice President
Urological Surgery Associates, P.C.

                   Warren E. Wright
                 Chairman & Partner
                Renosol Corporation


                           OFFICERS

                     James A. Fajen
                           Chairman

                     Robert C. Carr
                      Vice Chairman

                   Warren E. Wright
                          Secretary

                  Richard G. Dorner
                    President & CEO

                Clifford G. Sheldon
           Executive Vice President

                    John J. Wilkins
              Senior Vice President

                         Mary Hayes
                     Vice President

                      Rick H. James
                     Vice President

                    Louise A. Morse
           Vice President & Cashier

                     John Nixon III
                     Vice President

                   James J. Plummer
                     Vice President

                    Bryan T. Singer
                     Vice President

                    Richard G. Tice
                     Vice President

                               I N T E G R I T Y

                            ARROWHEAD COMMUNITY BANK                                 BOARD OF DIRECTORS

As we organized Arrowhead Community Bank, the staff and founding board members       Shelley L. Bade
developed new relationships within the local business community: trades people,      RPA, President
community leaders, prospective investors and local media. We learned that these      Bade Commercial Services, Inc.
people were excited about the prospect of a bank focusing on building
relationships. From "Day One", we shared the concept of a true community bank;       David Brnilovich
developing relationships based on honesty and trust; and establishing a              Jennings, Strouss & Salmon, P.L.C.
reputation for business integrity.
                                                                                     W. Patrick Daggett
Integrity is our standard. Board members and staff instinctively act with            CPA
integrity in all aspects of business. In selecting key personnel, we look for        Daggett & Daggett, LLP
that same kind of values match. Integrity within our organization is assumed --
it is the standard, not the exception.                                               Michael J. Devine
                                                                                     Attorney at Law
We, at Arrowhead, have a "golden rule" to do what we say we are going to do,
when we say we are going to do it. It is our practice to fully disclose all          Richard J. Hilde
costs related to doing business with Arrowhead at our first meeting with a           Owner & CEO
prospective client. This practice, at times, initially results in the loss of        EPW, Inc.
business to the competitors who appear to offer lower pricing. However, many
times, these prospects return to our Bank once our competitors fully disclose        Michael L. Kasten
their pricing and fees. The Bank's straight-forward approach during the initial      Managing Partner
meeting transforms prospects into clients. We firmly believe if we are               Kasten Investments, LLC
forthright and act with integrity, we save the client time and money, which
gains and preserves valuable relationships.                                          Arlene Kulzer
                                                                                     President
A recent residential real estate loan applicant would agree. She was concerned       Arrowhead Community Bank
about the fees and time involved in the refinance of her home. Rather than
attempt to persuade her to refinance with us, we suggested she speak with her        Dennis E. Landauer, CPA
current mortgage company about a streamline refinance. She did, was very pleased     American Express Tax
with our guidance and has since referred several clients to the Bank.                & Business Services

While the American media is full of examples of questionable business practices,     Dr. Elaine P. Maimon, CEO
we are encouraged by the response to our philosophy "integrity goes hand in hand     Arizona State University West
with good business".
                                                                                     James J. McCue
                                                                                     Aviation Consultant
ARROWHEAD COMMUNITY BANK ...A RELATIONSHIP YOU CAN BANK ON.                          Sherwin Industries

/s/ Arlene Kulzer                                                                    Terrance C. Mead
Arlene Kulzer                                                                        Attorney at Law
President                                                                            Mead & Associates

                                                                                     John C. Ogden
17235 North 75th Avenue, Suite B100                                                  President & CEO
Glendale, AZ  85308                                                                  SunCor Development Company
623-776-0800
www.arrowheadcommunitybank.com                                                       Carol A. Poore
                                                                                     Vice Provost
                                                                                     Arizona State University West

                                                                                     Richard A. Shelton
                                                                                     Executive Director
                                                                                     Symphony of the West Valley


                                                                                     OFFICERS

                                                                                     Michael L. Kasten
                                                                                     Chairman

                                                                                     John C. Ogden
                                                                                     Vice Chairman

                                                                                     Joseph D. Reid
                                                                                     CEO

                                                                                     James J. McCue
                                                                                     Secretary

                                                                                     Arlene Kulzer
                                                                                     President

                                                                                     Dennis E. Landauer
                                                                                     Chair, Directors Loan Committee

                                                                                     Gary L. Weitner
                                                                                     Executive Vice President/CCO

                                                                                     William H. Smith
                                                                                     Senior Vice President

                                                                                     Deborah M. Charlesworth
                                                                                     Vice President

                                                                                     Barry S. Edwards
                                                                                     Vice President

                                                                                     Ursula L. Jackson
                                                                                     Vice President

                               I N T E G R I T Y

                 BOARD OF DIRECTORS                                  DETROIT COMMERCE BANK

                   Ralph J. Burrell     Acts of kindness and commitment to the community are a standard of behavior we
                          President     practice each and every day at Detroit Commerce Bank. Our customers learn to
                             SymCon     expect a high level of integrity from us. We earn their trust. All of our customers, from high profile professionals to those with modest bank activity,
                     Robert C. Carr     know we will always do what we can, morally and ethically, to protect their good
           Executive Vice President     name and financial reputation. Offering valued customers the benefits of on-line
            Capitol Bancorp Limited     banking increases confidentiality and benefits both the bank, in goodwill, and the customers, in increased accessibility. The customers who benefit from such
                Vivian L. Carpenter     an act of consideration tells friends how well the bankers at Detroit Commerce
                          President     Bank treat them.
   Atwater Entertainment Associates
                                        In some cases we generate additional business for the bank simply by
               Donald M. Davis, Jr.     exemplifying honorable behavior. When one of our customers was ill, we were
                     Vice President     asked to provide some financial oversight to ensure that his money was safe from
               Health Alliance Plan     unauthorized transactions until he was well enough to resume responsibility for his own finances. Later, that same customer found himself in need of greater
                 Barbara B. Gattorn     fiduciary assistance than we, as his bank, were prepared to provide. We did,
    Senior Advisor to the President     however, assist him with securing a guardian appointed by the probate court,
           Detroit Regional Chamber     thus saving his retirement funds. The guardian was so impressed with the honorable handling this man's finances received from Detroit Commerce Bank, the
                     John R. Hirzel     guardian became a customer who now brings his probate accounts to us on a
                                CPA     regular basis.
     Hirzel, Jackson and Swaine, PC
                                        Civic agencies and governmental units have to be particularly prudent in
               Martha K. Richardson     selecting the professionals who take care of their finances. Detroit Commerce
                          President     Bank considers it a significant endorsement that city leaders and governmental
Service Marketing Specialists, Inc.     agencies have found us worthy of being invested with the public trust.

                   Ben L. Schwegman
                          President     SMALLER BANK... BETTER SERVICE...
       Schwegman & Associates, Inc.     EXPERIENCE THE DIFFERENCE.

                 James F. Stapleton     /s/ Linda A. Watters
                          President     Linda A. Watters
                  B & R Consultants     President & CEO

                    Bruce A. Thomas
          Chief of Bank Performance     645 Griswold, Suite 70
            Capitol Bancorp Limited     Detroit, MI  48226
                                        313-967-9700
                   Linda A. Watters     www.detroitcommerce.com
                    President & CEO
              Detroit Commerce Bank

                    Neal F. Zalenko
                    President & CPA
         Zalenko & Associates, Inc.


                           OFFICERS

                     Robert C. Carr
                           Chairman

               Donald M. Davis, Jr.
                          Secretary

                   Linda A. Watters
                    President & CEO

                  Valora L. Jackson
                     Vice President

                               I N T E G R I T Y

                           EAST VALLEY COMMUNITY BANK                                BOARD OF DIRECTORS

Taking the time to notice that a customer's behavior is out of the ordinary and      Mark R. Allen
strained, is good service. Having a relationship that makes that customer feel       President & Attorney
comfortable enough to confide in you is just the way we do business at East          Mark R. Allen, P.C.
Valley Community Bank. When a charter client asked to view the endorsement on a
cashier's check she had sent through our Bank, an East Valley teammate inquired      Blake L. Bottle
further into her request.                                                            Partner
                                                                                     Innovative Financial Solutions
In our training as banking professionals, we have all learned that intelligent
people with good common sense are favorite targets of con artists. Those             Michael J. Devine
criminals are very practiced and have a ready answer for every objection a           Attorney at Law
person is likely to make to their schemes. We believe it is our professional
responsibility to help our customers identify situations that could put their        Richard D. Frazier
assets at risk.                                                                      Executive Director
                                                                                     Chandler Regional Hospital Foundation
At East Valley Community Bank we accomplish this by knowing our customers well.
Because of her prior experiences with the East Valley team and our relationships     David L. Heuermann
with her, she was receptive to inquiries about her transaction.                      President
                                                                                     Axis Mortgage & Investments, LLC
The customer believed she had won the Canadian Lottery. To claim her $250,000
prize, she was told she would need to send the taxes due in the form of a            Michael L. Kasten
cashier's check made payable to her husband. The cashier's check was to be held      Managing Partner
and returned to her when she received her lottery winnings. She waited four long     Kasten Investments, LLC
weeks for the armored car to deliver her winnings, speaking often with
fictitious Canadian lottery officials who assured her that customs was holding       Don B. Lindner
up her delivery, and that she must have patience to reap this great reward.          Senior Consultant
Meanwhile, she learned that the check had cleared the Bank.                          Charon ECA

By the time she asked East Valley Community Bank to view the endorsement, our        Darra L. Rayndon
client was certain that she had lost $10,000, with no hope of recovery. The bank     Principal & President
operations officer intervened with good news. The endorsement on the cashier's       Rayndon & Longfellow, PC
check was obviously a forgery, and instead of a few days, as she had been lead
to believe, our client had plenty of time to dispute the transaction. Happily,       Gerry J. Smith
her $10,000 has been returned to her.                                                President
                                                                                     East Valley Community Bank
This customer's experience demonstrates how East Valley Community Bank operates.
We take the time, every time, to do the right thing. Our customers call this         James C. Stratton
integrity. We are proud to be a Bank that identifies integrity as a core value.      President & CEO
                                                                                     Boys & Girls Clubs of Scottsdale

IN A WORD... QUALITY.                                                                Joseph A. Tameron
                                                                                     CPA/Partner
/s/ Gerry J. Smith                                                                   Skinner, Tameron & Company, LLP
Gerry J. Smith
President                                                                            Deborah A. Waitkus
                                                                                     Owner
                                                                                     Golf for Cause
1940 North Alma School Road
Chandler, AZ  85224
480-726-6500                                                                         OFFICERS
www.eastvalleybank.com
                                                                                     Michael L. Kasten
                                                                                     Chairman

                                                                                     Michael J. Devine
                                                                                     Vice Chairman

                                                                                     James C. Stratton
                                                                                     Secretary

                                                                                     Joseph D. Reid
                                                                                     CEO

                                                                                     Gerry J. Smith
                                                                                     President

                                                                                     David D. Fortune
                                                                                     Executive Vice President & CCO

                                                                                     James D. Kennedy
                                                                                     Senior Vice President

                                                                                     Kevin L. Sellers
                                                                                     Senior Vice President

                                                                                     David M. Anderson
                                                                                     Vice President

                                                                                     James C. Laine
                                                                                     Vice President

                               I N T E G R I T Y

                BOARD OF DIRECTORS                                  GOSHEN COMMUNITY BANK

                    Robert C. Carr     Goshen Community Bank was formed with four main goals -- provide the best
          Executive Vice President     service of any Bank in Goshen, provide assistance to the community, establish a
           Capitol Bancorp Limited     great place for employees to work, and provide an excellent return to shareholders. Bank employees have opportunities to go above and beyond to assist
                    David L. Cripe     members of our community.
Doctor of Optometry/Senior Partner
             Drs. Cripe & Stephens     In October 2002 two customers entered Goshen Community Bank and requested a
                                       $7,000 advance on their joint credit card. While this activity seems harmless
                 Carol M. Ebersole     enough, it was when the couple returned and told the customer service
          VP Corporate Development     representative they needed additional funds that the employees of Goshen
              Goshen Health System     Community Bank exhibited integrity and an exceptional standard of behavior.
                                       While in conversation to complete the transaction, employees discovered that the
                 Stephen L. Fidler     couple had received a letter offering the chance to win $500,000 if they sent
                         President     money to Israel. The couple attempted to send the money to Israel but did not
              Kuert Concrete, Inc.     have funds sufficient to cover the wire transfer transaction, so they returned to the Bank.
              Christopher J. Graff
              President & Chairman     Employees asked the couple if a Bank employee could contact the police to
                      Marque, Inc.     confirm their suspicions about the request. Ultimately, the police and Goshen
                                       Community Bank employees convinced the couple that the situation was a scam. The
            Richard A. Hetler, Jr.     customers then stated they had already wired $6,000 and were very thankful they
  Vice President & General Manager     did not send another $7,000. They were very complimentary to everyone involved.
       Indiana Wood Products, Inc.     Their relationship with Goshen Community Bank saved them from being defrauded further. Goshen police commended Bank staff for intervening in the situation and
             Gregory A. Hoogenboom     providing personal financial safety to these citizens.
                         President
          Hoogenboom Masonry, Inc.     In this one customer encounter, Goshen Community Bank accomplished all four of its goals. Most important of all, Goshen Community Bank acted with the highest
               Douglas A. Johnston     degree of integrity and made a lasting impact on our customers' lives.
                         President
             Goshen Community Bank
                                       WE MAKE PEOPLE SMILE!
               Larry W. Newswanger
                     Self-Employed     /s/ Douglas A. Johnston
                                       Douglas A. Johnston
               Matthew J. Pletcher     President
                           Partner
              Whitcraft & Pletcher
                                       511 W. Lincoln Avenue
                    Fred M. Ramser     Goshen, IN  46526
                           Retired     574-533-2006
                                       www.goshenbank.com
                    Dennis L. Sorg
                         President
                  Sorg Dodge, Inc.

                Douglas A. Stanley
                             Owner
           Douglas A. Stanley, DDS


                          OFFICERS

                    Robert C. Carr
                    Chairman & CEO

             Gregory A. Hoogenboom
                         Secretary

               Douglas A. Johnston
                         President

                 Connie O. Horvath
                    Vice President

                   Leah L. Stevens
                    Vice President

                               I N T E G R I T Y

[PHOTO]
ITEM PROCESSING
GREAT LAKES REGION

                                   MAXIMIZING
                              POTENTIAL [GRAPHIC]

[PHOTO]
OPERATING SYSTEMS
WESTERN REGIONS

              BOARD OF DIRECTORS                                      BANK OF TUCSON

                    Bruce I. Ash     This year marks the 100th anniversary of flight when the Wright brothers changed
                  Vice President     the world of transportation. Their example of maximizing potential is a great
        Paul Ash Management, LLC     one. They succeeded where others failed by commitment to their goal. They focused on refining the details related to the balance and control required to
            Slivy Edmonds Cotton     launch a successful flight. Their goal was to fly an airplane, but their focus
                  Chairman & CEO     was on the many steps required to get there.
                  Perpetua, Inc.
                                     The Bank of Tucson has not been around for 100 years, but it looks to the
               Michael J. Devine     example set by the Wrights as a lesson for success. Bank of Tucson focuses on
                 Attorney at Law     the details. Like the Wrights, Bank of Tucson identifies the steps necessary to achieve success. Our goal is to be the bank of choice for the Tucson community.
                Brian K. English
                 General Counsel     Bank of Tucson will celebrate its 7th anniversary this year. Each year we have
         Capitol Bancorp Limited     endeavored to take full advantage of the potential and opportunity that we face as a company and as individuals. We enjoy our affiliation with the other
                Richard N. Flynn     financial institutions in the Capitol Bancorp family because it helps us to
                       President     maximize our potential. We are able to focus on the details of servicing our
              Flynn & Associates     customers and developing our unique bank, while relying on the support from
                                     Capitol. We are also able to serve a greater range of customers in the Tucson
              Michael F. Hannley     community through our relationship with our affiliated banks.
                 President & CEO
                  Bank of Tucson     As the first Capitol affiliate in the Western regions, we liken ourselves to the
                                     Wright brothers. We are the Bank that completed the inaugural flight. Our
               Michael J. Harris     commitment to success is both an example for our affiliates, and a continued
                Associate Broker     challenge for our company and our employees.
             Long Realty Company

              Richard F. Imwalle     IN THE SPIRIT OF GIVING, WE RECEIVE.
                       President
University of Arizona Foundation     /s/ Michael F. Hannley
                                     Michael F. Hannley
               Michael L. Kasten     President & CEO
                Managing Partner
         Kasten Investments, LLC
                                     4400 East Broadway
                Burton J. Kinerk     Tucson, AZ  85711
                 Attorney at Law     520-321-4500
Kinerk, Beal, Schmidt & Dyer, PC     www.bankoftucson.com

               Humberto S. Lopez
                       President
            HSL Properties, Inc.

              Lyn M. Papanikolas
                         Realtor
             Long Realty Company


                        OFFICERS

              Richard F. Imwalle
                        Chairman

               Michael J. Devine
                   Vice Chairman

                Richard N. Flynn
                       Secretary

              Michael F. Hannley
                 President & CEO

                  C. David Foust
  Executive Vice President & CCO

               Barbara A. Sadler
           Senior Vice President

                 Sandi L. Smithe
           Senior Vice President

            Julie E. Souverielle
            First Vice President

              Michael G. Rombold
                  Vice President

                    M A X I M I Z I N G  P O T E N T I A L

                             BRIGHTON COMMERCE BANK                                  BOARD OF DIRECTORS

Capitol Bancorp's core values encompass numerous critical aspects of banking. At     Robert C. Carr
Brighton Commerce Bank we have appropriately addressed these values within our       Executive Vice President
strategic plan as outlined in our core strategies. These core strategies are         Capitol Bancorp Limited
Brighton Commerce Bank's long-term principles that we follow consistently.
                                                                                     John C. Codere
Our strategies focus on the core value of "Maximizing Potential". These              President
strategies are:                                                                      Brighton Block & Concrete

*    To establish and maintain a presence in the greater Brighton area as THE        Michael B. Corrigan
     local community bank that provides superior customer service. We feel           President
     confident our local community bank philosophy and image will help attract       Corrigan Oil Company, Inc.
     and retain customers, whether businesses or consumers;
                                                                                     Scott C. Griffith
*    To set the highest standards for hiring and maintaining the most qualified,     President
     customer service oriented associates in the industry. We believe our            Era Griffith Realty
     representatives are the most important asset we have and are essential to
     our success;                                                                    William A. LaMarra
                                                                                     Chairman & CEO
*    To establish and implement the most effective communication systems and         Excelda Manufacturing
     networks for, and with, our customers and associates. These are essential
     to provide superior customer service;                                           Mark A. Latterman
                                                                                     President
*    To build diverse deposit and loan portfolios of the highest quality with a      Latterman & Associates, PC
     primary focus on the local community. This helps substantiate that we are a
     local community bank, which in turn helps maximize the Bank's potential         Piet W. Lindhout
     with our community;                                                             CEO
                                                                                     Lindhout Associates Architects AIA
*    To create a professional and enjoyable environment so that customers and
     associates will find great pleasure in working with Brighton Commerce Bank.     Gary T. Nickerson
     This strategy is instrumental in the growth and retention of customers and      President & CEO
     associates.                                                                     Brighton Commerce Bank

With  the  proper  execution  of  these  strategies,  we are  provided  with the     Candice G. Randolph
opportunity  to  fulfill  our  mission  of  exceeding  the  expectations  of our     Executive Vice President
customers, associates and shareholders while "Maximizing Potential."                 Randolph Custom Homes

                                                                                     Mitchell J. Stanley
PERSONALIZED SERVICE BY LOCAL EXPERIENCED PERSONNEL.                                 President
                                                                                     Mickey Stanley & Associates
/s/ Gary T. Nickerson, Sr.
Gary T. Nickerson, Sr.                                                               James A. Winchel
President & CEO                                                                      President
                                                                                     Colt Park Agency, Inc.

8700 North Second Street
Brighton, MI  48116                                                                  OFFICERS
810-220-1199
www.brightoncommerce.com                                                             Robert C. Carr
                                                                                     Chairman

                                                                                     Michael B. Corrigan
                                                                                     Vice Chairman

                                                                                     Gary T. Nickerson, Sr.
                                                                                     President & CEO

                                                                                     Joseph M. Petrucci
                                                                                     Senior Vice President

                                                                                     John P. Szydzik
                                                                                     Vice President & Cashier

                                                                                     William R. Anderson
                                                                                     Vice President

                                                                                     Mark R. DuShane
                                                                                     Vice President

                                                                                     Linda K. Lavely
                                                                                     Vice President

                                                                                     J. Todd Potter
                                                                                     Vice President

                    M A X I M I Z I N G  P O T E N T I A L

                   BOARD OF DIRECTORS                                  MUSKEGON COMMERCE BANK

                   Dr. Rick E. Amidon     I've been asked many times by people outside of our organization, "What makes
                            President     your bank successful compared to your competition in Muskegon?" Muskegon
            Baker College of Muskegon     Commerce Bank's success can be partially attributed to many factors including:
                                          timing, luck, excellent employees and a dedicated Board of Directors. Still, the
                     Philip J. Andrie     primary reason that we've grown profitably has been our ability to Maximize our
                            President     Potential.
                         Andrie, Inc.
                                          While all of the Capitol Bancorp banks share similar core values, it is up to
                    William C. Cooper     each individual bank's management team to develop its own niche and to exploit
                            President     it to the bank's full advantage. I was often reminded during our organizational
                    Omni Fitness Club     period that the bank would not come with a playbook, and that all of Capitol's banks are successful for different reasons. What works in another community
                 Thomas F. DeVoursney     might not necessarily work in Muskegon and vice versa. Our challenge would be to
                            President     assess the market and to develop a strategy to showcase our strengths.
                    Shape Corporation
                                          When we opened our bank in late 1997, it had been over 100 years since a bank
                        Edgar W. Hunt     had been chartered in Muskegon. That, combined with the fact that we initially
                            President     had only six employees and only one location, made customers understandably
        United Way of Muskegon County     skeptical. We overcame the limitations of a single location by utilizing our courier service to greatly expand our service area. Although this practice had
                 Christopher L. Kelly     been widely used by the existing Capitol Bancorp banks, it was a new and welcome
                      Attorney at Law     service in Muskegon. Our courier now serves approximately 75 business customers
                    Parmenter O'Toole     within a 15 mile radius of the Bank that would likely not be customers without the service. We were also able to convince our customers that being small was an
                     Daniel J. Kuznar     advantage since the customers and staff could easily get acquainted and that all
                                Owner     decisions would be made by the six employees on site.
Quality Tool & Stamping Company, Inc.
                                          The most notable area in which we have maximized our potential is residential
                      Donald Martines     mortgage lending. While we're not among the top ten affiliate banks in terms of
                            President     asset size, we are consistently among the top two or three residential mortgage
 West Michigan Grinding & Machine Co.     producers. Muskegon Commerce Bank has been able to develop strong relationships
                          Ace Tooling     with homeowners, realtors, builders and developers in Muskegon that should pay dividends for years to come.
                   Robert J. McCarthy
                      President & CEO
               Muskegon Commerce Bank     BANKING ON OUR COMMUNITY...

                   Chris Ann McGuigan     /s/ Robert J. McCarthy
                      President & CEO     Robert J. McCarthy
             Community Foundation for     President & CEO
                      Muskegon County

                      Bruce A. Thomas     255 Seminole Road
            Chief of Bank Performance     Muskegon, MI  49444
              Capitol Bancorp Limited     231-737-4431
                                          www.muskegoncommerce.com
                 James Stanford Tyler
                            President
            Tyler Sales Company, Inc.


                             OFFICERS

                 James Stanford Tyler
                             Chairman

                 Christopher L. Kelly
                        Vice Chairman

                   Robert J. McCarthy
                      President & CEO

                      Eric B. Seifert
                Senior Vice President

                      Terri K. Swarts
                       Vice President

                 David C. Christopher
                       Vice President

                    Brent A. McCarthy
                       Vice President

                    M A X I M I Z I N G  P O T E N T I A L

                            RED ROCK COMMUNITY BANK                                  BOARD OF DIRECTORS

By helping an employee realize a personal community service goal, Red Rock           Eric L. Colvin
Community Bank has made steps toward maximizing its potential as well. In August     Secretary/Treasurer
of 2002, Red Rock Community Bank joined with several other sponsors of a             Marnell Corrao Assoc., Inc.
nonprofit Hospice fundraiser to benefit terminally ill children and their
families.                                                                            Michael J. Devine
                                                                                     Attorney at Law
A Red Rock employee who has taken an active interest in the local Hospice
organization, and sits on the sponsoring Golden Monarch Council, brought this        Molly K. Hamrick
opportunity to the Bank. Our employee became interested in Nathan Adelson            Vice President & CFO
Hospice while serving as a United Way campaign representative. The group was         Coldwell Banker Premier Realty
given a tour after one of the leadership meetings was held at the Hospice
facility. After that one tour, our employee knew in her heart that it was a goal     Philip G. Hardy, Jr.
of hers to become a volunteer and to make a difference in the community.             Vice President & Project Manager
                                                                                     Hardy Painting & Drywall
She has recently reduced her role to a part-time basis at the Bank in order to
work in an expanded capacity as a hospice volunteer. Volunteering in this            James A. Harris
capacity required training classes that were held on Saturdays as well as an         Vice President
in-house job-shadowing program so that she could be effective with her patients      Brown and Brown Insurance
and families at this very difficult stage of life.
                                                                                     Keith W. Langlands
Preparations are already in motion for this year's annual event and our employee     Partner & CPA
is actively soliciting sponsorships throughout the community for the function.       Langlands and Anaya Limited
She continues to have interaction with several bank clients who have had
exposure to, or experience with, this same organization. Several banking             Charles L. Lasky
relationships have been strengthened and maintained due to her personal interest     President
in her clients and their mutual experiences involving hospice care.                  Lasky, Fifarek &  Hogan, P.C.

Red Rock will continue to develop with the community by responding to                Thomas C. Mangione
needs-personal and financial.                                                        Chairman, President & CEO
                                                                                     Red Rock Community Bank

PART OF THE SUMMERLIN LANDSCAPE.                                                     Joseph D. Reid III
                                                                                     Corporate Counsel
/s/ Thomas C. Mangione                                                               Capitol Bancorp Limited
Thomas C. Mangione
Chairman, President & CEO                                                            John A. Stuart
                                                                                     President
                                                                                     Tartan Consultants, Ltd.
10000 West Charleston, Suite 100
Las Vegas, NV  89135                                                                 John Christopher Stuhmer
702-948-7500                                                                         CEO
www.redrockcommunity.com                                                             Christopher Homes

                                                                                     Fredrick P. Waid
                                                                                     COO
                                                                                     Peccole Nevada Corp.


                                                                                     OFFICERS

                                                                                     Thomas C. Mangione
                                                                                     Chairman, President & CEO

                                                                                     Charles L. Lasky
                                                                                     Secretary

                                                                                     James F. Wojewodka
                                                                                     Executive Vice President &
                                                                                     Senior Lending Officer

                                                                                     Brian W. Astle
                                                                                     Senior Vice President & CCO

                    M A X I M I Z I N G  P O T E N T I A L

            BOARD OF DIRECTORS                                SUNRISE BANK OF SAN DIEGO

               Steven K. Black     Sunrise Bank of San Diego is passionate in our mission to provide unparalled
                      Director     service to our team members, clients, community, and shareholders, through
     Sunrise Bank of San Diego     embracing our belief in respect, integrity and an appreciation for the combined benefits of maximizing potential.
               Richard A. Byer
                     President     Our all-star team of bankers created this mission statement to represent a focus
      Bycor General Contractor     of continued growth as a premier community bank in San Diego and to compliment the core values of our bank development partner, Capitol Bancorp. Utilizing the
             Craig V. Castanos     talent and ability of our local team of professionals, while leveraging the
                     CPA/Owner     support of our partner, we share a vision embodied in the core value of
        Craig V. Castanos, CPA     maximizing potential as a company and as individuals.

            Randall S. Cundiff     Maximizing potential starts with promoting a culture where excellence is the
                     President     standard and everyone has the opportunity to grow -- both personally and
     Sunrise Bank of San Diego     professionally. In our effort to continually exceed client expectations, attracting and retaining individuals of the highest caliber is paramount. The
            William D. Hinz II     essence of this core value has helped us attain recognition as the 2002 #1
                           CEO     Community Bank SBA 504 Lender for San Diego County. The Small Business
       Sunrise Bank of Arizona     Administration honored Sunrise Bank as the number two overall bank lender in San
                                   Diego County, out of 25 lenders who participated in the small business loan
                 John S. Lewis     program. Our 14 varsity players outperformed expectations. The synergy of our
     President-Western Regions     efforts helped us close 15 SBA 504 loan transactions totaling over $18 million
       Capitol Bancorp Limited     in loan volume for the year.

            Toby T. Macfarlane     Through our network of secondary market funding sources and participations from
         Senior Vice President     our family of sister banks, we are meeting the financing needs of clients that
          United Title Company     would traditionally be out of the lending scope for a bank of our size. In
                                   September 2002, through the use of the SBA 504 loan program and participating
           Robert J. Matkovich     lenders, Sunrise Bank structured a financing package for a small business owner
Robert J. Matkovich, DDS, Inc.     to purchase a commercial property. The total project, which exceeded $3.5 million, is an example of our ability to maximize alternative financing sources
                John F. McColl     for the benefit of our clients. The knowledge, expertise, and experience of our
               Owner/Treasurer     team combine to represent the potential of our organization. Attitude, drive,
         Trinity Housing Group     and dedication maximize return on our abilities.

           James L. McCullough
                  Entrepreneur     WE WILL STAY THE COURSE.

             Ronald D. McMahon     /s/ Randall S. Cundiff
                     President     Randall S. Cundiff
McMahon Development Group, LLC     President

                John M. Rooney
                     President     4570 Executive Drive, Suite 110
        Torrey Financial Group     San Diego, CA  92121
                                   858-625-9050
               Rande H. Turner     www.sunrisebanksandiego.com
                     President
                   T2 Ventures


                      OFFICERS

                 John S. Lewis
                Chairman & CEO

           William D. Hinz, II
                 Vice Chairman

            Randall S. Cundiff
                     President

            Suzanne K. Gregory
     Executive Vice President,
               CCO & Secretary

          Timothy M. Himstreet
         Senior Vice President

             Joseph L. Kennedy
                Vice President

                    M A X I M I Z I N G  P O T E N T I A L

40