Form 10-K, Exhibit 13
period 2002-12-31
CAPITOL BANCORP LTD
filed 2003-03-28
CIK 840264

Exhibit 13(b)


                         [LOGO] CAPITOL BANCORP LIMITED






                          Financial Information Section
                                       of
                       2002 Annual Report to Shareholders







Capitol Bancorp Center                                  2777 East Camelback Road
200 Washington Square North                             Suite 375
Lansing, MI  48933                                      Phoenix, AZ  85016
(517) 487-6555                                          (602) 955-6100

TABLE OF CONTENTS

Selected Consolidated Financial Data..........................................................................2
Information Regarding Capitol's Common Stock..................................................................3
Availability of Form 10-K and Certain Other Reports...........................................................3
Other Corporate and Shareholder Information...................................................................4
Responsibility For Financial Statements.......................................................................5
Cautionary Statement Regarding Forward-Looking Statements.....................................................5
Management's Report on Internal Controls......................................................................6
Management's Discussion and Analysis of Financial Condition and Results of Operations:
    The Business of Capitol and Its Banks.....................................................................7
    Capitol's Structure.......................................................................................8
    Banking Technology at Capitol.............................................................................9
    Critical Accounting Policies.............................................................................10
    Changes in Consolidated Financial Position...............................................................11
    Consolidated Results of Operations.......................................................................15
    Liquidity, Capital Resources and Capital Adequacy........................................................18
    Trends Affecting Operations..............................................................................22
    New Accounting Standards.................................................................................25
Consolidated Financial Statements:
    Report of Independent Auditors...........................................................................26
    Consolidated Balance Sheets..............................................................................27
    Consolidated Statements of Income........................................................................28
    Consolidated Statements of Changes in Stockholders' Equity...............................................29
    Consolidated Statements of Cash Flows....................................................................30
    Notes to Consolidated Financial Statements...............................................................31

                      SELECTED CONSOLIDATED FINANCIAL DATA
                       (in $1,000s, except per share data)

                                                                             As of and for the Year Ended December 31
                                                               --------------------------------------------------------------------
                                                                 2002(1)         2001(3)      2000(4)      1999(5)         1998(6)
                                                               ----------      ----------   ----------   ----------      ----------
For the year:
  Interest income                                              $  156,454      $  153,797   $  132,311   $   93,602      $   69,668
  Interest expense                                                 55,860          73,292       65,912       46,237          36,670
  Net interest income                                             100,594          80,505       66,399       47,365          32,998
  Provision for loan losses                                        12,676           8,167        7,216        4,710           3,523
  Noninterest income                                               14,982           9,585        6,137        4,714           3,558
  Noninterest expense                                              77,151          64,136       52,846       40,257          26,325
  Income before cumulative effect of change
    in accounting principle                                        16,653          10,718        8,035        5,606(7)        4,628
  Net income                                                       16,653          10,718        8,035        5,409           4,628
  Net income per share:
      Basic                                                          1.64            1.38         1.14          .84             .74
      Diluted                                                        1.57            1.35         1.13          .83             .72
  Cash dividends paid per share                                       .44             .40          .36          .36             .33

At end of year:
  Total assets                                                 $2,409,288      $2,044,006   $1,630,076   $1,305,987      $1,024,444
  Total earning assets                                          2,226,969       1,920,621    1,517,350    1,227,976         953,315
  Portfolio loans                                               1,991,372       1,734,589    1,355,798    1,049,204         724,280
  Deposits                                                      2,062,072       1,740,385    1,400,899    1,112,793         890,890
  Debt obligations                                                 93,398          89,911       58,150       47,400          23,600
  Trust-preferred securities                                       51,583          48,621       24,327       24,291          24,255
  Minority interests in consolidated subsidiaries                  28,016(2)       70,673       62,575       54,593          27,576
  Stockholders' equity                                            160,037(2)       80,172       70,404       54,668          49,292

                                                                                    Quarterly Results of Operations (unaudited)
                                                                               ----------------------------------------------------
                                                               Total for        Fourth        Third       Second           First
                                                                the Year        Quarter      Quarter      Quarter         Quarter
                                                               ----------      ----------   ----------   ----------      ----------
Year ended December 31, 2002:(1)
  Interest income                                              $  156,454      $   40,176   $   40,462   $   38,561      $   37,255
  Interest expense                                                 55,860          13,019       14,269       14,140          14,432
  Net interest income                                             100,594          27,157       26,193       24,421          22,823
  Provision for loan losses                                        12,676           3,984        3,918        2,684           2,090
  Net income                                                       16,653           5,249        4,447        3,913           3,044
  Net income per share:
      Basic                                                          1.64             .47          .42          .37             .39
      Diluted                                                        1.57             .45          .40          .35             .38
  Cash dividends paid per share                                       .44             .12          .12          .10             .10

Year ended December 31, 2001:(3)
  Interest income                                              $  153,797      $   38,031   $   39,058   $   38,894      $   37,814
  Interest expense                                                 73,292          16,398       18,350       19,181          19,363
  Net interest income                                              80,505          21,633       20,708       19,713          18,451
  Provision for loan losses                                         8,167           2,530        2,316        1,697           1,624
  Net income                                                       10,718           2,963        2,772        2,600           2,383
  Net income per share:
      Basic                                                          1.38             .38          .35          .33             .31
      Diluted                                                        1.35             .37          .35          .33             .31
  Cash dividends paid per share                                       .40             .10          .10          .10             .10

(1) Includes Bank of Las Vegas (located in Las Vegas, Nevada), effective February 2002 and Napa Community Bank (located in Napa, California), effective March 2002.
(2) Reflects the January 2003 share exchange regarding the minority interest of Nevada Community Bancorp Limited as if it had occurred on December 31, 2002.
(3) Includes Sunrise Bank of San Diego (located in San Diego, California), effective January 2001.
(4) Includes Black Mountain Community Bank effective March 2000 (located in Henderson, Nevada), Sunrise Bank of Albuquerque effective April 2000 (located in Albuquerque, New Mexico), Arrowhead Community Bank effective September 2000 (located in Glendale, Arizona), Goshen Community Bank effective September 2000 (located in Goshen, Indiana) and Yuma Community Bank effective December 2000 (located in Yuma, Arizona).
(5) Includes East Valley Community Bank effective June 1999 (located in Chandler, Arizona); Desert Community Bank (effective August 1999) and Red Rock Community Bank (effective November 1999), both located in Las Vegas, Nevada; and Elkhart Community Bank effective September 1999 (located in Elkhart, Indiana).
(6) Includes Kent Commerce Bank effective January 1998 and Detroit Commerce Bank effective December 1998, both located in Michigan and, in Arizona, Camelback Community Bank (effective May 1998), Southern Arizona Community Bank (effective August 1998), Mesa Bank (effective October 1998) and Sunrise Bank of Arizona (effective December 1998).
(7) Implementation of a new accounting standard requiring the write-off of previously capitalized start-up costs resulted in a one-time charge of $197,000 (net of income tax effect) or $.03 per share effective January 1, 1999.

INFORMATION REGARDING CAPITOL'S COMMON STOCK

Capitol's common stock is traded on the National Market System of The Nasdaq Stock MarketSM under the symbol "CBCL". Market quotations regarding the range of high and low sales prices of Capitol's common stock, which reflect inter-dealer prices without retail mark-up, mark-down or commissions, were as follows:

                                         2002                 2001
                                  -----------------    -----------------
                                    Low      High        Low      High
                                  -------   -------    -------   -------
          Quarter Ended:
            March 31              $13.300   $16.820    $ 9.688   $14.250
            June 30                16.450    23.860     12.000    15.660
            September 30           15.810    24.250     12.250    17.500
            December 31            15.130    23.780     12.800    15.200

During 2002, Capitol paid cash dividends of $0.10 per share in the first and second quarters and $0.12 per share in the third and fourth quarters. In 2001, Capitol paid quarterly cash dividends of $0.10 per share.

As of March 17, 2003, there were 5,228 beneficial holders of Capitol's common stock, based on information supplied to Capitol from its stock transfer agent and other sources. At that date, 11,803,521 shares of common stock were outstanding. Capitol's stock transfer agent is UMB Bank, n.a., 928 Grand Ave., P.O. Box 410064, Kansas City, Missouri 64141-0064 (telephone 800/884-4225). The web site for UMB Bank, n.a. is HTTP:\\WWW.UMB.COM.

Capitol has a Shareholder Investment Program which offers a variety of convenient features including dividend reinvestment, certain fee-free transactions, certificate safekeeping and other benefits. For a copy of the program prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at 800/884-4225 or Capitol at 517/487-6555.

In addition to Capitol's common stock, trust-preferred securities of Capitol Trust I (a subsidiary of Capitol) are also traded on the National Market System of The Nasdaq Stock MarketSM under the symbol "CBCLP". Those trust-preferred securities consist of 2,530,000, 8.5% cumulative preferred securities, with a liquidation amount of $10 per preferred security. The trust-preferred securities are guaranteed by Capitol and mature in 2027, are callable after 2002 and may be extended to 2036 if certain conditions are met.

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of Capitol's 2002 report on Form 10-K, without exhibits, is available to holders of its common stock or trust-preferred securities without charge, upon written request. Form 10-K includes certain statistical and other information regarding Capitol and its business. Requests to obtain Form 10-K should be addressed to Investor Relations, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933.

Form 10-K, and certain other periodic reports, are filed with the Securities and Exchange Commission (SEC). The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes Capitol). The SEC's web site address is HTTP:\\WWW.SEC.GOV. Capitol's filings with the SEC are also available at Capitol's web site, HTTP:\\WWW.CAPITOLBANCORP.COM.

OTHER CORPORATE INFORMATION

CORPORATE OFFICES
Capitol Bancorp Center                         2777 East Camelback Road
200 Washington Square North                    Suite 375
Lansing, Michigan 48933                        Phoenix, Arizona 85016
517/487-6555                                   602/955-6100
www.capitolbancorp.com                         www.capitolbancorp.com

INDEPENDENT AUDITORS
BDO Seidman, LLP, Grand Rapids, Michigan

SHAREHOLDER INFORMATION

ANNUAL MEETING
Capitol's Annual Meeting will be held on Thursday, May 8, 2003 at 4:00 p.m. at the Lansing Center, located at 333 E. Michigan Avenue, Lansing, Michigan.

COMMON STOCK TRADING INFORMATION
Capitol's common stock trades on the National Market System of the Nasdaq Stock MarketSM under the trading symbol CBCL.

The following brokerage firms make a market in the common stock of Capitol:

          AnPac Securities Group, Inc. - Atlanta, Georgia                Knight Securities L.P. - Jersey City, New Jersey
          Cincinnati Stock Exchange - Cincinnati, Ohio                   Merrill Lynch, Pierce, Fenner - New York, New York
          Fahnestock & Co., Inc. - New York, New York                    Morgan Stanley & Co., Inc. - San Francisco, California
          First Tennessee Securities - Memphis, Tennessee                Robert W. Baird & Co., Inc. - Milwaukee, Wisconsin
          Friedman Billings Ramsey & Co. - Arlington, Virginia           Sandler O'Neill & Partners - New York, New York
          Goldman, Sachs & Co. - New York, New York                      Schwab Capital Markets - San Francisco, California
          Howe Barnes Investments, Inc. - Chicago, Illinois              Stifel Nicolaus & Company, Inc. - St. Louis, Missouri
          Keefe, Bruyette & Woods, Inc. - New York, New York             Susquehanna Capital Group - Bala Cynwyd, Pennsylvania

COMMON STOCK TRANSFER AGENT
UMB Bank, n.a.
928 Grand Avenue
P.O. Box 410064
Kansas City, Missouri 64141-0064
800/884-4225

SHAREHOLDER INVESTMENT PROGRAM
Capitol offers an easy and affordable way to invest in Capitol's common stock through its Shareholder Investment Program. The program's benefits include reinvestment of dividends in additional common stock, direct deposit of dividends, ability to purchase as little as $50 in common stock as frequently as once a month, and the option to make transfers or gifts of Capitol's common stock to another person. Participation in the program is voluntary and all shareholders are eligible. Purchases under the program are not currently subject to any brokerage fees or commissions. For further information regarding Capitol's Shareholder Investment Program or a copy of the program's prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at 800/884-4225 or Capitol at 517/487-6555.

TRUST-PREFERRED SECURITIES TRADING INFORMATION
Preferred securities of Capitol Trust I (a subsidiary of Capitol) trade on the Nasdaq Stock MarketSM under the trading symbol CBCLP.

TRUST-PREFERRED SECURITIES TRUSTEE
Bank One Investment Management Group - Chicago, Illinois

RESPONSIBILITY FOR FINANCIAL STATEMENTS

Capitol's management is responsible for the preparation of the consolidated financial statements and all other information appearing in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and prevailing practices of the financial institution industry in the United States of America.

Capitol's management is also responsible for establishing and maintaining the internal control structure of Capitol, its banks and its bank development affiliates. The general objectives of the internal control structure are to provide management with reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are completed in accordance with generally accepted accounting principles in the United States of America. In fulfilling this objective, management has various control procedures in place which include review and approval of transactions, a code of ethical conduct for employees, internal auditing and an annual audit of Capitol's consolidated financial statements performed by a qualified independent audit firm.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this annual report that are not historical facts are forward-looking statements. Those forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of Capitol and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements. The words "intend", "expect", "project", "estimate", "predict", "anticipate", "should", "will", "may", "believe", and similar expressions also identify forward-looking statements. Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to:
(i) the results of Capitol's efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting Capitol's banking business and/or expansion strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability, (vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of Capitol's banks and Capitol's ability to respond to such actions, (ix) the cost of capital, which may depend in part on Capitol's asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) changes in management, and (xii) other risks detailed in Capitol's other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written or oral forward-looking statements attributable to Capitol or persons acting on its behalf are expressly qualified in their entirety by the foregoing factors. Investors and other interested parties are cautioned not to place undue reliance on such statements, which speak as of the date of such statements. Capitol undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events.

MANAGEMENT'S REPORT ON INTERNAL CONTROLS

Capitol Bancorp's management is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with accounting principles generally accepted in the United States of America and necessarily include some amounts that are based on management's best estimates and judgments.

We, as executive management of Capitol Bancorp, are responsible for establishing and maintaining effective internal controls over financial reporting that are designed to produce reliable financial statements in conformity with accounting principles generally accepted in the United States of America. The systems of internal controls over financial reporting as they relate to the financial statements contain self-monitoring mechanisms, and compliance is tested and evaluated through a program of internal audits and other checks and test procedures. Actions are taken to correct potential deficiencies when identified. Any system of internal controls, no matter how well designed, has inherent limitations, including the possibility that controls can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, any effective system of internal controls will provide only reasonable assurance with respect to financial statement preparation.

Capitol's Audit Committee, consisting entirely of outside directors, meets regularly with management, internal auditors and Capitol's independent auditors, and reviews audit plans and results, as well as management's actions taken in discharging responsibilities for accounting, financial reporting, and internal controls. BDO Seidman, LLP, independent auditors, and our internal auditors have direct and confidential access to Capitol's Audit Committee at all times to discuss the results of their examinations.

Management assessed the Corporation's system of internal control over financial reporting as of December 31, 2002. Based on this assessment, management believes that, as of December 31, 2002, its systems of internal controls over financial reporting were adequate to meet those stated objectives of internal controls over financial reporting.


/s/ Joseph D. Reid                      /s/ Lee W. Hendrickson
----------------------------            ----------------------------
Joseph D. Reid                          Lee W. Hendrickson
Chairman and CEO                        Chief Financial Officer


January 31, 2003

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

THE BUSINESS OF CAPITOL AND ITS BANKS
Capitol defines itself as a BANK DEVELOPMENT COMPANY. In the highly regulated business of banking, it is viewed by governmental agencies as a "bank holding company". Capitol views bank DEVELOPMENT as a much more dynamic activity than the seemingly passive regulatory label for bank HOLDING companies.

Bank development at Capitol is the business of mentoring, monitoring and managing its investments in community banks. Bank development is also the activity of adding new banks through start-up, or DE NOVO, formation or through other affiliation efforts, such as exploring acquisitions of existing banks.

Capitol's banks have similar characteristics:
     * Each bank has an on-site president and management team, as local decision makers.
     * Each bank has a local board of directors which has actual authority over the bank.
     * Each bank predominately operates from a single office location.
     * Each bank can fully meet customers' needs anywhere, anytime through bankers-on-call, courier services, Internet and telephone banking and other delivery methods.
     * Each bank has access to an efficient back-room processing facility and leading-edge technology through shared financial and operating resources.

Capitol's banks seek the profitable customer relationships which are often displaced through mergers, mass marketing and megabanks. Capitol's banks are focused on commercial banking activities, emphasizing business customers, although they also offer a complete array of financial products and services.

Each bank has a separate charter. A bank charter is similar to articles of incorporation and enables each bank to exist as a distinct legal entity. Most of these banks are state-chartered, which means they are organized under a particular state's banking laws. All of the banks are FDIC-insured. Banks are highly regulated by state and federal agencies. Because each bank has its own charter, each bank is examined by both state and federal agencies as a separate and distinct legal entity for safety, soundness and compliance with banking laws and regulations.

At December 31, 2002, Capitol consisted of 29 community banks, operating in 8 states.

Capitol's bank development philosophy is one of "SHARED VISION", which encompasses a commitment to community banking emphasizing local leadership and investment, with the shared resources of efficient management. Capitol provides these shared resources to its banks, including common data processing systems, centralized item processing, loan review, internal audit, credit administration, accounting, legal and risk management.

CAPITOL'S STRUCTURE
Capitol's structure is unique. Based on management's recent research, Capitol is the second largest banking company in the United States, based on the number of bank charters within its consolidated group. Of Capitol's twenty-nine banks, most are directly owned by Capitol, and most of them are wholly-owned, as of December 31, 2002.

At the beginning of 2002, Capitol's structure was much more complex. At that time it had several second and third-tier subsidiary bank-development subsidiaries (majority-owned by Capitol or by an affiliate) which, in turn, had majority-owned bank subsidiaries. This complex structure was the result of Capitol's significant bank-development expansion activities in the years of 1998-2001, which involved the formation of partially-owned bank-development subsidiaries to form majority-owned DE NOVO banks.

That complex structure made it difficult to understand the component parts of Capitol and how the multiple ownership tiers impacted consolidated operating results. In response to that perceived difficulty and improved performance of its maturing banks, Capitol's management embarked on a significant initiative in 2002 to simplify its structure by 'consolidating' the minority ownership of its largest second and third-tier bank-development subsidiaries:

     *  Sun Community Bancorp Limited        ...COMPLETED MARCH 31, 2002
     *  Sunrise Capital Corporation          ...COMPLETED SEPTEMBER 30, 2002
     *  Indiana Community Bancorp Limited    ...COMPLETED SEPTEMBER 30, 2002
     *  Nevada Community Bancorp Limited     ...COMPLETED JANUARY 17, 2003

Each of these 'consolidations' involved Capitol issuing shares of its common stock (previously unissued) in exchange for the minority interests of those bank-development subsidiaries held by shareholders other than Capitol. Because the Nevada share exchange was substantially complete at year end 2002, and awaiting only the vote of its shareholders on January 17, 2003 (at which time it was overwhelmingly approved, without any dissenting votes), it has been reflected in Capitol's consolidated balance sheet as if it occurred on December 31, 2002.

With those bank-development subsidiaries becoming wholly-owned by Capitol, they have subsequently been merged into Capitol and, accordingly, their direct bank subsidiaries are now direct bank subsidiaries of Capitol.

The largest of these 'consolidation' transactions was the one involving Sun Community Bancorp. Sun was formed by Capitol in 1997 and became a public company in 1998, majority-owned by Capitol. Sun was the bank-development company focused on Capitol's expansion in the Southwestern Region of the United States. Upon completion of the 2002 share-consolidation with Capitol, Sun's executive offices became Capitol's Western Regions' headquarters.

At year-end 2002, Capitol has one additional bank-development subsidiary which is not discussed above. It is First California Northern Bancorp (majority-owned by Capitol), which commenced operations in early 2002 and has one majority-owned bank subsidiary. This bank-development company and its current subsidiary are in their early stages of operation.

All of the banks and subsidiary bank-development companies are combined, or consolidated, for financial reporting purposes because Capitol has ownership control of them either directly or indirectly. Current accounting rules require consolidated reporting when one entity has majority voting control of another. The reporting entity is the parent organization and entities which are majority-owned by the parent are subsidiaries. In the circumstances of Capitol, this parent and subsidiary relationship applies also to second and third tier subsidiaries which have consolidated subsidiaries of their own.

The accounting rules in this area inhibit an understanding of the consolidated financial statements. For example, consolidated balance sheets include all of the combined entities' assets and liabilities. On the other hand, the consolidated income statement includes all of the combined entities, but includes net income only to the extent of the parent's ownership percentage.

Because of the number of banks and bank development companies added in recent periods, comparing financial results for those and prior periods is difficult. In 2002, two new banks were added. In 2001, one new bank was added. In 2000, a total of five new banks were added to the consolidated group. In 1999, four new banks were added. In 1998, there were six new banks added to the group.

BANKING TECHNOLOGY AT CAPITOL
The use of high technology banking systems is key to the delivery of accurate and timely customer service. Capitol currently operates two data processing sites, located in Lansing, Michigan and Tempe, Arizona. The Lansing site handles item processing for the banks located in the Great Lakes Region, while the Tempe data center processes all activity for the banks located in the Western Regions. Both sites use mainframe computers and software which are nearly identical. While physically separate, both sites function under common management.

CRITICAL ACCOUNTING POLICIES
Capitol's most significant accounting policies are described in Note B of the consolidated financial statements, beginning on page 33. Within those significant polices are some which are particularly critical or crucial to a reader's understanding of Capitol's financial position and results of operations. Management believes Capitol's CRITICAL ACCOUNTING POLICIES to be the following:

     * USE OF ESTIMATES--Some very significant items (allowances for loan losses, tax accruals and determinations of fair values or impairment, for example) can have a pervasive impact on the reported financial position and results of operations.

     * CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES--Again, because of the inherent subjectivity in estimating losses, actual variances from estimates or subsequent changes to estimates can be significant. In addition, many of Capitol's banks are quite young and do not have seasoned loan portfolios or significant past loss experience upon which to base current estimates of losses inherent in the loan portfolio at a particular balance-sheet date. Despite regulatory guidance and other standard-setting encouragement to reduce such loss estimation techniques to a mathematical formula, the fact remains that loss estimates require significant judgment on the part of management and cannot be reduced to be a succinct standard or actuarial formula in the context of Capitol's banks.

     * ACCOUNTING FOR INCOME TAXES--Because of the level of taxation imposed upon corporate entities, including banks, at the federal level (up to 35%, currently), measurement of income tax expense and related liabilities and deferred tax assets have a material effect on Capitol's financial statements. Further, some states in which Capitol's banks are domiciled have income tax rates which exceed 10%.

     * ACCOUNTING FOR GOODWILL--A new accounting standard was issued in 2002, which changed the way companies account for goodwill. Capitol has goodwill on its balance sheet, which represents the 'premium' it has paid in conjunction with acquisition of minority interests in some of its subsidiaries and some other prior acquisitions. In the circumstances of Capitol, the new standard requires that goodwill will no longer be amortized. Instead, goodwill will be reviewed at least annually by management for impairment and impairment losses, if any, will be charged against operations when known.

CHANGES IN CONSOLIDATED FINANCIAL POSITION
Total assets have grown significantly to $2.4 billion at year-end 2002 from $1 billion at the end of 1998. This sustained pace of asset growth is the result of adding new banks and the ongoing growth and evolution of Capitol's more mature banks.

                                    [GRAPH]

                                  TOTAL ASSETS
                                  ($ millions)

          1998          1999          2000          2001          2002
          ----          ----          ----          ----          ----
         1,024         1,306         1,630         2,044         2,409

At year-end 2002, total combined assets of the three banks formed within the last two years approximated $113 million ($38 million at December 31, 2001). Banks formed in 2000 reported total assets of $234 million at the end of 2002, an increase of $61 million during the year. Total assets of the four banks which became three years old in 2002 grew 12% during the past year to $243 million. The six banks formed in 1998 continued strong asset growth of 21% in 2002, achieving total assets of $410 million. The most mature group of banks, those formed before 1998, reported total assets of $1.4 billion at year-end 2002, an increase of about 9% for the year.


              [The remainder of this page intentionally left blank]

The total assets and revenues of each bank, the consolidated totals and ownership percentages are summarized below as of year-end 2002 and 2001 (in $1,000s):

                                             December 31, 2002
                                          Percentage Ownership By             Total Assets                 Total Revenues
                                         -------------------------     --------------------------    --------------------------
                                           Capitol        2nd Tier         2002           2001           2002           2001
                                         -----------    -----------    -----------    -----------    -----------    -----------
Great Lakes Region:
  Ann Arbor Commerce Bank                    100%                      $   309,152    $   271,116    $    22,890    $    23,372
  Brighton Commerce Bank                     100%                           78,382         70,530          5,689          5,608
  Capitol National Bank                      100%                          206,130        173,177         13,032         13,196
  Detroit Commerce Bank                      100%                           30,589         33,768          2,288          2,620
  Grand Haven Bank                           100%                          123,505         98,740          9,226          7,822
  Kent Commerce Bank                         100%                           73,801         66,873          5,797          4,763
  Macomb Community Bank                      100%                           87,050         97,113          5,812          8,364
  Muskegon Commerce Bank                     100%                           86,465         74,284          6,538          6,305
  Oakland Commerce Bank                      100%                          115,916        115,249          7,568          8,681
  Paragon Bank & Trust                       100%                          103,044         93,667          8,292          8,270
  Portage Commerce Bank                      100%                          139,068        127,884         10,499         11,134
  Elkhart Community Bank                      51%                           53,210         35,939          2,934          2,481
  Goshen Community Bank                       51%                           38,115         28,681          2,305          1,215
                                                                       -----------    -----------    -----------    -----------
      Great Lakes Region Total                                           1,444,427      1,287,021        102,870        103,831
Southwest Region:
  Arrowhead Community Bank                    87%                           47,427         33,658          3,500          1,804
  Bank of Tucson                             100%                          132,094        121,075          9,907         10,516
  Camelback Community Bank                   100%                           82,387         67,210          6,052          5,161
  East Valley Community Bank                 100%                           37,640         39,591          2,765          3,261
  Mesa Bank                                  100%                           66,312         52,308          5,036          4,277
  Southern Arizona Community Bank            100%                           75,253         55,423          5,011          4,107
  Valley First Community Bank                100%                           42,127         58,625          3,573          4,694
  Yuma Community Bank                         51%                           38,214         23,202          2,623          1,244
  Bank of Las Vegas                           51%(1)                        26,880                         1,157
  Black Mountain Community Bank               51%(1)                        63,202         50,909          4,004          3,259
  Desert Community Bank                       51%(1)                        55,170         56,844          4,183          4,341
  Red Rock Community Bank                     51%(1)                        96,906         84,971          6,829          5,659
  Sunrise Bank of Albuquerque                 87%                           46,898         35,984          2,840          2,851
  Sunrise Bank of Arizona                    100%                           82,126         63,141          6,526          6,466
                                                                       -----------    -----------    -----------    -----------
      Southwest Region Total                                               892,636        742,941         64,006         57,640
California Region:
    Sunrise Bank of San Diego                 64%                           50,450         37,912          3,977          2,658
  First California Northern Bancorp:          51%
    Napa Community Bank                                      51%            36,042                         1,241
                                                                       -----------    -----------    -----------    -----------
      California Region Total                                               86,492         37,912          5,218          2,658
Other, net                                                                 (14,267)       (23,868)          (658)          (747)
                                                                       -----------    -----------    -----------    -----------

      Consolidated totals                                              $ 2,409,288    $ 2,044,006    $   171,436    $   163,382
                                                                       ===========    ===========    ===========    ===========

(1) Reflects the January 2003 share exchange regarding the minority interest of Nevada Community Bancorp Limited as if it had occurred on December 31, 2002.

Most of the consolidated assets consist of loans. Portfolio loans approximated $2 billion at year-end 2002, and net portfolio loans approximated 81.5% of total consolidated assets, a slight decrease from 83.7% at year-end 2001.

                                    [GRAPH]

                             TOTAL PORTFOLIO LOANS
                                  ($ millions)

          1998          1999          2000          2001          2002
          ----          ----          ----          ----          ----
           724         1,049         1,356         1,735         1,991

The banks emphasize commercial loans, consistent with their focus on serving small to mid-sized business customers. The majority of commercial loans are secured by real estate. Commercial loans approximated $1.8 billion or about 89.8% of total portfolio loans at year-end 2002, a slight increase from 88.5% at the end of 2001. Loan growth in 2002 was $257 million, or a growth rate of 14.8%--somewhat less than the growth rate experienced in preceding years due, in part, to softer economic conditions.

The banks maintain an allowance for loan losses to absorb estimated losses in the loan portfolio at the balance sheet date. At December 31, 2002, the allowance for loan losses approximated $29 million or 1.45% of portfolio loans, compared to $23.2 million or 1.34% at the end of 2001. The allowance ratio was increased in 2002 in response to higher levels of nonperforming loans and potential problem loans. The following table summarizes portfolio loans, the allowance for loan losses and its ratio, and nonperforming loans (in $1,000s):

                                                                                                                     Allowance as a
                                                                      Allowance for             Nonperforming          % of Total
                                        Total Portfolio Loans          Loan Losses                  Loans            Portfolio Loans
                                       -----------------------   -----------------------   ------------------------  ---------------
                                          2002         2001         2002         2001         2002          2001       2002    2001
                                       ----------   ----------   ----------   ----------   ----------    ----------    ----    ----
Great Lakes Region:
  Ann Arbor Commerce Bank              $  272,604   $  233,920   $    3,840   $    3,219   $    2,624    $    1,960    1.41%   1.38%
  Brighton Commerce Bank                   68,239       60,984          851          732          170           227    1.25%   1.20%
  Capitol National Bank                   158,651      144,485        2,322        1,983        1,753           465    1.46%   1.37%
  Detroit Commerce Bank                    26,799       29,243          627          351          751           539    2.34%   1.20%
  Grand Haven Bank                        114,616       89,989        1,626        1,212        1,605         1,234    1.42%   1.35%
  Kent Commerce Bank                       68,848       63,782          830          766          293            55    1.21%   1.20%
  Macomb Community Bank                    73,915       79,844        1,136        1,088        3,012         1,431    1.54%   1.36%
  Muskegon Commerce Bank                   77,247       70,151          966          842        1,806           123    1.25%   1.20%
  Oakland Commerce Bank                    86,049       81,711        1,119        1,063        1,805           406    1.30%   1.30%
  Paragon Bank & Trust                     86,571       81,430        1,291        1,018        2,628           586    1.49%   1.25%
  Portage Commerce Bank                   129,710      109,393        1,815        1,550        3,135         2,845    1.40%   1.42%
  Elkhart Community Bank                   43,277       31,492          658          473          245           222    1.52%   1.50%
  Goshen Community Bank                    35,408       22,966          532          345                               1.50%   1.50%
                                       ----------   ----------   ----------   ----------   ----------    ----------
      Great Lakes Region Total          1,241,934    1,099,390       17,613       14,642       19,827        10,093
Southwest Region:
  Arrowhead Community Bank                 36,185       30,430          543          457                               1.50%   1.50%
  Bank of Tucson                           90,176       88,218        1,461        1,224          187           407    1.62%   1.39%
  Camelback Community Bank                 63,516       56,555          960          743          232           334    1.51%   1.31%
  East Valley Community Bank               25,932       27,402          389          423           17           432    1.50%   1.54%
  Mesa Bank                                55,588       45,672          834          594          242           542    1.50%   1.30%
  Southern Arizona Community Bank          60,913       50,879          914          662                        298    1.50%   1.30%
  Valley First Community Bank              29,075       41,851          620          670          261         1,018    2.13%   1.60%
  Yuma Community Bank                      25,485       18,539          383          285                               1.50%   1.54%
  Bank of Las Vegas                        19,404                       292                                            1.50%
  Black Mountain Community Bank            52,240       40,111          784          602          324           240    1.50%   1.50%
  Desert Community Bank                    43,351       50,361          675          806          734           989    1.56%   1.60%
  Red Rock Community Bank                  80,152       67,117        1,203        1,008          861           942    1.50%   1.50%
  Sunrise Bank of Albuquerque              38,577       28,061          521          379                        614    1.35%   1.35%
  Sunrise Bank of Arizona                  65,195       55,730          881          753          205         1,329    1.35%   1.35%
                                       ----------   ----------   ----------   ----------   ----------    ----------
      Southwest Region Total              685,789      600,926       10,460        8,606        3,063         7,145
California Region:
    Sunrise Bank of San Diego              39,116       32,910          577          455                               1.48%   1.38%
  First California Northern Bancorp:
    Napa Community Bank                    20,177                       303                                            1.50%
                                       ----------   ----------   ----------   ----------   ----------    ----------
      California Region Total              59,293       32,910          880          455          -0-           -0-
Other, net                                  4,356        1,363                      (465)
                                       ----------   ----------   ----------   ----------   ----------    ----------   -----   -----
      Consolidated totals              $1,991,372   $1,734,589   $   28,953   $   23,238   $   22,890    $   17,238    1.45%   1.34%
                                       ==========   ==========   ==========   ==========   ==========    ==========   =====   =====

Nonperforming loans, which consist of loans more than 90 days past due and loans on nonaccrual status, approximated $22.9 million at year-end 2002, compared to $17.2 million at the end of 2001, an increase of approximately $5.7 million. Most of these are a small number of loans in various stages of resolution which management believes to be adequately collateralized or otherwise appropriately considered in its determination of the adequacy of the allowance for loan losses.

In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past-due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention. This loan review process is a continuous activity which periodically updates internal loan classifications. At inception, all loans are individually assigned a classification which grade the credits on a risk basis, based on the type and discounted value of collateral, financial strength of the borrower and guarantors and other factors such as nature of the borrowers' business climate, local economic conditions and other subjective factors. The loan classification process is fluid and subjective.

Potential problem loans include loans which are generally performing as agreed; however, because of loan review's and/or lending staff's risk assessment, increased monitoring is deemed appropriate. In addition, some loans are identified for monitoring because of specific performance issues or other risk factors requiring closer management and development of specific remedial action plans.

At December 31, 2002, potential problem loans (including nonperforming loans) approximated $98.5 million or about 5% of total consolidated portfolio loans. Such totals typically approximate 4% to 5% of loans outstanding as an important part of management's ongoing and augmented loan review activities which are designed to early-identify loans which warrant close monitoring at the bank and corporate credit-administration levels. It is important to note that these potential problem loans do not necessarily have significant loss exposure (nor are they necessarily deemed `impaired'), but rather are identified by management in this manner to aid in loan administration and risk management. Management believes these loans to be adequately considered in its evaluation of the adequacy of the allowance for loan losses. Management believes, however, that current general economic conditions may result in higher levels of future loan losses, in comparison to previous years.

Loan loss experience through December 31, 2002 remained below industry statistics, although nonperforming and other potential problem loans have increased. Loan charge-offs in 2002 at Capitol increased significantly, from approximately $3 million in 2001 and 2000 to $7.7 million. Management's assessment of loans as of December 31, 2002 suggests future loss experience will return to levels more closely approximating past experience.

How financial institutions establish their allowance for loan losses is an important and critical accounting policy and process. The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance-sheet date. It is analyzed quarterly by each bank. The adequacy of the allowance is an estimate based on management's evaluation of the loan portfolio (including volume, amount and composition, potential impairment of individual loans and concentration of credit), past loss experience, current economic conditions, loan commitments outstanding, regulatory requirements and other factors.

Standard-setting bodies, regulatory agencies and the SEC (Securities and Exchange Commission) have, on an industry-wide basis, separately issued proposals and other guidance in recent years on how the allowance for loan losses should be estimated and documented. Estimation of requirements for the allowance for loan losses is an inherently subjective process which involves significant judgement by management of many variables potentially impacting borrowers' ability to repay loans and the estimated values of underlying loan collateral.

New banks, as a condition of charter approval, are required to maintain an allowance ratio of not less than 1% for their first three years of operations. Because they are new banks with new and unseasoned loans and no prior loss history, 1% is often used as a starting point for the allowance, particularly in the earliest years of operation. As some of the younger banks now have more seasoned loan portfolios and the 1% regulatory requirement represents only an absolute minimum, loan loss allowance ratios have been increased at Capitol's banks based on management's estimates of loss potential inherent in the loan portfolios at the balance sheet date.

CONSOLIDATED RESULTS OF OPERATIONS
Revenue growth has been significant. Total revenues grew to $171.4 million in 2002 from $73.2 million in 1998. The primary revenue source is interest income from loans. Net interest income is the difference between total interest income on loans and other earning assets and interest expense on deposits and borrowings. The following graphs summarize growth in total revenue (which includes noninterest income revenues such as fees and service charges) and net interest income:

                                    [GRAPH]

                                 TOTAL REVENUES
                                  ($ millions)

          1998          1999          2000          2001          2002
          ----          ----          ----          ----          ----
          73.2          98.3         138.4         163.4         171.4

                                    [GRAPH]

                              NET INTEREST INCOME
                                  ($ millions)

          1998          1999          2000          2001          2002
          ----          ----          ----          ----          ----
          33.0          47.4          66.4          80.5         100.6

Most of the 2002 revenues, $103 million or about 60%, came from the most mature banks--those formed prior to 1998. Banks formed in 2000, 1999 and 1998 reported 2002 revenues of $62.7 million or 36% of the consolidated total. The youngest banks, those formed in 2002 and 2001, generated 2002 revenues totaling $6.4 million or about 4% of total consolidated revenues.

Noninterest income increased about 56% in both 2002 and 2001. These increases resulted from higher levels of service-charge revenue associated with growth in the number of accounts and banks. A significant increase in noninterest income was also due to revenues from origination of non-portfolio mortgage loans. These revenues increased about 116% to $6.8 million in 2002 as homeowners took advantage of interest rates that decreased to their lowest levels in more than thirty years. Additional discussion about mortgage loan origination activity appears in the next section of this narrative.

Growth in net interest income, noninterest income and noninterest expense, is the result of the addition of new banks during the periods presented and the ongoing growth of Capitol's more mature banks. Growth in net interest income, however, was tempered by a decrease in yields on assets and a decrease in the cost of interest-bearing funds which fund the growth at each of the banks. Net interest margin decreased in 2001 mainly due to interest rate decreases impacting interest income at a rate faster than decreases in interest rates paid on deposits. In 2002, however, a more stable interest rate environment has favorably impacted net interest margins at Capitol's banks from interest-bearing deposits repricing at lower rates.

The largest component of noninterest expense is salaries and employee benefits, which has increased significantly due to the larger number of banks and bank development subsidiaries.

The following table summarizes net income for each of the banks, and on a consolidated basis, the related rates of return on average equity and assets, where applicable (in $1,000s):

                                                  Net Income                Return on Average Equity      Return on Average Assets
                                       --------------------------------    --------------------------    --------------------------
                                         2002        2001        2000       2002      2001      2000      2002      2001      2000
                                       --------    --------    --------    ------    ------    ------    ------    ------    ------
Great Lakes Region:
  Ann Arbor Commerce Bank              $  5,022    $  4,200    $  3,508     22.40%    22.02%    21.43%     1.72%     1.64%     1.55%
  Brighton Commerce Bank                    973         597         534     15.26%    10.55%    10.22%     1.28%     0.90%     0.90%
  Capitol National Bank                   3,176       2,647       2,319     22.68%    22.04%    22.08%     1.69%     1.66%     1.63%
  Detroit Commerce Bank                    (517)       (187)         10                          0.37%                         0.03%
  Grand Haven Bank                        1,924       1,060       1,084     20.51%    15.39%    19.20%     1.67%     1.21%     1.46%
  Kent Commerce Bank                        992         113         130     13.72%     2.03%     3.21%     1.33%     0.20%     0.30%
  Macomb Community Bank                     530       1,145       1,212      5.47%    12.33%    14.41%     0.60%     1.08%     1.14%
  Muskegon Commerce Bank                  1,472         816         689     18.68%    12.73%    15.14%     1.83%     1.17%     1.23%
  Oakland Commerce Bank                   1,414       1,328       1,027     16.01%    16.62%    13.78%     1.32%     1.27%     1.08%
  Paragon Bank & Trust                      771         231         431      8.04%     3.23%     6.72%     0.77%     0.26%     0.50%
  Portage Commerce Bank                   2,005       1,556       1,552     18.69%    15.62%    16.76%     1.49%     1.21%     1.21%
  Elkhart Community Bank                    257          14        (229)     5.48%     0.30%               0.61%     0.04%
  Goshen Community Bank                     125        (413)       (216)     2.83%                         0.36%
                                       --------    --------    --------
      Great Lakes Region Total           18,144      13,107      12,051
Southwest Region:
  Arrowhead Community Bank                  117        (386)       (419)     2.70%                         0.27%
  Bank of Tucson                          2,312       2,095       2,149     21.87%    22.64%    27.69%     1.99%     1.89%     2.33%
  Camelback Community Bank                  714         534         297      9.74%    10.80%     8.22%     0.90%     0.93%     0.74%
  East Valley Community Bank               (336)         18        (532)               0.58%                         0.05%
  Mesa Bank                                 848         386         268     14.51%     8.53%     6.77%     1.44%     0.87%     0.85%
  Southern Arizona Community Bank           668         320         169     10.67%     7.42%     4.44%     0.94%     0.67%     0.47%
  Valley First Community Bank               113         328          88      1.99%     5.94%     1.82%     0.23%     0.61%     0.18%
  Yuma Community Bank                       147        (438)       (176)     4.05%                         0.43%
  Bank of Las Vegas                        (611)
  Black Mountain Community Bank             439          12        (468)     9.26%     0.27%               0.81%     0.03%
  Desert Community Bank                     209          35        (180)     4.16%     0.76%               0.35%     0.07%
  Red Rock Community Bank                   243         635         190      2.71%     7.64%     2.45%     0.26%     0.96%     0.62%
  Sunrise Bank of Albuquerque               (40)         28        (386)               0.77%                         0.09%
  Sunrise Bank of Arizona                  (194)        830         206               15.24%     4.64%               1.27%     0.43%
                                       --------    --------    --------
      Southwest Region Total              4,629       4,397       1,206
California Region:
    Sunrise Bank of San Diego               342        (806)                 4.53%                         0.68%
  First California Northern Bancorp:
    Napa Community Bank                    (609)
                                       --------    --------    --------
      California Region Total              (267)       (806)        -0-
Other, net                               (5,853)     (5,980)     (5,222)
                                       --------    --------    --------    ------    ------    ------    ------    ------    ------
      Consolidated totals              $ 16,653    $ 10,718    $  8,035     13.33%    15.22%    13.78%     0.75%     0.58%     0.55%
                                       ========    ========    ========    ======    ======    ======    ======    ======    ======

Provisions for loan losses also increased significantly during recent years, commensurate with the growth in both the number of banks and loans, and trends in asset quality and loan charge-offs.

                                    [GRAPH]

                                   NET INCOME
                                  ($ millions)

          1998          1999          2000          2001          2002
          ----          ----          ----          ----          ----
           4.6           5.4           8.0          10.7          16.7

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL ADEQUACY
Asset liquidity for financial institutions typically consists of cash and cash equivalents, investment securities available for sale and loans held for resale. These categories totaled $352 million at year-end 2002, or about 15% of total assets. This compares to $262 million or 13% of total assets at year-end 2001. Liquidity is important for financial institutions because of their need to meet loan funding commitments, depositor withdrawal requests and various other commitments discussed in the accompanying notes to consolidated financial statements. Liquidity varies significantly daily, based on customer activity.

Most of the investment securities portfolio is classified as available for sale, although the banks generally have not sold investments to meet liquidity needs. Also, to the extent warranted, the banks may sell loans from time to time.

Loans held for resale approximated $75.4 million at December 31, 2002, an increase of about 21% over year end 2001 levels. These loans are residential real estate mortgages originated by the banks, primarily through Capitol's mortgage affiliate, Amera Mortgage Corporation. These loans are subsequently sold into the secondary market, rather than being held in the banks' portfolio, to reduce interest rate risk. Loan origination volume in 2002 increased nearly 37%, to $891.5 million compared to $651.1 million in 2001 and $251 million in 2000. Most of this volume was achieved through record low interest rates and Amera's working with Capitol's Great Lakes Region banks. Future volume will depend on whether interest rates remain low and the strength of residential real estate market conditions. In early 2003, Amera's activities have expanded to include all of Capitol's affiliate banks.

The primary source of funds for the banks is deposits. The banks emphasize interest-bearing time deposits as part of their funding strategy. The banks also seek noninterest-bearing deposits, or checking accounts, which reduce the banks' cost of funds. Noninterest-bearing deposits were about 17% of total deposits at year-end 2002 (about 16% at year-end 2001) and increased $88 million, or 32%, during the year.

                                    [GRAPH]

                                 TOTAL DEPOSITS
                                  ($ millions)

          1998          1999          2000          2001          2002
          ----          ----          ----          ----          ----
           891         1,113         1,401         1,740         2,062

In recent periods, many banks have experienced some competitive challenges in obtaining additional deposits to fuel growth. Capitol's banks have had similar experiences in their individual markets. As depositors have wider access to the Internet and other real-time interest rate monitoring resources, deposit pricing has become more competitive. Deposit growth is achievable, but at a competitive price, with tight net interest margins, especially during these most recent periods of low interest rates. The banks do not generally rely on brokered deposits as a key funding source (approximately $200 million at year-end 2002 or 11.7% of interest-bearing deposits compared to 9.7% in 2001); however, brokered deposits are a ready resource to help meet urgent funding needs, such as loan commitments (which are discussed in greater detail in Note O of the consolidated financial statements).

To supplement their funding sources, some of the banks have lines of credit from the Federal Home Loan Bank system. At year-end 2002, a total of $79 million ($63 million at year-end 2001) was borrowed under those facilities and additional borrowing availability approximated $15 million. Some of the banks also have smaller lines of credit with their correspondent banks. Borrowings under these facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.

Capitol has credit facilities aggregating $25 million from an unaffiliated bank. At year-end 2002, a total of $12.5 million ($14.1 million at year-end 2001) was borrowed under this facility. Borrowings under this credit facility were reduced in 2002 and 2001 through use of available corporate funds within the consolidated group.

Capitol's longer-term contractual obligations are disclosed in the notes to the consolidated financial statements. Excluding time deposits of the banks, such obligations consist principally of debt and lease obligations and trust-preferred securities, summarized as follows (in $1,000s):

                                                                  Payments Due by Period
                                                             --------------------------------
                                                              Within      Within      After
                                                   Total      1 Year    2-5 Years    5 Years
                                                 --------    --------   ---------    --------
     Debt obligations                            $ 93,398    $ 36,824    $ 20,074    $ 36,500
     Rent commitments under noncancelable
       leases                                      19,515       3,773      12,131       3,611
     Trust-preferred securities                    53,300          --          --      53,300
                                                 --------    --------    --------    --------
           Total                                 $166,213    $ 40,597    $ 32,205    $ 93,411
                                                 ========    ========    ========    ========

Loan commitments of Capitol's banks (stand-by letters of credit and unfunded loans) generally expire within one year.

A significant source of capital has been investments provided by minority shareholders in the subsidiaries which are consolidated for financial reporting purposes. Total minority interests in consolidated subsidiaries amounted to $28.0 million at year-end 2002, a decrease of $42.7 million from the $70.7 million level at year-end 2001. The decreases in minority interests in 2002 resulted mainly from Capitol consolidating the ownership of some of its subsidiaries.

Three majority-owned bank-development subsidiaries became 100% owned in 2002. In each of these transactions, the shares acquired from the minority shareholders were exchanged for Capitol's common stock according to fixed, but differing, exchange ratios. The exchange with Sun Community Bancorp (Sun) was completed effective March 31, 2002 and resulted in the issuance of approximately 2.7 million Capitol shares. Share exchanges regarding Sunrise Capital Corporation and Indiana Community Bancorp Limited were completed effective September 30, 2002 and resulted in the issuance of about 450,000 shares of Capitol. Additionally, 383,000 Capitol shares were issued from the share exchange with Nevada Community Bancorp Limited which was completed in January 2003; this transaction has been reflected for balance-sheet purposes as if it occurred on December 31, 2002.

Two majority-owned banks also became wholly-owned in 2002. Share exchange transactions for Detroit Commerce Bank and East Valley Community Bank were completed effective December 31, 2002. About 54,000 shares of Capitol's common stock were issued in those transactions.

While it is likely that similar share exchange transactions, as a harvest strategy to gain full ownership of some bank subsidiaries, may occur in the future, any such transactions depend upon whether Capitol (or one of its subsidiary bank holding companies) offers such an exchange and whether minority shareholders vote in favor of it on a transaction-by-transaction basis.

Total stockholders' equity approximated $160.0 million at year-end 2002, an increase of $79.9 million for the year. The 2002 increase in stockholders' equity includes earnings (less dividends paid) and proceeds from the issuance of common stock. A substantial portion of the increase in stockholders' equity was the result of the previously-mentioned share-exchange transactions which reduced minority interests in consolidated subsidiaries. The book value per share of common stock was $13.72 at year-end 2002, compared with $10.24 at year-end 2001. Cash dividends of $0.44 were paid in 2002, compared to $0.40 in 2001 and $0.36 in 2000. Future payment of dividends is subject to approval by Capitol's board of directors, future operating performance and management's assessment of the consolidated organization's capital adequacy.

              [The remainder of this page intentionally left blank]

Capitol's capital structure consists of these primary elements:
     *    Trust-preferred securities,
     *    Minority interests in consolidated subsidiaries, and
     *    Stockholders' equity.

                                    [GRAPH]

                              TOTAL CAPITALIZATION
                                  ($ millions)

          1998          1999          2000          2001          2002
          ----          ----          ----          ----          ----
         101.1         133.6         157.3         199.5         239.6

In June 2002, Capitol participated in the private placement of a pooled trust-preferred security totaling $3 million. This is a variable rate security with a thirty year term and, subject to certain provisions, may be repaid early. In 2001, Capitol participated in two private placements of pooled trust-preferred securities totaling $25 million. These securities, along with Capitol Trust I (a $25 million public offering of trust-preferred securities in 1997), are treated as elements of capital for regulatory purposes.

Total capitalization at year-end 2002 amounted to $239.6 million or 9.9% of total assets. This compares to $199.5 million or 9.8% at year-end 2001.

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

New banks, as a condition of regulatory charter approval, are required to maintain higher ratios of capital adequacy. Generally, they are required to keep a specific ratio of capital-to-average-total-assets of not less than 8% during their first three years of operation.

In the opinion of management, all of the affiliated banks met the criteria to be classified as WELL CAPITALIZED at year-end 2002.

TRENDS AFFECTING OPERATIONS
The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending on the direction and timing of such changes. At any point in time, there is an imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities. This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds. This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes the consolidated financial position in relation to "gap" at December 31, 2002 (in $1,000s):

                                                                   Interest Rate Sensitivity
                                                    ---------------------------------------------------------
                                                      0 to 3         4 to 12         2 to 5         Over 5
                                                      Months         Months           Years          Years           Total
                                                    -----------    -----------     -----------    -----------     -----------
ASSETS
  Federal funds sold                                $    83,737                                                   $    83,737
  Interest-bearing bank deposits                         42,301                                                        42,301
  Investment securities                                     500    $     2,910     $    17,524    $    13,205          34,139
  Portfolio loans:
    Commercial                                          870,775        175,411         721,126         21,724       1,789,036
    Real estate mortgage                                 64,469         15,170          42,354          5,862         127,855
    Installment                                          10,494         14,765          47,645          1,577          74,481
  Loans held for resale                                  75,420                                                        75,420
  Non-earning assets                                                                                                  182,319
                                                    -----------    -----------     -----------    -----------     -----------

      Total assets                                  $ 1,147,696    $   208,256     $   828,649    $    42,368     $ 2,409,288
                                                    ===========    ===========     ===========    ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing deposits:
    Time deposits under $100,000                    $    59,245    $   137,045     $   134,670    $               $   330,960
    Time deposits over $100,000                         140,408        257,384         166,768                        564,560
    All other interest-bearing deposits                 661,031        142,094           2,758                        805,883
                                                    -----------    -----------     -----------    -----------     -----------
  Total interest-bearing deposits                       860,684        536,523         304,196                      1,701,403
  Debt obligations                                       24,750         12,074          20,074         36,500          93,398
  Noninterest-bearing liabilities                                                                                     374,851
  Trust-preferred securities                             17,471                                        34,112          51,583
  Minority interests in consolidated subsidiaries                                                                      28,016
  Stockholders' equity                                                                                                160,037
                                                    -----------    -----------     -----------    -----------     -----------

      Total liabilities and stockholders' equity    $   902,905    $   548,597     $   324,270    $    70,612     $ 2,409,288
                                                    ===========    ===========     ===========    ===========     ===========

Interest rate sensitive period gap                  $   244,791    $  (340,341)    $   504,379    $   (28,244)
                                                    ===========    ===========     ===========    ===========

Interest rate sensitive cumulative gap              $   244,791    $   (95,550)    $   408,829    $   380,585
                                                    ===========    ===========     ===========    ===========

Period rate sensitive assets/period rate
  sensitive liabilities                                    1.27           0.38            2.56           0.60
Cumulative rate sensitive assets/cumulative
  rate sensitive liabilities                               1.27           0.93            1.23           1.21
Cumulative gap to total assets                            10.16%         (3.97)%         16.97%         15.80%

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

The banks endeavor to manage and monitor interest rate risk in concert with market conditions and risk parameters. Management strives to maintain a reasonably balanced position of interest rate-sensitive assets and liabilities. The banks have not engaged in speculative positions, for example, through the use of derivatives, in anticipation of interest rate movements. In periods of relatively lower interest rates, the banks emphasize variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. These most recent periods of record low interest rates have created a huge volume of fixed-rate mortgage refinancing activity; those loans are sold to the secondary market and are not retained for the banks' loan portfolios. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will typically increase during periods of lower rates and, accordingly, result in higher interest costs on deposits as competitors bid-up rates, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict. In addition to interest rate risk relating to interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks. For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

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

                                     Pro Forma        Pro Forma Effect of         Pro Forma Effect of
                                    Assuming No     Interest Rate Increases     Interest Rate Decreases
                                     Change in      -----------------------     -----------------------
                                   Interest Rates     +100 bp      +200 bp        -100 bp      -200 bp
                                   --------------    --------     --------       --------     --------
     Interest income                  $116,576       $127,323     $138,186       $105,908     $ 95,821
     Interest expense                   51,087         54,752       58,417         47,422       44,229
                                      --------       --------     --------       --------     --------

       Net interest income            $ 65,489       $ 72,571     $ 79,769       $ 58,486     $ 51,592
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

In November 2002, the Open Market Committee of the Federal Reserve Board decreased interbank interest rates by 50 basis points. During 2001, the Federal Reserve decreased interbank interest rates 11 times, which was an unprecedented action to reduce rates 475 basis points within a year. While the pro forma analysis above is intended to estimate the impact of an immediate 100 and 200 basis point change in rates, actual results will be different. Those results will differ (and may be materially different) because a sudden rate change in market rates does not result in an instantaneous parallel shift in rates on loans and deposits at banks. Further, any financial model intended to estimate the impact of interest rate changes will not necessarily incorporate other variables, including management's efforts to manage its asset and liability interest rate sensitivity, nor customer behavior.

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits.

2001 marked the end of the longest peacetime economic expansion in U.S. history. The terrorist acts of September 11, 2001, our Nation's subsequent war on terrorism, the diagnosis of economic recession in the U.S., worldwide economic and political instability, recent major business bankruptcies and their related high-profile questionable accounting and financial reporting practices, raised significant concerns over the near-term and longer-horizons for economic and political uncertainty. 2002 ended with the United States' economy still mired in recession and the threat of war looming. While there are some indications of an improving economy, 2003 and beyond are very uncertain. At the time this narrative was written, uncertainties of domestic economic health and global stability preclude prediction of near-term trends and their potential effects.

Continuing consolidation of the banking industry on a national basis, and in the markets of Capitol's banks, has presented opportunities for growth. As a result of consolidation of the banking industry and the conversion of customer relationships into perceived `commodities' by the larger banks, many customer relationships have been displaced, generating opportunities for development by Capitol's banks. For many retail customers, banking services have become a commodity in an environment that is dominated by larger mega-bank or mass-merchandising institutions. For the professional, entrepreneur and other customers seeking a more service-oriented, customized banking relationship, Capitol's banks fill that need through their focus on single-location banks with full, local decision-making authority. As the banks focus on service delivery and keeping their size at a manageable level, only a modest market share of deposits and loan activity is necessary to achieve profitability and investor-oriented earnings performance.

Start-up banks generally incur operating losses during their early periods of operations. Recently-formed start-up banks will detract from consolidated earnings performance and additional start-up banks formed in 2002 and beyond will similarly negatively impact short-term profitability. On a consolidated basis, such operating losses reduce net income by the pro rata share of Capitol's ownership percentage in those banks. When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Capitol's ownership percentage.

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

Premiums for FDIC insurance have historically been a significant cost of doing business as financial institutions, but in the most recent years, deposit insurance premiums have been maintained at a stable and modest level. Future deposit insurance premium levels are difficult to predict inasmuch as deposit insurance premiums will be determined based on general economic conditions, the relative health of the banking and financial institution industry and other unpredictable factors. It is reasonable to expect that deposit insurance premiums may increase at some point in the future.

NEW ACCOUNTING STANDARDS
There were several new accounting standards which were issued or became effective in 2002, in addition to some which have later effective dates. They are listed and discussed in Note B of the consolidated financial statements, beginning on page 36.


              [The remainder of this page intentionally left blank]

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note B to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.


/s/ BDO Seidman, LLP


Grand Rapids, Michigan
January 31, 2003

CONSOLIDATED BALANCE SHEETS

                                                                              - December 31 -
                                                                            2002           2001
                                                                        -----------    -----------
                                                                              (in $1,000s)
ASSETS
Cash and due from banks                                                 $   125,146    $    83,833
Money market, mutual funds and interest-bearing deposits                     42,301         10,999
Federal funds sold                                                           83,737         68,859
                                                                        -----------    -----------
        Cash and cash equivalents                                           251,184        163,691
Loans held for resale                                                        75,420         62,487
Investment securities--Note C:
    Available for sale, carried at market value                              25,355         35,598
    Held for long-term investment, carried at amortized
      cost which approximates market value                                    8,784          8,089
                                                                        -----------    -----------
        Total investment securities                                          34,139         43,687
Portfolio loans, less allowance for loan losses of $28,953 in
  2002 and $23,238 in 2001--Note D                                        1,962,419      1,711,351
Premises and equipment--Note F                                               21,737         16,441
Accrued interest income                                                       9,286          9,471
Goodwill and other intangibles                                               24,739          8,527
Other assets                                                                 30,364         28,351
                                                                        -----------    -----------

        TOTAL ASSETS                                                    $ 2,409,288    $ 2,044,006
                                                                        ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing                                                 $   360,669    $   272,593
    Interest-bearing--Note G                                              1,701,403      1,467,792
                                                                        -----------    -----------
        Total deposits                                                    2,062,072      1,740,385
Debt obligations--Note H                                                     93,398         89,911
Accrued interest on deposits and other liabilities                           14,182         14,244
                                                                        -----------    -----------
        Total liabilities                                                 2,169,652      1,844,540

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN
  THE CORPORATION'S SUBORDINATED DEBENTURES
  (Trust-Preferred Securities)--Note I                                       51,583         48,621

MINORITY INTERESTS IN CONSOLIDATED
  SUBSIDIARIES--Note A                                                       28,016         70,673

STOCKHOLDERS' EQUITY--Notes H, J and P:
Common stock, no par value, 25,000,000 shares authorized;
  issued and outstanding:
    2002--11,663,412 shares--Notes J and S
    2001--7,829,178 shares                                                  135,234         67,692
Retained earnings                                                            26,318         14,173
Market value adjustment (net of tax effect) for investment securities
  available for sale (accumulated other comprehensive income)                   191            158
                                                                        -----------    -----------
                                                                            161,743         82,023
Less note receivable from exercise of stock options and unallocated
  ESOP shares--Notes J and K                                                 (1,706)        (1,851)
                                                                        -----------    -----------
        Total stockholders' equity                                          160,037         80,172
                                                                        -----------    -----------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                                          $ 2,409,288    $ 2,044,006
                                                                        ===========    ===========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                    - Year Ended December 31 -
                                                                  2002         2001         2000
                                                               ---------    ---------    ---------
                                                               (in $1,000s, except per share data)
Interest income:
  Portfolio loans (including fees)                             $ 149,785    $ 144,417    $ 121,737
  Loans held for resale                                            2,674        3,002        1,044
  Taxable investment securities                                    1,422        2,201        4,353
  Federal funds sold                                               1,376        3,186        3,985
  Other                                                            1,197          991        1,192
                                                               ---------    ---------    ---------
      Total interest income                                      156,454      153,797      132,311
Interest expense:
  Deposits                                                        47,848       65,655       60,256
  Debt obligations and other                                       8,012        7,637        5,656
                                                               ---------    ---------    ---------
      Total interest expense                                      55,860       73,292       65,912
                                                               ---------    ---------    ---------
      Net interest income                                        100,594       80,505       66,399
Provision for loan losses--Note D                                 12,676        8,167        7,216
                                                               ---------    ---------    ---------
      Net interest income after provision
        for loan losses                                           87,918       72,338       59,183
Noninterest income:
  Service charges on deposit accounts                              4,020        3,251        2,070
  Trust fee income                                                 2,434        1,839        1,077
  Fees from origination of non-portfolio residential
    mortgage loans                                                 6,837        3,165        1,543
  Other                                                            1,691        1,330        1,447
                                                               ---------    ---------    ---------
      Total noninterest income                                    14,982        9,585        6,137
Noninterest expense:
  Salaries and employee benefits                                  47,454       37,970       28,995
  Occupancy                                                        6,528        5,772        4,681
  Equipment rent, depreciation and maintenance                     4,544        4,646        4,113
  Other                                                           18,625       15,748       15,057
                                                               ---------    ---------    ---------
      Total noninterest expense                                   77,151       64,136       52,846
                                                               ---------    ---------    ---------
Income before federal income taxes and minority interest          25,749       17,787       12,474
Federal income taxes--Note L                                       8,701        5,824        4,289
                                                               ---------    ---------    ---------
Income before minority interest                                   17,048       11,963        8,185
Minority interest in net income of consolidated subsidiaries        (395)      (1,245)        (150)
                                                               ---------    ---------    ---------

      NET INCOME                                               $  16,653    $  10,718    $   8,035
                                                               =========    =========    =========
      NET INCOME PER SHARE--Note M:
        Basic                                                  $    1.64    $    1.38    $    1.14
                                                               =========    =========    =========
        Diluted                                                $    1.57    $    1.35    $    1.13
                                                               =========    =========    =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (IN $1,000S)

                                                                                                       Unallocated
                                                                                     Accumulated     ESOP Shares and
                                                                                        Other        Note Receivable
                                                          Common       Retained     Comprehensive     From Sale of
                                                           Stock       Earnings        Income          Common Stock      Total
                                                         ---------     ---------      ---------        -----------     ---------
Balances at January 1, 2000                              $  56,648     $   1,068      $    (907)        $  (2,141)     $  54,668
Issuance of 10,734 shares of common stock upon
  exercise of stock options                                     83                                                            83
Issuance of 626,325 shares of common stock to
  acquire minority interests in bank subsidiaries            6,278                                                         6,278
Proceeds from issuance of 266,783 shares of
  common stock and 53,352 warrants                           2,930                                                         2,930
Allocation of shares to ESOP participants' accounts                                                           145            145
Cash dividends paid ($.36 per share)                                      (2,534)                                         (2,534)
Components of comprehensive income:
  Net income for 2000                                                      8,035                                           8,035
  Market value adjustment for investment securities
    available for sale (net of income tax effect)                                           799                              799
                                                                                                                       ---------
      Comprehensive income for 2000                                                                                        8,834
                                                         ---------     ---------      ---------         ---------      ---------
BALANCES AT DECEMBER 31, 2000                               65,939         6,569           (108)           (1,996)        70,404

Proceeds from the sale of 130,000 shares of
  common stock and 32,500 warrants to
  purchase common stock                                      1,495                                                         1,495
Issuance of 7,465 shares of common stock
  upon exercise of warrants                                     82                                                            82
Issuance of 18,350 shares of common stock
  upon exercise of stock options                               176                                                           176
Allocation of shares to ESOP participants' accounts                                                           145            145
Cash dividends paid ($.40 per share)                                      (3,114)                                         (3,114)
Components of comprehensive income:
  Net income for 2001                                                     10,718                                          10,718
  Market value adjustment for investment securities
    available for sale (net of income tax effect)                                           266                              266
                                                                                                                       ---------
      Comprehensive income for 2001                                                                                       10,984
                                                         ---------     ---------      ---------         ---------      ---------
BALANCES AT DECEMBER 31, 2001                               67,692        14,173            158            (1,851)        80,172

Issuance of 3,606,306 shares of common stock to
  acquire minority interests in bank and bank
  holding-company subsidiaries                              64,801                                                        64,801
Issuance of 138,447 shares of common stock upon
  exercise of stock options                                  1,693                                                         1,693
Issuance of 54,859 shares of common stock upon
  exercise of warrants                                         608                                                           608
Issuance of 34,622 shares of common stock
  in exchange for investment security                          440                                                           440
Allocation of shares to ESOP participants' accounts                                                           145            145
Cash dividends paid ($.44 per share)                                      (4,508)                                         (4,508)
Components of comprehensive income:
  Net income for 2002                                                     16,653                                          16,653
  Market value adjustment for investment securities
    available for sale (net of income tax effect)                                            33                               33
                                                                                                                       ---------
    Comprehensive income for 2002                                                                                         16,686
                                                         ---------     ---------      ---------         ---------      ---------
BALANCES AT DECEMBER 31, 2002                            $ 135,234     $  26,318      $     191         $  (1,706)     $ 160,037
                                                         =========     =========      =========         =========      =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  - Year Ended December 31 -
                                                                2002         2001         2000
                                                             ---------    ---------    ---------
                                                                        (in $1,000s)
OPERATING ACTIVITIES
  Net income                                                 $  16,653    $  10,718    $   8,035
  Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
      Provision for loan losses                                 12,676        8,167        7,216
      Depreciation of premises and equipment                     3,451        3,340        3,178
      Amortization of goodwill and other intangibles               399          979          561
      Net accretion of investment security discounts               (22)         (94)        (104)
      Loss on sales of premises and equipment                       64          100           11
      Minority interest in net income of consolidated
        subsidiaries                                               395        1,245          150
      Deferred income taxes                                     (2,224)      (1,345)      (1,312)
  Originations and purchases of loans held for resale         (891,498)    (651,149)    (251,157)
  Proceeds from sales of loans held for resale                 878,565      609,984      238,913
  Increase in accrued interest income and other assets          (2,187)      (1,883)      (9,178)
  Increase (decrease) in accrued interest expense and
    other liabilities                                              (62)         523        1,479
                                                             ---------    ---------    ---------
      NET CASH PROVIDED (USED) BY OPERATING
        ACTIVITIES                                              16,210      (19,415)      (2,208)

INVESTING ACTIVITIES
  Proceeds from sales of investment securities available
    for sale                                                     8,672          500        3,156
  Proceeds from calls and maturities of investment
    securities available for sale                               67,938       67,393       71,882
  Purchases of investment securities available for sale        (66,989)     (42,159)     (35,503)
  Net increase in portfolio loans                             (263,744)    (381,169)    (309,000)
  Proceeds from sales of premises and equipment                     60          306           22
  Purchases of premises and equipment                           (8,871)      (5,536)      (3,466)
                                                             ---------    ---------    ---------
      NET CASH USED BY INVESTING ACTIVITIES                   (262,934)    (360,665)    (272,909)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                       271,571      268,677      125,178
  Net increase in certificates of deposit                       50,116       70,809      162,928
  Net proceeds from debt obligations                             3,487       31,761       10,750
  Net proceeds from issuance of trust-preferred securities       2,899       24,248
  Resources provided by minority interests                       8,351        6,853       14,262
  Net proceeds from issuance of common stock                     2,301        1,753        3,011
  Cash dividends paid                                           (4,508)      (3,114)      (2,534)
                                                             ---------    ---------    ---------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                334,217      400,987      313,595
                                                             ---------    ---------    ---------
      INCREASE IN CASH AND CASH EQUIVALENTS                     87,493       20,907       38,478
Cash and cash equivalents at beginning of year                 163,691      142,784      104,306
                                                             ---------    ---------    ---------

      CASH AND CASH EQUIVALENTS AT END OF YEAR               $ 251,184    $ 163,691    $ 142,784
                                                             =========    =========    =========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
          CONSOLIDATION

Capitol Bancorp Limited ("Capitol" or the "Corporation") is a multibank holding company. Consolidated subsidiaries consist of the following:

                                                                        Percentage
                                                                         Owned at
                                                                        December 31,      Year Formed
          Affiliate                           Location                      2002          or Acquired
----------------------------------      --------------------------      ------------      -----------
Michigan Banks:
  Ann Arbor Commerce Bank               Ann Arbor, Michigan                 100%              1990
  Brighton Commerce Bank                Brighton, Michigan                  100%              1997
  Capitol National Bank                 Lansing, Michigan                   100%              1982
  Detroit Commerce Bank                 Detroit, Michigan                   100%              1998
  Grand Haven Bank                      Grand Haven, Michigan               100%              1995
  Kent Commerce Bank                    Grand Rapids, Michigan              100%              1998
  Macomb Community Bank                 Clinton Township, Michigan          100%              1996
  Muskegon Commerce Bank                Muskegon, Michigan                  100%              1997
  Oakland Commerce Bank                 Farmington Hills, Michigan          100%              1992
  Paragon Bank & Trust                  Holland, Michigan                   100%              1994
  Portage Commerce Bank                 Portage, Michigan                   100%              1988
Indiana Banks:
  Elkhart Community Bank                Elkhart, Indiana                     51%              1999
  Goshen Community Bank                 Goshen, Indiana                      51%              2000
Arizona Banks:
  Arrowhead Community Bank              Glendale, Arizona                    87%              2000
  Bank of Tucson                        Tucson, Arizona                     100%              1996
  Camelback Community Bank              Phoenix, Arizona                    100%              1998
  East Valley Community Bank            Chandler, Arizona                   100%              1999
  Mesa Bank                             Mesa, Arizona                       100%              1998
  Southern Arizona Community Bank       Tucson, Arizona                     100%              1998
  Valley First Community Bank           Scottsdale, Arizona                 100%              1997
  Yuma Community Bank                   Yuma, Arizona                        51%              2000
Nevada Banks:
  Bank of Las Vegas                     Las Vegas, Nevada                    51%(1)           2002
  Black Mountain Community Bank         Henderson, Nevada                    51%(1)           2000
  Desert Community Bank                 Las Vegas, Nevada                    51%(1)           1999
  Red Rock Community Bank               Las Vegas, Nevada                    51%(1)           1999
Sunrise Bank Group:
  Sunrise Bank of Albuquerque           Albuquerque, New Mexico              87%              2000
  Sunrise Bank of Arizona               Phoenix, Arizona                    100%              1998
  Sunrise Bank of San Diego             San Diego, California                64%              2001
First California Northern Bancorp:      Napa, California                     51%              2001
  Napa Community Bank                   Napa, California                                      2002

(1) Reflects the January 2003 share exchange regarding the minority interest of Nevada Community Bancorp Limited as if it had occurred on December 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
          CONSOLIDATION--CONTINUED

Capitol views itself as a bank-development company. In recent years it has engaged in the formation of DE NOVO banks through majority ownership made directly by Capitol, or through a subsidiary bank-development company, with the remainder of the banks' start-up capital provided by local investors in the bank's community. When the DE NOVO bank reaches a point of development near its third year of operation, Capitol may offer the bank's minority shareholders an opportunity to exchange their bank shares for shares of Capitol. Capitol has made similar exchange proposals regarding the minority interests of some of its bank-development-company subsidiaries. In each instance, however, Capitol is under no obligation to offer such a share exchange and such share exchange proposals are generally subject to approval by the minority shareholders in each proposed transaction.

Capitol and its subsidiaries are engaged in a single business activity--banking. The bank affiliates provide a full range of banking services to individuals, businesses and other customers located in their respective communities. Each of the banks generally operate from a single location and focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other businesses and individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. In addition, trust and investment services are offered through Paragon Bank & Trust. The principal markets for the banks' financial services are the communities in which they are located and the areas immediately surrounding those communities. In addition to commercial banking units, mortgage banking activities are offered through Amera Mortgage Corporation, a less than 50%-owned affiliate.

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

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests. Banks formed during 2000, 2001 and 2002 are included in the consolidated financial statements for periods after joining the consolidated group. Certain 2001 and 2000 amounts have been reclassified to conform to the 2002 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


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

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing), money-market funds and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

LOANS HELD FOR RESALE: Loans held for resale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for resale are stated at the aggregate lower of cost or market. Fees from the origination of loans held for resale are recognized in the period the loans are originated.

INVESTMENT SECURITIES: Investment securities available for sale (generally most debt investment securities of Capitol's banks) are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment and are carried at amortized cost which approximates market value (see Note C). Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of the specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans generally approximate the direct costs of successful loan originations.

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

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation, which relates primarily to equipment and furniture with estimated useful lives of approximately three to seven years, is computed principally by the straight-line method. Buildings are generally depreciated on a straight-line basis with estimated useful lives of approximately 40 years. Leasehold improvements are generally depreciated over the respective lease term.

GOODWILL AND OTHER INTANGIBLES: Amortization of goodwill ceased, as required, January 1, 2002, upon implementation of a new accounting standard (see "New Accounting Standards" below). Goodwill is reviewed periodically by management for impairment and, accordingly, impairment adjustments of goodwill are charged against earnings, when determined. Other intangibles, which generally consist of core deposit intangibles, are amortized over varying periods of less than 10 years and are not material.

OTHER REAL ESTATE: Other real estate (included as a component of other assets, and at December 31, 2002 and 2001 approximated $4,605,000 and $3,044,000, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

STOCK-BASED COMPENSATION: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and are granted at an exercise price equal to the market price of common stock at grant date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishes an alternative fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. By not electing this alternative, certain pro forma disclosures of the expense recognition provisions of Statement No. 123 are required, which are as follows:

                                              2002         2001          2000
                                              ----         ----          ----
     Fair value assumptions:
       Risk-free interest rate                  4.5%          5.0%          7.0%
       Dividend yield                           2.5%          2.8%          3.0%
       Stock price volatility                   .46           .39           .83
       Expected option life                 7 years       7 years       7 years
     Aggregate estimated fair value of
      options granted (in thousands)       $ 11,548      $     95      $  4,932
     Net income (in thousands):
       As reported                           16,653        10,718         8,035
       Pro forma                              8,078         9,809         6,471
     Net income per share:
       Basic:
         As reported                           1.64          1.38          1.14
         Pro forma                             0.80          1.26           .92
       Diluted:
         As reported                           1.57          1.35          1.13
         Pro forma                         $   0.76      $   1.24      $    .91

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

NEW ACCOUNTING STANDARDS: Financial Accounting Standards Board (FASB) Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceased upon adoption of the Statement. Capitol's previous business combinations (generally, acquisitions of minority interests) have been accounted for using the purchase method. Upon implementation, this new standard did not have a material effect on Capitol's consolidated financial statements, other than the elimination of goodwill amortization ($979,000 in 2001 and $561,000 in 2000) in future periods.

When goodwill is reviewed for potential impairment, impairment losses must be charged against earnings if and when determined. Substantially all of Capitol's recorded reporting-unit goodwill relates to acquisitions of minority interests in consolidated subsidiaries. Such acquisitions have been made at modest premiums in relation to the underlying fair value of net assets when acquired. Based on management's review of recorded reporting-unit goodwill at the transition date for Statement No. 142, January 1, 2002, and in the fourth quarter of 2002, no impairment losses were identified as of those dates.

Statement No. 142 requires supplemental disclosure of historical information, as adjusted to exclude amortization of goodwill no longer being amortized, which is summarized below (in $1,000s except per share amounts):

                                                      Year Ended December 31
                                                      ----------------------
                                                        2001         2000
                                                      ---------    ---------

     Net income, as reported                          $  10,718    $   8,035
     Add back -- goodwill
       amortization                                         979          561
                                                      ---------    ---------

     Net income, as adjusted                          $  11,697    $   8,596
                                                      =========    =========

     Net income per share,
       as reported:
            Basic                                     $    1.38    $    1.14
                                                      =========    =========
            Diluted                                   $    1.35    $    1.13
                                                      =========    =========
     Add back -- goodwill
       amortization per share:
           Basic                                      $    0.12    $    0.08
                                                      =========    =========
           Diluted                                    $    0.12    $    0.08
                                                      =========    =========
     Net income per share,
       as adjusted:
           Basic                                      $    1.50    $    1.22
                                                      =========    =========
           Diluted                                    $    1.47    $    1.21
                                                      =========    =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

The FASB has also recently issued Statements No. 143 (ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS), No. 144 (ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS), No. 145 (which updates, clarifies and simplifies certain existing accounting pronouncements--rescission of Statements No. 4, 44 and 64, amendment of Statement No. 13 and technical corrections) and No. 146 (ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES). These new standards have varying effective dates in 2002 and 2003 and, based on management's analysis, are not expected to have a material effect on Capitol's consolidated financial statements, upon implementation.

Statement No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, amends prior standards relating to some acquisitions of financial institutions, requiring such transactions to be accounted for in accordance with Statements No. 141 and
142. It had no material effect on Capitol's consolidated financial statements, upon implementation.

Statement No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE, provides alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation and it amends the prior disclosure requirements of Statement No. 123 to require more prominent and frequent disclosures about the effects of stock-based compensation. As permitted, Capitol has retained its prior method of accounting for stock-based employee compensation.

FASB Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES AND INDEBTEDNESS OF OTHERS, expands disclosures about obligations under certain guarantees and, in addition, requires recording a liability for the fair value of the obligations undertaken in issuing the guarantee, applicable to guarantees issued or modified after December 31, 2002. Capitol's disclosure of guarantees is made in Note O. This new guidance had no impact on Capitol's consolidated financial position or results of operations, upon implementation.

FASB Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, clarifies when some entities previously not consolidated under prior accounting guidance, should be. This new guidance, which was effective upon issuance in January 2003, is not expected to have a material effect upon Capitol's consolidated financial statements.

In 2001, the Securities and Exchange Commission, American Institute of Certified Public Accountants and Federal Financial Institutions Examination Council each issued new guidance (some of which remains to be finalized) on accounting for allowances for loan losses. While the new guidance does not change prior accounting rules in this area, it provides additional clarification and guidance on how the calculation, adequacy and approval of the allowances should be documented by management.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Capitol's consolidated financial statements.

NOTE C--INVESTMENT SECURITIES

Investment securities consisted of the following at December 31 (in $1,000s):

                                             2002                   2001
                                     --------------------   --------------------
                                                Estimated              Estimated
                                     Amortized    Market    Amortized    Market
                                        Cost      Value        Cost      Value
                                      -------    -------     -------    -------
Available for sale:
  United States Treasury securities   $ 2,505    $ 2,586     $ 3,704    $ 3,757
  United States government agency
    securities                         22,460     22,668      30,253     30,429
  States and political subdivisions       101        101       1,402      1,412
                                      -------    -------     -------    -------
                                       25,066     25,355      35,359     35,598

Held for long-term investment:
  Federal Reserve Bank stock              424        424         394        394
  Federal Home Loan Bank stock          5,950      5,950       4,716      4,716
  Corporate stock                       1,075      1,075         895        895
  Other                                 1,335      1,335       2,084      2,084
                                      -------    -------     -------    -------
                                        8,784      8,784       8,089      8,089
                                      -------    -------     -------    -------
                                      $33,850    $34,139     $43,448    $43,687
                                      =======    =======     =======    =======

At December 31, 2002, securities with a market value approximating $8.9 million were pledged to secure public and trust deposits and for other purposes as required by law. Investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are restricted and may only be resold to or redeemed by the issuer.

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31 (in $1,000s):

                                             2002                   2001
                                      ------------------     ------------------
                                       Gains     Losses       Gains     Losses
                                      -------    -------     -------    -------
United States Treasury securities $ 81 $ -- $ 53 $ -- United States government agency
  securities                              217          9         252         76
States and political subdivisions          --         --          10         --
                                      -------    -------     -------    -------
                                      $   298    $     9     $   315    $    76
                                      =======    =======     =======    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE C--INVESTMENT SECURITIES--CONTINUED

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2002 were as follows (in $1,000s):

                                                                     Estimated
                                                       Amortized       Market
                                                          Cost         Value
                                                       ----------    ----------
     Due in one year or less                           $    3,411    $    3,445
     After one year, through five years                    17,375        17,551
     After five years, through ten years                    1,765         1,783
     After ten years                                        2,515         2,576
     Securities held for long-term
       investment, without stated maturities                8,784         8,784
                                                       ----------    ----------
                                                       $   33,850    $   34,139
                                                       ==========    ==========

NOTE D--LOANS

Portfolio loans consisted of the following at December 31 (in $1,000s):

                                                          2002          2001
                                                       ----------    ----------
     Commercial                                        $1,789,036    $1,535,451
     Real estate mortgage                                 127,855       121,676
     Installment                                           74,481        77,462
                                                       ----------    ----------
         Total portfolio loans                          1,991,372     1,734,589
     Less allowance for loan losses                       (28,953)      (23,238)
                                                       ----------    ----------
         Net portfolio loans                           $1,962,419    $1,711,351
                                                       ==========    ==========

Transactions in the allowance for loan losses are summarized below (in $1,000s):

                                            2002          2001          2000
                                         ----------    ----------    ----------
     Balance at January 1                $   23,238    $   17,449    $   12,639
     Provision charged to operations         12,676         8,167         7,216
     Loans charged off (deduction)           (7,703)       (2,929)       (3,171)
     Recoveries                                 742           551           765
                                         ----------    ----------    ----------
         Balance at December 31          $   28,953    $   23,238    $   17,449
                                         ==========    ==========    ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE D--LOANS--CONTINUED

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material. Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below (in $1,000s):

                                                           December 31
                                                       -------------------
                                                         2002        2001
                                                       -------     -------
     Nonaccrual loans:
       Commercial                                      $15,444     $11,220
       Real estate                                         560         356
       Installment                                         613         466
                                                       -------     -------
     Total nonaccrual loans                             16,617      12,042

     Past due (>90 days) loans:
       Commercial                                        5,728       4,290
       Real estate                                         323         787
       Installment                                         222         119
                                                       -------     -------
     Total past due loans                                6,273       5,196
                                                       -------     -------

     Total nonperforming loans                         $22,890     $17,238
                                                       =======     =======

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of $1,514,000, $694,000 and $315,000 would have been recorded in 2002, 2001 and 2000, respectively. Interest income recognized on loans in nonaccrual status in 2002, 2001 and 2000 operations approximated $385,000, $513,000 and $205,000, respectively. At December 31, 2002, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

The amounts of the allowance for loan losses allocated in the following table (in $1,000s) are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

                                           December 31, 2002       December 31, 2001
                                         ---------------------   ---------------------
                                                    Percentage              Percentage
                                                     of Total                of Total
                                                    Portfolio               Portfolio
                                          Amount      Loans       Amount      Loans
                                         -------     -------     -------     -------
     Commercial                          $27,226        1.37%    $20,570        1.19%
     Real estate mortgage                  1,009        0.05       1,630        0.09
     Installment                             718        0.03       1,038        0.06
                                         -------     -------     -------     -------

     Total allowance for loan losses     $28,953        1.45%    $23,238        1.34%
                                         =======     =======     =======     =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE E--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, Capitol's banking subsidiaries make loans to officers and directors of Capitol and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 2002 and 2001, total loans to these persons were $94.3 million and $80.9 million, respectively. During 2002, $69.7 million of new loans were made to these persons and repayments totaled $56.3 million. Such loans are made at the banking subsidiaries' normal credit terms.

Officers and directors of Capitol (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries. Such deposits are similarly made at the banks' normal terms as to interest rate, term and deposit insurance.

NOTE F--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

                                                    2002            2001
                                                  --------        --------
     Land, buildings and improvements             $  7,344        $  6,274
     Leasehold improvements                          7,965           6,659
     Equipment and furniture                        20,120          15,014
                                                  --------        --------
                                                    35,429          27,947
     Less accumulated depreciation                 (13,692)        (11,506)
                                                  --------        --------
                                                  $ 21,737        $ 16,441
                                                  ========        ========

Capitol and certain subsidiaries rent office space under operating leases. Rent expense (net of sublease income) under these lease agreements approximated $4,394,000, $3,652,000 and $3,064,000 (including rent expense of $1,457,000,
$1,138,000 and $1,034,000 under leases with related parties) in 2002, 2001 and 2000, respectively.

At December 31, 2002, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

     2003                                         $  3,773
     2004                                            3,414
     2005                                            3,210
     2006                                            3,055
     2007                                            2,452
     2008 and thereafter                             3,611
                                                  --------
                                                  $ 19,515
                                                  ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE G--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $564.6 million and $510.3 million as of December 31, 2002 and 2001, respectively.

At December 31, 2002, the scheduled maturities of such time deposits were as follows (in $1,000s):

     2003                                         $ 397,792
     2004                                            99,219
     2005                                            45,538
     2006                                             8,463
     2007 and thereafter                             13,548
                                                  ---------
                                                  $ 564,560
                                                  =========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE H--DEBT OBLIGATIONS

Debt obligations consisted of the following at December 31 (in $1,000s):

                                                      2002          2001
                                                    -------       -------
     Borrowings from Federal Home
       Loan Bank                                    $79,198       $63,211
     Notes payable to unaffiliated bank              12,500        14,100
     Federal funds purchased                          1,700        12,600
                                                    -------       -------
                                                    $93,398       $89,911
                                                    =======       =======

Borrowings from Federal Home Loan Bank (FHLB) represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral. Such advances become due at varying dates and bear interest at market short-term rates (approximately 3.94% at December 31, 2002). At December 31, 2002, unused lines of credit under these facilities approximated $15 million.

Notes payable to unaffiliated bank represents borrowings under a line of credit. Up to $25 million can be borrowed pursuant to a one-year revolving credit agreement which bears interest at a variable rate (4% at December 31, 2002), payable monthly. $12.5 million was drawn on the line of credit at December 31, 2002. The credit facility is reviewed annually for continuance and requires Capitol, among other things, to maintain certain minimum levels of capital, rates of return on assets and other ratios or requirements and is secured by the common stock of certain bank subsidiaries. For the periods presented, interest paid on all debt obligations approximates amounts charged to expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE H--DEBT OBLIGATIONS--CONTINUED

At December 31, 2002, scheduled debt maturities were as follows (in $1,000s):

     2003                                              $ 36,824
     2004                                                 9,600
     2005                                                 7,474
     2006                                                 1,000
     2007 and thereafter                                 38,500
                                                       --------
                                                       $ 93,398
                                                       ========

In addition to the foregoing, Capitol has guaranteed some obligations of its subsidiaries (see Note O).

NOTE I--TRUST-PREFERRED SECURITIES

Trust-preferred securities represent interests in subordinated debentures of Capitol which are summarized as follows:

                                                                           Net Carrying Amount
                                                             Aggregate       at December 31
                                    Current                 Liquidation    -------------------
                                   Interest     Scheduled      Amount         (in $1,000s)
Description                          Rate        Maturity   (in $1,000s)     2002       2001
-----------                          ----        --------   ------------     ----       ----
Capitol Trust I                 8.50% fixed         2027       $25,300     $24,399     $24,363
Capitol Trust II                10.25% fixed        2031        10,000       9,713       9,703
Capitol Statutory Trust III     5.34% variable      2031        15,000      14,570      14,555
Capitol Trust IV                5.43% variable      2032         3,000       2,901
                                                               -------     -------     -------
                                                               $53,300     $51,583     $48,621
                                                               =======     =======     =======

Securities of Capitol Trust I were issued in a 1997 public offering. Capitol Trust II and Capitol Statutory Trust III were formed in 2001 in conjunction with private placements of pooled trust-preferred securities. Capitol Trust IV was similarly formed in 2002. Each of these securities have similar terms and, subject to certain provisions, may be called by the issuer five years after issuance. The liquidation amount of these securities is guaranteed by Capitol.

Interest paid to the Trusts by Capitol (which is recorded as interest expense in its consolidated financial statements) is distributed by the Trusts to the holders of the trust-preferred securities. Under certain conditions, Capitol may defer payment of interest on the subordinated debentures for periods of up to five years.

Because these Trusts are subsidiaries (due to Capitol's ownership of the common interests of the Trusts), they are consolidated for financial reporting purposes. The amount of outstanding trust-preferred securities (net of issuance costs which are being amortized over the life of the securities) is classified between liabilities and equity in Capitol's consolidated balance sheet. Under current regulatory guidelines, such trust-preferred securities are included as capital for purposes of meeting certain ratio requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE J--COMMON STOCK, WARRANTS AND STOCK OPTIONS

At December 31, 2002, a share exchange proposal was pending regarding the minority interests of Nevada Community Bancorp Limited. This share exchange proposal was subject to approval by Nevada's shareholders (other than Capitol) at a meeting held on January 17, 2003, at which time the share exchange was approved. Capitol has reflected the Nevada share exchange, for purposes of its consolidated balance sheet, as if the share exchange occurred on December 31, 2002. Such share exchange resulted in Capitol issuing approximately 383,000 shares of its previously unissued common stock.

At December 31, 2002, approximately 30,000 warrants for the purchase of common stock were outstanding. Each warrant permits the holder to purchase a share of Capitol's common stock at an exercise price of $11.50 and expires in 2003.

Stock options have been granted to certain officers and directors which provide for the purchase of shares of common stock. Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date. Of the stock options granted in 2000, pursuant to the Corporation's 2000 Stock Option Plan, 563,435 vest over a three-year period; the remainder are fully vested and currently exercisable. All such stock options expire seven years after the date granted.

Under the terms of an employment agreement with a certain director and executive officer of Capitol, options granted thereunder shall be increased when the Corporation issues additional shares so that such options granted equal 15% of outstanding shares prior to exercise. In 1999, Capitol negotiated a reduction of the executive officer's benefit from 15% to 10%. In exchange for the reduced benefit to the executive officer, Capitol agreed to a one-time exercise of previously granted stock options with an aggregate exercise price of $1.6 million funded by a note receivable of $1.9 million from the executive officer. The note bears interest at a fixed rate over its ten-year term. As part of the terms of this agreement, the executive officer's compensation will be increased in an amount equal to the interest due on the note receivable. Under certain circumstances, such as death of the executive officer, the note will be forgiven. The death benefit is covered by company-owned life insurance. The note receivable was repaid subsequent to December 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE J--COMMON STOCK, WARRANTS AND STOCK OPTIONS--CONTINUED

Stock option activity is summarized as follows:

                                              Number                            Weighted
                                             of Stock                            Average
                                             Options            Exercise        Exercise
                                           Outstanding        Price Range         Price
                                           -----------    ------------------     ------
     Outstanding at January 1, 2000          491,962      $ 4.92  to  $25.10     $14.51
     Granted in 2000                         722,934        9.88  to   12.50      10.86
     Exercised in 2000                       (10,734)       4.92  to    7.72       6.48
                                           ---------      ------------------     ------
     Outstanding at December 31, 2000      1,204,162        4.92  to   25.10      12.39

     Granted in 2001                          17,311       11.50  to   14.48      11.95
     Exercised in 2001                       (18,350)       4.92  to   11.00       7.18
                                           ---------      ------------------     ------
     Outstanding at December 31, 2001      1,203,123        4.92  to   25.10      12.46

     Granted in 2002                       1,669,004       13.50  to   23.24      16.39
     Exercised in 2002                      (138,447)       8.17  to   16.17       9.68
     Cancelled or expired in 2002           (185,144)
                                           ---------      ------------------     ------
     Outstanding at December 31, 2002      2,548,536      $ 4.92  to  $25.10     $15.23

As of December 31, 2002, stock options outstanding had a weighted average remaining contractual life of 4.9 years. The following table summarizes stock options outstanding segregated by exercise price range:

                                                 Weighted Average
                                            -------------------------
                                                           Remaining
      Exercise Price          Number        Exercise      Contractual
          Range            Outstanding        Price          Life
          -----            -----------        -----          ----
     Less than $10.00         104,793        $  9.10       3.0 years
     $10.00 to  14.99       1,031,269          12.57       4.6 years
     $15.00 to  19.99       1,204,076          16.60       5.0 years
     $20.00 to  24.99         107,772          22.11       6.6 years
     $25.00 or more           100,626        $ 25.10       2.0 years
                            ---------
                            2,548,536

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE K--EMPLOYEE RETIREMENT PLANS

Capitol has a contributory employee retirement savings 401(k) plan which covers substantially all full-time employees of Capitol and certain subsidiaries over age 21. The Plan provides for employer contributions in amounts determined annually by Capitol's board of directors. Eligible employees make voluntary contributions to the Plan. Contributions to the Plan, which are an employer match (50%, subject to certain limitations) for employee contributions, charged to expense for the years ended December 31, 2002, 2001 and 2000 were $717,000, $691,000 and $475,000, respectively.

Capitol also has a defined contribution employee stock ownership plan (ESOP) which covers substantially all employees of Capitol and certain subsidiaries. Certain common stock purchases by the ESOP were financed by long-term debt. ESOP contributions charged to expense in 2002, 2001 and 2000 approximated $405,000, $525,000 and $180,000 (including ESOP note payable interest of $24,000, $37,000 and $49,000), respectively. Shares of common stock held by the ESOP which have not yet been allocated to participants' accounts are shown as a reduction of stockholders' equity. As of December 31, 2002, the ESOP held approximately 218,000 shares of Capitol's common stock which have been allocated to participants' accounts and 18,000 shares of common stock with an approximate fair value of $418,000 which have not yet been allocated to participants' accounts.

NOTE L--INCOME TAXES

Federal income taxes consist of the following components (in $1,000s):

                                                 2002        2001        2000
                                               --------    --------    --------
     Current                                   $ 10,925    $  7,169    $  5,601
     Deferred credit                             (2,224)     (1,345)     (1,312)
                                               --------    --------    --------
                                               $  8,701    $  5,824    $  4,289
                                               ========    ========    ========

Federal income taxes paid in 2002, 2001 and 2000 approximated $11.9 million, $8.4 million and $5.1 million, respectively.

Differences between federal income tax expense recorded and amounts computed using the statutory tax rate are reconciled below (in $1,000s):

                                                 2002        2001        2000
                                               --------    --------    --------
     Federal income tax computed at
       statutory rate(1)                       $  9,012    $  6,048    $  4,241
     Tax effect of:
         Amortization of goodwill and
           other intangibles                        139         333         180
         Minority interest                         (213)       (641)        (77)
         Adjustment of deferred income taxes
           to effective tax rate of 35%            (221)
         Other                                      (16)         84         (55)
                                               --------    --------    --------
                                               $  8,701    $  5,824    $  4,289
                                               ========    ========    ========

     (1) 35% in 2002 and 34% in 2001 and 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE L--INCOME TAXES--CONTINUED

Net deferred income tax assets consisted of the following at December 31 (in $1,000s):

                                                      2002          2001
                                                    --------      --------
     Allowance for loan losses                      $  8,541      $  6,540
     Net operating losses of subsidiaries              1,116         1,154
     Deferred compensation                             1,370         1,190
     Market value adjustment for investment
       securities available for sale                     (98)          (81)
     Other, net                                          643           562
                                                    --------      --------
                                                    $ 11,572      $  9,365
                                                    ========      ========

Certain consolidated subsidiaries have net operating loss carryforwards which may reduce income taxes payable in future periods. Such carryforwards approximate $3.2 million at December 31, 2002, have been recognized for financial reporting purposes and expire at the following dates and amounts (in $1,000s):

     2019                                           $   185
     2020                                               364
     2021                                             1,201
     2022                                             1,438
                                                    -------
                                                    $ 3,188
                                                    =======

NOTE M--NET INCOME PER SHARE

The computations of basic and diluted net income per share were as follows (in 1,000s):

                                                                2002        2001        2000
                                                              -------     -------     -------
     Numerator--net income                                    $16,653     $10,718     $ 8,035
                                                              =======     =======     =======
     Denominator:
       Weighted average number of shares outstanding
         (denominator for basic earnings per share)            10,139       7,784       7,065
       Effect of dilutive securities:
         Warrants                                                  12          15           2
         Stock options                                            449         136          45
                                                              -------     -------     -------
           Potential dilution                                     461         151          47
                                                              -------     -------     -------
     Denominator for diluted earnings per share--weighted
       average number of shares and potential dilution         10,600       7,935       7,112
                                                              =======     =======     =======
     Number of antidilutive stock options excluded from
       diluted earnings per share computation                     243         159         347
                                                              =======     =======     =======

Additional disclosures regarding stock options are set forth in Note J.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE N--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows at December 31 (in $1,000s):

                                                   2002                              2001
                                       ----------------------------      ----------------------------
                                                         Estimated                         Estimated
                                        Carrying           Fair           Carrying           Fair
                                          Value            Value            Value            Value
                                       -----------      -----------      -----------      -----------
Financial Assets:
  Cash and cash equivalents            $   251,184      $   251,184      $   163,691      $   163,691
  Loans held for resale                     75,420           75,420           62,487           62,487
  Investment securities:
    Available for sale                      25,355           25,355           35,598           35,598
    Held for long-term investment            8,784            8,784            8,089            8,089
                                       -----------      -----------      -----------      -----------
                                            34,139           34,139           43,687           43,687
  Portfolio loans:
    Fixed rate                             932,198          932,209        1,071,753        1,070,097
    Variable rate                        1,059,174        1,059,753          662,836          661,154
                                       -----------      -----------      -----------      -----------
      Total portfolio loans              1,991,372        1,991,962        1,734,589        1,731,251
    Less allowance for loan losses         (28,953)         (28,953)         (23,238)         (23,238)
                                       -----------      -----------      -----------      -----------
    Net portfolio loans                  1,962,419        1,963,009        1,711,351        1,708,013

Financial Liabilities:
  Deposits:
    Noninterest-bearing                    360,669          360,669          272,593          272,593
    Interest-bearing:
      Demand accounts                      805,883          807,182          620,842          620,468
      Time certificates of less
        than $100,000                      330,960          331,852          336,680          336,729
      Time certificates of
        $100,000 or more                   564,560          567,319          510,270          511,350
                                       -----------      -----------      -----------      -----------
          Total interest-bearing         1,701,403        1,706,353        1,467,792        1,468,547
                                       -----------      -----------      -----------      -----------
          Total deposits                 2,062,072        2,067,022        1,740,385        1,741,140
  Debt obligations                          93,398           93,385           89,911           89,892
  Trust-preferred securities                51,583           53,300           48,621           50,300

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE O--COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers. Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans. Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($17.3 million and $19.2 million outstanding at December 31, 2002 and 2001, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($455.6 million and $398.9 million at December 31, 2002 and 2001, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks' normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

The banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks. The amount of reserve balances required as of December 31, 2002 and 2001 were $3.5 million and $2.4 million, respectively.

Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance. Some of the banks have municipal government deposits which are guaranteed by Capitol ($16 million at December 31, 2002).

Capitol has guaranteed up to $7.5 million of secured borrowings by Amera Mortgage Corporation, a less than 50%-owned affiliate.

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

As a condition of their charter approval, DE NOVO banks are generally required to maintain a core capital (Tier 1) to average assets ratio of not less than 8% and an allowance for loan losses of not less than 1% for the first three years of operations.

As of December 31, 2002, the most recent notifications received by the banks from regulatory agencies have advised that the banks are classified as `well capitalized' as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the banks.

Management believes, as of December 31, 2002, that Capitol and the banks meet all capital adequacy requirements to which the entities are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE P--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
          REQUIREMENTS--CONTINUED

The following table summarizes the amounts (in $1,000s) and related ratios of the individually significant subsidiaries (assets of $200 million or more) and consolidated regulatory capital position as of December 31, 2002 and 2001:

                                                   Ann Arbor          Capitol
                                                    Commerce          National
                                                      Bank              Bank          Consolidated
                                                      ----              ----          ------------
December 31, 2002
  Tier 1 capital to average total assets:
    Minimum required amount                        >=$ 12,445        >=$  8,092       >=$  89,405
    Actual amount                                    $ 23,512          $ 14,631         $ 216,965
      Ratio                                              7.56%             7.23%             9.71%

  Tier 1 capital to risk-weighted assets:
    Minimum required amount(1)                     >=$ 10,707        >=$  6,628       >=$  82,506
    Actual amount                                    $ 23,512          $ 14,631         $ 216,965
      Ratio                                              8.78%             8.83%            10.52%

  Combined Tier 1 and Tier 2 capital to risk-
   weighted assets:
    Minimum required amount(2)                     >=$ 21,413        >=$ 13,256       >=$ 165,011
    Amount required to meet 'Well-Capitalized'
     category(3)                                     $ 26,767          $ 16,569         $ 206,264
    Actual amount                                    $ 26,864          $ 16,705         $ 242,787
      Ratio                                             10.04%            10.08%            11.77%

December 31, 2001
  Tier 1 capital to average total assets:
    Minimum required amount                        >=$ 10,860        >=$  6,723       >=$  74,096
    Actual amount                                    $ 20,970          $ 13,155         $ 189,555
      Ratio                                              7.72%             7.83%            10.23%

  Tier 1 capital to risk-weighted assets:
    Minimum required amount(1)                     >=$  9,165        >=$  5,848       >=$  71,970
    Actual amount                                    $ 20,970          $ 13,155         $ 189,555
      Ratio                                              9.15%             9.00%            10.54%

  Combined Tier 1 and Tier 2 capital to risk-
   weighted assets:
    Minimum required amount(2)                     >=$ 18,329        >=$ 11,696       >=$ 143,941
    Amount required to meet 'Well-Capitalized'
     category(3)                                     $ 22,912          $ 14,620         $ 179,926
    Actual amount                                    $ 23,838          $ 14,984         $ 213,263
      Ratio                                             10.40%            10.25%            11.85%

(1)  The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2) The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3) In order to be classified as a 'well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE Q--PARENT COMPANY FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

                                                                         - December 31 -
                                                                        2002         2001
                                                                      --------     --------
                                                                          (in $1,000s)
Assets
  Cash on deposit with subsidiary banks                               $  1,642     $    330
  Money market funds on deposit with subsidiary banks                    5,272          571
  Time deposits with unaffiliated bank                                     110          107
  Investment securities held for long-term investment                                   269
  Investments in subsidiaries                                          197,851      140,447
  Notes receivable                                                       1,130        1,130
  Investment in and advances to Amera Mortgage Corporation                 889        1,459
  Equipment and furniture, net                                           1,340          662
  Goodwill and other intangibles                                        16,235        1,818
  Other assets                                                           7,073        5,514
                                                                      --------     --------

    Total assets                                                      $231,542     $152,307
                                                                      ========     ========

Liabilities and Stockholders' Equity
  Accounts payable, accrued expenses and other liabilities            $  6,640     $  3,732
  Debt obligations payable to affiliates                                              4,900
  Debt obligations payable to unaffiliated entities                     12,500       14,100
  Subordinated debentures                                               52,365       49,403
                                                                      --------     --------
    Total liabilities                                                   71,505       72,135
  Stockholders' equity                                                 160,037       80,172
                                                                      --------     --------

    Total liabilities and stockholders' equity                        $231,542     $152,307
                                                                      ========     ========

CONDENSED STATEMENTS OF INCOME

                                                            - Year Ended December 31 -
                                                         2002          2001          2000
                                                       --------      --------      --------
                                                                   (in $1,000s)
Income:
  Dividends from subsidiaries                          $ 10,755      $  7,896      $  7,018
  Intercompany fees                                       9,722         6,130         6,362
  Interest                                                  253           200           182
  Other                                                      51            69           139
                                                       --------      --------      --------
      Total income                                       20,781        14,295        13,701
Expenses:
  Interest                                                5,016         5,102         4,568
  Salaries and employee benefits                          7,662         4,997         4,154
  Occupancy                                                 590           399           333
  Amortization, equipment rent and depreciation             963         1,086         1,212
  Other                                                   2,224           908         2,942
                                                       --------      --------      --------
      Total expenses                                     16,455        12,492        13,209
                                                       --------      --------      --------
                                                          4,326         1,803           492
Equity in undistributed net earnings of
  consolidated subsidiaries                               9,861         6,496         5,232
Federal income taxes (credit)                            (2,466)       (2,419)       (2,311)
                                                       --------      --------      --------

      Net income                                       $ 16,653      $ 10,718      $  8,035
                                                       ========      ========      ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE Q--PARENT COMPANY FINANCIAL INFORMATION--CONTINUED

CONDENSED STATEMENTS OF CASH FLOWS

                                                                      - Year Ended December 31 -
                                                                   2002          2001          2000
                                                                 --------      --------      --------
                                                                             (in $1,000s)
OPERATING ACTIVITIES
  Net income                                                     $ 16,653      $ 10,718      $  8,035
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Equity in undistributed net earnings of subsidiaries         (9,861)       (6,496)       (5,232)
      Equity in net loss from Amera Mortgage Corporation                                        1,277
      Depreciation and amortization                                   889           613           622
  Loss on sale of premises and equipment                               50
  Decrease (increase) in amounts due from subsidiaries and
    other assets                                                   48,978        (1,061)        6,182
  Increase in accounts payable, accrued expenses and other
    liabilities                                                     2,908           608           161
                                                                 --------      --------      --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                  59,617         4,382        11,045

INVESTING ACTIVITIES
  Net cash investments in subsidiaries                            (47,543)      (18,598)       (8,107)
  Net payments from (advances to) Amera Mortgage Corporation          570          (213)         (180)
  Purchases of investment securities                                 (440)
  Proceeds from sales and maturities of securities                    838           334           215
  Proceeds from sales of equipment and furniture                      100             1             5
  Purchases of equipment and furniture                             (1,318)         (268)         (300)
                                                                 --------      --------      --------
        NET CASH USED BY INVESTING ACTIVITIES                     (47,793)      (18,744)       (8,367)

FINANCING ACTIVITIES
   Net payments on debt obligations                                (6,500)       (8,050)       (2,850)
   Net proceeds from issuance of common stock                       2,301         1,753         3,011
   Net proceeds from issuance of subordinated debentures            2,899        24,248
   Cash dividends paid                                             (4,508)       (3,114)       (2,534)
                                                                 --------      --------      --------
        NET CASH PROVIDED (USED) BY FINANCING
          ACTIVITIES                                               (5,808)       14,837        (2,373)
                                                                 --------      --------      --------
        INCREASE IN CASH AND CASH EQUIVALENTS                       6,016           475           305
Cash and cash equivalents at beginning of year                      1,008           533           228
                                                                 --------      --------      --------

        CASH AND CASH EQUIVALENTS AT END OF YEAR                 $  7,024      $  1,008      $    533
                                                                 ========      ========      ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED


NOTE R--ACQUISITION OF MINORITY INTERESTS

During 2002, several share-exchange transactions were completed, whereby certain previously majority-owned consolidated subsidiaries became wholly-owned. These share exchange transactions involved the issuance of previously unissued shares of Capitol's common stock for the minority interests of the following subsidiaries:

                                                               Number of Common
                 Entity                      Effective Date     Shares Issued
                 ------                      --------------     -------------
     Sun Community Bancorp Limited         March 31, 2002         2,721,749
     Sunrise Capital Corporation           September 30, 2002       266,406
     Indiana Community Bancorp Limited     September 30, 2002       181,235
     East Valley Community Bank            December 31, 2002         37,827
     Detroit Commerce Bank                 December 31, 2002         16,371


Had these acquisitions occurred at the beginning of 2002, consolidated net income would have approximated $17 million and diluted earnings per share would have been $1.20. Each of these acquisitions have been accounted for under the purchase method of accounting.

During 2000, three banks which were previously majority-owned by Capitol (Brighton Commerce Bank, Kent Commerce Bank and Muskegon Commerce Bank) became wholly-owned, resulting from share exchange transactions with the banks' minority shareholders. Had those acquisitions of minority interests occurred at the beginning of 2000, consolidated net income would have approximated $7.9 million and diluted earnings per share would have been $1.04.

NOTE S--PENDING AND PROPOSED SHARE EXCHANGE TRANSACTIONS

As stated previously (see Note J), a share exchange proposal was pending at December 31, 2002 regarding Nevada Community Bancorp Limited which was approved by its shareholders in January 2003. For purposes of its consolidated balance sheet, Capitol has reflected the Nevada share exchange as if it occurred on December 31, 2002.

In early 2003, Capitol and the boards of directors of Red Rock Community Bank, Desert Community Bank and Elkhart Community Bank (such banks being majority-owned by Capitol) approved separately a plan of share exchange for each bank. The share exchange proposals are subject to approval by the banks' respective shareholders (other than Capitol). If the share exchange proposals are approved, Capitol estimates it would issue approximately 623,000 shares of its common stock.