Form 10-K, Exhibit 13
period 2004-12-31
CAPITOL BANCORP LTD
filed 2005-03-16
CIK 840264

Exhibit 13

Table Of Contents

2	Chairman’s Letter

COMMUNITY BANKS

7	Ann Arbor Commerce Bank
8	Arrowhead Community Bank
9	Bank of Escondido
10	Bank of Las Vegas
11	Bank of Tucson
12	Black Mountain Community Bank
13	Brighton Commerce Bank
14	Camelback Community
15	Capitol National Bank
16	Desert Community Bank
17	Detroit Commerce Bank
18	East Valley Community Bank
19	Elkhart Community
20	First Carolina State Bank
21	Goshen Community Bank
22	Grand Haven Bank
23	Kent Commerce Bank
24	Macomb Community Bank
25	Mesa Bank
26	Muskegon Commerce Bank
27	Napa Community Bank
28	Oakland Commerce Bank
29	Paragon Bank & Trust
30	Point Loma Community Bank
31	Portage Commerce Bank
32	Red Rock Community Bank
33	Southern Arizona Community Bank
34	Sunrise Bank of Albuquerque
35	Sunrise Bank of Arizona
36	Sunrise Bank of San Diego
37	Valley First Community Bank
38	Yuma Community Bank

RESIDENTIAL MORTGAGE AFFILIATE

39	Amera Mortgage Corporation

FINANCIAL INFORMATION

TO OUR SHAREHOLDERS

From the Chairman

Dear Shareholder:

Capitol Bancorp Limited (CBC) is the only banking corporation in America which identities its core business as the development of community-based de novo banks. Fundamental to this core business is a commitment to a “building to last” corporate strategy. We have always been, and will continue to be, a company committed to a long-term vision, versus a company focused on a short-term, so-called “value maximizing” event.

At December 31, 2004, CBC consisted of 32 separately chartered community banks. Each bank bears its own locally branded name, its own board of directors, and, full decision-making authority over operating strategy and all matters affecting the customer in lending and deposit transactions.

During this past year, we have focused on a broadened development strategy which is based on the successful recruitment of talented, senior bankers to serve as presidents of seven identified regions of the contiguous United States. I am pleased to report to you that this effort is delivering the desired results. Six of the seven regions (California, Great Lakes, Midwest, Northwest, Southeast and Southwest) now operate with this structure. Only the Northeast regional president position remains unfilled.

The results of this energized development strategy will begin to be realized during the course of the current year. We anticipate entry into four additional states and the organization of added banks in those states with existing operations. Moreover, our current financial model, as in the past, allows for this growth without bearing the full burden of early-stage operating losses generally associated with a de novo growth strategy. As I have previously noted, our board of directors has unanimously endorsed a long-term building strategy. We recognize that our bank model works. We recognize that the opportunity to build additional banking affiliates through this model is currently unlimited from a practical point of view. We recognize that the continued development of community bank affiliates serves to deliver a greater value to our shareholders than short-term “maximizing” efforts.

Growth, of course, creates excitement and energy. It captures the attention of industry analysts, top banking talent and investors. We’re excited about the buzz, to be sure, but we recognize that this formula of success carries with it increasing demands on existing corporate personnel and operating systems.

Responsible growth requires ever-evolving sophistication of operating and technology systems. During the course of this year we will initiate a core computer system conversion. This effort is the product of a year-long study completed by numerous corporate and banking personnel within our organization. It will cost approximately $5 million and will serve to facilitate data flow, reporting, analysis and communications.

The regional division of our corporate operations, coupled with the added sophistication of state-of-the art technology, will provide an expanded foundation of support for our growing company.

While we are intently focused on the future, I am proud to highlight several major accomplishments of the past year. In 2004, the Corporation:

•	Welcomed two banks into its community bank network – First Carolina State Bank in Rocky Mount, North Carolina and Point Loma Community Bank in Point Loma, California.

•	Initiated a stock exchange so that two majority-owned investments became wholly-owned. Shareholders in both Sunrise Bank of San Diego and First California Northern Bancorp exchanged their shares for Capitol’s publicly-traded common stock.

•	Announced its 50th consecutive cash dividend in the fourth quarter.

Thank you for your support of our efforts.

Joseph D. Reid
Chairman & CEO

2   |   2004 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

CAPITOL BANCORP LIMITED

Board of Directors

Louis G. Allen
Retired Banker

Paul R. Ballard
Retired President & CEO
Portage Commerce Bank

David L. Becker
Retired Founder
Becker Insurance Agency, P.C.

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

Douglas E. Crist
President
Developers of SW Florida, Inc.

Michael J. Devine
Attorney at Law

Cristin Reid English
Chief Operating Officer
Capitol Bancorp Limited

James C. Epolito
President & CEO
The Accident Fund Company

Gary A. Falkenberg
Gary A. Falkenberg, D.O., P.C.

Joel I. Ferguson
Chairman
Ferguson Development, LLC

Kathleen A. Gaskin
Associate Broker/State Appraiser
Tomie Raines, Inc. Realtors

H. Nicholas Genova
Chairman & CEO
Washtenaw News Co. Inc. and
H.N. Genova Development

Michael F. Hannley
President & CEO
Bank of Tucson

Lewis D. Johns
President
Mid-Michigan Investment Co.

Michael L. Kasten, Vice Chairman
Managing Partner
Kasten Investments, LLC

John S. Lewis
President-Western Regions
Capitol Bancorp Limited

Leonard Maas
President
L & M Maas Investments, LLC

Lyle W. Miller, Vice Chairman
President
L.W. Miller Holding Co.

Kathryn L. Munro
Chairman & CEO
Bridge West, LLC

Myrl D. Nofziger
President
Hoogenboom Nofziger

David J. O’Leary, Secretary
Chairman
O’Leary Paint Company

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Ronald K. Sable
President
Concord Solutions Ltd.

Officers

Joseph D. Reid
Chairman & CEO

Robert C. Carr
Vice Chairman

Art R. Aguirre
Vice President and
Senior Risk Analyst

Stephen W. Allen
Investment Sales Officer

Scott R. Andrews
President
California Region

Edward David G. Avancena
Loan Review Officer

Carol A. Blaine
Vice President and
Senior Loan Review Officer

Katherine P. Bowden
Vice President
Bank Performance

Brent R. Branch
Assistant Vice President and
Manager of Network Services

Frances A. Burazin
Senior Audit Officer

Margarete L. Chalker
Assistant Vice President and
Tax Manager

Staci L. Charles
Marketing Director

James F. Crawford
Director of Strategic Products & Services

David J. Dutton
Chief Information Officer

Brian K. English
General Counsel

Cristin Reid English
Chief Operating Officer

Carl C. Farrar
Senior Vice President
Credit Administration

David D. Fortune
Chief Credit Officer

Kenneth L. Fouts
Business Development Officer

Thomas S. Giovanelli
President
Northwest Region

Reginald A. Hansom Jr.
Assistant Vice President and
Computer Operations Manager

Janet L. Hardin
Vice President
Business Support Services

Lee W. Hendrickson
Chief Financial Officer

Jocelyn S. Hunt
Assistant Vice President
Compliance

Bruce D. Jones
President
Southeast Region

Marsha L. Jones
Assistant Vice President and
Item Processing Manager

Rick H. James
Vice President
Bank Performance

Sondra K. Koskela
Loan Quality Control Specialist

John S. Lewis
President
Western Regions

Tina M. Luha
Assistant Vice President and
Bank Accounting Manager

Stephanie A. Maat
Vice President, Director of Training and
Dean, Capitol University

Charles J. McDonald
Cashier
Eastern Regions

David J. Meninga
Assistant Corporate Counsel

Michael M. Moran
Chief of Capital Markets

John R. Myers
Vice President and
Senior Loan Review Officer

Phillip Kyle Oesterle
Vice President and
Manager of Operations Services

Gregory E. Patten
Vice President
Technology Services

Linda D. Pavona
Senior Vice President
Corporate Relations

David K. Powers
Director of Loan Administration

Amy L. Pramov
Vice President and
Director of Human Resources Services

Steven J. Pricco
Vice President and
Regional Government Lending Manager

Joal R. Redmond
Senior Communications Manager

Joseph D. Reid III
Corporate Counsel

William E. Rheaume
Senior Counsel

Stanley E. Ricketts
President
Midwest Region

Nancy A. Schoolman
Vice President and
Corporate Compliance Officer

Patricia L. Stone
Senior Vice President
Credit Administration

Patrick R. Sturm
Corporate Counsel

Stephanie M. Swan
Assistant Vice President
Corporate Governance

Darryl S. Tenenbaum
Vice President and
Corporate Auditor

Bruce A. Thomas
President
Eastern Regions

Stephen D. Todd
Director of Bank Performance
Western Regions

Marie D. Walker
Senior Vice President and
Director of Accounting

Gary L. Weitner
Senior Vice President
Credit Administration

Thomas C. Wisehart
Assistant Corporate Counsel

Leonard C. Zazula
Cashier
Western Regions

BUILDING TO LAST

CAPITOL BANCORP LIMITED

Community Banks

CALIFORNIA REGION – Scott R. Andrews, President

Bank of Escondido, Bank of San Francisco (proposed), Napa Community Bank, Point Loma Community Bank, Sunrise Bank of San Diego

GREAT LAKES REGION – Bruce A. Thomas, President

Indiana – Elkhart Community Bank, Goshen Community Bank

Michigan – Ann Arbor Commerce Bank, Bank of Auburn Hills (in organization), Bank of Michigan, Brighton Commerce Bank, Capitol National Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank, Paragon Bank & Trust, Portage Commerce Bank

MIDWEST REGION – Stanley E. Ricketts, President

NORTHEAST REGION – In Development

NORTHWEST REGION – Thomas S. Giovanelli, President

Washington – Bank of Bellevue (in organization)

SOUTHEAST REGION – Bruce D. Jones, President

Georgia – Sunrise Bank of Atlanta (loan production office)

North Carolina – First Carolina State Bank

SOUTHWEST REGION – John S. Lewis, President

Arizona – Arrowhead Community Bank, Bank of Tucson, Camelback Community Bank, East Valley Community Bank, Mesa Bank, Southern Arizona Community Bank, Sunrise Bank of Arizona, Valley First Community Bank, Yuma Community Bank

Colorado – Fort Collins Commerce Bank (in organization)

Nevada – Bank of Las Vegas, Black Mountain Community Bank, Desert Community Bank, Red Rock Community Bank

New Mexico – Sunrise Bank of Albuquerque

ANN ARBOR COMMERCE BANK

Building lasting relationships. . . creating lifetime value.

Leading the way

Ann Arbor Commerce Bank’s team is celebrating the bank’s 15thanniversary this year. This milestone provides our directors, officers and employees with another entrée for telling our story to clients and prospective clients in this vibrant, major university community. We have built a great bank by delivering the best in client services and, adherence to that standard will help us continue to fulfill our mission.

“We have had a family business for 48 years and have been a bank customer since 1993. We enjoy Ann Arbor Commerce Bank because the bank has personality. The staff is easy to work with and they always take care of us and satisfy our needs. They are very accommodating.”

Joseph Grammatico, CEO, Master Key Northern

Our focus is on customer retention, enhanced relationships with core customers, expansion through new business development and increased community involvement, an area in which we have always been strong.

Integral to both retention and development is our trust and investment services, which generated record income in 2004. John Nixon III, a key member of our bank’s executive team, heads this department. John was again named to the Presidents Club of Prime Vest, our brokerage services provider. Only 25 people receive this honor nationwide. With a strong commitment to community involvement, John recently joined the board of the Home Builders Association of Washtenaw County and chairs the Education Foundation of Dexter, Michigan.

We salute our entire team for loyalty and leadership. Twenty-five employees have been with us for over five years and three have been here for over 10 years.

Our team anticipates another prosperous year in 2005 as we deliver the best in business and personal financial services to the Ann Arbor community.

Richard G. Dorner
President & CEO

Ann Arbor Commerce Bank | 2950 State Street South | Ann Arbor, MI 48104
734-887-3100 | www.annarborcommerce.com

Founded: October 1, 1990	Richard G. Dorner | President & CEO

BOARD OF DIRECTORS

Richard G. Dorner
President & CEO
Ann Arbor Commerce Bank

Brian K. English
General Counsel
Capitol Bancorp Limited

James A. Fajen
Attorney at Law
Fajen & Miller, PLLC

James W. Finn
Chairman & CEO
Finn’s — JM&J Insurance
Agency, Inc.

H. Nicholas Genova
Chairman & CEO
Washtenaw News Co. Inc. and
H. N. Genova Development

Richard M. Greene
Consultant
Richard Greene Point
Training

Marilyn D. Katz-Pek
Managing Partner
Biotechnology Business
Consultants

James C. Keen Sr.
CEO
Cliff Keen Athletic

David W. Lutton
President
Charles Reinhart
Company Realtors

Fritz Seyferth
Principal
Fritz Seyferth & Associates

Carl Van Appledorn, M.D.
President & COO
Urological Surgery
Associates, P.C.

Warren E. Wright
Chairman & Partner
Renosol Corporation

OFFICERS

James A. Fajen
Chairman

Richard G. Dorner
President & CEO

Warren E. Wright
Secretary

Clifford G. Sheldon
Executive Vice President

John J. Wilkins
Senior Vice President

Mary Hayes
First Vice President

Mary D. Gyorke
Vice President

Patrick J. McKeon
Vice President

Louise A. Morse
Vice President

John Nixon III
Vice President

James J. Plummer
Vice President

Bryan T. Singer
Vice President

Richard G. Tice
Vice President

2004 ANNUAL REPORT    |    7

ARROWHEAD COMMUNITY BANK

. . . a relationship you can bank on.

Focus on what will be

In 2004, Arrowhead experienced double-digit growth in assets, deposits and loans. Paralleling the growth of the West Valley, Arrowhead’s residential mortgage division led the way with over $40 million in residential loans.

Currently, West Valley communities account for 36 percent of the population in Maricopa County. In five years, it is projected the West Valley will house 40 percent of the county’s population. This growth means new homes will be built and new businesses will be launched. People bank where they live and businesses prefer to bank locally, boding well for Arrowhead as it is situated in the heart of the West Valley and well positioned to capitalize on the local growth.

The staff understands the bank’s success depends on the success of the community, and as such, is committed to providing quality, high-value services and products, while embracing a culture of service and volunteerism.

“During the last 12 months, I’ve witnessed a maturation of leadership, teamwork and pride at Arrowhead Community Bank. Our leaders, lenders and client service group are professional, innovative and responsive to our clients, the community and shareholders. I’m truly proud of everyone and look forward to a great 2005.”

Dennis Landauer, Bank Director

In 2004, Arrowhead Community Bank was named as a recipient of the Governor’s Volunteer Service Award. This award recognizes individuals, groups and businesses that have made a significant contribution to Arizona’s communities through service. The purpose of the award is to build an ethic of service and volunteerism by working in partnership with public and private organizations to recognize volunteer efforts that strengthen communities and improve the quality of life for Arizonans.

Do not just focus on the present ... focus on what will be.

Arlene Kulzer
President & CEO

Arrowhead Community Bank | 17235 North 75th Avenue | Suite B100 | Glendale, AZ 85308
623-776-0800 | www.arrowheadcommunitybank.com

Arlene Kulzer | President & CEO	Founded: September 21, 2000

BOARD OF DIRECTORS

Shelley L. Bade
RPA, Principal
The Bade Companies

W. Patrick Daggett
CPA
Daggett McConachie
& Moore, CPAs, LLP

Michael J. Devine
Attorney at Law

Richard J. Hilde
Owner & CEO
EPW, Inc.

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Arlene Kulzer
President & CEO
Arrowhead Community Bank

Dennis E. Landauer
CPA, Managing Director
American Express Tax
& Business Services

James J. McCue
Aviation Consultant
Sherwin Industries

Terrance C. Mead
Attorney at Law
Mead & Associates

Gloria M. Munoz
Director of Housing Programs
NFWSC

John C. Ogden
CEO
SunCor Development Company

Carol A. Poore
Vice Provost
Arizona State University West

Richard A. Shelton
Executive Director
West Valley Symphony

Stephen D. Todd
Director of Bank Performance
Western Regions
Capitol Bancorp Limited

OFFICERS

John C. Ogden
Chairman

Michael L. Kasten
Vice Chairman

Dennis E. Landauer
Chair, Directors Loan Committee

Arlene Kulzer
President & CEO

James J. McCue
Secretary

Amy Lou Blunt
Executive Vice President & CCO

Deborah M. Charlesworth
Senior Vice President

Barry S. Edwards
Senior Vice President

William H. Smith
Senior Vice President

Belinda Blades-Keckler
Vice President

Ursula L. Jackson
Vice President

Mary Catherine Mireles
Vice President

8    |    2004 ANNUAL REPORT

BANK OF ESCONDIDO

Relationship banking backed by local experience.

Long - term relationships

Our main emphasis is on the word “relationship.” We have built the bank – through the efforts of investors, clients and employees – on long-term relationships. Although the Bank of Escondido has been open for just one year, we have employees who have worked together in our community for many years. As a result, we continue to enjoy customer relationships developed over 25 years.

This stability and continuity explains our ability to follow our quick start in the fourth quarter of 2003 with an excellent year in 2004. Loans, deposits and total assets all grew rapidly over the past year. We achieved net earnings in our eighth month of operation.

“Over the past 17 months, the bank has more than met my expectations of what a true community bank should be. Our business is all about integrity as we serve our customers in a comfortable and friendly atmosphere. Our veteran staff cares about our customers. This is the positive environment we were looking for from the inception of our bank.”

Ron Guiles, Bank Director

We have built our bank on solid ground and it has quickly become a profitable and respected financial institution in the Escondido community. We give generously of our time and resources to several community activities and charitable organizations.

Now our focus is to build on this sound foundation. In 2005, we anticipate continued loan growth with an emphasis on fee income. We are adding a mortgage banker and a Small Business Administration lender, with continued focus on our active real estate construction lending market.

Our success can be directly attributed to our seasoned staff, loyal customer base and the referral network we have built over time in Escondido and northern San Diego County.

Michael R. Peters
President & CEO

Bank of Escondido | 200 West Grand Avenue | Escondido, CA 92025
760-520-0400 | www.bankescondido.com

Founded: October 14, 2003	Michael R. Peters | President & CEO

BOARD OF DIRECTORS

Scott R. Andrews
President & COO
First California Bancorp

Robert M. Cahan
President
Cahan Properties

Richard J. Fleck
President
Southland Paving, Inc.

Marvin L. Gilbert
President
North County Insurance

L. Richard Greenstein, M.D.
Medical Director
Escondido Surgery Center

Ronald G. Guiles
Senior Partner
GEM Educational
Consultants

Mark E. Hayes
Owner
Mark E. Hayes, CPA

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Joan M. Meyer
D.P.M.
Podiatric Medicine
and Surgery

Michael F. Murphy
President
Computer Protection
Technology, Inc.

Michael R. Peters
President & CEO
Bank of Escondido

OFFICERS

John S. Lewis
Chairman

Michael R. Peters
President & CEO

Christopher S. Burt
Secretary & Senior Vice President

Glenn Marshall
Executive Vice President & CCO

Linda I. Blakley
Senior Vice President

Rhonda L. Mulvany
Vice President

2 0 0 4 ANNUAL REPORT    |    9

BANK OF LAS VEGAS

Banking Las Vegas!

The Best Is Yet To Come

“The bank’s performance to date has been outstanding and the future is very bright. We are located in the hottest market in Nevada and we foresee phenomenal growth in the coming years. Hundreds of small businesses are moving into the area. The bank’s professional staff is well-equipped to capture that market.”

Leo Durant, Bank Director

At Bank of Las Vegas, we are most proud of the bank’s deposit and loan growth in 2004. Asset quality remained strong for the year and we posted respectable earnings. We have strengthened our staff with the addition of key employees in commercial and residential lending.

In the coming year, we are poised for strong earnings. We have fortified our loan pipeline and increased our leads for deposit growth.

Through consistently thoughtful customer service, we anticipate more business referrals from our existing customer base. Our customers are very confident in doing business with us and are referring their friends and associates our way.

Business growth is occurring in the area around our bank, which is adding to the bank’s name recognition and awareness levels. The bank is financing several large construction projects, which further enhances the bank’s branding.

In 2005, our officers plan to expand involvement in community and nonprofit organizations. We are financing economic development and we want to be an increasing part of the social fabric of our community as well.

Solid, quality growth has been, and will continue to be, our mantra in 2005.

From the beginning, our goal was to be a financially sound and profitable bank. We feel we continue to accomplish that goal. Yet, we all know, the best is yet to come.

Vincent J. Ciminise
President

Bank of Las Vegas | 6001 S. Decatur Boulevard | Suite P | Las Vegas, NV 89118
702-939-2400 | www.bankoflasvegas.com

Vincent J. Ciminise | President	Founded: February 11, 2002

BOARD OF DIRECTORS

Ernest A. Becker V
President
Becker V Development

Vincent J. Ciminise
President
Bank of Las Vegas

Darlene Copsey
Secretary & Treasurer
The Alpha Group Ltd.

Michael J. Devine
Attorney at Law

Leo N. Durant
Owner
LND Construction

Scott R. Gragson
Managing Partner
GKT Acquisitions

Donald K. Hamrick
Owner & Vice President
Accent Auto Body

Darryl J. Hardy
Vice President
Hardy Painting & Drywall

Alan R. Houldsworth
Partner
Houldsworth & Company, CPAs

Charles L. Lasky
President
Lasky, Fifarek & Hogan, P.C.

Joseph D. Reid III
Corporate Counsel
Capitol Bancorp Limited

Philip T. Saunders
Retired Executive
General Motors
Corporation

Herman A. Vander Veldt
Vice President & General Manager
Realty Mortgage Corporation

OFFICERS

Charles L. Lasky
Chairman and Secretary

Michael J. Devine
Vice Chairman

Vincent J. Ciminise
President

Roger S. Mellies
Executive Vice President & CCO

Carol A. Clemens
Senior Vice President

Paul J. Dreschler
Senior Vice President

William C. Russell
Senior Vice President

Debbie V. Clark
Vice President

Jerry R. Morgan
Vice President

10    |    2004 ANNUAL REPORT

BANK of TUCSON

Making your life easier.

Community involvement is the standard

The staff at Bank of Tucson likes to view our bank as the “best little bank in America.”

We don’t talk much about what we do for Tucson, we just quietly do our part and help in many ways.

Our officers are active with numerous local organizations that make our city a better place to live and work. Each year we partner with the Southern Arizona Chapter of the Susan G. Komen Foundation in the Race for a Cure, which raises money for the Foundation’s goal of eradicating breast cancer.

Yearly, our team members give generously to the United Way and recently I had the honor of being selected as the chairman of the 2004-05 campaign for the United Way of Tucson and Southern Arizona. The year-long campaign ends on June 30 and the ambitious goal is to raise $10.8 million to fund 44 partner agencies and over 700 other agencies where donors direct their contributions.

On the business side of the ledger, our team continually exceeds expectations through true common-sense banking in the community. We get involved to resolve the banking needs of our clients. We take the time to care.

We have established a real estate division to take care of residential mortgage needs for our customers. We also have a loan production office in Nogales, Arizona, which focuses on making loans to the seasonal produce industry. The Nogales office holds the distinction of being one of the few banks with “delegated authority” as an export import bank.

Our record earnings in 2004 reflect the hard work of our staff and the support we receive from business, industry and the community. We look forward to continued growth in 2005 and setting the banking standard for all of Southern Arizona.

Michael F. Hannley
President & CEO

Bank of Tucson | 4400 East Broadway Boulevard | Suite 112 | Tucson, AZ 85711 | 520-321-4500
610 N. Morley Ave. | Nogales, AZ 85621 | 520-397-9220 | www.bankoftucson.com

Founded: June 27, 1996	Michael F. Hannley | President & CEO

BOARD OF DIRECTORS

Bruce I. Ash
Vice President
Paul Ash Management
Company, LLC

Slivy Edmonds Cotton
Senior Managing Director
The Edmonds Group

Michael J. Devine
Attorney at Law

Richard N. Flynn
President
Flynn & Associates

Michael F. Hannley
President & CEO
Bank of Tucson

Michael J. Harris
Associate Broker
Long Realty Company

Richard F. Imwalle
President
University of Arizona
Foundation

David Jeong
CPA
Jeong, Suarez
& Lizardi, P.C.

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Burton J. Kinerk
Attorney at Law
Kinerk, Beal, Schmidt,
Dyer & Sethi, P.C.

Harold H. Kitay
Commercial Developer & Owner
Whirlygig Properties, LLC

Humberto S. Lopez
President
HSL Properties, Inc.

Lyn M. Papanikolas
Realtor
Long Realty Company

OFFICERS

Richard F. Imwalle
Chairman

Michael J. Devine
Vice Chairman

Michael F. Hannley
President & CEO

Richard N. Flynn
Secretary

C. David Foust
Executive Vice President & CCO

Sandi L. Smithe
Executive Vice President & COO

David A. Esquivel
Senior Vice President

Catherine C. Garcia
Vice President

Richard K. Mullen
Vice President

Patricia A. Taylor
Vice President

2004 ANNUAL REPORT    |    11

BLACK MOUNTAIN COMMUNITY BANK

. . . banking the way you remember.

“I am impressed with our management’s ability to create a bank that is a peer group leader by all measures. Our team has intelligently granted credit with limited risk. This prudence will carry our bank well into the future.”

Phil Ralston, Bank Director

Built on granite

After conservative growth during the bank’s first three years, Black Mountain achieved significant milestones in total assets and profitability in both 2003 and 2004. We have set the stage for strong growth and earnings in 2005 and for years to come.

We built our bank on a solid foundation to establish long-term stability. Our founding team has been with banks that were sold or merged and we saw those banks and those jobs disappear with the consolidations. We believed, if we built a strong, community-focused bank, none of us would experience that again. Our founding employees, and those who have since joined the team, enjoy their jobs and want to make their careers here.

Additionally, we have a genuine concern for our community. We believe we are obligated to help ensure that it remains a great place to work and live. We give generously of our time and resources to activities that benefit the community.

Last year, I was honored to be elected to the Nevada Bankers Association board of directors and I also joined the Henderson Development Association board of trustees. Our officers are active with many other nonprofit agencies that benefit our residents.

We will continue to build on our past achievements. We have staffed our bank with experienced professionals and we have worked very hard to make this endeavor a success. We pay attention to our customers and to credit quality for one primary reason – we intend that this institution will outlast us.

Peter M. Atkinson
President & CEO

Black Mountain Community Bank | 1700 West Horizon Ridge Parkway | Suite 101 | Henderson, NV 89012
702-990-5900 | www.blackmountaincommunitybank.com

Peter M. Atkinson | President & CEO	Founded: March 27, 2000

BOARD OF DIRECTORS

Peter M. Atkinson
President & CEO
Black Mountain
Community Bank

Michael D. Ballard
President
Ballard Communication, Inc.

Michael J. Devine
Attorney at Law

Betty A. Kincaid
President
Southwest Exchange Corporation

Charles L. Lasky
President
Lasky, Fifarek & Hogan, P.C.

Claire M. MacDonald
Vice President & Owner
MacDonald Properties

Michael J. Mixer
Corporate Broker
Colliers International

Colleen C. O’Callaghan-Miele
Vice President &
Circulations Manager
H.B.C. Publications

Phillip N. Ralston
Chief Financial Officer & Treasurer
American Nevada Company

Joseph D. Reid III
Corporate Counsel
Capitol Bancorp Limited

Christopher G. Samson
President & Owner
FN Investments Inc.

OFFICERS

Charles L. Lasky
Chairman & Secretary

Michael J. Devine
Vice Chairman & Treasurer

Peter M. Atkinson
President & CEO

David S. Rennick
Executive Vice President & CCO

Dennis L. Monson
Senior Vice President

Kathy M. Lucero
Vice President

Grenell Martin
Vice President

RaMon McBride
Vice President

Stephen E. Norris
Vice President

Shari A. Smith
Vice President

12    |   2004 ANNUAL REPORT

BRIGHTON COMMERCE BANK

Ask us anything, because we do everything!

“It has been a unique privilege to serve on the board of directors as the bank continues its leadership role in the growth and success of one of the fastest growing counties in Michigan. The employees are devoted to customer service and community involvement as illustrated by their support of the annual Livingston County United Way campaign since the bank’s inception.”

Piet W. Lindhout, Bank Director (2005 Campaign Chairperson, Livingston County United Way)

Growing with Livingston County

Brighton Commerce Bank achieved record asset levels in 2004 with excellent loan growth and solid referrals from our board of directors.

We are the lender of choice for commercial construction projects in our market and our goal is to be the lender of choice in the residential arena as well.

Our focus now is to further enhance fee income through customer-desired services, such as Internet banking, cash management, merchant credit card processing and title insurance servicing. We also want to leverage our Preferred Lender status with additional Small Business Administration lending.

Our staff has been enriched with the addition of two homegrown bankers with 30 years of combined experience – Sandy Radtke-Gerkin, vice president of business development, and Corey Ruthig, assistant vice president and commercial lender.

We have successfully launched Customer Appreciation and Advisory Breakfasts to thank our customers for their business and get feedback on how we can improve the bank. They are effective and will continue.

Our community commitment is evidenced by our 100-percent employee participation in the United Way. We are also active in local government (two members of our staff are elected officials) and we volunteer at local schools.

We care about our community and plan to grow our bank right along with it.

Gary T. Nickerson Sr.

President & CEO

Brighton Commerce Bank | 8700 North Second Street | Brighton, MI 48116
810-220-1199 | www.brightoncommerce.com

Founded: January 8, 1997	Gary T. Nickerson Sr. | President & CEO

BOARD OF DIRECTORS

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

John C. Codere
President
Brighton Block & Concrete

Michael B. Corrigan
President
Corrigan Oil
Company, Inc.

Scott C. Griffith
President
ERA Griffith Realty

William LaMarra
Chairman & CEO
Excelda Manufacturing

Piet W. Lindhout
CEO
Lindhout Associates
Architects, AIA

Gary T. Nickerson Sr.
President & CEO
Brighton Commerce Bank

Candice G. Randolph
Executive Vice President
Randolph Custom Homes

Mitchell J. Stanley
President
Mickey Stanley & Associates

James A. Winchel
President
Colt Park Agency, Inc.

OFFICERS

Robert C. Carr
Chairman

Michael B. Corrigan
Vice Chairman

Gary T. Nickerson Sr.
President & CEO

Candice G. Randolph
Secretary

Joseph M. Petrucci
Senior Vice President

John Szydzik
Senior Vice President

William R. Anderson
Vice President

Mark R. DuShane
Vice President

Linda K.Lavely
Vice President

Sandra T. Radtke-Gerkin
Vice President

2004 ANNUAL REPORT | 13

CAMELBACK COMMUNITY BANK

Our focus is YOU!

“My business has worked with the Camelback bankers for five years during our rapid growth and found their personal service to be a real asset. As we continue to build, we know this relationship will remain of great value.”

Robert Lester, Bank Director

Our focus is driven by one thing ... our customers

As a longtime Phoenix banker, I was pleased and proud to join Camelback Community Bank in 2004. My predecessor, Barbara Ralston, is staying involved as chair of our board and is committed to help build the bank for years to come.

As we successfully grow our loan portfolio and all areas of the bank, our team is committed to providing a high level of customer service utilizing a full menu of products and services. Our goal is to maximize the long-term profitability of the bank.

The Camelback team is excited with the bank’s 2005 ranking as Arizona’s No. 1 bank with assets under $150 million in Ranking Arizona, which each year conducts the largest business opinion poll in the state. This achievement is a testament to the bank’s stature and image as epitomizing the best in community banking.

Our staff is dedicated to serving our community as well. We support the United Way and numerous charities that benefit women, children and all those people who value life and good health. Professionally, we are involved with such organizations as the Risk Management Association and the Arizona Bankers Association.

Camelback Community Bank is poised for success in 2005. We anticipate growth in all phases of the business, from commercial and mortgage lending to Internet banking products and services to cash management and equipment leasing.

Gail E. Grace
President & CEO

Camelback Community Bank | 2777 East Camelback Road | Suite 100 | Phoenix, AZ 85016
602-224-5800 | www.camelbackbank.com

Gail E. Grace | President & CEO	Founded: May 20, 1998

BOARD OF DIRECTORS

Shirley A. Agnos
President
Arizona Town Hall

Cord D. Armstrong
CPA & Manager
Miller Wagner Business
Services, Inc.

Larry E. Bryson
Real Estate Investor
Lyn-Lar Investments, Inc.

Michael J. Devine
Attorney at Law

Gail E. Grace
President & CEO
Camelback Community Bank

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Robert V. Lester
President
Progressive Financial
Concepts

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Tammy A. Linn
Deputy Associate Superintendent
Arizona Character
Education Initiative

Susan C. Mulligan
Community Volunteer

Earl A. Petznick
President & CEO
Northside Hay Company

Barbara J. Ralston
Chair
Camelback Community Bank

Dan A. Robledo
President & CEO
Lawyer’s Title of Arizona, Inc.

OFFICERS

Barbara J. Ralston
Chair

Michael L. Kasten
Vice Chairman

Dan A. Robledo
Vice Chairman

Gail E. Grace
President & CEO

Shirley A. Agnos
Secretary

James A. Klussman
Executive Vice President & CCO

Timothy J. Hoekstra
Senior Vice President

William F. Von Hatten
Vice President

Kelly J. Whallon
Vice President

14 | 2004 ANNUAL REPORT

     CAPITOL NATIONAL BANK

     Smaller Bank. Bigger Service.

The power of teamwork

Our strong 2004 performance was a total team effort involving every employee and each member of our aggressive and insightful board of directors.

Director Richard Henderson, a well-known and respected CPA and business consultant, has been key to our loan growth accomplishments. During 2004, he played a major role in our performance by referring a number of new prospects and assisting management in cultivating many solid banking relationships.

Our core deposit achievements have been accomplished with the contributions of our Business Development Committee, chaired by director Kevin Kelly and coordinated by Ronda Thompson, vice president of business development and retail banking. We held several networking forums that were well received and attended by our customers and prospects with more planned in the coming months. This year, we are covering health care topics, which fit nicely with our recent launch of Health Savings Accounts.

We have completed the renovation of our main office under the supervision of Lori Garcia, vice president and senior operations officer. We appreciate our new facilities and know they will facilitate our future growth and operating strategies. This investment is a testament to our commitment to provide superior financial services to greater Lansing for years to come.

Our strategy is to maximize the strengths of management, staff and directors to continue to build a high performing community bank in which we can all take great pride.

We are excited about the prospects for a successful 2005 and our ability to continually expand our market share by building lasting banking relationships consistent with our long-term business plan.

John C. Smythe
President & CEO

Capitol National Bank | 200 Washington Square North | Lansing, MI 48933 | 517-484-5080 | www.capitolnational.com
Delta Branch | 644 Migaldi Lane | Lansing, MI 48917 | 517-627-8881
Meridian Branch | 4792 Marsh Road | Okemos, MI 48864 | 517-347-1006

Founded: November 22, 1982	John C. Smythe | President & CEO

BOARD OF DIRECTORS

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

Nan Elizabeth Casey
Attorney at Law
Fraser Law Firm

Charles J. Clark
President
Clark Construction Company

Paula D. Cunningham
President
Lansing Community College

David E. Ferguson
President
Ferguson Development, LLC

Patrick F. Hayes
President
F. D. Hayes Electric Company

Richard A. Henderson
President
Henderson & Associates, P.C.

J. Christopher Holman
Publisher
Greater Lansing Business Monthly

Lewis D. Johns II
Vice President
Mid-Michigan Investment Company

Kevin A. Kelly
Managing Director
Michigan State Medical Society

Charles J. McDonald
Cashier - Great Lakes Region
Capitol Bancorp Limited

Kelly D. Miller
Sales, Leasing &
Development Associate
Michigan Equities
Property Management, LLC

John D. O’Leary
Co-President
O’Leary Paint Company

Cristin Reid English
Chief Operating Officer
Capitol Bancorp Limited

Patricia A. Reynolds
Development Consultant
Kolt & Serkaian
Communications, Inc.

John C. Smythe
President & CEO
Capitol National Bank

OFFICERS

Robert C. Carr
Chairman

John C. Smythe
President & CEO

Patrick F. Hayes
Secretary

John R. Farquhar
Senior Vice President

David E. Feldpausch
Vice President

Lori M. Garcia
Vice President

Theodore M. Terzian
Vice President

Ronda M. Thompson
Vice President

2004 ANNUAL REPORT | 15

DESERT COMMUNITY BANK

Smaller Bank. Bigger Service.

Hitting our stride

Desert Community Bank completed its best year ever and we give all the credit to our hard-working staff. We are happy to report that we met or exceeded all of the goals we set out to accomplish in 2004.

In marking our fifth year of service last year, we feel our bank has hit its stride. We’ve established Desert Community Bank’s niche as an urban bank in downtown Las Vegas, providing a full slate of financial services to small businesses, manufacturers, contractors, builders, professionals and retailers.

We have earned a reputation as a bank with integrity, staying power and innovative and friendly client services. Our clients are our best advertising.

“Desert Community Bank financed the $3 million construction of my new dealership, Norm Baker Motors, in Las Vegas. It was probably the easiest banking transaction I’ve ever experienced.”

Heath Caldwell, Owner, Norm Baker Motors

At Desert Community Bank,s we take the time to find the exact financial services to meet the needs of our clients.

For instance, our bank was ranked ninth in U.S. Small Business Administration (SBA) 7(a) lending in Nevada for fiscal year 2004, according to the Nevada SBA Office. Government guaranteed loans provide another opportunity for the bank to help business clients achieve their dreams, while also reducing the bank’s exposure to risk.

We earned close to $100,000 in 2004 by going the extra distance in making equipment leasing services available to our clients when appropriate.

In the coming years, we plan to keep building on our success and increasing our client base as we grow our business lines.

Desert Community Bank is dedicated to strong client services in the tradition of personal banking.

James W. Howard
President & CEO

Desert Community Bank | 3740 South Pecos-McLeod | Las Vegas, NV 89121-4260
702-938-0500 | www.desertcommunity.com

James W. Howard | President & CEO	Founded: August 6, 1999

BOARD OF DIRECTORS

Robert J. Andrews
Chief Financial Officer
Timberline Architectural Openings

Tracy R. Bouchard
President
National Title Company

Michael J. Devine
Attorney at Law

Rose M. K. Dominguez
Realtor
AC Sales Real Estate Services

Garry L. Hayes
President
Law Office of Garry L. Hayes

James W. Howard
President & CEO
Desert Community Bank

Charles L. Lasky
President
Lasky, Fifarek & Hogan, P.C.

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Leland D. Pace
Managing Partner
Stewart, Archibald & Barney, LLP

Joseph D. Reid III
Corporate Counsel
Capitol Bancorp Limited

Thomas A. Smith
President & CEO
Group Two, Inc.

Stephen D. Stiver
Retired President
Stiver Car Care

OFFICERS

Michael J. Devine
Chairman

Garry L. Hayes
Vice Chairman

James W. Howard
President & CEO

Charles L. Lasky
Secretary

Al G. Gourrier II
Executive Vice President & CCO

Rodney K. Chaney
Senior Vice President

Eileen S. Hagler
Senior Vice President

Marcel M. Baker
Vice President

Troy I. Morris
Vice President

Michelle Scalzo
Vice President

16 | 2004 ANNUAL REPORT

DETROIT COMMERCE BANK

Smaller Bank . . . Better Service . . . Experience the Difference.

Growing for Southeast Michigan

We are profitably growing Detroit Commerce Bank as we broaden our services to new markets throughout southeastern Michigan.

Through the hard work of our long-time employees as well as the significant contributions of new lenders, officers and bank directors, Detroit Commerce Bank achieved record earnings in 2004. The bank#fs assets have grown significantly.

“Harold Curry attracted us to Detroit Commerce Bank and the staff’s personal touch and high level of service have exceeded our expectations.”

Donald McCain, C P Investments, LLC

We have expanded our office by 1,200 square feet and enhanced our staff with the addition of veteran local lenders and support staff. We launched our residential mortgage department last year with two experienced lenders and we are one of two banks certified to lend to first-time home buyers in Detroit.

We have welcomed four new directors. They are Edward Deeb, Laura Pogue, Ph.D., and most recently Edward Tinsley and Gregory Kelser. Tinsley, vice president of corporate affairs for the Bing Group, is a former commercial lender and CEO of a major commercial services provider. Kelser is highly regarded throughout the state as a businessman, sports broadcaster and Academic All-American college athlete at Michigan State University, where he was the starting center on the 1979 NCAA Championship basketball team.

We are excited by our prospects. We plan to grow earnings by becoming more efficient while we increase our penetration into new markets. We will continually enhance our customer service with a full complement of competitively priced products and services. Meanwhile, we are emphasizing our community commitment by supporting more activities that benefit low-income home buyers, youth and other members of our community.

Harold G. Curry
President & CEO

Detroit Commerce Bank | 645 Griswold Street | Suite 70 | Detroit, MI 48226-4011
313-967-9700 | www.detroitcommerce.com

Founded: December 14, 1998	Harold G. Curry | President & CEO

BOARD OF DIRECTORS

Ralph J. Burrell
President
SymCon

Dr. Vivian L. Carpenter
President
Atwater Entertainment
Associates

Harold G. Curry
President & CEO
Detroit Commerce Bank

Donald M. Davis Jr.
Vice President & Chief Officer
Human Resources Support
Health Alliance Plan

Edward Deeb
President
Michigan Business &
Professional Association

Gregory Kelser
Broadcast Analyst
ESPN, Fox Sports Net

Laura A. Pogue, Ph.D.
President & CEO
Strategic Marketing &
Financial Resources, Inc.

Martha K. Richardson
President
Service Marketing
Specialists, Inc.

James F. Stapleton
President
B & R Consultants

Bruce A. Thomas
President, Eastern Regions
Capitol Bancorp Limited

Edward Tinsley
Vice President
The Bing Group, Inc.

Neal F. Zalenko
President & CPA
Zalenko & Associates, Inc.

OFFICERS

Bruce A. Thomas
Chairman

Harold G. Curry
President & CEO

Donald M. Davis Jr.
Secretary

Mark V. McCulloch
Senior Vice President

Joyce A. Sutton
First Vice President

Valora L. Jackson
Vice President

2004 ANNUAL REPORT | 17

EAST VALLEY COMMUNITY BANK

in a word . . . Quality.

Springboard to Success

East Valley Community Bank’s staff, directors and clients celebrated the bank’s fifth anniversary this past July. We are proud of our status as the only bank headquartered in our rapidly developing community.

Our bank achieved record commercial loan growth and profitability last year. This success is credited to the hard work of our team members as well as business referrals from our current customers and bank directors.

“The customer service at East Valley Community Bank is outstanding! Every time I call I get the distinct feeling that whoever answers the phone is waiting for my call. It is my pleasure to refer associates and clients to the bank. Every report I get back has been quite positive.”

Carolyn J. Brown, Owner, The Accountant’s Office, LLC

The future is promising as we continue to enhance our staff, board of directors, business referral sources and products and services.

Last year, we expanded our mortgage department to include land loans and construction financing for custom home builders and home owners. We have also added payroll processing and employee leasing services to our platform of products and services for business clients.

We bolstered our strong board by appointing two more local business leaders as directors, Mark Moreno and Don Carroll.

Our staff was involved in numerous volunteer activities and we improved the bank’s visibility by sponsoring several business and community events.

In 2005, we plan to increase our business development activities in the East Valley, especially in Chandler and Gilbert, Arizona. These are two of the fastest growing communities in the nation and present exceptional opportunities. We’re looking for another solid year as we build on our achievements.

Gerry J. Smith
President

East Valley Community Bank | 1940 North Alma School Road | Chandler, AZ 85224 480-726-6500 | www.eastvalleybank.com

Founded: June 30, 1999
Gerry J. Smith | President

BOARD OF DIRECTORS

Mark R. Allen
President & Attorney
Mark R. Allen, P.C.

Blake L. Bottle
Partner
Innovative Financial Solutions

Don Carroll
Partner
Lebaron & Carroll, CDI

Donna Davis
President & CEO
DIR Group, Inc.

Michael J. Devine
Attorney at Law

Richard D. Frazier
Executive Director
Chandler Regional
Hospital Foundation

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Don B. Lindner
Senior Consultant
Charon ECA

Marcus M. Moreno
Financial Advisor
American Express

Darra L. Rayndon
Principal & President
Rayndon & Longfellow, P.C.

Gerry J. Smith
President
East Valley Community Bank

James C. Stratton
President & CEO
Boys & Girls Clubs of Scottsdale

Joseph A. Tameron
CPA & Partner
Skinner, Tameron & Company, LLP

Deborah A. Waitkus
Owner
Golf for Cause

OFFICERS

John S. Lewis
Chairman

Michael J. Devine
Vice Chairman

Michael L. Kasten
Vice Chairman

Joseph D. Reid
CEO

Gerry J. Smith
President

James C. Stratton
Secretary

Kevin L. Sellers
Executive Vice President & CCO

James C. Laine
Senior Vice President

Cliff L. Bartholomew
Vice President

Linda M. Hartsock
Vice President

James A. McCann
Vice President

Theresa J. Morrison
Vice President

Joseph M. Wogan
Vice President

18 | 2004 ANNUAL REPORT

ELKHART COMMUNITY BANK

Elkhart’s Bank

Customer service is everything

Marking our fifth anniversary in 2004, Elkhart Community Bank experienced record growth in profitability for the year. We had substantial increases in deposits and loans.

Our dedicated staff deserves all the credit.

Elkhart employees work hard and truly care about our clients, fellow employees and the community in which we live and work. When one of our business clients tragically lost two close family members this past year, our senior operations officer, Lori Faltynski, volunteered to staff the company’s office so the client’s business could remain open during the family’s crucial time of need.

More recently, a client in the real estate business needed a last-minute loan to close a transaction or the deal would have fallen through. The client visited the bank at 3 p.m. on a weekday afternoon and we were able to complete the necessary title work, appraisal and other loan documentation to close the loan by 10 a.m. the following morning.

Extra work? Yes. Did we exceed expectations? You bet.

“At Elkhart Community Bank, I’m more than just a number. The staff is friendly, personal, and genuinely concerned for my business.”

A.J. Rodino, Owner, Rodino Liquors

Elkhart Community Bank was a finalist in 2004 for “Small Business Lender of the Year” in the state of Indiana, as selected by the Indiana Statewide Certified Development Corporation (CDC). This award is given to the financial institution that generates the largest volume of Small Business Administration 504 loans with the CDC as a percentage of deposits.

Elkhart Community Bank is growing profitably and our team is excited about the future ahead.

Steven L. Brown
President

Elkhart Community Bank | 303 South Third Street | Elkhart, IN 46516
574-295-9600 | www.elkhartbank.com

Founded:September 9, 1999	Steven L. Brown | President

BOARD OF DIRECTORS

Nancy B. Banks
Community Volunteer

R. Steven Bennett
President
Pilgrim International

Kenneth W. Brink
President
North American RV, Ltd.

Steven L. Brown
President
Elkhart Community Bank

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

Andrew W. Frech
Chairman & CEO
Ancon Construction
Company, Inc.

Curtis T. Hill Jr.
Attorney at Law
Elkhart County Prosecuting
Attorney Office

Richard J. Jensen
Retired

Richard L. Max Sr.
President & General Manager
Heart City Enterprises -
House of Herbs

Myrl D. Nofziger
President
Hoogenboom Nofziger

Brian J. Smith, CPA
President
The Heritage Group

Jack E. Welter
President
Elkhart Plastics, Inc.

OFFICERS

Robert C. Carr
Chairman & CEO

Myrl D. Nofziger
Vice Chairman & Secretary

Steven L. Brown
President

Lori A. Faltynski
Vice President

Duane S. Klein
Vice President

Vincent J. VonDerVellen
Vice President

2004 ANNUAL REPORT | 19

FIRST CAROLINA STATE BANK

Our customers are our top priority.

We know our customers by name

“The customers are always first at First Carolina State Bank. Our experienced and dedicated employees are the key to our success. We want to maximize our shareholders’ investments with smart loan decisions that are made at our bank. The president’s office is on the first floor of our building and it is open to the public.”

Red Kimball, Bank Director

We are pleased with our affiliation in 2004 with Capitol Bancorp, a progressive organization whose philosophy about community banking we share.

First Carolina State Bank was launched in 2000 with a mission to provide a unique banking alternative for the citizens of our local communities. We feel we are accomplishing this by providing comprehensive and reasonably-priced financial services for our customers.

In 2002, we opened a loan production office in nearby Tarboro with veteran banking officer Steve Cobb as manager. Our success in Tarboro has led to the decision to open a full-service office there in 2005.

We enjoyed a good year in 2004 with meaningful growth in our traditional lines of business. Our plan is to accelerate this growth in the coming year with the new office and additional staff in Tarboro.

First Carolina provides a positive work environment where our employees can grow and develop along with our bank. We truly want to make our communities better places to work and live.

In all of our dealings with customers, we make it a point to be courteous and friendly. Our staff is composed of experienced banking professionals who have a personal interest in the communities we serve.

Our goal from the beginning was to provide shareholders with long-term economic rewards and our affiliation with Capitol Bancorp is consistent with this goal.

David A. Parker
President & CEO

First Carolina State Bank | 171 North Winstead Avenue | Rocky Mount, NC 27804 | 252-937-2152 | www.fcsbank.com
Tarboro Loan Processing Office | 2102 North Main Street | Tarboro, NC 27886 | 252-823-8230

David A. Parker | President & CEO	Founded: November 27, 2000

BOARD OF DIRECTORS

Peggy M. Braswell
Retired

Richard C. Davenport
President
Calvin Davenport, Inc.

Bruce D. Jones
President, Southeast Region
Capitol Bancorp Limited

Kathe M. Henke
Retired

W. H. Kimball
Retired Vice President of Sales
Kenan Transport

Melvin M. Mitchell
President
Melvin Mitchell
Allstate Insurance Agency

David A. Parker
President & CEO
First Carolina State Bank

James E. Rabil
President
Chambliss & Rabil
Contractors, Inc.

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Joseph D. Reid III
Corporate Counsel
Capitol Bancorp Limited

Charles D. Smith
President
First Carolina
Communications, Inc.

Dr. Randall C. Stewart
President & Physical Therapist
Carolina Physical
Therapy Contractors, Inc.

OFFICERS

Joseph D. Reid
Chairman

David A. Parker
President & CEO

Dr. Randall C. Stewart
Secretary

Ted E. Whitehurst
Executive Vice President & CLO

Gail H. Cheshire
Senior Vice President & CFO

Steven M. Cobb
Vice President

Edward G. Taylor
Vice President

20 | 2004 ANNUAL REPORT

GOSHEN COMMUNITY BANK

We make people smile!

Heightening Presence

Goshen Community Bank is growing to meet the banking needs of our community – both literally and figuratively.

We worked hard to achieve strong loan, deposit and asset growth in 2004. At the same time, our building’s square footage was virtually doubled with the addition of a second floor. The bank stayed open throughout the construction and the building’s exterior has a whole new look.

Adding significantly to the bank’s visibility and identity as a good neighbor was the community involvement of our staff. In 2004, our officers and employees donated funds and volunteered time with 70 different nonprofit agencies. We have created space in the bank’s lobby so local nonprofits can promote their agencies and accept donations.

For the second year in a row, our community bank was ranked among the top 25 Small Business Administration (SBA) lenders in Indiana.

“I recently obtained an SBA loan from Goshen Community Bank to purchase a business where I worked for 29 years. Their experience with the SBA process was evident and I really appreciated how easy they made it.”

Jeff Boomershine, President, Goshen Electric, Inc.

We have added three full-time employees, including a veteran mortgage professional. Two commercial lenders will join us in 2005. While loan growth is strong, we expect it to accelerate this year with the staff additions.

Goshen Community Bank has taken a leadership position in establishing Health Savings Accounts and offering them to the public. A full slate of financial services makes ours a unique community bank in our marketplace.

We are poised for exceptional growth in 2005. We make people smile!

Douglas A. Johnston
President

Goshen Community Bank | 511 West Lincoln Avenue | Goshen, IN 46526
574-533-2006 | www.goshenbank.com

Founded: September 29, 2000	Douglas A. Johnston | President

BOARD OF DIRECTORS

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

David L. Cripe
Doctor of Optometry
& Senior Partner
Drs. Cripe & Stephens

Carol M. Ebersole
Retired Vice President,
Corporate Development
Goshen Health Systems

Stephen L. Fidler
President
Kuert Concrete, Inc.

Christopher J. Graff
President & Chairman
Marque, Inc.

Richard A. Hetler Jr.
Vice President & General Manager
Indiana Wood Products, Inc.

Gregory A. Hoogenboom
Vice President of Development
Hoogenboom Nofziger

Douglas A. Johnston
President
Goshen Community Bank

Matthew J. Pletcher, CPA
Partner
Whitcraft & Pletcher

Fred M. Ramser
Retired President
Alter-Mar Electronics

Dennis L. Sorg
President
Sorg Dodge Inc.

Douglas A. Stanley
Owner
Douglas A. Stanley, D.D.S.

Alan L. Weldy
Attorney & Partner
Yoder, Ainlay, Ulmer &
Buckingham, LLP

OFFICERS

Robert C. Carr
Chairman & CEO

Douglas A. Johnston
President

Gregory A. Hoogenboom
Secretary

Connie O. Horvath
Vice President

Leah L. Stevens
Vice President

2004 ANNUAL REPORT | 21

GRAND HAVEN BANK

Caring Through Involvement.

Committed to the Community

Grand Haven will celebrate a decade of service to the Grand Haven community in May, 2005. Born out of a vision to be the community bank in Grand Haven, the bank has been very successful in providing services to a wide range of customers in our community. From the smallest depositor to our largest corporate customer, Grand Haven Bank has built its reputation and prides itself on impeccable customer service. This service is provided by a team of experienced employees that are committed to providing the best products and services to our customers.

Teamwork, customer service and the employees themselves are the finest attributes we have to offer. Grand Haven Bank has always been about relationships and we are committed that it always will be. In 2004, the bank invested over $75,000 in various programs, events and organizations that positively impacted the community. Employees and board members dedicated countless hours of volunteer time to making the community a better place in which to live and work.

“I had always noticed that the bank was involved in our community, but as a board member I have witnessed first hand the genuine care and concern that the employees and board members have for their customers and the community as a whole. It takes a great community to build a great bank, and we’re building both!”

Jeff Beswick, Bank Director

The hard work in 2004 provides a foundation for increased growth and profitability for the bank in 2005. A comprehensive business plan matched with the professional experience, energy and enthusiasm of the employees and supported by active board members will continue the bank’s momentum for the next 10 years and beyond.

Thomas A. Creswell
President & CEO

Grand Haven Bank | 333 Washington Avenue | Grand Haven, MI 49417 616-846-1930 | www.grandhavenbank.com

Thomas A. Creswell | President & CEO	Founded: May 1, 1995

BOARD OF DIRECTORS

Jill D. Batka
General Manager
Dynamic Conveyor
Corporation

Jeff W. Beswick
Attorney at Law
Varnum, Riddering,
Schmidt & Howlett

Stanley L. Boelkins
Appraiser
Boelkins & Associates

Thomas A. Creswell
President & CEO
Grand Haven Bank

Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited

Mark A. Kleist
Attorney at Law
Scholten and Fant, P.C.

Steven L. Maas
President
Maas Asset Management, Inc.

Michael A. McKeough
President
McKeough Land Company Inc.

Calvin D. Meeusen
Managing Partner
Calvin D. Meeusen, CPA

Timothy S. Parker
Vice President of Operations
Harbor Industries, Inc.

James M. Van Dyke
President
The Abbit Management Corp.

John P. Van Eenenaam
Attorney at Law
Scholten and Fant, P.C.

Bernard J. Wade
President
Advanced Signs, Inc.

Gerald A. Witherell
Associate Broker
RE/MAX of Grand Haven

OFFICERS

John P. Van Eenenaam
Chairman

Calvin D. Meeusen
Vice Chairman

Thomas A. Creswell
President & CEO

Steven L. Maas
Secretary

Karen K. Benson
Vice President

Christopher P. Cassleman
Vice President

Douglas F. Jones
Vice President

Thomas R. Ladd
Vice President

Betsy S. Lobdell
Vice President

Sherry J. Patterson
Vice President

22 | 2004 ANNUAL REPORT

KENT COMMERCE BANK

Paying a higher rate of attention.

Friendly, trustworthy and efficient

As a banker of 22 years in the West Michigan market, I am pleased to apply my knowledge of the financial history of this region and assist Kent Commerce Bank with its plans for growth. This opportunity to expand on the recent successes created by Bill Young and Kent’s excellent staff is appreciated. The board of directors has created a perfect occasion to launch our strategic plan for 2005.

Our team of experienced commercial and mortgage lenders are now poised to expand our strong and stable customer base while the entire staff upholds the Kent Commerce tradition of supplying excellent service tailored to meet the specific needs of each customer.

“Kent Commerce Bank has provided exceptional service to me and my business. It’s the little things that make a big impression: My banker delivers a customer’s check right to my office, the staff is always courteous, and my loan officer takes care of all the details in an efficient manner. The staff is friendly, trustworthy and efficient. They understand the importance of long-term relationships.”

Kevin Einfeld, Bank Director

Being a community bank is a big plus with small businesses in this vibrant and savvy West Michigan market because we’re a small business, too. We sincerely want to help our customers achieve the American Dream and they understand their business is important to our success as well.

So as we expand our share of the West Michigan market, we are going to continue to deliver results for our customers, while reaching out for new business from those prospects that share our entrepreneurial spirit. We have a strong professional staff and we plan to maintain our bank’s track record of quality growth for years to come.

Mark J. DeWitt
President & CEO

Kent Commerce Bank | 4050 Lake Drive SE | Grand Rapids, MI 49546
616-974-0200 | www.kentcommerce.com

Founded: January 12, 1998	Mark J. DeWitt | President & CEO

BOARD OF DIRECTORS

James M. Badaluco, SIOR
Executive Vice President
S. J. Wisinski & Company

Paul R. Ballard
Retired President & CEO
Portage Commerce Bank

John T. Barbour
President
Central Michigan
Paper Company

Robert E. Bruggink, PE
President
Moore & Bruggink, Inc.

Sharon M. Buursma
Retired

Mark J. DeWitt
President & CEO
Kent Commerce Bank

Kevin J. Einfeld
President
BDR Executive
Custom Homes, Inc.

Gary D. Hensch, CPA
President
Redstone Group, Inc.

R. Ted Hudson
Owner
Prestige Property, Inc.

Harold A. Marks, CPA
Partner
Prangley Marks, LLP

Calvin D. Meeusen, CPA
Managing Partner
Calvin Meeusen
Company, CPA, PLLC

Valerie R. Overheul
President & CEO
Summit Training Source, Inc.

Bruce A. Thomas
President, Eastern Regions
Capitol Bancorp Limited

Mary L. Ursul
Vice President
Professionals Direct, Inc.

Michael C. Walton
Attorney at Law
Rhoades, McKee, Boer,
Goodrich & Titta

William H. Young
Executive Vice President
Kent Commerce Bank

OFFICERS

Michael C. Walton
Chairman

Paul R. Ballard
Vice Chairman

Mark J. DeWitt
President & CEO

Kevin J. Einfeld
Secretary

William H. Young
Executive Vice President

Sandra L. Bloem
Vice President

Michael P. Boelens
Vice President

John J. Coder
Vice President

Linda S. Crawford
Vice President

2004 ANNUAL REPORT | 23

MACOMB COMMUNITY BANK

Smaller Bank. Bigger Service.

Gaining momentum

With the momentum gained by business development and community involvement in 2004, the management and staff at Macomb Community Bank look forward to greater profitability in 2005.

We have greatly improved the overall awareness of the bank in all sectors of the Macomb community over the last few years. Our staff is active in the business and residential segments, as well as with local government, colleges, public schools and retirees.

In 2004, we sponsored community breakfast meetings where local government representatives in Macomb County were able to communicate directly with constituents and businesses. For the third year in a row, we also sponsored a popular economic luncheon speaker series, which was well attended by existing and potential clients.

Enhancing our community commitment further, we are also offering financial education programs for interested people in our area, as well as residential mortgage classes for first-time home buyers.

We also enhanced our bank board last year by adding two directors who are leaders in their professions: attorney Peter J. Lucido and hospital executive Barbara W. Rossman.

Local residents, businesses and the media, we find, are receptive to a bank that is based in the heart of their community. Our staff and members of our board of directors are from the community and have the township’s best interests in mind.

We are eager to meet the challenges of growing our bank and increasing earnings through excellent customer service and traditional banking channels, as well as through government-guaranteed lending, Internet-based products and services, and trust and investment services. We will also maintain a high level of community involvement because Macomb is our community too.

Timothy J. Cuttle
President & CEO

Macomb Community Bank| 16000 Hall Road | Suite 102 | Clinton Township, MI 48038
586-228-1600 | www.macombcommunity.com

Timothy J. Cuttle | President & CEO	Founded: September 18, 1996

BOARD OF DIRECTORS

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

Timothy J. Cuttle
President & CEO
Macomb Community Bank

Christina C. D’Alessandro
Vice President
Villa Custom Homes

James R. Kaye
President & CEO
Oakland Commerce Bank

David F. Keown
Certified Building Official
Washington Township

Dr. Albert L. Lorenzo
President
Macomb Community College

Peter J. Lucido
Attorney & Counselor at Law
Law Offices of
Peter J. Lucido

Robert Pelachyk
Executive Vice President &
General Manager
Cross Huller - North America

Delia Rendon Martin
Co-Owner
Martin Enterprises

Barbara W. Rossman
President & CEO
St. Joseph’s Mercy of Macomb

Alphonse M. Santino, M.D.
Michigan Institute
of Urology, P.C.

John A. Serra
Real Estate Developer
John Serra and Associates

Bruce A. Thomas
President, Eastern Regions
Capitol Bancorp Limited

OFFICERS

Robert C. Carr
Chairman

Timothy J. Cuttle
President & CEO

Christina C. D’Alessandro
Secretary

Frank J. Buscemi
Vice President

Kenneth O. Flynn
Vice President

Deborah S. Moser
Vice President

24 | 2004 ANNUAL REPORT

MESA BANK

High Touch ... Higher Service.

Exceeding Expectations

“Mesa Bankers always greet you when you enter the bank and they know your name. That’s where business development starts and everything falls into place from there. I’ve always appreciated the warm welcome.”

Stewart Hogue, Chairman of the Board

Mesa Bank experienced another record year in 2004. The efforts of our hard-working staff and the community involvement of our board of directors positioned the bank to exceed all performance targets set in 2004.

We established the Mesa Bank mortgage department in 2004. We also created the Mesa Bank financial services division, which provides a wide range of financial planning services and investments for our clients. New products generated from these efforts enhance our ability to respond to the diversified financial needs of our clients.

For the second year in a row, Mesa Bank was voted Arizona’s No. 1 bank with assets under $75 million by Ranking Arizona, which each year conducts the largest business opinion poll in the state.

Our expansion into Mesa Falcon Field in September of 2003 has also exceeded expectations. The community has responded very favorably to our presence in this dynamic employment hub.

Bank staff members are active in a variety of local, state and national charitable organizations, sacrificing their personal time for the betterment of those less fortunate. Again in 2004, Mesa Bank had 100-percent participation in the Mesa United Way campaign effort.

Mesa Bank is committed to providing the best possible working environment for its employees. In turn, Mesa Bankers are committed to providing superior relationship banking for our clients. Our success speaks volumes.

Neil R. Barna
President & CEO

|

Mesa Bank | 63 East Main Street | Suite 100 | Mesa, AZ 85201 | 480-649-5100 | www.mesabankers.com
Mesa Falcon Field Office | 1733 North Greenfield Road | Suite 101 | Mesa, AZ 85205 | 480-324-3500

Founded: October 20, 1998	Neil R. Barna | President & CEO

BOARD OF DIRECTORS

Neil R. Barna
President & CEO
Mesa Bank

Richard D.Crandall, CPA
President & Partner
CN Resource, LLC

Michael J. Devine
Attorney at Law

Debra L. Duvall
Superintendent
Mesa Public Schools

Brian K. English
General Counsel
Capitol Bancorp Limited

Robert P. Evans
President
Baron Resources, Inc.

Stewart A. Hogue
Principal
SALK Management, LLC

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Philip S. Kellis
Partner
Dobson Ranch Inn

Ruth L. Nesbitt
Community Volunteer

Wayne C. Pomeroy
Owner
Pomeroy’s Men’s Store

Daniel P. Skinner
Owner & Manager
LeBaron & Carroll LSI, Inc.

Terry D. Turk
President
Sun American Mortgage Company

James K. Zaharis
President
The Zaharis Group

OFFICERS

Stewart A. Hogue
Chairman

Robert R. Evans
Chairman Emeritus

Michael L. Kasten
Vice Chairman

Neil R. Barna
President & CEO

Rita E. Leaf
Executive Vice President & CCO

Steven R. Mitchell
Senior Vice President

Sandra S. Zazula
Senior Vice President & Secretary

Daniel R. Laux
Vice President

James G. LeCheminant
Vice President

Conrad B. Morin
Vice President

2004 ANNUAL REPORT | 25

MUSKEGON COMMERCE BANK

Banking on Our Community.

Building a new Muskegon

“Muskegon Commerce Bank is about to break ground on our new building. Even though excitement is high, we know the true measure of a bank’s success is not brick, mortar and marble ceilings; it is the relationships with customers and employees. Our new building will last a long time, but it is the relationships with our customers and employees that we are building to last.”

Christopher L. Kelly, Chairman of the Board

Muskegon Commerce Bank’s leadership in residential construction and small business lending resulted in record earnings in 2004.

We have been the top residential construction lender in Muskegon for several years, but last year we rose to No. 1 in Small Business Administration (SBA) 7(a) lending as well. Our SBA lending success has resulted in our bank being authorized as a Preferred Lender, making SBA loan approvals five times faster.

Sustained business growth at our seven-year-old bank has underscored our need for more office space. We have obtained the necessary approvals to break ground soon for the construction of a new banking facility. The state has awarded us a Brownfield Redevelopment credit of approximately $250,000 to help fund the project.

In addition to helping finance local economic development with our banking activities, our employees, officers and directors are active in dozens of community and nonprofit organizations. We were also the title sponsor of the recent Muskegon Parade of Homes featuring several of our customers who are builders and developers.

Concrete evidence of our business and community achievements will be realized as our new banking facility is built. Muskegon Commerce Bank is dedicated to financing Muskegon’s development and we’re here to stay!

Robert J. McCarthy
President & CEO

Muskegon Commerce Bank | 255 Seminole Road | Muskegon, MI 49444
231-737-4431 | www.muskegoncommerce.com

Robert J. McCarthy | President & CEO

FOUNDED: December 3, 1997

BOARD OF DIRECTORS

Philip J. Andrie
President
Andrie, Inc.

William C. Cooper
President
Great Lakes Jet

Thomas F. DeVoursney
President
Shape Corporation

Ronald A. Franklin
President
Northshore Construction

Edgar W. Hunt
Retired Bank President
First of America Bank

Christopher L. Kelly
Attorney at Law
Parmenter O’Toole

Daniel J. Kuznar
Owner
Quality Tool & Stamping
Company, Inc.

Donald Martines
President
West Michigan Grinding &
Machine Co. - Ace Tooling

Robert J. McCarthy
President & CEO
Muskegon Commerce Bank

Bruce A. Thomas
President, Eastern Regions
Capitol Bancorp Limited

James Stanford Tyler
President
Tyler Sales Company, Inc.

OFFICERS

Christopher L. Kelly
Chairman

Daniel J. Kuznar
Vice Chairman

Robert J. McCarthy
President, CEO & Secretary

Eric B. Seifert
Senior Vice President

Terri K. Swarts
Chief Operating Officer

David C. Christopher
Vice President

Brent A. McCarthy
Vice President

26 | 2004 ANNUAL REPORT

NAPA COMMUNITY BANK

Putting Community Back into Banking.

Positive and Profitable

The past year was remarkable for Napa Community Bank. We have enhanced our first-class staff with three highly qualified banking professionals in operations and lending — Joen McDaniel, James Barrett and Vince Goetz.

Loyalty is at the core of our values and our team members display it daily. For instance, when a new community bank opened in our market recently, many of our employees were courted by the newcomer. I am proud to say that our team is intact.

For the second consecutive year, we held an extremely effective strategic planning session with our dedicated bank directors to identify strengths, challenges and opportunities, and to set goals and objectives for 2005. It is worth noting that we met or exceeded all of our objectives for 2004.

Our mission statement has three main components. The first is to exceed the service expectations of our clients and we are constantly striving to do that. At the request of our clients, we have launched a quarterly bulletin mailed to them with their bank statements.

“They are real people working with us as partners.”

Michael Havens, owner of Havens Wine Cellars

                    “We receive very personal attention.”

Norm Alumbaugh, owner of Eagle & Rose Winery

The second component of our mission is to enhance shareholder value. In 2004, we exceeded our net income goal significantly.

The third component is to be a valuable addition to the community we serve. Our directors and staff serve on the boards of some 30 nonprofit organizations. We also volunteer our time for fund-raisers.

In addition to fueling the local economy, we are making a difference in the lives of the people who call the Napa Valley home.

Dennis J. Pedisich
President & CEO

Napa Community Bank | 700 Trancas Street | Napa, CA 94558
707-227-9300 | www.napacommunitybank.com

Founded: March 1, 2002                                                                                                             Dennis J. Pedisich | President & CEO

BOARD OF DIRECTORS

Kevin S. Alfaro
Partner
G & J Seiberlich & Co., LLP

Scott R. Andrews
President & COO
First California Bancorp

Thomas M. Andrews
Owner & CFO
Andrews & Thornley
Construction, Inc.

Geni A. Bennetts, M.D.
Medical Consulting

Joseph P. Cristiano
Chairman
The MCM Group

Charles H. Dickenson
Partner
Dickenson, Peatman
& Fogarty

William H. Dodd
General Manager
Napa County Board of Supervisors

Jeffrey L. Epps
President
Epps Chevrolet

Doug W. Hill
Vineyard Manager
Oak Knoll Farming, Inc.

Carlee S. Leftwich
Former Mayor
Yountville, CA

Harold D. Morrison
President
Bridgeford Flying Service

Betty L. O’Shaughnessy
Owner
O’Shaughnessy Estate Winery

John R. Pappas D.D.S., M.D.
Oral & Maxillo-Facial Surgery

Dennis J. Pedisich
President & CEO
Napa Community Bank

Salvador S. Ramos
Vineyard Supervisor
Jaeger Vineyards

ADVISORY DIRECTOR
Paul J. Krsek
Managing Partner
K & A Asset Management

OFFICERS

Betty L. O’Shaughnessy
Chair

Geni A. Bennetts, M.D.
Vice Chair

Dennis J. Pedisich
President & CEO

Charles H. Dickenson
Secretary

Richard W. Hemming
Executive Vice President & CCO

James A. Barrett
Vice President

Vincent R. Goetz
Vice President

Joen M. McDaniel
Vice President

Perry I. Teaff
Vice President

2004 ANNUAL REPORT | 27

OAKLAND COMMERCE BANK

... offering diverse lending solutions for our community.

“What makes Oakland Commerce Bank strong is the loyalty and continuity of our employee base and the longevity of service by our board of directors.”

Michael J. Devine, Chairman of the Board

Helping businesses grow

Oakland Commerce Bank’s commercial lending staff has been helping businesses grow since 1992. Our brand of high-touch personalized service has been the hallmark of our bank from the beginning and that will continue as we focus on new markets.

Complementing our core business is residential mortgage lending, trust and investment services and the convenience of Internet banking products and services.

While the regional economy has been sluggish, we have the benefit of being located in Oakland County, which has the highest per capita household income in Michigan. As a result of the hard work of a professional and dedicated banking staff, the bank reported solid earnings in 2004.

At the same time, we have also strengthened our staff with the addition of experienced professionals to serve existing as well as new customers.

During 2004, we made the commitment to rededicate ourselves to the community. We are marketing our bank by sponsoring high-profile charitable events that benefit less fortunate families and children in southeastern Michigan. We plan to continue these activities as we expand our markets.

Oakland Commerce Bank’s employees and directors are proud. We have grown our bank during difficult times. Our veteran staff is committed to providing outstanding service for our commercial customers and, with the help of solid referrals from our board of directors, we are excited about our prospects for increased profitability in 2005 and for the rest of the decade.

James R. Kaye

President & CEO

Oakland Commerce Bank | 31731 Northwestern Highway | Farmington Hills, MI 48334
248-855-0550 | www.oaklandcommerce.com

James R. Kaye | President & CEO	Founded: July 7, 1992

BOARD OF DIRECTORS

Mark A. Aiello
Attorney at Law
Foley & Lardner

Donald A. Bosco
President
Donald A. Bosco Building, Inc.

Mark B. Churella
President & CEO
FDI Group

Leon S. Cohan
Counsel to the Firm
Barris, Scott, Denn & Driker

Michael J. Devine
Attorney at Law

Jeffrey L. Hauswirth
CPA, CVA, President
Jenkins, Magnus,
Volk & Carroll, P.C.

James R. Kaye
President & CEO
Oakland Commerce Bank

Ihor J. Kuczer
Senior Vice President
Oakland Commerce Bank

David F. Lau
Lau & Lau Associates, LLC

Jeffrey M. Leib
President
Law Offices of Jeffrey M. Leib

Akram G. Namou
CPA

Julius L. Pallone
President
J. L. Pallone Associates

Francine Pegues
Regional Sales Director
Blue Cross Blue Shield of
Michigan Southeast Region

OFFICERS

Michael J. Devine
Chairman

James R. Kaye
President & CEO

Ihor J. Kuczer
Senior Vice President & Secretary

Nicolet B. Cassidy
Vice President

James F. Miller
Vice President

Thomas K. Perkins
Vice President

28 | 2004 ANNUAL REPORT

PARAGON BANK & TRUST

Providing Excellence in Relationship Banking.

Expanding our Influence in Holland

With record earnings from our Trust and Investment Department, respectable loan growth, consistent mortgage volumes and improved fee income, Paragon Bank & Trust reported record net income in 2004.

The future is bright as we continue to grow our traditional banking lines, generate additional fee income from trust services and improve sales from our expanding menu of products and services.

The Trust and Investment Department’s record year was achieved by leveraging our established presence in the market and an ongoing effort by all employees to provide clients with a full range of financial choices.

“The ability to offer our own trust and investment services to the community provides us with a competitive advantage. Our clients love the fact that they can call one location to handle all of their financial needs.”
Chuck Brower, Bank Director

Innovation was key as we were the company’s lead bank in establishing and offering Health Savings Accounts to families in our beautiful West Michigan community.

Our genuine passion for our hometown makes our community involvement all the more rewarding. We helped sponsor the 2004 Tulip Time Celebration. Our innovations in stimulating client and staff participation in the local United Way campaign won us awards. Additionally, we supported the arts, served meals at a rescue mission, raised money to battle juvenile diabetes and funded many other great causes.

Last fall, we launched our first television and radio ads designed to increase community awareness and expand our local client base.

The goal is for record earnings again in 2005 as we increase efficiencies and invest further in our community.

Randall R. Smith

President & CEO

Paragon Bank & Trust | 240 East 8th Street | Holland, MI 49423 | 616-394-9600 | www.paragonbank.com
Trust & Investments Division | 616-394-9055

Founded: September 24, 1990	Randall R. Smith | President & CEO

BOARD OF DIRECTORS

Dr. Robert J. Bates
Director Emeritus - Physician
Western Michigan
Urological Assoc., P.C

Charles A. Brower
CPA & Partner
DeLong & Brower, P.C.

Scott Diepenhorst
Principal
SD & Associates, Inc.

Paul Elzinga
Co-Chairman &
Director of Business Development
Elzinga & Volkers, Inc.

Michael P. Haverdink
President
Ottawa Kent Insurance Agency, Inc.

Jeffery K. Helder
Attorney at Law
Cunningham Dalman, P.C.

Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited

Grant M. Kasten
President
Kasten Insulation Services, Inc.

Lawrence D. Kerkstra
Chairman of the Board
Kerkstra Precast, Inc.

Scott G. Kling
President
Trust and Investments
Paragon Bank & Trust

Leonard Maas
President
L & M Maas Investments, LLC

Mitchell W. Padnos
Executive Vice President
Louis Padnos Iron &
Metal Company

Henri P. Paterson
Associate Broker & Partner
Woodland Realty, Inc.

Richard H. Ruch
Director Emeritus

Randall R. Smith
President & CEO
Paragon Bank & Trust

Richard G. Swaney
Attorney at Law
Swaney & Thomas, P.C.

Robert J. Trameri
Retired Chairman
Paragon Bank & Trust

Barry L. Werkman
Vice President of Finance
Hope College

OFFICERS

Richard G. Swaney
Chairman

Charles A. Brower
Vice Chairman

Randall R. Smith
President & CEO

Scott G. Kling
President
Trust and Investments

C. Steven DeLoof
Vice President

M. Jane Riemersma
Vice President

Dean R. Weerstra
Vice President

2004 ANNUAL REPORT | 29

POINT LOMA COMMUNITY BANK

Local People – Local Experience.

Preserving a rich heritage

When Point Loma Community Bank debuted on August 2, 2004, the Point Loma community welcomed something that had been missing for years – a locally-managed community bank. Our grand opening event this past September was a huge success and we are off to an excellent start.

“Our hometown bank will succeed because it has a staff and board dominated by experienced, local professionals who understand the rich heritage of our citizens and the businesses that serve our community.”

Harold O. Grafton, President, Cement Cutting, Inc.

We exceeded all of our goals for 2004. We grew both the loan portfolio and deposits to respectable levels. We expanded our banking services to include mortgage and Small Business Administration (SBA) lending, and have added experienced loan officers in both areas.

Our veteran staff is composed of Point Loma financial services leaders with over 250 years of collective banking experience. We live here and understand the community. Our board of directors is made up of business leaders from the industries that make our community strong.

In 2005, we are focused on building our SBA lending and mortgage business as we grow a strong and diverse commercial loan portfolio.

Community commitment is of utmost importance to the staff at Point Loma Community Bank. We are involved in many organizations created for our Portuguese neighbors and the sport fishing community. We are active with the Peninsula Chamber of Commerce, Point Loma Association, Point Loma YMCA, and the Combined Health Agencies, a federation of 27 health agencies that partners with the United Way.

Our board and staff are committed to providing Point Loma and the surrounding areas with the best banking services possible while supporting many community activities large and small . . . including our local little league team.

Anthony D. Calabrese

President

Point Loma Community Bank | 1350 Rosecrans Street | San Diego, CA 92106
619-243-7900 | www.pointlomacommunitybank.com

Anthony D. Calabrese | President	Founded: August 2, 2004

BOARD OF DIRECTORS

Scott R. Andrews
President & COO
First California Bancorp

Gregg W. Beaty
D.M.D.

Anthony D. Calabrese
President
Point Loma Community Bank

Arthur DeFever
President
DeFever Marine Enterprises

William T. Fiedler
President
Fiedler Construction Company

Harold O. Grafton
President
Cement Cutting, Inc.

Theodore Griffith
President
Pacific Tugboat Service
& Pearson Marine Fuel

Marcia Haas
Real Estate Broker & President
Professional Property Management

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Julius S. Paeske
President
Commercial Facilities, Inc.

Mark A. Winkler
Broker Associate
Prudential Realty

OFFICERS

John S. Lewis
Chairman

Anthony D. Calabrese
President

Gary A. Housman
Executive Vice President
& Secretary

Hector Zatarain
Executive Vice President

Millie M. McKibbin
Vice President

Leticia Trujillo
Vice President

30 | 2004 ANNUAL REPORT

PORTAGE COMMERCE BANK

Smaller Bank. Bigger Service.

Our team makes the difference

Portage Commerce Bank enjoyed excellent growth last year in all areas of the bank. Starting with our outstanding veteran team of employees and the guidance of an experienced board of directors, we have been able to proactively identify and secure new business opportunities that fit our model.

“As a customer and investor, I like the fact that our bank officers know a lot of local business leaders and the business leaders know them. As a director, I can tell you we have a strong board that is well-rounded and my colleagues have contributed heavily to the bank’s success.”

Russell M. Rathburn, Bank Director

Marking our 17th anniversary in 2005, Portage Commerce Bank enjoys the status of a mature bank in our marketplace. We have earned a stellar reputation for providing excellent service to the small business customer, enabling us to attract the highest caliber of employees and business to our bank.

As we move ahead, our primary goal is to maintain our outstanding financial performance as we continue to grow the bank in all phases of the business.

We were pleased with the results from our mortgage department during a challenging year. We have expanded the department’s work area, dedicated resources to increase the staff and look forward to solid contributions in the coming years.

In 2004, we launched our Trust and Investment Services department, hiring a highly experienced representative from our market. This is an area in which we expect to see significant growth.

We foresee continued success and profitability as we provide our market with unparalleled service delivered by experienced banking professionals.

Dennis J. Kuhn

President & CEO

Portage Commerce Bank | 800 East Milham Road | Portage, MI 49002
269-323-2200 | www.portagecommerce.com

Founded: May 2, 1988	Dennis J. Kuhn President & CEO

BOARD OF DIRECTORS

Paul R. Ballard
Retired President & CEO
Portage Commerce Bank

David L. Becker
Retired Founder
Becker Insurance Agency, P.C.

Thomas R. Berglund, M.D.
Portage Physicians

Robert B. Borsos
Attorney at Law & Shareholder
Kreis, Enderle,
Callander & Hudgins, P.C.

John M. Brink
CPA & Partner
Brink, Key & Chludzinski, P.C.

Patricia E. Dolan
Community Volunteer

Alan A. Halpern, M.D.
Michigan Orthopedic
Surgery & Rehabilitation, P.C.

Robert L. Johnson
Retired Secretary & Treasurer
Medallion Properties, Inc.

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Dennis J. Kuhn
President & CEO
Portage Commerce Bank

Paul M. Lane, Ph.D.
Seidman School of Business
Grand Valley State University

William J. Longjohn
Retired Vice President
Midwest Business Exchange

John W. Martens, CPA
Retired

Russell M. Rathburn
President & Owner
Rathco Safety Supply, Inc.

OFFICERS

Michael L. Kasten
Chairman

William J. Longjohn
Vice Chairman & Secretary

Dennis J. Kuhn
President & CEO

John M. Crandle
Senior Vice President

James V. Lunarde
Senior Vice President

Kenneth R. Blough
First Vice President

Cheryl M. Germain
First Vice President

Kimberlee M. Ferris
Vice President

Beth A. Wright
Vice President

Susan M. Wright
Vice President

2004 ANNUAL REPORT | 31

RED ROCK COMMUNITY BANK

Part of the Summerlin Landscape.

Emphasis on Community

In celebrating our fifth anniversary in the fourth quarter of 2004, Red Rock Community Bank launched a year-long campaign of quarterly community service projects. In our first project, we gathered over 700 cans of food and presented them to the Women’s Development Center just in time for Thanksgiving.

Our concern for others does not stop there. When we learned that one of our clients, who runs a dental clinic in Sri Lanka, was leading a relief effort to help the victims of the recent Indian Ocean tsunami, we decided to get involved. The bank matched a $1,000 donation from our employees and the money was hand-delivered to our client’s local office in late January 2005.

“I am pleased with the support I have received for several years from Red Rock Community Bank. They have supported my financial needs and, through the generosity of the bank and the bank’s employees, have supported my dental Clinic in Sri Lanka in its efforts to ease the suffering of the victims of the tsunami.”

Dawn McClellan, DDS, President, Children’s Dental Care International

From a business standpoint, we recently teamed up with CUE Financial to provide a vast array of financial planning services and products for our customers, including investments and life and health insurance. Our goal is to grow the fee income from this source by 100 percent in 2005.

Additionally, we plan to increase the income gained from other fee-based products, such as equipment leasing, and we are maximizing potential by taking advantage of the many opportunities in the robust residential housing market.

Red Rock Community Bank is truly growing with our community.

Thomas C. Mangione
President & CEO

Red Rock Community Bank | 10000 West Charleston | Suite 100 | Las Vegas, NV 89135
702-948-7500 | www.redrockcommunity.com

Thomas C. Mangione | President & CEO	Founded: November 29, 1999

BOARD OF DIRECTORS

Richard H. Bowler
Principal
Piercy, Bowler, Taylor & Kern

Eric L. Colvin
President
Apex of Nevada

Michael J. Devine
Attorney at Law

Molly K. Hamrick
Vice President & CFO
Coldwell Banker Premier Realty

Philip G. Hardy Jr.
Vice President & Project Manager
Hardy Painting & Drywall

James A.Harris
Vice President
Brown and Brown Insurance

Charles L. Lasky
President
Lasky, Fifarek & Hogan, P.C.

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Thomas C. Mangione
President & CEO
Red Rock Community Bank

Lori A. Marrs
Owner
Hansen Marrs Financial
Group, LLC

Joseph D. Reid III
Corporate Counsel
Capitol Bancorp Limited

John A. Stuart
President
Tartan Consultants, Ltd.

Fredrick P. Waid
Chief Operating Officer
Peccole Nevada Corporation

J. Bruce Wiggins
President
Strategic Medical Management

OFFICERS

John S. Lewis
Chairman

Michael J. Devine
Vice Chairman

Thomas C. Mangione
President & CEO

Charles L. Lasky
Secretary

Brian W. Astle
Executive Vice President & CCO

32 | 2004 ANNUAL REPORT

SOUTHERN ARIZONA COMMUNITY BANK

Banking the way it should be.

Endless possibilities for growth

Looking back on 2004, we’re excited about our bank’s accomplishments.

The bank reported record earnings. We feel our disciplined, yet compassionate, approach to community banking leads to improved efficiencies, increased earnings and a loyal and growing customer base for years to come.

Our leadership with the redevelopment of homes and businesses destroyed in the wildfires on Mount Lemmon in 2003 has already led to the financing of a new general store in the mountain community of Summerhaven. Our goal is to stay active in the revitalization, with $5 million in new lending potential over the next five years.

“The banking relationship commitment of our bank to the community transfers directly to our community service commitment. We live here; we work here. Our clients are our extended family.”

Bob Elliott, Bank Director

The construction of our 1,900-square-foot addition was completed last year. This allowed us to relocate our commercial lending department from cramped quarters and hire additional employees to enhance the services we provide new and existing customers.

Our staff is involved in 11 nonprofit organizations. Our community sponsorships include three consecutive years as the official bank of the world-class El Tour de Tucson bicycle event. We also continue to sponsor events to benefit needy families and deserving youth.

We have successfully launched our quarterly newsletter for customers – MONEY TALK$. Distributed with bank statements and available on our web site, the newsletter publicizes our staff, directors, products and services.

The past year was incredibly successful. The groundwork is laid for future business development and community participation. We believe the opportunities are endless. Thank you for your continued support and for believing in our bank.

John P. Lewis
President & CEO

Southern Arizona Community Bank | 6400 North Oracle Road | Tucson, AZ 85704
520-219-5000 | www.southernarizonabank.com

Founded: August 17, 1998	John P. Lewis | President & CEO

BOARD OF DIRECTORS

William R. Assenmacher
President
T. A. Caid Industries, Inc.

Jody A. Comstock, M.D.
Physician & Owner
Skin Spectrum

Michael J. Devine
Attorney al Law

Robert A. Elliott
President & Owner
The Elliott Accounting Group

Michael W. Franks
Principal
Seaver Franks Architects

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Yoram S. Levy
Partner
Triangle Ventures, LLC

John P. Lewis
President & CEO
Southern Arizona
Community Bank

Jim Livengood
Director of Athletics
University of Arizona

James A. Mather
Attorney at Law & CPA

Morgan E. North
President & Owner
Borderland Construction
Company, Inc.

James M. Sakrison
Principal & Attorney at Law
Slutes, Sakrison & Hill,P.C.

Jean M. Tkachyk
CFO
University Physicians,Inc.

Paul A. Zucarelli
Principal
CBIZ, Gordon, Zucarelli &
Handley Insurance, Ltd.

OFFICERS

Paul A. Zucarelli
Chairman

Michael L. Kasten
Vice Chairman

John P. Lewis
President & CEO

Robert A. Elliott
Secretary

Michael J. Trueba
Executive Vice President & CCO

Terri R. Gomez
Senior Vice President

Minette Goldsmith
Vice President

James G. Loane
Vice President

Mindy C. Webb
Vice President

2004 ANNUAL REPORT | 33

SUNRISE BANK OF ALBUQUERQUE

Smaller Bank. Bigger Service.

“Since I have been banking with Sunrise Bank of Albuquerque, I have discovered the true meaning of customer service. When I visit the bank all of the employees know me by name and are always very helpful. If there is a concern with my account, I can count on receiving a phone call, which is very helpful for a small business like mine. I cannot imagine banking anywhere else.”

Manny Corrales, VSM Private Patrol

Why bank anywhere else?

Manny Corrales expresses a sentiment that is typical for our customers and his conclusion is one we want all of our customers to share. As with good personal relationships, mutual respect and understanding are the keys to successful business relationships.

These successful relationships are how we grew Sunrise Bank of Albuquerque and they are vital to our sustained profitability and growth.

The bank’s board of directors, management and staff have worked hard to create a strong community bank and we are determined to expand our market with quality products and services that our customers demand and deserve.

Our management team was recently enhanced with the additions of Janis K. Wainright as executive vice president and chief operating officer, and Cecil Irvin as vice president. Janis has 37 years of banking experience, including the last 11 years in New Mexico, while Cecil is a 30-year New Mexico banker.

In 2005, we are carefully working on building our commercial and consumer loan portfolios. We are proud of both our deposit and assets growth last year and plan for more success in the coming years.

The focus of our community involvement is supporting curricular activities for youth. Like the youth of our community, Sunrise Bank is still growing and we intend to be among the future leaders.

Jason A. Shaffer
President & CEO

Sunrise Bank of Albuquerque | 225 Gold SW | Albuquerque, NM 87102
505-244-8000 | www.sunrisebankofalbuquerque.com

Jason A. Shaffer | President & CEO	Founded: April 6, 2000

BOARD OF DIRECTORS

Thomas Bohlman
Managing Partner
Lexus of Albuquerque

Turner W. Branch
Owner
Branch Law Firm, P. A.

Helen A. Elliott
CPA
Elliott, Pohlman
& Co., CPAs, P.C.

E. Gary Fichtner
Owner
Esthetic Dental Arts, Inc.

Donald E. Fry, M.D.
School of Medicine
University of New Mexico

Ronald K. Sable
President
Concord Solutions Ltd.

Todd A. Sandoval
Owner & President
Sandia Office Supply, Inc.

Jason A. Shaffer
President & CEO
Sunrise Bank of Albuquerque

Stephen D. Todd
Director of Bank Performance,
Western Regions
Capitol Bancorp Limited

Janis K. Wainright
Executive Vice President & COO
Sunrise Bank of Albuquerque

OFFICERS

Jason A. Shaffer
President & CEO

Janis K. Wainright
Executive Vice President & COO

Conni L. Nunez-Jones
Senior Vice President

Antoinette E. Creel
Vice President

Ronald B. Garcia-Smith
Vice President

Cecil R. Irvin
Vice President

34 | 2004 ANNUAL REPORT

SUNRISE BANK OF ARIZONA

Bringing the relationship back to banking.

Flexibility to endure change

“The success of Sunrise Bank is attributed to outstanding leadership. We have the flexibility to endure change while always focusing on enhancing customer relationships. This has made our bank consistently profitable.”

Michael R. Allen, Bank Director

Sunrise Bank of Arizona experienced a record-setting year in terms of loan growth, profitability and expansion of customer relationships. Our team of banking professionals is committed to servicing our customers.

We understand that people bank with people and not necessarily a particular financial institution. That’s why our dedicated and talented staff goes above and beyond the call of duty to deliver the highest level of customer service to “bring the relationship back to banking.” We are optimistic about 2005 and will make every effort to reach each and every client in our market.

We continue our focus on serving clients with real estate lending needs. Through residential lending, conventional commercial lending and Small Business Administration (SBA) lending, Sunrise Bank of Arizona customers benefit by dealing with a community bank that understands the local market.

Sunrise Bank of Arizona has also been a good steward of the community. Our employees volunteered time and resources to support the efforts of Junior Achievement and the Arthritis Foundation.

In addition to our fine performance, our highlights include our smooth transition to a new management team and the expansion of our board of directors. Over the past year the bank welcomed five new board members. Collectively, the board is composed of individuals from different disciplines, and this cross-section of the business community helps the bank to respond timely to various matters, including customer loan inquiries.

Michael S. Morano

President & CEO

Sunrise Bank of Arizona | 4350 East Camelback Road | Suite 100A | Phoenix, AZ 85018
602-956-6250 | www.sunrisebankofarizona.com
Scottsdale Location | 6263 North Scottsdale Road | Suite 100 | Scottsdale, AZ 85250 | 480-624-2600

Founded: December 16, 1998	Michael S. Morano | President & CEO

BOARD OF DIRECTORS

Michael R. Allen
President
Sureway Properties

Thomas W. Beal
Principal & Owner
Beal Insurance Inc.

Michael J. Devine
Attorney at Law

Brian K. English
General Counsel
Capitol Bancorp Limited

Richard E. Garcia
President & Designated Broker
Garcia Realty Advisors, Inc.

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Glen M. Lineberry
Director
Bentley Gallery

Richard Lustiger
General Counsel
Harkins Theaters

Michael S. Morano
President & CEO
Sunrise Bank of Arizona

OFFICERS

John S. Lewis
Chairman

Michael J. Devine
Vice Chairman

Kathleen M. King
Secretary

Michael S. Morano
President & CEO

Tyronne D. Couch
Vice President

Mark C. Handgis
Vice President

Cynthia J. Heaps
Vice President

David W. Tracy
Vice President

Mary S. Madison
Vice President

2004 ANNUAL REPORT  |  35

SUNRISE BANK OF SAN DIEGO

A Brighter Way of Banking.

Another year of success

Our team is proud of our accomplishments in 2004 as Sunrise Bank of San Diego achieved record profitability.

For the third consecutive year Sunrise Bank was recognized in our market as the top ranking community bank in terms of U.S. Small Business Administration (SBA) 504 lending. Gains in SBA 504 loans contributed significantly to the bank’s 2004 profitability.

Our focus continues to be on excellent client service and careful execution of professionalism as exemplified by one of many extraordinary Sunrise clients:

“The level of personal service I receive from Sunrise Bank is phenomenal. The bank met the needs of our growing company by providing the financing to purchase our new headquarters. Responsiveness, professionalism and consistency are just a few reasons we now do all of our banking there.”

Audrey Miranda, Mentus, Inc.

Going forward, the Sunrise Bank team is excited about our plans for continued growth and our community involvement will remain strong. Our team is optimistic about the prospects for building core relationships as we continue to grow a sound loan portfolio.

We are positioned to elevate our 2005 lending and deposit growth through the recent enhancements to our team of business development officers . Integrity and loyalty will continue to be the foundation for building trust with our clients.

Our team supports the community through investment of time and money in several local and national organizations, such as Child Help USA, Autism Society, Boys and Girls Club, and the Leukemia and Lymphoma Society. This commitment is reflected in the 100-percent employee participation in the United Way campaign.

It is our privilege to serve our clients, shareholders and community while providing a “brighter way of banking” in America’s finest city.

Randall S. Cundiff

President & CEO

Sunrise Bank of San Diego | 4570 Executive Drive | Suite 110 | San Diego, CA 92121
858-625-9050 | www.sunrisebanksd.com

Randall S. Cundiff | President & CEO	Founded: January 11, 2001

BOARD OF DIRECTORS

Scott R. Andrews
President & COO
First California Bancorp

Richard A. Byer
President
Bycor General Contractor

Craig V. Castanos
Owner
Craig V. Castanos, CPA

Randall S. Cundiff
President & CEO
Sunrise Bank of San Diego

John D. Frager
President & CEO
Grubb & Ellis | BRE Commercial

Michael R. Labelle
Senior Director
Cushman & Wakefeld

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Toby T. Macfarlane
Senior Vice President
United Title Company

Robert J. Matkovich
D.D.S.
Robert J. Matkovich,
D.D.S., Inc.

John F. McColl
President
Trinity Capital Group

Ronald D. McMahon
President
McMahon Development
Group, LLC

John M. Rooney
CEO
Torrey Financial Group

OFFICERS

John S. Lewis
Chairman of the Board

Randall S. Cundiff
President & CEO

Suzanne K. Gregory
Executive Vice President,
CCO & Secretary

Gregory S. Fletcher
Vice President

Joseph L. Kennedy
Vice President

Michael H. Markie
Vice President

36  |  2004 ANNUAL REPORT

VALLEY FIRST COMMUNITY BANK

Our business is helping your business grow!

Setting the stage for greatness

Our goals every year are to provide unparalleled service, enhance the skill sets of our veteran team and increase our community involvement.

On the service front, we introduced a “total team” concept to guarantee that each customer personally knows three of our experienced bankers and always has access to at least one member of that team. We also launched a presidential survey so our customers can tell us how we’re doing. To date, the response rate is over 50 percent and the comments are changing the way we do business.

In professional development, we promoted four team members to new positions and saw banking services officer Michele Yates selected to the prestigious Scottsdale Leadership Program. To capitalize on this momentum, each team member created a personal strategic growth plan and we’re charting their successes. We also implemented a peer recognition program so team members can publicly recognize one another for a job well done.

For the second consecutive year, we were leaders in the Homeward Bound Diaper Drive. Our customers, directors and employees contributed $3,300 and 2,700 diapers to needy families during the event. Last summer it was my honor to chair Camp CEO, a program designed to introduce teenage girls to the business world. The Scottsdale Area Chamber of Commerce recognized our community involvement by naming the bank a Sterling Awards finalist last fall.

We’ve welcomed three new members to our board of directors and we’re delighted to have their insight and experience on the Valley First team.

The commitment to our customers and our community is strong. It promises to be a fast-paced and exciting year.

Judith R. Egan

President

Valley First Community Bank | 7501 East McCormick Parkway, North Court | Scottsdale, AZ 85258
480-596-0883 | www.valleyfirstbank.com

Founded: June 30, 1997	Judith R. Egan	|President

BOARD OF DIRECTORS

Marilyn D. Cummings
Realtor
Russ Lyon Realty Company

Sam Kathryn Campana
Vice President & Executive Director
National Audubon Society, Inc.

Michael J. Devine
Attorney at Law

Judith R. Egan
President
Valley First Community Bank

William R. Fitzpatrick
CPA
Hein & Associates, LLP

Steven M. Goldstein
Attorney at Law
Sacks, Tierney, P.A. Lawyers

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Donald J. Mahoney
Managing Director
Trammell Crow Company

Gordon D. Murphy
Retired Executive Vice President
Arizona Bankers Association

Harry Rosenzweig Jr.
Co-Owner
Harry’s Fine Jewelry

Patricia B. Ternes
First Vice President
RBC Dain Rauscher Incorporated

OFFICERS

Gordon D. Murphy
Chairman

Michael J. Devine
Vice Chairman

Harry Rosenzweig Jr.
Secretary

Joseph D. Reid
CEO

Judith R. Egan
President

J. Patrick Blaine
Executive Vice President & CCO

Nancy E. Selby
Executive Vice President

Cheryl L. DeGroot
Vice President

Gail L. Hitt
Vice President

Daniel R. Klenske
Vice President

Michele J. Yates
Vice President

2004 ANNUAL REPORT | 37

YUMA COMMUNITY BANK

Your Community Bank.

“We have a superb staff. From my contacts in the business community, I have never received anything but the highest praise for the service they received. Our customers appreciate the quick response time on their loan requests. Their needs are met promptly and courteously.”

Pamela Walsma, Secretary of the Board

Plans for Growth

Growth in the Yuma community is intensifying, so it is natural that Yuma Community Bank is also enjoying strong growth.

The Yuma area is outperforming the national average in long- and short-term job growth by 10 percent and 3.5 percent, respectively. For the second year in a row, the Milken Institute, a nonprofit independent think tank, ranked Yuma No. 6 among the nation’s smaller metropolitan areas on the list of America’s Best Performing Cities.

This parallels Yuma Community Bank’s growth in 2004. Our performance ratios were excellent and we achieved record earnings for the year as well.

Our community commitment is best illustrated by the work business development officer Jeff Byrd has done in bringing financial education seminars to over 1,000 students at Yuma-area junior and senior high schools. The Federal Deposit Insurance Corporation (FDIC) recognized our bank as a national success story on its web site for using FDIC curriculum in this meaningful community outreach program.

We expect more success and improved profitability in 2005. In mid-summer, we plan to relocate the bank to a new facility that will more than double our office space. Our clients and prospects have asked for drive-through banking and our new office will have that convenient feature.

The new office will solidify our place in the entrepreneurial fabric of the Yuma community. We are here to stay and grow with Yuma.

Katherine M. Brandon

President & CEO

Yuma Community Bank | 454 West Catalina Drive | Yuma, AZ 85364

928-782-7000 | www.yumabank.com

Katherine M. Brandon | President & CEO	Founded: December 15, 2000

BOARD OF DIRECTORS

Katherine M. Brandon
President & CEO
Yuma Community Bank

Clarence B. Cheatham
Vice President
DPE Construction

Raymond R. Corona
Optometrist & President
Corona Optique

Lawrence L. Deason
Attorney at Law
Lawrence L. Deason, Ltd.

Ram R. Krishna, M.D.
President
Ram R. Krishna, M.D., P.C.

John T. Osterman
President
Osterman Financial Group

Ronald K. Sable
President
Concord Solutions Ltd.

David S. Sellers
Retired

John R. Sternitzke
President
Sternco Engineers, Inc.

Pamela K. Walsma
Attorney at Law
Westover, Shadle, & Walsma, PLC

Ronald S. Watson
Real Estate Broker & Owner
ERA Matt Fischer Realtor

Robert R. Woodman
Owner
Woodman Realty

Leonard C. Zazula
Cashier - Western Regions
Capitol Bancorp Limited

OFFICERS

Ronald S. Watson
Chairman

Ram R. Krishna
Vice Chairman

Katherine M. Brandon
President & CEO

Pamela K. Walsma
Secretary

Keith L. Simmonds
Executive Vice President & CCO

Theresa N. Wine
Senior Vice President

Kari M. Reily
Vice President

38 | 2004 ANNUAL REPORT

AMERA MORTGAGE CORPORATION

A home for every loan.

Partnering in mortgage loan growth

In 2004, Amera Mortgage invested in our technological infrastructure to better support the mortgage loan officers at Capitol Bancorp’s banks and Amera’s offices nationwide.

“We are fortunate to have a strong support system with Amera Mortgage. Without Amera’s products, pricing, underwriting, document and funding support, we would not be able to perform at these levels. They have trained, coached and made us a part of a very elite delivery system.”

Bill Smith, Senior Vice President/Residential Lending, Arrowhead Community Bank
(CBC’s 2004 leader in mortgage loans sold to Amera)

At Amera’s web site, www.ameramortgage.com, we introduced Mortgage Connection which supplies lenders with on-line pricing, program finding and underwriting capability. Sharper Agent, a web-based customer contact and marketing tool for loan officers, aids bankers and our loan originators.

We also introduced a client-relations group to better support our bank affiliates and position Amera for further growth in Capitol Bancorp’s network of community banks. We’re in the process of a moderate retail expansion in southeastern Michigan and may be entering the wholesale channel as a competitor in mid-2005.

Financially, we had a solid year in terms of return on equity, despite the increase in rates and drop in loan refinance volumes. Our business in the Western Regions grew as additional banks entered the mortgage origination business.

We will continue to enhance Mortgage Connection, adding an enhanced program-finding and quick-pricing capability. We are upgrading our core systems, which will allow lenders real-time access to more of their loan specific information, which, in turn, will create a more efficient application and closing process.

Mark A. Janssen

CEO

Amera Mortgage Corporation | 30201 Orchard Lake Road | Suite 250 | Farmington Hills, MI 48334
248-855-0110 | www.ameramortgage.com

Founded: June 9,1983	Mark A. Janssen | CEO

BOARD OF DIRECTORS

Susan L. Bowen
Executive Vice President
Amera Mortgage Corporation

Melinda F. Cain
Executive Vice President
Amera Mortgage Corporation

James F. Crawford
Director of Strategic Products & Services
Capitol Bancorp Limited

Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited

Mark A. Janssen
CEO
Amera Mortgage Corporation

Lyle W. Miller
President
L. W. Miller Holding Company

Jerald H. Rock
President
Amera Mortgage Corporation

John C. Smythe
President & CEO
Capitol National Bank

OFFICERS

John C. Smythe
Chairman

Mark A. Janssen
CEO

Jerald H. Rock
President

Lee W. Hendrickson
Secretary & Treasurer

Susan L. Bowen
Executive Vice President

Melinda F. Cain
Executive Vice President

Kathleen M. DeFrances
Executive Vice President

John A. Korch
Senior Vice President

Sharon A. Pastori
Senior Vice President & CFO

Nancy J. Caruso
Vice President

Susan Good
Vice President

Melodie A. Haverkate
Vice President

Paul G. Richer
Vice President

Robert A. Richer
Vice President

James A. Sellick
Vice President

James M. Shaffer
Vice President

Susan L. Shaffer
Vice President

2004 ANNUAL REPORT | 39

Financial Information

Selected Consolidated Financial Data
(in $1,000s, except per share data)

	As of and for the Year Ended December 31
	2004(1)	2003(2)	2002(3)	2001(4)	2000(5)
For the year:
Interest income	$179,089	$164,416	$156,454	$153,797	$132,311
Interest expense	47,496	49,490	55,860	73,292	65,912
Net interest income	131,593	114,926	100,594	80,505	66,399
Provision for loan losses	12,708	9,861	12,676	8,167	7,216
Noninterest income	19,252	20,087	14,982	9,585	6,137
Noninterest expense	97,787	86,952	76,538	63,944	52,410
Net income	26,716	23,380	16,653	10,718	8,035
Net income per share:
Basic	1.88	1.86	1.64	1.38	1.14
Diluted	1.79	1.77	1.57	1.35	1.13
Cash dividends paid per share	.65	.51	.44	.40	.36

At end of year:
Total assets	$3,091,418	$2,737,062	$2,409,288	$2,044,006	$1,630,076
Total earning assets	2,885,545	2,521,375	2,226,969	1,920,621	1,517,350
Portfolio loans	2,692,904	2,247,440	1,991,372	1,734,589	1,355,798
Deposits	2,510,072	2,288,664	2,062,072	1,740,385	1,400,899
Notes payable	172,534	92,774	93,398	89,911	58,150
Subordinated debentures	100,845	90,816	51,583	48,621	24,327
Minority interests in consolidated subsidiaries	39,520	30,946	28,016	70,673	62,575
Stockholders’ equity	252,159	218,897	160,037	80,172	70,404

		Quarterly Results of Operations (unaudited)
	Total for	Fourth	Third	Second	First
	the Year	Quarter	Quarter	Quarter	Quarter
Year ended December 31, 2004:(1)
Interest income	$179,089	$48,329	$45,877	$43,434	$41,449
Interest expense	47,496	12,848	11,943	11,486	11,219
Net interest income	131,593	35,481	33,934	31,948	30,230
Provision for loan losses	12,708	3,111	3,553	2,536	3,508
Net income	26,716	7,950	7,439	6,911	4,416
Net income per share:
Basic	1.88	.55	.52	.49	.32
Diluted	1.79	.52	.50	.47	.30
Cash dividends paid per share	.65	.17	.17	.16	.15

Year ended December 31, 2003:(2)
Interest income	$164,416	$41,859	$41,484	$41,087	$39,986
Interest expense	49,490	11,305	12,065	13,121	12,999
Net interest income	114,926	30,554	29,419	27,966	26,987
Provision for loan losses	9,861	3,253	2,892	1,826	1,890
Net income	23,380	6,324	6,049	5,694	5,313
Net income per share:
Basic	1.86	.47	.46	.46	.45
Diluted	1.77	.45	.44	.45	.44
Cash dividends paid per share	.51	.15	.12	.12	.12

(1)	Includes First Carolina State Bank (located in Rocky Mount, North Carolina), acquired April 1, 2004 and Point Loma Community Bank (located in San Diego, California), effective August 2, 2004.

(2)	Includes Bank of Escondido (located in Escondido, California), effective October 2003.

(3)	Includes Bank of Las Vegas (located in Las Vegas, Nevada), effective February 2002 and Napa Community Bank (located in Napa, California), effective March 2002.

(4)	Includes Sunrise Bank of San Diego (located in San Diego, California), effective January 2001.

(5)	Includes Black Mountain Community Bank effective March 2000 (located in Henderson, Nevada), Sunrise Bank of Albuquerque effective April 2000 (located in Albuquerque, New Mexico), Arrowhead Community Bank effective September 2000 (located in Glendale, Arizona), Goshen Community Bank effective September 2000 (located in Goshen, Indiana) and Yuma Community Bank effective December 2000 (located in Yuma, Arizona).

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

	2004		2003
	Low	High	Low	High
Quarter Ended:
March 31	$26.47	$29.70	$19.00	$24.25
June 30	24.05	28.00	20.00	27.88
September 30	24.15	29.80	23.10	28.49
December 31	28.51	36.00	25.72	30.10

During 2004, Capitol paid cash dividends of $0.15 per share in the first quarter, $0.16 per share in the second quarter and $0.17 per share in the third and fourth quarters. In 2003, Capitol paid cash dividends of $0.12 per share in the first, second and third quarters and $0.15 per share in the fourth quarter.

As of January 31, 2005, there were 7,561 beneficial holders of Capitol’s common stock, based on information supplied to Capitol from its stock transfer agent and other sources.

At February 28, 2005, 14,888,400 shares of common stock were outstanding. Capitol’s stock transfer agent is UMB Bank, n.a., 928 Grand Ave., P.O. Box 410064, Kansas City, Missouri 64141-0064 (telephone 800/884-4225). The web site for UMB Bank, n.a. is http:\\www.umb.com.

Capitol has a direct purchase and dividend reinvestment plan, the Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan, “Capitol Bancorp Direct”, which offers a variety of convenient features including dividend reinvestment, certain fee-free transactions, certificate safekeeping and other benefits. For a copy of the Plan prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at 800/884-4225 or Capitol at 517/487-6555.

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

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of Capitol’s 2004 report on Form 10-K, without exhibits, is available to holders of its common stock or trust-preferred securities without charge, upon written request. Form 10-K includes certain statistical and other information regarding Capitol and its business. Requests to obtain Form 10-K should be addressed to Investor Relations, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933.

Form 10-K and certain other periodic reports are filed with the Securities and Exchange Commission (SEC). The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes Capitol). The SEC’s web site address is http:\\www.sec.gov. Capitol’s filings with the SEC are also available at Capitol’s web site, http:\\www.capitolbancorp.com.

OTHER CORPORATE INFORMATION

CORPORATE OFFICES

Capitol Bancorp Center	2777 East Camelback Road
200 Washington Square North	Suite 375
Lansing, Michigan 48933	Phoenix, Arizona 85016
517/487-6555	602/955-6100
www.capitolbancorp.com	www.capitolbancorp.com

INDEPENDENT AUDITORS

BDO Seidman, LLP
Grand Rapids, Michigan

SHAREHOLDER INFORMATION

ANNUAL MEETING

Capitol’s Annual Meeting will be held on Thursday, May 5, 2005 at 4:00 p.m. at the Lansing Center, located at 333 E. Michigan Avenue, Lansing, Michigan.

COMMON STOCK TRADING INFORMATION

Capitol’s common stock trades on the New York Stock Exchange (NYSE) under the trading symbol “CBC”.

COMMON STOCK TRANSFER AGENT

UMB Bank, n.a.
928 Grand Avenue
P.O. Box 410064
Kansas City, Missouri 64141-0064
800/884-4225

DIRECT PURCHASE AND DIVIDEND REINVESTMENT PLAN

Capitol offers an easy and affordable way to invest in Capitol’s common stock through its direct purchase and dividend reinvestment plan, Capitol Bancorp Direct. The Plan’s benefits include the ability to make an initial investment in common stock with as little as $50, reinvestment of dividends in additional common stock, direct deposit of dividends, ability to purchase common stock as frequently as once a month, and the option to make transfers or gifts of Capitol’s common stock to another person. Participation in the Plan is voluntary and shareholders and prospective investors are eligible. Purchases under the Plan are not currently subject to any brokerage fees or commissions. For further information regarding Capitol Bancorp Direct or a copy of the Plan’s prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at 800/884-4225 or Capitol at 517/487-6555.

TRUST-PREFERRED SECURITIES TRADING INFORMATION

Preferred securities of Capitol Trust I (a subsidiary of Capitol) trade on NYSE under the trading symbol “CBCPrA”.

TRUST-PREFERRED SECURITIES TRUSTEE

Bank One Investment Management Group – Chicago, Illinois

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this annual report that are not historical facts are forward-looking statements. Those forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of Capitol and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements. The words “intend”, “expect”, “project”, “estimate”, “predict”, “anticipate”, “should”, “will”, “may”, “believe” and similar expressions also identify forward-looking statements. Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to: (i) the results of Capitol’s efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting Capitol’s banking business and/or expansion strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability, (vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of Capitol’s banks and Capitol’s ability to respond to such actions, (ix) the cost of capital, which may depend in part on Capitol’s asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) changes in management and (xii) other risks detailed in Capitol’s other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions, many of which are based on assumptions relating to the above-stated forward-looking statements, that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation. All subsequent written or oral forward-looking statements attributable to Capitol or persons acting on its behalf are expressly qualified in their entirety by the foregoing factors. Investors and other interested parties are cautioned not to place undue reliance on such statements, which speak as of the date of such statements. Capitol undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events.

Management’s Discussion and Analysis of Financial Condition and
Results of Operations

Preface

This section of Capitol’s annual report is a narrative which intends to discuss, through the eyes of management, the Corporation’s results of operations, financial condition and other important related matters. It is not intended to be a line-by-line review of Capitol’s financial statements, but rather a review of certain select matters in the financial statements and the Corporation’s business. One critical assumption and expectation is made here, and that is that you, the reader, has read the accompanying consolidated financial statements and footnotes.

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

Capitol Bancorp and its Banking Business

Capitol considers itself to be a unique company in the banking business in the United States today. In legal structure, Capitol is a bank-holding company (which means it has banks as subsidiaries). Capitol defines itself as a bank development company. What sets Capitol apart from other bank-holding companies is its focus on chartered bank development as a core business in an environment where other bank-holding companies have focused on branch-banking. Big banks focus on transaction volume. Capitol’s chartered banks are small and focus on relationships.

At December 31, 2004, Capitol’s banking network consisted of 32 separately-chartered community banks, operating in 9 states. All of those banks have different names, typically directly associated with their individual communities. Locally, those banks have a minimally visible identity with Capitol. The banks’ individual focus is on their community, their customers, their business and financial performance. Each bank has its own board of directors, comprised of business leaders and other professionals drawn from that bank’s community. Together, all of Capitol’s banks had nearly 400 independent local board seats at year-end 2004. Each bank has full, local decision-making authority in all matters affecting the customer both in lending and deposit transactions.

Capitol’s role with its banks is as investor, mentor and service provider. As investor, Capitol closely monitors the financial performance of its bank subsidiaries, providing assistance and guidance when and where necessary to enhance bank performance. Capitol’s mentoring role is most active in its youngest affiliates where guidance is needed through the banks’ early formative stages. Capitol provides efficient back-office services to all of its banks, in many areas which can be done centrally and do not involve a direct interface with the bank customer, such as these:

•	Accounting

•	Data processing

•	Human resources administration

•	Legal support

•	Internal audit

•	Risk management

•	Credit administration

•	Capital management

Some of these functions are performed nationally from a single location, while others are performed regionally, where it is more efficient to have personnel located geographically based on their respective responsibilities in relation to the physical location of the banks.

Capitol has an especially unique approach to the formation of de novo, or new, banks. When forming a start-up bank, Capitol, or one of its bank-development subsidiaries, invests at least 51% of the initial capital and the remainder of the capital is raised in the community where the de novo bank will be located. This usually involves about 100 or more local investors. When the bank nears its third anniversary of operation, Capitol has typically offered an ‘exit opportunity’ regarding the shares of the bank not owned by Capitol, to exchange those shares for Capitol’s common stock at a premium, usually at about 50% over the book value of the bank stock. When Capitol has made these share exchange proposals, which have been subject to the approval of those minority shareholders, they have been overwhelmingly approved.

Capitol operates from headquarters in Lansing, Michigan (the location of its first bank) and Phoenix, Arizona. It has executive personnel at both locations. These locations help facilitate Capitol’s regional managerial focus whereby the Phoenix headquarters’ staff includes bank performance personnel responsible for oversight of Capitol’s banks in the Western Regions, which at December 31, 2004 included the Southwestern Region (states of Arizona, Nevada and New Mexico) and the California Region. The Lansing headquarters’ staff includes bank performance personnel responsible for oversight of the Great Lakes Region (states of Michigan and Indiana) and Southeastern Region (state of North Carolina).

The total assets and revenues of each bank and the consolidated totals are summarized below as of and for the year ended December 31, 2004 and 2003 (in $1,000s):

	Total Assets		Total Revenues
	2004	2003	2004	2003
Eastern Regions:
Great Lakes Region:
Ann Arbor Commerce Bank	$330,488	$329,191	$21,663	$22,722
Brighton Commerce Bank	105,890	92,184	6,259	5,767
Capitol National Bank	228,656	221,426	13,861	13,220
Detroit Commerce Bank	70,036	44,954	4,030	2,329
Elkhart Community Bank	67,099	53,586	3,996	3,168
Goshen Community Bank	54,571	46,751	3,218	2,943
Grand Haven Bank	119,254	122,076	6,974	9,346
Kent Commerce Bank	89,393	81,437	5,439	5,439
Macomb Community Bank	94,847	86,001	5,786	5,702
Muskegon Commerce Bank	94,162	85,908	6,301	6,255
Oakland Commerce Bank	130,779	120,059	7,731	7,848
Paragon Bank & Trust	110,128	104,602	7,105	8,238
Portage Commerce Bank	180,817	161,028	11,703	10,599

Great Lakes Region Total	1,676,120	1,549,203	104,066	103,576
First Carolina State Bank(1)	68,598		2,455
Western Regions:
Southwest Region:
Arrowhead Community Bank	70,989	56,192	5,180	4,135
Bank of Las Vegas	47,538	35,374	2,963	2,005
Bank of Tucson	168,469	157,717	10,250	9,582
Black Mountain Community Bank	100,415	83,760	6,232	4,849
Camelback Community Bank	83,414	81,649	5,548	5,736
Desert Community Bank	63,276	61,537	4,218	3,761
East Valley Community Bank	46,549	43,925	3,261	2,868
Mesa Bank	96,158	70,308	7,025	5,549
Red Rock Community Bank	102,832	104,944	6,017	6,817
Southern Arizona Community Bank	83,140	84,374	5,507	5,370
Sunrise Bank of Albuquerque	69,055	66,359	5,182	4,511
Sunrise Bank of Arizona	128,192	126,114	11,676	10,605
Valley First Community Bank	54,857	47,069	3,263	3,032
Yuma Community Bank	59,355	46,143	4,015	3,297

Southwest Region Total	1,174,239	1,065,465	80,337	72,117
California Region:
Bank of Escondido	50,956	26,843	2,054	136
Napa Community Bank	79,396	53,509	4,101	2,808
Point Loma Community Bank(2)	20,857		208
Sunrise Bank of San Diego	62,672	67,235	5,232	4,431

California Region Total	213,881	147,587	11,595	7,375
Other, net	(41,420)	(25,193)	(112)	1,435

Consolidated totals	$3,091,418	$2,737,062	$198,341	$184,503

(1)	Acquired effective April 1, 2004.

(2)	Commenced operations in August 2004 and is 51%-owned by First California Southern Bancorp, a majority-owned subsidiary of Capitol.

In addition to the regions within the Eastern and Western Regions in which Capitol had banks at December 31, 2004, a number of bank-development initiatives were underway at the beginning of 2005 in several other locations which are discussed later in this narrative.

Highlights of 2004

2004 was another record year for Capitol Bancorp. Earnings for the year exceeded $26.7 million. 2004 earnings surpassed 2003 by 14.3%. Earnings per share in 2004 increased marginally due, in part, to a 13% increase in the diluted share base.

2004 also recorded some very significant changes within the Capitol family:

•	An increase in total assets, exceeding $3 billion for the first time in the Corporation’s history.

•	Acquisition of First Carolina State Bank in Rocky Mount, North Carolina.

•	Opening Capitol’s fourth California bank, Point Loma Community Bank.

•	Completion of two share-exchange transactions, resulting in two previously majority-owned subsidiaries becoming wholly-owned.

•	Increases in the Corporation’s quarterly cash dividend to $.17 per share.

•	Expansion of bank-development activities which are anticipated to result in a significant number of new banks during the next several years.

Total consolidated assets approximated $3.1 billion at December 31, 2004, an increase of about $354.4 million or 12.9% for the year. Capitol’s largest single asset, loans, neared $2.7 billion. Capitol continued to maintain a strong allowance for loan losses which, at December 31, 2004, approximated 1.40% of portfolio loans. Asset quality improved as nonperforming loans, as a percentage of portfolio loans, decreased compared to year-end 2003. Net loan charge-offs, as a percentage of average loans, also decreased in 2004.

Critical Accounting Policies Affecting Capitol’s Financial Statements

Note B of the notes to the consolidated financial statements is captioned Significant Accounting Policies. That footnote spans several pages and at least 15 topics, all of which are deemed “significant” and required disclosures under generally accepted accounting principles (GAAP). For purposes of this narrative, current SEC guidance suggests the selection of a few of those, for discussion, as “critical accounting policies”. The selection of which few will differ from company to company, even within a common industry, such as banking. Capitol considers its critical accounting policies to include the following:

Use of estimates in determining the allowance for loan losses. Bank regulatory agencies, accounting standard setters and the SEC have all issued commentary, guidance and a variety of rule-making on how financial institutions are to determine the amount of their allowance for loan losses. Determining the allowance is really a process and methodology which is inherently judgmental in how and when to recognize and record a loss allowance or “reserve” for loans. It is not a process or methodology which can be merely reduced to a strict absolute computation, like a mathematical formula to compute taxes. The process and methodology will differ from one company to another and there is no ‘one size fits all’ format or approach to loss reserving. All of Capitol’s banks use a consistent computational template to determine their respective allowances for loan losses. Management believes its process and methodology for determining the allowance for loan losses is appropriate and adequate to properly estimate losses inherent in the loan portfolio at the balance-sheet date; however, actual future losses will differ from amounts considered in the allowance methodology. Further, bank regulatory agencies may have differing perspectives on the process, methodology and adequacy of the allowance for loan losses when examining the banks. At December 31, 2004, Capitol’s allowance for loan losses approximated 1.40% of portfolio loans outstanding. Based on portfolio loans outstanding at that date, any 1 basis-point (.01%) change in the allowance would have an approximate $269,000 impact on the allowance for loan losses and income before income taxes.

Accounting for stock options. Like many companies, Capitol has granted stock options to its officers and directors and, as permitted under existing accounting rules, has not treated stock options as an element of compensation expense. This is because Capitol has used the so-called intrinsic-value method for accounting for stock options which ascribes zero value and expense to stock options at the date granted or over the life of the stock option, because Capitol’s stock options have been granted with an exercise price equal to the fair value of CBC’s common stock at the grant date. When using that method, Capitol has been required to disclose what the fair value of the stock options would be, using a valuation model and a pro forma presentation of what compensation expense would have been recognized if Capitol used that fair value method and expensing alternative.

In December 2004, the standard-setting body responsible for issuing accounting guidance in this area issued its long-awaited revision of the prior accounting standard, which had permitted companies the choice between expense recognition for stock options or Capitol’s chosen approach of pro forma disclosure. The new guidance becomes effective for interim periods beginning after June 30, 2005.

In 2004, Capitol granted stock options with an aggregate estimated fair value of $6.6 million. If the stock options granted had been recorded as compensation expense, net income for 2004 would have been $22.4 million or $1.51 per diluted share.

It is important to point out, however, that the pro-forma effect of expensing 2004 stock option grants does not give effect to whether the accounting rule change would have had any impact on the level or structure of stock option grant activity. It is also impossible to speculate at the time of this writing what impact the new accounting rules will have on future stock option grants.

While the new rules apply prospectively to stock options granted after the 2005 effective date mentioned previously, it also applies to any previously granted, but unvested stock options at that effective date. Effective December 31, 2004, Capitol accelerated the vesting of any previously unvested stock options in anticipation of implementation of the new accounting rules. The accelerated vesting of stock options was done for the purpose of avoiding expense recognition relating to those stock options under the new guidance.

Accounting for goodwill and other intangibles. At December 31, 2004, Capitol had $41.9 million of goodwill and other intangibles on its balance sheet, which consisted principally of goodwill. Goodwill arises in acquisition accounting. In Capitol’s transactions, most of this goodwill is the premium which relates to the share exchange transactions when Capitol has issued its shares of common stock at a modest premium (usually around 50%) over the book value of the minority interest of a subsidiary bank’s shares. In 2004, goodwill and other intangibles increased $7.5 million due to the purchase of First Carolina State Bank and the premium associated with the share-exchange transactions involving minority interests of two subsidiaries. Current accounting rules require a periodic review of goodwill for potential impairment. If any amount of the goodwill is deemed to be impaired, such amount is to be written off in the period the determination is made. This is an area involving significant judgment. Based on management’s review, no amount of goodwill was deemed to be impaired at December 31, 2004.

Classification of trust-preferred securities. Capitol has $103.3 million of trust-preferred securities outstanding at December 31, 2004. These are a hybrid debt security with a maturity of 30 years (from the date of issue) and are issued by trusts which are wholly-owned by Capitol. New accounting rules in 2004 required the “deconsolidation” of the trusts from Capitol’s financial statements and, instead, recording the underlying subordinated debentures as debt obligations on Capitol’s consolidated balance sheet. One of the key features of these securities is that they are considered, for regulatory purposes, as an element of capital.

Capitol’s Results of Operations

As stated previously, 2004 was another record year of earnings for Capitol with net income of $26.7 million, a 14.3% increase over the $23.4 million earned in 2003. 2003’s net income was a 40.4% increase over the $16.7 million earned in 2002. 2002’s earnings exceeded the preceding year by 55.4%. For each of these years, the percentage increase in the amount of earnings per share was less than the increase in the amount of earnings due to growth in the Corporation’s share base, primarily due to share exchange transactions with minority owners of some of its affiliate banks. The percentage increase in 2004’s net income was less than in the preceding two years due to a lower-than-expected first quarter caused by higher loan loss provisions associated with rapid loan growth (and one problem loan relationship) and management’s risk management decision to exit certain mutual fund investments at a loss.

[The remainder of this page intentionally left blank]

The following table summarizes for each of Capitol’s banks, and on a consolidated basis, net income and the related rates of return on average equity and assets, where applicable (in $1,000s):

	Net Income			Return on Average Equity			Return on Average Assets
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Eastern Regions:
Great Lakes Region:
Ann Arbor Commerce Bank	$4,234	$4,800	$5,022	16.24%	19.45%	22.40%	1.30%	1.52%	1.72%
Brighton Commerce Bank	1,091	1,104	973	13.09%	15.28%	15.26%	1.11%	1.29%	1.28%
Capitol National Bank	3,602	3,575	3,176	20.77%	22.84%	22.68%	1.59%	1.71%	1.69%
Detroit Commerce Bank	163	(440)	(517)	2.91%			0.27%
Elkhart Community Bank	703	422	257	9.76%	7.33%	5.48%	1.17%	0.61%	0.61%
Goshen Community Bank	405	386	125	6.34%	8.18%	2.83%	0.83%	0.91%	0.36%
Grand Haven Bank	(412)	1,670	1,924		15.43%	20.51%		1.29%	1.67%
Kent Commerce Bank	578	821	992	7.01%	10.28%	13.72%	0.70%	1.06%	1.33%
Macomb Community Bank	867	262	530	9.83%	2.91%	5.47%	0.93%	0.29%	0.60%
Muskegon Commerce Bank	1,516	1,427	1,472	16.25%	16.38%	18.68%	1.70%	1.68%	1.83%
Oakland Commerce Bank	1,014	1,439	1,414	10.14%	15.14%	16.01%	0.77%	1.16%	1.32%
Paragon Bank & Trust	1,073	891	771	9.53%	8.36%	8.04%	1.00%	0.84%	0.77%
Portage Commerce Bank	2,862	2,393	2,005	20.54%	20.78%	18.69%	1.66%	1.63%	1.49%

Great Lakes Region Total	17,696	18,750	18,144
First Carolina State Bank(1)	445			4.31%			0.66%
Western Regions:
Southwest Region:
Arrowhead Community Bank	758	442	117	12.53%	9.77%	2.70%	1.14%	0.85%	0.27%
Bank of Las Vegas	224	(8)	(611)	3.65%			0.41%
Bank of Tucson	2,962	2,776	2,312	24.69%	25.27%	21.87%	1.86%	1.93%	1.99%
Black Mountain Community Bank	1,428	914	439	16.20%	14.23%	9.26%	1.50%	1.32%	0.81%
Camelback Community Bank	554	567	714	6.24%	6.73%	9.74%	0.68%	0.65%	0.90%
Desert Community Bank	634	389	209	8.18%	6.39%	4.16%	1.05%	0.68%	0.35%
East Valley Community Bank	219	(279)	(336)	5.12%			0.49%
Mesa Bank	1,659	1,366	848	22.83%	19.48%	14.51%	1.91%	1.98%	1.44%
Red Rock Community Bank	806	(69)	243	6.47%		2.71%	0.75%		0.26%
Southern Arizona Community Bank	1,291	1,152	668	15.47%	15.60%	10.67%	1.54%	1.35%	0.94%
Sunrise Bank of Albuquerque	770	664	(40)	12.53%	15.45%		1.09%	1.14%
Sunrise Bank of Arizona	2,674	1,138	(194)	23.27%	15.61%		2.03%	1.15%
Valley First Community Bank	310	282	113	5.11%	4.85%	1.99%	0.60%	0.64%	0.23%
Yuma Community Bank	915	473	147	15.59%	11.96%	4.05%	1.74%	1.11%	0.43%

Southwest Region Total	15,204	9,807	4,629
California Region:
Bank of Escondido	(186)	(491)
Napa Community Bank	579	290	(609)	6.80%	3.64%		0.87%	0.64%
Point Loma Community Bank(2)	(703)
Sunrise Bank of San Diego	1,104	498	342	11.26%	6.40%	4.53%	1.58%	0.85%	0.68%

California Region Total	794	297	(267)
Other, net	(7,423)	(5,474)	(5,853)

Consolidated totals	$26,716	$23,380	$16,653	11.25%	12.97%	13.33%	0.91%	0.91%	0.75%

(1)	Acquired effective April 1, 2004.

(2)	Commenced operations in August 2004 and is 51%-owned by First California Southern Bancorp, a majority-owned subsidiary of Capitol.

The Eastern Regions’ performance in 2004 was adversely affected by higher than normal levels of nonperforming loans, resulting in larger provisions for loan losses. The Western Regions’ performance for the periods has increased significantly as its younger banks have reached a level of maturity which generate higher earnings.

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

Net interest income totaled $131.6 million in 2004, a 14.5% increase over the $114.9 million reported in 2003. This increase is a combination of several factors. In total, net interest income increased $16.7 million, which was comprised of an increase in interest income of about $14.7 million and a decrease in interest expense of about $2.0 million. These variances can be analyzed further in terms of their association with changes in interest rates versus changes in volume of the interest-bearing asset or liability. For example, the net increase in interest income is the result of approximately $25.6 million of additional interest income from higher levels of loans outstanding in 2004 (i.e., volume), but that increase was offset by $10.9 million in lower levels of interest income due to decreased rates as loans repriced or were refinanced at lower rates in 2004. The decrease in interest expense in 2004 is associated with lower rates paid on time deposits exceeding the amount of interest paid on higher levels of interest-bearing accounts.

Net interest income increased about $14.3 million in 2003. Most of that net increase came from decreased interest expense, primarily associated with lowered interest rates on deposits. In 2003, the net change in interest income compared to 2002 was small, which was the result of income growth coming from loan portfolio growth largely offset by lower interest rates during that period.

With the addition of noninterest income, total net operating revenue approximated $150.8 million in 2004, $135.0 million in 2003 and $115.6 million in 2002. Noninterest income for these periods was $19.3 million, $20.1 million and $15.0 million, respectively.

Noninterest income increased significantly in 2003 and 2002 largely as the result of fees from the origination of non-portfolio residential mortgage loans, but decreased in 2004 due to lower revenues from this source. In 2004, 2003 and 2002, this revenue amounted to $5.6 million, $8.7 million and $6.8 million, respectively. A very substantial portion of this mortgage fee revenue has been derived from mortgage refinancing activity, during periods of record-low interest rates. The future of interest rates is uncertain and it is reasonable to expect that this revenue source may decrease, perhaps materially, if there are adverse changes in mortgage interest rates or other unfavorable conditions impacting the residential housing market.

The provision for loan losses approximated $12.7 million, $9.9 million and $12.7 million in 2004, 2003 and 2002, respectively. The amount of the provision for loan losses is determined based on management’s analysis of amounts necessary for the allowance for loan losses; this is discussed in greater detail later in the Financial Position section of this narrative.

Noninterest expense totaled $97.8 million, $87.0 million and $76.5 million in 2004, 2003 and 2002, respectively. In total, these expenses increased 12.5% in 2004, 13.6% in 2003 and 19.7% in 2002. The lower rate of increase in 2004 and 2003 is the result of a slower pace of adding new banks (only three banks were added during 2004 and 2003). Increases in the components of noninterest expense are primarily associated with added staffing and other costs associated with growing young banks and adding new banks. The more significant elements of other noninterest expense consisted of the following:

	2004	2003	2002
		(In $1,000s)
Professional fees	$2,046	$1,549	$1,431
Advertising	1,981	1,756	1,543
Paper, printing and supplies	1,697	1,728	1,589
Bank services (ATMs, telephone banking and Internet banking)	1,123	1,094	916
Taxes other than income taxes	1,010	909	713
Communications	996	944	780
Other	11,368	11,138	11,040

Total	$20,221	$19,118	$18,012

The increase in professional fees in 2004 largely relates to added compliance costs associated with the Sarbanes-Oxley Act.

The Corporation’s effective tax rate was 36.4% in 2004, 36.7% in 2003 and 35.3% in 2002. The statutory federal income tax rate applicable to Capitol is currently 35%. The effective tax rate includes state income taxes, but excludes taxes incurred in states which are based on measures other than income.

Capitol’s Financial Position

Capitol completed 2004, as in years past, in a strong financial position. Total assets grew to $3.1 billion, from $2.7 billion at the end of 2003 and just over $2.4 billion at the beginning of 2003. Key to the balance-sheet strength of Capitol is its liquidity (cash and cash equivalents of $231.1 million or 7.5% of total assets) and its total capital position (subordinated debentures, minority interests in consolidated subsidiaries and stockholders’ equity totaling approximately $392.5 million or 12.7% of total assets) at December 31, 2004. Both of those key elements are discussed in the next section, Liquidity, Capital Resources and Capital Adequacy.

When looking at Capitol’s financial position, as shown in its consolidated balance sheet, it is clear that the single largest asset category is portfolio loans. Accordingly, the narrative in this section is devoted primarily to loans.

Net portfolio loans (total portfolio loans minus the allowance for loan losses) approximated $2.7 billion at December 31, 2004 and $2.2 billion at December 31, 2003. These amounts approximated 86% of total consolidated assets at December 31, 2004 and 81% at December 31, 2003.

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

A potentially negative aspect of real estate as a primary source of collateral for commercial loans is that when some commercial loans develop performance difficulties and reach nonperforming status (i.e., becoming 90 days past due or being placed on nonaccrual status), the resolution period is longer because the real estate security will inevitably take an extended period to liquidate. In contrast, a commercial loan secured by receivables and inventory which becomes nonperforming tends to have a higher loss potential due to probable dissipation of collateral value prior to reaching nonaccrual status.

Nonperforming loans approximated $28.5 million and $26.9 million at December 31, 2004 and 2003, respectively. Such amounts approximated 1.06% and 1.20% of portfolio loans and 0.92% and 0.98% of total assets, respectively. Of the nonperforming loans at December 31, 2004, about 67% were real-estate secured. Management believes that nonperforming loans have been properly considered in its evaluation of the adequacy of the allowance for loan losses, which is discussed later in this narrative.

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

At December 31, 2004, potential problem loans (including nonperforming loans) approximated $113.2 million or about 4.2% of total consolidated portfolio loans. Such totals typically approximate 4% to 5% of loans outstanding and are an important part of management’s ongoing and augmented loan review activities which are designed to early-identify loans which warrant close monitoring at the bank and corporate credit-administration levels. It is important to note that these potential problem loans do not necessarily have significant loss exposure (nor are they necessarily deemed ‘impaired’), but rather are identified by management in this manner to aid in loan administration and risk management. Management believes these loans to be adequately considered in its evaluation of the adequacy of the allowance for loan losses.

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

Capitol had 32 separately chartered banks at year-end 2004. Each bank separately documents the adequacy of its respective allowance for loan losses. As mentioned previously, Capitol has a uniform, enterprise-wide credit policy which, among other things, provides the banks guidance on evaluating and documenting the adequacy of the allowance for loan losses. Essentially, a standardized computational template is used consistently for all of Capitol’s banks. The template factors in allowance elements for all portfolio loan categories for performing loans, nonperforming loans, watch credits and environmental factors. While a standardized template is utilized, no computational methodology relieves management from applying judgment in determining the amount of the allowance needed at the bank level. Further, the combined results of the banks’ separate analyses are evaluated at the Capitol, or parent, level on a judgmental basis. The process used to evaluate and determine the adequacy of the allowance for loan losses is labor intensive and requires significant judgment.

The following table summarizes portfolio loans, the allowance for loan losses and nonperforming loans for each of the banks, and on a consolidated basis:

							Allowance as a %
			Allowance for		Nonperforming		of Total Portfolio
	Total Portfolio Loans		Loan Losses		Loans		Loans
	2004	2003	2004	2003	2004	2003	2004	2003
Eastern Regions:
Great Lakes Region:
Ann Arbor Commerce Bank	$297,936	$287,766	$3,907	$3,912	$2,460	$2,926	1.31%	1.36%
Brighton Commerce Bank	95,408	79,554	969	795	1,035	1,000	1.02%	1.00%
Capitol National Bank	196,519	177,599	2,723	2,211	2,053	1,440	1.39%	1.24%
Detroit Commerce Bank	66,280	38,363	806	595	338	633	1.22%	1.55%
Elkhart Community Bank	63,987	48,388	712	616	277	89	1.11%	1.27%
Goshen Community Bank	48,059	39,810	644	578	703	101	1.34%	1.45%
Grand Haven Bank	109,612	101,645	2,522	1,887	7,264	3,178	2.30%	1.86%
Kent Commerce Bank	86,090	76,093	1,269	829	2,445	651	1.47%	1.09%
Macomb Community Bank	91,173	81,776	1,327	1,102	1,768	1,973	1.46%	1.35%
Muskegon Commerce Bank	88,692	79,223	904	1,026	1,524	2,677	1.02%	1.30%
Oakland Commerce Bank	107,037	93,920	1,850	1,459	2,402	3,022	1.73%	1.55%
Paragon Bank & Trust	96,428	89,499	1,350	1,365	783	1,446	1.40%	1.53%
Portage Commerce Bank	170,479	150,783	1,977	1,915	2,820	2,746	1.16%	1.27%

Great Lakes Region Total	1,517,700	1,344,419	20,960	18,290	25,872	21,882
First Carolina State Bank(1)	51,867		525		11		1.01%
Western Regions:
Southwest Region:
Arrowhead Community Bank	62,737	46,135	620	527	29		0.99%	1.14%
Bank of Las Vegas	41,134	27,398	425	337			1.03%	1.23%
Bank of Tucson	115,694	102,244	1,170	1,149	455		1.01%	1.12%
Black Mountain Community Bank	84,163	63,184	1,014	725	368	571	1.20%	1.15%
Camelback Community Bank	75,146	66,260	1,186	882		140	1.58%	1.33%
Desert Community Bank	58,751	42,543	722	626	107	675	1.23%	1.47%
East Valley Community Bank	42,614	31,916	520	440		10	1.22%	1.38%
Mesa Bank	85,561	61,714	800	664		375	0.94%	1.08%
Red Rock Community Bank	72,938	71,138	1,714	1,812	762	2,613	2.35%	2.55%
Southern Arizona Community Bank	72,226	69,965	736	767			1.02%	1.10%
Sunrise Bank of Albuquerque	59,766	54,078	895	593	459	14	1.50%	1.10%
Sunrise Bank of Arizona	118,617	111,148	1,400	1,337	111	59	1.18%	1.20%
Valley First Community Bank	49,518	34,769	469	491			0.95%	1.41%
Yuma Community Bank	41,460	31,409	465	437			1.12%	1.39%

Southwest Region Total	980,325	813,901	12,136	10,787	2,291	4,457
California Region:
Bank of Escondido	33,166	9,273	350	120			1.06%	1.29%
Napa Community Bank	53,033	35,033	720	492			1.36%	1.40%
Point Loma Community Bank(2)	8,590		88				1.02%
Sunrise Bank of San Diego	46,945	43,410	415	577	297	533	0.88%	1.33%

California Region Total	141,734	87,716	1,573	1,189	297	533
Other, net	1,278	1,404	2,378	1,138

Consolidated totals	$2,692,904	$2,247,440	$37,572	$31,404	$28,471	$26,872	1.40%	1.40%

(1)	Acquired effective April 1, 2004.

(2)	Commenced operations in August 2004 and is 51%-owned by First California Southern Bancorp, a majority-owned subsidiary of Capitol.

At December 31, 2004, the consolidated allowance for loan losses approximated $37.6 million or 1.40% of total portfolio loans outstanding, compared with $31.4 million or 1.40% at December 31, 2003 and $29.0 million or 1.45% at the beginning of 2003. The allowance ratio was increased significantly in 2002 in concert with higher estimated losses which were subsequently recognized as loan charge-offs. As stated earlier, the allowance is based on management’s analysis of inherent losses in the portfolio at the balance sheet date, after giving effect to those charge-offs and is deemed adequate as of that date.

There are other asset categories, such as loans held for resale ($43.1 million and $43.0 million at December 31, 2004 and 2003, respectively). Those are loans which are presold to the secondary market (mainly home mortgages) that generally are collected in 30-60 days. There is also a modest amount of investment securities on the balance sheet ($42.4 million and $93.2 million at December 31, 2004 and 2003, respectively). All other asset categories are individually less than $50 million at December 31, 2004 and 2003.

The primary source of funding of loans is deposits, which is discussed in the next section of this narrative.

Liquidity, Capital Resources and Capital Adequacy

Asset liquidity for financial institutions typically consists of cash and cash equivalents, loans held for resale and investment securities available for sale. These categories totaled $302 million at year-end 2004, or about 10% of total assets. This compares to $410 million or about 15% of total assets at year-end 2003. Liquidity is important for financial institutions because of their need to meet loan funding commitments, depositor withdrawal requests and various other commitments discussed in the accompanying notes to consolidated financial statements. Liquidity varies significantly daily, based on customer activity.

Most of the investment securities portfolio is classified as available for sale, although the banks generally have not sold investments to meet liquidity needs. Also, to the extent warranted, the banks may sell loans from time to time. During 2004, sales of investment securities available for sale approximated $59.6 million, an unusually high level, compared with $25.5 million in 2003 and $8.7 million in 2002. Proceeds from sales of investment securities available for sale included about $57 million of mutual fund investments which management decided to liquidate, based on its first quarter review of those investments from a risk-management perspective, and for which a loss approximating $500,000 was incurred as of March 31, 2004.

Loans held for resale, as previously mentioned, approximated $43.1 million at December 31, 2004. These loans are residential real estate mortgages originated by the banks, primarily through Capitol’s mortgage affiliate, Amera Mortgage Corporation. These loans are subsequently sold into the secondary market, rather than being held in the banks’ portfolios, to reduce interest rate risk. Mortgage loan origination volume in 2004 decreased 43%, to approximately $715.2 million compared to $1.3 billion in 2003 and $891.5 million in 2002. The decrease in volume was primarily due to an increase in interest rates in 2004 after record low interest rates in 2003 and 2002. Future volume will depend on whether interest rates remain low and the strength of residential real estate market conditions.

The primary source of funds for the banks is deposits. The banks emphasize interest-bearing time deposits as part of their funding strategy. The banks also seek noninterest-bearing deposits, or checking accounts, which reduce the banks’ cost of funds. Noninterest-bearing deposits were about 20% of total deposits at year-end 2004 (about 19% at year-end 2003) and increased $68 million, or 16%, during the year.

In recent periods, many banks within the industry have experienced some competitive challenges in obtaining additional deposits to fuel growth. Capitol’s banks have had similar experiences in their individual markets. As depositors have wider access to the Internet and other real-time interest rate monitoring resources, deposit pricing has become more competitive. Deposit growth is achievable, but at a competitive price, with tight net interest margins, especially during these most recent periods of low interest rates. The banks do not generally rely on brokered deposits as a key funding source (approximately $181 million at year-end 2004 or 9% of interest-bearing deposits compared to 10% in 2003); however, brokered deposits are a ready resource to help meet urgent funding needs, such as loan commitments (which are discussed in greater detail in Note O of the consolidated financial statements).

To supplement their funding sources, some of the banks have lines of credit from the Federal Home Loan Bank system. At year-end 2004, a total of approximately $154 million ($93 million at year-end 2003) was borrowed under those facilities and additional borrowing availability approximated $106 million. Some of the banks also have smaller lines of credit with their correspondent banks. Borrowings under these facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.

Capitol has a credit facility aggregating $25 million from an unaffiliated bank. At year-end 2004 and 2003, no amounts were borrowed under this facility.

Capitol’s longer-term contractual obligations are disclosed in the notes to the consolidated financial statements. Such obligations consist principally of time deposits of the banks, debt and lease obligations and trust-preferred securities, summarized as follows (in $1,000s):

		Payments Due by Period
		Within	Within	Within	After
	Total	1 Year	1-3 Years	3-5 Years	5 Years
Time deposits	$964,374	$710,590	$210,268	$42,479	$1,037
Debt obligations	172,534	85,073	51,321	—	36,140
Rent commitments under noncancelable leases	35,073	5,783	11,275	8,232	9,783
Trust-preferred securities	103,300	—	—	—	103,300

Total	$1,275,281	$801,446	$272,864	$50,711	$150,260

Loan commitments of Capitol’s banks (stand-by letters of credit and unfunded loans) generally expire within one year. Deposit balances other than time accounts and interest payable on deposits are excluded from the table set forth above; please refer to the later interest-rate sensitivity table regarding all deposit maturities. Other than the items set forth above, there are no individually material contractual obligations, such as purchase obligations.

A significant source of capital has been investments provided by minority shareholders in the subsidiaries which are consolidated for financial reporting purposes. Total minority interests in consolidated subsidiaries amounted to $39.5 million at year-end 2004, a net increase of $8.6 million from the $30.9 million level at year-end 2003. The change in minority interests in 2004 resulted mainly from Capitol’s formation of one new bank-development subsidiary less acquisitions of minority interests of subsidiaries which became wholly-owned in 2004.

One majority-owned bank and one majority-owned bank-development subsidiary became wholly-owned in 2004 and resulted in the issuance of about 347,000 shares of Capitol’s common stock. In each of these transactions, the shares acquired from the minority shareholders were exchanged for Capitol’s common stock according to fixed, but differing, exchange ratios. In 2003, Capitol similarly completed eight separate share-exchange transactions which resulted in the issuance of approximately 1.3 million shares of Capitol’s common stock.

While it is likely that similar share exchange transactions, as a strategy to gain full ownership of some majority-owned affiliates, may occur in the future, any such transactions depend upon whether Capitol (or one of its subsidiary bank holding companies) offers such an exchange and whether minority shareholders vote in favor of it on a transaction-by-transaction basis.

Effective April 1, 2004, Capitol acquired First Carolina State Bank located in Rocky Mount, North Carolina, in a purchase transaction with total consideration approximating $10 million. Approximately half of the consideration was paid in cash and the remainder consisted of approximately 183,000 previously unissued shares of Capitol’s common stock. Capitol has rarely made acquisitions of existing banks. Prior to its acquisition of First Carolina, its most recent acquisition of an existing bank was in 1994.

Total stockholders’ equity approximated $252 million at year-end 2004, an increase of $33 million for the year. The 2004 increase in stockholders’ equity includes earnings (less dividends paid), the previously-mentioned share-exchange transactions and proceeds from the issuance of common stock. The book value per share of common stock was $17.00 at year-end 2004, compared with $15.60 at year-end 2003. Cash dividends of $0.65 were paid in 2004, compared to $0.51 in 2003 and $0.44 in 2002. Future payment of dividends is subject to approval by Capitol’s board of directors, future operating performance and management’s assessment of the consolidated organization’s capital adequacy.

Capitol’s capital structure consists of these primary elements:

•	Trust-preferred securities and related subordinated debentures,

•	Minority interests in consolidated subsidiaries, and

•	Stockholders’ equity.

In 2004, there was one private placement of pooled trust-preferred securities in the amount of $10 million. In 2003, there were three private placements of pooled trust-preferred securities totaling $40 million. In June 2002, Capitol participated in the private placement of a pooled trust-preferred security totaling $3 million. In 2001, Capitol participated in two private placements of pooled trust-preferred securities totaling $25 million. These securities, along with Capitol Trust I (a $25 million public offering of trust-preferred securities in 1997), are treated as elements of capital for regulatory purposes. As noted in the accompanying financial statements, the trusts relating to Capitol’s trust-preferred securities are classified as debt obligations and, as noted in the Critical Accounting Policies of this narrative, the accounting treatment changed in 2004.

Total capitalization at year-end 2004 amounted to $392.5 million or 12.7% of total assets. This compares to $340.7 million or 12.4% at year-end 2003.

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

In the opinion of management, all of the affiliated banks met the criteria to be classified as well capitalized at year-end 2004.

[The remainder of this page intentionally left blank]

Trends Affecting Operations

The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending on the direction and timing of such changes. At any point in time, there is an imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities. This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds. This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a “gap” which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes the consolidated financial position in relation to “gap” at December 31, 2004 (in $1,000s):

	Interest Rate Sensitivity
	0 to 3	4 to 12	1 to 5	Over 5
	Months	Months	Years	Years	Total
ASSETS
Federal funds sold	$96,390				$96,390
Money market and interest-bearing deposits	8,347	$2,398			10,745
Investment securities	829	7,464	$11,728	$22,342	42,363
Portfolio loans:
Commercial	1,323,123	192,656	890,741	37,972	2,444,492
Real estate mortgage	131,877	31,498	12,179	1,650	177,204
Installment	8,960	20,026	39,483	2,739	71,208
Loans held for resale	43,143				43,143
Non-earning assets					205,873

Total assets	$1,612,669	$254,042	$954,131	$64,703	$3,091,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits:
Time deposits under $100,000	$62,606	$121,793	$114,390	$739	$299,528
Time deposits $100,000 and over	284,781	241,410	138,357	298	664,846
All other interest-bearing deposits	844,249	193,194	4,353		1,041,796

Total interest-bearing deposits	1,191,636	556,397	257,100	1,037	2,006,170
Notes payable and short-term borrowings	44,149	40,924	51,321	36,140	172,534
Subordinated debentures (trust-preferred securities)	58,000			45,300	103,300
Noninterest-bearing liabilities					517,735
Minority interests in consolidated subsidiaries					39,520
Stockholders’ equity					252,159

Total liabilities and stockholders’ equity	$1,293,785	$597,321	$308,421	$82,477	$3,091,418

Interest rate sensitive period gap	$318,884	$(343,279)	$645,710	$(17,774)

Interest rate sensitive cumulative gap	$318,884	$(24,395)	$621,315	$603,541

Period rate sensitive assets/period rate sensitive liabilities	1.25	0.43	3.09	0.78
Cumulative rate sensitive assets/cumulative rate sensitive liabilities	1.25	0.99	1.28	1.26
Cumulative gap to total assets	10.32%	(0.79)%	20.10%	19.52%

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

	Pro Forma
	Assuming No	Pro Forma Effect of		Pro Forma Effect of
	Change in	Interest Rate Increases		Interest Rate Decreases
	Interest Rates	+100 bp	+200 bp	-100 bp	-200 bp
Interest income	$208,382	$228,737	$249,142	$193,831	$181,928
Interest expense	57,422	72,697	87,972	42,743	31,904

Net interest income	$150,960	$156,040	$161,170	$151,088	$150,024

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

While the pro forma analysis above is intended to estimate the impact of an immediate 100 and 200 basis point change in rates, actual results will be different. Those results will differ (and may be materially different) because a sudden rate change in market rates does not result in an instantaneous parallel shift in rates on loans and deposits at banks. Further, any financial model intended to estimate the impact of interest rate changes will not necessarily incorporate other variables, including management’s efforts to manage its asset and liability interest rate sensitivity, or customer behavior.

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

Start-up banks generally incur operating losses during their early periods of operations. Recently-formed start-up banks will detract from consolidated earnings performance and additional start-up banks formed in 2005 and beyond will similarly negatively impact short-term profitability. On a consolidated basis, such operating losses reduce net income by the pro rata share of Capitol’s ownership percentage in those banks. Capitol reduces the net income impact of early-period losses of start-up banks through its unique ownership structure of substantially less than 100% of those banks either directly or indirectly through bank development subsidiaries. When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Capitol’s ownership percentage.

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

New Accounting Standards

There were several new accounting standards which were issued or became effective in 2004, in addition to some which have later effective dates. They are listed and discussed in Note B of the consolidated financial statements, beginning on page F-40.

Recent Developments

In late 2003, Capitol formed a new bank-development subsidiary, Capitol Development Bancorp Limited I (“CDBLI”). In early 2004, a second bank-development subsidiary was formed, Capitol Development Bancorp Limited II (“CDBLII”). Both CDBLI and CDBLII were each capitalized with two classes of common stock, voting and nonvoting. All of the voting common stock (an aggregate investment of $1 million for each entity) is owned by Capitol. All of the nonvoting common stock (an aggregate investment of approximately $10.9 million as to CDBLI and $9.9 million as to CDBLII) was sold in private offerings to accredited investors, some of whom are related parties of Capitol. CDBLI and CDBLII will be engaged in bank development activities, either on a de novo basis or through acquisition opportunities. CDBLI and CDBLII were inactive at December 31, 2004 and have been included as consolidated subsidiaries of Capitol.

CDBLI acquired a controlling interest in its first de novo bank subsidiary in early January 2005. Bank of Michigan, located in Farmington Hills, opened on January 10, 2005.

In addition to Bank of Michigan, regulatory applications were pending at December 31, 2004 for additional de novo banks to be formed in the states of Michigan and Washington. Further, in early 2005, applications were filed for the formation of de novo banks in the states of California, Colorado, Georgia, Illinois and North Carolina, in addition to a proposed acquisition of a small bank in the state of Georgia. Bank development activities in early 2005 in other regions of the country were in various stages of progress.

Report on Management’s Assessment of
Internal Control Over Financial Reporting

Capitol Bancorp Ltd. is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with United States generally accepted accounting principles and necessarily include some amounts that are based on management’s best estimates and judgments.

We, as management of Capitol Bancorp Ltd., are responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

Capitol’s Audit Committee, consisting entirely of independent directors, meets regularly with management, internal auditors and the independent registered public accounting firm, and reviews audit plans and results, as well as management’s actions taken in discharging responsibilities for accounting, financial reporting, and internal control. BDO Seidman, LLP, independent registered public accounting firm, and the internal auditors have direct and confidential access to Capitol’s Audit Committee at all times to discuss the results of their examinations.

Management assessed Capitol’s system of internal control over financial reporting as of December 31, 2004, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2004, its system of internal control over financial reporting was effective and met the criteria of the Internal Control – Integrated Framework. BDO Seidman, LLP, independent registered public accounting firm, has issued an attestation report on management’s assessment of Capitol’s internal control over financial reporting.

Joseph D. Reid	Lee W. Hendrickson
Chairman and CEO	Chief Financial Officer

Lansing, Michigan
March 4, 2005

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited management’s assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting, that Capitol Bancorp Ltd. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Capitol Bancorp Ltd.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Capitol Bancorp Ltd. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also in our opinion, Capitol Bancorp Ltd. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004 of Capitol Bancorp Ltd. and our report dated March 4, 2005 expressed an unqualified opinion thereon.

Grand Rapids, Michigan
March 4, 2005

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Capitol Bancorp Ltd.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 4, 2005 expressed an unqualified opinion thereon.

Grand Rapids, Michigan March 4, 2005

Consolidated Balance Sheets

	- December 31 -
	2004	2003
	(in $1,000s)
ASSETS
Cash and due from banks	$123,969	$145,896
Money market and interest-bearing deposits	10,745	13,570
Federal funds sold	96,390	124,157

Cash and cash equivalents	231,104	283,623
Loans held for resale	43,143	43,001
Investment securities—Note C:
Available for sale, carried at market value	28,172	83,386
Held for long-term investment, carried at amortized cost which approximates market value	14,191	9,821

Total investment securities	42,363	93,207
Portfolio loans, less allowance for loan losses of $37,572 in 2004 and $31,404 in 2003—Note D	2,655,332	2,216,036
Premises and equipment—Note F	32,661	24,793
Accrued interest income	10,447	9,533
Goodwill and other intangibles—Note B	41,943	34,449
Other assets	34,425	32,420

TOTAL ASSETS	$3,091,418	$2,737,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$503,902	$435,599
Interest-bearing—Note G	2,006,170	1,853,065

Total deposits	2,510,072	2,288,664
Debt obligations:
Notes payable and short-term borrowings—Note H	172,534	92,774
Subordinated debentures—Note I	100,845	90,816

Total debt obligations	273,379	183,590
Accrued interest on deposits and other liabilities	16,288	14,965

Total liabilities	2,799,739	2,487,219

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES—Note A	39,520	30,946

STOCKHOLDERS’ EQUITY—Notes B, J and P
Common stock, no par value, 25,000,000 shares authorized; issued and outstanding:
2004—14,828,750 shares
2003—14,027,982 shares	196,271	180,957
Retained earnings	60,476	43,135
Market value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income)	(36)	(200)

	256,711	223,892
Less unearned compensation regarding restricted stock and other	(4,552)	(4,995)

Total stockholders’ equity	252,159	218,897

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,091,418	$2,737,062

See notes to consolidated financial statements.

Consolidated Statements of Income

	- Year Ended December 31 -
	2004	2003	2002
	(in $1,000s, except per share data)
Interest income:
Portfolio loans (including fees)	$173,376	$157,114	$149,785
Loans held for resale	2,150	3,299	2,674
Taxable investment securities	1,331	749	1,422
Federal funds sold	1,620	1,344	1,376
Other	612	1,910	1,197

Total interest income	179,089	164,416	156,454
Interest expense:
Deposits	36,695	41,260	47,848
Debt obligations and other	10,801	8,230	8,012

Total interest expense	47,496	49,490	55,860

Net interest income	131,593	114,926	100,594
Provision for loan losses—Note D	12,708	9,861	12,676

Net interest income after provision for loan losses	118,885	105,065	87,918
Noninterest income:
Service charges on deposit accounts	4,381	4,319	4,020
Trust fee income	3,456	2,614	2,434
Fees from origination of non-portfolio residential mortgage loans	5,581	8,710	6,837
Realized gains (losses) on sale of investment securities available for sale	(603)	4	24
Gains on sale of government-guaranteed loans	3,778	3,635	1,667
Other	2,659	805	—

Total noninterest income	19,252	20,087	14,982
Noninterest expense:
Salaries and employee benefits	63,281	55,264	47,454
Occupancy	8,791	7,723	6,528
Equipment rent, depreciation and maintenance	5,494	4,847	4,544
Other	20,221	19,118	18,012

Total noninterest expense	97,787	86,952	76,538

Income before income taxes and minority interest	40,350	38,200	26,362
Income taxes—Note L	14,699	14,035	9,314

Income before minority interest	25,651	24,165	17,048
Minority interest in net losses (income) of consolidated subsidiaries	1,065	(785)	(395)

NET INCOME	$26,716	$23,380	$16,653

NET INCOME PER SHARE—Note M:
Basic	$1.88	$1.86	$1.64

Diluted	$1.79	$1.77	$1.57

See notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity (in $1,000s, except share and per-share data)

				Unearned
			Accumulated	Compensation
			Other	Regarding
	Common	Retained	Comprehensive	Restricted Stock
	Stock	Earnings	Income (Loss)	and Other	Total
Balances at January 1, 2002	$67,692	$14,173	$158	$(1,851)	$80,172
Issuance of 3,606,306 shares of common stock to acquire minority interests of subsidiaries	64,801				64,801
Issuance of 193,306 shares of common stock upon exercise of stock options and warrants	2,301				2,301
Issuance of 34,622 shares of common stock in exchange for investment security	440				440
Allocation of shares to ESOP participants’ accounts				145	145
Cash dividends paid ($.44 per share)		(4,508)			(4,508)
Components of comprehensive income:
Net income for 2002		16,653			16,653
Market value adjustment for investment securities available for sale (net of income tax effect)			33		33

Comprehensive income for 2002					16,686

BALANCES AT DECEMBER 31, 2002	135,234	26,318	191	(1,706)	160,037

Issuance of 1,327,378 shares of common stock to acquire minority interests in bank subsidiaries	29,134				29,134
Issuance of 280,842 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise, and exercise of 22,512 warrants	2,287				2,287
Private placement of 549,000 shares of common stock	10,226				10,226
Surrender and cancellation of 74,179 shares of common stock in repayment of note receivable from exercise of stock options	(1,561)			1,561	—
Issuance of 259,017 shares of restricted common stock	5,637			(5,637)	—
Recognition of compensation expense relating to restricted common stock				642	642
Allocation of shares to ESOP participants’ accounts				145	145
Cash dividends paid ($.51 per share)		(6,563)			(6,563)
Components of comprehensive income:
Net income for 2003		23,380			23,380
Market value adjustment for investment securities available for sale (net of income tax effect)			(391)		(391)

Comprehensive income for 2003					22,989

BALANCES AT DECEMBER 31, 2003	180,957	43,135	(200)	(4,995)	218,897

Issuance of 183,349 shares of common stock in conjunction with acquisition of First Carolina State Bank	4,970				4,970
Issuance of 346,947 shares of common stock to acquire minority interest in subsidiaries	8,665				8,665
Issuance of 257,409 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise	1,302				1,302
Issuance of 13,063 shares of restricted common stock	377			(377)	—
Recognition of compensation expense relating to restricted common stock of $1,168 and other				820	820
Cash dividends paid ($.65 per share)		(9,375)			(9,375)
Components of comprehensive income:
Net income for 2004		26,716			26,716
Market value adjustment for investment securities available for sale (net of income tax effect)			164		164

Comprehensive income for 2004					26,880

BALANCES AT DECEMBER 31, 2004	$196,271	$60,476	$(36)	$(4,552)	$252,159

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	- Year Ended December 31 -
	2004	2003	2002
	(in $1,000s)
OPERATING ACTIVITIES
Net income	$26,716	$23,380	$16,653
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	12,708	9,861	12,676
Depreciation of premises and equipment	4,881	4,102	3,451
Amortization of intangibles	549	532	399
Net amortization (accretion) of investment security premiums (discounts)	87	74	(22)
Loss (gain) on sales of premises and equipment	111	(83)	64
Minority interest in net losses (income) of consolidated subsidiaries	(1,065)	785	395
Compensation expense relating to restricted common stock	1,168	642
Deferred income taxes	(2,282)	325	(2,224)
Originations and purchases of loans held for resale	(715,238)	(1,261,078)	(891,498)
Proceeds from sales of loans held for resale	715,096	1,293,497	878,565
Increase in accrued interest income and other assets	(5,475)	(232)	(2,187)
Increase (decrease) in accrued interest expense on deposits and other liabilities	347	783	(62)

NET CASH PROVIDED BY OPERATING ACTIVITIES	37,603	72,588	16,210

INVESTING ACTIVITIES
Cash and cash equivalents of acquired subsidiary	4,202
Proceeds from sales of investment securities available for sale	59,574	25,451	8,672
Proceeds from calls, prepayments and maturities of investment securities	18,254	16,786	67,938
Purchases of investment securities	(19,736)	(101,971)	(66,989)
Net increase in portfolio loans	(403,358)	(263,478)	(263,744)
Proceeds from sales of premises and equipment	23	1,733	60
Purchases of premises and equipment	(11,139)	(8,808)	(8,871)

NET CASH USED BY INVESTING ACTIVITIES	(352,180)	(330,287)	(262,934)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	151,512	223,164	271,571
Net increase in certificates of deposit	16,354	3,428	50,116
Net borrowings from (payments on) debt obligations	77,900	(624)	3,487
Net proceeds from issuance of subordinated debentures	9,935	39,160	2,899
Resources provided by minority interest	14,778	19,559	8,351
Net proceeds from issuance of common stock	954	12,014	2,301
Cash dividends paid	(9,375)	(6,563)	(4,508)

NET CASH PROVIDED BY FINANCING ACTIVITIES	262,058	290,138	334,217

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(52,519)	32,439	87,493
Cash and cash equivalents at beginning of year	283,623	251,184	163,691

CASH AND CASH EQUIVALENTS AT END OF YEAR	$231,104	$283,623	$251,184

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

Capitol Bancorp Limited (“Capitol” or the “Corporation”) is a multibank holding company. Consolidated bank subsidiaries consist of the following:

		Percentage
		Owned at
		December 31,	Year Formed
Affiliate	Location	2004	or Acquired
Eastern Regions
Great Lakes Region Banks:
Ann Arbor Commerce Bank	Ann Arbor, Michigan	100%	1990
Brighton Commerce Bank	Brighton, Michigan	100%	1997
Capitol National Bank	Lansing, Michigan	100%	1982
Detroit Commerce Bank	Detroit, Michigan	100%	1998
Elkhart Community Bank	Elkhart, Indiana	100%	1999
Goshen Community Bank	Goshen, Indiana	100%	2000
Grand Haven Bank	Grand Haven, Michigan	100%	1995
Kent Commerce Bank	Grand Rapids, Michigan	100%	1998
Macomb Community Bank	Clinton Township, Michigan	100%	1996
Muskegon Commerce Bank	Muskegon, Michigan	100%	1997
Oakland Commerce Bank	Farmington Hills, Michigan	100%	1992
Paragon Bank & Trust	Holland, Michigan	100%	1994
Portage Commerce Bank	Portage, Michigan	100%	1988
First Carolina State Bank	Rocky Mount, North Carolina	100%	2004
Western Regions
Southwest Region Banks:
Arrowhead Community Bank	Glendale, Arizona	100%	2000
Bank of Las Vegas	Las Vegas, Nevada	51%	2002
Bank of Tucson	Tucson, Arizona	100%	1996
Black Mountain Community Bank	Henderson, Nevada	100%	2000
Camelback Community Bank	Phoenix, Arizona	100%	1998
Desert Community Bank	Las Vegas, Nevada	100%	1999
East Valley Community Bank	Chandler, Arizona	100%	1999
Mesa Bank	Mesa, Arizona	100%	1998
Red Rock Community Bank	Las Vegas, Nevada	100%	1999
Southern Arizona Community Bank	Tucson, Arizona	100%	1998
Sunrise Bank of Albuquerque	Albuquerque, New Mexico	100%	2000
Sunrise Bank of Arizona	Phoenix, Arizona	100%	1998
Valley First Community Bank	Scottsdale, Arizona	100%	1997
Yuma Community Bank	Yuma, Arizona	100%	2000
California Region Banks:
Bank of Escondido	Escondido, California	26%	2003
Napa Community Bank	Napa, California	51%	2002
Point Loma Community Bank	Point Loma, California	26%	2004
Sunrise Bank of San Diego	San Diego, California	100%	2001

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION—Continued

At December 31, 2004, Capitol owned a majority interest in one bank holding company subsidiary, First California Southern Bancorp, which had two majority-owned bank subsidiaries, Bank of Escondido and Point Loma Community Bank.

In late 2003, Capitol formed a new bank-development subsidiary, Capitol Development Bancorp Limited I (“CDBLI”). In early 2004, a second bank-development subsidiary was formed, Capitol Development Bancorp Limited II (“CDBLII”). Both CDBLI and CDBLII were each capitalized with two classes of common stock, voting and nonvoting. All of the voting common stock (an aggregate investment of $1 million for each entity) is owned by Capitol. All of the nonvoting common stock (an aggregate investment of approximately $10.9 million as to CDBLI and $9.9 million as to CDBLII) was sold in private offerings to accredited investors, some of whom are related parties of Capitol. CDBLI and CDBLII will be engaged in bank development activities, either on a de novo basis or through acquisition opportunities. CDBLI and CDBLII were inactive at December 31, 2004 and have been included as consolidated subsidiaries of Capitol. CDBLI acquired a controlling interest in its first de novo bank subsidiary in early January 2005.

Capitol views itself as a bank-development company. It is engaged in the formation of de novo banks through majority ownership made directly by Capitol, or through a subsidiary bank-development company, with the remainder of a bank’s start-up capital provided by local investors in the community of that bank. When a de novo bank reaches a point of development near its third year of operation, Capitol has typically offered the bank’s minority shareholders an opportunity to exchange their bank shares for shares of Capitol. Capitol has made similar exchange proposals regarding the minority interests of some of its bank-development-company subsidiaries. In each instance, however, Capitol is under no obligation to offer such a share exchange and such share exchange proposals are generally subject to approval by the minority shareholders in each proposed transaction. Capitol also pursues bank development activities through exploring acquisition opportunities.

Capitol and its subsidiaries are engaged in a single business activity—banking. The bank affiliates provide a full range of banking services to individuals, businesses and other customers located in the respective communities of the banks’ domicile. Most of the banks operate from a single location and all are commercially-focused (as contrasted to retail or transaction-oriented banks) on meeting the various credit and other banking needs of entrepreneurs, professionals and other businesses and individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. In addition, trust and investment services are offered through Paragon Bank & Trust. The principal markets for the banks’ financial services are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION—Continued

the communities in which the banks are located and the areas immediately surrounding those communities. In addition to commercial banking units, mortgage banking activities are offered through Amera Mortgage Corporation, a less than 50%-owned affiliate, which is accounted for under the equity method.

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

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests. Banks formed or acquired during 2002, 2003 and 2004 are included in the consolidated financial statements for periods after joining the consolidated group. Certain 2003 and 2002 amounts have been reclassified to conform to the 2004 presentation.

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

Estimates: The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

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

Capitol has stand-by letters of credit outstanding that, when issued, commit the banks to make payments on behalf of customers if certain specified future events occur, generally being non-payment by the customer. They generally expire within one year and require collateral and/or personal guarantees based on management’s credit assessment. The maximum credit risk

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

associated with these instruments equals their contractual amounts, assuming that the counterparty defaults and the collateral proves to be worthless. The total contractual amounts do not necessarily represent future cash requirements since many of these guarantees may expire without being drawn upon. Capitol records a liability, generally equal to the fees received, for these stand-by letters of credit.

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

Interest Expense: For the periods presented, interest paid on all debt obligations approximates amounts charged to expense.

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

Other Real Estate: Other real estate (included as a component of other assets, and at December 31, 2004 and 2003 approximated $3,855,000 and $4,248,000, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

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

	2004	2003	2002
Fair value assumptions:
Risk-free interest rate	3.9%	3.6%	4.5%
Dividend yield	2.3%	2.1%	2.5%
Stock price volatility	.25	.44	.46
Expected option life	6.7 years	7 years	7 years
Aggregate estimated fair value of options granted (in thousands)	$6,581	$6,117	$11,548
Net income (in thousands):
As reported	26,716	23,380	16,653
Pro forma	22,438	19,404	8,078
Net income per share:
Basic:
As reported	1.88	1.86	1.64
Pro forma	1.58	1.54	0.80
Diluted:
As reported	1.79	1.77	1.57
Pro forma	$1.51	$1.47	$0.76

Accounting for stock options will change in 2005, upon implementation of new accounting guidance which will require compensation expense recognition for stock options when granted (see subsequent disclosures in this Note B under the caption, “New Accounting Standards”).

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Federal Income Taxes: Capitol and subsidiaries owned 80% or more by Capitol file a consolidated federal income tax return. Deferred federal income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

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

New Accounting Standards: Financial Accounting Standards Board (FASB) Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, clarifies how some instruments or securities should be classified on an issuer’s balance sheet and their related impact on income and results of operations. As it applies to financial instruments that were within its scope, the Statement was effective for Capitol’s consolidated financial statements beginning July 1, 2003. Implementation of this standard resulted in the reclassification of Capitol’s trust-preferred securities from their prior “mezzanine” classification (between liabilities and equity) to part of debt obligations on Capitol’s consolidated balance sheet. Such securities continue to be treated as an element of capital for regulatory purposes. FASB Interpretation No. 46, Consolidation of Variable Interest Entities, (as revised December 2003—FIN 46(R)), clarifies when some entities previously not consolidated under prior accounting guidance, should be. In some instances, it also requires certain previously consolidated entities to be deconsolidated. FIN 46(R) is effective for periods ending after December 15, 2003 for special purpose entities and for periods ending after March 15, 2004 for other types of variable interest entities that are not defined as special purpose entities. Implementation of that new guidance required Capitol to deconsolidate its trusts which issued trust-preferred securities which were classified as debt obligations on Capitol’s consolidated balance sheet and then report the underlying subordinated debentures as debt obligations instead of the trust-preferred securities. These standards had no impact on Capitol’s results of operations upon implementation.

AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), addresses the accounting for differences between contractual cash flows and cash flows expected to be collected from the initial investment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

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

In December 2004, FASB issued a revision of Statement No. 123. Statement No. 123(R), Share-Based Payment, is broader in scope than the original statement, which was more narrowly focused on stock-based compensation, and makes significant changes to accounting for “payments” involving employee compensation and “shares” or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity’s securities. Most significant in the standard is the requirement that all stock options be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period. The revised standard becomes effective for interim periods beginning after June 30, 2005 and may be applied prospectively to stock options granted after the effective date and any unvested stock options at that date.

Although Capitol’s management has not completed its analysis of the revised standard, the effect of the revised standard’s implementation will be recognition of compensation expense associated with stock options. Previously, Capitol has used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied. Effective December 31, 2004, Capitol accelerated the vesting of all of its outstanding stock options in anticipation of implementation of Statement No. 123(R). Such acceleration of vesting, to make all such stock options vested as of December 31, 2004, was done for the purpose of avoiding future expense associated with any unvested stock options granted prior to the effective date of Statement No. 123(R).

FASB’s Emerging Issues Task Force (“EITF”), reached consensus on “The Meaning of Other-Than-Temporary and Its Application to Certain Investments” in EITF Issue No. 03-1. The guidance included in the EITF largely consists of expanded disclosures and the guidance was intended to be fully effective in 2003, except for loss-recognition guidance which had a delayed effective date into 2004. In 2004, the FASB has further delayed the loss recognition provisions of Issue No. 03-1, pending additional deliberation in the future. Because of the inconclusive status of the EITF’s current position on the loss recognition aspects of Issue No. 03-1, Capitol’s management is unable to speculate on the potential impact of this matter on Capitol’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Capitol’s consolidated financial statements.

NOTE C—INVESTMENT SECURITIES

Investment securities consisted of the following at December 31 (in $1,000s):

	2004		2003
		Estimated		Estimated
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
Available for sale:
United States Treasury securities	$330	$329	$832	$835
United States government agency securities	27,897	27,843	25,431	25,597
Mutual funds	—	—	57,424	56,954

	28,227	28,172	83,687	83,386
Held for long-term investment:
Federal Reserve Bank stock	535	535	483	483
Federal Home Loan Bank stock	10,878	10,878	6,732	6,732
Corporate stock	1,443	1,443	1,271	1,271
Other	1,335	1,335	1,335	1,335

	14,191	14,191	9,821	9,821

	$42,418	$42,363	$93,508	$93,207

At December 31, 2004, securities with a market value approximating $13 million were pledged to secure public and trust deposits and for other purposes as required by law. Investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are restricted and may only be resold to, or redeemed by, the issuer.

Gross unrealized gains and losses on investment securities available for sale, which also include unrealized gains/losses on mutual funds, were as follows at December 31 (in $1,000s):

	2004		2003
	Gains	Losses	Gains	Losses
United States Treasury securities	$—	$1	$3	$—
United States government agency securities	110	164	187	21
Mutual funds	—	—	—	470

	$110	$165	$190	$491

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE C—INVESTMENT SECURITIES—Continued

The fair value of securities available for sale with unrealized losses for maturities in excess of one year approximated $3.1 million (unrealized loss of $38,000) and the fair value of such securities with maturities of one year or less approximated $17.6 million (unrealized loss of $127,000). Management does not believe any individual unrealized loss as of December 31, 2004 represents other-than-temporary losses and has both the intent and ability to hold these securities for a time period necessary to recover the amortized cost.

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2004 were as follows (in $1,000s):

		Estimated
	Amortized	Market
	Cost	Value
Due in one year or less	$8,331	$8,293
After one year, through five years	11,797	11,728
After five years, through ten years	2,624	2,673
After ten years	5,475	5,478
Securities held for long-term investment, without stated maturities	14,191	14,191

	$42,418	$42,363

NOTE D—LOANS

Portfolio loans consisted of the following at December 31 (in $1,000s):

	2004	2003
Commercial	$2,444,492	$2,033,097
Real estate mortgage	177,204	143,343
Installment	71,208	71,000

Total portfolio loans	2,692,904	2,247,440
Less allowance for loan losses	(37,572)	(31,404)

Net portfolio loans	$2,655,332	$2,216,036

Transactions in the allowance for loan losses are summarized below (in $1,000s):

	2004	2003	2002
Balance at January 1	$31,404	$28,953	$23,238
Allowance for loan losses of acquired bank subsidiary	724	—	—
Provision charged to operations	12,708	9,861	12,676
Loans charged off (deduction)	(8,388)	(8,791)	(7,703)
Recoveries	1,124	1,381	742

Net charge-offs	(7,264)	(7,410)	(6,961)

Balance at December 31	$37,572	$31,404	$28,953

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material. Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below (in $1,000s):

	December 31
	2004	2003
Nonaccrual loans:
Commercial	$20,618	$19,852
Real estate mortgage	2,396	632
Installment	195	376

Total nonaccrual loans	23,209	20,860

Past due (>90 days) loans:
Commercial	3,529	4,544
Real estate mortgage	1,382	1,083
Installment	351	385

Total past due loans	5,262	6,012

Total nonperforming loans	$28,471	$26,872

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of $1,594,000, $2,046,000 and $1,514,000 would have been recorded in 2004, 2003 and 2002, respectively. Interest income recognized on loans in nonaccrual status in 2004, 2003 and 2002 operations approximated $714,000, $866,000 and $385,000, respectively. At December 31, 2004, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

The amounts of the allowance for loan losses allocated in the following table (in $1,000s) are based on management’s estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2004		December 31, 2003
		Percentage		Percentage
		of Total		of Total
		Portfolio		Portfolio
	Amount	Loans	Amount	Loans
Commercial	$34,753	1.29%	$29,001	1.29%
Real estate mortgage	1,808	0.07	1,408	0.06
Installment	1,011	0.04	995	0.05

Total allowance for loan losses	$37,572	1.40%	$31,404	1.40%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE E—RELATED PARTIES TRANSACTIONS

In the ordinary course of business, Capitol’s banking subsidiaries make loans to officers and directors of Capitol and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 2004 and 2003, total loans to these persons were $110 million and $99 million, respectively. During 2004, $86 million of new loans were made to these persons and repayments totaled $75 million. Such loans are made at the banking subsidiaries’ normal credit terms.

Officers and directors of Capitol (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries. Such deposits are similarly made at the banks’ normal terms as to interest rate, term and deposit insurance.

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

	2004	2003
Land, buildings and improvements	$14,464	$8,220
Leasehold improvements	11,944	10,066
Equipment and furniture	26,918	23,314

	53,326	41,600
Less accumulated depreciation	(20,665)	(16,807)

	$32,661	$24,793

Capitol and certain subsidiaries rent office space under operating leases. Rent expense (net of sublease income) under these lease agreements approximated $5,873,000, $5,313,000 and $4,394,000 (including rent expense of $1,637,000, $1,646,000 and $1,420,000 under leases with related parties) in 2004, 2003 and 2002, respectively.

At December 31, 2004, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

2005	$5,783
2006	5,966
2007	5,309
2008	4,544
2009	3,688
2010 and thereafter	9,783

$35,073

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE G—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $664.8 million and $584.2 million as of December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of such time deposits were as follows (in $1,000s):

2005	$526,191
2006	82,437
2007	35,930
2008	10,204
2009 and thereafter	10,084

$664,846

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE H—NOTES PAYABLE AND SHORT-TERM BORROWINGS

Notes payable and short-term borrowings consisted of the following at December 31 (in $1,000s):

	2004	2003
Borrowings from Federal Home Loan Bank	$154,135	$92,774
Repurchase agreement	399	—
Federal funds purchased	18,000	—

	$172,534	$92,774

Borrowings from Federal Home Loan Bank (FHLB) represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral. Such advances become due at varying dates and bear interest at market short-term rates (approximately 1.51% at December 31, 2004). At December 31, 2004, unused lines of credit under these facilities approximated $106 million.

Capitol has a credit facility with an unaffiliated bank. Up to $25 million can be borrowed pursuant to a one-year revolving credit agreement which bears interest at a variable rate (5.00% at December 31, 2004), payable monthly, and a quarterly facility fee on the unused portion. There were no amounts drawn on the line of credit at December 31, 2004. The credit facility is reviewed annually for continuance and requires Capitol, among other things, to maintain certain minimum levels of capital, rates of return on assets and other ratios or requirements, and is secured by the common stock of certain bank subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE H—NOTES PAYABLE AND SHORT-TERM BORROWINGS—Continued

At December 31, 2004, scheduled debt maturities of notes payable and short-term borrowings were as follows (in $1,000s):

2005	$85,073
2006	33,321
2007	18,000
2008	—
2009 and thereafter	36,140

$172,534

In addition to the foregoing, Capitol has guaranteed some obligations of its subsidiaries (see Note O).

NOTE I—SUBORDINATED DEBT

Subordinated debt relates to trust-preferred securities issued by Capitol which are summarized as follows:

			Aggregate	Net Carrying Amount
	Interest Rate at		Liquidation	at December 31
	December 31,	Scheduled	Amount	(in $1,000s)
Description	2004	Maturity	(in $1,000s)	2004	2003
Capitol Trust I	8.50% fixed	2027	$25,300	$24,471	$24,435
Capitol Trust II	10.25% fixed	2031	10,000	9,733	9,723
Capitol Statutory Trust III	5.74% variable	2031	15,000	14,600	14,585
Capitol Trust IV	5.72% variable	2032	3,000	2,908	2,904
Capitol Trust VI	5.37% variable	2033	10,000	9,717	9,707
Capitol Trust VII	7.78% fixed	2033	10,000	9,856	9,851
Capitol Statutory Trust VIII	5.45% variable	2033	20,000	19,624	19,611
Capitol Trust IX	7.69% variable	2034	10,000	9,936

			$103,300	$100,845	$90,816

Securities of Capitol Trust I were issued in a 1997 public offering. Capitol Trust II and Capitol Statutory Trust III were formed in 2001 in conjunction with private placements of pooled trust-preferred securities. Capitol Trust IV was formed in 2002, Capitol Trust VI, Capitol Trust VII and Capitol Statutory Trust VIII were formed in 2003 and Capitol Trust IX was formed in 2004. Each of these securities have similar terms and, subject to certain provisions, may be called by the issuer five years after issuance. The liquidation amount of these securities is guaranteed by Capitol.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE I—SUBORDINATED DEBT—Continued

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

NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS

Restricted common stock has been granted to certain officers. Compensation expense relating to the award of restricted stock is recognized ratably over the vesting periods of such awards (generally four years). The weighted-average grant-date fair value of restricted stock awards in 2004 was $28.86 per share. Compensation expense related to restricted stock in 2004 and 2003 approximated $1,168,000 and $642,000, respectively (none in 2002).

Stock options have been granted to certain officers and directors which provide for the purchase of shares of common stock. Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date. All such stock options expire at varying periods up to seven years after the date granted. Stock option activity is summarized as follows:

	Number of				Weighted
	Stock Options	Exercise			Average
	Outstanding	Price Range			Exercise Price
Outstanding at January 1, 2002	1,203,123	$4.92	to	$25.10	$12.46
Granted in 2002	1,669,004	13.50	to	23.24	16.39
Exercised in 2002	(138,447)	8.17	to	16.17	9.68
Cancelled or expired in 2002	(185,144)

Outstanding at December 31, 2002	2,548,536	4.92	to	25.10	15.23

Granted in 2003	577,200	20.36	to	27.23	24.45
Exercised in 2003	(801,448)	4.92	to	25.92	14.41
Cancelled or expired in 2003	(26,221)

Outstanding at December 31, 2003	2,298,067	9.88	to	27.23	16.95

Granted in 2004	834,647	22.43	to	33.01	27.77
Exercised in 2004	(515,836)	9.88	to	25.92	15.93
Cancelled or expired in 2004	(32,739)

Outstanding at December 31, 2004	2,584,139	$10.81	to	$33.01	$21.06

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS—Continued

At December 31, 2004, all outstanding stock options are currently exercisable. Effective December 31, 2004, the vesting of any previously unvested stock options was accelerated in anticipation of implementation of a new accounting standard (see Note B). As of December 31, 2004, stock options outstanding had a weighted average remaining contractual life of 4.3 years. The following table summarizes stock options outstanding segregated by exercise price range:

		Weighted Average
			Remaining
Exercise Price	Number	Exercise	Contractual
Range	Outstanding	Price	Life
$10.00 to 14.99	346,088	$11.32	2.5 years
$15.00 to 19.99	769,986	16.59	3.6 years
$20.00 to 24.99	553,038	21.80	3.6 years
$25.00 to 29.99	755,455	27.01	6.0 years
$30.00 or more	159,572	$32.98	5.7 years

	2,584,139

NOTE K—EMPLOYEE RETIREMENT PLANS

Capitol has a contributory employee retirement savings 401(k) plan which covers substantially all full-time employees of Capitol and certain subsidiaries over age 21. The Plan provides for employer contributions in amounts determined annually by Capitol’s board of directors. Eligible employees make voluntary contributions to the Plan. Employer contributions to the Plan, which are a match for employee contributions (50%, subject to certain limitations), charged to expense for the years ended December 31, 2004, 2003 and 2002 were $1,027,000, $918,000 and $717,000, respectively.

Capitol also has a defined contribution employee stock ownership plan (ESOP) which covers substantially all employees of Capitol and certain subsidiaries. Certain common stock purchases by the ESOP were financed by long-term debt. ESOP contributions charged to expense in 2004, 2003 and 2002 approximated $961,000, $642,000 and $405,000, respectively (including ESOP note payable interest of $12,000 in 2003 and $24,000 in 2002; none in 2004). Certain shares of common stock held by the ESOP which were not allocated to participants’ accounts were shown as a reduction of stockholders’ equity through interim periods in 2003. As of December 31, 2004, the ESOP held approximately 265,000 shares of Capitol’s common stock which have been allocated to participants’ accounts; there were no unallocated shares as of that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—INCOME TAXES

Income taxes include the following components (in $1,000s):

	2004	2003	2002
Federal current	$15,401	$12,549	$10,925
Federal deferred expense (credit)	(2,282)	325	(2,224)
State income taxes	1,580	1,161	613

	$14,699	$14,035	$9,314

Deferred state income taxes were insignificant for the periods presented. In addition to state income taxes, certain states in which the banks operate impose taxes based on measures other than income. Tax expense incurred associated with those jurisdictions approximated $1,010,000, $909,000 and $713,000 in 2004, 2003 and 2002, respectively, and are excluded from income tax expense and included in other noninterest expense.

Federal income taxes paid in 2004, 2003 and 2002 approximated $17.1 million, $9.7 million and $11.9 million, respectively. State income taxes paid approximated $1.6 million in 2004 ($867,000 in 2003 and $771,000 in 2002).

Differences between income tax expense recorded and amounts computed using the statutory tax rate are reconciled below (in $1,000s):

	2004	2003	2002
Federal income tax computed at statutory rate of 35%	$14,122	$13,370	$9,227
State income taxes	1,580	1,161	613
Federal tax effect of:
Amortization of goodwill and other intangibles	192	186	139
State income taxes	(553)	(406)	(214)
Adjustment of deferred income taxes to effective tax rate of 35%			(221)
Other	(642)	(276)	(230)

	$14,699	$14,035	$9,314

Net deferred income tax assets consisted of the following at December 31 (in $1,000s):

	2004	2003
Allowance for loan losses	$11,596	$9,493
Net operating losses of subsidiaries	1,683	745
Deferred compensation	2,224	1,515
Market value adjustment for investment securities available for sale	3	102
Other, net	(1,358)	(408)

	$14,148	$11,447

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—INCOME TAXES—Continued

Certain consolidated subsidiaries have net operating loss carryforwards which may reduce income taxes payable in future periods. Such carryforwards approximate $4.8 million at December 31, 2004, have been recognized for financial reporting purposes and expire at the following dates and amounts (in $1,000s):

2022	$393,000
2023	1,030,000
2024	3,386,000

$4,809,000

NOTE M—NET INCOME PER SHARE

The computations of basic and diluted net income per share were as follows (in 1,000s):

	2004	2003	2002
Numerator–net income	$26,716	$23,380	$16,653

Denominator:
Weighted average number of shares outstanding, excluding unvested restricted shares (denominator for basic earnings per share)	14,183	12,602	10,139

Effect of dilutive securities:
Unvested restricted shares	263	157
Warrants			12
Stock options	445	416	449

Potential dilution	708	573	461

Denominator for diluted earnings per share–weighted average number of shares and potential dilution	14,891	13,175	10,600

Number of antidilutive stock options excluded from diluted earnings per share computation	160	337	243

Additional disclosures regarding restricted shares and stock options are set forth in Note J.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows at December 31 (in $1,000s):

	2004		2003
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Financial Assets:
Cash and cash equivalents	$231,104	$231,104	$283,623	$283,623
Loans held for resale	43,143	43,143	43,001	43,001
Investment securities:
Available for sale	28,172	28,172	83,386	83,386
Held for long-term investment	14,191	14,191	9,821	9,821

	42,363	42,363	93,207	93,207
Portfolio loans:
Commercial	2,444,492	2,444,379	2,033,097	2,042,269
Real estate mortgage	177,204	177,697	143,343	152,444
Installment	71,208	71,833	71,000	70,919

Total portfolio loans	2,692,904	2,693,909	2,247,440	2,265,632
Less allowance for loan losses	(37,572)	(37,572)	(31,404)	(31,404)

Net portfolio loans	2,655,332	2,656,337	2,216,036	2,234,228

Financial Liabilities:
Deposits:
Noninterest-bearing	503,902	503,902	435,599	435,599
Interest-bearing:
Demand accounts	1,041,796	1,027,417	971,879	973,042
Time certificates of less than $100,000	299,528	301,347	296,992	293,897
Time certificates of $100,000 or more	664,846	668,310	584,194	590,374

Total interest-bearing	2,006,170	1,997,074	1,853,065	1,857,313

Total deposits	2,510,072	2,500,976	2,288,664	2,292,912
Notes payable and short-term borrowings	172,534	173,305	92,774	92,867
Subordinated debentures	100,845	103,300	90,816	93,300

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE O—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers. Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans. Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($23.3 million and $25.4 million outstanding at December 31, 2004 and 2003, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($637.1 million and $510.9 million at December 31, 2004 and 2003, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks’ normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management’s credit assessment.

The banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks. The amount of reserve balances required as of December 31, 2004 and 2003 were $6.1 million and $4.5 million, respectively.

Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance. Some of the banks have municipal government deposits which are guaranteed by Capitol ($17.7 million at December 31, 2004).

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

As of December 31, 2004, the most recent notifications received by the banks from regulatory agencies have advised that the banks are classified as ‘well capitalized’ as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the banks.

Management believes, as of December 31, 2004, that Capitol and the banks meet all capital adequacy requirements to which the entities are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS—Continued

The following table summarizes the amounts (in $1,000s) and related ratios of the individually significant subsidiaries (assets of $200 million or more) and consolidated regulatory capital position as of December 31, 2004 and 2003:

		Ann Arbor		Capitol
		Commerce		National
		Bank		Bank		Consolidated
December 31, 2004
Tier 1 capital to average adjusted total assets:
Minimum required amount	≥	$13,190	≥	$9,165	≥	$121,911
Actual amount		$26,496		$18,007		$333,049
Ratio		8.03%		7.86%		10.93%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$11,894	≥	$7,924	≥	$110,778
Actual amount		$26,496		$18,007		$333,049
Ratio		8.91%		9.09%		12.03%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	≥	$23,788	≥	$15,847	≥	$221,555
Amount required to meet ‘Well-Capitalized’ category(3)		$29,735		$19,809		$276,944
Actual amount		$30,215		$20,486		$385,273
Ratio		10.16%		10.34%		13.91%

December 31, 2003
Tier 1 capital to average adjusted total assets:
Minimum required amount	≥	$12,531	≥	$8,543	≥	$104,133
Actual amount		$25,262		$16,405		$287,071
Ratio		8.06%		7.68%		11.03%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$11,502	≥	$7,415	≥	$93,751
Actual amount		$25,262		$16,405		$287,071
Ratio		8.79%		8.85%		12.25%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	≥	$23,003	≥	$14,829	≥	$187,503
Amount required to meet ‘Well-Capitalized’ category(3)		$28,754		$18,537		$234,379
Actual amount		$28,860		$18,616		$335,429
Ratio		10.04%		10.04%		14.31%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.

(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.

(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE Q — PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets

	- December 31 -
	2004	2003
	(in $1,000s)
Assets
Cash on deposit principally with subsidiary banks	$1,618	$2,228
Money market funds on deposit principally with subsidiary banks	8,907	15,194
Time deposits principally with subsidiary banks	21,277	20,116
Investments in and amounts due from subsidiaries	302,628	256,741
Notes receivable, net	1,230	1,556
Investment in and advances to Amera Mortgage Corporation	797	859
Equipment and furniture, net	1,850	1,853
Goodwill and other intangibles	17,209	15,703
Other assets	10,471	7,417

Total assets	$365,987	$321,667

Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other liabilities	$9,784	$9,066
Subordinated debentures	104,044	93,704

Total liabilities	113,828	102,770
Stockholders’ equity	252,159	218,897

Total liabilities and stockholders’ equity	$365,987	$321,667

Condensed Statements Of Income

	- Year Ended December 31 -
	2004	2003	2002
	(in $1,000s)
Income:
Dividends from subsidiaries	$16,075	$13,675	$10,755
Intercompany fees	16,561	14,752	9,722
Interest	468	118	253
Other	99	2,047	51

Total income	33,203	30,592	20,781
Expenses:
Interest	6,931	4,874	5,016
Salaries and employee benefits	13,370	11,950	7,662
Occupancy	1,138	963	590
Amortization, equipment rent and depreciation	1,225	1,483	963
Other	5,252	3,131	2,224

Total expenses	27,916	22,401	16,455

Income before equity in undistributed net earnings of consolidated subsidiaries and income tax credit	5,287	8,191	4,326
Equity in undistributed net earnings of consolidated subsidiaries	17,665	13,494	9,861

Income before income tax credit	22,952	21,685	14,187
Income tax credit	(3,764)	(1,695)	(2,466)

Net income	$26,716	$23,380	$16,653

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE Q—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Cash Flows

	- Year Ended December 31 -
	2004	2003	2002
	(in $1,000s)
OPERATING ACTIVITIES
Net income	$26,716	$23,380	$16,653
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net earnings of subsidiaries	(17,665)	(13,494)	(9,861)
Depreciation and amortization of intangibles	1,197	996	889
Loss on sale of premises and equipment			50
Decrease in amounts due from subsidiaries and other assets	10,271	31,438	48,978
Increase in accounts payable, accrued expenses and other liabilities	718	2,426	2,908

NET CASH PROVIDED BY OPERATING ACTIVITIES	21,237	44,746	59,617

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(27,887)	(45,396)	(47,543)
Net payments from Amera Mortgage Corporation	62	30	570
Purchases of investment securities			(440)
Proceeds from sales and maturities of securities			838
Proceeds from sales of equipment and furniture			100
Purchases of equipment and furniture	(662)	(977)	(1,318)

NET CASH USED BY INVESTING ACTIVITIES	(28,487)	(46,343)	(47,793)

FINANCING ACTIVITIES
Net payments on debt obligations		(12,500)	(6,500)
Net proceeds from issuance of common stock	954	12,014	2,301
Net proceeds from issuance of subordinated debentures	9,935	39,160	2,899
Cash dividends paid	(9,375)	(6,563)	(4,508)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	1,514	32,111	(5,808)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,736)	30,514	6,016
Cash and cash equivalents at beginning of year	37,538	7,024	1,008

CASH AND CASH EQUIVALENTS AT END OF YEAR	$31,802	$37,538	$7,024

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—ACQUISITION OF MINORITY INTERESTS AND ACQUISITION OF BANK

During 2004, two share-exchange transactions were completed, whereby certain previously majority-owned consolidated subsidiaries became wholly-owned. These share exchange transactions involved the issuance of previously unissued shares of Capitol’s common stock for the minority interests of the following subsidiaries:

		Number of Common
Entity	Effective Date	Shares Issued
Sunrise Bank of San Diego	May 31, 2004	206,999
First California Northern Bancorp	August 31, 2004	139,948

Had these acquisitions occurred at the beginning of 2004, consolidated net income would have approximated $26.9 million and diluted earnings per share would have been $1.79. Each of these acquisitions have been accounted for under the purchase method of accounting. The carrying value of assets and liabilities of the entities closely approximated fair value at the date of the share exchanges. Total consideration for these transactions approximated $8.7 million which resulted in the recording of goodwill of approximately $3.7 million and acquisition of minority interests approximating $3.5 million.

Effective April 1, 2004, Capitol acquired First Carolina State Bank (First Carolina) located in Rocky Mount, North Carolina, in a purchase transaction with total consideration approximating $10 million. Approximately half of the consideration was paid in cash and the remainder consisted of approximately 183,000 previously unissued shares of Capitol’s common stock. At March 31, 2004, First Carolina’s total assets approximated $61.7 million. Capitol’s acquisition of First Carolina was accounted for under the purchase-method of accounting and its results of operations are included in Capitol’s consolidated financial statements for periods after the effective date of the acquisition. Goodwill of approximately $4 million was recorded in conjunction with this transaction and will not be amortized, but will be reviewed at least annually for impairment. Had this transaction occurred at the beginning of 2004, net income would have approximated $26.3 million ($1.76 per diluted share).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—ACQUISITION OF MINORITY INTERESTS AND ACQUISITION OF BANK—Continued

During 2003, several share-exchange transactions were also completed, whereby certain previously majority-owned consolidated subsidiaries similarly became wholly-owned:

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

Had the 2003 acquisitions of minority interests occurred at the beginning of 2003, consolidated net income would have approximated $24.4 million and diluted earnings per share would have been $1.73.

[The remainder of this page intentionally left blank]