Form 10-K, Exhibit 13
period 2005-12-31
CAPITOL BANCORP LTD
filed 2006-03-16
CIK 840264

Exhibit 13

3	Chairman’s Letter

COMMUNITY BANKS

6	Ann Arbor Commerce Bank
7	Arrowhead Community Bank
8	Bank of Auburn Hills
9	Bank of Belleville
10	Bank of Bellevue
11	Bank of Escondido
12	Bank of Las Vegas
13	Bank of Michigan
14	Bank of San Francisco
15	Bank of Santa Barbara
16	Bank of Tucson
17	Black Mountain Community Bank
18	Brighton Commerce Bank
19	Camelback Community Bank
20	Capitol National Bank
21	Desert Community Bank
22	Detroit Commerce Bank
23	East Valley Bank
24	Elkhart Community Bank
25	First Carolina State Bank
26	Fort Collins Commerce Bank
27	Goshen Community Bank
28	Grand Haven Bank
29	Kent Commerce Bank
30	Macomb Community Bank
31	Mesa Bank
32	Muskegon Commerce Bank
33	Napa Community Bank
34	Oakland Commerce Bank
35	Paragon Bank & Trust
36	Peoples State Bank
37	Point Loma Community Bank
38	Portage Commerce Bank
39	Red Rock Community Bank
40	Southern Arizona Community Bank
41	Summit Bank of Kansas City
42	Sunrise Bank of Albuquerque
43	Sunrise Bank of Arizona
44	Sunrise Bank of San Diego
45	Valley First Community Bank
46	Yuma Community Bank

NON-BANK AFFILIATES

47	Amera Mortgage Corporation
48	Capitol Wealth Advisors

FINANCIAL INFORMATION

COMMUNITY BANKS
EASTERN REGIONS – Bruce A. Thomas, President
GREAT LAKES REGION
Illinois – Bank of Belleville
Indiana – Elkhart Community Bank, Goshen Community Bank
Michigan – Ann Arbor Commerce Bank, Bank of Auburn Hills, Bank of Michigan, Brighton Commerce Bank, Capitol National Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank, Paragon Bank & Trust, Portage Commerce Bank
MIDWEST REGION – Stanley E. Ricketts, President
Missouri – Summit Bank of Kansas City
NORTHEAST REGION – In Development
SOUTHEAST REGION – Bruce D. Jones, President
Georgia – Peoples State Bank, Sunrise Bank of Atlanta (loan production office)
North Carolina – First Carolina State Bank
WESTERN REGIONS – John S. Lewis, President
Arizona – Arrowhead Community Bank, Bank of Tucson, Camelback Community Bank, East Valley Bank, Mesa Bank, Southern Arizona Community Bank, Sunrise Bank of Arizona, Valley First Community Bank, Yuma Community Bank
CALIFORNIA REGION – Scott R. Andrews, President
Bank of Escondido, Bank of San Francisco, Bank of Santa Barbara, Napa Community Bank, Point Loma Community Bank, Sunrise Bank of San Diego
NORTHWEST REGION – Thomas S. Giovanelli, President
Washington – Bank of Bellevue
SOUTHWEST REGION – Stephen D. Todd, President
Colorado – Fort Collins Commerce Bank
Nevada – Bank of Las Vegas, Black Mountain Community Bank, Desert Community Bank, Red Rock Community Bank
New Mexico – Sunrise Bank of Albuquerque

The Value of Relationships

TO OUR SHAREHOLDERS

From the Chairman
Dear shareholder:
Growth
I am pleased to report to you that with the addition of nine affiliate banks in 2005, Capitol Bancorp became the only banking company in America with as many as 41 separately chartered financial institutions. Additions to our affiliated bank group included:

Bank	State	Bank	State
Bank of Michigan	Michigan	Peoples State Bank	Georgia
Bank of Bellevue	Washington	Fort Collins Commerce Bank	Colorado
Bank of Auburn Hills	Michigan	Bank of San Francisco	California
Bank of Belleville	Illinois	Summit Bank of Kansas City	Missouri
Bank of Santa Barbara	California
Our determination to grow our affiliated bank group is limited only by our ability to identify and partner with exceptional banking professionals. This past year represents a new benchmark of success in this effort. In February of 2006 we opened our 42nd bank, Community Bank of Rowan in North Carolina. Looking forward, we have seven additional charter applications pending:

• Atlanta, Georgia	• Evansville, Indiana	• Everett, Washington	• Las Vegas, Nevada
• Maumee, Ohio	• Phoenix, Arizona	• Valdosta, Georgia
There is a reasonable probability that the number of new affiliates added in 2006 will exceed the affiliation total accomplished in 2005.
Strategy
Each bank in our affiliated group is small when measured against industry standards. This is no accident. Our strategy continues to be focused on the development of “single store” community banks which are independently operated by a local board and a local officer team.
These banks are built upon customer relationships. The customer has access to the primary decision maker, the bank president. Size can operate to dilute true relationship banking. Strategizing to remain small allows each bank to provide service on a level denied to larger multi-branch institutions.
2005 ANNUAL REPORT | 3

FROM THE CHAIRMAN -continued-
Bank Support
We have consolidated bank support services such as accounting, information technology and risk management in order to pass on to our banks the obvious economies of scale. We have accomplished this goal without stripping the banks of the independent operational control that each board of directors and officer group exercises. Authority and responsibility for the general operation of the bank business remains local, including credit decisions, pricing, staffing and strategic planning. Retention of this authority provides the customer an unparalleled level of responsiveness and a strong commitment to community citizenship.
Growth Management
The task of providing effective and responsible oversight of Capitol Bancorp operations and management has increased with our growing number of affiliated banks. Nevertheless, we have not lost sight of the importance of maintaining practices of safety and soundness.
Our operational integrity rests in the hands of three senior officers who are featured on this page. Each individual brings an area of expertise and experience which serves to manage our continued growth. The contributions of John S. Lewis, President of our Western Regions, Cristin Reid English, Chief Operating Officer and Bruce Thomas, President of our Eastern Regions, are an integral part of our success. They are supported by 53 officers of the corporation, each with a mission to maintain our management standards as we grow.
Vertical Growth
Over the past year we have planned the development of a wealth management affiliate to be based in Charlotte, North Carolina. We have recruited Bob Hogan, a former chief operations officer for one of the largest securities companies in the United States, to head up this operation. During the course of this year we will roll out these added services to our affiliated banks. We expect that this effort will produce a significant increase in our noninterest income over the course of the next several years.
Building to Last
At the end of calendar year 2001, I reported to you that we expected to double the size of our balance sheet over the coming five years. 2006 is the fifth year of that plan. We are on track to achieve this objective. Moreover, we expect that during the next five years the balance sheet will once again double. We closed our report to you five years ago with the following comment which is as relevant today as it was then:
“Our commitment to community banking is the foundation of our core operation. Decentralization of management, while often presenting corporate challenges, serves to decentralize risk and risk concentration. We continue to work toward local branding, initiated by each of our banks individually, in contrast to a universal standard typical of large financial institutions focused on transactional, as opposed to relationship banking. We continue to encourage and foster hometown customer loyalty, a financially and socially rewarding by-product of relationship banking, local identity, local decision making and local ownership.”
We invite you to share the optimism for the future success of our banking model — a new structure for an old-fashioned idea.
Joseph D. Reid, Chairman & CEO

CAPITOL BANCORP LIMITED
BOARD OF DIRECTORS
Louis G. Allen
Retired Banker
Paul R. Ballard
Retired President & CEO
Portage Commerce Bank
David L. Becker
Retired Founder
Becker Insurance Agency, P.C.
Robert C. Carr
Vice Chairman
Capitol Bancorp Limited
Douglas E. Crist
President
Developers of SW Florida, Inc.
Michael J. Devine
Attorney at Law
Cristin Reid English
Chief Operating Officer
Capitol Bancorp Limited
James C. Epolito
President & CEO
Michigan Economic
Development Corporation
Gary A. Falkenberg
Gary A. Falkenberg, D.O., P.C.
Joel I. Ferguson
Chairman
Ferguson Development, LLC
Kathleen A. Gaskin
Associate Broker/State Appraiser
Tomie Raines, Inc. Realtors
H. Nicholas Genova
Chairman & CEO
Washtenaw News Co. Inc.
& H. N. Genova Development
Michael F. Hannley
President & CEO
Bank of Tucson
Lewis D. Johns
President
Mid-Michigan Investment Co.
Michael L. Kasten, Vice Chairman
Managing Partner
Kasten Investments, LLC
John S. Lewis
President, Western Regions
Capitol Bancorp Limited
Leonard Maas
President
L&M Maas Investments, LLC
Lyle W. Miller, Vice Chairman
President
LW. Miller Holding Co.
Kathryn L. Munro
Chairman & CEO
Bridge West, LLC
Myrl D. Nofziger
President
Hoogenboom Nofziger
David J. O’Leary, Secretary
Chairman
O’Leary Paint Company
Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited
Ronald K. Sable
President
Concord Solutions Ltd.
4 | 2005 ANNUAL REPORT

The Value of Relationships

FINANCIAL HIGHLIGHTS

2005 ANNUAL REPORT | 5

The Value of Relationships

ANN ARBOR COMMERCE BANK

GREAT LAKES REGION
Building lasting relationships ...
creating lifetime value ... for each generation
After more than 15 years of business, the team at Ann Arbor Commerce Bank is now proudly serving the children and grandchildren of some of our very first customers.
We have adapted to better serve each new generation by identifying customer needs and requests. For instance, after an in-depth analysis of customer banking habits, we implemented an improved ATM service that greatly expanded the number of ATMs available to our customers. Based on the feedback we have received since we made the transition, the international ATM service has been well received and has resulted in the added benefit of cost efficiencies for the bank. Early last year we completed the first total revamp of our web site that makes it more educational and user friendly. Also during 2005, our bank was one of the first Capitol Bancorp affiliate banks to implement our new core operating system.
Our 15th anniversary tailgate party last September prior to the University of Michigan/Michigan State University football rivalry was a huge success. More than 700 customers proudly showed their colors and helped us celebrate our annual event.
Over the years we have matured and maintained a high profile in our community by always opting to take the competitive high road and providing outstanding service in our state-of-the-art facility.
Like our community, which is continually ranked among the best places to live and work in the United States, our bank is a place where our customers feel at home. Our fireplace room, for example, is designed to be homey and comfortable. Young and old can always stop by and read the news, munch on cookies or M&Ms® and enjoy a cup of fresh-brewed coffee or hot chocolate.
As pleasant as our banking facilities are, it is our experienced and caring staff that makes our bank special. We are here to serve our current and future customers, their children and grandchildren. As part of Capitol Bancorp, we are building to last.
Richard G. Dorner, President & CEO

Ann Arbor Commerce Bank | 2950 State Street South | Ann Arbor, MI 48104
734-887-3100 | www.annarborcommerce.com

Richard G. Dorner | President & CEO	Founded: October 1, 1990

BOARD OF DIRECTORS
Henry E. Alvarez, CPA
President & Managing Principal
Curtis, Bailey, Exelby & Sposito, P.C.
Certified Public Accountants
Richard G. Dorner
President & CEO
Ann Arbor Commerce Bank
Brian K. English
General Counsel
Capitol Bancorp Limited
James a. Fajen
Attorney at Law
Fajen & Miller, P.L.L.C.
James W. Finn
Chairman & CEO
Finn’s — JM&J insurance agency, Inc.
H. Nicholas Genova
Chairman & CEO
Washtenaw News Co. Inc.
& H. N. Genova Development
Richard M. Greene
Consultant
Richard Greene Point Training
Marilyn D. Katz-Pek
Managing Partner
Biotechnology Business Consultants
James C. Keen Sr.
CEO
Cliff Keen Athletic
David W. Lutton
President
Charles Reinhart Company Realtors
Fritz Seyferth
Principal
Fritz Seyferth & Associates
Carl Van Appledorn, M.D.
President & COO
Urological Surgery Associates, P.C.
Warren E. Wright
Chairman & Partner
Renosol Corporation
OFFICERS
James A. Fajen
Chairman
Richard G. Dorner
President & CEO
Warren E. Wright
Secretary
Clifford G. Sheldon
Executive Vice President & Cashier
John J. Wilkins
Executive Vice President & CCO
Mary Hays
Senior Vice President
James L. Jeszke
Senior Vice President
John Nixon III
First Vice President
Noelle C. Grigg
Vice President
Mary Gyorke
Vice President
Patrick J. McKeon
Vice President
Bryan T. Singer
Vice President
6 | 2005 ANNUAL REPORT

The Value of Relationships

ARROWHEAD COMMUNITY BANK

SOUTHWEST REGION
Bank Note$: A winning strategy
2005 marked another milestone for Arrowhead Community Bank (ACB) as we celebrated our fifth anniversary. Long before we opened the bank doors in September of 2000 we made it a goal to focus on developing relationships and establishing ourselves as “financial solutions providers,” rather than simply processing financial transactions. In addition, we made the strategic decision to brand the bank by establishing a culture of community service and volunteerism. I am pleased to report this approach to banking and marketing is proving to be successful.
Early on we introduced BANK NOTE$, a monthly newsletter that enables us to provide a value-added service to clients by offering them an avenue to promote their businesses and unique projects. It also provides a platform for us to share information about board members and staff; bank products and services; the events and needs of local nonprofit agencies; and ACB’s charitable contributions and volunteer efforts within the local community. Each month we produce a printed version of BANK NOTE$ that is used as a statement stuffer, published in two local newspapers and featured on the ACB web site. The online version offers additional opportunity to highlight our customers with expanded web space and archived issues for quick reference.
Response to BANK NOTE$ was immediate and continues to be compelling. We are proud that BANK NOTE$ is one of the most frequently visited sites among the Capitol Bancorp family of banks’ web sites. Through the online and printed versions, it is read by more than 50,000 clients and prospects each month. The feedback we receive from the community continues to be very positive — clients continue to ask to be featured in future editions.
BANK NOTE$, along with the dedication of a professional, experienced staff and an active board of directors, has contributed to the success of Arrowhead Community Bank. We are pleased to be a part of the extraordinary growth in the West Valley and are confident the next five years will prove to be as rewarding as the first five — for Arrowhead Community Bank, our clients and the local West Valley community.
Arlene Kulzer, President & CEO

Arrowhead Community Bank | 17235 North 75th Avenue, Suite B100 | Glendale, AZ 85308
623-776-0800 | www. arrowheadcommunitybank. com

Founded: September 21, 2000	Arlene Kulzer | President & CEO

BOARD OF DIRECTORS
Shelley L. Bade
RPA, Principal
The Bade Companies
Janet G. Betts
Attorney at Law
Jennings, Strouss & Salmon
W. Patrick Daggett
CPA
Daggett McConachie & Moore,
CPAs, LLP
Michael J. Devine
Attorney at Law
Richard J. Hilde
Owner & CEO
EPW, Inc.
Michael L. Kasten
Managing Partner
Kasten Investments, LLC
Arlene Kulzer
President & CEO
Arrowhead Community Bank
Dennis E. Landauer
CPA Managing Director
RSM McGladrey
James J. McCue
Aviation Consultant
Sherwin industries
Terrance C. Mead
Attorney at Law
Mead & Associates
Gloria M. Munoz
Director of Housing Programs
NFWSC
John C. Ogden
Retired, CEO
SunCor Development Company
Carol A. Poore
Vice Provost
ASU at the West Campus
Richard A. Shelton
Executive Director
West Valley Symphony
OFFICERS
John C. Ogden
Chairman
Michael L. Kasten
Vice Chairman
Dennis E. Landauer
Chair, Directors Loan Committee
Arlene Kulzer
President & CEO
James J. McCue
Secretary
Amy Lou Blunt
Executive Vice President & CCO
Deborah M. Charlesworth
Senior Vice President
William H. Smith
Senior Vice President
Mary Catherine Mireles
Senior Vice President, COO
2005 ANNUAL REPORT | 7

The Value of Relationships

BANK OF AUBURN HILLS

GREAT LAKES REGION
One with the communities we serve
Bank of Auburn Hills debuted in mid-July with a team of experienced bankers dedicated to our success in our community. We depend on teamwork to achieve success, with each employee and board member contributing significantly.
We have a solid board of directors that consists of community leaders. Their referrals, contacts and oversight are key to achieving our growth objectives and crucial to our marketing strategy.
In September, our bank was featured in a story in the Detroit Free Press that highlighted a relationship we have with a local business owner. We know the entrepreneur well and that gave us the advantage over other banks. Our personal touch and extra effort earned us the opportunity to finance the complete remodeling of his restaurant.
We focus on building strong relationships with our customers. For example, we successfully structured a lending relationship for a well-known company in the area. Subsequently, the company has opened multiple accounts and became our first cash-management client. The company’s managers have opened personal accounts as well and referred three other business opportunities to us. These valued customers recognize the benefits of a close relationship with our bank and we are proud to have them as customers.
As we look forward, we plan to build our permanent office this year at a strategic location from which we can grow. We plan to achieve significant performance results this year and will be adding to our commercial lending, residential mortgage and investment teams.
Through our customers, employees and board members, we are connected to the communities we serve. In turn, we aim to be the one bank they look to for financial solutions.
Neal J. Searle, President

Bank of Auburn Hills | 1988 N. Opdyke Rd. | Auburn Hills, MI 48326
248-370-8200 | www.bankofauburnhills.com

Neal J. Searle | President	Founded: July 13, 2005

BOARD OF DIRECTORS
Erwin H. Billig
Chairman
MSX International
Kenneth D. Currie
Business Consultant
Currie and Associates
Frederick Gordon
Attorney
Jason M. Horton
EVP/Independent Consultant
REDICO
Brian G. McGinnity
Director & EVP Finance
Tesco Engineering, Inc.
Neal J. Searle
President
Bank of Auburn Hills
Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited
ADVISORY DIRECTORS
Richard L. Horvath
Vice President Finance
& Administration
Atlas Copco Tools and
Assembly Systems Inc.
Michael M. Moran
Chief of Capital Markets
Capitol Bancorp Limited
David L. Polk, C.P.A.
Principal, Polk & Associates PLC
Gary M. Wetstein, CPA
Retired Chairman
BDO Seidman, LLP
William N. Widmyer
Business Consultant
& Real Estate Investor
Marc I. Wittenberg, M.D.
South Oakland Anesthesia
Associates, P.C.
OFFICERS
Joseph D. Reid
Chairman
Brian G. McGinnity
Secretary
Neal J. Searle
President
Brian R. Inglis
Senior Vice President & CCO
8 | 2005 ANNUAL REPORT

The Value of Relationships

BANK OF BELLEVILLE

GREAT LAKES REGION
Belleville embraces our new bank
The swift capital-raising for Bank of Belleville, which opened for business in early November, bodes well for the future success of our bank. The bank’s stock offering was completed in just 30 days and the local capital-raising exceeded our goal by $1 million. We have nearly 300 investors and are the first new bank in Belleville in 15 years.
The eight employees opening the bank each average 20 years of banking experience. They are all investors in the bank, so we have a financial stake in the success of our enterprise.
Several small business owners, entrepreneurs and professionals in the Belleville area have expressed eagerness and excitement about our business plan, which focuses primarily on serving them and their associates. Clearly, they feel an entrepreneurial bond to us. After all, we are launching a new business just like they have done.
We feel the Belleville community wants a locally-controlled bank that focuses on relationship banking. Since our opening, the buzz in Belleville is about the Bank of Belleville. We want to live up to our community’s high expectations for our bank and earn respect by serving the needs of businesses and consumers.
We want our bank and staff to be actively involved in our community. Between Thanksgiving and Christmas, we sponsored the popular horse-drawn trolley for holiday shoppers in downtown Belleville. Also, at Christmas time we “adopted” a family through Big Brothers Big Sisters of Belleville.
This is a good start, but only that, a start. We look forward to expanding our relationships throughout the Belleville area as we become the bank of choice for our community.
Kevin M. Pesko, President

Bank of Belleville | 720 W. Main Street, Suite 100 | Belleville, IL 62220
618-233-6400 | www.bankofbelleville.com

Founded: November 4, 2005	Kevin M. Pesko | President

BOARD OF DIRECTORS
Dennis E. Bielke
Retired Banker
Community Volunteer
Michael G. Guignon, M.D.
President & Physician
Michael Guignon, M.D., P.C.
Gary R. Hoelscher
President
Hoelscher Engineering, P.C.
Edward A. Hoering III
Principal, CPA
Ganim, Meder, Childers
& Hoering, P.C.
Kevin M. Pesko
President
Bank of Belleville
Wyatt Rawlings III
Owner
Wyatt Rawlings III CPA, LLC
Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited
George J. Renner III
Funeral Director
George Renner & Sons
Funeral Homes Inc.
Stanley E. Ricketts
President, Midwest Region
Capitol Bancorp Limited
Douglas D. Sitton
SVP/Manager
Woolpert Inc.
OFFICERS
Joseph D. Reid
Chairman
Kevin M. Pesko
President
Ronald R. Stephens
Executive Vice President & CCO
Jean L. Waeltz
Vice President & COO
Ramona A. Friederich
Vice President & CLO
2005 ANNUAL REPORT | 9

The Value of Relationships

BANK OF BELLEVUE

NORTHWEST REGION
Relationship banking returns to the pacific northwest
Bank of Bellevue’s staff, directors and shareholders celebrated the opening of our bank in June 2005. We are very excited to be part of a bank whose goal is to bring local decision-making and personalized service back into the banking equation.
Our bank is staffed by ten veteran bankers with nearly 200 combined years of experience in financial services. We are guided by a board of directors composed of local business leaders. Our products and services are tailored to the customer’s individual needs and, most importantly, we make our credit and business decisions right here in Bellevue.
“Money, frankly, is a commodity. All banks have it. Relationships and insightful bankers, on the other hand, are rare. Andy Barlass and the entire team at Bank of Bellevue (affectionately known as “BOB”) have the desire to understand our business, and provide the working capital for us to achieve our goals. We’re at home with “BOB” and we plan to stay.”
Spencer Krenke, CEO, Truescents
We are off to a very good start and exceeded our goals for 2005. We will continue to provide relationship-based banking services to small and mid-sized businesses and entrepreneurs. We will also expand our commercial real estate business, mortgage lending and deposit generating activities.
This year, we will continue to be more involved with our community. During 2005, we joined the Bellevue Chamber of Commerce, and the entire staff participated in a community “Adopt a Family” program during the holidays.
We are excited about the New Year and the opportunity to continue to develop long-term banking relationships. We are grateful for the continued support of our clients and investors and looking forward to making some of their financial dreams come true.
Andrew P. Barlass, President & CEO

Bank of Bellevue | 155 - 108th Ave., NE, Suite 100 | Bellevue, WA 98004
425-467-5900 | www.bankofbellevue.com

Andrew P. Barlass | President & CEO	Founded: June 15, 2005

BOARD OF DIRECTORS
Andrew P. Barlass
President & CEO
Bank of Bellevue
Richard J. DePosit, CPA
Principal
DePosit & Associates
Alvin L. Eerkes
Retired Senior Commercial Banker
Bank of America
Thomas S. Giovanelli
President, Northwest Region
Capitol Bancorp Limited
William M. Hill
President
Western Integrated technologies
Susan C. Ho
Director of Land Development
Lakeville Homes
Louie J. Micheli
President
Phillips Real Estate Services, LLC
H. Cyrus Oskoui
President
Columbia Athletic Clubs
Peter W. Powell
President
Powell Development Company
Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited
OFFICERS
Joseph D. Reid
Chairman
Thomas S. Giovanelli
Vice Chairman
Andrew P. Barlass
President & CEO
Catherine Greene
Chief Credit Officer
Annetta Mirabella
Senior Vice President & Secretary
Rita E. Dillon
Senior Vice President
Peter J.Barnes
Vice President
Belinda M. Blades-Keckler
Vice President
10 | 2005 ANNUAL REPORT

The Value of Relationships

BANK OF ESCONDIDO

CALIFORNIA REGION
A rewarding year
“What a privilege to serve on the board of a bank that continues to exceed the expectations of all concerned, whether they be staff, clients or investors. In 2006, Bank of Escondido will certainly enhance its leadership role in the community.”
L. Richard Greenstein, M. D., Bank Director
Bank of Escondido experienced a rewarding second full year of business in 2005. We exceeded budget and have grown our bank to more than 1,500 accounts. Our growth has provided many new opportunities for jobs and promotions within the bank. Our staff doubled last year to 20 employees.
We believe our success is related largely to having the best employees who have built strong relationships with customers and the community, as well as good professional relationships with each other. We’re proud of our bank’s family atmosphere.
Great relationships take time. Collectively, we’ve been developing them in the business, nonprofit, public and financial services arenas for more than 25 years. These relationships have been our best sources for referrals since our launch in 2003.
Bank of Escondido and our employees continue to give time and resources to community activities and charitable organizations. We are involved with more than 25 organizations in our market. We are active with the Downtown Business Association (DBA) of Escondido, which promotes economic development for the 68-square-block downtown area. We also sponsored a DBA meeting for downtown businesses and the weekly “Cruisin’ Grand” classic car shows from April through September.
In 2006, we are staying heavily involved in construction lending, as we further develop our relationships in Escondido and northern San Diego County, and maintain our reputation of being a respected bank that is devoted to our community.
Michael R. Peters, President & CEO

Bank of Escondido | 200 West Grand Avenue | Escondido, CA 92025
760-520-0400 | www.bankescondido.com

Founded: October 14, 2003	Michael R. Peters | President & CEO

BOARD OF DIRECTORS
Scott R. Andrews
President, California Region
Capitol Bancorp Limited
Robert M. Cahan
President
Cahan Properties
Richard J. Fleck
President
Southland Paving, Inc.
Marvin L. Gilbert
President
North County Insurance
L. Richard Greenstein, M.D.
Medical Director
Escondido Surgery Center
Ronald G. Guiles
Senior Partner
GEM Educational Consultants
Mark E. Hayes
Owner
Mark E. Hayes, CPA
John S. Lewis
President, Western Regions
Capitol Bancorp Limited
Joan M. Meyer, D.P.M.
Podiatric Medicine & Surgery
Michael F. Murphy
President
Computer Protection Technology, Inc.
Michael R. Peters
President & CEO
Bank of Escondido
OFFICERS
John S. Lewis
Chairman
Michael R. Peters
President & CEO
Christopher S. Burt
Secretary & Senior Vice President
Michael C. Churchwell
Senior Vice President & CCO
Linda I. Blakley
Senior Vice President
Rhonda L. Mulvany
Vice President
Kirsten J. Younkin
Vice President
2005 ANNUAL REPORT | 11

The Value of Relationships

BANK OF LAS VEGAS

SOUTHWEST REGION
Core values guide our bank
Bank of Las Vegas completed its third year of operation and our shareholders recently approved their share exchange with Capitol Bancorp. This share exchange was an excellent opportunity for the original investors in our business bank.
The growth of the bank has allowed us to expand our management team and we have offered key employees growth opportunities at Bank of Las Vegas so they can maximize their potential.
One of the keys to our success is the loyalty of our employees. They have been committed to serving our bank since its debut in 2002, and this same team remains dedicated to the bank’s success today.
Our referral network is becoming more effective as well. Several of our directors had a major impact on our growth during 2005, referring prospective clients to the bank. These prospects have developed into meaningful relationships and our customer base is growing with both loan and deposit relationships.
We continue to listen to our customers’ ideas and suggestions. For example, we now offer a product that provides FDIC insurance on structured time deposits up to $25 million.
We are committed to helping our neighbors. We assisted hurricane victims last year with a donation to the American Red Cross. We contributed to the Salvation Army with a Thanksgiving food drive and a financial gift from the bank. We also purchased new clothing items for students at a local elementary school.
We are proud to be an integral member of our community, supporting both business and civic initiatives to preserve and improve the quality of life we enjoy in Las Vegas.
Vincent J. Ciminise, President & CEO

Bank of Las Vegas | 6001 S. Decatur Boulevard, Suite P | Las Vegas, NV 89118
702-939-2400 | www.bankoflasvegas.com

Vincent J. Ciminise | President & CEO	Founded: February 11, 2002

BOARD OF DIRECTORS
Ernest A. Becker V
President
Becker V Development
Vincent J. Ciminise
President & CEO
Bank of Las Vegas
Darlene Copsey
Secretary & Treasurer
The Alpha Group Ltd.
Michael J. Devine
Attorney at Law
Leo N. Durant
Owner
LND Construction
Scott R. Gragson
Managing Partner
GKT Acquisitions
Donald K. Hamrick
General Manager
Chapman Dodge
Darryl J. Hardy
Vice President
Hardy Painting & Drywall
Alan R. Houldsworth
Partner
Houldsworth & Company, CPAs
Charles L. Lasky
President
Lasky, Fifarek & Hogan, P. C.
Philip T. Saunders
Retired Executive
General Motors Corporation
Herman A. Vander Veldt
Vice President & General Manager
Realty Mortgage Corporation
OFFICERS
Charles L. Lasky
Chairman & Secretary
Michael J. Devine
Vice Chairman
Vincent J. Ciminise
President & CEO
Roger S. Mellies
Executive Vice President & CCO
Carol A. Clemens
Senior Vice President
William C. Russell
Senior Vice President
Randall S. Daugherty
Vice President
Stephen C. Herman
Vice President
Debbie V. Clark
Vice President
Jerry R. Morgan
Vice President
12 | 2005 ANNUAL REPORT

The Value of Relationships

BANK OF MICHIGAN

GREAT LAKES REGION
Our success depends on the success of our community
“Bank of Michigan has filled a major void in community banking in this area. Its opening could not be more timely or important. This bank is reintroducing the value of relationships to its customer base and will reap the benefits of an extremely loyal and successful community.”
Michael J. George, Community Leader and CEO of George Enterprises, LLC
In December, I joined the experienced team of local bankers at Bank of Michigan who set the pace for this bank, which debuted in January 2005.
Our bank opened with an outstanding number of investors as a result of the efforts of an entrepreneurial group of organizers. We were pleased with operating results in the first year and look forward to growing our business and expanding our product offerings.
Our bank is uniquely positioned to increase its visibility in the coming years. The members of our board of directors reach far into the business community of southeastern Oakland County where our banking relationships are formed. These relationships will flourish as our reputation for prompt, courteous and personal service spreads.
Board member Burt Kassab, for example, owns a law firm, title company and mortgage brokerage firm. He is widely respected, has extensive relationships and is a tremendous asset to the bank in terms of his business and market knowledge.
Bank of Michigan is committed to the community and our staff is dedicated to growing our bank. We are eager to help our business clients meet the financial challenges they face and to be partners in their success. After all, our bank’s success depends on it.
Michael G. Sarafa, Executive Chairman

Bank of Michigan | 30095 Northwestern Highway | Farmington Hills, MI 48334
248-865-1300 | www.bankofmi.com

Founded: January 10, 2005	George F. Mochmar | President & CEO

BOARD OF DIRECTORS
Ronald G. Acho
Senior Partner
Cummings, McClorey, Davis & Acho
Anthony G. Antone
Vice President of Development
Kojaian Management Corporation
Patrick J. Gregory
CPA, Managing Director
UHY Advisors, Inc.
Burt S. Kassab
Vice President
Kullen & Kassab, P.C.
Martin F. Manna
Managing Partner
Interlink Media
Charles J. McDonald
Cashier, Eastern Regions
Capitol Bancorp Limited
George F. Mochmar
President & CEO
Bank of Michigan
Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited
Nick M. Sandiha
Managing Member
Sandiha Holdings
Michael G. Sarafa
Executive Chairman
Bank of Michigan
OFFICERS
Joseph D. Reid
Chairman
Michael G. Sarafa
Executive Chairman
George F. Mochmar
President & CEO
Thomas Michael Linden
Executive Vice President & CCO
Cindy L. Jensen
Senior Vice President
Thomas R. Thompson
Vice President
2005 ANNUAL REPORT | 13

The Value of Relationships

BANK OF SAN FRANCISCO

CALIFORNIA REGION
Community banking returns to San Francisco
When Bank of San Francisco opened in August 2005, we were proud to be the first new community bank to emerge in “The City” in almost 20 years.
The bank’s mission is to provide exceptional business and personal banking services to clients throughout the Bay area. We’re a team of veteran San Francisco bankers. In fact, many of us have worked together for nearly 25 years. Reflecting the confidence we have in our capabilities and the belief we have in the bank’s core values and mission, each founding employee is a shareholder.
We have spent our first months converting past professional relationships into Bank of San Francisco clients and in developing new business and personal banking prospects. In line with this, we are pleased to announce that an internationally-renowned consulting firm, with offices in four countries, clients on six continents and billings in foreign currencies, recently became our client. That firm’s decision to move its business to our bank was based on critical factors, particularly its having access to the bank’s decision-makers. Its executives work with our team of highly experienced bankers who have the depth of knowledge to understand the complexities of the firm’s business. Our bank has the broad product capabilities to handle the global needs of the company, as well as the personal banking and real estate financing needs of its San Francisco partners. The firm represents an excellent example of the profile of our target client base.
Our board members, investors, clients and referral network have been instrumental in helping us lay a strong foundation for solid growth in 2006 and for years to come. We are excited by the challenges and confident in the results.
Edward C. Obuchowski, President

Bank of San Francisco | 575 Market Street, Suite 2400 | San Francisco, CA 94105
415-744-6700 | www.bankofsf.com

Edward C. Obuchowski | President	Founded: August 1, 2005

BOARD OF DIRECTORS
Scott R. Andrews
President, California Region
Capitol Bancorp Limited
Joseph P. Cristiano
Chairman
The MCM Group
James R. Dobberstein
Managing Director & Principal
Shea Labagh Dobberstein CPAs
Arthur F. Evans
Chairman
A. F. Evans Company, Inc.
Herbert C. Foster
Former Chairman and CEO
CivicBank of Commerce
Susan S. Morse, CFA, CFP
Client Advisor
Mosaic Financial Partners, Inc.
Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited
George J. Vukasin, Jr.
Executive Vice President
Peerless Coffee & Tea
Edward C. Obuchowski
President
Bank of San Francisco
ADVISORY DIRECTOR
Dennis J. Pedisich
President & CEO
Napa Community Bank
OFFICERS
Joseph D. Reid
Chairman & CEO
Herbert C. Foster
Vice Chairman
Scott R. Andrews
Vice Chairman
Edward C. Obuchowski
President
Raymond C. Brown
Executive Vice President,
CCO & Secretary
Macie L. Caldwell
Senior Vice President
Edward G. Damgen
Senior Vice President
Ikuo Ogata
Senior Vice President
Wendy A. Ross
Senior Vice President
Z. Faye Burns
Vice President
Lisa W. Lau
Vice President
Timothy R. Rosenthal
Vice President
14 | 2005 ANNUAL REPORT

The Value of Relationships

BANK OF SANTA BARBARA

CALIFORNIA REGION
Veteran staff focuses on central California market
Our bank opened for business in December 2005 and we are excited to be serving the commercial banking needs of small and mid-sized business and professional firms located throughout the Santa Barbara area.
Our greatest strength is the experience of our core team members. With more than 90 years of combined banking know-how, we have a good, diversified understanding of all the various aspects of business banking as well as a solid understanding of the business community and economic climate.
In January, more than 250 investors, clients and prospects attended our grand opening celebration. Our clients and guests alike were clearly impressed with our staff and offices, which are professional, yet warm, inviting and interesting.
Located in the heart of Santa Barbara, our 6,800-square-foot office features large-scale paintings of Santa Barbara landmarks and familiar local vistas by prominent local artist, Ed Lister. Our strategy is to align the bank with our community by showcasing the beauty around us.
Service and convenience are key aspects of the successful execution of our business plan. In addition to Internet banking and business cash management for our clients who want to do their banking from home or the workplace, we have implemented a courier service for our commercial clients.
As a new bank, we’re now in the process of building a sound commercial loan portfolio and developing lucrative lines of business. We are committed to delivering the highest level of professional service to our clients as we become the premier business-oriented community bank for our clients in the Santa Barbara area.
Andy L. Clark, President

Bank of Santa Barbara | 12 East Figueroa Street | Santa Barbara, CA 93101
805-730-7860 | www.bankofsantabarbara.com

Founded: December 19, 2005	Andy L. Clark | President

BOARD OF DIRECTORS
Scott R. Andrews
President, California Region
Capitol Bancorp Limited
Greggory M. Bigger
President
Santa Barbara Bancorp
Ronald M. Blitzer
President
Nations Food Packaging
Andy L. Clark
President
Bank of Santa Barbara
Michael F. Hannley
President & CEO
Bank of Tucson
John L. Kavanagh
President
Kavanagh Corporation
Frank E. McGinty, CPA
Frank McGinty
Accountancy Corp.
Dr. Timothy O’Connor
President
Ventura Radiation Oncology Group
Robert M. Ornstein, Esq.
Senior Consultant
Vision Works Associates
Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited
Michael D. White
President
MDW & Companies
OFFICERS
Joseph D. Reid
Chairman
Andy L. Clark
President
Scott R. Andrews
Chief Executive Officer
Robert H. Rothenberg
Executive Vice President, Secretary
Greggory M. Bigger
Senior Vice President
Andrew Chung
Vice President
Paveena Luangprasert
Vice President
2005 ANNUAL REPORT | 15

The Value of Relationships

BANK OF TUCSON

SOUTHWEST REGION
Past successes, future possibilities
Bank of Tucson will celebrate its 10th anniversary in 2006. At this time, it is natural to look back at the achievements that helped build a great bank over such a short period of time.
The bank is on its fourth expansion of the original facility we opened in June 1996. This expansion will bring the entire team together on the main floor and allow us to provide all financial services in a professional environment.
We have expanded services for our clients to include cash management and receivables payment processing through our lock box service, and we are beginning electronic deposit capture so business clients can electronically transmit an image of their daily deposits rather than make a trip to the bank.
Our loan production office in Nogales, Arizona, strategically markets to produce growers and shippers in Mexico that supply produce to many areas of the United States. Following two years of tremendous growth, the Nogales operation will soon become a full-service office.
After many years of successfully meeting our business customers’ needs, the bank has become a leader in small business lending in Pima County. We were recently named the small Business administration “Lender of the year” for the state of Arizona. Also, we are now fully operational as an export-import bank with government guaranteed loan placements for U.S. businesses selling products internationally.
We maximize the potential of our directors, officers and employees by being leaders in developing products and relationships that will enhance our customers’ businesses.
Without our talented banking professionals and the outstanding customers we serve on a daily basis, our success would not be possible. Thanks to all of you for making 2005 another great year for Bank of Tucson.
Michael F. Hannley, President & CEO

Bank of Tucson | 4400 E. Broadway Boulevard, suite 112 | Tucson, AZ 85711
520-321-4500 | www.bankoftucson.com
Nogales Office | 610 North Morley Ave. | Nogales, AZ 85621 | 520-397-9220

Michael F. Hannley | President & CEO	Founded: June 27, 1996

BOARD OF DIRECTORS
Bruce I. Ash
Vice President
Paul Ash Management Company, LLC
Slivy Edmonds Cotton
Senior Managing Director
Portico & The Edmonds Group
Michael J. Devine
Attorney at Law
Richard N. Flynn
President
Flynn & Associates
Michael F. Hannley
President & CEO
Bank of Tucson
Michael J. Harris
Associate Broker
Long Realty Company
Richard F. Imwalle
President
University of Arizona Foundation
David Jeong
CPA
Jeong, Suarez & Lizardi, P.C.
Michael L. Kasten
Managing Partner
Kasten Investments, LLC
Burton J. Kinerk
Attorney at Law
Kinerk, Beal, Schmidt,
Dyer & Sethi, P.C.
Harold H. Kitay
Commercial Developer |Owner
Whirlygig Properties, LLC
Humberto S. Lopez
President
HL Properties, inc.
Lyn M. Papanikolas
Realtor
Long Realty Company
OFFICERS
Richard F. Imwalle
Chairman
Michael J. Devine
Vice Chairman
Michael F. Hannley
President & CEO
Richard N. Flynn
Secretary
C. David Foust
Executive Vice President & CCO
Sandi L. Smithe
Executive Vice President & COO
David A. Esquivel
Senior Vice President
A. Mark Farr
Senior Vice President
Catherine C. Garcia
Vice President
Richard A. Garcia
Vice President
Richard K. Mullen
Vice President
Robert D. Placzek
Vice President
Patricia A. Taylor
Vice President
16 | 2005 ANNUAL REPORT

The Value of Relationships

BLACK MOUNTAIN COMMUNITY BANK

SOUTHWEST REGION
Growing with our community
The past year was a solid one for Black Mountain Community Bank. We celebrated the bank’s fifth anniversary and our visibility was enhanced significantly when our office building was officially named for the bank. By year-end 2005, our bank again achieved record earnings performance.
Entrepreneurship is at the core of what we do and likewise the entrepreneurial spirit is strong in southern Nevada. In five years, we have funded a number of new businesses and many of them are now setting records of their own.
A construction company, founded in 2000 like our bank, was the recipient of one of our first commercial lines of credit. Last year, its sales exceeded $200 million. A new landscaping business, started in 2003 as a husband and wife team with a small line of credit, now has revenues of $6 million per year. Their business relationships with our bank continue to grow.
We are also actively engaged with our City government. Most of downtown Henderson is more than 40 years old and, until recently, looked its age. The City has been purchasing land around City Hall for several years, creating a redevelopment district. We have funded several construction and term loans for new office and retail buildings in the redevelopment district as well as a 52-unit condominium project adjacent to City Hall. Additionally, we sponsored the preparation of a generic set of loan documents for the City to use for one of its loan programs.
We started the bank five years ago with eight employees and seven of those founding employees are still here. That’s loyalty.
While 2005 was a milestone year for us, we believe the best years are yet to come.
Peter M. Atkinson, President & CEO

Black Mountain Community Bank | 1700 W. Horizon Ridge Parkway, Ste. 101 | Henderson, NV 89102
702-990-5900 | www.blackmountaincommunitybank.com

Founded: March 27, 2000	Peter M. Atkinson | President & CEO

BOARD OF DIRECTORS
Kristine E. Anaya, CPA
CPA
Anaya & Company, Ltd.
Peter M. Atkinson
President & CEO
Black Mountain Community Bank
Michael J. Devine
Attorney at Law
Betty A. Kincaid
Chairman
Southwest Exchange Corporation
Charles L. Lasky
President
Lasky, Fifarek &Hogan, P.C.
Michael J. Mixer
Corporate Broker
Colliers International
Mary Colleen O’ Callaghan-Miele
Vice President & Circulations Manager
H.B.C. Publications
Phillip N. Ralston
Chief Financial Officer & Treasurer
American Nevada Company
Christopher G. Samson
President & Owner
FN Investments Inc.
OFFICERS
Charles L. Lasky
Chairman & Secretary
Michael J. Devine
Vice Chairman & Treasurer
Peter M. Atkinson
President & CEO
David S. Rennick
Executive Vice President & CCO
Dennis L. Monson
Senior Vice President
Shari A. Smith
Senior Vice President
Kathy M. Lucero
Vice President
Grenell Martin
Vice President
RaMon McBride
Vice President
Stephen E. Norris
Vice President
2005 ANNUAL REPORT | 17

The Value of Relationships

BRIGHTON COMMERCE BANK

GREAT LAKES REGION
Commerce and community
Our bank has excellent business relationships with the municipalities throughout Livingston County. We also sponsor, support and volunteer with numerous community agencies and nonprofits.
For example, a record $18,000 was donated to the local Gleaners Food Bank in the Birdie Day fundraiser we sponsored in November. We were honored to again be a United Way Pacesetter, as we kicked off the annual campaign with 100 percent employee participation for the ninth year in a row. The bank also joined the Hurricane Katrina relief effort when we helped support an employee’s trip to the Gulf Coast to help family and neighbors.
Our officers are actively engaged in the community, supporting and serving on several volunteer boards and organizations, such as the local school board, the United Way, community education, Rotary Club, Home Builders Association of Livingston County, Chamber of Commerce and Brighton Center for the Performing Arts.
We have significant banking relationships with the area fire department, district library, Rotary Club, County Treasurer, and township and city governments. We also have a deposit relationship with every school in the Brighton area.
We deepen these relationships by hosting customer advisory and appreciation breakfasts where we receive input from these groups and other customers on products and services we provide. We have also hosted seminars and presentations on IRA-account benefits and identity theft awareness for local homebuilder, attorney and real estate associations.
Our community involvement enhances commercial banking relationships, creating added value for all — customers, employees, board members, shareholders and the community at large.
Gary T. Nickerson Sr., President & CEO

Brighton Commerce Bank | 8700 North Second Street | Brighton, MI 48116
810-220-1199 | www.brightoncommerce.com

Gary T. Nickerson Sr. | President & CEO	Founded: January 8, 1997

BOARD OF DIRECTORS
Robert C. Carr
Vice Chairman
Capitol Bancorp Limited
John C. Codere
President
Brighton Block & Concrete
Michael B. Corrigan
President
Corrigan Oil Company, Inc.
Scott C. Griffith
President
ERA Griffith Realty
William LaMarra
Chairman & CEO
Excelda Manufacturing
Piet W. Lindhout
CEO
Lindhout Associates Architects,AIA
Gary T. Nickerson Sr.
President & CEO
Brighton Commerce Bank
Candice G. Randolph
Executive Vice President
Randolph Custom Homes
Mitchell J. Stanley
President
Mickey Stanley & Associates
James A. Winchel
President
Colt Park Agency, Inc.
OFFICERS
Robert C. Carr
Chairman
Michael B. Corrigan
Vice Chairman
Gary T. Nickerson Sr.
President & CEO
Candice G. Randolph
Secretary
Linda K. Lavely
Senior Vice President
Joseph M. Petrucci
Senior Vice President & CCO
John Szydzik
Senior Vice President & Cashier
William R. Anderson
Vice President
Mark R. Dushane
Vice President
Sandra T. Radtke-Gerkin
Vice President
18 | 2005 ANNUAL REPORT

The Value of Relationships

CAMELBACK COMMUNITY BANK

SOUTHWEST REGION
Relationships that last a lifetime
As we enter 2006, much attention in the financial industry has been based on the word “value.” Value can be perceived as a monetary element as well as the worthiness of an object, product or something meaningful to the end user.
“Camelback Community Bank understands the nature of my business and my needs. That understanding has evolved into a banking relationship most business owners only dream of. When I need additional services they know why, because they took the time to understand my business from the very beginning.”
Christopher M. Jennings, President, Ramsey Welding Supply, Inc.
In 2005, Camelback Community Bank created its vision statement, “relationships that last a lifetime.” The bank’s strategic planning process has been a team effort and the focus has been to stay engaged with our community and neighborhood. Camelback Community Bank supported many charitable events throughout the year, including those for some of our nonprofit clients, and others as a result of our employees’ involvement in the community. In 2005, we supported, among others:
•	Breast Cancer Research

•	Governor’s Office school supply drive

•	Muscular Dystrophy Association Bowl-a-thon

•	United Blood Services blood drive
Other highlights in 2005 included celebrating our seventh anniversary, being voted #1 in Ranking Arizona for the second year in a row, and achieving record earnings.
The addition of four new board members brings tremendous value to our loyal customers and our ongoing commitment to the community.
As our bank continues to grow, we have been given opportunities to share our vision of “relationships that last a lifetime.” We place significant value on the relationships we build, and extend our thanks to our customers and community for their continued support.
Gail E. Grace, President & CEO

Camelback Community Bank | 2777 East Camelback Road, Suite 100 | Phoenix, AZ 85016
602-224-5800 | www.camelbackbank.com

Founded: May 20, 1998	Gail E. Grace | President & CEO

BOARD OF DIRECTORS
Shirley A. Agnos
President
Arizona Town Hall
Cord D. Armstrong, CPA
Senior Tax Manager
CBIZ Miller Wagner, LLC
Michael J. Devine
Attorney at Law
Gail E. Grace
President & CEO
Camelback Community Bank
S. Jill Hastings, J.D.
Principal
Pension Strategies, LLC
Michael L. Kasten
Managing Partner
Kasten Investments, LLC
Robert V. Lester
President
Progressive Financial Concepts
Daniel M. Lieberman, M.D.
Arizona Center for Neurosurgery
John S. Lewis
President, Western Regions
Capitol Bancorp Limited
Tammy A. Linn
Deputy Associate Superintendent
Arizona Character
Education Initiative
Susan C. Mulligan
Community Volunteer
Barbara J. Ralston
Chair
Camelback Community Bank
Dan A. Robledo
Senior Vice President &
Arizona Operations Manager
Land America Financial Group, Inc.
Kenneth Van Winkle, Jr.
Attorney at Law & Managing Partner
Lewis and Roca, LLP
OFFICERS
Barbara J. Ralston
Chair
Michael L. Kasten
Co-Vice Chairman
Dan A. Robledo
Co-Vice Chairman
Gail E. Grace
President & CEO
Shirley A. Agnos
Secretary
James A. Klussman
Executive Vice President & CCO
Timothy J. Hoekstra
Senior Vice President
Todd W. Grady
Vice President
Jennifer S. Higgins
Vice President
William F. Von Hatten
Vice President
Kelly J. Whallon
Vice President
2005 ANNUAL REPORT | 19

The Value of Relationships

CAPITOL NATIONAL BANK

GREAT LAKES REGION
A win-win year for the bank, employees and customers
These are challenging and exciting times for Capitol National Bank as we continue to focus on deposit growth and expanding our product and services offerings. We believe our successful implementation of enhanced banking technology will keep us on the leading edge of financial services so that we meet and exceed our customer demands well into the future.
The ongoing effort to position our bank as a community leader generated excellent exposure for the bank and our employees, as well as for many of our board members and customers. For example, our “Local Business First” marketing campaign encourages Lansing-area residents to reinvest in our community by patronizing local companies and assisting the mid-Michigan economy. Our sponsorship of The Greater Lansing Business Monthly Quarterly Economic Luncheons and Annual Entrepreneurial Awards Banquet exemplifies our commitment to small and mid-sized businesses by providing useful economic information and recognition for new job creation.
We were pleased to receive the Ballentine Award from St. Vincent Catholic Charities for 2005. The award recognizes the local businesses that have helped raise awareness and funds for the St. Vincent Catholic Charities. Also, as the first major contributor to the HOPE scholarship program, we were delighted to see the successful completion of their $2.5 million campaign to help at-risk students in the Lansing School System. This program will provide two-year Lansing Community College scholarships for 500 students each year.
Our commitment to our employees, providing exemplary service for our customers, and supporting our community are the key components of the long-term strategy to keep Capitol National Bank at the forefront of the mid-Michigan financial services industry.
John C. Smythe, President & CEO

Capitol National Bank | 200 Washington Square North | Lansing, MI 48933 | 517-484-5080 | www.capitolnational.com
Delta Office | 644 Migaldi Lane | Lansing, MI 48917 | 517-627-8881
Meridian Office | 4792 Marsh Road | Okemos, MI 48864 | 517-347-1006

John C. Smythe | President & CEO	Founded: November 22, 1982

BOARD OF DIRECTORS
Robert C. Carr
Vice Chairman
Capitol Bancorp Limited
Nan Elizabeth Casey
Attorney at Law
Fraser Law Firm
Charles J. Clark
President
Clark Construction Company
Paula D. Cunningham
Former President
Lansing Community College
David E. Ferguson
President
Ferguson Development, LLC
Patrick F. Hayes
President
F. D. Hayes Electric Company
Richard A. Henderson
President
Henderson & Associates, P.C.
J. Christopher Holman
Publisher
The Greater Lansing Business Monthly
Lewis D. Johns II
Vice President
Mid-Michigan Investment Company
Kevin A. Kelly
Executive Director
Michigan State Medical Society
Charles J. McDonald
Cashier — Eastern Regions
Capitol Bancorp Limited
Kelly D. Miller
Vice President — Bank
Performance Eastern Regions
Capitol Bancorp Limited
John D. O’Leary
Co-President
O’Leary Paint Company
Cristin Reid English
Chief Operating Officer
Capitol Bancorp Limited
Patricia A. Reynolds
Development Consultant
Kolt Communications, Inc.
John C. Smythe
President & CEO
Capitol National Bank
OFFICERS
Robert C. Carr
Chairman
John C. Smythe
President & CEO
Patrick F. Hayes
Secretary
John R. Farquhar
Senior Vice President
David E. Feldpausch
Vice President
Nancy J. Fox
Vice President
Lori M. Garcia
Vice President
Theodore M. Terzian
Vice President
Ronda M. Thompson
Vice President
20 | 2005 ANNUAL REPORT

The Value of Relationships

DESERT COMMUNITY BANK

SOUTHWEST REGION
Partnering with small businesses
Desert Community Bank reported record achievements in 2005. Assets, loans, deposits and earnings all increased over the previous year through our veteran banking staff taking advantage of the opportunities available in the vibrant Las Vegas market.
One area of opportunity that we identified is the under-served Hispanic community, which is the fastest growing segment of our rapidly expanding population. Our bank’s location is convenient for serving this community.
During 2005, we hired Enrique Trevino, an experienced Spanish-speaking mortgage loan officer to serve our Hispanic clients and prospects. In addition to home loans, we feel there is also great potential in this community for business loans, construction loans and new deposits. By taking the time to understand each client’s credit needs, we are able to prudently create new opportunities for our bank.
In late 2004, Bob McKee, a former business client who had relocated to Texas, called the bank to discuss a company that uses a revolutionary carpet cleaning formula. He indicated that he intended to bring this franchise to the Las Vegas market and needed start-up financing for a truck and some other initial operating expenses. We proceeded down the path for a Small Business Administration loan and in short order the truck was ready and the new carpet-cleaning company became a reality in Las Vegas. After one year in business, his start-up operation now has three trucks that are running every day, averaging five jobs a day. The financing for the three trucks was provided by our bank.
This is how we partner with small business entrepreneurs in Las Vegas. Bob McKee is proud to tell us and others that Desert Community is his only financial institution in Las Vegas.
James W. Howard, President & CEO

Desert Community Bank | 3740 South Pecos-McLeod | Las Vegas, NV 89121-4260
702-938-0500 | www.desertcommunity.com

Founded: August 6, 1999	James W. Howard | President & CEO

BOARD OF DIRECTORS
Robert A. Albano
President
Rinker Materials Corporation
Robert J. Andrews
Restauranteur
Michael J. Devine
Attorney at Law
Rose M. K. Dominguez
Realtor
AC Sales Real Estate Services
Garry L. Hayes
President
Law Office of Garry L. Hayes
James W. Howard
President & CEO
Desert Community Bank
Charles L. Lasky
President
Lasky, Fifarek & Hogan, P.C.
Leland D. Pace
Managing Partner
Stewart, Archibald & Barney, LLP
Thomas A. Smith
President & CEO
Group Two, Inc.
Stephen D. Stiver
Retired President
Stiver Car Care
OFFICERS
Michael J. Devine
Chairman
Garry L. Hayes
Vice Chairman
James W. Howard
President & CEO
Charles L. Lasky
Secretary
Gerald T. Buttaccio
Executive Vice President & CCO
Robert J. Beck
Senior Vice President
Rodney K. Chaney
Senior Vice President
Eileen S. Hagler
Senior Vice President
Marcel M. Baker
Vice President
John J. Gentile
Vice President
Larry A. Moulton
Vice President
Michelle Scalzo
Vice President
2005 ANNUAL REPORT | 21

The Value of Relationships

DETROIT COMMERCE BANK

GREAT LAKES REGION
A record performance for our bank
With strong loan and deposit growth, Detroit Commerce Bank marked its seventh anniversary in 2005 with our best performance ever. Additionally, we are proud that our bank received an “Outstanding” rating from the Federal Deposit Insurance Corporation in its Community Reinvestment Act review. This achievement means that our bank is meeting and exceeding the regulatory requirements to serve a large cross section of consumers, organizations and small businesses in our market.
We have increased our staff by adding five full-time employees. It is with the dedication of our existing and new banking professionals that we are able to meet and exceed our goals. More importantly, we are exceeding the expectations of our clients.
“The expansion and success of our business would not have been possible without the assistance of Detroit Commerce Bank. With this bank, I feel as though I have my own personal banker.”
Charlie J. Grant Jr., President, ABC Transportation Inc., Detroit
We are involved in many community events and volunteer activities. In 2005, we sponsored seminars and other programs to benefit residents and organizations throughout the community. In June, for instance, we presented financial seminars to more than 80 adults and children at a local church that is a client of the bank.
We welcomed three new directors in 2005, which further strengthens our board of directors and represents the diversity of our primary market and community.
We are extremely excited about our business prospects for the future, as we grow our business with a full complement of competitively priced products and services. We will continue to build upon our success by providing the highest level of personalized customer service.
Harold G. Curry, President & CEO

Detroit Commerce Bank | 645 Griswold Street, Suite 70 | Detroit, MI 48226-4011
313-967-9700 | www.detroitcommerce.com

Harold G. Curry | President & CEO	Founded: December 14, 1998

BOARD OF DIRECTORS
James P. Allen, Sr. Esq.
Attorney at Law
Allen Brothers, PLLC
Ralph J. Burrell
President
SymCon
Dr. Vivian L. Carpenter
President
Atwater Entertainment Associates
Harold G. Curry
President & CEO
Detroit Commerce Bank
Donald M. Davis Jr.
Vice President & Chief Officer
Human Resources Support
Health Alliance Plan
Edward Deeb
President
Michigan Business &
Professional Association
Dr. Curtis L. Ivery
Chancellor
Wayne County Community
College District
Gregory Kelser
Broadcast Analyst
ESPN, Fox Sports Net
Carmen Munoz
Chief Operating Officer
Focus Hope Enterprises, LLC
Martha K. Richardson
President
Service Marketing Specialists, Inc.
James F. Stapleton
President
B & R Consultants
Edward Tinsley
Vice President
The Bing Group
Bruce A. Thomas
President, Eastern Regions
Capitol Bancorp Limited
Neal F. Zalenko
President & CPA
VIrchowkrause & Company
OFFICERS
Bruce A. Thomas
Chairman
Harold G. Curry
President & CEO
Donald M. Davis Jr.
Secretary
Mark V. McCulloch
Senior Vice President
Joyce A. Sutton
First Vice President
Valora L. Jackson
Vice President
Mary Seaberg King
Vice President
Ryan R. Vinco
Vice President
22 | 2005 ANNUAL REPORT

The Value of Relationships

EAST VALLEY BANK

SOUTHWEST REGION
Our bank is built on relationships
East Valley Bank has built its strong reputation on relationships. Clients are recognized by name. Vendors are encouraged to become bank customers. Community boards and networking groups are encouraged to utilize the conference room at the bank. Relationship banking truly defines our daily effort as bankers, relying on our valued clients and strategic business partners to build a bank that embodies the dynamics of our community.
“In the world of business, Multi-Graphic Arts is a small company and most of the larger banks these days really don’t give the time of day in the way of personalized service. It is very important to us to have someone at our bank to go to personally with financial requests or issues that we need resolved and East Valley Bank is the kind of bank where we can get the personalized service we need. We can call or e-mail and get in touch directly with our banker, not some “press 1 for customer service” phone system. The entire staff at East Valley Bank is very helpful and friendly.”
Stephen Seleske, Owner/President of Multi-Graphic Arts Inc.
A genuine banking relationship is built on trust. Our bankers understand our clients’ business and have adopted a proprietorial “can do” attitude when handling their business.
Despite technological advances in the industry, banking remains a people business, and the successful, committed interaction of people is the foundation of true relationship banking at East Valley Bank.
Neil R. Barna, President & CEO

East Valley Bank | 1940 North Alma School Road | Chandler, AZ 85224
480-726-6500 | www.eastvalleybank.com

Founded: June 30, 1999	Neil R. Barna | President & CEO

BOARD OF DIRECTORS
Michael J. Devine
Attorney at Law
Michael L. Kasten
Managing Partner
Kasten Investments, LLC
John S. Lewis
President, Western Regions
Capitol Bancorp Limited
Neil R. Barna
President & CEO
East Valley Bank
OFFICERS
John S. Lewis
Chairman
Michael J. Devine
Vice Chairman
Michael L. Kasten
Vice Chairman
Neil R. Barna
President & CEO
Rita E. Leaf
Executive Vice President & CCO
Staci L. Charles
Senior Vice President
Sandra S. Zazula
Senior Vice President
Cliff L. Bartholomew
Vice President
James A. McCann
Vice President
2005 ANNUAL REPORT | 23

The Value of Relationships

ELKHART COMMUNITY BANK

GREAT LAKES REGION
Driven to serve Elkhart
Elkhart Community Bank completed its sixth year in business in 2005 with record earnings and substantial growth again in loans and deposits. We also finished the year with another remarkable achievement — zero employee turnover.
That achievement is even more rewarding as our clients constantly praise our employees for their friendliness and helpfulness. Not only are our employees dedicated, they are good at what they do!
We have been providing a courier service to pick up and deliver transactions for our clients since we opened in 1999, but this past year we purchased a convertible Mini Cooper automobile, featuring the bank’s logo in a modern exterior design. Our couriers enjoy driving our snazzy new car and our business clients get a kick out of seeing it cruising around the community as well.
Our staff members are committed to serving our community and our country. For example, we support student programs at Elkhart Schools, and contributed to hurricane relief efforts on the Gulf Coast. We have one employee who was a decorated fighter pilot during World War II and another who has a 25-year-old son serving in the military in Iraq.
These employees are excellent examples of the caliber of people we have working for us at Elkhart Community Bank. We take the time to greet our customers when they enter the bank. We stop what we’re doing and talk awhile and we make certain they are satisfied with the service they received.
We are driven to serve Elkhart.
Steven L. Brown, President

Elkhart Community Bank | 303 South Third Street | Elkhart, IN 46516
574-295-9600 | www.elkhartbank.com

Steven L. Brown | President	Founded: September 9, 1999

BOARD OF DIRECTORS
Nancy B. Banks
Community Volunteer
R. Steven Bennett
President
Pilgrim International
Kenneth W. Brink
Retired
Steven L. Brown
President
Elkhart Community Bank
Robert C. Carr
Vice Chairman
Capitol Bancorp Limited
Curtis T. Hill Jr.
Attorney at Law
Elkhart County Prosecuting
Attorney Office
Richard L. Max Sr.
President & General Manager
Heart City Enterprises -
House of Herbs
Myrl D. Nofziger
President
Hoogenboom Nofziger
Brian J. Smith, CPA
President
The Heritage Group
Jack E. Welter
President
Elkhart Plastics, Inc.
OFFICERS
Robert C. Carr
Chairman & CEO
Myrl D. Nofziger
Vice Chairman & Secretary
Steven L. Brown
President
Lori A. Faltynski
Vice President
Duane S. Klein
Vice President
Vincent J. VonDerVellen
Vice President
IN REMEMBRANCE
Richard J. Jensen
Founding Director
Elkhart Community Bank
24 | 2005 ANNUAL REPORT

The Value of Relationships

FIRST CAROLINA STATE BANK

SOUTHEAST REGION
Expansion, Growth and Change
“We have grown financially and I am extremely pleased to see that this focus will be further strengthened with the appointment of Tim Taylor to the leadership position.”
David A. Parker, Founding President, Board Member and Vice Chairman
The past year has been eventful for our bank. We opened our second full-service office in Tarboro and celebrated our fifth anniversary. Loans and deposits continued a steady upward pace and I was honored to be appointed to succeed the bank’s founder, David A. Parker, who retired as president and CEO in January 2006.
I’m a career banker in Rocky Mount with more than 22 years of financial services experience. My background is in retail banking, mortgage and commercial lending. I am pleased to be part of the management team at First Carolina serving the communities in Nash and Edgecombe counties.
Rocky Mount has warmly embraced First Carolina as its hometown bank since the bank was founded in 2000. Likewise, the Tarboro community has done the same with our new office there. More than 200 people attended the grand opening in Tarboro last April and deposits grew by more than $583,000 on that one day alone. Steve Cobb has been the manager of the loan production office we opened in Tarboro in 2003, so he was the natural choice to be the manager of the full-service office. He has hired a staff of veteran Tarboro bankers and formed an advisory board composed of seven business leaders from the Tarboro community.
Our fifth anniversary celebration in November was well received by our loyal customers in Rocky Mount. We are happy and proud to be serving our local communities and we look forward to helping small and mid-sized businesses thrive. It is good to be with a bank that cares about its customers and its community.
Timothy N. Taylor, President & CEO

First Carolina State Bank | 171 North Winstead Avenue | Rocky Mount, NC 27804
252-937-2152 |www.firstcarolinastatebank.com
Tarboro Office | 2102 N. Main Street | Tarboro, NC 27886

Founded: November 27, 2000	Timothy N. Taylor | President & CEO

BOARD OF DIRECTORS
Samuel E. Anderson
Co-Owner
Fountain Roberson
& Anderson Insurance Agency
Peggy M . Braswell
Retired
Richard C. Davenport
President
Calvin Davenport, Inc.
Kathe M. Henke
Retired
Bruce D. Jones
President, Southeast Region
Capitol Bancorp Limited
W. H. Kimball
Retired Vice President of Sales
Kenan Transport
David A. Parker
Retired President
First Carolina State Bank
James E. Rabil
President
Chambliss & Rabil Contractors, Inc.
Joseph D. Reid III
Director of Bank Development
Capitol Bancorp Limited
Charles D. Smith
President & CEO
First Carolina Communications, Inc.
Dr. Randall C. Stewart
President & Physical Therapist
Carolina Physical Therapy Contractors
Timothy N. Taylor
President & CEO
First Carolina State Bank
OFFICERS
Dr. Randall C. Stewart
Chairman
David A. Parker
Vice Chairman
Timothy N. Taylor
President & CEO
Kathe M. Henke
Secretary
James R. Rose Jr.
Executive Vice President
Reuben M. Harris
Senior Vice President
Steven M. Cobb
Vice President
John R. Johnson
Vice President
Edward G. Taylor
Vice President
2005 ANNUAL REPORT | 25

The Value of Relationships

FORT COLLINS COMMERCE BANK

SOUTHWEST REGION
Doing right by Fort Collins
We had a great year in 2005. Our local investors and client base have been excited since we announced plans for the bank early in the year. Interest in a new community bank was validated by our successful capital-raising effort. We raised $4 million from some 80 local investors in just two weeks.
Fort Collins Commerce Bank opened in June. We are creating relationships with business owners, professionals and entrepreneurs in Fort Collins and the surrounding area. Together we have close to 30 years in banking, including more than 20 years in bank management in Fort Collins.
Our grand opening in August was attended by more than 200 clients and prospects. We carefully planned the event so that not only would our clientele be able to tour our bank and meet our staff, but they could also enjoy great food and help a great cause. Our guests were treated to a delicious barbecue from Chimney Park Bistro, whose owners are both clients and investors in our bank. At the same time, we raised more than $1,000 with a free-will offering for the Hospice of Larimer County.
Our bank had its first profitable month in December 2005. We are growing our bank with products and services that are the right fit for our business clients, while cognizant of our responsibility to be a good business partner with our community. In the end, it is a win-win strategy for our all.
Our four pillars of success are as follows: 1) Do right by our customers; 2) Do right by our employees; 3) Do right by our shareholders; and 4) Do right by our community.
C. Gerard Nalezny, CEO
Mark A. Kross, President

Fort Collins Commerce Bank | 3700 S. College, Unit 102 | Fort Collins, CO 80525
970-204-1010 | www.fortcollinscommercebank.com

C. Gerard Nalezny | CEO | Mark A. Kross | President	Founded: June 27, 2005

BOARD OF DIRECTORS
Margaret Ann Brown
Attorney
Fisher, Brown & Gunn
Rhys P. Christensen, CCIM
Broker Associate
Realtec
Thomas W. Hoogendyk
CPA
Hoogendyk & Associates
Danielle C. Korkegi
President
Cellular Junction
Mark A. Kross
President
Fort Collins Commerce Bank
C. Gerard Nalezny
Chief Executive Officer
Fort Collins Commerce Bank
Spiro Palmer
CEO
Palmer Properties/Palmer Flowers
Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited
Richard F. Spillman
CPA
Hunt, Spillman & Associates
Stephen D. Todd
President, Southwest Region
Capitol Bancorp Limited
Jack D. Vahrenwald
Attorney
Allen, Vahrenwald & Johnson
OFFICERS
Joseph D. Reid
Chairman
C. Gerard Nalezny
Chief Executive Officer
of Secretary
Mark A. Kross
President
Patricia L. McLaren
Vice President
26 | 2005 ANNUAL REPORT

The Value of Relationships

GOSHEN COMMUNITY BANK

GREAT LAKES REGION
Service — and candy — with A smile
Relationships are the keys to Goshen Community Bank’s success. They come in all shapes and sizes. They begin and end with a smile — and perhaps a piece of homemade candy from Goshen’s Olympia Candy Kitchen.
“We recently constructed a new building and Goshen Community Bank took the time to understand the project, make suggestions and develop a financing plan that satisfied our needs.”
Rick Finnigan, CEO, Seating Technology Inc.
Customer satisfaction is a major component of a great relationship. Our employees have a passion for resolving customer needs.
“Due to our payroll being on a federal holiday, we needed to move our payroll distribution for over 600 employees forward one day. Goshen Community Bank did a great job of moving the payroll at the last minute and followed up the next day to make sure it was correct.”
Dr. Bruce Stahly, School Superintendent, Goshen School Corp.
We also have many relationships with nonprofit organizations. In 2005, the bank and our employees made contributions of time or money to 85 organizations. Being involved with nonprofits is essential if we are to be solid citizens.
“The Boys & Girls Club is appreciative of the support we receive from Goshen Community Bank. The bank gives its time, talent and treasures to help support our mission, which is unselfishly serving children, our greatest natural resource.”
Kevin Deary, CEO, Boys & Girls Club of Greater Goshen Inc.
We are partners with consumers, businesses and nonprofits. We specialize in personalized service with the fastest turnaround time of any bank in town, and, of course, the candy’s on us. We Make People Smile!
Douglas A. Johnston, President

Goshen Community Bank | 511 West Lincoln Avenue | Goshen, IN 46526
574-533-2006 | www.goshenbank.com

Founded: September 29, 2000	Douglas A. Johnston | President

BOARD OF DIRECTORS
Robert C. Carr
Vice Chairman
Capitol Bancorp Limited
David L. Cripe
Doctor of Optometry & Senior Partner
Drs. Cripe & Stephens
Carol M. Ebersole
Retired Vice President
Corporate Development
Goshen Health Systems
Stephen L. Fidler
President
Kuert Concrete, Inc.
Christopher J. Graff
President & Chairman
Marque, Inc.
Richard A. Hetler Jr.
Vice President & General Manager
Indiana Wood Products, inc.
Gregory A. Hoogenboom
President of Development
Hoogenboom Nofziger Real Estate
Mgmt. Co., LLC
Douglas A. Johnston
President
Goshen Community Bank
Matthew J. Pletcher, CPA
Partner
Insight Business Solutions
Fred M. Ramser
Retired President
Alter-Mar Electronics
Dennis L. Sorg
President
Sorg Dodge Inc.
Douglas A. Stanley
Owner
Douglas A. Stanley, D.D.S.
Alan L. Weldy
Attorney & Partner
Yoder, Ainlay, Ulmer
& Buckingham, LLP
OFFICERS
Robert C. Carr
Chairman & CEO
Douglas A. Johnston
President
Gregory A. Hoogenboom
Secretary
Chris R. Wolfe
Senior Vice President
Lori J. Cline
Vice President
Connie O. Horvath
Vice President
Leah L. Stevens
Vice President
2005 ANNUAL REPORT | 27

The Value of Relationships

GRAND HAVEN BANK

GREAT LAKES REGION
Leadership begins with our board
Grand Haven Bank celebrated its 10th anniversary in 2005. Over the past decade we have earned the designation as the community bank in Grand Haven.
It is with outstanding customer service, great products and committed professionals that our bank has achieved a reputation for excellence, and last year we experienced growth on both the commercial and retail sides of the bank.
Our flexibility and interest in long-term relationships allowed us to add one of the area’s premier real estate development companies as a customer in 2005. Personnel changes at the company’s previous bank caused the company to consider a change. Our banking philosophy, flexibility and long-term outlook nicely complemented the company’s goals.
Our staff is heavily involved with the community as well. After Hurricane Katrina last August, Grand Haven Bank offered to match up to $5,000 in local contributions to the relief efforts. Due to the generosity of our board members, staff and customers, we were able to raise nearly $30,000 for hurricane relief.
In 2006, Grand Haven Bank’s experienced staff is poised to build on the growth achieved in our first 10 years. Our goal is to continue the growth in earnings, assets and market share while retaining our position as the community bank in Grand Haven.
Over the past two years, Grand Haven Bank has added several talented professionals to an already outstanding staff. These new employees are enabling us to focus on business development while maintaining our commitment to our existing customers. Our success has been made possible through the outstanding leadership of our Board of Directors.
Thomas A. Creswell, President & CEO

Grand Haven Bank | 333 Washington Avenue | Grand Haven, MI 49417
616-846-1930 | www.grandhavenbank.com

Thomas A. Creswell | President & CEO	Founded: May 1, 1995

BOARD OF DIRECTORS
Jeffrey W. Beswick
Attorney at Law
Varnum, Riddering,
Schmidt & Howlett, LLP
Stanley L. Boelkins
Appraiser
Boelkins & Associates
Thomas A. Creswell
President & CEO
Grand Haven Bank
Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited
Mark A. Kleist
Attorney at Law
Scholten Fant, P.C.
Steven L. Maas
President
Maas Asset Management, Inc.
Michael A. McKeough
President
McKeough Land Company Inc.
Calvin D. Meeusen
Certified Public Accountant
Calvin D. Meeusen, C.P.A., PLLC
Timothy S. Parker
Vice President of Operations
Harbor Industries, Inc.
James M. Van Dyke
President
The Abbit Management Corp.
Bernard J. Wade
President
Advanced Signs, Inc.
Gerald A. Witherell
Associate Broker
RE/MAX of Grand Haven
OFFICERS
Gerald A. Witherell
Chairman
Calvin D. Meeusen
Vice Chairman
Thomas A. Creswell
President & CEO
Steven L. Maas
Secretary
Karen K. Benson
Vice President
Christopher P. Cassleman
Vice President
Douglas F. Jones
Vice President, CCO
Thomas R. Ladd
Vice President
Betsy S. Lobdell
Vice President
Sherry J. Patterson
Vice President
28 | 2005 ANNUAL REPORT

The Value of Relationships

KENT COMMERCE BANK

GREAT LAKES REGION
Growing personally and pprofessionally
One of our bank’s finest attributes is our employees. Their experience, professionalism and commitment to teamwork and customer service are the added value our clients demand in their banking relationship. Our employees work hard and truly care about our clients, their fellow employees and the community in which we live and work.
The foundation of our bank is built on long-term associations. Not only have our employees worked together for many years, but they have continued to nurture customer relationships developed over the last 20 years — many of which existed prior to the bank’s formation — that Kent Commerce is proud to recognize today.
We give abundantly of our time and resources to several community activities and charitable organizations, such as the Grand Rapids Youth Commonwealth, a youth outreach partnership with the City Police Department. Our commercial lender, Linda Crawford, serves on its board.
Our staff and bank always give generously to the local United Way. We supported the American Red Cross Hurricane Katrina relief effort. We sponsored a local family at Christmas through the D.A. Blodgett Home for Children, participated in a food drive for the South End Community Outreach Ministries and accepted community donations for the Toys for Tots program.
In 2005, we held two customer appreciation barbecues. On these occasions, our “family” grew as clients brought friends and associates to meet their business partners at the bank.
Through hard work and a focus on serving our clients, our bank experienced growth last year. This year, we want to accelerate that growth.
We want to grow our product delivery and client base, while enhancing the quality of service we offer clients. We are going to build on the relationships we have in the community, while we grow as individuals and as an organization.
Mark J. DeWitt, President & CEO

Kent Commerce Bank | 4050 Lake Drive SE | Grand Rapids, MI 49546
616-974-0200 | www.kentcommerce.com

Founded: January 12, 1998	Mark J. DeWitt | President & CEO

BOARD OF DIRECTORS
James M. Badaluco, SIOR
Executive Vice President
S. J. Wisinski & Company
Paul R. Ballard
Retired President & CEO
Portage Commerce Bank
John T. Barbour
President
Central Michigan Paper Company
Robert E. Bruggink, PE
President
Moore & Bruggink, Inc.
Sharon M. Buursma
Senior Consultant
Varnum Consulting
Mark J. DeWitt
President & CEO
Kent Commerce Bank
Kevin J. Einfeld
President
BDR Executive Custom Homes, Inc.
Gary D. Hensch, CPA
President
Redstone Group, Inc.
R. Ted Hudson
Owner
Prestige Property, Inc.
Harold A. Marks, CPA
Partner
Prangley Marks, LLP
Calvin D. Meeusen, CPA
Managing Partner
Calvin Meeusen Company,
CPA, PLLC
Valerie R. Overheul
President & CEO
Summit Training Source, Inc.
Bruce A. Thomas
President, Eastern Regions
Capitol Bancorp Limited
Mary L. Ursul
Senior Director of
Business Development
MHA Insurance Company
Michael C. Walton
Attorney at Law
Rhoades, Mckee, Boer,
Goodrich & Titta
OFFICERS
Michael C. Walton
Chairman
Paul R. Ballard
Vice Chairman
Mark J. DeWitt
President & CEO
Kevin J. Einfeld
Secretary
Michael P. Boelens
Vice President
John J. Coder
Vice President
Linda S. Crawford
Vice President
2005 ANNUAL REPORT | 29

The Value of Relationships

MACOMB COMMUNITY BANK

GREAT LAKES REGION
Banking the way it should be...your way!
The past year was one of transition for Macomb Community Bank. Existing client relationships were tested with a complete makeover of senior management, including my transfer from Oakland Commerce Bank.
Serving on Macomb’s board since the bank’s inception allowed me the opportunity to utilize the familiarity between the board, senior management and employees already in place to ensure a smooth transition for both the bank and our customers.
The strength of Macomb Community Bank is the relationship between our customers and employees. I am pleased to announce that in spite of the many changes and with the dedication and cooperation of all involved, Macomb Community Bank successfully completed a seamless transition that maintained and emphasized the Capitol Bancorp philosophy of business which is a teamwork approach to building long-lasting beneficial relationships in the community.
Our Board of Directors is composed of prominent and award-winning members of our community who are instrumental in helping us meet the economic challenges of this market. Their experience in the business world is a source of information we draw upon to benefit our clients. Their success allows us the opportunity to help our neighbors affected most in these difficult economic times through the numerous charitable organizations we not only support financially but are actively involved in personally.
Macomb Community Bank is resolved to improving our relationship with the business community as well as the residents of Macomb County.
Community involvement, personal service and attention to detail are our priorities. We do banking the way it should be — your way — and we eagerly welcome the opportunity to work with you, your businesses and our community organizations to ensure the economic health of Clinton Township and Macomb County.
James R. Kaye, President and CEO

Macomb Community Bank | 16000 Hall Rd., Suite 102 | Clinton Township, MI 48038
586-228-1600 | www.macombcommunity.com

James R. Kaye | President & CEO	Founded: September 18, 1996

BOARD OF DIRECTORS
Robert C. Carr
Vice Chairman
Capitol Bancorp Limited
Christina C. D’Alessandro
Vice President
Villa Custom Homes
James R. Kaye
President & CEO
Macomb Commerce Bank
David F. Keown
Certified Building Official
Washington Township
Peter J. Lucido
Attorney & Counselor at Law
Law Offices of Peter J. Lucido
Robert Pelachyk
Executive Vice President
& General Manager
Cross Huller — North America
Delia Rendon Martin
Co-Owner
Martin Enterprises
Barbara W. Rossmann
President & CEO
St. Joseph’s Mercy of Macomb
Bruce A. Thomas
President, Eastern Regions
Capitol Bancorp Limited
OFFICERS
Robert C. Carr
Chairman
James R. Kaye
President & CEO
Christina C. D’Alessandro
Secretary
Michael S. Ufford
Senior Vice President & CCO
Frank J. Buscemi
Vice President
Nicolet B. Cassidy
Vice President
Andrew G. Harper
Vice President
Deborah S. Moser
Vice President
30 | 2005 ANNUAL REPORT

The Value of Relationships

MESA BANK

SOUTHWEST REGION
We embody the dynamics of our community through relationships
How does one define a ‘financial relationship’ between client and bank? Is it defined by longevity? Is it defined by number of accounts? What is the value proposition of a relationship? Is it set by the bank? By the client?
“Our relationship with our friends at Mesa Bank is much larger and more far-reaching than just a business arrangement. Mesa Bank epitomizes our motto — ‘Neighbors Helping Neighbors.’ They are truly partners in and supporters of our mission and scope of work through their sponsorships, financial commitment, professional expertise and financial advice.”
Bob Evans, CEO of United Food Bank in Mesa, is a client of Mesa Bank.
Mesa Bank was founded in 1998 with a premise that relationships will define who we are — as a bank, as a community leader and as individuals. Relationship Banking is defined by our daily effort as bankers, relying on our valued clients and strategic business partners to build a bank that embodies the dynamics of our community.
Our founders recognized that true individual service creates loyalty to the bank ... that price is not the most important commodity in a banking relationship and that Relationship Banking is built upon the success of our clients. Employees of the bank truly believe that we make a difference in the lives of our clients. We are a resource for our clients, not only in providing financial options, but in connecting them to a vast network of other clients with expertise in many diverse industries.
Our clientele is our sales force. At Mesa Bank, our success is built on this simple statement that was created by our employees.
Neil R. Barna, President & CEO

Mesa Bank | 63 East Main Street, Suite 100 | Mesa, AZ 85201 | 480-649-5100 | www.mesabankers.com
Falcon Field Office | 1733 North Greenfield Rd., Suite 101 | Mesa, AZ 85205 | 480-324-3500

Founded: October 20, 1998	Neil R. Barna | President & CEO

BOARD OF DIRECTORS
Neil R. Barna
President & CEO
Mesa Bank
Michael J. Devine
Attorney At Law
Debra L. Duvall
Superintendent
Mesa Public Schools
Robert R. Evans
President
Baron Resources, Inc.
Stewart A. Hogue
Principal
SALK Management, LLC
Michael L. Kasten
Managing Partner
Kasten Investments, LLC
Philip S. Kellis
Partner
Dobson Ranch Inn
Ruth L. Nesbitt
Community Volunteer
Wayne C. Pomeroy
Owner
Pomeroy’s Men’s Stores
Daniel P. Skinner
Owner & Manager
LeBaron & Carroll LSI, Inc.
Joseph A. Tameron
CPA & Partner
Skinner, Tameron & Company, LLP
Terry D. Turk
President
Sun American Mortgage Company
James K. Zaharis
President
The Zaharis Group
OFFICERS
Stewart A. Hogue
Chairman
Robert R. Evans
Chairman Emeritus
Michael L. Kasten
Vice Chairman
Neil R. Barna
President & CEO
Rita E. Leaf
Executive Vice President & CCO
Staci L. Charles
Senior Vice President
Kevin R. Hutchings
Senior Vice President
Sandra S. Zazula
Senior Vice President & Secretary
Daniel R. Laux
Vice President
James G. LeCheminant
Vice President
Conrad B. Morin
Vice President
Richard O. Wright
Vice President
2005 ANNUAL REPORT | 31

The Value of Relationships

MUSKEGON COMMERCE BANK

GREAT LAKES REGION
Our new building represents success
The management and staff at Muskegon Commerce Bank look forward to moving soon into our new 12,000-square-foot, two-story headquarters building, which is on a site next to our existing office. This will gives us room to grow, while also enhancing our image as a trusted financial institution serving the Muskegon area.
In preparing to construct the new building, we applied for and received a $250,000 small business tax credit under the Michigan Brownfield Redevelopment Act of 1996.
Our bank’s depth of relationships with the local business community is illustrated in our involvement with the Muskegon Area Chamber of Commerce. Christopher L. Kelly, our chairman of the board, last year wrapped up his term as Chamber president and I joined the Chamber board as treasurer. Additionally, I serve as treasurer of the Chamber’s Investment Authority, chairman of the Chamber’s Business Hall of Fame Selection Committee and co-chair of the Chamber Building Capital Campaign.
We are supportive of nonprofit organizations in our community. Our employees contribute generously to the United Way and are active with the annual United Day of Caring. We also have representation on the Mayfest Board at Muskegon Community College.
Last summer, we capitalized on an excellent opportunity to sponsor the U.S. Navy Blue Angels’ aerial performance at the Muskegon Air Fair, which is a client of the bank. This sponsorship boosted our bank’s visibility with prospects throughout the community as the bank’s name and logo were attached to all Air Fair advertising throughout West Michigan.
So it’s up, up and away. We are in our new office and we’re really ready to fly!
Robert J. McCarthy, President & CEO

Muskegon Commerce Bank | 281 Seminole Road | Muskegon, MI 49444
231-737-4431 | www.muskegoncommerce.com

Robert J. McCarthy | President & CEO	Founded: December 3, 1997

BOARD OF DIRECTORS
Philip J. Andrie
President
Andrie, Inc.
William C. Cooper
President
Great Lakes Jet
Ronald A. Franklin
President
Northshore Construction
Edgar W. Hunt
Retired Bank President
First of America Bank
Christopher L. Kelly
Attorney at Law
Parmenter O’Toole
Daniel J. Kuznar
Owner
Quality Tool & Stamping
Company, Inc.
Donald Martines
President
West Michigan Grinding &
Machine Co. — Ace Tooling
Robert J. McCarthy
President & CEO
Muskegon Commerce Bank
Bruce A. Thomas
President, Eastern Regions
Capitol Bancorp Limited
James Stanford Tyler
President
Tyler Sales Company, Inc.
William Vanderweele Jr.
President
Weber Lumber
OFFICERS
Christopher L. Kelly
Chairman
Daniel J. Kuznar
Vice Chairman
Robert J. McCarthy
President, CEO & Secretary
Jerry L. Bayak
Chief Credit Officer
Terri K. Swarts
Chief Operating Officer
David C. Christopher
Vice President
Brent A. McCarthy
Vice President
32 | 2005 ANNUAL REPORT

The Value of Relationships

NAPA COMMUNITY BANK

CALIFORNIA REGION
Putting community back in banking
When stories on client accomplishments appear in the local newspaper, we like to recognize those clients by posting the news clippings in a prominent location in our bank lobby.
Recent client accomplishments included a vineyard honored as producing a “Wine of the Year”; our local bakery was featured on the cable Food Channel; and former Chicago White Sox player, Jim Landis, who is a client and shareholder, was flown to the Windy City last fall when the Sox played in the World Series for the first time since Landis’ 1959 team. Our clients are part of the Napa Community Bank family and we are genuinely proud of their achievements.
Located in the famed Napa Valley, we have many connections to the wine industry. These connections are evident in the wine case in our bank that currently displays 51 different bottles from the vineyards and wineries represented by our board members, shareholders and clients.
Our bank is the most family and business friendly financial institution in Napa. We have a great team and we take care of our clients.
A major payroll company in Napa was so impressed with our business client services and cash management product that the company convinced five other payroll companies in northern California to do business with our bank. These relationships are deep as the companies also have their general accounts with us and we process all of their direct deposits and tax payments.
We allow nonprofit organizations use of our boardroom for their monthly meetings, as well as offer them free checking. At the same time, our board members and officers serve on 23 different local nonprofit boards.
At Napa Community Bank, we value loyalty and stand by our clients. We consider them family.
Dennis J. Pedisich, President & CEO

Napa Community Bank | 700 Trancas Street | Napa, CA 94558
707-227-9300 | www.napacommunitybank.com

Founded: March 1, 2002	Dennis J. Pedisich | President & CEO

BOARD OF DIRECTORS
Kevin S. Alfaro
Partner
G&J Seiberlich & Co., LLP
Thomas M. Andrews
Owner & CFO
Andrews & Thornley
Construction, Inc.
Geni A. Bennetts, M.D.
Medical Consulting
Charles H. Dickenson
Partner
Dickenson, Peatman & Fogarty
Jeffrey L. Epps
President
Epps Chevrolet
Betty L. O’Shaughnessy
Owner
O’Shaughnessy Estate Winery
John R. Pappas D.D.S., M.D.
Oral & Maxillo-Facial Surgery
ADVISORY DIRECTORS
Scott R. Andrews
President, California Region
Capitol Bancorp Limited
Joseph P. Cristiano
Chairman
The MCM Group
William H. Dodd
Napa County Supervisor
Douglas W. Hill
Vineyard Manager
Oak Knoll Farming, Inc.
Paul J. Krsek
Managing Partner
K & A Asset Management
Harold D. Morrison
President
Bridgeford Flying Service
Dennis J. Pedisich
President & CEO
Napa Community Bank
Salvador S. Ramos
Vineyard Supervisor
Jaeger Vineyards
OFFICERS
Betty L. O’Shaughnessy
Chair
Geni A. Bennetts, MD
Vice-Chair
Dennis J. Pedisich
President & CEO
Charles H. Dickenson
Secretary
Richard W. Hemming
Executive Vice President & CCO
James A. Barrett
Vice President
Vincent R. Goetz
Vice President
Joen M. McDaniel
Vice President
Perry I. Teaff
Vice President
2005 ANNUAL REPORT | 33

The Value of Relationships

OAKLAND COMMERCE BANK

GREAT LAKES REGION
Providing banking solutions
Oakland Commerce Bank has been helping entrepreneurs, businesses and consumers in Oakland County grow and prosper since 1992. Our experienced and dedicated staff offers swift and personalized service which, combined with local decision-making, have been the hallmarks of our bank for nearly 14 years.
We continue to expand our products and services to better serve our clientele. For example, our bank last year earned the prestigious Preferred Lender Program status with the U.S. Small Business Administration (SBA) and closed our first SBA loans, helping several small business entrepreneurs succeed in reaching their growth goals.
Our bank reported strong earnings in 2005. At the same time, we strengthened our staff with the addition of several experienced professionals to better prepare us to meet all challenges for years to come.
In recent years, our management team has made a commitment to rededicate the bank to the community by sponsoring meaningful, high-profile charitable events that benefit deserving children and families throughout southeastern Michigan. Our community involvement was evident last year with our support of two such fund-raisers on popular contemporary radio stations. These sponsorships are introducing our bank to a whole new audience as we increase our bank’s visibility in the community.
I am one of several staff members to join the bank in 2005 as Jim Kaye transitioned to Macomb Community Bank. My career spans more than 30 years in Farmington and Oakland County. I look forward to working with our staff and board as we build on our tradition of providing outstanding service. New ideas and new team members will allow our bank to build on our existing relationships and add new ones.
Robin C. Naudi, President & CEO

Oakland Commerce Bank | 31731 Northwestern Highway | Farmington Hills, MI 48334
248-855-0550 | www.oaklandcommerce.com

Robin C. Naudi | President & CEO	Founded: July 7, 1992

BOARD OF DIRECTORS
Mark A. Aiello
Attorney at Law
Foley & Lardner, LLP
Donald A. Bosco
President
Donald A. Bosco Building, Inc.
Mark B. Churella
President & CEO
FDI Group
Leon S. Cohan
Counsel to the Firm
Barris, Scott, Denn & Driker
Michael J. Devine
Attorney at Law
Michael Evangelista
Owner
Tony Angelo Cement Construction Co.
Jeffrey L. Hauswirth
CPA, CVA, President
Jenkins, Magnus, Volk & Carroll, P.C.
James R. Kaye
President & CEO
Macomb Community Bank
David F. Lau
Lau & Lau Associates, LLC
Jeffrey M. Leib
President
Law Offices of Jeffrey M. Leib
Robin C. Naudi
President & CEO
Oakland Commerce Bank
Julius L. Pallone
President
J. L. Pallone Associates
Francine Pegues
Regional Sales Director
Blue Cross Blue Shield of Michigan
Southeast Region
OFFICERS
Michael J. Devine
Chairman
Robin C. Naudi
President & CEO
James F. Miller
Vice President & Secretary
Thomas K. Perkins
Senior Vice President, CLO
Stephen M. Henry
First Vice President, CCO
Michael W. Nolan
Vice President
34 | 2005 ANNUAL REPORT

The Value of Relationships

PARAGON BANK & TRUST

GREAT LAKES REGION
Promoting camaraderie, providing creative solutions
Our bank’s 15th anniversary in September featured a week long celebration for clients and guests. In addition to daily prize drawings and an open house, we ran a successful Certificate of Deposit special that generated $9 million in deposits from mostly new clients. We are proud of those relationships that have been built over time and we paid tribute to our long-time clients and investors during the anniversary celebration.
As an established community bank, we strive to be creative in customizing our product delivery and providing effective solutions to the financial needs of our clients. We are proud to be full partners with our community. Each spring, for example, we participate in and support the Holland Tulip Festival, which is one of the most popular community events in Michigan.
Employee camaraderie is also strong. During the first quarter, a group of employees formed teams to see who could lose the most weight over a 13-week period. This focus on fitness benefited each individual and the teamwork further enhanced employee morale.
We support the ministries at the Holland Rescue Mission by cooking and serving meals. Last summer, a group of 15 employees volunteered to help build five homes for Habitat for Humanity. In August, we also took part in America’s Night Out Against Crime, which was an excellent opportunity to market our bank while standing tall in support of a strong community. In total, we provided financial support to 36 different organizations in our community.
Once again, our bank proudly reported 100 percent employee participation in the annual Greater Ottawa County United Way campaign. We helped kick off the campaign by fielding a team for the United Way Day of Caring in September.
We have bolstered our team with dedicated professionals and we now aim to capitalize on our good community image by focusing on growth.
Randall R. Smith, President & CEO

Paragon Bank & Trust | 240 East 8th Street | Holland, MI 49423
616-394-9600 | www.paragonbank.com
Trust & Investment Division 616-394-9055

Founded: September 24, 1990	Randall R. Smith | President & CEO

BOARD OF DIRECTORS
Dr. Robert J. Bates
Director Emeritus | Physician
Western Michigan
Urological Assoc., P.C.
Charles A. Brower
CPA & Partner
DeLong & Brower, P.C.
Scott Diepenhorst
Principal
SD & Associates, Inc.
Paul Elzinga
Chairman & Director
of Business Development
Elzinga & Volkers, Inc.
Michael P. Haverdink
President
Ottawa Kent Insurance Agency, Inc.
Jeffery K. Helder
Attorney at Law
Cunningham Dalman, P.C.
Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited
Grant M. Kasten
President
Kasten Insulation Services, Inc.
Lawrence D. Kerkstra
Chairman of the Board
Kerkstra Precast, Inc.
Scott G. Kling
President, Trust & Investments Division
Paragon Bank & Trust
Leonard Maas
President
L & M Maas Investments, LLC
Mitchell W. Padnos
Executive Vice President
Louis Padnos Iron & Metal Company
Henri P. Paterson
Associate Broker & Partner
Woodland Realty, Inc.
Richard H. Ruch
Director Emeritus
Randall R. Smith
President & CEO
Paragon Bank & Trust
Richard G. Swaney
Attorney at Law
Swaney & Thomas, P.C.
Ned B. Timmer
President
T2 Communications
Robert J. Trameri
Director Emeritus | Retired Chairman
Paragon Bank & Trust
Barry L. Werkman
Vice President of Finance
Hope College
OFFICERS
Richard G. Swaney
Chairman
Charles A. Brower
Vice Chairman & Secretary
Randall R. Smith
President & CEO
Scott G. Kling
President, Trust & Investments Division
C. Steven DeLoof
Vice President
M. Jane Riemersma
Vice President
Alan K. Yamaoka
Vice President
2005 ANNUAL REPORT | 35

The Value of Relationships

PEOPLES STATE BANK

SOUTHEAST REGION
In the heart of Georgia
Peoples State Bank proudly joined the Capitol Bancorp family of community banks last April when Capitol acquired a majority interest in our established bank, which is located near the geographical center of Georgia in the City of Jeffersonville in Twiggs County. This investment provides a platform for additional growth opportunities for Capitol in our state, while providing our customers with a broader menu of banking products and services.
Our affiliation with Capitol is a natural fit as we have the same goals and a shared vision that include a strict attention to service and building lasting relationships with our customers. One such relationship is with Wetherington Farms, a father-and-son partnership with approximately 1,500 acres under cultivation. Wetherington Farms is among the largest and most technologically innovative farming operations in the country. It has been an agribusiness pioneer for more than 35 years, and we are proud to be servicing the banking needs of this exemplary organization.
The farm produces tobacco, peanuts, wheat, and other grain crops in rotation throughout the year. Moreover, the farm maintains a commercial greenhouse business that grows and supplies seedlings of various varieties to local farmers and producers. Wetherington Farms was founded in 1969 by Bobby Wetherington who recently joined Peoples State Bank’s board of directors. In addition to being a farmer, he is also a retired bank president and FDIC examiner. His expertise is proving to be a valuable resource for our board.
Like our sister banks, Peoples State Bank is truly a community bank. We enjoy a friendly, courteous and businesslike relationship with our customers. And we’re glad to be a part of the growing Capitol Bancorp family.
Steven D. Watts Jr., President

Peoples State Bank | 207 Main St. | Jeffersonville, GA 31044
478-945-3262 | www.psbjeffersonville.com

Steven D. Watts Jr. | President	Founded: January 1, 1934

BOARD OF DIRECTORS
B. Rabun Faulk
Attorney At Law
Charles R. Greene
Owner
Allentown Chip Company, Inc.
Charles B. Hill
President
Hill Logging, Inc.
A.T. Land Jr.
President & CEO
Four County Bancshares, Inc.
James Lantz Rogers
Retired
Steven D. Watts Jr.
President
Peoples State Bank
Bobby G. Wetherington
Owner
B G Wetherington Farms LLP
OFFICERS
A. T. Land Jr.
Chairman
B. Rabum Faulk
Vice Chairman
Steven D. Watts Jr.
President
Ruth F. Arnold
Chief Operations Officer
& Secretary
Richard V. Everly
Executive Vice President
36 | 2005 ANNUAL REPORT

The Value of Relationships

POINT LOMA COMMUNITY BANK

CALIFORNIA REGION
The Community Bank in Point Loma
We celebrated our first anniversary in August and exceeded all loan and deposit goals for the year. We added an experienced mortgage loan officer in July and are seeing positive results in our relationship with Amera Mortgage. After our first full year in business, we can truly say that we have brought community banking back to Point Loma.
Among the community events we sponsored in 2005 were: Point Loma Summer Concert Series, Point Loma Cultural Fair, Day at The Docks, Point Loma Little League, The Injured Marine Semper Fi Fund Benefit Comedy Night, The Portuguese Festival and Crab Feast.
Our employees serve in volunteer positions with Point Loma Association, the Peninsula Chamber of Commerce, the Point Loma Rotary Club, Coastal Tritons Pop Warner Football Team, STARZ Lacrosse League, Saint Augustine High School, High Tech High, Peninsula YMCA, Combined Health Agencies and the Parkinson’s Disease Association.
In our community partnership with Point Loma High School, we provided on-the-job training for two high school seniors who worked at the bank as interns. Upon completion of the program, one student was hired by the bank as a part-time customer service representative.
We’re extremely proud of our staff for having 100 percent participation in the recent United Way campaign in San Diego.
The management and staff of Point Loma Community Bank view 2006 as a year of great opportunity and growth. We are confident that we will exceed all our goals. We will continue to provide a working environment and customer service that is quite simply “the best” in community banking.
We are the “community bank” in Point Loma.
Anthony D. Calabrese Sr., President

Point Loma Community Bank | 1350 Rosecrans Street | San Diego, CA 92106
619-243-7900 | www.pointlomacommunitybank.com

Founded: August 2, 2004	Anthony D. Calabrese Sr. | President

BOARD OF DIRECTORS
Scott R. Andrews
President, California Region
Capitol Bancorp Limited
Gregg W. Beaty
D.M.D.
Anthony D. Calabrese Sr.
President
Point Loma Community Bank
Maurice P. Correia
CPA
Correia & Associates
Arthur DeFever
President
DeFever Marine Enterprises
William T. Fiedler
President
Fiedler Construction Company
Harold O. Grafton
President
Cement Cutting, Inc.
Theodore Griffith
President
Pacific Tugboat Service & Pearson Marine Fuel
Marcia Haas
Real Estate Broker & President
Professional Property Management
John S. Lewis
President, Western Regions
Capitol Bancorp Limited
Julius S. Paeske Jr.
President
Commercial Facilities, Inc.
Mark A. Winkler
Broker Associate
Prudential Realty
OFFICERS
John S. Lewis
Chairman
Anthony D. Calabrese Sr.
President
Gary A. Housman
Executive Vice President & Secretary
Hector Zatarain
Executive Vice President
Millie M. McKibbin
Vice President
Leticia Trujillo
Vice President
Anthony D. Calabrese Jr.
Vice President
2005 ANNUAL REPORT | 37

The Value of Relationships

PORTAGE COMMERCE BANK

GREAT LAKES REGION
Victories amid a challenging year
In the face of significant challenges throughout 2005, we are proud to report another successful year with many new milestones. We achieved record highs in total assets, total loans and earnings.
We also fortified our staff with a number of key additions. The quality and commitment of our team has never been more evident than when we successfully implemented enhanced banking technology in September 2005. We thank our employees who made significant efforts to ensure a smooth transition.
“We’ll go the extra mile for our customers — first-class service, a kind word and a smile every day, guaranteed!”
Gena Hovious, Head Teller
Our Small Business Administration (SBA) lending activities continued to gain momentum, providing new and current customers with access to enhanced programs and terms that would not otherwise have been available. Within our market area, we were among the leaders in terms of SBA loan originations and total dollar amount.
We generated favorable results in our trust and investment services, which we introduced in 2004. Our customers appreciate the opportunity to expand their relationship with a trusted financial advisor. We anticipate continued growth in our bank’s overall performance from the contribution of wealth management services.
The commitment of our staff and board members to the community has been a mainstay of our organization since its founding in 1988. We actively pursue new opportunities to help our community maintain its standing as a great place to live and work.
We look forward to the challenges of providing our community with the best in financial services as we continue to set new records.
Dennis J. Kuhn, President & CEO

Portage Commerce Bank | 800 East Milham Road | Portage, MI 49002
269-323-2200 | www.portagecommerce.com

Dennis J. Kuhn | President & CEO	Founded: May 2, 1988

BOARD OF DIRECTORS
Paul R. Ballard
Retired President & CEO
Portage Commerce Bank
David L. Becker
Retired Founder
Becker Insurance Agency, P.C.
Thomas R. Berglund, M.D.
Portage Physicians
Robert B. Borsos
Attorney at Law & Shareholder
Kreis, Enderle, Callander &
Hudgins, P.C.
John M. Brink
CPA& Partner
Brink, Key & Chludzinski, P.C.
Patricia E. Dolan
Community Volunteer
Alan A. Halpern, M.D.
Michigan Orthopedic Surgery
& Rehabilitation, P.C.
Robert L. Johnson
Retired Secretary & Treasurer
Medallion Properties, Inc.
Michael L. Kasten
Managing Partner
Kasten Investments, LLC
Dennis J. Kuhn
President & CEO
Portage Commerce Bank
Paul M. Lane, Ph.D.
Seidman School Of Business
Grand Valley State University
William J. Longjohn
Retired Vice President
Midwest Business Exchange
John W. Martens
CPA, Retired
Russell M. Rathburn
President & Owner
Rathco Safety Supply, Inc.
OFFICERS
Michael L. Kasten
Chairman
William J. Longjohn
Vice Chairman & Secretary
Dennis J. Kuhn
President & CEO
Steven K. Piper
Senior Vice President & CCO
John M. Crandle
Senior Vice President
James V. Lunarde
Senior Vice President
Kenneth R. Blough
First Vice President
Roy L. Dangel, Jr.
First Vice President
Kimberlee M. Ferris
First Vice President
Cheryl M. Germain
First Vice President
Carol L. Ludlow
Vice President
Beth A. Wright
Vice President
Susan M. Wright
Vice President
38 | 2005 ANNUAL REPORT

The Value of Relationships

RED ROCK COMMUNITY BANK

SOUTHWEST REGION
Accelerating efforts to give back
As a way of expressing our appreciation for five years of business support from the community, the Red Rock Community Bank team dedicated a good part of 2005 to returning the favors.
In January, the employees donated $1,000 that was matched by the bank to the tsunami relief effort in Sri Lanka organized by bank client Dawn McClellan, DDS. She is the president of Children’s Dental Care Clinic international, a nonprofit organization that operates a dental clinic in Sri Lanka. Later in the year, after Hurricane Katrina battered the Gulf Coast, Red Rock contributed to the American Red Cross disaster relief fund.
In May, the bank donated $25 savings bonds to more than 20 students, teachers and volunteers for their scholastic achievements and contributions to schools and the community at the Summerlin Children’s Forum Evening of Excellence.
In a year-long project, the bank adopted the Gene Ward Elementary school, a pre-K-2 school in a distressed section of central Las Vegas. Beginning last spring, the bank raised money and requested donations from clients and employees to buy supplies and equipment for the school. Additionally, the bank funded a storage shed for gardening tools, a canopy for an outside lunch area, and a teachers’ appreciation event. A Thanksgiving food drive generated $1,200 for the Women’s Development Center where I serve as a member of the board of directors.
Finally, in December we donated phone cards to the Family support unit at Nellis air Force Base for distribution to troops in Iraq and Afghanistan so that the soldiers might be able to call home during the holiday season.
We hope that our gifts will show the community just how grateful we are for its business support.
Thomas C. Mangione, President & CEO

Red Rock Community Bank | 10000 W. Charleston, Suite 100 | Las Vegas, NV 89135
702-948-7500 | www.redrockcommunity.com

Founded: November 29, 1999	Thomas C. Mangione | President & CEO

BOARD OF DIRECTORS
Richard H. Bowler
Principal
Piercy Bowler Taylor & Kern
Eric L. Colvin
President
Apex Of Nevada
Michael J. Devine
Attorney At Law
James L. Dunn
Owner & Broker
Dunn Properties, Ltd.
Molly K. Hamrick
Vice President & CFO
Coldwell Banker Premier Realty
Philip G. Hardy Jr.
President
Hardy Companies
James A. Harris
Vice President
Brown & Brown Insurance
Richard Hollander
President
Hollander Capital Management, Inc.
Charles L. Lasky
President
Lasky Fifarek & Hogan, P.C.
Thomas C. Mangione
President & CEO
Red Rock Community Bank
Lori A. Marrs
Owner
Hansen Marrs Financial Group, LLC
Fredrick P. Waid
Of Counsel
Hutchison & Steffen
J. Bruce Wiggins
President
Strategic Medical Management
OFFICERS
Michael J. Devine
Chairman
Thomas C. Mangione
President & CEO
Vice-Chairman
Charles L. Lasky
Secretary
Brian W. Astle
Executive Vice President & CCO
2005 ANNUAL REPORT | 39

The Value of Relationships

SOUTHERN ARIZONA COMMUNITY BANK

SOUTHWEST REGION
Involved in our community
At Southern Arizona Community Bank, relationships can begin with an act of kindness, a firm handshake or getting involved in our community through local organizations that enhance the quality of life. Our customers have told us repeatedly that one of the main reasons they bank with us is because of the meaningful role we hold in our community.
In building relationships, we believe people can accomplish more by working together than by working separately. Building long-term, meaningful relationships requires hard work. Loyalty, sincerity, enthusiasm and cooperation are required. We strive to have our customers know as many of our employees as possible to further enhance the relationship.
Here are five successful relationships from the past year:
•	Our bank is financing a new 7,000-square-foot addition for Goodwill Industries, a long-term client of ours.

•	We are assisting the Last Alarm Foundation, which represents more than 300 retired firefighters, in the restoration of a 1954 antique fire truck to be used as a hearse for firefighter funerals.

•	Our bank was featured in a new non-fiction book entitled “Forged By Fire: The Devastation and Renewal of a Mountain Community.” The book details our bank’s continuing involvement in the rebuilding of Mt. Lemmon communities after the devastating wildfire during the summer of 2003.

•	We sponsored more than $1 million in down-payment assistance for low-income housing through the Federal Home Loan Bank.

•	We made contributions to over 30 separate nonprofit organizations with a focus on helping children, the handicapped and impoverished citizens, so they might have a more meaningful and productive life.
At Southern Arizona, we know community banking. We know our customers and our customers know us. This is our successful formula for building lasting relationships.
John P. Lewis, President & CEO

Southern Arizona Community Bank | 6400 North Oracle Road | Tucson, AZ 85704
520-219-5000 | www.southernarizonabank.com

John P. Lewis | President & CEO	Founded: August 17, 1998

BOARD OF DIRECTORS
William R. Assenmacher
President
T. A. Caid Industries, Inc.
Jody A. Comstock, M.D.
Physician & Owner
Skin Spectrum
Michael J. Devine
Attorney At Law
Robert A. Elliott
President & Owner
The Elliott Accounting Group
Michael W. Franks
Principal
Seaver Franks Architects
Michael L. Kasten
Managing Partner
Kasten Investments, LLC
Yoram S. Levy
Partner
Levy Development, Inc.
John P. Lewis
President & CEO
Southern Arizona Community Bank
Jim Livengood
Director Of Athletics
University Of Arizona
James A. Mather
Attorney At Law & CPA
Morgan E. North
President & Owner
Borderland Construction
Company, Inc.
James M. Sakrison
Principal & Attorney At Law
Slutes, Sakrison & Hill, P.C.
Jean M. Tkachyk
CFO
University Physicians Healthcare
Paul A. Zucarelli
Principal
CBIZ, Gordon, Zucarelli & Handley Insurance, Ltd.
OFFICERS
Paul A. Zucarelli
Chairman
Michael L. Kasten
Vice Chairman
John P. Lewis
President & CEO
Robert A. Elliott
Secretary
Michael J. Trueba
Executive Vice President & CCO
Terri R. Gomez
Senior Vice President
Minette Goldsmith
Vice President
James G. Loane
Vice President
Mindy C. Webb
Vice President
40 | 2005 ANNUAL REPORT

The Value of Relationships

SUMMIT BANK OF KANSAS CITY

MIDWEST REGION
Welcome to the lost art of relationship banking
In November 2005, with customer and shareholder support, Summit Bank of Kansas City launched eastern Jackson County’s newest, and what we think is the best, community bank! With the best local bankers in the market on our new team, we look forward to re-introducing our community to the lost art of true relationship banking.
Our shareholder base includes approximately 150 local investors, each with a vested interest in the success of their bank. We are also fortunate to be strategically located in the epicenter of a thriving market experiencing significant commercial and residential growth.
“I continue to be excited about the unlimited potential of Summit Bank of Kansas City. The local board of directors and staff are a virtual who’s-who in eastern Jackson County. Their well-established relationships in the community are a magnetic force in serving the needs of our customers.”
Carson Ross, Bank Director
Each associate certainly understands that the most important thing we can earn from our customers is their ongoing trust as we continue to build solid, mutually beneficial financial relationships. Consequently, we have embraced Relationship Focus as one of three primary local core values.
Involvement in our community is not enough. Our bankers believe our civic responsibility is to provide Community Leadership wherever appropriate. Because of this high-level visibility, our bank enjoys additional credibility envied by other financial professionals in our market.
Collegial Integrity provides the rare and vibrant chemistry that is clearly the result of embracing a shared vision. Summit Bank of Kansas City is perfectly positioned to become a high performing member of the Capitol Bancorp family.
Richard L. Viar, President

Summit Bank of Kansas City | 1650 N.E. Grand, Suite 100 | Lees Summit, Missouri 64086
816-251-9000 | www.summitbankofkc.com

Founded: November 18, 2005	Richard L.Viar | President

BOARD OF DIRECTORS
Jack A. Accurso
Chairman
American Foodservice Co.
Carl L. Chinnery
Attorney
Chinnery Evans & Nail
William W. Coates
President
Billy Goat Industries Inc.
Roger L. Fender, DDs
President
Fender Family Dentistry
Robert F. Glaser
General Manager
Residences of Kirkwood
Harlan L. Limpus
President
Winterstone Golf Course
Kurt D. Pycior
President
Froehlich Pycior Companies
Stanley E. Ricketts
President, Midwest Region
Capitol Bancorp Limited
Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited
Carson Ross
Former Representative
State of Missouri
Diane J. Seif
President
DVA Enterprises, Inc.
Steven M. Silverstein, MD
President
Silverstein Eye Centers
Richard L. Viar
President
Summit Bank of Kansas City
OFFICERS
Joseph D. Reid
Chairman
Richard L.Viar
President
Phillip W. McElhaney
Executive Vice President
CCO & Secretary
Vicki L. Henderson
Senior Vice President & COO
41 | 2005 ANNUAL REPORT

The Value of Relationships

SUNRISE BANK OF ALBUQUERQUE

SOUTHWEST REGION
New leadership, renewed emphasis on community
I am happy and proud to join the Sunrise Bank of Albuquerque team of seasoned bankers as president and CEO. As a 25-year banker, I have spent the past 15 years of my career in Albuquerque. I am looking forward to working with the employees and the board of directors to build on the success of our bank. We have also recently added two new board members. Annette Arrigoni is an account executive with Berger Briggs Real Estate and Insurance and W. E. “Bud” Davis is a former president of the University of New Mexico.
In May, we opened a new office on Albuquerque’s fast-growing northeast side. A grand opening at the new office was attended by 150 customers, prospects and local businesses. Cecil Irvin is the manager of this new location, which we believe will contribute significantly to our bottom line in the years to come.
Our employees are committed to being involved in our community. Last year, we participated in the Walk to Cure Diabetes in support of the Juvenile Diabetes Research Foundation. We also are involved in supporting two elementary schools that the bank “adopted” in 2005. We helped out at a Halloween costume contest, spelling bees and literacy projects. Board member Todd Sandoval partnered with the bank in buying calculators for each student in grades 3-5. At Christmas, employees and customers donated funds to buy an entire truckload of gifts for deserving families at the schools.
Our first United Way campaign took place in 2005, resulting in 100 percent participation by our employees.
We believe our dedication to providing excellent customer service, coupled with our enhanced emphasis on community involvement, will benefit our bank.
Steven A. Marcum, President & CEO

Sunrise Bank of Albuquerque | 225 Gold SW | Albuquerque, NM 87102
505-244-8000 | www.sunrisebankabq.com
Alameda Office | 4904 Alameda Blvd., NE, Bldg. B | Albuquerque, NM 87113
505-797-0527

Steven A. Marcum | President & CEO	Founded: April 6, 2000

BOARD OF DIRECTORS
Annette Arrigoni
Account Executive
Berger Briggs Real Estate
& Insurance, Inc.
Turner W. Branch
President
Turner W. Branch, P.A.
William E. Davis
Retired Former President
University of New Mexico
Helen A. Elliott
CPA
Elliott, Pohlman & Co., CPA’s, PC
E. Gary Fichtner
President
Esthetic Dental Arts, Inc.
Steven A. Marcum
President & CEO
Sunrise Bank of Albuquerque
Ronald K. Sable
President
Concord Solutions Ltd.
Todd A. Sandoval
President
Sandia Office Supply, Inc.
Stephen D. Todd
President, Southwest Region
Capitol Bancorp Limited
Janis K. Wainright
Executive Vice President
Sunrise Bank of Albuquerque
OFFICERS
Stephen D. Todd
Chairman
Ronald K. Sable
Vice Chairman
Steven A. Marcum
President & CEO
Janis K. Wainright
Executive Vice President & COO
Conni L. Jones
Senior Vice President & Secretary
Antoinette E. Creel
Vice President
Ronald B. Garcia-Smith
Vice President
Cecil R. Irvin
Vice President
42 | 2005 ANNUAL REPORT

The Value of Relationships

SUNRISE BANK OF ARIZONA

SOUTHWEST REGION
Commitment to our community
The hard work of the staff at sunrise Bank of Arizona resulted in increased earnings for our bank in 2005. We have created a professional and enjoyable environment so that employees are empowered to make prompt decisions and customers find pleasure in working with Sunrise Bank of Arizona.
We continue to strongly emphasize community involvement in both Phoenix and Scottsdale. During the summer, four members of our loan staff were involved in a Valley of the Sun Habitat for Humanity home-building project in South Phoenix. Habitat volunteers and members of low-income families were working side by side building 93 affordable homes in the new housing development.
The bank also participated in the Arthritis Foundation’s Salute to Summer fundraiser in Scottsdale that netted $107,000 to send children with juvenile arthritis to summer camp near Prescott.
Four employees volunteered at the Scottsdale Library for the summer reading program. The bank supported the program by supplying each student in the program with a book bag and a pizza and sub party at the end of the program.
In December, the bank helped a Boy scout in his quest to become an Eagle scout. The teen, who is the nephew of one of our employees, held a car wash to raise a total of $300 to buy four 40-pound turkeys and side dishes to feed the more than 250 homeless people who were staying at a shelter in downtown Phoenix. He also set up a box in our Scottsdale office to collect donations.
At Sunrise Bank of Arizona we emphasize our community service, while at the same time financing local economic development that benefits all of us.
Michael S. Morano, President & CEO

Sunrise Bank of Arizona | 4350 E. Camelback Rd., Suite 100A | Phoenix, AZ 85018
602-956-6250 | www.sunrisebankofarizona.com
Scottsdale Office | 6263 North Scottsdale Rd., Suite 100 | Scottsdale, AZ 85250
480-624-2600

Founded: December 16, 1998	Michael S. Morano | President & CEO

BOARD OF DIRECTORS
Michael R. Allen
President
Sureway Properties
Thomas W. Beal
Principal & Owner
Beal Insurance Inc.
Michael J. Devine
Attorney At Law
Richard E. Garcia
President & Designated Broker
Garcia Realty Advisors, Inc.
Michael L. Kasten
Managing Partner
Kasten Investments, LLC
John S. Lewis
President, Western Regions
Capitol Bancorp Limited
Glen M. Lineberry
Director
Bentley Gallery
Richard Lustiger
General Counsel
Harkins Theaters
Michael S. Morano
President & CEO
Sunrise Bank Of Arizona
Debbie Tracy
President
Tracy’s Automotive, Inc.
OFFICERS
John S. Lewis
Chairman
Michael J. Devine
Vice Chairman
Michael S. Morano
President & CEO
Kathleen M. King
Secretary
Joseph F. Pinter
Executive Vice President
Tyrone D. Couch
Vice President
Mark C. Handgis
Vice President
Cynthia J. Heaps
Vice President
Mary S. Madison
Vice President
Kevin L. Sellers
Vice President
Rickard A. Strom
Vice President
David W. Tracy
Vice President
2005 ANNUAL REPORT | 43

The Value of Relationships

SUNRISE BANK OF SAN DIEGO

CALIFORNIA REGION
Taking care of business
“Take care of our clients, do the right thing, and the numbers will take care of themselves.” Our mission statement proved true in 2005 as Sunrise Bank of San Diego continues to provide a Brighter Way of Banking. The Bank had another record earnings year, while increasing our loan portfolio by 26 percent.
This success is a direct outcome of our efforts to build relationships with each of our customers and by reaching out to the community.
In 2005, senior officers at the bank served on boards for Home Start and the San Diego Autism Society. Several other nonprofits were also supported including San Diego Scottish Rite, Polinsky Foundation and Lymphoma and Leukemia Foundation. In particular, we are extremely proud of our direct involvement with the relocation to San Diego of a Gulf Coast family uprooted by Hurricane Katrina.
Recognition through the CORE Award process was awarded by peers to bank employees Kimberly McDougal and Suzanne Gregory. The respect and trust we show each other as employees translates to our client relationships.
“The senior management team at Sunrise Bank of San Diego was extremely persistent and creative in helping me structure and close a very complicated business and property transaction. Our relationship has continued forward as they help me grow my business through handling my deposits and merchant services.”
Mathew Gordon, Owner, Aztec Appliance
We will continue to direct our energy and enthusiasm to adding value to our customers and to building solid relationships in our community.
Randall S. Cundiff, President & CEO

Sunrise Bank of San Diego | 4570 Executive Drive, Suite 110 | San Diego, CA 92121
858-625-9050 | www.sunrisebanksd.com

Randall S. Cundiff | President & CEO	Founded: January 11, 2001

BOARD OF DIRECTORS
Scott R. Andrews
President, California Region
Capitol Bancorp Limited
Richard A. Byer
President
Bycor General Contractor
Craig V. Castanos
Owner
Craig S. Castanos, Cpa
Randall S. Cundiff
President & CEO
Sunrise Bank of San Diego
John D. Frager
President & CEO
Grubb & Ellis | BRE Commercial
Michael R. Labelle
Senior Director
Cushman & Wakefield
John S. Lewis
President, Western Regions
Capitol Bancorp Limited
John F. Mccoll
Co-Owner & Treasurer
Trinity Housing Group
Ronald D. McMahon
President
McMahon Development Group, LLC
John M. Rooney
CEO
Torrey Financial Group
Elizabeth K. Strom
Leasing Director
Equity Office Properties Trust
OFFICERS
John S. Lewis
Chairman
Randall S. Cundiff
President & CEO
Suzanne K. Gregory
Executive Vice President
CCO & Secretary
Gregory S. Fletcher
Vice President
Joseph L. Kennedy
Vice President
Michael H. Markie
Vice President
44 | 2005 ANNUAL REPORT

The Value of Relationships

VALLEY FIRST COMMUNITY BANK

SOUTHWEST REGION
The power of partnership
At Valley First Community Bank we guarantee every customer that they will personally know at least three of our highly experienced bankers and one of them will always be available when they are needed.
Coupled with that operating philosophy, we are also always looking for creative ways to give back to our community. That focus led us to develop our Special Program for Not-For-Profit Organizations, which is a unique package of free products and services that is tailored to meet the specific needs of our community’s not-for-profit groups.
We also support our community by serving on boards and committees of various organizations and volunteering our time at events. In 2005, our team members invested over 1,000 volunteer hours in various organizations within our community.
“Our relationship with Valley First is amazing. Their special program for not-for-profits has saved us thousands of dollars in service charges. My staff loves to go to the bank because everyone there warmly greets them and genuinely gives them outstanding service. The bank also supports all of our events and activities with both dollars and volunteers. It’s the best banking relationship we’ve ever had!”
Jeffrey Battle, President & CEO, Scottsdale Training and Rehabilitation Services
Being able to assist the many not-for-profit organizations in our community with creative products and personal support is relationship banking at its finest and enhances the quality of life in our community.
The spirit that drives our team to find creative solutions for all of our customers propelled our bank to record growth and earnings in 2005. We look forward to continuing to be a positive force in our community in 2006.
Judith R. Egan, President & CEO

Valley First Community Bank | 7501 E. McCormick Parkway, North Court | Scottsdale, AZ 85258
480-596-0883 | www.valleyfirstbank.com

Founded: June 30, 1997	Judith R. Egan | President & CEO

BOARD OF DIRECTORS
Sam Kathryn Campana
Vice President & Executive Director
National Audubon Society, Inc.
Marilyn D. Cummings
Realtor
Russ Lyon Realty Company
Michael J. Devine
Attorney At Law
Judith R. Egan
President & CEO
Valley First Community Bank
William R. Fitzpatrick
CPA
Hein & Associates, LLP
Steven M. Goldstein
Attorney At Law
Sacks, Tierney, P.A. Lawyers
Michael L. Kasten
Managing Partner
Kasten Investments, LLC
Stewart Larsen
Broker & Managing Partner
Holmes-Larsen Auction Marketing
Gordon D. Murphy
Retired Executive Vice President
Arizona Bankers Association
Eileen S. Rogers
President
Allegra Print & Imaging
Harry J. Spieker
Owner
The Spieker Group
Patricia B. Ternes
First Vice President
RBC Dain Rauscher Incorporated
OFFICERS
Gordon D. Murphy
Chairman
Michael J. Devine
Vice Chairman
Marilyn D. Cummings
Secretary
Judith R. Egan
President & CEO
Roni M. Grodnick
Executive Vice President & CCO
Nancy E. Selby
Executive Vice President
Cheryl L. Degroot
Vice President
Gail L. Hitt
Vice President
Daniel R. Klenske
Vice President
Michele J. Yates
Vice President
2005 ANNUAL REPORT | 45

The Value of Relationships

YUMA COMMUNITY BANK

SOUTHWEST REGION
Unexpected generosity
The staff and customers at Yuma Community Bank celebrated the bank’s fifth anniversary this past December. The joy of achieving this milestone was especially satisfying as we relocated to our new bank facility, which at 9,000 square feet more than doubled our office space. As requested by customers, we accommodated them with drive-though banking at our new location.
Yuma Community Bank was founded with the promise of providing outstanding customer service in the most convenient, professional, friendly and caring manner possible. Our dedication to hospitality and efficient service has been the hallmark of our bank since inception and will become even more apparent in our new building.
During this past year, we took the opportunity to differentiate our bank with a new advertising campaign using our bank board members and staff. We showcase our new bank building, as well as our new courier car, a red convertible PT Cruiser. The new slogan — “YCB — Unexpected Generosity” — differentiates us from other banks in Yuma, but most importantly, the advertising campaign fits perfectly with our mission of being a family of community banking professionals who are accessible to our customers.
From the beginning, the door is always open so our customers are welcome to come in to visit with our staff so we can help make their commercial, residential and family financial dreams come true.
Financially, the bank exceeded our net income goals for 2005. Our focus for 2006 is to accelerate our growth in both loans and deposits. Additionally, we will continue to weave our way deeper into the fabric of our community with the help of our bank board members and the diligent efforts of our dedicated staff.
Katherine M. Brandon, President & CEO

Yuma Community Bank | 2285 S. 4th Ave. | Yuma, AZ 85364
928-782-7000 | www.yumabank.com

Katherine M. Brandon | President & CEO	Founded: December 15, 2000

BOARD OF DIRECTORS
Katherine M. Brandon
President & CEO
Yuma Community Bank
Clarence B. Cheatham
Vice President
DPE Construction
Raymond R. Corona
Optometrist & President
Corona Optique
Lawrence L. Deason
Attorney At Law
Lawrence L. Deason, Ltd.
Ram R. Krishna, M.D.
President
Ram R. Krishna, M.D., P.C.
John T. Osterman
President
Osterman Financial Group
Ronald K. Sable
President
Concord Solutions Ltd.
David S. Sellers
Retired
John R. Sternitzke
President
Sternco Engineers, Inc.
Pamela K Walsma
Attorney At Law
Westover, Shadle, & Walsma, PLC
Ronald S. Watson
Real Estate Broker & Owner
ERA Matt Fischer Realtor
Robert R. Woodman
Owner
Woodman Realty
Leonard C. Zazula
Cashier — Western Regions
Capitol Bancorp Limited
OFFICERS
Ronald S. Watson
Chairman
Ram R. Krishna
Vice Chairman
Katherine M. Brandon
President & CEO
Pamela K Walsma
Secretary
Keith L. Simmonds
Executive Vice President & CCO
Theresa N. Wine
Senior Vice President
Kari M. Reily
Vice President
46 | 2005 ANNUAL REPORT

The Value of Relationships

AMERA MORTGAGE CORPORATION

Developing and strengthening relationships
Amera’s focus is to develop and strengthen relationships through the Capitol Bancorp Limited (CBC) family of banks and our retail offices. This successful strategy provided a basis for mortgage fee income growth in 2005, as it will for years to come.
Early in the year, Amera launched its Client Service Department with an emphasis on serving the needs of members of the residential mortgage departments at CBC banks. The department’s objective is to keep mortgage lenders and departments informed about new products, services and other relevant developments at Amera.
The CBC marketing department and Amera also jointly created the Employee Mortgage Benefits Program designed for CBC banks’ business clients to offer to their employees. The program is designed as a tool for banks to use to help build and expand their relationships with business clients.
Late in the year, mortgage lenders from nine banks in Michigan and Indiana attended our first Amera Day. This was a forum designed to personalize working relationships, to help lenders learn more about Amera processes, how to increase sales and maximize profitability and about the future direction of Amera and the mortgage industry.
“Spending time with other mortgage originators within CBC and Amera, who face the same daily challenges that I do, was both educational and motivational. Being able to interact with the people who service, underwrite and close our loans is so important. Great working relationships don’t just happen because we are all in one big family, and Amera Day was the perfect opportunity to put names and faces together. Finding out what’s important to them only helps me get my loan closed faster!”
Matt Clauss, Mortgage Loan Officer, Goshen Community Bank
Mark A. Janssen, CEO

Amera Mortgage Corporation | 1050 Corporate Office Dr., Ste. 200 | Milford, MI 48381-3155
248-685-1700 | www.ameramortgage.com

Founded: June 9, 1983	Mark A. Janssen | CEO

BOARD OF DIRECTORS
Susan L. Bowen
Executive Vice President
Amera Mortgage Corporation
James F. Crawford
Director of Strategic Products
Capitol Bancorp Limited
Mark A. Janssen
CEO
Amera Mortgage Corporation
Jerald H. Rock
President
Amera Mortgage Corporation
Melinda F. Cain
Executive Vice President
Amera Mortgage Corporation
Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited
Lyle W. Miller
President
L. W. Miller Holding Company
John C. Smythe
President & CEO
Capitol National Bank
OFFICERS
John C. Smythe
Chairman
Mark A. Janssen
CEO
Jerald H. Rock
President
Lee W. Hendrickson
Secretary & Treasurer
Susan L. Bowen
Executive Vice President
Melinda F. Cain
Executive Vice President
Kathleen M. Defrances
Executive Vice President
John A. Korch
Senior Vice President
Sharon A. Pastori
Senior Vice President & CFO
Nancy J. Caruso
Vice President
Susan Good
Vice President
Melodie A. Haverkate
Vice President
Kathleen E. S. Lawrence
Vice President
Paul G. Richer
Vice President
Robert A. Risher
Vice President
James A. Sellick
Vice President
James M. Shaffer
Vice President
Susan L. Shaffer
Vice President
2005 ANNUAL REPORT | 47

The Value of Relationships

CAPITOL WEALTH ADVISORS

VALUE, GUIDE, DELIVER — IT’S THAT SIMPLE!
New financial solutions
“Just as with Capitol Bancorp... Capitol Wealth will leverage the entrepreneurial spirit and strong customer relationships within each community bank, while providing a common foundation on which to operate. This will be a balancing act that we believe will pay significant dividends to our clients, the banks, and the Capitol Bancorp Limited shareholders.”
David M. Paventi, COO, Capitol Wealth Advisors
We are excited about establishing Capitol Wealth Advisors to grow noninterest income for our banks by building a comprehensive wealth management business that leverages the strong client relationships associated with Capitol Bancorp’s individual banks. Through Capitol Wealth, customers will be provided a complete array of wealth management advice, service and products to help them grow, manage and preserve their wealth.
Capitol Wealth has a unique potential to be hugely successful in today’s marketplace. Specifically, the wealth management industry represents a $30 trillion opportunity, of which no one financial institution maintains a significant market share. This lack of industry dominance stems from the ‘product silo’ approach created by large financial institutions that emphasize pushing product sales through multiple delivery channels.
At Capitol Wealth, we’re all about leveraging our banks’ strong one-on-one relationships so we can better understand our clients’ needs. The industry primarily thinks about products and sales instead of focusing on providing advice to help people reach their life goals. We believe this approach is a natural progression of our community banking strategy that focuses us on:
•	Valuing single, unique client relationships;

•	Guiding clients with trusted, experienced advisors; and,

•	Delivering the right premium products in order to fulfill their financial goals.
Simply put...we’ll make wealth management a rewarding experience for our clients.
Robert R. Hogan, President & CEO

Capitol Wealth Advisors | 9300 Harris Corners Parkway Suite 210 | Charlotte, NC 28269
704-599-1055
Robert R. Hogan | President & CEO

BOARD OF DIRECTORS
Jay J. Butler
Retired Bank Executive
James F. Crawford
Director of Strategic Products
Capitol Bancorp Limited
Robert R. Hogan
President & CEO
Capitol Wealth Advisors
Michael M. Moran
Chief of Capital Markets
Capitol Bancorp Limited
Enrico S. Piraino
Business Entrepreneur
Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited
Patrick T. Reid
Attorney At Law
Pamela E. West
Retired Bank Executive
Ben E. Yeakley
Retired Trust Executive
Real Estate Developer
OFFICERS
Joseph D. Reid
Chairman
Robert R. Hogan
President & CEO
David M. Paventi
Secretary & COO
48 | 2005 ANNUAL REPORT

Capitol Bancorp Limited
Officers
Joseph D. Reid
Chairman & CEO

Art R. Aguirre
Vice President
Senior Risk Analyst
Scott R. Andrews
President
California Region
Carol A. Blaine
Vice President
Senior Loan Review Officer
Missy P. Bowden
Vice President
Bank Performance, Western Regions
Brent R. Branch
Assistant Vice President
Manager of Network Services
Jeremy J. Burchman
Corporate Counsel
Robert C. Carr
Vice Chairman
Margarete L. Chalker
Assistant Vice President
Tax Manager
James F. Crawford
Director of Strategic Products
David J. Dutton
Chief Information Officer
Brian K. English
General Counsel
Cristin Reid English
Chief Operating Officer
Carl C. Farrar
Senior Vice President
Credit Administration
David D. Fortune
Chief Credit Officer
Thomas S. Giovanelli
President
Northwest Region
David S. Groenewoud
Corporate Finance Manager
Reginald A. Hansom, Jr.
Assistant Vice President
Computer Operations Manager
Janet L. Hardin
Vice President
Business Support Services
Lee W. Hendrickson
Chief Financial Officer
Jocelyn S. Hunt
Assistant Vice President
Senior Compliance Risk Analyst
Rick H. James
Vice President
Bank Performance, Eastern Regions
Bruce D. Jones
President
Southeast Region
Marsha L. Jones
Vice President
Item Processing
Joseph A. King
Corporate Counsel
Sondra K. Koskela
Loan Quality Control Specialist
John S. Lewis
President
Western Regions
Tina M. Luha
Assistant Vice President
Bank Accounting Manager
Stephanie A. Maat
Director of Training
Charles J. McDonald
Cashier
Eastern Regions
David J. Meninga
Corporate Counsel
Kelly D. Miller
Vice President
Bank Performance, Eastern Regions
Michael M. Moran
Chief of Capital Markets
John R. Myers
Vice President
Senior Loan Review Officer
Kenneth I. Myers
Director of Risk Management
Phillip Kyle Oesterle
Vice President
Operating Services
Gregory E. Patten
Vice President
Technology Services
Linda D. Pavona
Director of Corporate Relations
David K. Powers
Director of Credit Administration
Great Lakes Region
Amy L. Pramov
Director of Human Resources Services
Steven J. Pricco
Regional Government Lending Manager
Joal R. Redmond
Director of Communications
Joseph D. Reid III
Director of Bank Development
William E. Rheaume
Senior Counsel
Stanley E. Ricketts
President
Midwest Region
James R. Rose Jr.
Senior Vice President
Credit Administration
Nancy A. Schoolman
Vice President
Corporate Compliance Officer
Patricia L. Stone
Senior Vice President
Credit Administration
Patrick R. Sturm
Senior Counsel
Stephanie M. Swan
Assistant Vice President
Shareholder Relations
Darryl S. Tenenbaum
Vice President
Corporate Auditor
Bruce A. Thomas
President
Eastern Regions
Stephen D. Todd
President
Southwest Region
Marie D. Walker
Director of Accounting
Gerald L. Weitner
Senior Vice President
Credit Administration
Thomas C. Wisehart
Corporate Counsel
Leonard C. Zazula
Cashier
Western Regions

F i n a n c i a l   I n f o r m a t i o n

Selected Consolidated Financial Data
(in $1,000s, except per share data)

	As of and for the Year Ended December 31
	2005(1)	2004(2)	2003(3)	2002(4)	2001(5)

For the year:
Interest income	$224,439	$179,089	$164,416	$156,454	$153,797
Interest expense	67,579	47,496	49,490	55,860	73,292
Net interest income	156,860	131,593	114,926	100,594	80,505
Provision for loan losses	10,960	12,708	9,861	12,676	8,167
Noninterest income	21,048	19,252	20,087	14,982	9,585
Noninterest expense	117,289	97,787	86,952	76,538	63,944
Net income	35,925	26,716	23,380	16,653	10,718
Net income per share:
Basic	2.42	1.88	1.86	1.64	1.38
Diluted	2.34	1.79	1.77	1.57	1.35
Cash dividends paid per share	.72	.65	.51	.44	.40

At end of year:
Total assets	$3,475,721	$3,091,418	$2,737,062	$2,409,288	$2,044,006
Total earning assets	3,204,646	2,885,545	2,521,375	2,226,969	1,920,621
Portfolio loans	2,991,189	2,692,904	2,247,440	1,991,372	1,734,589
Deposits	2,785,259	2,510,072	2,288,664	2,062,072	1,740,385
Notes payable	175,729	172,534	92,774	93,398	89,911
Subordinated debentures	100,940	100,845	90,816	51,583	48,621
Minority interests in consolidated subsidiaries	83,838	39,520	30,946	28,016	70,673
Stockholders’ equity	301,866	252,159	218,897	160,037	80,172

		Quarterly Results of Operations (unaudited)
	Total for	Fourth	Third	Second	First
	the Year	Quarter	Quarter	Quarter	Quarter

Year ended December 31, 2005:(1)
Interest income	$224,439	$61,372	$58,655	$54,491	$49,921
Interest expense	67,579	19,748	17,814	15,899	14,118
Net interest income	156,860	41,624	40,841	38,592	35,803
Provision for loan losses	10,960	3,791	2,107	3,039	2,023
Net income	35,925	10,019	9,594	8,297	8,015
Net income per share:
Basic	2.42	.66	.64	.56	.55
Diluted	2.34	.64	.61	.54	.52
Cash dividends paid per share	.72	.19	.18	.18	.17

Year ended December 31, 2004:(2)
Interest income	$179,089	$48,329	$45,877	$43,434	$41,449
Interest expense	47,496	12,848	11,943	11,486	11,219
Net interest income	131,593	35,481	33,934	31,948	30,230
Provision for loan losses	12,708	3,111	3,553	2,536	3,508
Net income	26,716	7,950	7,439	6,911	4,416
Net income per share:
Basic	1.88	.55	.52	.49	.32
Diluted	1.79	.52	.50	.47	.30
Cash dividends paid per share	.65	.17	.17	.16	.15

(1)	Includes Bank of Michigan, effective January 2005 (located in Farmington Hills, Michigan), Peoples State Bank, acquired April 7, 2005 (located in Jeffersonville, Georgia), Bank of Bellevue (located in Bellevue, Washington) and Fort Collins Commerce Bank (located in Fort Collins, Colorado), both effective June 2005, Bank of Auburn Hills, effective July 2005 (located in Auburn Hills, Michigan), Bank of San Francisco, effective August 2005 (located in San Francisco, California), Bank of Belleville (located in Belleville, Illinois) and Summit Bank of Kansas City (located in Lee’s Summit, Missouri), both effective November 2005, and Bank of Santa Barbara, effective December 2005 (located in Santa Barbara, California).

(2)	Includes First Carolina State Bank (located in Rocky Mount, North Carolina), acquired April 1, 2004 and Point Loma Community Bank (located in San Diego, California), effective August 2004.

(3)	Includes Bank of Escondido (located in Escondido, California), effective October 2003.

(4)	Includes Bank of Las Vegas (located in Las Vegas, Nevada), effective February 2002 and Napa Community Bank (located in Napa, California), effective March 2002.

(5)	Includes Sunrise Bank of San Diego (located in San Diego, California), effective January 2001.

INFORMATION REGARDING CAPITOL’S COMMON STOCK
Capitol’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol “CBC.” Market quotations regarding the range of high and low sales prices of Capitol’s common stock, as reported by the NYSE, were as follows:

	2005		2004
	Low	High	Low	High
Quarter Ended:
March 31	$29.30	$35.82	$26.47	$29.70
June 30	28.75	34.00	24.05	28.00
September 30	31.25	36.96	24.15	29.80
December 31	29.10	38.93	28.51	36.00
During 2005, Capitol paid cash dividends of $0.17 per share in the first quarter, $0.18 per share in the second and third quarters and $0.19 per share in the fourth quarter. In 2004, Capitol paid cash dividends of $0.15 per share in the first quarter, $0.16 per share in the second quarter and $0.17 per share in the third and fourth quarters.
As of January 31, 2006, there were 8,886 beneficial holders of Capitol’s common stock, based on information supplied to Capitol from its stock transfer agent and other sources.
At January 31, 2006, 15,844,233 shares of common stock were outstanding. Capitol’s stock transfer agent is UMB Bank, n.a., 928 Grand Ave., P.O. Box 410064, Kansas City, Missouri 64141-0064 (telephone 800/884-4225). The web site for UMB Bank, n.a. is http:\\www.umb.com.
Capitol has a direct purchase and dividend reinvestment plan, the Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan (“Capitol Bancorp Direct”) which offers a variety of convenient features including dividend reinvestment, certain fee-free transactions, certificate safekeeping and other benefits. For a copy of the Plan prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at 800/884-4225 or Capitol at 517/487-6555.
In addition to Capitol’s common stock, trust-preferred securities of Capitol Trust I (a subsidiary of Capitol) are listed on NYSE under the symbol “CBCPrA.” Those trust-preferred securities consist of 2,530,000, 8.5% cumulative preferred securities, with a liquidation amount of $10 per preferred security. The trust-preferred securities are guaranteed by Capitol and mature in 2027, are currently callable and may be extended to 2036 if certain conditions are met.
AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS
A copy of Capitol’s 2005 report on Form 10-K, without exhibits, is available to holders of its common stock or trust-preferred securities without charge, upon written request. Form 10-K includes certain statistical and other information regarding Capitol and its business. Requests to obtain Form 10-K should be addressed to Investor Relations, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933.

Form 10-K and certain other periodic reports are filed with the Securities and Exchange Commission (“SEC”). The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes Capitol). The SEC’s web site address is http://www.sec.gov. Capitol’s filings with the SEC are also available at Capitol’s web site, http://www.capitolbancorp.com.
OTHER CORPORATE INFORMATION
EXECUTIVE OFFICES

Capitol Bancorp Center		2777 East Camelback Road
200 Washington Square North		Suite 375
Lansing, Michigan 48933		Phoenix, Arizona 85016
517/487-6555		602/955-6100
www.capitolbancorp.com
INDEPENDENT AUDITORS
BDO Seidman, LLP
Grand Rapids, Michigan
SHAREHOLDER INFORMATION
ANNUAL MEETING
Capitol’s Annual Meeting will be held on Wednesday, April 26, 2006 at 4:00 p.m. at the Lansing Center, located at 333 E. Michigan Avenue, Lansing, Michigan.
COMMON STOCK TRADING INFORMATION
Capitol’s common stock trades on the New York Stock Exchange (NYSE) under the trading symbol “CBC.”
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
TRUST-PREFERRED SECURITIES TRADING INFORMATION
Preferred securities of Capitol Trust I (a subsidiary of Capitol) trade on NYSE under the trading symbol “CBCPrA.”
TRUST-PREFERRED SECURITIES TRUSTEE
JP Morgan Institutional Trust Services — Tempe, Arizona
CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this annual report that are not historical facts are forward-looking statements. Those forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of Capitol and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements. The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “will,” “may,” “believe” and similar expressions also identify forward-looking statements. Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to: (i) the results of Capitol’s efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting Capitol’s banking business and/or expansion strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability, (vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of Capitol’s banks and Capitol’s ability to respond to such actions, (ix) the cost of capital, which may depend in part on Capitol’s asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) changes in management and (xii) other risks detailed in Capitol’s other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions, many of which are based on assumptions relating to the above-stated forward-looking statements, that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation. All subsequent written or oral forward-looking statements attributable to Capitol or persons acting on its behalf are expressly qualified in their entirety by the foregoing factors. Investors and other interested parties are cautioned not to place undue reliance on such statements, which speak as of the date of such statements. Capitol undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events.

Management’s Discussion and Analysis of Capitol’s Business,
Financial Condition and Results of Operations
Summary and Overview
This section of the Annual Report is intended to discuss, from management’s perspective, matters of importance and relevance to readers regarding Capitol’s operations, financial position and other things which have a significant effect on Capitol, its business and its banks. This narrative includes some comments about future events and other forward-looking statements and readers are advised to carefully read the cautionary statement about forward-looking statements which is on page F-5 of this Annual Report.
2005 was, by all important measures, a significant year in Capitol’s history:
•	Record earnings of $35.9 million for the year ($2.34 per diluted share), an increase of 34% over 2004 earnings of $26.7 million ($1.79 per diluted share).

•	Substantial growth in the number of banks within Capitol’s affiliation network, from 32 at the beginning of the year to 41 at year-end 2005, resulting in the largest network of affiliated banks in the United States.

•	Entry into 5 states where Capitol did not previously have a banking presence.

•	Significant asset growth for the year and solid asset quality at year end.

•	Applications pending at year-end 2005 for at least 6 new banks which are anticipated to commence operation in 2006.
Capitol has always been and continues to be focused on community banking. As the only banking company in the United States denominated as a bank development company, Capitol enjoys the unique position of forming new community banks in a wide variety of markets during an era of industry consolidation. With Capitol’s 41 affiliate banks, Capitol operates in one business segment, community banking through commercial banks. Capitol’s banks are staffed with banking professionals, serving customers who desire professional banking services delivered personally.
In addition to the tangible achievements summarized above, Capitol’s management has added to its resources in 2005 in the areas of bank development, risk management, credit administration, technology, and other centralized back-office functions to meet the needs of its growing banks while also preparing for more banks in the future.

2005 Highlights
Record Achievements
As a growing company, Capitol has reported an ongoing series of records. Each quarterly period in 2005 reported record earnings and record asset levels.
New Banks, New Markets
The addition of 9 banks to Capitol’s affiliation network is another growth record. Capitol completed the year with 41 banks operating in 12 states. Of the 9 banks added in 2005, 8 were start-up, or de novo, state-chartered community banks and one addition involved the purchase of a small existing bank. At year-end 2005, regulatory applications were pending for an additional 6 banks which are anticipated to begin operations in 2006.
Earnings Dynamics
Net income for 2005 approximated $36 million, a 34% increase over the $26.7 million for 2004. Net income for 2003 was $23.4 million. Diluted earnings per share for 2005 amounted to $2.34 compared to $1.79 in 2004 and $1.77 in 2003. The earnings contribution of Capitol’s western region banks reached a milestone in 2005, with net income exceeding more than half of Capitol’s combined bank earnings performance. With the western regions comprising the youngest component of Capitol’s affiliation network (the oldest bank in the group was formed in 1996), earnings momentum from these banks gained further maturity, resulting in 2005 as a ‘crossover’ year in terms of regional earnings contribution.
The Largest Bank Affiliation Network in the United States
No other bank holding company in the U.S. is believed to have as many bank ‘charters’ (i.e., individually capitalized, licensed and managed, community banks). With 41 banks at year-end 2005, and future banks in various stages of development, management expects Capitol to achieve the 50-bank mark in the coming year. Capitol’s de novo bank management model has been fine-tuned to create a scalable, low overhead structure which is focused on delivering return-on-equity results to the parent company, while enabling the individual banks operating autonomy in all areas which impact the customer relationship. Capitol’s ‘back-office’ functions, which support the banks, are capable of expanding coverage in concert with growth in both the number and size of affiliate banks.
New Technologies Supporting Capitol’s Banks — Present and Future
A comprehensive data processing study was performed in 2004 with the objective of reviewing several alternatives to the platform technology which has evolved from implementation at Capitol’s first bank. Enhanced banking technology is being implemented at all affiliates, as a result of the 2004 study, over a two-year period. This is the most sophisticated and complex technology migration in Capitol’s history and will provide all of Capitol’s affiliates with dynamic tools to better meet customer needs, in loans, deposits and wealth management.
This technology initiative will be completed by the end of the current calendar year.

Formation of Wealth Management Unit
Near the close of 2005, a wealth management unit was formed, Capitol Wealth, Inc., which will commence operations in 2006 with an initiative to expand Capitol’s banks’ scope of services in meeting the needs of their clients, beyond loans and deposits. Full time Capitol Wealth advisors will be located at various banks to work in tandem with their traditional banking colleagues. This new initiative is intended to expand the availability of financial services to the banks’ clientele while enhancing noninterest revenues. This activity will commence at selected banks beginning in early 2006 and will be fully implemented by year-end 2007.
Capitol’s Bank Development Strategy
Bank Development as a Defined Focus
In recent years, Capitol has fine-tuned its community banking model and emphasis on bank development. In 2005, Capitol developed 8 new community banks and acquired one existing bank.
Each new bank typically starts as a single location office. Each is led by a bank president and other banking professionals with significant local experience and overseen by a board of directors composed of business leaders drawn from that local community. Each bank has full authority, on site, to make all decisions which affect the customer, such as credit approval and pricing and structure of both loans and deposits. The notion of banking as a profession is key to Capitol’s model where customers seek a relationship with banking professionals to meet their needs as opposed to transaction-oriented financial institutions pushing financial products.
With Capitol’s focused banking model, bank development on a national scale is a natural extension of this business philosophy. Capitol’s bank development philosophy is based on a few key ingredients necessary to start a new bank:
•	A bank president candidate with a significant background in the future bank’s business community, capable of attracting customer relationships and other banking professionals

•	An office address from which to operate a bank, well located in that business community

•	A strong group of potential board members, drawn from the business community, to oversee the future bank’s activities and assist in business development

•	Availability of capital from community investors seeking to invest up to 49% in the required start-up equity of the future bank
“Incubation” of Young Community Banks
New banks, just like most start-up businesses, are not profitable from the outset. Each new bank is started with sufficient capital to absorb early period losses and to support balance-sheet growth. During these early periods of operations, Capitol’s management works closely with the de novo bank’s president in providing guidance and assistance to help achieve the bank’s goals and objectives as it heads toward future profitability. Near a de novo bank’s 36th month of operation, Capitol typically offers the bank’s community investors (up to 49% of the bank’s start-up capital) an opportunity to exchange their bank investment for shares of Capitol’s common stock, generally at 150% of the bank’s shares’ book value. The exchange offer (which is truly an offer and not a contractual obligation of Capitol) is generally subject to the banks’ shareholder approval. When the offer is made, the bank is usually ‘turning the corner’ on cumulative profitability and the share-exchange enables the bank’s shareholders to achieve both a return on their patient investment in the bank and liquidity in the form of marketable shares of Capitol’s common stock, if the shareholders elect to enter into the share-exchange transaction. In 2005, Capitol completed three share-exchange transactions; two share-exchange transactions were completed in 2004.
Monitoring and Managing Capitol’s Investments in Community Banks
Capitol monitors and manages its investments in community banks through its bank performance group. Lead by regional presidents, Capitol’s bank performance group assists the banks in the development of detailed budgets, monitors progress on the banks’ business plans and reviews monthly operating results for each bank. Capitol’s bank performance group executives also assist in the identification of bank development opportunities within their respective regions. In addition to the monitoring of operating results, Capitol assists the banks in managing capital, including infusing additional capital to support bank growth, and implementing asset/liability management strategies.
Capitol’s role with its banks is as an investor, mentor and service provider. As investor, Capitol closely monitors the financial performance of its bank subsidiaries, providing assistance and guidance when and where necessary to help enhance bank performance. Capitol’s mentoring role is most active in its youngest affiliates where guidance is needed through the banks’ early formative stages. Capitol provides efficient back-office services to all of its banks which can be done centrally and do not involve a direct interface with the bank customer, such as:
•	Accounting

•	Capital management

•	Credit administration

•	Data processing

•	Human resources administration

•	Internal audit

•	Legal support

•	Risk management
Some of these functions are performed nationally from a single location, while others are performed regionally, where it is more efficient to have personnel located geographically based on their respective responsibilities in relation to the physical location of the banks.
[The remainder of this page intentionally left blank]

The total assets and revenues of each bank and the consolidated totals are summarized below as of and for the years ended December 31, 2005 and 2004 (in $1,000s):

	Total Assets		Total Revenues(3)
	2005	2004	2005	2004
Eastern Regions:
Great Lakes Region:
Ann Arbor Commerce Bank	$320,075	$330,488	$24,035	$21,663
Bank of Auburn Hills(1)	10,848		348
Bank of Belleville(1)	14,641		70
Bank of Michigan(1)	31,119		773
Brighton Commerce Bank	105,694	105,890	7,268	6,259
Capitol National Bank	246,132	228,656	16,118	13,861
Detroit Commerce Bank	84,979	70,036	6,466	4,030
Elkhart Community Bank	75,648	67,099	5,329	3,996
Goshen Community Bank	74,545	54,571	4,076	3,218
Grand Haven Bank	122,757	119,254	8,629	6,974
Kent Commerce Bank	78,939	89,393	6,304	5,439
Macomb Community Bank	93,497	94,847	6,498	5,786
Muskegon Commerce Bank	96,649	94,162	7,236	6,301
Oakland Commerce Bank	115,720	130,779	8,711	7,731
Paragon Bank & Trust	106,535	110,128	8,499	7,105
Portage Commerce Bank	183,018	180,817	14,122	11,703

Great Lakes Region Total	1,760,796	1,676,120	124,482	104,066
Southeast Region:
First Carolina State Bank(2)	83,345	68,598	4,669	2,455
Peoples State Bank(1)	31,620		1,415

Southeast Region Total	114,965	68,598	6,084	2,455
Midwest Region—Summit Bank of Kansas City(1)	9,152		40

Eastern Regions Total	1,884,913	1,744,718	130,610	106,521
Western Regions:
Southwest Region:
Arrowhead Community Bank	83,639	70,989	7,043	5,180
Bank of Las Vegas	58,315	47,538	4,130	2,963
Bank of Tucson	167,638	168,469	12,758	10,250
Black Mountain Community Bank	128,958	100,415	8,746	6,232
Camelback Community Bank	82,309	83,414	5,937	5,548
Desert Community Bank	78,907	63,276	5,749	4,218
East Valley Community Bank	43,352	46,549	3,606	3,261
Fort Collins Commerce Bank(1)	27,427	n/a	943	n/a
Mesa Bank	132,775	96,158	10,890	7,025
Red Rock Community Bank	102,618	102,832	7,410	6,017
Southern Arizona Community Bank	98,849	83,140	6,032	5,507
Sunrise Bank of Albuquerque	61,812	69,055	5,169	5,182
Sunrise Bank of Arizona	111,204	128,192	10,630	11,676
Valley First Community Bank	72,759	54,857	4,694	3,263
Yuma Community Bank	61,523	59,355	4,629	4,015

Southwest Region Total	1,312,085	1,174,239	98,366	80,337
California Region:
Bank of Escondido	70,807	50,956	3,790	2,054
Bank of San Francisco(1)	13,685		286
Bank of Santa Barbara(1)	14,386		16
Napa Community Bank	84,512	79,396	5,788	4,101
Point Loma Community Bank(2)	34,213	20,857	2,061	208
Sunrise Bank of San Diego	66,809	62,672	5,616	5,232

California Region Total	284,412	213,881	17,557	11,595
Northwest Region—Bank of Bellevue(1)	19,726		408

Western Regions Total	1,616,223	1,388,120	116,331	91,932
Other, net	(25,415)	(41,420)	(1,454)	(112)

Consolidated totals	$3,475,721	$3,091,418	$245,487	$198,341

(1)	Became a Capitol affiliate in 2005 and is included for periods after such addition to the Capitol banking network.

(2)	Became a Capitol affiliate in 2004 and is included for periods after such addition to the Capitol banking network.

(3)	Total revenues is the sum of interest income and noninterest income.

Capitol’s Results of Operations
The following table summarizes for each of Capitol’s banks, and on a consolidated basis, net income and the related rates of return on average equity and assets, where applicable (in $1,000s):

	Net Income			Return on Average Equity			Return on Average Assets
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Eastern Regions:
Great Lakes Region:
Ann Arbor Commerce Bank	$4,007	$4,234	$4,800	14.80%	16.24%	19.45%	1.22%	1.30%	1.52%
Bank of Auburn Hills(1)	(437)
Bank of Belleville(1)	(405)
Bank of Michigan(1)	(1,017)
Brighton Commerce Bank	1,097	1,091	1,104	11.86%	13.09%	15.28%	1.02%	1.11%	1.29%
Capitol National Bank	3,510	3,602	3,575	18.62%	20.77%	22.84%	1.46%	1.59%	1.71%
Detroit Commerce Bank	633	163	(440)	9.15%	2.91%		0.80%	0.27%
Elkhart Community Bank	726	703	422	9.21%	9.76%	7.33%	0.97%	1.17%	0.61%
Goshen Community Bank	47	405	386	0.71%	6.34%	8.18%	0.08%	0.83%	0.91%
Grand Haven Bank	999	(412)	1,670	9.75%		15.43%	0.82%		1.29%
Kent Commerce Bank	678	578	821	8.14%	7.01%	10.28%	0.79%	0.70%	1.06%
Macomb Community Bank	442	867	262	5.03%	9.83%	2.91%	0.47%	0.93%	0.29%
Muskegon Commerce Bank	1,184	1,516	1,427	12.52%	16.25%	16.38%	1.23%	1.70%	1.68%
Oakland Commerce Bank	1,835	1,014	1,439	17.75%	10.14%	15.14%	1.46%	0.77%	1.16%
Paragon Bank & Trust	819	1,073	891	7.18%	9.53%	8.36%	0.74%	1.00%	0.84%
Portage Commerce Bank	2,940	2,862	2,393	18.31%	20.54%	20.78%	1.56%	1.66%	1.63%

Great Lakes Region Total	17,058	17,696	18,750
Southeast Region:
First Carolina State Bank(2)	478	445		4.42%	4.31%		0.64%	0.66%
Peoples State Bank(1)	77			2.90%			0.36%

Southeast Region Total	555	445
Midwest Region—Summit Bank of Kansas City(1)	(319)

Eastern Regions Total	17,294	18,141	18,750
Western Regions:
Southwest Region:
Arrowhead Community Bank	1,255	758	442	17.47%	12.53%	9.77%	1.56%	1.14%	0.85%
Bank of Las Vegas	670	224	(8)	9.70%	3.65%		1.16%	0.41%
Bank of Tucson	3,732	2,962	2,776	27.61%	24.69%	25.27%	2.12%	1.86%	1.93%
Black Mountain Community Bank	2,204	1,428	914	20.95%	16.20%	14.23%	1.84%	1.50%	1.32%
Camelback Community Bank	1,167	554	567	13.90%	6.24%	6.73%	1.42%	0.68%	0.65%
Desert Community Bank	1,061	634	389	13.65%	8.18%	6.39%	1.42%	1.05%	0.68%
East Valley Community Bank	313	219	(279)	6.38%	5.12%		0.67%	0.49%
Fort Collins Commerce Bank(1)	(396)
Mesa Bank	2,808	1,659	1,366	31.37%	22.83%	19.48%	2.45%	1.91%	1.98%
Red Rock Community Bank	1,856	806	(69)	15.32%	6.47%		1.73%	0.75%
Southern Arizona Community Bank	1,290	1,291	1,152	14.74%	15.47%	15.60%	1.46%	1.54%	1.35%
Sunrise Bank of Albuquerque	929	770	664	13.58%	12.53%	15.45%	1.36%	1.09%	1.14%
Sunrise Bank of Arizona	2,215	2,674	1,138	18.12%	23.27%	15.61%	1.82%	2.03%	1.15%
Valley First Community Bank	604	310	282	9.06%	5.11%	4.85%	0.86%	0.60%	0.64%
Yuma Community Bank	992	915	473	14.88%	15.59%	11.96%	1.66%	1.74%	1.11%

Southwest Region Total	20,700	15,204	9,807
California Region:
Bank of Escondido(3)	452	(186)	(491)	4.78%			0.72%
Bank of San Francisco(1)	(726)
Bank of Santa Barbara(1)	(514)
Napa Community Bank	965	579	290	9.47%	6.80%	3.64%	1.27%	0.87%	0.64%
Point Loma Community Bank(2)	(467)	(703)
Sunrise Bank of San Diego	1,095	1,104	498	10.18%	11.26%	6.40%	1.69%	1.58%	0.85%

California Region Total	805	794	297
Northwest Region—Bank of Bellevue(1)	(551)

Western Regions Total	20,954	15,998	10,104
Other, net	(2,323)	(7,423)	(5,474)

Consolidated totals	$35,925	$26,716	$23,380	13.34%	11.25%	12.97%	1.08%	0.91%	0.91%

(1)	Became a Capitol affiliate in 2005 and is included for periods after such addition to the Capitol banking network.

(2)	Became a Capitol affiliate in 2004 and is included for periods after such addition to the Capitol banking network.

(3)	Became a Capitol affiliate in 2003 and is included for periods after such addition to the Capitol banking network.

The principal revenue source for Capitol’s banks is interest income from loans. Net interest income is the total of all interest income minus all interest expense. This is an important measure that is used to help determine the amount of net operating revenues for financial institutions. Net operating revenue is the sum of net interest income and noninterest income.
Net interest income totaled $156.9 million in 2005, a 19.2% increase over the $131.6 million reported in 2004. This increase is a combination of several factors. In total, net interest income increased $25.3 million which was comprised of an increase in interest income of about $45 million, partially offset by an increase in interest expense of about $20 million. These variances can be analyzed further in terms of their association with changes in interest rates versus changes in volume of the interest-bearing asset or liability. For example, the increase in interest income is the result of approximately $25 million of additional interest income from higher levels of loans outstanding in 2005 (i.e., volume), plus an increase of $20 million due to higher rates as loans repriced or were refinanced at rising rates in 2005. Similarly, the $20 million increase in interest expense is comprised of two components: $7 million from larger liability balances and $13 million from higher interest rates.
Net interest income increased about $16.7 million in 2004. Most of that net increase came from an increase in interest income of $14.7 million due to loan growth in 2004 and from a decrease in interest expense of $2 million primarily associated with lower interest rates on deposits.
With the addition of noninterest income, total net operating revenue approximated $177.9 million in 2005, $150.8 million in 2004 and $135.0 million in 2003. Noninterest income for these periods was $21 million, $19.3 million and $20.1 million, respectively.
Noninterest income increased in 2005, but decreased in 2004 compared to 2003. In 2005, 2004 and 2003, revenue from mortgage loans originated for resale amounted to $6.1 million, $5.6 million and $8.7 million, respectively. A very substantial portion of this mortgage fee revenue in 2003 was derived from mortgage refinancing activity, during periods of record-low interest rates. Loan origination volume decreased in 2004 (and somewhat in 2005) due to higher interest rates. Other noninterest income increased significantly in 2005, primarily from fees from origination of non-portfolio commercial loans. Due to the nature of these revenues, as well as gains on the sale of government-guaranteed loans, the amount of the revenue can vary significantly from year to year depending on interest rates and business opportunities.
The provision for loan losses approximated $11 million, $12.7 million and $9.9 million in 2005, 2004 and 2003, respectively. The amount of the provision for loan losses is determined based on management’s analysis of amounts necessary for the allowance for loan losses; this is discussed in greater detail later in the Financial Position section of this narrative.

Noninterest expense totaled $117.3 million, $97.8 million and $87.0 million in 2005, 2004 and 2003, respectively. In total, these expenses increased 19.9% in 2005, 12.5% in 2004 and 13.6% in 2003. Increases in the components of noninterest expense in 2005 were primarily associated with added staffing and other costs associated with growing young banks and adding new banks. The lower rate of increase in 2004 and 2003 is the result of a slower pace of adding new banks (two banks were added during 2004 and one in 2003). The more significant elements of other noninterest expense consisted of the following:

	2005	2004	2003
		(In $1,000s)
Preopening and start-up costs of de novo banks and bank- development subsidiaries	$2,971	$448	$536
Advertising	2,266	1,981	1,756
Professional fees	2,124	2,046	1,549
Paper, printing and supplies	2,135	1,697	1,728
Directors’ fees	1,577	914	796
Taxes other than income taxes	1,401	1,010	909
Bank services (ATMs, telephone banking and Internet banking)	1,229	1,123	1,094
Communications	1,229	996	944
Other	13,866	10,006	9,806

Total	$28,798	$20,221	$19,118

Capitol’s effective tax rate was 38.7% in 2005, 36.4% in 2004 and 36.7% in 2003. The statutory federal income tax rate applicable to Capitol is currently 35%. The effective tax rate includes state income taxes, but excludes taxes incurred in states which are based on measures other than income (which are shown in the table above).
Capitol’s Financial Position
Capitol completed 2005 with a strong financial position. Total assets grew to $3.5 billion from $3.1 billion at the end of 2004 and just over $2.7 billion at the beginning of 2004. Key to the balance-sheet strength of Capitol is its liquidity (cash and cash equivalents of $306.1 million or 8.8% of total assets) and its total capital position (subordinated debentures, minority interests in consolidated subsidiaries and stockholders’ equity totaling approximately $486.6 million or 14% of total assets) at December 31, 2005. Both of those key elements are discussed in the next section, Liquidity, Capital Resources and Capital Adequacy.
When looking at Capitol’s financial position, as shown in its consolidated balance sheet, it is clear that the single largest asset category is portfolio loans. Accordingly, the narrative in this section is devoted primarily to loans.
Net portfolio loans (total portfolio loans minus the allowance for loan losses) approximated $3 billion at December 31, 2005 and $2.7 billion at December 31, 2004. These amounts approximated 85% of total consolidated assets at December 31, 2005 and 86% at December 31, 2004.

Capitol’s banks emphasize commercial loans, consistent with their focus on lending to local entrepreneurs, professional service firms and other businesses. All of Capitol’s banks use a consistent credit policy; however, as emphasized earlier, all credit decisions are made at the local level at each community bank. The utilization of an enterprise-wide credit policy has several key benefits to Capitol and its banks, such as procedural guidance for:
•	Loan underwriting and documentation

•	Credit granting authorities within the bank

•	Acceptable collateral and loan structuring

•	Loan participations amongst other affiliates or other funding sources, when proposals exceed individual bank limitations

•	Collections and workouts

•	Documenting and evaluating the adequacy of the allowance for loan losses

•	Establishing corporate credit administration resources to aid the banks when needed
As part of the banks’ emphasis on commercial lending, commercial real estate is frequently sought as the primary source of collateral for commercial loans. This emphasis on use of commercial real estate as collateral has been a consistent practice of Capitol and its banks from their earliest days of operation, based on the use of appropriate loan-to-value ratios, avoidance of large real estate development projects and the belief that, even in soft economies, commercial real estate tends to have substantially less loss potential than other types of business-asset collateral, such as receivables and inventory.
A potentially negative aspect of real estate as a primary source of collateral for commercial loans is that when some commercial loans develop performance difficulties and reach nonperforming status (i.e., becoming 90 days past due or being placed on nonaccrual status), the resolution period is longer because the real estate security will inevitably take an extended period to liquidate. In contrast, a commercial loan secured by receivables and inventory which becomes nonperforming tends to have a higher loss potential due to the probable dissipation of collateral value prior to reaching nonaccrual status.
Asset quality improved in 2005. Nonperforming loans approximated $26.7 million and $28.5 million at December 31, 2005 and 2004, respectively. Such amounts approximated 0.89% and 1.06% of portfolio loans and 0.77% and 0.92% of total assets, respectively. Of the nonperforming loans at December 31, 2005, about 77% were real-estate secured. At December 31, 2005, the coverage ratio of the allowance for loan losses to nonperforming loans (i.e., the allowance as a percentage of nonperforming loans) was 151.7%, compared to 132% at the beginning of the year. Management believes that nonperforming loans have been properly considered in its evaluation of the adequacy of the allowance for loan losses.
In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past-due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention. This loan review process is a continuous activity which periodically updates internal loan classifications. At inception, all loans are individually assigned a classification which grade the credits on a risk basis, based on the type and discounted value of collateral, financial strength of the borrower and guarantors and other factors such as the nature of the borrowers’ business climate, local economic conditions and other subjective factors. The loan classification process is fluid and subjective.
Potential problem loans include loans which are generally performing as agreed; however, because of loan review’s and/or lending staff’s risk assessment, increased monitoring is deemed appropriate. In addition, some loans are identified for monitoring because of specific performance issues or other risk factors requiring closer management and development of specific remedial action plans.
At December 31, 2005, potential problem loans (including nonperforming loans) approximated $117 million or about 3.9% of total consolidated portfolio loans. Such totals typically approximate 4% to 5% of loans outstanding and are an important part of management’s ongoing and augmented loan review activities which are designed to early-identify loans which warrant close monitoring at the bank and corporate credit-administration levels. It is important to note that these potential problem loans do not necessarily have significant loss exposure (nor are they necessarily deemed ‘impaired’), but rather are identified by management in this manner to aid in loan administration and risk management. Management believes these loans to be adequately considered in its evaluation of the adequacy of the allowance for loan losses.
As noted in the Critical Accounting Policies section which appears later in this narrative, the use of estimates in determining the allowance for loan losses is very important to an understanding of Capitol’s consolidated financial statements. Simply stated, the allowance for loan losses is management’s estimate of loan losses inherent in the loan portfolio at the balance-sheet date. The allowance for loan losses is increased by provisions for loan losses, which are charged against operations, and reduced by net loan write-offs which are charged against the allowance. There are many ways to estimate losses or ‘loss reserves’ and, arguably, there is no one ‘right’ way. Management’s experience is that its estimation techniques have accurately determined historical losses.
Capitol had 41 separately chartered banks at year-end 2005. Each bank separately documents the adequacy of its respective allowance for loan losses. As mentioned previously, Capitol has a uniform, enterprise-wide credit policy which, among other things, provides the banks guidance on evaluating and documenting the adequacy of the allowance for loan losses. Essentially, a standardized computational template is used consistently for all of Capitol’s banks. The template factors in allowance elements for all portfolio loan categories for performing loans, nonperforming loans, watch credits and environmental factors. While a standardized template is utilized, no computational methodology relieves management from applying judgment in determining the amount of the allowance needed at the bank level. Further, the combined results of the banks’ separate analyses are evaluated at the Capitol, or parent, level on a judgmental basis. The process used to evaluate and determine the adequacy of the allowance for loan losses is labor intensive and requires significant judgment.

The following table summarizes portfolio loans, the allowance for loan losses and nonperforming loans for each of the banks, and on a consolidated basis (in $1,000s):

			Allowance for		Nonperforming		Allowance as a % of Total
	Total Portfolio Loans		Loan Losses		Loans		Portfolio Loans
	2005	2004	2005	2004	2005	2004	2005	2004
Eastern Regions:
Great Lakes Region:
Ann Arbor Commerce Bank	$286,146	$297,936	$4,712	$3,907	$3,103	$2,460	1.65%	1.31%
Bank of Auburn Hills(1)	6,058		90				1.49%
Bank of Belleville(1)	1,534		23				1.50%
Bank of Michigan(1)	28,062		421				1.50%
Brighton Commerce Bank	93,553	95,408	978	969	1,412	1,035	1.05%	1.02%
Capitol National Bank	197,062	196,519	3,233	2,723	4,938	2,053	1.64%	1.39%
Detroit Commerce Bank	81,533	66,280	1,104	806	110	338	1.35%	1.22%
Elkhart Community Bank	70,671	63,987	919	712	908	277	1.30%	1.11%
Goshen Community Bank	53,497	48,059	648	644	443	703	1.21%	1.34%
Grand Haven Bank	117,241	109,612	2,575	2,522	3,342	7,264	2.20%	2.30%
Kent Commerce Bank	74,385	86,090	1,277	1,269	1,751	2,445	1.72%	1.47%
Macomb Community Bank	90,448	91,173	1,422	1,327	2,142	1,768	1.57%	1.46%
Muskegon Commerce Bank	88,007	88,692	1,021	904	1,430	1,524	1.16%	1.02%
Oakland Commerce Bank	101,859	107,037	1,424	1,850	948	2,402	1.40%	1.73%
Paragon Bank & Trust	92,427	96,428	1,375	1,350	2,216	783	1.49%	1.40%
Portage Commerce Bank	171,679	170,479	2,057	1,977	2,119	2,820	1.20%	1.16%

Great Lakes Region Total	1,554,162	1,517,700	23,279	20,960	24,862	25,872
Southeast Region:
First Carolina State Bank(2)	68,235	51,867	690	525	173	11	1.01%	1.01%
Peoples State Bank(1)	19,909		140		16		0.70%

Southeast Region Total	88,144	51,867	830	525	189	11
Midwest Region—Summit Bank of Kansas City(1)	644		10				1.55%

Eastern Regions Total	1,642,950	1,569,567	24,119	21,485	25,051	25,883
Western Regions:
Southwest Region:
Arrowhead Community Bank	73,800	62,737	654	620	140	29	0.89%	0.99%
Bank of Las Vegas	50,899	41,134	495	425			0.97%	1.03%
Bank of Tucson	143,900	115,694	1,405	1,170	200	455	0.98%	1.01%
Black Mountain Community Bank	103,627	84,163	1,277	1,014	131	368	1.23%	1.20%
Camelback Community Bank	73,813	75,146	852	1,186	41		1.15%	1.58%
Desert Community Bank	71,050	58,751	830	722	273	107	1.17%	1.23%
East Valley Community Bank	38,716	42,614	497	520			1.28%	1.22%
Fort Collins Commerce Bank(1)	22,619		306				1.35%
Mesa Bank	125,513	85,561	1,215	800			0.97%	0.94%
Red Rock Community Bank	83,259	72,938	1,300	1,714	198	762	1.56%	2.35%
Southern Arizona Community Bank	76,953	72,226	720	736	59		0.94%	1.02%
Sunrise Bank of Albuquerque	53,669	59,766	693	895	300	459	1.29%	1.50%
Sunrise Bank of Arizona	101,846	118,617	1,253	1,400	70	111	1.23%	1.18%
Valley First Community Bank	57,794	49,518	526	469			0.91%	0.95%
Yuma Community Bank	50,474	41,460	485	465	27		0.96%	1.12%

Southwest Region Total	1,127,932	980,325	12,508	12,136	1,439	2,291
California Region:
Bank of Escondido	38,228	33,166	460	350	23		1.20%	1.06%
Bank of San Francisco(1)	7,291		102				1.40%
Bank of Santa Barbara(1)	3,546		54				1.52%
Napa Community Bank	70,359	53,033	1,237	720	19		1.76%	1.36%
Point Loma Community Bank(2)	29,759	8,590	423	88			1.42%	1.02%
Sunrise Bank of San Diego	58,983	46,945	588	415	200	297	1.00%	0.88%

California Region Total	208,166	141,734	2,864	1,573	242	297
Northwest Region — Bank of Bellevue(1)	8,327		120				1.44%

Western Regions Total	1,344,425	1,122,059	15,492	13,709	1,681	2,588
Other, net	3,814	1,278	948	2,378

Consolidated totals	$2,991,189	$2,692,904	$40,559	$37,572	$26,732	$28,471	1.36%	1.40%

(1)	Became a Capitol affiliate in 2005 and is included for periods after such addition to the Capitol banking network.

(2)	Became a Capitol affiliate in 2004 and is included for periods after such addition to the Capitol banking network.

At December 31, 2005, the consolidated allowance for loan losses approximated $40.6 million or 1.36% of total portfolio loans outstanding, compared with $37.6 million or 1.40% at December 31, 2004 and $31.4 million or 1.40% at the beginning of 2004. In 2005, this ratio decreased in concert with improved asset quality, as nonperforming loans decreased. As stated earlier, the allowance is based on management’s analysis of inherent losses in the portfolio at the balance sheet date.
There are other asset categories, such as loans held for resale ($21.6 million and $43.1 million at December 31, 2005 and 2004, respectively). These are home mortgages which are presold to the secondary market that generally are collected in 30-60 days and are discussed in more detail in the following section of this narrative. There is also a modest amount of investment securities on the balance sheet ($43.7 million and $42.4 million at December 31, 2005 and 2004, respectively). Goodwill and other intangibles increased to $50.4 million at year-end 2005, an increase of $8.4 million primarily resulting from share-exchange transactions; accounting for goodwill is described in the Critical Accounting Policies section of this narrative. All other asset categories are individually less than $50 million at December 31, 2005 and 2004.
The primary source of funding of loans is deposits, which is discussed in the next section of this narrative.
Liquidity, Capital Resources and Capital Adequacy
Asset liquidity for financial institutions typically consists of cash and cash equivalents, loans held for resale and investment securities available for sale. These categories totaled $353.7 million at year-end 2005, or about 10.2% of total assets. This compares to $302 million or about 10% of total assets at year-end 2004. Liquidity is important for financial institutions because of their need to meet loan funding commitments, depositor withdrawal requests and various other commitments discussed in the accompanying notes to consolidated financial statements. Liquidity varies significantly daily, based on customer activity.
About two-thirds of the investment securities portfolio is classified as available for sale, although the banks generally have not sold investments to meet liquidity needs. Also, to the extent warranted, the banks may sell loans from time to time. During 2005, sales of investment securities available for sale approximated $1.8 million, compared with $59.6 million in 2004 and $25.5 million in 2003. Sales of investment securities available for sale in 2004 and 2003 were primarily related to changes in risk-management strategies.
Loans held for resale, as previously mentioned, approximated $21.6 million at December 31, 2005, compared to $43.1 million at year-end 2004. These loans are residential real estate mortgages originated by the banks, primarily through Capitol’s mortgage affiliate, Amera Mortgage Corporation. These loans are subsequently sold into the secondary market, rather than being held in the banks’ portfolios, to reduce interest rate risk. Mortgage loan origination volume in 2005 decreased 11.3%, to approximately $634.4 million compared to $715.2 million in 2004 and $1.3 billion in 2003. The decrease in volume was primarily due to increased interest rates in 2005 after record low interest rates in 2003. Future volume will depend on whether interest rates remain low and the strength of residential real estate market conditions. Revenues from mortgage loan originations increased, however, in 2005, as some loans were funded directly by Capitol’s mortgage affiliate, Amera Mortgage Corporation.

The primary source of funds for the banks is deposits. The banks emphasize interest-bearing time deposits as part of their funding strategy. The banks also seek noninterest-bearing deposits, or checking accounts, which reduce the banks’ cost of funds. Noninterest-bearing deposits were about 21.2% of total deposits at year-end 2005 (about 20% at year-end 2004) and increased $87.3 million, or 17.3%, during the year.
In recent periods, many banks within the industry have experienced some competitive challenges in obtaining additional deposits to fuel growth. Capitol’s banks have had similar experiences in their individual markets. As depositors have wider access to the Internet and other real-time interest rate monitoring resources, deposit sourcing and pricing has become more competitive. Deposit growth is achievable, but at a competitive price, with tight net interest margins, especially during these most recent periods of low interest rates. The banks do not generally rely on brokered deposits as a key funding source (approximately $238 million at year-end 2005 or 10.8% of interest-bearing deposits compared to 9% in 2004); however, brokered deposits are a ready resource to help meet funding needs, such as loan commitments (which are discussed in greater detail in Note O of the consolidated financial statements) and balance interest rate risk.
To supplement their funding sources, some of the banks have lines of credit from the Federal Home Loan Bank system. At year-end 2005, a total of approximately $173 million ($154 million at year-end 2004) was borrowed under those facilities and additional borrowing availability approximated $163 million. Some of the banks also have smaller lines of credit with their correspondent banks. Borrowings under these facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.
Capitol has a credit facility aggregating $25 million from an unaffiliated bank. At year-end 2005 and 2004, no amounts were borrowed under this facility.
Capitol’s longer-term contractual obligations are disclosed in the notes to the consolidated financial statements. Such obligations consist principally of time deposits of the banks, debt and lease obligations and trust-preferred securities, the principal amounts of which are summarized as follows (in $1,000s):

		Payments Due by Period
		Within	Within	Within	After
	Total	1 Year	1-3 Years	3-5 Years	5 Years
Time deposits	$1,081,257	$823,384	$200,104	$52,360	$5,409
Debt obligations	175,729	96,916	44,184	30,500	4,129
Rent commitments under noncancelable leases	40,097	6,962	11,585	8,579	12,971
Trust-preferred securities	103,300	—	—	—	103,300

Total	$1,400,383	$927,262	$255,873	$91,439	$125,809

Loan commitments of Capitol’s banks (stand-by letters of credit and unfunded loans) generally expire within one year. Deposit balances other than time accounts and interest payable on deposits are excluded from the table set forth on the preceding page; please refer to the later interest-rate sensitivity table regarding all deposit maturities. Other than the items set forth on the preceding page, there are no individually material contractual obligations, such as purchase obligations.
A significant source of capital has been investments made by minority shareholders in the subsidiaries which are consolidated for financial reporting purposes. Total minority interests in consolidated subsidiaries amounted to $83.8 million at year-end 2005, a net increase of $44.3 million from the $39.5 million level at year-end 2004. The net increase in minority interests in 2005 resulted mainly from Capitol’s formation of new banks and bank-development subsidiaries.
Three subsidiaries were involved in share-exchange transactions in 2005 which resulted in the issuance of about 610,000 shares of Capitol’s common stock. In each of these transactions, the shares acquired from the minority shareholders were exchanged for Capitol’s common stock according to fixed, but differing, exchange ratios. In 2004, Capitol similarly completed two separate share-exchange transactions which resulted in the issuance of approximately 347,000 shares of Capitol’s common stock.
While it is likely that similar share exchange transactions, as a strategy to gain full ownership of some majority-owned affiliates, may occur in the future, any such transactions depend upon whether Capitol offers such an exchange and whether minority shareholders vote in favor of it on a transaction-by-transaction basis.
Capitol generally adds banks on a de novo or start-up basis. Capitol does, however, consider bank acquisition opportunities, particularly when such opportunities facilitate entry into a state where Capitol did not previously have a presence. In April 2005, Capitol acquired a majority interest in Peoples State Bank located in Jeffersonville, Georgia. In April 2004, Capitol acquired First Carolina State Bank, which is located in Rocky Mount, North Carolina. The pro forma effects of these acquisitions were not significant.
Capitol’s capital structure consists of these primary elements:
•	Stockholders’ equity,

•	Minority interests in consolidated subsidiaries, and

•	Trust-preferred securities and related subordinated debentures.
Total stockholders’ equity approximated $301.8 million at year-end 2005, an increase of $49.7 million for the year. The 2005 increase in stockholders’ equity includes earnings (less dividends paid), the previously-mentioned share-exchange transactions and proceeds from the issuance of common stock from exercise of stock options. The book value per share of common stock (i.e., stockholders’ equity divided by the number of common shares outstanding) was $19.13 at year-end 2005, compared with $17.00 at year-end 2004. Cash dividends of $0.72 were paid in 2005, compared to $0.65 in 2004 and $0.51 in 2003. Future payment of dividends is subject to approval by Capitol’s board of directors, future operating performance and management’s assessment of the consolidated organization’s capital adequacy.

Minority interests in consolidated subsidiaries represent the underlying noncontrolling interests in the equity of banks and bank development subsidiaries owned by others. Those shareholders include some shareholders of Capitol; however, these equity interests are separate from their ownership of Capitol’s common stock. These minority interests increase as new banks are added with investors other than Capitol, decrease when minority interests are exchanged for Capitol’s common stock (and those interests then “migrate” to Capitol’s stockholders’ equity) and increase or decrease for the minority interests’ share of their entity’s income or losses.
Capitol has raised a total of $103.3 million of capital through offerings of trust-preferred securities. Most of these funds have been obtained through private placements of pooled trust-preferred securities. Trust-preferred securities are long-term debt obligations which are treated as elements of capital for regulatory purposes. As noted in the accompanying financial statements, the trusts relating to Capitol’s trust-preferred securities are classified as debt obligations on the consolidated balance sheet.
Total capitalization at year-end 2005 amounted to $486.6 million or 14% of total assets. This compares to $392.5 million or 12.7% at year-end 2004.
At December 31, 2005, Capitol and its bank development subsidiaries had $47.3 million of funds on hand for deployment into formation of new banks and/or other corporate purposes.
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
In the opinion of management, Capitol and its banks met the criteria to be classified as well capitalized at year-end 2005.
[The remainder of this page intentionally left blank]

Trends Affecting Operations
The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.
Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending on the direction and timing of such changes. At any point in time, there is an imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities. This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds. This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a “gap” which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes the consolidated financial position in relation to “gap” at December 31, 2005 (in $1,000s):

	Interest Rate Sensitivity
	0 to 3	4 to 12	1 to 5	Over 5
	Months	Months	Years	Years	Total
ASSETS
Federal funds sold	$128,299				$128,299
Money market and interest-bearing deposits	14,677	$4,573	$596		19,846
Loans held for resale	21,638				21,638
Investment securities	1,100	10,438	7,102	$25,034	43,674
Portfolio loans:
Commercial	1,283,058	229,286	1,112,298	63,719	2,688,361
Real estate mortgage	162,775	13,217	33,361	2,789	212,142
Installment	12,468	26,481	45,541	6,196	90,686
Non-earning assets					271,075

Total assets	$1,624,015	$283,995	$1,198,898	$97,738	$3,475,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits:
Time deposits under $100,000	$81,078	$182,691	$110,570	$4,025	$378,364
Time deposits $100,000 and over	238,281	321,334	141,894	1,384	702,893
All other interest-bearing deposits	840,844	174,039	97,890		1,112,773

Total interest-bearing deposits	1,160,203	678,064	350,354	5,409	2,194,030
Notes payable and short-term borrowings	47,817	49,099	74,684	4,129	175,729
Trust preferred securities	48,000			55,300	103,300
Noninterest-bearing liabilities					616,958
Minority interests in consolidated subsidiaries					83,838
Stockholders’ equity					301,866

Total liabilities and stockholders’ equity	$1,256,020	$727,163	$425,038	$64,838	$3,475,721

Interest rate sensitive period gap	$367,995	$(443,168)	$773,860	$32,900

Interest rate sensitive cumulative gap	$367,995	$(75,173)	$698,687	$731,587

Period rate sensitive assets/period rate sensitive liabilities	1.29	0.39	2.82	1.51
Cumulative rate sensitive assets/cumulative rate sensitive liabilities	1.29	0.96	1.29	1.30
Cumulative gap to total assets	10.59%	(2.16)%	20.10%	21.05%

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
The banks endeavor to manage and monitor interest rate risk in concert with market conditions and risk parameters. Management strives to maintain a reasonably balanced position of interest rate-sensitive assets and liabilities. Capitol and its banks have not engaged in speculative positions, for example, through the use of derivatives, in anticipation of interest rate movements. In periods of relatively lower interest rates, the banks emphasize variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. These most recent years of record low interest rates have created a huge volume of fixed-rate mortgage refinancing activity; those loans are sold to the secondary market and are not retained for the banks’ loan portfolios. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will typically increase during periods of lower rates and, accordingly, result in higher interest costs on deposits as competitors bid-up rates, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict. In addition to interest rate risk relating to interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks. For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.
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

	Pro Forma
	Assuming No	Pro Forma Effect of		Pro Forma Effect of
	Change in	Interest Rate Increases		Interest Rate Decreases
	Interest Rates	+100 bp	+200 bp	-100 bp	-200 bp
Interest income	$243,573	$262,611	$281,634	$227,014	$210,943
Interest expense	101,433	118,286	135,094	84,906	69,752

Net interest income	$142,140	$144,325	$146,540	$142,108	$141,191

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
General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits. Capitol has a significant portion of its assets in banks located in the Great Lakes region; although those banks have minimal amounts of loans to auto industry related businesses, the stress of the U.S. auto industry is likely to have some adverse impact on the communities in which the banks are located.
At the time this narrative was written, uncertainties of domestic economic health and global stability preclude prediction of near-term trends and their potential effects.
Continuing consolidation of the banking industry on a national basis, and in the markets of Capitol’s banks, has presented opportunities for growth. As a result of consolidation of the banking industry and the conversion of customer relationships into perceived ‘commodities’ by the larger banks, many customer relationships have been displaced, generating opportunities for development by Capitol’s banks. For many retail customers, banking services have become a commodity in an environment that is dominated by larger mega-bank or mass-merchandising institutions. For the professional, entrepreneur and other customers seeking a more service-oriented, customized and professional banking relationship, Capitol’s banks fill that need through their focus on single-location banks with full, local decision-making authority. As Capitol’s banks focus on service delivery and keeping their size at a manageable level, only a modest market share of deposits and loan activity is necessary to achieve profitability and investor-oriented earnings performance.
Start-up banks generally incur operating losses during their early periods of operations. Recently-formed start-up banks will detract from consolidated earnings performance and additional start-up banks formed in 2006 and beyond will similarly negatively impact short-term profitability. On a consolidated basis, such operating losses reduce net income by the pro rata share of Capitol’s ownership percentage in those banks. Capitol reduces the net income impact of early-period losses of start-up banks through its unique ownership structure of substantially less than 100% of those banks either directly or indirectly through bank development subsidiaries. When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Capitol’s ownership percentage.
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
International bank regulatory agencies are currently contemplating revisions to the existing risk-based capital adequacy framework through the Basel l-A proposals. As currently proposed, management does not expect those proposals to have a material impact on Capitol and its banks.
Critical Accounting Policies Affecting Capitol’s Financial Statements
Note B of the notes to the consolidated financial statements is captioned Significant Accounting Policies. That footnote spans numerous pages, all of which are deemed “significant” and are required disclosures under generally accepted accounting principles (GAAP). For purposes of this narrative, current SEC guidance requires the selection of a few of those, for discussion, as “critical accounting policies.” The selection of which few will differ from company to company, even within a common industry, such as the business of banking. Capitol considers its critical accounting policies to include the following:
Use of Estimates in Determining the Allowance for Loan Losses. Bank regulatory agencies, accounting standard setters and the SEC have all issued commentary, guidance and a variety of rule-making releases on how financial institutions are to determine the amount of their allowance for loan losses. Determining the allowance is really a process and methodology which is inherently subjective in how and when to recognize and record a loss allowance or “reserve” for loans. It is not a process or methodology which can be merely reduced to a strict absolute computation, like a mathematical formula to compute taxes. The process and methodology will differ from one company to another and there is no ‘one size fits all’ format or approach to loss reserving. All of Capitol’s banks use a consistent computational template to determine their respective allowances for loan losses. Management believes its process and methodology for determining the allowance for loan losses is appropriate and adequate to properly estimate losses inherent in the loan portfolio at the balance-sheet date; however, actual future losses will differ from amounts considered in the allowance methodology. Further, bank regulatory agencies may have differing perspectives on the process, methodology and adequacy of the allowance for loan losses when examining the banks. At December 31, 2005, Capitol’s allowance for loan losses approximated 1.36% of portfolio loans outstanding. Based on portfolio loans outstanding at that date, any 1 basis-point (.01%) change in the allowance would have an approximate $300,000 impact on the allowance for loan losses and income before income taxes.

Accounting for Goodwill and Other Intangibles. At December 31, 2005, Capitol had $50 million of goodwill and other intangibles on its balance sheet, which consisted principally of goodwill. Goodwill arises in acquisition accounting. In Capitol’s transactions, most of this goodwill is the premium which relates to the share exchange transactions when Capitol has issued its shares of common stock at a modest premium (usually around 50%) over the book value of the minority interest of a subsidiary bank’s shares. Current accounting rules require an annual review of goodwill for potential impairment. Goodwill is reviewed by management by comparing estimated entity fair value (using bank sale transaction multiples) to net assets of the entity. If any amount of the goodwill is deemed to be impaired, such amount is to be written off in the period the determination is made. This is an area involving significant judgment. Based on management’s review, no amount of goodwill was deemed to be impaired at December 31, 2005.
Accounting for Stock Options. A new accounting standard becomes effective for Capitol January 1, 2006, which will change its method of accounting for stock options, requiring expense recognition for share-based payments.
Like many companies, Capitol has granted stock options to its officers and directors and, as permitted under accounting rules in effect through December 31, 2005, has not treated stock options as an element of compensation expense. This is because Capitol has used the so-called intrinsic-value method for accounting for stock options, which ascribes zero value and expense to stock options at the date granted or over the life of the stock option, because Capitol’s stock options have been granted with an exercise price equal to the fair value of Capitol’s common stock at the grant date. When using that method, Capitol has been required to disclose what the fair value of the stock options would be, using a valuation model and a pro forma presentation of what compensation expense would have been recognized if Capitol used that fair value method and expensing alternative.
In 2005, Capitol granted stock options with an aggregate estimated fair value of $9.4 million. If the stock options granted had been recorded as compensation expense, net income for 2005 would have been $29.8 million or $1.94 per diluted share.
It is important to point out, however, that the pro-forma effect of expensing 2005 stock option grants does not give effect to whether the accounting rule change would have had any impact on the level or structure of stock option grant activity. The pro forma amounts should not be viewed as an estimate of future expense levels because it is based on stock options granted through December 31, 2005, which may differ significantly from future grant activity, assumptions used to estimate fair value and the structure of share-based payments. It is difficult to estimate what future impact the accounting rule change may have on incentive awards, but it may result in extended vesting periods for future stock option grants, use of restricted stock awards or stock appreciation rights as a replacement of stock options in future periods or a combination of these or other long-term incentives.
While the new rules apply prospectively to stock options granted after the 2006 effective date mentioned previously, it also applies to any previously granted but unvested stock options at that effective date. Capitol has accelerated the vesting of any previously unvested stock options in anticipation of implementation of the new accounting rules. The accelerated vesting of stock options was done for the purpose of avoiding expense recognition relating to those stock options in anticipation of the new accounting standard.
Consolidation Policy. Current accounting rules require consolidation of entities which are majority-owned or controlled by Capitol. This means that some banks and bank-development subsidiaries are combined with Capitol for financial reporting purposes even though Capitol has partial ownership of the entity. The consolidated balance sheet includes all assets and liabilities of those entities. Capitol’s net income, however, only includes the entities’ net income or loss to the extent of Capitol’s ownership. Reported results would be different if Capitol completely owned those entities. Capitol has typically gained full ownership at a later date through share-exchange transactions.
New Accounting Standards
There were several new accounting standards which were issued or became effective in 2005, in addition to some which have later effective dates. They are listed and discussed in Note B of the consolidated financial statements, beginning on page F-42.
Risk Factors Affecting Capitol and its Banks
New SEC reporting guidance suggests this narrative identify risk factors of the reporting entity in summary form. The summary below is not a complete list of all risk factors identified by management and readers are encouraged to review Capitol’s other SEC filings, particularly registration statements, for a more comprehensive review of risk factors:
•	The favorable environment for formation of new banks could change adversely

•	New banks, which include Capitol’s younger affiliates, incur operating losses and may not contribute to consolidated earnings for a period of time

•	The favorable environment which has made both capital and management talent readily available for formation of new banks could change adversely

•	Changes in regulations, or regulatory action regarding Capitol or its banks could limit future expansion plans

•	The consolidated allowance for loan losses is based on estimates

•	Concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate

•	The complexity of Capitol’s structure (a mixture of partially-owned and wholly-owned banks and related entities) complicates financial analysis
In addition to the items listed above, of course, changes in interest rates can have a pervasive impact on Capitol and its banks.
Capitol has a risk management program in place which endeavors to manage these and other risks.

Recent Developments
Regulatory applications were pending at December 31, 2005 for a total of six additional de novo banks to be formed in the states of Arizona, Georgia, Indiana, Ohio and North Carolina. In addition to pending regulatory applications for new banks, as of December 31, 2005, Capitol had engaged three seasoned banking professionals to become presidents of future new banks for which regulatory applications had not been filed. Bank development activities in early 2006 in other regions of the country were also in various stages of progress.
Capitol Development Bancorp Limited III, a controlled subsidiary of Capitol, acquired a controlling interest in a de novo bank subsidiary in February 2006; Community Bank of Rowan, located in North Carolina, opened on February 21, 2006.
[The remainder of this page intentionally left blank]

Report on Management’s Assessment of
Internal Control Over Financial Reporting
Capitol Bancorp Ltd. is responsible for the preparation, integrity and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with United States generally accepted accounting principles and necessarily include some amounts that are based on management’s best estimates and judgments.
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
Management assessed Capitol’s system of internal control over financial reporting as of December 31, 2005, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2005, its system of internal control over financial reporting was effective and met the criteria of the Internal Control – Integrated Framework. BDO Seidman, LLP, independent registered public accounting firm, has issued an attestation report on management’s assessment of Capitol’s internal control over financial reporting.

Joseph D. Reid	Lee W. Hendrickson
Chairman and CEO	Chief Financial Officer
Lansing, Michigan
February 24, 2006

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680
Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Capitol Bancorp Ltd.
We have audited management’s assessment, included in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting, that Capitol Bancorp Ltd. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Capitol Bancorp Ltd.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that Capitol Bancorp Ltd. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also in our opinion, Capitol Bancorp Ltd. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 of Capitol Bancorp Ltd. and subsidiaries and our report dated February 24, 2006 expressed an unqualified opinion thereon.

Grand Rapids, Michigan
February 24, 2006

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680
Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Capitol Bancorp Ltd.
We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Capitol Bancorp Ltd. and subsidiaries’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 24, 2006 expressed an unqualified opinion thereon.

Grand Rapids, Michigan
February 24, 2006

Consolidated Balance Sheets

	- December 31 -
	2005	2004
	(in $1,000s)
ASSETS
Cash and due from banks	$157,963	$123,969
Money market and interest-bearing deposits	19,846	10,745
Federal funds sold	128,299	96,390

Cash and cash equivalents	306,108	231,104
Loans held for resale	21,638	43,143
Investment securities—Note C:
Available for sale, carried at market value	25,929	28,172
Held for long-term investment, carried at amortized cost which approximates market value	17,745	14,191

Total investment securities	43,674	42,363
Portfolio loans, less allowance for loan losses of $40,559 in 2005 and $37,572 in 2004—Note D	2,950,630	2,655,332
Premises and equipment—Note F	41,629	32,661
Accrued interest income	13,719	10,447
Goodwill and other intangibles—Notes B and R	50,378	41,943
Other assets	47,945	34,425

TOTAL ASSETS	$3,475,721	$3,091,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$591,229	$503,902
Interest-bearing—Note G	2,194,030	2,006,170

Total deposits	2,785,259	2,510,072
Debt obligations:
Notes payable and short-term borrowings—Note H	175,729	172,534
Subordinated debentures—Note I	100,940	100,845

Total debt obligations	276,669	273,379
Accrued interest on deposits and other liabilities	28,089	16,288

Total liabilities	3,090,017	2,799,739

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES—Note A	83,838	39,520

STOCKHOLDERS’ EQUITY—Notes B, J and P
Common stock, no par value, 50,000,000 shares authorized; issued and outstanding:
2005—15,776,192 shares
2004—14,828,750 shares	219,501	196,271
Retained earnings	85,553	60,476
Market value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income/loss)	(226)	(36)

	304,828	256,711
Less unearned compensation regarding restricted stock and other	(2,962)	(4,552)

Total stockholders’ equity	301,866	252,159

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,475,721	$3,091,418

See notes to consolidated financial statements.

Consolidated Statements of Income

	- Year Ended December 31 -
	2005	2004	2003
	(in $1,000s, except per share data)
Interest income:
Portfolio loans (including fees)	$214,882	$173,376	$157,114
Loans held for resale	2,627	2,150	3,299
Taxable investment securities	1,008	1,331	749
Federal funds sold	4,734	1,620	1,344
Other	1,188	612	1,910

Total interest income	224,439	179,089	164,416
Interest expense:
Deposits	53,213	36,695	41,260
Debt obligations and other	14,366	10,801	8,230

Total interest expense	67,579	47,496	49,490

Net interest income	156,860	131,593	114,926
Provision for loan losses—Note D	10,960	12,708	9,861

Net interest income after provision for loan losses	145,900	118,885	105,065
Noninterest income:
Service charges on deposit accounts	4,120	4,381	4,319
Trust fee income	2,069	3,456	2,614
Fees from origination of non-portfolio residential mortgage loans	6,146	5,581	8,710
Gains on sale of government-guaranteed loans	2,291	3,778	3,635
Realized gains (losses) on sale of investment securities available for sale	8	(603)	4
Other	6,414	2,659	805

Total noninterest income	21,048	19,252	20,087
Noninterest expense:
Salaries and employee benefits	72,387	63,281	55,264
Occupancy	9,735	8,791	7,723
Equipment rent, depreciation and maintenance	6,369	5,494	4,847
Other	28,798	20,221	19,118

Total noninterest expense	117,289	97,787	86,952

Income before income taxes and minority interest	49,659	40,350	38,200
Income taxes—Note L	19,232	14,699	14,035

Income before minority interest	30,427	25,651	24,165
Minority interest in net losses (income) of consolidated subsidiaries	5,498	1,065	(785)

NET INCOME	$35,925	$26,716	$23,380

NET INCOME PER SHARE—Note M:
Basic	$2.42	$1.88	$1.86

Diluted	$2.34	$1.79	$1.77

See notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity (in $1,000s, except share and per-share data)

				Unearned
			Accumulated	Compensation
			Other	Regarding
	Common	Retained	Comprehensive	Restricted Stock
	Stock	Earnings	Income (Loss)	and Other	Total
Balances at January 1, 2003	$135,234	$26,318	$191	$(1,706)	$160,037
Issuance of 1,327,378 shares of common stock to acquire minority interests in bank subsidiaries	29,134				29,134
Issuance of 280,842 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise, and exercise of 22,512 warrants	2,287				2,287
Private placement of 549,000 shares of common stock	10,226				10,226
Surrender and cancellation of 74,179 shares of common stock in repayment of note receivable from exercise of stock options	(1,561)			1,561	—
Issuance of 259,017 shares of restricted common stock	5,637			(5,637)	—
Recognition of compensation expense relating to restricted common stock				642	642
Allocation of shares to ESOP participants’ accounts				145	145
Cash dividends paid ($.51 per share)		(6,563)			(6,563)
Components of comprehensive income:
Net income for 2003		23,380			23,380
Market value adjustment for investment securities available for sale (net of income tax effect)			(391)		(391)

Comprehensive income for 2003					22,989

BALANCES AT DECEMBER 31, 2003	180,957	43,135	(200)	(4,995)	218,897

Issuance of 183,349 shares of common stock in conjunction with acquisition of First Carolina State Bank	4,970				4,970
Issuance of 346,947 shares of common stock to acquire minority interests in subsidiaries	8,665				8,665
Issuance of 257,409 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise	1,302				1,302
Issuance of 13,063 shares of restricted common stock	377			(377)	—
Recognition of compensation expense relating to restricted common stock of $1,168 and other				820	820
Cash dividends paid ($.65 per share)		(9,375)			(9,375)
Components of comprehensive income:
Net income for 2004		26,716			26,716
Market value adjustment for investment securities available for sale (net of income tax effect)			164		164

Comprehensive income for 2004					26,880

BALANCES AT DECEMBER 31, 2004	196,271	60,476	(36)	(4,552)	252,159

Issuance of 610,383 shares of common stock to acquire minority interests in subsidiaries	20,136				20,136
Issuance of 337,059 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise	2,510				2,510
Recognition of compensation expense relating to restricted common stock of $1,242 and other				1,590	1,590
Issuance of shares to ESOP	584				584
Cash dividends paid ($.72 per share)		(10,848)			(10,848)
Components of comprehensive income:
Net income for 2005		35,925			35,925
Market value adjustment for investment securities available for sale (net of income tax effect)			(190)		(190)
Comprehensive income for 2005					35,735

BALANCES AT DECEMBER 31, 2005	$219,501	$85,553	$(226)	$(2,962)	$301,866

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	- Year Ended December 31 -
	2005	2004	2003
	(in $1,000s)
OPERATING ACTIVITIES
Net income	$35,925	$26,716	$23,380
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	10,960	12,708	9,861
Depreciation of premises and equipment	5,661	4,881	4,102
Amortization of intangibles	577	549	532
Net amortization of investment security premiums	63	87	74
Loss (gain) on sales of premises and equipment	157	111	(83)
Minority interest in net income (losses) of consolidated subsidiaries	(5,498)	(1,065)	785
Compensation expense relating to restricted common stock	1,242	1,168	642
Deferred income taxes	(5,263)	(2,282)	325
Originations and purchases of loans held for resale	(634,362)	(715,238)	(1,261,078)
Proceeds from sales of loans held for resale	655,867	715,096	1,293,497
Increase in accrued interest income and other assets	(15,815)	(5,475)	(232)
Increase in accrued interest expense on deposits and other liabilities	11,801	347	783

NET CASH PROVIDED BY OPERATING ACTIVITIES	61,315	37,603	72,588

INVESTING ACTIVITIES
Cash and cash equivalents of acquired subsidiary	3,557	4,202
Proceeds from sales of investment securities available for sale	1,756	59,574	25,451
Proceeds from calls, prepayments and maturities of investment securities	11,249	18,254	16,786
Purchases of investment securities	(14,667)	(19,736)	(101,971)
Net increase in portfolio loans	(306,258)	(403,358)	(263,478)
Proceeds from sales of premises and equipment	93	23	1,733
Purchases of premises and equipment	(14,879)	(11,139)	(8,808)

NET CASH USED BY INVESTING ACTIVITIES	(319,149)	(352,180)	(330,287)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	85,385	151,512	223,164
Net increase in certificates of deposit	189,802	16,354	3,428
Net borrowings from (payments on) debt obligations	3,195	77,900	(624)
Net proceeds from issuance of subordinated debentures		9,935	39,160
Resources provided by minority interests	62,794	14,778	19,559
Net proceeds from issuance of common stock	2,510	954	12,014
Cash dividends paid	(10,848)	(9,375)	(6,563)

NET CASH PROVIDED BY FINANCING ACTIVITIES	332,838	262,058	290,138

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	75,004	(52,519)	32,439
Cash and cash equivalents at beginning of year	231,104	283,623	251,184

CASH AND CASH EQUIVALENTS AT END OF YEAR	$306,108	$231,104	$283,623

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION
Capitol Bancorp Limited (“Capitol” or the “Corporation”) is a multibank holding company. Consolidated bank subsidiaries consist of the following:

		Percentage Owned at	Year Formed or
Affiliate	Location	December 31, 2005	Acquired
Eastern Regions
Great Lakes Region:
Ann Arbor Commerce Bank	Ann Arbor, Michigan	100%	1990
Bank of Auburn Hills	Auburn Hills, Michigan	(1)	2005
Bank of Belleville	Belleville, Illinois	(1)	2005
Bank of Michigan	Farmington Hills, Michigan	(1)	2005
Brighton Commerce Bank	Brighton, Michigan	100%	1997
Capitol National Bank	Lansing, Michigan	100%	1982
Detroit Commerce Bank	Detroit, Michigan	100%	1998
Elkhart Community Bank	Elkhart, Indiana	100%	1999
Goshen Community Bank	Goshen, Indiana	100%	2000
Grand Haven Bank	Grand Haven, Michigan	100%	1995
Kent Commerce Bank	Grand Rapids, Michigan	100%	1998
Macomb Community Bank	Clinton Township, Michigan	100%	1996
Muskegon Commerce Bank	Muskegon, Michigan	100%	1997
Oakland Commerce Bank	Farmington Hills, Michigan	100%	1992
Paragon Bank & Trust	Holland, Michigan	100%	1994
Portage Commerce Bank	Portage, Michigan	100%	1988
Midwest Region — Summit Bank of Kansas City	Lee’s Summit, Missouri	(1)	2005
Southeast Region:
First Carolina State Bank	Rocky Mount, North Carolina	100%	2004
Peoples State Bank	Jeffersonville, Georgia	62%	2005

Western Regions
Southwest Region:
Arrowhead Community Bank	Glendale, Arizona	100%	2000
Bank of Las Vegas	Las Vegas, Nevada	100%	2002
Bank of Tucson	Tucson, Arizona	100%	1996
Black Mountain Community Bank	Henderson, Nevada	100%	2000
Camelback Community Bank	Phoenix, Arizona	100%	1998
Desert Community Bank	Las Vegas, Nevada	100%	1999
East Valley Community Bank	Chandler, Arizona	100%	1999
Fort Collins Commerce Bank	Fort Collins, Colorado	51%	2005
Mesa Bank	Mesa, Arizona	100%	1998
Red Rock Community Bank	Las Vegas, Nevada	100%	1999
Southern Arizona Community Bank	Tucson, Arizona	100%	1998
Sunrise Bank of Albuquerque	Albuquerque, New Mexico	100%	2000
Sunrise Bank of Arizona	Phoenix, Arizona	100%	1998
Valley First Community Bank	Scottsdale, Arizona	100%	1997
Yuma Community Bank	Yuma, Arizona	100%	2000
California Region:
Bank of Escondido	Escondido, California	51%	2003
Bank of San Francisco	San Francisco, California	51%	2005
Bank of Santa Barbara	Santa Barbara, California	(1)	2005
Napa Community Bank	Napa, California	87%	2002
Point Loma Community Bank	Point Loma, California	51%	2004
Sunrise Bank of San Diego	San Diego, California	100%	2001
Northwest Region — Bank of Bellevue	Bellevue, Washington	(1)	2005
(1)	Majority-owned by a bank development subsidiary in which Capitol has a controlling interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION—Continued
In 2003, Capitol formed a bank-development subsidiary, Capitol Development Bancorp Limited I (“CDBL-I”). In 2004, a second bank-development subsidiary was formed, Capitol Development Bancorp Limited II (“CDBL-II”), followed by the subsequent similar formation of CDBL-III and CDBL-IV in 2005. Each of these bank-development entities were capitalized with two classes of common stock, voting and nonvoting. All of the voting common stock (an aggregate investment of $1 million for each entity) is owned by Capitol. All of the nonvoting common stock, ranging from $9.9 million to $14.9 million for each of the bank-development companies, was sold in private offerings to accredited investors, some of whom are related parties of Capitol. These entities are engaged in bank development activities, through Capitol, either on a de novo basis or through acquisition opportunities.
Capitol views itself as a bank-development company. It is engaged in the formation of de novo banks through majority ownership made directly by Capitol, or through a subsidiary bank-development company, with the remainder of a bank’s start-up capital provided by local investors in the community of that bank. When a de novo bank reaches a point of development near its third year of operation, Capitol has typically offered the bank’s minority shareholders an opportunity to exchange their bank shares for shares of Capitol. Capitol has made similar exchange proposals regarding the minority interests of some of its prior bank-development-company subsidiaries which, after the share exchange, were merged with and into Capitol. In each instance, however, Capitol is under no obligation to offer such a share exchange and such share exchange proposals are generally subject to approval by the minority shareholders in each proposed transaction. Capitol also pursues bank development activities through exploring acquisition opportunities.
Capitol and its subsidiaries are engaged in a single business activity—banking. Capitol’s bank affiliates provide a full range of banking services to individuals, businesses and other customers located in the respective communities of the banks’ domicile. Many of the banks operate from a single location and all are commercially-focused (as contrasted to retail or transaction-oriented banks) on meeting the various credit and other financial needs of entrepreneurs, professionals and other businesses and individuals. A variety of deposit products are offered, including checking, savings, money market, certificates of deposit and individual retirement accounts. In addition, trust and investment services are offered through Paragon Bank & Trust. In late 2005, a wealth management subsidiary was established to pursue and deliver wealth management services to Capitol’s banks. The principal markets for the banks’ financial services are the communities in which the banks are located and the areas immediately surrounding those communities. In addition to commercial banking units, mortgage banking activities are offered through Amera Mortgage Corporation, a less than 50%-owned affiliate, which is accounted for under the equity method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION—Continued
Each bank is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although the banks operate independently and are managed and monitored separately, each bank is substantially similar in terms of business focus, type of customers, products, services and economic characteristics. Further, each of the banks and the Corporation are subject to substantially similar laws and regulations unique to the banking industry. Accordingly, the Corporation’s consolidated financial statements reflect the presentation of segment information on an aggregated basis.
The consolidated financial statements include the accounts of the Corporation and its majority-owned and/or controlled subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests. Banks formed or acquired during 2003, 2004 and 2005 are included in the consolidated financial statements for periods after joining the consolidated group. Certain 2004 and 2003 amounts have been reclassified to conform to the 2005 presentation.
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
Credit risk arises from making loans and loan commitments in the ordinary course of business. Substantially all portfolio loans are made to borrowers in the banks’ geographic areas. Consistent with the banks’ emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets. The maximum potential credit risk to Capitol, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces Capitol’s exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.
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
Capitol has stand-by letters of credit outstanding that, when issued, commit the banks to make payments on behalf of customers if certain specified future events occur, generally being non-payment by the customer. These obligations generally expire within one year and require collateral and/or personal guarantees based on management’s credit assessment. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued
maximum credit risk associated with these instruments equals their contractual amounts, assuming that the counterparty defaults and the collateral proves to be worthless. The total contractual amounts do not necessarily represent future cash requirements since many of these guarantees may expire without being drawn upon. Capitol records a liability, generally equal to the fees received, for these stand-by letters of credit.
Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance. Capitol monitors the financial position of such financial institutions to evaluate credit risk periodically.
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
Premises and Equipment: Premises and equipment are stated on the basis of cost. Depreciation, which relates primarily to equipment and furniture with estimated useful lives of approximately three to seven years, is computed principally by the straight-line method. Buildings are generally depreciated on a straight-line basis with estimated useful lives of approximately 40 years. Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.
Goodwill and Other Intangibles: Goodwill is reviewed annually by management for impairment by comparing estimated entity fair value to net assets of the entity. This review is performed at the applicable subsidiary reporting-unit level which have recorded goodwill resulting from specific share-exchange transactions (see Note R) or acquisitions. Impairment adjustments of goodwill (none through December 31, 2005) are charged against earnings, when determined. Other intangibles, which generally consist of core deposit intangibles, are amortized over varying periods 5 years or less and are not material.
Other Real Estate: Other real estate (included as a component of other assets and which, at December 31, 2005 and 2004, approximated $3.7 million and $3.9 million, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued
fair value (net of estimated selling cost) at the date acquired and is periodically reviewed for subsequent changes in fair value.
Stock-Based Compensation: No stock-based compensation expense has been recorded upon granting of stock options through December 31, 2005, because such stock options have been accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and were granted at an exercise price equal to the market price of common stock at grant date. Compensation expense for awards of restricted stock is recognized ratably over the vesting periods of such awards (generally four years), based on the fair value of the common stock on the date of grant.
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

	2005	2004	2003
Fair value assumptions:
Risk-free interest rate	4.2%	3.9%	3.6%
Dividend yield	2.0%	2.3%	2.1%
Stock price volatility	.30	.25	.44
Expected option life	6.8 years	6.7 years	7 years
Aggregate estimated fair value of options granted (in thousands)	$9,373	$6,581	$6,117
Net income (in thousands):
As reported	35,925	26,716	23,380
Pro forma	29,833	21,450	19,206
Net income per share:
Basic:
As reported	2.42	1.88	1.86
Pro forma	2.01	1.51	1.52
Diluted:
As reported	2.34	1.79	1.77
Pro forma	$1.94	$1.44	$1.46
Accounting for stock options will change in 2006, upon implementation of new accounting guidance which will require compensation expense recognition for stock options and other share-based payments (see subsequent disclosures in this Note B under the caption, “New Accounting Standards”).
Trust Assets and Related Income: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by Capitol’s banks is not included in the consolidated balance

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued
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
New Accounting Standards: In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision of Statement No. 123. Statement No. 123(R), Share-Based Payment, is broader in scope than the original statement (which was more narrowly focused on stock-based compensation) and makes significant changes to accounting for “payments” involving employee compensation and “shares” or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity’s securities. Most significant in the standard is the requirement that all stock options be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period. The revised standard is effective at the beginning of 2006 for calendar-year public companies and will be applied prospectively to stock options granted after the effective date and any unvested stock options at that date.
The primary effect of the revised standard’s implementation on Capitol will be recognition of compensation expense associated with stock options. Previously, Capitol has used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied. Capitol accelerated the vesting of all of its outstanding stock options in anticipation of implementation of Statement No. 123(R), effective December 31, 2004. Such acceleration of vesting was done for the purpose of avoiding future expense associated with any unvested stock options granted prior to the effective date of Statement No. 123 (which had an earlier effective date) and its

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued
subsequent revision, Statement No.123(R). As mentioned above, the current accounting standard in effect prior to the effective date of Statement No. 123(R) requires disclosure of what pro forma compensation expense would have been if stock options granted had been recorded at fair value using measurement techniques which are similar to those prescribed in Statement No. 123(R); such disclosures appear earlier in this Note B. The pro forma effect of accelerated vesting of stock options was not material. That presentation should not be viewed as an estimate of future expense levels inasmuch as it is based on stock options granted in the periods presented which may differ significantly from future granting activity, assumptions used and the structure of share-based payment awards. An additional change in accounting resulting from the implementation of Statement No. 123(R) will be the reclassification of unvested restricted stock to the common stock account on Capitol’s balance sheet at January 1, 2006.
AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), addresses the accounting for differences between contractual cash flows and cash flows expected to be collected from the initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and does not apply to loans originated by the entity. The SOP prohibits carrying over or creation of valuation allowances in the initial accounting for loans acquired in a transfer. It is effective for loans acquired in fiscal years beginning after December 15, 2004. The effect of this new guidance on Capitol’s consolidated financial statements was not material.
In late 2005, the FASB’s staff issued Staff Position (FSP) 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss. Additionally, the FSP requires certain disclosures about unrealized losses which have not been recognized as other-than-temporary. Capitol’s management believes this guidance will not have a material effect on Capitol’s consolidated financial statements upon implementation on January 1, 2006.
Most recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact Capitol’s financial statements at a later date:
•	Proposed amendment to Statement No. 128, Earnings per Share.

•	Proposed amendments to Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

•	Proposed interpretation regarding Uncertain Tax Positions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued
•	Proposed replacement of Statement No. 141 regarding Business Combinations.

•	Proposed replacement of Accounting Research Bulletin No. 51 regarding Consolidated Financial Statements, Including Accounting and Reporting for Noncontrolling Interests.
Due to the uncertain future status of these proposals, Capitol’s management is unable to estimate their potential impact on Capitol’s consolidated financial statements.
A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Capitol’s consolidated financial statements.
NOTE C—INVESTMENT SECURITIES
Investment securities consisted of the following at December 31 (in $1,000s):

	2005		2004
		Estimated		Estimated
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
Available for sale:
United States Treasury securities	$—	$—	$330	$329
United States government agency securities	23,276	23,022	27,897	27,843
Mortgage backed securities	2,430	2,348	—	—
Municipals	568	559	—	—

	26,274	25,929	28,227	28,172
Held for long-term investment:
Federal Reserve Bank stock	536	536	535	535
Federal Home Loan Bank stock	12,960	12,960	10,878	10,878
Mortgage backed securities	7	7	—	—
Municipals	1,072	1,072	—	—
Corporate stock	1,835	1,835	1,443	1,443
Other	1,335	1,335	1,335	1,335

	17,745	17,745	14,191	14,191

	$44,019	$43,674	$42,418	$42,363

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE C—INVESTMENT SECURITIES—Continued
At December 31, 2005, securities with a market value approximating $16 million were pledged to secure public and trust deposits and for other purposes as required by law. Investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are restricted and may only be resold to, or redeemed by, the issuer.
Gross unrealized gains and losses on investment securities available for sale were as follows at December 31 (in $1,000s):

	2005		2004
	Gains	Losses	Gains	Losses
United States Treasury securities	$—	$—	$—	$1
United States government agency securities	35	289	110	164
Mortgage backed securities	—	82	—	—
Municipals	4	13	—	—

	$39	$384	$110	$165

The age of gross unrealized losses and carrying value (at estimated market value) of securities available for sale are summarized below (in $1,000s):

	2005		2004
	Unrealized	Carrying	Unrealized	Carrying
	Loss	Value	Loss	Value
One year or less:
United States Treasury securities	$—	$—	$1	$329
United States government agency securities	129	8,744	126	17,303
Mortgage backed securities	82	2,340
Municipals	13	242	—	—

	$224	$11,326	$127	$17,632

In excess of one year:
United States Treasury securities	$—	$—	$—	$—
United States government agency securities	160	12,595	38	3,064

	160	12,595	38	3,064

	$384	$23,921	$165	$20,696

Management does not believe any individual unrealized loss as of December 31, 2005 represents other-than-temporary losses (primarily due to such amounts being attributable to changes in interest rates) and has both the intent and ability to hold these securities for a time period necessary to recover the amortized cost.
Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE C—INVESTMENT SECURITIES—Continued
Scheduled maturities of investment securities held as of December 31, 2005 were as follows (in $1,000s):

		Estimated
	Amortized	Market
	Cost	Value
Due in one year or less	$11,612	$11,538
After one year, through five years	7,251	7,102
After five years, through ten years	3,841	3,791
After ten years	3,570	3,498
Securities held for long-term investment, without stated maturities	17,745	17,745

	$44,019	$43,674

NOTE D—LOANS
Portfolio loans consisted of the following at December 31 (in $1,000s):

	2005	2004
Commercial	$2,688,361	$2,444,492
Real estate mortgage	212,142	177,204
Installment	90,686	71,208

Total portfolio loans	2,991,189	2,692,904
Less allowance for loan losses	(40,559)	(37,572)

Net portfolio loans	$2,950,630	$2,655,332

Loans serviced for the benefit of others, which are not recorded on the consolidated balance sheet, approximated $77 million and $67 million at December 31, 2005 and 2004, respectively.
Transactions in the allowance for loan losses are summarized below (in $1,000s):

	2005	2004	2003
Balance at January 1	$37,572	$31,404	$28,953
Allowance for loan losses of acquired bank subsidiary	—	724	—
Provision charged to operations	10,960	12,708	9,861
Loans charged off (deduction)	(9,643)	(8,388)	(8,791)
Recoveries	1,670	1,124	1,381

Net charge-offs	(7,973)	(7,264)	(7,410)

Balance at December 31	$40,559	$37,572	$31,404

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents), which are a subset of nonperforming loans, were not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE D—LOANS—Continued
Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below (in $1,000s):

	December 31
	2005	2004
Nonaccrual loans:
Commercial	$19,734	$20,618
Real estate mortgage	1,734	2,396
Installment	1,154	195

Total nonaccrual loans	22,622	23,209

Past due (>90 days) loans:
Commercial	3,235	3,529
Real estate mortgage	592	1,382
Installment	283	351

Total past due loans	4,110	5,262

Total nonperforming loans	$26,732	$28,471

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of $1.9 million, $1.6 million and $2.0 million would have been recorded in 2005, 2004 and 2003, respectively. Interest income recognized on loans in nonaccrual status in 2005, 2004 and 2003 operations approximated $845,000, $714,000 and $866,000, respectively. At December 31, 2005, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.
The amounts of the allowance for loan losses allocated in the following table (in $1,000s) are based on management’s estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2005		December 31, 2004
		Percentage		Percentage
		of Total		of Total
		Portfolio		Portfolio
	Amount	Loans	Amount	Loans
Commercial	$37,498	1.25%	$34,753	1.29%
Real estate mortgage	1,866	0.06	1,808	0.07
Installment	1,195	0.04	1,011	0.04

Total allowance for loan losses	$40,559	1.36%	$37,572	1.40%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE E—RELATED PARTIES TRANSACTIONS
In the ordinary course of business, Capitol’s banking subsidiaries make loans to officers and directors of Capitol and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 2005 and 2004, total loans to these persons were $123 million and $110 million, respectively. During 2005, $97 million of new loans were made to these persons and repayments totaled $84 million. Such loans are made at the banking subsidiaries’ normal credit terms.
Officers and directors of Capitol (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries. Such deposits are similarly made at the banks’ normal terms as to interest rate, term and deposit insurance.
NOTE F—PREMISES AND EQUIPMENT
Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

	2005	2004
Land, buildings and improvements	$16,551	$14,464
Leasehold improvements	14,631	11,944
Equipment, furniture and software	35,875	26,918

	67,057	53,326
Less accumulated depreciation	(25,428)	(20,665)

	$41,629	$32,661

Capitol and certain subsidiaries rent office space under operating leases. Rent expense (net of sublease income) under these lease agreements approximated $6.2 million, $5.9 million and $5.3 million, respectively (including rent expense approximating $1.7 million in 2005 and 2004 and $1.6 million in 2003 under leases with related parties).
At December 31, 2005, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

2006	$6,962
2007	6,189
2008	5,396
2009	4,561
2010	4,018
2011 and thereafter	12,971

$40,097

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE G—DEPOSITS
The aggregate amount of time deposits of $100,000 or more approximated $702.9 million and $664.8 million as of December 31, 2005 and 2004, respectively.
At December 31, 2005, the scheduled maturities of time deposits were as follows (in $1,000s):

2006	$823,384
2007	151,399
2008	48,705
2009	25,418
2010	26,942
2011 and thereafter	5,409

$1,081,257

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.
NOTE H—NOTES PAYABLE AND SHORT-TERM BORROWINGS
Notes payable and short-term borrowings consisted of the following at December 31 (in $1,000s):

	2005	2004
Borrowings from Federal Home Loan Banks	$172,736	$154,135
Repurchase agreements	1,133	399
Federal funds purchased	1,860	18,000

	$175,729	$172,534

Borrowings from Federal Home Loan Banks (FHLB) represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral. Such advances become due at varying dates and bear interest at market short-term rates (approximately 2.6% at December 31, 2005). At December 31, 2005, unused lines of credit under these facilities approximated $163 million. Assets pledged to secure these credit facilities approximated $350 million at December 31, 2005.
Capitol has a credit facility with an unaffiliated bank. Up to $25 million can be borrowed pursuant to a one-year revolving credit agreement which bears interest at a variable rate (7% at December 31, 2005), payable monthly, and a quarterly facility fee on the unused portion. There were no amounts drawn on the line of credit at December 31, 2005 or 2004. The credit facility is reviewed annually for continuance and requires Capitol, among other things, to maintain certain minimum levels of capital, rates of return on assets and other ratios or requirements, and is secured by the common stock of certain bank subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE H—NOTES PAYABLE AND SHORT-TERM BORROWINGS—Continued
For the periods presented, interest paid on debt obligations approximated amounts charged to expense.
At December 31, 2005, scheduled debt maturities of notes payable and short-term borrowings were as follows (in $1,000s):

2006	$96,916
2007	32,184
2008	12,000
2009	1,500
2010	29,000
2011 and thereafter	4,129

$175,729

In addition to the foregoing, Capitol has guaranteed some obligations of its subsidiaries (see Note O).
NOTE I—SUBORDINATED DEBT
Subordinated debt relates to trust-preferred securities issued by Capitol which are summarized as follows:

			Aggregate	Net Carrying Amount
	Interest Rate at		Liquidation	at December 31
	December 31,	Scheduled	Amount	(in $1,000s)
Description	2005	Maturity	(in $1,000s)	2005	2004
Capitol Trust I	8.50% fixed	2027	$25,300	$24,507	$24,471
Capitol Trust II	10.25% fixed	2031	10,000	9,743	9,733
Capitol Statutory Trust III	7.82% variable	2031	15,000	14,615	14,600
Capitol Trust IV	7.80% variable	2032	3,000	2,911	2,908
Capitol Trust VI	7.45% variable	2033	10,000	9,727	9,717
Capitol Trust VII	7.78% fixed	2033	10,000	9,861	9,856
Capitol Statutory Trust VIII	7.45% variable	2033	20,000	19,637	19,624
Capitol Trust IX	7.69% fixed	2034	10,000	9,939	9,936

			$103,300	$100,940	$100,845

Securities of Capitol Trust I were issued in a 1997 public offering. All of the other Capitol Trust securities were subsequently formed in conjunction with private placements of trust-preferred securities. Each of these securities have similar terms and, subject to certain provisions, may be called by the issuer five years after issuance. The liquidation amount of these securities is guaranteed by Capitol.

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
NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS
Restricted common stock has been granted to certain officers. The weighted-average grant-date fair value of restricted stock awards in 2004 was $28.86 per share (no awards in 2005). Compensation expense relating to the award of restricted stock is recognized ratably over the vesting periods of such awards (generally four years). Compensation expense related to restricted stock approximated $1.2 million in 2005 and 2004 and $642,000 in 2003.
Stock options have been granted to certain officers and directors which provide for the purchase of shares of common stock. Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date. All such stock options expire at varying periods up to seven years after the date granted. Stock option activity is summarized as follows:

	Number of		Weighted
	Stock Options	Exercise	Average
	Outstanding	Price Range	Exercise Price
Outstanding at January 1, 2003	2,548,536	$4.92 to $25.10	$15.23
Granted in 2003	577,200	20.36 to 27.23	24.45
Exercised in 2003	(801,448)	4.92 to 25.92	14.41
Cancelled or expired in 2003	(26,221)

Outstanding at December 31, 2003	2,298,067	9.88 to 27.23	16.95

Granted in 2004	834,647	22.43 to 33.01	27.77
Exercised in 2004	(515,836)	9.88 to 25.92	15.93
Cancelled or expired in 2004	(32,739)

Outstanding at December 31, 2004	2,584,139	10.81 to 33.01	21.06

Granted in 2005	929,425	30.21 to 37.48	33.96
Exercised in 2005	(589,943)	11.00 to 30.21	15.94
Cancelled or expired in 2005	(41,338)

Outstanding at December 31, 2005	2,882,283	$10.81 to $37.48	$26.07

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS—Continued
At December 31, 2005, all outstanding stock options were vested, currently exercisable and had a weighted average remaining contractual life of 4.6 years. The following table summarizes stock options outstanding segregated by exercise price range:

		Weighted Average
			Remaining
Exercise Price	Number	Exercise	Contractual
Range	Outstanding	Price	Life
$10.00 to 14.99	265,702	$11.20	1.5 years
$15.00 to 19.99	313,024	16.60	3.7 years
$20.00 to 24.99	492,100	21.66	4.1 years
$25.00 to 29.99	726,345	27.00	4.3 years
$30.00 or more	1,085,112	$33.83	6.1 years

	2,882,283

NOTE K—EMPLOYEE RETIREMENT PLANS
Capitol has a contributory employee retirement savings 401(k) plan which covers substantially all full-time employees of Capitol and certain subsidiaries over age 21. The Plan provides for employer contributions in amounts determined annually by Capitol’s board of directors. Eligible employees make voluntary contributions to the Plan. Employer contributions to the Plan, which are a match for employee contributions (50%, subject to certain limitations), charged to expense for the years ended December 31, 2005, 2004 and 2003 were $1.1 million, $1.0 million and $918,000, respectively.
Capitol also has a defined contribution employee stock ownership plan (ESOP) which covers substantially all employees of Capitol and certain subsidiaries. ESOP contributions charged to expense in 2005, 2004 and 2003 approximated $949,000, $961,000 and $642,000, respectively. As of December 31, 2005, the ESOP held approximately 290,000 shares of Capitol’s common stock which have been allocated to participants’ accounts; there were no unallocated shares as of that date.
NOTE L—INCOME TAXES
Income taxes include the following components (in $1,000s):

	2005	2004	2003
Federal:
Currently payable	$22,326	$15,401	$12,549
Deferred (credit)	(5,263)	(2,282)	325

	17,063	13,119	12,874
State income taxes	2,169	1,580	1,161

	$19,232	$14,699	$14,035

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE L—INCOME TAXES—Continued
In addition to state income taxes, certain states in which the banks operate impose taxes based on measures other than income. Tax expense incurred associated with those jurisdictions approximated $1.1 million, $1.0 million and $909,000 in 2005, 2004 and 2003, respectively, and are excluded from income tax expense and included in other noninterest expense. Deferred state income taxes were insignificant for the periods presented.
Federal income taxes paid in 2005, 2004 and 2003 approximated $19.3 million, $17.1 million and $9.7 million, respectively. State income taxes approximating $1.9 million were paid in 2005 ($1.6 million in 2004 and $867,000 in 2003). Federal income taxes payable at December 31, 2005 and 2004 were reduced by tax benefits approximating $1.8 million and $900,000, respectively, arising from the exercise of stock options.
Differences between income tax expense recorded and amounts computed using the statutory tax rate are reconciled below (in $1,000s):

	2005	2004	2003
Federal income tax computed at statutory rate of 35%	$17,381	$14,122	$13,370
State income taxes	2,169	1,580	1,161
Federal tax effect of:
Amortization of intangibles	202	192	186
State income taxes	(759)	(553)	(406)
Other	239	(642)	(276)

	$19,232	$14,699	$14,035

Net deferred income tax assets, which are a component of other assets, consisted of the following at December 31 (in $1,000s):

	2005	2004
Allowance for loan losses	$13,186	$11,596
Net operating losses of subsidiaries	3,774	1,683
Deferred compensation	2,395	2,224
Depreciation	(1,944)	(2,470)
Start-up costs for de novo banks	1,301	505
Market value adjustment for investment securities available for sale	87	3
Other, net	696	607

	$19,495	$14,148

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE L—INCOME TAXES—Continued
Certain subsidiaries have net operating loss carryforwards which may reduce income taxes payable in future periods, which have been recognized for financial reporting purposes and, as of December 31, 2005, expire at the following dates and amounts (in $1,000s):

2023	$194
2024	3,181
2025	7,407

$10,782

NOTE M—NET INCOME PER SHARE
The computations of basic and diluted net income per share were as follows (in 1,000s):

	2005	2004	2003
Numerator—net income	$35,925	$26,716	$23,380

Denominator:
Weighted average number of shares outstanding, excluding unvested restricted shares (denominator for basic earnings per share)	14,867	14,183	12,602

Effect of dilutive securities:
Unvested restricted shares	86	263	157
Stock options	412	445	416

Potential dilution	498	708	573

Denominator for diluted earnings per share—weighted average number of shares and potential dilution	15,365	14,891	13,175

Number of antidilutive stock options excluded from diluted earnings per share computation	1,085	160	337

Additional disclosures regarding restricted shares and stock options are set forth in Note J.
[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE N—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
Carrying values and estimated fair values of financial instruments were as follows at December 31 (in $1,000s):

	2005		2004
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial Assets:
Cash and cash equivalents	$306,108	$306,108	$231,104	$231,104
Loans held for resale	21,638	21,638	43,143	43,143
Investment securities:
Available for sale	25,929	25,929	28,172	28,172
Held for long-term investment	17,745	17,745	14,191	14,191

	43,674	43,674	42,363	42,363
Portfolio loans:
Commercial	2,688,361	2,680,149	2,444,492	2,444,379
Real estate mortgage	212,142	213,324	177,204	177,697
Installment	90,686	90,091	71,208	71,833

Total portfolio loans	2,991,189	2,983,564	2,692,904	2,693,909
Less allowance for loan losses	(40,559)	(40,559)	(37,572)	(37,572)

Net portfolio loans	2,950,630	2,943,005	2,655,332	2,656,337

Financial Liabilities:
Deposits:
Noninterest-bearing	591,229	591,229	503,902	503,902
Interest-bearing:
Demand accounts	1,112,773	1,111,669	1,041,796	1,027,417
Time certificates of less than $100,000	378,364	378,002	299,528	301,347
Time certificates of $100,000 or more	702,893	702,085	664,846	668,310

Total interest-bearing	2,194,030	2,191,756	2,006,170	1,997,074

Total deposits	2,785,259	2,782,985	2,510,072	2,500,976
Notes payable and short-term borrowings	175,729	175,059	172,534	173,305
Subordinated debentures	100,940	103,300	100,845	103,300
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE O—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES
In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers. Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans. Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($20.6 million and $23.3 million outstanding at December 31, 2005 and 2004, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($714.8 million and $637.1 million at December 31, 2005 and 2004, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.
All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks’ normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management’s credit assessment.
The banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks. The amount of reserve balances required as of December 31, 2005 and 2004 were $6.7 million and $6.1 million, respectively.
Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance. Some of the banks have municipal government deposits which are guaranteed by Capitol ($18.4 million at December 31, 2005).
Capitol has guaranteed up to $7.5 million of secured borrowings by Amera Mortgage Corporation, a less than 50%-owned affiliate.
[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE P — DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS
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
Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies with regard to components, risk weighting and other factors.
As a condition of their charter approval, de novo banks are generally required to maintain a core capital (Tier 1) to average assets ratio of not less than 8% (4% for other banks) and an allowance for loan losses of not less than 1% for the first three years of operations.
As of December 31, 2005, the most recent notifications received by the banks from regulatory agencies have advised that the banks are classified as ‘well capitalized’ as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the banks.
Management believes, as of December 31, 2005, that Capitol and the banks meet all capital adequacy requirements to which the entities are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE P—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS—Continued
The following table summarizes the amounts (in $1,000s) and related ratios of the individually significant subsidiaries (assets of $200 million or more) and consolidated regulatory capital position as of December 31, 2005 and 2004:

	Ann Arbor		Capitol
	Commerce		National
	Bank		Bank		Consolidated
December 31, 2005
Tier 1 capital to average adjusted total assets:
Minimum required amount	≥$	12,807	≥$	9,666	≥$	135,864
Actual amount		$26,603		$19,117		$438,458
Ratio		8.31%		7.91%		12.91%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥$	11,362	≥$	8,121	≥$	123,072
Actual amount		$26,603		$19,117		$438,458
Ratio		9.37%		9.42%		14.25%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	≥$	22,725	≥$	16,242	≥$	246,144
Amount required to meet ‘Well-Capitalized’ category(3)		$28,406		$20,302		$307,680
Actual amount		$30,168		$21,663		$476,944
Ratio		10.62%		10.67%		15.50%

December 31, 2004
Tier 1 capital to average adjusted total assets:
Minimum required amount	≥$	13,190	≥$	9,165	≥$	121,911
Actual amount		$26,496		$18,007		$333,049
Ratio		8.03%		7.86%		10.93%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥$	11,894	≥$	7,924	≥$	110,778
Actual amount		$26,496		$18,007		$333,049
Ratio		8.91%		9.09%		12.03%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	≥$	23,788	≥$	15,847	≥$	221,555
Amount required to meet ‘Well-Capitalized’ category(3)		$29,735		$19,809		$276,944
Actual amount		$30,215		$20,486		$385,273
Ratio		10.16%		10.34%		13.91%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.

(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.

(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE Q—PARENT COMPANY FINANCIAL INFORMATION
Condensed Balance Sheets

	- December 31 -
	2005	2004
	(in $1,000s)
Assets
Cash on deposit principally with subsidiary banks	$5,129	$1,618
Money market funds on deposit principally with subsidiary banks	6,554	8,907
Time deposits principally with subsidiary banks	14,747	21,277

Cash and cash equivalents	26,430	31,802
Loans, net of allowance for loan losses	2,865	1,230
Investments in and amounts due from subsidiaries	362,843	319,837
Investment in and advances to Amera Mortgage Corporation	482	797
Equipment, software and furniture, net	5,164	1,850
Other assets	19,776	10,471

Total assets	$417,560	$365,987

Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other liabilities	$11,556	$9,784
Subordinated debentures	104,138	104,044

Total liabilities	115,694	113,828
Stockholders’ equity	301,866	252,159

Total liabilities and stockholders’ equity	$417,560	$365,987

Condensed Statements Of Income

	- Year Ended December 31 -
	2005	2004	2003
		(in $1,000s)
Income:
Dividends from subsidiaries	$34,350	$16,075	$13,675
Intercompany fees	19,458	16,561	14,752
Interest	816	468	118
Other	1,413	99	2,047

Total income	56,037	33,203	30,592
Expenses:
Interest	7,976	6,931	4,874
Salaries and employee benefits	13,325	13,370	11,950
Occupancy	1,249	1,138	963
Amortization, equipment rent and depreciation	1,839	1,757	1,483
Other	3,153	4,720	3,131

Total expenses	27,542	27,916	22,401

Income before equity in undistributed net earnings of consolidated subsidiaries and income tax credit	28,495	5,287	8,191
Equity in undistributed net earnings of consolidated subsidiaries	6,171	17,665	13,494

Income before income tax credit	34,666	22,952	21,685
Income tax credit	(1,259)	(3,764)	(1,695)

Net income	$35,925	$26,716	$23,380

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE Q—PARENT COMPANY FINANCIAL INFORMATION—Continued
Condensed Statements of Cash Flows

	- Year Ended December 31 -
	2005	2004	2003
		(in $1,000s)
OPERATING ACTIVITIES
Net income	$35,925	$26,716	$23,380
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net earnings of subsidiaries	(6,171)	(17,665)	(13,494)
Depreciation and amortization of intangibles	1,245	1,197	996
Loss on sale of equipment and furniture	3
Decrease in amounts due from subsidiaries and other assets	7,265	10,597	31,888
Increase in accounts payable, accrued expenses and other liabilities	1,772	718	2,426

NET CASH PROVIDED BY OPERATING ACTIVITIES	40,039	21,563	45,196

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(31,723)	(27,887)	(45,396)
Net payments from Amera Mortgage Corporation	315	62	30
Net increase in loans	(1,635)	(326)	(450)
Proceeds from sales of equipment and furniture	4
Purchases of equipment and furniture	(4,034)	(662)	(977)

NET CASH USED BY INVESTING ACTIVITIES	(37,073)	(28,813)	(46,793)

FINANCING ACTIVITIES
Net payments on debt obligations			(12,500)
Net proceeds from issuance of common stock	2,510	954	12,014
Net proceeds from issuance of subordinated debentures		9,935	39,160
Cash dividends paid	(10,848)	(9,375)	(6,563)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(8,338)	1,514	32,111

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,372)	(5,736)	30,514
Cash and cash equivalents at beginning of year	31,802	37,538	7,024

CASH AND CASH EQUIVALENTS AT END OF YEAR	$26,430	$31,802	$37,538

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capitol Bancorp Limited
NOTE R— ACQUISITION OF MINORITY INTERESTS AND ACQUISITION OF BANK
During 2005 three share-exchange transactions were completed which involved the issuance of previously unissued shares of Capitol’s common stock in exchange for the minority interests of the following subsidiaries:

		Number of Common
Entity	Effective Date	Shares Issued
Napa Community Bank	August 31, 2005	202,000
Bank of Las Vegas	November 30, 2005	179,000
First California Southern Bancorp	December 31, 2005	229,000
Had these acquisitions occurred at the beginning of 2004, consolidated net income would have approximated $36.2 million in 2005 and $26.7 million in 2004 and diluted earnings per share would have been $2.28 in 2005 and $1.72 in 2004. Each of these acquisitions has been accounted for under the purchase method of accounting. The carrying value of assets and liabilities of the entities closely approximated fair value at the date of the share exchanges. Total consideration for these transactions approximated $20 million which resulted in the recording of goodwill of approximately $7 million and acquisition of minority interests approximating $13 million.
In April 2005, Capitol acquired a majority interest in Peoples State Bank (“Peoples”) located in Jeffersonville, Georgia, in a purchase transaction with total consideration approximating $2.2 million. Peoples’ total assets approximated $22.9 million at the acquisition date, including $1.2 million of goodwill relating to the purchase of the controlling interest in the bank by Capitol. Capitol’s acquisition of Peoples was accounted for under the purchase method of accounting and its results of operations are included in Capitol’s consolidated financial statements for periods after the effective date of the acquisition. The pro forma effect of this acquisition was not significant.
During 2004, two share-exchange transactions were also completed, whereby certain previously majority-owned consolidated subsidiaries became wholly-owned:

		Number of Common
Entity	Effective Date	Shares Issued
Sunrise Bank of San Diego	May 31, 2004	207,000
First California Northern Bancorp	August 31, 2004	140,000
Had these acquisitions occurred at the beginning of 2004, consolidated net income would have approximated $26.9 million and diluted earnings per share would have been $1.79.