Form 10-K, Exhibit 13
period 2006-12-31
CAPITOL BANCORP LTD
filed 2007-03-16
CIK 840264

Exhibit 13

TABLE OF CONTENTS

From The Chairman

3   Chairman’s Letter

AFFILIATED BANKS

8    1st Commerce Bank
9   Ann Arbor Commerce Bank
10 Arrowhead Community Bank
11 Asian Bank of Arizona
12 Bank of Auburn Hills
13 Bank of Belleville
14 Bank of Bellevue
15 Bank of Escondido
16 Bank of Everett
17 Bank of Las Vegas
18 Bank of Maumee
19 Bank of Michigan
20 Bank of San Francisco
21 Bank of Santa Barbara
22 Bank of Tucson
23 Bank of Valdosta
24 Black Mountain Community Bank
25 Brighton Commerce Bank
26 Camelback Community Bank
27 Capitol National Bank
28 Community Bank of Rowan
29 Desert Community Bank
30 Detroit Commerce Bank
31 East Valley Bank
32 Elkhart Community Bank
33 Evansville Commerce Bank
34 First Carolina State Bank
35 Fort Collins Commerce Bank
36 Goshen Community Bank
37 Grand Haven Bank
38 Kent Commerce Bank
39 Macomb Community Bank
40 Mesa Bank
41 Muskegon Commerce Bank
42 Napa Community Bank
43 Oakland Commerce Bank
44 Ohio Commerce Bank
45 Paragon Bank & Trust
46 Peoples State Bank
47 Point Loma Community Bank
48 Portage Commerce Bank
49 Red Rock Community Bank
50 Southern Arizona Community Bank
51 Summit Bank of Kansas City
52 Sunrise Bank of Albuquerque
53 Sunrise Bank of Arizona
54 Sunrise Bank of Atlanta
55 Sunrise Bank of San Diego
56 Valley First Community Bank
57 Yuma Community Bank

NON-BANK AFFILIATES

58 Amera Mortgage Corporation
59 Capitol Wealth

FINANCIAL INFORMATION

AFFILIATED BANKS

EASTERN REGIONS
Bruce A. Thomas, President

GREAT LAKES REGION
John C. Smythe, President

Illinois
Bank of Belleville

Indiana
Elkhart Community Bank
Evansville Commerce Bank
Goshen Community Bank

Michigan
Ann Arbor Commerce Bank
Bank of Auburn Hills
Bank of Michigan
Brighton Commerce Bank
Capitol National Bank
Detroit Commerce Bank
Grand Haven Bank
Kent Commerce Bank
Macomb Community Bank
Muskegon Commerce Bank
Oakland Commerce Bank
Paragon Bank & Trust
Portage Commerce Bank

Ohio
Bank of Maumee
Ohio Commerce Bank

MIDWEST REGION
Stanley E. Ricketts, President

Missouri
Summit Bank of Kansas City

NORTHEAST REGION
In Development

SOUTHEAST REGION
Bruce D. Jones, President

Georgia
Bank of Valdosta
Peoples State Bank
Sunrise Bank of Atlanta

North Carolina
Community Bank of Rowan
First Carolina State Bank

WESTERN REGIONS
John S. Lewis, President

Arizona
Arrowhead Community Bank
Asian Bank of Arizona
Bank of Tucson
Camelback Community Bank
East Valley Bank
Mesa Bank
Southern Arizona Community Bank
Sunrise Bank of Arizona
Valley First Community Bank
Yuma Community Bank

CALIFORNIA REGION
Scott R. Andrews, President
Bank of Escondido
Bank of San Francisco
Bank of Santa Barbara
Napa Community Bank
Point Loma Community Bank
Sunrise Bank of San Diego

NORTHWEST REGION
Thomas S. Giovanelli, President

Washington
Bank of Bellevue
Bank of Everett

SOUTHWEST REGION
Stephen D. Todd, President

Colorado
Fort Collins Commerce Bank

Nevada
1st Commerce Bank
Bank of Las Vegas
Black Mountain Community Bank
Desert Community Bank
Red Rock Community Bank

New Mexico
Sunrise Bank of Albuquerque

TEXAS REGION
Clinton D. Dunn, President

T O  O U R  S H A R E H O L D E R S
From The Chairman

JOSEPH D. REID
Chairman & CEO

DEAR SHAREHOLDER:

For years, Capitol Bancorp has committed itself to pursuing a strategy that balances expansion with quality earnings growth and compelling bottom-line performance.  I am proud to report that this commitment produced another outstanding year of performance and growth for the company during 2006.

This past year saw Capitol Bancorp achieve a number of significant milestones.  Earnings surpassed approximately $42 million, an 18 percent increase over 2005 and a record for our company.  Basic and diluted earnings per share also reached record levels - at $2.69 and $2.57 respectively.  The company was able to achieve these results despite a six percent expansion in outstanding share count.  Finally, total assets increased 17 percent over the course of 2006 to eclipse $4 billion for the first time in Capitol Bancorp’s history.

Perhaps more importantly, Capitol Bancorp achieved these financial results simultaneously with another significant milestone: the opening of our 50th community bank.  To reach this target - which we set at the outset of the year - we opened nine new banks during 2006: Community Bank of Rowan in North Carolina, Asian Bank of Arizona, Evansville Commerce Bank in Indiana, Bank of Valdosta and Sunrise Bank of Atlanta in Georgia, Bank of Everett in Washington, Bank of Maumee and Ohio Commerce Bank in Ohio, and 1st Commerce Bank in Nevada.  As 2007 began, Capitol Bancorp had four applications for additional affiliate banks under consideration.

Due in large part to this growth, Capitol Bancorp’s total deposits approached $3.3 billion while total portfolio loans grew to $3.5 billion - both representing 17 percent increases over 2005.  The growth that Capitol Bancorp achieved across all of these areas in 2006 continues to reinforce our commitment to expanding our geographic footprint with discipline while managing our balance sheet with prudence.

THE FIRST FIFTY ANNUAL REPORT 2006

FROM THE CHAIRMAN -continued-

BRUCE A. THOMAS
President - Eastern Regions

CREATING VALUE FOR INVESTORS

One of the principal ways that we generate value for shareholders is through our unique development model, which allows us to drive growth while spreading risk between shareholders and local investors.

To offset the losses customarily experienced by de novo banks in their first two years, Capitol Bancorp culls development funds from multiple sources.  We start by raising money from local entrepreneurs, who serve as initial customers and engage the potential customer base in the target market.  These funds absorb 49 percent of the bank’s initial losses.  We draw the other 51 percent of the necessary funding from our company-wide development incubators, which we control in the form of stock that carries 100 percent voting rights but constitutes only a small amount of the entities’ economic interests.  In this way, Capitol Bancorp is able to limit its losses on every invested dollar in its de novo banks to between five and ten cents.

After three years, when the bank begins to earn money, Capitol Bancorp traditionally offers the opportunity of a share exchange to the local investors in which their privately-held shares may be exchanged for shares of Capitol’s publicly-traded shares.  As a result, the company is able to tap the emerging revenue streams that its affiliates provide as they are hitting their stride.

Our ability to enable Capitol’s independent community banks to enjoy the economies of scale of a large organization remains another of the keys to our model’s success.  At the corporate level, this means providing consolidated back office support across our entire network as efficiently as possible.  With this in mind, and in anticipation of the growth that we planned to achieve, Capitol Bancorp began in 2004 the process of upgrading its core operating system.  This initiative remains the largest technology project Capitol has ever undertaken.  Thanks to more than two years of intensive work on the part of all of our employees, we were able to complete the project in December of 2006.  More robust and scalable than its predecessor, the new system will enable us to continue to support our banks, expand our network, and add new products in an efficient and cost-effective fashion.

Simultaneously we organized and launched Capitol Wealth Advisors, a new wealth management unit that provides our bank customers with investment services and online trading functionality.  Capitol Wealth was conceived in part to create increased value for shareholders by deepening our relationships with our strong customer base and expanding our opportunities for fee income.  We expect this additional, fee-driven revenue stream to help offset the pressure that market conditions continue to exert on our more traditional margin revenue streams.

THE FIRST FIFTY ANNUAL REPORT 2006

FROM THE CHAIRMAN -continued-

JOHN S. LEWIS
President - Western Regions

LEADERSHIP AT EVERY LEVEL

Our ability to maintain a team of talented and dedicated individuals remains integral to our ability to pursue our strategy and achieve our goals.  With this in mind, we made a number of moves during the past year to strengthen our leadership structure throughout the organization.

At the board level, the company welcomed Richard A. Henderson, president of Henderson & Associates, as a new director.  Mr. Henderson’s entrepreneurial vision and his long-standing commitment to the local business community align closely with our core values, and his expertise will be invaluable as we continue to pursue our strategy of disciplined development.

At the corporate level, Cristin K. Reid was appointed corporate president.  In this role, she shares responsibility for all operational aspects of the company with John S. Lewis, president of the Western Regions banks and Bruce A. Thomas, president of the Eastern Regions banks.

These and other moves that we made over the course of the year ensure that we have quality people at every level of our organization.

CULTIVATING OUR MOST IMPORTANT ASSETS

While 2006 saw our assets eclipse the $4 billion mark, our most important asset continues to be one that doesn’t appear as a line item on our balance sheet: our people.  As part of our continued commitment to cultivating our employees’ talents and bringing value to their lives, we launched a number of initiatives during the past year.

Our new employee recognition program, On the Spot, encourages everyone in the company to take a few minutes to acknowledge the good work of our colleagues when they demonstrate our Core Values.  We also introduced the Lifestyles Education & Activities Program (LEAP), a comprehensive employee wellness program designed to help each of our employees maintain healthy lifestyles through exercise, improved eating habits and an appropriate balance between their work and personal lives.

In terms of professional development, our Capitol University continued to expand its curriculum, forging a partnership with Lansing Community College which enables employees at any location in the Capitol Bancorp network to receive college credits from this accredited community college.

THE FIRST FIFTY ANNUAL REPORT 2006

FROM THE CHAIRMAN -continued-

CRISTIN K. REID
Corporate President

FOCUS FOR THE FUTURE

With so many significant accomplishments behind us, we cannot help but look to those that lay ahead with optimism, confidence and conviction.

First and foremost, our strategy is to continue doing what we do best.  We will continue to grow our affiliated bank group by partnering with exceptional banking professionals to open “single store” community banks in markets across the country.  In fact, by employing our precision-honed model, we expect our affiliate network to grow to 100 banks within the next five years.

We will continue to place customer relationships at the core of each bank’s value proposition because we know that people prefer to interact directly with the bank’s decision-makers.  Each bank will continue to be operated by a local board and officer team - with local authority over credit decisions, pricing, staffing, and strategic planning - so that we can deliver a level of responsiveness, personal service, and community integration that multibranch banks cannot duplicate.

We will continue to support our network with efficient back office accounting, information technology and risk management services that pass on economies of scale and enable local management to focus on serving their communities’ needs.  We will help meet those evolving needs by developing additional product opportunities that can be rolled out nationwide and that also produce additional revenue potential for our banks.

As Capitol Bancorp moves into 2007, we do so with the people, the energy and the momentum needed not only to sustain our strong performance and growth, but also to take us to new places.  As an entrepreneurial company, we’ll continue to navigate through uncharted territory with the goal of keeping the community banking model firmly integrated in the economic fabric of cities and towns across the country.  There are many new states, new communities and new opportunities ahead of us.

Joseph D. Reid, Chairman & CEO

THE FIRST FIFTY ANNUAL REPORT 2006

CAPITOL BANCORP LIMITED

BOARD OF DIRECTORS

Louis G. Allen
Retired Banker

Paul R. Ballard
Retired President & CEO
Portage Commerce Bank

David L. Becker
Retired Founder
Becker Insurance Agency, P.C.

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

Douglas E. Crist
President
Developers of SW Florida, Inc.

Michael J. Devine
Attorney at Law

James C. Epolito
President & CEO
Michigan Economic
Development Corporation

Gary A. Falkenberg
Gary A. Falkenberg, D.O., P.C.

Joel I. Ferguson
Chairman
Ferguson Development, LLC

Kathleen A. Gaskin
Associate Broker/State Appraiser
Tomie Raines, Inc. Realtors

H. Nicholas Genova
Chairman & CEO
Washtenaw News Co. Inc.
& H. N. Genova Development

Michael F. Hannley
President & CEO
Bank of Tucson

Richard A. Hendersen
President
Hendersen & Associates P.C.

Lewis D. Johns
President
Mid-Michigan Investment Co.

Michael L. Kasten, Vice Chairman
Managing Partner
Kasten Investments, LLC

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Leonard Maas
President
L&M Maas Investments, LLC

Lyle W. Miller, Vice Chairman
President
L.W. Miller Holding Co.

Myrl D. Nofziger
President
Hoogenboom Nofziger

David J. O’Leary, Secretary
Chairman
O’Leary Paint Company

Cristin K. Reid
Corporate President
Capitol Bancorp Limited

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Ronald K. Sable
President
Concord Solutions Ltd.

FINANCIAL HIGHLIGHTS

$42
$36
$27
$23
$17
2006
2005
2004
2003
2002

Net Income
(in millions)

$174
$157
$132
$115
$101
2006
2005
2004
2003
2002

Net Interest Income
(in millions)

$2.57
$2.34
$1.79
$1.77
$1.57
2006
2005
2004
2003
2002

Diluted Earnings Per Share
(in millions)

$195
$178
$151
$135
$116
2006
2005
2004
2003
2002

Net Operating Revenue
(in millions)

$4,066
$3,476
$3,091
$2,737
$2,409
2006
2005
2004
2003
2002

Total Assets
(in millions)

$3,489
$2,991
$2,693
$2,247
$1,991
2006
2005
2004
2003
2002

Total Portfolio Loans
(in millions)

$3,258
$2,785
$2,510
$2,289
$2,062
2006
2005
2004
2003
2002

Total Deposits
(in millions)

$589
$487
$393
$341
$240
2006
2005
2004
2003
2002

Total Capitalization
(in millions)

1ST COMMERCE BANK
Southwest Region

AL G. GOURRIER
President

North Las Vegas along with Las Vegas and Henderson comprise one of the fastest growing metropolitan areas in the country. Our economy is strong with expectations of tremendous growth in future years. We plan to be a part of that growth as well as a strong contributor to the future landscape of the community in which we do business.

We started planning for 1st Commerce in early 2006 and the bank opened a few short months later as Capitol Bancorp’s 49th affiliate. Before opening, we identified our team members, settled on our location, appointed local business leaders to our Board of Directors and received regulatory approval to open the bank.

Off to a great start, we look for strong growth in 2007 and for many years to come. We are leveraging the diverse skills of our seasoned 10 person staff, which combines more than 125 years of local banking experience. Each of our officers are active in local organizations that make our community stronger while also providing networking opportunities to develop business and spread the good news about our burgeoning bank.

Clearly, we are benefiting from the good reputation of the four Capitol Bancorp affiliate banks preceding us in southern Nevada. Evidence of this was the relative ease in which we were able to raise capital to launch the bank and recruit local business leaders to serve on our Board. Our Board members are committed to providing the practical advice and the meaningful business referrals that will ensure our bank’s success.

With my 13 years of local banking experience and formal financial education we, collectively, plan to grow 1st Commerce Bank prudently. I was with our affiliate bank, Desert Community Bank, as executive vice president and chief credit officer, when I was selected to lead the organization of 1st Commerce and serve as the bank’s president. I have a bachelor’s degree in finance and a master’s degree in business administration from the University of Nevada, Las Vegas, and I completed the American Bankers Association’s prestigious Stonier Graduate School of Banking at Georgetown University.

At 1st Commerce Bank, in addition to becoming a successful bank, we aim to be a cornerstone of our community by providing 1st Class Service with a 1st Class Commitment.

~ Al G. Gourrier, President

5135 Camino Al Norte, Suite 100 | North Las Vegas, NV  89031 | 702-942-2050
www.1stcommercebank.com
Founded: October 18, 2006

BOARD OF DIRECTORS

Russell S. Bono
Realtor
Award Realty

Michael J. Devine
Attorney at Law

Al G. Gourrier
President
1st Commerce Bank

John S. Lewis
President - Western Regions
Capitol Bancorp Limited

Rian M. Ross
Owner
Southwest Commercial Real Estate

Harry H. Shull
Owner
Celebrate Homes

Avronell L. Thomas
Senior Vice President
ACN Communication

John J. Zanoni
President
Zanoni & Company LLP

OFFICERS

John S. Lewis
Chairman

Al G. Gourrier
President

Michael J. Devine
Secretary

John R. Kley
Executive Vice President
& CCO

Marcel M. Baker
Vice President

Michael V. Pizzi
Vice President

ANN ARBOR COMMERCE BANK
Great Lakes Region

RICHARD G. DORNER
President & CEO

Ann Arbor Commerce Bank was the third bank in the newly evolving Capitol Bancorp family of community banks when it debuted in 1990.  The first year of operation exceeded projections and we continued to grow at a rapid pace.

During our 17 years, we have responded to local and world events, and various economic cycles.  We have navigated through increasing and decreasing interest rates, strong and weak mortgage markets, bulls and bears, and economic expansions and recessions.  We understand that our customers and the community at large have also been proactive to the waxing and waning developments throughout the years. We introduced Internet technology while retaining the traditional banking channels and personal service options our customers expect from their bank.  In 1998 we moved from a small “well-worn” facility to our landmark building.

Ann Arbor retains the charm of a college town while producing the energy of a major business center.  It is dynamic, growing and open to change yet content with what has withstood the test of time. Our community has consistently received recognition as one of the best places to live in the United States.  It is a cultural center and an incubator for new ideas ranging from leading-edge medical facilities to the University of Michigan’s emphasis on bio-diversity and life sciences. Recent economic expansions include the addition of Google’s AdWords division and Toyota’s decision to locate its Technical Center USA in our community. Throughout the years, we have kept our focus on meeting the ever-changing needs of our community.

The concept of Capitol Bancorp is as unique as each individual bank within the company model.  During our third year of operation, we became Capitol Bancorp’s largest bank and we have continued to retain that position despite the fact that Ann Arbor’s population is around 115,000 and four community banks have followed our lead.  We did not set out to be the largest, but our core philosophy of “take care of the customer” has served us well.

We accept the challenge to retain our competitive position and respond to today’s rapidly changing business environment. The Capitol Bancorp model promotes individuality, innovation, entrepreneurship and local decision making.  Our goal is to be of sufficient size to maximize our efficiency, profitability and safety and soundness, while maintaining and nurturing the relationships we have spent years cultivating with our customers and our community.

~Richard G. Dorner, President & CEO

2950 State Street South | Ann Arbor, MI 48104 | 734-887-3100
www.annarborcommerce.com
Founded: October 1, 1990

BOARD OF DIRECTORS

Henry E. Alvarez, CPA
President & Managing Principal
Curtis, Bailey, Exelby & Sposito, P.C.

Richard G. Dorner
President & CEO
Ann Arbor Commerce Bank

Brian K. English
General Counsel
Capitol Bancorp Limited

James A. Fajen
Attorney at Law
Fajen & Miller, P.L.L.C.

James W. Finn
Chairman & CEO
Finn’s-JM&J Insurance Agency, Inc.

H. Nicholas Genova
Chairman & CEO
Washtenaw News Co. Inc.

Richard M. Greene
Consultant
Richard Greene Point Training

Marilyn D. Katz-Pek
Partner Emerita
Biotechnology Business Consultants LLC

James C. Keen Sr.
CEO
Cliff Keen Athletic

David W. Lutton
President
Charles Reinhart Company Realtors

David M. O’Leary
President
O’Leary Paint Company

Fritz Seyferth
Principal
Fritz Seyferth & Associates

Carl Van Appledorn, M.D.
President & COO
Urological Surgery Associates, P.C.

Warren E. Wright
Chairman & Partner
Renosol Corporation

OFFICERS

James A. Fajen
Chairman

Richard G. Dorner
President & CEO

Warren E. Wright
Secretary

Clifford G. Sheldon
Executive Vice President & Cashier

John J. Wilkins
Executive Vice President & CCO

Mary Hays
Senior Vice President

James L. Jeszke
Senior Vice President

Mary Gyorke
First Vice President

John Nixon III
Capitol Wealth Advisors, First Vice President

Noelle C. Grigg
Vice President

Patrick J. McKeon
Vice President

Bryan T. Singer
Vice President

Kathleen Slocum
Capitol Wealth Advisors, Vice President

ARROWHEAD COMMUNITY BANK
Southwest Region

ARLENE KULZER
President & CEO

Since launching Arrowhead Community Bank six years ago, an integral part of our approach to building business has been to support local nonprofit organizations. We believe that what is good for our community is good for our bank.

The bank’s strategic marketing plan was developed around a culture of community service and volunteerism. Time and money are carefully allocated for the volunteer activities of our staff, and a significant portion of the marketing budget is devoted to sponsor and support various civic, educational and nonprofit activities. We communicate our social vision in our advertising, bank statement inserts, via the bank’s website and in our daily activities.

Arrowhead’s management and staff provide leadership, financial support and creative services to support local nonprofits, in addition to providing service charge-free, interest-bearing accounts.  Board members, officers and employees volunteer their time, energy and professional skills for the betterment of the community. We promote volunteerism by modeling volunteerism. Community involvement is a top criterion when interviewing potential bank officers and directors. As a result, we have been successful in developing partnerships with local businesses, nonprofits, volunteer centers, vendors and clients to maximize the impact of our corporate giving programs.  Our business partners have stepped forward as the bank’s team members reach out to the local business community to promote our projects.

This type of community commitment has paid dividends for our bank and our business partners. Over the years, Arrowhead Community Bank has received numerous awards and accolades for volunteerism. In 2005, Arizona Governor Janet Napolitano presented Arrowhead with her Volunteer Service Award for Small Business.  That year, our staff and our strategic business partners built two Habitat for Humanity homes in the West Valley community of El Mirage. The Volunteer Center of Maricopa County has recognized the Arrowhead team three times for its community commitment with awards for volunteerism in the small business category.

This culture of community involvement has made Arrowhead one of the most recognized banks in the West Valley. The Western Maricopa County Coalition has recognized our bank for outstanding contributions to the area’s image, lifestyle and economic development by presenting our bank with its prestigious Best of the West Award for Small Businesses.

What is good for the community is good for our bank and vice versa!

~ Arlene Kulzer, President & CEO

17235 North 75th Avenue, Suite B100 | Glendale, AZ 85308 | 623-776-0800
www.arrowheadcommunitybank.com
Founded: September 21, 2000

BOARD OF DIRECTORS

Shelley L. Bade
RPA, Principal
SL Bade & Associates, LLC

Janet G. Betts
Attorney at Law
Jennings, Strouss & Salmon

W. Patrick Daggett
CPA
Daggett McConachie &
Moore, CPAs, LLP

Michael J. Devine
Attorney at Law

Richard J. Hilde
Owner & CEO
EPW, Inc.

Arlene Kulzer
President & CEO
Arrowhead Community Bank

Dennis E. Landauer
CPA

James J. McCue
Aviation Consultant
Sherwin Industries

Terrance C. Mead
Attorney at Law
Mead & Associates, P.C.

Gloria M. Munoz
Director of Housing Programs
NFWSC

John C. Ogden
Retired, CEO
SunCor Development Company

Carol A. Poore
Vice Provost
ASU at the West Campus

Richard A. Shelton
Agent
RE/MAX Desert Showcase

OFFICERS

John C. Ogden
Chairman

Michael J. Devine
Vice Chairman

Arlene Kulzer
President & CEO

James J. McCue
Secretary

Dennis E. Landauer
Chair, Directors Loan Committee

Amy Lou Blunt
Executive Vice President & CCO

Mary Catherine Mireles
Senior Vice President & COO

Deborah M. Charlesworth
Senior Vice President

Richard L. Oliver
Capitol Wealth Advisors
Senior Vice President

William H. Smith
Senior Vice President

Stacey J. Morrison
Vice President

ASIAN BANK OF ARIZONA
Southwest Region

LESLIE M. GIN
President

Asian Bank of Arizona debuted last spring as Capitol Bancorp’s 43rd affiliate bank. The bank’s official opening ceremony took place on June 16, 2006, amid the roar of dragon dances, the beauty and charm of local Asian pageant winners, and more than 400 attendees.

Key to establishing Asian Bank’s identity and market niche is our superior location. Geographically, our bank is in the heart of the culturally diverse Valley of the Sun. Most importantly, we have one of the most visible anchor positions in the architecturally stunning COFCO Chinese Cultural Center, the most prominent Asian landmark in the entire valley.

Our motto, “We Speak Your Language,” is clearly reflected in our bilingual staff as well as the cultural sensitivity to our customer base.  At present, we have staff members who speak the Asian languages of Mandarin Chinese, Cantonese, Toishan, Tagalog, Korean and Vietnamese. These communications skills have served our bank well, especially with elderly clientele and those who are more recent arrivals to America. Reinforcing the commitment to our Asian communities, we have unveiled our Community Art Wall.  Every few months, a different Asian community is offered the opportunity to display its cultural artwork on the main wall in the bank’s lobby. Thus far, we have proudly exhibited the artwork of the Philippines, China, India and Thailand to the respectful appreciation of clients, prospects and visitors.

We are branding our bank in Arizona by advertising in all local Asian publications and by partnering with international Asian businesses. For instance, we are collaborating with the largest Asian wholesale food supplier in the Phoenix area on its 2007 Lunar New Year calendar. In return, Asian Bank of Arizona’s logo is prominently displayed on the calendar, which is distributed by the food supplier to all of its customers,including the many Asian restaurants in the Valley of the Sun. We expect to reap new business opportunities from this co-branding marketing strategy.

Thanks to Asian Bank’s central location in the ever-expanding metropolitan Phoenix area, several local associations such as the Philippine American Chamber of Commerce of Arizona and the National Association of Asian American Professionals hold their monthly meetings in our bank.  This open door policy is another way of creating name recognition while providing a worthwhile service for potential clients throughout the bustling Valley of the Sun.

~ Leslie M. Gin, President

668 N. 44th St., Suite 123 | Phoenix, AZ  85008 | 602-263-8888
www.asianbankaz.com
Founded: April 27, 2006

BOARD OF DIRECTORS

Jay A. Bansal
Attorney at Law
Law Offices of JA Bansal

Michael J. Devine
Attorney at Law

Leslie M. Gin
President
Asian Bank of Arizona

Robert E. Hite, Jr.
President
Securitech, Inc.

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Gary K. Ong
President
G. O. Enterprises Ltd.

Kwan C. Tang
Principal
Tony Tang Architect Ltd.

Keith Wong
President
EastBridge Investment Group Corp.

OFFICERS

John S. Lewis
Chairman

Michael J. Devine
Secretary

Leslie M. Gin
President

C. David Turpie
Executive Vice President & CCO

Beverly F. Santiago
Vice President

Steven C. Soong
Vice President

BANK OF AUBURN HILLS
Great Lakes Region

NEAL J. SEARLE
President

Having just completed our first full year of operation, the employees of Bank of Auburn Hills were busy in 2006 publicizing our bank and building our business. The bank kicked off the year by joining Automation Alley, a prominent group of preferred businesses for the growing technology sector in southeastern Michigan.

We are networking and branding the bank through our affiliations with the area’s chambers of commerce. For instance, the Pontiac Chamber featured the bank in a cover story of its monthly magazine early in the year and the bank was a sponsor of a membership event with the Auburn Hills Chamber.

Additionally, I have been elected to the board of directors of the Auburn Hills Chamber and our marketing officer, Connie Foster, has joined the Advisory Council for the Pontiac chapter of the Southeastern Michigan Boys & Girls Club.

Part of our bank’s philosophy is to support local organizations that provide a helping hand for our less fortunate neighbors. With this in mind, we were pleased to announce that 100 percent of our employees participated in the 2006-07 United Way campaign.  Our employees also supported the Gleaners Food Bank, donated food, clothing and toys to Lighthouse of Oakland County Inc. and made cash donations to the Salvation Army.

On the business side, we originated and closed 16 Small Business Administration (SBA) loans during the year as well as three small business loans through the Michigan Strategic Fund Capital Access Program. As a creative business bank, we believe in utilizing government loan programs to help our small business clients achieve their goals.

In 2006 we hired a commercial lender and a residential mortgage lender to bolster our loan staff. As a result of these and other staff additions, the bank has moved into a third suite at its current location.  A new building will be constructed in 2007 enabling us to provide more convenience to our clients while giving us the opportunity to further promote our unique business model and image.  We look forward to helping our clients achieve their financial dreams for years to come.

~ Neal J. Searle, President

1988 N. Opdyke Rd. | Auburn Hills, MI 48326 | 248-370-8200
www.bankofauburnhills.com
Founded: July 13, 2005

BOARD OF DIRECTORS

Erwin H. Billig
Chairman
MSX International

Kenneth D. Currie
Business Consultant
Currie and Associates

Frederick Gordon
Attorney

Jason M. Horton
Executive Vice President
REDICO

Richard L. Horvath
VP Finance & Administration
Atlas Copco Tools & Assembly Systems, Inc.

Brian G. McGinnity
Director and EVP Finance
Hirotec America

Michael M. Moran
Chief of Capital Markets
Capitol Bancorp Limited

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Frank Salucci
CPA
Capital Resources of Michigan, Inc.

Neal J. Searle
President
Bank of Auburn Hills

John C. Smythe
President of Great Lakes Region
Capitol Bancorp Limited

ADVISORY DIRECTORS

David L. Polk, CPA
Principal, Polk & Associates PLC

Gary M. Wetstein, CPA
Retired Chairman of BDO Seidman, LLP

William N. Widmyer
Business Consultant &
Real Estate Investor

Marc I. Wittenberg, M.D.
South Oakland Anesthesia
Associates, P.C.

OFFICERS

Joseph D. Reid
Chairman

Frederick Gordon
Vice Chairman

Brian G. McGinnity
Secretary

Neal J. Searle
President

Brian R. Inglis
Senior Vice President & CCO

Cheryl Lynn Gault
Vice President

BANK OF BELLEVILLE
Great Lakes Region

KEVIN M. PESKO
President

After debuting in November 2005, Bank of Belleville hosted a week-long series of grand opening activities in February 2006. One event was memorable as Illinois banking officials joined Belleville officials at our charter-signing and ribbon cutting ceremony. The highlight of the week, however, was the spectacular dinner reception at the bank, attended by more than 200 investors, customers and local dignitaries.

This festive week kicked off our first year of community banking in Belleville - and what a year it was. The bank is positioned to serve businesses and consumers throughout the greater Belleville area with a veteran staff and an excellent board of directors comprised of local business leaders.  During 2006, the bank added Claire S. Leopold as its newest board member, Jo Ann Bohnenstiehl as its second commercial loan officer, Pam Herbeck as its manager of mortgage loans and Ryan Steffensmeier as its senior credit analyst.

We are marketing the uniqueness of the bank with our involvement in the local Chamber, community activities and by hosting visitors for special events at our bank. For instance, we hosted a monthly meeting of a group of non-competing area CEOs allowing them to exchange successful business strategies. We also welcomed local CPAs for a continuing education seminar on business ethics and human resources. During our anniversary month of November, we hosted the Belleville Chamber’s “After Hours” event that was attended by more than 200 local business people.

Last April, I was honored to receive the prestigious Carol Kimmel Community Service Award from my alma mater, Southern Illinois University. I am grateful for the recognition and pleased with how positively it reflects on our bank.

For the second year in a row, the bank sponsored the Belleville Main Street horse-drawn trolley providing complimentary rides for weekend holiday shoppers in downtown Belleville. Bank families also rode in the trolley during the annual “Santa Claus Parade” to kick off the season.  This is quickly becoming a signature event for our bank and we could not be happier that it takes place during such an important time of the year for families.

Bank of Belleville is a proud member of the Capitol Bancorp family. Our employees and our board members embody our Core Values. Together, we are working to maximize our bank’s potential!

~ Kevin M. Pesko, President

720 W. Main Street, Suite 100 | Belleville, IL 62220 | 618-233-6400
www.bankofbelleville.com
Founded: November 4, 2005

BOARD OF DIRECTORS

Dennis E. Bielke
Retired Banker
Community Volunteer

Michael G. Guignon, M.D.
President & Physician
Michael Guignon, M.D., P.C.

Gary R. Hoelscher
President
Hoelscher Engineering, P.C.

Edward A. Hoering III
Principal, CPA
Ganim, Meder, Childers & Hoering, P.C.

Claire S. Leopold
President
Nester Realty Inc.

Kevin M. Pesko
President
Bank of Belleville

Wyatt Rawlings III
Owner
Wyatt Rawlings III CPA, LLC

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

George J. Renner III
Funeral Director
George Renner & Sons
Funeral Homes Inc.

Stanley E. Ricketts
President, Midwest Region
Capitol Bancorp Limited

Douglas D. Sitton
SVP/Manager
Woolpert Inc.

OFFICERS

Joseph D. Reid
Chairman

Kevin M. Pesko
President

Ronald R. Stephens
Executive Vice President & CCO

Jean L. Waeltz
Vice President & COO

Jo Ann Bohnenstiehl
Vice President

Ramona A. Friederich
Vice President

Pamela S. Herbeck
Vice President

BANK OF BELLEVUE
Northwest Region

ANDREW P. BARLASS
President & CEO

Bank of Bellevue completed its first full year of operation during 2006.  Our focus has been, and will continue to be, to grow the bank by developing long-lasting relationships.  We do this by working with clients to meet their financial needs by providing customized products, top-level service and financial advice from a staff with more than 220 years of experience.

During the year, we added a very experienced commercial real estate lender and expanded our mortgage business through our partnership with Amera Mortgage. As a result, we funded a significant number of residential loans during 2006. This allowed us to increase our commercial real estate lending program to include development, construction, bridge and permanent financing for a broad array of commercial real estate projects.  We are targeting this loan category for significant growth in 2007.

One of our new product lines that we now offer is wealth management. Through our association with Capitol Wealth Advisors, we provide a comprehensive array of wealth management advice, service and products to help grow, manage and preserve wealth.

During the year, our employees further increased their involvement in the community.  Once again, the entire staff very generously participated in a community “Adopt a Family” program during the holidays.  We also were involved in the United Way Campaign for the first time and the staff’s contributions were very generous.

Our involvement in the Bellevue Chamber of Commerce was expanded in an effort to support our community and gain more visibility for the bank. In addition to employees serving on several committees, Bank of Bellevue participated in the Chamber’s Eastside Expo for Business and the Women in Business Forum.

We also jointly sponsored two seminars with a local business consultant to discuss ways to grow a business.

Finally, in our quest to promote Bank of Bellevue’s “High Service Levels,” during the summer two employees hiked to the top of Mount Adams in Washington and planted a bank banner on the crest.   It was a good photo opportunity we used for marketing purposes.

We look forward to another successful year as we continue to expand our client relationships and be involved in our community.

~ Andrew P. Barlass, President & CEO

155 - 108th Ave., NE, Suite 100 | Bellevue, WA  98004 | 425-467-5900
www.bankofbellevue.com
Founded: June 15, 2005

BOARD OF DIRECTORS

Andrew P. Barlass
President & CEO
Bank of Bellevue

Richard J. DePosit
CPA
DePosit & Associates

Alvin L. Eerkes
Retired Senior Commercial Banker
Bank of America

Thomas S. Giovanelli
President, Northwest Region
Capitol Bancorp Limited

William M. Hill
President
Western Integrated Technologies

Susan C. Ho
Director of Land Development
Lakeville Construction Inc.

Louie J. Micheli
President
Phillips Real Estate Services

H. Cyrus Oskoui
President
Columbia Athletic Clubs

Peter W. Powell
President
Powell Development Company

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

OFFICERS

Thomas S. Giovanelli
Chairman

Richard J. DePosit
Vice Chairman

Andrew P. Barlass
President & CEO

John S. Williams
Senior Vice President & CCO

Rita E. Dillon
Senior Vice President

Peter J. Barnes
Capitol Wealth Advisors
Vice President

Patrick G. Cleary
Vice President

Sheryl D. Knowlton
Vice President

W. Scott Simmons
Vice President

BANK OF ESCONDIDO
California Region

MICHAEL R. PETERS
President & CEO

Bank of Escondido has completed its third full year of operation, exceeding our earnings goals by 20 percent. Recently, our shareholders also received a significant return on their investment by accepting a share exchange for Capitol Bancorp stock.

Our success is a direct result of our ability to attract top-notch bankers who are successful in their areas of expertise. We develop new business through our networking and relationship style of banking. Several of our officers have worked together for more than 20 years, reflecting the value of the teamwork approach to accomplishing our goals. We have enhanced our management team while also providing professional development opportunities for several key employees.

We continue to improve client services by expanding cash management, internet banking and bill pay, as well as the launch of our full-service Small Business Administration (SBA) loan department. Construction lending remains a good market for us and we continue to gain market share in commercial and business lending.

Located in the economic center of Escondido, Bank of Escondido has been instrumental in the success of the Downtown Business Association (DBA), a nonprofit organization focused on developing the downtown area. I serve on the DBA board and chair its Economic Development Committee. This organization has had a direct impact on making the downtown area a better place to work, be entertained and conduct business.

Bank of Escondido is a proud sponsor of “Cruisin’ Grand,” a weekly event that brings classic cars and car enthusiasts to downtown Escondido. This event attracts more than 5,000 people to the downtown business district every Friday night from April through September. In addition to benefiting Escondido businesses, “Cruisin’ Grand” provides great exposure for the bank, as our downtown location is on Grand Avenue at a prime intersection.

We proudly give back to our community through employee involvement in charitable organizations. For example, we are very active with the Escondido Boys & Girls Club, contributing both time and financial assistance to successful events that raise more than $250,000 in donations each year. Another rewarding experience for bank employees this past year was purchasing and delivering Thanksgiving meals to the homebound throughout our community.

The future remains bright for Bank of Escondido as we capitalize on business development opportunities. We are building our bank through a serious commitment to our community and significant relationships with entrepreneurs and consumers.

~ Michael R. Peters, President & CEO

200 West Grand Avenue | Escondido, CA  92025 | 760-520-0400
www.bankescondido.com
Founded: October 14, 2003

BOARD OF DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Robert M. Cahan
President
Cahan Properties

Richard J. Fleck
President
Southland Paving, Inc.

Marvin L. Gilbert
President
North County Insurance

L. Richard Greenstein, M.D.
Anesthesiologist
Anesthesiologist Consultants of California

Ronald G. Guiles
Senior Partner
GEM Educational Consultants

Mark E. Hayes
Owner
Mark E. Hayes, CPA

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Joan M. Meyer, D.P.M.
Podiatric Medicine
and Surgery

Michael F. Murphy
President
Computer Protection Technology, Inc.

Michael R. Peters
President & CEO
Bank of Escondido

OFFICERS

John S. Lewis
Chairman

Christopher S. Burt
Secretary & Executive Vice President

Michael R. Peters
President & CEO

Abel D. Tellez
Executive Vice President

Michael C. Churchwell
Executive Vice President & CCO

Linda I. Blakley
Senior Vice President

David G. Mitchell
Vice President

Kirsten J. Younkin
Vice President

BANK OF EVERETT
Northwest Region

MICHAEL R. DELLER
President & CEO

On June 30, 2006, Bank of Everett opened its doors. It followed a very successful stock offering for which subscriptions exceeded expectations.   We leveraged that position by offering a special money market account that saw most of that excess converted to deposits and most of the investors to new customers.

We have assembled a very talented team whose members average more than 22 years in banking.  These experienced professionals complement the local business leaders that dominate our Board of Directors.

Located in the heart of downtown Everett, our bank offers a different look and feel.  From the moment you walk into the building, you know you are in for a unique banking experience. Instead of the familiar line of teller windows and closed doors, we chose to create an open space where all of our bankers - from customer service representatives to the president - are fully accessible. Our theme is, “at a teller line you have a transaction, at a customer service center you have a relationship.”

Bank of Everett is actually the third financial institution in Everett to use that name. The first Bank of Everett opened in 1891 and failed in the panic of 1893, a serious decline in the national economy that led to a series of bank failures. The second bank of that name opened in 1963 and was acquired some 20 years later.  The bank’s location and name are nostalgic for long time residents, who shopped in the same building years ago when it was a JCPenney’s™ store. Constructed in 1924, the building served as the city’s tallest building for many years.  In the remodeling, we have remembered its heritage as well as that of the city with many historic photos adorning the walls of the bank.

We are very committed to our community, with staff and board members involved in a myriad of local agencies and organizations including the YMCA, Big Brothers & Big Sisters, Boys & Girls Club, Rotary Club, Christmas House, Volunteers of America and other organizations for the homeless, the hungry and economic development.

The team at Bank of Everett was proud to be counted as Capitol Bancorp’s 47th bank when it opened in 2006. Now we are excited to grow safely and soundly with the other banks that comprise Capitol’s First 50.

~ Michael R. Deller, President & CEO

2722 Colby Ave., Suite 100 | Everett, WA  98201 | 425-740-2888
www.bankofeverett.com
Founded: June 30, 2006

BOARD OF DIRECTORS

Robert W. Bauer
CPA
BauerEvans, Inc., P.S.

Thomas R. Collins
Partner
Anderson Hunter Law Firm

Richard H. Cooper
CEO
The Everett Clinic

Michael R. Deller
President & CEO
Bank of Everett

Thomas S. Giovanelli
President, Northwest Region
Capitol Bancorp Limited

Randy K. Hansen
President
PSG Washington, Inc.

Thomas P. Hoban Jr.
CEO
Coast Real Estate

Wallace S. Rodland
Owner
Rodland Toyota, Inc.

Mary B. Sievers
Executive Director
EverTrust Foundation

Brenda D. Stonecipher
City Council Member
City of Everett

OFFICERS

Thomas S. Giovanelli
Chairman

Wallace S. Rodland
Vice Chairman

Shannan L. Ramey
Secretary

Michael R. Deller
President & CEO

Raymond O. Corwin
Senior Vice President

Malcolm R. Harding
Senior Vice President & CCO

Jeffrey R. Mitchell
Senior Vice President & COO

Kenneth V. Pascoe
Senior Vice President

Michele L. Sayed
Vice President

BANK OF LAS VEGAS
Southwest Region

VINCENT J. CIMINISE
President & CEO

The Bank of Las Vegas name has a rich tradition in our community, so we were fortunate that this name became available when we were organizing the bank five years ago.  We have two employees and a board member who worked for the original Bank of Las Vegas.  Our name always sparks a positive conversation with new customers.  We believe that we have done a good job carrying forward the positive image attached to the Bank of Las Vegas name.  The original Bank of Las Vegas was an integral part of Las Vegas’ history.  It is our goal to make the new Bank of Las Vegas an integral part of Las Vegas’ future.

One way we are doing this is by being committed to the community. For the second year in a row we assisted a local “at risk” school by purchasing needed clothing items for their students. During the holidays, employees and customers donated toys to the City Mission of Las Vegas. We also supported Catholic Charities of Southern Nevada’s holiday food drive. Additionally, the bank sponsored a squadron from Nellis Air Force Base stationed in Iraq, sending them coffee, candy and phone cards.

The bank also made cash contributions to Child Haven, which assists children displaced due to domestic issues, and the Nevada Society for the Prevention of Cruelty to Animals, a local animal sanctuary. The bank was recognized for its participation in the annual United Way of Southern Nevada Campaign. Additionally, the bank and our employees support many other charities.

We also had noteworthy business achievements in 2006. We expanded our team to help us grow to the next level. We added two new board members with strong ties to the community. We also hope to reap rewards from the business organizations we became affiliated with last year. In an effort to increase our profile and generate additional business, we targeted mailings to prospective customers, which proved to be a worthwhile endeavor.

In February 2007 we celebrated the bank’s fifth anniversary.  Bank of Las Vegas is back and our community is better off because of it.

~ Vincent J. Ciminise, President & CEO

6001 S. Decatur Boulevard, Suite P | Las Vegas, NV  89118 | 702-939-2400
www.bankoflasvegas.com |
Founded: February 11, 2002

BOARD OF DIRECTORS

Vincent J. Ciminise
President & CEO
Bank of Las Vegas

Darlene Copsey
Secretary & Treasurer
The Alpha Group Ltd.

Michael J. Devine
Attorney at Law

Leo N. Durant
Owner
LND Construction

Scott R. Gragson
Managing Partner
GKT Acquisitions

Donald K. Hamrick
General Manager
Chapman Dodge

Darryl J. Hardy
Vice President
Hardy Painting & Drywall

Alan R. Houldsworth
Partner
Houldsworth & Company, CPAs

Ronald H. Reynolds
Senior Partner
Callister & Reynolds

Philip T. Saunders
Retired Executive
General Motors Corporation

Michael H. Singer
Owner & President
Michael H. Singer, Ltd.

Herman A. Vander Veldt
Vice President & General Manager
Realty Mortgage Corporation

OFFICERS

Michael J. Devine
Vice Chairman

Vincent J. Ciminise
President & CEO

Roger S. Mellies
Executive Vice President & CCO

Carol A. Clemens
Senior Vice President

William C. Russell
Senior Vice President

Lynne S. Adams
Vice President

Randall S. Daugherty
Vice President

Stephen C. Herman
Vice President

Debbie V. Clarke
Vice President

Thomas A. Coleman
Vice President

Steve C. Herman
Vice President

Annelise M. Strader
Vice President

BANK OF MAUMEE
Great Lakes Region

H. LEE DUNN, JR.
President & CEO

Opening on the cusp of the fourth quarter of 2006, Bank of Maumee is Capitol Bancorp’s 48th affiliate bank. Our 16 employees are seasoned financial services professionals with more than 255 years of combined experience.  Indicative of the interest in our new bank was the success of attracting nearly 300 local investors and capitalizing the bank at $9.5 million.

During the organizational process, we invested long hours cultivating centers of influence, such as accountants, attorneys, stockbrokers and insurance representatives. We gave tours, shared breakfasts and lunches and held many meetings in our new facility long before the bank opened. This provided the opportunity to describe our vision and lay the groundwork to recruit investors and potential customers. Since the bank opened, these many individuals have been strong business referral sources.

As we envisioned, customers appreciate our relationship-driven personal service and rapid response time, plus the wide array of loan and deposit products we offer. As anticipated, they value working with seasoned professionals and taking advantage of the convenience of electronic banking, our ATM network and courier service.

Bank of Maumee is a modern financial institution whose officers and employees are dedicated to providing banking with old-fashioned courtesy and charisma. Customers entering the bank are greeted with the aroma of fresh-baked Otis Spunkmeyer cookies and hot coffee. They have responded well to the enthusiastic welcome by seasoned veterans who greet them by name. When they come into our bank, they can expect to see the bank president available in the lobby or in a more private setting when discretion is desired.

Our board members and customers say that it is exciting to be part of a new community bank that provides excellent customer service.  They are impressed with all the products that we offer, ranging from Small Business Administration loans to a sophisticated online banking system. Our officers are well known in the community and have excellent banking credentials. They are proud to be a part of our dynamic organization.

At Bank of Maumee, we are setting the standard for excellence that we know will bring us customers for life!

 ~ H. Lee Dunn, Jr., President & CEO

3425 Briarfield Blvd., Suite 100 | Maumee, OH  43537 | 419-868-1750
www.bankofmaumee.com
Founded: October 2, 2006

BOARD OF DIRECTORS

Robert Alexander
President & CEO
YMCA of Greater Toledo

Thomas Beutler
CPA, CVA
Tebay, Mosley Associates, LLC
Value Defined, LLC

Peter Dewhirst
Attorney at Law
Shindler, Neff, Holmes, Schlageter
& Mohler, LLP

H. Lee Dunn, Jr.
President & CEO
Bank of Maumee

Brian K. English
General Counsel
Capitol Bancorp Limited

C. Edward Harmon
President
Spartan Logistics

Brian J. Pribis CPA, MT, CVA
Partner
Sobb Roberts & Pribis, Inc.

James L. Regan
President
Regan Insurance Agency

Peter S. Shawaker, CCIM, SIOR
Commercial Realtor
Michael Realty Company

Olivia K. Summons
Director of Public Relations
Toledo Refinery
Sunoco, Inc.

ADVISORY DIRECTORS

Thomas P. Cox, MD MBA FAAFB
Arrowhead Family Physicians &
Associate Medical Director
Paramount Healthcare

Juan A. Hinojosa
Owner
Mondo Mechanical

OFFICERS

Brian K. English
Chairman

Richard D. Heltzel
Secretary

H. Lee Dunn, Jr.
President & CEO

Kevin T. Rahe
Executive Vice President & SLO

Richard D. Heltzel
Senior Vice President & CCO

Meredith A. Delman
Vice President

Veronica Fish
Vice President

Alan W. Hazlett
Vice President

Susan C. Martin
Vice President

William L. Pitzen
Vice President

BANK OF MICHIGAN
Great Lakes Region

MICHAEL G. SARAFA
President & CEO

In less than two years since its debut, Bank of Michigan has received positive publicity for its financial achievements. Consequently, more people in southeastern Michigan want to do business with Bank of Michigan.

We have worked hard to position the bank at the forefront of the local financial education scene by offering business clients and retailers antifraud seminars and money service compliance training. In return, our bank received accolades from the media and regulatory agencies for our leadership in these vital areas of community service.

Partnering with one of our sister banks, Oakland Commerce, we rolled out an innovative and secure funds transport service that we provide to business clients based on their average deposits. This aggressive approach to deposit gathering has delivered immediate results for both banks.

We further enhanced our staff of experienced professionals. Sonya Kory-Haio joined the bank as senior vice president of business development after 17 solid years in Oakland County’s strong financial services market. Our new vice president/commercial lender, Barry Boozan, came to us highly recommended after five years of service with another Capitol Bancorp affiliated bank. And Roxanne Weimer, who has 15 years in banking, joined the bank as operations manager.

Additionally, we were able to successfully identify a strong residential mortgage originator. Jack Abbo, a 12-year veteran, joined the team to head up our mortgage department.

Complementing the business and community leaders on our Board of Directors is well-known Farmington Hills CPA Al Yaldo. Since his arrival in 2006, he has made significant contributions with referrals, advice and counsel.

We serve area nonprofits both as volunteers and as a trusted business partner. For instance, I am delighted to continue as a board member for the Covenant House of Michigan, one of the most respected nonprofits in metropolitan Detroit. On the business side, our bank has experienced success in offering nonprofits the new NOW Charity Checking Account with a higher interest rate for large deposits.

Community and nonprofit work will always be a major focus as our team builds on a succession of meaningful business development achievements.

~ Michael G. Sarafa, President & CEO

30095 Northwestern Highway | Farmington Hills, MI  48334 | 248-865-1300
www.bankofmi.com
Founded: January 10, 2005

BOARD OF DIRECTORS

Ronald G. Acho
Senior Partner
Cummings, McClorey, Davis & Acho

Anthony G. Antone
Vice President of Development
Kojaian Management Corporation

Patrick J. Gregory
CPA, Managing Director
UHY Advisors, Inc.

Burt S. Kassab
Vice President
Kullen & Kassab, P.C.

Martin F. Manna
Managing Partner
Interlink Media

Nick M. Sandiha
Managing Member
Sandiha Holdings, LLC

Michael G. Sarafa
President & CEO
Bank of Michigan

Bruce A. Thomas
President, Eastern Regions
Capitol Bancorp Limited

Al S. Yaldo
CPA/Vice President
Shimoun, Yaldo & Associates, PC

OFFICERS

Bruce A. Thomas
Chairman

Burt S. Kassab
Vice Chairman

Martin F. Manna
Secretary

Michael G. Sarafa
President & CEO

Thomas M. Linden
Executive Vice President & CCO

Sonya Kory-Haio
Senior Vice President

Cindy L. Jensen
Senior Vice President

Jack Abbo
Vice President

Barry J. Boozan
Vice President

Roxanne C. Wiemer
Vice President

BANK OF SAN FRANCISCO
California Region

EDWARD C. OBUCHOWSKI
President

Founded in 2005 as the 38th Capitol Bancorp affiliate bank, Bank of San Francisco focuses on providing exceptional banking services to business, nonprofit and private banking clients throughout the Bay Area.

During our first full year of operation in 2006, we were honored to have a well-known regional law firm move its banking relationship to us. This choice was based on our local decision-making capability, our passion for service and our ability to handle the banking needs of the firm as well as its principals. This firm has quickly become a trusted partner. In addition to supplying us with meaningful business referrals, two of its partners have joined the bank’s Advisory Board and the firm recently co-hosted a seminar for our respective clients and prospects.

The 15-member Advisory Board was assembled in 2006. Its talented and dynamic members serve as ambassadors for our bank.  Already, we have received several qualified referrals from the group. Additionally, our bank board members, investors, clients and referral network are helping us spread the word about Bank of San Francisco to the Bay Area’s business and nonprofit communities.

In line with our commitment to the nonprofit community, we introduced our interest checking account with a competitive, tiered rate structure. Nonprofit administrators no longer have to worry about transferring funds from their checking account to a money market or sweep account. These clients appreciate the simplicity and competitiveness of the account.

As part of our commitment to be a value-added resource for our clients and prospects, we hosted several popular luncheon seminars in 2006. Topics included employment law, wealth management tips for business owners and international issues facing privately-held American companies.

Being a new bank devoted to the principles of economic development, our management team was asked to be part of a case study for a group of students in an entrepreneurship class at San Francisco State University.  Through this case study the chancellor of the California State University system, which has 23 campuses and more than 400,000 students, became aware of our bank. The chancellor highlighted our bank and commended the students in a marketing video being aired statewide.

It is through community involvement opportunities such as these that Bank of San Francisco’s reputation is being built in our community and throughout California. We look forward to building off of this solid foundation.

~ Edward C. Obuchowski, President

575 Market Street, Suite 2400 | San Francisco, CA  94105 | 415-744-6700
www.bankofsf.com
Founded: August 1, 2005

BOARD OF DIRECTORS

Roberta Achtenberg
Chair, Board of Trustees
The California State University

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Joseph P. Cristiano
Former President & CEO
Kelly-Moore Paint Company
and Chairman, The MCM Group

James R. Dobberstein
Managing Director & Principal
Shea Labagh Dobberstein CPAs

Arthur F. Evans
Chairman
A. F. Evans Company, Inc.

Susan S. Morse, CFA, CFP
Senior Advisor & Chief Compliance Officer
Mosaic Financial Partners, Inc.

Edward C. Obuchowski
President
Bank of San Francisco

David J. O’Leary
Chairman
O’Leary Paint Company

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

George J. Vukasin, Jr.
Executive Vice President
Peerless Coffee & Tea

OFFICERS

Joseph D. Reid
Chairman

Scott R. Andrews
Vice Chairman

Edward C. Obuchowski
President

Raymond C. Brown
Executive Vice President, CCO

Wendy A. Ross
Executive Vice President

Macie L. Caldwell
Senior Vice President

Edward G. Damgen
Senior Vice President

Ikuo Ogata
Senior Vice President

Z. Faye Burns
Vice President

Lisa Lau
Vice President, Secretary

Timothy R. Rosenthal
Vice President

BANK OF SANTA BARBARA
California Region

ANDY L. CLARK
President

Bank of Santa Barbara has been very well received by the local business community since the bank opened in December 2005.

We exceeded our goals in both loans and deposits and our overall growth was double what we projected.  We have developed a diversified portfolio of high quality loans.

In early 2006, we added three directors to our board: Craig Makela, president of Santa Barbara Olive Company; Tom Caesar, principal in Hub International Insurance; and David Grotenhuis, partner of Santa Barbara Capital, a local real estate development company. All three gentlemen have been heavily involved in the local business community for many years. They have significantly enhanced our strong board and have contributed to the early success of the bank.

During 2006, our bank made monetary, volunteer and sponsorship contributions to 35 local nonprofit organizations. These contributions represent our commitment to the Santa Barbara community and our appreciation for what these organizations do in our community.  In addition, our bank received the “Best New Campaign” award for 2005-06 from the United Way of Santa Barbara County.  We also made loans to two local nonprofit charitable organizations during the year.

We co-sponsored the premier screening of a documentary about the business book, Good to Great, which sold more than 2 million copies. The event was attended by local entrepreneurs and business leaders.

During 2006, we embarked on a very successful radio advertising campaign that featured a different local leader each week and honored them for their contributions to improving the quality of life in our local community.

The contractor that worked on the interior of our bank was recognized for excellence on our project by receiving the “Best Commercial Tenant Improvements under $500,000” award from the Santa Barbara Contractors Association at its annual awards banquet.

Andrew Chung, vice president and relationship manager, was appointed to the loan committee of California Coastal Rural Development Corp., an organization affiliated with the State of California that provides loan guarantees for small businesses.

As you can see, 2006 was a busy year for Bank of Santa Barbara. We have high expectations for 2007 and we are just getting started!

~ Andy L. Clark, President

12 East Figueroa Street | Santa Barbara, CA  93101 | 805-730-7860
www.banksb.com
Founded: December 19, 2005

BOARD OF DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Greggory M. Bigger
President
Santa Barbara Bancorp

Ronald M. Blitzer
President
Nations Food Packaging

Thomas E. Caesar
Senior Vice President
Hub International Insurance

Andy L. Clark
President
Bank of Santa Barbara

David W. Grotenhuis
Partner
Santa Barbara Capital

Michael F. Hannley
President & CEO
Bank of Tucson

John L. Kavanagh
President
Kavanagh Corporation

Craig A. Makela
President
Santa Barbara Olive Company

Frank E. McGinity, CPA
Partner
McGinity Nodar & Daley, LLP

Dr. Timothy O’Connor
President
Ventura Radiation
Oncology Group

Robert M. Ornstein, Esq.
Senior Consultant
Visionworks Associates, LLC

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Michael D. White
President
MDW Companies

OFFICERS

Joseph D. Reid
Chairman

Scott R. Andrews
Chief Executive Officer

Andy L. Clark
President

Robert  H. Rothenberg
Executive Vice President, Secretary

Greggory M. Bigger
Senior Vice President

Andrew E. Chung
Vice President

Paveena Luangprasert
Vice President

Frances P. Meehan
Vice President

BANK of TUCSON
Southwest Region

MICHAEL F. HANNLEY
President & CEO

Bank of Tucson had its beginnings in January 1996 when Capitol Bancorp Chairman and CEO, Joseph D. Reid, and I first discussed establishing a business bank in Tucson. Since that time, our bank has become a model of efficiency and high performance.  We are proud of the success we have achieved over the past 11 years.

Tucson is a vibrant community with significant opportunity for business development.  Tucson has multiple regional and national banks aggressively competing for deposit and loan opportunities. All have a similar array of products and technology -  yet Bank of Tucson’s performance has set it apart from the others.

Our experienced, talented and community-focused employees distinguish us from the competition. Our bank’s management team has continually viewed our employees as its most important asset in creating value for the bank.  Expectations of excellence and being extraordinary in all facets of banking are achieved in ordinary ways.  In addition to being specialists in their areas of responsibility, each employee has been cross-trained to support other job functions, thus providing an important added value for our customers.

Since its inception, Bank of Tucson has operated like a family-owned business that is profit driven. The bank hires employees who always strive to fulfill the needs of its current and prospective customers.   These employees are people who live, work and invest themselves in our community.  This bank is truly a great institution built on great people who thrive on being the best.  Tell them they can’t do something, and they’ll strive to prove you wrong every time.

It is said that it is truly a pleasure to walk into Bank of Tucson to cash a check, speak with a teller, be greeted by a loan officer or say hello to the president. This is the true secret to our success…our staff.

~ Michael F. Hannley, President & CEO

4400 East Broadway Boulevard | Tucson, AZ  85711 | 520-321-4500
Nogales | 610 N. Morley Ave. | Nogales, AZ  85621 | 520-397-9220
www.bankoftucson.com
Founded: June 27, 1996

BOARD OF DIRECTORS

Bruce I. Ash
Vice President
Paul Ash Management Company, LLC

Slivy Edmonds Cotton
Senior Managing Director
Portico & The Edmonds Group

Michael F. Hannley
President & CEO
Bank of Tucson

Michael J. Harris
Associate Broker
Long Realty Company

Richard F. Imwalle
Chairman
Bank of Tucson

David Jeong
CPA
Jeong & Lizardi, P.C.

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Burton J. Kinerk
Attorney at Law
Kinerk, Beal, Schmidt, Dyer & Sethi, P.C.

Harold H. Kitay
Commercial Developer/Owner
Whirlygig Properties, LLC

Humberto S. Lopez
President
HSL Properties, Inc.

Lyn M. Papanikolas
Realtor
Long Realty Company

OFFICERS

Richard F. Imwalle
Chairman

Michael L. Kasten
Vice Chairman

Michael F. Hannley
President & CEO

Harold H. Kitay
Secretary

C. David Foust
Executive Vice President & CCO

Sandi L. Smithe
Executive Vice President & COO

David A. Esquivel
Senior Vice President

Catherine C. Garcia
Senior Vice President

Richard K. Mullen
Senior Vice President

Richard A. Garcia
Vice President

Lucian V. Moga
Vice President

Guillermo Monge
Capitol Wealth Advisors
Vice President

Robert D. Placzek
Vice President

Patricia A. Taylor
Vice President

BANK OF VALDOSTA
Southeast Region

MATTHEW D. STANALAND
President

Opening its doors in June 2006, Bank of Valdosta debuted as Capitol Bancorp’s 45th affiliate bank. Our veteran staff of 11 local bankers has more than 100 years of banking experience.

From the early organizational stage through the capitalization process and bank’s opening, the people of Valdosta have welcomed this new bank with open arms. They like our convenient location and our entrepreneurial spirit.

The bank held a ribbon cutting and grand opening celebration in September.  More than 250 people, including many clients and civic and business leaders, attended the event. Our guests enjoyed food and refreshments and were given a guided tour of our offices.

As the newest community bank in our area, we are calling on referrals and other relationships as we build our client base. It is our goal to be a banking leader in the community. We are focused on providing relationship banking to businesses, their owners and management teams, as well as to entrepreneurs, professionals and consumers.

Our officers plan to remain active volunteers with community organizations, including the United Way of Valdosta/Lowndes County. This past year, Bank of Valdosta was also proud to report that we had 100 percent participation in the local United Way campaign.

Prior to the bank’s opening, our building was remodeled to better suit our needs.  Located near the South Georgia Medical Center, Valdosta State University and across the street from the South Georgia Regional Library, the bank is in a high-volume traffic area that we feel positions it for steady growth.

One of the bank’s board members, William Culbreth, is the president of Culbreth, Minick, and Associates Inc., a CPA firm in Valdosta.  He is a tremendous asset to the bank and well-respected in the community.  Also a bank client, he enjoys our friendly staff.  The bank provides quality customer service to all its clients without sacrificing credit quality in order to maximize shareholder value.

Bank of Valdosta is the first local bank to provide a courier service for its business clients.  With the guidance and business referrals of our board of directors and the contributions of our dedicated staff, we plan to grow our bank as we expand our active role in the economic development of the city of Valdosta and Lowndes County.

~ Matthew D. Stanaland, President

301 Woodrow Wilson Dr. | Valdosta, GA  31602-2537 | 229-242-3522
www.bankofvaldosta.com
Founded: June 21, 2006

BOARD OF DIRECTORS

William A. Culbreth
President
Culbreth, Minick & Associates, Inc.

Walter F. Gill, Jr.
President
Pinnacle Prime Contractors, Inc.

Dr. Thomas W. Hobby
Valdosta Medical Clinic

Bruce D. Jones
President & CEO
Community Bank of Rowan

Joseph D. Reid III
Director of Bank Development
Capitol Bancorp Limited

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Patrick T. Reid
Attorney
Reid & Reid

Matthew D. Stanaland
President
Bank of Valdosta

Thomas R. Warren
Retired
Private Investor

Sherry C. Wetherington
President
Only Options, Inc.

OFFICERS

Joseph D. Reid
Chairman

Patrick T. Reid
Vice Chairman

William A. Culbreth
Secretary

Matthew D. Stanaland
President

Earl W. Douglas
Senior Lending Officer & CCO

Penny L. Brogdon
Vice President

Beverly G. Edwards
Vice President

R. Jeremy Ragan
Vice President

Stephen P. Sainz
Vice President

BLACK MOUNTAIN COMMUNITY BANK
Southwest Region

PETER M. ATKINSON
President & CEO

We are fortunate to be located in the Las Vegas Valley, which has proved its resiliency during every national recession since 1980. Our tourist industry recovered from the tragedy of 9/11 in just a few months. Additionally, the people that live in our state have been very supportive of the banking industry, especially community banks.

Clearly the business community in southern Nevada values our style of banking. Capitol Bancorp’s opening of five banks in the Las Vegas Metropolitan Valley since 1999 is evidence of its success. Black Mountain Community Bank was Capitol Bancorp’s 26th bank and the third in southern Nevada when it opened in March 2000. The opening of CBC’s 50th bank little more than six years later is more evidence of the public’s acceptance of our style of banking on the national stage.

When our bank debuted, there were just eight employees, seven of whom are still here. We hired our 25th employee during the fourth quarter of 2006. We just negotiated for additional office space, which will be our fourth expansion since opening. It is an exciting time.

There is a company in our area that for years has advertised, “We want only to be the best.” What a great slogan. We strive to have our customers see us as the best.  We are not only bankers, even though we spend time working through the Nevada Bankers Association for the benefit of our industry; and we are not only business-people, even though we serve on the boards and committees with organizations, such as the Henderson Chamber of Commerce and the Henderson Development Association.  We are a part of our community. We truly want to make it a better place to live and work. Whether this means serving on a booster club for the high school band or the local gymnastic team, delivering Christmas presents from our Christmas angel trees, or getting our customers involved in raising money for a local need, we welcome the chance to contribute.

The really good news is that Black Mountain Community Bank is a proud member of a family of banks in an industry that prides itself on being a good citizen and accepting the responsibility that goes with it. We look forward to serving our community in the years to come.

~ Peter M. Atkinson, President & CEO

1700 West Horizon Ridge Parkway, Suite 101 | Henderson, NV  89012 | 702-990-5900
www.bmcb.com
Founded: March 27, 2000

BOARD OF DIRECTORS

Kristine E. Anaya
CPA
Anaya & Company, Ltd.

Peter M. Atkinson
President & CEO
Black Mountain Community Bank

Michael J. Devine
Attorney at Law

Betty A. Kincaid
Investor

Michael J. Mixer
Corporate Broker
Colliers International

Colleen C. O’Callaghan-Miele
Vice President & Circulations Manager
H.B.C. Publications

Phillip N. Ralston
Chief Financial Officer & Treasurer
American Nevada Company

Christopher G. Samson
President & Owner
FN Investments, Inc.

OFFICERS

Michael J. Devine
Chairman & Secretary

Peter M. Atkinson
President & CEO

David S. Rennick
Executive Vice President & CCO

Kathy M. Lucero
Senior Vice President

Dennis L. Monson
Senior Vice President

Shari A. Smith
Senior Vice President

Grenell Martin
First Vice President

RaMon McBride
Vice President

Stephen E. Norris
Vice President

BRIGHTON COMMERCE BANK
Great Lakes Region

GARY T. NICKERSON SR.
President & CEO

At the core of Brighton Commerce Bank’s success is our outstanding customer service.  This quality service, combined with experienced mortgage and commercial banking personnel and access to comprehensive trust and investment services through Capitol Wealth Advisors, provides our customers with a complete banking experience.

To enhance customer service and deposit gathering, we installed a full-service ATM deposit system last summer at the St. Joseph Urgent Health Care Facility and Cancer Center. We are now attracting deposits from physicians and their staff. Our first full-service ATM is located at our bank’s drive-in.  We also have two cash ATM machines strategically positioned to serve our customers at the popular Mount Brighton Recreation Area and a busy service station on Grand River Avenue.  We have plans to set up a third full-service ATM in Livingston County in 2007.

In 2006, we launched a new fraud tracking system and provided regular messages to customers about scams, including identity theft.  By creating more awareness about high-tech financial crimes, we benefit our customers as well as our bank. In the area of wealth management, we held several Capitol Wealth seminars for real estate agents, home builders and professional groups. We are also offering lockbox services for our business customers.  This service, in addition to remote deposit capture, complements the Internet Banking and Cash Management services we presently offer entrepreneurs.

Our community commitment is unparalleled in our market.  There has been 100 percent employee participation in the local United Way campaign every year since the bank’s inception in 1997 and the bank recognizes that commitment through an additional annual corporate gift to the United Way.  We also have a team of officers and directors involved in the annual United Way Day of Caring. Board member Jim Winchel was chair of the 2006 United Way of Livingston County Campaign, following in the steps of board members Scott Griffith and Piet Lindhout, who are past chairs.

This past fall, we helped raise more than $15,000 for our local food bank as the second year sponsor of the popular Birdie Day/Golf Ball Drop and $11,000 for the St. Joseph Mercy Livingston Hospice in partnership with our vice chairman Mike Corrigan.

The Brighton Commerce Bank team is proud of our 10 years of service.  We are building on this success with new products and services to further grow our market share.

~ Gary T. Nickerson Sr., President & CEO

8700 North Second Street | Brighton, MI 48116 | 810-220-1199
www.brightoncommerce.com
Founded: January 8, 1997

BOARD OF DIRECTORS

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

John C. Codere
President
Brighton Block & Concrete

Michael B. Corrigan
President
Corrigan Oil Company, Inc.

Scott C. Griffith
President
ERA Griffith Realty

William LaMarra
Chairman & CEO
Excelda Manufacturing

Piet W. Lindhout
CEO
Lindhout Associates Architects, AIA

Lyle W. Miller
President
L. W. Miller Holding Company

Gary T. Nickerson Sr.
President & CEO
Brighton Commerce Bank

Kacee M. Reid
Attorney at Law
Kacee M. Reid, PLC

Mitchell J. Stanley
President
Mickey Stanley & Associates

James A. Winchel
President
Colt Park Agency, Inc.

OFFICERS

Robert C. Carr
Chairman

Michael B. Corrigan
Vice Chairman

Gary T. Nickerson Sr.
President & CEO

Linda K. Lavely
Senior Vice President

Joseph M. Petrucci
Senior Vice President & CCO

John Szydzik
Senior Vice President & Cashier

William R. Anderson
Vice President

Mark R. DuShane
Capitol Wealth Advisors,
Vice President

Sandra T. Radtke-Gerkin
Vice President

CAMELBACK COMMUNITY BANK
Southwest Region

GAIL E. GRACE
President & CEO

Camelback Community Bank experienced solid growth in loans and deposits in 2006. We plan to build on that success in 2007 by adding business bill pay, remote deposit and lockbox services to the products we currently offer our business customers.

Our ongoing efforts to improve the bank’s performance actually began in 2005 when our staff first came together to create a vision - “Relationships that last a lifetime!”  Last February the staff met off-site to kick off our marketing and strategic business planning process. Our focus is on team building and relationship banking. We have created a very successful referral incentive plan which resulted in new and expanded business relationships. We have also formed committees to better manage and track our key initiatives.

The team members at our bank know their involvement in local organizations is helping meet the many needs of our diverse community. During 2006, our employees and our bank were involved in, made monetary contributions to and sponsored many programs and nonprofit organizations that provide services for the less fortunate individuals and families in the community. Our employees are also involved in the annual United Way campaign.  Additionally, the bank solidifies its community commitment by allowing nonprofit boards and committees to hold their meetings in our board room.

We are very proud of our business partners on the bank’s board of directors. Their business advice and referrals help improve the bank’s performance, while their community involvement reflects well on all of us. In 2006, two of our founding board members were honored for their community contributions. Shirley Agnos was recognized with the inaugural Community Leadership Award from the Tumbleweed Center for Youth Development, which provides programs for homeless, abused and abandoned youth.  Board vice chairman Dan Robledo was also recognized by Chicanos Por La Causa for his contributions to the community development organization that is active throughout the state.

Launched in 1998, Camelback Community Bank is the third oldest Capitol Bancorp affiliate bank in Arizona. By building solid relationships that last a lifetime, the Camelback team is strengthening our bank and our community.

~ Gail E. Grace, President & CEO

2777 East Camelback Road, Suite 100 | Phoenix, AZ  85016 | 602-224-5800
www.camelbackbank.com
Founded: May 20, 1998

BOARD OF DIRECTORS

Shirley A. Agnos
President Emerita
Arizona Town Hall

Cord D. Armstrong, CPA
Manager
Miller Wagner Business Services, Inc.

Michael J. Devine
Attorney at Law

Gail E. Grace
President & CEO
Camelback Community Bank

S. Jill Hastings, J.D.
Principal
Pension Strategies, LLC

Robert V. Lester
President
Progressive Financial Concepts

Tammy A. Linn
President, Arizona Character
Education Foundation
Executive Director, United Way of
Yavapai County

Susan C. Mulligan
Community Volunteer

Barbara J. Ralston
Chair
Camelback Community Bank

Dan A. Robledo
Senior Vice President &
Arizona Operations Manager
Land America Financial Group

Robert S. Roda, DDS
Roda & Sluyk, Ltd.

Kenneth Van Winkle, Jr.
Attorney at Law
Lewis and Roca, LLP

OFFICERS

Barbara J. Ralston
Chair

Dan A. Robledo
Vice Chairman

Gail E. Grace
President & CEO

Shirley A. Agnos
Secretary

James A. Klussman
Executive Vice President & CCO

Timothy J. Hoekstra
Senior Vice President

Deanna L. Brock
Vice President

Todd W. Grady
Vice President

Jennifer S. Higgins
Vice President

Amy L. Hotaling
Vice President

William F. Von Hatten
Vice President

CAPITOL NATIONAL BANK
Great Lakes Region

PAULA D. CUNNINGHAM
President

Being the first of Capitol Bancorp’s first 50 banks, Capitol National Bank has enjoyed many unique opportunities.  Much of our continuing success can be attributed to the first employees ever hired by the bank. Our first bank president, Robert Carr, is now our chairman and also serves as vice chairman of Capitol Bancorp. Our vice president of operations, Lori Garcia and loan officer, Toni Raleigh, have been at the bank for 25 years. Our first customers still bank with us today. Our strength, success and reputation are built around our people. Our directors, staff and customers are our greatest asset.

The Core Values of Loyalty, Integrity, Community Commitment, Maximizing Potential and Entrepreneurship are as much a blueprint for success as any one initiative that we have launched.

In mid-Michigan, Capitol National Bank is synonymous with community involvement.  Whether we are partnering with St. Vincent Home for Children, the Boys & Girls Club of Lansing or the American Red Cross, our reputation as community bankers precedes us. We have been building solid relationships for 25 years.The members of our Board of Directors have been actively involved in providing referrals and developing business. They were the creators of “Wine, Women and Wisdom,” the signature networking and business development event for Capitol National Bank and several other banks in the Capitol Bancorp system.

The past year is indicative of our staff’s service, success and professionalism. Intern Amy Marsh served for one week with relief workers at a hurricane relief center on the Gulf Coast during her semester break from Michigan State University. Our business development staff and loan officers invited CPAs and attorneys to a Small Business Administration (SBA) seminar the bank hosted. Board member John Smythe, the immediate past president of our bank and chairman of our affiliate Amera Mortgage, was honored to be named president of Capitol Bancorp’s Great Lakes Region. Ted Terzian, vice president of wealth management, earned the Certified Senior Advisor designation from the Society of Certified Senior Advisors.

All of these individuals and the rest of our talented staff serve on nonprofit boards, volunteer in the community and are committed to working hard to ensure our bank’s success. As a result of their tireless efforts, we are confident that we will continue to grow our business while we provide outstanding customer service and fulfill our Core Values.

~ Paula D. Cunningham, President

200 Washington Square North | Lansing, MI  48933 | 517-484-5080
Delta Branch | 644 Migaldi Lane | Lansing, MI  48917 | 517-627-8881
Meridian Branch | 4792 Marsh Road | Okemos, MI  48864 | 517-347-1006
www.capitolnational.com
Founded: November 22, 1982

BOARD OF DIRECTORS

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

Nan Elizabeth Casey
Attorney at Law
Fraser Law Firm

Charles J. Clark
President
Clark Construction Company

Paula D. Cunningham
President
Capitol National Bank

Patrick F. Hayes
President
F. D. Hayes Electric Company

Richard A. Henderson
President
Henderson & Associates, P.C.

J. Christopher Holman
Publisher
The Greater Lansing Business Monthly

Lewis D. Johns II
Vice President
Mid-Michigan Investment Company

Kevin A. Kelly
Executive Director
Michigan State Medical Society

Charles J. McDonald
Cashier - Great Lakes Region
Capitol Bancorp Limited

Kelly D. Miller
Vice President
Bank Performance
Capitol Bancorp Limited

John D. O’Leary
Co-President
O’Leary Paint Company

Cristin K. Reid
Corporate President
Capitol Bancorp Limited

Patricia A. Reynolds
Former President
Capital Region Community Foundation

John C. Smythe
President, Great Lakes Region
Capitol Bancorp Limited

OFFICERS

Robert C. Carr
Chairman

Paula D. Cunningham
President

Patrick F. Hayes
Secretary

John C. Smythe
CEO

John R. Farquhar
Senior Vice President

David E. Feldpausch
Senior Vice President

Nancy J. Fox
Vice President

Lori M. Garcia
Vice President

Michael S. Heath
Capitol Wealth Advisors, Vice President

Theodore M. Terzian
Capitol Wealth Advisors, Vice President

Ronda M. Thompson
Vice President

COMMUNITY BANK OF ROWAN
Southeast Region

BRUCE D. JONES
President & CEO

This past year has been an exciting year for our employees, directors and 300 shareholders.  Community Bank of Rowan began serving the South Rowan community by opening its first office in China Grove in February 2006.  In May, the bank opened its main office with a total renovation of the two-story, 10,000-square-foot building located at the gateway to historic downtown Salisbury.

The bank has experienced outstanding growth in 2006 and we believe 2007 will be a banner year.  The bank has been approved by the U.S. Small Business Administration to be a “Preferred Lender,” allowing us to better focus on our small-business niche.  Also, with the strong economy in Rowan County and the surrounding area, we are concentrating on growing the bank’s mortgage, construction, commercial and income property loan portfolios.

Commercial deposit growth will remain a primary focus.  Our commercial customers have access to cash management, Internet banking, bill pay, remote deposit and lockbox services that the big banks offer, but we pride ourselves in taking the time to understand their needs in order to provide better service.  We also have all of the bank products delivered with the personal touch that our customers expect from their community bank.

Community banking is our passion and the entire team of employees and directors at Community Bank of Rowan is committed to offering a high level of service while treating our customers as individuals.  When customers call our bank they speak to employees who are empowered to deliver results. Our officers have the experience to make credit decisions in a timely manner. This immediately separates our bank from the competition.

We also believe we have the responsibility to volunteer with organizations that improve our community. Our officers are active with several local organizations, including the Rowan Regional Medical Center, Rowan County Chamber of Commerce, Habitat for Humanity and the Rowan County Economic Development Commission.

Our name says it all -- Community Bank of Rowan, a place where you can stop by to visit with neighbors, have a cup of Starbucks™ coffee or just read the newspaper.

Friends helping friends - we wouldn’t want it any other way.

~ Bruce D. Jones, President & CEO

322 E. Innes Street | Salisbury, NC  28144 | 704-639-0730
China Grove Office | 313 E. Centerview Street | China Grove, NC  28023 | 704-857-3300
www.communitybankofrowan.com
Founded: February 21, 2006

BOARD OF DIRECTORS

Gregory M. Alcorn
Owner & CEO
Global Contact Services

John T. Bost
Developer
Jim L. Bost Construction Co., Inc.
Bost Development Co., Inc.
B & R Realty

Dr. James L. Comadoll
Orthopedic Surgeon/President
RoMedical Care PA

John W. Ellis II
Area Manager
Baxter Bio Surgery

William M. Graham
Attorney
Wallace and Graham, PA

Dianne Y. Greene
Broker & Owner
Century 21 Towne & Country

Bruce D. Jones
President & CEO
Community Bank of Rowan

Bobby Clay Lindsay Jr.
President
Summit Developers, Inc.

Patrick T. Reid
Attorney
Reid & Reid

Dr. Eric C. Troyer, MD
Physician
Troyer Family Practice

OFFICERS

Bruce D. Jones
Chairman
President & CEO

John W. Ellis II
Secretary

Seamus M. Donaldson
Senior Vice President & CCO

Robert C. Sieg
Senior Vice President

David L. Flanary
Vice President

Judy K. Haire
Vice President

Nancy C. Hildreth
Vice President

Crystal L. Hodges
Vice President

Brad  R. Martin
Vice President

Jeff S. Wetmore
Vice President

DESERT COMMUNITY BANK
Southwest Region

JAMES W. HOWARD
President & CEO

When Desert Community Bank opened in 1999, it was Capitol Bancorp’s first bank in southern Nevada. Community acceptance to the Capitol Bancorp banking model was fast and the bank’s stock sold quickly. This encouraged the development of the next four banks in Nevada, as the trail had been successfully blazed.

As our investors and customers have prospered, so has our bank.  We are proud of the bank’s business achievements.

Along the way, our staff has grown as well. Our five-person loan operations department, led by senior vice president Michelle Scalzo, was recently relocated to an adjacent building in anticipation of future  expansion to accommodate the continued growth.

Our bank was one of the first Capitol Bancorp banks to convert to a new core operating system which enables expanded service capabilities. Senior vice president Eileen Hagler oversaw the implementation at our bank and then assisted the other Capitol Bancorp banks in Nevada.

We are also pleased for Al Gourrier, our former chief credit officer. He has gone on to become the president of 1st Commerce Bank, the fifth bank in Nevada. We wish him great success.

During 2006, we were proud to welcome Larry Kifer to the Board of Directors. Larry is chairman and CEO of an investment and consulting business and is the 2007 chairman of the Las Vegas Chamber of Commerce. We expect his contributions to the growth of our bank will be felt for many years to come.

Our community bank is actively involved in improving the quality of life in our city. For example, in 2006, the bank donated a van to the 100 Black Men of Las Vegas, a youth-mentoring organization having challenges transporting members to their activities. We gladly fulfilled this need with appreciation toward the good that this organization does for the community.

At Desert Community Bank, we remain mindful of the Armed Forces. Our thoughts are with all of the men and women in the military, especially those serving overseas.

Country and community reign supreme at Desert Community Bank. Their success means that with hard work and diligence we too will continue to be successful.

~ James W. Howard, President & CEO

3740 South Pecos-McLeod | Las Vegas, NV  89121-4260 | 702-938-0500
www.desertcommunity.com
Founded: August 6, 1999

BOARD OF DIRECTORS

Robert A. Albano
President
Rinker Materials Corporation

Robert J. Andrews
COO
Ryan’s Express

Michael J. Devine
Attorney at Law

Rose M. K. Dominguez
Realtor
AC Sales Real Estate Services

Garry L. Hayes
President
Law Office of Garry L. Hayes

James W. Howard
President & CEO
Desert Community Bank

Larry W. Kifer
Chairman & CEO
Lilack, Inc.

Leland D. Pace
Partner
Stewart, Archibald & Barney, LLP

Thomas A. Smith
President & CEO
Group Two, Inc.

Stephen D. Stiver
Retired President
Stiver Car Care

OFFICERS

Michael J. Devine
Chairman/Acting Secretary

Garry L. Hayes
Vice Chairman

James W. Howard
President & CEO

Gerald T. Buttaccio
Executive Vice President & CCO

Robert J. Beck
Senior Vice President

Rodney K. Chaney
Senior Vice President

Eileen S. Hagler
Senior Vice President

Michelle  Scalzo
Senior Vice President

John J. Gentile
Vice President

Larry A. Moulton
Vice President

DETROIT COMMERCE BANK
Great Lakes Region

HAROLD G. CURRY
President & CEO

Detroit Commerce Bank debuted as Capitol Bancorp’s 16th affiliate bank in 1998. Each year since then we have made significant staff and business improvements that have enhanced our performance, while strengthening our community image. In 2006, we achieved tremendous business success as assets, loans and earnings reached record highs.

Our commitment to the community can be seen in our involvement with local business and nonprofit organizations. For instance, last year we supported business associations, such as the Jefferson East Business Association, which also serves as an office for the City of Detroit’s Neighborhood Commercial Revitalization program and the Michigan Small Business and Technology Center. This involvement expanded the bank’s name recognition while our staff marketed our banking services to hundreds of business and individual prospects.

One of the reasons our bank received an “Outstanding” rating in its latest FDIC Community Reinvestment Act exam is our solid record providing financial education seminars for nonprofit organizations and the people they serve. In 2006, we were gratified by a successful financial seminar we provided for more than 90 young urban adults who are members of the Midnight Golf Program in Detroit. In addition to teaching these young people the game of golf and golf etiquette, this program provides life-skills training as well as opportunities to meet with mentors who are bankers, entrepreneurs and professionals.

We also proudly serve our community by fostering economic development in the following ways:

   •   We provided construction financing for dozens of new single-family residences for low-to-moderate income families through various government-supported programs.

   •   We made contributions to nonprofit organizations which focus on helping children, the disabled and the less fortunate become more productive citizens and achieve success in life.

   •   In serving on various nonprofit boards, our officers and board members volunteer their time and expertise to help these community-based organizations achieve their objectives.

The team members at Detroit Commerce Bank are excited about our myriad of prospects in 2007 and beyond as we expand our services to clients and reach out to serve our community.  We are building upon our significant successes by providing the highest level of personalized customer service available in our market.

~ Harold G. Curry, President & CEO

645 Griswold Street, Suite 70 | Detroit, MI  48226-4011 | 313-967-9700
www.detroitcommerce.com
Founded: December 14, 1998

BOARD OF DIRECTORS

James P. Allen, Sr. Esq.
Attorney at Law
Allen Brothers, PLLC

Ralph J. Burrell
President
SymCon

Dr. Vivian L. Carpenter
President
Supreme Communications Group

Harold G. Curry
President & CEO
Detroit Commerce Bank

Donald M. Davis Jr.
Vice President & Chief Officer
Human Resources Support
Health Alliance Plan

Edward Deeb
President
Michigan Business &
Professional Association

Dr. Curtis L. Ivery
Chancellor
Wayne County Community
College District

Gregory Kelser
Product Analyst
ESPN, Fox Sports Net

Kelly D. Miller
Vice President/Bank Performance
Eastern Regions
Capitol Bancorp Limited

Martha K. Richardson
President
Service Marketing Specialists, Inc.

James F. Stapleton
President
B & R Consultants

Edward Tinsley
Proprietor
Longfellow Group

Neal F. Zalenko
Retired Senior Partner
VIrchow, Krause & Company LLP

OFFICERS

Edward Tinsley
Chairman

Harold G. Curry
President & CEO

Donald M. Davis Jr.
Secretary

Mark V. McCulloch
Senior Vice President

Joyce A. Sutton
First Vice President

James R. Blanks
Vice President

Valora L. Jackson
Vice President

Mary Seaberg King
Vice President

Ryan R. Vinco
Vice President

EAST VALLEY BANK
Southwest Region

NEIL R. BARNA
President & CEO

Commitment to excellence remains our call to action at East Valley Bank. Commitment to providing a great place to work. Commitment to providing a great place to bank.  Commitment to community involvement.  Commitment to a vision: “Our clientele is our sales force.”  All play a role in providing a quality banking experience for our clients and an outstanding environment for the team of professionals servicing those clients.

Providing a great place to work enables East Valley Bank to nurture young professionals on a career path in banking.  With the decline of community banks in favor of the mega-banks and their cost-cutting efforts, the security of traditional careers in banking is gone.  East Valley Bank provides the stability necessary to secure those career paths.

Providing a great place to bank is personified by the professionals at East Valley Bank.  East Valley Bank provides access to decision makers, prompt decision-making, and quality products.  All play a vital role in our effort to provide unsurpassed service while building long-term banking relationships with our clients.  When was the last time you received an answer from your loan officer within 48 hours?  What if you received an immediate answer to your question during the same visit?  This is not a goal or a vision but an everyday reality at East Valley Bank.

The committed staff at East Valley Bank takes pride in supporting a variety of charitable and civic groups within our community. The bank commits monetarily to events and organizations that support those in need and promote a growing and evolving community.  We are proud of our record of support and encourage employees to get involved.  We recognize that client support of the bank goes hand in hand with our efforts to give back to our community.

Providing an experience that prompts clients to give business referrals and become an advocate for our bank is the vision of East Valley Bank and our pledge to success.

Commitment to excellence - our promise to you.

~ Neil R. Barna, President & CEO

1940 North Alma School Road | Chandler, AZ  85224 | 480-726-6500
www.eastvalleybank.com
Founded: June 30, 1999

BOARD OF DIRECTORS

Neil R. Barna
President & CEO
East Valley Bank

Michael J. Devine
Attorney at Law

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

OFFICERS

John S. Lewis
Chairman

Michael J. Devine
Vice Chairman

Neil R. Barna
President & CEO

Staci L. Charles
Executive Vice President

Rita E. Leaf
Executive Vice President & CCO

Sandra S. Zazula
Executive Vice President & Secretary

Christine Bond
Vice President

Susan E. Haverstrom
Vice President

James A. McCann
Vice President

ELKHART COMMUNITY BANK
Great Lakes Region

STEVEN L. BROWN
President

Embraced by the community since its inception in 1999, Elkhart Community Bank experienced another successful year in 2006. A by-product of the bank’s success, however, has been a growing need for more space for our staff. We feel our board of directors acted prudently in 2006 to address this facility need.

In order to keep costs down and maintain our efficient delivery mechanism, the board elected to purchase the 4,000 square-foot Four Arts Building adjacent to the bank. The building is currently being remodeled to accommodate several needs. Its kitchen is being updated so that it can serve as the lunchroom for our staff. Our board will hold its meetings there and we plan to move our file room to the building.

Previously, the building was used as a meeting place for nonprofit organizations. Once the remodeling is completed, we want these organizations to continue to hold their monthly meetings there. So, in addition to solving our facility needs, it provides us with another opportunity to demonstrate our community commitment.

From an operations standpoint, a highlight of the year was our successful migration to a new core operating system. This new state-of-the art system positions us for future growth and affords us better information management to enhance customer service.

Our dedication to providing excellent customer service is the bedrock of our successful community bank.  Elkhart Community’s awareness in our market improves each year as we reaffirm our commitment to our “Smaller Bank, Bigger Service” motto. Because of our dedication to our Core Values, we are proudly known to the citizens of Elkhart as the bank whose employees take the time to care.

We are looking forward to another stellar year. We have developed alliances with local associations such as the Chamber of Commerce and the Elkhart County Builders Association.  Our officers and board members are volunteers on several local boards and active with community service organizations.

Most importantly, at Elkhart Community Bank we are grateful for the relationships we have built and give thanks to our customers for their business support.

~ Steven L. Brown, President

303 South Third Street | Elkhart, IN  46516 | 574-295-9600
www.elkhartbank.com
Founded: September 9, 1999

BOARD OF DIRECTORS

Nancy B. Banks
Community Volunteer

R. Steven Bennett
President
Pilgrim International

Kenneth W. Brink
President
Elkhart Cattle and Land, LLC

Steven L. Brown
President
Elkhart Community Bank

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

Lain R. Downs
Executive Director
The Centre, PC

Curtis T. Hill Jr.
Attorney at Law
Elkhart County Prosecuting Attorney Office

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Richard L. Max Sr.
President & General Manager
Heart City Enterprises - House of Herbs

Myrl D. Nofziger
President
Hoogenboom Nofziger

Brian J. Smith, CPA
President
The Heritage Group

Jack E. Welter
President
Elkhart Plastics, Inc.

OFFICERS

Robert C. Carr
Chairman & CEO

Myrl D. Nofziger
Vice Chairman & Secretary

Steven L. Brown
President

Tripp Bradford
Capitol Wealth Advisors
Vice President

Lori A. Faltynski
Vice President

Duane S. Klein
Vice President & CCO

Vincent J. VonDerVellen
Vice President

EVANSVILLE COMMERCE BANK
Great Lakes Region

THOMAS L. AUSTERMAN
President

The core mission of the team at Evansville Commerce Bank is to “Help People Live Their Dreams.” We do this by helping customers build their savings, by lending money, financing home purchases, providing investment advice and volunteering in community projects.

We have assembled a team of experienced banking professionals and have located our bank in a historic building in downtown Evansville. Our top officers are proven winners, each averaging more than 15 years in banking. Our offices are located on the street level of a grand old building that first opened in 1930.

Since our debut in May 2006, we have hosted several educational and networking events to attract customers and prospects to our offices. We welcomed more than 90 women entrepreneurs and business owners to the bank with two “Women, Wisdom and Wine” networking events.  We also held several “Lunch and Learn” sessions for real estate professionals from whom we hope to cultivate additional business referrals. At each of these events, we were able to talk to our guests or make a presentation and provide them with information about our bank, showcasing our professional staff and an impressive menu of financial products and services.

As a commercial bank, we are proudly involved with financing economic development in the Evansville area. As a community bank, we are committed to making Evansville a better place to live and work.

In that latter role, our employees participate in more than 30 community associations and charity organizations. For instance, last year we organized a team of employees and relatives that helped raise money for cancer research by participating in the Susan G. Komen Foundation Race for the Cure.

Last year also marked our first foray into the annual United Way campaign. I am proud to note that we reported 100 percent participation from our employees in the campaign. Being seasoned professionals, our employees understand the importance of supporting organizations like the United Way which funds many much-needed local charities.

Our goal is to be the most reliable, the most responsive and the most caring bank possible. We sincerely believe that as a result of delivering superior service, we can in fact deliver the best value in a way that truly does “Help People Live Their Dreams!”

~ Thomas L. Austerman, President

20 N.W. 4th St. | Evansville, IN  47708 | 812-492-1800
www.evansvillecommercebank.com
Founded: May 30, 2006

BOARD OF DIRECTORS

Thomas L. Austerman
President
Evansville Commerce Bank

Dr. John W. Beman
Retired

Marie A. Bussing-Burks
Professor
University of Southern Indiana
College of Business

Gail A. Dunn
Community Affairs Director
Dunn Hospitality

Katherine L. Kleindorfer
Consultant

Drew F. Peyronnin
Executive Vice President
Peyronnin Construction Company

Reed S. Schmitt
Partner
Frick Powell Whinrey
Cravens & Schmitt, LLP

Frank J. Schultheis
Chairman & Partner
Evansville Holding Inc.
Insuremax Insurance Co.

Laurence R. Steenberg
President
BST Corporation

Bruce A. Thomas
President of Eastern Regions
Capitol Bancorp Limited

Kristen K. Tucker
Vice President
Tucker Publishing Group

Robert B. Wright
President
Wright Motors, Inc.

OFFICERS

Bruce A. Thomas
Chairman

Nina K. Fink
Recording Secretary

Thomas L. Austerman
President

Christopher M. Pfister
Executive Vice President

R. Jeanne Kelly
Vice President

Sonya G. Kincaid
Vice President

Karen J. Sosh
Vice President

FIRST CAROLINA STATE BANK
Southeast Region

TIMOTHY N. TAYLOR
President & CEO

The past year was a time of transition for First Carolina State Bank. I joined the bank as president and CEO at the start of the year. Being a Rocky Mount native with more than 22 years of banking experience in the market, it is especially pleasing to report that First Carolina State Bank continued its sixth year of profitable growth in 2006.

The hard work of our employees is making a difference as we become more efficient and expand our sphere of influence in Nash and Edgecombe Counties. Our main focus is providing business and individual customers with a full array of financial products and services. Additionally, in 2006 our team successfully completed implementation of a new core operating system. This new technology enhances our product delivery and improves our ability to provide quality customer service. We also expanded our involvement in organizations that help make our communities better places to live and work.

Our core systems conversion was unique to CBC because our bank had previously been using an operating system supplied by a third party. Now we are fully integrated with the CBC operating system.

We are proud of our employees and officers who volunteer in the community. For instance, Marlou Coker, lending officer at the Tarboro office, served as the luminary chairperson for the 2006 Edgecombe County Relay for Life. Her involvement contributed approximately $13,000 to the grand total of $200,000 raised for the American Cancer Society.

First Carolina State Bank recently welcomed Beverley Simmons as retail banking manager. In addition to being a highly-regarded 18-year banker, she is dedicated to helping improve the quality of local public education. She has been a volunteer with the Community in Schools program for 15 years, serving as a tutor for at risk students.

In 2006, we allocated staff, time and resources to ensure the quality and efficiency of our bank to better meet the needs of our market. The results included new staff in both our commercial loan and retail bank areas, a more focused business development strategy and the implementation of a sales and referral program for our bank.

Through our transition in 2006 we have positioned First Carolina State Bank for continued success in growing the bank while meeting the needs of our customers and our community in 2007 and beyond.

~ Timothy N. Taylor, President & CEO

171 North Winstead Avenue | Rocky Mount, NC  27804 | 252-937-2152
Tarboro | 2100 North Main Street | Tarboro, NC  27886 | 252-823-8230
www.firstcarolinastatebank.com
Founded: November 27, 2000

BOARD OF DIRECTORS

Samuel E. Anderson
Commercial Agent
Fountain Roberson & Anderson

Peggy M. Braswell
Retired

Richard C. Davenport
President
Calvin Davenport, Inc.

Kathe M. Henke
Retired

Bruce D. Jones
President
Community Bank of Rowan

W. H. Kimball
Retired Vice President of Sales
Kenan Transport

David A. Parker
Retired President
First Carolina State Bank

James E. Rabil
President
Chambliss & Rabil Contractors, Inc.

Charles D. Smith
President
First Carolina Communications, Inc.

Dr. Randall C. Stewart
President & Physical Therapist
Carolina Physical Therapy
Contractors, Inc.

Timothy N. Taylor
President & CEO
First Carolina State Bank

OFFICERS

Dr. Randall C. Stewart
Chairman

David A. Parker
Vice Chairman

Timothy N. Taylor
President & CEO

Kathe M. Henke
Secretary

James R. Rose Jr.
Executive Vice President

Reuben M. Harris
Senior Vice President

Samuel W. Johnson
Capitol Wealth Advisors,
Senior Vice President

Albert E. Boone
Vice President

William D. Edgar, Jr.
Vice President

John R. Johnson
Vice President

Beverley R. Simmons
Vice President

Edward G. Taylor
Vice President

FORT COLLINS COMMERCE BANK
Southwest Region

MARK A. KROSS President	C. GERARD NALEZNY CEO

Fort Collins Commerce Bank debuted in June 2005 as Capitol Bancorp’s 36th affiliate bank.  In addition to being the newest state chartered bank in Fort Collins, we believe it is currently the city’s only community-based bank.

Fort Collins Commerce Bank is rooted in the community. We have 100 local investors, a local board of directors and a local management team. The bank is founded on Capitol Bancorp’s community bank model and we gain a competitive advantage with Capitol’s backroom support.

From the start, our core value has been to “Do The Right Thing.” The four pillars of our organization are:

       • Do right by our clients,

       • Do right by our employees,

       • Do right by our shareholders; and

       • Do right by our community.

This philosophy is clearly paying dividends for our bank. Since we launched the bank, we have been successful in building our book of business. We have a solid loan portfolio. Along the way, we have kept our bank “safe and sound” by focusing on asset and loan quality. In 2006, our first full year of business, we were able to turn a profit.

Like just about every community in the county, Fort Collins has many banks and the competition is fierce. That said, we believe there are too few banking professionals. This is where our bank gains its comparative advantage.  We have the best team of banking professionals we have had the honor of working with. Our strong board of directors is composed of local business leaders who understand our business model and eagerly contribute to our business development efforts.

Our bank’s success has proven that Colorado is a great place to launch a community bank.  At least three other groups are interested in partnering with Capitol to each organize a community bank in other communities in this state.

Fort Collins Commerce Bank achieved several important financial milestones in 2006; the coming year also holds many challenges and opportunities. In seeking to do the right thing in all we do, 2007 should be a break-through year.

~ C. Gerard Nalezny, CEO
~ Mark A. Kross, President

3700 South College, Unit 102 | Fort Collins, CO  80525 | 970-204-1010
www.fortcollinscommercebank.com
Founded: June 27, 2005

BOARD OF DIRECTORS

Margaret Brown
Attorney
Fischer, Brown & Gunn, PC

Rhys P. Christensen
Broker/Partner
Realtec

Thomas W. Hoogendyk
CPA
Hoogendyk and Associates

Danielle C. Korkegi
President
Cellular Junction, Inc.

Mark A. Kross
President
Fort Collins Commerce Bank

C. Gerard Nalezny
CEO
Fort Collins Commerce Bank

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Richard F. Spillman
CPA
Hunt, Spillman & Associates, PC

Stephen D. Todd
President
Southwest Region
Capitol Bancorp Limited

Jack D. Vahrenwald
Attorney
Allen, Vahrenwald & Johnson, LLC

ADVISORY DIRECTOR

Spiro Palmer
Owner/President
Palmer Flowers

OFFICERS

Joseph D. Reid
Chairman

C. Gerard Nalezny
Vice Chairman,
CEO & Secretary

Mark A. Kross
President

Patricia L. McLaren
Vice President

GOSHEN COMMUNITY BANK
Great Lakes Region

DOUGLAS A. JOHNSTON
President

Goshen Community Bank had good results in 2006 and we look forward to improving our performance by implementing a new team-building strategy.

Looking back at 2006, we launched several marketing initiatives that paid dividends while distinguishing our bank with audiences that we might not otherwise reach.

During the first half of the year, we marketed our bank every day to the captive audiences attending movies in downtown Goshen. We had 15-second commercials running before every movie at the popular 10-screen cinema. I did the voiceovers, talking about the bank’s community commitment or our mortgage department, while mentioning the chocolate we give away to customers and the fact that the bank is located just across the street from the movie theater. Approximately 40,000 tickets were sold during the six months and we were the only bank advertising there. In addition to the success of this venture, we also landed a major commercial loan from a customer who heard about our bank while at the movies!

Up until 2006, I wrote our bank’s business plan each year. Last year, I opened up the process to the bank’s employees, board members and advisory board members. The new process is designed so that all parties buy into the plan and take responsibility for achieving the goals while enjoying a team atmosphere at our bank.

We launched our “Women, Wisdom and Wine” networking and business development series in 2006. It was so successful that we plan to make it a quarterly event this year.

Last year, we welcomed Goshen’s former long-time automobile dealership owner Jeff Showalter to the bank. He is our business development officer. Well-known throughout the community, Jeff has done an excellent job of opening doors to new business opportunities.

We are proud of our community commitment. In 2006, we supported 80 nonprofit organizations that make the Goshen area a better place to live and work.

In 2007, we are turning it up a notch. We have started a new quarterly referral contest. Three teams have been formed with employees and board members on each team. The winner of the contest will be the team which refers the most business each quarter.  We expect good results from this program and another excellent  performance from our team as we grow our bank as judiciouslyas possible.

~ Douglas A. Johnston, President

511 West Lincoln Avenue | Goshen, IN  46526 | 574-533-2006
www.goshenbank.com
Founded: September 29, 2000

BOARD OF DIRECTORS

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

David L. Cripe
Doctor of Optometry & Senior Partner
Drs. Cripe & Stephens

Carol M. Ebersole
Executive Director
Goshen Health Foundation

Stephen L. Fidler
President
Kuert Concrete, Inc.

Christopher J. Graff
President & Chairman
Marque, Inc.

Gregory A. Hoogenboom
Vice President of Development
Hoogenboom Nofziger Real
Estate Mgmt. Co., LLC

Douglas A. Johnston
President
Goshen Community Bank

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Matthew J. Pletcher, CPA
Partner
Insight Business Solutions

Fred M. Ramser
Managing Partner
LMA Development

Dr. Douglas A. Stanley
Owner
Douglas A. Stanley, D.D.S.

Alan L. Weldy
Attorney & Partner
Yoder, Ainlay, Ulmer &
Buckingham, LLP

OFFICERS

Robert C. Carr
Chairman & CEO

Michael L. Kasten
Vice Chairman

Douglas A. Johnston
President

Gregory A. Hoogenboom
Secretary

Chris R. Wolfe
Senior Vice President

Lori J. Cline
Vice President

Leah L. Stevens
Vice President

Deborah K. Wilson
Vice President

GRAND HAVEN BANK
Great Lakes Region

THOMAS A. CRESWELL
President & CEO

Grand Haven Bank was established in 1995 with a goal of being the bank of choice in Grand Haven.  In 11 years of serving the community, we believe we continue to accomplish that ongoing goal.

The strength of our bank comes from our employees and board members. Our veteran team members give us a historical perspective while our newer members provide a fresh outlook. This creates a very effective blend of skills, talents and abilities benefiting both our customers and the community as a whole.

Grand Haven is the only city designated by Congress as “Coast Guard City USA,” in recognition of an enduring relationship with the Coast Guard and their families.  During the 2006 Coast Guard festival in Grand Haven, the bank sponsored a street dance in front of the bank where thousands of people enjoyed an evening of music and dancing.   We used our sponsorship to thank our existing customers and entertain prospects by providing food and refreshments at the bank.  It provided us with meaningful customer contact while we proudly supported the Coast Guard with our sponsorship.

Grand Haven Bank employees strive to make a positive difference in the lives of our customers and community.  In addition to the Coast Guard festival, we held two successful “Women, Wisdom and Wine” events that focused on women business owners. This successful group of entrepreneurs is a growing force in our community. We provided a forum for these business and other community leaders to network and continue to provide resources and tools to help them build their businesses.  We are proud to have partnered with many of these business owners and look forward to teaming up with them in the future.

Our employees and board members are proud of our volunteer efforts in classrooms, coaching sports, raising money for charitable causes and supporting deserving families in the community. Our “Amazing Bank” team-building activities for employees during the fourth quarter had a strong customer and community focus that enhanced the business skills of our employees even further.

Grand Haven Bank is a hometown bank focused on service and keeping our community strong. That, in turn, keeps our bank strong.

~ Thomas A. Creswell, President & CEO

333 Washington Avenue | Grand Haven, MI  49417 | 616-846-1930
www.grandhavenbank.com
Founded: May 1, 1995

BOARD OF DIRECTORS

Jeffrey  W. Beswick
Attorney at Law
Varnum, Riddering, Schmidt & Howlett, LLP

Stanley L. Boelkins
Appraiser
Boelkins & Associates

Thomas A. Creswell
President & CEO
Grand Haven Bank

Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited

Mark A. Kleist
Attorney at Law
Scholten Fant, P.C.

Steven L. Maas
President
Maas Asset Management, Inc.

Michael A. McKeough
President
McKeough Land Company, Inc.

Calvin D. Meeusen
Certified Public Accountant
Calvin D. Meeusen, CPA, PLLC

Timothy S. Parker
Vice President of Operations
Harbor Industries, Inc.

James M. Van Dyke
President
The Abbit Management Corp.

Bernard J. Wade
President
Advanced Signs, Inc.

Gerald A. Witherell
Associate Broker
RE/MAX of Grand Haven

OFFICERS

Gerald A. Witherell
Chairman

Calvin D. Meeusen
Vice Chairman

Thomas A. Creswell
President & CEO

Steven L. Maas
Secretary

Karen K. Benson
Vice President

Douglas F. Jones
Vice President, CCO

Thomas R. Ladd
Vice President

Betsy S. Lobdell
Vice President

Sherry J. Patterson
Vice President

KENT COMMERCE BANK
Great Lakes Region

MARK J. DEWITT
President & CEO

Founded in 1998 as the 12th bank in the Capitol Bancorp system, Kent Commerce Bank has earned and maintained a place of importance in the lives of our clients and team members.  Likewise, our clients and team members are first with Kent Commerce Bank.

Over the past nine years, the keys to our success have been focused on our core values and strengthening the relationships we have established with our customers and the nonprofit organizations which serve our community.

The quality and commitment of our team was evident in 2006 as we successfully implemented new “core” banking technology that provides us with the tools to better serve our clientele.  We are proud that we grew our assets and total loans last year in a very competitive market, while also improving the quality of our assets.  Over the past year, Kent Commerce Bank added more than 50 commercial clients and more than 100 retail clients. New products and services continued to improve our market opportunities and strengthen our client relationships. We have enhanced our bank’s commercial lending team, operations department and retail staff with financial professionals. We also added a trust and investment officer for our wealth management program, through Capitol Wealth Advisors.

Our community commitment was realized last year through our involvement with the Grand Rapids Youth Commonwealth, United Way, Toys for Tots and the D.A. Blodgett Home for Children.  Additionally, each year we honor the people and businesses that support our bank with our annual Customer Appreciation Days.

It is important to our team members that we give our very best effort each and every day.  Our pledge of service excellence applies equally to the manner in which we relate to our clients, our community and our colleagues. We look forward to growing with our clients and our community in 2007 and for many years to come.

~ Mark J. DeWitt, President & CEO

4050 Lake Drive SE | Grand Rapids, MI  49546 | 616-974-0200
www.kentcommerce.com
Founded: January 12, 1998

BOARD OF DIRECTORS

James M. Badaluco, SIOR
Executive Vice President
S. J. Wisinski & Company

Paul R. Ballard
Retired President & CEO
Portage Commerce Bank

Robert E. Bruggink, PE
President
Moore & Bruggink, Inc.

Sharon  M. Buursma
Healthcare Consultant
Varnum Consulting

Mark J. DeWitt
President & CEO
Kent Commerce Bank

Kevin J. Einfeld
President
BDR Executive Custom Homes, Inc.

Gary D. Hensch, CPA
President
Redstone Group, Inc.

R. Ted Hudson
Owner
Prestige Property, Inc.

Harold A. Marks, CPA
Partner
Prangley Marks, LLP

Calvin D. Meeusen, CPA
Managing Partner
Calvin Meeusen Company, CPA, PLLC

Kelly Miller
Vice President, Eastern Regions
Capitol Bancorp Limited

Valerie R. Overheul
President & CEO
Summit Training Source, Inc.

Mary L. Ursul
Vice President
Professionals Direct, Inc.

Michael C. Walton
Attorney at Law
Rhoades, McKee, Boer, Goodrich & Titta

OFFICERS

Michael C. Walton
Chairman

Paul R. Ballard
Vice Chairman

Mark J. DeWitt
President & CEO

Kevin J. Einfeld
Secretary

Michael P. Boelens
Vice President

John J. Coder
Vice President

Linda S. Crawford
Vice President

David H. Moored
Vice President

MACOMB COMMUNITY BANK
Great Lakes Region

JAMES R. KAYE
President & CEO

The past year was a time of celebration as well as a time of challenge for Macomb Community Bank.

In September, we celebrated the bank’s 10th anniversary with a customer appreciation party. It was a great way to thank our friends and neighbors for their business. The day-long event provided us with an opportunity to spend time with our clients and learn more about them as well as our community. We also used the occasion to call upon the generosity of our community by raising money for The Children’s Leukemia Foundation of Michigan. The celebration was such a tremendous success that it will become an annual event.

The automotive industry is once again presenting economic challenges. The key to meeting these challenges is understanding our clients’ business and their goals. Our team members continuously look for opportunities to improve the financial well-being of our clients. We are dedicated to working with them to ensure they continue to flourish regardless of the overall economic climate.

The members of our board of directors remain an integral part of our growth strategy and success. In addition to being valuable resources for business referrals, they are also vital sources for information about our community. Our board members are active year-round in a variety of philanthropic endeavors and have been publicly honored for their dedication and service to our community.

Community involvement and personal service are the tenets by which we operate. They served us well in our first 10 years of operation and shall continue to do so as we enter the next decade of growth and prosperity.

With Capitol Bancorp’s support, and our most valuable resource, our employees, Macomb Community Bank will continue to serve the financial needs of Macomb County while building the foundation for continued growth in the years ahead.

Macomb Community Bank was the eighth bank in the Capitol Bancorp family when it opened in 1996. We look forward to continuing to provide “banking the way it should be - your way.”

~ James R. Kaye, President & CEO

16000 Hall Road, Suite 102 | Clinton Township, MI  48038 | 586-228-1600
www.macombcommunity.com
Founded: September 18, 1996

BOARD OF DIRECTORS

Robert C. Carr
Vice Chairman
Capitol Bancorp Limited

Christina C. D’Alessandro
Vice President
Villa Custom Homes

Tony J. Gallo
CEO
Gallo Companies

James R. Kaye
President & CEO
Macomb Community Bank

David F. Keown
Certified Building Official
Washington Township

Peter J. Lucido
Attorney & Counselor at Law
Law Offices of Peter J. Lucido

Robert Pelachyk
President & CEO
Heller Machine Tools

Delia Rendon Martin
Co-Owner
Martin Enterprises

Barbara W. Rossmann
President & CEO
St. Joseph’s Mercy of Macomb

John C. Smythe
President of Great Lakes Region
Capitol Bancorp Limited

OFFICERS

Robert C. Carr
Chairman

James R. Kaye
President & CEO

Christina C. D’Alessandro
Secretary

Michael S. Ufford
Senior Vice President

Frank J. Buscemi
Vice President

Nicolet B. Cassidy
Vice President

Andrew G. Harper
Vice President

Bradley A. Nicholson
Vice President

Julie B. Pellerito
Vice President & CCO

MESA BANK
Southwest Region

NEIL R. BARNA
President & CEO

“Our Clientele is our Sales Force!”

In 2005, the team at Mesa Bank determined that this statement represents the depth of our commitment to our customers.  We use it in our marketing campaigns, in our communications, and in our daily efforts to serve our clients. In 2006, Mesa Bank experienced an increase of more than 30 percent in loans outstanding, a testament to our commitment to provide solutions for our clients rather than the product-oriented sales approach of the large banks in our market.

We make giving back to our community a priority. Staff involvement in events, board of directors’ influence in activities, and donations to worthy causes all play a part in our strategy.  Without exception, giving back to our community has strengthened our relationships with our clients - our “Sales Force” for Mesa Bank!

Just to name a few, Mesa Bank supported the following organizations and events in 2006:

• The Mesa Family YMCA Strong Kids campaign which is responsible for raising $180,000 for youth lacking the financial ability to participate in YMCA programs.  Additionally, we supported the capital campaign of East Valley YMCA to be constructed in Mesa in 2008.

• The Mesa Hohokam Foundation, which contributed nearly $100,000 for community programs supporting youth sports and development.

• Mesa Bank also hosted its second annual Client Appreciation Day during baseball spring training.

• The Mesa United Way recognized the bank and employees with the very first Heart of Mesa Award in recognition of the company best representing the vision of the United Way effort.

•  Mesa’s Sculptures in the Street where bronze statues add another dimension to our community.  This program beautifies downtown Mesa and has become a visitor destination for many. The program was founded by board member Wayne Pomeroy and has gained tremendous momentum and support.

Mesa Bank is proud to be a significant member of the community.  Our efforts make reaching out to our clients even easier.  Our “Sales Force” is as proud as we are!

~ Neil R. Barna, President & CEO

63 East Main Street, Suite 100 | Mesa, AZ  85201 | 480-649-5100
Mesa Falcon Field  | 1733 North Greenfield Road, Suite 101 | Mesa, AZ  85205 | 480-324-3500
www.mesabankers.com
Founded: October 20, 1998

BOARD OF DIRECTORS

Neil R. Barna
President & CEO
Mesa Bank

Stephen D. Chader
Operating Principal
Keller Williams Integrity First

Michael J. Devine
Attorney at Law

Dr. Debra L. Duvall
Superintendent
Mesa Public Schools

Robert R. Evans
President
Baron Resources, Inc.

Stewart A. Hogue
Principal
SALK Management, LLC

Philip S. Kellis
Partner
Dobson Ranch Inn

Ruth L. Nesbitt
Community Volunteer

Wayne C. Pomeroy
Owner
Pomeroy’s Men’s Stores

Daniel P. Skinner
Owner & Manager
LeBaron & Carroll LSI, Inc.

Joseph A. Tameron
CPA & Partner
Skinner, Tameron & Company, LLP

Terry D. Turk
President
Sun American Mortgage Company

James K. Zaharis
President
The Zaharis Group

OFFICERS

Stewart A. Hogue
Chairman

Robert R. Evans
Chairman Emeritus

Michael J. Devine
Vice Chairman

Neil R. Barna
President & CEO

Staci L. Charles
Executive Vice President

Rita E. Leaf
Executive Vice President & CCO

Sandra S. Zazula
Executive Vice President & Secretary

Daniel R. Laux
Senior Vice President

Christine Bond
Vice President

Susan E. Haverstrom
Vice President

James G. LeCheminant
Vice President

Conrad B. Morin
Vice President

Richard O. Wright
Vice President

MUSKEGON COMMERCE BANK
Great Lakes Region

ROBERT J. MCCARTHY
President & CEO

While Muskegon Commerce Bank was the 11th bank in the Capitol Bancorp group of community banks when it debuted in 1997, the past year has been like a grand “re-opening” for our bank. Our new office, which opened in Norton Shores in 2006, stands in testament to our bank’s success.

Muskegon Commerce Bank first debuted in a 1,500 square-foot office and moved after one year to a 5,000 square-foot building that was originally constructed as a restaurant. Last year, construction was completed on our new 12,000 square-foot building that has been designed specifically to meet our current and future needs. The bank applied for and received a $250,000 State of Michigan Brownfield Tax Credit in conjunction with the construction of our new building.

In 2006, we also secured our most meaningful deposit relationship as a local municipality chose our bank over several other depository institutions to handle its operating accounts and to act as the primary collection point for property tax payments. We plan to further maximize this relationship with excellent service in 2007.Our officers and directors continue to be involved in community events and nonprofit work in the Muskegon area.  Chairman of the Board Chris Kelly recently completed his term as chairman of the Muskegon Chamber of Commerce and continues to chair the boards of the Muskegon Air Fair and the Muskegon Summer Celebration.

One of our founding directors, Jim Tyler, serves as the president of the Muskegon County Catholic Education Foundation Board, of which I am also a member. This foundation recently began a $15 million endowment campaign that will benefit local education for many years to come.

I am also treasurer of the Muskegon Chamber and am co-chairing a fundraising campaign to build a new headquarters for the Chamber in 2007.  This will mark the first time in the Chamber’s more than 100-year history that it has owned its own building and its location will be in the heart of Muskegon’s revitalized downtown area.

Muskegon Commerce Bank has been a proud Capitol Bancorp affiliate since 1997. We look forward to celebrating the bank’s 10th anniversary in December 2007 and to welcoming the community to our brand new building throughout the year!

~ Robert J. McCarthy, President & CEO

281 Seminole Road | Muskegon, MI  49444 | 231-737-4431
www.muskegoncommerce.com
Founded: December 3, 1997

BOARD OF DIRECTORS

Philip J. Andrie
President
Andrie, Inc.

William C. Cooper
President & Owner
AMG Business Center

Edgar W. Hunt
Retired Bank President
First of America Bank

Christopher L. Kelly
Attorney at Law
Parmenter O’Toole

Daniel J. Kuznar
Owner
Quality Tool & Stamping Company, Inc.

Holly Lookabaugh-Deur
Owner
Generation Care

Donald Martines
President
West Michigan Grinding &
Machine Co. - Ace Tooling

Robert J. McCarthy
President & CEO
Muskegon Commerce Bank

Kelly D. Miller
Vice President Bank Performance
Capitol Bancorp Limited

James Stanford Tyler
President
Tyler Sales Company, Inc.

William Vanderweele, Jr.
President
Weber Lumber

OFFICERS

Christopher L. Kelly
Chairman

Daniel J. Kuznar
Vice Chairman

Robert J. McCarthy
President, CEO & Secretary

Jerry L. Bayak
Chief Credit Officer

Terri K. Swarts
Chief Operating Officer

David C. Christopher
Vice President

James A. Mikesell
Vice President

NAPA COMMUNITY BANK
California Region

DENNIS J. PEDISICH
President & CEO

Napa Community Bank’s identity is better recognized than ever.  We have accomplished this with a team effort on the part of our dedicated employees and the business leaders which serve on our board of directors and advisory board.

Significant to our success is the marketing roadmap we create each year. It guides our marketing, advertising, promotional, and product and professional development activities throughout the year. Simply put, the roadmap is an analysis that helps us schedule and track selected community events in which we are involved, staff training exercises, advertising opportunities, and monthly statement messages and brochures.

Customer outreach occurs monthly. In January, for example, the bank hosts our signature Super Bowl tailgate party for customers. In March, we celebrate the bank’s anniversary with birthday events and promotions. Other monthly events include the bank’s focus luncheons and community and business development events, including Chamber mixers, golf tournament sponsorships and the annual Napa Valley Business Expo.

This past year, we presented a small business workshop for area entrepreneurs at the Napa Valley College Small Business Development Center. This workshop included lively discussions as the attendees received advice about business and borrowing money from two of our veteran banking professionals.

The bank hosted two networking and business development events for local businesswomen who are customers and prospects. In addition to offering the attendees a fresh perspective on business, social and entertainment ideas, the event provided us with an audience for marketing our products and services.

We also market the bank and generate goodwill at fundraising golf tournaments. We purchased a refreshment tent bearing the Napa Community Bank logo that we set up at golf courses on tournament day. This endeavor has been well received and the money raised is donated to local nonprofits. It also reinforces our community commitment and our positive influence in the market.

During 2006, we began displaying a large banner on the exterior of our building that reads, “Why Did the Customer Cross the Road?”  The responses -- such as:  “To get to the right bank,” “To get out of line,” and “Because we want your business” -- were changed every couple of weeks.

We are proud to say that more and more people are crossing the road to bring their business to Napa Community Bank.  We worked hard to earn it, and we are working even harder to keep it.

~ Dennis J. Pedisich, President & CEO

700 Trancas Street | Napa, CA  94558 | 707-227-9300
www.napacommunitybank.com
Founded: March 1, 2002

BOARD OF DIRECTORS

Kevin S. Alfaro
Partner
G & J Seiberlich & Co., LLP

Thomas M. Andrews
Owner & CFO
Andrews & Thornley Construction, Inc.

Geni A. Bennetts, M.D.
Medical Consulting

Charles H. Dickenson
Partner
Dickenson, Peatman & Fogarty

Jeffrey L. Epps
President
Epps Chevrolet

Betty L. O’Shaughnessy
Owner
O’Shaughnessy Estate Winery

John R. Pappas
D.D.S., M.D.
Oral & Maxillo-Facial Surgery

ADVISORY DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Richard A. Bennett
Retired
Superior Court Judge

Joseph P. Cristiano
Former President & CEO
Kelly-Moore Paint Company
and Chairman, The MCM Group

William H. Dodd
Napa County Board of Supervisors

Doug W. Hill
Vineyard Manager
Oak Knoll Farming, Inc.

Paul J. Krsek
Managing Partner
K & A Asset Management

Harold D. Morrison
President
Bridgeford Flying Service

David J. O’Leary
Chairman
O’Leary Paint Company

Dennis J. Pedisich
President & CEO
Napa Community Bank

Salvador S. Ramos
Vineyard Supervisor
Jaeger Vineyards

OFFICERS

Geni A. Bennetts, MD
Chair

Jeffrey L. Epps
Vice Chair

Dennis J. Pedisich
President & CEO

Charles H. Dickenson
Secretary

Douglas C. Haigh
Executive Vice President & CCO

James A. Barrett
Senior Vice President

James K. Fehring
Vice President

Joen M. McDaniel
Vice President

OAKLAND COMMERCE BANK
Great Lakes Region

LARRY R. NICHOLS
President & CEO

I am delighted to begin 2007 by joining the team at Oakland Commerce Bank. It was clear from my first day that I had found a group of bank board members and bankers grounded in a strong tradition of personal customer service. This foundation of customer care will guide our future development.

Thirty years ago I began my career at Genesee Bank, a Flint-based financial institution that was acquired in 1985 by National Bank of Detroit (NBD) (now Chase Bank). I began as a credit analyst and was promoted to numerous roles in commercial banking, with the culmination of the opportunity to lead this organization - Oakland Commerce Bank.

During my career, I managed commercial lending groups as well as small business and consumer lending groups for NBD.  I also held management positions with National City Bank, and most recently, Huntington National Bank. I received my bachelor’s degree and master’s degree in business administration from the University of Michigan-Flint.  I also completed the Banking and Financial Services Executive Program at University of Michigan in Ann Arbor and graduated from the National Commercial Lending School at the University of Oklahoma.

I look forward to blending my experiences and leadership skills with my colleagues at Oakland Commerce Bank in order to provide solutions to the financial needs in the communities we serve. We will continue strengthening our relationship with our customers and the communities in which we live and work.

Since my arrival at Oakland Commerce, I have been assessing our bank’s strengths. Our team’s greatest asset is the personal service we provide our customers. By adding associates in key areas, such as commercial and mortgage lending and wealth management, our team will be better positioned to focus on building a more diversified portfolio.

Oakland Commerce Bank is a “preferred lender” with the U.S. Small Business Administration.  This is a coveted designation and we will make the most of it as an enhancement to our services for our small business customers.

Located in Oakland County, which has the highest per capita household income in the State of Michigan, our bank has been one of Capitol Bancorp’s business leaders.  My goal is to build on this great bank’s tradition. The future is bright for Oakland Commerce Bank as we extend our reach into Oakland County with a fortified team and a more diversified product offering.

~ Larry R. Nichols, President & CEO

31731 Northwestern Highway | Farmington Hills, MI  48334 | 248-855-0550
www.oaklandcommerce.com
Founded: July 7, 1992

BOARD OF DIRECTORS

Mark A. Aiello
Attorney at Law
Foley & Lardner LLP

Donald A. Bosco
President
Donald A. Bosco Building, Inc.

Mark B. Churella
President & CEO
FDI Group

Leon S. Cohan
Counsel to the Firm
Barris, Scott, Denn & Driker

Michael J. Devine
Attorney at Law

Michael Evangelista
Owner, Secretary & Treasurer
Tony Angelo Cement
Construction Company

Jeffrey L. Hauswirth
CPA, CVA, Principal
Jenkins, Magnus, Volk & Carroll, P.C.

James R. Kaye
President & CEO
Macomb Community Bank

David F. Lau
President
Lau & Lau Associates, LLC

Jeffrey M. Leib
President
Law Offices of Jeffrey M. Leib

Larry R. Nichols
President & CEO
Oakland Commerce Bank

Julius L. Pallone
Consultant
Insurance

Francine  Pegues
Marketing Director
Blue Cross Blue
Shield of Michigan

OFFICERS

Michael J. Devine
Chairman

Larry R. Nichols
President & CEO

Robert J. Malek
Executive Vice President & CCO

Thomas K. Perkins
Senior Vice President

Stephen M. Henry
First Vice President

James F. Miller
Vice President & Secretary

Michael W. Nolan
Vice President

OHIO COMMERCE BANK
Great Lakes Region

GARY A. VACCARO
President & CEO

Ohio Commerce Bank opened for business in November 2006 with the belief that quality service delivered by an experienced banking team will make a difference in the greater Cleveland banking market.

Located in Beachwood, Ohio, an east-side Cleveland suburb, Ohio Commerce aims to provide consistent professional service that large regional bank competitors cannot deliver on a daily basis. A significant segment of the local business community desires a high-quality service level and will value the Ohio Commerce banking experience.

The bank’s three executive officers have over 90 years of banking experience in the greater Cleveland market area.  Dell Duncan, our chief operating officer, was a founder and past president of the Beachwood Chamber of Commerce, which is the second largest Chamber in the greater Cleveland area. The bank utilized the Chamber’s incubator space during its early organization phase. The bank’s board of directors comprises successful area business experts and one local city council official.  Their referrals and business contacts have been instrumental in the early success of the bank.

Our “first grand opening event” hosted for shareholders, Beachwood city officials and selected Chamber members, was well attended and has led to a number of new customers. The bank’s deposit base has grown steadily after two months of operation in 2006 indicating a good local acceptance for the Ohio Commerce relationship-banking concept.

The bank debuted in temporary second floor space in our building and we are moving in April of 2007 to our larger ground-floor location.  Once we are situated in our permanent office, we will hold a more elaborate “second grand opening” event to better solidify our presence in the community.  Each occasion provides an opportunity to promote the bank on a personalized basis, which is often the key decision factor in a banking relationship. In addition, special product pricing announcements will be made to create excitement and encouragement to “buy Ohio Commerce now.”

For 2007, Ohio Commerce Bank is committed to achieving our growth and operating targets.  We are promoting the bank aggressively with the local business community and clients that desire a superior banking experience.

~ Gary A. Vaccaro, President & CEO

24400 Chagrin Blvd., Suite 100 | Beachwood, OH  44122 | 216-910-0550
www.ohiocommercebank.com
Founded: November 2, 2006

BOARD OF DIRECTORS

L. Louis Amoroso
Retired Bank Executive
Commerce Exchange Bank

John P. Andrews
President
Industrial Security Services, Inc.

Dell R. Duncan
EVP/Chief Operating Officer
Ohio Commerce Bank

Brian K. English
General Counsel
Capitol Bancorp Limited

Lawrence D. Katz
Owner
L. Katz Coaching & Consulting

Mark A. Mintz
Director & Founder
SageQuest

Cary M. Root
President
American Logistics Group, Inc.

Christopher J. Smerglia
EVP/Chief Credit Officer
Ohio Commerce Bank

Gary A. Vaccaro
President & CEO
Ohio Commerce Bank

Gregory S. Zenczak
President
Orttech, Inc.

Stephen J. Zenczak
President
David Round, Inc.

ADVISORY DIRECTORS

Stuart F. Kline
President
Chase Properties Ltd.

John C. Smythe
President, Great Lakes Region
Capitol Bancorp Limited

James R. Wymer
President
WXZ Development, Inc.

OFFICERS

L. Louis Amoroso
Chairman

Gary A. Vaccaro
President & CEO

Mark A. Mintz
Secretary

Dell R. Duncan
Executive Vice President & COO

Christopher J. Smerglia
Executive Vice President & CCO

Jamie A. Brotherton
Senior Vice President

Richard J. Miller
Vice President

PARAGON BANK AND TRUST
Great Lakes Region

RANDALL R. SMITH
President & CEO

As a community bank, we believe it is a privilege to give back to our community. We do this in many ways throughout the year.

Some of our outreach efforts during 2006 included sending a care package to soldiers in Iraq.  Our community has men and women serving overseas and a package from home means a lot. We are happy to support the troops.

We continued a tradition that was started a few years ago of buying food and preparing a meal for the people that are served by and work at a local women’s shelter and rescue mission.

Another Paragon tradition is baking and delivering cookies to local charities during the holidays. Each year we deliver the sweet treats to as many as 20 charitable organizations in the Holland area. We feel gratified to serve the people who do so much good for the underprivileged in our community.

We have a diverse community and we believe we are called to serve all segments of the population.  During Holland’s annual Tulip Time celebration, we participated in Kunstmarkt, an arts and crafts show, and the Latin American Fiesta.  In addition, we took part in National Night Out, which was an awareness rally against crime and illicit drugs.  Our involvement in these community events is also a chance to generate more name recognition for our bank.

This past fall, a team of employees volunteered to perform a work project with United Way Day of Caring, a community service day that kicks off the local United Way campaign. Our project was to clean up a beach boardwalk and the wooden steps leading to the boardwalk, which runs along the shores of Lake Michigan. Our care for the environment, illustrated by our involvement in this project, ensures that friends, neighbors and visitors to West Michigan can enjoy our “Great Lake” as much as we do.

Lastly, 100 percent of our employees, again, made a financial contribution to the 2006-07 United Way campaign. We take our community commitment seriously and it is returned to us thousands of times each year with the business support our bank receives from the community.

~ Randall R. Smith, President & CEO

240 East 8th Street | Holland, MI  49423 | 616-394-9600
Trust & Investments Division | 616-394-9055
www.paragonbank.com
Founded: September 24, 1990

BOARD OF DIRECTORS

Dr. Robert J. Bates
Physician
Western Michigan Urological Assoc., P.C.

Charles A. Brower
CPA & Partner
DeLong & Brower, P.C.

Scott Diepenhorst
Principal
SD & Associates, Inc.

Paul Elzinga
Chairman Emeritus
Elzinga & Volkers, Inc.

Michael P. Haverdink
President
Ottawa Kent Insurance Agency, Inc.

Jeffery K. Helder
Attorney at Law
Cunningham Dalman, P.C

Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited

Grant M. Kasten
President
Kasten Insulation Services, Inc.

Lawrence D. Kerkstra
Chairman of the Board
Kerkstra Precast, Inc.

Scott G. Kling
President
Trust & Investments Division
Paragon Bank & Trust

Leonard Maas
President
L & M Maas Investments, LLC

Mitchell W. Padnos
Executive Vice President
Louis Padnos Iron
& Metal Company

Richard H. Ruch
Director Emeritus

Randall R. Smith
President & CEO
Paragon Bank & Trust

Richard G. Swaney
Attorney at Law
Swaney & Thomas, P.C.

Ned B. Timmer
President
T2 Communications

Robert J. Trameri
Director Emeritus
Retired Chairman
Paragon Bank & Trust

Barry L. Werkman
Vice President of Finance
Hope College

OFFICERS

Richard G. Swaney
Chairman

Charles A. Brower
Vice Chairman & Secretary

Randall R. Smith
President & CEO

Scott G. Kling
President, Trust & Investments Division

C. Steven DeLoof
Vice President

M. Jane Riemersma
Vice President

Alan K. Yamaoka
Vice President

PEOPLES STATE BANK
Southeast Region

BRUCE D. JONES
Acting President

As the sole provider of banking services in Jeffersonville and Twiggs County since 1971, Peoples State Bank has been proud to help fund community development as well as the needs of individual families. Throughout the years, one of our most important assets has been the loyalty of our customers. We appreciate their friendship and business and are committed to providing sound, progressive banking services to merchants and consumers in our area.

A number of changes have taken place for our employees in the past year as Peoples State Bank has gone through a major core systems implementation, enabling us to integrate more fully with our Capitol affiliates. While change can be challenging, this new system will allow us to offer additional products and services.  We are committed to offering all the “Big Bank” products with the personal touch that our customers expect from their hometown bank.

As our customers support the bank and help it grow, we gladly accept the responsibility to invest in our community with donations of time and money. All of our employees live in or near Jeffersonville and serve the community in a variety of ways. The bank also sponsors a number of local charities, including the Twiggs County Booster Club, the Twiggs County Department of Children’s Services and Twiggs Academy.

In order to grow Peoples State Bank, we are seeking new ways to satisfy the economic needs of our community. Commercial deposit and loan growth has been and will continue to be a primary focus as we work to best serve our business customers and their employees. During the next year, the bank will also focus on improving product development, including expanding customer use of Internet banking, cash management products, home equity lines of credit and mortgage lending.

We welcome our neighbors to stop by for a cup of coffee and meet our professional and energetic staff.  Our employees and board members remain committed to our customers and community.

As our name says, we truly are the “Peoples” bank.

~ Bruce D. Jones, Acting President

207 Main St. | Jeffersonville, GA  31044 | 478-945-3262
www.psbjeffersonville.com
Founded: April 5, 2005

BOARD OF DIRECTORS

Alan D. Curtis
President & CEO
Cochran Air Service, Inc.

Charles R. Greene
President & CEO
Allentown Chip Company, Inc.

Bruce D. Jones
President & CEO
Community Bank of Rowan
Acting President of Peoples State Bank

Patrick T. Reid
Attorney
Reid & Reid

Matthew D. Stanaland
President
Bank of Valdosta

Bobby G. Wetherington
Partner
Wetherington Farms, LP

OFFICERS

Bruce D. Jones
Acting President

Gary K. Jennings
Vice President

Cynthia A. Newton
Vice President

Mae C. Starling
Vice President

POINT LOMA COMMUNITY BANK
California Region

ANTHONY D. CALABRESE SR.
President

After a very successful year of growing our business and expanding our marketing and community outreach programs, Point Loma Community Bank is growing profitably. We have almost doubled in size in 2006 and all indications are that we look forward to further growth opportunities in 2007.

During 2006 we had the distinction of being recognized as a bank leader in the Certificate of Deposits Account Registry (CDARS) program. Of the hundreds of banks nationwide that uses CDARS, our bank was in the top 10 percent. CDARS allows high net worth individuals, nonprofits and companies to enjoy FDIC insurance on deposits of up to $25 million by spreading their money over a large number of  financial institutions in the CDARS network while providing the customer the convenience of having to work with only their primary bank.

We love our Point Loma community, which helps explain why our employees responded with 100 percent participation in the 2006-07 United Way campaign. Our contributions fund local agencies that help our neighbors in need. Last summer, our bank sponsored the Point Loma Concert Series and I had the pleasure of emceeing two of the five concerts in the series. This event gained our bank tremendous exposure as the bank’s name and logo were draped across the front of the stage and we staffed a table to market bank products to the thousands that attended each concert.

Our affiliations and sponsorships are positive additions to our marketing and business development efforts. They include the Point Loma Association, Peninsula Chamber of Commerce, Point Loma Rotary Club, Coastal Tritons Pop Warner Football Team and the Peninsula YMCA.

As part of our ongoing effort to build awareness of Point Loma Community Bank, we placed a promotional ad campaign in a local publication for the summer. It was great exposure for our community bank.

As we expand our customer base, we have also expanded our staff. We now have 21 employees.  We are proud to be able to supply our community with quality jobs and be a local business that is building to last.

Our goal for the future is simply to provide the best service and banking experience in our community, while rewarding our employees and shareholders with a strong and profitable bank.

~ Anthony D. Calabrese Sr., President

1350 Rosecrans Street | San Diego, CA  92106 | 619-243-7900
www.pointlomabank.com
Founded: August 2, 2004

BOARD OF DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Gregg W. Beaty
D.M.D.

Anthony D. Calabrese Sr.
President
Point Loma Community Bank

Maurice P. Correia
CPA
Correia & Associates

Arthur DeFever
President
DeFever Marine Enterprises

William T. Fiedler
President
Fiedler Construction Company

Harold O. Grafton
President
Cement Cutting, Inc.

Theodore Griffith
President
Pacific Tugboat Service &
Pearson Marine Fuel

Marcia Haas
Owner/Managing Partner
Aristocrat Apartments

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Julius S. Paeske Jr.
President
Commercial Facilities, Inc.

Richard D. Thorn
Attorney and Owner
Ward & Thorn, PLC

Mark A. Winkler
Broker Associate
Prudential Realty

OFFICERS

John S. Lewis
Chairman

Anthony D. Calabrese Sr.
President

Gary A. Housman
Executive Vice President & Secretary

Donald H. Gruhl
Senior Vice President

Millicent M. McKibbin
Senior Vice President

Jill M. Faucher
Vice President

Rigoberto Herrera
Vice President

Leticia C. Trujillo
Vice President

PORTAGE COMMERCE BANK
Great Lakes Region

DENNIS J. KUHN
President & CEO

Portage Commerce Bank was launched in 1988 and became the second member of the Capitol Bancorp family two years later. This has been a long and very successful partnership.

Today, we are proud to have one of the best performing banks in the CBC system. We do that with a level of service that ensures we are satisfying our customers’ financial services needs. We also have a great board of directors, the members of which average 15 years of outstanding service to our bank.

Over the years, we have complemented our lending services with Internet Banking, Cash Management and depository products especially designed for small businesses and entrepreneurs. Additionally, Portage Commerce Bank now offers a wide array of wealth management choices through Capitol Wealth Advisors.

In 2006, we were proud to provide the largest commitment in our history to a local nonprofit for its building project, which includes the addition of a family health center and early education classrooms.

We completed an expansion within our existing building to accommodate the bank’s current and future needs. The entire first floor was remodeled and the loan operations unit was moved to the second floor to join the rest of the operations department. The employee lunchroom was expanded, three offices were added and one large office was divided for additional storage. The bank is refreshed with new carpeting, wallpaper and paint.

Our commercial lending team is one of the most experienced in the area and we continued to add more depth to our lending staff during the year.  Additionally, we now have a business development officer focused on deposit gathering, which is critical to our future growth. We have always been good at loan generation -- we plan to develop equally talented deposit gatherers.

Throughout the year, we hosted customer appreciation events to thank our loyal customers for their business. In the same light, employees demonstrated their community commitment by volunteering with local organizations, events and fundraisers. The generosity of our employees is demonstrated by 100 percent participation in the area’s 2006-07 United Way campaign.

A key to our success has always been our interest in the welfare of the citizens of the City of Portage and Kalamazoo County. Our commitment to this community will never change.

~ Dennis J. Kuhn, President & CEO

800 East Milham Road | Portage, MI  49002 | 269-323-2200
www.portagecommerce.com
Founded: May 2, 1988

BOARD OF DIRECTORS

Paul R. Ballard
Retired President & CEO
Portage Commerce Bank

David L. Becker
Retired Founder
Becker Insurance Agency, P.C.

Thomas R. Berglund, M.D.
Portage Physicians

Robert B. Borsos
Attorney at Law & Shareholder
Kreis, Enderle, Callander &
Hudgins, P.C.

John M. Brink
CPA & Partner
Brink, Key & Chludzinski, P.C.

Patricia E. Dolan
Community Volunteer

Alan A. Halpern, M.D.
Michigan Orthopedic Surgery
& Rehabilitation, P.C.

Robert L. Johnson, Retired
Secretary & Treasurer
Medallion Properties, Inc.

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Dennis J. Kuhn
President & CEO
Portage Commerce Bank

Paul M. Lane, Ph.D.
Seidman School of Business
Grand Valley State University

William J. Longjohn
Retired Vice President
Midwest Business Exchange

John W. Martens, CPA
Retired

Russell M. Rathburn
President & Owner
Rathco Safety Supply, Inc.

OFFICERS

Michael L. Kasten
Chairman

William J. Longjohn
Vice Chairman & Secretary

Dennis J. Kuhn
President & CEO

Steven K. Piper
Senior Vice President & CCO

John M. Crandle
Senior Vice President

James V. Lunarde
Senior Vice President

Kenneth R. Blough
First Vice President

Roy L. Dangel, Jr.
First Vice President

Cheryl M. Germain
First Vice President

James E. Higgins
First Vice President

James S. Burkett
Vice President

Carol L. Ludlow
Vice President

Susan M. Wright
Vice President

RED ROCK COMMUNITY BANK
Southwest Region

J. RANDALL BOESCH
President

Red Rock Community Bank is located in a city where “21” can be a very successful number. As Capitol Bancorp celebrates its first 50 banks, notably, Red Rock was the 21st Capitol Bancorp affiliate bank when it debuted in 1999 and it is very successful.

Having just celebrated our seventh anniversary, the bank is experiencing solid growth and financial performance. Our success has inspired us to give back to the community which supports our bank.

In 2006, the bank and our employees supported more than 20 events and programs. Listed are a few of the events we participated in:

• Gene Ward Elementary School - Red Rock adopted this pre-K to fourth grade school in 2005. In 2006 we participated in several school events, including reading day. Along with our customers, the bank contributed more than 2,000 items in the back-to-school drive. We also raised money so that the school could buy a maintenance shed for its cactus garden.

• Nevada Fair Housing Center - The goal of this nonprofit is to train, educate and financially support low income families so they can achieve the American Dream of home ownership. The bank provided an educational grant for first-time homebuyer seminars and also offered second mortgages to families prequalified by the Center.

• University of Nevada Las Vegas - Red Rock, along with one of our affiliates, Bank of Las Vegas, was the primary sponsor of the UNLV Hall of Fame dinner. Five scholar athletes were inducted this year as well as a mentor of the business community. We also contributed to the celebrity golf outing, scholarship program and the UNLV Golf Foundation.

• Women’s Development Center - This organization has a 30-year history of helping distressed families. Its focus is placing single parents into transitional housing and providing job training. We supported the Center with a food drive with the Red Rock team and customers donating more than 1,400 food items. Red Rock’s Tom Mangione serves as the Center’s CEO and board member Molly Hamrick is secretary. With our support, the Center now has more than 170 housing units, providing living quarters for more than 400 people.

We are counting our successes in 2006 - 50 banks for CBC and success by bank No. 21, Red Rock Community Bank - in growing safely and soundly and supporting our community!

~ J. Randall Boesch, President

10000 West Charleston, Suite 100 | Las Vegas, NV  89135 | 702-948-7500
www.redrockcommunity.com
Founded: November 29, 1999

BOARD OF DIRECTORS

J. Randall Boesch
President
Red Rock Community Bank

Richard H. Bowler
Principal
Piercy Bowler Taylor & Kern

Eric L. Colvin
President
Apex of Nevada

Michael J. Devine
Attorney at Law

James L. Dunn
Owner & Broker
Dunn Properties, Ltd.

Molly K. Hamrick
Vice President & CFO
Coldwell Banker Premier Realty

Philip G. Hardy Jr.
President
Hardy Companies, Inc.

James A. Harris
Vice President
Brown & Brown Insurance

Richard Hollander
President
Hollander Capital Management, Inc.

Thomas C. Mangione
Executive Vice President &
Bank Development Officer
Red Rock Community Bank

Lori A. Marrs
Owner
Marrs Bergquist, CPAs

Fredrick P. Waid
Attorney at Law of Counsel
Hutchinson & Steffen

J. Bruce Wiggins
President
Strategic Medical Management

OFFICERS

Michael J. Devine
Chairman

Thomas C. Mangione
Vice Chairman, Executive Vice President
& Bank Development Officer

J. Randall Boesch
President

Brian W. Astle
Executive Vice President & CCO

Shahzad B. Ali
Capitol Wealth Advisors
Senior Vice President

Susan E. Daleiden
Senior Vice President

Brent D. Kamerath
Senior Vice President

Armando C. Rodriguez
Senior Vice President

Michael R. Beal
Vice President

Eloise Dominguez
Vice President

Joel C. Everett
Vice President

R. Mitch Taylor
Vice President

SOUTHERN ARIZONA COMMUNITY BANK
Southwest Region

JOHN P. LEWIS
President & CEO

A Tucson newspaper recently reported the success story of a local entrepreneur named Daniel Contreras. In 1993, he began selling hot dogs from a cart on the south side of Tucson. His fresh and delicious food items were such a hit with the south-side residents that he is now the proud owner of two restaurants. In the newspaper article, he credited Southern Arizona Community Bank with helping him realize his dream of being a bona fide restaurateur.

This inspiring success story is an example of our bank’s commitment to building relationships and just one of the many past year’s exciting achievements and milestones for which the bank received public recognition. With the right products  and employees with a real passion for what they do, we have become the small bank with a big reputation for personal service and community involvement.

This focus on personal service is the message of a new media campaign the bank developed this past year. The campaign slogan is: “The folks who decide work right inside.” Radio spots, print ads, billboards and bus shelter benches all communicate the message that the bank’s decision-makers are accessible and respond rapidly to business requests.

Our commitment to the community goes well beyond words, with bank officers involved in 18 nonprofit organizations and 100 percent employee participation in the United Way campaign. We also provide free checking and open our doors in the evening and on weekends to nonprofit organizations to use our board room for meetings.

Other achievements of the past year include the following:

Election of two new board members who both have a strong presence in the business community; expansion of our product line to include new investment options through Capitol Wealth Advisors; contribution to the new Brandi Fenton Memorial Park, which opened to the public in December; and, a celebration of our eighth anniversary with a customer appreciation day that included free hot dogs and sodas for everyone.

Southern Arizona Community Bank will continue to grow along with the Tucson area, which recently reached the one million population milestone. Our foundation is first-name banking, personal relationships and a genuine commitment to the community.

~ John P. Lewis, President & CEO

6400 North Oracle Road | Tucson, AZ  85704 | 520-219-5000
www.southernarizonabank.com
Founded: August 17, 1998

BOARD OF DIRECTORS

William R. Assenmacher
President
T. A. Caid Industries, Inc.

Jody A. Comstock, M.D.
Physician & Owner
Skin Spectrum

Dr. Amram Dahukey
Physician/Owner
Premier Foot & Ankle Surgeons

Robert A. Elliott
President & Owner
The Elliott Accounting Group

Michael W. Franks
Principal
Seaver Franks Architects

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Yoram S. Levy
Partner
Triangle Ventures, LLC

John P. Lewis
President & CEO
Southern Arizona Community Bank

Jim Livengood
Director of Athletics
University of Arizona

James A. Mather
Attorney at Law & CPA

Morgan E. North
President & Owner
Borderland Construction Company, Inc.

Susan C. Ong
Broker/Owner
Broadstone, Ltd.

James M. Sakrison
Principal & Attorney at Law
Slutes, Sakrison & Hill, P.C.

Jean M. Tkachyk
CFO
University Physicians Healthcare

Paul A. Zucarelli
Principal
CBIZ, Gordon, Zucarelli &
Handley Insurance, Ltd.

OFFICERS

Paul A. Zucarelli
Chairman

Michael L. Kasten
Vice Chairman

John P. Lewis
President & CEO

Robert A. Elliott
Secretary

Michael J. Trueba
Executive Vice President & CCO

Terri R. Gomez
Senior Vice President

Minette Goldsmith
Vice President

Mindy C. Webb
Vice President

SUMMIT BANK OF KANSAS CITY
Midwest Region

RICHARD L. VIAR
President

Overall, 2006 has been an incredible year full of rewards, challenges and achievements.  As we complete our first full fiscal year of operation, I am reminded how fortunate Summit Bank of Kansas City is to be part of this exceptional organization.  In November 2005, we became the 40th Capitol Bancorp affiliate bank.  Less than a year later, Capitol’s 50th was successfully launched.

Our bank has rapidly established itself as the community bank of choice in the eastern Jackson County market.  By consistently embracing our core values of Customer Focus, Community Leadership and Collegial Integrity, our associates have created a bank environment that is both highly-respected and envied by our banking peers.  We are confident that the bank is appropriately positioned to flourish and grow in 2007 and beyond.

Significant accomplishments during our first full year include:

• Receiving the prestigious Preferred Lender Program designation from the U.S. Small Business Administration.

• Hosting a community-wide ribbon cutting and Grand Opening Celebration for more than 300 local shareholders, customers and dignitaries.

• Vicki Henderson, chief operations officer, was named one of 2006’s “25 Women Who Mean Business” by the Kansas City Business Journal.

• Active involvement in key organizations, activities and community events further solidifying our position as the area’s community bank of choice.

• Sponsoring and providing critical volunteer leadership for a wide range of Chamber of Commerce activities, economic development initiatives, service clubs and United Way agencies.

• Expanding our professional staff to include a residential mortgage lender and a wealth management investment executive, enabling the bank to offer an even more comprehensive array of competitive services.

Like many of our sister banks, we benefit greatly from having an engaged, knowledgeable and influential local Board of Directors.  Each member is a well-respected and highly visible member of our community, and has a passion for the success of our organization. Under their guidance and direction, our first year was spent laying the foundation for controlled, brisk, quality growth.

We are now firmly positioned to capitalize on that growth and increase both our market share and prominence.  We are confident that 2007 is going to be a great year for Summit Bank of Kansas City!

~ Richard L. Viar, President

1650 NE Grand, Suite 100 | Lee’s Summit, MO  64086 | 816-251-9000
www.summitbankofkc.com
Founded: November 18, 2005

BOARD OF DIRECTORS

Jack A. Accurso
Chairman
American Foodservice Company

Carl L. Chinnery
Attorney
Chinnery, Evans & Nail, P.C.

William W. Coates IV
President
Billy Goat Industries

Dr. Roger L. Fender
Owner
Fender Family Dentistry

Robert F. Glaser
General Manager
Residences of Kirkwood

Harlan L. Limpus
Executive Member
Winterstone Golf Course

Kurt D. Pycior
Owner
Froehlich Pycior Companies

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Stanley E. Ricketts
President, Midwest Region
Capitol Bancorp Limited

Carson Ross
President
Carson Ross Consulting

Diane J. Seif
President
DVA Enterprises Inc.

Dr. Steven M. Silverstein
President
Silverstein Eye Centers, P.C.

Richard L. Viar
President
Summit Bank of Kansas City

OFFICERS

Joseph D. Reid
Chairman

Stanley E. Ricketts
Vice Chairman

Richard L. Viar
President

Phillip W. McElhaney
Secretary,
Executive Vice President & CCO

Vicki L. Henderson
Senior Vice President

Patricia E. Case
Vice President

Robert K. Dempski
Capitol Wealth Advisors
Senior Vice President

SUNRISE BANK OF ALBUQUERQUE
Southwest Region

STEVEN A. MARCUM
President & CEO

2006 was a year of revitalization for our bank as we strengthened our team by adding new leadership in key strategic areas.  We like to think of this opportunity  as the dawn of a new era of true relationship banking at Sunrise Bank of Albuquerque.

It takes years of experience and deep roots in the community to form the quality relationships that transcend the many banking changes that occur in a city like Albuquerque.  We continued to build our base of experience by attracting veteran local bankers bringing with them long-standing relationships and strong identities created through involvement in the community and service to customers.

To enhance our commitment to relationship banking, we brought aboard Bob Valdiviez as chief credit officer, and Michael Sanchez, as senior lender. Together, they have 50 years of lending experience in this market. They provide our bank with the kind of seasoning in key leadership positions unmatched by any community bank in our market.

We continued to expand the depth of our Board of Directors in 2006 by adding local CPA Brad Steward.  He brings a strong background in finance and accounting and years of Albuquerque business relationships to an already veteran, productive board that includes Turner Branch, Helen Elliott and Todd Sandoval.

In addition to supporting the economic health of Albuquerque by financing economic development projects, our team members are committed to enhancing the Albuquerque community by making donations and volunteering their time to numerous charitable and civic organizations. Last year, our support was given to the Alameda and Longfellow elementary schools, Big Brothers & Big Sisters of Central New Mexico, Bernalillo County 4-H and 516 Arts Cooperative, to name a few.

I am most proud of our employees for their commitment to United Way of Central New Mexico. For the second consecutive year, we have 100 percent employee participation in personal giving and our total contributions are double what they were in the previous year.

We believe that all relationships are built on the principles of trust and mutual respect. At Sunrise Bank of Albuquerque, we will continue to apply these principles as we build a bank focused on solid relationships with customers and our community.

~ Steven A. Marcum, President & CEO

225 Gold SW | Albuquerque, NM  87102 | 505-244-8000
www.sunrisebankabq.com
Founded: April 6, 2000

BOARD OF DIRECTORS

Annette Arrigoni
Account Executive
Berger Briggs Real Estate and
Insurance, Inc.

Turner W. Branch
President
Branch Law Firm, P.A.

Helen A. Elliott
CPA
Elliott, Pohlman & Co., CPAs, PC

E. Gary Fichtner
President
Esthetic Dental Arts, Inc.

Steven A. Marcum
President & CEO
Sunrise Bank of Albuquerque

Ronald K. Sable
President
Concord Solutions Ltd.

Todd A. Sandoval
President
Sandia Office Supply, Inc.

J. Brad Steward, CPA
Shareholder/Partner
Pulakos & Alongi, Ltd.

Stephen D. Todd
President, Southwest Region
Capitol Bancorp Limited

Robert J. Valdiviez
EVP/Chief Credit Officer
Sunrise Bank of Albuquerque

Janis K. Wainright
EVP/Chief Operating Officer
Sunrise Bank of Albuquerque

OFFICERS

Stephen D. Todd
Chairman

Ronald K. Sable
Vice Chairman

Steven A. Marcum
President & CEO

Robert J. Valdiviez
Executive Vice President & CCO

Janis K. Wainright
Executive Vice President & COO

Michael J. Sanchez
Senior Vice President

Lorraine S. Alires
Vice President

Antoinette E. Creel
Vice President

SUNRISE BANK OF ARIZONA
Southwest Region

MICHAEL S. MORANO
President & CEO

The Sunrise Bank of Arizona team took several decisive steps in 2006 to generate new business opportunities, while staying involved in business and community organizations that keep the Scottsdale and Phoenix markets vibrant.

We formed a marketing committee to create more excitement for our bank. Composed of our senior banking officers, this committee meets quarterly to analyze marketing, advertising and business development opportunities. We are marketing and creating awareness of our name by advertising in business magazines and neighborhood papers near our offices. We also look ‘outside the box’ to utilize different venues and sponsorships to publicize the bank.

For instance, several of our employees took turns staffing a booth at the busy 2006 Scottsdale Area Chamber’s Expo. More than 500 visitors stopped by our booth where we distributed product brochures and accepted business cards for a drawing.  Our lenders, specializing in commercial, Small Business Administration (SBA) and real estate financing, were on hand to talk with prospects and we were able to land some solid business leads. In order to expand networking opportunities with small business clients and prospects, we belong to three chambers of commerce covering the Scottsdale Area, Phoenix and the more geographically diverse Hispanic communities.

We are deeply involved in volunteering time and donating to charitable organizations in our community. Our 2006 involvement and donations benefited Junior Achievement, Boys & Girls Clubs, the Arthritis Foundation, Marines Corps’ Toys for Tots and the St. Vincent DePaul Society.

Our successful business development efforts were recognized in November as the bank captured the prized SBA Lender of the Year award from the Business Development Finance Corp., a development corporation that partners with banks to offer SBA section 504 loans. Additionally, our executive vice president, David Tracy, was honored in receiving the organization’s Banker of the Year award.

The Sunrise team is always exploring opportunities to expand our sphere of influence. We have a wide array of products for real estate investors and homebuyers. We offer a complete package for commercial and retail customers. Through our affiliation with Capitol Wealth Advisors we are now positioned to help our high net-worth clients with all of their trust and investment needs.

Sunrise Bank of Arizona is moving forward with high hopes for 2007.

~ Michael S. Morano, President & CEO

4350 East Camelback Road, Suite 100A | Phoenix, AZ  85018 | 602-956-6250
Scottsdale | 6263 N. Scottsdale Road, Suite 100 | Scottsdale, AZ  85250  | 480-624-2600
www.sunrisebankofarizona.com
Founded: December 16, 1998

BOARD OF DIRECTORS

Michael R. Allen
President
Sureway Properties

Thomas W. Beal
Principal & Owner
Beal Insurance Inc.

Patrick M. Devine
Vice President
CB Richard Ellis

Richard E. Garcia
President & Designated Broker
Garcia Realty Advisors, Inc.

George B. Jackson
Financial Consultant
A.G. Edwards & Sons

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

Glen M. Lineberry
Principal
Lineberry Associates, LLC

Richard Lustiger
General Counsel
Harkins Theaters

Michael S. Morano
President & CEO
Sunrise Bank of Arizona

Joe W. Panter
Partner
Wildflower Bread Co.
Whitestone Financial

Debbie A. Tracy
President
Tracy’s Auto Body

OFFICERS

John S. Lewis
Chairman

Michael L. Kasten
Vice Chairman

Michael S. Morano
President & CEO

Kathleen M. King
Secretary

David W. Tracy
Executive Vice President & CCO

Tyrone D. Couch
Vice President

Marc R.Weisinger
Senior Vice President

Cynthia J. Heaps
Vice President

Jill J. Lowell
Vice President

Mary S. Madison
Vice President

Richard M. Manning
Vice President

SUNRISE BANK OF ATLANTA
Southeast Region

CHARLES H. GREEN
President

After four years as an affiliated loan production office, Sunrise Bank of Atlanta opened as a full-service bank in June 2006.  Located near Atlanta’s famous Peachtree Street between downtown and midtown, our bank was organized amid vigorous construction in the central city. This urban revitalization has included the recent opening of the world’s largest aquarium and Atlantic Station, a 10 million square foot, multi-use development that reclaimed a former steel mill site.

We have aggressively started building our profile and are attracting new clients to the bank.  The bank opened with this promise to our community: “Personalized Service, Custom Solutions, and Bankers Exceeding Your Expectations.”  We call it the ‘Art’ of Banking. To emphasize this concept, we have incorporated different forms of art in our marketing program.

The bank’s entry lobby features a series of three original paintings depicting the sun in its ascension over the horizon, painted by Atlanta artist Victoria Hanlon.  One of the images has been reproduced as the background on our bank’s debit cards. The bank is impressively decorated with more than 15 original contemporary paintings on loan from several Atlanta artists.

When phoning the bank, callers who are temporarily placed on hold hear a recording by a member of the Atlanta Symphony Youth Orchestra playing the Bach Cello Suite No. 1.

In August, Atlanta Mayor Shirley Franklin presided over our grand opening celebration and cut our opening “ribbon,” which was composed, in part, of 100 $1 bills.  The $100 “ribbon” was donated to the Metro Atlanta Arts Fund.

In November, our 7,600 square-foot office was recognized as the “Best Urban Design - Retail” for 2006 by the Central Atlanta Progress organization.

In competing with the larger money-center banks in Atlanta, we have won many new accounts through simply listening and caring.  We are working to be a capable financial partner to entrepreneurs, small businesses and emerging professionals.

We have implemented this effort with an exceptional staff committed to excellence.  Our goal is to deliver a unique banking concept to our market - banking is an art, not a science.

~ Charles H. Green, President

600 Peachtree St., NW, Suite 300 | Atlanta, GA  30308 | 404-249-6500
www.sunrisebankofatlanta.com
Founded: June 21, 2006

BOARD OF DIRECTORS

Kim E. Anderson
Director
Boardwalk Consulting LLC

Dr. Lawrence E. Cooper
President & CEO
Bentley Investments, Inc.

Peter G. Davis
President & CEO
Vesdia Corporation

Randal A. Enterkin
President & CEO
Enterkin & Associates, Inc.

Charles H. Green
President
Sunrise Bank of Atlanta

Angela Hsu
Senior Attorney
Duke Realty Corporation

Bari R. Love
Senior Vice President
Jackson Spalding Communications

M. Kasim Reed
Partner
Holland & Knight LLP

Joseph D. Reid III
Director of Bank Development
Capitol Bancorp Limited

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Patrick T. Reid
Attorney
Reid and Reid

R. Kirk Rich
President
Rich Real Estate Services, Inc.

Grace Lopez-Williams
President
Grace Lopez-Williams, CPA, PC

OFFICERS

Joseph D. Reid
Chairman

Patrick T. Reid
Vice Chairman

Charles H. Green
President

Ashley Barsoum
Senior Vice President & CCO

June F. Kossow
Senior Vice President & COO

Mitch D. Belton
Vice President

Richard S. Darlington III
Vice President

Arthur J. Ensley
Vice President

Lori J. Roberts
Vice President

Tareasa P. Sexton
Vice President

SUNRISE BANK OF SAN DIEGO
California Region

RANDALL S. CUNDIFF
President & CEO

Sunrise Bank of San Diego was the 27th bank to join the Capitol Bancorp family. More significantly, it was Capitol’s first bank to open in California. The surfboard hanging in the lobby represented the bank’s “New Wave of Banking” to the San Diego market.  We are proud that our bank is recognized as the stepping stone to the West Coast for the Capitol Bancorp (CBC) network of affiliate banks.

We are also proud to have supported the start-up of the additional bank affiliates in California through loan production, training and introducing the banks to the CBC culture. As CBC continues to build its California network of banks, the power of its network continues to facilitate completion of larger real estate transactions.  In 2006, we utilized the participation network to close a $6 million real estate transaction for a low-income housing development in our community.

The “New Wave of Banking” transitioned to a “Brighter Way of Banking,” as the bank moves into its sixth year of operation.  Our bank’s success is a direct outcome of continued efforts to build relationships with the community and “super-serve” our clients. Our goal for continued success is to turn every client into a “raving fan” and focus on true relationship building.

Last year was a transitional year for Sunrise Bank with regard to our banking professionals, products and purpose.  The bank hired a senior vice president of business development to enhance the bank’s commercial banking efforts on expanding community banking relationships driven with less emphasis on transactional business.  Wealth management and residential lending were two additional areas of focus the bank added to its array of financial tools in 2006.   The bank’s membership in the recently formed San Diego Chapter of Breakfast Club of America, as a marketing platform to develop new business relationships, is an example of this new focus.

Sunrise Bank’s “Brighter Way of Banking” is based on a simple model - add value to the needs of business clients and entrepreneurs.  The value we add through our superior service creates loyal, lifetime clients and ultimately…Raving Fans!

~ Randall S. Cundiff, President & CEO

4570 Executive Drive, Suite 110 | San Diego, CA  92121 | 858-625-9050
www.sunrisebanksd.com
Founded: January 11, 2001

BOARD OF DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Craig V. Castanos
Craig V. Castanos, CPA

Randall S. Cundiff
President & CEO
Sunrise Bank of San Diego

Michael R. Labelle
Senior Director
Studley

John S. Lewis
President, Western Regions
Capitol Bancorp Limited

John F. McColl
President
Trinity Capital Group

John M. Rooney
President
Torrey Financial Group

Elizabeth K. Strom
Leasing Director
Equity Office Properties Trust

OFFICERS

John S. Lewis
Chairman

Randall S. Cundiff
President & CEO

Suzanne K. Gregory
Executive Vice President
CCO & Secretary

John L. Brackett
Senior Vice President

Gregory S. Fletcher
Vice President

Mary Jane Gertino
Vice President

Robin Hill
Vice President

Joseph L. Kennedy
Vice President

Miranda E. Klassen
Vice President

Michael H. Markie
Vice President

VALLEY FIRST COMMUNITY BANK
Southwest Region

JUDITH R. EGAN
President & CEO

At Valley First Community Bank, we strongly believe in giving back to our community with our time, talents and monetary support. Every team member is encouraged to become involved in a project or an organization to better our community.

Several of our 2006 community projects benefited Scottsdale Public Schools, including providing financial literacy training to sixth graders at Yavapai Elementary School and seventh graders at Cocopah Middle School. We also participated in an Artist in Residence Program at Cocopah Middle School that brought Steve Farley, a graphic designer, into the classroom to teach the students how to design and create marketing materials. During this two-week program, our bank became the “marketing client” of Louise Bunker’s third period Tech Lab class that was divided into five teams to compete for our advertising business.

The students interviewed our officers twice at the school. They also visited the bank to take pictures and to get a sense of our bank’s culture by interacting with our team members.  They brainstormed their ideas and decided on their designs. The graphic designer then helped them with the technical aspects of creating a web page or a flyer to showcase our Freedom Business Checking program.

On the final day of the program each team had five minutes to present their web page and flyer designs and sell us on the merits of their proposal.  We provided feedback after each presentation.  The high level of creativity, professionalism and hard work exhibited in every one of the marketing pieces was amazing, which made it very difficult to select the winning designs.

Ultimately, every participant in the Artist in Residence Program was a winner. The students gained valuable experiential learning that will assist them throughout life. Our bank gained two flyers and a web page that will be utilized in our 2007 promotional efforts - and all of us had major fun during the process!

We look forward to partnering again with our local schools and the many other organizations that are making a positive difference in the lives of residents of all ages. This is one of the best aspects of community banking!

~ Judith R. Egan, President & CEO

7501 East McCormick Parkway, North Court | Scottsdale, AZ  85258 | 480-596-0883
www.valleyfirstbank.com
Founded: June 30, 1997

BOARD OF DIRECTORS

Sam Kathryn Campana
Vice President & Executive Director
National Audubon Society, Inc.

Marilyn D. Cummings
Realtor
Russ Lyon Realty Company

Judith R. Egan
President & CEO
Valley First Community Bank

William R. Fitzpatrick
CPA
Eide Bailly

Steven M. Goldstein
Attorney at Law
Sacks, Tierney, P.A. Lawyers

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Frederick L. Kidder
Chief Executive Officer
Scottsdale Area Chamber
of Commerce

Stewart Larson
Broker and Managing Partner
Holmes-Larsen Auction Marketing

Gordon D. Murphy
Retired Executive Vice President
Arizona Bankers Association

Eileen S. Rogers
President
Allegra Print & Imaging

Pamela L. Sparks
Historical Researcher & Archivist
Sparks, Tehan, & Ryley,
P.C. Law Firm

OFFICERS

Gordon D. Murphy
Chairman

Michael L. Kasten
Vice Chairman

Judith R. Egan
President & CEO

Marilyn D. Cummings
Secretary

Roni M. Grodnick
Executive Vice President & CCO

Nancy E. Selby
Executive Vice President

Cheryl L. DeGroot
Vice President

Daniel R. Klenske
Vice President

James Miller
Capitol Wealth Advisors,
Vice President

Michele J. Yates
Vice President

YUMA COMMUNITY BANK
Southwest Region

KATHERINE M. BRANDON
President & CEO

We have just completed our first full year in our new two-story building. Yuma Community Bank (YCB) leases 9,000 square feet on the first floor. The new building is known in the community as the copper building on 4th Avenue.  A portion of the exterior is copper. Inside, copper artwork is found throughout the bank and includes an eight-foot copper water feature in the lobby.

In January 2006, approximately 200 investors, customers and prospects attended the grand opening celebration for the new building.  Invited guests for the open house were encouraged to bring a food item to donate to the Yuma Community Food Bank.  With the abundance of space now available, YCB has increased its support of nonprofit agencies, such as hosting food and clothing drives for Crossroads Mission. For the holidays, the bank hosted a Salvation Army Angel Tree, with the staff and customers contributing food, clothing and gifts that were distributed to less fortunate people in our community.

During the Yuma County Fair, the bank purchased a 4-H animal at auction and then donated it back to the fair so that it could be auctioned again. The money received by YCB from the new buyer was donated to the Yuma Community Food Bank.

YCB was also actively involved with local students on National Teach Children to Save Day.  YCB takes very seriously our responsibility to help teach young people about banking.  We had four officers visit local schools to talk about the value of saving for the future and establishing and maintaining good credit.  Additionally, YCB awarded $1,000 scholarships to two deserving high school seniors.  The students earned the scholarships by writing the best original essays about the importance of maintaining a good credit score.

Our primary focus is on our customers - and their banking needs. Building relationships is all about planning, preparing, listening and acting to best serve the customer. We embrace this philosophy.  We believe the best way to expand the size of our bank is to retain our customers and ask for referrals. Word of mouth from happy customers is a powerful advertising tool.

~ Katherine M. Brandon, President & CEO

2285 S. 4th Ave. | Yuma, AZ  85364 | 928-782-7000
www.yumabank.com
Founded: December 15, 2000

BOARD OF DIRECTORS

Katherine M. Brandon
President & CEO
Yuma Community Bank

Clarence B. Cheatham
Vice President
DPE Construction

Raymond R. Corona
Optometrist & President
Corona Optique

Lawrence L. Deason
Attorney at Law
Lawrence L. Deason, Ltd.

Ram R. Krishna, M.D.
President
Ram R. Krishna, M.D., P.C.

John T. Osterman
President
Osterman Financial Group

Ronald K. Sable
President
Concord Solutions Ltd.

David S. Sellers
President
Sellers Petroleum

John R. Sternitzke
President
Sternco Engineers, Inc.

Pamela K. Walsma
Attorney at Law
Westover, Shadle & Walsma, PLC

Ronald S. Watson
Real Estate Broker & Owner
ERA Matt Fischer Realtor

Robert R. Woodman
Owner
Woodman Realty

Leonard C. Zazula
Cashier - Western Regions
Capitol Bancorp Limited

OFFICERS

Ronald S. Watson
Chairman

Ram R. Krishna, M.D.
Vice Chairman

Katherine M. Brandon
President & CEO

Pamela K. Walsma
Secretary

Keith L. Simmonds
Executive Vice President & CCO

Theresa N. Wine
Senior Vice President

Kari M. Reily
Vice President

AMERA MORTGAGE CORPORATION

MARK A. JANSSEN
CEO

Amera Mortgage was on the move in 2006 in more ways than one.  First, we moved our headquarters from Farmington Hills to Milford, Michigan. We now have more office space with room to grow.  Additionally in 2006, we opened a new retail location in Livonia, Michigan.

At the same time, we implemented a major system upgrade which provides us with a platform for efficient growth, as well as the ability to make our systems and software available to retail and bank mortgage loan originators 24/7.

Early in the year, we hosted our inaugural Amera Day for mortgage loan officers in Capitol Bancorp’s Eastern and Western Regions. These events brought together the mortgage lenders in each region to share ideas and methods to achieve their annual origination goals. It also provided Amera with the opportunity to introduce technology enhancements. This is now an annual event.

GuideTrac™ and AutoPricer™ were two of Amera’s mortgage technology enhancements that were rolled out during the year. GuideTrac™  provides loan officers the ability to search for lending solutions based on criteria input and the guidelines applicable for a wide array of loan programs. AutoPricer™  works to automatically price loans based on the input criteria. We are currently exploring an upgrade to the AutoPricer™  system that will enable us to provide more of our products and pricing to mortgage loan officers.

Amera Title began business during the year, providing loan closing and services primarily for Amera’s retail loan originators in Michigan. We plan to roll out Amera Title to Capitol Bancorp’s Michigan banks in 2007.

Late in 2006, we explored delivering loan files to investors with imaging technology.  We are currently piloting the system by delivering closed loans with imaged documents to two investors.

We are currently exploring new front end origination and processing technology,which is an extension of our current mortgage platform. The goal is to invest in this software and implement it during the first half of 2007. It will provide improved reporting for loan originators and management, consistent disclosures and documentation, workflow monitoring and notification, and a seamless interface to Amera’s mortgage software platform and marketing materials.

Amera Mortgage is on the move to better serve our loan partners at Capitol Bancorp banks and retail locations across America!

~ Mark A. Janssen, CEO

1050 Corporate Office Drive, Suite 200 | Milford, MI  48381-3155 | 248-685-1700
www.ameramortgage.com
Founded: June 9, 1983

BOARD OF DIRECTORS

Susan L. Bowen
Executive Vice President
Amera Mortgage Corporation

Melinda Cain
Executive Vice President
Amera Mortgage Corporation

James F. Crawford
Director of Strategic Products
& Services
Capitol Bancorp Limited

Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited

Mark A. Janssen
CEO
Amera Mortgage Corporation

Lyle W. Miller
President
L. W. Miller Holding Company

Jerald H. Rock
President
Amera Mortgage Corporation

John C. Smythe
President, Great Lakes Region
Capitol Bancorp Limited

OFFICERS

John C. Smythe
Chairman

Mark A. Janssen
CEO

Jerald H. Rock
President

Lee W. Hendrickson
Secretary & Treasurer

Susan L. Bowen
Executive Vice President

Melinda F. Cain
Executive Vice President

Kathleen M. DeFrances
Executive Vice President

John A. Korch
Senior Vice President

Sharon A. Pastori
Senior Vice President & CFO

James A. Sellick
Senior Vice President

Nancy J. Caruso
Vice President

Susan Good
Vice President

Melodie A. Haverkate
Vice President

Kathleen E. S. Lawrence
Vice President

Paul G. Richer
Vice President

Robert A. Risher
Vice President

James M. Shaffer
Vice President

Susan L. Shaffer
Vice President

CAPITOL WEALTH

ROBERT R. HOGAN
President & CEO

The past year has been one of excitement, growth and development for Capitol Wealth.  Some of our key accomplishments included:

• Adding 15 new bank wealth platforms, bringing the total number of Capitol Wealth Advisor platforms to 22.

• Completing the conversion of our full-service brokerage business onto the platform.

• Rolling out myWEALTH, our new online discount brokerage trading application, to all of the banks and customers within the Capitol affiliate network.

• Enhancing our support infrastructure by establishing new financial and management reporting processes, developing a wealth management website, as well as broadening our compliance, risk and control environment.

Progress will accelerate in 2007.

We continue on a path of establishing wealth programs at each of the Capitol affiliate banks.  As such, our plans consist of adding more than 24 new Capitol Wealth Advisor representatives at these banks. In addition, we will continue the development of a national trust company (Capitol Wealth Trust) that will expand our trust product and service offerings to support all affiliate banks and their clients.

In meeting our goals for 2007 and beyond, we have assembled a talented, experienced team of professionals.  Specifically, we have created two new roles:

• a strategic acquisition director to acquire local insurance and asset management firms around the communities where our individual banks exist; and,

• a product and business development director to help grow our existing wealth program business as well as better integrate brokerage, trust, insurance, and asset management products and services.

Capitol Wealth is excited about furthering the evolution of Capitol Bancorp’s service-oriented business model.  Through our wealth management activities, customers are provided a complete array of advice, service and products.  Although we provide all the services of a bigger institution, we still build personal relationships with each and every client.  As with Capitol Bancorp’s banks, we are deeply rooted members of communities - which is why we are a perfect complement to all the traditional banking services and relationships our community banks are known for providing.

~ Robert R. Hogan, President & CEO

9300 Harris Corners Pkwy. Suite 210 | Charlotte, NC  28269 | 704-599-1055
www.capitolwealth.com

BOARD OF DIRECTORS

Jay J. Butler
Retired Bank Executive

James F. Crawford
Director of Strategic Products
& Services
Capitol Bancorp Limited

Robert R. Hogan
Vice Chairman, President & CEO
Capitol Wealth, Inc.

Michael M. Moran
Chief of Capital Markets
Capitol Bancorp Limited

Enrico S. Piraino
Business Entrepreneur

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Patrick T. Reid
Attorney at Law

Pamela E. West
Retired Bank Executive

Ben E. Yeakley
Retired Trust Executive
Real Estate Developer

OFFICERS

Joseph D. Reid
Chairman

Robert R. Hogan
Vice Chairman, President & CEO

David M. Paventi
Secretary, Treasurer & COO

C A P I T O L  B A N C O R P  L I M I T E D

OFFICERS

Joseph D. Reid
Chairman & CEO

Art R. Aguirre
Vice President
Corporate Loan Review Officer

Scott R. Andrews
President
California Region

Gregory R. Bixby
Chief Information Officer

Missy P. Bowden
Vice President
Bank Performance, Western Regions

Brent R. Branch
Assistant Vice President
Manager of Network Services

Jeremy J. Burchman
Corporate Counsel

Robert C. Carr
Vice Chairman

Margarete L. Chalker
Director of Tax

James F. Crawford
Director of Strategic Products

Clinton D. Dunn
President
Texas Region

David J. Dutton
Chief Information Officer

Ann L. Dziuba
Corporate Counsel

Brian K. English
General Counsel

Carl C. Farrar
Senior Vice President
Credit Administration

David D. Fortune
Chief Credit Officer

Thomas S. Giovanelli
President
Northwest Region

David S. Groenewoud
Corporate Finance Manager

John T. Haarala
Corporate Counsel

Reginald A. Hansom, Jr.
Assistant Vice President
Computer Operations Manager

Janet L. Hardin
Vice President
Business Support Services

Lee W. Hendrickson
Chief Financial Officer

Rebecca M. Hills
Assistant Director of Accounting

Richard C. Houseworth
Director of Government Relations

Jocelyn S. Hunt
Assistant Vice President
Senior Compliance Risk Analyst

Rick H. James
Vice President
Bank Performance, Eastern Regions

Jason W. Johnson
Corporate Counsel

Bruce D. Jones
President
Southeast Region

Marsha L. Jones
Vice President
Item Processing

Angela M. Kimber
Corporate Counsel

Joseph A. King
Corporate Counsel

Sondra K. Koskela
Loan Quality Control Specialist

John S. Lewis
President
Western Regions

Tina M. Luha
Director of Bank Accounting

Stephanie A. Maat
Director of Training

Charles J. McDonald
Cashier
Eastern Regions

David J. Meninga
Corporate Counsel

Kelly D. Miller
Vice President
Bank Performance, Eastern Regions

Annetta Mirabella
Cashier
 Northwest Region

George F. Mochmar
Vice President
Bank Performance, Eastern Regions

Michael M. Moran
Chief of Capital Markets

John R. Myers
Vice President
Senior Loan Review Officer

Kenneth I. Myers
Director of Risk Management

Phillip Kyle Oesterle
Vice President
Operating Services

Gregory E. Patten
Vice President
Technology Services

Linda D. Pavona
Director of Corporate Relations

David K. Powers
Director of Credit Administration
Great Lakes Region

Amy L. Pramov
Director of Human Resources Services

Steven J. Pricco
Director of Government Guaranteed Lending

Joal R. Redmond
Director of Communications

Cristin K. Reid
Corporate President

Joseph D. Reid III
Director of Bank Development

William E. Rheaume
Senior Counsel

Stanley E. Ricketts
President
Midwest Region

James R. Rose Jr.
Senior Vice President
Credit Administration

Kenneth G. Schafer
Corporate Tax Officer

Nancy A. Schoolman
Vice President
Corporate Compliance Officer

John C. Smythe
President
Great Lakes Region

Patricia L. Stone
Senior Vice President
Credit Administration

Stephanie M. Swan
Director of Shareholder Services

Darryl S. Tenenbaum
Vice President
Corporate Auditor

Bruce A. Thomas
President
Eastern Regions

Stephen D. Todd
President
Southwest Region

Marie D. Walker
Director of Accounting

Gerald L. Weitner
Senior Vice President
Credit Administration

Thomas C. Wisehart
Corporate Counsel

Leonard C. Zazula
Cashier
Western Regions

F I N A N C I A L   I N F O R M A T I O N

Table of Contents

Selected Consolidated Financial Data	F-2
Information Regarding Capitol's Common Stock	F-3
Chief Executive Officer and Chief Financial Officer Certifications	F-4
Availability of Form 10-K and Certain Other Reports	F-4
Other Corporate and Shareholder Information	F-5
Cautions Regarding Forward-Looking Statements	F-6
Management's Discussion and Analysis of Capitol's Business, Financial Condition and Results of Operations:
Summary and Overview	F-7
Capitol's Bank Development Strategy	F-8
Bank Development as a Defined Focus	F-8
"Incubation" of Young Community Banks	F-8
Monitoring and Managing Capitol's Investments in Community Banks	F-9
Capitol's Results of Operations	F-12
Capitol's Financial Position	F-15
Liquidity, Capital Resources and Capital Adequacy	F-21
Trends Affecting Operations	F-25
Critical Accounting Policies Affecting Capitol's Financial Statements	F-29
Use of Estimates in Determining the Allowance for Loan Losses	F-29
Accounting for Goodwill and Other Intangibles	F-30
Accounting for Stock Options	F-30
Consolidation Policy	F-31
New Accounting Standards	F-31
Risk Factors Affecting Capitol and its Banks	F-31
Report on Management's Assessment of Internal Control Over Financial Reporting	F-33
Report of Independent Registered Public Accounting Firm on Management's Assessment of Internal Control Over Financial Reporting	F-34
Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-36
Consolidated Balance Sheets	F-37
Consolidated Statements of Income	F-38
Consolidated Statements of Changes in Stockholders' Equity	F-39
Consolidated Statements of Cash Flows	F-40
Notes to Consolidated Financial Statements	F-41

Selected Consolidated Financial Data
(in $1,000s, except per share data)

	As of and for the Year Ended December 31
	2006(1)	2005(2)	2004(3)	2003(4)	2002(5)
For the year:
Interest income	$279,353	$224,439	$179,089	$164,416	$156,454
Interest expense	105,586	67,579	47,496	49,490	55,860
Net interest income	173,767	156,860	131,593	114,926	100,594
Provision for loan losses	12,156	10,960	12,708	9,861	12,676
Noninterest income	21,532	21,048	19,252	20,087	14,982
Noninterest expense	137,804	117,289	97,787	86,952	76,538
Net income	42,391	35,925	26,716	23,380	16,653
Net income per share:
Basic	2.69	2.42	1.88	1.86	1.64
Diluted	2.57	2.34	1.79	1.77	1.57
Cash dividends paid per share	.95	.72	.65	.51	.44

At end of year:
Total assets	$4,065,816	$3,475,721	$3,091,418	$2,737,062	$2,409,288
Total earning assets	3,743,041	3,204,646	2,885,545	2,521,375	2,226,969
Portfolio loans	3,488,678	2,991,189	2,692,904	2,247,440	1,991,372
Deposits	3,258,485	2,785,259	2,510,072	2,288,664	2,062,072
Notes payable and short-term borrowings	191,154	175,729	172,534	92,774	93,398
Subordinated debentures	101,035	100,940	100,845	90,816	51,583
Minority interests in consolidated subsidiaries	126,512	83,838	39,520	30,946	28,016
Stockholders' equity	361,879	301,866	252,159	218,897	160,037

		Quarterly Results of Operations (unaudited)
	Total for the Year	Fourth Quarter		Third Quarter	Second Quarter	First Quarter
Year ended December 31, 2006:(1)
Interest income	$279,353	$74,978		$73,082	$68,196	$63,097
Interest expense	105,586	30,896		28,387	24,559	21,744
Net interest income	173,767	44,082		44,695	43,637	41,353
Provision for loan losses	12,156	3,444		3,441	2,815	2,456
Net income	42,391	11,382	(6)	10,789	10,267	9,953
Net income per share:
Basic	2.69	.71		.68	.65	.64
Diluted	2.57	.68	(6)	.66	.63	.61
Cash dividends paid per share	.95	.25		.25	.25	.20

Year ended December 31, 2005:(2)
Interest income	$224,439	$61,372		$58,655	$54,491	$49,921
Interest expense	67,579	19,748		17,814	15,899	14,118
Net interest income	156,860	41,624		40,841	38,592	35,803
Provision for loan losses	10,960	3,791		2,107	3,039	2,023
Net income	35,925	10,019		9,594	8,297	8,015
Net income per share:
Basic	2.42	.66		.64	.56	.55
Diluted	2.34	.64		.61	.54	.52
Cash dividends paid per share	.72	.19		.18	.18	.17

(1)
Includes Community Bank of Rowan, effective February 2006 (located in Salisbury, North Carolina), Asian Bank of Arizona, effective April 2006 (located in Phoenix, Arizona), Evansville Commerce Bank, effective May 2006 (located in Evansville, Indiana), Bank of Valdosta (located in Valdosta, Georgia), Sunrise Bank of Atlanta (located in Atlanta, Georgia) and Bank of Everett (located in Everett, Washington), all effective June 2006, Bank of Maumee (located in Maumee, Ohio) and 1st Commerce Bank (located in North Las Vegas, Nevada), both effective October 2006, and Ohio Commerce Bank (located in Beachwood, Ohio), effective November 2006.

(2)
Includes Bank of Michigan, effective January 2005 (located in Farmington Hills, Michigan), Peoples State Bank, acquired April 7, 2005 (located in Jeffersonville, Georgia), Bank of Bellevue (located in Bellevue, Washington) and Fort Collins Commerce Bank (located in Fort Collins, Colorado), both effective June 2005, Bank of Auburn Hills, effective July 2005 (located in Auburn Hills, Michigan), Bank of San Francisco, effective August 2005 (located in San Francisco, California), Bank of Belleville (located in Belleville, Illinois) and Summit Bank of Kansas City (located in Lee's Summit, Missouri), both effective November 2005, and Bank of Santa Barbara, effective December 2005 (located in Santa Barbara, California).

(3)	Includes First Carolina State Bank (located in Rocky Mount, North Carolina), acquired April 1, 2004 and Point Loma Community Bank (located in San Diego, California), effective August 2004.
(4)	Includes Bank of Escondido (located in Escondido, California), effective October 2003.
(5)	Includes Bank of Las Vegas (located in Las Vegas, Nevada), effective February 2002 and Napa Community Bank (located in Napa, California), effective March 2002.
(6)	Fourth quarter 2006 net income was favorably impacted by year-end adjustments, primarily driven by loan fees, approximating $1.3 million ($0.07 per diluted share) net of income taxes.

INFORMATION REGARDING CAPITOL'S COMMON STOCK

Capitol's common stock is traded on the New York Stock Exchange (NYSE) under the symbol "CBC." Market quotations regarding the range of high and low sales prices of Capitol's common stock, as reported by the NYSE, were as follows:

	2006		2005
	Low	High	Low	High
Quarter Ended:
March 31	$36.74	$47.22	$29.30	$35.82
June 30	37.84	47.16	28.75	34.00
September 30	36.89	46.00	31.25	36.96
December 31	44.12	47.49	29.10	38.93

Below is a graph which summarizes the cumulative return earned by Capitol's shareholders over the last five years compared with the SNL (SNL Financial LC) $1B-$5B Asset-Size Index (SNL) and the cumulative total return on the Russell 2000 Index (R-2000). This presentation assumes the value of an investment in Capitol's common stock and each index was $100 on December 31, 2001 and that subsequent cash dividends were reinvested.

	Period Ended
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06

CBC	100.00	178.66	223.47	283.73	308.27	388.96
R-2000	100.00	79.52	117.09	138.55	144.86	171.47
SNL	100.00	115.44	156.98	193.74	190.43	220.36

INFORMATION REGARDING CAPITOL'S COMMON STOCK--Continued

During 2006, Capitol paid cash dividends of $0.20 per share in the first quarter and $0.25 per share in the second, third and fourth quarters. In 2005, Capitol paid cash dividends of $0.17 per share in the first quarter, $0.18 per share in the second and third quarters and $0.19 per share in the fourth quarter. Future payment of dividends is subject to approval by Capitol's board of directors, future operating performance and management's assessment of the consolidated organization's capital adequacy.

As of January 31, 2007, there were 10,216 beneficial holders of Capitol's common stock, based on information supplied to Capitol from its stock transfer agent and other sources.

At February 26, 2007, 17,046,721 shares of common stock were outstanding. Capitol's stock transfer agent is UMB Bank, n.a., 928 Grand Ave., P.O. Box 410064, Kansas City, Missouri 64141-0064 (telephone 800/884-4225). The web site for UMB Bank, n.a. is http://www.umb.com.

Capitol has a direct purchase and dividend reinvestment plan, the Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan ("Capitol Bancorp Direct"), which offers a variety of convenient features including dividend reinvestment, certain fee-free transactions, certificate safekeeping and other benefits. For a copy of the Plan prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at 800/884-4225 or Capitol at 517/487-6555.

In addition to Capitol's common stock, trust-preferred securities of Capitol Trust I (a subsidiary of Capitol) are listed on NYSE under the symbol "CBCPrA." Those trust-preferred securities consist of 2,530,000, 8.5% cumulative preferred securities, with a liquidation amount of $10 per preferred security. The trust-preferred securities are guaranteed by Capitol and mature in 2027, are currently callable and may be extended to 2036 if certain conditions are met.

CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER CERTIFICATIONS

Capitol has filed with the U.S. Securities and Exchange Commission all required certifications of its Chief Executive Officer (CEO) and Chief Financial Officer regarding the quality of Capitol’s public disclosures. In addition, Capitol’s CEO submitted to the NYSE an annual CEO certification stating that he is not aware of any violation by Capitol of the NYSE’s corporate governance listing standards.

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of Capitol's 2006 report on Form 10-K, without exhibits, is available to holders of its common stock or trust-preferred securities without charge, upon written request. Form 10-K includes certain statistical and other information regarding Capitol and its business. Requests to obtain Form 10-K should be addressed to Investor Relations, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933.

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS--Continued

Form 10-K and certain other periodic reports are filed with the Securities and Exchange Commission ("SEC"). The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes Capitol). The SEC's web site address is http://www.sec.gov. Capitol's filings with the SEC are also available at Capitol's web site, http://www.capitolbancorp.com.

OTHER CORPORATE INFORMATION

EXECUTIVE OFFICES
Capitol Bancorp Center	2777 East Camelback Road
200 Washington Square North	Suite 375
Lansing, Michigan 48933	Phoenix, Arizona 85016
517/487-6555	602/955-6100
www.capitolbancorp.com

INDEPENDENT AUDITORS
BDO Seidman, LLP
Grand Rapids, Michigan

SHAREHOLDER INFORMATION

ANNUAL MEETING
Capitol's Annual Meeting will be held on Wednesday, April 25, 2007 at 4:00 p.m. at the Lansing Center, located at 333 E. Michigan Avenue, Lansing, Michigan.

COMMON STOCK TRADING INFORMATION
Capitol's common stock trades on the New York Stock Exchange (NYSE) under the trading symbol "CBC."

COMMON STOCK TRANSFER AGENT
UMB Bank, n.a.
928 Grand Avenue
P.O. Box 410064
Kansas City, Missouri 64141-0064
800/884-4225

DIRECT PURCHASE AND DIVIDEND REINVESTMENT PLAN
Capitol offers an easy and affordable way to invest in Capitol's common stock through its direct purchase and dividend reinvestment plan, Capitol Bancorp Direct. The Plan's benefits include the ability to make an initial investment in common stock with as little as $50, reinvestment of dividends in additional common stock, direct deposit of dividends, ability to purchase common stock as frequently as once a month, and the option to make transfers or gifts of Capitol's common stock to another person. Participation in the Plan is voluntary and shareholders and prospective investors are eligible. Purchases under the Plan are not currently subject to any brokerage fees or commissions. For further information regarding Capitol Bancorp Direct or a copy of the Plan's prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at 800/884-4225 or Capitol at 517/487-6555.

TRUST-PREFERRED SECURITIES TRADING INFORMATION
Preferred securities of Capitol Trust I (a subsidiary of Capitol) trade on NYSE under the trading symbol "CBCPrA."

TRUST-PREFERRED SECURITIES TRUSTEE
JP Morgan Institutional Trust Services - Tempe, Arizona

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this annual report that are not historical facts are forward-looking statements. Those forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of Capitol and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements. The words "intend," "expect," "project," "estimate," "predict," "anticipate," "should," "will," "may," "believe" and similar expressions also identify forward-looking statements. Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to: (i) the results of Capitol's efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting Capitol's banking business and/or expansion strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability, (vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of Capitol's banks and Capitol's ability to respond to such actions, (ix) the cost of capital, which may depend in part on Capitol's asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) changes in management and (xii) other risks detailed in Capitol's other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions, many of which are based on assumptions relating to the above-stated forward-looking statements, that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation. All subsequent written or oral forward-looking statements attributable to Capitol or persons acting on its behalf are expressly qualified in their entirety by the foregoing factors. Investors and other interested parties are cautioned not to place undue reliance on such statements, which speak as of the date of such statements. Capitol undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events.

Management's Discussion and Analysis of Capitol's Business,
Financial Condition and Results of Operations

Summary and Overview

This section of the Annual Report is intended to discuss, from management's perspective, matters of importance and relevance to readers regarding Capitol's operations, financial position and other things which have a significant effect on Capitol, its business and its banks. This narrative includes some comments about future events and other forward-looking statements and readers are advised to carefully read the cautionary statement about forward-looking statements which is on page F-6 of this Annual Report.

Capitol is unique in the community banking industry. As a bank-development company, Capitol forms new community banks in a wide variety of markets during an era of industry consolidation. Capitol operates in one business segment, community banking. Capitol's banks are staffed with banking professionals, serving customers who desire professional banking services delivered personally.

No other bank holding company in the U.S. is believed to hold as many bank 'charters' (i.e., individually capitalized, licensed and managed, community banks) as distinct operating subsidiaries. Capitol had 50 banks operating in 11 states as of December 31, 2006. Capitol announced plans in 2006 to expand to 100 banks within the next five years.

Capitol's de novo bank management model is fine-tuned to create a scalable, low overhead structure which is focused on delivering return-on-equity results, while enabling the individual banks operating autonomy in all areas which impact the customer relationship. Capitol's 'back-office' functions, which support the banks, are capable of expanding coverage in concert with growth in both the number and size of affiliate banks.

2006 was another significant year in Capitol's history:

•	Record earnings of $42 million for the year ($2.57 per diluted share), an increase of 18% over 2005 earnings of $36 million ($2.34 per diluted share).
•	Total assets surpassing $4 billion at year end.
•	Substantial growth in the number of banks within Capitol's affiliation network, from 41 at the beginning of the year to 50 at year-end.

In addition to the achievements summarized above, Capitol's management added resources in 2006 in the areas of bank development, risk management, credit administration, technology, and other centralized back-office functions to meet the needs of its growing banks while also preparing to meet its development objectives.

Near the close of 2005, a wealth management unit was formed, Capitol Wealth, Inc., which commenced operations in 2006 with an initiative to expand Capitol's banks' scope of services in meeting the needs of their clients beyond loans and deposits. Full time Capitol Wealth advisors will be located at Capitol's banks to work in tandem with their traditional banking colleagues. This new initiative is intended to expand the availability of financial services to the banks' clientele while increasing noninterest revenues. This activity commenced at selected banks beginning in early 2006 and will expand in coming years.

Capitol's Bank Development Strategy

Bank Development as a Defined Focus
Each new bank typically starts as a single-location office. Each is led by a bank president and a team of banking professionals with significant local experience, overseen by an independent board of directors composed of business leaders drawn from that local community. Each bank has complete on-site authority to make all decisions which directly affect the customer, such as credit approval and the pricing and structure of both loans and deposits. The notion of banking as a profession is key to Capitol's model where its banks' customers seek a relationship with banking professionals to meet their needs as opposed to transaction-oriented financial institutions pushing financial products at customers and emphasizing market share.

With Capitol's focused banking model, bank development on a national scale is a natural extension of this business philosophy. Capitol's bank development philosophy is based on just a few key ingredients necessary to start a new bank:

•	A bank president candidate with a significant background in the future bank's business community, capable of attracting customer relationships and other banking professionals
•	An office address from which to operate a bank, optimally located in that business community
•	A strong group of potential board members, drawn from the local business community, to oversee the future bank's activities and assist in business development
•	Availability of capital from community investors seeking to invest up to 49% in the required start-up equity of the future bank

Notably, 'market size' is not a big factor in Capitol's approach to bank-development. Rather, the key is people. Capitol's banks are small in market stature, emphasizing personalized banking relationships.

"Incubation" of Young Community Banks
New banks, just like most start-up businesses, are not profitable from the outset. Each new bank is started with sufficient capital to absorb early period losses and to support balance-sheet growth. During these early periods of operation, Capitol's management works closely with the de novo bank's president in providing guidance and assistance to help achieve the bank's goals and objectives as it navigates toward future profitability. Near a de novo bank's 3rd anniversary of operation, Capitol typically offers the bank's community investors (up to 49% of the bank's start-up capital) an opportunity to exchange their bank investment for shares of Capitol's common stock, generally at 150% of the bank's shares' then current book value. The exchange offer (which is not a contractual obligation of Capitol) is generally subject to approval by the bank's shareholders. When the offer is made, the bank is often 'turning the corner' on cumulative profitability and the share-exchange enables the bank's shareholders to achieve both a return on their original investment in the bank and liquidity in the form of marketable shares of Capitol's common stock, if the shareholders elect to enter into the share-exchange transaction. In 2006, Capitol completed two share-exchange transactions; three share-exchange transactions were completed in 2005.

Monitoring and Managing Capitol's Investments in Community Banks
Capitol monitors and manages its investments in community banks through the bank performance group of its management team. Lead by regional presidents, Capitol's bank performance group assists the banks in the development of detailed budgets, monitors progress on the banks' business plans and reviews monthly operating results for each bank. Capitol's bank performance group executives also assist in the identification of bank development opportunities within their respective regions. In addition to the monitoring of operating results, Capitol assists the banks in managing capital, including funding supplemental capital when needed to support bank growth, and implementing asset/liability management strategies.

Capitol's unique relationship with its banks is multidimensional, as an investor, mentor and service provider. As investor, Capitol closely monitors the financial performance of its bank subsidiaries. Capitol's mentoring role of providing assistance and guidance when and where necessary to help enhance bank performance is most important for its youngest affiliates where guidance is needed during their early formative stages. Capitol provides efficient back-office support services which can be done centrally for all of its banks and which do not involve a direct interface with the bank customer, such as:

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

Total assets and revenues of each bank within Capitol's eastern regions are summarized below as of and for the years ended December 31, 2006 and 2005 (in $1,000s):

	Total Assets		Total Revenues(3)
	2006	2005	2006	2005
Eastern Regions:
Great Lakes Region:
Ann Arbor Commerce Bank	$310,407	$320,075	$23,598	$24,035
Bank of Auburn Hills(2)	31,559	10,848	1,849	348
Bank of Belleville(2)	24,948	14,641	1,188	70
Bank of Maumee(1)	9,915		133
Bank of Michigan(2)	51,287	31,119	3,073	773
Brighton Commerce Bank	103,909	105,694	7,889	7,268
Capitol National Bank	256,741	246,132	17,531	16,118
Detroit Commerce Bank	106,233	84,979	8,634	6,466
Elkhart Community Bank	86,883	75,648	6,476	5,329
Evansville Commerce Bank(1)	20,772		591
Goshen Community Bank	80,137	74,545	5,216	4,076
Grand Haven Bank	129,033	122,757	9,702	8,629
Kent Commerce Bank	86,916	78,939	6,800	6,304
Macomb Community Bank	101,353	93,497	7,713	6,498
Muskegon Commerce Bank	95,551	96,649	7,494	7,236
Oakland Commerce Bank	134,437	115,720	9,660	8,711
Ohio Commerce Bank(1)	14,466		199
Paragon Bank & Trust	98,804	106,535	7,816	8,499
Portage Commerce Bank	179,413	183,018	14,813	14,122
Great Lakes Region Total	1,922,764	1,760,796	140,375	124,482

Southeast Region:
Bank of Valdosta(1)	21,626		561
Community Bank of Rowan(1)	45,503		1,870
First Carolina State Bank	93,819	83,345	6,341	4,669
Peoples State Bank(2)	32,714	31,620	2,629	1,415
Sunrise Bank of Atlanta(1)	16,990		912
Southeast Region Total	210,652	114,965	12,313	6,084

Midwest Region-Summit Bank of Kansas City(2)	19,529	9,152	841	40

Eastern Regions Total	$2,152,945	$1,884,913	$153,529	$130,606

Total assets and revenues for Capitol's western regions and footnotes relating to this table appear on the following page.

[The remainder of this page intentionally left blank]

Summary of total assets and revenues - continued (western regions' banks and consolidated totals):

	Total Assets		Total Revenues(3)
	2006	2005	2006	2005

Eastern Regions Total (from preceding page)	$2,152,945	$1,884,913	$153,529	$130,606

Western Regions:
Southwest Region:
1st Commerce Bank(1)	14,829		202
Arrowhead Community Bank	79,152	83,639	8,076	7,043
Asian Bank of Arizona(1)	20,248		781
Bank of Las Vegas	67,478	58,315	5,331	4,130
Bank of Tucson	187,683	167,638	15,358	12,758
Black Mountain Community Bank	138,961	128,958	10,984	8,746
Camelback Community Bank	83,003	82,309	6,355	5,937
Desert Community Bank	93,914	78,907	7,464	5,749
East Valley Community Bank	35,954	43,352	3,202	3,606
Fort Collins Commerce Bank(2)	54,410	27,427	3,641	943
Mesa Bank	165,822	132,775	15,798	10,890
Red Rock Community Bank	108,362	102,618	8,515	7,410
Southern Arizona Community Bank	85,912	98,849	6,629	6,032
Sunrise Bank of Albuquerque	59,798	61,812	4,796	5,169
Sunrise Bank of Arizona	119,785	111,204	10,347	10,630
Valley First Community Bank	72,333	72,759	5,629	4,694
Yuma Community Bank	74,477	61,523	6,049	4,629
Southwest Region Total	1,462,121	1,312,085	119,157	98,366

California Region:
Bank of Escondido	82,412	70,807	5,115	3,790
Bank of San Francisco(2)	28,122	13,685	1,649	286
Bank of Santa Barbara(2)	42,559	14,386	2,138	16
Napa Community Bank	99,009	84,512	7,212	5,788
Point Loma Community Bank	43,715	34,213	3,185	2,061
Sunrise Bank of San Diego	71,170	66,809	5,800	5,616
California Region Total	366,987	284,412	25,099	17,557

Northwest Region:
Bank of Bellevue(2)	33,155	19,726	2,061	408
Bank of Everett(1)	20,061		489
Northwest Region Total	53,216	19,726	2,550	408

Western Regions Total	1,882,324	1,616,223	146,806	116,331

Other, net	30,547	(25,415)	550	(1,450)

Consolidated totals	$4,065,816	$3,475,721	$300,885	$245,487

(1)	Became a Capitol affiliate in 2006 and is included for periods after addition to the Capitol banking network.
(2)	Became a Capitol affiliate in 2005 and is included for periods after addition to the Capitol banking network.
(3)	Total revenues is the sum of interest income and noninterest income.

[The remainder of this page is intentionally left blank]

Capitol's Results of Operations

Net income for 2006 approximated $42 million, an 18% increase over the $36 million earned in 2005. Net income for 2004 was $26.7 million. Diluted earnings per share for 2006 amounted to $2.57 compared to $2.34 in 2005 and $1.79 in 2004.

The table below summarizes for each of Capitol's eastern regions' banks, net income and the related rates of return on average equity and assets, where applicable (in $1,000s):

	Net Income			Return on Average Equity			Return on Average Assets
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Eastern Regions:
Great Lakes Region:
Ann Arbor Commerce Bank	$3,739	$4,007	$4,234	14.19%	14.80%	16.24%	1.21%	1.22%	1.30%
Bank of Auburn Hills(2)	(332)	(437)
Bank of Belleville(2)	(548)	(405)
Bank of Maumee(1)	(619)
Bank of Michigan(2)	(343)	(1,017)
Brighton Commerce Bank	845	1,097	1,091	8.93%	11.86%	13.09%	0.80%	1.02%	1.11%
Capitol National Bank	2,879	3,510	3,602	14.97%	18.62%	20.77%	1.20%	1.46%	1.59%
Detroit Commerce Bank	942	633	163	11.23%	9.15%	2.91%	0.99%	0.80%	0.27%
Elkhart Community Bank	948	726	703	11.18%	9.21%	9.76%	1.16%	0.97%	1.17%
Evansville Commerce Bank(1)	(851)
Goshen Community Bank	383	47	405	5.58%	0.71%	6.34%	0.55%	0.08%	0.83%
Grand Haven Bank	1,284	999	(412)	11.75%	9.75%		1.01%	0.82%
Kent Commerce Bank	365	678	578	4.72%	8.14%	7.01%	0.44%	0.79%	0.70%
Macomb Community Bank	58	442	867	0.66%	5.03%	9.83%	0.06%	0.47%	0.93%
Muskegon Commerce Bank	158	1,184	1,516	1.87%	12.52%	16.25%	0.16%	1.23%	1.70%
Oakland Commerce Bank	1,143	1,835	1,014	11.50%	17.75%	10.14%	0.94%	1.46%	0.77%
Ohio Commerce Bank(1)	(383)
Paragon Bank & Trust	858	819	1,073	7.71%	7.18%	9.53%	0.85%	0.74%	1.00%
Portage Commerce Bank	2,706	2,940	2,862	16.72%	18.31%	20.54%	1.51%	1.56%	1.66%
Great Lakes Region Total	13,232	17,058	17,696

Southeast Region:
Bank of Valdosta(1)	(822)
Community Bank of Rowan(1)	(1,095)
First Carolina State Bank(3)	637	478	445	5.59%	4.42%	4.31%	0.75%	0.64%	0.66%
Peoples State Bank(2)	282	77		6.57%	2.90%		0.55%	0.36%
Sunrise Bank of Atlanta(1)	(820)
Southeast Region Total	(1,818)	555	445

Midwest Region—Summit Bank of Kansas City(2)	(593)	(319)

Eastern Regions Total	$10,821	$17,294	$18,141

Net income and the related rates of return on average equity and assets for Capitol's western regions and footnotes relating to this table appear on the following page.

[The remainder of this page is intentionally left blank]

Net income and the related rates of return on average equity and assets - continued (western regions' banks and consolidated totals):

	Net Income			Return on Average Equity			Return on Average Assets
	2006	2005	2004	2006	2005	2004	2006	2005	2004

Eastern Regions Total (from preceding page)	$10,821	$17,294	$18,141
Western Regions:
Southwest Region:
1st Commerce Bank(1)	(432)
Arrowhead Community Bank	1,293	1,255	758	15.68%	17.47%	12.53%	1.49%	1.56%	1.14%
Asian Bank of Arizona(1)	(567)
Bank of Las Vegas	707	670	224	7.24%	9.70%	3.65%	1.09%	1.16%	0.41%
Bank of Tucson	4,656	3,732	2,962	29.93%	27.61%	24.69%	2.62%	2.12%	1.86%
Black Mountain Community Bank	2,556	2,204	1,428	20.40%	20.95%	16.20%	1.96%	1.84%	1.50%
Camelback Community Bank	1,119	1,167	554	13.64%	13.90%	6.24%	1.36%	1.42%	0.68%
Desert Community Bank	1,302	1,061	634	15.29%	13.65%	8.18%	1.51%	1.42%	1.05%
East Valley Community Bank	514	313	219	9.51%	6.38%	5.12%	1.27%	0.67%	0.49%
Fort Collins Commerce Bank(2)	170	(396)		2.10%			0.42%
Mesa Bank	3,995	2,808	1,659	32.56%	31.37%	22.83%	2.59%	2.45%	1.91%
Red Rock Community Bank	2,162	1,856	806	17.38%	15.32%	6.47%	2.09%	1.73%	0.75%
Southern Arizona Community Bank	1,189	1,290	1,291	13.51%	14.74%	15.47%	1.39%	1.46%	1.54%
Sunrise Bank of Albuquerque	494	929	770	7.50%	13.58%	12.53%	0.86%	1.36%	1.09%
Sunrise Bank of Arizona	1,372	2,215	2,674	10.82%	18.12%	23.27%	1.17%	1.82%	2.03%
Valley First Community Bank	716	604	310	9.67%	9.06%	5.11%	0.97%	0.86%	0.60%
Yuma Community Bank	1,199	992	915	16.95%	14.88%	15.59%	1.70%	1.66%	1.74%
Southwest Region Total	22,445	20,700	15,204

California Region:
Bank of Escondido	787	452	(186)	7.70%	4.78%		1.04%	0.72%
Bank of San Francisco(2)	(484)	(726)
Bank of Santa Barbara(2)	(630)	(514)
Napa Community Bank	1,572	965	579	13.65%	9.47%	6.80%	1.86%	1.27%	0.87%
Point Loma Community Bank(3)	196	(467)	(703)	2.84%			0.48%
Sunrise Bank of San Diego	885	1,095	1,104	8.18%	10.18%	11.26%	1.27%	1.69%	1.58%
California Region Total	2,326	805	794

Northwest Region:
Bank of Bellevue(2)	(384)	(551)
Bank of Everett(1)	(733)
Northwest Region Total	(1,117)	(551)

Western Regions Total	23,654	20,954	15,998

Other, net	7,916	(2,323)	(7,423)

Consolidated totals	$42,391	$35,925	$26,716	12.94%	13.34%	11.25%	1.12%	1.08%	0.91%

(1)	Became a Capitol affiliate in 2006 and is included for periods after addition to the Capitol banking network.
(2)	Became a Capitol affiliate in 2005 and is included for periods after addition to the Capitol banking network.
(3)	Became a Capitol affiliate in 2004 and is included for periods after addition to the Capitol banking network.

[The remainder of this page intentionally left blank]

The principal revenue source for Capitol's banks is interest income from loans. Net interest income is the total of all interest income minus all interest expense. This is an important measure that is used to help determine the amount of net operating revenues for financial institutions. Net operating revenue is the sum of net interest income and noninterest income.

Net interest income totaled $173.8 million in 2006, an 11% increase over the $156.9 million reported in 2005. This increase is due to a combination of several factors. In total, net interest income increased $16.9 million which was comprised of an increase in interest income of about $55 million, partially offset by an increase in interest expense of about $38 million. These variances can be analyzed further in terms of their association with changes in interest rates versus changes in volume of the interest-bearing asset or liability. For example, the increase in interest income includes approximately $33 million resulting from higher levels of loans outstanding in 2006 (i.e., volume), plus an increase of $22 million due to higher rates as loans repriced or were refinanced at rising rates in 2006. Similarly, the $38 million increase in interest expense is comprised of two components: $10 million from larger balances and $28 million from higher interest rates.

Net interest income increased about $25.3 million in 2005. Most of that net increase resulted from an increase in interest income of $45 million (of which about half resulted from loan growth in 2005) and from an increase in interest expense of $20 million primarily associated with larger liability balances and higher interest rates.

Combined with noninterest income, total consolidated net operating revenue approximated $195.3 million in 2006, $177.9 million in 2005 and $150.8 million in 2004. Noninterest income for these periods was $21.5 million, $21 million and $19.3 million, respectively.

Noninterest income, in total, has been relatively consistent, but with several important changes in its components. In 2006, 2005 and 2004, revenue from mortgage loans originated for sale amounted to $5.4 million, $6.1 million and $5.6 million, respectively. Loan origination volume decreased in 2006 and 2005, compared to 2004 levels, due to higher interest rates. Increased rates have substantially reduced origination volume from refinancings. Further, reduction in home sales volume in some communities (particularly within the state of Michigan) has also negatively impacted origination volume. Other noninterest income remained relatively steady in 2006, but increased significantly in 2005, primarily from fees from origination of non-portfolio commercial loans. Due to the nature of these revenues, as well as gains on the sale of government-guaranteed loans, the amount of the revenue can vary significantly from year to year depending on interest rates and business opportunities. Revenue from trust and wealth management activities increased more than 50% in 2006, rebounding from a large decrease in 2005.

The provision for loan losses approximated $12.2 million, $11 million and $12.7 million in 2006, 2005 and 2004, respectively. The amount of the provision for loan losses is determined based on management's analysis of amounts necessary for the allowance for loan losses; this is discussed in greater detail later in the Financial Position section of this narrative.

Noninterest expense totaled $137.8 million, $117.3 million and $97.8 million in 2006, 2005 and 2004, respectively. In total, these expenses increased 17.5% in 2006, 19.9% in 2005 and 12.5% in 2004. Increases in the components of noninterest expense in 2006 were primarily associated with added staffing and other costs associated with growing young banks and adding new banks (nine in each of 2006 and 2005). The lower rate of increase in 2004 was the result of a slower pace of adding new banks (two added in 2004). The more significant elements of other noninterest expense consisted of the following (in $1,000s):

	2006	2005	2004
Preopening and start-up costs of de novo banks and bank- development subsidiaries	$4,462	$2,971	$448
Advertising	2,921	2,266	1,981
Professional fees	2,547	2,124	2,046
Paper, printing and supplies	2,409	2,135	1,697
Directors' fees	2,196	1,577	914
Taxes other than income taxes	1,372	1,401	1,010
Bank services (ATMs, telephone banking and Internet banking)	1,564	1,229	1,123
Communications	1,380	1,229	996
Other	13,252	13,866	10,006
Total	$32,103	$28,798	$20,221

Capitol's effective tax rate was 34.1% in 2006, 38.7% in 2005 and 36.4% in 2004. The statutory federal income tax rate applicable to Capitol is currently 35%. The effective tax rate includes state income taxes, but excludes taxes incurred in states which are based on measures other than income (which are shown in the table above). The lower effective tax rate in 2006 resulted primarily from state income tax benefits.

Capitol's Financial Position

Capitol completed 2006 with a milestone in consolidated total assets. Total assets grew to $4.1 billion from $3.5 billion at the end of 2005 and $3.1 billion at the beginning of 2005.

Key to the balance-sheet strength of Capitol is its total capital position (subordinated debentures, minority interests in consolidated subsidiaries and stockholders' equity totaling approximately $589.4 million or 14.5% of total assets) and liquidity (cash and cash equivalents of $348.9 million or 8.6% of total assets) at December 31, 2006. Both of those key elements are discussed in the next section, Liquidity, Capital Resources and Capital Adequacy.

When looking at Capitol's financial position, as shown in its consolidated balance sheet, it is clear that the single largest asset category is portfolio loans. Accordingly, the narrative in this section is devoted primarily to loans.

Net portfolio loans (total portfolio loans after subtracting the allowance for loan losses) approximated $3.4 billion at December 31, 2006 and $3 billion at December 31, 2005. These amounts approximated 85% of total consolidated assets at December 31, 2006 and 2005. 2006 loan growth approximated $497.5 million. On a consolidated basis, portfolio loan growth at banks less than three years of age as of year-end 2006 approximated 61% of all banks' portfolio loan growth, which is the expected result of Capitol's growing number of banks.

Capitol's banks emphasize commercial loans, consistent with their focus on lending to local entrepreneurs, professional service firms and other businesses. All of Capitol's banks use a common credit policy; however, as emphasized earlier, all credit decisions are made at the local level at each community bank. The utilization of an enterprise-wide credit policy has several key benefits to Capitol and its banks, such as procedural guidance for:

•	Loan underwriting and documentation
•	Credit granting authorities within the bank
•	Acceptable collateral and loan structuring
•	Loan participations amongst other affiliates or other funding sources, when proposals exceed an individual bank's limitations
•	Collections and workouts
•	Documenting and evaluating the adequacy of the allowance for loan losses
•	Establishing corporate credit administration resources to aid the banks when needed

As part of the banks' emphasis on commercial lending, commercial real estate is sought as the primary source of collateral for commercial loans when possible. This emphasis on use of commercial real estate as collateral has been a consistent practice of Capitol and its banks from their earliest days of operation, based on the use of appropriate loan-to-value ratios, avoidance of large real estate development projects and the belief that, even in soft economies, commercial real estate tends to have substantially less loss potential than other types of business-asset collateral, such as receivables, inventory and equipment.

A potentially negative aspect of real estate as a primary source of collateral for commercial loans is that when some commercial loans develop performance difficulties and reach nonperforming status (i.e., becoming 90 days past due or being placed on nonaccrual status), the resolution period can be long due to the foreclosure process and further extended if the real estate sales environment is weak in particular markets. In contrast, a commercial loan secured by receivables, inventory or equipment which becomes nonperforming tends to have a higher loss potential due to the probable dissipation of collateral value.

At December 31, 2006, the consolidated allowance for loan losses approximated $45.4 million or 1.30% of total portfolio loans outstanding, compared with $40.6 million or 1.36% at December 31, 2005 and $37.6 million or 1.40% at the beginning of 2005. As stated earlier, the allowance is based on management's analysis of inherent losses in the portfolio at the balance sheet date.

Nonperforming loans approximated $34.3 million and $26.7 million at December 31, 2006 and 2005, and approximated 0.98% and 0.89% of portfolio loans and 0.84% and 0.77% of total assets, respectively. Of the nonperforming loans at December 31, 2006, about 79% were real-estate secured. At December 31, 2006, the coverage ratio of the allowance for loan losses to nonperforming loans (i.e., the allowance as a percentage of nonperforming loans) was 132.5%, compared to 151.7% at the beginning of the year.

At December 31, 2006, about 85% of Capitol's total nonperforming loans were carried at Michigan-based banks where nonperforming loans increased $5.7 million or 24% in 2006. In concert with elevated levels of nonperforming loans at Michigan banks, their combined allowance ratio of about 1.50% of portfolio loans at year-end 2006 and 2005 has been maintained at a higher level than the consolidated ratio. Due to a combination of commercial real estate collateral and a weak economic climate (which has Michigan largely viewed as a one-state recession), resolution of nonperforming loans and other nonperforming assets may take extended periods, levels of nonperforming loans could increase further and general economic conditions may not improve in the near term. Management believes that nonperforming loans have been properly considered in its evaluation of the adequacy of the allowance for loan losses as of December 31, 2006.

In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past-due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention. This loan review process is a continuous activity which periodically updates internal loan classifications. At inception, all loans are individually assigned a classification which grade the credits on a risk basis, assessing the financial strength of the borrower and guarantors and other factors such as the borrowers' historical and projected financial performance, local economic conditions and other subjective factors. The loan classification process is fluid and subjective.

Potential problem loans include loans which are generally performing as agreed; however, because of loan review's and/or lending staff's risk assessment, increased monitoring is deemed appropriate. In addition, some loans are identified for monitoring because of specific performance issues or other risk factors requiring closer management attention and the development of specific remedial action plans.

At December 31, 2006, potential problem loans (which includes nonperforming loans) approximated $146 million or about 4.2% of total consolidated portfolio loans. Such totals typically approximate 4% to 5% of loans outstanding and are an important part of management's ongoing and proactive loan review activities which are designed to early-identify loans which warrant close monitoring at the bank and corporate credit-administration levels. It is important to note that these potential problem loans do not necessarily have significant loss exposure (nor are they necessarily deemed 'impaired'), but rather are identified by management in this manner to aid in loan administration and risk management. These loans are considered in management's evaluation of the adequacy of the allowance for loan losses.

As noted in the Critical Accounting Policies section which appears later in this narrative, the use of estimates in determining the allowance for loan losses is very important for an understanding of Capitol's consolidated financial statements. Simply stated, the allowance for loan losses is management's estimate of loan losses inherent in the loan portfolio at the balance-sheet date. The allowance for loan losses is increased by provisions for loan losses, which are charged against operations, and reduced by net loan write-offs which are charged against the allowance. There are many ways to estimate losses or 'loss reserves' and, arguably, there is no one 'right' way. Management's experience is that its estimation techniques have accurately determined historical losses.

Capitol had 50 separately chartered banks at year-end 2006. Each bank separately documents the adequacy of its respective allowance for loan losses. As mentioned previously, Capitol has a uniform, enterprise-wide credit policy which, among other things, provides the banks guidance on evaluating and documenting the adequacy of the allowance for loan losses. Essentially, a standardized computational template is used consistently for all of Capitol's banks. The template includes elements for all portfolio loan categories for performing loans, nonperforming loans, watch credits and environmental factors. While a standardized template is utilized, management is required to apply subjective judgment in determining risk factors specific to their banks and other matters in determining the allowance needed at the bank level. Further, the combined results of the banks' separate analyses are evaluated at the Capitol, or parent, level on a judgmental basis. The process to evaluate and determine the adequacy of the allowance for loan losses at each individual bank and on a consolidated basis is labor intensive and requires a high degree of judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

[The remainder of this page is intentionally left blank]

The following table summarizes portfolio loans, the allowance for loan losses and nonperforming loans for each of the banks, regionally, and on a consolidated basis (in $1,000s):
	Total Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans		Allowance as a % of Total Portfolio Loans
	2006	2005	2006	2005	2006	2005	2006	2005
Eastern Regions:
Great Lakes Region:
Ann Arbor Commerce Bank	$288,408	$286,146	$4,393	$4,712	$4,441	$3,103	1.52%	1.65%
Bank of Auburn Hills(2)	26,432	6,058	410	90	629		1.55%	1.49%
Bank of Belleville(2)	17,410	1,534	260	23			1.49%	1.50%
Bank of Maumee(1)	3,327		50				1.50%
Bank of Michigan(2)	44,630	28,062	669	421			1.50%	1.50%
Brighton Commerce Bank	94,987	93,553	995	978	522	1,412	1.05%	1.05%
Capitol National Bank	196,074	197,062	2,833	3,233	3,365	4,938	1.44%	1.64%
Detroit Commerce Bank	103,153	81,533	1,335	1,104	1,328	110	1.29%	1.35%
Elkhart Community Bank	77,515	70,671	1,010	919	676	908	1.30%	1.30%
Evansville Commerce Bank(1)	14,711		232				1.58%
Goshen Community Bank	63,653	53,497	862	648	233	443	1.35%	1.21%
Grand Haven Bank	120,025	117,241	2,643	2,575	2,682	3,342	2.20%	2.20%
Kent Commerce Bank	83,065	74,385	1,237	1,277	2,256	1,751	1.49%	1.72%
Macomb Community Bank	87,737	90,448	1,670	1,422	3,738	2,142	1.90%	1.57%
Muskegon Commerce Bank	81,799	88,007	1,231	1,021	3,906	1,430	1.50%	1.16%
Oakland Commerce Bank	114,876	101,859	1,636	1,424	2,862	948	1.42%	1.40%
Ohio Commerce Bank(1)	739		11				1.49%
Paragon Bank & Trust	82,259	92,427	1,298	1,375	2,132	2,216	1.58%	1.49%
Portage Commerce Bank	167,005	171,679	1,729	2,057	1,380	2,119	1.04%	1.20%
Great Lakes Region Total	1,667,805	1,554,162	24,504	23,279	30,150	24,862	1.47%	1.50%

Southeast Region:
Bank of Valdosta(1)	18,870		283				1.50%
Community Bank of Rowan(1)	36,534		534				1.46%
First Carolina State Bank	73,884	68,235	800	690	150	173	1.08%	1.01%
Peoples State Bank(2)	15,154	19,909	263	140		16	1.74%	0.70%
Sunrise Bank of Atlanta(1)	14,553		215				1.48%
Southeast Region Total	158,995	88,144	2,095	830	150	189	1.32%	0.94%

Midwest Region—Summit Bank of Kansas City(2)	15,645	644	235	10			1.50%	1.55%

Eastern Regions Total	$1,842,445	$1,642,950	$26,834	$24,119	$30,300	$25,051	1.46%	1.47%

Loan information for Capitol's western regions, consolidated totals and footnotes relating to this table appear on the following page.

[The remainder of this page intentionally left blank]

Summary of loan information - continued:
	Total Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans		Allowance as a % of Total Portfolio Loans
	2006	2005	2006	2005	2006	2005	2006	2005

Eastern Regions Total (from preceding page)	$1,842,445	$1,642,950	$26,834	$24,119	$30,300	$25,051	1.46%	1.47%
Western Regions:
Southwest Region:
1st Commerce Bank(1)	9,588		125				1.30%
Arrowhead Community Bank	71,252	73,800	720	654	855	140	1.01%	0.89%
Asian Bank of Arizona(1)	14,499		200				1.38%
Bank of Las Vegas	62,818	50,899	705	495			1.12%	0.97%
Bank of Tucson	160,009	143,900	1,472	1,405	199	200	0.92%	0.98%
Black Mountain Community Bank	127,844	103,627	1,529	1,277		131	1.20%	1.23%
Camelback Community Bank	78,922	73,813	733	852	46	41	0.93%	1.15%
Desert Community Bank	83,284	71,050	830	830	137	273	1.00%	1.17%
East Valley Community Bank	31,884	38,716	321	497			1.01%	1.28%
Fort Collins Commerce Bank(2)	52,147	22,619	695	306			1.33%	1.35%
Mesa Bank	157,979	125,513	1,473	1,215			0.93%	0.97%
Red Rock Community Bank	100,010	83,259	1,084	1,300	151	198	1.08%	1.56%
Southern Arizona Community Bank	77,845	76,953	775	720	16	59	1.00%	0.94%
Sunrise Bank of Albuquerque	53,027	53,669	778	693		300	1.47%	1.29%
Sunrise Bank of Arizona	112,720	101,846	1,126	1,253	246	70	1.00%	1.23%
Valley First Community Bank	66,256	57,794	611	526			0.92%	0.91%
Yuma Community Bank	58,577	50,474	500	485		27	0.85%	0.96%
Southwest Region Total	1,318,661	1,127,932	13,677	12,508	1,650	1,439	1.04%	1.11%

California Region:
Bank of Escondido	37,398	38,228	370	460	19	23	0.99%	1.20%
Bank of San Francisco(2)	26,415	7,291	375	102			1.42%	1.40%
Bank of Santa Barbara(2)	40,198	3,546	533	54			1.33%	1.52%
Napa Community Bank	78,467	70,359	1,020	1,237		19	1.30%	1.76%
Point Loma Community Bank	38,018	29,759	510	423			1.34%	1.42%
Sunrise Bank of San Diego	65,250	58,983	540	588		200	0.83%	1.00%
California Region Total	285,746	208,166	3,348	2,864	19	242	1.17%	1.38%

Northwest Region:
Bank of Bellevue(2)	28,037	8,327	370	120			1.32%	1.44%
Bank of Everett(1)	8,269		122				1.48%
Northwest Region Total	36,306	8,327	492	120			1.36%	1.15%

Western Regions Total	1,640,713	1,344,425	17,517	15,492	1,669	1,681	1.07%	1.15%

Other, net	5,520	3,814	1,063	948	2,305

Consolidated totals	$3,488,678	$2,991,189	$45,414	$40,559	$34,274	$26,732	1.30%	1.36%
(1)	Became a Capitol affiliate in 2006 and is included for periods after addition to the Capitol banking network.
(2)	Became a Capitol affiliate in 2005 and is included for periods after addition to the Capitol banking network.

[The remainder of this page intentionally left blank]

There are several other asset categories. Loans held for sale ($34.6 million and $21.6 million at December 31, 2006 and 2005, respectively) are home mortgages which are presold to the secondary market that generally are collected in 30-60 days (discussed in more detail in the following section of this narrative). There is also a modest amount of investment securities on the balance sheet ($40.7 million and $43.7 million at December 31, 2006 and 2005, respectively). Goodwill and other intangibles increased to $62.2 million at year-end 2006, an increase of $11.8 million primarily resulting from share-exchange transactions; accounting for goodwill is described in the Critical Accounting Policies section of this narrative. All other asset categories are individually less than $65 million at December 31, 2006 and 2005.

The primary source of funding of loans is deposits, which is discussed in the next section of this narrative.

Liquidity, Capital Resources and Capital Adequacy

Asset liquidity for financial institutions typically consists of cash and cash equivalents, loans held for sale and investment securities available for sale. These categories totaled $402.4 million at year-end 2006, or about 9.9% of total assets. This compares to $353.7 million or about 10.2% of total assets at year-end 2005. Liquidity is important for financial institutions because of their need to meet loan funding commitments, depositor withdrawal requests and various other commitments discussed in the accompanying notes to consolidated financial statements. Liquidity can vary significantly on a daily basis, based on customer activity.

About half of the investment securities portfolio is classified as available for sale, although the banks generally have not sold investments to meet liquidity needs. During 2006, there were no sales of investment securities available for sale, compared with $1.8 million in 2005 and $59.6 million in 2004. Sales of investment securities available for sale in 2005 and 2004 were primarily related to changes in risk-management strategies.

Loans held for sale, as previously mentioned, approximated $34.6 million at December 31, 2006, compared to $21.6 million at year-end 2005. These loans are residential real estate mortgages originated by the banks, primarily through Capitol's mortgage affiliate, Amera Mortgage Corporation. These loans are subsequently sold into the secondary market, rather than being held in the banks' portfolios, to reduce interest rate risk. Mortgage loan origination volume in 2006 decreased 24%, to approximately $483.9 million compared to $634.4 million in 2005 and $715.2 million in 2004. The decrease in volume was primarily due to higher interest rates in 2005 and 2006 after record low interest rates, refinancing volume and home sale activity as discussed previously. Future volume will depend in large part on interest rates and the relative strength of residential real estate market conditions. Also, to the extent warranted, the banks may sell other loans from time to time.

The primary source of funds for the banks is deposits. The banks rely upon interest-bearing time deposits as part of their funding strategy. The banks also emphasize noninterest-bearing deposits, or checking accounts, which reduce the banks' cost of funds. Noninterest-bearing deposits were about 20% of total deposits at year-end 2006 (about 21% at year-end 2005) and increased $60 million, or 10%, during the year.

In recent periods, many banks within the industry have experienced some competitive challenges in obtaining additional deposits to fuel growth. Capitol's banks have had similar experiences in their individual markets. As depositors have wider access to the Internet and other real-time interest rate monitoring resources, deposit sourcing and pricing has become more competitive. Deposit growth is achievable, but at a competitive price, with tight net interest margins, especially during periods of relatively low interest rates. As interest rates increase, customers are more attracted to competitively-priced time deposits, and growth in non-interest bearing balances is more difficult to achieve. The banks do not generally rely on brokered deposits as a key funding source (approximately $354 million at year-end 2006 or 13.6% of interest-bearing deposits compared to 10.8% in 2005); however, brokered deposits are a ready resource to help meet funding needs, such as loan commitments (which are discussed in greater detail in Note O of the consolidated financial statements), and manage interest rate risk.

To supplement their funding sources, some of the banks have lines of credit from the Federal Home Loan Bank system. At year-end 2006, a total of approximately $184 million ($173 million at year-end 2005) was borrowed under those facilities and additional borrowing availability approximated $379 million. Some of the banks also have smaller lines of credit with their correspondent banks. Borrowings under these facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.

Capitol has a credit facility aggregating $25 million from an unaffiliated bank. At year-end 2006 and 2005, no amounts were borrowed under this facility.

Capitol's longer-term contractual obligations are disclosed in the notes to the consolidated financial statements. Such obligations consist principally of time deposits of the banks, debt and lease obligations and trust-preferred securities, the principal amounts of which are summarized as follows (in $1,000s):

		Payments Due by Period
	Total(1)	Within 1 Year	Within 1-3 Years	Within 3-5 Years	After 5 Years

Deposits without a stated maturity	$1,838,252	$1,838,252
Time deposits	1,420,233	1,153,331	$204,984	$59,282	$2,636
Debt obligations	191,154	125,314	33,128	32,594	118
Rent commitments under noncancelable leases	41,898	7,167	11,973	9,478	13,280
Trust-preferred securities	103,300				103,300

Total	$3,594,837	$3,124,064	$250,085	$101,354	$119,334

   (1) Excludes interest.

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

A significant source of capital has been investments made by community investors, or minority shareholders, in the subsidiaries which are consolidated for financial reporting purposes. Total minority interests in consolidated subsidiaries amounted to $126.5 million at year-end 2006, a net increase of $42.7 million from the $83.8 million level at year-end 2005. The net increase in minority interests in 2006 resulted mainly from Capitol's formation of new banks and bank-development subsidiaries.

Capitol has formed several bank-development subsidiaries, each capitalized with two classes of common stock, voting and nonvoting. All of the voting common stock (an investment of $1 million for each entity) is owned by Capitol. All of the nonvoting common stock, ranging from $9.9 million to $15.8 million for each of the bank-development companies, was sold in private offerings to accredited investors, some of whom are related parties of Capitol. These entities are engaged in bank development activities, through Capitol, either on a de novo basis or through acquisition opportunities. Each of these entities bear a similar name, Capitol Development Bancorp Limited ("CDBL"), numbered in their sequential formation, CDBL-I through CDBL-VI. CDBL-I became wholly-owned via a share-exchange with Capitol effective November 30, 2006. At December 31, 2006, Capitol had presented an exchange offer to the holders of CDBL-II's nonvoting common stock, which was approved by those shareholders and became effective February 2007; Capitol completed that share-exchange through the issuance of approximately 371,000 shares of previously unissued common stock.

Two subsidiaries became wholly-owned from share-exchange transactions completed in 2006 which resulted in the issuance of about 555,000 shares of Capitol's common stock. In these transactions, the shares acquired from the minority shareholders were exchanged for Capitol's common stock according to fixed, but differing, exchange ratios. In 2005, Capitol similarly completed three separate share-exchange transactions which resulted in the issuance of approximately 610,000 shares of Capitol's common stock.

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

Capitol's capital structure consists of these primary elements:
•	Stockholders' equity
•	Minority interests in consolidated subsidiaries
•	Trust-preferred securities and related subordinated debentures

Total stockholders' equity approximated $361.9 million at year-end 2006, an increase of $60 million for the year. The 2006 increase in stockholders' equity includes earnings (less dividends paid), the previously-mentioned share-exchange transactions and proceeds from the issuance of common stock from the exercise of stock options. The book value per share of common stock (i.e., stockholders' equity divided by the number of common shares outstanding) was $21.73 at year-end 2006, compared with $19.13 at year-end 2005. Cash dividends per share of $0.95 were paid in 2006, compared to $0.72 in 2005 and $0.65 in 2004. In early 2007, Capitol's board of directors approved a first-quarter cash dividend of $0.25 per share. Future payment of dividends is subject to approval by Capitol's board of directors, future operating performance and management's assessment of the consolidated organization's capital adequacy.

Minority interests in consolidated subsidiaries represent the underlying noncontrolling interests in the equity of banks and bank-development subsidiaries owned by others. Those shareholders include some shareholders of Capitol; however, these equity interests are separate from their ownership of Capitol's common stock. These minority interests increase as new banks are added with investors other than Capitol, decrease when minority interests are exchanged for Capitol's common stock (and those interests then "migrate" to Capitol's stockholders' equity) and increase or decrease for the minority interests' share of their entity's income or losses.

Capitol has previously raised a total of $103.3 million of capital through issuance of trust-preferred securities. Most of these funds have been obtained through private placements of pooled trust-preferred securities. Trust-preferred securities are long-term debt obligations which are treated as elements of capital for regulatory purposes. As noted in the accompanying financial statements, the trusts relating to Capitol's trust-preferred securities are classified as debt obligations on the consolidated balance sheet.

Total capitalization at year-end 2006 amounted to $589.4 million, or 14.5% of total assets. This compares to $486.6 million, or 14% at year-end 2005.

At December 31, 2006, Capitol and its bank-development subsidiaries had $34.9 million of funds available for deployment into formation of new banks and/or other corporate purposes.

Capitol and each of its banks and bank-development subsidiaries are subject to a complex series of regulatory rules and requirements which require specific levels of capital adequacy at both the bank level and on a consolidated basis. Under those rules and regulations, banks are categorized as well capitalized, adequately capitalized or inadequately capitalized using several ratio measurements, including a risk-weighting approach to assets and financial commitments. Banks falling into the inadequately capitalized category are subject to the prompt corrective action provisions of the FDIC Improvement Act, which can result in significant regulatory agency intervention and other adverse action. Although it is permissible to maintain capital adequacy at the adequately capitalized level, Capitol operates with the objective of its banks meeting the well capitalized standard. The well capitalized banks benefit from lower FDIC deposit insurance costs and less restrictive limitations on some banking activities.

New banks, as a condition of regulatory charter approval, are required to maintain higher ratios of capital adequacy. Generally, they are required to keep a specific ratio of capital-to-average-total-assets of not less than 8% during their first three years of operation.

In the opinion of management, Capitol and its banks met the criteria to be classified as well capitalized at year-end 2006.

Trends Affecting Operations

The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

[The remainder of this page intentionally left blank]

Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending upon the direction and timing of such changes. At any point in time, there is an imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities. This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds. This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes the consolidated financial position in relation to "gap" at December 31, 2006 (in $1,000s):

	Interest Rate Sensitivity
	0 to 3 Months	4 to 12 Months	1 to 5 Years	Over 5 Years	Total
ASSETS
Money market and interest-bearing deposits	$17,707	$19,101	$396		$37,204
Federal funds sold	141,913				141,913
Loans held for sale	34,593				34,593
Investment securities	17,937	2,068	6,926	$13,722	40,653
Portfolio loans:
Commercial	1,280,104	251,326	1,449,943	121,752	3,103,125
Real estate mortgage	201,354	20,851	30,654	6,745	259,604
Installment	32,161	24,506	60,415	8,867	125,949
Nonearning assets					322,775

Total assets	$1,725,769	$317,852	$1,548,334	$151,086	$4,065,816

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
Time deposits under $100,000	$123,976	$230,873	$103,750	$1,605	$460,204
Time deposits $100,000 and over	363,192	435,290	160,516	1,031	960,029
All other interest-bearing deposits	813,859	204,211	82,601	86,327	1,186,998
Total interest-bearing deposits	1,301,027	870,374	346,867	88,963	2,607,231
Notes payable and short-term borrowings	57,380	67,934	65,722	118	191,154
Trust preferred securities	48,000			55,300	103,300
Noninterest-bearing liabilities					675,740
Minority interests in consolidated subsidiaries					126,512
Stockholders' equity					361,879

Total liabilities and stockholders' equity	$1,406,407	$938,308	$412,589	$144,381	$4,065,816

Interest rate sensitive period gap	$319,362	$(620,456)	$1,135,745	$6,705

Interest rate sensitive cumulative gap	$319,362	$(301,094)	$834,651	$841,356

Period rate sensitive assets/period rate sensitive liabilities	1.23	0.34	3.75	1.05
Cumulative rate sensitive assets/cumulative rate sensitive liabilities	1.23	0.87	1.30	1.29
Cumulative gap to total assets	7.85%	(7.41)%	20.53%	20.69%

The "gap" changes daily based upon changes in the underlying assets and liabilities at the banks. Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, the "gap" differs at each of the banks and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the potential corresponding effect on customers' balances and transactions.

The banks endeavor to manage and monitor interest rate risk in concert with market conditions and risk parameters. Management strives to maintain a reasonably balanced position of interest rate-sensitive assets and liabilities. Capitol and its banks have not engaged in speculative positions, for example through the use of derivatives, in anticipation of interest rate movements. In periods of relatively lower interest rates, the banks emphasize variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will typically increase during periods of lower rates and, accordingly, result in higher interest costs on deposits as competitors bid-up rates, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict. In addition to interest rate risk relating to interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks. For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

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

	Pro Forma Assuming No Change in Interest Rates	Pro Forma Effect of Interest Rate Increases		Pro Forma Effect of Interest Rate Decreases
		+100 bp	+200 bp	-100 bp	-200 bp

Interest income	$308,683	$328,927	$349,237	$288,704	$268,648
Interest expense	142,855	162,108	181,260	122,872	102,888

Net interest income	$165,828	$166,819	$167,977	$165,832	$165,760

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

While the pro forma analysis above is intended to estimate the impact of an immediate 100 and 200 basis point change in rates, actual results will be different. Those results will differ (and may be materially different) because a sudden rate change in market rates does not result in an instantaneous parallel shift in rates on loans and deposits at banks. Further, any financial model intended to estimate the impact of interest rate changes will not necessarily incorporate other variables, including management's efforts to manage its asset and liability interest rate sensitivity, or customer behavior.

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans timely and the availability of funds for customers to make deposits. As discussed earlier, Michigan's economic climate has been weak and is somewhat uncertain. Capitol's Michigan-based banks have minimal amounts of loans made directly to auto industry-related businesses; however, the stress of the U.S. auto industry and weaknesses in other commerce in Michigan is likely to have some adverse impact on the communities in which the banks are located.  At the time this narrative was written, uncertainties of domestic economic health and global stability preclude prediction of near-term trends and their potential effects.

Bank regulatory agencies have recently issued commentary regarding asset concentrations, with particular emphasis on commercial real estate when used as collateral for loans. As discussed elsewhere, Capitol's banks intentionally seek commercial real estate as collateral when making loans because its experience suggests lower loss potential on those loans than ones merely secured by accounts receivable, inventory or equipment. Further, many of these loans at Capitol's banks are made to borrowers with owner-occupied businesses, where the real estate collateral is obtained as part of a broader collateral package for business loans, with less emphasis on loans solely dependent on speculative real estate development projects.

Continuing consolidation of the banking industry on a national basis, and in the markets of Capitol's banks, has presented opportunities for growth. As a result of consolidation of the banking industry and the handling of customer relationships as perceived 'commodities' by the larger banks, many customer relationships have been displaced, generating opportunities for cultivation by Capitol's banks, as well as opportunities for development of new banks where Capitol has not previously had banks. For many customers, banking services have become a commodity in an environment that is dominated by larger mega-bank or mass-merchandising institutions. For the professional, entrepreneur and other customers seeking a more service-oriented, customized and professional banking relationship, Capitol's banks fill that need through their focus on single-location banks with full, local decision-making authority. As Capitol's banks focus on service delivery and keeping their relative operational size at a manageable level, only a modest market share of deposits and loan activity is necessary to achieve profitability and investor-oriented earnings performance.

Start-up banks generally incur operating losses during their early periods of operation. Recently-formed start-up banks will detract from consolidated earnings performance and additional start-up banks formed in 2007 and beyond will similarly negatively impact short-term consolidated profitability. On a consolidated basis, such operating losses reduce net income by the pro rata share of Capitol's ownership percentage in those banks. Capitol reduces the net income impact of early-period losses of start-up banks through its unique ownership structure of substantially less than 100% of those banks either directly or indirectly through bank-development subsidiaries. When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Capitol's ownership percentage.

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

Premiums for FDIC insurance have historically been a significant cost of doing business as financial institutions, but in the last several years, deposit insurance premiums have been maintained at a stable and modest level. FDIC deposit insurance premium levels will become a more significant expense in 2007 and beyond as the FDIC imposes a risk-based matrix approach for assessment of premiums for deposit insurance.

International bank regulatory agencies are currently contemplating revisions to the existing risk-based capital adequacy framework through the Basel l-A and other proposals. As currently proposed, management does not expect those proposals to have a material impact on Capitol and its banks.

Critical Accounting Policies Affecting Capitol's Financial Statements

Note B of the notes to the consolidated financial statements is captioned Significant Accounting Policies. That disclosure spans numerous pages, all of which are deemed "significant" and are required disclosures under generally accepted accounting principles (GAAP). For purposes of this narrative, current SEC guidance requires the selection of a few of those, for discussion, as "critical accounting policies." The selection of which few will differ from company to company, even within a common industry, such as within the business of banking. Capitol considers its critical accounting policies to include the following:

Use of Estimates in Determining the Allowance for Loan Losses. Bank regulatory agencies, accounting standard setters and the SEC have all issued commentary, guidance and a variety of rule-making releases on how financial institutions are to determine the amount of their allowance for loan losses. Some of this guidance is very recent. Determining the allowance is really a process and methodology which is inherently subjective in how and when to recognize and record a loss allowance or 'reserve' for loans. It is not a process or methodology which can be merely reduced to a strict absolute computation, like a mathematical formula to compute taxes. The process and methodology will differ from one company to another and there is no 'one size fits all' format or approach to loss reserving. All of Capitol's banks use a consistent computational template, combined with judgmental factors unique to the loan portfolio at each bank, to determine their respective allowances for loan losses. Management believes its process and methodology for determining the allowance for loan losses is appropriate and adequate to properly estimate losses inherent in the loan portfolio at the balance-sheet date; however, actual future losses will differ from amounts considered in the allowance methodology. Further, bank regulatory agencies may have differing perspectives on the process, methodology and adequacy of the allowance for loan losses when examining the banks. The process of determining the level of the allowance for loan losses at each individual bank and on a consolidated basis requires a high degree of subjective judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions. At December 31, 2006, Capitol's allowance for loan losses approximated 1.30% of portfolio loans outstanding. Based on portfolio loans outstanding at that date, any 1 basis-point (.01%) change in the allowance would have an approximate $350,000 impact on both the allowance for loan losses and income before income taxes.

Accounting for Goodwill and Other Intangibles. At December 31, 2006, Capitol had $62.2 million of intangibles on its balance sheet, which consisted principally of goodwill. Goodwill arises in acquisition accounting. In Capitol's transactions, most of this goodwill is the premium which relates to the share-exchange transactions when Capitol has issued its shares of common stock at a modest premium (usually around 50%) over the book value of the minority interest of a subsidiary bank's shares. Current accounting rules require an annual review of goodwill for potential impairment. Goodwill is reviewed for impairment by management by comparing estimated entity fair value (using bank sale transaction multiples) to net assets of the entity. If any amount of the goodwill is deemed to be impaired, such amount is to be written off in the period the determination is made. This is an area involving significant judgment. Based on management's review, no amount of goodwill was deemed to be impaired at December 31, 2006.

Accounting for Stock Options. A new accounting standard became effective for Capitol January 1, 2006, which changed its method of accounting for stock options, requiring expense recognition for share-based payments.

Like many companies, Capitol has granted stock options to its officers and directors and, as permitted under accounting rules in effect through December 31, 2005, did not require treating stock options as an element of compensation expense. This is because Capitol used the so-called intrinsic-value method for accounting for stock options, which ascribed zero value and expense to stock options at the date granted or over the life of the stock option, because Capitol's stock options have been granted with an exercise price equal to the fair value of Capitol's common stock at the grant date. When using that method, Capitol had been required to disclose what the fair value of the stock options would be, using a valuation model and a pro forma presentation of what compensation expense would have been recognized if Capitol used that fair value method and expensing alternative.

It is difficult to estimate what future impact the accounting rule change may have on future incentive awards, but it may result in extended vesting periods for future stock option grants, use of restricted stock awards or stock appreciation rights as a replacement of stock options in future periods or a combination of these or other long-term incentives.

While the new rules apply prospectively to stock options granted after the 2006 effective date mentioned previously, it also applies to any previously granted but unvested stock options at that effective date. No stock options were granted in 2006. Capitol accelerated the vesting of any previously unvested stock options prior to January 1, 2006, for the purpose of avoiding expense recognition, as permitted with the rule changes, relating to those stock options.

Consolidation Policy. Current accounting rules require consolidation of entities which are majority-owned or controlled by Capitol. This means that partially-owned banks and bank-development subsidiaries are combined with Capitol for financial reporting purposes along with banks and other subsidiaries which are wholly-owned. The consolidated balance sheet includes all assets and liabilities of those entities. Capitol's net income, however, only includes the entities' net income or loss to the extent of Capitol's ownership. Reported results would be materially different if Capitol had 100% ownership of those entities. Capitol has typically gained full ownership at a later date through share-exchange transactions.

New Accounting Standards

There were several new accounting standards which were issued or became effective in 2006, in addition to some which have later effective dates. They are listed and discussed in Note B of the consolidated financial statements, beginning on page F-48.

Risk Factors Affecting Capitol and its Banks

Current SEC reporting guidance suggests this narrative identify risk factors of the reporting entity in summary form. The summary below is not a complete list of all risk factors identified by management and readers are encouraged to review Capitol's other SEC filings, particularly registration statements, for a more comprehensive review of risk factors, which include the following:

•	The favorable environment for formation of new banks could change adversely
•	New banks, which include Capitol's younger affiliates, incur operating losses and may not contribute to consolidated earnings for a period of time

•	The favorable environment which has made both capital and management talent readily available for formation of new banks could change adversely
•	Changes in regulations, or regulatory action regarding Capitol or its banks could limit future expansion plans
•	The consolidated allowance for loan losses is based on estimates
•	Concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate
•	The complexity of Capitol's structure (a mixture of partially-owned and wholly-owned banks and related entities) complicates financial analysis

In addition to the items listed above, of course, changes in interest rates can have a pervasive impact on Capitol and its banks.

Capitol has a risk management program in place which endeavors to manage these and other risks.

[The remainder of this page intentionally left blank]

Report on Management's Assessment of
Internal Control Over Financial Reporting

Capitol Bancorp Ltd. is responsible for the preparation, integrity and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with United States generally accepted accounting principles and necessarily include some amounts that are based on management's best estimates and judgments.

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

Capitol's Audit Committee, consisting entirely of independent directors, meets regularly with management, internal auditors and the independent registered public accounting firm, and reviews audit plans and results, as well as management's actions taken in discharging responsibilities for accounting, financial reporting, and internal control. BDO Seidman, LLP, independent registered public accounting firm, and the internal auditors have direct and confidential access to Capitol's Audit Committee at all times to discuss the results of their examinations.

Management assessed Capitol's system of internal control over financial reporting as of December 31, 2006, in relation to criteria for effective internal control over financial reporting as described in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2006, its system of internal control over financial reporting was effective and met the criteria of the Internal Control - Integrated Framework. BDO Seidman, LLP, independent registered public accounting firm, has issued an attestation report on management's assessment of Capitol's internal control over financial reporting.

Joseph D. Reid Chairman and CEO Lansing, Michigan March 14, 2007	Lee W. Hendrickson Chief Financial Officer

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited management's assessment, included in the accompanying Report on Management's Assessment of Internal Control Over Financial Reporting, that Capitol Bancorp Ltd. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Capitol Bancorp Ltd.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Corporation's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Capitol Bancorp Ltd. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also in our opinion, Capitol Bancorp Ltd. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2006, of Capitol Bancorp Ltd. and subsidiaries and our report dated March 14, 2007 expressed an unqualified opinion thereon.

Grand Rapids, Michigan March 14, 2007

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Capitol Bancorp Ltd. and subsidiaries' internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 14, 2007 expressed an unqualified opinion thereon.

Grand Rapids, Michigan March 14, 2007

Consolidated Balance Sheets
	-December 31-
	2006	2005
	(in $1,000s)
ASSETS
Cash and due from banks	$169,753	$157,963
Money market and interest-bearing deposits	37,204	19,846
Federal funds sold	141,913	128,299
Cash and cash equivalents	348,870	306,108
Loans held for sale	34,593	21,638
Investment securities—Note C:
Available for sale, carried at market value	18,904	25,929
Held for long-term investment, carried at amortized cost which approximates market value	21,749	17,745
Total investment securities	40,653	43,674
Portfolio loans, less allowance for loan losses of $45,414 in 2006 and $40,559 in 2005—Note D	3,443,264	2,950,630
Premises and equipment—Note F	54,295	41,629
Accrued interest income	17,524	13,719
Goodwill and other intangibles—Notes B and R	62,215	50,378
Other assets	64,402	47,945

TOTAL ASSETS	$4,065,816	$3,475,721

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest bearing	$651,253	$591,229
Interest-bearing—Note G	2,607,232	2,194,030
Total deposits	3,258,485	2,785,259
Debt obligations:
Notes payable and short-term borrowings—Note H	191,154	175,729
Subordinated debentures—Note I	101,035	100,940
Total debt obligations	292,189	276,669
Accrued interest on deposits and other liabilities	26,751	28,089
Total liabilities	3,577,425	3,090,017

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES—Note A	126,512	83,838

STOCKHOLDERS' EQUITY—Notes B, J and P
Common stock, no par value, 50,000,000 shares authorized; issued and outstanding: 2006 - 16,656,481 shares 2005 - 15,776,192 shares	249,244	216,539
Retained earnings	112,779	85,553
Market value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income/loss)	(144)	(226)
Total stockholders' equity	361,879	301,866

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,065,816	$3,475,721

See notes to consolidated financial statements.

Consolidated Statements of Income
	-Year Ended December 31-
	2006	2005	2004
	(in $1,000s except per share data)
Interest income:
Portfolio loans (including fees)	$264,701	$214,882	$173,376
Loans held for sale	2,740	2,627	2,150
Taxable investment securities	956	1,008	1,331
Federal funds sold	8,703	4,734	1,620
Other	2,253	1,188	612
Total interest income	279,353	224,439	179,089
Interest expense:
Deposits	88,629	53,213	36,695
Debt obligations and other	16,957	14,366	10,801
Total interest expense	105,586	67,579	47,496
Net interest income	173,767	156,860	131,593
Provision for loan losses—Note D	12,156	10,960	12,708
Net interest income after provision for loan losses	161,611	145,900	118,885
Noninterest income:
Service charges on deposit accounts	4,318	4,120	4,381
Trust and wealth-management revenue	3,336	2,069	3,456
Fees from origination of non-portfolio residential mortgage loans	5,439	6,146	5,581
Gains on sale of government-guaranteed loans	2,434	2,980	3,778
Realized gains (losses) on sales of investment securities available for sale		8	(603)
Other	6,005	5,725	2,659
Total noninterest income	21,532	21,048	19,252
Noninterest expense:
Salaries and employee benefits	85,196	72,387	63,281
Occupancy	12,116	9,735	8,791
Equipment rent, depreciation and maintenance	8,389	6,369	5,494
Other	32,103	28,798	20,221
Total noninterest expense	137,804	117,289	97,787
Income before income taxes and minority interest	45,339	49,659	40,350
Income taxes—Note L	15,463	19,232	14,699
Income before minority interest	29,876	30,427	25,651
Minority interest in net losses of consolidated subsidiaries	12,515	5,498	1,065

NET INCOME	$42,391	$35,925	$26,716

NET INCOME PER SHARE—Note M:
Basic	$2.69	$2.42	$1.88

Diluted	$2.57	$2.34	$1.79

 See notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity (in $1,000s, except share and per-share data)
	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balances at January 1, 2004	$175,962	$43,135	$(200)	$218,897
Issuance of 183,349 shares of common stock in conjunction with acquisition of First Carolina State Bank	4,970			4,970
Issuance of 346,947 shares of common stock to acquire minority interests in subsidiaries	8,665			8,665
Issuance of 257,409 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise	1,302			1,302
Issuance of 13,063 unvested shares of restricted common stock, net of related unearned employee compensation	--			--
Recognition of compensation expense relating to restricted common stock of $1,168 and other	820			820
Cash dividends paid ($0.65 per share)		(9,375)		(9,375)
Components of comprehensive income:
Net income for 2004		26,716		26,716
Market value adjustment for investment securities available for sale (net of income tax effect)			164	164
Comprehensive income for 2004				26,880

BALANCES AT DECEMBER 31, 2004	191,719	60,476	(36)	252,159

Issuance of 610,383 shares of common stock to acquire minority interests in subsidiaries	20,136			20,136
Issuance of 337,059 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise	2,510			2,510
Recognition of compensation expense relating to restricted common stock of $1,242 and other	1,590			1,590
Issuance of shares to ESOP	584			584
Cash dividends paid ($0.72 per share)		(10,848)		(10,848)
Components of comprehensive income:
Net income for 2005		35,925		35,925
Market value adjustment for investment securities available for sale (net of income tax effect)			(190)	(190)
Comprehensive income for 2005				35,735

BALANCES AT DECEMBER 31, 2005	216,539	85,553	(226)	301,866

Issuance of 555,280 shares of common stock to acquire minority interest in subsidiaries	24,962			24,962
Issuance of 244,259 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise	3,573			3,573
Issuance of 80,750 unvested shares of restricted common stock, net of related unearned employee compensation	--			--
Recognition of compensation expense relating to restricted common stock	1,689			1,689
Tax benefit from share-based payments	2,481			2,481
Cash dividends paid ($0.95 per share)		(15,165)		(15,165)
Components of comprehensive income:
Net income for 2006		42,391		42,391
Market value adjustment for investment securities available for sale (net of income tax effect)			82	82
Comprehensive income for 2006				42,473

BALANCES AT DECEMBER 31, 2006	$249,244	$112,779	$(144)	$361,879

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
	-Year Ended December 31-
	2006	2005	2004
	(in $1,000s)
OPERATING ACTIVITIES
Net income	$42,391	$35,925	$26,716
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	12,156	10,960	12,708
Depreciation of premises and equipment	7,219	5,661	4,881
Amortization of intangibles	585	577	549
Net amortization (accretion) of investment security premiums (discounts)	(8)	63	87
Loss on sales of premises and equipment	18	157	111
Minority interest in net losses of consolidated subsidiaries	(12,515)	(5,498)	(1,065)
Compensation expense relating to restricted common stock	1,689	1,242	1,168
Deferred federal income tax credit	(5,493)	(5,263)	(2,282)
Originations and purchases of loans held for sale	(483,850)	(634,362)	(715,238)
Proceeds from sales of loans held for sale	470,895	655,867	715,096
Increase in accrued interest income and other assets	(17,504)	(15,815)	(5,475)
Increase (decrease) in accrued interest expense on deposits and other liabilities	(1,338)	11,801	347
NET CASH PROVIDED BY OPERATING ACTIVITES	14,245	61,315	37,603

INVESTING ACTIVITIES
Cash and cash equivalents of acquired subsidiary		3,557	4,202
Proceeds from sales of investment securities available for sale		1,756	59,574
Proceeds from calls, prepayments and maturities of investment securities	14,266	11,249	18,254
Purchases of investment securities	(9,347)	(14,667)	(19,736)
Net increase in portfolio loans	(504,790)	(306,258)	(403,358)
Proceeds from sales of premises and equipment	708	93	23
Purchases of premises and equipment	(20,611)	(14,879)	(11,139)
NET CASH USED BY INVESTING ACTIVITIES	(519,774)	(319,149)	(352,180)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	134,250	85,385	151,512
Net increase in certificates of deposit	338,976	189,802	16,354
Net borrowings from debt obligations	15,425	3,195	77,900
Net proceeds from issuance of subordinated debentures			9,935
Resources provided by minority interests	68,751	62,794	14,778
Net proceeds from issuance of common stock	3,573	2,510	954
Tax benefit from share-based payments	2,481
Cash dividends paid	(15,165)	(10,848)	(9,375)
NET INCREASE PROVIDED BY FINANCING ACTIVITIES	548,291	332,838	262,058
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	42,762	75,004	(52,519)
Cash and cash equivalents at beginning of year	306,108	231,104	283,623

CASH AND CASH EQUIVALENTS AT END OF YEAR	$348,870	$306,108	$231,104

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION

Capitol Bancorp Limited ("Capitol" or the "Corporation") is a multibank holding company. Consolidated bank subsidiaries located in the Eastern Regions consist of the following:

Affiliate	Location	Percentage Owned at December 31, 2006	Year Formed or Acquired

Eastern Regions
Great Lakes Region:
Ann Arbor Commerce Bank	Ann Arbor, Michigan	100%	1990
Bank of Auburn Hills	Auburn Hills, Michigan	(1)	2005
Bank of Belleville	Belleville, Illinois	(1)	2005
Bank of Maumee	Maumee, Ohio	(1)	2006
Bank of Michigan	Farmington Hills, Michigan	(1)	2005
Brighton Commerce Bank	Brighton, Michigan	100%	1997
Capitol National Bank	Lansing, Michigan	100%	1982
Detroit Commerce Bank	Detroit, Michigan	100%	1998
Elkhart Community Bank	Elkhart, Indiana	100%	1999
Evansville Commerce Bank	Evansville, Indiana	(1)	2006
Goshen Community Bank	Goshen, Indiana	100%	2000
Grand Haven Bank	Grand Haven, Michigan	100%	1995
Kent Commerce Bank	Grand Rapids, Michigan	100%	1998
Macomb Community Bank	Clinton Township, Michigan	100%	1996
Muskegon Commerce Bank	Muskegon, Michigan	100%	1997
Oakland Commerce Bank	Farmington Hills, Michigan	100%	1992
Ohio Commerce Bank	Beachwood, Ohio	(1)	2006
Paragon Bank & Trust	Holland, Michigan	100%	1994
Portage Commerce Bank	Portage, Michigan	100%	1988

Midwest Region - Summit Bank of Kansas City	Lee's Summit, Missouri	(1)	2005

Southeast Region:
Bank of Valdosta	Valdosta, Georgia	(1)	2006
Community Bank of Rowan	Salisbury, North Carolina	(1)	2006
First Carolina State Bank	Rocky Mount, North Carolina	100%	2004
Peoples State Bank	Jeffersonville, Georgia	100%	2005
Sunrise Bank of Atlanta	Atlanta, Georgia	(1)	2006

(1) Majority-owned by a bank development subsidiary in which Capitol has a controlling interest.

Consolidated bank subsidiaries located in the Western Regions appear on the following page.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

Consolidated bank subsidiaries - continued:

Affiliate	Location	Percentage Owned at December 31, 2006	Year Formed or Acquired

Western Regions
Southwest Region:
1st Commerce Bank	North Las Vegas, Nevada	(1)	2006
Arrowhead Community Bank	Glendale, Arizona	100%	2000
Asian Bank of Arizona	Phoenix, Arizona	(1)	2006
Bank of Las Vegas	Las Vegas, Nevada	100%	2002
Bank of Tucson	Tucson, Arizona	100%	1996
Black Mountain Community Bank	Henderson, Nevada	100%	2000
Camelback Community Bank	Phoenix, Arizona	100%	1998
Desert Community Bank	Las Vegas, Nevada	100%	1999
East Valley Community Bank	Chandler, Arizona	100%	1999
Fort Collins Commerce Bank	Fort Collins, Colorado	51%	2005
Mesa Bank	Mesa, Arizona	100%	1998
Red Rock Community Bank	Las Vegas, Nevada	100%	1999
Southern Arizona Community Bank	Tucson, Arizona	100%	1998
Sunrise Bank of Albuquerque	Albuquerque, New Mexico	100%	2000
Sunrise Bank of Arizona	Phoenix, Arizona	100%	1998
Valley First Community Bank	Scottsdale, Arizona	100%	1997
Yuma Community Bank	Yuma, Arizona	100%	2000

California Region:
Bank of Escondido	Escondido, California	100%	2003
Bank of San Francisco	San Francisco, California	51%	2005
Bank of Santa Barbara	Santa Barbara, California	(1)	2005
Napa Community Bank	Napa, California	87%	2002
Point Loma Community Bank	Point Loma, California	51%	2004
Sunrise Bank of San Diego	San Diego, California	100%	2001

Northwest Region:
Bank of Bellevue	Bellevue, Washington	(1)	2005
Bank of Everett	Everett, Washington	(1)	2006

(1) Majority-owned by a bank development subsidiary in which Capitol has a controlling interest.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

Capitol has formed several bank-development subsidiaries, each capitalized with two classes of common stock, voting and nonvoting. All of the voting common stock (an aggregate investment of $1 million for each entity) is owned by Capitol. All of the nonvoting common stock, ranging from $9.9 million to $15.8 million for each of the bank-development companies, was sold in private offerings to accredited investors, some of whom are related parties of Capitol. These entities are engaged in bank development activities, through Capitol, either on a de novo basis or through acquisition opportunities. Each of these entities bear a similar name, Capitol Development Bancorp Limited ("CDBL"), numbered in their sequential formation, CDBL-I through CDBL-VI. CDBL-I became wholly-owned by Capitol effective November 30, 2006 (see Note R).

Capitol views itself as a bank-development company. It is engaged in the formation of de novo banks through majority ownership made directly by Capitol, or through a subsidiary bank-development company, with the remainder of a bank's start-up capital provided by local investors in the community of that bank. When a de novo bank reaches a point of development near its third year of operation, Capitol has typically offered the bank's minority shareholders an opportunity to exchange their bank shares for shares of Capitol's common stock. Capitol has made similar exchange proposals regarding the minority interests of some of its prior bank-development company subsidiaries which, after the share exchange, were merged with and into Capitol. In each instance, however, Capitol is under no obligation to offer such a share exchange and such share exchange proposals are generally subject to approval by the minority shareholders in each proposed transaction. Capitol also pursues bank-development activities through exploring acquisition opportunities.

Capitol and its subsidiaries are engaged in a single business activity--banking. Capitol's bank affiliates provide a full range of banking services to individuals, businesses and other customers located in the respective communities of the bank. Many of the banks operate from a single location and all are commercially-focused (as contrasted to retail or transaction-oriented banks) on meeting the various credit and other financial needs of entrepreneurs, professionals and other businesses and individuals. A variety of deposit products are offered, including checking, savings, money market, certificates of deposit and individual retirement accounts. In addition, trust and investment services are offered through Paragon Bank & Trust. In late 2005, a wealth management subsidiary was established to pursue and deliver wealth management services to Capitol's banks. The principal markets for the banks' financial services are the communities in which the banks are located and the areas immediately surrounding those communities. In addition to commercial banking units, mortgage banking activities are offered through Amera Mortgage Corporation, a less than 50%-owned affiliate, which is accounted for under the equity method.

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

The consolidated financial statements include the accounts of the Corporation and its majority-owned and/or controlled subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests. Banks formed or acquired during 2004, 2005 and 2006 are included in the consolidated financial statements for periods after joining the consolidated group. Certain 2005 and 2004 amounts have been reclassified to conform to the 2006 presentation.

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

Loans Held For Sale: Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for sale are stated at the aggregate lower of cost or market. Fees from the origination of loans held for sale are recognized in the period the loans are originated.

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

Capitol has stand-by letters of credit outstanding that, when issued, commit the banks to make payments on behalf of customers if certain specified future events occur, generally being non-payment by the customer. These obligations generally expire within one year and require collateral and/or personal guarantees based on management's credit assessment. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

maximum credit risk associated with these instruments equals their contractual amounts, assuming that the counterparty defaults and the collateral proves to be worthless. The total contractual amounts do not necessarily represent future cash requirements since many of these guarantees may expire without being drawn upon. Capitol records a liability, generally equal to the fees received, for these stand-by letters of credit.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance. Capitol monitors the financial position of such financial institutions to evaluate credit risk periodically.

Interest and Fees on Loans: Interest income on loans is recognized based upon the principal balance of loans outstanding. Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (approximately $8.1 million of net deferred costs as of December 31, 2006). The fourth quarter of 2006 was favorably impacted by year-end adjustments, primarily driven by loan fees, approximating $1.3 million net of income taxes.

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

Premises and Equipment: Premises and equipment are stated on the basis of cost. Depreciation, which relates primarily to equipment, furniture and software with estimated useful lives of approximately three to seven years, is computed principally by the straight-line method. Buildings are generally depreciated on a straight-line basis with estimated useful lives of approximately 40 years. Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Goodwill and Other Intangibles: Goodwill is reviewed annually by management for impairment by comparing estimated entity fair value to net assets of the entity. This review is performed at the applicable subsidiary reporting-unit level which has recorded goodwill resulting from specific share-exchange transactions (see Note R) or acquisitions. Impairment adjustments of goodwill (none through December 31, 2006) are charged against earnings, when determined. Other intangibles, which generally consist of core deposit intangibles, are amortized over varying periods of 5 years or less and are not material.

Other Real Estate: Other real estate (included as a component of other assets and which, at December 31, 2006 and 2005, approximated $9.5 million and $3.7 million, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent changes in fair value.

Stock-Based Compensation: No stock-based compensation expense has been recorded upon granting of options to acquire common stock through December 31, 2006, because such stock options were accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations), when applicable, and were granted at an exercise price equal to the market price of common stock at grant date (such stock options were granted prior to 2006 and became fully vested at December 31, 2005 in advance of a new accounting standard applicable to stock options). Stock options state a specific exercise price and expiration date and may be exercised by the optionee upon payment of the exercise price and related taxes due from the optionee; the Corporation, in its discretion, may permit cashless exercises of stock options. Generally, previously unissued shares of common stock are issued upon exercise of stock options. Compensation expense for awards of restricted stock is recognized ratably over the vesting periods of such awards (generally ranging from four years to fifteen years), based on the fair value of the common stock on the date of grant.

Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, requires the fair value method of accounting for stock options whereby compensation expense will be recognized based on the computed fair value of the options on the grant date for stock options granted on or after the effective date of the standard, January 1, 2006. Certain pro forma disclosures of the expense recognition provisions of Statement No. 123(R) are required for periods prior to implementation of the standard for companies, such as Capitol, which used the intrinsic-value method for accounting for stock options, and are as follows for the years ended December 31, 2005 and 2004:

	2005	2004
Fair value assumptions:
Risk-free interest rate	4.2%	3.9%
Dividend yield	2.0%	2.3%
Stock price volatility	.30	.25
Expected option life	6.8 years	6.7 years
Aggregate estimated fair value of options granted (in thousands)	$9,373	$6,581
Net income (in thousands):
As reported	35,925	26,716
Pro forma	29,833	21,450
Net income per share:
Basic:
As reported	2.42	1.88
Pro forma	2.01	1.51
Diluted:
As reported	2.34	1.79
Pro forma	$1.94	$1.44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Stock price volatility used in the valuation model was based on historical volatility. The risk-free interest rate was based on the yield of U.S. government securities with a maturity date that coincides with the expected option life. The expected option life was estimated based on past exercise behavior of optionees and the related option term.

Trust Assets and Related Income: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by Capitol's banks is not included in the consolidated balance sheet because it is not an asset of the banks or Capitol. Trust and wealth management revenue are recorded on the accrual method.

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

New Accounting Standards: On January 1, 2006, Financial Accounting Standards Board (FASB) Statement No. 123(R), Share-Based Payment, became effective for Capitol. It makes significant changes to accounting for "payments" involving employee compensation and "shares" or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity's securities. Most significant in the standard is the requirement that all stock options subject to Statement No. 123(R) be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period. The standard has been applied at Capitol using the modified-prospective method to stock options granted or modified after December 31, 2005 and any unvested stock options at that date. Capitol had no unvested stock options outstanding at December 31, 2005.

The primary effect of the revised standard's implementation on Capitol was recognition of compensation expense associated with stock options granted after December 31, 2005 (none were granted in 2006). Previously, Capitol used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied. An additional change in accounting resulting from the implementation of Statement No. 123(R) is the reclassification of unvested restricted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

stock to the common stock account on Capitol's balance sheet at January 1, 2006; such reclassification has also been reflected in the accompanying consolidated balance sheet as of December 31, 2005.

In late 2005, the FASB's staff issued Staff Position (FSP) 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss. Additionally, the FSP requires certain disclosures about unrealized losses which have not been recognized as other-than-temporary. The effect of this guidance did not have a material effect on Capitol's consolidated financial statements upon implementation on January 1, 2006.

In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets, which is an amendment of Statement No. 140, intended to simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Statement No. 156 is effective for years beginning after September 15, 2006, although earlier adoption is permitted. The effect of the standard's adoption is not expected to be material upon implementation on January 1, 2007.

In July 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes," which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken in a tax return. Under FIN 48, tax positions are recognized in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities. Such tax positions will be measured initially and thereafter as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement, presuming the tax authority has full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements to include disclosure of unrecognized tax benefits. The provisions of this interpretation are required to be adopted for fiscal periods beginning after December 15, 2006. Companies are required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any amounts relating to prior periods recorded as an adjustment to retained earnings. Capitol's management has, based on its preliminary review of the new guidance, estimated that the effect of adoption of FIN 48 will not be material to Capitol's consolidated financial statements.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value, expands related financial statement disclosures and will be effective for Capitol in 2008. Capitol's management has not completed its review of this new standard.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (SAB No. 108) on quantifying financial statement misstatements. In summary, SAB No. 108 was issued to address the diversity in practice of evaluating and quantifying financial statement misstatements and the related accumulation of such misstatements. SAB No. 108 states that both a balance sheet approach and an income statement approach should be used when quantifying and evaluating the materiality of a potential misstatement and contains guidance for correcting errors under this dual perspective. SAB No. 108 became effective for Capitol's financial statements for the year ended December 31, 2006. The adoption of SAB No. 108 did not have a significant impact on Capitol's consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. Statement No. 159 will be applied prospectively and implemented by Capitol effective January 1, 2008. Management has not completed its analysis of this new standard.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact Capitol's financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share;
•	Proposed replacement of Statement No. 141 regarding Business Combinations; and
•	Proposed replacement of Accounting Research Bulletin No. 51 regarding Consolidated Financial Statements, Including Accounting and Reporting for Noncontrolling Interests.

Other proposals, interpretations of existing pronouncements or FASB staff positions have recently been issued which include the following:

•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affects cash flows;
•	EITF Issue No. 06-4 which addresses accounting for deferred compensation and post retirement benefits of endorsement split-dollar life insurance; and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

•	EITF Issue No. 06-5 which encompasses accounting for purchases of life insurance and the ramifications of determining the amount that could be realized in accordance with FASB Technical Bulletin 84-4.

Capitol's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to Capitol's consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Capitol's consolidated financial statements.

NOTE C—INVESTMENT SECURITIES

Investment securities consisted of the following at December 31 (in $1,000s):

	2006		2005
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
Available for sale:
United States government agency securities	$13,403	$13,285	$23,276	$23,022
Mortgage backed securities	4,089	3,991	2,430	2,348
Municipals	1,630	1,628	568	559
	19,122	18,904	26,274	25,929
Held for long-term investment:
Federal Reserve Bank stock	864	864	536	536
Federal Home Loan Bank stock	14,148	14,148	12,960	12,960
Mortgage backed securities	--	--	7	7
Municipals	--	--	1,072	1,072
Corporate stock	4,419	4,419	1,835	1,835
Other	2,318	2,318	1,335	1,335
	21,749	21,749	17,745	17,745
	$40,871	$40,653	$44,019	$43,674

At December 31, 2006, securities with a market value approximating $10 million were pledged to secure public and trust deposits and for other purposes as required by law. Investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are restricted and may only be resold to, or redeemed by, the issuer.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE C—INVESTMENT SECURITIES—Continued

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31 (in $1,000s):

	2006		2005
	Gains	Losses	Gains	Losses
United States government agency securities	$--	$118	$35	$289
Mortgage backed securities	13	111	--	82
Municipals	11	13	4	13
	$24	$242	$39	$384

The age of gross unrealized losses and carrying value (at estimated market value) of securities available for sale are summarized below (in $1,000s):

	2006		2005
	Unrealized Loss	Carrying Value	Unrealized Loss	Carrying Value
One year or less:
United States government agency securities	$7	$3,488	$129	$8,744
Mortgage backed securities	--	--	82	2,340
Municipals	--	--	13	242
	$7	$3,488	$224	$11,326

In excess of one year:
United States government agency securities	$111	$9,297	$160	$12,595
Mortgage backed securities	111	3,444	--	--
Municipals	13	231	--	--
	235	12,972	160	12,595
	$242	$16,460	$384	$23,921

Management does not believe any individual unrealized loss as of December 31, 2006 represents other-than-temporary losses (primarily due to such amounts being attributable to changes in interest rates) and has both the intent and ability to hold these securities for a time period necessary to recover the amortized cost.

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE C—INVESTMENT SECURITIES—Continued

Scheduled maturities of investment securities held as of December 31, 2006 were as follows (in $1,000s):
	Amortized Cost	Estimated Market Value

Due in one year or less	$5,243	$5,222
After one year, through five years	6,677	6,612
After five years, through ten years	3,961	3,900
After ten years	3,241	3,170
Securities held for long-term investment, without standard maturities	21,749	21,749
	$40,871	$40,653

NOTE D—LOANS

Portfolio loans consisted of the following at December 31 (in $1,000s):
	2006	2005

Commercial	$3,103,125	$2,688,361
Real estate mortgage	259,604	212,142
Installment	125,949	90,686
Total portfolio loans	3,488,678	2,991,189
Less allowance for loan losses	(45,414)	(40,559)
Net portfolio loans	$3,443,264	$2,950,630

Loans serviced for the benefit of others, which are not recorded on the consolidated balance sheet, approximated $92 million and $77 million at December 31, 2006 and 2005, respectively.

Transactions in the allowance for loan losses are summarized below (in $1,000s):
	2006	2005	2004

Balance at January 1	$40,559	$37,572	$31,404
Allowance for loan losses of acquired bank subsidiary	--	--	724
Provision charged to operations	12,156	10,960	12,708
Loans charged off (deduction)	(8,699)	(9,643)	(8,388)
Recoveries	1,398	1,670	1,124
Net charge-offs	(7,301)	(7,973)	(7,264)
Balance at December 31	$45,414	$40,559	$37,572

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents), which are a subset of nonperforming loans, were not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below (in $1,000s):

	December 31
	2006	2005
Nonaccrual loans:
Commercial	$25,219	$19,734
Real estate mortgage	3,609	1,734
Installment	898	1,154
Total nonaccrual loans	29,726	22,622

Past due (>90 days) loans:
Commercial	3,860	3,235
Real estate mortgage	523	592
Installment	165	283
Total past due loans	4,548	4,110

Total nonperforming loans	$34,274	$26,732

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of $2.3 million, $1.9 million and $1.6 million would have been recorded in 2006, 2005 and 2004, respectively. Interest income recognized on loans in nonaccrual status in 2006, 2005 and 2004 operations approximated $888,000, $845,000 and $714,000, respectively. At December 31, 2006, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

The amounts of the allowance for loan losses allocated in the following table (in $1,000s) are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2006		December 31, 2005
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Commercial	$41,178	1.18%	$37,498	1.26%
Real estate mortgage	2,675	0.08	1,866	0.06
Installment	1,561	0.04	1,195	0.04

Total allowance for loan losses	$45,414	1.30%	$40,559	1.36%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE E—RELATED PARTIES TRANSACTIONS

In the ordinary course of business, Capitol's banking subsidiaries make loans to officers and directors of Capitol and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 2006 and 2005, total loans to these persons were $131 million and $123 million, respectively. During 2006, $127 million of new loans were made to these persons and repayments totaled $119 million. Such loans are made at the banking subsidiaries' normal credit terms.

Officers and directors of Capitol (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries. Such deposits, which approximated $171 million at December 31, 2006, are accepted based upon the banks' normal terms as to interest rate, term and deposit insurance.

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

	2006	2005

Land, buildings and improvements	$19,891	$16,551
Leasehold improvements	19,483	14,631
Equipment, furniture and software	45,734	35,875
	85,108	67,057
Less accumulated depreciation	(30,813)	(25,428)
	$54,295	$41,629

Capitol and certain subsidiaries rent office space under operating leases. Rent expense (net of sublease income) under these lease agreements approximated $7.6 million, $6.2 million and $5.9 million, respectively (including rent expense approximating $1.5 million in 2006 and $1.7 million in 2005 and 2004 under leases with related parties).

At December 31, 2006, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

2007	$7,167
2008	6,406
2009	5,567
2010	4,895
2011	4,583
2012 and thereafter	13,280
$41,898

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE G—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $960 million and $702.9 million as of December 31, 2006 and 2005, respectively.

At December 31, 2006, the scheduled maturities of time deposits were as follows (in $1,000s):

2007	$1,153,331
2008	154,753
2009	50,231
2010	28,417
2011	30,865
2012 and thereafter	2,636
$1,420,233

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE H—NOTES PAYABLE AND SHORT-TERM BORROWINGS

Notes payable and short-term borrowings consisted of the following at December 31 (in $1,000s):

	2006	2005
Borrowings from Federal Home Loan Banks	$183,598	$172,736
Repurchase agreements	559	1,133
Federal funds purchased	6,997	1,860
	$191,154	$175,729

Borrowings from Federal Home Loan Banks (FHLB) represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral. Such advances become due at varying dates and bear interest at market short-term rates (approximately 5% at December 31, 2006). At December 31, 2006, unused lines of credit under these facilities approximated $379 million. Assets pledged to secure these credit facilities approximated $423 million at December 31, 2006.

Capitol has a credit facility with an unaffiliated bank. Up to $25 million can be borrowed pursuant to a one-year revolving credit agreement which bears interest at a variable rate (8% at December 31, 2006), payable monthly, and a quarterly facility fee on the unused portion. There were no amounts drawn on the line of credit at December 31, 2006 or 2005. The credit facility is reviewed annually for continuance and requires Capitol, among other things, to maintain certain minimum levels of capital, rates of return on assets and other ratios or requirements, and is secured by the common stock of certain bank subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE H—NOTES PAYABLE AND SHORT-TERM BORROWINGS—Continued

For the periods presented, interest paid on debt obligations approximated amounts charged to expense.

At December 31, 2006, scheduled debt maturities of notes payable and short-term borrowings were as follows (in $1,000s):

2007	$125,314
2008	24,628
2009	8,500
2010	27,000
2011	5,594
2012 and thereafter	118
$191,154

In addition to the foregoing, Capitol has guaranteed some obligations of its subsidiaries (see Note O).

NOTE I—SUBORDINATED DEBT

Subordinated debt relates to trust-preferred securities issued by Capitol which are summarized as follows:
	Interest Rate at December 31	Scheduled	Aggregate Liquidation Amount	Net Carrying Amount at December 31 (in $1,000s)
	2006	Maturity	(in $1,000s)	2006	2005

Capitol Trust I	8.50% fixed	2027	$25,300	$24,543	$24,507
Capitol Trust II	10.25% fixed	2031	10,000	9,753	9,743
Capitol Statutory Trust III	8.96% variable	2031	15,000	14,630	14,615
Capitol Trust IV	9.02% variable	2032	3,000	2,914	2,911
Capitol Trust VI	8.67% variable	2033	10,000	9,738	9,727
Capitol Trust VII	7.78% fixed	2033	10,000	9,866	9,861
Capitol Statutory Trust VIII	8.31% variable	2033	20,000	19,650	19,637
Capitol Trust IX	7.69% fixed	2034	10,000	9,941	9,939
			$103,300	$101,035	$100,940

Securities of Capitol Trust I were issued in a 1997 public offering. All other Capitol Trust securities were subsequently formed in conjunction with private placements of trust-preferred securities. Each of these securities have similar terms and, subject to certain provisions, may be called by the issuer five years after issuance. The liquidation amount of these securities is guaranteed by Capitol.

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

NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS

Shares of restricted common stock have been granted to certain officers. Compensation expense related to restricted stock approximated $1.7 million in 2006 and $1.2 million in 2005 and 2004. Tax benefits associated with such compensation expense approximated $351,000 in 2006 and $229,000 in 2005 and 2004. Future compensation expense related to unvested restricted common stock as of December 31, 2006 approximates $4.4 million (based on grants through December 31, 2006), to be recorded ratably over a period of approximately 3.2 years, based on the weighted-average remaining vesting period at that date.

Restricted share activity is summarized below:
	2006		2005		2004
	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value

Unvested at January 1	200,631	$21.76	258,978	$21.91	259,017	$21.76
Granted	80,750	38.69	--	--	13,063	28.86
Vested	56,965	22.27	58,347	22.43	13,102	25.92
Forfeited	--	--	--	--	--	--
Unvested at December 31	224,416	$27.72	200,631	$21.76	258,978	$21.91

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS—Continued

Stock options have been granted to certain officers and directors which provide for the purchase of shares of common stock. Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date. All such stock options expire at varying periods up to seven years after the date granted. Stock option activity is summarized as follows:

	Number of Stock Options Outstanding	Exercise Price Range			Weighted Average Exercise Price

Outstanding at January 1, 2004	2,298,067	$9.88	to	$27.23	$16.95
Granted in 2004	834,647	22.43	to	33.01	27.77
Exercised in 2004	(515,836)	9.88	to	25.92	15.93
Cancelled or expired in 2004	(32,739)
Outstanding at December 31, 2004	2,584,139	10.81	to	33.01	21.06

Granted in 2005	929,425	30.21	to	37.48	33.96
Exercised in 2005	(589,943)	11.00	to	30.21	15.94
Cancelled or expired in 2005	(41,338)
Outstanding at December 31, 2005	2,882,283	10.81	to	37.48	26.07

Granted in 2006	--
Exercised in 2006	(312,192)	10.81	to	37.48	19.59
Cancelled or expired in 2006	--
Outstanding at December 31, 2006	2,570,091	$10.81	to	$37.48	$26.86

The aggregate intrinsic value of exercised options approximated $8.3 million, $12.7 million and $10 million in 2006, 2005 and 2004, respectively.

As of December 31, 2006, all outstanding stock options were vested, currently exercisable and had a weighted average remaining contractual life of 3.94 years. The following table summarizes stock options outstanding segregated by exercise price range:

		Weighted Average
Exercise Price Range	Number Outstanding	Exercise Price	Remaining Contractual Life	Aggregate Intrinsic Value

$10.00 to 14.99	142,033	$11.28	0.61 years	$4,959,792
$15.00 to 19.99	279,493	16.62	2.83 years	8,267,403
$20.00 to 24.99	458,868	21.68	3.81 years	11,251,443
$25.00 to 29.99	643,267	27.00	3.39 years	12,350,726
$30.00 to 34.99	697,643	32.11	4.69 years	9,829,790
$35.00 or more	348,787	37.48	5.86 years	3,041,423
	2,570,091			$49,700,577

Cash received upon exercise of stock options approximated $5.1 million, $4.2 million and $2.4 million and tax benefits realized approximated $2.1 million, $1.8 million and $908,000 in 2006, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE K—EMPLOYEE RETIREMENT PLANS

Capitol has a contributory employee retirement savings 401(k) plan which covers substantially all full-time employees of Capitol and certain subsidiaries over age 21. The Plan provides for employer contributions in amounts determined annually by Capitol's board of directors. Eligible employees make voluntary contributions to the Plan. Employer contributions to the Plan, a partial match based on employee contributions (50%, subject to certain limitations), charged to expense for the years ended December 31, 2006, 2005 and 2004 were $1.5 million, $1.1 million and $1.0 million, respectively.

Capitol also has a defined contribution employee stock ownership plan (ESOP) which covers substantially all employees of Capitol and certain subsidiaries. ESOP contributions charged to expense in 2006, 2005 and 2004 approximated $1,134,000, $949,000 and $961,000, respectively. As of December 31, 2006, the ESOP held approximately 292,000 shares of Capitol's common stock which have been allocated to participants' accounts; there were no unallocated shares as of that date.

NOTE L—INCOME TAXES

Income taxes include the following components (in $1,000s):

	2006	2005	2004
Federal:
Currently payable	$21,367	$22,326	$15,401
Deferred (credit)	(5,493)	(5,263)	(2,282)
	15,874	17,063	13,119
State income taxes (credit)	(411)	2,169	1,580
	$15,463	$19,232	$14,699

In addition to state income taxes, certain states in which the banks operate impose taxes based on measures other than income. Tax expense incurred associated with those jurisdictions approximated $1 million in 2006, 2005 and 2004, and is excluded from income tax expense (included as a component of other noninterest expense).

Federal income taxes paid in 2006, 2005 and 2004 approximated $20.9 million, $19.3 million and $17.1 million, respectively. State income taxes approximating $1.8 million were paid in 2006 ($1.9 million in 2005 and $1.6 million in 2004). Federal income taxes payable at December 31, 2006 and 2005 were reduced by tax benefits approximating $2.1 million and $1.8 million, respectively, arising from the exercise of stock options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—INCOME TAXES—Continued

Differences between income tax expense recorded and amounts computed using the statutory tax rate are reconciled below (in $1,000s):

	2006	2005	2004
Federal income tax computed at statutory rate of 35%	$15,869	$17,381	$14,122
State income taxes (credit)	(411)	2,169	1,580
Federal tax effect of:
Amortization of intangibles	205	202	192
State income taxes	144	(759)	(553)
Other	(344)	239	(642)
	$15,463	$19,232	$14,699

Net deferred income tax assets, which are a component of other assets, consisted of the following at December 31 (in $1,000s):

	2006	2005

Allowance for loan losses	$15,099	$13,186
Net operating losses of subsidiaries	8,202	3,774
Deferred compensation	2,635	2,395
Depreciation	(2,136)	(1,944)
Start-up costs for de novo banks	2,730	1,301
Market value adjustment for investment securities available for sale	74	117
Other, net	(1,629)	696
	$24,975	$19,525

Certain subsidiaries have net operating loss carryforwards which may reduce income taxes payable in future periods, which have been recognized for financial reporting purposes and, as of December 31, 2006, expire at the following dates and amounts (in $1,000s):

2024	$2,545
2025	7,344
2026	13,545
$23,434

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE M—NET INCOME PER SHARE

The computations of basic and diluted net income per share were as follows (in 1,000s):

	2006	2005	2004

Numerator—net income	$42,391	$35,925	$26,716

Denominator:
Weighted average number of shares outstanding, excluding unvested restricted shares (denominator for basic earnings per share)	15,772	14,867	14,183

Effect of dilutive securities:
Unvested restricted shares	86	86	263
Stock options	623	412	445
Potential dilution	709	498	708

Denominator for diluted earnings per share—weighted average number of shares and potential dilution	16,481	15,365	14,891

Number of antidilutive stock options excluded from diluted earnings per share computation	--	1,085	160

Additional disclosures regarding restricted shares and stock options are set forth in Note J.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows at December 31 (in $1,000s):

	2006		2005
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$348,870	$348,870	$306,108	$306,108
Loans held for sale	34,593	34,593	21,638	21,638
Investment securities:
Available for sale	18,904	18,904	25,929	25,929
Held for long-term investment	21,749	21,749	17,745	17,745
	40,653	40,653	43,674	43,674
Portfolio loans:
Commercial	3,103,125	3,093,134	2,688,361	2,680,149
Real estate mortgage	259,604	259,948	212,142	213,324
Installment	125,949	121,775	90,686	90,091
Total portfolio loans	3,488,678	3,474,857	2,991,189	2,983,564
Less allowance for loan losses	(45,414)	(45,414)	(40,559)	(40,559)
Net portfolio loans	3,443,264	3,429,443	2,950,630	2,943,005

Financial Liabilities:
Deposits:
Noninterest-bearing	651,253	651,253	591,229	591,229
Interest-bearing:
Demand accounts	1,186,999	1,187,320	1,112,773	1,111,669
Time certificates of less than $100,000	460,203	461,145	378,364	378,002
Time certificates of $100,000 or more	960,030	961,649	702,893	702,085
Total interest-bearing	2,607,232	2,610,114	2,194,030	2,191,756
Total deposits	3,258,485	3,261,367	2,785,259	2,782,985
Notes payable and short-term borrowings	191,154	191,713	175,729	175,059
Subordinated debentures	101,035	103,300	100,940	103,300
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE O—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers. Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans. Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($32.3 million and $20.6 million outstanding at December 31, 2006 and 2005, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($794 million and $714.8 million at December 31, 2006 and 2005, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks' normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

The banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks. The amount of reserve balances required as of December 31, 2006 and 2005 was $6.7 million.

Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance. Some of the banks have municipal government deposits which are guaranteed by Capitol ($19.8 million at December 31, 2006).

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

Each bank and Capitol are subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies. Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on 'Tier 1' and 'Tier 2' capital and 'risk-weighted assets' as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on Capitol's consolidated financial statements.

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

As of December 31, 2006, the most recent notifications received by the banks from regulatory agencies have advised that the banks are classified as 'well capitalized' as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the banks.

Management believes, as of December 31, 2006, that Capitol and the banks meet all capital adequacy requirements to which the entities are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
REQUIREMENTS—Continued

The following table summarizes the amounts (in $1,000s) and related ratios of Capitol's consolidated regulatory capital position:

	December 31
	2006	2005
Tier 1 capital to average adjusted total assets:
Minimum required amount	≥$155,110	≥$135,864
Actual amount	$527,355	$438,458
Ratio	13.60%	12.91%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥$145,475	≥$123,072
Actual amount	$527,355	$438,458
Ratio	14.50%	14.25%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	≥$290,949	≥$246,144
Amount required to meet 'Well-Capitalized' category(3)	≥$363,687	≥$307,680
Actual amount	$572,816	$476,944
Ratio	15.75%	15.50%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a 'well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE Q—PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets
	-December 31-
	2006	2005
	(in $1,000s)
Assets
Cash on deposit principally with subsidiary banks	$3,314	$5,129
Money market funds on deposit principally with subsidiary banks	4,113	6,554
Time deposits principally with subsidiary banks	10,406	14,747
Cash and cash equivalents	17,833	26,430
Investment securities	4,048	673
Loans, net	11,314	2,865
Investments in and advances to subsidiaries	418,239	362,843
Investment in and advances to Amera Mortgage Corporation	482	482
Equipment, software and furniture, net	9,332	5,164
Other assets	13,206	19,103

Total assets	$474,454	$417,560

Liabilities and Stockholders' Equity
Accounts payable, accrued expenses and other liabilities	$8,342	$11,556
Subordinated debentures	104,233	104,138
Total liabilities	112,575	115,694
Stockholders' equity	361,879	301,866

Total liabilities and stockholders' equity	$474,454	$417,560

Condensed Statements of Income
	-Year Ended December 31-
	2006	2005	2004
	(in $1,000s)
Income:
Dividends from subsidiaries	$30,475	$34,350	$16,075
Intercompany fees	23,039	19,458	16,561
Interest	199	816	468
Other	943	1,413	99
Total income	54,656	56,037	33,203
Expenses:
Interest	8,896	7,976	6,931
Salaries and employee benefits	10,482	13,325	13,370
Occupancy	1,584	1,249	1,138
Amortization, equipment rent and depreciation	2,146	1,839	1,757
Other	1,606	3,153	4,720
Total expenses	24,714	27,542	27,916
Income before equity in undistributed net earnings of consolidated subsidiaries and income tax credit	29,942	28,495	5,287
Equity in undistributed net earnings of consolidated subsidiaries	11,773	6,171	17,665
Income before income tax credit	41,715	34,666	22,952
Income tax credit	(676)	(1,259)	(3,764)

Net income	$42,391	$35,925	$26,716

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE Q—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Cash Flows
	-Year Ended December 31-
	2006	2005	2004
	(in $1,000s)
OPERATING ACTIVITIES
Net income	$42,391	$35,925	$26,716
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net earnings of subsidiaries	(11,773)	(6,171)	(17,665)
Depreciation and amortization of intangibles	1,459	1,245	1,197
Loss on sale of equipment and furniture	3	3
Decrease in amounts due from subsidiaries and other assets	23,388	7,938	10,597
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(3,214)	1,772	718
NET CASH PROVIDED BY OPERATING ACTIVITIES	52,254	40,712	21,563

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(36,193)	(31,723)	(27,887)
Net payments from Amera Mortgage Corporation		315	62
Purchases of investment securities	(2,000)	(673)
Net increase in loans	(8,449)	(1,635)	(326)
Proceeds from sales of equipment and furniture		4
Purchases of equipment and furniture	(5,098)	(4,034)	(662)
NET CASH USED BY INVESTING ACTIVITIES	(51,740)	(37,746)	(28,813)

FINANCING ACTIVITIES
Net proceeds from issuance of common stock	3,573	2,510	954
Net proceeds from issuance of subordinated debentures			9,935
Tax benefit from share-based payments	2,481
Cash dividends paid	(15,165)	(10,848)	(9,375)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(9,111)	(8,338)	1,514
DECREASE IN CASH AND CASH EQUIVALENTS	(8,597)	(5,372)	(5,736)
Cash and cash equivalents at beginning of year	26,430	31,802	37,538

CASH AND CASH EQUIVALENTS AT END OF YEAR	$17,833	$26,430	$31,802

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—ACQUISITION OF MINORITY INTERESTS AND ACQUISITION OF
BANK

During 2006, two share-exchange transactions were completed which involved the issuance of previously unissued shares of Capitol's common stock in exchange for the minority interests of the following subsidiaries:

Entity	Effective Date	Number of Common Shares Issued
Bank of Escondido	December 31, 2006	189,000
Capitol Development Bancorp Limited I	November 30, 2006	366,000

Had these acquisitions occurred at the beginning of 2005, unaudited pro forma consolidated net income would have approximated $42.3 million in 2006 and $34.3 million in 2005 and diluted earnings per share would have been $2.49 in 2006 and $2.16 in 2005. Each of these acquisitions has been accounted for under the purchase method of accounting. The carrying value of assets and liabilities of the entities closely approximated fair value at the date of the share exchanges. Total consideration for these transactions approximated $25 million which resulted in the recording of goodwill of approximately $11 million and acquisition of minority interests approximating $14 million.

In April 2005, Capitol acquired a majority interest in Peoples State Bank ("Peoples") located in Jeffersonville, Georgia, in a purchase transaction with total consideration approximating $2.2 million. Peoples' total assets approximated $22.9 million at the acquisition date, including $1.2 million of goodwill relating to the purchase of the controlling interest in the bank by Capitol. Capitol's acquisition of Peoples was accounted for under the purchase method of accounting and its results of operations are included in Capitol's consolidated financial statements for periods after the effective date of the acquisition. The pro forma effect of this acquisition was not significant.

During 2005, three share-exchange transactions were also completed, whereby certain previously majority-owned consolidated subsidiaries became wholly-owned:

Entity	Effective Date	Number of Common Shares Issued
Napa Community Bank	August 31, 2005	202,000
Bank of Las Vegas	November 30, 2005	179,000
First California Southern Bancorp	December 31, 2005	229,000

Had these acquisitions occurred at the beginning of 2004, unaudited pro forma consolidated net income would have approximated $36.2 million in 2005 and $26.7 million in 2004, and diluted earnings per share would have been $2.28 in 2005 and $1.72 in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE S—PENDING SHARE EXCHANGE TRANSACTIONS

A share exchange proposal was pending at December 31, 2006 regarding Capitol Development Bancorp Limited II, which was subsequently approved by its shareholders. Capitol issued approximately 371,000 shares of previously unissued common stock upon completion of the share exchange in February 2007.

[The remainder of this page intentionally left blank]