Form 10-K, Exhibit 13
period 2007-12-31
CAPITOL BANCORP LTD
filed 2008-03-10
CIK 840264

EXHIBIT 13

TABLE OF CONTENTS

2 CHAIRMAN'S LETTER

5 FINANCIAL HIGHLIGHTS

6 ARIZONA REGION
 Arrowhead Community Bank
 Asian Bank of Arizona
 Bank of Tucson
 Camelback Community Bank
 Mesa Bank
 Southern Arizona Community Bank
 Sunrise Bank of Albuquerque
 Sunrise Bank of Arizona
 Valley First Community Bank
 Yuma Community Bank

17 CALIFORNIA REGION
 Bank of Escondido
 Bank of Feather River
 Bank of San Francisco
 Bank of Santa Barbara
 Napa Community Bank
 Point Loma Community Bank
 Sunrise Bank of San Diego
 Sunrise Community Bank

26 COLORADO REGION
 Fort Collins Commerce Bank
 Larimer Bank of Commerce
 Loveland Bank of Commerce

30 GREAT LAKES REGION
 Ann Arbor Commerce Bank
 Bank of Auburn Hills
 Bank of Maumee
 Bank of Michigan
 Brighton Commerce Bank
 Capitol National Bank
 Detroit Commerce Bank
 Elkhart Community Bank
 Evansville Commerce Bank
 Goshen Community Bank
 Grand Haven Bank
 Kent Commerce Bank
 Macomb Community Bank
 Muskegon Commerce Bank
 Oakland Commerce Bank
 Ohio Commerce Bank
 Paragon Bank & Trust
 Portage Commerce Bank

49 MIDWEST REGION
 Bank of Belleville
 Community Bank of Lincoln
 Summit Bank of Kansas City

53 NEVADA REGION
 1st Commerce Bank
 Bank of Las Vegas
 Black Mountain Community Bank
 Desert Community Bank
 Red Rock Community Bank

59 NORTHEAST REGION
 USNY Bank

61 NORTHWEST REGION
 Bank of Bellevue
 Bank of Everett
 Bank of Tacoma
 High Desert Bank
 Issaquah Community Bank

67 SOUTHEAST REGION
 Bank of Valdosta
 Community Bank of Rowan
 First Carolina State Bank
 Peoples State Bank
 Sunrise Bank of Atlanta

73 TEXAS REGION
 Bank of Fort Bend
 Bank of Las Colinas

76 NATIONAL AFFILIATES
 Amera Mortgage Corporation
 Capitol Wealth

79 FINANCIAL INFORMATION

LETTER FROM THE CHAIRMAN

Dear Shareholder:

During the course of 2007, the American banking industry was bombarded with negative events leading to declines in earnings and, of course, market value reductions. The housing and mortgage industry fallout, margin compression and credit quality deterioration produced an economic tsunami affecting most every financial institution in the United States.

For Capitol Bancorp, earnings for the year were cut in half from $42.4 million ($2.57 per diluted share) to $21.9 million ($1.27 per diluted share). Capitol Bancorp’s stock price was reduced from $46.20 per share to $20.12 per share. Talk of recession shared the front page of our newspapers with the Iraq War and presidential politics.

Although the business of Capitol Bancorp banks is not based on subprime residential lending, we, like all financial institutions, are affected by it. It is during these times that it is important to stay focused on our objective as a community bank company — to develop a national affiliation of community banks which represents all major regions of the United States.

REGIONAL BALANCE

One of the risks of a small community bank is geographical concentration. It is a risk which is difficult to offset. If the community suffers economically, then there is a high probability that the community bank will suffer with it. When a series of affiliated community banks are clustered within the same region, then all are affected by the economic fortunes of that region. We have witnessed regional economic downturns throughout our history.

If a community bank company can be established with a material presence in every major region of the United States, then a regional weakness will not serve to derail the performance of the whole company. It is this point which reveals the underlying objective of Capitol Bancorp. Ironically, it is the weakened performance of the Great Lakes Region which vividly makes this point.

We have identified and are operating in 10 separate regions of the United States today. The Great Lakes Region has undergone a most difficult economic adjustment largely as a result of its auto industry concentration. Because we began in the Great Lakes Region years ago, we remain overly concentrated in this region today. Specifically, 41.7% of our total assets rest in the Great Lakes. Although this is down from 46.7% in 2006, it remains disproportionate to the other regions of the United States.

BANK DEVELOPMENT

The cover of this report suggests the feverish pace with which we have operated over the past year, moving Capitol Bancorp a step closer to regional balance. In 2007 we added 11 new community banks, more than any other previous year in our history. This included two banks in Texas; two in California; two in Colorado; two in Washington; one in Oregon; one in New York; and one in Nebraska. New bank development promotes growth.Our asset growth rate for 2007 was 20.6%, moving from $4.1 billion to more than $4.9 billion over the course of the year. During that period portfolio loans increased from $3.5 billion to more than $4.3 billion representing an increase of 23.7%.

Unlike a new branch of an existing bank, the development of a new bank is a challenging undertaking. It requires a high level of direct, personal involvement by the officer group of Capitol Bancorp. Selection of the president and a board of directors is both crucial and time consuming. Location, staffing and the development of a marketing strategy each require large concentrations of time and energy. The regulatory process is cumbersome at best. Finally, raising the necessary local capital provides its own obstacles. This is why we are particularly pleased with the 11 successful development efforts of 2007.

IN 2008

As the cover of this report also portrays, we continue to follow our strategic highway to develop a regionally-balanced national affiliation of community banks. Over the course of the current year, we will continue to pursue our objective with the addition of several new bank affiliates. We will continue our intensified effort to promote an exemplary risk management program. We will continue to strengthen our core information technology, providing enhancements to the product offerings at our bank affiliates. In this regard, we expect to have completed our remote deposit project which began in 2007.

LOUIS ALLEN AND ROBERT CARR

The past year proved to be particularly difficult for all of us here at Capitol Bancorp with the passing of our dear friends and colleagues, Louis Allen and Robert Carr. Lou joined our Board of Directors in 1994 and served with distinction. He was particularly helpful to us over these years drawing on a lifetime of experience as a banker.

Bob was president of our first bank, Capitol National Bank, which opened in 1982. He served as a valuable mentor to many of the bank presidents who followed as we developed additional banks across the country. Bob ultimately served as vice chairman of Capitol Bancorp. He, along with a small handful of others, was truly a founder of Capitol Bancorp. We all learned a great deal about banking from Bob. He challenged every step taken by Capitol Bancorp as it grew; constantly reminding us that banking is a “people business.” We will continue to build on the legacy of Lou Allen and Bob Carr.

CONCLUSION

At year end Capitol Bancorp banks represented 60 bank presidents; 636 board of director seats; 60 different bank names; and operations in 17 states. There are today more than 1,700 employees. Our customers expect a high level of service from people without being forwarded to an 800 number.

As the “largest small bank company in America” we need to remain constantly vigilant to the importance of service and to the importance of the fact that “CBC banking” is, has been and will continue to be a “people business.”

Thank you for your support of our efforts.

JOSEPH D. REID
Chairman & CEO
Capitol Bancorp Limited

We have identified and are operating in 10 separate regions of the United States today.

We will continue to pursue our objective of a regionally-balanced national affiliation of community-based banks.

THE QUINTESSENTIAL
COMMUNITY BANKER

“Banking always has
been, and always will be,
a people business.”

Robert C. Carr
1939 - 2007

BOARD OF DIRECTORS

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Michael L. Kasten
Vice Chairman, Capitol Bancorp Limited
Managing Partner
Kasten Investments, LLC

Lyle W. Miller
Vice Chairman, Capitol Bancorp Limited
President
L.W. Miller Holding Co.

David J. O’Leary
Secretary, Capitol Bancorp Limited
Chairman
O’Leary Paint Company

Paul R. Ballard
Retired President & CEO
Portage Commerce Bank

David L. Becker
Retired Founder
Becker Insurance Agency, PC

Douglas E. Crist
President
Developers of SW Florida, Inc.

Michael J. Devine
Attorney at Law

James C. Epolito
President & CEO
Michigan Economic Development
Corporation

Gary A. Falkenberg, DO
Gary A. Falkenberg, PC

Joel I. Ferguson
Chairman
Ferguson Development, LLC

Kathleen A. Gaskin
Associate Broker/State Appraiser
Tomie Raines, Inc. Realtors

H. Nicholas Genova
Chairman & CEO
Washtenaw News Co. Inc.
and H. N. Genova Development

Michael F. Hannley
President & CEO
Bank of Tucson

Richard A. Henderson
President
Henderson & Associates, PC

Lewis D. Johns
President
Mid-Michigan Investment Co.

John S. Lewis
President of Bank Performance
Capitol Bancorp Limited

Leonard Maas
President
L&M Maas Investments, LLC

Myrl D. Nofziger
President
Hoogenboom Nofziger

Cristin K. Reid
Corporate President
Capitol Bancorp Limited

Ronald K. Sable
President
Concord Solutions Ltd.

FINANCIAL HIGHLIGHTS
In millions, except per share amounts

ARIZONA REGION

John S. Lewis, Region President

  7  Arrowhead Community Bank
  8  Asian Bank of Arizona
  9  Bank of Tucson
10  Camelback Community Bank
11  Mesa Bank
12      Southern Arizona Community Bank
13  Sunrise Bank of Albuquerque
14      Sunrise Bank of Arizona
15      Valley First Community Bank
16      Yuma Community Bank

ARROWHEAD COMMUNITY BANK
Arlene Kulzer, President & CEO

Individual success stories have been among the highlights of 2007. Arrowhead Community Bank has continued its steady growth trend and our associated financial institutions, including Capitol Wealth Advisors and Equipment Leasing Services, have both spurred and shared in that forward movement. Like all accomplished entrepreneurs, we understand success does not just come to those who want it — success is reserved for those who focus and pursue it.

Over the past year, Linda Reynolds, owner of Care from the Heart, a non-medical in-home care provider, realized her dream of owning her own building in the Sun City market. Reynolds shared her dream with West USA Realty agent Audrey Hickman and through their combined efforts they found a perfectly located — albeit a larger building than Reynolds required. Focusing on the desired end result, Reynolds and Hickman soon secured letters of interest and signed contracts from prospective tenants. At this point they sought the assistance of Arrowhead’s Deb Charlesworth, who assembled an attractive financing package.

When Dr. Amol Rakkar and his wife, Dr. Navjot Rakkar, mentioned their desire to prepare for their children’s education, Charlesworth introduced the Rakkars to our Capitol Wealth Advisors investment executive, Richard Oliver. After several Saturday sessions with the Rakkars, Oliver was able to establish a tax exempt account for their children’s future education and assist the doctors in investing in other products designed to provide them with peace of mind and financial security. The Rakkars were so impressed with the service they received they referred Dr. Sra to the bank.

After interviewing Dr. Sra, Charlesworth introduced him to an account executive at Equipment Leasing Services. The account executive was able to rewrite Dr. Sra’s equipment leases, saving him more than $25,000 per month in lease payments.

At Arrowhead Community Bank, our team members are committed to working with our strategic partners for the benefit of our loyal clients. This cooperative approach to business has been the key to our success in the past and it will continue to be the key to our future.

— Arlene Kulzer, President & CEO

Success is reserved for those who focus and pursue it.

17235 North 75th Avenue, Suite B100 | Glendale, AZ 85308
623.776.0800 | www.arrowheadcommunitybank.com

BOARD OF DIRECTORS

Shelley L. Bade
RPA, Principal
SL Bade & Associates LLC

Janet G. Betts
Attorney at Law
Jennings, Strouss & Salmon

W. Patrick Daggett, CPA
Daggett, McConachie & Moore,
CPAs, LLP

Michael J. Devine
Attorney at Law

Hon. Thomas R. Eggleston Sr.
Retired
Vice Mayor of Glendale

George L. Evans, PE, RLS
President & Co-Founder
Evans, Kuhn & Associates, Inc.

Richard J. Hilde
Retired CEO
EPW Inc.

David R. Hunter, DDS
Orthodontist
David R. Hunter DDS, PC

Arlene Kulzer
President & CEO
Arrowhead Community Bank

James J. McCue
Aviation Consultant
Sherwin Industries

Terrance C. Mead
Attorney at Law
Mead & Associates, PC

John C. Ogden
Retired CEO
SunCor Development Company

Richard A. Shelton
Agent
RE/MAX Desert Showcase

OFFICERS

John C. Ogden
Chairman

Michael J. Devine
Vice Chairman

Arlene Kulzer
President & CEO

James J. McCue
Secretary

W. Patrick Daggett
Chair, Directors Loan
Committee

Amy Lou Blunt
Executive Vice President & CCO

Deborah M. Charlesworth
Senior Vice President

Mary Catherine Mireles
Senior Vice President

Richard L. Oliver
Senior Vice President

William H. Smith
Senior Vice President

Michael T. Ganahl
Vice President

Stacey J. Morrison
Vice President

Ann L. Nestler
Vice President

Nancy M. Seid
Vice President

ASIAN BANK OF ARIZONA
Leslie M. Gin, President

Asian Bank of Arizona has been successful over the past year in establishing name recognition in our market area. Our multi-faceted marketing strategy is beginning to produce results.

Starting with our location in the COFCO Chinese Cultural Center, the bank is a part of the most identifiable Asian landmark in Arizona. The Community Art Wall inside the bank is a popular attraction for our diverse clientele. Art representing China, India, Japan and the Philippines was displayed in 2007.

Last year we were invited by the Arizona Chinese News to write a financial education article in the weekly Chinese-language newspaper with statewide readership. This has resulted in numerous inquiries, several new account openings and further name recognition for the bank. Due to the popularity of these articles, the Las Vegas Chinese Daily News, which recently expanded to the Phoenix area, also started publishing our articles for its two-city readership.

Asian Bank last year hosted the Greater Phoenix Chamber of Commerce monthly mixer for about 80 business members, many of whom had never been to the Chinese Cultural Center. Featuring food, entertainment and a free drawing, the two-hour event took place in the Chinese gardens next to the bank. Our guests were amazed by our beautiful and vibrant business center.

Asian Bank continues to host the monthly meetings for the Philippine Chamber of Commerce, the National Association of Asian American Professionals and the Chinese American Citizens Alliance. This “open door” strategy is yet another way to increase exposure for the bank while providing a worthwhile service for non-profit organizations.

In May 2007, I was recognized as a Friend of the Pan Asian Community Alliance in Tucson for championing cultural diversity and for philanthropic services and achievements. Last summer, I was also elected to the Maricopa County Community College Foundation Board.

In 2007 the bank added five new board members; four based in Phoenix and one in Tucson. All five have been active in providing lucrative business referrals.

Our multi-faceted marketing strategy is designed to build a bank that lasts, serving the diverse cultures that make up the American Southwest.

— Leslie M. Gin, President

Serving the diverse cultures that make up the American Southwest.

668 North 44th Street, Suite 123 | Phoenix, AZ 85008
602.263.8888 | www.asianbankaz.com

BOARD OF DIRECTORS

Jay A. Bansal
Attorney at Law
Law Offices of Jay A. Bansal

David M. Chei, DMD
Doctor of Dentistry
Somer Dental PLLC

Jae M. Chin
Business Owner
JC Prince LLC

Michael J. Devine
Attorney at Law

Leslie M. Gin
President
Asian Bank of Arizona

Robert E. Hite
President
Securitech, Inc.

John S. Lewis
President of Bank Performance
Capitol Bancorp Limited

Rano K. Singh-Sidhu
Business Owner
DPS Biotech SW

OFFICERS

John S. Lewis
Chairman

Michael J. Devine
Secretary

Leslie M. Gin
President

James A. Klussman
Executive Vice President & CCO

Bruce A. Kottwitz
Vice President

Ryan J. Mulligan
Vice President

Beverly F. Santiago
Vice President

Steven C. Soong
Vice President

BANK OF TUCSON
Michael F. Hannley, President & CEO

Bank of Tucson exceeded every financial goal we set for 2007. At the same time that we enjoyed our success we knew that providing “banking as usual” would not assure our continued prosperity. As a result, 2007 was a year of change. The change was driven primarily by an all-out effort to improve on the bank’s stellar performance while also delivering the type of cutting-edge financial products and services we needed in our arsenal to remain ahead of the competition.

Following an in-depth assessment of the bank’s first 11 years and extensive discussions with our board of directors, we adjusted our business plan to take advantage of the changing banking landscape. Our plans for “The Next 10” started with the bank doubling its physical size. We established an “e-banking” department. We provided remote capture of deposits and integrated Capitol Wealth Advisors and brokerage services into our main office in Tucson. At the same time, we are diligently attending to the needs of our customers. After all, it was this type of excellent customer service that was so successful for us during the first 11 years.

Our extraordinary customer service and financial success in Tucson is being replicated in Nogales, Arizona. The dramatic growth of the small loan office we launched four years ago led to the October 2007 opening of our signature building named “Bank of Tucson Business Center” in Nogales. This office, which concentrates on serving companies involved in cross-border commerce and industry, is already making significant contributions to our bottom line and giving our bank a growing presence in Mexico.

Our board of directors has also established an advisory board of entrepreneurs in the community. These new leaders are being trained in the business of banking and are being prepared for potential future openings on the board of directors. This is a crucial investment in our bank’s development.

With the enthusiastic participation of every member of the bank team, we will continue to capitalize on business opportunities made available by the changing economy as we set a new standard for community banking.

— Michael F. Hannley, President & CEO

Bank of Tucson exceeded every financial goal we set for 2007.

4400 East Broadway | Tucson, AZ 85711
520.321.4500 | www.bankoftucson.com

825 North Grand Avenue | Nogales, AZ 85621
520.397.9220 | Nogales Office

BOARD OF DIRECTORS

Bruce I. Ash
President & CEO
Paul Ash Management
Company, LLC

Slivy Edmonds Cotton
Chairman & CEO
Portico LLM Enterprises, LLC

Bradley H. Feder
Managing Partner
Simply Bits, LLC

Michael F. Hannley
President & CEO
Bank of Tucson

Michael J. Harris
Vice President
Long Realty Company

Richard F. Imwalle
President
Richard F. Imwalle & Associates

David Jeong, CPA
President
Jeong Lizardi, PC

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Burton J. Kinerk
Attorney at Law
Kinerk, Beal, Schmidt, Dyer &
Sethi, PC

Harold H. Kitay
Commercial Developer & Owner
Whirlygig Properties, LLC

Humberto S. Lopez
President
HSL Properties, Inc.

OFFICERS

Richard F. Imwalle
Chairman

Michael L. Kasten
Vice Chairman

Michael F. Hannley
President & CEO

Harold H. Kitay
Secretary

C. David Foust
Executive Vice President & CCO

Sandra L. Smithe
Executive Vice President & COO

David A. Esquivel
Senior Vice President

Catherine C. Garcia
Senior Vice President

Richard K. Mullen
Senior Vice President

Richard A. Garcia
Vice President

Lucian V. Moga
Vice President

Clay A. Naff
Vice President

Robert D. Placzek
Vice President

Patricia A. Taylor
Vice President

CAMELBACK COMMUNITY BANK
Gail E. Grace, President & CEO

For Camelback Community Bank, 2007 was a good, yet challenging year. We were fortunate to welcome new staff members who not only generated new customer relationships for the bank but who also benefited from our seasoned employees’ experience and expertise. Old and new alike, everyone was instrumental in Camelback Community Bank being named the #1 bank in its asset category in Ranking Arizona for the fourth consecutive year. We are very proud of this recognition and could not have achieved this without the loyalty of our customers.

Our focus continues to be on forming partnership relationships with our customers, being trusted advisors and helping them achieve their financial goals. We also recognize the importance of giving back to our community. Through various contributions and our staff’s involvement in a number of local organizations, we are helping meet the needs of our diverse community while also gaining positive publicity and exposure for our bank.

In 2008, Camelback Community Bank will celebrate its 10th year in business. Each year, we have continued to improve performance through the growth of our customer base, providing the very best customer service and offering a wide array of products to meet all of their financial needs. As part of recognizing our 10 years in business, we also underwent some renovations, creating a more pleasant environment for both our customers and staff.

The bank is expanding its reach within the Phoenix market. With the many ways in which we can deliver our products and services, we are not limited to serving only customers in our immediate area. Our customers are located throughout the Valley of the Sun and appreciate the ways we make banking as convenient as they need it — whether it’s through the various online options or the extensive ATM network available to them. We strive to keep pace with current technology so we always have the big bank offerings with the community bank delivery.

Camelback Community Bank is fortunate to have the very best staff with a high level of expertise. With our excellent staff and highly engaged board of directors, we have the team necessary to grow the bank profitably for the next 10 years.

— Gail E. Grace, President & CEO

Named the #1 bank in its asset category in Ranking Arizona for the fourth consecutive year.

2777 East Camelback Road, Suite 100 | Phoenix, AZ 85016
602.224.5800 | www.camelbackbank.com

BOARD OF DIRECTORS

Shirley A. Agnos
President Emerita
Arizona Town Hall

Cord D. Armstrong, CPA
Senior Tax Manager
CBIZ Accounting,
Tax & Advisory Services, LLC

Michael J. Devine
Attorney at Law

James L. Essert
Vice President
Portfolio Manager
ING Investment Management Co.

Gail E. Grace
President & CEO
Camelback Community Bank

S. Jill Hastings, JD
Principal
Pension Strategies, LLC

Robert V. Lester
President
Progressive Financial Concepts

Tammy A. Linn
President, Arizona Character
Education Foundation
Executive Director, United Way
of Yavapai County

Susan C. Mulligan
Community Volunteer

Barbara J. Ralston
Chairman
Camelback Community Bank

Robert S. Roda, DDS, MS
Roda & Sluyk Ltd.

Daniel A. Robledo
Senior Vice President
Land America Financial
Group, Inc.

Kenneth Van Winkle Jr.
Attorney at Law
Lewis & Roca, LLP

OFFICERS

Barbara J. Ralston
Chairman

Dan A. Robledo
Vice Chairman

Gail E. Grace
President & CEO

Shirley A. Agnos
Secretary

Timothy J. Hoekstra
Executive Vice President & CCO

Tricia A. Blaylock
Vice President

Darrin R. Davidson
Vice President

Todd W. Grady
Vice President

Jennifer S. Higgins
Vice President

William F. Von Hatten
Vice President

MESA BANK
Neil R. Barna, President & CEO

The success of our customers remains the focus of the Mesa Bank team. This will never change. “Our Clientele is our Sales Force” is the motto that guides our daily tasks. Along the way, dramatic events occur that pave the way and smooth our path so we retain the edge required to manage a successful financial entity.

In January, Mesa Bank began operations in our neighboring community of Chandler, Arizona, with East Valley Bank. Client demand required such a move in order to maintain the convenience and attention to service that customers have grown to expect. Newly appointed in 2007 as executive vice presidents, Sandra Zazula and Staci Charles oversee client needs at this location, complementing the fine service provided by our two other existing locations.

Our team of professional bankers set us apart from the rest. “Golden Honors for Golden Service” recognizes the best of the best employees in client relationship building each quarter. Nominations limited to fellow employees make this award even more special. The annual Mesa Bank client appreciation day at the Chicago Cubs’ spring training facility, organized by vice president Conrad Morin, has created a literal waiting list of excited customers. Portfolio manager Rick Sweetnam came up with the idea to spend an evening with employees and their families at an Arizona Diamondbacks baseball game. In only its second year, the turnout for this event doubled from the first year. Finally, the employee Team PICKLE (Professionalism, Integrity, Communication, Knowledge, Loyalty, Exemplified) customer appreciation event draws the attention of everyone that comes into the bank and is the brainchild of Sandra Zazula and her team of bank operations specialists.

Along the way, we celebrated our ninth year of operation by being named the 2007 Business of the Year by the Mesa Chamber of Commerce. We were recognized for our community involvement with the Crystal Award from A.T. Still University in Mesa. Both achievements resulted from our focus on the success of our customers.

It’s all about the client. It’s all about the team. Our success depends on it.

— Neil R. Barna, President & CEO

Named the 2007 Business of the Year by the Mesa Chamber of Commerce.

63 East Main Street, Suite 100 | Mesa, AZ 85201
480.649.5100 | www.mesabankers.com

1733 North Greenfield Road, Suite 101 | Mesa, AZ 85205
480.324.3500 | Mesa Falcon Field Office

1940 North Alma School Road | Chandler, AZ 85224
480.726.6500 | www.eastvalleybank.com | East Valley Bank

BOARD OF DIRECTORS

Neil R. Barna
President & CEO
Mesa Bank

Steve Chader
Operating Principal
Keller Williams Integrity First

Michael J. Devine
Attorney at Law

Debra L. Duvall, EdD
Superintendent
Mesa Public Schools

Robert R. Evans Sr.
President
Baron Resources, Inc.

Stewart A. Hogue
Principal
SALK Management, LLC

Philip S. Kellis
Partner
Dobson Ranch Inn

Ruth L. Nesbitt
Community Volunteer

Wayne C. Pomeroy
Owner
Pomeroy’s Men’s Stores

Daniel P. Skinner
Managing Member
LeBaron & Carroll LLC

Joseph A. Tameron
CPA & Partner
Skinner, Tameron &
Company, LLP

James K. Zaharis, EdD
President
The Zaharis Group

OFFICERS

Stewart A. Hogue
Chairman

Michael J. Devine
Vice Chairman

Neil R. Barna
President & CEO

Staci L. Charles
Executive Vice President

Rita E. Leaf
Executive Vice President & CCO

Sandra S. Zazula
Executive Vice President &
Secretary

Daniel R. Laux
Senior Vice President

Christine Bond
Vice President

Susan E. Haverstrom
Vice President

James G. LeCheminant
Vice President

Conrad B. Morin
Vice President

SOUTHERN ARIZONA COMMUNITY BANK
John P. Lewis, President & CEO

Southern Arizona Community Bank received its highest honor yet when it was presented with the Pinnacle Award by the Northern Pima County Chamber of Commerce in 2007. The award is given to the small business that has done the best job in improving the quality of life in Pima County. We believe this recognition reflects our strong commitment to community involvement and personal service.

One of our most important ongoing areas of community service is to help the businesses, property owners and public facilities on Mount Lemmon recover from devastating wildfires. The bank has provided construction and permanent financing for a number of homes and the rebuilding of the mountain community’s vital general store, which re-opened for business less than a year after it was destroyed. More recently, the bank earned applause for the dedication of the 2,300-square-foot Mount Lemmon community center. As a property owner and business leader, I am honored to serve as an elected member of the community center’s board of directors.

Last year, Southern Arizona Community Bank supported more than 30 nonprofit groups, helping to provide a brighter future for at-risk children, the disabled and the poor. This support has included providing internships for people at the Arizona School for the Deaf and Blind, participation in the American Cancer Society’s Relay for Life, and donations to Big Brothers & Big Sisters of Arizona. In the fall, we presented a minority middle school with a check for $110,000 made possible through the Arizona State Income Tax Credit Initiative. This bequest ultimately resulted in the Institute for Better Education, which administers this tax credit program for more than 140 schools, bringing its banking business to our bank.

The team at Southern Arizona Community Bank celebrated the bank’s ninth anniversary in August 2007. We are proud of the many achievements we have made as a bank and as individuals. Our goal is to build on these achievements so that we can look forward to experiencing even greater satisfaction in the years to come.

— John P. Lewis, President & CEO

Southern Arizona Community Bank was presented with the Pinnacle Award by the Northern Pima County Chamber of Commerce.

6400 North Oracle Road | Tucson, AZ 85704
520.219.5000 | www.southernarizonabank.com

BOARD OF DIRECTORS

William R. Assenmacher
President
TA Caid Industries, Inc.

Jody A. Comstock, MD
Physician & Owner
Skin Spectrum

Amram Dahukey, DPM
Physician & Owner
Premier Foot & Ankle Surgeons

Robert A. Elliott
President & Owner
The Elliott Accounting Group

Michael W. Franks
Principal
Seaver Franks Architects

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Yoram S. Levy
Partner
Triangle Ventures, LLC

John P. Lewis
President & CEO
Southern Arizona
Community Bank

Jim Livengood
Director of Athletics
University of Arizona

James A. Mather
Attorney at Law & CPA

Morgan E. North
President & Owner
Borderland Construction
Company, Inc.

Susan C. Ong
Broker/Owner
Broadstone, Ltd.

James M. Sakrison
Principal & Attorney at Law
Slutes, Sakrison & Rogers, PC

Jean M. Tkachyk
CFO
University Physicians Healthcare

Paul A. Zucarelli
Principal
CBIZ Benefits & Insurance
Services, Inc.

OFFICERS

Paul A. Zucarelli
Chairman

Michael L. Kasten
Vice Chairman

John P. Lewis
President & CEO

Robert A. Elliott
Secretary

Michael J. Trueba
Executive Vice
President & CCO

Terri R. Gomez
Senior Vice President

Minette Goldsmith
Vice President

Mindy C. Webb
Vice President & COO

SUNRISE BANK OF ALBUQUERQUE
Steven A. Marcum, President & CEO

The past year was a memorable one primarily because we completed the consolidation and relocation of our business into a historic building we believe is the premier banking facility in the heart of downtown Albuquerque. Located on legendary Route 66, the building’s construction coincided with the birth of the “Mother Road.” Starting in Chicago and ending in Los Angeles, Route 66 symbolized the “road to opportunity” and our building has stood as the landmark for banking in Albuquerque for many years.

We believe the relocation of Sunrise Bank of Albuquerque increases our visibility, enhances our image and provides the foundation for future growth based on relationship banking.

Relationship banking is the essential ingredient for any successful community bank and a fundamental component for our continued success. We will continue to recruit bank board members and seasoned bankers who understand this philosophy and can bring quality relationships to our bank. This strategy paid dividends last year as we saw significant growth and increased quality in our loan portfolio. Our challenge going forward will be to build a larger deposit base. To that end, we have attracted bankers with the experience and energy to replicate the success we enjoyed last year in lending.

We remain committed to giving back to the community we serve with both time and money and that commitment increased last year. For the third consecutive year, we reported 100 percent employee participation in the United Way of Central New Mexico campaign, with a healthy increase in total contributions. We also provided support to many other worthy organizations, including Big Brothers Big Sisters of Central New Mexico, the Juvenile Diabetes Research Foundation, The Food Pantry and Bernalillo County 4-H.

Moving to a historically significant landmark is not about looking back. It is about looking forward because we understand we are creating history each day. Our goal is to be the best community bank in Albuquerque. This is history in the making.

— Steven A. Marcum, President & CEO

Located on legendary Route 66, our building has stood as the landmark for banking in Albuquerque for many years.

219 Central Avenue NW, Suite 100 | Albuquerque, NM 87102
505.244.8000 | www.sunrisebankabq.com

BOARD OF DIRECTORS

Annette Arrigoni
Account Executive
Berger Briggs Real Estate and
Insurance, Inc.

Turner W. Branch
President
Branch Law Firm, PA

Helen A. Elliott, CPA
Elliott, Pohlman & Co., CPAs, PC

Steven A. Marcum
President & CEO
Sunrise Bank of Albuquerque

James Rogers
Chief Manager
Sunland Development Group LLC

Ronald K. Sable
President
Concord Solutions Ltd.

Todd A. Sandoval
President
Sandia Office Supply, Inc.

J. Brad Steward, CPA
Shareholder/Partner
Pulakos & Alongi, Ltd.

Stephen D. Todd
Chief of Bank Financial Analysis
Capitol Bancorp Limited

OFFICERS

Stephen D. Todd
Chairman

Ronald K. Sable
Vice Chairman

Steven A. Marcum
President & CEO

Robert J. Valdiviez
Executive Vice President & CCO

Benjamin R. Raskob
Senior Vice President

Michael J. Sanchez
Senior Vice President

Antoinette E. Creel
Vice President

Brad L. Sackett
Vice President

SUNRISE BANK OF ARIZONA
Douglas E. White, President & CEO

Sunrise Bank of Arizona’s outlook for the future is full of ambition, energy and optimism. Our team has a primary goal of being one of Arizona’s greatest community banks. To achieve this lofty goal we must execute our strategic roadmap to perfection.

We knew it would take a very talented group of skilled team members to grow our bank. In 2007, we added knowledgeable, experienced bankers to our retail, underwriting, client services, business development and commercial lending teams. All of these team members are exceptional banking professionals with tremendous skills. Combining our existing core team with our new additions makes Sunrise Bank of Arizona a formidable competitor within the state of Arizona.

Our board members are an integral part of our team and vital to our future. Their value to our bank has been proven many times in 2007. Our bank’s success in 2008 will be significantly enhanced by the number of referrals and opportunities presented to our team by our directors.

In 2008, we are reintroducing our bank to our community. We are the co-developer and presenter of a financial literacy program for charter schools. We also act as the title sponsor of the 5th Avenue Farmers Market in Scottsdale, Arizona. Our team is active and will increase our efforts with the Hispanic Chamber, United States Hispanic Chamber, Italian Chamber and the Scottsdale Chamber of Commerce. We are a sponsor of the Arcadia Pride 5K run and a contributor to Free Arts of Arizona, Mission of Mercy and the Boys & Girls Club. Every community contribution we make is specifically targeted to benefit children, cultural events, education and/or the arts.

Lastly, we have created two very important teams. The Creative Solutions team takes on our marketing and community challenges. Our Raving Fans team ensures that the recognition of our team members is always the most important thing we do. As we continue to grow our community bank, these two teams will be essential to our success.

— Douglas E. White, President & CEO

Our board members are an integral part of our team and vital to our future.

4350 East Camelback Road, Suite 100A | Phoenix, AZ 85018
480.624.2600 | www.sunrisebankofarizona.com

6263 North Scottsdale Road, Suite 100 | Scottsdale, AZ 85250
480.624.2600

BOARD OF DIRECTORS

Thomas W. Beal
President
Beal Benefit Solutions

Patrick M. Devine
Vice President
CB Richard Ellis Brokerage
Services

Richard E. Garcia
President &
Designated Broker
Garcia Realty
Advisors, Inc.

George B. Jackson
Financial Consultant
A. G. Edwards & Sons

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

John S. Lewis
President of Bank
Performance
Capitol Bancorp Limited

Glen M. Lineberry
Principal
Lineberry Associates

Richard Lustiger
General Counsel
Harkins Theaters

Gregory G. McGill
Attorney at Law
Gregory G. McGill, P.C.

Andrew C. Pacheco
Attorney at Law
Sanders & Parks

Joe W. Panter
Partner
Wildflower Bread Co.
Whitestone Financial

Douglas E. White
President & CEO
Sunrise Bank of Arizona

OFFICERS

Michael L. Kasten
Chairman

Richard E. Garcia
Vice Chairman

Douglas E. White
President & CEO

Shari A. White
Secretary

David W. Tracy
Executive Vice President
& CCO

Tyrone D. Couch
Senior Vice President

Gary M. Gibbs
Senior Vice President

Mary S. Madison
Senior Vice President

Richard M. Manning
Senior Vice President

Cindy L. Batten
Vice President

Robert J. Cantazaro
Vice President

Jon M. Chase
Vice President

Byron E. Gaylord
Vice President

Cynthia J. Heaps
Vice President

Joseph M. Koller
Vice President

Jill J. Lowell
Vice President

Kristi M. Richards
Vice President

Alex Solis
Vice President

Eric A. Stellhorn
Vice President

VALLEY FIRST COMMUNITY BANK
Judith R. Egan, President & CEO

At Valley First Community Bank we achieved two milestones in 2007. We celebrated the bank’s 10th anniversary and relocated the bank to a larger and more visible location that will accommodate our growth for many years to come.

We also rededicated ourselves to delivering exceptional and unexpected service to our customers. That service delivery starts with our customer guarantee:

“We guarantee every customer that they will personally know at least three of our highly experienced bankers and one of them will always be available when they are needed.”

In addition to our guarantee, we execute several “points of light” that impress and delight our customers, setting us apart from our competition.

Each morning we post the names of scheduled visitors to our bank on the welcome board in our lobby. Every team member also records a new voice message every day so that all callers know whether that team member is present and when they can expect a return call.

Our loan officers are present at loan closings held at title or escrow companies to assist our customers in understanding the voluminous documents they are asked to sign.

Every new customer receives a personal letter from me thanking them for their business and offering them an opportunity to provide feedback on the service they received from our team members.

All of these “points of light” and many other things we do both surprise and delight our customers because they are unexpected and make our customers feel valued and recognized.

O. Robin Sweet, executive director, Gateway Academy: “This is the best banking experience to date. You define what personal banking is all about.”

Henry Scheinerman, president, Today’s Pool and Patio: “You are at the top in customer service. I model my business the same way — customer service is key.”

We look forward to continuing to “wow” our customers in 2008 and for years to come.

— Judith R. Egan, President & CEO

We guarantee every customer that they will personally know at least three of our highly experienced bankers…

7001 North Scottsdale Road, Suite 1000 | Scottsdale, AZ 85253
480.596.0883 | www.valleyfirstbank.com

BOARD OF DIRECTORS

Sam Kathryn Campana
Vice President & Executive Director
National Audubon Society, Inc.

Scott B. Cohen
Attorney at Law
Sacks Tierney PA

Judith R. Egan
President & CEO
Valley First Community Bank

William R. Fitzpatrick, CPA
Eide Bailly

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Frederick L. Kidder
Chief Executive Officer
Scottsdale Area Chamber of Commerce

Stewart Larsen
President & Broker
Holmes-Larsen Auction Marketing

Gordon D. Murphy
Retired Executive Vice President
Arizona Bankers Association

Eileen S. Rogers
President
Allegra Print & Imaging

Pamela L. Sparks
Historical Researcher & Archivist
Sparks, Tehan, & Ryley, PC Law Firm

OFFICERS

Gordon D. Murphy
Chairman

Michael L. Kasten
Vice Chairman

Sam Kathryn Campana
Secretary

Judith R. Egan
President & CEO

Roni M. Grodnick
Executive Vice President & CCO

Nancy E. Selby
Executive Vice President

Cheryl L. DeGroot
Vice President

Daniel R. Klenske
Vice President

Michele J. Yates
Vice President

YUMA COMMUNITY BANK
Katherine M. Brandon, President & CEO

Over the past seven years, the team at Yuma Community Bank has worked diligently to build our bank, yet each new challenging opportunity shows us that we are only getting started. There are more relationships to build, more contracts to be won and more deals to be done. At the same time, we are committed to supporting our community.

The Yuma marketplace has changed profoundly in the past 10 years and continues to grow. The opening of our new bank building on South 4th Avenue in 2005 led to numerous new business opportunities. Just two years later, we are expanding again with a new office in the high-growth area of the Foothills section of Yuma, which is about 15 miles east of our main office. The new office opened its doors in January of 2008.

A new opportunity presented itself when General Motors (GM) recently announced a partnership between the U.S. Army and GM to build a $120 million joint-use hot weather test track for GM. We were proud to support the community in its economic growth as a host sponsor at a GM welcome dinner event. The economic impact on Yuma County as a result of the project promises to be considerable.

Yuma Community Bank presented a financial education program to a group of seventh and eighth grade students at Centennial School. We plan to offer presentations to the same students as they move up in grades through high school graduation. The program is funded by a government grant to reduce the drop-out rate among at-risk teenagers. Offering these students the opportunity to learn banking basics may be the best way to help them develop good financial habits. Over the long-term, it can improve the economic outlook for an entire community and can create new business development opportunities for our bank.

As can be seen, Yuma Community Bank continues to grow along with Yuma County. As we grow, we will maintain our commitment to supporting our community as well.

— Katherine M. Brandon, President & CEO

We are expanding again with a new office in the high-growth area of the Foothills section of Yuma.

2285 South 4th Avenue | Yuma, AZ 85364
928.782.7000 | www.yumabank.com

11242 South Foothills Boulevard | Yuma, AZ 85367
928.945.3888

BOARD OF DIRECTORS

Katherine M. Brandon
President & CEO
Yuma Community Bank

Clarence B. Cheatham
Vice President
DPE Construction

Raymond R. Corona
Optometrist & President
Corona Optique

Lawrence L. Deason
Attorney at Law
Lawrence L. Deason, Ltd.

Michael Didier
Treasurer
Select Seed of Arizona, Inc.

Ram R. Krishna, MD
President
Ram R. Krishna, MD, PC

John T. Osterman
President
Osterman Financial Group

Ronald K. Sable
President
Concord Solutions Ltd.

David S. Sellers
President
Sellers Petroleum

John R. Sternitzke
Owner
Sternco Engineers, Inc.

Pamela K. Walsma
Attorney at Law
Westover, Shadle &
Walsma, PLC

Ronald S. Watson
Real Estate Associate
ERA Matt Fischer Realtor

Robert R. Woodman
Owner
Woodman Realty

Leonard C. Zazula
Corporate Cashier
Capitol Bancorp Limited

OFFICERS

Ronald S. Watson
Chairman

Ram R. Krishna, MD
Vice Chairman

Katherine M. Brandon
President & CEO

Pamela K. Walsma
Secretary

Keith L. Simmonds
Executive Vice President & CCO

Michael G. Barker
Senior Vice President

Theresa N. Wine
Senior Vice President

Terry R. Gadberry
Vice President

Kari M. Reily
Vice President

CALIFORNIA REGION

Scott R. Andrews, Region President

18      Bank of Escondido
19      Bank of Feather River
20      Bank of San Francisco
21      Bank of Santa Barbara
22      Napa Community Bank
23      Point Loma Community Bank
24      Sunrise Bank of San Diego
25      Sunrise Community Bank

BANK OF ESCONDIDO
Michael R. Peters, President & CEO

Bank of Escondido’s fourth full year of business in 2007 was very rewarding. Our success is related largely to our employees who have built strong professional relationships with customers, the community and with each other. We are proud of our bank’s family atmosphere.

We have benefited from our knowledgeable and influential local board of directors. Their advice and referrals enhance the bank’s performance and their community involvement reflects well on us all.

During 2007, the bank expanded two services that have been very successful. One was the Certificate of Deposit Account Registry Service (CDARS), which has provided individuals, nonprofits, local governments and businesses with FDIC insurance on deposits of up to $50 million. We were recognized as a leader with this product, placing more than $250 million with CDARS in 2007. The other service was wealth management with the addition of a Capitol Wealth Advisors investment executive at our bank.

Bank of Escondido and our employees are committed to improving the quality of life in our community. We are involved with local nonprofit organizations, such as the Escondido Children’s Museum. The bank and employees were also active in the area’s Breast Cancer 3-Day® benefiting Susan G. Komen for the Cure, raising more than $10,000 for the fight against the disease.

We are active with the Downtown Business Association of Escondido (DBA), which promotes economic development in the bank’s area of downtown. The DBA’s weekly Cruisin’ Grand Classic Car Show is a family friendly event, bringing more than 5,000 people to downtown every Friday night from April to October. Community bands perform on our patio during the show, enhancing the hometown feeling and bringing recognition to our bank.

Last June, I was privileged to be named the 2007 Business Leader of the Year by the Escondido Chamber of Commerce. This was a tremendous honor as previous recipients have been pillars of the community.

We market the bank through our quality service, referral network, sponsorships and community involvement rather than advertising. Our success comes primarily from satisfied clients who happily refer friends and associates to the bank. It’s a winning formula.

— Michael R. Peters, President & CEO

I was privileged to be named 2007 Business Leader of the Year by the Escondido Chamber of Commerce.

200 West Grand Avenue | Escondido, CA 92025
760.520.0400 | www.bankescondido.com

BOARD OF DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Robert M. Cahan
President
Cahan Properties

Richard J. Fleck
President
Southland Paving, Inc.

Marvin L. Gilbert
President
North County Insurance

L. Richard Greenstein, MD
Anesthesiologist
Anesthesiologist Consultants
of California

Ronald G. Guiles
Senior Partner
GEM Educational Consultants

Mark E. Hayes
Owner
Mark E. Hayes, CPA

Joan M. Meyer, DPM
Podiatric Medicine
And Surgery

Michael F. Murphy
President
Computer Protection
Technology, Inc.

Michael R. Peters
President & CEO
Bank of Escondido

OFFICERS

Michael F. Murphy
Chairman

Christopher S. Burt
Secretary & Executive Vice President

Michael R. Peters
President & CEO

Michael C. Churchwell
Executive Vice President & CCO

Linda I. Blakley
Senior Vice President

Marty Estrada
Vice President

Helen M. Johnson
Vice President

David G. Mitchell
Vice President

Kirsten J. Younkin
Vice President

BANK OF FEATHER RIVER
Scott R. Andrews, Chairman

Bank of Feather River opened for business November 6, 2007. Ten days later, more than 200 business and community leaders joined our founding team members for the bank’s grand opening celebration.

The alliance with a Capitol Bancorp affiliate bank as a loan production office during the bank’s organizational phase allowed us to maintain and renew associations with long-time customers.

We have a veteran team of local community bankers in a market that is semi-rural and heavily agricultural. Some of us have been financing the local agricultural industry for 20 years. All of our team members have at least 10 years of experience and have worked together previously. We feel this local experience provides an exceptional advantage for our new bank.

We expect big things in 2008 and for years and decades to come. Our market is solid and growing. Bank of Feather River soon will be moving into a new building at a new location. This move will give us an opportunity to hold an open house and communicate our story to an ever-growing group of clients and prospects. This event will have special importance to both our team and the community since our new office will be located in a new, landmark building for the community. It is located in the heart of the commercially developing area of Yuba City. We will have good signage, high visibility and great traffic flow.

At this time our team, many of which have been involved in community events and service projects for many years, are now doing so under the banner of Bank of Feather River. So while we know our extracurricular work is benefiting deserving families and organizations, the publicity is also benefiting the bank and our shareholders.

The entire staff is extremely enthusiastic about the future of the Bank of Feather River. By serving the agricultural industry and the innovative entrepreneurs who are launching new businesses to serve our expanding community, we anticipate strong and steady growth for the distant future.

— Scott R. Andrews, Chairman

We have a veteran team of local community bankers…some of us have been financing the local agricultural industry for 20 years.

1227 Bridge Street, Suite D | Yuba City, CA 95991
530.755.3700 | www.bankoffeatherriver.com

BOARD OF DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Dinesh Bajaj
President
Natural Fashions Inc.
dba Natural Nut

Brent W. Hastey
Owner
Hastey Consulting

Thomas A. Iverson, DDS, MS
Orthodontist – President
Iverson-Vota Dental Corp.

Murry D. Lewis
General Manager
Dow Lewis Motors, Inc.

Sean M. O’Neill
President
Genesis Engineering Inc.

Dennis J. Pedisich
President & CEO
Napa Community Bank

OFFICERS

Scott R. Andrews
Chairman

Adam Fasani
Senior Vice President
& CCO

Jeffrey W. Cryer
President
Feather River Bancorp

Liz Gates
Senior Vice President
& COO

Harman S. Gosal
Vice President

Mary Goss
Vice President

Barbara VanGilder
Vice President

BANK OF SAN FRANCISCO
Edward C. Obuchowski, President & CEO

Bank of San Francisco focuses on providing exceptional banking services to business, nonprofit and private banking clients throughout the Bay Area. Our experienced and talented staff is making heads turn our way.

During 2007, we were honored to have the civil and structural engineering firm, T.Y. Lin International, move its banking relationship to us. With more than 1,300 employees in offices throughout the U.S. and Asia, the firm serves clients around the world. In making the decision to change to Bank of San Francisco, T.Y. Lin International valued the experience and knowledge of our team as well as our local decision-making capability and our ability “to deliver” the credit, depository and cash management services needed to support its business.

Serving the banking needs of dental practices is a new market niche for us. This often entails financing the acquisition of practices, providing merchant account and depository services to practices and handling the personal banking needs of dentists. It has been a great way to combine our business and private banking capabilities. Our loan structures, quick credit decisions, team approach and relationship orientation are what our dental clients tell us differentiate us from the competition.

We are committed to serving the nonprofit sector. We were proud to have Lick-Wilmerding, a highly-regarded private high school, become a client. Our ability to design products that suited the school’s unique needs was a driving force in its decision to join Bank of San Francisco.

Our staff continues to be active in the community by serving on various boards and taking part in nonprofit events. For example, last year our employees taught a five-week Junior Achievement program at a local elementary school. We were able to assign an employee to each of the nine grades in the school, something Junior Achievement could not accomplish previously.

The bank’s clients, advisory board, board of directors, investors and referral network are key to helping us “spread the word” about Bank of San Francisco to the Bay Area’s business and nonprofit communities. It is through our “ambassadors” that we are building our bank.

— Edward C. Obuchowski, President & CEO

Serving the banking needs of dental practices…has been a great way to combine our business and private banking capabilities.

575 Market Street, Suite 2400 | San Francisco, CA 94105
415.744.6700 | www.bankofsf.com

BOARD OF DIRECTORS

Roberta Achtenberg
Chair, Board of Trustees
The California State University

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Joseph P. Cristiano
Chairman, The MCM Group
Former President & CEO
Kelly-Moore Paint Company

James R. Dobberstein
Managing Director & Principal
Shea Labagh Dobberstein CPAs

Arthur F. Evans
Chairman
AF Evans Company, Inc.

Susan E. Lowenberg
Vice President
Lowenberg Corporation

Kelly McCown
Co-Founder/Partner
McCown & Evans LLP

Susan S. Morse, CFA, CFP
Senior Advisor &
Chief Compliance Officer
Mosaic Financial Partners, Inc.

Edward C. Obuchowski
President & CEO
Bank of San Francisco

David J. O’Leary
Chairman
O’Leary Paint Company

George J. Vukasin Jr.
Executive Vice President
Peerless Coffee & Tea

OFFICERS

Joseph P. Cristiano
Chairman

Scott R. Andrews
Vice Chairman

Edward C. Obuchowski
President & CEO

Raymond C. Brown
Executive Vice President
& CCO

Wendy A. Ross
Executive Vice President

Joan T. Bolduc
Senior Vice President

Edward G. Damgen
Senior Vice President

Ikuo Ogata
Senior Vice President

Katherine J. Zinsser
Senior Vice President

Jollin H. Gonzales
Vice President

Lisa Lau
Vice President
& Secretary

Timothy R. Rosenthal
Vice President

BANK OF SANTA BARBARA
Andy L. Clark, President

Bank of Santa Barbara is an innovative hometown bank. We have a dynamic staff of seasoned banking professionals and an active board of directors composed of area business leaders who take their roles seriously. Their referrals and advice about business and marketing opportunities make them true partners in every sense of the word.

Over the past year, Bank of Santa Barbara was involved in several successful projects with our strategic partners that generated positive publicity for the bank. Working closely with our partners, our creative team of local bankers is positioning the bank for continued growth and high performance.

Early in the year, we organized, sponsored and moderated a seminar on buying and selling businesses that was attended by 83 local entrepreneurs, including 30 business clients. This seminar helped us co-brand with our strategic partners and solidify our image as a bank that is nimble, cutting-edge and entrepreneurial.

In May, we partnered with legal, accounting and investment firms to host a client appreciation event for more than 250 people at the Arroyo Hondo Preserve. This was an excellent example of hosting an event with co-sponsors whose reputation and client reach in the community are significant and positive.

When the Santa Barbara Breakers debuted last March, Bank of Santa Barbara signed on as a sponsor of the professional basketball team. It was a marketing bonanza for the bank. The paid sponsorship made Bank of Santa Barbara “The Official Bank of the Breakers,” a designation that appeared in all Breakers’ ads and promotional material. We received publicity at the games, throughout the community and on the Web.

Reaffirming our community commitment, the bank began collaborating with the University of California, Santa Barbara to offer a series of for-credit educational seminars for first-year college students. Most of the students are from the Chumash Indian Nation, which is located just north of Santa Barbara.

During 2007, our team made contributions of time and money to 47 local nonprofit organizations, including the Santa Barbara Museum of Natural History where we sponsored the ever popular Butterflies Alive exhibit.

Bank of Santa Barbara — we are more than a bank, we are Santa Barbara.

— Andy L. Clark, President

Signing on as a sponsor of the Santa Barbara Breakers was a marketing bonanza…

12 East Figueroa Street | Santa Barbara, CA 93101
805.730.7860 | www.bankofsantabarbara.com

BOARD OF DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Greggory M. Bigger
President
Santa Barbara Bancorp

Ronald M. Blitzer
Co-founder
Be Green Packaging, LLC

Thomas E. Caesar
Senior Vice President
Hub International Insurance

Andy L. Clark
President
Bank of Santa Barbara

David W. Grotenhuis
Partner
Santa Barbara Capital

Michael F. Hannley
President & CEO
Bank of Tucson

John L. Kavanagh
President
Kavanagh Corporation

Craig A. Makela
President
Santa Barbara Olive Company

Frank E. McGinity, CPA
Partner
McGinity Nodar & Daley, LLP

Timothy O’Connor, MD
President
Ventura Radiation
Oncology Group

Robert M. Ornstein, Esq.
Senior Consultant
Visionworks Associates, LLC

Michael D. White
President
MDW Companies

OFFICERS

Scott R. Andrews
Chairman & CEO

Andy L. Clark
President

Robert H. Rothenberg
Executive Vice President,
Secretary

Greggory M. Bigger
Senior Vice President

Andrew E. Chung
Vice President

Michael D. Duhamel
Vice President

Lisa M. Howard
Vice President

Paveena Luangprasert
Vice President

Darla R. Mahon
Vice President

NAPA COMMUNITY BANK
Dennis J. Pedisich, President & CEO

At the start of 2007, Napa Community Bank was poised to capitalize on business opportunities — and capitalize we did! The city of Napa is experiencing a renaissance with unprecedented development in the downtown area, which sits at the southern end of the world-renowned Napa Valley. Among the most exciting projects in the downtown “Oxbow” district are two new luxury hotels — the Ritz-Carlton and the Westin Verasa. Another exciting project is the Oxbow Public Market.

We first met with the principals behind the Oxbow Public Market project in November 2005. From our first meeting we were determined to be part of this exciting retail project, which brings together purveyors of artisan foods, fine wines, locally-grown fresh produce, teas and other goods in a marketplace setting. In spite of hefty competition, we were able to secure the lead financing for the project and to help make it a reality this year. The principals have become great ambassadors for Napa Community Bank and have agreed to appear in one of our client testimonial ads in the local newspaper in early 2008.

Oxbow principal Bart Rhoades had this to say about our bank: “Napa Community Bank has been an indispensable partner in the Oxbow Market project, providing not only financing but also timely advice and insights. We couldn’t be happier with our relationship.”

This is one of many examples of how Napa Community Bank is living up to the company’s core value of entrepreneurship. We are proud to contribute to the economic vitality of the community. We not only create jobs as an employer, but we create jobs by providing financial services, which help local businesses grow and prosper.

As happy as we are with our growth and success in 2007, the management, staff and board of directors at Napa Community Bank are excited to build our bank with the support of Capitol Bancorp and play a growing role in the emergence of our corner of the country.

— Dennis J. Pedisich, President & CEO

The city of Napa is experiencing a renaissance with unprecedented development in the downtown area…

700 Trancas Street | Napa, CA 94558
707.227.9300 | www.napacommunitybank.com

BOARD OF DIRECTORS

Kevin S. Alfaro
Partner
G & J Seiberlich & Co., LLP

Thomas M. Andrews
Owner & CFO
Andrews & Thornley
Construction, Inc.

Geni A. Bennetts, MD
Medical Consulting

Charles H. Dickenson
Partner
Dickenson, Peatman & Fogarty

Jeffrey L. Epps
President
Epps Chevrolet

Betty L. O’Shaughnessy-Woolls
Owner
O’Shaughnessy Estate Winery

John R. Pappas, DDS, MD
Oral & Maxillo-Facial Surgery

ADVISORY DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Richard A. Bennett
Retired
Superior Court Judge

Joseph P. Cristiano
Chairman, The MCM Group
Former President & CEO
Kelly-Moore Paint Company

William H. Dodd
Napa County Board
of Supervisors

Doug W. Hill
Vineyard Manager
Oak Knoll Farming, Inc.

Paul J. Krsek
Managing Partner
K & A Asset Management

Harold D. Morrison
President
Bridgeford Flying Service

David J. O’Leary
Chairman
O’Leary Paint Company

Dennis J. Pedisich
President & CEO
Napa Community Bank

Salvador S. Ramos
Vineyard Supervisor
Jaeger Vineyards

OFFICERS

Geni A. Bennetts, MD
Chairman

Jeffrey L. Epps
Vice Chairman

Dennis J. Pedisich
President & CEO

Charles H. Dickenson
Secretary

Douglas C. Haigh
Executive Vice President & CCO

James A. Barrett
Senior Vice President

Mark C. Richmond
Senior Vice President

Joen M. McDaniel
Senior Vice President

James K. Fehring
Vice President

Shiloh M. Fehring
Vice President

Patrick J. McArdle
Vice President

Sandra J. Re
Vice President

Sheila G. Rogers
Vice President

POINT LOMA COMMUNITY BANK
Anthony D. Calabrese Sr., President & CEO

Point Loma Community Bank has been very well received by the local community since opening in August 2004. Since inception, we have grown our deposits significantly each year and look forward to further growth opportunities in 2008.

We are proud to provide exceptional service to our nearly 2,000 customers, many of whom live in Point Loma. Our clientele receives a warm welcome every time they interact with our employees. We go above and beyond to ensure that our customers feel personally supported and we have often delivered meals during an illness when they are in need of a friend.

Community outreach efforts continue to be our primary focus. We are proud to sponsor the annual Point Loma Summer Concert Series and enjoy hosting these concerts where I act as their Master of Ceremonies. We also contribute significantly to local schools by providing volunteers and sponsorship funds to support educational development of the children in our community. In 2007, we launched a program to sponsor a Meals-on-Wheels route focused on bringing daily meals to the elderly in Point Loma. We also introduced a new college internship program at our office, providing our employees the opportunity to train and develop students from the University of California at San Diego. It should also be noted that our employees share the bank’s desire to give to others, shown by their 100 percent participation in the 2007–08 United Way Campaign.

With multiple years under our belt, we have implemented a strategic marketing plan developed to continue our growth momentum over the next several years. Our new plan focuses on print, radio and public television ads in local media reaching our specific target markets. We also coordinated a direct mail campaign resulting in healthy growth in our Home Equity Line commitments.

As a local business bank, we take pride in supporting our local economy by serving local businesses. We consider ourselves an extension of their staff and enjoy guiding them through their financial decisions.

Now that we are solidly positioned within our community, we are confident that 2008 will show continued market share and financial growth for Point Loma Community Bank!

— Anthony D. Calabrese Sr., President & CEO

We are proud to sponsor the annual Point Loma Summer Concert Series…

1350 Rosecrans Street | San Diego, CA 92106
619.243.7900 | www.pointlomabank.com

BOARD OF DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Gregg W. Beaty, DMD
Center for Oral, Maxillofacial &
Implant Reconstructive Surgery

Anthony D. Calabrese Sr.
President & CEO
Point Loma Community Bank

Maurice P. Correia, CPA
Correia & Associates

Arthur DeFever
President
DeFever Marine Enterprises

William T. Fiedler
President
Fiedler Construction Company

Harold O. Grafton
President
Cement Cutting, Inc.

Theodore Griffith
President
Pacific Tugboat Service
& Pearson Marine Fuel

Marcia Haas
Owner/Managing Partner
Aristocrat Apartments

John S. Lewis
President of Bank Performance
Capitol Bancorp Limited

Julius S. Paeske Jr.
President
Commercial Facilities, Inc.

Richard D. Thorn
Attorney at Law & Owner
Ward & Thorn, A Professional
Law Corporation

Mark A. Winkler
Broker Associate
Prudential Realty

OFFICERS

John S. Lewis
Chairman

Anthony D. Calabrese Sr.
President & CEO

Donald H. Gruhl
Senior Vice President

Millicent M. McKibbin
Senior Vice President

Jill M. Faucher
Vice President

Leticia C. Trujillo
Vice President

SUNRISE BANK OF SAN DIEGO
Randall S. Cundiff, President & CEO

Our road to continued success is paved with a focus on the “blocking and tackling” of banking, sound fundamentals that have made us successful. Supporting our team with enhanced product knowledge and training are key components in this goal. Our solid foundation is inherent in the synergy of our team and is complimented by the enthusiasm we share for each other. The bank will continue to empower team members with tools to take ownership in developing and maintaining client relationships. Individual efforts that add value to our clients and contribute to the bottom line are the essence of our strategy.

This was present in two new relationships developed in 2007. We helped Bill Luther Property Management create efficiencies through the implementation and personal training for our cash management product. We saved the company time, money and energy by helping it convert to an energized, more efficient operation. In switching the company’s prior 25-year banking relationship to Sunrise Bank, owner Bill Luther said, “We have been absolutely amazed at the level and quality of service we have consistently received from the Sunrise team members. They have delivered everything promised and more. The service level has been excellent.”

Richard Simis, owner of Simac Construction was attracted to Sunrise Bank by his direct access to senior management. We earned his trust and confidence by developing a complete relationship to help him attain long-term growth for his company. “The knowledge, experience and attitude they brought forth just felt right,” he said. “Sunrise Bank reinstilled the relationship bank feel that we were looking for in a partner for the future.”

Product diversification was a reoccurring theme throughout the year. The success of our bank is reliant on strengthening our referral pipeline, utilizing all of the loan products available to us and boosting fee income from the use of our wide array of financial products and services. We continued to build on this plan in 2007 as it will be a key to our future success.

Implementing strategies for strengthening our client relationships was successful for us in 2007 and will continue to be the “blocking and tackling” for years to come.

— Randall S. Cundiff, President & CEO

Sunrise Bank reinstilled the relationship bank feel that we were looking for in a partner for the future.

4570 Executive Drive, Suite 110 | San Diego, CA 92121
858.625.9050 | www.sunrisebanksd.com

BOARD OF DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Craig V. Castanos
Owner
Craig V. Castanos, CPA

Randall S. Cundiff
President & CEO
Sunrise Bank of San Diego

Michael R. Labelle
Senior Director
Studley

Jack J. Landers
Commercial Broker
Westland Insurance Brokers

John S. Lewis
President of Bank Performance
Capitol Bancorp Limited

John F. McColl
President
Trinity Capital Group

John M. Rooney
President
Torrey Financial Group

Elizabeth K. Strom
Leasing Director
The Irvine Company Office Properties

OFFICERS

John S. Lewis
Chairman

Randall S. Cundiff
President & CEO

Suzanne K. Gregory
Executive Vice President,
CCO & Secretary

John L. Brackett
Senior Vice President

Gregory S. Fletcher
Vice President

Mary Jane Gertino
Vice President

Robin Hill
Vice President

Miranda E. Klassen
Vice President

Carla M. Kraft
Vice President

Michael H. Markie
Vice President

Bert T. Woods
Vice President

SUNRISE COMMUNITY BANK
Stuart E. Bailey, President

Sunrise Community Bank joined the Capitol Bancorp family on February 27, 2007, opening our bank in temporary facilities. We moved to our new permanent 8,000 square foot building on April 1st and got down to the business of becoming the most unique community business bank in the Coachella Valley.

Our goal is to provide business customers with what we call our “Chamber of Commerce” philosophy. We are passionate about becoming our customers’ lifelong business partner, networking our customers through bank-sponsored functions, including our “Breakfast Club” where we invite small groups of related businesses to join our senior officers and board members for breakfast and collectively brainstorm solutions to local business challenges.

We are consistent leaders in providing an array of cash management products for our business customers including online banking, a lockbox product targeted to capture the homeowner association market, and an effective use of account analysis to attract new, profitable deposit relationships.

This year the bank’s mortgage department entered into a strategic partnership with the largest residential real estate company in our market, Keller Williams, to be their mortgage company of choice for over 300 Valley agents. This has led to a significant number of residential mortgage referrals and the expansion of our mortgage department.

Sunrise Community Bank is equally proud of being the first affiliate bank to embrace Capitol Bancorp’s vision of being in the insurance business. In August we joined with Capitol Wealth Advisors in the acquisition of BAIA Insurance Agency, LLC, a local group health and benefits insurance agency, now integrated within our bank’s family of business financial products.

What is our goal for our second full year in business? To add traditional wealth management and financial planning specialists, trust services and property and casualty insurance products. Our ultimate goal is to be the provider of choice in our market for a complete array of complementary financial services. And we’re well on our way!

— Stuart E. Bailey, President

We are proud of being the first affiliate bank to embrace Capitol Bancorp’s vision of being in the insurance business.

41990 Cook Street, Suite 701 | Palm Desert, CA 92211
760.346.6139 | www.sunrisecommunitybank.com

BOARD OF DIRECTORS

Scott R. Andrews
President, California Region
Capitol Bancorp Limited

Stuart E. Bailey
President
Sunrise Community Bank

Debra L. Clark
Partner
Godecke Clark

George L. Gonzalez
President
Sierra Landscape Co., Inc.

Ronald B. Gregory
President
RGA Landscape Architects, Inc.

Brian S. Harnik
Attorney at Law
Roemer & Harnik LLP

Michael C. Hilgenberg
Owner/Operating Principal
Keller Williams Realty

William G. Kleindienst
Architect
WWCOT Mills Architects

Bruce J. Legawiec, CPA
Partner
Baltes, Legawiec & Associates,
CPAs, LLP

Robert S. Smith
President & Principal Engineer
MSA Consulting, Inc.

Richard E. Warfield
Owner
Personalized Property
Management

OFFICERS

Scott R. Andrews
Chairman

Stuart E. Bailey
President

Fereshteh (Tay) Fried
Executive Vice President

Daniel T. Grenci
Executive Vice President

Joann B. Dangwillo
Vice President

William E. Johnston
Vice President

Allison I. Kent
Vice President

Deborah O. McGarrey
Vice President

Jerod R. Pannell
Vice President

COLORADO REGION

John S. Lewis, Region President

27      Fort Collins Commerce Bank
28      Larimer Bank of Commerce
29      Loveland Bank of Commerce

FORT COLLINS COMMERCE BANK
C. Gerard Nalezny, President & CEO

Well-rounded relationships are the cornerstone of Fort Collins Commerce Bank. The early success of our bank, I am proud to point out, has helped launch additional Capitol Bancorp affiliate banks in Colorado.

The past year was just our second complete year in business. While the banking competition is fierce, our bank has successfully faced the challenges because the types of business we seek are the relationships that make sense. This steady and consistent approach of serving our clients and earning their business has resulted in many profitable transactions for our bank.

For example, last year we had a client who wanted to sell his restaurant business. We helped him structure the deal and then introduced him to the party that eventually bought the business. Our bank made a loan to the buyer, establishing a full banking relationship. We then worked with the seller to reinvest the proceeds from the sale. Similarly, we have a long-time client who decided to sell his manufacturing business. We helped him position his company to maximize its sales potential and introduced him to the advisors he ultimately selected to facilitate the sale. The Capitol Wealth Advisors investment executive at our bank is working with this client to invest the proceeds.

In the community, our officers are active with organizations that benefit youth and education. I am currently a board member and chairman-elect of the Larimer County Partners Mentoring Youth. I am a speaker and guest lecturer at Colorado State University and a volunteer with the Court Appointed Special Advocates of Larimer County and a local elementary school. We also have officers who volunteer with a parent-teacher organization at another local elementary school and Junior Achievement.

Our business goal is to add value, take care of clients and pursue relationships that make sense. This simple approach has resulted in another successful year for our bank and the anticipation of many more to come. We are proud to be the Capitol Bancorp trailblazer in Colorado, paving the way for other successful affiliates in our state.

— C. Gerard Nalezny, President & CEO

We are proud to be the Capitol Bancorp trailblazer in Colorado, paving the way for other successful affiliates in our state.

3700 South College, Unit 102 | Fort Collins, CO 80525
970.204.1010 | www.fortcollinscommercebank.com

BOARD OF DIRECTORS

Margaret A. Brown
Attorney at Law
Fischer, Brown & Gunn, PC

Rhys P. Christensen
Broker & Partner
Realtec

Thomas W. Hoogendyk
Chief Financial Officer
Hoogendyk and Associates

Danielle C. Korkegi
President
Cellular Junction, Inc.

Mark A. Kross
President & CEO
Larimer Bank of Commerce

C. Gerard Nalezny
President & CEO
Fort Collins Commerce Bank

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Richard F. Spillman, CPA
Hunt, Spillman & Associates, PC

Jack D. Vahrenwald
Attorney at Law
Allen, Vahrenwald & Johnson, LLC

ADVISORY DIRECTOR

Spiro Palmer
Owner & President
Palmer Flowers

OFFICERS

Joseph D. Reid
Chairman

C. Gerard Nalezny
President, CEO & Secretary

Steven R. Luttmann
Vice President

Patricia L. McLaren
Vice President

LARIMER BANK OF COMMERCE
Mark A. Kross, President & CEO

In its first seven months of business, Larimer Bank of Commerce has distinguished itself in this small, manufacturing community in Larimer County as a solid, accessible financial institution as evidenced by the support we are receiving from our customers:

“Doing business with Larimer Bank of Commerce is a breath of fresh air. They understand business, add a high degree of intellectual prowess, and are sincere and genuine in the process. Your business will be better by banking with them.”

— Steve Hitz, President
 US-Reports, Inc.

When the bank opened a simple philosophy was established that we call “Do The Right Thing.” The four pillars of our organization are:

●   Do right by our clients

●   Do right by our employees

●   Do right by our shareholders

●   Do right by our community

Implementation of these values has been successful because our strongest assets — our employees — make it happen. Together we bring a dynamic, seasoned team of professionals who ensure we provide each customer with a positive and individualized experience. A case in point is senior vice president and commercial loan officer, Jeff Schoonover. Jeff has over 20 years of banking experience serving this community. In addition, I was privileged to assist in the formation of Fort Collins Commerce Bank, another Capitol Bancorp affiliated bank in Colorado, in 2005. Experience with the Capitol Bancorp model, in conjunction with our bank professionals and committed board of directors, differentiates us from the competition.

We look forward to further supporting our community by volunteering our time to Habitat for Humanity, the Sertoma (SERvice TO MAnkind) Club and a youth mentoring program, Larimer County Partners. We embrace the opportunity to further develop banking relationships while building a profitable future.

— Mark A. Kross, President & CEO

Larimer Bank of Commerce has distinguished itself in this small, manufacturing community in Larimer County as a solid, approachable financial institution.

1432 East Mulberry Street, Unit B | Fort Collins, CO 80524
970.224.7200 | www.larimerbank.com

BOARD OF DIRECTORS

Michael L. Allen
President
Allen Plumbing & Heating, Inc.

Robin Bachelet
Owner & Broker
Maxiiimo Development
Venture Pro LLLP

Jason Ells
Partner & Broker
Realtec Commercial Real Estate

Steven A. Hitz
President
US-Reports, Inc.

Peter Kelly
Partner & Real Estate Broker
Everitt Commercial Partners

Mark A. Kross
President & CEO
Larimer Bank of Commerce

Charles L. Lasky
President
Lasky, Fifarek & Hogan, PC

C. Gerard Nalezny
President & CEO
Fort Collins Commerce Bank

Wynne Odell
President
Odell Brewing Company

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

OFFICERS

Joseph D. Reid
Chairman

Charles L. Lasky
Vice Chairman

Mark A. Kross
President & CEO

Leonard Lovin
Executive Vice President & CCO

Jeff Schoonover
Senior Vice President

Ruth T. Johnson
Vice President

LOVELAND BANK OF COMMERCE
John A. Busby, President & CEO

Loveland Bank of Commerce opened in October 2007, becoming Capitol Bancorp’s third community bank based in northern Colorado. Located just 50 miles north of Denver, our community is strategically positioned at the intersection of Interstate 25 and US 34. Loveland is often called the “Gateway to the Rocky Mountains” with Rocky Mountain National Park located 35 miles west. Loveland is a thriving community with big-city amenities and a small-town atmosphere.

With more than 125 local shareholders, an active community-based board of directors and a seasoned team of professional bankers, Loveland Bank of Commerce is poised to take advantage of our community’s favorable business climate and vibrant economy. Capitol Bancorp’s community banking model is well suited for Loveland.

Our bank has experienced outstanding growth during the first months of operation and we believe 2008 will be a banner year as we continue to expand our customer base, growing both loans and deposits. Our focus is on relationship banking with products and services directed toward small to medium-sized business owners, real estate professionals, professional practices and local consumers. With attractive product and service offerings, we can address the needs of an individual as well as those of a business.

Loveland Bank of Commerce will remain true to a simple philosophy of “do the right thing” by our clients, employees, shareholders and community. We recognize our continued success is closely tied to relationships built upon this philosophy and Capitol Bancorp’s core values.

We believe it is our responsibility to volunteer and support organizations that improve the overall well-being of our community. For instance, our employees hold leadership roles at the United Way of Larimer County and other organizations that are committed to improving the quality of life for all people in our community.

Our competitive advantage, a dedicated team of bank professionals, an active board of directors and engaged shareholders make for a formidable community bank. We are ready to embrace the challenges, opportunities and excitement associated with operating our new bank in beautiful Loveland, Colorado!

— John A. Busby, President & CEO

Loveland Bank of Commerce is poised to take advantage of our community’s favorable business climate and vibrant economy.

102 East 29th Street | Loveland, CO 80538
970.679.7150 | www.lovelandbankofcommerce.com

BOARD OF DIRECTORS

John A. Busby
President & CEO
Loveland Bank of Commerce

Ryan J. Ferrero
Owner & Manager
Ferrero Chrysler Jeep Dodge

Nanci J. Garnand
Real Estate Agent
RE/MAX Alliance

Eric L. Holsapple, PhD
Partner
Loveland Commercial LLC

Mark A. Kross
President & CEO
Larimer Bank of Commerce

Kenneth G. Larson
President & Treasurer
River Stone Management Co.

Charles L. Lasky
President
Lasky, Fifarek & Hogan, PC

Leon J. McCauley Jr.
President & Founder
McCauley Constructors, Inc.

C. Gerard Nalezny
President & CEO
Fort Collins Commerce Bank

Jon C. Patterson
Partner
Patterson -Talbert Law Offices

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

OFFICERS

Joseph D. Reid
Chairman

Charles L. Lasky
Vice Chairman

John A. Busby
President, CEO & Secretary

Troy A. Meissner
Senior Vice President & CCO

Stephanie L. Rankin
Vice President & Operations Manager

GREAT LAKES REGION

John C. Smythe, Region President

31      Ann Arbor Commerce Bank
32      Bank of Auburn Hills
33      Bank of Maumee
34      Bank of Michigan
35      Brighton Commerce Bank
36      Capitol National Bank
37      Detroit Commerce Bank
38      Elkhart Community Bank
39      Evansville Commerce Bank
40      Goshen Community Bank
41      Grand Haven Bank
42      Kent Commerce Bank
43      Macomb Community Bank
44      Muskegon Commerce Bank
45      Oakland Commerce Bank
46      Ohio Commerce Bank
47      Paragon Bank & Trust
48      Portage Commerce Bank

ANN ARBOR COMMERCE BANK
Richard G. Dorner, President & CEO

Ann Arbor Commerce Bank was established 17 years ago as the third bank in the Capitol Bancorp network of community banks. From the outset, we knew the bank would need to be as diverse as the college community we serve, to stand the test of time. As a strong community bank, we reflect the people and businesses we serve, continuing to meet their ever-changing financial needs. As many of our customers have holdings throughout the United States, we have developed community banking on a national landscape.

We embrace the ability to talk with and know our customers. Typically, we serve thousands of walk-in or drive-through transactions during any week. However, many times our customers are in another geographic area. We are able to serve their financial needs through our distinctive international ATM and wire transfer services and through Internet banking and telephone banking. Additionally, upon many occasions, our affiliate banks across the country have been able to help us serve our customers’ unique transcontinental needs.

We have grown during our 17 years and so have our customers. For example, one of our property management clients merged with another local management group. We now work with this new company, which manages about 50 percent of the student properties in our area. Another customer took his start-up business to become one of the leading title companies in the area. Many of our original customers are now multi-generational companies serving a broad customer base. A very successful local real estate investor became our customer in 1990. Ann Arbor Commerce Bank continues to serve his personal and business financial needs and we also work with many of his investors and partners. As we travel our “road to the future,” our affiliation with Capitol Bancorp will continue to help us serve our customers’ increasing financial needs.

Community, customers, staff, board of directors, affiliate banks and shareholders — we strive to create a symbiotic relationship that benefits all.

— Richard G. Dorner, President & CEO

We knew the bank would need to be as diverse as the college community we serve.

2950 State Street South | Ann Arbor, MI 48104
734.887.3100 | www.annarborcommerce.com

BOARD OF DIRECTORS

Henry E. Alvarez, CPA
President & Managing Principal
Curtis, Bailey, Exelby &
Sposito, PC

Richard G. Dorner
President & CEO
Ann Arbor Commerce Bank

Brian K. English
General Counsel
Capitol Bancorp Limited

James A. Fajen
Attorney at Law
Fajen & Miller, PLLC

James W. Finn
Chairman & CEO
Finn’s – JM&J Insurance
Agency, Inc.

H. Nicholas Genova
Chairman & CEO
Washtenaw News Co., Inc

Richard M. Greene
Consultant
Richard Greene Point Training

Marilyn D. Katz-Pek
Partner Emerita
Biotechnology Business
Consultants LLC

James C. Keen Sr.
CEO
Cliff Keen Athletic

David W. Lutton
President
Charles Reinhart Company
Realtors

David M. O’Leary
Co-President
O’Leary Paint Company

Fritz Seyferth
Principal
Fritz Seyferth & Associates

Carl Van Appledorn, MD
President & COO
Urological Surgery
Associates, PC

Warren E. Wright
Chairman & Partner
Renosol Corporation

OFFICERS

James A. Fajen
Chairman

Richard G. Dorner
President & CEO

Henry E. Alvarez
Secretary

Clifford G. Sheldon
Executive Vice President &
Cashier

John J. Wilkins
Executive Vice President & CCO

Mary Hays
Senior Vice President

James L. Jeszke
Senior Vice President

Mary D. Gyorke
First Vice President

John Nixon III
First Vice President

Mark S. Aben
Vice President

Noelle C. Grigg
Vice President

Patrick J. McKeon
Vice President

Bryan T. Singer
Vice President

Kathleen Slocum
Vice President

BANK OF AUBURN HILLS
Neal J. Searle, President

Located in northern Oakland County, Bank of Auburn Hills is within the shadows of the home of NBA greatness, the Palace, home to the Detroit Pistons. Fittingly, while the past year had its challenges, the bank’s team rose to the occasion.

With the Pistons just down the street fighting for another championship, Bank of Auburn Hills was competing for new deposits in 2007. Using a “Keep Your Money in Michigan” theme, the bank ran a deposit special called “Maximize Michigan Certificate of Deposit.” The CD special was extremely successful.

In addition to Bank of Auburn Hills’ team members focusing on serving the Oakland County business community with their active involvement in five area chambers of commerce, they also helped many local organizations. For example, the bank proudly delivered 100 percent employee participation in the United Way campaign, with total contributions up 15 percent; bank staff and customers contributed generously to the Gloves for Good campaign sponsored by the Lake Orion Sunrise Rotary Club for the benefit of children in Auburn Hills, Pontiac and Lake Orion (via the local Boys & Girls Club); and bank employees donated more than 50 pounds of nonperishable food items to Lighthouse of Oakland County, which provides services to the county’s low-income residents.

The year 2007 brought about recognition, promotion and additions to our staff: Julie Guigar was promoted to operations manager, Jodie Back joined as a credit analyst and Karen Schneider joined as the business development officer. Elena Houlihan, an Auburn Hills entrepreneur, also joined our board of directors.

Innovation and a willingness to challenge the routine is a formula for success that Bank of Auburn Hills will pursue — today and tomorrow. Not unlike that championship-caliber NBA squad down the road.

— Neal J. Searle, President

Innovation and a willingness to challenge the routine is a formula for success...

1988 North Opdyke Road | Auburn Hills, MI 48326
248.370.8200 | www.bankofauburnhills.com

BOARD OF DIRECTORS

Kenneth D. Currie
Business Consultant
Currie and Associates

Frederick Gordon
Attorney at Law

Jason M. Horton
Executive Vice President
REDICO

Richard L. Horvath
VP Finance & Administration
Atlas Copco Tools & Assembly
Systems, Inc.

Elena H. Houlihan
President & Owner
Elena’s

Brian G. McGinnity
Director & EVP Finance
Hirotec America

Michael M. Moran
Chief of Capital Markets
Capitol Bancorp Limited

Frank Salucci, CPA
Capital Resources of Michigan, Inc.

Neal J. Searle
President
Bank of Auburn Hills

John C. Smythe
President, Great Lakes Region
Capitol Bancorp Limited

ADVISORY DIRECTORS

Erwin H. Billig
Chairman
MSX International

David L. Polk, CPA
Principal, Polk & Associates PLC

Gary M. Wetstein, CPA
Retired Chairman of BDO Seidman, LLP
CFO, Non-Invasive Monitoring
Systems, Inc.

William N. Widmyer
Business Consultant and Real Estate
Investor

Marc I. Wittenberg, MD
South Oakland Anesthesia
Associates, PC

OFFICERS

John C. Smythe
Chairman

Brian G. McGinnity
Secretary

Neal J. Searle
President

Brian R. Inglis
Senior Vice President & CCO

Cheryl L. Gault
Vice President

BANK OF MAUMEE
H. Lee Dunn Jr., President

At Bank of Maumee, we pride ourselves on offering high-touch, responsive customer service. Our doors opened for business in October of 2006 with a focus on providing small business banking for the greater Toledo area.

Our passion for customer satisfaction was clearly demonstrated in early 2007. It was late on a Monday afternoon when I received a call from a business acquaintance. He and his partners had been working on a deal that had been two years in the making. Final financing was in place but there was a need for short-term funding and the money had to be disbursed by the end of the week or the project would go elsewhere. Two years of effort would be lost. I told the prospective customer the documentation the bank would need to assist him. We had the information the next day and closed the transaction Wednesday morning. One of the partners, Rob Robinson, is a retired senior officer at a midwestern regional bank. He sat down, chuckled and said, “My bank could never have approved and closed this loan as fast as you did.”

Rob asked to attend our May shareholders meeting. He stood up and said, “Without the Bank of Maumee, the Columbus Sports Network would not be in business today.”

Customers really appreciate our responsive local decision-making, in addition to the wide range of Internet banking and cash management services available at Bank of Maumee.

Our officers are active with professional business organizations, such as the Women’s Entrepreneurial Network (WEN), where they meet with peers and develop new business for the bank. Last year, the bank hosted a WEN luncheon that focused on the importance of obtaining Woman Business Enterprise certification for companies owned by women doing business with corporations and government.

At Bank of Maumee we are setting the standard for excellence that will bring us customers for life.

— H. Lee Dunn Jr., President

Customers really appreciate our responsive local decision-making.

3425 Briarfield Boulevard, Suite 100 | Maumee, OH 43537
419.868.1750 | www.bankofmaumee.com

BOARD OF DIRECTORS

Robert E. Alexander
President & CEO
YMCA of Greater Toledo

Thomas J. Beutler
CPA, CVA
Tebay, Mosley Associates, LLC
Value Defined, LLC

Thomas P. Cox, MD
ProMedica Physicians

Peter A. Dewhirst
Attorney at Law
Shindler, Neff, Holmes,
Schlageter & Mohler, LLP

H. Lee Dunn Jr.
President
Bank of Maumee

Brian K. English
General Counsel
Capitol Bancorp Limited

C. Edward Harmon
President
Spartan Logistics

Brian J. Pribis CPA, MT, CVA
Partner
Sobb Roberts & Pribis, Inc.

James L. Regan
President
Regan Insurance Agency

Peter S. Shawaker, CCIM, SIOR
Commercial Realtor
CB Richard Ellis/Reichle Klein

Olivia K. Summons
Director of Public Relations
Toledo Refinery
Sunoco, Inc.

ADVISORY DIRECTOR

Juan A. Hinojosa
Owner
Mondo Mechanical

OFFICERS

Brian K. English
Chairman

H. Lee Dunn Jr.
President

Richard D. Heltzel
Executive Vice President,
CCO & Secretary

Kevin T. Rahe
Executive Vice President
& SLO

Veronica Fish
Vice President

Roxie A. Hill
Vice President

Susan C. Martin
Vice President

BANK OF MICHIGAN
Michael G. Sarafa, President & CEO

In 2007, Bank of Michigan established itself as a major presence in southeast Michigan and was named by Crain’s Detroit Business as the fastest growing bank in the region. We put the proper staffing and safeguards in place to serve our growing niche of money service businesses. This has made Bank of Michigan a place where entrepreneurs want to take their business.

Further activity and interest in the bank was generated by hosting quarterly networking sessions on various topics. For example, attorney and bank board member Randall Denha shared his professional knowledge on living trusts with a group of the bank’s high net-worth customers. These “roundtable” events were well attended and very popular.

Board members Burt Kassab and Neil Desai helped host a group of their respective clients from the medical field at a local country club to network and introduce them to Bank of Michigan and some of our team members. This event has resulted in several large relationships.

In the fall, Bank of Michigan sponsored a reception for CPAs where a legal expert presented the topic “LLCs vs. S Corporations on Formation.” Three board members who are CPAs — Desai, Pat Gregory and Al Yaldo — were instrumental to the success of the event.

This past year, we added two customer service representatives to continue our emphasis on personal banking. We also significantly expanded our free courier program to take our friendly service directly to the customer.

Bank of Michigan continued its proud tradition of community involvement. We participated in the American Cancer Society’s Relay for Life by raising money and sponsoring a booth. I had the privilege of co-hosting Covenant House of Michigan’s 10th anniversary celebration, which raised more than $150,000 to help take care of homeless youth.

In September, Bank of Michigan and three other Capitol Bancorp affiliate banks co-sponsored a real estate conference with more than 200 attendees. Capitol Bancorp Chairman & CEO Joseph D. Reid was the keynote speaker.

We look forward to doing much more business at the bank and work in the community as we further improve the bank’s performance.

— Michael G. Sarafa, President & CEO

Named by Crain’s Detroit Business as the fastest growing bank in the region…

30095 Northwestern Highway | Farmington Hills, MI 48334
248.865.1300 | www.bankofmi.com

BOARD OF DIRECTORS

Ronald G. Acho
Senior Partner
Cummings, McClorey,
Davis & Acho

Anthony G. Antone
Vice President of Development
Kojaian Management Corporation

Randy A. Denha
Attorney at Law
Cox, Hodgman & Giamarco PC

Nitin P. Desai, CPA
Director of Assurance & Tax Services
Martin Arrington Desai & Meyers PL

Patrick J. Gregory, CPA
Managing Director
UHY Advisors

Burt S. Kassab
Vice President
Kullen & Kassab, PC

Martin F. Manna
Managing Partner
Interlink Media

Nick M. Sandiha
Manager
Sandiha Holdings, LLC

Michael G. Sarafa
President & CEO
Bank of Michigan

Bruce A. Thomas
President of Bank Operations
Capitol Bancorp Limited

Al S. Yaldo, CPA
Vice President
Shimoun, Yaldo & Associates, PC

OFFICERS

Bruce A. Thomas
Chairman

Michael G. Sarafa
President & CEO

Thomas M. Linden
Executive Vice President & CCO

Cindy L. Jensen
Executive Vice President

Jack Abbo
Vice President

Barry J. Boozan
Vice President

Roxanne C. Wiemer
Vice President

BRIGHTON COMMERCE BANK
Gary T. Nickerson Sr., President & CEO

Brighton Commerce Bank’s employees, board members and customers celebrated the bank’s 10th anniversary in 2007. We marked the milestone in June with a giveaway of 10 Michigan vacation packages to help support our state’s challenged economy.

Being known as the only local community bank in Brighton, we have earned the respect and trust that comes from honest business dealings and providing excellent service. Therefore, we have business opportunities communicated to us by numerous spheres of influence. For instance, we provided the financing to rebuild the Spirit Center, a Veterans Affairs building that was renovated to accommodate the local American Legion. The building now has an enhanced banquet hall to accommodate social functions for veterans as well as the community.

In 2007, we marked the 10th consecutive year that we have reported 100 percent employee participation in the United Way of Livingston County campaign. Our leadership as an early campaign Pacesetter makes us a role model in United Way giving for other businesses in the county. Our board members and officers were active with the United Way throughout the campaign. The bank and employees also volunteer time or money to support 55 local organizations.

The holiday season kicks off in Brighton with our annual customer appreciation open house. Held eight days before Thanksgiving, this event each year attracts more than 200 people, including local VIPs, politicians and customers. The event is beautifully catered by our customer, C&C Catering.

The Birdie Day and Golf Ball Drop in November has become our signature event. Last year was our third year as the major sponsor with proceeds going to the Gleaners Community Food Bank. It grossed more than $17,000 and hundreds of turkeys were donated in exchange for a round of golf at one of our area’s finest golf courses.

As we focus on our second decade in business, the team at Brighton Commerce Bank is committed to earning business by serving our community with honesty and integrity.

— Gary T. Nickerson Sr., President & CEO

Earning business by serving our community with honesty and integrity.

8700 North Second Street |Brighton, MI 48116
810.220.1199 | www.brightoncommerce.com

BOARD OF DIRECTORS

John C. Codere
President
Brighton Block & Concrete

Michael B. Corrigan
President
Corrigan Oil Company, Inc.

Scott C. Griffith
President
ERA Griffith Realty

William LaMarra
Chairman & CEO
Excelda Manufacturing

Piet W. Lindhout
CEO
Lindhout Associates Architects, AIA

Lyle W. Miller
President
L. W. Miller Holding Company

Gary T. Nickerson Sr.
President & CEO
Brighton Commerce Bank

Kacee M. Reid
Attorney at Law
Kacee M. Reid PLC

Mitchell J. Stanley
President
Mickey Stanley Associates

James A. Winchel
President
Colt Park Agency, Inc.

OFFICERS

Lyle W. Miller
Chairman

Michael B. Corrigan
Vice Chairman

Gary T. Nickerson Sr.
President & CEO

Linda K. Lavely
Senior Vice President

Joseph M. Petrucci
Senior Vice President & CCO

John Szydzik
Senior Vice President & Cashier

William R. Anderson
Vice President

Mark R. DuShane
Vice President

John M. Hulyk
Vice President

Sandra T. Radtke-Gerkin
Vice President

Corey M. Ruthig
Vice President

CAPITOL NATIONAL BANK
Paula D. Cunningham, President & CEO

The Capitol National Bank family will forever embrace the bank’s proud heritage. In 2007, we celebrated the bank’s silver anniversary with more than 200 customers, board members, colleagues and community members, many of whom were here when the bank first opened its doors in 1982.

Our employees with the longest tenure — John Smythe, Toni Raleigh, David Feldpausch, Lori Garcia, Ronda Thompson and Pam Crossley — prove that this really is “a people business.” Lucile Belen, who cut the ribbon for the bank opening 25 years ago, gave the invocation for our silver anniversary celebration.

In 1982, there were eight banks in the Lansing area. Capitol National Bank is the only one remaining with the same name and the same location. Our staff has multiplied tenfold and total assets have increased more than 16 times. We have made local charitable contributions of more than $1 million. The economic development we have funded in greater Lansing is immeasurable.

Our original office was 1,500 square feet. Now we have more than 10,000 square feet with two additional offices in Okemos and Delta Township. We added 11 employees in 2007 and three new board members. We continuously add new products and services to better serve our customers.

However, the most important lesson we learned during the past 25 years was taught by our founding president, the late great Robert C. Carr, who passed away in 2007. The quintessential community banker, Bob taught us that “banking always has been, and always will be, a people business.”

As it was 25 years ago, our goal is to establish and nourish relationships. Rather than transactions, our success is dependent on robust relationships built on trust. Launching a new Health Care Division and working with our Young Entrepreneurs Council, our talented staff, our board of directors and the community will help ensure that we have a compelling story to share 25 years from now.

Our success will always be dependent on the value that we embraced 25 years ago. This is, and always will be, a people business. Happy Birthday to Capitol National Bank!

— Paula D. Cunningham, President & CEO

In 1982, there were eight banks in the Lansing area. Capitol National Bank is the only one remaining with the same name and location.

200 Washington Square North | Lansing, MI 48933
517.484.5080 | www.capitolnational.com

4792 Marsh Road | Okemos, MI 48864
517.347.1006 | Meridian Office

644 Migaldi Lane | Lansing, MI 48917
517.627.8881 | Delta Office

BOARD OF DIRECTORS

Christopher J. Abood, MD
President & CEO
CentisHealth

Nan Elizabeth Casey
Attorney at Law
Fraser Law Firm

Charles J. Clark
President
Clark Construction
Company

Paula D. Cunningham
President & CEO
Capitol National Bank

Frank Garrison
Past President
AFL-CIO of Michigan

Patrick F. Hayes
President
F. D. Hayes Electric
Company

Richard A. Henderson
President
Henderson &
Associates, PC

J. Christopher Holman
Publisher
The Greater Lansing
Business Monthly

Lewis D. Johns II
Vice President
Mid-Michigan Investment
Company

Kevin A. Kelly
Executive Director
Michigan State Medical
Society

Charles J. McDonald
Director of Product
Development &
Management
Capitol Bancorp Limited

Kelly D. Miller
Director of
Specialty Finance
Capitol Bancorp Limited

John D. O’Leary
Co-President
O’Leary Paint Company

Cristin K. Reid
Corporate President
Capitol Bancorp Limited

Robert L. Reid
Owner
Reid Real Estate, LLC

Patricia A. Reynolds
Retired

John C. Smythe
President
Great Lakes Region
Capitol Bancorp Limited

ADVISORY DIRECTOR

Lupe Izzo
Community Volunteer

OFFICERS

John C. Smythe
Chairman

Cristin K. Reid
Vice Chairman

Paula D. Cunningham
President & CEO

Patrick F. Hayes
Secretary

Patricia Lloyd-Barnas
Senior Vice President

John R. Farquhar
Senior Vice President

David E. Feldpausch
Senior Vice President

Nancy J. Fox
Vice President

Lori M. Garcia
Vice President

Michael S. Heath
Vice President
Capitol Wealth Advisors

Deborah R. Keyes
Vice President

Kathryn H. Korpi
Vice President

Jennifer S. Marsh
Vice President

Theodore M. Terzian
Vice President
Capitol Wealth Advisors

Ronda M. Thompson
Vice President

DETROIT COMMERCE BANK
Harold G. Curry, President & CEO

Each year, the professionals at Detroit Commerce Bank expand on the bank’s business plan as we pursue our goal of creating the bank of choice in Detroit and southeastern Michigan. Our pledge is to continually improve the bank’s performance by providing the products and services that sustain strong and extensive relationships with business clients. Like the historic Penobscot Building in which our bank is located, we are building a financial institution that will stand tall for generations.

Our team is committed to providing a level of service that makes us a trusted advisor to our clientele. Along the way, we have enhanced our team with seasoned bankers and support staff, expanded our bank facility by 30 percent to accommodate additional employees and added new products and services to ensure that we are serving our clients’ needs now and well into the future.

We continue to increase our community outreach and support by participating on local boards, being involved in and supporting community events and programs, and providing financial training to all members of our diverse community. For example, last year we partnered with Wayne County Community College to present a series of workshops for first-time homebuyers. We also conducted financial education seminars for youth in the state’s foster care program. Our training has helped many young people open their first bank account.

Detroit is truly the renaissance city with a growing downtown area that is generating new business and residential development. We believe that by providing a level of service that sets us apart from the competition, our team is making loyal customers out of our current clients. At the same time, we are positioning the bank to meet the financial needs of prospective clients coming to the downtown area for business or to live.

Detroit Commerce Bank’s sound reputation is developed through our dedication to excellence and community service. Profitably growing our successful bank demands hard work and persistence. Our entire team is up to the challenge.

— Harold G. Curry, President & CEO

We are building a financial institution that will stand tall for generations.

645 Griswold Street, Suite 70 | Detroit, MI 48226
313.967.9700 | www.detroitcommerce.com

BOARD OF DIRECTORS

James P. Allen Sr., Esq.
Attorney at Law
Allen Brothers, PLLC

Ralph J. Burrell
President
SymCon

Harold G. Curry
President & CEO
Detroit Commerce Bank

Donald M. Davis Jr.
Vice President
Human Resources and
Customer Relations
Health Alliance Plan

Edward Deeb
President
Michigan Business &
Professional Association

Curtis L. Ivery, PhD
Chancellor
Wayne County Community
College District

Gregory Kelser
Broadcaster, FSN Detroit
Detroit Pistons

Kelly D. Miller
Director of
Specialty Finance
Capitol Bancorp Limited

Martha K. Richardson
President
Services Marketing
Specialists, Inc.

James F. Stapleton
President
B & R Consultants

Edward Tinsley
Principal
Longfellow Group

Neal F. Zalenko
CPA & Retired Partner
VIrchow, Krause &
Company LLP

OFFICERS

Edward Tinsley
Chairman

Harold G. Curry
President & CEO

Donald M. Davis Jr.
Secretary

Mark V. McCulloch
Senior Vice President

Joyce A. Sutton
First Vice President

James R. Blanks
Vice President

Richmond J. Hawkins
Vice President

Valora L. Jackson-Cook
Vice President

Mary Seaberg King
Vice President

Ryan R. Vinco
Vice President

ELKHART COMMUNITY BANK
Steven L. Brown, President & CEO

Elkhart Community Bank experienced another year of growth in 2007 and added staff to serve our ever-growing client base.

We are also growing physically as the bank has started renovations on an adjacent building that it purchased. The facility will include a modern kitchen and break room, boardroom and offices for Capitol Wealth Advisors. The building also has a large room that will be available to community groups for special events.

Employee achievements and community involvement in 2007 reflected well on the bank. As the year began, I was honored to be named to a “40 Under 40” list of area business and professional leaders to achieve success before age 40. In December, our supporters cheered as our courier, Paul Randall, competed in the European International Rowing Competition in the 90 and over age group. In between, our employees came to the aid of our neighbors in a nearby community as they cleaned up their property following a devastating tornado. We proudly reported 100 percent employee participation in the United Way campaign.

We remain actively involved with professional and philanthropic organizations while always seeking new client relationships. For instance, Sports-O-Zone USA, a local company, needed financing on their patented machine that kills potentially dangerous bacteria on athletic equipment. Their problem was getting a bank to take the time to learn their business and understand their financing needs. Because little was known of this emerging market, the company was deemed too high a risk by other institutions. Last September, our lending staff analyzed the company’s business plan. Our loan officer researched the company’s market and niche. With this research and our knowledge of the partners and their abilities, the bank was able to assemble an extensive financing package. With the aid of our relationship, the company has leaped into the national spotlight in the battle against infectious organisms that threaten the health of athletes.

Knowing our community and making prudent, yet swift decisions in all questions of credit are what separates Elkhart Community Bank from the competition. We are growing our bank with meaningful relationships.

— Steven L. Brown, President & CEO

Employee achievements and community involvement in 2007 reflected well on the bank.

303 South Third Street | Elkhart, IN 46516
574.295.9600 | www.elkhartbank.com

BOARD OF DIRECTORS

R. Steven Bennett
President
Pilgrim International

Daniel L. Brekke
President
Gateway Builders & Properties

Kenneth W. Brink
President
Elkhart Cattle and Land, LLC

Steven L. Brown
President & CEO
Elkhart Community Bank

Lain R. Downs
Executive Director
The Centre, PC

Curtis T. Hill Jr.
Attorney at Law
Elkhart County Prosecuting
Attorney Office

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Richard L. Max Sr.
President & General Manager
Heart City Enterprises - House of Herbs

Myrl D. Nofziger
President
Hoogenboom Nofziger Corp.

Brian J. Smith, CPA
President
The Heritage Group

OFFICERS

Michael L. Kasten
Chairman

Myrl D. Nofziger
Vice Chairman & Secretary

Steven L. Brown
President & CEO

Lori A. Faltynski
Vice President

Duane S. Klein
Vice President & CCO

Vincent J. VonDerVellen
Vice President

EVANSVILLE COMMERCE BANK
Thomas L. Austerman, President

At Evansville Commerce Bank, we believe we must earn the right to use the words “Excellence and Superior Service.” We have set high standards:

●	Our bank must be a reliable source of useful financial products with terms customized to the individual.

●
We expect our employees to exhibit sophisticated professionalism that assures the customer that we will handle their needs in an empathetic and expeditious manner and that we can and will deliver the results they have a right to anticipate.

●
Our employees are required to naturally and routinely go out of their way to express an enthusiastic willingness to help in a way that causes the customer to believe beyond a shadow of a doubt that we want and appreciate their business.

●	We ask our employees to remember that rather than being processors of papers and policies, we are people “Helping people live their Dreams!”

●	We support our employees’ service efforts with tangibles such as world class products, tools and materials and a historic banking facility second to none.

Are we succeeding? Well, maybe our customers express it best. Here is a testimonial from CPA Robert S. Foncannon, one of many we received from customers this past year:

“After much consideration, I made the decision to move my firm’s accounts to your bank and I couldn’t be more satisfied. I was looking for a bank where we weren’t just a number and we would receive the kind of ‘above and beyond’ customer service that we pride ourselves on at my firm. We have found your staff to be extremely helpful, genuinely concerned and willing to be flexible to meet our needs. Evansville Commerce Bank and its employees care about me and my business. I feel as though I have a partner I can grow with and that will understand and anticipate our future needs and concerns.”

Service excellence shapes the bottom line. We expect to reap the dividends in the years to come.

— Thomas L. Austerman, President

Service excellence shapes the bottom line.

20 NW 4th Street | Evansville, IN 47708
812.492.1800 | www.evansvillecommercebank.com

BOARD OF DIRECTORS

Thomas L. Austerman
President
Evansville Commerce Bank

John W. Beman, MD
Retired

Marie A. Bussing-Burks
Professor
University of Southern Indiana
College of Business

Gail A. Dunn
Community Affairs Director
Dunn Hospitality

Katherine L. Kleindorfer
Consultant

Drew F. Peyronnin
Executive Vice President
Peyronnin Construction Company

Reed S. Schmitt
Partner
Frick Powell Whinrey
Cravens & Schmitt, LLP

Frank J. Schultheis
Chairman & Partner
Evansville Holding Inc.
Insuremax Insurance Co.

John C. Smythe
President, Great Lakes Region
Capitol Bancorp Limited

Andrew T. Spurling
Property Manager
Spurling Management, LLC

Laurence R. Steenberg
President
BST Corporation

Kristen K. Tucker
Vice President
Tucker Publishing Group

Robert B. Wright
President
Wright Motors Inc.

OFFICERS

John C. Smythe
Chairman

Nina K. Fink
Recording Secretary

Thomas L. Austerman
President

Christopher M. Pfister
Executive Vice President

R. Jeanne Kelly
Vice President

Sonya G. Kincaid
Vice President

Karen J. Sosh
Vice President

GOSHEN COMMUNITY BANK
Douglas A. Johnston, President & CEO

Goshen Community Bank touches every one of our customers in a unique way that extends far beyond a general loan or deposit relationship. When our bank opened in 2000, Denny Sorg was one of the bank’s founding board members. Denny, along with his two sons, Randy and Toby, ran Sorg Dodge Inc. in Goshen. Sorg Dodge is a car dealership that has been a staple in the community since the early 1950s. When Denny died suddenly in late 2006, it was a shock to his family, the bank and the community. We worked closely with Randy and Toby to ensure changes in the banking relationship with the dealership were seamless and done in a professional manner. Don Riegsecker from Capitol Wealth Advisors assisted as well in helping Denny’s wife, Judy, with investment transactions.

In the middle of 2007, Randy, Toby and their sister Stephanie approached the bank about buying a dealership in Warsaw, Indiana, just south of Goshen. Denny had looked at expanding in the past but the right opportunity hadn’t developed. The bank was able to put together an SBA 504 loan to purchase the real estate and other loans for the purchase of the business. In a matter of months, Randy and Toby have been able to increase sales significantly and are making important contributions to their new community.

Last November, while hosting our quarterly Women, Wisdom and Wine network and marketing event for women entrepreneurs, the bank attracted the largest turnout yet with more than 70 people attending. Judy Sorg was there, sharing with me her appreciation for the event as well as her joy in spending time with her friends. This signature event has allowed us to strengthen our customer relationships and start new ones.

Denny left his mark on Goshen Community Bank so it is fitting that we help his family achieve their business goals. At Goshen Community Bank, it is more than helping people open accounts. It is about making a positive difference for families and the community.

— Douglas A. Johnston, President & CEO

Making a positive difference for families and the community.

511 West Lincoln Avenue | Goshen, IN 46526
574.533.2006 | www.goshenbank.com

BOARD OF DIRECTORS

David L. Cripe
Doctor of Optometry & Senior Partner
Cripe, Stephens & Stickel

Kevin Deary
President & CEO
Boys & Girls Club of Greater Goshen

Stephen L. Fidler
President
Kuert Concrete, Inc.

Christopher J. Graff
CEO & Chairman
SJC Industries Corp.

Wes Herschberger
CEO
Maple Tronics Computers

Gregory A. Hoogenboom
President
Hoogenboom Nofziger Real Estate
Mgmt. Co., LLC

Douglas A. Johnston
President & CEO
Goshen Community Bank

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Laura Morris, MD, MBA, FACS
Center for Cancer Care
The Retreat Women’s Health Center

Matthew J. Pletcher, CPA
President
Insight Accounting Group

Fred M. Ramser
Managing Partner
LMA Development

Douglas A. Stanley, DDS
Owner
Douglas A. Stanley, DDS

Alan L. Weldy
VP of Human Resources and
Legal Compliance
Goshen Health System

OFFICERS

Michael L. Kasten
Chairman

Douglas A. Johnston
President & CEO

Gregory A. Hoogenboom
Secretary

Chris R. Wolfe
Senior Vice President

Lori J. Cline
Vice President

Robert J. Eichorst
Vice President

Deborah K. Wilson
Vice President

GRAND HAVEN BANK
Thomas A. Creswell, President & CEO

Consistently putting the needs of our customers first has served Grand Haven Bank well in the past, and will guide us well into the future.

As we have expanded the products we offer, we have kept our focus on providing the highest level of service as we build and develop customer relationships. This high level of service may be the only thing that separates us from other financial institutions and it is something we value highly.

We are proud of the fact that our employees and customers have been with Grand Haven Bank for many years – in some cases, since the bank opened in 1995. One customer, Hortech, has been with our bank for more than 12 years. During this time, the company’s annual sales have grown 250 percent and it recently launched a second company, LiveRoof, which has quickly gained national attention.

Every three months, our bank staff meets with a team of Hortech employees to review the company’s financial performance, go over its business plan and discuss plans for the future. Hortech president Dave MacKenzie characterizes his company’s long association with Grand Haven Bank as “truly an organizational relationship.” He says: “It extends from the tellers that service our employees…to the bank president and board members, and involves many members of the Hortech staff as well. I feel that our associates at Grand Haven Bank understand the Hortech culture, organizational structure, risks and potential. Grand Haven Bank partners with us to our mutual benefit.”

At Grand Haven Bank, the emphasis on relationships and service enables us to help our many valued customers such as Hortech. Taking the time to get to know our customers helps us to provide them with superior service. This approach to business — along with our extensive community involvement and volunteer activities — has given our team members the reputation as bankers who care. We know our customers’ names and are making a positive difference in the community — during regular working hours as well as evenings and weekends!

— Thomas A. Creswell, President & CEO

Taking the time to get to know our customers helps us to provide them with superior service.

333 Washington Avenue | Grand Haven, MI 49417
616.846.1930 | www.grandhavenbank.com

BOARD OF DIRECTORS

Jeffrey W. Beswick
Attorney at Law
Varnum, Riddering, Schmidt
& Howlett, LLP

Stanley L. Boelkins
Broker
Capstone Real Estate

Thomas A. Creswell
President & CEO
Grand Haven Bank

Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited

Mark A. Kleist
Attorney at Law
Scholten Fant, PC

Steven L. Maas
President
Maas Asset Management, Inc.

Michael A. McKeough
President
McKeough Land
Company, Inc.

Calvin D. Meeusen, CPA
Calvin D. Meeusen, CPA, PLLC

Timothy S. Parker
Vice President of Operations
Harbor Industries, Inc.

James M. Van Dyke
President
The Abbit Management Corp.

Bernard J. Wade
President
Advanced Signs, Inc.

Gerald A. Witherell
Retired

OFFICERS

Calvin D. Meeusen
Chairman

Gerald A. Witherell
Vice Chairman

Thomas A. Creswell
President & CEO

Steven L. Maas
Secretary

Karen K. Benson
Vice President

Christopher P. Cassleman
Vice President

Douglas F. Jones
Vice President & CCO

Thomas R. Ladd
Vice President

Betsy S. Lobdell
Vice President

Sherry J. Patterson
Vice President

KENT COMMERCE BANK
Mark J. DeWitt, President & CEO

Our Kent Commerce Bank team worked diligently in 2007 to develop new customer relationships. Adding value through service, teamwork and a commitment to working hard for the benefit of our clients and community remain the foundation for our future. We strive to develop new business opportunities from prospects and clients that share our core values. These relationships grow our bank.

In 2007, Kent Commerce Bank’s team became even more enterprising, focusing our efforts on forming new relationships through changes in local businesses that expanded, acquired new entities or changed ownership. We have actively sought out prospective clients seeking new investments so that we could cultivate new relationships that require the broad range of financial services that we offer.

To facilitate our efforts to reach new clients, the bank welcomed three business development officers to the Kent Commerce team. These professionals have significant experience in the West Michigan market. We have initiated marketing efforts with community newspapers and business journals to support our aggressive business development activities. This has generated more product and brand awareness as we prepare for the bank’s 10th anniversary celebration in 2008.

At the same time, our community commitment grew with the bank’s participation in the ‘Financial Community Build’ for Habitat for Humanity of Kent County. We increased our annual commitment with Healing the Children through the encouragement of board member Bob Bruggink. We enhanced our continuing support of United Way of Kent County with 100 percent employee participation in the 2007-08 campaign. Acknowledging that the young people of West Michigan hold the keys to our future, we maintained our vigorous support of the Grand Rapids Youth Commonwealth, Toys for Tots and the D.A. Blodgett Home for Children. In addition, we have had a bank officer appointed to the Forest Hills Educational Foundation board and another appointed president of the Rotary Club of Grand Rapids — East.

Our team at Kent Commerce Bank is proud of the bank’s upcoming milestone anniversary. Ten years of service is an achievement to champion. We embrace the challenges the future holds and we are as determined as ever to grow this bank safely, soundly and profitably.

— Mark J. DeWitt, President & CEO

Adding value through customer service, teamwork and a commitment to working hard.

4050 Lake Drive SE | Grand Rapids, MI 49546
616.974.0200 | www.kentcommerce.com

BOARD OF DIRECTORS

James M. Badaluco, SIOR
Executive Vice President
S. J. Wisinski & Company

Paul R. Ballard
Retired President & CEO
Portage Commerce Bank

Robert E. Bruggink, PE
President
Moore & Bruggink, Inc.

Sharon M. Buursma
Consultant

Mark J. DeWitt
President & CEO
Kent Commerce Bank

Kevin J. Einfeld
President
BDR Executive Custom
Homes, Inc.

Gary D. Hensch, CPA
President
Redstone Group, Inc.

R. Ted Hudson
Owner
Prestige Property, Inc.

Harold A. Marks, CPA
Partner
Prangley Marks, LLP

Calvin D. Meeusen, CPA
Calvin D. Meeusen, CPA, PLLC

Kelly D. Miller
Director of
Specialty Finance
Capitol Bancorp Limited

Valerie R. Overheul
President & CEO
Summit Training Source, Inc

Mary L. Ursul
Vice President
MHA Insurance Company

Michael C. Walton
Attorney at Law
Rhoades, McKee, Boer,
Goodrich & Titta

OFFICERS

Michael C. Walton
Chairman

Paul R. Ballard
Vice Chairman

Mark J. DeWitt
President & CEO

Kevin J. Einfeld
Secretary

Michael P. Boelens
Vice President

John J. Coder
Vice President & CCO

Linda S. Crawford
Vice President

Patricia K. Julien
Vice President

Daniel E. McLean
Vice President

David H. Moored
Vice President

Ryan L. Wolthuis
Vice President

MACOMB COMMUNITY BANK
James R. Kaye, President & CEO

Macomb Community Bank, like so many other Michigan businesses, faces the challenge of navigating a road to the future fraught with economic speed bumps affecting progress and growth.

Year 2007 was one of statewide economic strife. Macomb Community Bank, its employees and clients constantly faced financial adversity in one form or another. Together we are working to turn these challenges into opportunities, and these opportunities into a mutually beneficial environment where all roads lead to prosperity for both Macomb Community Bank and our neighbors.

Now, more than ever, our customers are depending on us to develop products and services they will need to meet the demands of today’s business world and to prepare for the future.

At Macomb Community Bank we welcome these challenges and realize that our success relies on the success and well-being of our community. By helping our neighbors we will in turn be helping ourselves.

Macomb Community Bank is fortunate to call on the dedication of our employees and their community involvement with local charities as well as their professional experience in banking. We also have an active board of directors dedicated to numerous philanthropic endeavors and community service that keeps our name prominent in the public’s eye.

The future, though unpredictable, holds many possibilities for Macomb Community Bank. Plans are being developed for a stand alone facility that will become the focal point of a new financial center in Macomb County.

We don’t know what lies ahead as we travel this road to the future, but we do know that we now have the proper vehicles to successfully navigate our journey.

You cannot know where you are going if you do not remember where you have been. We remember.

Macomb Community Bank…where all roads lead to banking done the right way…your way.

— James R. Kaye, President & CEO

Our success relies on the success and well-being of our community.

16000 Hall Road, Suite 102 | Clinton Township, MI 48038
586.228.1600 | www.macombcommunity.com

BOARD OF DIRECTORS

Christina C. D’Alessandro
Vice President
Villa Custom Homes

Tony J. Gallo
CEO
Gallo Companies

James R. Kaye
President & CEO
Macomb Community Bank

David F. Keown
Certified Building Official
Washington Township

Peter J. Lucido
Attorney & Counselor at Law
Law Offices of Peter J. Lucido

Robert Pelachyk
President & CEO
Heller Machine Tools

Delia Rendon Martin
Co-Owner
Martin Enterprises

Barbara W. Rossmann
President & CEO
Henry Ford - Macomb

John C. Smythe
President, Great Lakes Region
Capitol Bancorp Limited

OFFICERS

John C. Smythe
Chairman

James R. Kaye
President & CEO

Christina C. D’Alessandro
Secretary

Frank J. Buscemi
Vice President

Nicolet B. Cassidy
Vice President

Andrew G. Harper
Vice President

Bradley A. Nicholson
Vice President

Julie B. Pellerito
Vice President & CCO

MUSKEGON COMMERCE BANK
Robert J. McCarthy, President & CEO

Muskegon Commerce Bank’s founding principles are to be competitive, flexible and creative. We have a track record of producing customized banking solutions for consumers, businesses, municipalities and high net-worth individuals. Our founding principles have led to our success.

We celebrated the bank’s 10th anniversary in 2007. The bank’s growth has been rapid yet controlled which, considering the tumultuous economy, is a monumental accomplishment.

Amid challenges during 2007 we established a significant relationship with the Muskegon County Treasurers’ Association. After the City of Norton Shores became a customer in 2006, the Muskegon County government and other municipalities have either opened significant accounts with our bank or given us the opportunity to make a proposal for their business. Last June, we made a presentation to 29 local treasurers that led to the opening of several new accounts. We have since followed-up with additional presentations and plan to open several new accounts with the local governments in the coming years.

In addition to meeting the financial needs of the Muskegon community, we take pride in our pledge of service to the special needs of this community. We are proud supporters of the Chamber of Commerce, United Way, American Red Cross and Animal Control. Our employees are active with the Rotary Club and various civic, religious and service-based groups. We’ve been a major sponsor of the Parade of Homes, Michigan Irish Music Festival, Muskegon Summer Celebration, Muskegon Air Fair and the Miss Michigan Scholarship Pageant.

As we reflect on our bank’s first 10 years in business, we recall our humble beginnings. We began operations in a 1,500-square-foot office, moved to a 5,500-square-foot former restaurant, and built our new 12,000-square-foot building last year. Meanwhile, we grew our staff from six to 25 employees.

Muskegon Commerce Bank has always adapted well to change because we know that with change come new opportunities. Change has been an ingredient for our success. It will be a part of our destiny as well.

— Robert J. McCarthy, President & CEO

Change has been an ingredient for our success.

281 Seminole Road | Muskegon, MI 49444
231.737.4431 | www.muskegoncommerce.com

BOARD OF DIRECTORS

Philip J. Andrie
President
Andrie, Inc.

William C. Cooper
President & Owner
AMG Business Center

Mark Hoofman
President
ProFab – Production Fabricators

Edgar W. Hunt
Retired Bank President
First of America Bank

Christopher L. Kelly
Attorney at Law
Parmenter O’Toole

Donald Martines
President
Ace Acquisition Company

Robert J. McCarthy
President & CEO
Muskegon Commerce Bank

Kelly D. Miller
Director of Specialty Finance
Capitol Bancorp Limited

James Stanford Tyler
President
Tyler Sales Company, Inc.

William Vanderweele Jr.
President
Weber Lumber

OFFICERS

Christopher L. Kelly
Chairman

Robert J. McCarthy
President, CEO & Secretary

Jerry L. Bayak
Chief Credit Officer

Terri K. Swarts
Chief Operating Officer

David C. Christopher
Vice President

James A. Mikesell
Vice President

OAKLAND COMMERCE BANK
Larry R. Nichols, President & CEO

Oakland Commerce Bank’s team of veteran bankers is pursuing new business opportunities that fully utilize the cutting-edge financial products and services that we have available for small and mid-size companies and professionals.

Business development activities were at the forefront in 2007 and will remain so going forward. For instance, we are displaying our entrepreneurial energy in courting business from area dental practices. During the fourth quarter, we sponsored a continuing education program for the Oakland County Dental Society at a public library in Farmington Hills. We devoted a team of six bank officers to this event. I spoke to the assembly of 120 dentists and presented the Oakland Commerce Bank story. While a couple of my colleagues represented the bank at an information table handing out brochures detailing the financial products and services that can benefit the dentists, other officers introduced themselves to potential customers. We are generating new business and vigorously pursuing leads from this event.

In developing new relationships, we take the time to understand a prospective customer’s business so that we can fully service the potential client’s short and long-term financial needs. We want to help our clients maximize their earning potential as we save them money with lower operating costs. We do this by customizing financial solutions for each client.

At the same time, we are becoming more active with service and business organizations to raise the bank’s brand awareness with our target audience — businesses and professionals. In June, we were a court sponsor for the popular Gus Macker 3-on-3 basketball tournament organized by the Optimist Club of West Bloomfield. In September, we joined Capitol Bancorp and four affiliate banks in sponsoring the annual Real Estate Franchise Conference organized by the Chaldean Chamber of Commerce. That same month, the bank was an exhibitor at the Farmington Hills Chamber of Commerce Business Expo.

The veteran staff at our full-service bank has much to offer clients and prospects. We are determined to deliver quality financial services while adhering to safe and sound banking practices.

— Larry R. Nichols, President & CEO

We take the time to understand a prospective customer’s business.

31731 Northwestern Highway, Suite 100 | Farmington Hills, MI 48334
248.855.0550 | www.oaklandcommerce.com

BOARD OF DIRECTORS

Mark A. Aiello
Attorney at Law
Foley & Lardner LLP

Donald A. Bosco
President
Donald A. Bosco Building, Inc.

Mark B. Churella
President & CEO
FDI Group

Leon S. Cohan
Counsel to the Firm
Barris, Scott, Denn & Driker

Michael J. Devine
Attorney at Law

Michael Evangelista
Owner, Secretary & Treasurer
Tony Angelo Cement Construction
Company

Jeffrey L. Hauswirth
CPA, CVA, President
Hauswirth + Moncrief

David F. Lau
President
Lau & Lau Associates, LLC

Jeffrey M. Leib
President
Law Offices of Jeffrey M. Leib

Larry R. Nichols
President & CEO
Oakland Commerce Bank

Julius L. Pallone
President
J. L. Pallone Associates

Francine Pegues
President
Dan Teak, LLC

OFFICERS

Michael J. Devine
Chairman

Larry R. Nichols
President & CEO

Robert. J. Malek
Executive Vice President & CCO

Thomas K. Perkins
Senior Vice President

James F. Miller
Vice President & Secretary

Paula K. Boegner
Vice President

William R. Hartley
Vice President

OHIO COMMERCE BANK
Dell R. Duncan, President & CEO

The year 2007 will always hold a special place in the hearts of those associated with the early history of Ohio Commerce Bank.

First, it will be remembered for the special relationship built with Capitol Bancorp when we became the 50th affiliate to open and operate under the Capitol banner. Also, it will be remembered for the commitment of a most dedicated, professional staff, implementing the many new systems associated with the modern products and services offered to businesses, professionals and retail customers of the bank.

On November 2, 2007 our team and supporters celebrated the bank’s first anniversary with many reasons to be proud. Ohio Commerce Bank became the first new bank to be chartered in Cuyahoga County in the past 16 years.

Ohio Commerce Bank opened in temporary offices with a team of nine experienced bankers. In April, we moved into sparkling new offices and on May 9, 2007, hosted a formal grand opening event, which was attended by 250 guests. As we celebrated our anniversary, we were grateful for the many contributions received throughout this journey. Playing key roles were the Capitol Bancorp team, our board of directors, and most importantly, our enthusiastic staff.

Our achievements were considerable. We exceeded our noninterest deposit to total deposit ratio. A state-of-the-art Internet cash management product was made available to our customers and they responded positively by opening the highest number of new accounts in the eastern region. We received the 2007 Emerging Bank of the Year Award, from the Growth Capital Corporation, our area’s SBA 504 certified development company. And last but not least, we were featured in the business section of The Cleveland Plain Dealer on November 23, 2007.

Looking forward, Ohio Commerce Bank will continue to build on its brand and tagline, “It’s All About Attention,” focus on meeting aggressive business goals, develop and diversify the board, and maintain our commitment to excellence in all we do.

— Dell R. Duncan, President & CEO

We became the 50th affiliate to open and operate under the Capitol banner.

24400 Chagrin Boulevard, Suite 100 | Beachwood, OH 44122
216.910.0550 | www.ohiocommercebank.com

BOARD OF DIRECTORS

L. Louis Amoroso
Retired Bank Executive
Commerce Exchange Bank

John P. Andrews
President
Industrial Security Services, Inc.

Dell R. Duncan
President & CEO
Ohio Commerce Bank

Lawrence D. Katz
Owner
L. Katz Coaching & Consulting

Stuart F. Kline
President
Chase Properties, Ltd.

Mark A. Mintz, Secretary
Director & Founder
SageQuest

Cary M. Root
President
American Logistics Group, Inc.

Christopher J. Smerglia
EVP/Chief Credit Officer
Ohio Commerce Bank

John C. Smythe
President, Great Lakes Region
Capitol Bancorp Limited

Gary A. Vaccaro
Retired President & CEO
Ohio Commerce Bank

James R. Wymer
President
WXZ Development, Inc.

Gregory S. Zenczak
President
Orttech Inc.

Stephen J. Zenczak
President
Triad Investments, Inc.

OFFICERS

L. Louis Amoroso
Chairman

Gary A. Vaccaro
Vice Chairman

Mark A. Mintz
Secretary

Dell R. Duncan
President & CEO

Christopher J. Smerglia
Executive Vice President & CCO

Jamie A. Brotherton
Senior Vice President

Richard J. Miller
Vice President

PARAGON BANK & TRUST
Randall R. Smith, President & CEO

At Paragon Bank & Trust, we have spent a considerable amount of time and energy on business development with our board of directors and staff. Our team is focused on high-touch client service, high-profile community involvement and leveraging these activities to develop new business for the bank.

Paragon Bank & Trust maintains a high-profile in the community. We are active with the Holland Chamber of Commerce, dozens of local nonprofit organizations and the United Way of Ottawa County, which funds hundreds of local organizations that assist deserving neighbors and keep our community attractive for business.

We have reported 100 percent employee participation in the United Way campaign for the past several years, remaining active in the campaign from start to finish. We always field a team of employee volunteers for the Day of Caring at the start of the campaign. During the campaign, there are weekly events and fundraisers to maintain the campaign excitement. Then we treat our staff to a luncheon at the end of the campaign to thank them for their dedication.

Our employees are engaged in every aspect of our bank. Employee involvement, we believe, is the most effective way for them to remain committed to our shared goals. In addition to promoting and providing a high level of client service, all employees are encouraged to serve on one or more bank committees devoted to business development, marketing, client appreciation, charitable contributions and community involvement. We also have a sign committee that determines the type of timely messages that will be displayed on the electronic sign in front of the bank. Our social committee plans employee events that promote camaraderie and team building.

In the community, the bank maintains an active presence. In 2007, our employees staffed an exhibition table and handed out brochures at such events as the Business to Business Showcase, Senior Expo and the Holland Tulip Time festival.

This steady employee involvement in business and the community is our strategy for building on our past achievements and ensuring a profitable future for Paragon Bank & Trust.

— Randall R. Smith, President & CEO

Our team is focused on high-touch client service.

240 East 8th Street | Holland, MI 49423
616.394.9600 | www.paragonbank.com

Trust & Investments Division
616.394.9055

BOARD OF DIRECTORS

Robert J. Bates, MD
Physician
Western Michigan Urological
Assoc., PC

Charles A. Brower
CPA & Partner
DeLong & Brower, PC

Scott Diepenhorst
Principal
SD & Associates, Inc.

Paul Elzinga
President
Paul Elzinga
Consulting, Inc., PC
Chairman Emeritus
Elzinga & Volkers, Inc.

Michael P. Haverdink
President
Ottawa Kent Insurance
Agency, Inc.

Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited

Grant M. Kasten
President
Kasten Insulation Services, Inc

Lawrence D. Kerkstra
Chairman
Kerkstra Precast, Inc.

Scott G. Kling
President
Trust Operations
Paragon Bank & Trust

Leonard Maas
President
L & M Maas Investments, LLC

Mitchell W. Padnos
Executive Vice President
Louis Padnos Iron & Metal
Company

Richard H. Ruch
Director Emeritus

Randall R. Smith
President & CEO
Paragon Bank & Trust

Richard G. Swaney
Attorney at Law
Swaney & Thomas, PC

Ned B. Timmer
President
T2 Communications

Barry L. Werkman
Retired Vice
President of Finance
Hope College

ADVISORY DIRECTOR

Robert J. Trameri
Director Emeritus
Retired Chairman
Paragon Bank & Trust

OFFICERS

Richard G. Swaney
Chairman

Charles A. Brower
Vice Chairman & Secretary

Randall R. Smith
President & CEO

Scott G. Kling
President
Trust Operations

C. Steven DeLoof
Senior Vice President & CCO

M. Jane Riemersma
Vice President

Alan K. Yamaoka
Vice President

PORTAGE COMMERCE BANK
Dennis J. Kuhn, President & CEO

As we celebrate Portage Commerce Bank’s 20th anniversary in 2008, we thank our long-time customers, board members and employees. Ten of our 14 board members have been with the bank since the beginning.

We are proud of our achievements. The bank reached profitability after only nine months in business. Our addition to Capitol Bancorp in 1990 signaled the beginning of Capitol’s growth and transition into becoming the premiere bank development company in America.

Portage Commerce Bank has been a provider of meaningful jobs in our community. We have funded economic development and small business growth in the Portage area.

From our start, navigating the economic challenges in the late 1980s, we have grown into a respected and successful community bank. Almost 20 years later, the state’s economy has come full circle and we are positioned to handle the current economic challenges.

In 2007, for example, we expanded our business, growing loans, deposits and revenues while achieving strong asset quality measures. Much of the credit can be attributed to our veteran staff. Our officers average more than 18 years of experience in financial services. They have expanded relationships with existing customers and cultivated business with new customers.

Our relationships in the small business community continue to grow. In 2007, we nearly doubled the bank’s U.S. Small Business Administration loan volume. Our commercial lenders devote their time to tailoring solutions for clients.

Capitol Wealth Advisors is helping us develop new opportunities. The wealth management business more than doubled in 2007, necessitating the addition of a second investment representative.

We approach the future with a clear vision and firm determination to uphold the ideals upon which we were founded — to meet the financial services needs of our community through superior service.

Despite the economic fluctuations, there will always be a small business market that we are very adept at serving. It is the many growing small businesses in southwestern Michigan that provide the real financial stability for our community. As long as we stay true to our mission and build relationships, that market will stay true to us.

— Dennis J. Kuhn, President & CEO

Our officers average more than 18 years of experience in financial services.

800 East Milham Road | Portage, MI 49002
269.323.2200 | www.portagecommerce.com

BOARD OF DIRECTORS

Paul R. Ballard
Retired President & CEO
Portage Commerce Bank

David L. Becker
Retired Founder
Becker Insurance Agency, P.C.

Thomas R. Berglund, MD
Retired
Portage Physicians

Robert B. Borsos
Attorney at Law & Shareholder
Kreis, Enderle, Callander
& Hudgins, P.C.

John M. Brink
CPA & Partner
Brink, Key & Chludzinski, P.C.

Patricia E. Dolan
Community Volunteer

Alan A. Halpern, MD
Michigan Orthopedic Surgery &
Rehabilitation, P.C.

Robert L. Johnson, Retired
Secretary & Treasurer
Medallion Properties, Inc.

Michael L. Kasten
Managing Partner
Kasten Investments, LLC

Dennis J. Kuhn
President & CEO
Portage Commerce Bank

Paul M. Lane, PhD
Seidman School of Business
Grand Valley State University

William J. Longjohn
Retired Vice President
Midwest Business Exchange

John W. Martens, CPA
Retired

Russell M. Rathburn
President & Owner
Rathco Safety Supply, Inc.

OFFICERS

Michael L. Kasten
Chairman

William J. Longjohn
Vice Chairman & Secretary

Dennis J. Kuhn
President & CEO

Steven K. Piper
Executive Vice President
& CCO

John M. Crandle
Senior Vice President

Cheryl M. Germain
Senior Vice President

James V. Lunarde
Senior Vice President

Kenneth R. Blough
First Vice President

Roy L. Dangel Jr.
First Vice President

James E. Higgins
First Vice President

Carol L. Ludlow
First Vice President

Susan M. Wright
First Vice President

James S. Burkett
Vice President

Steven J. Todd
Vice President

MIDWEST REGION

Stanley E. Ricketts, Region President

50      Bank of Belleville
51      Community Bank of Lincoln
52      Summit Bank of Kansas City

BANK OF BELLEVILLE
Kevin M. Pesko, President

Unique marketing and networking efforts in 2007 underscored Bank of Belleville’s successful business development. The result was a solid year of growth and an optimistic outlook for 2008. In addition to the bank adding three new board members, we added key banking professionals to our staff to increase business referrals.

We are branding the bank through our extensive community involvement. In November, the bank once again sponsored two meetings of The Alternative Board (TAB). TAB is composed of local CEOs and business owners that meet monthly to exchange business strategy ideas, advice and solutions.

Involvement with the business community is emphasized at our local Rotary clubs. We were proud last July when one of our officers became president of the St. Clair County East Rotary Club.

Shortly after the bank’s debut, we became the annual sponsor of the popular horse-drawn trolley for downtown holiday shoppers. This past holiday season marked our third year of involvement with this signature event.

Bank of Belleville earned recognition last year for its sponsorship of an electronic message sign at the region’s leading parochial high school. The sponsorship was announced at the school’s Vision & Values dinner, which many business and community leaders also attended.

Our staff stayed late in November creating a gingerbread likeness of the bank building to be displayed in a local merchant’s front window during the annual Gingerbread Walk. This tradition recalls Belleville’s heritage. In the 1850s, the city had a large population of German immigrants and many of the buildings feature gingerbread architecture.

We have seen the loan portfolio grow and diversify through the addition last year of two experienced commercial lenders and a talented mortgage lender. The addition of an investment executive with Capitol Wealth Advisors will further diversify our revenue stream while providing us with many excellent opportunities to expand our existing customer relationships and develop new ones.

The past year was a period of growth for Bank of Belleville. The future remains bright as we heighten our community presence and more fully service our customers.

— Kevin M. Pesko, President

We are branding the bank through our extensive community involvement.

720 West Main Street, Suite 100 | Belleville, IL 62220
618.233.6400 | www.bankofbelleville.com

BOARD OF DIRECTORS

Dennis E. Bielke
Retired Banker
Community Volunteer

Michael G. Guignon, MD
Michael Guignon, MD, PC
President & Physician

Gary R. Hoelscher
President
Hoelscher Engineering, PC

Edward A. Hoering III
Principal, CPA
Ganim, Meder, Childers
& Hoering, PC

Claire S. Leopold
President
Nester Realty Inc.

Carl J. Miller
President
W. A. Schickedanz Agency, Inc.

Kevin M. Pesko
President
Bank of Belleville

Pramual P. Pongpitoon
President
Medical Diagnostic
Laboratory Inc.

Wyatt Rawlings III
Owner
Wyatt Rawlings III CPA, LLC

George J. Renner III
Funeral Director
George Renner & Sons
Funeral Homes Inc.

Stanley E. Ricketts
President, Midwest Region
Capitol Bancorp Limited

James E. Shay
President
Shay Roofing, Inc.

Douglas D. Sitton
President
Sitton Consulting Group

OFFICERS

Stanley E. Ricketts
Chairman

Kevin M. Pesko
President

Ronald R. Stephens
Executive Vice President
& CCO

Jean L. Waeltz
Vice President & COO

Mary E. Blackard
Vice President

Jo Ann Bohnenstiehl
Vice President

Ramona A. Friederich
Vice President

Pamela S. Herbeck
Vice President

Jacqueline Lemmon
Vice President

COMMUNITY BANK OF LINCOLN
Mary C. Gerdes, President

With the launch of Community Bank of Lincoln as the first affiliate in Nebraska, we are privileged to officially link the east and west nationally as we join the Capitol Bancorp family of banks. We are positioned in the center of Capitol’s geographic footprint, in a state that enjoys a stable economy and immense potential for growth.

Lincoln is Nebraska’s capital city as well as home to the University of Nebraska. Lincoln also has an extensive medical community that we are developing as part of the foundation of our customer base.

This bank was organized with guidance provided by our local board of directors whose members have pledged that our bank will provide premier financial services to the businesses and individuals in and around Lincoln. As you can see from the names on this page and the professions represented, the directors will develop a unique approach to assisting local investors and the community at large. Many of our directors are entrepreneurs who understand the needs of business people in our market. We strive to know each of our customers so that we may provide them with relationship-based banking and offer customized, individual solutions to address their financial needs.

I am proud to say that we personally selected a team of professional bankers with years of experience in the Lincoln market. We recruited each employee because of their excellent professional background in Nebraska banking. By doing this, we have formed a team with the entrepreneurial spirit and commitment that will partner with our investors to ensure a successful community bank.

With the bank’s opening in December 2007, we are positioned to deliver our customized financial solutions with a team that is excited about our future and the possibilities to establish Community Bank of Lincoln as the premier bank in the city of Lincoln.

— Mary C. Gerdes, President

We are positioned in the center of Capitol’s geographic footprint, in a state that enjoys a stable economy and immense potential for growth.

3801 Union Drive, Suite 200 | Lincoln, NE 68516
402.423.2111 | www.bankoflincoln.com

BOARD OF DIRECTORS

Mary C. Gerdes
President
Community Bank of Lincoln

Kaylyn R. Jackman, OD
Optometrist
Eye Surgical Associates

Gordon V. Karels
Chair, Dept. of Finance
College of Business Administration
University of Nebraska-Lincoln

Alan C. Linderman, MD
Nebraska Internal Medicine, PC

Paula J. Metcalf
Attorney at Law
Metcalf Law

Gary L. Novotny
Owner & President
Gary Michaels’ Clothiers

Donald W. Pederson
Attorney at Law
Retired State Senator

Laura E. Pederson
Student

Steve B. Rexroth
Owner
Miracle Workers Auto Collision

Robert B. Rhodes, MD
Southwest Family Health

Stanley E. Ricketts
President, Midwest Region
Capitol Bancorp Limited

Kurtis A. Suhr
Architect
Architecture One

Mark L. Vanicek, DDS
Dentist
Mark Vanicek, DDS, PC

OFFICERS

Stanley E. Ricketts
Chairman

Kaylyn R. Jackman
Secretary

Mary C. Gerdes
President

Brian V. Wolford
Executive Vice President & CCO

Steve L. Schmidt
Executive Vice President

Patrick A. Dettmer
Vice President

Angie R. Schwartz
Vice President

SUMMIT BANK OF KANSAS CITY
Richard L. Viar, President

There has been extraordinary excitement and many challenges for the team at Summit Bank of Kansas City during the bank’s second full year of business.

In keeping with Capitol Bancorp’s unique business model and the latitude given to achieve our strategic objectives, we were able to enjoy several meaningful accomplishments in 2007:

●	Our bank was the sixth highest volume lender in the U.S. Small Business Administration’s Region VII and one of the top SBA loan producers for Capitol Bancorp.

●	The Kansas City Business Journal recognized our bank as one of the top 10 “Best Places to Work in Kansas City.”

●	We hosted our first annual “Fan Appreciation Day.” The baseball-themed event highlighted wealth management, residential mortgage, Internet banking and SBA lending, attracting more than 110 guests.

●
In keeping with our core value of Community Leadership, we formed strategic partnerships with a local middle school, area chambers of commerce and economic development councils to enhance business development.

●	We participated in a community-wide “Support our Troops” event honoring active and retired military personnel.

As we look to future opportunities, Summit Bank of Kansas City is solidly positioned to attract deposits, make loans and provide other products and services that maximize value for all of our customers. Our board members continue to take an exceptionally strong role in strengthening the bank’s business development program, each opening doors to new relationships that would otherwise be closed.

Our staff enjoys a competitive advantage that is rare in our community and industry — the advantage that results from being fully empowered to promptly meet the credit needs of our customers. More and more, Summit Bank of Kansas City is becoming the community bank of choice in the Kansas City metroplex.

Summit Bank of Kansas City is “Where Relationship and Opportunity Meet!”

— Richard L. Viar, President

Our staff enjoys a competitive advantage that is rare in our community and industry.

1650 NE Grand, Suite 100 | Lee’s Summit, MO 64086
816.251.9000 | www.summitbankofkc.com

BOARD OF DIRECTORS

Jack A. Accurso
Chairman
American Foodservice Company

Carl L. Chinnery
Attorney at Law
Chinnery, Evans & Nail, P.C.

William W. Coates IV
President
Billy Goat Industries

Roger L. Fender, DDS
Fender Family Dentistry

Robert F. Glaser
Vice President-Business
Development
Summit Bank of Kansas City

Harlan L. Limpus
Executive Member
Winterstone Golf Course

Kurt D. Pycior
President
Froehlich Pycior Companies

Stanley E. Ricketts
President, Midwest Region
Capitol Bancorp Limited

Carson Ross
Owner
Carson Ross Consulting

Diane J. Seif
President
DVA Enterprises Inc.

Steven M. Silverstein, MD, FACS
President
Silverstein Eye Centers, PC

Richard L. Viar
President
Summit Bank of Kansas City

OFFICERS

Stanley E. Ricketts
Chairman

Richard L. Viar
President

Phillip W. McElhaney
Executive Vice President, CCO &
Secretary

Vicki L. Henderson
Senior Vice President & COO

Robert K. Dempski
Senior Vice President
Capitol Wealth Advisors

Patricia E. Case
Vice President

Robert F. Glaser
Vice President

Gregory L. Singleton
Vice President

NEVADA REGION

Thomas C. Mangione, Region President

54      1st Commerce Bank
55      Bank of Las Vegas
56      Black Mountain Community Bank
57      Desert Community Bank
58      Red Rock Community Bank

1st COMMERCE BANK
Al G. Gourrier, President

1st Commerce Bank’s staff and clients celebrated the bank’s first anniversary in October 2007. With our dedication to building long-term client relationships, we are establishing a reputation as the premier community bank in North Las Vegas. Along with the staff’s community involvement, we are personifying our motto, “1st Class Service, 1st Class Commitment.”

Through the expertise and dedication of our highly skilled staff, the bank’s products and services were expanded in 2007 to better serve our clients. Simultaneously, we diversified our staff with the addition of an investment executive and mortgage loan officer.

Client satisfaction is generating new business referrals. A prime example is Madison Grace Construction Services, a new client that was referred to the bank last year. In addition to establishing a loan relationship, we were able to help with the company’s ownership transition and improve its operations by providing products and services essential to its continued success. Now that the company is poised for growth and further success, this valued client has become a terrific referral source for the bank.

In 2007, I was honored to be recognized as one of the “40 under 40” named by In Business Las Vegas magazine and also named a “Mover and Shaker” by Vegas Young Professionals. While these honors are flattering, they have, more importantly, generated essential publicity for our young bank.

Likewise, our top officers are active in more than two dozen organizations that provide professional development as well as numerous networking opportunities. Our involvement with various community organizations puts us in touch with small and mid-size businesses that belong to our niche market.

As a committed community bank, we support local schools that are developing southern Nevada’s future leaders. We also took part in food, clothing and toy drives to help our less fortunate neighbors.

1st Commerce Bank is becoming well known in the business communities of North Las Vegas and southern Nevada. We believe our 1st class service and commitment to our community helps us reach our goal of becoming a high performing bank.

— Al G. Gourrier, President

Our involvement with various community organizations puts us in touch with small and mid-size businesses…

5135 Camino Al Norte, Suite 100 | North Las Vegas, NV 89031
702.942.2050 | www.1stcommercebank.com

BOARD OF DIRECTORS

Russell S. Bono
Realtor
Award Realty

Michael J. Devine
Attorney at Law

Al G. Gourrier
President
1st Commerce Bank

Xavier D. Peterson
President & CEO
Quality Investigations Inc.

Rian M. Ross
Owner
Southwest Commercial
Real Estate

Harry H. Shull
Owner
Celebrate Homes

Henry B. Soloway, MD
Retired Physician

John J. Zanoni
President
Zanoni & Company LLP

OFFICERS

Michael J. Devine
Chairman & Secretary

Al G. Gourrier
President

John R. Kley
Executive Vice President & CCO

Marcel M. Baker
Vice President

David G. Smith
Vice President

Biagio J. Vultaggio
Vice President

BANK OF LAS VEGAS
Vincent J. Ciminise, President & CEO

Staff and board members joined customers in celebrating the bank’s fifth anniversary last year. In name and deed, we aim to be the Bank of Las Vegas.

Perhaps indicative of the bank’s success during the first five years was the need for additional work space. We expanded our offices last year to make room for additional lenders and our new Capitol Wealth Advisors investment executive. This additional staffing will benefit our growth plans for 2008 and beyond.

The success of any business can be judged by its customers. Our customers tell us that we are the best bank and, as a result, they are our best source of referrals. We strive to make every customer feel like they are our only customer.

Convenience is something we know our busy business customers appreciate. In 2007, we offered more depository products that allowed our customers more ease and flexibility in transferring funds. Additionally, the bank’s online banking system saw several upgrades and enhancements last year.

Our board members are another excellent referral source. The addition last year of a board member from the title insurance industry provided the board with additional insight in the local commercial and residential real estate markets. In the second half of 2007, we also added a new residential lending team, which has several years of local market experience.

Our ability to handle several larger loan transactions last year benefited the bank from a growth standpoint, while also enhancing our credibility in the dynamic Las Vegas market as a financial institution that can facilitate these types of transactions.

Involvement with community organizations reaffirms all we do as a business. In 2007, our team was active with many organizations that help improve the quality of life for our area’s less fortunate individuals. Our leadership was evident in coordinating the breast cancer research fundraiser for the Capitol Bancorp affiliate banks in southern Nevada in October. We are also involved with the Nevada chapter of the Society for the Prevention of Cruelty to Animals.

The first five years were a rousing success. We are excited by the possibilities for the next five years when we plan to solidify our status in name and deed as the Bank of Las Vegas.

— Vincent J. Ciminise, President & CEO

Our customers tell us that we are the best bank and are our best source of referrals.

6001 South Decatur Boulevard, Suite P | Las Vegas, NV 89118
702.939.2400 | www.bankoflasvegas.com

BOARD OF DIRECTORS

Vincent J. Ciminise
President & CEO
Bank of Las Vegas

Darlene Copsey
Secretary & Treasurer
The Alpha Group Ltd.

Michael J. Devine
Attorney at Law

Leo N. Durant
Owner
LND Construction

Scott R. Gragson
Managing Partner
GKT Acquisitions

Donald K. Hamrick
General Manager
Chapman Dodge

Darryl J. Hardy
Vice President
Hardy Painting & Drywall

Alan R. Houldsworth
Partner
Houldsworth & Company, CPAs

Ronald H. Reynolds
Senior Partner
Callister & Reynolds

Philip T. Saunders
Retired Executive
General Motors Corporation

Michael H. Singer
Owner & President
Michael H. Singer, Ltd.

Herman A. Vander Veldt
Branch Manager
PrimeLending

Eleanor N. Wilcox
President
Stewart Title Company

OFFICERS

Michael J. Devine
Vice Chairman

Vincent J. Ciminise
President & CEO

Roger S. Mellies
Executive Vice President & CCO

Carol A. Clemens
Senior Vice President

Louis Gonzalez III
Senior Vice President

William C. Russell
Senior Vice President

Lynne S. Adams
Vice President

Debbie V. Clarke
Vice President

Randall S. Daugherty
Vice President

Ann Fox
Vice President

Tina M. O’Malley
Vice President

Michael Rodriguez
Vice President

BLACK MOUNTAIN COMMUNITY BANK
Peter M. Atkinson, President & CEO

The past year has been the most interesting and perhaps the most challenging since Black Mountain Community Bank opened seven years ago.

Las Vegas has 40,000 new rooms under construction on the Las Vegas strip alone which will create some 200,000 new jobs in the next three years. We have had more than 6,000 people move into Las Vegas on a monthly basis for almost two decades. So, in spite of some current weakness in our residential market, there is certainly no easing up in the demand for affordable housing.

This growth also creates a need for office, retail and industrial space. The commercial real estate sector is still strong, albeit more expensive. Quality banking opportunities are still plentiful but pricing as always is very competitive. Our local economy looks good for the next several years. Obtaining full banking relationships, including loans, deposits and services are the keys to a bright future — and that is our aim.

Last June I was elected chairman of the Nevada Bankers Association and re-elected to the board of the Henderson Development Association, which works with the Henderson Economic Development Division and the Chamber of Commerce. I was also appointed to the President’s Advisory Board for Nevada State College. These are opportunities both to serve and gain recognition for our bank.

We began funding two four-year memorial scholarships to Nevada State College: one in nursing named after Mike and Carolyn O’Callaghan, the former governor and parents of our director Colleen O’Callaghan-Miele, and one in teaching named for two local Little League® ball players coached by customer DJ Allen.

As the bank’s business lines diversify and grow, we are expanding our office space. Last year, we needed more room for the residential mortgage division and to handle the addition of Capitol Wealth Advisors personnel. This expansion of employees, products and services makes us more competitive than ever. These improvements position Black Mountain Community Bank for another successful year and continued growth for many years to come.

— Peter M. Atkinson, President & CEO

I was elected chairman of the Nevada Bankers Association and re-elected to the board of the Henderson Development Association.

1700 West Horizon Ridge Parkway, Suite 101 | Henderson, NV 89012
702.990.5900 | www.bmcb.com

BOARD OF DIRECTORS

Kristine E. Anaya, CPA
Anaya & Company, Ltd.

Peter M. Atkinson
President & CEO
Black Mountain Community Bank

Amador Bengochea
President
Bentar Development Inc

Michael J. Devine
Attorney at Law

Betty A. Kincaid
Investor

Michael J. Mixer
Corporate Broker
Colliers International

Colleen C. O’Callaghan-Miele
President & Owner
H.B.C. Publications

Phillip N. Ralston
Executive Vice President & CFO
American Nevada Company

Christopher G. Samson
President & Owner
FN Investments Inc.

OFFICERS

Michael J. Devine
Chairman & Secretary

Peter M. Atkinson
President & CEO

David S. Rennick
Executive Vice President & CCO

Victor T. Caron
Senior Vice President

Kathy M. Lucero
Senior Vice President

Dennis L. Monson
Senior Vice President

Shari A. Smith
Senior Vice President

Grenell Martin
First Vice President

RaMon McBride
Vice President

Stephen E. Norris
Vice President

Claude D. Rosenthal
Vice President

DESERT COMMUNITY BANK
James W. Howard, President & CEO

The old adage, “It takes money to make money,” may have never been more true. The proliferation of banks and small business lenders is a testament to the business climate in the Las Vegas market. Our economy has been robust for many decades and we feel confident that it will remain healthy for many years to come.

Despite concerns in the housing market, there are reasons for optimism at Desert Community Bank. In 2007, our bank became a U.S. Small Business Administration Preferred Lender. This prestigious designation allows our bank to originate and authorize SBA loans immediately and meet the demand for SBA loans in our marketplace which remains relatively strong.

Also, in an effort to react more quickly to these market shifts, the bank last year created the position of marketing director. Larry Moulton, a vice president and business development veteran, has been given the job of studying the market, plotting strategy and acting proactively to combat external forces that may affect us in the short and long term. Thus far, Larry has been successful in managing our advertising, marketing and public appearances in a consistent and more productive manner. We appreciate his efforts and look forward to his continuing contributions in building the Desert Community Bank brand.

Our team celebrated Desert Community Bank’s eighth anniversary in 2007. We have faithfully served the Las Vegas community since 1999. We continue to offer a high level of personal banking and consulting services to help businesses maximize their potential and weather any economic storm that may come our way.

We stand ready to assist small businesses in Las Vegas with a full platter of financial services and decades of banking experience. We are very proud of our past business achievements and we are optimistic about the economic future of Las Vegas.

Desert Community Bank is bullish on business and the business community is just as bullish on Desert Community Bank!

— James W. Howard, President & CEO

In 2007, our bank became a U.S. Small Business Administration Preferred Lender.

3740 South Pecos-McLeod | Las Vegas, NV 89121
702.938.0500 | www.desertcommunity.com

BOARD OF DIRECTORS

Robert A. Albano
President & CEO
American Asphalt & Grading

Robert J. Andrews
Chief Operating Officer
Ryan’s Express

Michael J. Devine
Attorney at Law

Rose M. K. Dominguez
Realtor
AC Sales Real Estate Services

Garry L. Hayes
President
Law Office of Garry L. Hayes

James W. Howard
President & CEO
Desert Community Bank

Larry W. Kifer
Chairman & CEO
Lilack, Inc.

Leland D. Pace
Partner
Stewart, Archibald & Barney, LLP

Vicki Paulbick
Private Property Manager

Thomas A. Smith
President & CEO
Group Two, Inc.

OFFICERS

Michael J. Devine
Chairman & Acting Secretary

Garry L. Hayes
Vice Chairman

James W. Howard
President & CEO

Gerald T. Buttaccio
Executive Vice President & CCO

Robert J. Beck
Senior Vice President

Rodney K. Chaney
Senior Vice President

Eileen S. Hagler
Senior Vice President

Michelle Scalzo
Senior Vice President

John J. Gentile
Vice President

Larry A. Moulton
Vice President

RED ROCK COMMUNITY BANK
J. Randall Boesch, President & CEO

Red Rock Community Bank experienced a rock-solid year in 2007. Building on a terrific foundation we added five new officers; took on new community commitments to broaden our presence; and are growing the bank safely, soundly and profitably. We believe we are one of southern Nevada’s best kept secrets, but we aim to change that as rapidly as possible.

In addition to my arrival in 2006, the bank welcomed Steve Borgna, Lee Steinhauer, Winona Houk and Margaret Kruglov during 2007. The five of us together have more than 120 years of banking experience.

But the real success is our ability to motivate the entire staff to grow the bank in the areas of commercial banking, wealth management and residential mortgages. For the convenience of our employees and clients, we developed a one-page information sheet. If a customer wants to borrow money, our employees refer to the list of credit, loan and leasing products that are available. If a customer wants to deposit or invest money, the employees refer to the product list of deposit, checking and investment services.

Use of this reference tool is helping our team to expand existing relationships and build new ones. Our strategy is to establish a relationship with one product and build from there. Improving our product knowledge and engaging customers resulted in many new deposit, loan and investment accounts, including more than a dozen new million-dollar accounts. There is also added emphasis on obtaining business referrals from our board members.

Red Rock Community Bank is located in the heart of Summerlin, one of the largest master plan communities in the country. In order to brand the bank, we are active with more than 35 local community organizations. We are involved in the Nevada Development Authority, Latin Chamber of Commerce and Faith Lutheran School Business Advisory Council, to name a few. This aggressive publicity campaign will level out in the years to come but we will always make community contributions where they are needed the most.

Tom Mangione, now our Nevada Region president, along with our longtime employees and board members, have laid a rock-solid foundation. On that strength we are growing a high-performing Red Rock Community Bank.

— J. Randall Boesch, President & CEO

The real success is our ability to grow in the areas of commercial banking, wealth management and residential mortgages.

10000 West Charleston, Suite 100 | Las Vegas, NV 89135
702.948.7500 | www.redrockcommunity.com

BOARD OF DIRECTORS

J. Randall Boesch
President & CEO
Red Rock Community Bank

Richard H. Bowler
Principal
Piercy Bowler Taylor & Kern

Eric L. Colvin
President
Apex of Nevada

Michael J. Devine
Attorney at Law

James L. Dunn
Owner & Broker
Dunn Properties, Ltd.

Molly K. Hamrick
Vice President & CFO
Coldwell Banker Premier Realty

Philip G. Hardy Jr.
President
Hardy Companies Inc.

James A. Harris
Vice President
The Harris Agency, LLC

Richard Hollander
President
Hollander Capital
Management, Inc.

Lori A. Marrs
Owner
Marrs Bergquist, CPAs

Fredrick P. Waid
Perth Consulting &
Services, LLC

J. Bruce Wiggins
President
Strategic Medical Management

OFFICERS

Michael J. Devine
Chairman

J. Randall Boesch
President & CEO

Steven B. Borgna
Executive Vice President & CCO

Shahzad B. Ali
Senior Vice President

Susan E. Daleiden
Senior Vice President

Brent D. Kamerath
Senior Vice President

Armando C. Rodriguez
Senior Vice President

Michael R. Beal
Vice President

Eloise Dominguez
Vice President

Joel C. Everitt
Vice President

Margaret Kruglov
Vice President

R. Mitch Taylor
Vice President

NORTHEAST REGION

John S. Lewis, Region President

60      USNY Bank

USNY BANK
R. Michael Briggs, President & CEO

USNY Bank debuted in July 2007 as Capitol Bancorp’s first bank established in New York state and the Northeast Region. We have banking operations in two distinct markets about 150 miles apart in upstate New York. We operate in Geneva on beautiful Seneca Lake as Bank of the Finger Lakes and in Cooperstown, home to the National Baseball Hall of Fame, as Bank of Cooperstown.

The Finger Lakes region of New York is known for majestic, glacier-formed lakes and a rapidly developing winery business. Our main focus at Bank of the Finger Lakes is to provide financing to small and mid-size businesses, agribusinesses, diversified agricultural operations, commercial real estate owners and developers, professional practices and individuals throughout the central Finger Lakes.

We have developed strong relationships with some area wineries since we have been open. Red Tail Ridge Winery is one example of these relationships. Nancy Irelan and Mike Schnelle relocated from California with plans to establish a high-quality vineyard and winery operation. They were looking for financing to help complete their vineyard development project and construct a new tasting room. Working closely with our clients, we put together a financing package that helped them complete the first phase of their long-term plans.

Cooperstown is well-known as the community where the game of baseball was invented and the Hall of Fame is located. It is also home to many other museums. Our main focus at Bank of Cooperstown is to provide locally-delivered banking solutions to businesses, tourism-related enterprises, professional practices and individuals throughout this beautiful region.

We have been fortunate to assemble an exceptional team of experienced bankers and an active board of directors. Each location has also established their own boards with members specifically from the Finger Lakes and Cooperstown markets to help us grow USNY Bank through referrals from their business contacts within these respective communities.

We are most grateful for the positive market reception and strong support we have received in 2007. We are positioned to move forward and continue our growth as we become further established in our communities.

— R. Michael Briggs, President & CEO

We are positioned to move forward and continue our growth.

73 Chestnut Street | Cooperstown, NY 13326
607.547.2210 | www.bankofcooperstown.com

389 Hamilton Street | Geneva, NY 14456
315.789.1500 | www.bankofthefingerlakes.com

BOARD OF DIRECTORS

R. Michael Briggs
President & CEO
USNY Bank

H. Taylor Fitch III
Retired

Murray P. Heaton
Partner
Heaton & Venuti, LLP

J. Michael Moffat
President
Black Ash Holding Company, Inc.

Robert F. O’Neill
Retired

Robert Ranger
Owner
RWR Funding

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Bruce A. Thomas
President of Bank Operations
Capitol Bancorp Limited

OFFICERS

Joseph D. Reid
Chairman

R. Michael Briggs
President & CEO

Jeffrey E. Franklin
President
Bank of the Finger Lakes

Scott D. White
President
Bank of Cooperstown

James E. Willson
Chief Credit Officer

Michelle D. Catan
Vice President

Michael A. Fratto
Vice President

Dawn E. Maltman
Operations Officer

NORTHWEST REGION

Thomas S. Giovanelli, Region President

62      Bank of Bellevue
63      Bank of Everett
64      Bank of Tacoma
65      High Desert Bank
66      Issaquah Community Bank

BANK OF BELLEVUE
Andrew P. Barlass, President & CEO

For Bank of Bellevue, 2007 was a year for partnering with spheres of influence to generate new business opportunities and with nonprofit organizations to offer hope to local families in need.

On the business development front, the bank partnered with accountants and consultants to host seminars for business clients and prospects. One seminar for medical practitioners, held jointly with a local CPA firm, covered growth strategies and succession planning. We also hosted two seminars with a local consultant who detailed the principles for sustaining profitable growth for small businesses.

During 2007, we successfully rolled out our new remote deposit product that allows us to offer convenient deposit services to business clients, regardless of their location. This has enabled us to serve clients who need to be closer to the bank and has resulted in significant new demand deposits.

Economic indicators in our area remain strong, maintaining Bellevue’s stature as an idyllic place to live and work. Commercial development activity continues to fuel the growth of quality jobs. In the meantime, residential real estate is holding its value because of state and local growth management policies that protect our natural resources.

Illustrating our community commitment, the bank partnered with Hopelink, a local nonprofit organization serving families in need, for a “Creating Hope Campaign” during the holiday season. The bank was a collection point for donations of food, baby items and hygiene products. The campaign ended with a “Day of Hope” at the bank as our staff served refreshments to thank customers, board members and supporters for their generous contributions.

We are creating brand awareness through our participation in prominent community projects and business organizations. One of the many ways our team is dedicated to the betterment of our community is reflected in the high percentage of our employees who made generous contributions during the annual United Way campaign. In 2007, I was honored to represent our bank as a newly-elected member of the Bellevue Chamber of Commerce board of directors.

The past year was productive for Bank of Bellevue as it launched our transition from a de novo financial institution into a high–performing business bank.

— Andrew P. Barlass, President & CEO

We launched our transition from a de novo financial institution into a high performing business bank.

155-108th Avenue NE, Suite 100 | Bellevue, WA 98004
425.467.5900 | www.bankofbellevue.com

BOARD OF DIRECTORS

Andrew P. Barlass
President & CEO
Bank of Bellevue

Richard J. DePosit, CPA
DePosit & Associates

Alvin L. Eerkes
Retired Senior Commercial Banker
Bank of America

Thomas S. Giovanelli
President, Northwest Region
Capitol Bancorp Limited

William M. Hill
President
Western Integrated Technologies

Susan C. Ho
Director
Lakeville Construction Inc.

Louie J. Micheli
President
Phillips Real Estate Services

H. Cyrus Oskoui
President
Columbia Athletic Clubs

Peter W. Powell
President
Powell Development Company

OFFICERS

Thomas S. Giovanelli
Chairman

Richard J. DePosit
Vice Chairman

Andrew P. Barlass
President & CEO

Rita E. Dillon
Senior Vice President

John S. Williams
Senior Vice President

Peter J. Barnes
Vice President

Patrick G. Cleary
Vice President

Sheryl D. Knowlton
Vice President

W. Scott Simmons
Vice President

BANK OF EVERETT
Michael R. Deller, President & CEO

Bank of Everett completed its first full year of operation in 2007. We experienced many successes and our veteran staff is embracing the opportunities as we grow our business into a high-performing bank.

We are building our customer base through our service model of community banking. Our theme at Bank of Everett is “Exceeding Your Expectations.” Our average of 22 years of experience per employee helps us build our client base and truly serve as a financial partner with our customers. The word is spreading.

“Our office manager can’t stop raving about Bank of Everett,” says James Courrier, DDS. “She loves the courier service and not having to leave the office to make deposits. Bank of Everett reflects the service standard that we have established at our dental practice. The knowledge, service, and personal touch that my bankers offer exceed our expectations, every day.”

Product and operational expertise was clearly demonstrated in 2007 as we implemented a convenient and sophisticated cash management suite of products and remote deposit capability for our business customers. The Certificate of Deposit Account Registry Service® (CDARS) which insures deposits of up to $50 million for high net worth customers and nonprofits, attracts deposits, broadens relationships and has proven to be a successful product.

Our staff’s product knowledge was recognized as employees served on task forces and strategic teams for Capitol Bancorp. At the same time, we have found that the CBC model is a very effective one, providing true community banking with sophisticated support and services.

Bank of Everett’s board of directors and staff are very involved with the community. We actively participate with organizations such as the Everett Chamber of Commerce, Providence Everett Health Clinic, Everett Rotary Club, Everett Community College Foundation and the EverTrust Foundation. Additionally, the United Way recognized our bank’s team for its generosity.

“Exceeding Your Expectations” is ringing true in Everett where the community bank of choice is becoming Bank of Everett.

— Michael R. Deller, President & CEO

The Capitol Bancorp model is a very effective one, providing true community banking with sophisticated support and services.

2722 Colby Avenue, Suite 100 | Everett, WA 98201
425.740.2888 | www.bankofeverett.com

BOARD OF DIRECTORS

Robert W. Bauer, CPA
BauerEvans, Inc., P.S.

Thomas R. Collins
Attorney at Law
Anderson Hunter Law Firm

Richard H. Cooper
CEO
The Everett Clinic

Michael R. Deller
President & CEO
Bank of Everett

Thomas S. Giovanelli
President, Northwest Region
Capitol Bancorp Limited

Randy K. Hansen
President
PSG Washington, Inc.

Thomas P. Hoban Jr.
CEO
Coast Real Estate Services

Wallace S. Rodland
Owner
Rodland Toyota, Inc.

Mary B. Sievers
Executive Director
EverTrust Foundation

Brenda D. Stonecipher
City Council Member
City of Everett

OFFICERS

Thomas S. Giovanelli
Chairman

Wallace S. Rodland
Vice Chairman

Shannan L. Ramey
Secretary

Michael R. Deller
President & CEO

Raymond O. Corwin
Senior Vice President

Malcolm R. Harding
Senior Vice President & CCO

Jeffrey R. Mitchell
Senior Vice President & COO

Kenneth V. Pascoe
Senior Vice President

Michele L. Sayed
Vice President

BANK OF TACOMA
Michael W. Hansch, President & CEO

Bank of Tacoma debuted at the start of 2007. Our goal is to stand tall among the financial institutions in Tacoma. Our experienced team has embraced the tagline, “Customized Banking Your Way.”

Our team members have been heavily involved in the community this past year as we began to build the Bank of Tacoma brand. Taking part in our first United Way campaign, we proudly reported 100 percent participation. Bank of Tacoma was also involved with The American Heart Walk, Tacoma Pierce County Chamber of Commerce, Tacoma Art Museum, Tacoma Goodwill Industries, Franciscan Health System, Tacoma YMCA, Downtown Tacoma Rotary Club, Emergency Food Network, Geneva Foundation, Mary Bridge Children’s Hospital and Catholic Community Services.

In 2007, I challenged our team to bring in $2 million in deposits in one week. They brought in $2.4 million by calling our investors, offering our competitive money market account and rising to the challenge with persistence and a winning attitude. We also adopted a blitz calling program where just about every team member got out of the office and called on prospects and customers on a given day and then met back at the bank to report the results and feedback. This program has been very effective in building new relationships.

In our first year, we had solid loan, deposit and fee income growth by focusing on building strong and lasting relationships with our customers. Our board members have been very helpful in referring business to the bank from their friends, colleagues and associates. At the suggestion of John Xitco, one of our board members, we recently presented all of our directors with dual-sided business cards with their name on one side and my name on the other side in order to make it easier for them to provide the bank with referrals.

We look forward to many more successful campaigns as we expand on the strong foundation we laid in 2007. We customize our expanding menu of financial services the way our customers want it — or simply put, "Customized Banking Your Way."

— Michael W. Hansch, President & CEO

In 2007, I challenged our team to bring in $2 million in deposits in one week. They brought in $2.4 million.

1015 A Street, Suite 100 | Tacoma, WA 98402
253.722.2900 | www.bankoftacoma.com

BOARD OF DIRECTORS

Fred Brown
Financial Consultant

Thomas S. Giovanelli
President, Northwest Region
Capitol Bancorp Limited

Michael W. Hansch
President & CEO
Bank of Tacoma

Theodore M. Johnson Jr.
Principal & Owner
Simon Johnson LLC

Sophia M. Korum
Executive Director
Korum for Kids Foundation

Eugene S. Lapin, MD
Cardiologist
Cardiac Study Center

John R. Long
President
Good Samaritan Hospital

John S. Wiborg
President & Co-Founder
Stellar Industrial Supply, Inc.

John M. Xitco
Partner
Associated Petroleum Products
ASADO and MASA Restaurants

OFFICERS

Thomas S. Giovanelli
Chairman

Michael W. Hansch
President & CEO

Perry R. Colombini
Senior Vice President

Ronald H. Goodwin
Senior Vice President

Steven M. Harlow
Senior Vice President

Andrea B. Hogan
Vice President

HIGH DESERT BANK
Larry R. Snyder, President

High Desert Bank opened its doors for business on September 26, 2007, as Capitol Bancorp’s 55th affiliate bank and the first in the state of Oregon.

Our slogan is “Local Service — Local Knowledge.” We started the bank with 160 investors and a board of directors whose members have longevity and success in the community. Our staff averages more than 16 years in banking.

The bank derives its name from the elevated arid region of central Oregon where our community is established. The panoramic Oregon Mountains give us a gorgeous backdrop to the west. Bend, a thriving city of more than 80,000 residents, is developed at the bend in the Deschutes River. It is the hub of Deschutes County, the fastest growing county in Oregon and the sixth fastest in growth in the country. Founded as a lumber town in 1905, Bend has transformed itself into a summer and winter recreational area, a great place to live, work and raise a family. It has a solid core of local and regional businesses, and the lowest unemployment rate in the state. The quality of life is enhanced further by excellent medical facilities, great weather, quality education and a relatively moderate cost of living.

Our staff members know the importance and value of community involvement. We volunteer and serve on the board of directors with the United Way, Rotary Club, Boys & Girls Club of Bend, Volunteers in Medicine, Economic Development for Central Oregon, Risk Management Associates, Habitat for Humanity, March of Dimes, Chamber of Commerce and Mountain Star Nursery.

High Desert Bank will be a vital part of this vibrant community by epitomizing the Capitol Bancorp model — seizing the plentiful opportunities to provide for the financial services needs of small and mid-size businesses and professionals. Since our debut, we have experienced solid loan and deposit growth which has provided a strong and fundamental basis to achieve our aggressive bank goals for rapid profitability.

We are looking forward to maximizing our potential in the coming years as High Desert Bank becomes an ever-expanding presence in our marketplace. We will achieve success with dedication, diligence and building relationships that last.

— Larry R. Snyder, President

Since our debut, we have experienced solid loan and deposit growth and rapid profitability.

1000 SW Disk Drive | Bend, OR 97702
541.848.4444 | www.highdesertbank.com

BOARD OF DIRECTORS

Gwil T. Evans
Owner
PV Power Inc.
Professional Air

Gary D. Fish
Owner
Deschutes Brewery Inc.

Thomas S. Giovanelli
President, Northwest Region
Capitol Bancorp Limited

Cynthia L. Kane, PhD
Vice President
Clear Choice Health Plans Inc.

John P. Lietz
President
Arrowood Development LLC

Bruce A. McLellan, MD
President
Heart Center Cardiology

Romy E. Mortensen
Vice President, Sales & Marketing
Brooks Resources Corp.

Larry R. Snyder
President
High Desert Bank

Tim D. Van Horn
Real Estate Developer

OFFICERS

Thomas S. Giovanelli
Chairman

Tim D. Van Horn
Vice Chairman

Larry R. Snyder
President

Bruce D. Stephenson
Senior Vice President

Karyn I. Simonton
Vice President

ISSAQUAH COMMUNITY BANK
Robert M. Ittes, President

Issaquah Community Bank opened its doors for business in July 2007 as the 53rd member of the Capitol Bancorp family. Our bank’s debut represented the culmination of efforts on the part of the bank’s board members and staff to create an enduring community bank to support the businesses in the greater Issaquah market.

It is the goal of Issaquah Community Bank to become a significant part of the fabric of our community. With that in mind, we recruited board members who are well established in the community, yet represent a diversity of business and social allegiances. Each of our board members is a valuable resource in developing new constituents for the bank and strengthening the community we serve.

Our staff personifies the bank’s motto each and every day. “Relationship banking with a personal touch” characterizes the value we place on each customer we are honored to serve. Our experienced bank professionals provide the leadership and creative resources that help to differentiate Issaquah Community Bank from other financial institutions in our marketplace. Their knowledge and expertise provide a valuable resource in marshalling the growth of the bank.

It is our goal to establish Issaquah Community Bank as a cornerstone of our community. We want the bank to be viewed as an organization that cares and a valuable resource in supporting local business. Since the bank was launched last summer, we have already been active in supporting various civic activities, including our local Chamber of Commerce’s major festival. We acknowledge the value of building these relationships, not only because they help publicize our bank and lead to new business opportunities, but also because we are fulfilling a genuine need for businesses to become involved in our community.

With the valuable resources made available to us through our affiliation with Capitol Bancorp, Issaquah Community Bank is poised to be the agent of positive influence within our community. This is an exciting opportunity which we all embrace.

— Robert M. Ittes, President

Each of our board members is a valuable resource…

1375 NW Mall Street, Suite 1 | Issaquah, WA 98027
425.395.1199 | www.issaquahcommunitybank.com

BOARD OF DIRECTORS

Brett Backues, CPA
Backues & Company LLC

William J. Baker
President
WJB Enterprises Inc.

Charles E. Burget
President
Pacific Plants, Inc.

Carl D. Cangie
President
Concept Engineering, Inc.

Thomas S. Giovanelli
President, Northwest Region
Capitol Bancorp Limited

Robert M. Ittes
President
Issaquah Community Bank

Carolyn J. Pierce-Dyer
President
Refined Design Interiors, LLC

Brett D. Smith
Owner
Mt. Si Mobile Home Park, LLC

Rosemary Warren, DDS
Dentist
Rosemary Warren, DDS

OFFICERS

Thomas S. Giovanelli
Chairman

Charles E. Burget
Vice Chairman

Robert M. Ittes
President

Carmen L. Malsbury
Senior Vice President & CCO

Charlotte U. Jacobs
Vice President

Naomi R. Kennamer
Vice President

Philip A. Milne
Vice President

John P. Snorsky
Vice President

SOUTHEAST REGION

Bruce D. Jones, Region President

68      Bank of Valdosta
69      Community Bank of Rowan
70      First Carolina State Bank
71      Peoples State Bank
72      Sunrise Bank of Atlanta

BANK OF VALDOSTA
Matthew D. Stanaland, President

Founded in June 2006, the team at Bank of Valdosta enjoyed the bank’s first full year of business in 2007. In order to handle our growing customer base, we expanded our team to 12 employees, who have more than 100 years of combined banking experience.

Over the past year, the bank has embraced the community much like the community welcomed us when we opened our doors. In 2007, we supported our local farmers and the agricultural industry at the annual Lowndes County Ham and Egg Show. Employees gave several tours of the bank to school children. Two employees are officers with the Rotary Club. We are active with the Lowndes Valdosta Chamber of Commerce, South Georgia Regional Library, Hospice, United Way, LAMP (Lowndes Associated Ministries to People), and the Homebuilders Association. We also supported Special Olympics and have helped out with local youth sports.

In 2007, we began publicizing the bank throughout Valdosta and Lowndes County with an aggressive advertising campaign on the local NBC affiliate television station. This advertising package included 60 commercials a month. The 30-second spots ran Monday through Friday during the Today Show and the local news at noon, 5 pm and 11 pm. The commercials featured bank employees and board members as we introduced our full-service community bank to the viewing public. The first commercial took place inside the bank as we highlighted our commitment to excellent customer service and our products and services. The subsequent commercials were designed as cross marketing vehicles as they showed our team members at some of our customers’ businesses. This is the type of win-win approach that we believe will make our hometown bank successful for many years.

We know the success of our bank will be determined in good part by the success of our community, so our plan is for Bank of Valdosta to grow and prosper with Valdosta and Lowndes County. The future is as bright as a sunny day in our pleasant Southern climate.

— Matthew D. Stanaland, President

In 2007, we supported our local farmers and the agricultural industry at the annual Lowndes County Ham and Egg Show.

301 Woodrow Wilson Drive | Valdosta, GA 31602
229.242.3522 | www.bankofvaldosta.com

BOARD OF DIRECTORS

William A. Culbreth
President
Culbreth, Minick & Associates, PC

Thomas W. Hobby, MD
Internal Medicine
Valdosta Medical Clinic

Bruce D. Jones
President
Southeast Region
Capitol Bancorp Limited

Patrick T. Reid
Attorney at Law
Reid & Reid

J. Daniel Schert
Attorney at Law & Partner
Langdale, Vallotton, LLP

Matthew D. Stanaland
President
Bank of Valdosta

Thomas R. Warren
Retired
Private Investor

Teddy W. Welch Sr.
Owner
Strategic Wealth Group, LLC

Sherry C. Wetherington
President
Only Options, Inc.

OFFICERS

Patrick T. Reid
Chairman

Bruce D. Jones
Vice Chairman

William A. Culbreth
Secretary

Matthew D. Stanaland
President

Penny L. Brogdon
Vice President

Beverly G. Edwards
Vice President

Lisa Harrington
Vice President

R. Jeremy Ragan
Vice President

Stephen P. Sainz
Vice President

COMMUNITY BANK OF ROWAN
Bruce D. Jones, President & CEO

During the past year, Community Bank of Rowan established itself as one of the premier community banks in Rowan County. Our two locations have experienced significant growth since opening in February 2006. Our goal is to continue to grow profitably and become the bank of choice in Rowan County.

As we look toward the future, we recognize that our success is dependent upon our customers. We truly believe that delivering outstanding service is critical to our continued success. We have expanded our “Customer Always First” campaign, which includes staff initiatives, as well as a customer service measurement program that provides our valued clients a way to give feedback on the services they receive. We are also continuing our employee rewards program, which recognizes outstanding customer service.

Other initiatives include an increased focus on our mortgage services. We are actively working with local real estate agents on a variety of marketing programs designed to enhance our relationship and improve the home-buying process for our customers.

We are also focusing our marketing efforts, going from start-up awareness to product marketing. New initiatives in the coming year include emphasis on commercial deposit accounts, mortgage loans and a new generation of profit-generating checking accounts.

Our community is where we live and work and our officers continue to play a vital role in area organizations. We are actively involved in various local organizations, including the Economic Development Commission, Rowan Regional Medical Center, Habitat for Humanity, Alliance for Tomorrow, Rowan Jobs Initiative and the Rowan County Chamber of Commerce. We also support numerous area groups and schools, including local Civitan Clubs, Rotary Club, several school-based initiatives and other community-based nonprofit organizations.

One exciting community initiative this year was the campaign to construct a brick-and-iron fence for Livingstone College’s Salisbury campus. We led the campaign in raising funds and gaining community support for this project.

We look forward to continued growth and becoming the high-performance bank of choice in Rowan County.

— Bruce D. Jones, President & CEO

Our community is where we live and work and our officers play a vital role in area organizations.

322 East Innes Street | Salisbury, NC 28144
704.639.0730 | www.communitybankofrowan.com

313 East Centerview Street | China Grove, NC 28023
704.857.3300 | China Grove Office

BOARD OF DIRECTORS

Gregory M. Alcorn
Owner & CEO
Global Contact Services

John T. Bost
Developer
Jim L. Bost Construction Co., Inc.
Bost Development Co., Inc.
B & R Realty

James L. Comadoll, MD
Orthopedic Surgeon/President
RoMedical Care PA

John W. Ellis II
Area Manager
Baxter Bio Surgery

William M. Graham
Attorney at Law
Wallace and Graham, PA

Dianne Y. Greene
Broker & Owner
Century 21 Towne & Country

Bruce D. Jones
President
Southeast Region
Capitol Bancorp Limited

Bobby Clay Lindsay Jr.
President
Summit Developers, Inc.

Patrick T. Reid
Attorney at Law
Reid & Reid

Eric C. Troyer, MD
Physician
Troyer Family Practice

OFFICERS

Bruce D. Jones
Chairman, President & CEO

John W. Ellis II
Secretary

Seamus M. Donaldson
Senior Vice President & CCO

Robert C. Sieg
Senior Vice President

Judy K. Haire
Vice President

Nancy C. Hildreth
Vice President

Crystal L. Hodges
Vice President

Brad R. Martin
Vice President

Jeff S. Wetmore
Vice President

Heidi W. Whitesell
Vice President

FIRST CAROLINA STATE BANK
Timothy N. Taylor, President & CEO

By expanding our market and growing our loan portfolio, First Carolina State Bank reached record asset levels in 2007. In addition to our existing service area of Nash and Edgecombe counties, we opened a loan production office in Greenville and added staff familiar with the Greenville/Pitt County market.

Greenville is a growth market in eastern North Carolina. It is the home of East Carolina University and a large regional hospital and medical school that was recently approved for a dental school.

Total loans increased by more than a third in 2007 and the Greenville office contributed significantly to that growth.

Our staff continues to maintain a high level of involvement in our communities. Our employees are active with the chambers of commerce and United Way in both Rocky Mount and Tarboro. They are volunteer tutors with the Communites in Schools of the Rocky Mount Region, Inc. program and are members of local civic clubs.

In December, we became the title sponsor of the First Carolina State Bank Half Marathon Road Race. A new race for the Rocky Mount area, the half marathon attracted more than 600 runners. The activities also included a family 5K, one-mile fun run and 100-yard dash for younger children. The proceeds from the events were donated to local charities.

In 2007, we provided sales training for our associates and implemented a sales incentive program that increased product sales and referrals within the bank. We also added a Capitol Wealth Advisors investment executive to enhance the product offerings for clients and prospects in our expanded market.

Our bank’s board of directors has been very involved in the bank’s growth this year as they continue to be a great referral source for new business and personal relationships. They promote our bank in the community and are supportive of our efforts to make First Carolina the premier community bank in our markets.

In the coming year our plans include building on the strength of our experienced staff and support of our board to continue to grow our bank profitably while providing the quality of service our loyal customers deserve.

— Timothy N. Taylor, President & CEO

We implemented a sales incentive program that increased product sales and referrals.

171 North Winstead Avenue | Rocky Mount, NC 27804
252.937.2152 | www.firstcarolinastatebank.com

2100 North Main Street | Tarboro, NC 27886
252.823.8230 | Tarboro Office

323 Clifton Street, Suite 5 | Greenville, NC 27858
252.756.4073 | Greenville Office

BOARD OF DIRECTORS

Samuel E. Anderson
Commercial Agent
Fountain Roberson & Anderson

Peggy M. Braswell
Retired

Richard C. Davenport
President
Calvin Davenport, Inc.

Kathe M. Henke
Retired

Bruce D. Jones
President
Southeast Region
Capitol Bancorp Limited

W. H. Kimball
Retired
Vice President of Sales
Kenan Transport

Thomas W. King
Attorney at Law
T. W. King

David A. Parker
Retired

James E. Rabil
President
Chambliss & Rabil
Contractors, Inc.

James R. Rose Jr.
Executive Vice President
First Carolina State Bank

Charles D. Smith
President
First Carolina
Communications, Inc.

Randall C. Stewart, DPT
President & Physical Therapist
Carolina Physical Therapy
Contractors, Inc.

Timothy N. Taylor
President & CEO
First Carolina State Bank

OFFICERS

Randall C. Stewart, DPT
Chairman

David A. Parker
Vice Chairman

Timothy N. Taylor
President & CEO

Kathe M. Henke
Secretary

James R. Rose Jr.
Executive Vice President

Reuben M. Harris
Senior Vice President

Samuel W. Johnson
Senior Vice President

Albert E. Boone
Vice President

William D. Edgar Jr.
Vice President

John R. Johnson
Vice President

Beverley Riley
Vice President

Edward G. Taylor
Vice President

PEOPLES STATE BANK
Bruce D. Jones, Interim President

Peoples State Bank is a driving force in the community of Jeffersonville in Twiggs County, helping fund economic development and furnishing the financial services for area businesses and families.

The past year was filled with strong growth and continued community support for the bank. Customers and community members alike frequently comment about the beautiful new appearance of our facility, which underwent a major renovation.

The successful implementation of a new bank operations system allows our staff to offer additional products and services to our valued customers. We have grown customer participation in Internet banking, cash management products, home equity lines of credit and mortgage lending. While our bank now has the state-of-the-art products and services available at many modern financial institutions, we retain the personalized customer service that people in Twiggs County appreciate from their hometown bank.

Our focus remains on our most important asset: our customers. To show our appreciation for their continued support, and to raise awareness of the bank in Twiggs County, we launched a monthly customer appreciation day. This ranged from preparing refreshments for customers and holding drawings for boxes of chocolate and Easter baskets, to delivering a fruit and chocolate basket to residents of a local senior care facility.

We also welcomed a new officer to our team, B. Kay Howell, who became the bank’s executive vice president and chief operating officer. Kay brings 21 years of banking experience, which includes her previous position as a regional retail manager at another bank prior to joining our team.

We continue to serve our wonderful community by supporting several local organizations, including the Twiggs County Booster Club, the Twiggs County Department of Children’s Services and Twiggs Academy. Our officers are dedicated to being involved in community affairs. For example, Mae Starley, a senior officer, was appointed to the Twiggs County Economic Development Board.

Growth, customer satisfaction and teamwork will be our focus as we tackle future challenges. We will continue to serve the local community while expanding our reach into the adjoining counties that make up our market area.

With hard work and community support, the staff of Peoples State Bank anticipates a bright future.

— Bruce D. Jones, Interim President

The year was filled with strong growth and community support.

207 Main Street | Jeffersonville, GA 31044
478.945.3262 | www.psbjeffersonville.com

BOARD OF DIRECTORS

Alan D. Curtis
President & CEO
Cochran Air Service, Inc.

Charles R. Greene
President & CEO
Allentown Chip Company, Inc.

Bruce D. Jones
President
Southeast Region
Capitol Bancorp Limited

Patrick T. Reid
Attorney at Law
Reid & Reid

Matthew D. Stanaland
President
Bank of Valdosta

Bobby G. Wetherington
Partner
Wetherington Farms, LP

OFFICERS

Bruce D. Jones
Chairman & Interim President

B. Kay Howell
Executive Vice President & COO

Brenda Best-Youmans
Senior Vice President

Mae C. Starley
Vice President

SUNRISE BANK OF ATLANTA
Charles H. Green, President

As Sunrise Bank of Atlanta’s first full year of operation, 2007 will be remembered as a time when we gained momentum and took advantage of several business and marketing opportunities.

SPOTLIGHT ON THE ARTS

As the volunteer chairman of the Fulton County Arts Council, our region’s largest arts funding organization, I know that Atlanta’s nonprofit enterprises are viable small businesses with specialized banking needs. Because of this, more than 25 nonprofit organizations have accounts at our bank representing significant deposits and loans.

Our slogan — The Art of Banking — is a registered trademark, communicating our personalized approach to community banking as well as the value we place on the arts. The term is incorporated in all of our marketing efforts and we continue to host art exhibits showcasing local artists and their latest creations.

FOCUS ON INTERNATIONALS

Through involvement in many international chambers of commerce, we have penetrated another niche market – becoming the bank of choice for many international executives moving to Atlanta. By building strong relationships with these executives we can make their transitions smooth by fulfilling all of their banking needs.

As our regional governments make business with China a priority, we are helping several Chinese executives acclimate to Atlanta. Last year, Fulton County initiated an impressive business and cultural exchange with Chengdu, China. Hundreds of people visited Sunrise Bank when we hosted a reception honoring the Chinese delegation.

STAFF KEEPS GETTING STRONGER

Several savvy banking professionals joined Sunrise in 2007. Adding international citizens to our staff with multiple language skills opened valuable introductions to Atlanta’s burgeoning international communities. The results are a diversified base of deposits and loans that are growing the bank. We also added a seasoned wealth advisor to our bank as part of Capitol Wealth Advisors. Wealth management is another specialty that enhances our ability to provide personalized service and custom financial solutions.

As one of only 16 Georgia banks certified to offer the SBA’s new Patriot Express loans for veterans, we hosted two free seminars as another way to reach out to prospective customers in our community.

— Charles H. Green, President

The bank of choice for many international executives.

600 West Peachtree Street NW, Suite 300 | Atlanta, GA 30308
404.249.6500 | www.sunrisebankofatlanta.com

BOARD OF DIRECTORS

Kim E. Anderson
Director
Boardwalk Consulting LLC

Lawrence E. Cooper MD
Principal
Bentley Investments, Inc.

Herbert M. Dangerfield
President & Owner
Carey Executive Limousine

Peter G. Davis
President & CEO
Vesdia Corporation

Karen Burkhart Dick
Executive Vice President
Ackerman & Co.

Randal A. Enterkin
President & CEO
PrecisionJet, LLC

Charles H. Green
President
Sunrise Bank of Atlanta

Angela Hsu
Senior Corporate Attorney
Duke Realty Corporation

Bruce D. Jones
President
Southeast Region
Capitol Bancorp Limited

Bari R. Love
Principal
Jackson Spalding
Communications

M. Kasim Reed
Partner
Holland & Knight LLP

Patrick T. Reid
Attorney at Law
Reid and Reid

R. Kirk Rich
President
Rich Real Estate Services, Inc.

Grace M. Lopez-Williams
President
Grace Williams CPA, PC

OFFICERS

Patrick T. Reid
Chairman

Bruce D. Jones
Vice Chairman

Charles H. Green
President

June F. Kossow
Senior Vice President & CCO

Tareasa P. Sexton
First Vice President &
Senior Loan Officer

Melanie L. Brown
First Vice President

Rick S. Darlington
Vice President & Mortgage
Lending Manager

Lori J. Roberts
Vice President

Miroslava Torres-Young
Vice President

TEXAS REGION

Clinton D. Dunn, Region President

74      Bank of Fort Bend
75      Bank of Las Colinas

BANK OF FORT BEND
R. Bruce Mercer, President

I am gratified and honored that Bank of Fort Bend, located near Houston, is now a part of the Capitol Bancorp family and the first affiliate bank in Texas. We are very excited about this business model which we believe combines the best advantages of local, community bank customer service with the product and technological support that is similar to those offered at the larger regional and national banks operating in our Fort Bend County market.

We have been very fortunate to have built a veteran, experienced staff of friendly faces. These individuals are well known in our community and have a loyal following of business and consumer customers who are also joining us. Our staff members are actively involved in our community as volunteers for churches, youth sports organizations and as directors on the boards of local nonprofits.

Fort Bend County has been one of the fastest growing marketplaces in the U.S. in recent years. Fort Bend’s population growth from 1990 to 2000 was an astounding 57 percent compared to the national average of 13 percent. Household income in 2000 for the area was also very strong, averaging $77,861 compared to $50,248 nationally.

We found an opportune location on one of the main entryways to the 900-acre Sugar Land Business Park, which is home to approximately 100 distribution, light manufacturing and service companies. We are the only banking facility in the business park so we offer convenience plus personalized community bank service with customized financial solutions that can be as sophisticated or as simple as our customers need.

Our contacts in this market and the advantages in our business model have allowed us to attract a first-class, highly visible and active board of directors. They have all expressed a strong desire to help us grow in this marketplace through their personal businesses, with a continued stream of referrals and by acting as “cheerleaders” for our bank whenever possible.

We are truly blessed with this opportunity and we are tremendously excited about our future. We look forward to working with folks from our previous relationships and with the new friends we are meeting!

— R. Bruce Mercer, President

I am gratified and honored that Bank of Fort Bend is the first Capitol Bancorp bank in Texas.

12946 Dairy Ashford Road, Suite 100 | Sugar Land, TX 77478
281.276.1800 | www.bankoffortbend.com

BOARD OF DIRECTORS

Ronald W. Bickers
President
Southwest Calibration
Service, Inc.

Robert P. Brooks
Owner
Robert P. Brooks Investments

Clinton D. Dunn
President, Texas Region
Capitol Bancorp Limited

George V. Head
Vice President
Stratos Global Corporation

Douglas A. Heath
Executive Director
Butler Waddell Interests

Rajni Jain, CPA
Partner
Jain & Jain, P.C.

Mark I. Kaufman
Investor

R. Bruce Mercer
President
Bank of Fort Bend

Rajesh Naran
President
ALS/ e-Lab Analytical, Inc.

John M. Null, CPA
Managing Partner
Null-Lairson, P.C.

Mehran Rafizadeh
Dealer Principal
Republic Harley-Davidson/
Buell Inc.

Mark A. Simmons
Managing Director
The Avalon Group

William J. Swinbank
President
The Sprint Companies

OFFICERS

Clinton D. Dunn
Chairman

R. Bruce Mercer
President

James Q. Dearing
Executive Vice President

Sandi S. Otero
Executive Vice President & CCO

Gil R. Edmundson
Senior Vice President

Claudia S. Riggins
Senior Vice President

Jean C. Goff
Vice President & COO

Amy C. Marsters
Vice President

J. Keith Miller
Vice President

BANK OF LAS COLINAS
Gerold L. Hooker, President

Bank of Las Colinas opened for business in December 2007 as Capitol Bancorp Limited’s 60th affiliate bank. Our goal is to establish meaningful and long-lasting relationships with our clients, who we believe are our most valuable assets.

Our staff of 11 veteran bankers understand that true relationship banking is growing increasingly rare. As a result, Bank of Las Colinas was founded on the principle that most commercial and consumer customers want a skillful and insightful banker with the ability to assist with all facets of their financial needs in a timely manner.

In addition to our team of experienced banking professionals, we have also assembled an excellent board of directors which consists of customers and business leaders. Their referrals, contacts and experience are key to achieving our growth objectives and crucial to our marketing strategy. With their assistance, Bank of Las Colinas is poised to become a high-performance bank for businesses, professionals and consumers in our vibrant community.

From the early organizational stage through the capitalization process and the bank’s opening, our previous customers and the residents of our community have enthusiastically welcomed our new bank. This was evident during the stock subscription process when the demand exceeded the amount of stock available.

Our bank is located in the Las Colinas district of Irving, situated in close proximity to Dallas and Dallas/Fort Worth International Airport. Since the conception of Las Colinas in 1972, the area has become home to many corporate headquarters, luxury hotels and upscale residential communities. In addition to being one of the first master-planned communities in the United States, Las Colinas is also one of the largest mixed-use developments in the Southwest. This blend of commercial and consumer activity is a perfect match for our business model, which seeks to provide a superior alternative to the common banking experience.

Our team of bankers and directors are approaching 2008 with enthusiasm. We intend to deliver exceptional customer service to our existing customer base and to many new friends.

— Gerold L. Hooker, President

Las Colinas is also one of the largest mixed-use developments in the Southwest…a perfect match for our business model.

300 East John Carpenter Freeway, Suite 100 | Irving, TX 75062
214.574.4900 | www.bankoflascolinas.com

BOARD OF DIRECTORS

Gary L. Cain
President & CEO
Cain Foods Industries, Inc.

Clinton D. Dunn
President, Texas Region
Capitol Bancorp Limited

Gerold L. Hooker
President
Bank of Las Colinas

Nicholas F. Leber, DDS
All Seasons Dental Associates

Paul L. Moore
Chairman of the Board
Southwestern Wholesale Co., Inc.

Robert B. Neely
President & CEO
TCP Realty Services

Kelly G. Saxton
President
Saxton Pierce Restaurant Corporation

John D. Settle Jr.
Founder
SettlePou Attorneys & Counselors

Darrell W. Wilson
President
The Slalom Shop Boats & Yachts

OFFICERS

Clinton D. Dunn
Chairman

Gerold L. Hooker
President

Brad D. Tidwell
Executive Vice President & CCO

D. Wes Griffin
Senior Vice President & COO

Cody D. Edge
Vice President

Ginny E. Guerra
Vice President

Ann N. Glockzin
Vice President

NATIONAL AFFILIATES

  77      Amera Mortgage Corporation
  78      Capitol Wealth

AMERA MORTGAGE CORPORATION
Mark A. Janssen, CEO

For Amera Mortgage, 2007 was a period of expansion to meet the demands of a growing number of affiliate banks and one of change in adapting to the evolving landscape of the residential mortgage industry. Amera held two multi-state sales conferences for Capitol Bancorp, which brought mortgage originators together to address the needs of the national sales force. These were forums where mortgage loan officers could establish relationships, network and allow Amera’s management to discuss plans for future technology enhancements to aid in the origination of mortgage loans.

In the West, the sales meeting focused on bringing fresh ideas to the table. We shared best practices to spread the success experienced in markets throughout the expanding footprint of Capitol Bancorp. Mortgage lenders shared business plans and successful strategies while Capitol’s marketing department presented a variety of marketing tools created in conjunction with Amera and individual banks that are now available for use by mortgage lenders nationally.

In the East, additional focus was placed on sales success in the mortgage business. In particular, we looked at methods for setting and achieving sales and income goals through the utilization of specific sales and marketing strategies. Additionally, Amera focused on the changing mortgage landscape and the tools it is providing through its client service and product placement groups to ensure that Capitol Bancorp’s affiliate banks can continue to provide a wide array of mortgage products and services to their clients.

From a technology standpoint, we have begun a process to consolidate mortgage origination technology under a single umbrella while expanding our automated pricing and guideline engine. The pricing engine serves as a single point of reference for all investor products offered by Amera. We will also be evaluating a front-end origination tool that will complete this migration and further streamline the origination process.

As we move forward, we have positioned Amera Mortgage to meet the needs of a growing number of affiliate bank clients as well as the clients served by our retail originators. We vow to adapt responsibly to changes in our industry.

— Mark A. Janssen, CEO

2007 was a period of expansion to meet the demands of a growing number of affiliate banks…

1050 Corporate Office Drive, Suite 200 | Milford, MI 48381
248.685.1700 | www.ameramortgage.com

BOARD OF DIRECTORS

Susan L. Bowen
Executive Vice President
Amera Mortgage Corporation

Melinda F. Cain
Executive Vice President
Amera Mortgage Corporation

Lee W. Hendrickson
Chief Financial Officer
Capitol Bancorp Limited

Mark A. Janssen
CEO
Amera Mortgage Corporation

Lyle W. Miller
President
L. W. Miller Holding Company

Jerald H. Rock
President
Amera Mortgage Corporation

John C. Smythe
President, Great Lakes Region
Capitol Bancorp Limited

OFFICERS

John C. Smythe
Chairman

Mark A. Janssen
CEO

Jerald H. Rock
President

Lee W. Hendrickson
Secretary & Treasurer

Susan L. Bowen
Executive Vice President

Melinda F. Cain
Executive Vice President

Kathleen M. DeFrances
Executive Vice President

John A. Korch
Senior Vice President

Sharon A. Pastori
Senior Vice President & CFO

James A. Sellick
Senior Vice President

Nancy J. Caruso
Vice President

Susan Good
Vice President

Melodie A. Haverkate
Vice President

Kathleen E. S. Lawrence
Vice President

Paul G. Richer
Vice President

Robert A. Risher
Vice President

James M. Shaffer
Vice President

Susan L. Shaffer
Vice President

CAPITOL WEALTH
Robert R. Hogan, President & CEO

At Capitol Wealth, we provide our customers wealth advisory solutions through a trusted advisor at many of our Capitol Bancorp banks. Besides growing noninterest income for the Corporation, our efforts are directed at assisting customers in preparing today, so they can be financially secure tomorrow.

Throughout 2007, I have had the opportunity to visit most of our affiliate banks, receiving a warm welcome and enthusiastic support from both bank presidents and their boards of directors. These personal visits have provided tremendous feedback that has enabled us to improve our customer service. Furthermore, board members have provided many introductions to qualified candidates who have joined our team as the wealth advisor expert, providing positive financial results to the customers of our local banks as well as the Corporation overall.

With that said, I am proud to report that we more than doubled our business in 2007. Here are our other achievements:

●
Launched an acquisition strategy, purchasing an investment advisory firm and a commercial insurance agency, which added substantial assets under management with a healthy boost to our projected revenue;

●	Grew total assets under management considerably;

●	Added 15 new bank wealth programs, bringing the total number of financial advisors on our platform to 40;

●	Deployed tools to our advisors assisting them in delivering financial planning advice to our customers; and,

●	Implemented a branding strategy (“Prepare Today, Secure Tomorrow”) that can be found in our brochures, web site and electronic kiosks.

In 2008, we will continue to accelerate our growth, broaden our financial network, and improve our services to our clients through the following, multi-faceted plan:

●	Expanding our acquisition pipeline;

●	Obtaining a national trust charter; and,

●	Recruiting additional talented financial advisors.

Finally, I would like to thank our employees for their contribution, our customers for their confidence and each of our bank presidents and their board members for their support. We look forward to serving your needs and exceeding your expectations.

— Robert R. Hogan, President & CEO

We provide our customers wealth advisory solutions.

9300 Harris Corners Parkway, Suite 410 | Charlotte, NC 28269
704.599.1055 | www.capitolwealth.com

BOARD OF DIRECTORS

Jay J. Butler
Retired Bank Executive

Robert R. Hogan
Vice Chairman, President & CEO
Capitol Wealth, Inc.

Michael M. Moran
Chief of Capital Markets
Capitol Bancorp Limited

Enrico S. Piraino
Business Entrepreneur

Joseph D. Reid
Chairman & CEO
Capitol Bancorp Limited

Patrick T. Reid
Attorney at Law
Reid and Reid

Pamela E. West
Retired Bank Executive

Ben E. Yeakley
Retired Trust Executive
Real Estate Developer

OFFICERS

Joseph D. Reid
Chairman

Robert R. Hogan
Vice Chairman, President & CEO

David M. Paventi
Secretary, Treasurer & COO

                  F i n a n c i a l  I n f o r m a t i o n
________________________________________________________

Selected Consolidated Financial Data
(in $1,000s, except per share data)

	As of and for the Year Ended December 31
	2007(1)	2006(2)	2005(3)	2004(4)	2003(5)
For the year:
Interest income	$330,439	$279,353	$224,439	$179,089	$164,416
Interest expense	147,162	105,586	67,579	47,496	49,490
Net interest income	183,277	173,767	156,860	131,593	114,926
Provision for loan losses	25,340	12,156	10,960	12,708	9,861
Noninterest income	24,381	21,532	21,048	19,252	20,087
Noninterest expense	176,160	137,804	117,289	97,787	86,952
Net income	21,937	42,391	35,925	26,716	23,380
Net income per share:
Basic	1.29	2.69	2.42	1.88	1.86
Diluted	1.27	2.57	2.34	1.79	1.77
Cash dividends paid per share	1.00	.95	.72	.65	.51

At end of year:
Total assets	$4,901,763	$4,065,816	$3,475,721	$3,091,418	$2,737,062
Total earning assets	4,527,006	3,743,041	3,204,646	2,885,545	2,521,375
Portfolio loans	4,314,701	3,488,678	2,991,189	2,692,904	2,247,440
Deposits	3,844,745	3,258,485	2,785,259	2,510,072	2,288,664
Notes payable and short-term borrowings	320,384	191,154	175,729	172,534	92,774
Subordinated debentures	156,130	101,035	100,940	100,845	90,816
Minority interests in consolidated subsidiaries	156,198	126,512	83,838	39,520	30,946
Stockholders' equity	389,145	361,879	301,866	252,159	218,897

		Quarterly Results of Operations (unaudited)
	Total for the Year	Fourth Quarter		Third Quarter	Second Quarter	First Quarter
Year ended December 31, 2007:(1)
Interest income	$330,439	$86,310		$85,036	$81,254	$77,839
Interest expense	147,162	39,924		38,368	35,712	33,158
Net interest income	183,277	46,386		46,668	45,542	44,681
Provision for loan losses	25,340	9,528		7,890	3,990	3,932
Net income	21,937	3,394		5,974	6,298	6,271
Net income per share:(7)
Basic	1.29	.20		.35	.37	.38
Diluted	1.27	.20		.35	.37	.36
Cash dividends paid per share	1.00	.25		.25	.25	.25

Year ended December 31, 2006:(2)
Interest income	$279,353	$74,978		$73,082	$68,196	$63,097
Interest expense	105,586	30,896		28,387	24,559	21,744
Net interest income	173,767	44,082		44,695	43,637	41,353
Provision for loan losses	12,156	3,444		3,441	2,815	2,456
Net income	42,391	11,382	(6)	10,789	10,267	9,953
Net income per share:(7)
Basic	2.69	.71		.68	.65	.64
Diluted	2.57	.68	(6)	.66	.63	.61
Cash dividends paid per share	.95	.25		.25	.25	.20

(1)
Includes Bank of Tacoma, effective January 2007 (located in Tacoma, Washington), Sunrise Community Bank, effective February 2007 (located in Palm Desert, California), Larimer Bank of Commerce, effective May 2007 (located in Fort Collins, Colorado), Issaquah Community Bank (located in Issaquah, Washington) and USNY Bank (located in Geneva, New York), both effective July 2007, High Desert Bank, effective September 2007 (located in Bend, Oregon), Loveland Bank of Commerce, effective October 2007 (located in Loveland, Colorado), Bank of Feather River, effective November 2007 (located in Yuba City, California) and Community Bank of Lincoln (located in Lincoln, Nebraska), Bank of Fort Bend (located in Sugar Land, Texas) and Bank of Las Colinas (located in Irving, Texas), each effective December 2007.

(2)
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

(3)
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

(4)	Includes First Carolina State Bank (located in Rocky Mount, North Carolina), acquired April 1, 2004 and Point Loma Community Bank (located in San Diego, California), effective August 2004.
(5)	Includes Bank of Escondido (located in Escondido, California), effective October 2003.
(6)	Fourth quarter 2006 net income was favorably impacted by year-end adjustments, primarily driven by loan fees, approximating $1.3 million ($0.07 per diluted share) net of income taxes.
(7)
Each period’s computation of net income per share is performed independently and, accordingly, net income per share for the year (basic and diluted) may not equal the sum of the amounts shown for the quarterly periods.

INFORMATION REGARDING CAPITOL'S COMMON STOCK

Capitol's common stock is traded on the New York Stock Exchange (NYSE) under the symbol "CBC."  Market quotations regarding the range of high and low sales prices of Capitol's common stock, as reported by the NYSE, were as follows:

	2007		2006
	Low	High	Low	High
Quarter Ended:
March 31	$36.81	$47.06	$36.74	$47.22
June 30	27.06	37.60	37.84	47.16
September 30	20.00	27.86	36.89	46.00
December 31	18.15	27.24	44.12	47.49

Below is a graph which summarizes the cumulative return earned by Capitol's shareholders over the last five years compared with the SNL (SNL Financial LC) $1B-$5B Asset-Size Index (SNL) and the cumulative total return on the Russell 2000 Index (R-2000).  This presentation assumes the value of an investment in Capitol's common stock and each index was $100 on December 31, 2002 and that subsequent cash dividends were reinvested.

	Period Ended
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07

CBC	100.00	125.08	158.81	172.55	217.72	98.54
R-2000	100.00	147.25	174.24	182.18	215.64	212.26
SNL	100.00	135.99	167.83	164.97	190.90	139.06

INFORMATION REGARDING CAPITOL'S COMMON STOCK--Continued

During 2007, Capitol paid quarterly cash dividends of $0.25 per share.  In 2006, Capitol paid cash dividends of $0.20 per share in the first quarter and $0.25 per share in the second, third and fourth quarters.  Future payment of dividends is subject to approval by Capitol's board of directors, future operating performance and management's assessment of the consolidated organization's capital adequacy.

As of January 31, 2008, there were 6,998 beneficial holders of Capitol's common stock, based on information supplied to Capitol from its stock transfer agent and other sources.

At February 25, 2008, 17,319,178 shares of common stock were outstanding.  Capitol's stock transfer agent is Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021 (telephone 800/884-4225).  The web site for Computershare Trust Company, N.A. is http://www.computershare.com.

Capitol has a direct purchase and dividend reinvestment plan, the Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan ("Capitol Bancorp Direct"), which offers a variety of convenient features including dividend reinvestment, certain fee-free transactions, certificate safekeeping and other benefits.  For a copy of the Capitol Bancorp Direct prospectus, informational brochure and enrollment materials, contact Computershare Trust Company, N.A. at 800/884-4225 or Capitol at 517/487-6555.

In addition to Capitol's common stock, trust-preferred securities of Capitol Trust I (a subsidiary of Capitol) are listed on the NYSE under the symbol "CBCPrA."  Those trust-preferred securities consist of 2,530,000, 8.5% cumulative preferred securities, with a liquidation amount of $10 per preferred security.  The trust-preferred securities are guaranteed by Capitol and mature in 2027, are currently callable and may be extended to 2036 if certain conditions are met.

CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER CERTIFICATIONS

Capitol has filed with the U.S. Securities and Exchange Commission (SEC) all required certifications of its Chief Executive Officer (CEO) and Chief Financial Officer regarding the quality of Capitol’s public disclosures.  In addition, Capitol’s CEO submitted to the NYSE an annual CEO certification stating that he is not aware of any violation by Capitol of the NYSE’s corporate governance listing standards.  Further, Capitol filed certifications by its CEO and CFO with the SEC in accordance with the Sarbanes-Oxley Act of 2002 as exhibits to Capitol’s Form 10-K for the year ended December 31, 2007.

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of Capitol's 2007 report on Form 10-K, without exhibits, is available to holders of its common stock or trust-preferred securities without charge, upon written request.  Form 10-K includes certain statistical and other information regarding Capitol and its business.  Requests to obtain Form 10-K should be addressed to Investor Relations, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933.

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS--Continued

Form 10-K and certain other periodic reports are filed with the SEC.  The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes Capitol).  The SEC's web site address is http://www.sec.gov.  Capitol's filings with the SEC are also available at Capitol's web site, http://www.capitolbancorp.com.

OTHER CORPORATE INFORMATION

EXECUTIVE OFFICES
Capitol Bancorp Center	2777 East Camelback Road
200 Washington Square North	Suite 375
Lansing, Michigan 48933	Phoenix, Arizona 85016
517/487-6555	602/955-6100
www.capitolbancorp.com

INDEPENDENT AUDITORS
BDO Seidman, LLP
Grand Rapids, Michigan

SHAREHOLDER INFORMATION

ANNUAL MEETING
Capitol's 2008 Annual Meeting of Shareholders will be held on Wednesday, April 23, 2008 at 4:00 p.m. at the Lansing Center, located at 333 E. Michigan Avenue, Lansing, Michigan.

COMMON STOCK TRADING INFORMATION
Capitol's common stock trades on the New York Stock Exchange (NYSE) under the trading symbol "CBC."

COMMON STOCK TRANSFER AGENT
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
800/884-4225

DIRECT PURCHASE AND DIVIDEND REINVESTMENT PLAN
Capitol offers an easy and affordable way to invest in Capitol's common stock through its direct purchase and dividend reinvestment plan, Capitol Bancorp Direct.  Capitol Bancorp Direct’s benefits include the ability to make an initial investment in common stock with as little as $50, reinvestment of dividends in additional common stock, direct deposit of dividends, ability to purchase common stock as frequently as once a month, and the option to make transfers or gifts of Capitol's common stock to another person.  Participation in Capitol Bancorp Direct is voluntary and shareholders and prospective investors are eligible.  Purchases under Capitol Bancorp Direct are not currently subject to any brokerage fees or commissions.  For further information regarding Capitol Bancorp Direct or a copy of Capitol Bancorp Direct’s prospectus, informational brochure and enrollment materials, contact Computershare Trust Company, N.A. at 800/884-4225 or Capitol at 517/487-6555.

SHAREHOLDER INFORMATION--Continued

TRUST-PREFERRED SECURITIES TRADING INFORMATION
Preferred securities of Capitol Trust I (a subsidiary of Capitol) trade on the NYSE under the trading symbol "CBCPrA."

TRUST-PREFERRED SECURITIES TRUSTEE
JP Morgan Institutional Trust Services – Tempe, Arizona

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this annual report that are not historical facts may constitute forward-looking statements.  Those forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of Capitol and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements.  The words "intend," "expect," "project," "estimate," "predict," "anticipate," "should," "will," "may," "believe" and similar expressions also identify forward-looking statements.  Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to: (i) the results of Capitol's efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting Capitol's banking business and/or expansion strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability, (vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of Capitol's banks and Capitol's ability to respond to such actions, (ix) the cost of capital, which may depend in part on Capitol's asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) changes in management and (xii) other risks detailed in Capitol's other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions, many of which are based on assumptions relating to the above-stated forward-looking statements, that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.  All subsequent written or oral forward-looking statements attributable to Capitol or persons acting on its behalf are expressly qualified in their entirety by the foregoing factors.  Investors and other interested parties are cautioned not to place undue reliance on such statements, which speak as of the date of such statements.  Capitol undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events.

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

No other bank holding company in the U.S. is believed to hold as many bank 'charters' (i.e., individually capitalized, licensed and managed, community banks) as distinct operating subsidiaries.  Capitol had 60 banks operating in 17 states as of December 31, 2007.  Capitol previously announced plans to expand to 100 banks within the next five years.

Capitol's de novo bank model is intended to create a scalable, low overhead structure which is focused on delivering return-on-equity results, while empowering its individual banks with operating autonomy in all areas which impact the customer relationship.  Capitol's centralized 'back-office' functions, which support the banks, are capable of expanding coverage in concert with growth in both the number and size of affiliate banks.

2007 was another significant year of expansion:

•	The addition of 11 new banks, the largest number in any year in Capitol’s history, bringing the affiliation network total to 60 financial institutions at year-end 2007.
•	Total assets surpassing $4.9 billion at year end, marking a growth rate of 20.6% for the year.

Earnings decreased from $42.4 million ($2.57 per diluted share) in 2006 to $21.9 million ($1.27 per diluted share) in 2007, primarily due to weakened bank earnings performance in the Great Lakes Region.

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

Notably, 'market size' is not a big factor in Capitol's approach to bank-development.  Rather, the key is people.  Capitol has recognized from its beginning that its banking focus always has been, and always will be, a people business.  Capitol's banks are small in market stature, emphasizing personalized banking relationships.

"Incubation" of Young Community Banks
New banks, just like most start-up businesses, are not profitable from the outset.  Each new bank is started with sufficient capital to absorb early period losses and to support balance-sheet growth.  During these early periods of operation, Capitol's management works closely with the de novo bank's president in providing guidance and assistance to help achieve the bank's goals and objectives as it navigates toward future profitability.  When a de novo bank achieves certain developmental milestones (age, cumulative profitability, return on equity or other measures), Capitol may offer the bank's community investors (up to 49% of the bank's start-up capital) an opportunity to exchange their bank investment for shares of Capitol's common stock, at a multiple of the bank's then current book value (typically 150%).  The exchange offer (which is not a contractual obligation of Capitol) is generally subject to approval by the bank's shareholders.  When the offer is made, the bank is often 'turning the corner' on cumulative profitability and the share-exchange enables the bank's shareholders to achieve both a return on their original investment in the bank and liquidity in the form of marketable shares of Capitol's common stock, if the shareholders elect to enter into the share-exchange transaction.  In 2007, Capitol completed one share-exchange transaction; two share-exchange transactions were completed in 2006.

Monitoring and Managing Capitol's Investments in Community Banks
The concept of bank development is not limited to starting and nurturing new banks.  At Capitol, it also means nurturing middle-stage and mature bank affiliates to help them maximize their potential.  Capitol monitors and manages its investments in community banks working through regional presidents, supported by Capitol’s bank financial analysis group.  Capitol's bank financial analysis group assists the banks in the development of detailed budgets, assisting with asset/liability management strategies, monitoring progress on the banks' business plans and reviewing monthly operating results for each bank.  Capitol's regional presidents also assist in the identification of new bank development opportunities within their respective regions.  In addition to the monitoring of operating results, Capitol assists the banks in managing capital, including funding supplemental capital when needed to support bank growth.

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

Total assets and revenues of each bank within Capitol's regions are summarized below as of and for the years ended December 31, 2007 and 2006 (in $1,000s):

	Total Assets		Total Revenues(3)
	2007	2006	2007	2006
Arizona Region:
Arrowhead Community Bank	$89,060	$79,152	$8,161	$8,076
Asian Bank of Arizona(2)	25,017	20,248	1,760	781
Bank of Tucson	187,468	187,683	16,000	15,358
Camelback Community Bank	84,671	83,003	6,780	6,355
Mesa Bank	217,861	201,776	19,685	19,000
Southern Arizona Community Bank	85,158	85,912	6,872	6,629
Sunrise Bank of Albuquerque	71,726	59,798	6,168	4,796
Sunrise Bank of Arizona	116,245	119,785	9,336	10,347
Valley First Community Bank	77,306	72,333	5,544	5,629
Yuma Community Bank	78,489	74,477	6,078	6,049
Arizona Region Total	1,033,001	984,167	86,384	83,020

California Region:
Bank of Escondido	89,557	82,412	5,914	5,115
Bank of Feather River(1)	17,283		171
Bank of San Francisco	68,902	28,122	3,250	1,649
Bank of Santa Barbara	58,738	42,559	4,282	2,138
Napa Community Bank	131,457	99,009	9,483	7,212
Point Loma Community Bank	56,428	43,715	4,161	3,185
Sunrise Bank of San Diego	81,905	71,170	7,092	5,800
Sunrise Community Bank(1)	21,113		1,099
California Region Total	525,383	366,987	35,452	25,099

Colorado Region:
Fort Collins Commerce Bank	61,083	54,410	4,696	3,641
Larimer Bank of Commerce(1)	51,906		2,199
Loveland Bank of Commerce(1)	15,941		234
Colorado Region Total	128,930	54,410	7,129	3,641

Great Lakes Region:
Ann Arbor Commerce Bank	362,429	310,407	25,800	23,598
Bank of Auburn Hills	44,767	31,559	3,298	1,849
Bank of Maumee(2)	35,576	9,915	1,552	133
Bank of Michigan	69,909	51,287	4,945	3,073
Brighton Commerce Bank	108,664	103,909	8,308	7,889
Capitol National Bank	228,556	256,741	17,794	17,531
Detroit Commerce Bank	113,243	106,233	9,083	8,634
Elkhart Community Bank	89,064	86,883	6,876	6,476
Evansville Commerce Bank(2)	50,819	20,772	2,789	591
Goshen Community Bank	93,173	80,137	6,128	5,216
Grand Haven Bank	130,492	129,033	9,575	9,702
Kent Commerce Bank	87,060	86,916	6,545	6,800
Macomb Community Bank	93,045	101,353	6,666	7,713
Muskegon Commerce Bank	98,975	95,551	7,117	7,494
Oakland Commerce Bank	109,370	134,437	9,288	9,660
Ohio Commerce Bank(2)	35,690	14,466	1,533	199
Paragon Bank & Trust	103,711	98,804	7,034	7,816
Portage Commerce Bank	189,944	179,413	15,479	14,813
Great Lakes Region Total	2,044,487	1,897,816	149,810	139,187

Midwest Region:
Bank of Belleville	50,485	24,948	2,389	1,188
Community Bank of Lincoln(1)	12,960		65
Summit Bank of Kansas City	50,142	19,529	3,452	841
Midwest Region Total	113,587	44,477	5,906	2,029

Summary of total assets and revenues – continued:

	Total Assets		Total Revenues(3)
	2007	2006	2007	2006
Nevada Region:
1st Commerce Bank(2)	$32,091	$14,829	$1,762	$202
Bank of Las Vegas	72,768	67,478	5,966	5,331
Black Mountain Community Bank	147,433	138,961	12,282	10,984
Desert Community Bank	101,840	93,914	8,216	7,464
Red Rock Community Bank	120,750	108,362	9,319	8,515
Nevada Region Total	474,882	423,544	37,545	32,496

Northeast Region:
USNY Bank(1)	17,171		438

Northwest Region:
Bank of Bellevue	45,122	33,155	3,152	2,061
Bank of Everett(2)	28,946	20,061	1,907	489
Bank of Tacoma(1)	24,325		1,304
High Desert Bank(1)	11,501		221
Issaquah Community Bank(1)	13,696		330
Northwest Region Total	123,590	53,216	6,914	2,550

Southeast Region:
Bank of Valdosta(2)	43,842	21,626	2,574	561
Community Bank of Rowan(2)	117,495	45,503	6,195	1,870
First Carolina State Bank	115,243	93,819	7,556	6,341
Peoples State Bank	26,159	32,714	2,226	2,629
Sunrise Bank of Atlanta(2)	48,664	16,990	3,922	912
Southeast Region Total	351,403	210,652	22,473	12,313

Texas Region:
Bank of Ford Bend(1)	9,551		27
Bank of Las Colinas(1)	11,383		37
Texas Region Total	20,934		64

Other, net(4)	68,395	30,547	2,705	550

Consolidated Totals	$4,901,763	$4,065,816	$354,820	$300,885

(1)	Became a Capitol affiliate in 2007 and is included for periods after addition to the Capitol banking network.
(2)	Became a Capitol affiliate in 2006 and is included for periods after addition to the Capitol banking network.
(3)	Total revenues is the sum of interest income and noninterest income.
(4)	Includes corporate and other nonbank entities.

[The remainder of this page is intentionally left blank]

Capitol's Results of Operations

Net income for 2007 approximated $21.9 million, a 48% decrease from the $42.4 million earned in 2006.  Net income for 2005 was $35.9 million.  Diluted earnings per share for 2007 was $1.27 compared to $2.57 in 2006 and $2.34 in 2005.

The table below summarizes, for Capitol's banks individually and regionally, net income and the related rates of return on average equity and assets, where applicable (in $1,000s):

	Net Income			Return on Average Equity			Return on Average Assets
	2007	2006	2005	2007	2006	2005	2007	2006	2005
Arizona Region:
Arrowhead Community Bank	$762	$1,293	$1,255	9.24%	15.68%	17.47%	0.89%	1.49%	1.56%
Asian Bank of Arizona(2)	(507)	(567)
Bank of Tucson	4,527	4,656	3,732	26.48%	29.93%	27.61%	2.52%	2.62%	2.12%
Camelback Community Bank	992	1,119	1,167	11.14%	13.64%	13.90%	1.13%	1.36%	1.42%
Mesa Bank	3,983	4,509	3,121	21.46%	25.51%	22.53%	1.89%	2.32%	1.93%
Southern Arizona Community Bank	1,082	1,189	1,290	12.04%	13.51%	14.74%	1.22%	1.39%	1.46%
Sunrise Bank of Albuquerque	601	494	929	8.95%	7.50%	13.58%	0.86%	0.86%	1.36%
Sunrise Bank of Arizona	409	1,372	2,215	3.51%	10.82%	18.12%	0.35%	1.17%	1.82%
Valley First Community Bank	327	716	604	4.10%	9.67%	9.06%	0.46%	0.97%	0.86%
Yuma Community Bank	936	1,199	992	12.09%	16.95%	14.88%	1.28%	1.70%	1.66%
Arizona Region Total	13,112	15,980	15,305

California Region:
Bank of Escondido	505	787	452	3.54%	7.70%	4.78%	0.58%	1.04%	0.72%
Bank of Feather River(1)	(576)
Bank of San Francisco(3)	(397)	(484)	(726)
Bank of Santa Barbara(3)	(191)	(630)	(514)
Napa Community Bank	1,542	1,572	965	11.73%	13.65%	9.47%	1.29%	1.86%	1.27%
Point Loma Community Bank	168	196	(467)	2.37%	2.84%		0.31%	0.48%
Sunrise Bank of San Diego	432	885	1,095	4.06%	8.18%	10.18%	0.50%	1.27%	1.69%
Sunrise Community Bank(1)	(998)
California Region Total	485	2,326	805

Colorado Region:
Fort Collins Commerce Bank(3)	588	170	(396)	6.81%	2.10%		1.07%	0.42%
Larimer Bank of Commerce(1)	(586)
Loveland Bank of Commerce(1)	(426)
Colorado Region Total	(424)	170	(396)

Great Lakes Region:
Ann Arbor Commerce Bank	3,635	3,739	4,007	13.56%	14.19%	14.80%	1.08%	1.21%	1.22%
Bank of Auburn Hills(3)	(335)	(332)	(437)
Bank of Maumee(2)	(1,063)	(619)
Bank of Michigan(3)	(136)	(343)	(1,017)
Brighton Commerce Bank	621	845	1,097	6.63%	8.93%	11.86%	0.58%	0.80%	1.02%
Capitol National Bank	1,977	2,879	3,510	10.45%	14.97%	18.62%	0.84%	1.20%	1.46%
Detroit Commerce Bank	241	942	633	2.57%	11.23%	9.15%	0.22%	0.99%	0.80%
Elkhart Community Bank	766	948	726	8.67%	11.18%	9.21%	0.90%	1.16%	0.97%
Evansville Commerce Bank(2)	(689)	(851)
Goshen Community Bank	431	383	47	5.72%	5.58%	0.71%	0.54%	0.55%	0.08%
Grand Haven Bank	483	1,284	999	4.43%	11.75%	9.75%	0.37%	1.01%	0.82%
Kent Commerce Bank	(161)	365	678		4.72%	8.14%		0.44%	0.79%
Macomb Community Bank	(1,118)	58	442		0.66%	5.03%		0.06%	0.47%
Muskegon Commerce Bank	(1,145)	158	1,184		1.87%	12.52%		0.16%	1.23%
Oakland Commerce Bank	(461)	1,143	1,835		11.50%	17.75%		0.94%	1.46%
Ohio Commerce Bank(2)	(770)	(383)
Paragon Bank & Trust	(187)	858	819		7.71%	7.18%		0.85%	0.74%
Portage Commerce Bank	2,252	2,706	2,940	13.82%	16.72%	18.31%	1.21%	1.51%	1.56%
Great Lakes Region Total	4,341	13,780	17,463

Net income and the related rates of return on average equity and assets – continued:

	Net Income			Return on Average Equity			Return on Average Assets
	2007	2006	2005	2007	2006	2005	2007	2006	2005
Midwest Region
Bank of Belleville(3)	$(572)	$(548)	$(405)
Community Bank of Lincoln(1)	(500)
Summit Bank of Kansas City(3)	(404)	(593)	(319)
Midwest Region Total	(1,476)	(1,141)	(724)

Nevada Region:
1st Commerce Bank(2)	(578)	(432)
Bank of Las Vegas	608	707	670	6.77%	7.24%	9.70%	0.83%	1.09%	1.16%
Black Mountain Community Bank	2,612	2,556	2,204	18.40%	20.40%	20.95%	1.81%	1.96%	1.84%
Desert Community Bank	1,296	1,302	1,061	13.54%	15.29%	13.65%	1.35%	1.51%	1.42%
Red Rock Community Bank	1,652	2,162	1,856	12.34%	17.38%	15.32%	1.44%	2.09%	1.73%
Nevada Region Total	5,590	6,295	5,791

Northeast Region:
USNY Bank(1)	(908)

Northwest Region:
Bank of Bellevue(3)	(154)	(384)	(551)
Bank of Everett(2)	(636)	(733)
Bank of Tacoma(1)	(1,067)
High Desert Bank(1)	(514)
Issaquah Community Bank(1)	(574)
Northwest Region Total	(2,945)	(1,117)	(551)

Southeast Region:
Bank of Valdosta(2)	(423)	(822)
Community Bank of Rowan(2)	(183)	(1,095)
First Carolina State Bank	539	637	478	4.52%	5.59%	4.42%	0.53%	0.75%	0.64%
Peoples State Bank(3)	254	282	77	5.14%	6.57%	2.90%	0.93%	0.55%	0.36%
Sunrise Bank of Atlanta(2)	(338)	(820)
Southeast Region Total	(151)	(1,818)	555

Texas Region:
Bank of Fort Bend(1)	(461)
Bank of Las Colinas(1)	(658)
Texas Region Total	(1,119)

Other, net	5,432	7,916	(2,323)

Consolidated totals	$21,937	$42,391	$35,925	5.72%	12.94%	13.34%	0.49%	1.12%	1.08%

(1)	Became a Capitol affiliate in 2007 and is included for periods after addition to the Capitol banking network.
(2)	Became a Capitol affiliate in 2006 and is included for periods after addition to the Capitol banking network.
(3)	Became a Capitol affiliate in 2005 and is included for periods after addition to the Capitol banking network.

The preceding table presents net income (or loss) of each bank without regard to Capitol’s direct or indirect ownership percentage.  Young de novo banks are expected to incur operating losses in their early periods of operations and, due to Capitol’s ownership percentage, individual start-up losses at banks typically do not have a material effect on consolidated earnings.

Earnings at mature wholly-owned banks have a more significant and direct impact on consolidated earnings.  The preceding table indicates a significant decrease in combined net income of banks within the Great Lakes Region.  Dominating the Great Lakes Region are Capitol’s eleven mature, wholly-owned banks located in Michigan.  Total earnings of this group of banks amounted to $6.1 million in 2007, compared to $15 million in 2006 and $18.1 million in 2005.  The material decrease in earnings in this group of banks is attributable to loan losses stemming from a sustained difficult economic environment, significant increases in nonearning assets and elevated collection costs.  These are the largest items adversely impacting Capitol’s 2007 consolidated earnings results, followed by compression in margins and related net interest income.

The principal revenue source for Capitol’s banks is interest income from loans.  Net interest income is the total of all interest income minus all interest expense.  This is an important measure that is used to help determine the amount of net operating revenues for financial institutions.  Net operating revenue is the sum of net interest income and noninterest income.

Net interest income totaled $183.3 million in 2007, a 5% increase over the $173.8 million reported in 2006, compared to an 11% increase in 2006 versus 19% in 2005.  The 2007 increase in net interest income is substantially less than the growth rate in loans, other earning assets and deposits due to a challenging interest rate environment which reduced the spread between interest earned on loans and rates paid on deposits.  In 2006 and 2005, double-digit asset growth generally correlated with somewhat similar double-digit growth in net interest income, although margin compression reduced the growth rate of net interest income in the second half of 2006.  The modest 2007 increase in net interest income is due to the compression in margins caused by lower rates earned on loans and elevated levels of nonperforming loans coupled with the slower repricing of rates paid on deposits.

Combined with noninterest income, total consolidated net operating revenues approximated $207.7 million in 2007, $195.3 million in 2006 and $177.9 million in 2005.  Noninterest income for these periods was $24.4 million, $21.5 million and $21 million, respectively.  Noninterest income increased 13% in 2007.

Service charges, which approximated $4.8 million in 2007, increased 9% from the 2006 level of $4.3 million ($4.1 million in 2005).  Revenue from trust and wealth management activities increased more than 54% in 2007 and 61% in 2006, following the late-2005 launch of Capitol Wealth, Inc., an initiative to expand Capitol’s banks’ scope of services in meeting the needs of their clients beyond loans and deposits.  Full-time Capitol Wealth advisors are located at a majority of Capitol's banks to work in tandem with their traditional banking colleagues to expand the availability of financial services to the banks' clientele, while increasing noninterest revenues.

In 2007, 2006 and 2005, revenue from mortgage loans originated for sale amounted to $4.5 million, $5.4 million and $6.1 million, respectively.  Loan origination volume decreased in 2006 and 2005 and increased slightly in 2007.  Increased interest rates on mortgage loans in 2006 and 2007 substantially reduced origination volume from refinancings.  Further, reduction in home sales volume in many communities has also negatively impacted origination volume.  Other noninterest income increased 20% in 2007 and 5% in 2006.  Due to the nature of these revenues, as well as gains on the sale of government-guaranteed loans, the amount of the revenue can vary significantly from year to year depending on interest rates and business opportunities.

The provision for loan losses approximated $25.3 million, $12.2 million and $11 million in 2007, 2006 and 2005, respectively.  The very significant increase in the provision for loan losses in 2007 is primarily associated with loan losses incurred in the Great Lakes Region’s mature wholly-owned Michigan banks and related elevated levels of nonperforming loans.  The amount of the provision for loan losses is determined based on management’s analysis of amounts necessary for the allowance for loan losses; this is discussed in greater detail later in the Financial Position section of this narrative.

Noninterest expense totaled $176.2 million, $137.8 million and $117.3 million in 2007, 2006 and 2005, respectively.  In total, these expenses increased 27.8% in 2007, 17.5% in 2006 and 19.9% in 2005.  Increases in the components of noninterest expense in 2007 were primarily associated with added staffing and other costs associated with growing young banks and adding new banks (eleven in 2007 and nine in each of 2006 and 2005).  The more significant elements of other noninterest expense consisted of the following (in $1,000s):

	2007	2006	2005
Advertising	$3,315	$2,921	$2,266
Travel, lodging and meals	3,080	2,322	1,623
Paper, printing and supplies	2,870	2,409	2,135
Directors’ fees	2,819	2,196	1,577
FDIC insurance premiums and other regulatory fees	2,723	879	837
Professional fees	2,468	2,547	2,124
Bank services (ATMs, telephone banking and Internet banking)	2,115	1,564	1,229
Loan and collection expense	1,952	1,116	1,059
Taxes other than income taxes	1,786	1,372	1,401
Communications	1,728	1,380	1,229
Postage	1,113	1,009	864
Courier service	997	872	803
Costs associated with foreclosed properties and other real estate owned	989	417	8
Dues and memberships	928	810	592
Contracted labor	496	549	370
Insurance expense	473	398	386
Other	8,951	4,880	7,324
Total	$38,803	$27,641	$25,827

Capitol’s effective tax rate was 45.9% in 2007, 34.1% in 2006 and 38.7% in 2005.  The statutory federal income tax rate applicable to Capitol is currently 35%.  The effective tax rate includes state income taxes, but excludes taxes incurred in states which are based on measures other than income (which are shown in the table above).  The higher effective tax rate in 2007 resulted primarily from lower taxable income while nondeductible items were relatively consistent with prior years.

Capitol’s Financial Position

Consolidated total assets increased significantly in 2007 to $4.9 billion from $4.1 billion at the end of 2006 and $3.5 billion at the beginning of 2006.

Key to the balance-sheet strength of Capitol is its total capital position (subordinated debentures, minority interests in consolidated subsidiaries and stockholders’ equity totaling approximately $701.5 million or 14.3% of total assets) and liquidity (cash and cash equivalents of $352.4 million or 7.2% of total assets) at December 31, 2007.  Both of those key elements are discussed in the next section, Liquidity, Capital Resources and Capital Adequacy.

When considering Capitol’s financial position, as shown in its consolidated balance sheet, it is clear that the single largest asset category is portfolio loans.  Accordingly, the narrative in this section is devoted primarily to loans.

Net portfolio loans (total portfolio loans after subtracting the allowance for loan losses) approximated $4.3 billion at December 31, 2007 and $3.4 billion at December 31, 2006.  These amounts approximated 87% of total consolidated assets at December 31, 2007 and 85% at December 31, 2006.  Loan growth in 2007 approximated $826 million ($497.5 million in 2006).  On a consolidated basis, portfolio loan growth at banks less than three years of age as of year-end 2007 approximated 66% of all banks’ portfolio loan growth, which is the expected result of Capitol’s growing number of banks.

Capitol’s banks emphasize commercial loans, consistent with their focus on lending to local entrepreneurs, professional service firms and other businesses.  All of Capitol’s banks use a common credit policy; however, as emphasized earlier, all credit decisions are made at the local level at each community bank.  The utilization of an enterprise-wide credit policy has several key benefits to Capitol and its banks, such as procedural guidance for:

•	Loan underwriting and documentation
•	Credit granting authorities within the bank
•	Acceptable collateral and loan structuring
•	Loan participations amongst other affiliates or other funding sources, when proposals exceed an individual bank’s limitations
•	Collections and workouts
•	Documenting and evaluating the adequacy of the allowance for loan losses
•	Establishing corporate credit administration resources to aid the banks when needed

As part of the banks’ emphasis on commercial lending, commercial real estate is sought as the primary source of collateral for commercial loans when possible.  This emphasis on use of commercial real estate as collateral has been a consistent practice of Capitol and its banks from their earliest days of operation, based on the use of appropriate loan-to-value ratios, avoidance of large real estate development projects and the belief that, even in soft economies, commercial real estate tends to have substantially less loss potential than other types of business-asset collateral, such as receivables, inventory and equipment.

A potentially negative aspect of real estate as a primary source of collateral for commercial loans is that when some commercial loans develop performance difficulties and reach nonperforming status (i.e., becoming 90 days past due or being placed on nonaccrual status), the resolution period can be long due to the foreclosure process and may be further extended if the real estate sales environment is weak in particular markets.  In contrast, a commercial loan secured by receivables, inventory or equipment which becomes nonperforming tends to have a higher loss potential due to the probable dissipation of collateral value.

At December 31, 2007, the consolidated allowance for loan losses approximated $58.1 million or 1.35% of total portfolio loans outstanding, compared with $45.4 million or 1.30% at December 31, 2006.  As stated earlier, the allowance is based on management’s analysis of inherent losses in the portfolio at the balance sheet date.

Nonperforming loans approximated $72.6 million and $34.3 million at December 31, 2007 and 2006, and approximated 1.68% and 0.98% of portfolio loans and 1.48% and 0.84% of total assets, respectively.  Of the nonperforming loans at December 31, 2007, about 86% were real-estate secured.  At December 31, 2007, the coverage ratio of the allowance for loan losses to nonperforming loans (i.e., the allowance as a percentage of nonperforming loans) was 80%, compared to 132.5% at the beginning of the year.

At December 31, 2007, about 71% of Capitol’s total nonperforming loans were Michigan-based (including nonperforming loans held at the parent level) where nonperforming loans increased $20 million or 63% in 2007.  In concert with elevated levels of nonperforming loans at Michigan banks, their combined allowance ratio of about 1.58% and 1.48% of portfolio loans at year-end 2007 and 2006, respectively, has been maintained at a higher level than the consolidated ratio, and some banks have allowance ratios exceeding 2%.  Although the majority of nonperforming loans at December 31, 2007 were Michigan-based, it should be noted that other regions (Arizona and California, for example) experienced increases in this category in 2007.  Increases in other regions’ nonperforming loans were expected due to softened economic conditions and the historically low levels of such loans in prior periods.

Due to a combination of commercial real estate collateral and a weak economic climate, resolution of nonperforming loans and other nonperforming assets may take extended periods, levels of nonperforming loans could increase further and general economic conditions may not improve in the near term.  Management believes that nonperforming loans have been properly considered in its evaluation of the adequacy of the allowance for loan losses as of December 31, 2007.

In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past-due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention.  This loan review process is a continuous activity which periodically updates internal loan classifications.  At inception, all loans are individually assigned a classification which grades the credits on a risk basis, assessing the financial strength of the borrower and guarantors and other factors such as the borrowers’ historical and projected financial performance, local economic conditions and other subjective factors.  The loan classification process is fluid and subjective.

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

At December 31, 2007, potential problem loans (which include nonperforming loans) approximated $219 million or about 5% of total consolidated portfolio loans.  Such totals typically approximate 4% to 5% of loans outstanding and are an important part of management’s ongoing and proactive loan review activities which are designed to early-identify loans which warrant close monitoring at the bank and corporate credit-administration levels.  It is important to note that these potential problem loans do not necessarily have significant loss exposure (nor are they necessarily deemed ‘impaired’), but rather are identified by management in this manner to aid in loan administration and risk management.  These loans are considered in management’s evaluation of the adequacy of the allowance for loan losses.

As noted in the Critical Accounting Policies section, which appears later in this narrative, the use of estimates in determining the allowance for loan losses is very important for an understanding of Capitol’s consolidated financial statements.  Simply stated, the allowance for loan losses is management’s estimate of loan losses inherent in the loan portfolio at the balance-sheet date.  The allowance for loan losses is increased by provisions for loan losses, which are charged against operations, and reduced by net loan write-offs which are charged against the allowance.  There are many ways to estimate losses or ‘loss reserves’ and there is no one ‘right’ way.  Management’s experience is that its estimation techniques have accurately determined historical losses.

Capitol had 60 separately chartered banks at year-end 2007.  Each bank separately documents the adequacy of its respective allowance for loan losses.  As mentioned previously, Capitol has a uniform, enterprise-wide credit policy which, among other things, provides the banks guidance on evaluating and documenting the adequacy of the allowance for loan losses.  Essentially, a standardized computational template is used consistently by all of Capitol’s banks.  The template includes elements for all portfolio loan categories for performing loans, nonperforming loans, watch credits and environmental factors.  While a standardized template is utilized, management is required to apply subjective judgment in determining risk factors specific to their banks and other matters in determining the allowance needed at the bank level.  Further, the combined results of the banks’ separate analyses are evaluated at the Capitol, or parent, level on a judgmental basis.  The process to evaluate and determine the adequacy of the allowance for loan losses at each individual bank and on a consolidated basis is labor intensive and requires a high degree of judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

The following table summarizes portfolio loans, the allowance for loan losses and nonperforming loans for each of the banks, regionally, and on a consolidated basis (in $1,000s):

	Total Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans		Allowance as a % of Total Portfolio Loans
	2007	2006	2007	2006	2007	2006	2007	2006
Arizona Region:
Arrowhead Community Bank	$81,836	$71,252	$818	$720	$361	$855	1.00%	1.01%
Asian Bank of Arizona(2)	21,514	14,499	405	200	314		1.88%	1.38%
Bank of Tucson	168,427	160,009	1,385	1,472	752	199	0.82%	0.92%
Camelback Community Bank	79,869	78,922	800	733	451	46	1.00%	0.93%
Mesa Bank	202,511	189,863	1,760	1,794	3,699		0.87%	0.94%
Southern Arizona Community Bank	78,467	77,845	792	775	600	16	1.01%	1.00%
Sunrise Bank of Albuquerque	67,192	53,027	866	778	183		1.29%	1.47%
Sunrise Bank of Arizona	112,211	112,720	1,125	1,126	4,250	246	1.00%	1.00%
Valley First Community Bank	71,689	66,256	653	611			0.91%	0.92%
Yuma Community Bank	66,092	58,577	525	500	600		0.79%	0.85%
Arizona Region Total	949,808	882,970	9,129	8,709	11,210	1,362	0.96%	0.99%

California Region:
Bank of Escondido	54,707	37,398	560	370	311	19	1.02%	0.99%
Bank of Feather River(1)	13,345		187				1.40%
Bank of San Francisco	44,989	26,415	695	375	392		1.54%	1.42%
Bank of Santa Barbara	52,340	40,198	741	533			1.42%	1.33%
Napa Community Bank	100,253	78,467	1,069	1,020	1,459		1.07%	1.30%
Point Loma Community Bank	49,607	38,018	695	510			1.40%	1.34%
Sunrise Bank of San Diego	74,526	65,250	908	540	2,386		1.22%	0.83%
Sunrise Community Bank(1)	17,624		255				1.45%
California Region Total	407,391	285,746	5,110	3,348	4,548	19	1.25%	1.17%

Colorado Region:
Fort Collins Commerce Bank	59,388	52,147	889	695			1.50%	1.33%
Larimer Bank of Commerce(1)	50,927		765				1.50%
Loveland Bank of Commerce(1)	15,253		229				1.50%
Colorado Region Total	125,568	52,147	1,883	695			1.50%	1.33%

Great Lakes Region:
Ann Arbor Commerce Bank	332,624	288,408	4,504	4,393	5,161	4,441	1.35%	1.52%
Bank of Auburn Hills	36,586	26,432	820	410	1,293	629	2.24%	1.55%
Bank of Maumee(2)	32,102	3,327	482	50			1.50%	1.50%
Bank of Michigan	63,448	44,630	952	669	370		1.50%	1.50%
Brighton Commerce Bank	99,627	94,987	1,018	995	18	522	1.02%	1.05%
Capitol National Bank	206,449	196,074	3,421	2,833	3,449	3,365	1.66%	1.44%
Detroit Commerce Bank	108,992	103,153	1,355	1,335	3,948	1,328	1.24%	1.29%
Elkhart Community Bank	83,754	77,515	1,282	1,010	2,677	676	1.53%	1.30%
Evansville Commerce Bank(2)	48,113	14,711	720	232	80		1.50%	1.58%
Goshen Community Bank	70,799	63,653	874	862	491	233	1.23%	1.35%
Grand Haven Bank	122,208	120,025	2,644	2,643	6,970	2,682	2.16%	2.20%
Kent Commerce Bank	83,357	83,065	1,527	1,237	2,456	2,256	1.83%	1.49%
Macomb Community Bank	87,670	87,737	2,283	1,670	11,846	3,738	2.60%	1.90%
Muskegon Commerce Bank	90,031	81,799	1,762	1,231	2,362	3,906	1.96%	1.50%
Oakland Commerce Bank	99,770	114,876	1,816	1,636	3,803	2,862	1.82%	1.42%
Ohio Commerce Bank(2)	29,110	739	437	11			1.50%	1.49%
Paragon Bank & Trust	91,481	82,259	1,431	1,298	2,220	2,132	1.56%	1.58%
Portage Commerce Bank	179,219	167,005	1,812	1,729	1,127	1,380	1.01%	1.04%
Great Lakes Region Total	1,865,340	1,650,395	29,140	24,244	48,271	30,150	1.56%	1.47%

Midwest Region:
Bank of Belleville	46,951	17,410	700	260			1.49%	1.49%
Community Bank of Lincoln(1)	10,501		168				1.60%
Summit Bank of Kansas City	45,165	15,645	641	235			1.42%	1.50%
Midwest Region Total	102,617	33,055	1,509	495			1.47%	1.50%

Summary of loan information – continued:

	Total Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans		Allowance as a % of Total Portfolio Loans
	2007	2006	2007	2006	2007	2006	2007	2006
Nevada Region:
1st Commerce Bank(2)	$27,030	$9,588	$393	$125			1.45%	1.30%
Bank of Las Vegas	61,662	62,818	751	705			1.22%	1.12%
Black Mountain Community Bank	137,308	127,844	1,415	1,529	$659		1.03%	1.20%
Desert Community Bank	90,050	83,284	837	830	356	$137	0.93%	1.00%
Red Rock Community Bank	106,559	100,010	977	1,084	64	151	0.92%	1.08%
Nevada Region Total	422,609	383,544	4,373	4,273	1,079	288	1.03%	1.11%

Northeast Region:
USNY Bank(1)	12,421		187				1.51%

Northwest Region:
Bank of Bellevue	37,364	28,037	665	370	222		1.78%	1.32%
Bank of Everett(2)	24,170	8,269	418	122			1.73%	1.48%
Bank of Tacoma(1)	19,639		285				1.45%
High Desert Bank(1)	9,080		126				1.39%
Issaquah Community Bank(1)	6,598		93				1.41%
Northwest Region Total	96,851	36,306	1,587	492	222		1.64%	1.36%

Southeast Region:
Bank of Valdosta(2)	41,629	18,870	619	283			1.49%	1.50%
Community Bank of Rowan(2)	96,271	36,534	1,444	534			1.50%	1.46%
First Carolina State Bank	94,047	73,884	1,157	800	829	150	1.23%	1.08%
Peoples State Bank	13,609	15,154	247	263	86		1.81%	1.74%
Sunrise Bank of Atlanta(2)	45,024	14,553	760	215			1.69%	1.48%
Southeast Region Total	290,580	158,995	4,227	2,095	915	150	1.45%	1.32%

Texas Region:
Bank of Fort Bend(1)	3,140		46				1.47%
Bank of Las Colinas(1)	9,830		144				1.46%
Texas Region Total	12,970		190				1.46%

Other, net	28,546	5,520	789	1,063	6,385	2,305	2.76%	19.26%

Consolidated totals	$4,314,701	$3,488,678	$58,124	$45,414	$72,630	$34,274	1.35%	1.30%

(1)	Became a Capitol affiliate in 2007 and is included for periods after addition to the Capitol banking network.
(2)	Became a Capitol affiliate in 2006 and is included for periods after addition to the Capitol banking network.

There are several other asset categories.  Loans held for sale ($16.4 million and $34.6 million at December 31, 2007 and 2006, respectively) are home mortgages which are sold into the secondary market generally within 30-60 days of closing (discussed in more detail in the following section of this narrative).  There is also a modest amount of investment securities on the balance sheet ($39.6 million and $40.7 million at December 31, 2007 and 2006, respectively).  Goodwill and other intangibles increased to $72.7 million at year-end 2007, an increase of $10.5 million primarily resulting from a share-exchange transaction; accounting for goodwill is described in the Critical Accounting Policies section of this narrative.  All other asset categories are individually less than $85 million at December 31, 2007 and 2006.

The primary source of funding of loans is deposits, which is discussed in the next section of this narrative.

Liquidity, Capital Resources and Capital Adequacy

Asset liquidity for financial institutions typically consists of cash and cash equivalents, loans held for sale and investment securities available for sale.  These categories totaled $382.9 million at year-end 2007, or about 7.8% of total assets.  This compares to $402.4 million or about 9.9% of total assets at year-end 2006.  Liquidity is important for financial institutions because of their need to meet loan funding commitments, depositor withdrawal requests and various other commitments discussed in the accompanying notes to consolidated financial statements.  Liquidity can vary significantly on a daily basis, based on customer activity.

About a third of the investment securities portfolio is classified as available for sale, although the banks generally have not sold investments to meet liquidity needs.  During 2007 and 2006, there were no significant sales of investment securities available for sale ($1.8 million in 2005).  Sales of investment securities available for sale are typically made to facilitate changes in risk-management strategies.

Loans held for sale, as previously mentioned, approximated $16.4 million at December 31, 2007, compared to $34.6 million at year-end 2006.  These loans are residential real estate mortgages originated by the banks, primarily through Capitol's mortgage affiliate, Amera Mortgage Corporation.  These loans are subsequently sold into the secondary market, rather than being held in the banks' portfolios, to reduce interest rate risk.  In 2007, reports of turmoil relating to subprime mortgage activity dominated the media; Capitol’s banks’ mortgage lending activity is an extension of its relationship-based operating model.  Mortgage loan origination volume in 2007 increased slightly, to approximately $500 million compared to $483.9 million in 2006 and $634.4 million in 2005.  The increase in volume was primarily due to lower interest rates in the second half of 2007 versus the higher rates in 2005 and 2006 after record low interest rates, which generated refinancing volume and home sale activity as discussed previously.  Future volume will depend in large part on interest rates and the relative strength of residential real estate market conditions.  Also, to the extent warranted, the banks may sell other loans from time to time.

The primary source of funds for the banks is deposits.  The banks rely upon interest-bearing time deposits as part of their funding strategy.  The banks also emphasize noninterest-bearing deposits, or checking accounts, which reduce the banks' cost of funds.  Noninterest-bearing deposits were about 17% of total deposits at year-end 2007 (about 20% at year-end 2006).  The decrease in this ratio is significant inasmuch as a lower percentage of noninterest-bearing deposits has the effect of increasing a bank’s funding costs and, accordingly, reducing net interest income.

In recent periods, many banks within the industry have experienced competitive challenges in obtaining additional deposits to fuel growth.  Capitol's banks have had similar experiences in their individual markets.  As depositors have wider access to the Internet and other real-time interest rate monitoring resources, deposit sourcing and pricing has become more competitive.  Deposit growth requires competitive pricing, resulting in tight net interest margins, especially during periods of relatively low interest rates.  As interest rates have recently decreased, customers are more attracted to aggressively-priced time deposits, and growth in noninterest-bearing balances is very difficult to achieve.  The banks do not generally rely on brokered deposits as a key funding source (approximately $533 million at year-end 2007 or 13.9% of interest-bearing deposits compared to 13.6% in 2006); however, brokered deposits are a ready resource to help meet funding needs, such as loan commitments (which are discussed in greater detail in Note O of the consolidated financial statements), and manage interest rate risk.

To supplement their funding sources, some of the banks have lines of credit from the Federal Home Loan Bank system.  At year-end 2007, a total of approximately $299 million ($184 million at year-end 2006) was borrowed under those facilities and additional borrowing availability approximated $490 million.  Some of the banks also have smaller lines of credit with their correspondent banks.  Borrowings under those facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.

Capitol has a credit facility aggregating $25 million from an unaffiliated bank.  At year-end 2007 and 2006, no amounts were borrowed under this facility.

Capitol's longer-term contractual obligations are disclosed in the notes to the consolidated financial statements.  Such obligations consist principally of time deposits of the banks, debt and lease obligations and trust-preferred securities, the principal amounts of which are summarized as follows (in $1,000s):

		Payments Due by Period
	Total(1)	Within 1 Year	Within 1-3 Years	Within 3-5 Years	After 5 Years

Deposits without a stated maturity	$2,023,628	$2,023,628
Time deposits	1,821,117	1,524,347	$241,596	$53,604	$1,570
Debt obligations	320,384	176,234	128,700	15,344	106
Rent commitments under noncancelable leases	56,238	9,098	15,935	13,447	17,758
Trust-preferred securities	158,300				158,300

Total	$4,379,667	$3,733,307	$386,231	$82,395	$177,734

(1)	Excludes interest.

Loan commitments of Capitol's banks (stand-by letters of credit and unfunded loans) generally expire within one year.  Other than the items set forth above, there are no individually material contractual obligations, such as purchase obligations.

A significant source of capital has been investments made by community investors, or minority shareholders, in the subsidiaries which are consolidated for financial reporting purposes.  Total minority interests in consolidated subsidiaries amounted to $156.2 million at year-end 2007, a net increase of $29.7 million from the $126.5 million level at year-end 2006.  The net increase in minority interests in 2007 resulted from Capitol's formation of new banks and bank-development subsidiaries.

Capitol has formed several bank-development subsidiaries, each capitalized with two classes of common stock, voting and nonvoting.  All of the voting common stock (an investment of $1 million for each bank-development entity) is owned by Capitol.  All of the nonvoting common stock, ranging from $12.7 million to $15.8 million for each of the bank-development companies, was sold in private offerings to accredited investors, some of whom are related parties of Capitol.  These entities are engaged in bank-development activities, through Capitol, either on a de novo basis or through acquisition opportunities.  Each of these entities bear a similar name, Capitol Development Bancorp Limited ("CDBL"), numbered in their sequential formation, CDBL-I through CDBL-VII.  CDBL-I became wholly-owned via a share-exchange with Capitol effective November 30, 2006.  CDBL-II became wholly-owned via a share exchange with Capitol completed in February 2007 through the issuance of approximately 371,000 shares of previously unissued common stock.

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

While, in the future, it is likely that share exchange transactions may occur, as a strategy to gain full ownership of some majority-owned affiliates, any such transactions depend upon whether Capitol offers such an exchange and whether minority shareholders vote in favor of it on a transaction-by-transaction basis.

Capitol generally adds banks on a de novo or start-up basis.  Capitol does, however, consider bank acquisition opportunities, particularly when such opportunities facilitate entry into a state where Capitol did not previously have a presence.  For example, in April 2005, Capitol acquired Peoples State Bank located in Jeffersonville, Georgia, which subsequently enabled Capitol to form and/or acquire banks in that state.

Capitol's capital structure consists of these primary elements:
•	Stockholders' equity
•	Minority interests in consolidated subsidiaries
•	Trust-preferred securities and related subordinated debentures

Total stockholders' equity approximated $389.1 million at year-end 2007, an increase of $27.3 million for the year.  The 2007 increase in stockholders' equity includes earnings (less dividends paid), the previously-mentioned share-exchange transactions and proceeds from the issuance of common stock from the exercise of stock options.  The book value per share of common stock (i.e., stockholders' equity divided by the number of common shares outstanding) was $22.47 at year-end 2007, compared with $21.73 at year-end 2006.  Cash dividends per share of $1.00 were paid in 2007, compared to $0.95 in 2006 and $0.72 in 2005.  In early 2008, Capitol's board of directors approved a first-quarter cash dividend of $0.25 per share.  Future payment of dividends is subject to approval by Capitol's board of directors, future operating performance and management's assessment of the consolidated organization's capital adequacy.

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

Capitol has previously raised a total of $158 million of capital through issuance of trust-preferred securities, including $55 million in March 2007.  Most of these funds have been obtained through private placements of pooled trust-preferred securities.  Trust-preferred securities are long-term debt obligations which are treated as elements of capital for regulatory purposes.  As noted in the accompanying financial statements, the trusts relating to Capitol's trust-preferred securities are classified as debt obligations on the consolidated balance sheet.  Future availability of trust-preferred securities as a near-term capital resource diminished in late 2007 as U.S. capital markets became unstable, which precludes this as a capital resource until capital market conditions improve.

Total capitalization at year-end 2007 amounted to $701.5 million, or 14.3% of total assets.  This compares to $589.4 million, or 14.5% at year-end 2006.

At December 31, 2007, Capitol and its bank-development subsidiaries had $27.7 million of funds available for deployment into formation of new banks and/or other corporate purposes.

Capitol and each of its banks and bank-development subsidiaries are subject to a complex series of regulatory rules and requirements which require specific levels of capital adequacy at both the bank level and on a consolidated basis.  Under those rules and regulations, banks are categorized as well capitalized, adequately capitalized or inadequately capitalized using several ratio measurements, including a risk-weighting approach to assets and financial commitments.  Banks falling into the inadequately capitalized category are subject to the prompt corrective action provisions of the FDIC Improvement Act, which can result in significant regulatory agency intervention and other adverse action.  Although it is permissible to maintain capital adequacy at the adequately capitalized level, Capitol operates with the objective of its banks meeting the well capitalized standard.  The well capitalized banks have previously benefitted from lower FDIC deposit insurance costs and less restrictive limitations on some banking activities which are attributable to that classification.  Increases in FDIC insurance premiums experienced by Capitol’s banks in 2007 were attributable to general increases in FDIC assessments, not due to their capital classification.

New banks, as a condition of regulatory charter approval, are required to maintain higher ratios of capital adequacy.  Generally, they are required to keep a specific ratio of capital-to-average-total-assets of not less than 8% during their first three years of operation.

In the opinion of management, Capitol and its banks met the criteria to be classified as well capitalized at year-end 2007.

Trends Affecting Operations

The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending upon the direction and timing of such changes.  At any point in time, there is an imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities.  This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds.  This timing difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature.  The following table summarizes the consolidated financial position in relation to the "gap" at December 31, 2007 (in $1,000s):

	Interest Rate Sensitivity
	0 to 3 Months	4 to 12 Months	1 to 5 Years	Over 5 Years	Total
ASSETS
Money market and interest-bearing deposits	$22,541	$3,091	$198	$1,094	$26,924
Federal funds sold	129,365				129,365
Loans held for sale	16,419				16,419
Investment securities	20,271	777	6,645	11,904	39,597
Portfolio loans	1,698,824	488,514	1,878,942	248,421	4,314,701
Nonearning assets					374,757

Total assets	$1,887,420	$492,382	$1,885,785	$261,419	$4,901,763

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
Time deposits under $100,000	$275,273	$363,048	$114,697	$894	$753,912
Time deposits $100,000 and over	407,957	478,069	180,503	676	1,067,205
All other interest-bearing deposits	926,304	177,348	240,157	8,131	1,351,940
Total interest-bearing deposits	1,609,534	1,018,465	535,357	9,701	3,173,057
Notes payable and short-term borrowings	90,535	85,699	144,044	106	320,384
Trust preferred securities	68,000		35,000	55,300	158,300
Noninterest-bearing liabilities					704,679
Minority interests in consolidated subsidiaries					156,198
Stockholders' equity					389,145

Total liabilities and stockholders' equity	$1,768,069	$1,104,164	$714,401	$65,107	$4,901,763

Interest rate sensitive period gap	$119,351	$(611,782)	$1,171,384	$196,312

Interest rate sensitive cumulative gap	$119,351	$(492,431)	$678,953	$875,265

Period rate sensitive assets/period rate sensitive liabilities	1.07	0.45	2.64	4.02
Cumulative rate sensitive assets/cumulative rate sensitive liabilities	1.07	0.83	1.19	1.24
Cumulative gap to total assets	2.43%	(10.05)%	13.85%	17.86%

The table on the preceding page indicates that, in the immediate short-term, Capitol is slightly “asset sensitive” (i.e., interest-rate sensitive assets exceed interest-rate sensitive liabilities) and, accordingly, if interest rates increase it would favorably impact net interest income.  Early 2008 reality, however, was a falling rate environment with unprecedented large rate cuts made by the Federal Reserve in January.  The "gap" changes daily based upon changes in the underlying assets and liabilities at the banks.  Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, the "gap" differs at each of the banks and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the potential corresponding effect on customers' balances and transactions.

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

As a means of monitoring and managing exposure to interest rate risk, management uses a computerized simulation model which is intended to estimate pro forma effects of changes in interest rates.  Using the simulation model, the following table illustrates, on a consolidated basis, changes which would occur in annual levels of interest income, interest expense and net interest income (in $1,000s) assuming both 100 and 200 basis point ("bp") parallel increases and decreases in interest rates:

	Pro Forma Assuming No Change in Interest Rates	Pro Forma Effect of Interest Rate Increases		Pro Forma Effect of Interest Rate Decreases
		+100 bp	+200 bp	-100 bp	-200 bp

Interest income	$358,877	$383,200	$407,570	$334,553	$310,505
Interest expense	189,394	213,826	238,258	164,295	139,195

Net interest income	$169,483	$169,374	$169,312	$170,258	$171,310

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

While the pro forma analysis above is intended to estimate the impact of an immediate 100 and 200 basis point change in rates, actual results will be different.  Those results will differ (and may be materially different) because a change in market rates does not result in an instantaneous parallel shift in rates on loans and deposits at banks.  Further, any financial model intended to estimate the impact of interest rate changes will not necessarily incorporate other variables, including management's efforts to manage its asset and liability interest rate sensitivity, or customer behavior.

As mentioned previously, the Federal Reserve took unprecedented action in January 2008 to reduce market interest rates by a total of 125 basis points.  Because of Capitol’s consolidated asset-sensitive gap position such action is expected to have an adverse impact on net interest margin (and profitability) as interest rates on loans reprice quickly while rates paid on deposits will reprice over an extended period of time.  At the time this narrative was written, there appeared to be consensus within the financial media that the Federal Reserve may reduce interest rates by another 100 basis points by mid-2008.  If that occurs, Capitol’s net interest margins could become further compressed.  It is impossible to speculate further on the timing, size and direction of future interest rate changes.

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions.  Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans timely and the availability of funds for customers to make deposits.  As discussed earlier, Michigan's economic climate has been weak and is uncertain.  Capitol's Michigan-based banks have minimal amounts of loans made directly to auto industry-related businesses; however, the stress of the U.S. auto industry and weaknesses in other commerce in Michigan is likely to have a continuing adverse impact on the communities in which the banks are located.  At the time this narrative was written, stresses of the domestic economic and global instability preclude prediction of near-term trends and their potential effects.

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

Capitol continues to expand geographically to minimize or avoid a concentration of assets in a particular region.  The Great Lakes Region comprised 41.7% of consolidated assets at December 31, 2007, compared to 46.7% at December 31, 2006, and is disproportionate to other denominated regions of Capitol.  Future asset growth and bank development is expected to emphasize other regions, improving the balance of Capitol’s geographic presence and to reduce the exposure to adverse economic conditions of any particular region.

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

Start-up banks generally incur operating losses during their early periods of operation.  Recently formed start-up banks will detract from consolidated earnings performance and additional start-up banks formed in 2007 and beyond will similarly negatively impact short-term consolidated profitability.  On a consolidated basis, such operating losses reduce net income by the pro rata share of Capitol's ownership percentage in those banks.  Capitol reduces the net income impact of early-period losses of start-up banks through its unique ownership structure of substantially less than 100% of those banks either directly or indirectly through bank-development subsidiaries.  When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Capitol's ownership percentage.

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

Premiums for FDIC insurance have been maintained at a stable and modest level for the last several years, until mid-2007 ($362,000 in 2006 and $375,000 in 2005).  FDIC deposit insurance premium levels became a much more significant expense in 2007 ($2.0 million) and will increase in future periods as a result of the FDIC imposing a risk-based matrix approach for assessment of premiums for deposit insurance.

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

Use of Estimates in Determining the Allowance for Loan Losses.  Bank regulatory agencies, accounting standard setters and the SEC have all issued commentary, guidance and a variety of rule-making releases on how financial institutions are to determine the amount of their allowance for loan losses.  Some of this guidance is recent.  Determining the allowance is really a process and methodology which is inherently subjective in how and when to recognize and record a loss allowance or 'reserve' for loans.  It is not a process or methodology which can be merely reduced to a strict absolute computation, like a mathematical formula to compute taxes.  The process and methodology will differ from one financial institution to another and there is no 'one size fits all' format or approach to loss reserving.  All of Capitol's banks use a consistent computational template, combined with judgmental factors unique to the loan portfolio at each bank, to determine their respective allowances for loan losses.  Management believes its process and methodology for determining the allowance for loan losses is appropriate and adequate to properly estimate losses inherent in the loan portfolio at the balance-sheet date; however, actual future losses will differ from amounts considered in the allowance methodology.  Further, bank regulatory agencies may have differing perspectives on the process, methodology and adequacy of the allowance for loan losses when examining the banks.  The process of determining the level of the allowance for loan losses at each individual bank and on a consolidated basis requires a high degree of subjective judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.  At December 31, 2007, Capitol's allowance for loan losses approximated 1.35% of portfolio loans outstanding.  Based on portfolio loans outstanding at that date, any 1 basis-point (.01%) change in the allowance would have an approximate $430,000 impact on both the allowance for loan losses and income before income taxes.

Accounting for Goodwill and Other Intangibles.  At December 31, 2007, Capitol had $72.7 million of intangibles on its balance sheet, which consisted principally of goodwill.  Goodwill arises in acquisition accounting.  In Capitol's transactions, most of this goodwill is the result of share-exchange transactions when Capitol has issued its shares of common stock at a premium (usually around 50%) over the book value of the minority interest of a subsidiary bank's shares.  Current accounting rules require an annual review of goodwill for potential impairment.  Goodwill is reviewed for impairment by management by comparing estimated entity fair value (using bank sale transaction multiples) to net assets of the entity.  If any amount of the goodwill is deemed to be impaired, such amount is to be written off in the period the determination is made.  This is an area involving significant judgment.  Based on management's review, no amount of goodwill was deemed to be impaired at December 31, 2007.

Consolidation Policy.  Current accounting rules require consolidation of entities which are majority-owned or controlled by Capitol.  This means that partially-owned banks and bank-development subsidiaries are combined with Capitol for financial reporting purposes along with banks and other subsidiaries which are wholly-owned.  The consolidated balance sheet includes all assets and liabilities of those entities.  However, after giving effect to the minority interest in net income or losses of consolidated subsidiaries, Capitol's net income only includes the entities' net income or loss to the extent of Capitol's ownership.  Reported results would be materially different if Capitol had 100% ownership of those entities.  Capitol has typically gained full ownership at a later date through share-exchange transactions.

New Accounting Standards

There were several new accounting standards which were issued or became effective in 2007, in addition to some which have later effective dates.  Those are listed and discussed in Note B of the consolidated financial statements, beginning on page F-46.

Risk Factors Affecting Capitol and its Banks

Current SEC reporting guidance suggests this narrative identify risk factors of the reporting entity in summary form.  The summary below is not a complete list of all risk factors identified by management and readers are encouraged to review Capitol's other SEC filings, particularly registration statements, for a more comprehensive review of risk factors, which include the following:

•	The environment for formation of new banks could change adversely
•	New banks, which include Capitol's younger affiliates, incur operating losses and may not contribute to consolidated earnings for a period of time
•	The environment which has made both capital and management talent readily available for formation of new banks could change adversely
•	Changes in regulations, or regulatory action regarding Capitol or its banks could limit future expansion plans
•	The consolidated allowance for loan losses is based on estimates
•	Concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate
•	The complexity of Capitol's structure (a mixture of partially-owned and wholly-owned banks and related entities) complicates financial analysis

In addition to the items listed above, of course, changes in interest rates can have a pervasive impact on Capitol and its banks.

Capitol has a risk management program in place which endeavors to manage these and other risks.

Management's Report on
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

Management assessed Capitol’s system of internal control over financial reporting as of December 31, 2007, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management concluded that, as of December 31, 2007, its system of internal control over financial reporting was effective and met the criteria of the Internal Control – Integrated Framework.  BDO Seidman, LLP, independent registered public accounting firm, has issued an attestation report on Capitol's internal control over financial reporting.

Joseph D. Reid Chairman and CEO Lansing, Michigan March 10, 2008	Lee W. Hendrickson Chief Financial Officer

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited Capitol Bancorp Ltd. and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria).  Capitol Bancorp Ltd.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Capitol Bancorp Ltd. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, and our report dated March 10, 2008 expressed an unqualified opinion thereon.

Grand Rapids, Michigan March 10, 2008

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007.  These financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Capitol Bancorp Ltd. and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 10, 2008 expressed an unqualified opinion thereon.

Grand Rapids, Michigan March 10, 2008

Consolidated Balance Sheets

	-December 31-
	2007	2006
	(in $1,000s)
ASSETS
Cash and due from banks	$196,083	$169,753
Money market and interest-bearing deposits	26,924	37,204
Federal funds sold	129,365	141,913
Cash and cash equivalents	352,372	348,870
Loans held for sale	16,419	34,593
Investment securities—Note C:
Available for sale, carried at market value	14,119	18,904
Held for long-term investment, carried at amortized cost which approximates market value	25,478	21,749
Total investment securities	39,597	40,653
Portfolio loans, less allowance for loan losses of $58,124 in 2007 and $45,414 in 2006—Note D	4,256,577	3,443,264
Premises and equipment—Note F	60,031	54,295
Accrued interest income	19,417	17,524
Goodwill and other intangibles—Notes B and R	72,722	62,215
Other assets	84,628	64,402

TOTAL ASSETS	$4,901,763	$4,065,816

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest bearing	$671,688	$651,253
Interest-bearing—Note G	3,173,057	2,607,232
Total deposits	3,844,745	3,258,485
Debt obligations:
Notes payable and short-term borrowings—Note H	320,384	191,154
Subordinated debentures—Note I	156,130	101,035
Total debt obligations	476,514	292,189
Accrued interest on deposits and other liabilities	35,161	26,751
Total liabilities	4,356,420	3,577,425

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES—Note A	156,198	126,512

STOCKHOLDERS' EQUITY—Notes B, J and P
Common stock, no par value, 50,000,000 shares authorized; issued and outstanding: 2007 – 17,316,568 shares 2006 – 16,656,481 shares	272,208	249,244
Retained earnings	117,520	112,779
Undistributed common stock held by employee-benefit trust	(586)
Market value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income/loss)	3	(144)
Total stockholders' equity	389,145	361,879

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,901,763	$4,065,816

See notes to consolidated financial statements.

Consolidated Statements of Income

	-Year Ended December 31-
	2007	2006	2005
	(in $1,000s except per share data)
Interest income:
Portfolio loans (including fees)	$314,800	$264,701	$214,882
Loans held for sale	2,133	2,740	2,627
Taxable investment securities	773	956	1,008
Federal funds sold	10,687	8,703	4,734
Other	2,046	2,253	1,188
Total interest income	330,439	279,353	224,439
Interest expense:
Deposits	124,160	88,629	53,213
Debt obligations and other	23,002	16,957	14,366
Total interest expense	147,162	105,586	67,579
Net interest income	183,277	173,767	156,860
Provision for loan losses—Note D	25,340	12,156	10,960
Net interest income after provision for loan losses	157,937	161,611	145,900
Noninterest income:
Service charges on deposit accounts	4,787	4,318	4,120
Trust and wealth-management revenue	5,149	3,336	2,069
Fees from origination of non-portfolio residential mortgage loans	4,482	5,439	6,146
Gains on sale of government-guaranteed loans	2,733	2,434	2,980
Realized gains (losses) on sales of investment securities available for sale	(2)		8
Other	7,232	6,005	5,725
Total noninterest income	24,381	21,532	21,048
Noninterest expense:
Salaries and employee benefits	106,563	85,196	72,387
Occupancy	15,079	12,116	9,735
Equipment rent, depreciation and maintenance	10,022	8,389	6,369
Preopening and start-up costs of de novo banks and bank-development subsidiaries	5,693	4,462	2,971
Other	38,803	27,641	25,827
Total noninterest expense	176,160	137,804	117,289
Income before income taxes and minority interest	6,158	45,339	49,659
Income taxes—Note L	2,824	15,463	19,232
Income before minority interest	3,334	29,876	30,427
Minority interest in net losses of consolidated subsidiaries	18,603	12,515	5,498

NET INCOME	$21,937	$42,391	$35,925

NET INCOME PER SHARE—Note M:
Basic	$1.29	$2.69	$2.42

Diluted	$1.27	$2.57	$2.34

See notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity (in $1,000s, except share and per-share data)

	Common Stock	Retained Earnings	Undistributed Common Stock Held by Employee- Benefit Trust	Accumulated Other Comprehensive Income (Loss)	Total

Balances at January 1, 2005	$191,719	$60,476		$(36)	$252,159
Issuance of 610,383 shares of common stock to acquire minority interest in subsidiaries	20,136				20,136
Issuance of 337,059 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise	2,510				2,510
Recognition of compensation expense relating to restricted common stock of $1,242 and other	1,590				1,590
Issuance of shares to ESOP	584				584
Cash dividends paid ($0.72 per share)		(10,848)			(10,848)
Components of comprehensive income:
Net income for 2005		35,925			35,925
Market value adjustment for investment securities available for sale (net of income tax effect)				(190)	(190)
Comprehensive income for 2005					35,735

BALANCES AT DECEMBER 31, 2005	216,539	85,553		(226)	301,866

Issuance of 555,280 shares of common stock to acquire minority interest in subsidiaries	24,962				24,962
Issuance of 244,259 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise	3,573				3,573
Issuance of 80,750 unvested shares of restricted common stock, net of related unearned employee compensation	--				--
Recognition of compensation expense relating to restricted common stock	1,689				1,689
Tax benefit from share-based payments	2,481				2,481
Cash dividends paid ($0.95 per share)		(15,165)			(15,165)
Components of comprehensive income:
Net income for 2006		42,391			42,391
Market value adjustment for investment securities available for sale (net of income tax effect)				82	82
Comprehensive income for 2006					42,473

BALANCES AT DECEMBER 31, 2006	249,244	112,779		(144)	361,879

Issuance of 371,314 shares of common stock to acquire minority interest in subsidiary	15,927				15,927
Issuance of 222,295 shares of common stock upon exercise of stock options, net of common stock surrendered to facilitate exercise	2,836				2,836
Recognition of compensation expense relating to restricted common stock ($1,562) and stock options	1,972				1,972
Issuance of 41,972 unvested shares of restricted common stock, net of related unearned employee compensation and 2,000 forfeited shares	--				--
Tax benefit from share-based payments	1,688				1,688
Issuance of 24,506 shares to ESOP	1,132				1,132
Acquisition of 85,543 shares for employee benefit trust			$(2,482)		(2,482)
Transfer of 64,430 shares to ESOP and distribution of 435 shares to employees upon anniversary of employment	(591)		1,896		1,305
Cash dividends paid ($1.00 per share)		(17,196)			(17,196)
Components of comprehensive income:
Net income for 2007		21,937			21,937
Market value adjustment for investment securities available for sale (net of income tax effect)				147	147
Comprehensive income for 2007					22,084

BALANCES AT DECEMBER 31, 2007	$272,208	$117,520	$(586)	$3	$389,145

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	-Year Ended December 31-
	2007	2006	2005
	(in $1,000s)
OPERATING ACTIVITIES
Net income	$21,937	$42,391	$35,925
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	25,340	12,156	10,960
Depreciation of premises and equipment	8,980	7,219	5,661
Amortization of intangibles	315	585	577
Net amortization (accretion) of investment security premiums (discounts)	11	(8)	63
Loss (gain) on sales of premises and equipment	(57)	18	157
Minority interest in net losses of consolidated subsidiaries	(18,603)	(12,515)	(5,498)
Share-based compensation expense	1,972	1,689	1,242
Deferred federal income tax credit	(10,397)	(5,493)	(5,263)
Originations and purchases of loans held for sale	(499,787)	(483,850)	(634,362)
Proceeds from sales of loans held for sale	517,961	470,895	655,867
Increase in accrued interest income and other assets	(11,292)	(17,504)	(15,815)
Increase (decrease) in accrued interest expense on deposits and other liabilities	8,410	(1,338)	11,801
NET CASH PROVIDED BY OPERATING ACTIVITIES	44,790	14,245	61,315

INVESTING ACTIVITIES
Cash and cash equivalents of acquired subsidiary			3,557
Proceeds from sales of investment securities available for sale	301		1,756
Proceeds from calls, prepayments and maturities of investment securities	11,303	14,266	11,249
Purchases of investment securities	(10,629)	(9,347)	(14,667)
Net increase in portfolio loans	(838,653)	(504,790)	(306,258)
Proceeds from sales of premises and equipment	407	708	93
Purchases of premises and equipment	(15,066)	(20,611)	(14,879)
NET CASH USED BY INVESTING ACTIVITIES	(852,337)	(519,774)	(319,149)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	185,376	134,250	85,385
Net increase in certificates of deposit	400,884	338,976	189,802
Net borrowings from debt obligations	129,230	15,425	3,195
Net proceeds from issuance of subordinated debentures	55,000
Resources provided by minority interests	55,713	68,751	62,794
Net proceeds from issuance of common stock	2,836	3,573	2,510
Tax benefit from share-based payments	1,688	2,481
Acquisition of shares for employee benefit trust	(2,482)
Cash dividends paid	(17,196)	(15,165)	(10,848)
NET CASH PROVIDED BY FINANCING ACTIVITIES	811,049	548,291	332,838
INCREASE IN CASH AND CASH EQUIVALENTS	3,502	42,762	75,004
Cash and cash equivalents at beginning of year	348,870	306,108	231,104

CASH AND CASH EQUIVALENTS AT END OF YEAR	$352,372	$348,870	$306,108

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
                       PRINCIPLES OF CONSOLIDATION

Capitol Bancorp Limited ("Capitol" or the "Corporation") is a multibank holding company.  Consolidated bank subsidiaries consist of the following:

Affiliate	Location	Percentage Owned at December 31, 2007	Year Formed or Acquired

Arizona Region:
Arrowhead Community Bank	Glendale, Arizona	100%	2000
Asian Bank of Arizona	Phoenix, Arizona	(1)	2006
Bank of Tucson	Tucson, Arizona	100%	1996
Camelback Community Bank	Phoenix, Arizona	100%	1998
Mesa Bank	Mesa, Arizona	100%	1998
Southern Arizona Community Bank	Tucson, Arizona	100%	1998
Sunrise Bank of Albuquerque	Albuquerque, New Mexico	100%	2000
Sunrise Bank of Arizona	Phoenix, Arizona	100%	1998
Valley First Community Bank	Scottsdale, Arizona	100%	1997
Yuma Community Bank	Yuma, Arizona	100%	2000

California Region:
Bank of Escondido	Escondido, California	100%	2003
Bank of Feather River	Yuba City, California	(1)	2007
Bank of San Francisco	San Francisco, California	51%	2005
Bank of Santa Barbara	Santa Barbara, California	(1)	2005
Napa Community Bank	Napa, California	87%	2002
Point Loma Community Bank	Point Loma, California	51%	2004
Sunrise Bank of San Diego	San Diego, California	100%	2001
Sunrise Community Bank	Palm Desert, California	(1)	2007

Colorado Region:
Fort Collins Commerce Bank	Fort Collins, Colorado	51%	2005
Larimer Bank of Commerce	Fort Collins, Colorado	51%	2007
Loveland Bank of Commerce	Loveland, Colorado	51%	2007

Great Lakes Region:
Ann Arbor Commerce Bank	Ann Arbor, Michigan	100%	1990
Bank of Auburn Hills	Auburn Hills, Michigan	51%	2005
Bank of Maumee	Maumee, Ohio	(1)	2006
Bank of Michigan	Farmington Hills, Michigan	51%	2005
Brighton Commerce Bank	Brighton, Michigan	100%	1997
Capitol National Bank	Lansing, Michigan	100%	1982
Detroit Commerce Bank	Detroit, Michigan	100%	1998
Elkhart Community Bank	Elkhart, Indiana	100%	1999
Evansville Commerce Bank	Evansville, Indiana	(1)	2006
Goshen Community Bank	Goshen, Indiana	100%	2000
Grand Haven Bank	Grand Haven, Michigan	100%	1995
Kent Commerce Bank	Grand Rapids, Michigan	100%	1998
Macomb Community Bank	Clinton Township, Michigan	100%	1996
Muskegon Commerce Bank	Muskegon, Michigan	100%	1997
Oakland Commerce Bank	Farmington Hills, Michigan	100%	1992
Ohio Commerce Bank	Beachwood, Ohio	(1)	2006
Paragon Bank & Trust	Holland, Michigan	100%	1994
Portage Commerce Bank	Portage, Michigan	100%	1988

(1) Majority-owned by a bank development subsidiary in which Capitol holds a controlling interest.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
                      PRINCIPLES OF CONSOLIDATION—Continued

Consolidated bank subsidiaries – continued:

Affiliate	Location	Percentage Owned at December 31, 2007	Year Formed or Acquired

Midwest Region:
Bank of Belleville	Belleville, Illinois	51%	2005
Community Bank of Lincoln	Lincoln, Nebraska	(1)	2007
Summit Bank of Kansas City	Lee’s Summit, Missouri	(1)	2005

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada	(1)	2006
Bank of Las Vegas	Las Vegas, Nevada	100%	2002
Black Mountain Community Bank	Henderson, Nevada	100%	2000
Desert Community Bank	Las Vegas, Nevada	100%	1999
Red Rock Community Bank	Las Vegas, Nevada	100%	1999

Northeast Region:
USNY Bank	Geneva, New York	(1)	2007

Northwest Region:
Bank of Bellevue	Bellevue, Washington	51%	2005
Bank of Everett	Everett, Washington	(1)	2006
Bank of Tacoma	Tacoma, Washington	(1)	2007
High Desert Bank	Bend, Oregon	(1)	2007
Issaquah Community Bank	Issaquah, Washington	(1)	2007

Southeast Region:
Bank of Valdosta	Valdosta, Georgia	(1)	2006
Community Bank of Rowan	Salisbury, North Carolina	(1)	2006
First Carolina State Bank	Rocky Mount, North Carolina	100%	2004
Peoples State Bank	Jeffersonville, Georgia	100%	2005
Sunrise Bank of Atlanta	Atlanta, Georgia	(1)	2006

Texas Region:
Bank of Fort Bend	Sugar Land, Texas	(1)	2007
Bank of Las Colinas	Irving, Texas	(1)	2007

(1) Majority-owned by a bank development subsidiary in which Capitol holds a controlling interest.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
                      PRINCIPLES OF CONSOLIDATION—Continued

Capitol has formed several bank-development subsidiaries, each capitalized with two classes of common stock, voting and nonvoting.  All of the voting common stock (an investment of $1 million for each bank-development entity) is owned by Capitol.  All of the nonvoting common stock, ranging from $12.7 million to $15.8 million for each of the bank-development companies, was sold in private offerings to accredited investors, some of whom are related parties of Capitol.  These entities are engaged in bank development activities, through Capitol, either on a de novo basis or through acquisition opportunities.  Each of these entities bear a similar name, Capitol Development Bancorp Limited ("CDBL"), numbered in their sequential formation, CDBL-I through CDBL-VII.  CDBL-I and CDBL-II became wholly-owned by Capitol effective November 30, 2006 and February 9, 2007, respectively (see Note R), and were merged with and into Capitol effective December 31, 2007.

Capitol views itself as a bank-development company.  It is engaged in the formation of de novo banks through majority ownership made directly by Capitol, or through a subsidiary bank-development company, with the remainder of a bank's start-up capital provided by local investors in the community of that bank.  When a de novo bank reaches a point of development (historically, often near its third year of operation), Capitol has typically offered the bank's minority shareholders an opportunity to exchange their bank shares for shares of Capitol's common stock.  Capitol has made similar exchange proposals regarding the minority interests of some of its prior bank-development company subsidiaries which, after the share exchange, were merged with and into Capitol.  In each instance, however, Capitol is under no obligation to offer such a share exchange and such share exchange proposals are generally subject to approval by the minority shareholders in each proposed transaction.  Capitol also pursues bank-development activities through exploring acquisition opportunities.

Capitol and its subsidiaries are engaged in a single business activity--banking.  Capitol's bank affiliates provide a full range of banking services to individuals, businesses and other customers located in the respective communities of the bank.  Many of the banks operate from a single location and all are primarily commercially-focused (as contrasted to retail or transaction-oriented banks) on meeting the various credit and other financial needs of entrepreneurs, professionals and other businesses and individuals.  A variety of deposit products are offered, including checking, savings, money market, certificates of deposit and individual retirement accounts.  In addition, trust and investment services are offered through Paragon Bank & Trust.  In late 2005, a wealth management subsidiary was established to pursue and deliver wealth management services to Capitol's banks.  The principal markets for the banks' financial services are the communities in which the banks are located and the areas immediately surrounding those communities.  The majority of Capitol’s banks are state-chartered institutions and, commencing in 2007, some have been chartered as federal savings banks.  In addition to banking units, mortgage banking activities are offered through Amera Mortgage Corporation, a less than 50%-owned affiliate, which is accounted for under the equity method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
                      PRINCIPLES OF CONSOLIDATION—Continued

Each bank is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources.  Although the banks operate independently and are managed and monitored separately, each bank is substantially similar in terms of business focus, type of customers, products, services and economic characteristics.  Further, each of the banks and the Corporation are subject to substantially similar laws and regulations unique to the financial institution industry.  Accordingly, the Corporation's consolidated financial statements reflect the presentation of segment information on an aggregated basis.

The consolidated financial statements include the accounts of the Corporation and its majority-owned and/or controlled subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests.  Banks formed or acquired during 2005, 2006 and 2007 are included in the consolidated financial statements for periods after joining the consolidated group.  Certain 2006 and 2005 amounts have been reclassified to conform to the 2007 presentation.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

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

Capitol has stand-by letters of credit outstanding that, when issued, commit the banks to make payments on behalf of customers if certain specified future events occur, generally being non-payment by the customer.  These obligations generally expire within one year and require collateral and/or personal guarantees based on management's credit assessment.  The maximum credit risk associated with these instruments equals their contractual amounts, assuming that the counterparty defaults and the collateral proves to be worthless.  The total contractual amounts do not necessarily represent future cash requirements since many of these guarantees may expire without being drawn upon.  Capitol records a liability, generally equal to the fees received, for these stand-by letters of credit.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance.  Capitol monitors the financial position of such financial institutions to evaluate credit risk periodically.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (approximately $13.9 million and $8.1 million of net deferred costs as of December 31, 2007 and 2006, respectively).

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

Goodwill and Other Intangibles:  Goodwill is reviewed annually by management for impairment by comparing estimated entity fair value to net assets of the entity.  This review is performed at the applicable subsidiary reporting-unit level which has recorded goodwill resulting from specific share-exchange transactions (see Note R) or acquisitions.  Impairment adjustments of goodwill (none through December 31, 2007) are charged against earnings, when determined.  Other intangibles, which generally consist of acquired customer lists and core deposit intangibles, are amortized over varying periods of 7 years or less and are not material.

Other Real Estate:  Other real estate (included as a component of other assets and which, at December 31, 2007 and 2006, approximated $16.4 million and $9.5 million, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  These properties held for sale are carried at estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent changes in fair value.

Stock-Based Compensation:  No stock-based compensation expense has been recorded upon granting of options to acquire common stock through December 31, 2006, because such stock options were accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations), when applicable, and were granted at an exercise price equal to the market price of common stock at grant date (such stock options were granted prior to 2006 and became fully vested at December 31, 2005 in advance of a new accounting standard applicable to stock options).  Stock options state a specific exercise price

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

and expiration date and may be exercised by the optionee upon payment of the exercise price and related taxes due from the optionee; the Corporation, in its discretion, may permit cashless exercises of stock options.  Generally, previously unissued shares of common stock are issued upon exercise of stock options.  Compensation expense for awards of stock options after January 1, 2006 is recognized ratably over the vesting period of the award based on the fair value of the option, computed using the Black-Scholes valuation model.  Compensation expense for awards of restricted stock is recognized ratably over the vesting periods of such awards (generally ranging from four years to fifteen years), based on the fair value of the common stock on the date of grant.

Stock price volatility used in the valuation model is based on historical volatility.  The risk-free interest rate was based on the yield of U.S. government securities with a maturity date that coincides with the expected option life.  The expected option life was estimated based on past exercise behavior of optionees and the related option term.

Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, requires the fair value method of accounting for stock options whereby compensation expense will be recognized based on the computed fair value of the options on the grant date for stock options granted on or after the effective date of the standard, January 1, 2006.  Certain pro forma disclosures of the expense recognition provisions of Statement No. 123(R) are required for periods prior to implementation of the standard for companies, such as Capitol, which used the intrinsic-value method for accounting for stock options, and were as follows for the year ended December 31, 2005:

Fair value assumptions:
Risk-free interest rate	4.2%
Dividend yield	2.0%
Stock price volatility	.30
Expected option life	6.8 years
Aggregate estimated fair value of options granted (in thousands)	$9,373
Net income (in thousands):
As reported	35,925
Pro forma	29,833
Net income per share:
Basic:
As reported	2.42
Pro forma	2.01
Diluted:
As reported	2.34
Pro forma	$1.94

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

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

Net Income Per Share:  Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding.  Diluted net income per share is based on the weighted-average number of common shares outstanding, plus common share equivalents calculated for stock options and restricted common stock outstanding using the treasury stock method.

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

New Accounting Standards:  In March 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 156, Accounting for Servicing of Financial Assets, which is an amendment of Statement No. 140, intended to simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities.  Statement No. 156 is effective for years beginning after September 15, 2006.  The standard's adoption effective January 1, 2007 did not have a material effect on Capitol's consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken in a tax return.  Under FIN 48, tax positions are recognized in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities.  Such tax positions will be measured initially and thereafter as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

presuming the tax authority has full knowledge of the position and all relevant facts.  FIN 48 also revises disclosure requirements to include disclosure of unrecognized tax benefits.  FIN 48 did not have a material effect on Capitol's consolidated financial statements upon implementation effective January 1, 2007.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date.  Statement No. 159 will be applied prospectively and implemented by Capitol effective January 1, 2008.  The effect of these new standards’ adoption is not expected to be material.  Statement No. 157 does not require any new fair value measurements and was initially effective for the Corporation beginning January 1, 2008.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2.  FSP FAS 157-2 defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis.  Management has not completed its review of the new guidance; however, the effect of the Statement’s implementation is not expected to be material to the Corporation’s results of operations or financial position.

In June 2007, the FASB ratified an Emerging Issues Task Force (EITF) consensus regarding Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards, which becomes effective for Capitol January 1, 2008.  Management expects the effect of this new guidance upon implementation will not be material to Capitol’s consolidated financial statements.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs to be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of the Corporation’s adoption of Statement No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Also in December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Statement No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent’s equity, (2) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value and (5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  Statement No. 160 applies to fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and early adoption is prohibited.  Management has not completed its review of this new guidance.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact Capitol's financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share;
•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affect cash flows; and
•	EITF Issue No. 06-4 which addresses accounting for deferred compensation and post retirement benefits of endorsement split-dollar life insurance.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE C—INVESTMENT SECURITIES

Investment securities consisted of the following at December 31 (in $1,000s):

	2007		2006
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
Available for sale:
United States treasury securities	$499	$499
United States government agency securities	8,991	9,025	$13,403	$13,285
Mortgage backed securities	3,402	3,368	4,089	3,991
Municipals	1,222	1,227	1,630	1,628
	14,114	14,119	19,122	18,904
Held for long-term investment:
Federal Reserve Bank stock	563	563	864	864
Federal Home Loan Bank stock	18,765	18,765	14,148	14,148
Corporate	4,204	4,204	4,419	4,419
Other	1,946	1,946	2,318	2,318
	25,478	25,478	21,749	21,749
	$39,592	$39,597	$40,871	$40,653

At December 31, 2007, securities with a market value approximating $10 million were pledged to secure public and trust deposits and for other purposes as required by law.  Investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are restricted and may only be resold to, or redeemed by, the issuer.

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31 (in $1,000s):

	2007		2006
	Gains	Losses	Gains	Losses
United States government agency securities	$38	$4	$--	$118
Mortgage backed securities	23	57	13	111
Municipals	14	9	11	13
	$75	$70	$24	$242

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE C—INVESTMENT SECURITIES—Continued

The age of gross unrealized losses and carrying value (at estimated market value) of securities available for sale are summarized below (in $1,000s):

	2007		2006
	Unrealized Loss	Carrying Value	Unrealized Loss	Carrying Value
One year or less:
United States government agency securities	$--	$--	$7	$3,488
Mortgage backed securities	--	--	--	--
Municipals	--	--	--	--
	$--	$--	$7	$3,488

In excess of one year:
United States government agency securities	$4	$1,552	$111	$9,297
Mortgage backed securities	57	2,823	111	3,444
Municipals	9	235	13	231
	70	4,610	235	12,972
	$70	$4,610	$242	$16,460

Management does not believe any individual unrealized loss as of December 31, 2007 represents an other-than-temporary loss (primarily due to such amounts being attributable to changes in interest rates) and has both the intent and ability to hold these securities for a time period necessary to recover the amortized cost.

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2007 were as follows (in $1,000s):

	Amortized Cost	Estimated Market Value

Due in one year or less	$2,220	$2,218
After one year, through five years	6,145	6,175
After five years, through ten years	2,974	2,975
After ten years	2,775	2,751
Securities held for long-term investment, without standard maturities	25,478	25,478
	$39,592	$39,597

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS

Portfolio loans consisted of the following at December 31 (in $1,000s):

	2007	2006

Loans secured by real estate:
Commercial	$1,917,113	$1,602,743
Residential (including multi-family)	698,960	529,357
Construction, land development and other land	852,595	705,255
Total loans secured by real estate	3,468,668	2,837,355
Commercial and other business-purpose loans	768,473	602,294
Consumer	48,041	39,957
Other	29,519	9,072
Total portfolio loans	4,314,701	3,488,678
Less allowance for loan losses	(58,124)	(45,414)
Net portfolio loans	$4,256,577	$3,443,264

Loans serviced for the benefit of others, which are not recorded on the consolidated balance sheet, approximated $90 million and $92 million at December 31, 2007 and 2006, respectively.

Transactions in the allowance for loan losses are summarized below (in $1,000s):

	2007	2006	2005

Balance at January 1	$45,414	$40,559	$37,572
Provision charged to operations	25,340	12,156	10,960
Net charge-offs:
Loans charged off (deduction)	(14,219)	(8,699)	(9,643)
Recoveries	1,589	1,398	1,670
Net charge-offs	(12,630)	(7,301)	(7,973)
Balance at December 31	$58,124	$45,414	$40,559

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents), which are a subset of nonperforming loans, were not material.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below (in $1,000s):

	December 31
	2007	2006
Nonaccrual loans:
Loans secured by real estate:
Commercial	$19,016	$8,771
Residential (including multi-family)	13,381	6,808
Construction, land development and other land	29,756	8,583
Total loans secured by real estate	62,153	24,162
Commercial and other business-purpose loans	5,782	5,349
Consumer	66	215
Other	84	--
Total nonaccrual loans	68,085	29,726

Past due (>90 days) loans:
Loans secured by real estate:
Commercial	113	1,380
Residential (including multi-family)	1,116	526
Construction, land development and other land	2,531	1,116
Total loans secured by real estate	3,760	3,022
Commercial and other business-purpose loans	714	1,375
Consumer	66	151
Other	5	--
Total past due loans	4,545	4,548

Total nonperforming loans	$72,630	$34,274

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of $4.8 million, $2.3 million and $1.9 million would have been recorded in 2007, 2006 and 2005, respectively.  Interest income recognized on loans in nonaccrual status in 2007, 2006 and 2005 operations approximated $1,876,000, $888,000 and $845,000, respectively.  At December 31, 2007, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

The amounts of the allowance for loan losses allocated in the following table (in $1,000s) are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2007		December 31, 2006
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Loans secured by real estate:
Commercial	$21,918	0.51%	$17,886	0.51%
Residential (including multi-family)	10,235	0.24	7,234	0.21
Construction, land development and other land	11,278	0.26	8,471	0.24
Total loans secured by real estate	43,431	1.01	33,591	0.96
Commercial and other business-purpose loans	13,727	0.32	11,112	0.32
Consumer	667	0.01	558	0.02
Other	299	0.01	153	0.00

Total allowance for loan losses	$58,124	1.35%	$45,414	1.30%

NOTE E—RELATED PARTIES TRANSACTIONS

In the ordinary course of business, Capitol's banking subsidiaries make loans to officers and directors of Capitol and its subsidiaries including their immediate families and companies in which they are principal owners.  At December 31, 2007 and 2006, total loans to these persons were $184 million and $131 million, respectively.  During 2007, $146 million of new loans were made to these persons and repayments totaled $93 million.  Such loans are made at the banking subsidiaries' normal credit terms.

Officers and directors of Capitol (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries.  Such deposits, which approximated $210 million and $171 million at December 31, 2007 and 2006, respectively, are accepted based upon the banks' normal terms as to interest rate, term and deposit insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

	2007	2006

Land, buildings and improvements	$20,064	$19,891
Leasehold improvements	25,257	19,483
Equipment, furniture and software	52,639	45,734
	97,960	85,108
Less accumulated depreciation	(37,929)	(30,813)
	$60,031	$54,295

Capitol and certain subsidiaries rent office space under operating leases.  Rent expense (net of sublease income) under these lease agreements approximated $9.2 million, $7.6 million and $6.2 million in 2007, 2006 and 2005, respectively (including rent expense approximating $1.6 million, $1.5 million and $1.7 million, respectively, under leases with related parties).

At December 31, 2007, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

2008	$9,098
2009	8,486
2010	7,449
2011	7,164
2012	6,283
2013 and thereafter	17,758
$56,238

NOTE G—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $1.1 billion and $960 million as of December 31, 2007 and 2006, respectively.

At December 31, 2007, the scheduled maturities of time deposits were as follows (in $1,000s):

2008	$1,524,347
2009	183,633
2010	57,963
2011	34,858
2012	18,746
2013 and thereafter	1,570
$1,821,117

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE H—NOTES PAYABLE AND SHORT-TERM BORROWINGS

Notes payable and short-term borrowings consisted of the following at December 31 (in $1,000s):

	2007	2006
Borrowings from Federal Home Loan Banks	$298,744	$183,598
Federal funds purchased	20,850	6,997
Repurchase agreements	790	559
	$320,384	$191,154

Borrowings from Federal Home Loan Banks (FHLB) represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral.  Such advances become due at varying dates and bear interest at market short-term rates (approximately 5% at December 31, 2007).  At December 31, 2007, unused lines of credit under these facilities approximated $490 million.  Assets pledged to secure these credit facilities approximated $579 million at December 31, 2007.

Capitol has a credit facility with an unaffiliated bank.  Up to $25 million can be borrowed pursuant to a one-year revolving credit agreement which bears interest at a variable rate (7% at December 31, 2007), payable monthly, and a quarterly facility fee on the unused portion.  There were no amounts drawn on the line of credit at December 31, 2007 or 2006.  The credit facility is reviewed annually for continuance and requires Capitol, among other things, to maintain certain minimum levels of capital, rates of return on assets and other ratios or requirements, and is secured by the common stock of certain bank subsidiaries.

For the periods presented, interest paid on debt obligations approximated amounts charged to expense.

At December 31, 2007, scheduled debt maturities of notes payable and short-term borrowings were as follows (in $1,000s):

2008	$176,234
2009	80,950
2010	47,750
2011	10,844
2012	4,500
2013 and thereafter	106
$320,384

In addition to the foregoing, Capitol has guaranteed some obligations of its subsidiaries (see Note O).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE I—SUBORDINATED DEBT

Subordinated debt relates to trust-preferred securities issued by Capitol which are summarized as follows:

	Interest Rate at December 31, 2007	Scheduled Maturity	Aggregate Liquidation Amount (in $1,000s)	Net Carrying Amount at December 31
				(in $1,000s)
				2007	2006

Capitol Trust I	8.50% fixed	2027	$ 25,300	$ 24,579	$ 24,543
Capitol Trust II	10.25% fixed	2031	10,000	9,763	9,753
Capitol Statutory Trust III	8.54% variable	2031	15,000	14,645	14,630
Capitol Trust IV	7.91% variable	2032	3,000	2,918	2,914
Capitol Trust VI	8.54% variable	2033	10,000	9,748	9,738
Capitol Trust VII	7.78% fixed	2033	10,000	9,871	9,866
Capitol Statutory Trust VIII	7.94% variable	2033	20,000	19,663	19,650
Capitol Trust IX	7.69% fixed	2034	10,000	9,943	9,941
Capitol Trust X	6.55% fixed	2037	35,000	35,000
Capitol Trust XI	6.64% variable	2037	20,000	20,000
			$ 158,300	$ 156,130	$ 101,035

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

NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS

Shares of restricted common stock have been granted to certain officers.  Compensation expense related to restricted stock approximated $1.6 million in 2007, $1.7 million in 2006 and $1.2 million in 2005.  Tax benefits associated with such compensation expense approximated $436,000 in 2007, $351,000 in 2006 and $229,000 in 2005.  Future compensation expense related to unvested restricted common stock as of December 31, 2007 approximates $3.7 million (based on grants through December 31, 2007), to be recorded ratably over a period of approximately 3.5 years, based on the weighted-average remaining vesting period at that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS—Continued

Restricted share activity is summarized below:

	2007		2006		2005
	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value

Unvested at January 1	224,416	$27.72	200,631	$21.76	258,978	$21.91
Granted	43,972	21.55	80,750	38.69	--	--
Vested	(58,966)	22.28	(56,965)	22.27	(58,347)	22.43
Forfeited	(2,000)	44.56	--	--	--	--
Unvested at December 31	207,422	$27.80	224,416	$27.72	200,631	$21.76

Stock options have been granted to certain officers and directors which provide for the purchase of shares of common stock.  Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date.  All such stock options expire at varying periods up to seven years after the date granted.  Stock option activity is summarized as follows:

	Number of Stock Options Outstanding	Exercise Price Range			Weighted Average Exercise Price

Outstanding at January 1, 2005	2,584,139	$10.81	to	$33.01	$21.06
Granted in 2005	929,425	30.21	to	37.48	33.96
Exercised in 2005	(589,943)	11.00	to	30.21	15.94
Cancelled or expired in 2005	(41,338)
Outstanding at December 31, 2005	2,882,283	10.81	to	37.48	26.07

Granted in 2006	--
Exercised in 2006	(312,192)	10.81	to	37.48	19.59
Cancelled or expired in 2006	--
Outstanding at December 31, 2006	2,570,091	10.81	to	37.48	26.86

Granted in 2007	168,720	22.46		46.20	25.09
Exercised in 2007	(277,149)	10.81	to	33.01	16.98
Cancelled or expired in 2007	(1,580)
Outstanding at December 31, 2007	2,460,082	$13.50	to	$46.20	$27.85
The aggregate intrinsic value of exercised options approximated $4.7 million, $8.3 million and $12.7 million in 2007, 2006 and 2005, respectively.

Stock options with an aggregate fair value of $1,102,000 were granted in 2007.  Fair value was computed using the Black-Scholes valuation model.  Fair value assumptions included a risk-free interest rate of 4.6%, stock price volatility of .37, dividend yield of 4.5% and an expected option life of 7 years.  Compensation expense related to such stock options

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE J—RESTRICTED COMMON STOCK AND STOCK OPTIONS—Continued

approximated $410,000 in 2007 and associated tax benefits approximated $144,000.  Future compensation expense relating to stock options as of December 31, 2007 approximates $692,000 (based on grants subject to FASB Statement 123(R) through December 31, 2007) and will be recorded ratably over a period of 2.6 years, based on the weighted-average remaining vesting period at that date.

As of December 31, 2007, substantially all outstanding stock options were vested, currently exercisable and had a weighted average remaining contractual life of 3.4 years (excluding certain stock options granted in 2007 which are not vested and are not currently exercisable).  The following table summarizes stock options outstanding segregated by exercise price range:

		Weighted Average
Exercise Price Range	Number Outstanding	Exercise Price	Remaining Contractual Life	Aggregate Intrinsic Value

$10.00 to 14.99	7,587	$12.12	0.07 years	$60,696
$15.00 to 19.99	232,688	16.59	2.10 years	821,389
$20.00 to 24.99	570,198	21.78	3.33 years	0
$25.00 to 29.99	586,987	27.09	2.64 years	0
$30.00 to 34.99	695,115	32.10	3.69 years	0
$35.00 or more	367,507	37.92	4.92 years	0
	2,460,082			$882,085

Cash received upon exercise of stock options approximated $3.7 million, $5.1 million and $4.2 million and tax benefits realized approximated $1.3 million, $2.1 million and $1.8 million in 2007, 2006 and 2005, respectively.

NOTE K—EMPLOYEE RETIREMENT PLANS

Capitol has a contributory employee retirement savings 401(k) plan which covers substantially all full-time employees of Capitol and certain subsidiaries over age 21.  The Plan provides for employer contributions in amounts determined annually by Capitol's board of directors.  Eligible employees make voluntary contributions to the Plan.  Employer contributions to the Plan, a partial match based on employee contributions (50%, subject to certain limitations), charged to expense for the years ended December 31, 2007, 2006 and 2005 were $2.2 million, $1.5 million and $1.1 million, respectively.

Capitol also has a defined contribution employee stock ownership plan (ESOP) which covers substantially all employees of Capitol and certain subsidiaries.  ESOP contributions charged to expense in 2007, 2006 and 2005 approximated $1,324,000, $1,134,000 and $949,000, respectively.  As of December 31, 2007, the ESOP held approximately 350,000 shares of Capitol's common stock which have been allocated to participants' accounts; there were no unallocated shares as of that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—INCOME TAXES

Income taxes include the following components (in $1,000s):

	2007	2006	2005
Federal:
Currently payable	$13,003	$21,367	$22,326
Deferred (credit)	(10,397)	(5,493)	(5,263)
	2,606	15,874	17,063
State income taxes (credit)	218	(411)	2,169
	$2,824	$15,463	$19,232

In addition to state income taxes, certain states in which the banks operate impose taxes based on measures other than income.  Tax expense incurred associated with those jurisdictions approximated $1.5 million in 2007 ($1.2 million in 2006 and $1.3 million in 2005), and is excluded from income tax expense (included as a component of other noninterest expense).

Federal income taxes paid in 2007, 2006 and 2005 approximated $10.1 million, $20.9 million and $19.3 million, respectively.  State income taxes approximating $735,000 were paid in 2007, $928,000 was received in refunds for a net refund of $193,000 ($1.8 million was paid in 2006 and $1.9 million in 2005).  Federal income taxes payable at December 31, 2007 and 2006 were reduced by tax benefits approximating $1.9 million and $2.1 million, respectively, arising from the exercise of stock options.

Differences between income tax expense recorded and amounts computed using the statutory tax rate are reconciled below (in $1,000s):

	2007	2006	2005
Federal income tax computed at statutory
rate of 35%	$2,155	$15,869	$17,381
State income taxes (credit)	218	(411)	2,169
Federal tax effect of:
Amortization of intangibles	54	205	202
State income taxes	(76)	144	(759)
Other	473	(344)	239
	$2,824	$15,463	$19,232

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—INCOME TAXES—Continued

Net deferred income tax assets, which are a component of other assets, consisted of the following at December 31 (in $1,000s):

	2007	2006

Allowance for loan losses	$20,134	$15,099
Net operating losses of subsidiaries	14,247	8,202
Deferred compensation	2,890	2,635
Depreciation	(2,843)	(2,136)
Start-up costs for de novo banks	4,463	2,730
Market value adjustment for investment securities available for sale	14	74
Other, net	(3,593)	(1,629)
	$35,312	$24,975

Certain subsidiaries (generally less than 80%-owned entities) have net operating loss carryforwards which may reduce income taxes payable in future periods, which have been recognized for financial reporting purposes and, as of December 31, 2007, expire at the following dates and amounts (in $1,000s):

2024	$526
2025	5,977
2026	13,177
2027	21,027
$40,707

In conjunction with implementation of FIN 48 effective January 1, 2007 (see Note B), management concluded that there were no significant uncertain tax positions requiring recognition in the consolidated financial statements.  The evaluation was performed for the tax years ended 2003, 2004, 2005 and 2006, the tax years which remain subject to examination by major tax jurisdictions and was updated as of December 31, 2007.

The Internal Revenue Service commenced and completed an examination of the Corporation’s consolidated federal income tax return for the year ended December 31, 2005 during 2007.  No significant adjustments to taxable income or taxes due arose from that examination.

Capitol may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments are estimated to be minimal and immaterial.  To the extent Capitol has received an assessment for interest and/or penalties, it has been classified in the consolidated statements of income as a component of other noninterest expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE M—NET INCOME PER SHARE

The computations of basic and diluted net income per share were as follows (in 1,000s):

	2007	2006	2005

Numerator—net income	$21,937	$42,391	$35,925

Denominator:
Weighted average number of shares outstanding, excluding unvested restricted shares (denominator for basic earnings per share)	16,967	15,772	14,867

Effect of dilutive securities:
Unvested restricted shares	70	86	86
Stock options	179	623	412
Potential dilution	249	709	498

Denominator for diluted earnings per share—weighted average number of shares and potential dilution	17,216	16,481	15,365

Number of antidilutive stock options excluded from diluted earnings per share computation	1,063	--	1,085

Additional disclosures regarding restricted shares and stock options are set forth in Note J.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows at December 31 (in $1,000s):

	2007		2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$352,372	$352,372	$348,870	$348,870
Loans held for sale	16,419	16,419	34,593	34,593
Investment securities:
Available for sale	14,119	14,119	18,904	18,904
Held for long-term investment	25,478	25,478	21,749	21,749
	39,597	39,597	40,653	40,653
Portfolio loans:
Loans secured by real estate:
Commercial	1,917,113	1,923,373	1,602,743	1,598,643
Residential (including multi-family)	698,960	699,216	529,357	527,563
Construction, land development and other land	852,595	854,965	705,255	702,873
Total loans secured by real estate	3,468,668	3,477,554	2,837,355	2,829,079
Commercial and other business-purpose loans	768,473	774,043	602,294	598,684
Consumer	48,041	48,983	39,957	38,116
Other	29,519	30,421	9,072	8,978
Total portfolio loans	4,314,701	4,331,001	3,488,678	3,474,857
Less allowance for loan losses	(58,124)	(58,124)	(45,414)	(45,414
Net portfolio loans	4,256,577	4,272,877	3,443,264	3,429,443

Financial Liabilities:
Deposits:
Noninterest-bearing	671,688	671,688	651,253	651,253
Interest-bearing:
Demand accounts	1,351,940	1,351,939	1,186,999	1,187,320
Time certificates of less than $100,000	753,912	753,817	460,203	461,145
Time certificates of $100,000 or more	1,067,205	1,069,111	960,030	961,649
Total interest-bearing	3,173,057	3,174,867	2,607,232	2,610,114
Total deposits	3,844,745	3,846,555	3,258,485	3,261,367
Notes payable and short-term borrowings	320,384	320,038	191,154	191,713
Subordinated debentures	156,130	158,300	101,035	103,300

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE O—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers.  Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans.  Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($28.8 million and $32.3 million outstanding at December 31, 2007 and 2006, respectively).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($1 billion and $794 million at December 31, 2007 and 2006, respectively).  These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks' normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

The banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks.  The amount of reserve balances required as of December 31, 2007 and 2006 was $6.3 million and $6.7 million, respectively.

Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance.  Some of the banks have municipal government deposits which are guaranteed by Capitol ($20 million at December 31, 2007).

Capitol has guaranteed up to $2.5 million of secured borrowings by Amera Mortgage Corporation, a less than 50%-owned affiliate.

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

As of December 31, 2007, the most recent notifications received by the banks from regulatory agencies have advised that the banks are classified as 'well capitalized' as defined by the applicable agencies.  There are no conditions or events since those notifications that management believes would change the regulatory classification of the banks.

Management believes, as of December 31, 2007, that Capitol and its banks meet all capital adequacy requirements to which the entities are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
REQUIREMENTS—Continued

The following table summarizes the amounts (in $1,000s) and related ratios of Capitol's consolidated regulatory capital position:

		December 31
		2007		2006
Tier 1 capital to average adjusted total assets:
Minimum required amount	≥	$188,551	≥	$155,110
Actual amount		$628,747		$527,355
Ratio		13.34%		13.60%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$177,353	≥	$145,475
Actual amount		$628,747		$527,355
Ratio		14.18%		14.50%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	≥	$354,706	≥	$290,949
Amount required to meet 'Well-Capitalized' category(3)	≥	$443,382	≥	$363,687
Actual amount		$684,204		$572,816
Ratio		15.43%		15.75%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a 'well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE Q—PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets
	-December 31-
	2007	2006
	(in $1,000s)
Assets
Cash on deposit principally with subsidiary banks	$2,460	$3,314
Money market funds on deposit principally with subsidiary banks	7,347	4,113
Time deposits principally with subsidiary banks	9,377	10,406
Cash and cash equivalents	19,184	17,833
Investment securities	3,321	4,048
Loans, net	28,242	11,314
Investments in and advances to subsidiaries	474,436	418,239
Investment in and advances to Amera Mortgage Corporation	482	482
Equipment, software and furniture, net	10,320	9,332
Other assets	23,960	13,206

Total assets	$559,945	$474,454

Liabilities and Stockholders' Equity
Accounts payable, accrued expenses and other liabilities	$9,770	$8,342
Subordinated debentures	161,030	104,233
Total liabilities	170,800	112,575
Stockholders' equity	389,145	361,879

Total liabilities and stockholders' equity	$559,945	$474,454

Condensed Statements of Income
	-Year Ended December 31-
	2007	2006	2005
	(in $1,000s)
Income:
Dividends from subsidiaries	$32,750	$30,475	$34,350
Intercompany fees	24,854	23,039	19,458
Interest	610	199	816
Other	2,021	943	1,413
Total income	60,235	54,656	56,037
Expenses:
Interest	12,174	8,896	7,976
Salaries and employee benefits	11,756	10,482	13,325
Occupancy	2,049	1,584	1,249
Amortization, equipment rent and depreciation	3,499	2,146	1,839
Other	8,800	1,606	3,153
Total expenses	38,278	24,714	27,542
Income before equity in undistributed net earnings (losses) of consolidated subsidiaries and income tax credit	21,957	29,942	28,495
Equity in undistributed net earnings (losses) of consolidated subsidiaries	(4,469)	11,773	6,171
Income before income tax credit	17,488	41,715	34,666
Income tax credit	(4,449)	(676)	(1,259)

Net income	$21,937	$42,391	$35,925

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE Q—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Cash Flows

	-Year Ended December 31-
	2007	2006	2005
	(in $1,000s)
OPERATING ACTIVITIES
Net income	$21,937	$42,391	$35,925
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Equity in undistributed net earnings (losses) of subsidiaries	4,469	(11,773)	(6,171)
Depreciation and amortization of intangibles	2,189	1,459	1,245
Loss on sale of equipment and furniture		3	3
Decrease (increase) in amounts due from subsidiaries and other assets	(31,716)	23,388	7,938
Increase (decrease) in accounts payable, accrued expenses and other liabilities	1,428	(3,214)	1,772
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(1,693)	52,254	40,712

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(16,830)	(36,193)	(31,723)
Net payments from Amera Mortgage Corporation			315
Purchases of investment securities		(2,000)	(673)
Net increase in loans	(16,928)	(8,449)	(1,635)
Proceeds from sales of equipment and furniture	126		4
Purchases of equipment and furniture	(3,170)	(5,098)	(4,034)
NET CASH USED BY INVESTING ACTIVITIES	(36,802)	(51,740)	(37,746)

FINANCING ACTIVITIES
Net proceeds from issuance of common stock	2,836	3,573	2,510
Net proceeds from issuance of subordinated debentures	55,000
Tax benefit from share-based payments	1,688	2,481
Acquisition of shares for employee benefit trust	(2,482)
Cash dividends paid	(17,196)	(15,165)	(10,848)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	39,846	(9,111)	(8,338)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,351	(8,597)	(5,372)
Cash and cash equivalents at beginning of year	17,833	26,430	31,802

CASH AND CASH EQUIVALENTS AT END OF YEAR	$19,184	$17,833	$26,430

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—ACQUISITION OF MINORITY INTERESTS

During February of 2007, a share-exchange transaction was completed, whereby approximately 371,000 shares of Capitol common stock were exchanged for minority interests in Capitol Development Bancorp Limited II.

Had these acquisitions occurred at the beginning of 2006, unaudited pro forma consolidated net income would have approximated $21.7 million in 2007 and $41.4 million in 2006 and diluted earnings per share would have been $1.24 in 2007 and $2.46 in 2006.

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

[The remainder of this page intentionally left blank]