Form 10-K, Exhibit 13
period 2010-12-31
CAPITOL BANCORP LTD
filed 2011-03-31
CIK 840264

EXHIBIT 13

F i n a n c i a l  I n f o r m a t i o n

Table of Contents

Selected Consolidated Financial Data	F-2
Information Regarding Capitol's Common Stock	F-3
Executive Officer Certifications	F-5
Availability of Form 10-K and Certain Other Reports	F-5
Other Corporate Information	F-5
Shareholder Information	F-6
Cautions Regarding Forward-Looking Statements	F-6
Management's Discussion and Analysis of Capitol's Business, Financial Condition and Results of Operations:
Summary and Overview	F-11
Capitol's Approach to Community Banking	F-12
Capitol's Results of Operations	F-15
Capitol's Financial Position	F-21
Liquidity, Capital Resources and Capital Adequacy	F-30
Certain Regulatory Matters	F-36
Going-Concern Considerations	F-39
Trends Affecting Operations	F-41
Quantitative and Qualitative Disclosure About Market Risk	F-41
Divestitures of Banks	F-45
Critical Accounting Policies Affecting Capitol's Financial Statements	F-46
Use of Estimates in Determining the Allowance for Loan Losses	F-46
Accounting for Goodwill and Other Intangibles	F-47
Accounting for Income Taxes	F-48
Consolidation Policy	F-48
New Accounting Standards	F-49
Risk Factors Affecting Capitol and its Banks	F-49
Management's Report on Internal Control Over Financial Reporting	F-50
Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-53
Consolidated Balance Sheets	F-54
Consolidated Statements of Operations	F-55
Consolidated Statements of Changes in Equity	F-56
Consolidated Statements of Cash Flows	F-58
Notes to Consolidated Financial Statements	F-59

Selected Consolidated Financial Data
(in $1,000s, except per share data)

	As of and for the Year Ended December 31
	2010(1)	2009(2)	2008(3)	2007(4)	2006(5)
For the year:
Interest income(6)	$163,691	$197,785	$234,458	$266,934	$235,704
Interest expense(6)	63,582	91,112	115,634	124,720	94,799
Net interest income(6)	100,109	106,673	118,824	142,214	140,905
Provision for loan losses(6)	156,868	175,234	75,791	20,919	9,853
Noninterest income(6)	24,447	22,451	22,282	20,720	18,407
Noninterest expense(6)	241,811	203,960	156,400	142,214	111,744
Income (loss) from continuing operations before income taxes	(274,123)	(250,070)	(91,085)	(199)	37,715
Income (loss) from discontinued operations	12,449	(1,222)	5,068	3,736	5,054
Net income (loss)	(254,364)	(264,540)	(52,451)	3,334	29,876
Net income (loss) attributable to Capitol Bancorp Limited	(225,215)	(195,169)	(28,607)	21,937	42,391
Net income (loss) per share attributable to Capitol Bancorp
Limited:
Basic	(11.16)	(11.28)	(1.67)	1.29	2.69
Diluted	(11.16)	(11.28)	(1.67)	1.27	2.57
Cash dividends paid per share	--	0.05	0.50	1.00	0.95

At end of year:
Total assets	$3,540,214	$5,131,940	$5,654,836	$4,901,763	$4,065,816
Total earning assets(6)	3,230,783	3,820,035	4,025,628	3,569,118	3,113,348
Portfolio loans(6)	2,671,712	3,135,298	3,609,298	3,438,146	2,924,692
Deposits(6)	3,028,684	3,518,826	3,477,575	3,008,118	2,694,098
Notes payable and short-term borrowings(6)	123,377	197,653	302,388	273,332	183,404
Subordinated debentures	167,586	167,441	167,293	156,130	101,035
Noncontrolling interests in consolidated subsidiaries	23,173	72,271	159,220	156,198	126,512
Capitol Bancorp Limited stockholders' equity (deficit)	(61,854)	161,335	353,848	389,145	361,879

		Quarterly Results of Operations (unaudited)
	Total for the Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Year ended December 31, 2010:(1)
Interest income(6)	$163,691	$38,625	$41,185	$40,883	$42,998
Interest expense(6)	63,582	13,803	15,603	16,375	17,801
Net interest income(6)	100,109	24,822	25,582	24,508	25,197
Provision for loan losses(6)(8)	156,868	22,420	43,924	43,098	47,426
Net loss(8)	(254,364)	(91,261)	(57,244)	(43,919)	(61,940)
Net income (loss) attributable to Capitol Bancorp Limited(8)	(225,215)	(84,164)	(52,166)	(41,003)	(47,882)
Net income (loss) per share attributable to Capitol Bancorp Limited – basic and diluted(7)	(11.16)	(3.95)	(2.45)	(1.98)	(2.75)
Cash dividends paid per share	--	--	--	--	--

Year ended December 31, 2009:(2)
Interest income(6)	$197,785	$46,712	$49,055	$51,133	$50,885
Interest expense(6) (6)	91,112	19,546	22,261	23,656	25,649
Net interest income(6)	106,673	27,166	26,794	27,477	25,236
Provision for loan losses(6)	175,234	69,504	42,960	30,564	32,206
Net loss(10)	(264,540)	(85,558)	(128,115)	(22,960)	(27,907)
Net loss attributable to Capitol Bancorp Limited	(195,169)	(75,502)	(82,689)	(16,304)	(20,674)
Net loss per share attributable to Capitol Bancorp Limited – basic and diluted(7)	(11.28)	(4.34)	(4.75)	(0.95)	(1.20)
Cash dividends paid per share	0.05	--	--	--	0.05

(1)
Capitol sold its ownership in Southern Arizona Community Bank effective December 10, 2010; Fort Collins Commerce Bank, Larimer Bank of Commerce and Loveland Bank of Commerce effective October 29, 2010; Bank of San Francisco effective September 28, 2010; Adams Dairy Bank effective August 31, 2010; USNY Bank effective August 23, 2010; Community Bank of Lincoln effective July 30, 2010; Ohio Commerce Bank effective June 30, 2010; Napa Community Bank effective April 30, 2010 and Bank of Belleville effective April 27, 2010.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale; however, are included in discontinued operations.

(2)
Includes Yuma Community Bank's operations through September 21, 2009 (date at which Capitol sold its ownership of that bank) and Bank of Santa Barbara, Community Bank of Rowan (CBR), Summit Bank of Kansas City and Capitol Development Bancorp Limited III's (CDBL III) operations through September 30, 2009 (the date when these entities ceased to be consolidated with Capitol due to a change in control).  Effective June 30, 2010, CDBL III transferred its controlling interest in CBR to Capitol in exchange for preferred stock of Capitol and, accordingly, CBR became a consolidated subsidiary of Capitol on that date.

(3)
Includes Adams Dairy Bank, effective January 2008 (located in Blue Springs, Missouri), Mountain View Bank of Commerce, effective February 2008 (located in Westminster, Colorado), Colonia Bank, effective April 2008 (located in Phoenix, Arizona) and Pisgah Community Bank, effective May 2008 (located in Asheville, North Carolina).

(4)
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

(5)
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

(6)	Excludes amounts related to banks reclassified as discontinued operations.
(7)
Each period's computation of net income (loss) per share is performed independently and, accordingly, net income per share for the year (basic and diluted) may not equal the sum of the amounts shown for the quarterly periods.

(8)
As-revised in early March 2011 to reflect additional provision for loan losses of $11.7 million resulting from Michigan Commerce Bank's amended regulatory financial statements filed on February 22, 2011 as of and for the period ended September 30, 2010.

INFORMATION REGARDING CAPITOL'S COMMON STOCK

Capitol's common stock was traded on the New York Stock Exchange (NYSE) under the symbol "CBC" prior to late January 2011.  On January 27, 2011, Capitol's common stock began trading on the OTC Markets (OTCQB) under the symbol "CBCR."  Market quotations regarding the range of high and low sales prices of Capitol's common stock, as reported by the NYSE, were as follows:

	2010		2009
	Low	High	Low	High
Quarter Ended:
March 31	$1.95	$3.55	$2.50	$7.96
June 30	1.23	3.79	2.38	7.08
September 30	0.95	1.58	1.79	6.06
December 31	0.37	1.32	1.55	3.45

Below is a graph which summarizes the cumulative return earned by Capitol's shareholders over the last five years compared with the SNL (SNL Financial LC) Bank Pink >$500M Asset-Size Index (SNL) and the cumulative total return on the Russell 2000 Index (R-2000).  This presentation assumes the initial value of an investment in Capitol's common stock and each index was $100 on December 31, 2005 and that any subsequent cash dividends were reinvested.

	Period Ending
Index	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
Capitol Bancorp Ltd.	100.00	126.18	57.11	22.90	5.81	1.54
Russell 2000	100.00	118.37	116.51	77.15	98.11	124.46
SNL Bank Pink > $500M	100.00	109.72	101.10	73.36	62.72	66.25

INFORMATION REGARDING CAPITOL'S COMMON STOCK—Continued

Effective September 2009, payment of dividends is subject to prior approval of the Federal Reserve, Capitol's primary federal regulator (see subsequent discussion of certain regulatory matters in the section captioned "Management's Discussion and Analysis of Capitol's Business, Financial Condition and Results of Operations").  In the first quarter of 2009, Capitol paid a cash dividend of $0.05 per share.  During 2008, Capitol paid quarterly cash dividends of $0.25 per share for the first quarter, $0.15 in the second quarter and $0.05 in the third and fourth quarters.

As of March 15, 2011, there were 6,697 beneficial holders of Capitol's common stock, based on information supplied to Capitol from its stock transfer agent and other sources.

At March 15, 2011, 41,116,757 shares of common stock were outstanding.  Capitol's stock transfer agent is BNY Mellon Shareowner Services, 480 Washington Blvd., Jersey City, NJ 07310 (telephone 866-205-7090).  The website for BNY Mellon Shareowner Services is http://www.bnymellon.com/shareowner/isd.

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

In addition to Capitol's common stock, trust-preferred securities of Capitol Trust I and Capitol Trust XII (each a subsidiary of Capitol) are listed on the OTCQB under the symbol "CBCRP" and "CBCRO," respectively, commencing in late January 2011.  Those trust-preferred securities have a liquidation amount of $10 per preferred security and are guaranteed by Capitol.  Capitol Trust I consists of 1,349,398, 8.5% cumulative preferred securities scheduled to mature in 2027, which are currently callable and may be extended to 2036 if certain conditions are met.  Capitol Trust XII consists of 3,031,066, 10.5% cumulative preferred securities scheduled to mature in 2038 and become callable in 2013.  In 2009, Capitol commenced the deferral of interest payments on its various trust-preferred securities, as is permitted under the terms of the securities, to conserve cash and capital resources.  Holders of the trust-preferred securities will continue to recognize current taxable income relating to the deferred interest payments.  Payment of interest on the trust-preferred securities is subject to approval of the Federal Reserve (see subsequent discussion of certain regulatory matters in the section captioned "Management's Discussion and Analysis of Capitol's Business, Financial Condition and Results of Operations").

EXECUTIVE OFFICER CERTIFICATIONS

Capitol has filed with the U.S. Securities and Exchange Commission (SEC) all required certifications regarding the quality of Capitol's public disclosures upon filing of Capitol's 2010 Report on Form 10-K.  Further, Capitol has filed certifications with the SEC in accordance with the Sarbanes-Oxley Act of 2002 as exhibits to Capitol's 2010 Report on Form 10-K.

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of Capitol's 2010 Report on Form 10-K, without exhibits, will be available to holders of its common stock or trust-preferred securities without charge, upon written request.  Form 10-K includes certain statistical and other information regarding Capitol and its business.  Requests to obtain a copy of Form 10-K should be addressed to Investor Relations, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan 48933.

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
BDO USA, LLP
Grand Rapids, Michigan

SHAREHOLDER INFORMATION

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

TRUST-PREFERRED SECURITIES TRADING INFORMATION
Preferred securities of Capitol Trust I and Capitol Trust XII (each a subsidiary of Capitol) trade on the OTC market (OTCQB) under the trading symbols "CBCRP" and "CBCRO," respectively.

TRUST-PREFERRED SECURITIES TRUSTEE
Capitol Trust I:  Bank of New York Mellon – Chicago, Illinois
Capitol Trust XII:  M&T Trust Company of Delaware

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this annual report, including Capitol's consolidated financial statements, Management's Discussion and Analysis of Capitol's Business, Financial Condition and Results of Operations and in documents incorporated into this document by reference that are not historical facts, including, without limitation, statements of future expectations, projections of results of operations and financial condition, statements of future economic performance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of Capitol and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements.  The words "intend," "expect," "project," "estimate," "predict," "anticipate," "should," "could," "believe," "may," "might," and similar expressions also are intended to identify forward-looking statements.  Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to: (i) the results of Capitol's efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting Capitol's banking business and/or operating strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability,

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS—Continued

(vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of Capitol's banks and Capitol's ability to respond to such actions, (ix) the cost of and access to capital, which may depend in part on Capitol's asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) changes in management, (xii) consummation of pending sales of certain banking subsidiaries, (xiii) completion of Capitol's selective bank divestiture activities, (xiv) other risks detailed in Capitol's other filings with the SEC and (xv) the following, among others:

•  Capitol's ability to continue as a going concern;

•  The impact on Capitol's financial results, reputation and business if it is unable to comply with all applicable federal and state regulations and applicable formal agreements, consent orders, other regulatory actions and any related capital requirements;

•  The risk that, if economic conditions worsen or regulatory capital requirements are modified, Capitol may be required to seek additional liquidity and/or capital from external sources, if available;

•  Management's ability to effectively manage interest rate risk and the impact of interest rates in general on the volatility of Capitol's net interest income;

•  The effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, the implementation by the Department of the U.S. Treasury and federal banking regulators of a number of programs to address capital and liquidity issues within the banking system and additional programs that may apply to Capitol in the future, all of which may have significant effects on Capitol and the financial services industry;

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

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS—Continued

•  Continued unemployment and its impact on Capitol's customers' savings rates and their ability to service debt obligations;

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

•  The failure of assumptions underlying estimates for the allowance for loan losses and estimation of values of collateral or cash flow projections related to collateral-dependent loans;

● Volatility of rate sensitive deposits;

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

•  The current prohibition of Capitol's payment of cash dividends on its common stock and periodic payments on its trust-preferred securities without prior written regulatory authorization;

•  Administrative or enforcement actions of banking regulators in connection with any material failure of Capitol or its subsidiary banks to comply with banking laws, rules or regulations or formal agreements with regulatory agencies;

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS—Continued

•  Capitol's compliance with the terms of its written agreement with the Federal Reserve Bank, amendments thereto or subsequent regulatory agreements;

•  The continued availability of credit facilities provided by Federal Home Loan Banks to Capitol's banking subsidiaries;

•  The uncertainties of future depositor activity regarding potentially uninsured deposits;

•  The possibility of the FDIC assessing Capitol's banking subsidiaries for any cross-guaranty liability;

•  Governmental monetary and fiscal policies, as well as legislative and regulatory changes, that may result in the imposition of costs and constraints on Capitol through higher FDIC insurance premiums, significant fluctuations in market interest rates, increases in capital requirements and operational limitations;

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

•  The risk that the realization of deferred tax assets may not occur;

•  The risk that Capitol will not be able to complete its various proposed divestitures, mergers and consolidations of certain of its subsidiary banks or, if completed, realize the anticipated benefits of the proposed mergers and/or consolidations;

•  The costs, effects and impact of litigation, investigations, inquiries or similar matters, or adverse facts and developments related thereto;

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS—Continued

•  The risk that Capitol could have an "ownership change" under Section 382 of the Internal Revenue Code, which could impair its ability to timely and fully utilize its net operating losses for tax purposes and so-called built-in losses that may exist if such an "ownership change" occurs;

•  Other factors and other information contained in this document and in other reports and filings that Capitol makes with the SEC under the Exchange Act, including, without limitation, under the caption "Risk Factors"; and

•  Other economic, competitive, governmental, regulatory and technical factors affecting Capitol's operations, products, services and prices.

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

Capitol operates community banks in a wide variety of markets in 14 states, and operates in one business segment, community banking.  Its banks are staffed with banking professionals, serving customers who desire professional banking services delivered personally.

In 2010, significant reductions in compensation costs were achieved, following efforts begun in 2009 to combine some banking subsidiaries and reduce staffing.  To streamline bank operations and reduce expenses, Capitol consolidated some of its individual bank charters regionally in 2010 and 2009 and has plans for further charter-consolidation activities in 2011.

In mid-2009, as part of its capital strategies and restructuring activities, Capitol announced plans to selectively divest some of its banks as a means to raise additional capital and redeploy capital resources to its remaining banks.  Thirteen bank divestitures were completed as of December 31, 2010 and an additional divestiture was completed in early 2011.  Several divestiture transactions have been announced and are expected to be completed in 2011, subject to regulatory approval and other contingencies.

Capitol's consolidated financial position has been significantly adversely affected by large losses from operations in 2010, 2009 and 2008.  Such operating losses resulted primarily from especially large provisions for loan losses and significantly elevated costs associated with foreclosed properties and other real estate owned.  Those operating losses have resulted in an equity-deficit as of December 31, 2010 and a regulatory-capital classification as less than "adequately-capitalized."  In addition, numerous banking subsidiaries of Capitol have regulatory-capital classification as "undercapitalized," "significantly-undercapitalized" or "critically-undercapitalized" at December 31, 2010, due to significant operating losses and insufficient capital infusions from Capitol to improve their regulatory classification and compliance with the terms of various regulatory agreements between the banks and/or Capitol and their respective regulatory agencies.  There were two banks classified as "critically-undercapitalized" and sufficient capital infusions were made in early 2011 to improve their classification to "significantly-undercapitalized."

These matters are discussed in further detail later in this narrative.

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

Notably, 'market size' is not a big factor in Capitol's approach to community banking and bank-development.  Rather, the key is people.  Capitol has recognized from its beginning that its banking focus always has been, and always will be, a people business.  Capitol's banks are small in market stature in relation to their competitors, emphasizing personalized banking relationships.

Capitol's community bank model, in a stable economic environment, is intended to maintain a scalable, low overhead structure which is focused on delivering return-on-equity results, while empowering its individual banks with operating autonomy in all areas which impact the customer relationship.  Capitol's centralized 'back-office' functions, which support the banks, are capable of expanding coverage in concert with the evolution and further development of its banking subsidiaries.

Capitol's relationship with its banks is multidimensional as an investor, mentor and service provider.  As an investor, Capitol closely monitors the financial performance of its bank subsidiaries.  Capitol's mentoring role of providing assistance and guidance when and where necessary to help enhance bank performance is most important for its youngest affiliates where guidance is needed during their early formative stages.  As a service provider, Capitol provides efficient back-office support services which can be performed centrally for all of its banks and which do not involve a direct interface with the bank customer, such as:

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

Total assets and revenues of each bank within Capitol's regions are summarized below as of and for the years ended December 31, 2010 and 2009 (in $1,000s):

	Total Assets		Total Revenues(14)
	2010	2009	2010	2009
Arizona Region:
Bank of Tucson(16)(17)	$222,882	$204,824	$12,232	$12,709
Central Arizona Bank(17)	75,590	95,110	3,529	4,089
Southern Arizona Community Bank(1)(16)		94,585	4,841	5,188
Sunrise Bank of Albuquerque(17)	73,539	78,895	3,638	4,110
Sunrise Bank of Arizona(10)	353,154	495,168	18,593	23,712
Yuma Community Bank(12)(16)				3,225
Arizona Region Total	725,165	968,582	42,833	53,033

California Region:
Bank of Feather River	38,930	33,693	2,561	2,111
Bank of San Francisco(1)(16)		87,740	4,119	4,639
Bank of Santa Barbara(11)(16)				2,571
Napa Community Bank(1)(16)		166,873	2,947	9,147
Sunrise Bank(5)(8)	231,836	296,197	12,968	14,835
California Region Total	270,766	584,503	22,595	33,303

Colorado Region:
Fort Collins Commerce Bank(1)(16)		93,908	5,211	5,381
Larimer Bank of Commerce(1)(16)		89,623	4,555	5,333
Loveland Bank of Commerce(1)(16)		40,032	1,979	2,148
Mountain View Bank of Commerce	60,303	50,621	2,896	2,388
Colorado Region Total	60,303	274,184	14,641	15,250

Great Lakes Region:
Bank of Maumee	40,300	46,796	2,402	2,592
Bank of Michigan	81,873	99,344	4,680	4,860
Capitol National Bank(17)	157,606	199,622	9,734	11,605
Evansville Commerce Bank	52,506	56,392	2,783	3,458
Indiana Community Bank(4)(8)	128,728	175,407	7,670	8,916
Michigan Commerce Bank(3)(8)(13)(17)	933,698	1,232,441	60,609	71,484
Ohio Commerce Bank(1)(16)		66,175	1,934	3,263
Great Lakes Region Total	1,394,711	1,876,177	89,812	106,178

Midwest Region:
Adams Dairy Bank(1)(16)		44,309	1,681	2,337
Bank of Belleville(1)(16)		70,502	1,048	3,711
Community Bank of Lincoln(1)(16)		60,356	1,508	3,551
Summit Bank of Kansas City (11)(16)				2,780
Midwest Region Total		175,167	4,237	12,379

Nevada Region:
1st Commerce Bank	39,555	38,811	1,625	2,315
Bank of Las Vegas(7)(8)(17)	375,084	487,355	18,628	25,476
Nevada Region Total	414,639	526,166	20,253	27,791

Northeast Region:
USNY Bank(1)(16)		64,176	2,712	3,265

Northwest Region:
Bank of the Northwest(6)(8)	145,540	174,005	7,880	9,392
High Desert Bank	37,967	41,849	2,272	2,429
Northwest Region Total	183,507	215,854	10,152	11,821

Southeast Region:
Community Bank of Rowan(9)(16)	140,276		3,392	4,962
First Carolina State Bank(17)	103,254	115,674	4,765	5,473
Pisgah Community Bank	43,125	62,773	1,878	2,478
Sunrise Bank(2)(8)(17)	112,718	137,300	6,087	7,811
Southeast Region Total	399,373	315,747	16,122	20,724

Summary of total assets and revenues – continued:

	Total Assets		Total Revenues(14)
	2010	2009	2010	2009
Texas Region:
Bank of Fort Bend	$35,375	$31,548	$2,037	$1,640
Bank of Las Colinas	44,767	43,003	2,331	1,979
Texas Region Total	80,142	74,551	4,368	3,619

Parent company and other, net(15)(17)	11,608	56,833	20,964	8,309

Consolidated totals	3,540,214	5,131,940	248,689	295,672
Less discontinued operations	(222,882)	(1,083,103)	(60,551)	(75,436)
Consolidated totals--continuing
operations	$3,317,332	$4,048,837	$188,138	$220,236

(1)
Capitol sold its ownership in Southern Arizona community Bank effective December 10, 2010; Fort Collins Commerce Bank, Larimer Bank of Commerce and Loveland Bank of Commerce effective October 29, 2010; Bank of San Francisco effective September 28, 2010; Adams Dairy Bank effective August 31, 2010; USNY Bank effective August 23, 2010; Community Bank of Lincoln effective July 30, 2010; Ohio Commerce Bank effective June 30, 2010; Napa Community Bank effective April 30, 2010 and Bank of Belleville effective April 27, 2010.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale; however, the banks' results are reflected in discontinued operations.

(2)
Effective July 30, 2010, Peoples State Bank and Sunrise Bank of Atlanta merged with and into Bank of Valdosta.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(3)
Effective March 31, 2010, Bank of Auburn Hills and Paragon Bank & Trust merged with and into Michigan Commerce Bank.  Prior to the merger, Bank of Auburn Hills and Paragon Bank & Trust were wholly-owned subsidiaries of Capitol.

(4)
Effective March 22, 2010, Elkhart Community Bank merged with and into Goshen Community Bank.  Upon completion of the merger, the surviving bank was renamed Indiana Community Bank.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(5)
Effective March 5, 2010, Bank of Escondido, Sunrise Bank of San Diego and Sunrise Community Bank merged with and into Point Loma Community Bank.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a wholly-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(6)
Effective February 19, 2010, Bank of Bellevue, Bank of Everett and Bank of Tacoma merged with and into Issaquah Community Bank.  Upon completion of the merger, the surviving bank was renamed Bank of the Northwest.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(7)
Effective January 29, 2010, Black Mountain Community Bank, Desert Community Bank and Red Rock Community Bank merged with and into Bank of Las Vegas.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(8)	For purposes of this presentation, such merger has been reflected as if it occurred December 31, 2009.
(9)
As of December 31, 2009, Community Bank of Rowan (CBR) was a majority-owned subsidiary of Capitol Development Bancorp Limited III (CDBL III) which, due to a change in control effective September 30, 2009, became an unconsolidated affiliate of Capitol.  Effective June 30, 2010, CDBL III transferred its controlling interest in CBR to Capitol in exchange for preferred stock of Capitol and, accordingly, CBR became a consolidated subsidiary of Capitol on that date.

(10)
Effective December 14, 2009, Arrowhead Community Bank, Asian Bank of Arizona, Colonia Bank, Mesa Bank and Sunrise Bank of Arizona merged with and into Camelback Community Bank.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank of Arizona. Prior to the merger, each bank was either a wholly-owned subsidiary of Capitol or majority-owned by a bank development subsidiary in which Capitol holds a controlling interest.

(11)
Bank of Santa Barbara and Summit Bank of Kansas City are majority-owned subsidiaries of CDBL III of which Capitol ceased to have a majority voting control effective September 30, 2009; consequently those banks and CDBL III ceased to be consolidated subsidiaries of Capitol.  CDBL III's ownership interest in Bank of Santa Barbara was sold in November 2009.

(12)	Yuma Community Bank was sold effective September 21, 2009. The bank's operations are included in Capitol's consolidated totals up to the date of sale.
(13)
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

(14)	Total revenues is the sum of interest income and noninterest income.
(15)	Includes corporate and other nonbank entities.
(16)	Total revenues of these banks are reflected as discontinued operations. CBR was included in discontinued operations in 2009 and continuing operations in 2010 (see (9) above).
(17)
Total assets of these banks as of December 31, 2009 have been adjusted to reflect subsequent regulatory financial statement amendments filed on or after March 20, 2010.  Those amendments did not have an impact on total assets on a consolidated basis.

Capitol's Results of Operations

For 2010, a net loss attributable to Capitol approximating $225.2 million ($11.16 per share) was incurred compared to a net loss of $195.2 million ($11.28 per share) in 2009 and $28.6 million ($1.67 per share) in 2008.  As previously-mentioned, these losses resulted from significant provisions for loan losses and costs associated with foreclosed properties and other real estate owned for each of these periods and, additionally in 2010, a goodwill impairment charge of $64.5 million.  Additionally, income tax expense in 2009 included approximately $104.5 million related to establishing a valuation allowance for deferred tax assets.

The table below presents operating results of each bank without regard to Capitol's direct or indirect ownership percentage (in $1,000s) and, where applicable, the related rates of return on average equity and assets:

	Net Income (Loss)			Return on Average Equity			Return on Average Assets
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Arizona Region:
Bank of Tucson(15)(16)	$54	$1,724	$3,717	0.30%	10.12%	20.56%	0.02%	0.91%	2.04%
Central Arizona Bank(16)	(5,592)	(6,085)	(1,004)
Southern Arizona Community Bank(1)(15)	290	434	639	3.17%	4.73%	7.06%	0.33%	0.48%	0.72%
Sunrise Bank of Albuquerque(16)	(4,189)	(1,781)	224			3.05%			0.29%
Sunrise Bank of Arizona(10)	(41,500)	(48,628)	(13,505)
Yuma Community Bank(12)(15)		372	565		7.69%	7.23%		0.78%	0.75%
Arizona Region Total	(50,937)	(53,964)	(9,364)

California Region:
Bank of Feather River	194	(714)	(487)	3.09%			0.51%
Bank of San Francisco(1)(15)	559	52	43	8.01%	0.63%	0.51%	0.75%	0.06%	0.07%
Bank of Santa Barbara(11)(15)		(1,300)	(420)
Napa Community Bank(1)(15)	(77)	485	1,223		3.01%	8.39%		0.32%	0.93%
Sunrise Bank(5)(8)	(10,358)	(8,315)	309
California Region Total	(9,682)	(9,792)	668

Colorado Region:
Fort Collins Commerce Bank(1)(15)	484	15	620	6.65%	0.15%	6.71%	0.66%	0.02%	0.89%
Larimer Bank of Commerce(1)(15)	730	57	465	12.00%	0.70%	6.09%	1.05%	0.06%	0.66%
Loveland Bank of Commerce(1)(15)	253	(872)	(458)	5.34%			0.84%
Mountain View Bank of Commerce	183	(31)	(819)	2.52%			0.34%
Colorado Region Total	1,650	(831)	(192)

Great Lakes Region:
Bank of Maumee	(1,254)	(2,834)	(774)
Bank of Michigan	(267)	152	543		2.16%	7.95%		0.16%	0.76%
Capitol National Bank(16)	(2,753)	(8,150)	(766)
Evansville Commerce Bank	(260)	(1,644)	(248)
Indiana Community Bank(4)(8)	(5,063)	(3,574)	217			2.23%			0.22%
Michigan Commerce Bank(3)(8)(13)(16)	(73,686)	(81,910)	(16,226)
Ohio Commerce Bank(1)(15)	226	206	(149)	4.54%	2.24%		0.62%	0.33%
Great Lakes Region Total	(83,057)	(97,754)	(17,403)

Midwest Region
Adams Dairy Bank(1)(15)	(36)	(66)	(669)
Bank of Belleville(1)(15)	18	122	35	0.68%	1.79%	0.49%	0.07%	0.17%	0.06%
Community Bank of Lincoln(1)(15)	(872)	(1,516)	(643)
Summit Bank of Kansas City(11)(15)		(978)	(97)
Midwest Region Total	(890)	(2,438)	(1,374)

Nevada Region:
1st Commerce Bank	(3,299)	(3,009)	(1,158)
Bank of Las Vegas(7)(8)(16)	(51,713)	(12,688)	3,301			0.51%			0.06%
Nevada Region Total	(55,012)	(15,697)	2,143

Northeast Region:
USNY Bank(1)(15)	560	(1,188)	(748)	16.70%			1.35%

Operating results and, where applicable, the related rates of return on average equity and assets – continued:

	Net Income (Loss)			Return on Average Equity			Return on Average Assets
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Northwest Region:
Bank of the Northwest(6)(8)	$(1,446)	$(9,889)	$(2,553)
High Desert Bank	(863)	(2,948)	(801)
Northwest Region Total	(2,309)	(12,837)	(3,354)

Southeast Region:
Community Bank of Rowan(9)(15)	(401)	459	945		5.73%	9.39%		0.47%	0.76%
First Carolina State Bank(16)	(8,258)	(1,926)	(403)
Pisgah Community Bank	(9,569)	(1,417)	(920)
Sunrise Bank(2)(8)(16)	(8,451)	(8,222)	(765)
Southeast Region Total	(26,679)	(11,106)	(1,143)

Texas Region:
Bank of Fort Bend	(116)	(1,268)	(829)
Bank of Las Colinas	106	(1,259)	(623)	1.94%			0.24%
Texas Region Total	(10)	(2,527)	(1,452)

Parent company and other, net(14)(16)	(27,998)	(56,406)	(20,232)

Consolidated totals	(254,364)	(264,540)	(52,451)
Less discontinued operations	12,449	(1,222)	5,068
Consolidated totals--
continuing operations	$(266,813)	$(263,318)	$(57,519)

(1)
Capitol sold its ownership in Southern Arizona Community Bank effective December 10, 2010; Fort Collins Commerce Bank, Larimer Bank of Commerce and Loveland Bank of Commerce effective October 29, 2010; Bank of San Francisco effective September 28, 2010; Adams Dairy Bank effective August 31, 2010; USNY Bank effective August 23, 2010; Community Bank of Lincoln effective July 30, 2010; Ohio Commerce Bank effective June 30, 2010; Napa Community Bank effective April 30, 2010 and Bank of Belleville effective April 27, 2010.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale; however, the banks' results are reflected in discontinued operations.

(2)
Effective July 30, 2010, Peoples State Bank and Sunrise Bank of Atlanta merged with and into Bank of Valdosta.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(3)
Effective March 31, 2010, Bank of Auburn Hills and Paragon Bank & Trust merged with and into Michigan Commerce Bank.  Prior to the merger, Bank of Auburn Hills and Paragon Bank & Trust were wholly-owned subsidiaries of Capitol.

(4)
Effective March 22, 2010, Elkhart Community Bank merged with and into Goshen Community Bank.  Upon completion of the merger, the surviving bank was renamed Indiana Community Bank.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(5)
Effective March 5, 2010, Bank of Escondido, Sunrise Bank of San Diego and Sunrise Community Bank merged with and into Point Loma Community Bank.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a wholly-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(6)
Effective February 19, 2010, Bank of Bellevue, Bank of Everett and Bank of Tacoma merged with and into Issaquah Community Bank.  Upon completion of the merger, the surviving bank was renamed Bank of the Northwest.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(7)
Effective January 29, 2010, Black Mountain Community Bank, Desert Community Bank and Red Rock Community Bank merged with and into Bank of Las Vegas.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(8)	For purposes of this presentation, such merger has been reflected as if it occurred December 31, 2009.
(9)
As of December 31, 2009, Community Bank of Rowan (CBR) was a majority-owned subsidiary of Capitol Development Bancorp Limited III (CDBL III) which, due to a change in control effective September 30, 2009, was an unconsolidated affiliate of Capitol.  Effective June 30, 2010, CDBL III transferred its controlling interest in CBR to Capitol in exchange for preferred stock of Capitol and, accordingly, CBR became a consolidated subsidiary of Capitol on that date.

(10)
Effective December 14, 2009, Arrowhead Community Bank, Asian Bank of Arizona, Colonia Bank, Mesa Bank and Sunrise Bank of Arizona merged with and into Camelback Community Bank.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank of Arizona. Prior to the merger, each bank was either a wholly-owned subsidiary of Capitol or majority-owned by a bank development subsidiary in which Capitol holds a controlling interest.

(11)
Bank of Santa Barbara and Summit Bank of Kansas City are majority-owned subsidiaries of CDBL III of which Capitol ceased to have a majority voting control effective September 30, 2009; consequently those banks and CDBL III ceased to be consolidated subsidiaries of Capitol.  CDBL III's ownership interest in Bank of Santa Barbara was sold in November 2009.

(12)	Yuma Community Bank was sold effective September 21, 2009. The bank's operations are included in Capitol's consolidated totals up to the date of the sale.
(13)
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

(14)	Includes corporate and other nonbank entities.

Footnotes – continued:

(15)	Net income (loss) of these banks is reflected as discontinued operations. CBR was included in discontinued operations in 2009 and 2008 and included in continuing operations in 2010 (see (9) above).
(16)
Net income (loss) of these banks for the year ended December 31, 2009 has been adjusted to reflect subsequent regulatory financial statement amendments filed on or after March 20, 2010.  These amendments did not have an impact on consolidated net loss.

Significant operating losses were incurred at banks within the Great Lakes, Nevada and Arizona Regions.  Dominating the Great Lakes Region are Capitol's three mature, majority-owned banks located in Michigan.  Operating results of this group of banks amounted to a net loss of $76.7 million in 2010, compared to a net loss of $89.9 million in 2009 and a net loss of $16.4 million in 2008.  The operating losses of this group of banks was attributable to loan losses stemming from a sustained difficult economy, significant increases in nonperforming assets, depressed real estate valuations, a weak or nonexistent real estate sales environment and elevated collection costs.  These, coupled with loan losses incurred at Bank of Las Vegas and Sunrise Bank of Arizona, where the adverse asset quality and nonperforming loans as a percentage of portfolio loans exceed other regions, are the largest items adversely impacting Capitol's 2010 consolidated operating results, followed by a goodwill impairment charge and compression in margins and related net interest income.

Most of the amounts discussed in this narrative are based upon the "continuing operations" of Capitol and its consolidated banking subsidiaries.  Results of operations for 2009 and 2008 have been adjusted to reflect recent sales of banking subsidiaries as "discontinued operations" to present operating results on a comparable basis.

The principal revenue source for Capitol's banks is interest income from loans.  Net interest income is the total of all interest income minus all interest expense.  This is an important measure that is used to help determine the amount of net operating revenue for financial institutions.  Net operating revenue is the sum of net interest income and noninterest income.

Net interest income totaled $100.1 million in 2010, a 6.2% decrease from the $106.7 million reported in 2009, compared to a 10.2% decrease in 2009 versus a 16.4% decrease in 2008.  Decreases in net interest income were due to adverse levels of nonperforming loans, a smaller balance sheet and a challenging interest rate environment which reduced the spread between interest earned on performing loans and rates paid on deposits.

Combined with noninterest income, total consolidated net operating revenue approximated $124.6 million in 2010, $129.1 million in 2009 and $141.1 million in 2008.  Noninterest income for these years was $24.4 million, $22.5 million and $22.3 million, respectively.  Noninterest income increased 8.9% in 2010, was level in 2009 and increased about 7.5% in 2008.

Service charges on deposit accounts approximated $3.8 million in 2010 and $4.7 million in 2009 and 2008.  Revenue from trust and wealth management decreased 15.3% in 2010, following a decrease of 20% in 2009 and an increase of 20% in 2008.  Large decreases in this revenue source in 2010 and 2009 resulted primarily from lower levels of clients' balances in a difficult and uncertain economic environment.  Wealth advisors are located at several of Capitol's banking subsidiaries to work in tandem with their traditional banking colleagues to provide the availability of financial services to the banks' clientele, while attempting to increase noninterest revenues which is difficult in the current environment due to market volatility and client activity.

Revenue from mortgage loans held for sale, included in other noninterest income, amounted to $1.9 million in 2010 and $2.8 million in 2009 and 2008.  Loan origination volume decreased significantly in 2010 and 2008 as instability of residential real estate market conditions and the credit worthiness of borrowers have adversely impacted volume.

Due to the nature of other categories of noninterest income, including gain on the sales of government-guaranteed loans and other service fee income, amounts can vary significantly from year to year depending on interest rates, business opportunities and other activities.

Net interest income was insufficient in 2010 and 2009 to offset the provision for loan losses.  The provision for loan losses approximated $156.9 million, $175.2 million and $75.8 million in 2010, 2009 and 2008, respectively.  The dramatic levels of the provision for loan losses in each of those years was primarily associated with loan losses and related materially adverse levels of nonperforming loans within the Great Lakes Region's Michigan banks, Arizona-based Sunrise Bank of Arizona and Nevada-based Bank of Las Vegas.  The amount of the provision for loan losses is determined based on management's analysis of amounts necessary for the allowance for loan losses; this is discussed in greater detail later in the Capitol's Financial Position section of this narrative.

Noninterest expense totaled $177.3 million, $200.5 million and $156.4 million in 2010, 2009 and 2008, respectively, exclusive of a goodwill impairment charge of $64.5 million and $3.4 million in 2010 and 2009, respectively.  Such expenses decreased 11.6% in 2010, while increasing 28.2% in 2009 and 10.0% in 2008.  Changes in components of noninterest expense in 2010 and 2009 (exclusive of the goodwill impairment charge in 2010) were primarily associated with the significant costs of foreclosed properties and other real estate owned, coupled with elevated FDIC insurance premiums and other regulatory fees.

Capitol's annual review for potential goodwill impairment, performed in the fourth quarter of 2010, concluded that all of its recorded goodwill (approximately $64.5 million) was deemed to be impaired.  Accordingly, such amount was written off, effective December 31, 2010.

Management's decision to write-off all goodwill as being impaired at that date was based, in part, upon the following macro-basis considerations:

•
A dramatic decline in Capitol's aggregate market-capitalization, i.e., the computational result of multiplying the number of Capitol's common shares outstanding by the per-share market price of such common stock (estimated fair value).

•	Capitol's tangible-equity deficit (total equity, less goodwill, prior to recording any goodwill impairment for 2010).
•
Pricing information from merger and acquisition transactions within the banking industry in the United States of America during 2010, as a multiple of tangible equity, and application of such multiple to Capitol's tangible-equity deficit prior to recording any goodwill impairment for 2010.

As to pricing information from merger and acquisition transactions, such information encompassing 2010 transactions became available in early 2011 and indicated that, on average, such transactions approximated 100% of an entity's tangible book value.  As to Capitol, its tangible equity-deficit (prior to recording goodwill impairment at December 31, 2010) clearly suggested fully writing-off goodwill as of December 31, 2010.

Management also evaluated whether events or circumstances earlier in 2010 suggested an interim review for impairment might be necessary.  An interim review for potential impairment was not considered necessary due to the absence of events or changes in Capitol's circumstances (since the preceding annual review in late 2009).  Such conclusion was confirmed by the macro-basis considerations discussed on the preceding page, which did not arise until the fourth quarter of 2010.  While, prior to the fourth quarter of 2010, the market price of Capitol's common stock had decreased significantly, that market price fell to a low of $0.37 per share during that quarterly period and in the early months of 2011, consistently less than $1.00 per share, which resulted in such shares being delisted from the NYSE in January 2011 (also because of Capitol's market capitalization being less than $15 million).

The largest element of routine noninterest expense is salaries and employee benefits which approximated $69.9 million, $84.7 million and $94.0 million in 2010, 2009 and 2008, respectively.  Employee compensation costs decreased about 17.5% in 2010 and 9.9% in 2009 as a result of Capitol's efforts to reduce and streamline staffing at its banks and corporate offices, through the previously-mentioned mergers of banking subsidiaries in Capitol's larger markets, staffing reductions and employee attrition.  Increased employee compensation costs in 2008 ($2.1 million or 2.0%) resulted primarily from the formation of start-up banks.

Occupancy costs fluctuated within a narrow range in 2010 and 2009, after increasing by a more significant 23.7% in 2008 due to recently-formed banks.  Equipment rent, depreciation and maintenance expense decreased $7.8 million (43.8%) in 2010, primarily related to certain lease-related costs incurred in 2009 resulting in an increase of about 67.4% in 2009.  This item increased 23.3% in 2008 due to recently-formed banks.

Costs associated with foreclosed properties and other real estate owned remained elevated in 2010 at $40.4 million compared to $45.0 million in 2009 and $6.7 million in 2008; such levels of costs corresponded with high levels of other real estate owned which increased from $67.2 million at the beginning of 2009 to $107.0 million at year-end 2009, and $107.9 million at December 31, 2010.  Most of the costs associated with foreclosed properties and other real estate owned resulted from adverse valuation adjustments in an adverse real estate market environment, especially as it relates to commercial properties.

FDIC insurance premiums currently range from .07% to .78% of average domestic deposits, depending on an institutions' risk classification and other factors.  Effective April 1, 2011, banks will be charged FDIC insurance premiums based on net assets (defined by the FDIC for assessment purposes as quarter-to-date average daily total assets less the corresponding amount of Tier 1 capital) rather than based on average deposits.  Initial base assessment rates range from .05% to .35% of "net assets" and may be adjusted for certain factors.  Assuming that Capitol's banking subsidiaries remain in their current risk category, this new FDIC assessment methodology may result in a decrease in this expense item in the future.  Future assessment rates and methodology are difficult to predict.

The more significant elements of other noninterest expense consisted of the following (in $1,000s):

	2010	2009	2008

Attorney fees	$4,953	$2,743	$1,338
Other professional fees	3,939	2,598	1,445
Loan and collection expense	2,843	2,279	1,602
Insurance	1,977	1,186	502
Directors' fees	1,662	1,904	2,429
Bank services (ATMs, telephone banking and Internet banking)	1,508	2,010	1,982
Paper, printing and supplies	1,371	1,605	2,119
Travel, lodging and meals	1,279	1,471	2,546
Communications	1,237	1,416	1,849
Advertising	1,168	1,317	2,226
Postage	846	960	1,043
Taxes other than income taxes	791	721	610
Other	2,320	4,517	7,495

Total	$25,894	$24,727	$27,186

In 2010, an income tax benefit from continuing operations of $7.3 million was recognized, related primarily to an intraperiod tax allocation associated with the gain on sale of bank subsidiaries included in discontinued operations.  Income tax expense related to continuing operations approximated $13.2 million in 2009, primarily from the effect of recording a valuation allowance for deferred income tax assets at December 31, 2009 ($104.5 million).  A valuation allowance for most deferred income tax assets has been maintained at December 31, 2010 ($190.3 million), based on management's assessment of the realizability of such assets not meeting the requisite more-likely-than-not criteria.  The valuation allowance for deferred income tax assets may reduce income tax expense accrual requirements to the extent of Capitol's profitability in future periods.  A very limited amount of deferred tax assets is deemed to be more-likely-than-not realizable as of December 31, 2010 ($1.8 million) for a few less than 80% owned bank subsidiaries.

Income from discontinued operations increased significantly in 2010 with the divestiture of 11 bank subsidiaries resulting in an approximate gain on sale of $15.8 million, as compared to the divestiture of 2 bank subsidiaries in 2009 resulting in a gain on sale of approximately $1.2 million.  Pending bank divestiture activity is discussed later in this narrative.

[The remainder of this page intentionally left blank]

Capitol's Financial Position

Consolidated total assets decreased in 2010 to $3.5 billion from $5.1 billion at the end of 2009.  Total assets were $5.7 billion at the beginning of 2009.  The 2010 decrease in total assets primarily resulted from Capitol's divestitures of bank subsidiaries and its efforts to 'deleverage' its consolidated balance sheet through reductions in portfolio loans and borrowings.

Most of the amounts discussed in this narrative are based upon the "continuing operations" of Capitol and its consolidated bank subsidiaries.  Asset and liability balances as of December 31, 2009 and 2008 have been adjusted to reflect recent sales of banking subsidiaries as "discontinued operations" to present Capitol's financial position on a comparable basis.

Key to the balance sheet of Capitol is an understanding of its capital position in terms of stated amounts (including any deficit amounts), regulatory capital levels and ratios and the regulatory classification of Capitol and its banking subsidiaries based upon those amounts and ratios, and liquidity (cash and cash equivalents) at December 31, 2010.  Both of those important elements are discussed in a later section of this narrative, Liquidity, Capital Resources and Capital Adequacy.

In the circumstances of Capitol's financial position, as shown on its consolidated balance sheet, clearly the single largest asset category is portfolio loans.  Accordingly, most of the narrative in this section is devoted primarily to loans and related aspects of asset quality.

Net portfolio loans (total portfolio loans after deducting the allowance for loan losses) approximated $2.5 billion at December 31, 2010 and $3.0 billion at December 31, 2009 (excluding discontinued operations).  These amounts approximated 71% of total consolidated assets at December 31, 2010 and 59% at December 31, 2009.  The 2010 decrease is significant and the result of Capitol's efforts to reduce its balance sheet for its continuing operations, as previously-mentioned, and to preserve liquidity and capital to the extent reasonably possible in the current troubled economic climate.

Capitol's banking subsidiaries have emphasized commercial loans, consistent with their focus on lending to local entrepreneurs, professional service firms and other businesses.  All of Capitol's banks use a common credit policy; however, credit decisions are made locally at the banks.  Utilization of an enterprise-wide credit policy has several key benefits, such as providing procedural guidance to the banks in the following areas:

•	Loan underwriting and documentation;
•	Credit-granting authority;
•	Acceptable collateral and loan structuring;
•	Loan participations amongst bank affiliates or external funding sources when proposals exceed an individual bank's limitations;
•	Collections and workouts;
•	Documentation, methodology, process and evaluation of the adequacy of the allowance for loan losses; and
•	Establishing corporate credit administration resources to aid the banks when needed.

Internal underwriting standards to be followed for loans secured by real estate are basic credit granting fundamentals which would be applicable to any extension of credit by a bank.  For construction loans, which have largely been eliminated in the currently adverse economic environment, the banks follow these general underwriting policies enhanced by keen awareness of increased risks of construction loans.  General underwriting policies include analyzing and documenting:

•	Borrower and project financial data;
•	Contingent liabilities and related cash flows;
•	Adequacy of liquidity and the components of borrowers' and guarantors' net worth;
•	Historic and projected cash flow data, including debt service and vacancy rates sensitivity analysis;
•	Character, credit history of borrowers and guarantors and management ability of the borrowers' enterprise;
•	Appraisal market valuation: evaluation of local market conditions and related volatility; and
•	Proposed use of loan proceeds and potential future uses of the property (for loans secured by real estate).

Additional lending requirements include regulatory loan-to-value guidelines which are calculated based on current appraised value for loans that finance properties acquired by the borrower.

Variable-rate commercial loans are currently emphasized during today's extremely low interest-rate environment.  Most variable-rate commercial loans have stated minimums and are underwritten with evaluation of the borrower's ability to repay based on fully-indexed rates.  Since substantially all residential mortgage loan origination volume is underwritten to secondary-market standards and the loans are sold into those markets without recourse, Capitol and its banks have no material exposure to hybrid loans such as option-ARMs or subprime credits.

As part of the banks' emphasis on commercial lending, commercial real estate has been sought as the primary source of collateral where possible.  This emphasis on commercial real estate as collateral has been a consistent practice of Capitol and its banks from their earliest days of operation, based on the use of appropriate loan-to-value ratios at the time of loan origination, avoidance of large real estate development projects and the belief that, even in volatile economies, commercial real estate tends to have substantially less loss potential than other types of business-asset collateral, such as receivables, inventory and equipment, which can completely evaporate during periods of severe operational stress for small business enterprises.

In the current troubled economic environment, market conditions and values of real estate as collateral have deteriorated significantly as evidenced by adverse asset quality trends since 2007, resulting in large provisions for loan losses, charge-offs of uncollectible loans and materially negative valuation adjustments of other real estate owned.  Other real estate owned arises from a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  Those properties are held for sale at the lower of cost or fair value, less estimated costs to sell, and are reviewed periodically for subsequent impairment.

Loans may be deemed collateral-dependent when repayment is expected solely from liquidation of the loan's collateral.  Many of the banking subsidiaries' collateral-dependent impaired loans are located in severely depressed real estate markets, such as Michigan, Arizona and Nevada.  In those markets, appraisal data may be of limited usefulness in estimating fair value because "comparable" sale transactions, generally used as important points of reference in such appraisals, are infrequent, may not be "orderly" and may be the result of distressed or forced sale transactions.  Further, such comparable sale transactions may be lower, or substantially less than amounts which could be realized in orderly (and not distressed or forced) sales between the owner/occupant and a future user of the property.  Bank regulatory agencies have encouraged Capitol's banks to base their fair value estimates upon appraisal data in substantially all valuations of real estate.  As of December 31, 2010 and 2009, substantially all estimates of fair value for collateral-dependent loans and other real estate owned were based on appraisal data or other independent estimates, such as broker price opinions.

There is significant uncertainty in current and future real estate values, appraisal results and the resulting potential impact on both the valuation of collateral-dependent loans and other real estate owned.  The fair value measurement of collateral-dependent loans and other real estate owned is dependent primarily upon obtaining appraisals of the underlying property value from independent appraisers in accordance with professional and licensing requirements for the persons performing those appraisals.  Management cautiously monitors real estate and related appraisal data when evaluating the fair value of real estate collateral.

Updated appraisals are generally obtained when it has been determined that a collateral-dependent loan has become impaired or when it is likely a loan secured by real estate will be foreclosed.  Adjustments to the loan's carrying value (or requirements for an allocation of the allowance for loan losses) are made, when appropriate, after review of appraisal data or, in the absence of a recent appraisal, if market conditions significantly decline further.  The timing of when a collateral-dependent loan should be classified as a nonperforming credit is contingent upon several factors, including the performance of the loan, payment history and/or results of the bank's review of updated borrower financial information.

When a borrower's performance has deteriorated (for example, the borrower has become delinquent on required payments, the borrower's updated financial information received indicates adverse financial trends or sales/leasing activity is less than expected in the case of multi-unit properties), the loan will be downgraded and, if appropriate, an updated appraisal will be ordered.  In the period between a loan being recognized as impaired and receipt of an updated appraisal, the loan will be included within loss contingency pools, in conjunction with estimating the bank's requirements for its allowance for loan losses.  Upon receipt and review of updated appraisal data and after any further fair value analysis is completed, the loan will be further evaluated for appropriate write-down.  Generally, negative differences between appraised value, less the estimated cost to sell, and the related carrying value of the loans are charged to the allowance for loan losses, as a partial write-down/charge-off, on a timely basis after the appraisal has been received and reviewed.  Occasionally, additional potential loss amounts may be included if circumstances exist which may further adversely impact fair value estimates.  Internally-developed evaluations may be used when the amount of a loan is less than $250,000.  Internally-prepared evaluations may also be used when the most recent appraisal date is within a year to estimate the current effect of economic conditions or deterioration.  Updated fair value information is generally obtained at least annually for collateral-dependent loans and other real estate owned.

A potentially negative aspect of real estate as a primary source of collateral for commercial loans, among other things, is that when some commercial loans develop performance difficulties and reach nonperforming status (i.e., becoming 90 days past due or being placed on nonaccrual status), the resolution period will likely involve an extended period of time due to the foreclosure process and may be further extended if the real estate sales volume is weak or nonexistent as in the current adverse economic environment.  In contrast, a commercial loan secured by receivables, inventory or equipment, which becomes nonperforming, tends to have a higher loss potential due to the probable rapid dissipation of collateral value.

At December 31, 2010, the allowance for loan losses approximated $147.4 million or 5.52% of total portfolio loans outstanding, compared with $129.8 million or 4.14% at December 31, 2009.  As stated earlier, the allowance is based on management's analysis of inherent losses in the loan portfolio at the balance-sheet date.  The level of the allowance for loan losses in recent periods, and the percentage relationship to portfolio loans, exceeds past experience at Capitol, its banks and the banking industry as a result of this unprecedented and volatile economic environment in the United States.

As discussed more extensively in the Critical Accounting Policies section which appears later in this narrative, the use of estimates in determining the adequacy of the allowance for loan losses is extremely important to an understanding of Capitol's consolidated financial statements.  Simply stated, the allowance for loan losses is management's estimate of losses inherent in the loan portfolio at the balance-sheet date.  The allowance for loan losses is increased by provisions for loan losses, which are charged against operations, and reduced by net loan write-offs which are charged against the allowance.  There are many ways to estimate losses or 'loss reserves' and there is no one 'right' way.  Because the allowance for loan losses and fair values of real estate are based on estimates, actual loss experience will differ from those estimates.

In addition, bank regulatory agencies have the authority to review the adequacy of the allowance for loan losses as a part of their periodic examinations at the bank level and to require changes to the recorded allowance for loan losses, superseding management's judgment.  Those changes or adjustments usually involve directing the banks to increase the allowance for loan losses and the bank may be required to reflect those changes or adjustments retroactively, even though such a change in estimate is required to be accounted for as a change in estimate prospectively in accordance with generally accepted accounting principles in the United States.  Those changes or adjustments may be required to be made long after management completed its process for the evaluation and documentation of the adequacy of the allowance for loan losses, based on information which was not previously available to management at the time that process was completed.

Capitol had 23 separately-chartered banks at year-end 2010.  Each bank separately computes and documents the adequacy of its respective allowance for loan losses.  As mentioned previously, Capitol has a uniform, enterprise-wide credit policy which, among other things, provides the banks guidance on evaluating and documenting the adequacy of the allowance for loan losses.  Essentially, a standardized computational template is used consistently by all of Capitol's banking subsidiaries.  That template includes elements for all loan categories for performing loans, nonperforming loans, watch credits and environmental factors.  While a standardized template is utilized, management is required to apply subjective judgment in determining risk factors specific to their banks and other matters in determining the allowance needed at the bank level.  Further, the combined results of the banks' separate analyses are evaluated at the parent level on a judgmental basis.  The process to evaluate and determine the adequacy of the allowance for loan losses at each individual bank and on a consolidated basis is labor intensive and requires a high degree of judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

The following table summarizes portfolio loans, the allowance for loan losses and nonperforming loans for each of the banks, regionally and on a consolidated basis as of December 31 (in $1,000s):

	Total Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans		Allowance as a % of Total Portfolio Loans
	2010	2009	2010	2009	2010	2009	2010	2009
Arizona Region:
Bank of Tucson(10)(11)	$159,334	$168,644	$2,380	$1,904	$7,711	$5,110	1.49%	1.13%
Central Arizona Bank(11)	52,844	65,934	2,552	3,153	5,092	3,132	4.83%	4.78%
Southern Arizona Community Bank(1)(10)		79,190		1,150		848		1.45%
Sunrise Bank of Albuquerque(11)	52,502	61,025	2,499	1,256	4,731	3,436	4.76%	2.06%
Sunrise Bank of Arizona	264,181	346,134	16,700	17,382	29,936	32,929	6.32%	5.02%
Arizona Region Total	528,861	720,927	24,131	24,845	47,470	45,455	4.56%	3.45%

California Region:
Bank of Feather River	31,297	26,941	479	347			1.53%	1.29%
Bank of San Francisco(1)(10)		74,782		1,384		243		1.85%
Napa Community Bank(1)(10)		139,497		2,493		3,746		1.79%
Sunrise Bank(5)(8)	183,641	214,682	7,815	6,731	8,529	8,692	4.26%	3.14%
California Region Total	214,938	455,902	8,294	10,955	8,529	12,681	3.86%	2.40%

Colorado Region:
Fort Collins Commerce Bank(1)(10)		83,047		1,308		1,291		1.58%
Larimer Bank of Commerce(1)(10)		79,239		1,467				1.85%
Loveland Bank of Commerce(1)(10)		33,582		560		156		1.67%
Mountain View Bank of Commerce	41,087	40,201	789	621	883		1.92%	1.54%
Colorado Region Total	41,087	236,069	789	3,956	883	1,447	1.92%	1.68%

Great Lakes Region:
Bank of Maumee	33,558	40,269	1,427	918	442	810	4.25%	2.28%
Bank of Michigan	64,278	64,374	1,368	1,172	2,312	844	2.13%	1.82%
Capitol National Bank(11)	138,251	172,088	5,976	8,070	13,616	21,346	4.32%	4.69%
Evansville Commerce Bank	38,609	44,179	1,103	1,338	1,801	1,244	2.86%	3.03%
Indiana Community Bank(4)(8)	112,986	133,051	3,703	4,130	8,358	9,278	3.28%	3.10%
Michigan Commerce Bank(3)(8)(11)	812,088	1,044,020	57,381	53,724	114,937	117,806	7.07%	5.15%
Ohio Commerce Bank(1)(10)		56,739		910		206		1.60%
Great Lakes Region Total	1,199,770	1,554,720	70,958	70,262	141,466	151,534	5.91%	4.52%

Midwest Region:
Adams Dairy Bank(1)(10)		35,860		655				1.83%
Bank of Belleville(1)(10)		58,510		938				1.60%
Community Bank of Lincoln(1)(10)		44,864		1,195		1,661		2.66%
Midwest Region Total		139,234		2,788		1,661		2.00%

Summary of loan information – continued:

	Total Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans		Allowance as a % of Total Portfolio Loans
	2010	2009	2010	2009	2010	2009	2010	2009
Nevada Region:
1st Commerce Bank	$25,521	$33,482	$624	$1,910	$5,611	$7,531	2.45%	5.71%
Bank of Las Vegas(7)(8)(11)	306,802	368,739	25,235	11,952	82,042	59,219	8.23%	3.24%
Nevada Region Total	332,323	402,221	25,859	13,862	87,653	66,750	7.78%	3.45%

Northeast Region:
USNY Bank(1)(10)		57,849		905				1.56%

Northwest Region:
Bank of the Northwest(6)(8)	118,755	134,669	4,000	4,985	6,609	9,614	3.37%	3.70%
High Desert Bank	29,872	34,203	1,350	805	1,053	644	4.52%	2.35%
Northwest Region Total	148,627	168,872	5,350	5,790	7,662	10,258	3.60%	3.43%

Southeast Region:
Community Bank of Rowan(9)	102,926		1,736		3,441		1.69%
First Carolina State Bank(11)	77,797	90,855	2,389	1,554	6,560	6,161	3.07%	1.71%
Pisgah Community Bank	28,071	45,094	1,511	1,168	6,968	401	5.38%	2.59%
Sunrise Bank(2)(8)(11)	79,558	103,895	4,374	4,152	10,452	7,928	5.50%	4.00%
Southeast Region Total	288,352	239,844	10,010	6,874	27,421	14,490	3.47%	2.87%

Texas Region:
Bank of Fort Bend	29,788	29,215	700	485	419		2.35%	1.66%
Bank of Las Colinas	41,434	34,725	737	731	907		1.78%	2.11%
Texas Region Total	71,222	63,940	1,437	1,216	1,326		2.02%	1.90%

Other, net(11)	5,866	7,523	2,973	3,211	3,170	3,241	N.M.	N.M.

Consolidated totals	2,831,046	4,047,101	149,801	144,664	325,580	307,517	5.29%	3.57%
Less discontinued operations	(159,334)	(911,803)	(2,380)	(14,869)	(7,711)	(13,261)	(1.49)%	(1.63)%
Consolidated totals relating to
continued operations	$2,671,712	$3,135,298	$147,421	$129,795	$317,869	$294,256	5.52%	4.14%

(1)
Capitol sold its ownership in Southern Arizona Community Bank effective December 10, 2010; Fort Collins Commerce Bank, Larimer Bank of Commerce and Loveland Bank of Commerce effective October 29, 2010; Bank of San Francisco effective September 28, 2010; Adams Dairy Bank effective August 31, 2010; USNY Bank effective August 23, 2010; Community Bank of Lincoln effective July 30, 2010; Ohio Commerce Bank effective June 30, 2010; Napa Community Bank effective April 30, 2010 and Bank of Belleville effective April 27, 2010.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale; however, the banks' results are reflected in discontinued operations.

(2)
Effective July 30, 2010, Peoples State Bank and Sunrise Bank of Atlanta merged with and into Bank of Valdosta.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(3)
Effective March 31, 2010, Bank of Auburn Hills and Paragon Bank & Trust merged with and into Michigan Commerce Bank.  Prior to the merger, Bank of Auburn Hills and Paragon Bank & Trust were wholly-owned subsidiaries of Capitol.

(4)
Effective March 22, 2010, Elkhart Community Bank merged with and into Goshen Community Bank.  Upon completion of the merger, the surviving bank was renamed Indiana Community Bank.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(5)
Effective March 5, 2010, Bank of Escondido, Sunrise Bank of San Diego and Sunrise Community Bank merged with and into Point Loma Community Bank.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a wholly-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(6)
Effective February 19, 2010, Bank of Bellevue, Bank of Everett and Bank of Tacoma merged with and into Issaquah Community Bank.  Upon completion of the merger, the surviving bank was renamed Bank of the Northwest.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(7)
Effective January 29, 2010, Black Mountain Community Bank, Desert Community Bank and Red Rock Community Bank merged with and into Bank of Las Vegas.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(8)	For purposes of this presentation, such merger has been reflected as if it occurred December 31, 2009.
(9)
As of December 31, 2009, Community Bank of Rowan (CBR) was a majority-owned subsidiary of Capitol Development Bancorp Limited III (CDBL III) which, due to a change in control effective September 30, 2009, became an unconsolidated affiliate of Capitol.  Effective June 30, 2010, CDBL III transferred its controlling interest in CBR to Capitol in exchange for preferred stock of Capitol and, accordingly, CBR became a consolidated subsidiary of Capitol on that date.

(10)	Assets of these banks are reflected in discontinued operations.
(11)
Total portfolio loans and/or allowance for loan losses of these banks as of December 31, 2009 have been adjusted to reflect subsequent regulatory financial statement amendments filed on or after March 20, 2010.  Those amendments did not have an impact on total portfolio loans and allowance for loan losses on a consolidated basis.

N.M.	Not meaningful

Nonperforming loans approximated $317.9 million and $294.3 million at December 31, 2010 and 2009 and approximated 11.90% and 9.39% of portfolio loans and 8.98% and 5.73% of total assets, respectively.  Of the nonperforming loans at December 31, 2010, about 90% were real-estate secured, consistent with prior years.  At December 31, 2010, the "coverage" ratio of the allowance for loan losses to nonperforming loans (i.e., the allowance as a percentage of nonperforming loans) was 46.4%, compared to 44.1% at the beginning of the year.  A coverage ratio below 50% is viewed by management as being appropriate, inasmuch as many nonperforming loans reflect partial write-downs based on the estimated fair value of real estate (less estimated costs to sell) for collateral-dependent nonperforming loans.

Comparison of the coverage ratio of the allowance to nonperforming loans is complicated by the accounting rules for loss recognition of impaired loans.  For example, when an impaired collateral-dependent loan is evaluated based on the fair value as of a particular balance-sheet date, any estimated loss is included as an element of the requirements for the allowance for loan losses.  At the subsequent balance-sheet date, that earlier loss estimate is generally charged against the allowance for loan losses via direct write-down of the impaired collateral-dependent loan and, accordingly, no allowance for loan losses component is needed until it is determined that the fair value estimate requires further adverse revision.  As a result, many nonperforming loans are carried at a written-down level and no allowance component may be necessary at the balance-sheet date.

Directional consistency in the allowance for loan losses, loan charge-offs (including partial write-downs resulting from impairment analyses, as discussed above) and asset quality is important.  During 2010, impaired loans increased 14% from $322.3 million at December 31, 2009 to $367.6 million at December 31, 2010 ($165.0 million at the beginning of 2009).  The amount of the allowance for loan losses allocable to impaired loans at December 31, 2010 of $41.9 million increased approximately 115% from the year-end 2009 amount of $19.5 million.  This was because of an increase in troubled debt restructurings from $32 million at year-end 2009 to $124 million at year-end 2010, coupled with an increased level of loan charge-offs (including partial write-downs) in 2010 which increased 24.1% from $125.7 million in 2009 to the level of $156.1 million in 2010.  Estimated losses on loans which are deemed to be troubled debt restructurings are required to be reflected as a component of the allowance for loan losses rather than as a direct write-down of the loan amount, as in the case of collateral-dependent loans discussed earlier.  As mentioned previously, allowance requirements for impaired loans are reduced through charge-offs and partial loan write-downs.

Loans are accounted for as troubled debt restructurings if, for economic or legal reasons related to the borrower's financial condition, banks grant a "concession" to the borrower that they would not otherwise consider.  A troubled debt restructuring may involve a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof involving a concession to the borrower to facilitate repayment.  Troubled debt restructurings generally remain classified as impaired until the borrower has demonstrated timely payment performance for a period of time pursuant to the modified terms of the loan.

Provisions for loan losses decreased 10.5% in 2010 after sharp increases of 131.2% in 2009 and 262.3% in 2008, as net growth in nonperforming loans decreased to 8.02% in 2010 versus 80.7% in 2009 and 134.4% in 2008.  During 2010, the provision for loan losses was approximately equal to charge-offs, whereas the provision for loan losses exceeded loan charge-offs by 39.4% in 2009 and 56.4% in 2008.  Fluctuations in these ratios is caused by numerous factors, including the timing of loan charge-offs in relation to timing of the provisions for loan losses.  As previously discussed, loss estimation and monitoring of collateral values is an ongoing process.

At December 31, 2010, about 42.2% of total nonperforming loans were Michigan-based (including nonperforming loans held at the parent level), a decrease of $11.3 million or 7.8%.  In concert with high levels of nonperforming loans at Michigan banks, their combined allowance ratio of about 6.38% and 4.91% of portfolio loans at year-end 2010 and 2009, respectively, has been maintained at a higher level than the consolidated ratio, and one bank had an allowance ratio slightly more than 7%.  It should be noted that other regions (Arizona and Nevada, in particular) also had significant increases in their allowance ratio in 2010 due to higher levels of nonperforming loans and other factors affecting their allowance for loans losses.  Increases in other regions' nonperforming loans were expected due to adverse economic conditions and the historically low levels of such loans in prior periods; those factors also resulted in increases to their allowance for loan losses and related ratios.

Due to commercial real estate collateral and a depressed economic climate, resolution of nonperforming loans and other real estate loans may take an extended period of time.  Levels of nonperforming loans may increase further, and general economic conditions may not recover in the foreseeable future.

In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past-due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention.  This loan review process is a continuous activity which periodically updates internal loan ratings.  When originated, all loans are individually assigned a rating which grades the credits on a risk basis, based on the financial strength of the borrower and guarantors and other factors such as the nature of the borrowers' business climate, local economic conditions and other subjective factors.  The loan rating process is fluid and subjective.

Potential problem loans include loans which are generally performing as agreed; however, because of loan review's and/or lending staff's risk assessment, increased monitoring is deemed appropriate.  In addition, some loans are assigned a more adverse rating, with specific performance issues or other risk factors requiring closer management attention and the development of specific remedial action plans.

At December 31, 2010, problem and potential problem loans (which include nonperforming loans) approximated $763 million or nearly 29% of total consolidated portfolio loans whereas problem and potential problem loans, excluding nonperforming loans, approximated $445 million or nearly 17% of total consolidated loans.  Such totals have historically approximated 4% to 5% of loans outstanding and are an important part of management's ongoing and proactive loan review activities, which are designed to early-identify loans which warrant close monitoring at the bank and corporate credit-administration levels.  During 2010, the amount of potential problem loans increased significantly as a result of continued concern about borrower performance, valuation and the continued uncertain economy.  It is important to note that these potential problem loans do not necessarily have significant loss exposure (nor are they necessarily deemed 'impaired'), but rather are identified by management in this manner to aid in loan administration and risk management.  These loans are considered in management's evaluation of the adequacy of the allowance for loan losses.

There are several other asset categories.  Loans held for sale ($7.0 million and $11.0 million at December 31, 2010 and 2009, respectively) are home mortgages which are sold into the secondary market generally within 30-60 days of closing (discussed in more detail in the following section of this narrative).  There is also a modest amount of investment securities on the balance sheet ($27.0 million and $41.6 million at December 31, 2010 and 2009, respectively).

The amount of recoverable income taxes at December 31, 2009 was the result of the Corporation's operating loss and a nonrecurring opportunity to "carryback" such losses to recover taxes paid during the preceding five years.  Loss carryback rules were previously limited to the most recent two-year period, which resumed as the limitation effective January 1, 2010.  Such recoverable income taxes were realized from a tax refund received during the second half of 2010, subject to subsequent audit by the Internal Revenue Service (particularly due to the size of the refund amount).

Other real estate owned approximated $107.6 million at December 31, 2010, a slight increase from the year-end 2009 level of $107.0 million.  Other real estate owned stabilized in 2010 after a dramatic increase of $41.4 million in 2009 due to borrower difficulties, foreclosures and lack of sales activity.  Most of the 2009 increase ($38.6 million) was related to banks located in Michigan and Arizona.  Other real estate owned at December 31, 2010 primarily consists of commercial properties.  Continued deterioration of real estate market conditions for commercial, as well as residential, properties has negative implications on future sales and valuation of other real estate owned as well as collateral-dependent impaired loans secured by real estate.  In 2010, however, Capitol and its banking subsidiaries have observed some level of stabilization of values and sales activity, although economic conditions and improvements remain fragile.

Foreclosure laws in Michigan generally favor borrowers rather than lenders and, accordingly, foreclosure and redemption periods (i.e., the number of months it takes for a financial institution to obtain clear title to freely market the real estate) take much longer than many other states.  Further, once the property is available to the bank for sale or liquidation, market conditions, as they are currently (particularly in Michigan, Arizona and Nevada), are not conducive to rapid marketing or near-term sale of the properties.

The primary source for the funding of loans is deposits, which is discussed in the next section of this narrative.

Liquidity, Capital Resources and Capital Adequacy

In a volatile economic environment, financial institution liquidity is very important.  Liquidity for financial institutions typically consists of cash and cash equivalents and assets which may be quickly converted to cash, such as loans held for sale and investment securities available for sale.  These categories totaled $565.2 million at year-end 2010 or about 17.0% of total assets, excluding discontinued operations, and $669,819 or about 16.5% at year-end 2009, both of which were high levels of liquidity.  Liquidity can vary significantly on a daily basis, based on customer activity and funding sources.  The increased liquidity position at year-end 2010 is the result of management's ongoing efforts to respond to regulatory guidance, coupled with limited opportunities to deploy funds into investment securities during a low-interest rate environment and a very cautious approach to making loans in an uncertain and fragile economy.  Liquidity is important for financial institutions because of their need to meet depositor withdrawal requests, loan funding commitments and various other commitments.  Management believes the banks' liquidity position at December 31, 2010 is adequate to meet depositor needs and fund loan demand.

Most of the investment securities portfolio (approximately $24.1 million at December 31, 2010 and $35.8 million at year-end 2009) has been classified as available for sale.  During 2010, there was approximately $26 million in sales of investment securities which were primarily made to facilitate changes in risk-management strategies and liquidity needs.  In 2009 and 2008, there were no significant sales of investment securities available for sale to meet liquidity needs or for other purposes.

Loans held for sale, as previously-mentioned, approximated $7.0 million at December 31, 2010, compared to $11.0 million at year-end 2009.  These are residential real estate mortgages originated by the banks and are subsequently sold into the secondary market, rather than being held in the banks' portfolios, to reduce interest rate and related credit risk.  Mortgage loan origination volume in 2010 decreased to approximately $117 million, compared to $311 million in 2009 ($207 million in 2008).  Future mortgage origination volume will depend in large part on interest rates, real estate valuation and the relative strength of residential real estate market conditions as well as the creditworthiness of borrowers.  Also, to the extent warranted, the banks may sell other loans from time to time.

The primary source of funds for the banks is deposits.  The banks rely upon interest-bearing time deposits as a key part of their funding strategy.  The banks also emphasize noninterest-bearing deposits, or checking accounts, which reduce the banks' cost of funds.  Noninterest-bearing deposits were about 17% of total deposits at year-end 2010 (about 14% at year-end 2009 and 16% at the beginning of 2009).  This ratio is significant inasmuch as a lower percentage of noninterest-bearing deposits has the effect of increasing a bank's funding costs and, accordingly, reducing net interest income.

In recent periods, many banks within the industry have experienced competitive challenges in obtaining additional deposits for liquidity.  Capitol's banks have had similar experience in their individual markets.  As depositors have wider access to the Internet and other real-time interest rate monitoring resources, deposit sourcing and pricing have become very competitive.  Deposits currently require competitive and often aggressive pricing, adversely impacting net interest margins, especially during these recent periods of very low interest rates.  As interest rates have remained at record low levels, customers are more attracted to aggressively-priced time deposits, and both growth in deposits and retention of deposits is difficult to achieve in a challenging economic environment.  Capitol's banks have decreased the use of brokered deposits as a funding source in response to requirements of regulatory agreements.  Banks under agreements are prohibited from renewing brokered deposits as they mature (approximately $279 million at year-end 2010 or 9.2% of deposits compared to 20.1% in 2009).  Deposits obtained from Internet-based sources (which are not classified as brokered deposits) have increased significantly in recent years.

To supplement their funding sources, some of the banks have lines of credit from the Federal Home Loan Bank (FHLB) system.  At year-end 2010, a total of approximately $114 million ($182 million at year-end 2009) was borrowed under FHLB facilities and additional borrowing availability approximated $164 million.  The $68 million decrease in the amount of FHLB borrowings is from Capitol's efforts to reduce debt obligations of its banking subsidiaries and shrink its balance sheet.  Borrowings under those facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.  The FHLB may accelerate due-dates of these borrowings under certain circumstances, which could have a material adverse effect on liquidity.

Capitol's longer-term contractual obligations are disclosed in the notes to the accompanying consolidated financial statements.  Such obligations consist principally of time deposits, debt and lease obligations and trust-preferred securities, the principal amounts of which are summarized as follows (in $1,000s):

		Payments Due by Period
	Total(1)	Within 1 Year	Within 1-3 Years	Within 3-5 Years	After 5 Years

Deposits without a stated maturity	$1,362,458	$1,362,458
Time deposits	1,666,226	1,211,882	$396,184	$57,702	$458
Debt obligations	123,377	89,655	18,825	1,466	13,431
Rent commitments under noncancelable leases	53,249	9,453	16,113	12,880	14,803
Subordinated debentures	167,586				167,586

Total	$3,372,896	$2,673,448	$431,122	$72,048	$196,278

(1)	Excludes interest.

During 2008, Capitol completed a private offering of $14 million of promissory notes which were purchased by accredited investors.  The promissory notes became callable in 2010, mature in 2013 and bear interest at 9%.  In 2010, Capitol converted approximately $4.6 million of those notes into approximately 1.4 million shares of common stock in a private-placement transaction.

Loan commitments of Capitol's banks (stand-by letters of credit and unfunded loans) generally expire within one year.  Other than the items set forth in the table on the preceding page, there are no individually material contractual obligations, such as purchase obligations.

A significant source of capital in prior years was investments in start-up banks made by community investors, or noncontrolling interests, in those subsidiaries which are consolidated for financial reporting purposes.  Total noncontrolling interests, included as a component of equity, amounted to $23.2 million at year-end 2010, a net decrease of $49.1 million from the $72.3 million level at year-end 2009.  The net decrease in noncontrolling interests in 2010 resulted from operating losses and bank divestitures.

Capitol has several bank-development subsidiaries, each originally capitalized with two classes of common stock, voting and nonvoting.  Capitol purchased all of the initial voting shares of common stock of these entities while the nonvoting shares were sold in private offerings to accredited investors, some of whom are related parties of Capitol.  Those entities had been engaged in bank-development activities, through Capitol, consisting of formation and investment in start-up banks and management of their investments in young banks.  Bank start-up activities were suspended in mid-2008 when the regulatory and capital-raising environment for new banks became unfavorable.  Each of these entities bear a similar name, Capitol Development Bancorp Limited (each a "CDBL"), numbered in their sequential formation, CDBL-I through CDBL-VIII.

CDBL-I became wholly-owned by Capitol in 2006 and CDBL-II became wholly-owned in February 2007 and both were subsequently merged with and into Capitol.  CDBL III ceased to be a controlled subsidiary in 2009 and, accordingly, its consolidated financial position and results of operations were deconsolidated effective September 30, 2009.  Effective December 31, 2009, Capitol increased its ownership in some of the CDBLs through the conversion of intercompany indebtedness to voting common stock of the CDBLs to maintain a controlling (>50%) interest in anticipation of conversion of those CDBLs' nonvoting shares to voting shares.

Prior to 2009, Capitol raised a total of $167 million of capital through issuance of trust-preferred securities.  Most have been obtained through private placements of pooled trust-preferred securities.  Trust-preferred securities are long-term debt obligations which may be treated as elements of capital for regulatory purposes.  When these securities were issued, all were included as an element of the Corporation's regulatory capital.  Currently, none of those securities are so included due to the Corporation's capital position.  As noted in the accompanying financial statements, the trusts relating to Capitol's trust-preferred securities are classified as debt obligations on the consolidated balance sheet.  Future availability of trust-preferred securities as a near-term capital resource is uncertain due to the instability of U.S. capital markets.

In April 2009, the Corporation determined that it would commence the deferral of interest payments on its various trust-preferred securities, as is permitted under the terms of the securities, to conserve cash and capital resources.  The payment of interest may be deferred for periods up to five years.  During such deferral periods, Capitol is generally prohibited from paying dividends on its common stock and will continue to accrue interest payable on such securities.  Holders of the trust-preferred securities will continue to recognize current taxable income relating to the deferred interest payments.  Payment of interest on the trust-preferred securities is also not permitted without prior approval of the Federal Reserve (see subsequent discussion in the Certain Regulatory Matters section of this narrative).

The stockholders' equity deficit attributable to Capitol approximated $61.9 million at year-end 2010.  The significant 2010 decrease of $223.2 million resulted primarily from the net loss from operations attributable to Capitol for the year, including an impairment charge related to goodwill of $64.5 million.  The equity deficit at December 31, 2010, coupled with adverse classification of Capitol and many of its banks on the basis of their regulatory capital levels, among other things, raises some level of doubt as to Capitol's ability to continue as a going concern as discussed in the Going-Concern Considerations section of this narrative.  Additionally, Capitol and many of its banking subsidiaries are operating under various formal and informal regulatory agreements (see subsequent discussion in the Certain Regulatory Matters section of this narrative).

In April 2010, Capitol completed an offering of 2.5 million shares of previously-unissued common stock and warrants for the purchase of 1.25 million additional shares of common stock, resulting in net proceeds approximating $6.8 million with a corresponding increase to Capitol's stockholders' equity.  The warrants have an exercise price of $3.50 per warrant and expire in 2013.

On June 30, 2010, Capitol issued an aggregate 95,000 shares of its Series A Noncumulative Perpetual Preferred Stock.  Of that aggregate issuance, 44,020 shares were issued to a consolidated subsidiary of Capitol and, accordingly, have been eliminated in consolidation.  The remaining 50,980 shares were issued to a bank-development company which is an unconsolidated affiliate of Capitol.  The liquidation preference of the shares issued is $100.00 per share, with an aggregate issuance of $9.5 million of which $4.4 million has been eliminated upon consolidation.  The Series A Preferred Stock is nonvoting and callable at Capitol's option after 36 months from date of issuance at $100.00 per share, plus any accrued dividends.  Dividends on such shares are payable only when and if declared by Capitol's board of directors based on an annual rate of 6%.

Capitol and each of its bank subsidiaries are subject to a complex series of regulatory rules and requirements which require specific levels of capital adequacy at both the bank level and on a consolidated basis.  Under those rules and regulations, banks are categorized as "well-capitalized," "adequately-capitalized" or "under-capitalized" using several ratio measurements, including a risk-weighting approach to assets and financial commitments.  These ratio measurements, in addition to certain other requirements, are used by regulatory agencies to determine the level of regulatory intervention and enforcement applied to financial institutions.

The following table summarizes the amounts (in $1,000s) and related ratios of Capitol's consolidated regulatory capital position at December 31, 2010, and the amounts of "deficiency" that exist between the Corporation's current deficit position and levels required in order to be considered as "adequately-capitalized":

Tier 1 capital to average adjusted total assets:
Minimum required amount	≥	$155,224
Actual amount		$(39,980)
Ratio		(1.03)%
Deficiency		$(195,204)

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$110,909
Actual amount		$(39,980)
Ratio		(1.44)%
Deficiency		$(150,889)

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	≥	$221,818
Actual amount		$(39,980)
Ratio		(1.44)%
Deficiency		$(261,798)

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets to be considered adequately-capitalized is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets to be considered adequately-capitalized is 8%.

Capitol's total risk-based capital ratio at December 31, 2010 was materially and adversely impacted by the exclusion of approximately $203.7 million of previously-qualifying Tier 2 capital, inasmuch as Tier 2 capital is limited to 100% of Tier 1 capital, primarily trust-preferred securities and a portion of the allowance for loan losses.  The Tier 1 capital deficit at year-end 2010 resulted from operating losses; however, a Tier 2 limitation, primarily due to the exclusion of trust-preferred securities, did not apply to Capitol's regulatory capital computations for measurement dates prior to 2010.

The preceding summary indicates that Capitol, on a consolidated basis, was classified as less than adequately-capitalized at December 31, 2010.  As indicated above, such classification is based upon certain stated ratio minimums at the "adequately-capitalized" level.  There is, however, no assurance that regulatory agencies may not impose a higher threshold for Capitol and/or its banks at any time.

Several of its bank subsidiaries had capital levels resulting in classification as "undercapitalized" or "significantly-undercapitalized" at December 31, 2010.  Additionally, two bank subsidiaries had capital levels resulting in regulatory classification as "critically-undercapitalized" at that date; however, each of those subsidiaries received additional capital from the Corporation in January 2011 to improve their classifications to "significantly-undercapitalized."  Banks and bank holding companies which are less than adequately-capitalized are subject to increased regulatory oversight, intervention, requirements and limitations.  Regarding banks classified as less than adequately-capitalized, or otherwise noncompliant with formal regulatory agreements, management is pursuing various strategies to improve such capital classifications and related compliance in the future, subject to the availability of capital and continued cooperation by regulatory agencies.

The following comparative analysis summarizes each bank's regulatory capital position as of December 31:

			Tier 1 Risk-Based		Total Risk-Based
	Tier 1 Leverage Ratio(1)(5)		Capital Ratio(1)(5)		Capital Ratio(2)(5)		Regulatory Classification(3)
	2010	2009	2010	2009	2010	2009	2010	2009
Arizona Region:
Bank of Tucson	7.09%	9.67%	9.31%	10.78%	10.56%	11.86%	well-capitalized	well-capitalized
Central Arizona Bank	2.24%	5.13%	3.20%	7.13%	4.49%	8.42%	significantly- undercapitalized	adequately- capitalized
Sunrise Bank of Albuquerque	2.43%	6.27%	3.39%	8.07%	4.68%	9.33%	significantly- undercapitalized	adequately-capitalized(6)
Sunrise Bank of Arizona	0.69%	3.62%	0.92%	5.01%	1.84%	6.30%	critically- undercapitalized(14)	undercapitalized

California Region:
Bank of Feather River	16.08%	18.59%	21.16%	25.84%	22.42%	27.09%	well-capitalized	well-capitalized
Sunrise Bank(10)(13)	7.04%	7.97%	9.93%	10.57%	11.22%	11.83%	adequately- capitalized(6)	well-capitalized

Colorado Region:
Mountain View Bank of Commerce(4)	12.02%	14.20%	17.99%	17.99%	19.25%	19.24%	well-capitalized	well-capitalized

Great Lakes Region:
Bank of Maumee	7.00%	8.50%	9.43%	10.42%	10.72%	11.68%	well-capitalized	well-capitalized
Bank of Michigan	7.67%	7.11%	10.33%	11.19%	11.59%	12.44%	well-capitalized	well-capitalized
Capitol National Bank	6.10%	6.45%	7.74%	8.15%	9.03%	9.44%	adequately- capitalized	adequately- capitalized(6)
Evansville Commerce Bank	8.47%	8.01%	12.25%	11.28%	13.52%	12.55%	well-capitalized	well-capitalized
Indiana Community Bank(9)(13)	6.34%	8.11%	8.19%	10.81%	9.47%	12.08%	adequately- capitalized	adequately- capitalized(6)
Michigan Commerce Bank(8)(13)	1.15%	4.03%	1.46%	5.00%	2.78%	6.30%	critically- undercapitalized(14)	undercapitalized

Nevada Region:
1st Commerce Bank	2.48%	7.08%	3.94%	8.89%	5.20%	10.20%	significantly- undercapitalized	well-capitalized
Bank of Las Vegas(12)(13)	2.06%	5.08%	2.93%	6.25%	4.27%	7.51%	significantly- undercapitalized	undercapitalized

Northwest Region:
Bank of the Northwest(11)(13)	10.05%	15.16%	13.25%	20.75%	14.52%	22.01%	adequately- capitalized(6)	well-capitalized
High Desert Bank	7.83%	8.45%	10.07%	11.28%	11.36%	12.55%	adequately- capitalized(6)	adequately- capitalized(6)

Southeast Region:
Community Bank of Rowan	6.83%	8.17%	10.05%	10.52%	11.30%	11.77%	well-capitalized	well-capitalized
First Carolina State Bank	3.11%	7.08%	4.75%	9.18%	6.02%	10.44%	undercapitalized	well-capitalized
Pisgah Community Bank(4)	2.03%	10.17%	3.52%	14.39%	4.82%	15.66%	significantly- undercapitalized	well-capitalized
Sunrise Bank(7)(13)	2.14%	7.12%	3.29%	11.19%	4.59%	12.46%	significantly- undercapitalized	adequately- capitalized(6)

Texas Region:
Bank of Fort Bend	14.27%	16.05%	19.06%	19.76%	20.32%	21.01%	well-capitalized	well-capitalized
Bank of Las Colinas	11.58%	12.56%	14.46%	16.54%	15.72%	17.81%	well-capitalized	well-capitalized

Consolidated totals	(1.03)%	4.61%	(1.44)%	5.99%	(1.44)%	9.46%	less than adequately- capitalized	adequately- capitalized

Footnotes to regulatory capital position:

(1)	The minimum required Tier 1 leverage ratio and Tier 1 risk-based capital ratio is 4% (8% for de novo institutions).
(2)	The minimum required total risk-based capital ratio is 8%.
(3)
In order to be classified as a 'well-capitalized' institution, the total risk-based capital ratio must be 10% or more.  To be classified as an 'adequately-capitalized' institution, the total risk-based capital ratio must be between 8% and 10%.  Institutions are classified as 'undercapitalized' when the total risk-based ratio is between 6% and 8% and 'significantly-undercapitalized' when such ratio falls below 6%.  Institutions with a Tier 1 leverage ratio below 2% are classified as 'critically-undercapitalized'.

(4)	De novo institution which is subject to higher minimum ratio requirements as noted in (1) above for the first three years of operations.
(5)	Ratios are based on the regulatory reports filed at original due date which is generally within 30 days after quarter-end.
(6)
Institution is subject to a regulatory agreement and, accordingly, cannot be classified better than adequately-capitalized even though the risk-based capital ratios would otherwise suggest well-capitalized classification.

(7)
Effective July 30, 2010, Peoples State Bank and Sunrise Bank of Atlanta merged with and into Bank of Valdosta.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(8)
Effective March 31, 2010, Bank of Auburn Hills and Paragon Bank & Trust merged with and into Michigan Commerce Bank.  Prior to the merger, Bank of Auburn Hills and Paragon Bank & Trust were wholly-owned subsidiaries of Capitol.

(9)
Effective March 22, 2010, Elkhart Community Bank merged with and into Goshen Community Bank.  Upon completion of the merger, the surviving bank was renamed Indiana Community Bank.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(10)
Effective March 5, 2010, Bank of Escondido, Sunrise Bank of San Diego and Sunrise Community Bank merged with and into Point Loma Community Bank.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a wholly-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(11)
Effective February 19, 2010, Bank of Bellevue, Bank of Everett and Bank of Tacoma merged with and into Issaquah Community Bank.  Upon completion of the merger, the surviving bank was renamed Bank of the Northwest.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(12)
Effective January 29, 2010, Black Mountain Community Bank, Desert Community Bank and Red Rock Community Bank merged with and into Bank of Las Vegas.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(13)	For purposes of this presentation, such merger has been reflected as if it occurred on December 31, 2009.
(14)	Subsequent capital contributions in January 2011 eliminated the banks' classification as critically-undercapitalized in 2011.

Future regulatory capital compliance, classification and related ratios are difficult to predict and are subject to significant contingencies.  There is also no assurance that regulatory agencies may not impose higher ratio thresholds at any time.

Proceeds from the sale of banks in 2010 have been deployed as additional capital in the remaining banks pursuant to requirements imposed by the FDIC.  Capitol anticipates augmenting the capital levels of its less than adequately-capitalized bank subsidiaries further through allocation of proceeds from additional divestitures of certain bank subsidiaries which were pending at December 31, 2010.  Pending divestitures are discussed later in this narrative.  Management is pursuing various strategies to increase Capitol's Tier 1 capital, including raising capital through potential equity transactions, gains on divestiture of some bank subsidiaries and other initiatives as discussed further on page F-41.

Certain Regulatory Matters

In September 2009, Capitol and its second-tier bank holding companies entered into an agreement with the Federal Reserve Bank of Chicago (the Reserve Bank) under which Capitol agreed to refrain from the following actions without the prior written consent of the Reserve Bank:  (i) declare or pay dividends; (ii) receive dividends or any other form of payment representing a reduction in capital from Michigan Commerce Bank, or from any of its subsidiary institutions that are subject to any restriction by the institution's federal or state regulator that limits the payment of dividends or other intercorporate payments; (iii) make any distributions of interest, principal, or other sums on subordinated debentures or trust-preferred securities; (iv) incur, increase or guarantee any debt; or (v) purchase or redeem any shares of the stock of Capitol, the second-tier bank holding companies, nonbank subsidiaries or any of the subsidiary banks that are held by shareholders other than Capitol.

In addition, Capitol agreed to:  (i) submit to the Reserve Bank a written plan to maintain sufficient capital at Capitol on a consolidated basis and at Michigan Commerce Bank (as Capitol's largest bank subsidiary and a separate legal entity on a stand-alone basis); (ii) notify the Reserve Bank no more than 30 days after the end of any quarter in which Capitol's consolidated or Michigan Commerce Bank's capital ratios fall below the approved capital plan's minimum ratios as well as if any subsidiary institution's ratios fall below the minimum ratios required by the institution's federal or state regulator; (iii) review and revise its ALLL methodology for loans held by Capitol and submit to the Reserve Bank a written program for maintenance of an adequate ALLL for loans held by Capitol; (iv) take all necessary actions to ensure each of its subsidiary institutions comply with Federal Reserve regulations; (v) refrain from increasing any fees or charging new fees to any subsidiary institution without the prior written consent of the Reserve Bank; (vi) submit to the Reserve Bank a written plan to enhance the consolidated organization's risk management practices, a strategic plan to improve the consolidated organization's operating results and overall condition and cash flow projections; (vii) comply with laws and regulations regarding senior executive officer positions and severance payments; and (viii) provide quarterly reports to the Reserve Bank regarding these undertakings.

Many of Capitol's bank subsidiaries have entered into formal agreements (as well as informal agreements) with their applicable regulatory agencies.  Those agreements provide for certain restrictions and other guidelines and/or limitations to be followed by the banks.  The banks generally subject to such agreements are noted as such in the regulatory capital summary appearing on page F-35 of this document.  In all instances where Capitol or its banks are subject to formal or informal agreements, corporate and/or bank management, as the case may be, and their boards of directors are fully committed and working proactively to achieve compliance with those agreements and improving their entity's financial condition.

The FDIC may issue Prompt Corrective Action Notifications (PCAN) to banking subsidiaries falling below the "adequately-capitalized" regulatory-capital classification, and subsequently may issue Prompt Correction Action Directives (PCAD).  PCADs may be issued when a bank, which has previously received a PCAN, has submitted two consecutive capital restoration plans which have been rejected by the FDIC.

[The remainder of this page intentionally left blank]

Banking subsidiaries which have recently received a PCAN and/or a PCAD are as follows, as of March 2011 (listed in descending order based on total assets):

PCAN	PCAD

Michigan Commerce Bank	Michigan Commerce Bank
Bank of Las Vegas	Bank of Las Vegas
Sunrise Bank of Arizona	Sunrise Bank of Arizona
Sunrise Bank (GA)
First Carolina State Bank
Central Arizona Bank	Central Arizona Bank
Sunrise Bank of Albuquerque
1st Commerce Bank
Pisgah Community Bank

For each banking subsidiary which has received a PCAN, capital restoration plans have been requested by the FDIC, prepared and resubmitted for regulatory review and approval.  For banks in receipt of a PCAD, those institutions are striving to develop and implement capital restoration plans which may be subsequently acceptable to the FDIC.

Generally, banks are subject to cross-guaranty liability regarding other financial institutions the FDIC determines are controlled by any multibank holding company.  Pursuant to federal regulations, an insured depository institution may be liable for any loss the FDIC has incurred or expects to incur in connection with the failure of a former affiliate institution and, if the FDIC determines that remaining affiliates have a liability to the FDIC, then they would be required to pay that liability to the FDIC.  Payment of a cross-guaranty liability to the FDIC could have a material adverse impact on the results of operations, capital adequacy and financial position of Capitol and its banking subsidiaries.

To date, none of Capitol's subsidiary banks have received any notice of assessment of cross-guaranty liability.  Capitol's banks have, however, received notice from the FDIC that the FDIC may assess a cross-guaranty liability relating to a failed community bank in Florida which ceased operations in November 2009.  The FDIC alleges that the Florida bank was an affiliated institution of Capitol, although Capitol owned no securities of that bank or otherwise controlled the failed institution.  The aggregate loss to the FDIC of that failed bank approximated $23.6 million.  The FDIC has until November 2011, two years from the date of such notice, to determine whether to assess that potential cross-guaranty liability, if any.

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

On July 21, 2010, the Dodd-Frank Act (DFA) was signed into law, which significantly changes future regulation of financial institutions and the financial services industry.  The DFA includes provisions affecting large and small financial institutions alike, including several provisions that will profoundly affect how community banks, thrifts and smaller bank holding companies will be regulated in the future.  Among other things, these provisions abolish the Office of Thrift Supervision and transfer its functions to the other federal banking agencies, relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, change the scope of FDIC insurance coverage and impose new capital requirements on bank holding companies, including removing trust-preferred securities as a permitted component of a holding company's Tier 1 capital after a three-year phase-in period beginning January 1, 2013.  The DFA also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks.  Additionally, the DFA includes a series of provisions covering mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards and prepayments.  Management is reviewing the provisions of the DFA and assessing its probable impact on the Corporation's business, financial condition and results of operations.  However, the ultimate effect of the DFA on the financial services industry in general, and on the Corporation in particular, is currently uncertain.

One particularly important aspect of the DFA (as amended) is that certain trust-preferred securities issued by bank holding companies with total assets less than $10 billion, such as Capitol, will be permitted to be included as an element of qualifying capital for regulatory capital-adequacy purposes.  Accordingly, Capitol's trust preferred securities may be included in regulatory capital measurements in the future, subject to certain limitations, although none of those securities are currently included.

Going-Concern Considerations

As of December 31, 2010, there are several significant adverse aspects of Capitol's consolidated financial position and results of operations which include, but are not limited to, the following:

•	An equity deficit approximating $38.7 million;
•	Regulatory capital classification on a consolidated basis as less than adequately-capitalized and related negative amounts and ratios;
•
Numerous banking subsidiaries with regulatory capital classification as "undercapitalized," "significantly-undercapitalized" or "critically-undercapitalized" (two banks were classified as "critically-undercapitalized" at December 31, 2010 and obtained sufficient additional capital from the Corporation in early 2011 to improve their classification to "significantly-undercapitalized");

•
Certain banking subsidiaries which are generally subject to formal regulatory agreements have received "prompt corrective action" notifications and/or directives from the FDIC, which require timely action by bank management and the respective boards of directors to resolve regulatory capital ratios which result in classification as less than adequately-capitalized (the basis of a PCAN) or to submit an acceptable capital restoration plan to the FDIC (the basis of a PCAD), and it is likely additional PCANs and/or PCADs may be issued in the future and/or the banking subsidiaries may be unable to satisfactorily resolve such notices and/or directives;

•
In 2010, Capitol sold several of its banking subsidiaries and has other divestiture transactions pending (see Note L to the accompanying consolidated financial statements).  The proceeds from those divestitures have been redeployed at certain remaining banking subsidiaries which have experienced a significant erosion of capital due to operating losses.  While such proceeds have been a significant source of funds for redeployment, the Corporation will need to raise significant other sources of new capital in the future;

•
The Corporation and substantially all of its banking subsidiaries are operating under various regulatory agreements (formal and informal) which place a number of restrictions on them and impose other requirements limiting activities, requiring preservation of capital, improvement in regulatory capital measures, reduction of nonperforming assets and other things for which the entities have not achieved full compliance;

•	Elevated levels of nonperforming loans and other nonperforming assets as a percentage of consolidated loans and total assets, respectively; and
•
Significant losses from operations in 2010, 2009 and 2008, resulting primarily from provisions for loan losses, costs associated with foreclosed properties and other real estate owned and, in 2010, an impairment charge to operations for the write-off of previously-recorded goodwill ($64.5 million).

The foregoing considerations raise some level of doubt (potentially "substantial doubt") as to the Corporation's ability to continue as a going concern.

Capitol has commenced several initiatives and other actions to mitigate these going-concern considerations and to improve the Corporation's financial condition, equity, regulatory capital and regulatory compliance.

In December 2010, Capitol announced a comprehensive capital strategy which includes the following:

•	An offer to exchange all outstanding trust-preferred securities;
•	Amendment to Capitol's articles of incorporation to authorize additional shares of common stock;
•	A potential shareholder rights offering; and
•	A potential reverse stock split.

In early 2011, a partial exchange of trust-preferred securities was completed and the Corporation's stockholders approved the amendment to the articles of incorporation to increase its authorized common stock and authorize its board of directors to proceed with a rights offering and reverse stock split, in addition to a potential share-exchange regarding second-tier bank-development subsidiaries.

Improvement in Capitol's and its banking subsidiaries' capitalization, financial position, asset quality and results of operations requires multi-faceted efforts, which are currently being pursued aggressively in the following areas, among others:

•	Raising significant amounts of new capital;
•	Completion of divestitures which are currently pending;
•	A shareholder rights offering;
•	Further reductions in nonperforming assets;
•	Stabilization of provisions for loan losses and impairment losses;
•	Resuscitation of Capitol's trust-preferred securities as a qualifying element of regulatory capital and/or equity; and
•	Further reductions in operating expenses through mergers of bank subsidiaries completed in recent years.

Capitol's ability to continue as a going concern is contingent on the successful achievement of the items listed above.  Capitol's board of directors and management are fully engaged and committed to successful completion of those items, with a clear sense of urgency, subject to the availability of capital and continued cooperation by regulatory agencies.

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

The following table summarizes the consolidated financial position in relation to the "gap" at December 31, 2010 (in $1,000s):

	Interest Rate Sensitivity
	0 to 3 Months	4 to 12 Months	1 to 5 Years	Over 5 Years	Total
ASSETS
Money market and interest-bearing deposits	$465,778	$24,838	$15,797		$506,413
Federal funds sold	418				418
Loans held for sale	7,041				7,041
Investment securities	6,000	1,798	6,983	$12,251	27,032
Federal Home Loan Bank & Federal Reserve Bank stock	18,167				18,167
Portfolio loans	826,230	371,777	1,031,995	441,710	2,671,712
Nonearning assets					309,431

Total assets	$1,323,634	$398,413	$1,054,775	$453,961	$3,540,214

LIABILITIES AND EQUITY
Interest-bearing deposits:
Time deposits under $100,000	$174,118	$358,106	$222,748	$355	$755,327
Time deposits $100,000 and over	258,535	421,059	231,138	103	910,835
All other interest-bearing deposits	579,151	115,425		151,073	845,649
Total interest-bearing deposits	1,011,804	894,590	453,886	151,531	2,511,811
Notes payable and short-term borrowings	45,887	43,768	20,291	13,431	123,377
Subordinated debentures	67,098		42,886	57,602	167,586
Noninterest-bearing liabilities					776,121
Total liabilities					3,578,895
Equity:
Capitol Bancorp stockholders' equity					(61,854)
Noncontrolling interests in consolidated subsidiaries					23,173
Total equity deficit					(38,681)

Total liabilities and equity	$1,124,789	$938,358	$517,063	$222,564	$3,540,214

Interest rate sensitive period gap	$198,845	$(539,945)	$537,712	$231,397

Interest rate sensitive cumulative gap	$198,845	$(341,100)	$196,612	$428,009

Period rate sensitive assets/period rate sensitive liabilities	1.18	0.42	2.04	2.04
Cumulative rate sensitive assets/cumulative rate sensitive liabilities	1.18	0.83	1.08	1.15
Cumulative gap to total assets	5.62%	(9.64)%	5.55%	12.09%

The preceding table indicates that, in the immediate short-term, Capitol is slightly "asset sensitive" (i.e., interest-rate sensitive assets exceed interest-rate sensitive liabilities) and, accordingly, if interest rates increase, it would favorably impact interest income.  Reality in 2010, however, was an extremely low rate environment following unprecedented large rate cuts made by the Federal Reserve to the point of bringing short-term interbank rates to near zero in 2008.  The "gap" changes daily based upon changes in the underlying assets and liabilities at the banks.  Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, the "gap" differs at each of the banks and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the potential corresponding effect on customers' balances and transactions.

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

As a means of monitoring and managing exposure to interest rate risk, management uses a computerized simulation model which is intended to estimate pro forma effects of changes in interest rates.  Using the simulation model, the following table illustrates, on a consolidated basis, changes which would occur in annual levels of interest income, interest expense and net interest income (in $1,000s) assuming 100, 200 and 300 basis point ("bp") increases and a 100 basis point decrease in interest rates:

					Pro Forma
	Pro Forma				Effect of
	Assuming No	Pro Forma Effect of			Interest Rate
	Change in	Interest Rate Increases			Decreases
	Interest Rates	+100 bp	+200 bp	+300 bp	-100 bp

Interest income	$148,641	$161,438	$174,776	$189,054	$139,486
Interest expense	48,012	62,206	76,569	90,931	37,077

Net interest income	$100,629	$99,232	$98,207	$98,123	$102,409

The preceding pro forma analysis is intended to quantify theoretical changes in interest income based on stated assumptions.  The pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans, the ability of banks to obtain deposits in a radically changed interest-rate environment and how management would revise its asset and liability management priorities in concert with rate changes.

While the pro forma analysis is intended to estimate the impact of immediate changes in rates, actual results will be different.  Those results will differ (and may be materially different) because a change in market rates does not result in an instantaneous parallel shift in rates on loans and deposits at banks.  Further, any financial model intended to estimate the impact of interest rate changes will not necessarily incorporate other variables, including management's efforts to manage its asset and liability interest rate sensitivity or customer behavior.

As mentioned previously, the Federal Reserve took unprecedented action in late 2008 to reduce market interest rates to near zero.  Because of Capitol's consolidated asset-sensitive gap position, such rates have an adverse impact on net interest margin (and results of operations) as interest rates on loans reprice quickly, while rates paid on deposits will reprice over an extended period of time as well as the difficulty in attracting deposits and deploying liquidity in a very low rate environment.  It is impossible to speculate further on the timing, size and direction of future interest rate changes.

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

Media reports raising serious concerns about the future health of the domestic economy, and the sustained deep recession in many of Capitol's markets and their difficult prospects for recovery, have continued.  During 2010 and 2009, nonperforming assets increased significantly; it is likely levels of nonperforming assets and related loan losses and adverse valuation adjustments may increase further as economic conditions, locally and nationally, evolve.
Capitol's geographic footprint serves to minimize or avoid a concentration of assets in a particular region.  The Great Lakes Region comprised 39% and 37% of consolidated assets at December 31, 2010 and 2009, respectively, and continues to be disproportionate to other denominated geographic regions of Capitol.  Future asset growth is expected to emphasize other regions, improving the balance of Capitol's geographic presence and reducing the exposure to adverse economic conditions of any particular region.

Capitol and its banking subsidiaries, along with the entire banking industry, are subject to significant regulatory requirements which impact current and future operations.  In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy (to name a few), translate into a significant cost burden of financial institution regulation.  Such costs include the significant amount of management time and expense which is incurred in maintaining compliance and developing systems for compliance with those rules and regulations as well as the cost of examinations, audits and other compliance activities.  The future of financial institution regulation, and its costs, is uncertain and difficult to predict.

[The remainder of this page intentionally left blank]

Divestitures of Banks

In 2010, Capitol completed the following sales of bank subsidiaries (in $1,000s):

		Sale
	Date Sold	Proceeds	Gain (Loss)
Bank of Belleville(1)	April 27, 2010	$5,090	$1,331
Napa Community Bank(1)(3)	April 30, 2010	21,574	7,372
Ohio Commerce Bank(2)	June 30, 2010	6,520	1,478
Community Bank of Lincoln(2)	July 30, 2010	3,750	1,268
USNY Bank(2)	August 23, 2010	2,700	(271)
Adams Dairy Bank(2)	August 31, 2010	4,335	559
Bank of San Francisco(1)	September 28, 2010	6,604	1,740
Fort Collins Commerce Bank(1)	October 29, 2010	5,822	597
Larimer Bank of Commerce(1)	October 29, 2010	4,332	(163)
Loveland Bank of Commerce(1)	October 29, 2010	4,346	943
Southern Arizona Community Bank(1)	December 10, 2010	11,028	930

		$76,101	$15,784

(1)	Previously a majority-owned subsidiary of Capitol.
(2)	Previously a majority-owned subsidiary of a bank-development subsidiary controlled by Capitol.
(3)	Under the terms of the sale transaction, Capitol could receive additional proceeds of up to $5.3 million in the future, subject to Napa Community Bank's future financial performance.

In addition to completed transactions summarized above, Capitol has entered into definitive agreements to sell its interests (or controlling interests held by bank-development subsidiaries) in the following institutions, and were pending as of December 31, 2010:  1st Commerce Bank, Bank of Fort Bend, Bank of Tucson's main office, Community Bank of Rowan and Evansville Commerce Bank.

In early 2011, Capitol entered into definitive agreements to sell its controlling interests in Bank of Feather River, Bank of Las Colinas and High Desert Bank held by bank-development subsidiaries and completed the sale of the Bank of Tucson's main office in an assumption of liabilities and acquisition of assets transaction for an approximate gain of $4.4 million.

Pending bank sales transactions are subject to regulatory approval and other contingencies.  If completed, the pending bank divestitures would result in Capitol receiving estimated proceeds approximating $19.7 million and a pre-tax gain on sale of approximately $67,000.

[The remainder of this page intentionally left blank]

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

Use of Estimates in Determining the Allowance for Loan Losses.  Bank regulatory agencies, accounting standard setters and the SEC have all issued extensive commentary, guidance and a variety of rule-making releases on how financial institutions are to determine the amount of their allowance for loan losses.  Determining the allowance is a comprehensive process and methodology which is inherently subjective in how and when to recognize, estimate losses incurred at the balance-sheet date, and record a loss allowance or 'reserve' for loans.  It is not a process or methodology which can be merely reduced to a strict absolute computation, like a mathematical formula to compute taxes.  The process and methodology will differ from one financial institution to another and there is no 'one size fits all' format or approach to loss reserving.

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

Each bank develops historical loss factors based on loan volume, loan quality trends, staffing levels and experience, past loss experience and current economic conditions.  The banks then augment these loss factors based on such banks' actual prior loss experience utilizing migration analyses which encompass the preceding four quarters.  For banks which do not have seasoned loan portfolios, those migration analyses are sometimes deemed insufficient to estimate potential losses at the balance-sheet date and, accordingly, alternate loss factors are applied using loss migration information of affiliates which are geographically situated near the subject bank in those instances.  In addition to the loss migration factors used in each bank's allowance computation, each bank documents local and regional (in addition to consideration of national statistics) environmental considerations which include, but are not limited to, levels of unemployment and jobless claims and anecdotal data regarding real estate market conditions, in addition to consideration of loan concentrations and the levels of experience and expertise of credit personnel at the banks.  These allowance computations and related documentation are prepared quarterly.  Historical loss factors have been appropriately adjusted as a result of adverse economic conditions throughout all regions and the industry-wide increase in nonperforming loans.

In addition to the banks' allowance computations, adjustments at the parent level or allowance amounts at the parent level are necessary from time to time.  For example, at December 31, 2010, the parent had an allowance for loan losses of $3.0 million ($3.2 million as of December 31, 2009) related to loans carried on the parent's books which had previously been purchased from Capitol's bank subsidiaries.

Management believes its process and methodology for determining the allowance for loan losses is appropriate and adequate to properly estimate losses inherent in the loan portfolio at the balance-sheet date; however, actual future losses will differ from amounts considered in the allowance methodology.

Bank regulatory agencies may have differing perspectives on the process, methodology and adequacy of the allowance for loan losses when examining the banks and, in addition, such agencies' examination teams may not be consistent in their review and conclusions from one bank to another.  Bank regulatory agencies have the authority to require adjustments or other changes to the recorded allowance for loan losses as a result of their examinations, superseding management's earlier judgment as to the adequacy and amount of the allowance for loan losses.  Bank regulatory agencies may require such changes or adjustments retroactively, even when such a change in an accounting estimate should be accounted for prospectively in accordance with generally accepted accounting principles.  Those changes or adjustments may be required to be made long after management completed its process for the evaluation and documentation of the adequacy of the allowance for loan losses, based on information which was not available to management at the time that process was completed.

The process of determining the level of the allowance for loan losses at each individual bank and on a consolidated basis requires a high degree of subjective judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.  At December 31, 2010, Capitol's allowance for loan losses approximated 5.52% of portfolio loans outstanding.  Based on portfolio loans outstanding at that date, any 1 basis-point (.01%) change in the allowance would have an approximate $267,000 impact on both the allowance for loan losses and pre-tax income (loss).

Accounting for Goodwill and Other Intangibles.  At December 31, 2010, Capitol had no remaining goodwill and other intangibles ($65.2 million at December 31, 2009), as a result of an impairment charge on that date.  Goodwill arose from acquisitions occurring in prior years.  In Capitol's history, most of this goodwill resulted from transactions in which Capitol issued shares of its common stock at a premium over the book value of the noncontrolling interest of a subsidiary bank's shares.  Resulting goodwill was recorded at the entity to which the goodwill related.  Current accounting rules require at least an annual review of goodwill for potential impairment, which Capitol most recently conducted as of November 30, 2010.  Amounts recorded as goodwill impairment are reflected within noninterest expense as a non-cash charge to operations, when determined.

As discussed earlier in this narrative, all previously-recorded goodwill has been written-off as of December 31, 2010.

Accounting for Income Taxes.  Accounting for income taxes requires significant estimates and management judgment.  At December 31, 2010, Capitol had a net deferred income tax asset approximating $192.2 million before consideration of the related 2010 valuation allowance ($109.9 million at December 31, 2009).  When it is determined that realization of the deferred income tax asset is in doubt, a valuation reserve is required to reduce the deferred tax asset to the amount which is more-likely-than-not realizable.

As of December 31, 2010, the consolidated deferred income tax asset excluding the related valuation allowance consisted primarily of components relating to provisions for loan losses and net operating losses of consolidated subsidiaries.

Due to continuing operating losses, management reassessed the potential realization of the deferred tax asset during 2010 and increased the valuation allowance to $190.3 million, to reduce the net deferred income tax asset to approximately $1.8 million, which represents the amount of the asset estimated to be more-likely-than-not realizable.  Such valuation allowance approximated $104.5 million at December 31, 2009.  The assessment of the potential realization of the deferred tax asset will continue to be reviewed for future changes affecting realizability and the valuation allowance may be adjusted in future periods accordingly.  The ultimate realization of these deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences become deductible.  Changes in existing tax laws could also affect actual tax results and the valuation of deferred tax assets over time.  The accounting for deferred taxes is based, in part, on an estimate of future results.  Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on Capitol's consolidated results of operations or financial position.

Consolidation Policy.  Current accounting rules require consolidation of entities which are majority-owned or controlled by Capitol.  This means that majority-owned banks and bank-development subsidiaries are combined with Capitol for financial reporting purposes along with banks and other subsidiaries which are wholly-owned.  The consolidated balance sheet includes all assets and liabilities of those entities.  However, after giving effect to the noncontrolling interests in net income or losses of consolidated subsidiaries, net income (loss) attributable to Capitol only includes the entities' net income or loss to the extent of Capitol's ownership.  Reported results would be materially different if Capitol had 100% ownership of those entities.

New Accounting Standards

There were several new accounting standards which were issued or became effective in 2010, in addition to some which have later effective dates.  Those are listed and discussed in Note B of the consolidated financial statements, beginning on page F-67.

Risk Factors Affecting Capitol and its Banks

The summary below is not a complete list of all risk factors identified by management and readers are encouraged to review Capitol's Form 10-K (Item 1A), Capitol's cautions regarding forward-looking statements appearing on page F-6 of this Annual Report and other SEC filings, particularly registration statements, for a more comprehensive review of risk factors, which include the following, among others:

•	Some doubt (potentially significant doubt) exists as to Capitol's ability to continue as a going concern
•	The regulatory environment for the banking industry could change significantly and adversely, and Capitol and its banking subsidiaries are dependent upon continued cooperation by regulatory agencies
•	The adverse economic environment of 2010 may worsen, further resulting in higher levels of nonperforming loans and loan losses
•	The environment for raising capital has become unstable and may limit growth plans and operations
•	Changes in regulations or regulatory action regarding Capitol or its banks could limit future expansion plans and operations
•	The allowance for loan losses is based on estimates and actual losses and regulatory determinations may differ materially from those estimates
•	Concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate further
•	Loss estimates for real estate collateral-dependent loans are based on independent appraisals which are subject to change
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

Management's Report on
Internal Control Over Financial Reporting

Capitol Bancorp Ltd. (Capitol) is responsible for the preparation, integrity and fair presentation of the consolidated financial statements included in this annual report.  The consolidated financial statements and notes included in this annual report have been prepared in conformity with generally accepted accounting principles in the United States of America and necessarily include some amounts that are based on management's best estimates and judgments.

We, as management of Capitol, are responsible for establishing and maintaining effective internal control over financial reporting that is designed to produce reliable financial statements in conformity with generally accepted accounting principles in the United States of America.  The system of internal control over financial reporting, as it relates to the financial statements, is evaluated for effectiveness by management and tested for reliability through a program of internal audits.  Actions are taken to correct potential deficiencies as they are identified.  Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected.  Also, because of changes in conditions, internal control effectiveness may vary over time.  Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

Capitol's Audit Committee, consisting entirely of independent directors, meets regularly with management, internal auditors and the independent registered public accounting firm, and reviews audit plans and results, as well as management's actions taken in discharging responsibilities for accounting, financial reporting and internal control.  BDO USA, LLP, independent registered public accounting firm, and the internal auditors have direct and confidential access to Capitol's Audit Committee at all times to discuss the results of their examinations.

Management assessed Capitol's system of internal control over financial reporting as of December 31, 2010, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management concluded that, as of December 31, 2010, its system of internal control over financial reporting was not effective due to a material weakness in internal control, which is discussed in the remainder of this report.

As discussed elsewhere in this annual report, regulatory agencies may require Capitol or its banking subsidiaries to increase their provision for loan losses or to recognize loan charge-offs based upon judgments different from those of management.  Any increase in the allowance for loan losses required by regulatory agencies could adversely impact Capitol's operating results and financial position.

The process of determining the level of the allowance for loan losses at each individual bank and on a consolidated basis requires a high degree of subjective judgment, is an estimate and is a critical accounting policy of Capitol.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.  Further, regulatory agencies examining financial institutions often utilize information available to them long after the balance-sheet date in conjunction with their assessment of the allowance for loan losses.

As previously disclosed, Capitol's unaudited condensed consolidated financial statements as of and for the three months and nine months ended September 30, 2010 were revised on March 3, 2011 to reflect an additional provision for loan losses resulting from Michigan Commerce Bank's amended regulatory financial statements encompassing that period.  Whenever a public company revises its previously-issued financial statements, the facts and circumstances of such a restatement must also be evaluated in the context of internal control over financial reporting.  Generally, a restatement is viewed as a strong indicator of a material weakness in internal control over financial reporting.  Subsequently, Capitol has carefully reevaluated its internal control over financial reporting as it relates to the process and methodology for estimating the requirements for the bank-level, as well as the consolidated allowance for loan losses as of September 30, 2010 and thereafter.

We have determined that the restatement resulted in the identification of a material weakness in internal control at December 31, 2010 and all aspects of that restatement will be remediated in early 2011.  Such remediation will consist of fully incorporating all regulatory-agency imposed requirements in the computations and internal control process for estimation of allowance for loan losses requirements both at the bank level and on a consolidated basis.

Capitol and its banking subsidiaries have extensive policies, processes and procedures in place to appropriately estimate requirements for the allowance for loan losses.  The consolidated allowance for loan losses is believed by Capitol to be adequate and appropriate at December 31, 2010.

Joseph D. Reid Chairman and CEO Lansing, Michigan March 31, 2011	Lee W. Hendrickson Chief Financial Officer

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

CAPITOL BANCORP LIMITED

Tel: 616 774 7000 Fax: 616 776 3680 www.bdo.com	99 Monroe Avenue NW, Suite 800 Grand Rapids, Michigan 49503-2654

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern.  As discussed in Note U to the consolidated financial statements, the Corporation and substantially all of its subsidiary banks have suffered significant losses from operations in 2010, 2009 and 2008 primarily from large provisions for loan losses and costs associated with nonperforming assets, suffered a decline in regulatory capital, and experienced regulatory issues that raise substantial doubt about the Corporation's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note U.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

March 31, 2011

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Consolidated Balance Sheets

	-December 31-
	2010	2009
	(in $1,000s)
ASSETS
Cash and due from banks	$58,347	$56,231
Money market and interest-bearing deposits	506,413	608,727
Federal funds sold	418	4,861
Cash and cash equivalents	565,178	669,819
Loans held for sale	7,041	10,966
Investment securities—Note C:
Available for sale, carried at fair value	24,139	35,765
Held for long-term investment, carried at
amortized cost which approximates fair value	2,893	5,790
Total investment securities	27,032	41,555
Federal Home Loan Bank and Federal Reserve
Bank stock (carried on the basis of cost)—Note C	18,167	18,628
Portfolio loans, less allowance for loan losses of $147,421 in
2010 and $129,795 in 2009—Note D	2,524,291	3,005,503
Premises and equipment—Note F	38,393	42,219
Accrued interest income	9,246	12,239
Goodwill—Note G	--	65,210
Other real estate owned	107,614	107,013
Recoverable income taxes—Note N	--	43,763
Other assets	20,370	31,922
Assets of discontinued operations—Note L	222,882	1,083,103

TOTAL ASSETS	$3,540,214	$5,131,940

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$516,873	$491,763
Interest-bearing—Note H	2,511,811	3,027,063
Total deposits	3,028,684	3,518,826
Debt obligations:
Notes payable and short-term borrowings—Note I	123,377	197,653
Subordinated debentures—Notes J and V	167,586	167,441
Total debt obligations	290,963	365,094
Accrued interest on deposits and other liabilities	50,420	42,099
Liabilities of discontinued operations—Note L	208,828	972,315
Total liabilities	3,578,895	4,898,334

EQUITY—Notes B, K, R and V
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding in 2010 (none in 2009)	5,098	--
Preferred stock (for potential future issuance),
19,300,000 shares authorized (none issued and outstanding)	--	--
Common stock, no par value, 50,000,000 shares authorized;
issued and outstanding: 2010 - 21,614,856 shares
2009 - 17,545,631 shares	287,190	277,707
Retained-earnings deficit	(353,757)	(115,751)
Undistributed common stock held by employee-benefit trust	(541)	(558)
Fair value adjustment (net of tax effect) for investment securities
available for sale (accumulated other comprehensive income/loss)	156	(63)
Total Capitol Bancorp Limited stockholders' equity (deficit)	(61,854)	161,335
Noncontrolling interests in consolidated subsidiaries	23,173	72,271
Total equity (deficit)	(38,681)	233,606

TOTAL LIABILITIES AND EQUITY	$3,540,214	$5,131,940

See notes to consolidated financial statements.

Consolidated Statements of Operations

	-Year Ended December 31-
	2010	2009	2008
	(in $1,000s except per share data)
Interest income:
Portfolio loans (including fees)	$160,645	$194,951	$229,144
Loans held for sale	266	618	617
Taxable investment securities	553	488	404
Federal funds sold	10	43	2,787
Other	2,217	1,685	1,506
Total interest income	163,691	197,785	234,458
Interest expense:
Deposits	47,269	70,363	90,550
Debt obligations and other	16,313	20,749	25,084
Total interest expense	63,582	91,112	115,634
Net interest income	100,109	106,673	118,824
Provision for loan losses—Note D	156,868	175,234	75,791
Net interest income (deficiency) after
provision for loan losses	(56,759)	(68,561)	43,033
Noninterest income:
Service charges on deposit accounts	3,848	4,694	4,707
Trust and wealth-management revenue	4,200	4,957	6,182
Fees from origination of non-portfolio residential
mortgage loans	1,921	2,846	2,775
Gain on sales of government-guaranteed loans	1,479	1,211	1,397
Gain on exchange of promissory notes for common
stock—Note I	1,255	--	--
Realized gains (losses) on sale of investment securities
available for sale	(351)	7	50
Other	12,095	8,736	7,171
Total noninterest income	24,447	22,451	22,282
Noninterest expense:
Salaries and employee benefits	69,920	84,729	93,995
Occupancy	15,403	15,422	14,718
Equipment rent, depreciation and maintenance	9,957	17,713	10,581
Costs associated with foreclosed properties and other
real estate owned	40,400	44,965	6,709
FDIC insurance premiums and other regulatory fees	15,732	12,973	3,211
Goodwill impairment—Note G	64,505	3,431	--
Other	25,894	24,727	27,186
Total noninterest expense	241,811	203,960	156,400
Loss before income taxes (benefit)	(274,123)	(250,070)	(91,085)
Income taxes (benefit)—Note N	(7,310)	13,248	(33,566)
Loss from continuing operations	(266,813)	(263,318)	(57,519)
Discontinued operations—Note L:
Income from operations of bank subsidiaries sold	6,035	2,761	8,486
Gain on sale of bank subsidiaries	15,784	1,187	--
Less income tax expense—Note N	9,370	5,170	3,418
Income (loss) from discontinued operations	12,449	(1,222)	5,068
NET LOSS	(254,364)	(264,540)	(52,451)
Net losses attributable to noncontrolling interests in
consolidated subsidiaries	29,149	69,371	23,844

NET LOSS ATTRIBUTABLE TO CAPITOL
BANCORP LIMITED	$(225,215)	$(195,169)	$(28,607)

NET LOSS PER SHARE ATTRIBUTABLE
TO CAPITOL BANCORP LIMITED—Note O:	$(11.16)	$(11.28)	$(1.67)

See notes to consolidated financial statements.

Consolidated Statements of Changes in Equity (in $1,000s, except share and per-share data)

	Capitol Bancorp Limited Stockholders' Equity						
	Common Stock	Retained-Earnings (Deficit)	Undistributed Common Stock Held by Employee-Benefit Trust	Accumulated Other Comprehensive Income (Loss)	Total Capitol Bancorp Limited Stockholders' Equity	Noncontrolling Interests in Consolidated Subsidiaries	Total Equity
Balances at January 1, 2008	$ 272,208	$ 117,520	$ (586)	$ 3	$ 389,145	$ 156,198	$ 545,343
Investment in consolidated subsidiaries by noncontrolling interests						26,866	26,866
Issuance of 108,935 shares of common stock upon exercise of stock options	1,950				1,950		1,950
Surrender of 108,163 shares of common stock to facilitate exercise of stock options and vesting of restricted stock	(2,376)				(2,376)		(2,376)
Issuance of 32,290 unvested shares of restricted common stock, net of related unearned employee compensation and 55,722 forfeited shares	--				--		--
Recognition of compensation expense relating to restricted common stock and stock options	2,227				2,227		2,227
Tax effect of share-based payments	20				20		20
Transfer of 205 shares to ESOP and distribution of 370 shares to employees upon anniversary of employment	(11)		17		6		6
Cash dividends paid ($0.05 per share)		(8,658)			(8,658)		(8,658)
Components of comprehensive loss:							
Net loss		(28,607)			(28,607)	(23,844)	(52,451)
Fair value adjustment for investment securities available for sale (net of income tax effect)				141	141		141
Comprehensive loss					(28,466)		(52,310)
BALANCES AT DECEMBER 31, 2008	274,018	80,255	(569)	144	353,848	159,220	513,068
Investment in consolidated subsidiary by noncontrolling subsidiaries		27			27	3,793	3,820
Reduction in noncontrolling interests in consolidated subsidiaries due to deconsolidation						(18,829)	(18,829)
Issuance of 227,357 shares of common stock and 75,719 warrants to purchase shares of common stock to acquire noncontrolling interest in consolidated subsidiary	2,542				2,542	(2,542)	--
Surrender of 3,934 shares of common stock to facilitate vesting of restricted stock	(23)				(23)		(23)
Issuance of 37,000 unvested shares of restricted common stock, net of related unearned employee compensation	--				--		--
Reversal of compensation expense relating to 8,700 forfeited restricted common stock and stock options	(151)				(151)		(151)
Recognition of compensation expense relating to restricted common stock and stock options	1,501				1,501		1,501
Tax effect of share-based payments	(169)				(169)		(169)
Distribution of 385 shares to employees upon anniversary of employment	(11)		11				--
Cash dividends paid ($0.05 per share)		(864)			(864)		(864)
Components of comprehensive loss:							
Net loss		(195,169)			(195,169)	(69,371)	(264,540)
Fair value adjustment for investment securities available for sale (net of income tax effect)				(207)	(207)		(207)
Comprehensive loss					(195,376)		(264,747)
BALANCES AT DECEMBER 31, 2009	277,707	(115,751)	(558)	(63)	161,335	72,271	233,606

See notes to condensed consolidated financial statements.

Consolidated Statements of Changes in Equity (in $1,000s, except share and per-share data)—Continued

	Capitol Bancorp Limited Stockholders' Equity						Noncontrolling Interests in Consolidated Subsidiaries	Total Equity
	Preferred Stock	Common Stock	Retained-Earnings Deficit	Undistributed Common Stock Held by Employee-Benefit Trust	Accumulated Other Comprehensive Income (Loss)	Total Capitol Bancorp Limited Stockholders' Equity		
BALANCES AT DECEMBER 31, 2009		$ 277,707	$ (115,751)	$ (558)	$ (63)	$ 161,335	$ 72,271	$ 233,606
Reduction in noncontrolling interest of sold subsidiaries							(35,672)	(35,672)
Reduction in investment of subsidiaries due to change in ownership			(12,791)			(12,791)	12,791	--
Issuance of 10,000 shares of common stock upon exercise of stock options		20				20		20
Issuance of 50,980 shares of Series A preferred stock to bank development affiliate to acquire noncontrolling interest in consolidated subsidiaries—Note K	$ 5,098					5,098	2,932	8,030
Issuance of 2,500,000 shares of common stock to institutional investors—Note K		6,850				6,850		6,850
Issuance of 1,374,000 shares of common stock for redemption of promissory notes—Note I		3,325				3,325		3,325
Surrender of 8,420 shares of common stock to facilitate vesting of restricted stock		(13)				(13)		(13)
Issuance of 224,720 unvested shares of restricted common stock, net of related unearned employee compensation		--				--		--
Reversal of compensation expense relating to 31,075 forfeited restricted common shares and stock options		(1,345)				(1,345)		(1,345)
Recognition of compensation expense relating to restricted common stock and stock options—Note K		956				956		956
Tax effect of share-based payments		(293)				(293)		(293)
Distribution of 565 shares to employee upon anniversary of employment		(17)		17		--		--
Components of comprehensive loss:								
Net loss			(225,215)			(225,215)	(29,149)	(254,364)
Fair value adjustment for investment securities available for sale (net of income tax effect)					219	219		219
Comprehensive loss						(224,996)		(254,145)
BALANCES AT DECEMBER 31, 2010	$ 5,098	$ 287,190	$ (353,757)	$ (541)	$ 156	$ (61,854)	$ 23,173	$ (38,681)

See notes to condensed consolidated financial statements.

Consolidated Statements of Cash Flows

	-Year Ended December 31-
	2010	2009	2008
	(in $1,000s)

OPERATING ACTIVITIES
Net loss	$(254,364)	$(264,540)	$(52,451)
Adjustments to reconcile net loss to net cash provided
by operating activities (including discontinued operations):
Provision for loan losses	164,352	190,680	82,492
Depreciation of premises and equipment	7,933	10,084	10,547
Amortization and write-down of intangibles	219	838	510
Goodwill impairment	64,505	3,431	--
Net amortization (accretion) of investment security premiums (discounts)	298	(33)	(32)
Loss on sales of premises and equipment	393	254	165
Gain on sales of government-guaranteed loans	(2,504)	(2,811)	(2,060)
Gain on sales of bank subsidiaries	(15,784)	(1,187)	--
Gain on exchange of promissory notes for common stock	(1,255)	--	--
Realized loss (gain) on sales of investment securities available for sale	351	(7)	(50)
Loss (gain) on sales of other real estate owned	(125)	4,400	1,191
Write-down of other real estate owned	30,352	32,315	10,679
Amortization of issuance costs of subordinated debentures	145	148	117
Share-based compensation expense (benefit)	(389)	1,350	2,227
Deferred income tax expense (credit)	(2,123)	(43,354)	(27,577)
Valuation allowance for deferred income tax assets	--	104,498	--
Originations and purchases of loans held for sale	(116,829)	(311,179)	(206,544)
Proceeds from sales of loans held for sale	119,924	305,080	212,489
Decrease (increase) in accrued interest income and other assets	55,742	(30,722)	(16,809)
Increase (decrease) in accrued interest expense on deposits and other liabilities	9,337	15,363	(5,223)

NET CASH PROVIDED BY OPERATING ACTIVITIES	60,178	14,608	9,671

INVESTING ACTIVITIES
Cash equivalents of acquired bank affiliate	18,949	--	--
Proceeds from sales of investment securities available for sale	25,964	798	890
Proceeds from calls, prepayments and maturities of investment
securities	22,175	15,596	11,078
Purchases of investment securities	(34,678)	(56,225)	(15,364)
Purchase of Federal Home Loan Bank stock	(1,527)	(2,294)	(15,569)
Redemption of Federal Home Loan Bank stock by issuer	2,563	1,340	9,314
Net decrease (increase) in portfolio loans	208,376	155,438	(562,032)
Proceeds from sales of government-guaranteed loans	27,981	39,429	23,850
Proceeds from sales of premises and equipment	416	2,033	1,197
Purchases of premises and equipment	(4,038)	(5,137)	(11,127)
Proceeds from sales of bank subsidiaries	76,101	9,506	--
Payments received on other real estate owned	2,192	6	166
Proceeds from sales of other real estate owned	45,145	17,716	9,288

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	389,619	178,206	(548,309)

FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, NOW accounts and
savings accounts	333,177	157,850	(91,672)
Net increase (decrease) in certificates of deposit	(718,579)	12,300	744,539
Net borrowings from (payments on) debt obligations	(1,372)	1,484	(4,603)
Proceeds from Federal Home Loan Bank borrowings	613,230	3,146,430	1,838,858
Payments on Federal Home Loan Bank borrowings	(728,417)	(3,278,820)	(1,707,714)
Net proceeds from issuance of subordinated debentures	--	--	11,046
Resources provided by noncontrolling interests	--	3,794	26,866
Net proceeds from issuance of common stock	6,870	--	1,950
Tax effect of share-based payments	(293)	(169)	20
Cash dividends paid	--	(864)	(8,658)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(495,384)	42,005	810,632

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(45,587)	234,819	271,994

Change in cash and cash equivalents of discontinued operations	(59,054)	(42,980)	(146,386)
Cash and cash equivalents at beginning of year	669,819	477,980	352,372

CASH AND CASH EQUIVALENTS AT END OF YEAR	$565,178	$669,819	$477,980

Supplemental disclosures:
Cash paid during the year for interest	$74,288	$114,693	$138,506
Transfers of loans to other real estate owned	73,156	102,487	63,458
Surrender of common stock to facilitate exercise of stock options
and vesting of restricted stock	13	23	2,376

See notes to condensed consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION

Capitol Bancorp Limited ("Capitol" or the "Corporation") is a multibank holding company.  Consolidated bank subsidiaries consist of the following as of December 31, 2010:

Affiliate	Location	Percentage Owned by Capitol	Percentage Owned by Subsidiaries Controlled by Capitol	Year Formed or Acquired

Arizona Region:
Bank of Tucson	Tucson, Arizona	100%		1996
Central Arizona Bank	Casa Grande, Arizona	86%	10%	1997
Sunrise Bank of Albuquerque	Albuquerque, New Mexico	100%		2000
Sunrise Bank of Arizona	Phoenix, Arizona	99%	<1%	1998

California Region:
Bank of Feather River	Yuba City, California	(1)	51%	2007
Sunrise Bank(5)	San Diego, California	80%	5%	2007

Colorado Region:
Mountain View Bank of Commerce	Westminster, Colorado	(1)	51%	2008

Great Lakes Region:
Bank of Maumee	Maumee, Ohio	(1)	51%	2006
Bank of Michigan	Farmington Hills, Michigan	51%		2005
Capitol National Bank	Lansing, Michigan	100%		1982
Evansville Commerce Bank	Evansville, Indiana	2%	50%	2006
Indiana Community Bank(4)	Goshen, Indiana	100%		2000
Michigan Commerce Bank(3)	Ann Arbor, Michigan	55%	45%	1990

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada	(1)	51%	2006
Bank of Las Vegas(7)	Las Vegas, Nevada	91%	9%	2002

Northwest Region:
Bank of the Northwest(6)	Tacoma, Washington	15%	36%	2007
High Desert Bank	Bend, Oregon	(1)	55%	2007

Southeast Region:
Community Bank of Rowan	Salisbury, North Carolina	51%		2006
First Carolina State Bank	Rocky Mount, North Carolina	89%		2004
Pisgah Community Bank	Asheville, North Carolina	79%	15%	2008
Sunrise Bank(2)	Atlanta, Georgia	65%	20%	2006

Texas Region:
Bank of Fort Bend	Sugar Land, Texas	(1)	51%	2007
Bank of Las Colinas	Irving, Texas	(1)	51%	2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

Notes to the preceding table:

(1)	Majority-owned by a bank-development subsidiary (second-tier bank holding company) in which Capitol holds a controlling interest.
(2)
Effective July 30, 2010, Peoples State Bank and Sunrise Bank of Atlanta merged with and into Bank of Valdosta.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(3)
Effective March 31, 2010, Bank of Auburn Hills and Paragon Bank & Trust merged with and into Michigan Commerce Bank.  Prior to the merger, Bank of Auburn Hills and Paragon Bank & Trust were wholly-owned subsidiaries of Capitol.

(4)
Effective March 22, 2010, Elkhart Community Bank merged with and into Goshen Community Bank.  Upon completion of the merger, the surviving bank was renamed Indiana Community Bank.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(5)
Effective March 5, 2010, Bank of Escondido, Sunrise Bank of San Diego and Sunrise Community Bank merged with and into Point Loma Community Bank.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a wholly-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(6)
Effective February 19, 2010, Bank of Bellevue, Bank of Everett and Bank of Tacoma merged with and into Issaquah Community Bank.  Upon completion of the merger, the surviving bank was renamed Bank of the Northwest.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(7)
Effective January 29, 2010, Black Mountain Community Bank, Desert Community Bank and Red Rock Community Bank merged with and into Bank of Las Vegas.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

Capitol has several bank-development subsidiaries, each originally capitalized with two classes of common stock, voting and nonvoting.  Capitol purchased all of the initial voting shares of common stock of these entities while the nonvoting shares were sold in private offerings to accredited investors, some of whom are related parties of Capitol.  Those entities have been engaged in bank development activities, through Capitol, consisting of formation and investment in start-up banks and management of their investments in young banks.  Bank start-up activities were suspended in mid-2008 when the regulatory and capital-raising environment for new banks became unfavorable.  Each of these entities bear a similar name, Capitol Development Bancorp Limited (each a "CDBL"), numbered in their sequential formation, CDBL-I through CDBL-VIII.  CDBL-I and CDBL-II became wholly-owned by Capitol effective November 30, 2006 and February 9, 2007, respectively, and were merged with and into Capitol in late 2007.  CDBL III ceased to be a controlled subsidiary of Capitol in 2009.

Capitol views itself as a community-banking company.  Bank development consists of management and oversight of banks in which Capitol has a direct or indirect controlling interest and, through mid-2008, included formation of start-up banks.  Some of Capitol's banks were formed with a portion of their start-up capital provided by local investors in the communities of those banks.  When  de novo banks have achieved certain developmental milestones (age, cumulative profitability, return on equity or other measures), Capitol may offer the bank's noncontrolling shareholders an opportunity to exchange their bank shares for shares of Capitol's common stock.  Capitol has made similar share-exchange proposals regarding the noncontrolling interests of some of its prior bank-development company subsidiaries which, after the share exchange, were merged with and into Capitol.  In each

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

instance, however, Capitol is under no obligation to offer such proposals and such share-exchange proposals, if and when offered, are generally subject to approval by the subsidiaries' noncontrolling shareholders in each proposed transaction.  In mid-2009, due to a depressed market environment for securities of financial institutions, Capitol suspended share-exchange activities.  Further, as a means to raise and reallocate capital, Capitol commenced an initiative in 2009 to selectively divest some of its community banks (see Note L).

Capitol and its subsidiaries are engaged in a single business activity--banking.  Capitol's bank affiliates provide a full range of banking services to individuals, businesses and other customers located in the respective communities of the bank.  Many operate from a single location and all are primarily commercially-focused (as contrasted to retail or transaction-oriented banks) on meeting the various credit and other financial needs of entrepreneurs, professionals and other businesses and individuals.  A variety of deposit products are offered, including checking, savings, money market, certificates of deposit and individual retirement accounts.  In addition, wealth-management, trust and investment services are offered through a wealth management subsidiary.  The principal markets for the banks' financial services are the communities in which the banks are located and the areas immediately surrounding those communities.  The majority of Capitol's banks are state-chartered institutions and some have been chartered as federal savings banks and one has a national bank charter.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

Reclassifications:  Certain 2009 and 2008 amounts have been reclassified to conform to the 2010 presentation, primarily related to discontinued operations (see Note L).

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

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.  Capitol primarily presents its portfolio loan information on a segment basis that is further subdivided into classes on the basis of collateral types.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Credit risk arises from making loans and loan commitments in the ordinary course of business.  Substantially all portfolio loans are made to borrowers in the banks' communities.  Consistent with the banks' emphasis on business lending, there are concentrations of credit risk in loans secured by commercial real estate and less significant levels of concentration risk may exist in loans secured by equipment and other business assets.  The maximum potential credit risk to Capitol, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding.  Management reduces exposure to losses from credit risk by requiring collateral and/or guarantees for loans and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance-sheet date.  Management's determination of the adequacy of the allowance for loan losses is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions for loan losses charged to operations and reduced by net charge-offs.  Delinquent loans are charged-off at 120 days past due for closed-end loans and 180 days past due for revolving lines of credit or at an earlier time if a loss-confirming event has occurred, unless the loan is both well-secured and in process of collection.  Because the allowance for loan losses is based on significant estimates, actual future loan losses will differ from such estimates.

The allowance for loan losses consists of specific and general components.  The specific component relates to loans that are individually classified as impaired and loans which are considered to be troubled debt restructurings.  The general component covers non-classified loans and is based on historical loss experience adjusted for current qualitative environmental factors.  The Corporation maintains a loss history analysis that tracks loan losses and recoveries based on loan class as well as the loan risk grade assignment.

For all classes of loans, a loan is placed into nonaccrual status generally before the loan becomes 90 days past due if it becomes probable that the borrower cannot make all scheduled payments, full repayment of principal and interest is not expected or the loan is identified as having loss elements or when any loan becomes past due 90 days or more.  Loans are returned to accrual status when all of the principal and interest amounts contractually due have been brought current, have demonstrated timely payment performance for a period of time and future payments are reasonably assured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

For all classes of loans, a loan is considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments.  All impaired loans greater than $500,000 or $250,000 (based on aggregate relationship) are individually evaluated for impairment for banking subsidiaries with total assets of $200 million or more or less than $200 million, respectively.  If an individual loan is considered impaired, a specific allowance allocation may be recorded, generally followed by a subsequent charge-down in the amount of the impairment is recorded to reduce the loan to its net realizable value.  If an individual loan is not considered individually impaired, the loan is included in the specific or general reserve allocation process for like-graded credits, unless such loan has had an impairment analysis performed and no impairment amount exists (in which case no general reserve allocation is considered necessary).  Groups of smaller-balance homogeneous loans are collectively evaluated for impairment and, accordingly, these loans are not generally separately identified for impairment evaluation.

Loans are accounted for as troubled debt restructurings if, for economic or legal reasons related to the borrower's financial condition, banks grant a "concession" to the borrower that they would not otherwise consider.  A troubled debt restructuring may involve a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof involving a concession to the borrower to facilitate repayment.  Troubled debt restructurings generally remain classified as impaired until the borrower has demonstrated timely payment performance for a period of time pursuant to the modified terms of the loan.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Loan origination fees and direct loan origination costs are deferred and amortized over the life of the related loans as an adjustment of yield.  Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $5.1 million and $8.6 million at December 31, 2010 and 2009, respectively).

For all classes of loans, the accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest (i.e., placed on nonaccrual status).  When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed against interest income.  Interest payments subsequently received on such loans may be accounted for on a cash basis as to interest income, provided that collectability of principal is expected and until the loan qualifies for being returned to accrual status.  If collectability of principal is not expected, subsequent payments of interest are applied to principal.  Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in the process of collection.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the bank and are presumptively beyond the reach of the transferor and its creditors (even in bankruptcy or other receivership), (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the bank does not maintain effective control over the transferred asset through an agreement to repurchase it before maturity or the ability to unilaterally cause the holder to return specific assets.  Transfers of financial assets are generally limited to participating interests in commercial loans sold as well as sale of government-guaranteed loans and the sale of residential mortgage loans into the secondary market, the extent of which is disclosed in the consolidated statements of cash flows.

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

Other Real Estate:  Other real estate is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  At the time of foreclosure, the carrying value of such properties is adjusted to estimated fair value (less estimated costs to sell) when transferred from portfolio loans to other real estate owned, establishing a new cost-basis.  These properties held for sale are subsequently carried at the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

lower of the new cost-basis or estimated fair value (less estimated costs to sell) and are periodically reviewed for subsequent impairment.

Fair Values of Financial Instruments:  Fair values of financial instruments are estimated using market information and other assumptions and involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, assumptions and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or market conditions could significantly affect such estimates.

Share-Based Compensation:  Stock options state a specific exercise price and expiration date and may be exercised by the optionee upon payment of the exercise price and related taxes due from the optionee; the Corporation, in its discretion, may permit cashless exercises of stock options.  Generally, previously unissued shares of common stock are issued upon exercise of stock options.  Compensation expense for stock option awards is recognized ratably over the vesting period of the award based on the fair value of the option, computed using a Black-Scholes valuation model.  Compensation expense for awards of restricted common stock is recognized ratably over the vesting periods of such awards (generally ranging from four to fifteen years), based on the fair value of the common stock on the date of grant.  Stock price volatility used in a Black-Scholes valuation model for stock options is based on historical volatility.  The risk-free interest rate was based on the yield of U.S. government securities with a maturity date consistent with the expected option life.  The expected option life was estimated based on past exercise behavior of optionees and the related option term.

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by Capitol's banks is not included in the consolidated balance sheet because it is not an asset of the banks or Capitol.  Trust and wealth-management revenue are recorded on the accrual method.

Federal Income Taxes:  Capitol and its subsidiaries which are owned 80% or more file a consolidated federal income tax return.  Deferred federal income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  When it is determined that realization of deferred tax assets may be in doubt, a valuation allowance is recorded to reduce those assets to the amount which is more-likely-than-not realizable.  The effect on income taxes of a change in tax laws or rates is recognized in operations in the period that includes the enactment date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Net Loss Per Share Attributable to Capitol:  Basic net loss per share attributable to Capitol is computed by dividing net loss attributable to Capitol by the weighted-average number of common shares outstanding, exclusive of unvested restricted shares outstanding.  Diluted net loss per share attributable to Capitol is based on the weighted-average number of common shares outstanding, plus common share equivalents calculated for stock options, warrants and restricted common stock outstanding using the treasury stock method.  Common stock equivalents are excluded from per-share computations to the extent they are antidilutive.

Comprehensive Loss:  Comprehensive loss is the sum of net loss and items which are charged or credited to stockholders' equity which, for Capitol, is the net change in the fair value adjustment for investment securities available for sale.  Accordingly, the elements and total of comprehensive loss are shown within the statement of changes in stockholders' equity.

New Accounting Standards:  In December 2007, a new accounting standard was issued to create accounting and reporting requirements for noncontrolling interests in a subsidiary (when it is not wholly-owned) and for the deconsolidation of a subsidiary and became effective January 1, 2009.  In January 2010, an accounting standards update was issued clarifying the types of transactions that should be accounted for as a decrease in ownership of a subsidiary, which became effective for the Corporation on January 1, 2010 (with retrospective application to January 1, 2009) and did not materially affect the Corporation's financial position or results of operations upon implementation.

A new standard became effective January 1, 2009 clarifying the accounting for transfers of financial assets and repurchase financing transactions.  Subsequently, further guidance revised requirements for the presentation and disclosure of transfers of financial assets and the effects of a transfer on an entity's financial position, financial performance and cash flows along with placing limitations on portions of financial assets that are eligible for accounting recognition as a sale.  This guidance applies to transfers of financial assets occurring on or after January 1, 2010 and did not materially affect the Corporation's financial position or results of operations upon implementation.

In December 2009, an accounting standards update was issued to improve financial reporting by entities involved with variable interest entities.  This update replaces the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity, and it requires additional disclosures about a reporting entity's involvement in variable interest entities.  That guidance became effective for the Corporation on January 1, 2010 and did not

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

have a material effect on the Corporation's consolidated financial statements upon implementation.

In January 2010, an accounting standards update regarding fair value measurements and disclosures was issued to require more robust disclosures about (1) different classes of assets and liabilities measured at fair value, (2) valuation techniques and inputs used, (3) the activity in Level 3 fair-value measurements and (4) the transfers between Levels 1, 2, and 3 of fair-value estimates.  The new disclosures became effective for the Corporation beginning January 1, 2010, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair-value measurements which became effective beginning January 1, 2011.  The required disclosures for 2010 are set forth in Note P.  Management does not expect the deferred disclosure requirements will have a material effect on the Corporation's consolidated financial statements upon implementation in 2011.

In April 2010, an accounting standards update was issued clarifying that modifications of acquired loans accounted for within a pool that have evidence of credit deterioration upon acquisition, do not result in the removal of those loans from the pool even if the modification would otherwise be considered a troubled debt restructuring.  An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change.  Loans not accounted for within pools continue to be subject to the troubled debt restructuring accounting provisions.  This new guidance is effective for modifications of loans accounted for within pools occurring after July 1, 2010 and did not have any effect on the Corporation's consolidated financial statements upon implementation because the Corporation has not acquired any pools of loans which are currently subject to such guidance.

In July 2010, an accounting standards update was issued which requires significant new disclosures on a disaggregated basis about the allowance for loan losses and the credit quality of loans.  Under this standards update, a rollforward of the allowance for loan losses with the ending balance further disaggregated on the basis of the impairment methods used to establish loss estimates, along with the related ending loan balances and significant purchases and sales of loans during the period are to be disclosed by portfolio segment or classification used for reporting purposes.  Additional disclosures are required by class of loan, including credit quality, aging of past-due loans, nonaccrual status and impairment information.  Disclosure of the nature and extent of troubled debt restructurings that occur during the period and their effect on the allowance for loan losses, as well as the effect on the allowance regarding troubled debt restructurings that occur within the prior 12 months that defaulted during the current reporting period, will also be required.  The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the loan portfolio's risk and performance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

The majority of the disclosures under this new guidance, which are required as of the end of a reporting period, are effective for interim and annual periods ending after December 15, 2010 and are set forth in Note D.  The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning after December 15, 2010 and will be first disclosed in the Corporation's financial statements for the interim period ending March 31, 2011.  The part of this new guidance which was implemented in 2010 did not have an effect on the Corporation's consolidated financial statements upon implementation except for expanded disclosures therein and management does not expect the implementation of the remaining disclosure requirements will have an effect on the Corporation's consolidated financial statements upon implementation in 2011.  Furthermore, in January 2011, an accounting standards update was issued which temporarily delays the effective date of the disclosures about troubled debt restructurings until further guidance is issued defining what constitutes a troubled debt restructuring.

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

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE C—INVESTMENT SECURITIES

Investments in Federal Reserve Bank and Federal Home Loan Bank stock are combined and classified separately from investment securities in the consolidated balance sheets and are restricted and may only be resold to, or redeemed by, the issuer.

Investment securities consisted of the following at December 31 (in $1,000s):

	2010		2009(1)
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale securities:
United States treasury	$503	$506	$1,500	$1,500
United States government agencies	18,664	18,688	8,946	8,928
Mortgage-backed	4,365	4,567	24,690	24,598
Municipalities	371	378	727	739
	23,903	24,139	35,863	35,765
Held for long-term investment:
CDBL III	463	463	672	672
Corporate	2,430	2,430	5,118	5,118
	2,893	2,893	5,790	5,790

	$26,796	$27,032	$41,653	$41,555

(1)	Excludes investment securities related to discontinued operations with an amortized cost and estimated fair value of approximately $5.1 million.

At December 31, 2010, securities with a fair value approximating $17 million were pledged to secure public and trust deposits and for other purposes as required by law.

Securities held for long-term investment are not subject to the classification and accounting rules relating to most typical investments.  In addition, Capitol's corporate investments consist mostly of equity-method investments in non-public enterprises which, accordingly, are outside of the scope of accounting rules for most typical investments which often require use of estimated fair value.  Those entities, which are primarily involved in making equity investments in or financing small businesses, use the fair value method of accounting in valuing their investment portfolios.  Notwithstanding that those investments are outside of the scope of such accounting rules, they are included in Capitol's investment securities for financial reporting purposes to summarize all such securities together for reporting purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE C—INVESTMENT SECURITIES—Continued

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31 (in $1,000s):

	2010		2009(1)
	Gains	Losses	Gains	Losses

United States treasury	$3
United States government agencies	25	$1	$4	$22
Mortgage-backed	202		122	214
Municipalities	7		12

	$237	$1	$138	$236

(1)        Excludes gross unrealized gains related to discontinued operations of approximately $3,000.

The age of gross unrealized losses and carrying value (at estimated fair value) of securities available for sale are summarized below (in $1,000s):

	2010		2009
	Unrealized Loss	Carrying Value	Unrealized Loss	Carrying Value
One year or less:
United States government agencies	$1	$4,794	$22	$8,229
Mortgage-backed			214	19,879

	$1	$4,794	$236	$28,108

Management does not believe any individual unrealized loss as of December 31, 2010 represents an other-than-temporary loss (primarily due to such amounts being attributable to changes in interest rates).  Further, it does not intend to sell such securities and believes it is unlikely a sale would become required before the amortized cost can be recovered.

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2010 were as follows (in $1,000s):

	Amortized Cost	Estimated Fair Value

Due in one year or less	$1,599	$1,603
After one year, through five years	13,182	13,216
After five years, through ten years	728	754
After ten years	8,394	8,566
Securities held for long-term investment, without stated maturities	2,893	2,893

	$26,796	$27,032

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS

Portfolio loans consisted of the following at December 31 (in $1,000s):

	2010	2009

Loans secured by real estate:
Commercial	$1,411,551	$1,560,866
Residential (including multi-family)	570,252	623,368
Construction, land development and other land	257,751	383,071
Total loans secured by real estate	2,239,554	2,567,305
Commercial and other business-purpose loans	390,183	511,102
Consumer	26,824	32,599
Other	15,151	24,292
Total portfolio loans	2,671,712	3,135,298
Less allowance for loan losses	(147,421)	(129,795)

Net portfolio loans	$2,524,291	$3,005,503

Loans serviced for the benefit of others, which are not recorded on the consolidated balance sheet, approximated $105 million and $93 million at December 31, 2010 and 2009, respectively.  Loan servicing assets are not material.

Activity within the allowance for loan losses is summarized below (in $1,000s):

	2010	2009	2008

Balance at beginning of year	$129,795	$77,328	$47,457
Allowance for loan losses of acquired bank affiliate	1,769
Provision for loan losses charged to operations	156,868	175,234	75,791
Net charge-offs:
Loans charged-off (deduction)	(156,051)	(125,698)	(48,469)
Recoveries	15,040	2,931	2,549
Net charge-offs	(141,011)	(122,767)	(45,920)

Balance at end of year	$147,421	$129,795	$77,328

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

The following table presents the allowance for loan losses and the carrying amount of loans based on management's overall impairment evaluation methodology as of December 31, 2010 (in $1,000s), and should not be interpreted as an indication of future charge-offs:

	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Total

Allowance for loan losses:
Individually evaluated
for impairment	$10,107	$5,828	$6,914	$6,108			$28,957
Collectively evaluated
for impairment	44,850	33,898	15,047	23,559	$935	$175	118,464

Total allowance for
loan losses	$54,957	$39,726	$21,961	$29,667	$935	$175	$147,421

Portfolio loans:
Individually evaluated
for impairment	$180,012	$59,935	$66,804	$26,914	$22		$333,687
Collectively evaluated
for impairment	1,231,539	510,317	190,947	363,269	26,802	$15,151	2,338,025

Total portfolio loans	$1,411,551	$570,252	$257,751	$390,183	$26,824	$15,151	$2,671,712

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at December 31, 2009 (in $1,000s):

	Amount	Percentage of Total Portfolio Loans
Loans secured by real estate:
Commercial	$51,591	1.65%
Residential (including multi-family)	25,934	0.83
Construction, land development and other land	19,825	0.63
Total loans secured by real estate	97,350	3.11
Commercial and other business-purpose loans	31,132	0.99
Consumer	1,249	0.04
Other	64

Total allowance for loan losses	$129,795	4.14%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) at December 31 are summarized as follows (in $1,000s):

	2010	2009
Nonaccrual loans:
Loans secured by real estate:
Commercial	$154,504	$126,829
Residential (including multi-family)	60,840	54,710
Construction, land development and other land	62,177	77,247
Total loans secured by real estate	277,521	258,786
Commercial and other business-purpose loans	30,746	22,884
Consumer	211	331
Total nonaccrual loans	308,478	282,001

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	2,875	6,234
Residential (including multi-family)	1,784	228
Construction, land development and other land	2,380	3,713
Total loans secured by real estate	7,039	10,175
Commercial and other business-purpose loans	2,073	1,546
Consumer	279	534
Total past due loans	9,391	12,255

Total nonperforming loans	$317,869	$294,256

If nonperforming loans had performed in accordance with their contractual terms during the year, estimated additional interest income of $18.7 million, $17.7 million and $10.8 million would have been recorded in 2010, 2009 and 2008, respectively.  Estimated interest income recognized on loans in nonaccrual status in 2010, 2009 and 2008 operations approximated $419,000, $1.1 million and $479,000, respectively.

At December 31, 2010 and 2009, there were approximately $124 million and $32 million, respectively, of loans for which the terms were modified as a concession to borrowers experiencing financial difficulties, and which the banks would not otherwise have made, which are troubled debt restructurings and are included within impaired loans.

Impaired loans which do not have an allowance requirement include collateral-dependent loans for which direct write-downs have been made and, accordingly, no allowance requirement or allocation is necessary.  During 2010, 2009 and 2008, the average recorded investment in impaired loans approximated $360.7 million, $231.0 million and $89.9 million, respectively.  Interest income is recorded on impaired loans if not on nonaccrual status, or may be recorded on a cash basis in some circumstances, if such payments are not credited to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

principal.  In 2010, 2009 and 2008, interest income recorded on impaired loans approximated $4.3 million, $1.0 million and $424,000, respectively.

Impaired loans, some of which are included in nonperforming loans, are summarized below (in $1,000s):

	December 31
	2010	2009
Impaired loans:
Loans which have an allowance requirement	$171,530	$111,902
Loans which do not have an allowance requirement	196,106	210,416

Total impaired loans	$367,636	$322,318

Allowance for loan losses related to impaired loans	$41,864	$19,469

Impaired loans are further summarized in the following table (in $1,000s), based on loans which either have an allowance for loan losses recorded or no such allowance as of December 31, 2010:

	Carrying Value	Unpaid Principal Balance	Related Allowance for Loan Losses

With an allowance recorded:
Loans secured by real estate:
Commercial	$82,391	$131,943	$12,983
Residential (including multi-family)	39,743	47,718	10,999
Construction, land development and other land	27,150	51,117	8,554
Total loans secured by real estate	149,284	230,778	32,536
Commercial and other business-purpose loans	22,012	35,393	9,189
Consumer	234	260	139
	171,530	266,431	41,864
With no related allowance recorded:
Loans secured by real estate:
Commercial	107,815	173,302
Residential (including multi-family)	31,406	53,847
Construction, land development and other land	42,691	69,250
Total loans secured by real estate	181,912	296,399
Commercial and other business-purpose loans	14,176	23,209
Consumer	18	42
	196,106	319,650

Total	$367,636	$586,081	$41,864

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

The following table summarizes the aging and amounts of past due loans as of December 31, 2010 (in $1,000s):

	Past Due Loans			Total
	(based on payment due dates)			Amount of
			Loans on	Loans More	Loans Either
	More Than		Nonaccrual	Than 29 Days	Current or
	29 Days,	More Than	Status	Past Due or on	Less Than	Total
	and Less Than	89 Days	(Generally, 90	Nonaccrual	30 Days	Portfolio
	90 Days	(Accruing)	Days or More)	Status	Past Due	Loans

Loans secured by real estate:
Commercial	$30,380	$2,875	$154,504	$187,759	$1,223,792	$1,411,551
Residential (including multi-
family)	12,739	1,784	60,840	75,363	494,889	570,252
Construction, land development
and other land	6,467	2,380	62,177	71,024	186,727	257,751
Total loans secured by real estate	49,586	7,039	277,521	334,146	1,905,408	2,239,554
Commercial and other business-
purpose loans	9,698	2,073	30,746	42,517	347,666	390,183
Consumer	560	279	211	1,050	25,774	26,824
Other					15,151	15,151

Total	$59,844	$9,391	$308,478	$377,713	$2,293,999	$2,671,712

Capitol categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt obligations based on:  current financial information, aging analysis, historical payment experience, credit documentation and public information, among other factors.  Capitol analyzes loans individually by classifying the loans as to credit risk.  This analysis generally includes all loans and is generally performed at least quarterly.  Capitol uses the following definitions for its adversely-classified risk ratings:

Watch.  Loans classified as watch have a potential weakness that deserves management's close attention.  If not improved, those potential weaknesses may result in deterioration of the repayment prospects for the loan in the future.

Substandard.  Loans classified as substandard are inadequately protected by the borrower's current net worth, paying capacity of the borrower or the fair value of collateral.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt obligation by the borrower.  These are characterized by the reasonable possibility that some loss will be sustained if the deficiencies are not favorably resolved.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Loans not meeting the preceding criteria that are analyzed individually as part of management's classification categories described on the preceding page are considered to be loans which are not adversely classified.  As of December 31, 2010, and based on management's most recent analysis, the risk categories of loans are summarized as follows (in $1,000s):

	Loans
	Not			Total
	Adversely	Adversely Classified Loans		Portfolio
	Classified	Watch	Substandard	Loans

Loans secured by real estate:
Commercial	$1,024,312	$119,569	$267,670	$1,411,551
Residential (including multi-family	422,071	45,966	102,215	570,252
Construction, land development
and other land	132,119	38,134	87,498	257,751
Total loans secured by real estate	1,578,502	203,669	457,383	2,239,554
Commercial and other business-
purpose loans	291,284	33,804	65,095	390,183
Consumer	25,002	1,028	794	26,824
Other	13,583	1,568		15,151

Total	$1,908,371	$240,069	$523,272	$2,671,712

NOTE E—RELATED PARTY TRANSACTIONS

In the ordinary course of business, Capitol's banking subsidiaries make loans to officers and directors of the Corporation and its subsidiaries, including their immediate families and companies in which they are principal owners.  At December 31, 2010 and 2009, total loans outstanding to these persons were $74.4 million and $109.7 million, respectively.  During 2010, $26.4 million of new loans were made to these persons, and repayments and other reductions (including bank divestitures) totaled $61.7 million.  Such loans were made at the banking subsidiaries' normal credit terms.

Officers and directors of Capitol (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries.  Such deposits, which approximated $54.5 million and $113 million at December 31, 2010 and 2009, respectively, are accepted based upon the banks' normal terms as to interest rate, term and deposit insurance.

During 2009, certain subsidiaries ceased to be controlled by Capitol and, accordingly, were deconsolidated (see Note T) although such subsidiaries continue to be related parties of Capitol.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

	2010	2009(1)

Land, buildings and improvements	$22,397	$19,239
Leasehold improvements	20,459	21,273
Equipment, furniture and software	45,280	46,187
	88,136	86,699
Less accumulated depreciation	(49,743)	(44,480)

	$38,393	$42,219

(1)	Excludes premises and equipment, net of accumulated depreciation, related to discontinued operations of approximately $6.2 million.

Capitol and certain subsidiaries rent office space and equipment under operating leases.  Rent expense (net of sublease income) under these lease agreements approximated $10.6 million, $10.1 million and $9.2 million in 2010, 2009 and 2008, respectively (including rent expense approximating $1.8 million in 2010 and $1.7 million in 2009 and 2008, under leases with related parties).

At December 31, 2010, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

2011	$9,453
2012	8,663
2013	7,450
2014	6,923
2015	5,957
2016 and thereafter	14,803

$53,249

NOTE G—GOODWILL

Capitol's review for potential goodwill impairment has been performed annually as of November 30th by comparing estimated entity fair value to its net assets.  This review was performed at the applicable subsidiary reporting-unit level which has recorded goodwill resulting from specific share-exchange transactions or acquisitions and on a consolidated basis.  An interim review for potential goodwill impairment becomes necessary when events or changes in circumstances indicate potential for impairment between annual review dates.

Capitol's annual review for potential goodwill impairment in 2010 concluded that all of its recorded goodwill (approximately $64.5 million) was deemed to be impaired.  Accordingly, such amount was written off, effective December 31, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE G—GOODWILL—Continued

Management's decision to write-off all goodwill as being impaired at that date was based, in part, upon the following macro-basis considerations:

•
A dramatic decline in Capitol's aggregate market-capitalization, i.e., the computational result of multiplying the number of Capitol's common shares outstanding by the per-share market price of such common stock (estimated fair value).

•	Capitol's tangible-equity deficit (total equity, less goodwill, prior to recording any goodwill impairment for 2010).
•
Pricing information from merger and acquisition transactions within the banking industry in the United States of America during 2010, as a multiple of tangible equity, and application of such multiple to Capitol's tangible-equity deficit prior to recording any goodwill impairment for 2010.

Management also evaluated whether events or circumstances earlier in 2010 suggested an interim review for impairment might be necessary.  An interim review for potential impairment was not considered necessary due to the absence of events or changes in Capitol's and its subsidiary reporting units' circumstances (since the preceding annual review in late 2009).  Such conclusion was confirmed by the macro-basis considerations discussed in the preceding paragraph, in addition to reporting unit-level (subsidiaries) analyses, which did not arise until the fourth quarter of 2010.

In 2009, however, events or changes in circumstances warranted an interim review for potential impairment of goodwill, which concluded that an interim write-down of goodwill of $1.5 million was appropriate.  The total amount of goodwill impairment recorded for the year ended December 31, 2009 approximated $3.4 million.

Amounts recorded as goodwill impairment are reflected within noninterest expense as a non-cash charge to operations, when determined.

NOTE H—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $911 million and $1.3 billion as of December 31, 2010 and 2009, respectively.

At December 31, 2010, scheduled maturities of time deposits were as follows (in $1,000s):

2011	$1,211,818
2012	327,146
2013	69,038
2014	27,596
2015	30,106
2016 and thereafter	458

$1,666,162

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE I—NOTES PAYABLE AND SHORT-TERM BORROWINGS

Notes payable and short-term borrowings consisted of the following at December 31 (in $1,000s):

	2010	2009(1)

FHLB borrowings	$113,809	$182,132
Promissory notes	8,431	14,011
Repurchase agreements	1,137	1,510

	$123,377	$197,653

(1)	Excludes net borrowings related to discontinued operations of approximately $78.5 million.

FHLB borrowings represent advances secured by certain portfolio loans and other eligible collateral.  Such advances become due at varying dates and bear interest at market short-term rates (approximately 1.76% at December 31, 2010).  At December 31, 2010, unused lines of credit under these facilities approximated $164 million.  Assets pledged to secure these credit facilities approximated $630 million at December 31, 2010.  Continued availability of the FHLB credit facilities is subject to the FHLB's review of the banks' credit worthiness.

During 2008, Capitol completed a private offering of 9% promissory notes.  The promissory notes were purchased by accredited investors, including certain related parties of Capitol.  The promissory notes mature in 2013.  Interest is payable quarterly and the promissory notes became callable in 2010.  In 2010, Capitol extinguished approximately $4.6 million in promissory notes in exchange for 1,374,000 shares of common stock resulting in a gain of $1.3 million.

At December 31, 2010, scheduled debt maturities of notes payable and short-term borrowings were as follows (in $1,000s):

2011	$89,655
2012	15,150
2013	3,675
2014	1,466
2015	--
2016 and thereafter	13,431

$123,377

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE J—SUBORDINATED DEBT

Subordinated debt relates to trust-preferred securities issued by Capitol which are summarized as follows at December 31 (in $1,000s):

			Aggregate
	Current	Scheduled	Liquidation	Net Carrying Amount
	Interest Rate	Maturity	Amount	2010	2009

Capitol Trust I	8.50% fixed	2027	$25,300	$24,687	$24,651
Capitol Trust II	10.25% fixed	2031	10,000	9,793	9,783
Capitol Statutory Trust III	3.87% variable	2031	15,000	14,691	14,676
Capitol Trust IV	3.94% variable	2032	3,000	2,928	2,924
Capitol Trust VI	3.59% variable	2033	10,000	9,777	9,768
Capitol Trust VII	7.78% fixed	2033	10,000	9,886	9,881
Capitol Statutory Trust VIII	3.25% variable	2033	20,000	19,702	19,689
Capitol Trust IX	7.69% fixed	2034	10,000	9,950	9,947
Capitol Trust X	6.55% fixed	2037	33,000	33,000	33,000
Capitol Trust XI	1.95% variable	2037	20,000	20,000	20,000
Capitol Trust XII	10.50% fixed	2038	14,541	13,172	13,122

			$170,841	$167,586	$167,441

Securities of Capitol Trust I and XII were issued in public offerings in 1997 and 2008, respectively.  All other Capitol Trust securities were formed in conjunction with private placements of trust-preferred securities.  Each of these securities has similar terms and, subject to certain provisions, may be called by Capitol five years after issuance.  The liquidation amount of these securities is guaranteed by Capitol.  A portion of Capitol Trust I and XII securities were discharged upon completion of an exchange for previously-unissued common stock of Capitol in early 2011 (see Note V).

Interest paid to the trusts by Capitol (which is recorded as interest expense in its consolidated financial statements) is distributed by the trusts to the holders of the trust-preferred securities.  Under certain conditions, Capitol may defer payment of interest on the subordinated debentures for periods of up to five years and, in 2009, Capitol elected to defer such interest payments.  During deferral periods, Capitol is prohibited from paying dividends on its common stock (subject to certain exceptions) and continues to accrue interest payable on such securities.  As of December 31, 2010 and 2009, accrued interest on such securities approximated $20.8 million and $11.2 million, respectively.  Holders of the trust-preferred securities will recognize current taxable income relating to the deferred interest payments.  Pursuant to a regulatory agreement, Capitol is currently prohibited from payment of interest on its trust-preferred securities without prior approval (see Note R).

Upon termination of a deferral-period, all prior accrued and unpaid interest becomes immediately due and payable to holders of the securities at that time.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE J—SUBORDINATED DEBT—Continued

Documents governing the trusts give holders of the securities preference on liquidation over the holders of Capitol's common stock.  Under current regulatory guidelines, none of Capitol's trust-preferred securities are included as qualifying regulatory capital as of December 31, 2010.  When the trust-preferred securities were issued, and at December 31, 2009, they were treated as qualifying regulatory capital.

NOTE K—STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION

On June 30, 2010, Capitol issued an aggregate 95,000 shares of its Series A Noncumulative Perpetual Preferred Stock.  Of that aggregate issuance, 44,020 shares were issued to a consolidated subsidiary of Capitol and, accordingly, have been eliminated in consolidation.  The remaining 50,980 shares were issued to a bank-development company which is an unconsolidated affiliate of Capitol.  The liquidation preference of the shares issued is $100.00 per share, with an aggregate issuance of $9.5 million of which $4.4 million has been eliminated upon consolidation.  The Series A Preferred Stock is nonvoting and callable at Capitol's option after 36 months from date of issuance at $100.00 per share plus any accrued dividends.  Dividends on such shares are payable only when and if declared by Capitol's board of directors based on an annual rate of 6%.

In April 2010, Capitol completed an offering of 2.5 million shares of previously-unissued common stock and warrants for the purchase of 1.25 million additional shares of common stock, resulting in net proceeds approximating $6.8 million with a corresponding increase to Capitol's stockholders' equity.  The warrants have an exercise price of $3.50 per warrant and expire in 2013.

Warrants for the purchase of 75,719 shares of Capitol's common stock, which were issued in 2009, were outstanding at December 31, 2010 and expire May 31, 2012.  The exercise price is $20.37 per warrant.

Shares of restricted common stock of the Corporation have been granted to certain officers.  Compensation expense related to such restricted stock approximated $655,000 in 2010, $495,000 in 2009 and $1.5 million in 2008.  There were no tax benefits associated with such compensation expense in 2010, 2009 and 2008.  Future compensation expense related to unvested restricted common stock grants as of December 31, 2010 approximates $801,000 (based on grants through December 31, 2010), to be recorded ratably over a period of approximately 1.4 years, based on the weighted-average remaining vesting period at that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE K—STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION
Continued

Activity in unvested restricted common stock is summarized as follows:

	2010		2009		2008
	Restricted Shares	Weighted- Average Grant Date Fair Value	Restricted Shares	Weighted- Average Grant Date Fair Value	Restricted Shares	Weighted- Average Grant Date Fair Value

Unvested at January 1	144,943	$22.14	136,490	$29.55	207,422	$27.80
Granted	224,720	1.38	37,000	1.70	31,790	16.17
Vested	(28,372)	31.25	(19,847)	29.53	(47,000)	21.23
Forfeited	(31,075)	29.00	(8,700)	34.69	(55,722)	22.41

Unvested at December 31	310,216	$5.58	144,943	$22.14	136,490	$29.55

Stock options have been granted to certain officers and directors which provide for the purchase of shares of the Corporation's common stock.  Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date.  All such stock options expire at varying periods up to seven years after the grant date.  Stock option activity is summarized as follows:

	Number Outstanding	Exercise Price Range			Weighted Average Exercise Price

Outstanding at January 1, 2008	2,460,082	$13.50	to	$46.20	$27.85
Granted in 2008	52,360	20.12	to	20.12	20.12
Exercised in 2008	(108,935)	15.52	to	20.90	17.90
Cancelled or expired in 2008	(29,348)
Outstanding at December 31, 2008	2,374,159	13.50	to	46.20	28.28

Granted in 2009	404,022	2.01	to	6.04	2.70
Cancelled or expired in 2009	(273,698)	13.50	to	34.52	24.03
Outstanding at December 31, 2009	2,504,483	2.01	to	46.20	24.61

Granted in 2010	206,656	1.78	to	1.96	1.95
Exercised in 2010	(10,000)	2.01	to	2.01	2.01
Cancelled or expired in 2010	(955,537)	2.01	to	46.20	25.57
Outstanding at December 31, 2010	1,745,602	$1.78	to	$46.20	$21.53

The aggregate intrinsic value of exercised stock options approximated $1.9 million in 2008 (none in 2010 and 2009).

Stock options with an aggregate fair value of $255,000 and $661,000 were granted in 2010 and 2009, respectively.  Fair value was computed using a Black-Scholes valuation model.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE K—STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION
Continued

Fair value assumptions included the following:

	2010	2009	2008

Risk-free interest rate	2.01% and 2.62%	2.62%	3.8%
Stock price volatility	0.85 and 0.76	0.76	0.36
Dividend yield	--	--	5.0%
Expected option life	4.5 years and 5 years	5 years	7 years
Compensation expense related to stock options approximated $301,000 in 2010, $855,000 in 2009 and $693,000 in 2008, and associated tax benefits approximated $106,000 in 2010 and $299,000 in 2009 (before valuation allowance, see Note N), and $243,000 in 2008.  Future compensation expense relating to stock options outstanding as of December 31, 2010 is insignificant.

As of December 31, 2010, substantially all outstanding stock options were vested, currently exercisable and had a weighted average remaining contractual life of 2.68 years (except for stock options granted in 2010 which become vested and exercisable in 2012).  The following table summarizes stock options outstanding and segregated by exercise price range as of December 31, 2010:

		Weighted Average
Exercise Price Range	Number Outstanding	Exercise Price	Remaining Contractual Life

$1.00 to 14.99	556,105	$2.49	4.74 years
$15.00 to 19.99	66,883	16.40	0.78 years
$20.00 to 24.99	205,953	22.02	3.53 years
$25.00 to 29.99	111,699	26.15	0.39 years
$30.00 to 34.99	464,966	31.76	1.15 years
$ 35.00 or more	339,996	37.91	2.03 years

	1,745,602	$21.53

Cash received from optionees upon exercise of stock options approximated $20,000 in 2010 and $44,000 in 2008 (none in 2009) and tax benefits realized approximated $24,000 in 2008 (none in 2010 and 2009).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—DIVESTITURES OF BANKS AND DISCONTINUED OPERATIONS

In 2010, Capitol completed the following sales of bank subsidiaries (in $1,000s):

		Sale
	Date Sold	Proceeds	Gain (Loss)
Bank of Belleville(1)	April 27, 2010	$5,090	$1,331
Napa Community Bank(1)(3)	April 30, 2010	21,574	7,372
Ohio Commerce Bank(2)	June 30, 2010	6,520	1,478
Community Bank of Lincoln(2)	July 30, 2010	3,750	1,268
USNY Bank(2)	August 23, 2010	2,700	(271)
Adams Dairy Bank(2)	August 31, 2010	4,335	559
Bank of San Francisco(1)	September 28, 2010	6,604	1,740
Fort Collins Commerce Bank(1)	October 29, 2010	5,822	597
Larimer Bank of Commerce(1)	October 29, 2010	4,332	(163)
Loveland Bank of Commerce(1)	October 29, 2010	4,346	943
Southern Arizona Community Bank(1)	December 10, 2010	11,028	930

		$76,101	$15,784

(1)	Previously a majority-owned subsidiary of Capitol.
(2)	Previously a majority-owned subsidiary of a bank-development subsidiary controlled by Capitol.
(3)	Under the terms of the sale transaction, Capitol could receive additional proceeds of up to $5.3 million in the future, subject to Napa Community Bank's future financial performance.

Capitol's consolidated results of operations would not have been materially different if the sales of these banks had occurred at the beginning of the years presented.

In addition to completed sales transactions, Capitol has entered into definitive agreements to sell its interests (or controlling interests held by bank-development subsidiaries) in the following institutions which were pending as of December 31, 2010:  1st Commerce Bank, Bank of Fort Bend, Bank of Tucson – main office, Community Bank of Rowan and Evansville Commerce Bank.  In 2011, Capitol entered into definitive agreements to sell its controlling interests in Bank of Feather River, Bank of Las Colinas and High Desert Bank held by bank-development subsidiaries.

In January 2011, Capitol completed the sale of Bank of Tucson's main office in an assumption of liabilities and acquisition of assets transaction for an approximate gain of $4.4 million, and merged the remaining office of Bank of Tucson with and into Sunrise Bank of Arizona.  Assets, liabilities and results of operations of Bank of Tucson's main office are reflected as part of discontinued operations for the periods presented.

The remaining pending bank sales are subject to regulatory approval and other contingencies.  If completed, those pending bank divestitures would result in Capitol receiving estimated proceeds approximating $19.7 million and a gain on sale of approximately $67,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—DIVESTITURES OF BANKS AND DISCONTINUED OPERATIONS—
Continued

The results of operations of bank subsidiaries sold in 2010 (and the main office of Bank of Tucson sold in early 2011), summarized in the preceding table, together with the results of operations of Bank of Santa Barbara and Yuma Community Bank which were sold in 2009, and Community Bank of Rowan and Summit Bank of Kansas City which were deconsolidated on September 30, 2009, are classified as discontinued operations, which include the following components on a combined basis (in $1,000s):

	2010	2009	2008

Interest income	$41,594	$69,114	$69,857
Interest expense	8,566	19,405	24,832
Net interest income	33,028	49,709	45,025
Provision for loan losses	7,484	15,446	6,701
Net interest income after provision
for loan losses	25,544	34,263	38,324
Noninterest income, excluding gain
on sale of bank subsidiaries	3,173	5,135	4,150
Gain on sale of bank subsidiaries	15,784	1,187
Noninterest expense	22,682	36,637	33,988
Income before income taxes	21,819	3,948	8,486
Less income tax expense	9,370	5,170	3,418
Net income (loss) from discontinued
operations	12,449	(1,222)	5,068
Net loss (income) attributable to
noncontrolling interests	(902)	4,480	1,223
Net income from discontinued
operations attributable to Capitol
Bancorp Limited	$11,547	$3,258	$6,291
Net income from discontinued
operations per common share
attributable to Capitol Bancorp
Limited	$0.57	$0.19	$0.37

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—DIVESTITURES OF BANKS AND DISCONTINUED OPERATIONS—
Continued

Assets and liabilities of discontinued operations as of December 31 are summarized below
(in $1,000s):

	2010	2009		2010	2009
Assets:			Liabilities:
Cash and cash equivalents	$56,329	$139,102	Noninterest-bearing
Investment securities	4,007	5,113	deposits	$68,777	$187,337
Federal Home Loan Bank			Interest-bearing deposits	139,358	704,471
stock	746	6,047	Total deposits	208,135	891,808
Loans held for sale		5,166	Debt obligations		78,506
Portfolio loans	159,334	911,803	Other liabilities	693	2,001
Less allowance for loan
losses	(2,380)	(14,869)		$208,828	$972,315
Net portfolio loans	156,954	896,934
Premises and equipment	979	6,167
Other real estate owned	1,447	4,807
Other assets	2,420	19,767

	$222,882	$1,083,103

NOTE M—EMPLOYEE RETIREMENT PLANS

The Corporation has a contributory employee retirement savings 401(k) plan (the Plan) which covers substantially all full-time employees, over age 21, of Capitol and certain subsidiaries.  The Plan provides for employer contributions in amounts determined annually by Capitol's board of directors.  Eligible employees make voluntary contributions to the Plan.  Employer contributions to the Plan, a partial match based on employee contributions (50%, subject to certain limitations through December 31, 2008; none in 2010 and 2009), charged to expense for the year ended December 31, 2008 approximated $2.4 million (none in 2010 and 2009).

Capitol also has a defined contribution employee stock ownership plan (ESOP) which covers substantially all employees of Capitol and certain subsidiaries.  There were no ESOP contributions charged to expense in 2010, 2009 and 2008.  As of December 31, 2010, the ESOP held approximately 272,000 shares of Capitol's common stock which have been allocated to participants' accounts; there were no unallocated shares as of that date.

Effective January 1, 2011, the ESOP was merged with and into Capitol's 401(k) plan to reduce future administrative and compliance costs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—INCOME TAXES

Income taxes include the following components (in $1,000s):

	2010	2009	2008
Federal:
Current expense (benefit)	$3,638	$(43,594)	$(823)
Deferred (benefit)	(1,403)	(39,173)	(26,029)
	2,235	(82,767)	(26,852)
State:
Current expense (benefit)	545	868	(1,748)
Deferred (benefit)	(720)	(4,181)	(1,548)
	(175)	(3,313)	(3,296)
	2,060	(86,080)	(30,148)
Establishment of valuation allowance for deferred tax assets not meeting the more- likely-than-not criteria for realization		104,498

Income tax expense (benefit)	$2,060	$18,418	$(30,148)

In addition to state income taxes, certain states in which the banks operate impose taxes based on measures other than income.  Tax expense associated with those jurisdictions approximated $670,000 in 2010 ($646,000 in 2009 and $585,000 in 2008) and is excluded from income tax expense (included as a component of other noninterest expense).

Federal income taxes paid in 2010, 2009 and 2008 approximated $715,000, $1.0 million and $7.3 million, respectively.  Federal income taxes refunded in 2010 approximated $43 million.  State income taxes approximating $62,000 were paid in 2010 and $142,000 was received in refunds for a net refund of $80,000 in 2010 ($85,000 was paid in 2009 and $248,000 was paid in 2008; $521,000 was received in refunds for a net refund of $273,000 in 2008).

Differences between income tax expense recorded and amounts computed using the statutory tax rate (in $1,000s) are reconciled below based on operating results (including discontinued operations):

	2010	2009	2008

Federal income tax expense (benefit) computed at statutory rate of 35%	$(88,306)	$(86,143)	$(28,910)
State income taxes (benefit)	(10,297)	(3,313)	(3,296)
Valuation allowance on deferred state income tax assets	10,122	8,622
Federal tax effect of:
Amortization of intangibles		1,213	19
State income taxes	3,604	1,160	1,154
Valuation allowance on state taxes	(3,543)	(3,018)
Valuation allowance recorded for deferred federal income tax assets	78,162	95,876
Other	12,318	4,021	885

Total income tax expense (benefit)	$2,060	$18,418	$(30,148)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—INCOME TAXES—Continued

Capitol had a valuation allowance for deferred income tax assets to reduce such net assets to an amount which was deemed to be realizable on a more-likely-than-not basis as of December 31, 2010 and 2009.  The valuation allowance may reduce income tax expense accrual requirements to the extent of Capitol's profitability in future periods.

Net deferred income tax assets, a component of other assets, consisted of the following at December 31 (in $1,000s):

	2010	2009

Allowance for loan losses	$57,556	$54,725
Net operating losses of subsidiaries	97,739	36,018
Deferred compensation	2,519	3,363
Depreciation	(2,827)	(3,549)
Start-up costs of de novo banks	2,597	4,450
Fair value adjustment for investment securities available for sale	(81)	32
Other real estate owned	14,159	11,112
Net deferred costs of loan originations	(1,740)	(5,978)
Unaccrued interest income on nonperforming loans	7,466	6,879
Other, net	14,729	2,828
	192,117	109,880
Less valuation allowance	(190,308)	(104,498)

	$1,809	$5,382

Certain subsidiaries (generally less than 80%-owned entities) have federal and state net operating loss carryforwards which may reduce income taxes payable in future periods, which have been recognized for deferred tax purposes (subject to a valuation allowance) and, as of December 31, 2010, expire as follows (in $1,000s):

	Federal	State
2013-2015		$69,548
2016-2018		3,660
2019-2021		29,054
2022-2024	$40	7,953
2025-2027	28,249	21,913
2028-2029	215,020	22,775

	$243,309	$154,903

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in Capitol's consolidated financial statements.  Such evaluation was performed for 2007, 2008, 2009 and 2010, which are the tax years which remain subject to examination by major tax jurisdictions, updated as of December 31, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—INCOME TAXES—Continued

The Internal Revenue Service (IRS) commenced and completed an examination of the Corporation's consolidated federal income tax return for the year ended December 31, 2005 during 2007.  During 2008, the IRS commenced an examination of the Corporation's consolidated federal income tax return for the year ended December 31, 2006; the examination was completed in 2009.  No significant adjustments to taxable income or taxes payable due arose from those examinations.

The IRS commenced an examination of the Corporation's consolidated federal income tax returns for the years ended December 31, 2008 and 2009 in 2010, along with commencing another examination of the Corporation's consolidated federal income tax return for the year ended 2006 which was re-opened due to an excise tax refund request.  No significant adjustments to the taxable income or taxes payable or refundable are currently expected from the pending examinations which are expected to be completed by year-end 2011 or early 2012.

Capitol may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments would likely be immaterial.  To the extent Capitol may receive an assessment for interest and/or penalties, it would be classified in the consolidated statements of operations as a component of other noninterest expense; such amounts have been negligible during the periods presented.

NOTE O—NET LOSS PER SHARE ATTRIBUTABLE TO CAPITOL BANCORP LIMITED

The computations of net loss per share were as follows (in 1,000s):

	2010	2009	2008

Numerator—net loss attributable to Capitol Bancorp Limited	$(225,215)	$(195,169)	$(28,607)

Denominator for basic net loss per share—weighted average number of common shares outstanding, excluding unvested restricted shares of common stock	20,186	17,302	17,147

Denominator for diluted net loss per share—weighted average number of shares and potential dilution	20,186	17,302	17,147

Number of antidilutive stock options excluded from diluted net loss per share computation	1,746	2,504	2,374

Number of antidilutive unvested restricted shares of common stock excluded from basic and diluted net loss per share computation	310	145	136

Number of antidilutive warrants to purchase common stock excluded from diluted net loss per share computation	1,326	76

Additional disclosures regarding restricted shares of common stock, warrants to purchase common stock and stock options are set forth in Note K.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—FAIR VALUE

The following is a description of Capitol's valuation methodologies used to measure and disclose the fair values of its assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of aggregate cost or fair value and are measured on a nonrecurring basis.  Mortgage loans held for sale written down to fair value would be included in the table below (none at December 31, 2010 and 2009).  Fair value is based on independent quoted market prices, where applicable, or the prices for other whole mortgage loans with similar characteristics.

Portfolio loans:  The Corporation does not record portfolio loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs or specific reserves based on the observable market price or current appraised value of the collateral or other estimates of fair value.

Other real estate owned:  At the time of foreclosure, foreclosed properties are adjusted to estimated fair value less estimated costs to sell upon transfer from portfolio loans to other real estate owned, establishing a new carrying value.  The Corporation subsequently adjusts fair value on other real estate owned on a nonrecurring basis to reflect partial write-downs based on the observable market price or current appraisal data.

Long-lived and indefinite lived assets:  The Corporation does not record long-lived or indefinite lived assets at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to a long-lived or indefinite asset are recorded to reflect partial write-downs based on the observable market price or other estimate of fair value in the event of impairment.

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

As of December 31, 2010 and 2009, there were no liabilities measured at fair value on either a recurring or nonrecurring basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—FAIR VALUE—Continued

Assets measured at fair value on a recurring basis as of December 31 were as follows (in $1,000s):

	2010		2009(1)
	Total	Significant Other Observable Inputs (Level 2)	Total	Significant Other Observable Inputs (Level 2)

Investment securities available for sale:
United States treasury	$506	$506	$1,500	$1,500
United States government agencies	18,688	18,688	8,928	8,928
Mortgage-backed	4,567	4,567	24,598	24,598
Municipalities	378	378	739	739

	$24,139	$24,139	$35,765	$35,765

(1)	Excludes investment securities related to discontinued operations of approximately $5.0 million.

Assets measured at fair value on a nonrecurring basis as of December 31 were as follows (in $1,000s):

	2010		2009(2)
	Total	Significant Unobservable Inputs (Level 3)	Total	Significant Unobservable Inputs (Level 3)

Impaired loans (1)(3)	$325,212	$325,212	$133,199	$133,199

Other real estate owned (1)	$107,614	$107,614	$107,013	$107,013

(1)	Represents carrying value based on the appraised value of the applicable collateral or other real estate owned or other estimates of fair value (less estimated cost to sell).
(2)	Excludes impaired loans approximating $5.8 million and other real estate owned approximating $4.8 million related to discontinued operations.
(3)
    In 2010, Capitol classified certain loans which are troubled debt restructurings as impaired loans measured at fair value resulting in a significant increase in impaired loans measured at fair value.  Amounts for 2009 have not been adjusted except for the exclusion of discontinued operations noted above.

Many of Capitol's collateral-dependent impaired loans and other real estate owned are located in severely depressed real estate markets.  In those markets, appraisal data may be of limited usefulness in estimating fair value because comparable sale transactions are infrequent, not orderly and are often distressed or forced.  Further, such comparable sale transactions may be lower, or substantially less than amounts which could be realized in orderly (and not distressed or forced) sales between the owner/occupant and a future user of the property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—FAIR VALUE—Continued

Updated appraisals are generally obtained when it has been determined that a collateral-dependent loan has become impaired or when it is likely a loan secured by real estate will be foreclosed.  Adjustments to the loan's carrying value (or requirements for an allocation of the allowance for loan losses) are made, when appropriate, after review of appraisal data or, in the absence of a recent appraisal, if market conditions significantly decline further.  The timing of when a collateral-dependent loan should be classified as a nonperforming credit is contingent upon several factors, including the performance of the loan, payment history and/or results of the bank's review of updated borrower financial information.

When a borrower's performance has deteriorated (for example, the borrower has become delinquent on required payments, the borrower's updated financial information received indicates adverse financial trends or sales/leasing activity is less than expected in the case of multi-unit properties), the loan will be downgraded and, if appropriate, an updated appraisal will be ordered.  In the period between a loan being recognized as impaired and receipt of an updated appraisal, the loan will be included within loss contingency pools, in conjunction with estimating the bank's requirements for its allowance for loan losses.  Upon receipt and review of updated appraisal data and after any further fair value analysis is completed, the loan will be further evaluated for appropriate write-down.  Generally, negative differences between appraised value, less the estimated cost to sell, and the related carrying value of the loans are charged to the allowance for loan losses, as a partial write-down/charge-off, on a timely basis after the appraisal has been received and reviewed.  Occasionally, additional potential loss amounts may be included if circumstances exist which may further adversely impact fair value estimates.  Internally-developed evaluations may be used when the amount of a loan is less than $250,000.  Internally-prepared evaluations may also be used when the most recent appraisal date is within a year to estimate the current effect of economic conditions or deterioration.  Updated fair value information is generally obtained at least annually for collateral-dependent loans and other real estate owned.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments based upon the accounting guidance set forth in Accounting Standards Codification 825-10 were as follows at December 31 (in $1,000s):

	2010			2009(2)
	Carrying Value	Estimated Fair Value		Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$565,178	$565,178		$669,819	$669,819
Loans held for sale	7,041	7,041		10,966	10,966
Investment securities:
Available for sale	24,139	24,139		35,765	35,765
Held for long-term investment	2,893	2,893		5,790	5,790
	27,032	27,032		41,555	41,555
Federal Home Loan Bank and Federal Reserve
Bank stock	18,167	18,167		18,628	18,628
Portfolio loans:
Loans secured by real estate:
Commercial	1,411,551	1,416,332		1,560,866	1,483,447
Residential (including multi-family)	570,252	570,207		623,368	587,905
Construction, land development and other land	257,751	257,875		383,071	313,341
Total loans secured by real estate	2,239,554	2,244,414		2,567,305	2,384,693
Commercial and other business-purpose loans	390,183	390,649		511,102	494,305
Consumer	26,824	27,127		32,599	32,838
Other	15,151	15,073		24,292	22,613
Total portfolio loans	2,671,712	2,677,263		3,135,298	2,934,449
Less allowance for loan losses	(147,421)	(147,421)		(129,795)	(129,795)
Net portfolio loans	2,524,291	2,529,842		3,005,503	2,804,654

Financial liabilities:
Deposits:
Noninterest-bearing	516,873	516,873		491,763	491,763
Interest-bearing:
Demand accounts	845,649	845,649		977,563	977,563
Time certificates of less than $100,000	755,327	759,538		754,849	756,057
Time certificates of $100,000 or more	910,835	914,596		1,294,651	1,296,448
Total interest-bearing deposits	2,511,811	2,519,783		3,027,063	3,030,068
Total deposits	3,028,684	3,036,656		3,518,826	3,521,831
Notes payable and short-term borrowings	123,377	116,200		197,653	197,715
Subordinated debentures	167,586	170,841	(1)	167,441	170,841	(1)

(1)
    Represents liquidation or principal amount outstanding.  The quoted market value of certain trust-preferred securities
    (Capitol Trust I and XII) included within subordinated debentures was substantially less than that amount.

(2)	Excludes amounts related to discontinued operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—FAIR VALUE—Continued

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available, except certain subordinated debentures, as indicated in the preceding table, for which the fair value is based on the liquidation or principal amount outstanding).  For example, the estimated fair value of portfolio loans is based on discounted cash flow computations.  Similarly, the estimated fair value of time deposits, notes payable and other borrowings were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent portfolio liquidation value and, accordingly, only represent an estimate of fair value based on current financial reporting requirements.

Given current market conditions, a portion of the loan portfolio is not readily marketable and, accordingly, market prices may not exist.  Capitol has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments.  Since negotiated prices, if any, in illiquid markets depend upon the then-present motivations of the buyer and seller, it is reasonable to assume that potential sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates commensurate with risk may dramatically impact the value of financial instruments at any time.  Accordingly, fair value measurements for loans included in the preceding table are unlikely to represent the instruments' liquidation values.

NOTE Q—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers.  Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans.  Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($5.9 million and $12.3 million outstanding at December 31, 2010 and 2009, respectively).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($233.8 million and $310.5 million at December 31, 2010 and 2009, respectively).  Those loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks' normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE Q—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES—
Continued

Capitol's banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks.  The amount of reserve balances required as of December 31, 2010 and 2009 was $593,000 and $5.8 million, respectively.

Deposits at the banking subsidiaries are insured up to the maximum amount covered by FDIC insurance ($250,000 per relationship at December 31, 2010).  From December 31, 2010 through December 31, 2012, all noninterest-bearing transaction deposit accounts are fully insured regardless of the amount and account ownership, separate from and in addition to the FDIC insurance coverage provided for the depositors' other accounts.

Capitol has guaranteed up to $2.5 million of secured borrowings by Amera Mortgage Corporation, a less than 50%-owned affiliate.

Generally, banks are subject to cross-guaranty liability regarding other financial institutions the FDIC determines are controlled by any multibank holding company.  Pursuant to federal regulations, an insured depository institution may be liable for any loss the FDIC has incurred or expects to incur in connection with the failure of a former affiliate institution and, if the FDIC determines that remaining affiliates have a liability to the FDIC, then they would be required to pay that liability to the FDIC.  Payment of a cross-guaranty liability to the FDIC could have a material adverse impact on the results of operations, capital adequacy and financial position of Capitol and its banking subsidiaries.

To date, none of Capitol's subsidiary banks have received any notice of assessment of cross-guaranty liability.  Capitol's banks have, however, received notice from the FDIC that the FDIC may assess a cross-guaranty liability relating to a failed community bank in Florida which ceased operations in November 2009.  The FDIC alleges that the Florida bank was an affiliated institution of Capitol, although Capitol owned no securities of that bank or otherwise controlled the failed institution.  The aggregate loss to the FDIC of that failed bank approximated $23.6 million.  The FDIC has until November 2011, two years from the date of such notice, to determine whether to assess that potential cross-guaranty liability, if any.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances.  As of December 31, 2010, Capitol's bank subsidiaries were prohibited from making dividend payments to the Corporation without prior regulatory approval.

Each bank and Capitol are subject to complex capital requirements.  Federal financial institution regulatory agencies impose certain risk-based capital requirements on financial institutions and bank holding companies.  Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on 'Tier 1' and 'Tier 2' capital and 'risk-weighted assets' as defined and periodically prescribed by the respective regulatory agencies.  Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on Capitol's consolidated financial statements and financial position.

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

In September 2009, Capitol and its second-tier bank holding companies entered into an agreement with the Federal Reserve Bank of Chicago (the Reserve Bank) under which Capitol agreed to refrain from the following actions without the prior written consent of the Reserve Bank:  (i) declare or pay dividends; (ii) receive dividends or any other form of payment representing a reduction in capital from Michigan Commerce Bank, or from any of its subsidiary institutions that are subject to any restriction by the institution's federal or state regulator that limits the payment of dividends or other intercorporate payments; (iii) make any distributions of interest, principal, or other sums on subordinated debentures or trust-preferred securities; (iv) incur, increase or guarantee any debt; or (v) purchase or redeem any shares of the stock of Capitol, the second-tier bank holding companies, nonbank subsidiaries or any of the subsidiary banks that are held by shareholders other than Capitol.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS—
Continued

In addition, Capitol agreed to:  (i) submit to the Reserve Bank a written plan to maintain sufficient capital at Capitol on a consolidated basis and at Michigan Commerce Bank (as Capitol's largest bank subsidiary and a separate legal entity on a stand-alone basis); (ii) notify the Reserve Bank no more than 30 days after the end of any quarter in which Capitol's consolidated or Michigan Commerce Bank's capital ratios fall below the approved capital plan's minimum ratios as well as if any subsidiary institution's ratios fall below the minimum ratios required by the institution's federal or state regulator; (iii) review and revise its ALLL methodology for loans held by Capitol and submit to the Reserve Bank a written program for maintenance of an adequate ALLL for loans held by Capitol; (iv) take all necessary actions to ensure each of its subsidiary institutions comply with Federal Reserve regulations; (v) refrain from increasing any fees or charging new fees to any subsidiary institution without the prior written consent of the Reserve Bank; (vi) submit to the Reserve Bank a written plan to enhance the consolidated organization's risk management practices, a strategic plan to improve the consolidated organization's operating results and overall condition and a cash flow projection; (vii) comply with laws and regulations regarding senior executive officer positions and severance payments; and (viii) provide quarterly reports to the Reserve Bank regarding these undertakings.

Many of Capitol's bank subsidiaries have entered into formal agreements (as well as informal agreements) with their applicable regulatory agencies.  Those agreements provide for certain restrictions and other guidelines and/or limitations to be followed by the banks.  The banks generally subject to such agreements are noted as such in the regulatory capital summary appearing on page F-35 of this document.

The FDIC may issue Prompt Corrective Action Notifications (PCAN) to banking subsidiaries falling below the "adequately-capitalized" regulatory-capital classification, and subsequently may issue Prompt Correction Action Directives (PCAD).  PCADs may be issued when a bank, which has previously received a PCAN, has submitted two consecutive capital restoration plans which have been rejected by the FDIC.

Certain banking subsidiaries have recently received a PCAN and/or a PCAD, which are listed on page F-38 of this document.  For each banking subsidiary which has received a PCAN, capital restoration plans have been requested by the FDIC, prepared and resubmitted for regulatory review and approval.  For banks in receipt of a PCAD, those institutions are striving to develop and implement capital restoration plans which may be subsequently acceptable to the FDIC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS—
Continued

The following table summarizes the amounts (in $1,000s) and related ratios of Capitol's consolidated regulatory capital position:

		December 31
		2010		2009
Tier 1 capital to average adjusted total assets:
Minimum required amount	≥	$155,224	≥	$210,651
Actual amount		$(39,980)		$242,547
Ratio		(1.03)%		4.61%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$110,909	≥	$162,089
Actual amount		$(39,980)		$242,547
Ratio		(1.44)%		5.99%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	≥	$221,818	≥	$324,177
Actual amount		$(39,980)		$383,449
Ratio		(1.44)%		9.46%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets to be considered adequately-capitalized is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets to be considered adequately-capitalized is 8%.

Capitol's total risk-based capital ratio at December 31, 2010 was materially and adversely impacted by the exclusion of approximately $203.7 million of previously-qualifying Tier 2 capital, inasmuch as Tier 2 capital is limited to 100% of Tier 1 capital, primarily trust-preferred securities and a portion of the allowance for loan losses.  The Tier 1 capital deficit at year-end 2010 resulted from operating losses; however, a Tier 2 limitation, primarily due to the exclusion of trust-preferred securities, did not apply to Capitol's regulatory capital computations at earlier measurement dates prior to 2010.

The preceding summary indicates that Capitol, on a consolidated basis, was classified as less than adequately-capitalized at December 31, 2010.  In addition, several of its bank subsidiaries had capital levels resulting in classification as "undercapitalized" or "significantly-undercapitalized" at that date.  Additionally, two bank subsidiaries had capital levels resulting in regulatory classification as "critically-undercapitalized" at that date; however, each of those subsidiaries received additional capital from the Corporation in January 2011 to improve their classifications to "significantly-undercapitalized."

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS—
Continued

Banks and bank holding companies which are less than adequately-capitalized are subject to increased regulatory oversight, intervention, requirements and limitations.  Regarding banks classified as less than adequately-capitalized, or otherwise noncompliant with formal regulatory agreements, management is taking action to improve such capital classifications and related compliance in the future, subject to the availability of capital and continued cooperation by regulatory agencies (see Note U).

NOTE S—PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets

	-December 31-
	2010	2009
	(in $1,000s)
Assets
Cash on deposit, principally with subsidiary banks	$1,370	$2,081
Money market funds on deposit, principally with subsidiary banks	6,535	880
Cash and cash equivalents	7,905	2,961
Investment securities	719	3,151
Loans, net	5,004	9,931
Investments in and advances to subsidiaries	162,639	355,840
Investment in and advances to Amera Mortgage Corporation	478	432
Investment in and advances to CDBL III	1,340	1,495
Equipment, software and furniture, net	1,998	7,159
Other assets	936	19,751

Total assets	$181,019	$400,720

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$35,270	$26,486
Debt obligations	8,431	14,011
Subordinated debentures	199,172	198,888
Total liabilities	242,873	239,385
Stockholders' equity (deficit)	(61,854)	161,335

Total liabilities and stockholders' equity	$181,019	$400,720

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE S—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Operations

	-Year Ended December 31-
	2010	2009	2008
	(in $1,000s)
Income:
Intercompany fees	$22,057	$35,243	$28,847
Dividends from subsidiaries	5,000	964	19,634
Interest	996	1,596	169
Gain on sales of bank subsidiaries	12,749	1,187
Other	551	2,034	3,318
Total income	41,353	41,024	51,968
Expenses:
Interest	15,427	15,292	14,372
Salaries and employee benefits	14,771	24,032	22,415
Occupancy	2,264	2,297	2,509
Equipment rent and depreciation	3,205	6,236	4,700
Goodwill impairment	38,718
Other	9,236	8,995	5,332
Total expenses	83,621	56,852	49,328
Income (loss) before equity in undistributed net losses of consolidated subsidiaries and income taxes	(42,268)	(15,828)	2,640
Equity in net losses of consolidated subsidiaries	(189,553)	(176,669)	(39,320)
Loss before income taxes	(231,821)	(192,497)	(36,680)
Income taxes (credit)	(6,606)	2,672	(8,073)

Net loss	$(225,215)	$(195,169)	$(28,607)

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE S—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Cash Flows

	-Year Ended December 31-
	2010	2009	2008
	(in $1,000s)
OPERATING ACTIVITIES
Net loss	$(225,215)	$(195,169)	$(28,607)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Equity in net losses of consolidated subsidiaries	189,553	176,669	39,320
Depreciation and amortization of intangibles	1,690	2,624	2,583
Goodwill impairment	38,718
Loss on sale of equipment and furniture	4	116
Gain on sales of bank subsidiaries	(12,749)	(1,187)
Gain on debt extinguishment	(1,255)
Realized loss on sale of investment securities	362
Decrease (increase) in amounts due from subsidiaries and other assets	9,367	(7,819)	(25,179)
Increase in accounts payable, accrued expenses and other liabilities	8,784	15,784	932
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	9,259	(8,982)	(10,951)

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(79,084)	(25,073)	(35,145)
Proceeds from sale of investment securities	2,102
Purchases of investment securities	(100)	(772)	(1,800)
Net decrease in loans	4,927	8,760	9,551
Proceeds from sales of equipment and furniture	3,707	35
Purchases of equipment and furniture	(240)	(575)	(1,622)
Proceeds from sales of bank subsidiaries	58,796	9,506
NET CASH USED BY INVESTING ACTIVITIES	(9,892)	(8,119)	(29,016)

FINANCING ACTIVITIES
Net borrowings (payments) from debt obligations	(1,000)	(6,000)	20,011
Net proceeds from issuance of subordinated debentures			34,555
Net proceeds from issuance of common stock	6,870		1,950
Tax benefit (effect) from share-based payments	(293)	(169)	20
Cash dividends paid		(864)	(8,658)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	5,577	(7,033)	47,878
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,944	(24,134)	7,911
Cash and cash equivalents at beginning of year	2,961	27,095	19,184

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,905	$2,961	$27,095

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE T—DECONSOLIDATION OF SUBSIDIARIES

As of December 31, 2009, Community Bank of Rowan (CBR) and Summit Bank of Kansas City were majority-owned subsidiaries of CDBL III of which Capitol ceased to have majority voting control effective September 30, 2009 when the previously-nonvoting Class B shares of CDBL III became voting.  Accordingly, those banks and CDBL III ceased to be consolidated subsidiaries of Capitol and assets approximating $257.7 million and related equity amounts were removed from the consolidated balance sheet.  Effective June 30, 2010, CDBL III transferred its controlling interest in CBR to Capitol in exchange for preferred stock of Capitol and, accordingly, CBR became a consolidated subsidiary of Capitol on that date.

NOTE U—GOING-CONCERN CONSIDERATIONS

As of December 31, 2010, there are several significant adverse aspects of Capitol's consolidated financial position and results of operations which include, but are not limited to, the following:

•	An equity deficit approximating $38.7 million;
•	Regulatory capital classification on a consolidated basis as less than adequately-capitalized and related negative amounts and ratios;
•
Numerous banking subsidiaries with regulatory capital classification as "undercapitalized," "significantly-undercapitalized" or "critically-undercapitalized" (two banks were classified as "critically-undercapitalized" at December 31, 2010 and obtained sufficient additional capital from the Corporation in early 2011 to improve their classification to "significantly-undercapitalized");

•
Certain banking subsidiaries which are generally subject to formal regulatory agreements have received "prompt corrective action" notifications and/or directives from the FDIC, which require timely action by bank management and the respective boards of directors to resolve regulatory capital ratios which result in classification as less than adequately-capitalized (the basis of a PCAN) or to submit an acceptable capital restoration plan to the FDIC (the basis of a PCAD), and it is likely additional PCANs and/or PCADs may be issued in the future and/or the banking subsidiaries may be unable to satisfactorily resolve such notices and/or directives;

•
In 2010, Capitol sold several of its banking subsidiaries and has other divestiture transactions pending (see Note L).  The proceeds from those divestitures have been redeployed at certain remaining banking subsidiaries which have experienced a significant erosion of capital due to operating losses.  While such proceeds have been a significant source of funds for redeployment, the Corporation will need to raise significant other sources of new capital in the future;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE U—GOING-CONCERN CONSIDERATIONS—Continued

•
The Corporation and substantially all of its banking subsidiaries are operating under various regulatory agreements (formal and informal) which place a number of restrictions on them and impose other requirements limiting activities, requiring preservation of capital, improvement in regulatory capital measures, reduction of nonperforming assets and other things for which the entities have not achieved full compliance;

•	Elevated levels of nonperforming loans and other nonperforming assets as a percentage of consolidated loans and total assets, respectively; and
•
Significant losses from operations in 2010, 2009 and 2008, resulting primarily from provisions for loan losses, costs associated with foreclosed properties and other real estate owned and, in 2010, an impairment charge to operations for the write-off of previously-recorded goodwill ($64.5 million).

The foregoing considerations raise some level of doubt (potentially "substantial doubt") as to the Corporation's ability to continue as a going concern.  Such substantial doubt is discussed in the Report of Independent Registered Public Accounting Firm set forth on page F-53.

Capitol has commenced several initiatives and other actions to mitigate these going-concern considerations and to improve the Corporation's financial condition, equity, regulatory capital and regulatory compliance.

In December 2010, Capitol announced a comprehensive capital strategy which includes the following:

•	An offer to exchange all outstanding trust-preferred securities;
•	Amendment to Capitol's articles of incorporation to authorize additional shares of common stock;
•	A potential shareholder rights offering; and
•	A potential reverse stock split.

In early 2011, a partial exchange of trust-preferred securities was completed and the Corporation's stockholders approved the amendment to the articles of incorporation to increase its authorized common stock and authorize its board of directors to proceed with a rights offering and reverse stock split, in addition to a potential share-exchange regarding second-tier bank-development subsidiaries (see Note V).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE U—GOING-CONCERN CONSIDERATIONS—Continued

Improvement in Capitol's and its banking subsidiaries' capitalization, financial position, asset quality and results of operations requires multi-faceted efforts, which are currently being pursued aggressively in the following areas, among others:

•	Raising significant amounts of new capital;
•	Completion of divestitures which are currently pending;
•	A shareholder rights offering;
•	Further reductions in nonperforming assets;
•	Stabilization of provisions for loan losses and impairment losses;
•	Enabling Capitol's trust-preferred securities to become a qualifying element of regulatory capital and/or equity, subject to various limitations; and
•	Further reductions in operating expenses through mergers of bank subsidiaries completed in recent years.

Capitol's ability to continue as a going concern is contingent on the successful achievement of the items listed above.  Capitol's board of directors and management are fully engaged and committed to successful completion of those items, with a clear sense of urgency, subject to the availability of capital and continued cooperation by regulatory agencies.

NOTE V—SUBSEQUENT EVENTS

On January 31, 2011, Capitol accepted for exchange 1,180,602 of the 2,530,000 outstanding shares of trust-preferred securities of Capitol Trust I and 773,934 of the 1,454,100 outstanding shares of trust-preferred securities of Capitol Trust XII and, pursuant to the related exchange offer, issued approximately 19.5 million of previously-unissued shares of Capitol's common stock.  Such exchange resulted in the retirement of approximately $19.5 million aggregate liquidation amount of the trust-preferred securities on a combined basis and eliminated approximately $2.4 million of accrued interest payable associated with the retired securities, which collectively increased Capitol's equity and regulatory capital by $21.9 million.

In March 2011, Capitol's articles of incorporation were amended to increase its number of authorized shares from 70 million to 1.52 billion, of which 1.5 billion shares are classified as common stock and 20 million are classified as preferred stock.  Such amendment was approved at a special meeting of holders of the Corporation's common stock.  At that special meeting, a future reverse stock split at a later date was authorized, subject to the discretion of Capitol's board of directors as to the provisions of such reverse stock split, if any.