Form 10-K, Exhibit 13
period 2011-12-31
CAPITOL BANCORP LTD
filed 2012-03-30
CIK 840264

EXHIBIT 13

                  F i n a n c i a l  I n f o r m a t i o n

Selected Consolidated Financial Data
(in $1,000s, except per share data)

	As of and for the Year Ended December 31
	2011(1)	2010(2)	2009(3)	2008(4)	2007(5)
For the year:
Interest income(6)	$103,793	$128,828	$163,920	$203,265	$240,354
Interest expense(6)	36,568	57,063	82,786	105,632	116,410
Net interest income(6)	67,225	71,765	81,134	97,633	123,944
Provision for loan losses(6)	41,362	148,275	158,589	70,903	17,888
Noninterest income(6)	41,743	22,462	20,517	20,425	19,317
Noninterest expense(6)	128,618	217,681	189,248	137,844	118,351
Income (loss) from continuing operations before income taxes	(61,012)	(271,729)	(246,186)	(90,689)	7,022
Income (loss) from discontinued operations	5,948	10,111	(10,813)	7,409	(972)
Net income (loss)	(51,926)	(254,364)	(264,540)	(52,451)	3,334
Net income (loss) attributable to Capitol Bancorp Limited	(45,427)	(225,215)	(195,169)	(28,607)	21,937
Net income (loss) per share attributable to Capitol Bancorp
Limited:
Basic	(1.17)	(11.16)	(11.28)	(1.67)	1.29
Diluted	(1.17)	(11.16)	(11.28)	(1.67)	1.27
Cash dividends paid per share	--	--	0.05	0.50	1.00

At end of year:
Total assets	$2,205,265	$3,540,214	$5,131,940	$5,654,836	$4,901,763
Total earning assets(6)	2,052,089	2,501,366	3,154,913	3,407,818	3,150,706
Portfolio loans(6)	1,664,209	2,084,176	2,610,686	3,083,135	3,079,484
Deposits(6)	2,009,847	2,369,072	2,929,348	2,949,650	2,659,759
Notes payable and short-term borrowings(6)	60,178	107,789	178,375	279,688	272,176
Subordinated debentures	149,156	167,586	167,441	167,293	156,130
Noncontrolling interests in consolidated subsidiaries	(563)	23,173	72,271	159,220	156,198
Capitol Bancorp Limited stockholders' equity (deficit)	(108,084)	(61,854)	161,335	353,848	389,145

		Quarterly Results of Operations (unaudited)
	Total for the Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Year ended December 31, 2011:(1)
Interest income(6)	$103,793	$23,618	$25,353	$26,463	$28,359
Interest expense(6)	36,568	8,233	8,830	9,364	10,141
Net interest income(6)	67,225	15,385	16,523	17,099	18,218
Provision for loan losses(6)	41,362	4,259	17,448	6,226	13,429
Net loss	(51,926)	(6,878)	(24,768)	(17,506)	(2,774)
Net income (loss) attributable to Capitol Bancorp Limited	(45,427)	(6,516)	(22,762)	(16,438)	289
Net income (loss) per share attributable to Capitol Bancorp Limited – basic and diluted(7)	(1.17)	(0.16)	(0.55)	(0.40)	0.01
Cash dividends paid per share	--	--	--	--	--

Year ended December 31, 2010:(1)
Interest income(6)	$128,828	$29,432	$31,710	$32,819	$34,867
Interest expense(6)	57,063	12,198	13,800	14,883	16,182
Net interest income(6)	71,765	17,234	17,910	17,936	18,685
Provision for loan losses(6)	148,275	19,206	42,276	41,384	45,409
Net loss	(254,364)	(91,261)	(57,244)	(43,919)	(61,940)
Net income (loss) attributable to Capitol Bancorp Limited	(225,215)	(84,164)	(52,166)	(41,003)	(47,882)
Net income (loss) per share attributable to Capitol Bancorp Limited – basic and diluted(7)	(11.16)	(3.95)	(2.45)	(1.98)	(2.75)
Cash dividends paid per share	--	--	--	--	--

(1)
Capitol sold its ownership in Mountain View Bank of Commerce effective January 30, 2012; Bank of Las Colinas effective October 27, 2011; Evansville Commerce Bank effective October 7, 2011; Bank of Feather River effective October 3, 2011; Bank of the Northwest and Sunrise Bank effective July 28, 2011; Community Bank of Rowan effective April 19, 2011; Bank of Fort Bend effective March 30, 2011 and Bank of Tucson effective January 24, 2011.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale as part of discontinued operations.

(2)
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

(3)
Includes Yuma Community Bank's operations through September 21, 2009 (date at which Capitol sold its ownership of that bank) and Bank of Santa Barbara, Community Bank of Rowan ("CBR"), Summit Bank of Kansas City and Capitol Development Bancorp Limited III's ("CDBL III") operations through September 30, 2009 (the date when these entities ceased to be consolidated with Capitol due to a change in control).  Effective June 30, 2010, CDBL III transferred its controlling interest in CBR to Capitol in exchange for preferred stock of Capitol and, accordingly, CBR became a consolidated subsidiary of Capitol on that date.

(4)
Includes Adams Dairy Bank, effective January 2008 (located in Blue Springs, Missouri), Mountain View Bank of Commerce, effective February 2008 (located in Westminster, Colorado), Colonia Bank, effective April 2008 (located in Phoenix, Arizona) and Pisgah Community Bank, effective May 2008 (located in Asheville, North Carolina).

(5)
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

INFORMATION REGARDING CAPITOL'S COMMON STOCK

Capitol's common stock was traded on the New York Stock Exchange (the "NYSE") under the symbol "CBC" prior to late January 2011.  On January 27, 2011, Capitol's common stock began being quoted through the facilities of OTC Markets Group under the symbol "CBCR."  It is currently being categorized under the OTCQB tier, which identifies issuers that are registered and reporting with the Securities and Exchange Commission.  Market quotations regarding the range of high and low sales prices of Capitol's common stock, as reported by the OTC Markets Group for 2011 and the NYSE for 2010, were as follows:

	2011		2010
	Low	High	Low	High
Quarter Ended:
March 31	$0.13	$0.64	$1.95	$3.55
June 30	0.11	0.24	1.23	3.79
September 30	0.07	0.15	0.95	1.58
December 31	0.04	0.12	0.37	1.32

Below is a graph which summarizes the cumulative return earned by Capitol's shareholders over the last five years compared with the SNL (SNL Financial LC) Bank Pink >$500M Asset-Size Index (SNL) and the cumulative total return on the Russell 2000 Index (R-2000).  This presentation assumes the initial value of an investment in Capitol's common stock and each index was $100 on December 31, 2006 and that any subsequent cash dividends were reinvested.

	Period Ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
Capitol Bancorp Ltd.	100.00	45.26	18.15	4.61	1.22	0.21
Russell 2000	100.00	98.43	65.18	82.89	105.14	100.75
SNL Bank Pink > $500M	100.00	92.14	66.86	57.16	60.39	59.37

INFORMATION REGARDING CAPITOL'S COMMON STOCK—Continued

Beginning in September 2009, the payment of dividends became subject to prior approval of the Federal Reserve, Capitol's primary federal regulator (see subsequent discussion of certain regulatory matters in the section captioned "Management's Discussion and Analysis of Capitol's Business, Financial Condition and Results of Operations").  In the first quarter of 2009, Capitol paid a cash dividend of $0.05 per share.  During 2008, Capitol paid quarterly cash dividends of $0.25 per share for the first quarter, $0.15 in the second quarter and $0.05 in the third and fourth quarters.

As of March 16, 2012, there were 9,410 holders of Capitol's common stock, based on information supplied to Capitol from its stock transfer agent and other sources.

At March 16, 2012, 41,038,908 shares of common stock were outstanding.  Capitol's stock transfer agent is Computershare (formerly BNY Mellon Shareowner Services), 480 Washington Blvd., Jersey City, NJ 07310 (telephone 866-205-7090).  The website for Computershare is http://www.bnymellon.com/shareowner/isd.

Capitol has a direct purchase and dividend reinvestment plan, the Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan ("Capitol Bancorp Direct"), which offers a variety of convenient features including certain fee-free transactions, certificate safekeeping and other benefits.  For a copy of the Capitol Bancorp Direct prospectus, informational brochure and enrollment materials, contact Computershare at 866-205-7090 or Capitol at 517-487-6555.

In addition to Capitol's common stock, trust-preferred securities of Capitol Trust I and Capitol Trust XII (each a subsidiary of Capitol) are quoted on the OTCQB tier of the OTC Markets Group under the symbol "CBCRP" and "CBCRO," respectively, commencing in late January 2011.  Those trust-preferred securities have a liquidation amount of $10 per preferred security and are guaranteed by Capitol.  Capitol Trust I consists of 1,349,398, 8.5% cumulative preferred securities scheduled to mature in 2027, which are currently callable and may be extended to 2036 if certain conditions are met.  Capitol Trust XII consists of 3,031,066, 10.5% cumulative preferred securities scheduled to mature in 2038 and become callable in 2013.  In 2009, Capitol commenced the deferral of interest payments on its various trust-preferred securities, as is permitted under the terms of the securities, to conserve cash and capital resources.  Holders of the trust-preferred securities will continue to recognize current taxable income relating to the deferred interest payments.  Payment of interest on the trust-preferred securities is subject to approval of the Federal Reserve (see subsequent discussion of certain regulatory matters in the section captioned "Management's Discussion and Analysis of Capitol's Business, Financial Condition and Results of Operations").

EXECUTIVE OFFICER CERTIFICATIONS

Capitol has filed with the U.S. Securities and Exchange Commission (the "SEC") all required certifications regarding the quality of Capitol's public disclosures upon filing of Capitol's 2011 Report on Form 10-K.  Further, Capitol has filed certifications with the SEC in accordance with the Sarbanes-Oxley Act of 2002 as exhibits to Capitol's 2011 Report on Form 10-K.

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of Capitol's 2011 Annual Report on Form 10-K, without exhibits, will be available to holders of its common stock or trust-preferred securities without charge, upon written request.  Form 10-K includes certain statistical and other information regarding Capitol and its business.  Requests to obtain a copy of Form 10-K should be addressed to Investor Relations, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan 48933.

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

OTHER CORPORATE INFORMATION

EXECUTIVE OFFICE
Capitol Bancorp Center
200 N. Washington Square
Lansing, Michigan 48933
517-487-6555

website: www.capitolbancorp.com

INDEPENDENT AUDITORS
BDO USA, LLP
Grand Rapids, Michigan

SHAREHOLDER INFORMATION

DIRECT PURCHASE AND DIVIDEND REINVESTMENT PLAN
Capitol offers an easy and affordable way to invest in Capitol's common stock through its direct purchase and dividend reinvestment plan, Capitol Bancorp Direct.  Capitol Bancorp Direct's benefits include the ability to make an initial investment in common stock with as little as $50, reinvestment of dividends in additional common stock (if and when paid), direct deposit of dividends (if and when paid), ability to purchase common stock as frequently as once a month, and the option to make transfers or gifts of Capitol's common stock to another person.  Participation in Capitol Bancorp Direct is voluntary and shareholders and prospective investors are eligible.  Purchases under Capitol Bancorp Direct are not currently subject to any brokerage fees or commissions.  For further information regarding Capitol Bancorp Direct or for a copy of Capitol Bancorp Direct's prospectus, informational brochure and enrollment materials, please contact Computershare at 866-205-7090 or Capitol at 517-487-6555.

TRUST-PREFERRED SECURITIES TRADING INFORMATION
Preferred securities of Capitol Trust I and Capitol Trust XII (each a subsidiary of Capitol) are quoted on the OTC Markets Group under the trading symbols "CBCRP" and "CBCRO," respectively.

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

•  Capitol's ability to continue as a going concern;

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS—Continued

•  The availability and cost of capital and liquidity on favorable terms, if at all, which may depend in part on Capitol's asset quality, prospects and outlook;

•  The risk that Capitol will not be able to complete its various proposed divestitures, mergers and consolidations of certain of its banking subsidiaries or, if completed, realize the anticipated benefits of the proposed mergers and/or consolidations;

•  The risk of additional future losses if the proceeds Capitol receives upon the liquidation of assets are less than the carrying value of such assets;

•  Restrictions or limitations on access to funds from subsidiaries and potential obligations to contribute additional capital to Capitol's subsidiaries, which may restrict its ability to make payments on its obligations;

•  Administrative or enforcement actions of banking regulators in connection with any material failure of Capitol or its banking subsidiaries to comply with banking laws, rules or regulations or formal agreements with regulatory agencies;

•  The costs and effects of litigation, investigations, inquiries or similar matters, or adverse facts and developments related thereto;

•  The possibility of the FDIC assessing Capitol's banking subsidiaries for any cross-guaranty liability;

•  Capitol's compliance with the terms of its written agreement with the Federal Reserve Bank, amendments thereto or subsequent regulatory agreements;

•  The current prohibition of Capitol's banking subsidiaries to pay dividends to Capitol without prior written authorization from regulatory agencies;

•  The risk that the realization of deferred tax assets may not occur;

•  The risk that Capitol could have an "ownership change" under Section 382 of the Internal Revenue Code, which could impair its ability to timely and fully utilize its net operating losses for tax purposes and so-called built-in losses that may exist if such an "ownership change" occurs;

•  The risks associated with the high concentration of commercial real estate loans within Capitol's consolidated loan portfolio along with other credit risks associated with individual large loans;

•  The concentration of Capitol's nonperforming assets by loan type in certain geographic regions and with affiliated borrowing groups;

•  The overall adequacy of the allowance for loan losses to absorb the amount of actual losses inherent within the loan portfolio;

•  The failure of assumptions underlying estimates for the allowance for loan losses and estimation of values of collateral or cash flow projections related to collateral-dependent loans;

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS—Continued

•  Capitol's ability to manage fluctuations in the value of its assets and liabilities and maintain sufficient capital and liquidity to support its operations;

•  Fluctuations in the value of Capitol's investment securities;

•  Volatility of interest rate sensitive deposits and the uncertainties of future depositor activity regarding potentially uninsured deposits;

•  The ability to successfully acquire deposits for funding and the pricing thereof;

•  The continued availability of credit facilities provided by Federal Home Loan Banks to Capitol's banking subsidiaries;

•  Management's ability to effectively manage interest rate risk and the impact of interest rates in general on the volatility of Capitol's net interest income;

•  The ability to successfully execute strategies to increase noninterest income;

•  The impact of possible future material impairment charges;

•  Capitol's ability to adapt successfully to technological changes to compete effectively in the marketplace;

•  Operational risks, including data processing system failures or fraud;

•  The ability to attract and retain senior management experienced in banking and financial services;

•  A continuation of unprecedented volatility in the capital markets;

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

•  Continued unemployment, the overall continued national economic weakness, rising commodity prices and the impact on Capitol's customers' savings rates and their ability to service debt obligations;

•  Changes in the general economic environment, industry conditions, competition or other factors, either nationally or regionally, that may influence loan demand and repayment, deposit inflows and outflows, and the quality of the loan portfolio and loan and deposit pricing;

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS—Continued

•  The effects of competition from other commercial banks, savings associations, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in Capitol's market or elsewhere or providing similar services;

•  Changes in legislation or regulatory and accounting principles, policies, or guidelines affecting the business conducted by Capitol and/or its operating strategy;

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

•  The ability of the U.S. government to develop a fiscal operating budget that controls spending and serves to reduce the national deficit in a meaningful way and the potential impact on future inflation and the current weak national economy;

•  Acts of war or terrorism; and

•  Other factors and other information contained in this document and in other reports and filings that Capitol makes with the SEC under the Securities Exchange Act of 1934, as amended, including, without limitation, under the caption "Risk Factors".

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

Summary and Overview

This section of the Annual Report is intended to discuss, from management's perspective, matters of importance regarding Capitol's operations, financial position and other matters which have a significant effect on Capitol, its business and its banks.  This narrative includes some comments about future events and other forward-looking statements, and readers are advised to carefully read the cautionary statement about forward-looking statements which is on page F-6 of this Annual Report.

Capitol operates community banks in a wide variety of markets in nine states, and operates in one business segment, community banking.  Capitol's banks are staffed with banking professionals, serving customers who desire professional banking services delivered personally.

Capitol's Approach to Community Banking

Each bank began as a single-location office, led by a bank president and a team of banking professionals with significant local experience, overseen by an independent board of directors composed of business leaders drawn from the local community.  Generally, each bank has significant on-site authority to make decisions which directly affect the customer, such as credit approval and the pricing and structure of both loans and deposits.  The philosophy of banking as a profession is key to Capitol's model where its banks' customers seek relationships with banking professionals to meet their needs, as opposed to transaction-oriented financial institutions pushing financial products at customers and emphasizing market share.

With Capitol's customer-focused professional banking model, bank development on a national scale has been a natural extension of this business philosophy.  Bank development consists of management and oversight of banks in which Capitol has a direct or indirect controlling interest and, through mid-2008, included formation of start-up banks.  Capitol's banks were formed with a portion of their start-up capital provided by local investors in the communities of those banks.

Notably, 'market size' is not a strategic factor in Capitol's approach to community banking.  Rather, the critical factor is 'people'.  Capitol has recognized from its beginning that its banking focus is, and always will be, a people business.  Its banks are small in market stature in relation to their competitors, emphasizing personalized banking relationships.

Capitol's community bank model, in a stable economic environment, is intended to maintain a scalable, low overhead structure focused on delivering return-on-equity results, while empowering its individual banks with operating autonomy in all areas impacting the customer relationship.  Capitol's centralized 'back-office' functions, which support the banks, are capable of adjusting coverage in concert with the evolution of its banking subsidiaries.

Capitol's relationship with its banks is multidimensional as an investor, mentor and service provider.  As an investor, Capitol closely monitors the financial performance of its bank subsidiaries.  This mentoring role of providing assistance and guidance when and where necessary to help enhance bank performance is most important for its youngest affiliates where guidance is needed during their early formative stages.  As a service provider, Capitol provides efficient back-office support services which can be performed centrally for all of its banks and which do not involve a direct interface with the bank customer, such as:

• Accounting and taxation services
• Management reporting and budgeting
• Asset/liability management and reporting
• Capital management
• Credit administration support
• Data processing
• Human resources administration
• Internal audit
• Legal support
• Regulatory compliance and risk management

Some of these functions are performed nationally from a single location, while others are performed regionally, where it is more efficient to have personnel located geographically based on their respective responsibilities in relation to the physical location of the banks.

Changes to Capitol's Community Banking Network and Financial Position

Like many community banks, Capitol's banking affiliates have been impacted by the national recession and the resulting dramatic slowdown in economic activity as well as declines in real estate values.  Capitol's consolidated financial position has been significantly adversely affected by large losses from operations in 2011, 2010 and 2009.  Such operating losses resulted primarily from especially large provisions for loan losses and significantly elevated maintenance and collateral protection costs associated with foreclosed properties and other real estate owned.  Those operating losses have resulted in an equity-deficit as of December 31, 2011 and 2010 and a regulatory-capital classification as less than "adequately-capitalized."  In addition, numerous banking subsidiaries of Capitol have regulatory capital classifications as "undercapitalized" or "significantly-undercapitalized" at December 31, 2011, due to significant operating losses and capital infusions from Capitol in amounts insufficient to improve their regulatory classification and compliance with the terms of various regulatory agreements between the banks and/or Capitol and their respective regulatory agencies.

In ongoing capital preservation efforts, cost savings continue to be achieved through expense reductions and infrastructure adjustments, as Capitol has merged or divested of 49 community banks since 2009.  In 2010 and 2011, significant reductions in compensation costs were achieved, following efforts which began in 2009, to combine certain banking subsidiaries and reduce staffing.  To further streamline bank operations and reduce expenses, Capitol had also consolidated some of its individual bank charters regionally and has plans for potential further charter-consolidation activities in 2012.

In mid-2009, as part of its capital strategies and restructuring activities, Capitol announced plans to selectively divest some of its banks as a means to raise additional capital and redeploy capital resources to its remaining banks.  Thirteen bank divestitures were completed prior to 2011, eight bank divestitures and one branch sale were completed during 2011 and an additional divestiture was completed in early 2012.  Several additional divestiture transactions have been announced and are expected to be completed in 2012, subject to regulatory approval and other contingencies.

These changes and structural matters are discussed in further detail later in this narrative.

[The remainder of this page intentionally left blank]

Capitol's Community Banking Regions and Summary Financial Information

Total assets and revenues of each bank within Capitol's market regions are summarized below as of and for the years ended December 31, 2011 and 2010 (in $1,000s):

	Total Assets		Total Revenues(10)
	2011	2010	2011	2010
Arizona Region:
Bank of Tucson(1)(12)		$222,882		$12,232
Central Arizona Bank	$41,976	75,590	$2,952	3,529
Southern Arizona Community Bank(2)(12)				4,841
Sunrise Bank of Albuquerque	60,063	73,539	3,022	3,638
Sunrise Bank of Arizona	303,513	353,154	18,420	18,593
Arizona Region Total	405,552	725,165	24,394	42,833

California Region:
Bank of Feather River(1)(12)		38,930	2,440	2,561
Bank of San Francisco(2)(12)				4,119
Napa Community Bank(2)(12)				2,947
Sunrise Bank(1)(6)(12)		231,836	6,663	12,968
California Region Total		270,766	9,103	22,595

Colorado Region:
Fort Collins Commerce Bank(2)(12)				5,211
Larimer Bank of Commerce(2)(12)				4,555
Loveland Bank of Commerce(2)(12)				1,979
Mountain View Bank of Commerce(1)(12)	51,665	60,303	2,717	2,896
Colorado Region Total	51,665	60,303	2,717	14,641

Great Lakes Region:
Bank of Maumee	33,495	40,300	1,904	2,402
Bank of Michigan	85,664	81,873	5,048	4,680
Capitol National Bank	153,938	157,606	8,537	9,734
Evansville Commerce Bank(1)(12)		52,506	1,808	2,783
Indiana Community Bank(5)	119,372	128,728	6,269	7,670
Michigan Commerce Bank(4)	776,289	933,698	53,329	60,609
Ohio Commerce Bank(2)(12)				1,934
Great Lakes Region Total	1,168,758	1,394,711	76,895	89,812

Midwest Region:
Adams Dairy Bank(2)(12)				1,681
Bank of Belleville(2)(12)				1,048
Community Bank of Lincoln(2)(12)				1,508
Midwest Region Total				4,237

Nevada Region:
1st Commerce Bank	26,375	39,555	1,185	1,625
Bank of Las Vegas(8)	318,174	375,084	13,630	18,628
Nevada Region Total	344,549	414,639	14,815	20,253

Northeast Region:
USNY Bank(2)(12)				2,712

Northwest Region:
Bank of the Northwest(1)(7)(12)		145,540	4,310	7,880
High Desert Bank	31,020	37,967	1,870	2,272
Northwest Region Total	31,020	183,507	6,180	10,152

Southeast Region:
Community Bank of Rowan(1)(9)(12)		140,276	2,123	3,392
First Carolina State Bank	85,169	103,254	3,894	4,765
Pisgah Community Bank	28,120	43,125	1,178	1,878
Sunrise Bank(3)(12)	81,119	112,718	4,580	6,087
Southeast Region Total	194,408	399,373	11,775	16,122

Summary of total assets and revenues – continued:

	Total Assets		Total Revenues(10)
	2011	2010	2011	2010
Texas Region:
Bank of Fort Bend(1)(12)		$35,375	$720	$2,037
Bank of Las Colinas(1)(12)		44,767	2,063	2,331
Texas Region Total		80,142	2,783	4,368

Parent company and other, net(11)	$9,313	11,608	25,213	20,964

Consolidated totals	2,205,265	3,540,214	173,875	248,689
Less discontinued operations	(51,665)	(972,414)	(28,339)	(97,399)
Consolidated totals--continuing
operations	$2,153,600	$2,567,800	$145,536	$151,290

(1)
Capitol sold its ownership in Mountain View Bank of Commerce effective January 30, 2012; Bank of Las Colinas effective October 27, 2011; Evansville Commerce Bank effective October 7, 2011; Bank of Feather River effective October 3, 2011; Bank of the Northwest and Sunrise Bank effective July 28, 2011; Community Bank of Rowan effective April 19, 2011; Bank of Fort Bend effective March 30, 2011 and Bank of Tucson effective January 24, 2011. The banks' operations and corresponding total revenues have been included in Capitol's consolidated totals up to the date of sale as part of discontinued operations.

(2)
Capitol sold its ownership in Southern Arizona community Bank effective December 10, 2010; Fort Collins Commerce Bank, Larimer Bank of Commerce and Loveland Bank of Commerce effective October 29, 2010; Bank of San Francisco effective September 28, 2010; Adams Dairy Bank effective August 31, 2010; USNY Bank effective August 23, 2010; Community Bank of Lincoln effective July 30, 2010; Ohio Commerce Bank effective June 30, 2010; Napa Community Bank effective April 30, 2010 and Bank of Belleville effective April 27, 2010.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale as part of discontinued operations.

(3)
Effective July 30, 2010, Peoples State Bank and Sunrise Bank of Atlanta merged with and into Bank of Valdosta.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(4)
Effective March 31, 2010, Bank of Auburn Hills and Paragon Bank & Trust merged with and into Michigan Commerce Bank.  Prior to the merger, Bank of Auburn Hills and Paragon Bank & Trust were wholly-owned subsidiaries of Capitol.

(5)
Effective March 22, 2010, Elkhart Community Bank merged with and into Goshen Community Bank.  Upon completion of the merger, the surviving bank was renamed Indiana Community Bank.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(6)
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

(9)
As of December 31, 2009, Community Bank of Rowan ("CBR") was a majority-owned subsidiary of Capitol Development Bancorp Limited III ("CDBL III") which, due to a change in control effective September 30, 2009, became an unconsolidated affiliate of Capitol.  Effective June 30, 2010, CDBL III transferred its controlling interest in CBR to Capitol in exchange for preferred stock of Capitol and, accordingly, CBR became a consolidated subsidiary of Capitol on that date.

(10)	Total revenues is the sum of interest income and noninterest income.
(11)	Includes corporate and other nonbank entities.
(12)	Total assets and revenues of these banks are reflected as discontinued operations.

Capitol's Results of Operations

For 2011, a net loss attributable to Capitol approximating $45.4 million ($1.17 per share) was recorded, compared to a net loss of $225.2 million ($11.16 per share) in 2010 and $195.2 million ($11.28 per share) in 2009.  As previously mentioned, Capitol incurred operating losses attributed primarily to significant provisions for loan losses and costs associated with foreclosed properties and other real estate owned.  Further, in 2010 a goodwill impairment charge of $64.5 million was recorded, and in 2009 income tax expense included approximately $104.5 million related to establishing a valuation allowance for deferred tax assets.

The table below presents operating results of each bank without regard to Capitol's direct or indirect ownership percentage (in $1,000s) and, where applicable, the related rates of return on average equity and assets:

	Net Income (Loss)			Return on Average Equity			Return on Average Assets
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Arizona Region:
Bank of Tucson(1)(16)		$54	$1,724		0.30%	10.12%		0.02%	0.91%
Central Arizona Bank	$(1,797)	(5,592)	(6,085)
Southern Arizona Community Bank(2)(16)		290	434		3.17%	4.73%		0.33%	0.48%
Sunrise Bank of Albuquerque	(1,871)	(4,189)	(1,781)
Sunrise Bank of Arizona(11)	(14,443)	(41,500)	(48,628)
Yuma Community Bank(13)(16)			372			7.69%			0.78%
Arizona Region Total	(18,111)	(50,937)	(53,964)

California Region:
Bank of Feather River(1)(16)	336	194	(714)	6.85%	3.09%		1.03%	0.51%
Bank of San Francisco(2)(16)		559	52		8.01%	0.63%		0.75%	0.06%
Bank of Santa Barbara(12)(16)			(1,300)
Napa Community Bank(2)(16)		(77)	485			3.01%			0.32%
Sunrise Bank(1)(6)(9)(16)	(791)	(10,358)	(8,315)
California Region Total	(455)	(9,682)	(9,792)

Colorado Region:
Fort Collins Commerce Bank(2)(16)		484	15		6.65%	0.15%		0.66%	0.02%
Larimer Bank of Commerce(2)(16)		730	57		12.00%	0.70%		1.05%	0.06%
Loveland Bank of Commerce(2)(16)		253	(872)		5.34%			0.84%
Mountain View Bank of Commerce(1)(16)	194	183	(31)	2.60%	2.52%		0.35%	0.34%
Colorado Region Total	194	1,650	(831)

Great Lakes Region:
Bank of Maumee	(1,089)	(1,254)	(2,834)
Bank of Michigan	426	(267)	152	5.94%		2.16%	0.52%		0.16%
Capitol National Bank	386	(2,753)	(8,150)	3.63%			0.24%
Evansville Commerce Bank(1)(16)	(84)	(260)	(1,644)
Indiana Community Bank(5)(9)	(596)	(5,063)	(3,574)
Michigan Commerce Bank(4)(9)(14)	(20,326)	(73,686)	(81,910)
Ohio Commerce Bank(2)(16)		226	206		4.54%	2.24%		0.62%	0.33%
Great Lakes Region Total	(21,283)	(83,057)	(97,754)

Midwest Region
Adams Dairy Bank(2)(16)		(36)	(66)
Bank of Belleville(2)(16)		18	122		0.68%	1.79%		0.07%	0.17%
Community Bank of Lincoln(2)(16)		(872)	(1,516)
Summit Bank of Kansas City(12)(16)			(978)
Midwest Region Total		(890)	(2,438)

Nevada Region:
1st Commerce Bank	(3,788)	(3,299)	(3,009)
Bank of Las Vegas(8)(9)	(8,033)	(51,713)	(12,688)
Nevada Region Total	(11,821)	(55,012)	(15,697)

Operating results and, where applicable, the related rates of return on average equity and assets – continued:

	Net Income (Loss)			Return on Average Equity			Return on Average Assets
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Northeast Region:
USNY Bank(2)(16)		$560	$(1,188)		16.70%			1.35%

Northwest Region:
Bank of the Northwest(1)(7)(9)(16)	(664)	(1,446)	(9,889)
High Desert Bank	(801)	(863)	(2,948)
Northwest Region Total	(1,465)	(2,309)	(12,837)

Southeast Region:
Community Bank of Rowan(1)(10)(16)	46	(401)	459	1.88%		5.73%	0.14%		0.47%
First Carolina State Bank	(6,711)	(8,258)	(1,926)
Pisgah Community Bank	(3,787)	(9,569)	(1,417)
Sunrise Bank(3)(9)(17)	(5,604)	(8,451)	(8,222)
Southeast Region Total	(16,056)	(26,679)	(11,106)

Texas Region:
Bank of Fort Bend(1)(16)	128	(116)	(1,268)	14.82%			2.27%
Bank of Las Colinas(1)(16)	205	106	(1,259)	4.35%	1.94%		0.51%	0.24%
Texas Region Total	333	(10)	(2,527)

Parent company and other, net(15)	16,738	(27,998)	(56,406)

Consolidated totals	(51,926)	(254,364)	(264,540)
Less discontinued operations	5,948	10,111	(10,813)
Consolidated totals--
continuing operations	$(57,874)	$(264,475)	$(253,727)

(1)
Capitol sold its ownership in Mountain View Bank of Commerce effective January 30, 2012; Bank of Las Colinas effective October 27, 2011; Evansville Commerce Bank effective October 7, 2011; Bank of Feather River effective October 3, 2011; Bank of the Northwest and Sunrise Bank effective July 28, 2011; Community Bank of Rowan effective April 19, 2011; Bank of Fort Bend effective March 30, 2011 and Bank of Tucson effective January 24, 2011.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale as part of discontinued operations.

(2)
Capitol sold its ownership in Southern Arizona Community Bank effective December 10, 2010; Fort Collins Commerce Bank, Larimer Bank of Commerce and Loveland Bank of Commerce effective October 29, 2010; Bank of San Francisco effective September 28, 2010; Adams Dairy Bank effective August 31, 2010; USNY Bank effective August 23, 2010; Community Bank of Lincoln effective July 30, 2010; Ohio Commerce Bank effective June 30, 2010; Napa Community Bank effective April 30, 2010 and Bank of Belleville effective April 27, 2010.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale as part of discontinued operations.

(3)
Effective July 30, 2010, Peoples State Bank and Sunrise Bank of Atlanta merged with and into Bank of Valdosta.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(4)
Effective March 31, 2010, Bank of Auburn Hills and Paragon Bank & Trust merged with and into Michigan Commerce Bank.  Prior to the merger, Bank of Auburn Hills and Paragon Bank & Trust were wholly-owned subsidiaries of Capitol.

(5)
Effective March 22, 2010, Elkhart Community Bank merged with and into Goshen Community Bank.  Upon completion of the merger, the surviving bank was renamed Indiana Community Bank.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(6)
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

(9)	For purposes of this presentation, such merger has been reflected as if it occurred December 31, 2009.
(10)
As of December 31, 2009, Community Bank of Rowan ("CBR") was a majority-owned subsidiary of Capitol Development Bancorp Limited III ("CDBL III") which, due to a change in control effective September 30, 2009, was an unconsolidated affiliate of Capitol.  Effective June 30, 2010, CDBL III transferred its controlling interest in CBR to Capitol in exchange for preferred stock of Capitol and, accordingly, CBR became a consolidated subsidiary of Capitol on that date.

(11)
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

Footnotes – continued:

(12)
Bank of Santa Barbara and Summit Bank of Kansas City are majority-owned subsidiaries of CDBL III of which Capitol ceased to have a majority voting control effective September 30, 2009; consequently those banks and CDBL III ceased to be consolidated subsidiaries of Capitol.  CDBL III's ownership interest in Bank of Santa Barbara was sold in November 2009.

(13)	Yuma Community Bank was sold effective September 21, 2009. The bank's operations are included in Capitol's consolidated totals up to the date of the sale.
(14)
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

(15)	Includes corporate and other nonbank entities.
(16)	Net income (loss) of these banks is reflected as discontinued operations.

Significant operating losses were incurred at banks located within the Great Lakes, Arizona, Southeast, and Nevada Regions.  Dominating the Great Lakes Region are Capitol's three mature, majority-owned banks located in Michigan.  Operating results of this Michigan-based group of banks amounted to a net loss of $19.5 million in 2011, compared to a net loss of $76.7 million in 2010 and $89.9 million in 2009.  Two of the three Michigan banks returned to profitability in 2011, while the largest banking affiliate, Michigan Commerce Bank, posted a 72.4% reduction in net operating losses compared to 2010.

Capitol's other banks showed similar signs of improvement compared to 2010 and 2009, despite most posting net operating losses in 2011.  Losses continue to be primarily the result of large provisions for loan losses, compressed net interest margins, and elevated costs associated with foreclosure and other real estate owned properties.

Most of the amounts discussed in this narrative are based upon the "continuing operations" of Capitol and its consolidated banking subsidiaries.  Results of operations for 2010 and 2009 in this report have been adjusted to reflect 2011 and early 2012 sales of banking subsidiaries as "discontinued operations" in order to present operating results on a comparable basis.

The principal revenue sources for Capitol's banks is interest income from loans, noninterest income comprised primarily of service charges on deposit accounts, fees on trust and wealth management accounts, fees on the origination of loans and gains on the sale of mortgage and government guaranteed commercial loans.  Net interest income is the total of all interest income less interest expense and is an important measure used to help determine the amount of net operating revenue for financial institutions.  Net operating revenue is the sum of net interest income and noninterest income.

Net interest income totaled $67.2 million in 2011, a 6.3% decrease from the $71.8 million reported in 2010, compared to an 11.5% decrease in 2010 versus a 16.9% decrease in 2009.  Decreases in net interest income were due primarily to a reduction in interest earning assets, attributed to a shrinking balance sheet, but also due to adverse levels of nonperforming loans, increasing levels of liquidity,  and a challenging interest rate environment which reduced the spread between interest earned on performing loans and rates paid on deposits.  The net interest margin was 2.93% for 2011, as compared to 2.50% and 2.40% for 2010 and 2009, respectively.  The net interest margin improvement in 2011 was due primarily to an extremely low interest rate environment in 2011 following unprecedented large rate cuts made by the Federal Reserve to the point of bringing short-term interbank rates to near zero.  Capitol's banks benefitted from these rate cuts and the overall lower rate environment by operating with a liability sensitive position of more deposits and other short-term funding liabilities repricing at the lower rates than interest rate sensitive assets.  In addition, Capitol's banks were able to improve loan yields slightly with improved pricing discipline, as well as stabilizing credit quality and nonaccrual loans in 2011 as compared to 2010 and 2009.

Net interest income after the provision for loan losses amounted to $25.9 million in 2011, a significant improvement compared to 2010 and 2009, when deficiencies resulted as net interest income in those years was insufficient to offset the provision for loan losses.  The provision for loan losses approximated $41.4 million, $148.3 million and $158.6 million in 2011, 2010 and 2009, respectively.  The provision for loan losses in 2011 decreased by $107 million, or 72%, from 2010, reflecting decreased levels of nonperforming loans and reductions in net charge-offs, as Capitol began to experience signs of stabilizing real estate values and moderately improving levels of economic activity throughout the banking regions most adversely impacted in those years.  The lower provision for loan losses is also a result of a $420.0 million decrease in the overall loan portfolio from December 31, 2010 to December 31, 2011 due to normal loan curtailment.  The amount of the provision for loan losses is determined based on management's analysis of amounts necessary for the allowance for loan losses; this is discussed in greater detail later in the Capitol's Financial Position section of this narrative.

Total consolidated net operating revenues climbed to approximately $109.0 million in 2011, compared to $94.2 million in 2010 and $101.7 million in 2009, driven primarily from an 86% increase in noninterest income in 2011.  Noninterest income for these years was $41.7 million, $22.5 million and $20.5 million, respectively.  In the first quarter of 2011, Capitol recorded a $16.9 million gain on exchange of trust-preferred securities (see Note J to the consolidated financial statements), and 2010 included a gain on exchange of promissory notes for common stock of $1.3 million.  When excluding each of these gains, noninterest income increased 17.3% in 2011 compared to 2010, and 3.4% in 2010 compared to 2009.

Service charges on deposit accounts stabilized at approximately $3.3 million in 2011, compared with $3.4 million in 2010 and $4.2 million in 2009.  Revenue from trust and wealth management activities decreased about $1.0 million in 2011, or 23%, compared to 2010, following a decrease of 15% in 2010 and 20% in 2009.  Large decreases in this revenue source in 2011 and 2010 were the result of lower levels of client account balances in the midst of an uncertain economic environment.  Wealth advisors are located at several of Capitol's banking subsidiaries to work closely with their traditional banking colleagues in providing financial services to the banks' clientele and increasing noninterest revenues.

Revenue from the origination and sale of residential mortgage loans, included in other noninterest income, amounted to $1.0 million in 2011, $1.6 million in 2010 and $2.3 million in 2009.  Loan originations decreased significantly in 2011 and 2010, as residential real estate market conditions and the credit worthiness of borrowers adversely impacted volume.

Due to the nature of other categories of noninterest income, including gain on the sales of government-guaranteed loans and other service fee income, amounts can vary significantly from year to year depending on interest rates, business opportunities and other factors.

Noninterest expense totaled $128.6 million, $157.9 million and $185.8 million in 2011, 2010 and 2009, respectively, exclusive of goodwill impairment charges of $59.7 million and $3.4 million in 2010 and 2009, respectively (none in 2011).  Such expenses decreased 18.6% in 2011 and 15.0% in 2010, exclusive of the charges related to goodwill impairment.  As previously mentioned, in mid-2009 and continuing through 2010 and 2011, as part of its capital strategies and restructuring activities, Capitol selectively divested of many of its banks as a means to redeploy capital resources to the remaining banks.  These restructuring activities also necessitated right-sizing adjustments to Capitol's infrastructure, and resulted in commensurate operating expense reductions.  Capitol continued to preserve capital in 2011 by undertaking additional cost containment measures and further right-sizing of its infrastructure as 49 community banks were either merged or divested of since 2009.  In concert with the streamlining of Capitol's infrastructure and operations at its banks and corporate office, salaries and employee benefits have decreased significantly.  Other components of noninterest expense associated with Capitol's infrastructure and operations, such as occupancy and equipment rental and maintenance costs, also decreased in 2011 and 2010 commensurate with bank mergers and divestitures.  Primarily as a result of reduced nonperforming assets, costs associated with foreclosed properties and other real estate owned decreased as well in 2011 and 2010.

After performing an annual review for potential goodwill impairment in the fourth quarter of 2010, Capitol concluded that all of its recorded goodwill (approximately $64.5 million, including $4.8 million from discontinued operations) was deemed to be impaired.  Accordingly, such amount was written off as of December 31, 2010.

With the exception of 2010, which included the aforementioned goodwill impairment charge, the largest component of noninterest expense is salaries and employee benefits, which approximated $49.9 million, $58.1 million and $71.6 million in 2011, 2010 and 2009, respectively.  Salaries and employee benefits decreased $8.2 million, or 14%, in 2011, $13.6 million, or 19%, in 2010 and $8.3 million, or 10.4%, in 2009.  As previously mentioned, employee compensation costs decreased through employee attrition and as a result of Capitol's efforts to reduce and streamline staffing at its banks and corporate office, as well as through the mergers of banking subsidiaries in Capitol's larger markets.

Occupancy costs decreased $2.1 million, or 17%, in 2011, and fluctuated within a narrow range in 2010 and 2009.  Equipment rent, depreciation and maintenance expense decreased $1.2 million (13.9%) in 2011, and $7.9 million (47.7%) in 2010, primarily related to certain lease-related costs incurred in 2009 which had resulted in an increase of about 74% in that year.

Costs associated with foreclosed properties and other real estate owned were reduced in 2011 to $29.4 million, compared to $38.9 million in 2010 and $44.2 million in 2009.  The decrease in these costs was attributed primarily to fewer and smaller valuation adjustments associated with other real estate owned.  Since its peak in 2009 of over $104 million, other real estate owned has declined to $100.5 million at December 31, 2011.  Due primarily to declining levels of nonperforming assets, these costs decreased $9.5 million, or 24.5%, in 2011, compared to a decrease of $5.3 million, or 12%, in 2010, and an increase of 559%, or $37.5 million, in 2009.  Most of the costs associated with foreclosed properties and other real estate owned resulted from adverse valuation adjustments in an adverse real estate market environment.

FDIC insurance premiums previously ranged from .07% to .78% of average domestic deposits, depending on an institution's risk classification and other factors.  Effective April 1, 2011, banks were charged FDIC insurance premiums based on net assets (defined by the FDIC for assessment purposes as quarter-to-date average daily total assets less the corresponding amount of Tier 1 capital) rather than based on average deposits.  Initial base assessment rates ranged from .05% to .35% of net assets and may be adjusted for certain factors.  Future assessment rates and methodology are difficult to predict.  FDIC insurance premiums and other regulatory fees amounted to $9.5 million in 2011, a decrease of $4.3 million, or 31%, compared to 2010, reflecting lower net assets due to overall portfolio shrinkage.  These costs increased $2.5 million in 2010 and $8.5 million in 2009.

The more significant elements of other noninterest expense consisted of the following (in $1,000s):

	2011	2010	2009

Attorney fees	$3,612	$4,497	$2,595
Insurance	2,428	1,618	1,033
Other professional fees	2,336	3,648	2,452
Loan and collection expense	1,725	2,470	1,958
Bank services (ATMs, telephone banking and Internet banking)	1,220	1,302	1,736
Directors' fees	1,137	1,538	1,742
Communications	933	1,042	1,219
Travel, lodging and meals	892	1,051	1,263
Paper, printing and supplies	829	1,106	1,367
Advertising	684	912	1,091
Other	6,466	7,066	13,153

Total	$22,262	$26,250	$29,609

Professional service fees, including attorney and accounting fees, declined in 2011 compared to 2010 due to lower levels of nonperforming assets, reduced foreclosures and fewer bank divestitures.  With the exception of insurance expense, which increased due to increased real estate owned property insurance costs, other components of noninterest expense detailed above also declined in 2011 commensurate with ongoing cost containment efforts, staffing reductions and streamlining of operations, as previously discussed.

In 2011 and 2010, an income tax benefit from continuing operations of $3.1 million and $7.3 million, respectively, was recognized, related primarily to the intraperiod allocation of income tax expense associated with the gain on sale of bank subsidiaries and the reversal of related income tax valuation allowances associated with the sale of these bank subsidiaries included in discontinued operations.  In 2011, Capitol recorded additional income tax expense in the amount of $6.5 million for a liability pertaining to expense deductions as a result of an Internal Revenue Service examination of a prior year, which is pending conclusion in 2012.  Income tax expense related to continuing operations approximated $7.5 million in 2009, primarily from the effect of recording a valuation allowance for deferred income tax assets at December 31, 2009 ($104.5 million).  A valuation allowance for most deferred income tax assets has been maintained at December 31, 2011 ($206 million), based on management's assessment of the realizability of such assets not meeting the requisite more-likely-than-not criteria.  The valuation allowance for deferred income tax assets may reduce income tax expense requirements to the extent of Capitol's profitability in future periods.  A very limited amount of deferred tax assets is deemed to be more-likely-than-not realizable as of December 31, 2011 and 2010 for a few less than 80%- owned bank subsidiaries that file a separate federal income tax return.

Income from discontinued operations decreased in 2011 compared to 2010, due to fewer bank divestitures (eight) with a corresponding gain on sale of $5.5 million.  This income increased significantly in 2010, with the divestiture of eleven bank subsidiaries resulting in an approximate gain on sale of $15.8 million, as compared to the divestiture of two bank subsidiaries in 2009 resulting in a gain on sale of approximately $1.2 million.  Pending bank divestiture activity is discussed later in this narrative.

Capitol's Financial Position

Consolidated total assets decreased to $2.2 billion in 2011 from $3.5 billion at the end of 2010.  The 2011 decrease in total assets resulted primarily from Capitol's previously mentioned divestitures of bank subsidiaries, right-sizing its infrastructure, and ongoing efforts to deleverage its consolidated balance sheet through reductions in portfolio loans and borrowings.

Most of the amounts discussed in this narrative are based upon the "continuing operations" of Capitol and its consolidated bank subsidiaries.  Asset and liability balances as of December 31, 2010 and 2009 have been adjusted to reflect recent sales of banking subsidiaries as "discontinued operations" in order to present Capitol's financial position on a comparable basis.

Key to the balance sheet of Capitol is an understanding of its capital position in terms of stated amounts (including any deficit amounts), regulatory capital levels and ratios and the regulatory classification of Capitol and its banking subsidiaries based upon those amounts and ratios, and liquidity (cash and cash equivalents) at December 31, 2011.  Both of those important elements are discussed in a later section of this narrative, Liquidity, Capital Resources and Capital Adequacy.

Relative to Capitol's financial position, as shown on its consolidated balance sheet, the single largest asset category is portfolio loans.  Accordingly, the narrative in this section is devoted primarily to loans and related aspects of asset quality.

Net portfolio loans (total portfolio loans after deducting the allowance for loan losses) approximated $1.6 billion at December 31, 2011 and $2.0 billion at December 31, 2010 (excluding discontinued operations).  These amounts approximated 73.0% of total consolidated assets (excluding discontinued operations) at December 31, 2011 and 76.1% at December 31, 2010.  The 2011 decrease in net portfolio loans is significant and is the result of Capitol's efforts to reduce its balance sheet by its discontinued operations, as previously mentioned, and to preserve liquidity and capital to the extent reasonably possible in the current weakened economic climate.

Capitol's banking subsidiaries have focused on offering commercial loans, consistent with their emphasis on lending to local entrepreneurs, professional service firms and other businesses.  All of Capitol's banks use a common credit policy; however, most credit decisions are made locally at the banks.  Utilization of an enterprise-wide credit policy has several key benefits, such as providing procedural guidance to the banks in the following areas:

•	Loan underwriting and documentation;
•	Credit-granting authority;
•	Acceptable collateral and loan structuring;
•	Loan participations amongst bank affiliates or external funding sources when proposals exceed an individual bank's limitations;
•	Collections and workouts;
•	Troubled debt restructuring;
•	Documentation, methodology, process and evaluation of the adequacy of the allowance for loan losses; and
•	Establishing corporate credit administration resources to aid the banks when needed.

Underwriting standards followed for loans secured by real estate are basic credit granting fundamentals which would be applicable to any extension of credit by a bank.  For construction loans, which have largely been eliminated in the current adverse economic environment, the banks subscribe to and follow general underwriting policies enhanced by keen awareness of increased risks of such loans.

General underwriting policies on all construction, commercial real estate, and commercial and industrial loans include analyzing and documenting:

•	Borrower and project financial data;
•	Contingent liabilities and related cash flows;
•	Adequacy of liquidity and the components of borrowers' and guarantors' net worth;
•	Historic and projected cash flow data, including debt service and vacancy rate sensitivity analysis;

•	Character and credit history of borrowers and guarantors, and ability of management regarding the borrower's enterprise;
•	Appraisal market valuation, evaluation of local market conditions and related volatility; and
•	Proposed use of loan proceeds and potential future uses of the property (for loans secured by real estate).

Additional lending requirements include regulatory loan-to-value guidelines, which are calculated based on current appraised value for loans that finance properties acquired by the borrower.

Variable-rate commercial loans are preferred in the current low interest rate environment.  Most variable-rate commercial loans have stated minimums and are underwritten with ongoing evaluation, including stress testing the borrower's repayment ability by increasing the interest rate to a level as much as 2% above the borrower's current rate.  Since substantially all residential mortgage loan origination volume is underwritten to secondary-market standards and sold into those markets without recourse, Capitol and its banks have no material exposure to hybrid loans such as option-ARMs or subprime credits.

As part of the banks' emphasis on commercial lending, commercial real estate has been sought as the primary source of collateral where possible.  This emphasis on commercial real estate as collateral has been a consistent practice of Capitol and its banks from their earliest days of operation, based on the use of appropriate loan-to-value ratios at the time of loan origination, avoidance of large real estate development projects and the belief that, even in volatile economies, commercial real estate tends to experience substantially less loss potential than other types of business-asset collateral, such as receivables, inventory and equipment, which can completely evaporate during periods of severe operational stress for small business enterprises.

In the current troubled economic environment, market conditions and values of real estate as collateral have deteriorated significantly, as evidenced by adverse asset quality trends since 2007, resulting in large provisions for loan losses, charge-offs of uncollectible loans and materially negative valuation adjustments of other real estate owned.  Other real estate owned arises from a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  Those properties are held for sale at the lower of cost or fair value, less estimated costs to sell, and are reviewed periodically for subsequent impairment.

Loans may be deemed collateral-dependent when repayment is expected solely from liquidation of the loan's collateral.  Many of the banking subsidiaries' collateral-dependent impaired loans are located in severely depressed real estate markets, such as Michigan, Arizona and Nevada.  In those markets, appraisal data may reflect less useful information than in other real estate markets in estimating fair value because "comparable" sale transactions, generally used as important points of reference in such appraisals, are infrequent, may not be "orderly" and may be the result of distressed or forced sale transactions.  Further, the number of such comparable sale transactions may be fewer, or result in substantially less sales proceeds than could be realized in orderly (and not distressed or forced) sales between the owner/occupant and a future user of the property.  Bank regulatory agencies have encouraged Capitol's banks to base their fair value estimates upon appraisal data in substantially all valuations of real estate.  As of December 31, 2011 and 2010, such estimates of fair value for collateral-dependent loans and other real estate owned were based on appraisal data or other independent estimates, such as broker price opinions.

There is significant uncertainty in current and future real estate values, appraisal results and the resulting potential impact on both the valuation of collateral-dependent loans and other real estate owned.  The fair value measurement of collateral-dependent loans and other real estate owned is dependent primarily upon obtaining appraisals of the underlying property value from independent appraisers, in accordance with professional and licensing requirements for the persons performing those appraisals.  Management cautiously monitors real estate and related appraisal data when evaluating the fair value of real estate collateral.

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

A potentially negative aspect of real estate as a primary source of collateral for commercial loans, among other things, is that when some commercial loans develop performance difficulties and reach nonperforming status (i.e., become 90 days past due or placed on nonaccrual status), the resolution period will likely involve an extended period of time due to the foreclosure process, and may be further extended if the real estate sales volume is weak or nonexistent, as in the current economic environment.  In contrast, a commercial loan secured by receivables, inventory or equipment, which becomes nonperforming, tends to have a higher loss potential due to the probable rapid dissipation of collateral value.

At December 31, 2011, the allowance for loan losses approximated $92.5 million, or 5.56%, of total portfolio loans outstanding, compared with $130.1 million, or 6.24%, at December 31, 2010.  As stated earlier, the allowance is based on significant judgment and management's analysis of inherent losses in the loan portfolio at the balance-sheet date.  The level of the allowance for loan losses in recent periods, and the percentage relationship to portfolio loans, exceeds past experience at Capitol, its banks and the banking industry as a result of the unprecedented and volatile economic environment in the United States.

As also discussed more extensively in the Critical Accounting Policies section, which appears later in this narrative, the use of estimates in determining the adequacy of the allowance for loan losses is extremely important to an understanding of Capitol's consolidated financial statements.

Capitol had 14 separately-chartered banks at year-end 2011.  Each bank separately computes and documents the adequacy of its respective allowance for loan losses.  The process to evaluate and determine the adequacy of the allowance for loan losses at each individual bank and on a consolidated basis is labor intensive and requires a high degree of judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

The allowance for loan losses reflects management's judgment of probable loan losses inherent in the loan portfolio at the balance-sheet date.  Management uses a disciplined process to establish the allowance for loan losses each quarter, which includes estimating the reserves needed for each segment of the loan portfolio, including loans analyzed individually and loans analyzed on a pooled basis for probable future losses.  Loans are also categorized based on the type of collateral which secures such loans.  The allowance for loan losses consists of amounts applicable to each of the following categories: (i) the commercial loan portfolio; (ii) the construction loan portfolio; (iii) the residential real estate portfolio; and (iv) the consumer loan portfolio.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  Credit exposures deemed to be uncollectible are charged against the allowance for loan losses, and recoveries of previously charged-off amounts are credited to the allowance for loan losses.

The establishment of the allowance for loan losses relies on a consistent estimation process that requires multiple layers of management review and judgment, and factors in changes in economic conditions, loan volume and concentrations and collateral values, among other influences.  The banks' allowance for loan losses is also dependent on, and sensitive to, risk ratings assigned to all loans, especially those that are individually evaluated, as well as economic assumptions and delinquency trends driving historical loss experience.  Individual loan risk ratings are evaluated based on each lending relationship and situation by experienced senior credit officers.  Furthermore, management closely monitors differences between estimated and actual incurred loan losses.  This monitoring process includes periodic assessments by senior management of loan portfolios and the models used to estimate incurred losses in those portfolios.

To determine the balance of the allowance for loan losses, loans are pooled by class on the basis of collateral types.  Losses are modeled using historical experience and quantitative and other mathematical techniques, including an approach called migration analysis, over the loss emergence period.  Capitol uses internally developed models in this process that have been validated by independent accounting and consulting firms for conformity with regulatory and authoritative accounting guidance, as well as leading industry practice.  The models were dependently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices and end-user controls are appropriate and properly documented.  Management exercises significant judgment to determine the estimation method and other additional inputs in the modeling process that fit the credit risk characteristics within each portfolio segment.  Management must also use judgment in establishing additional input metrics which serve to adjust the historical loss experience for qualitative environmental factors.  From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to, or when appropriate release balances from, the allowance for loan losses account, although at the current time a release of reserves may be prohibited and would be subject to intense regulatory scrutiny and approval.

In addition, bank regulatory agencies have the authority to review the adequacy of the allowance for loan losses during their periodic examinations of the banks, and to require changes to the recorded allowance for loan losses, superseding management's judgment.  Those changes or adjustments could involve directing the banks to increase their allowance for loan losses and the banks may be required to reflect the changes or adjustments retroactively.  Such changes or adjustments may be required to be made long after management completed its process for the evaluation and documentation of the adequacy of the allowance for loan losses, based on information which was not available at the time that process was completed.

During 2011, Capitol received regulatory guidance regarding the methodology used to determine the allowance for loan losses at its largest banks.  The guidance recommended that the banks' methodology be modified such that higher loss rates, in part derived from loan charge-off history on the substandard risk rated loan pools, be applied to the "watch" rated loans as well as the "pass" (or acceptable credit quality) rated loan pool, the largest category of loans in the banks' portfolios.  Corporate management evaluated this guidance for determining the allowance for loan losses and discussed it with regulatory authorities.  While evaluating this guidance, management also retained three independent professional accounting and consulting firms to validate the banks' methodology.  Each of these independent firms concluded that the banks used a valid methodology for determining the allowance for loan losses, and that the banks' methodologies were in conformity with regulatory and authoritative accounting guidance, as well as leading industry practice.  Based on management's judgment and analysis, and supported by the three separate firms' validation results, the Corporation believes that its banks' existing methodologies used in determining their allowance for loan losses meets both regulatory guidance and requirements under generally accepted accounting principles, and represents management's best estimate of probable incurred losses in the loan portfolio.  Nonetheless, the impact of the regulatory guidance has been incorporated in the provision for loan losses recorded in 2011 and is included in the allowance for loan losses as of December 31, 2011.

[The remainder of this page intentionally left blank]

The following table summarizes portfolio loans, the allowance for loan losses and nonperforming loans for each of the banks, regionally and on a consolidated basis, as of December 31 (in $1,000s):

	Total Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans		Allowance as a % of Total Portfolio Loans
	2011	2010	2011	2010	2011	2010	2011	2010
Arizona Region:
Bank of Tucson(1)(10)		$159,334		$2,380		$7,711		1.49%
Central Arizona Bank	$33,108	52,844	$1,801	2,552	$4,069	5,092	5.44%	4.83%
Southern Arizona Community Bank(2)(10)
Sunrise Bank of Albuquerque	45,924	52,502	2,013	2,499	4,077	4,731	4.38%	4.76%
Sunrise Bank of Arizona	237,914	264,181	11,126	16,700	24,038	29,936	4.68%	6.32%
Arizona Region Total	316,946	528,861	14,940	24,131	32,184	47,470	4.71%	4.56%

California Region:
Bank of Feather River(1)(10)		31,297		479				1.53%
Bank of San Francisco(2)(10)
Napa Community Bank(2)(10)
Sunrise Bank(1)(6)(10)		183,641		7,815		8,529		4.26%
California Region Total		214,938		8,294		8,529		3.86%

Colorado Region:
Fort Collins Commerce Bank(2)(10)
Larimer Bank of Commerce(2)(10)
Loveland Bank of Commerce(2)(10)
Mountain View Bank of Commerce(1)(10)	40,060	41,087	751	789	22	883	1.87%	1.92%
Colorado Region Total	40,060	41,087	751	789	22	883	1.87%	1.92%

Great Lakes Region:
Bank of Maumee	26,334	33,558	1,084	1,427	988	442	4.12%	4.25%
Bank of Michigan	64,970	64,278	1,505	1,368	715	2,312	2.32%	2.13%
Capitol National Bank	119,929	138,251	3,681	5,976	12,423	13,616	3.07%	4.32%
Evansville Commerce Bank(1)(10)		38,609		1,103		1,801		2.86%
Indiana Community Bank(5)	92,257	112,986	3,346	3,703	7,803	8,358	3.63%	3.28%
Michigan Commerce Bank(4)	618,852	812,088	41,653	57,381	86,179	114,937	6.73%	7.07%
Great Lakes Region Total	922,342	1,199,770	51,269	70,958	108,108	141,466	5.56%	5.91%

Nevada Region:
1st Commerce Bank	18,542	25,521	1,634	624	3,998	5,611	8.81%	2.45%
Bank of Las Vegas(8)	240,110	306,802	13,440	25,235	61,908	82,042	5.60%	8.23%
Nevada Region Total	258,652	332,323	15,074	25,859	65,906	87,653	5.83%	7.78%

Northwest Region:
Bank of the Northwest(1)(7)(10)		118,755		4,000		6,609		3.37%
High Desert Bank	25,913	29,872	957	1,350		1,053	3.69%	4.52%
Northwest Region Total	25,913	148,627	957	5,350		7,662	3.69%	3.60%

Southeast Region:
Community Bank of Rowan(1)(9)(10)		102,926		1,736		3,441		1.69%
First Carolina State Bank	58,126	77,797	4,279	2,389	5,280	6,560	7.36%	3.07%
Pisgah Community Bank	19,753	28,071	1,925	1,511	3,717	6,968	9.75%	5.38%
Sunrise Bank(3)	62,207	79,558	4,084	4,374	8,395	10,452	6.57%	5.50%
Southeast Region Total	140,086	288,352	10,288	10,010	17,392	27,421	7.34%	3.47%

Texas Region:
Bank of Fort Bend(1)(10)		29,788		700		419		2.35%
Bank of Las Colinas(1)(10)		41,434		737		907		1.78%
Texas Region Total		71,222		1,437		1,326		2.02%

Other, net	270	5,866	1	2,973	265	3,170	0.37%	N.M.

Consolidated totals	1,704,269	2,831,046	93,280	149,801	223,877	325,580	5.47%	5.29%
Less discontinued operations	(40,060)	(746,870)	(751)	(19,739)	(22)	(30,300)	1.87%	(4.06)%
Consolidated totals relating to
continued operations	$1,664,209	$2,084,176	$92,529	$130,062	$223,855	$295,280	5.56%	6.24%

Footnotes to summary of loan information:

(1)
Capitol sold its ownership in Mountain View Bank of Commerce effective January 30, 2012; Bank of Las Colinas effective October 27, 2011; Evansville Commerce Bank effective October 7, 2011; Bank of Feather River effective October 3, 2011; Bank of the Northwest and Sunrise Bank effective July 28, 2011; Community Bank of Rowan effective April 19, 2011; Bank of Fort Bend effective March 30, 2011 and Bank of Tucson effective January 24, 2011.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale as part of discontinued operations.

(2)
Capitol sold its ownership in Southern Arizona Community Bank effective December 10, 2010; Fort Collins Commerce Bank, Larimer Bank of Commerce and Loveland Bank of Commerce effective October 29, 2010; Bank of San Francisco effective September 28, 2010; Adams Dairy Bank effective August 31, 2010; USNY Bank effective August 23, 2010; Community Bank of Lincoln effective July 30, 2010; Ohio Commerce Bank effective June 30, 2010; Napa Community Bank effective April 30, 2010 and Bank of Belleville effective April 27, 2010.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale as part of discontinued operations.

(3)
Effective July 30, 2010, Peoples State Bank and Sunrise Bank of Atlanta merged with and into Bank of Valdosta.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(4)
Effective March 31, 2010, Bank of Auburn Hills and Paragon Bank & Trust merged with and into Michigan Commerce Bank.  Prior to the merger, Bank of Auburn Hills and Paragon Bank & Trust were wholly-owned subsidiaries of Capitol.

(5)
Effective March 22, 2010, Elkhart Community Bank merged with and into Goshen Community Bank.  Upon completion of the merger, the surviving bank was renamed Indiana Community Bank.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(6)
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

(9)
As of December 31, 2009, Community Bank of Rowan ("CBR") was a majority-owned subsidiary of Capitol Development Bancorp Limited III ("CDBL III") which, due to a change in control effective September 30, 2009, became an unconsolidated affiliate of Capitol.  Effective June 30, 2010, CDBL III transferred its controlling interest in CBR to Capitol in exchange for preferred stock of Capitol and, accordingly, CBR became a consolidated subsidiary of Capitol on that date.

(10)	Assets of these banks are reflected in discontinued operations.
N.M.	Not meaningful

Nonperforming loans approximated $223.9 million and $295.3 million at December 31, 2011 and 2010, or 13.5% and 14.2% of portfolio loans, respectively.  Of the nonperforming loans at December 31, 2011, approximately 87% were real-estate secured, consistent with prior years.  At December 31, 2011, about 44.5% of total nonperforming loans were Michigan-based, a decrease of $34.5 million, or 25.7%, since year-end 2010.  In concert with elevated levels of nonperforming loans at Michigan banks, their combined allowance ratio (about 5.83% and 6.38% of portfolio loans at year-end 2011 and 2010, respectively), has been maintained at a higher level than Capitol's consolidated ratio, and one bank had an allowance ratio slightly more than 6.7%.  Had nonperforming loans performed in accordance with their contractual terms during the year, estimated additional interest income of $17.8 million, $17.6 million and $16.8 million would have been recorded in 2011, 2010 and 2009, respectively.  Interest income recognized on loans in nonaccrual status in 2011, 2010 and 2009 operations is estimated to be $720,000, $407,000 and $1.0 million, respectively.

At December 31, 2011, the "coverage" ratio of the allowance for loan losses to nonperforming loans (i.e., the allowance as a percentage of nonperforming loans) was 41.3%, compared to 44% at the beginning of the year.  A coverage ratio below 50% is viewed by management as being appropriate, inasmuch as many nonperforming loans already reflect partial write-downs based on the estimated fair value of the underlying real estate (less estimated costs to sell) for collateral-dependent nonperforming loans.  Comparison of the coverage ratio of the allowance to nonperforming loans is complicated by the accounting rules for loss recognition of impaired loans.  For example, when an impaired, collateral-dependent loan is evaluated based on its fair value as of a particular balance-sheet date, any estimated loss is included as an element of the requirements for the allowance for loan losses.  At the subsequent balance-sheet date, that earlier loss estimate is generally charged against the allowance for loan losses via direct write-down of the impaired collateral-dependent loan and, accordingly, no allowance for loan losses component is needed until it is determined that the fair value estimate requires further revision.  As a result, many nonperforming loans are carried at a written-down level and no allowance component may be necessary at the balance-sheet date.

Directional consistency in the allowance for loan losses, loan charge-offs (including partial write-downs resulting from impairment analyses, as discussed above) and asset quality is important in evaluating the allowance for loan losses.  During 2011, impaired loans decreased 6% from $340.2 million at December 31, 2010 to $320.4 million at December 31, 2011.  The amount of the allowance for loan losses allocable to impaired loans at December 31, 2011 of $25.9 million reflected a decrease of approximately 36% from the year-end 2010 amount of $40.5 million.  This was due to a $66.8 million (23%) decrease in nonaccrual loans included within impaired loans at December 31, 2011 as compared to December 31, 2010.  Impaired loans which do not have an allowance requirement include collateral-dependent loans for which direct write-downs (or charge-offs) have been made and, accordingly, no allowance requirement or allocation is necessary.  During 2011, 2010 and 2009, the average recorded investment in impaired loans approximated $331.5 million, $335.8 million and $223.0 million, respectively.  Interest income is recorded on impaired loans that are not on nonaccrual status, or may be recorded on a cash basis in some circumstances.  In 2011, 2010 and 2009, interest income recorded on impaired loans approximated $13.8 million, $4.2 million and $1.0 million, respectively.

Included in total impaired loans as of December 31, 2011 and 2010 is $217.5 million and $112.7 million, respectively, of loans modified as troubled debt restructurings.  The large increase in the volume of loans constituting troubled debt restructurings (over 92% from 2010) is attributed primarily to the implementation of the new accounting guidance issued in April 2011, which clarified the definition of a troubled debt restructuring.  Most of the $105 million net increase in troubled debt restructurings in 2011 represents substandard accruing loans that were renewed, which under the new guidance in 2011, constitute troubled debt restructurings.

Loan modifications or restructurings are accounted for as troubled debt restructurings if, for economic or legal reasons, it has been determined a borrower is experiencing financial difficulties and the bank grants a "concession" to the borrower that it would not otherwise consider.  A troubled debt restructuring may involve a modification of terms, such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof involving a concession to the borrower in order to facilitate repayment.  Loans modified and classified as troubled debt restructurings are impaired loans.  Such loans generally remain classified as impaired until the borrower has demonstrated timely payment performance for a period of time, pursuant to the modified terms of the loan, and the loan is renewed at an interest rate that is a market rate for loans with similar risk characteristics.

The provision for loan losses decreased by $106.9 million, or 72.1%, to $41.4 million in 2011, following significant amounts in 2010 and 2009 of $148.3 million and $158.6 million, respectively.  The sharp decrease in the provision for loan losses in 2011 primarily reflected decreased levels of nonperforming loans and reductions in net charge-offs, as Capitol had begun to experience less significant declines in real estate valuations compared to 2010 and 2009, and moderately improving levels of economic activity throughout the banking regions most adversely impacted in 2010 and 2009.  Fluctuations in provision for loan losses amounts is caused by numerous factors, including the timing of loan charge-offs in relation to the timing of the provisions for loan losses.  As previously discussed, loss estimation and monitoring of collateral values is an ongoing process.

Due to the continued recessionary economic climate and its effect on commercial real estate collateral, resolution of nonperforming loans and other real estate loans may take an extended period of time.  Levels of nonperforming loans could increase further if general economic conditions do not recover in the foreseeable future.

In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loans past-due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention.  This loan review process is a continuous activity which periodically updates internal loan ratings.  When originated, all loans are individually assigned a rating which grades the credits on a risk basis, based on the financial strength of the borrower and guarantors, as well as other factors, such as the nature of the borrower's business climate, local economic conditions and other subjective factors.  The loan rating process is fluid and subjective.

Potential problem loans include loans which are generally performing as agreed; however, because of loan review's and/or lending staff's risk assessment, increased monitoring is deemed appropriate (i.e., "watch" and "substandard, accrual" loans).  In addition, some loans with specific performance issues or other risk factors are assigned a more adverse rating, requiring closer management attention and the development of specific remedial action plans.

At December 31, 2011, problem loans (i.e., substandard, nonaccrual loans) and potential problem loans approximated $530.4 million, or 32%, of total consolidated portfolio loans, whereas problem and potential problem loans, excluding nonaccrual loans, approximated $306.5 million, or 18%, of total consolidated loans.  Such loans are an important component of management's ongoing and proactive loan review activities, which are designed to early-identify loans which warrant close monitoring at both the bank and corporate credit administration levels.  It is important to note that these potential problem loans do not necessarily have significant loss exposure, but rather are identified by management in this manner to aid in loan administration and risk management.  These loans are considered in management's evaluation of the adequacy of the allowance for loan losses.

Other Assets

There are several other asset categories.  Loans held for sale ($2.9 million and $5.6 million at December 31, 2011 and 2010, respectively) are residential mortgages which are sold into the secondary market, generally within 30-60 days of closing (discussed in more detail in the following section of this narrative).  A modest amount of investment securities are also reflected on the balance sheet ($27.8 million and $18.4 million at December 31, 2011 and 2010, respectively).

Other real estate owned approximated $100.5 million at December 31, 2011, a decrease from the year-end 2010 level of $101.5 million.  Other real estate owned amounts stabilized in 2011 and 2010 after a dramatic increase in 2009, primarily in Michigan and Arizona, due to borrower difficulties, foreclosures and lack of sales activity.  Other real estate owned at December 31, 2011 primarily consists of commercial properties.  Continued deterioration of real estate market conditions for commercial and residential properties has negative implications on future sales and valuation of other real estate owned, as well as on collateral-dependent impaired loans secured by real estate.  In 2011, however, Capitol and its banking subsidiaries have observed stabilizing real estate values and some sales activity, although economic conditions remain weak and improvements marginal.

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

Liquidity, Capital Resources and Capital Adequacy

In a volatile economic environment, financial institution liquidity is especially important.  Liquidity for financial institutions typically consists of cash and cash equivalents and assets which may be quickly converted to cash, such as loans held for sale and investment securities available for sale.  These assets totaled $415.2 million at year-end 2011, or about 19.3% of total assets, excluding discontinued operations, and $442.4 million, or about 17.2%, at year-end 2010, both of which marked high levels of liquidity compared to previous years when capital ratios were stronger and the banks' loan portfolios were growing.  Liquidity can vary significantly on a daily basis, based on customer activity and funding sources.  The increased liquidity position at year-end 2011 is the result of management's ongoing efforts to respond to regulatory guidance, coupled with limited opportunities to deploy funds in growing loan portfolios due to lower capital ratios and a very cautious approach to making loans in an uncertain and weakened economy.  Liquidity is important for financial institutions because of the need to meet depositor withdrawal requests and to fund loan and various other commitments.  Management believes the banks' liquidity position at December 31, 2011 is adequate to meet depository needs and fund loan demand.

Most of the investment securities portfolio, approximating $25.1 million at December 31, 2011 and $15.5 million at year-end 2010, has been classified as available for sale.  During 2010, approximately $26 million of investment securities were sold primarily to facilitate changes in risk management strategies and liquidity needs.  In 2011 and 2009, there were no significant sales of investment securities available for sale to meet liquidity needs or for other purposes.

Loans held for sale, as previously mentioned, approximated $2.9 million at December 31, 2011, compared to $5.6 million at year-end 2010.  These are residential real estate mortgages originated by the banks and subsequently sold into the secondary market, rather than being held in the banks' portfolios, in order to reduce interest rate and related credit risk.  Mortgage loan origination volume in 2011 decreased to approximately $44 million, compared to $117 million in 2010 ($311 million in 2009).  Future mortgage origination volume will depend in large part on interest rates, real estate valuation and the relative strength of residential real estate market conditions, as well as on the creditworthiness of borrowers.  Also, to the extent warranted, the banks may sell other loans from time to time.

The primary source of funds for Capitol's banks is deposits.  The banks rely upon interest-bearing time deposits as a key part of their funding strategy.  The banks also use noninterest-bearing deposits, or checking accounts, which reduce their cost of funds.  Noninterest-bearing deposits were about 17.4% of total deposits at year-end 2011 (about 15.6% at year-end 2010).  This ratio is significant inasmuch as a lower percentage of noninterest-bearing deposits has the effect of increasing a bank's funding costs and, accordingly, reducing net interest income.

In recent periods, many banks within the industry have experienced competitive challenges in obtaining additional deposits for liquidity purposes.  Capitol's banks have experienced similar challenges in their individual markets.  As depositors have wider access to the internet and other real-time interest rate monitoring resources, deposit sourcing and pricing have become increasingly competitive.  Deposits currently require competitive and often aggressive pricing, adversely impacting net interest margins, especially during these recent periods of very low interest rates.  As interest rates have remained at record low levels, customers are more attracted to aggressively-priced time deposits, and both growth in deposits and retention of deposits is difficult to achieve in a challenging economic environment.  Capitol's banks have decreased the use of brokered deposits as a funding source in response to requirements of regulatory agreements (approximately $36.9 million at year-end 2011, or 1.8% of deposits, compared to $223.3 million, or 9.4%, at year-end 2010).  Banks under such agreements are prohibited from renewing brokered deposits as they mature.  Deposits obtained from internet-based sources (which are not classified as brokered deposits) have increased significantly in recent years.

To supplement their funding sources, some of the banks have lines of credit with the Federal Home Loan Bank (FHLB) system.  At year-end 2011, a total of approximately $47 million was borrowed under FHLB facilities ($98 million at year-end 2010) and additional borrowing availability approximated $124 million.  The $51 million decrease in the amount of FHLB borrowings is the result of Capitol's efforts to reduce debt obligations of its banking subsidiaries and shrink its balance sheet.  Borrowings under those facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.  The FHLB may accelerate due dates of these borrowings under certain circumstances, which could have a material adverse impact on liquidity.

Capitol's longer term contractual obligations are disclosed in the notes to the accompanying consolidated financial statements.  At December 31, 2011, such obligations consist principally of time deposits, debt and lease obligations and trust-preferred securities, which are summarized as follows (in $1,000s):

		Payments Due by Period
		Within	Within	Within	After
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Deposits without a stated
maturity	$882,249	$882,249
Time deposits	1,127,598	823,037	$249,345	$54,484	$732
Accrued interest	28,746	1,065	27,681
Debt obligations	60,178	41,321	12,084	1,773	5,000
Rent commitments under
noncancelable leases	37,066	7,138	12,138	9,063	8,727
Subordinated debentures	149,156				149,156

Total	$2,284,993	$1,754,810	$301,248	$65,320	$163,615

During 2008, Capitol completed a private offering of $14 million of promissory notes which were purchased by accredited investors.  The promissory notes became callable in 2010, mature in 2013 and bear interest at 9%.  In 2010, Capitol converted approximately $4.6 million of those notes into approximately 1.4 million shares of common stock in a private-placement transaction.

Loan commitments of Capitol's banks (stand-by letters of credit and unfunded loans) generally expire within one year.  Other than the items set forth in the table above, there are no individually material contractual obligations, such as purchase obligations.

A significant source of capital in prior years was investments in start-up banks made by community investors, or noncontrolling interests, in those subsidiaries which are consolidated for financial reporting purposes.  Total noncontrolling interests, included as a component of equity, amounted to an equity deficit of $563,000 at year-end 2011, a net decrease of $23.7 million from $23.2 million at year-end 2010.  The net decrease in noncontrolling interests in 2011 resulted from operating losses and bank divestitures.

Capitol has several bank development subsidiaries, each originally capitalized with two classes of common stock, voting and nonvoting.  Capitol purchased all of the initial voting shares of common stock of these entities while the nonvoting shares were sold in private offerings to accredited investors, some of whom are related parties of Capitol.  Those entities had been engaged in bank development activities, through Capitol, consisting of formation and investment in start-up banks and management of their investments in young banks.  Bank start-up activities were suspended in mid-2008 when the regulatory and capital raising environment for new banks became unfavorable.  Each of these entities bear a similar name, Capitol Development Bancorp Limited (each a "CDBL"), numbered in their sequential formation, CDBL I through CDBL VIII.

CDBL I became wholly-owned by Capitol in 2006 and CDBL II became wholly-owned in February 2007.  Both were subsequently merged with and into Capitol.  CDBL III ceased to be a controlled subsidiary in 2009 and, accordingly, its consolidated financial position and results of operations were deconsolidated effective September 30, 2009.  Effective December 31, 2009, Capitol increased its ownership in some of the CDBLs through the conversion of intercompany indebtedness to voting common stock of the CDBLs in order to maintain a controlling (>50%) interest in anticipation of conversion of those CDBLs' nonvoting shares to voting shares.  In 2011, Capitol exchanged a portion of its ownership in one of its wholly-owned banks for CDBL III shares and increased its ownership of that CDBL.

Prior to 2009, Capitol raised a total of $167 million of capital through issuance of trust-preferred securities.  Most were obtained through private placements of pooled trust-preferred securities.  Trust-preferred securities are long-term debt obligations which may be treated as elements of capital for regulatory purposes.  When these securities were issued, all were included as an element of the Corporation's regulatory capital.  Currently, none of those securities are included due to the Corporation's capital position.  As noted in the accompanying financial statements, the trusts relating to Capitol's trust-preferred securities are classified as debt obligations on the consolidated balance sheet.  Future availability of trust-preferred securities as a near-term capital resource is unlikely, due to the instability of U.S. capital markets and recent bank regulatory reform pursuant to the July 2010 Dodd-Frank Act.

In April 2009, the Corporation determined that it would commence the deferral of interest payments on its various trust-preferred securities, as is permitted under the terms of the securities, to conserve cash and capital resources.  The payment of interest may be deferred for periods up to five years.  During such deferral periods, Capitol will continue to accrue interest payable on such securities and is generally prohibited from paying dividends on its common stock.  Holders of the trust-preferred securities will continue to recognize current taxable income relating to the deferred interest payments.  Payment of interest on the trust-preferred securities is also not permitted without prior approval of the Federal Reserve (see subsequent discussion in the Certain Regulatory Matters section of this narrative).

On January 31, 2011, Capitol accepted for exchange 1,180,602 of the 2,530,000 outstanding shares of trust-preferred securities of Capitol Trust I and 773,934 of the 1,454,100 outstanding shares of trust-preferred securities of Capitol Trust XII and, pursuant to the related exchange offer, issued approximately 19.5 million previously-unissued shares of Capitol's common stock.  This exchange resulted in the retirement of approximately $19.5 million aggregate liquidation amount of the trust-preferred securities on a combined basis and eliminated approximately $3.4 million of accrued interest payable associated with the retired securities, which collectively increased Capitol's equity and regulatory capital by $21.9 million, including a gain on the transaction of approximately $16.9 million.

The stockholders' equity deficit attributable to Capitol approximated $108.1 million at year-end 2011, as compared to $61.9 million at year-end 2010.  The significant 2011 decrease of $46.2 million resulted primarily from the net loss from operations attributable to Capitol for the year.  The equity deficit at December 31, 2011, coupled with adverse classification of Capitol and many of its banks on the basis of their regulatory capital levels, among other things, raises some level of doubt as to Capitol's ability to continue as a going concern, as discussed in the Going-Concern Considerations section of this narrative.  Additionally, Capitol and many of its banking subsidiaries are operating under various formal and informal regulatory agreements (see subsequent discussion in the Certain Regulatory Matters section of this narrative).

In April 2010, Capitol completed an offering of 2.5 million shares of previously-unissued common stock and warrants for the purchase of 1.25 million additional shares of common stock, resulting in net proceeds approximating $6.8 million with a corresponding increase to Capitol's stockholders' equity.  The warrants have an exercise price of $3.50 per warrant and expire in 2013.

On June 30, 2010, Capitol issued an aggregate 95,000 shares of its Series A Noncumulative Perpetual Preferred Stock.  Of that aggregate issuance, 44,020 shares were issued to a consolidated subsidiary of Capitol and, accordingly, have been eliminated in consolidation.  The remaining 50,980 shares were issued to a bank-development company which is an unconsolidated affiliate of Capitol.  The liquidation preference of the shares issued is $100 per share, with an aggregate issuance of $9.5 million of which $4.4 million has been eliminated upon consolidation.  The Series A Preferred Stock is nonvoting and callable at Capitol's option after 36 months from the date of issuance at $100 per share, plus any accrued dividends.  Dividends on such shares are payable only when and if declared by Capitol's board of directors, based on an annual rate of 6%.

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

[The remainder of this page intentionally left blank]

The following table summarizes the amounts (in $1,000s) and related ratios of Capitol's consolidated regulatory capital position at December 31, 2011, and the amounts of "deficiency" that exist between the Corporation's current deficit position and levels required in order to be considered "adequately-capitalized":

Tier 1 capital to average adjusted total assets:
Minimum required amount	≥	$92,356
Actual amount		$(109,146)
Ratio		(4.73)%
Deficiency		$201,502

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$68,615
Actual amount		$(109,146)
Ratio		(6.36)%
Deficiency		$177,761

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	≥	$137,231
Actual amount		$(109,146)
Ratio		(6.36)%
Deficiency		$246,377

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets to be considered adequately-capitalized is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets to be considered adequately-capitalized is 8%.

Capitol's total risk-based capital ratio at December 31, 2011 and 2010 was materially and adversely impacted by the exclusion of approximately $171.5 million and $203.7 million, respectively, of previously-qualifying Tier 2 capital, inasmuch as Tier 2 capital is limited to 100% of Tier 1 capital, primarily trust-preferred securities and a portion of the allowance for loan losses.  The Tier 1 capital deficit beginning with year-end 2010 resulted from operating losses; however, a Tier 2 limitation, primarily due to the exclusion of trust-preferred securities, did not apply to Capitol's regulatory capital computations for measurement dates prior to 2010.  Capitol's Tier 1 capital will need to increase to a positive level in order to allow for the inclusion of trust-preferred securities in Tier 2 capital for regulatory capital computation purposes.

The preceding summary indicates that Capitol, on a consolidated basis, was classified as less than "adequately-capitalized" at December 31, 2011.  As indicated above, such classification is based upon certain stated ratio minimums at the "adequately-capitalized" level.  There is, however, no assurance that regulatory agencies may not impose a higher threshold for Capitol and/or its banks at any time.

Several of Capitol's bank subsidiaries had capital levels resulting in classification as "undercapitalized" or "significantly-undercapitalized" at December 31, 2011.  Banks and bank holding companies which are less than "adequately-capitalized" are subject to increased regulatory oversight, intervention, requirements and limitations.  Regarding banks classified as less than "adequately-capitalized," or otherwise noncompliant with formal regulatory agreements, management is continuing to pursue various strategies to improve such capital classifications and related compliance in the future, subject to the availability of capital and continued cooperation by regulatory agencies.

The following comparative analysis summarizes each bank's regulatory capital position as of December 31:

			Tier 1 Risk-Based		Total Risk-Based
	Tier 1 Leverage Ratio(1)(4)		Capital Ratio(1)(4)		Capital Ratio(2)(4)		Regulatory Classification(3)
	2011	2010	2011	2010	2011	2010	2011	2010
Arizona Region:
Central Arizona Bank	2.01%	2.24%	2.65%	3.20%	3.95%	4.49%	significantly- undercapitalized	significantly- undercapitalized
Sunrise Bank of Albuquerque	2.43%	2.43%	3.22%	3.39%	4.50%	4.68%	significantly- undercapitalized	significantly- undercapitalized
Sunrise Bank of Arizona	2.03%	0.69%	2.56%	0.92%	3.85%	1.84%	significantly- undercapitalized	critically- undercapitalized(6)

Colorado Region:
Mountain View Bank of Commerce	14.05%	12.02%	17.84%	17.99%	19.10%	19.25%	well-capitalized	well-capitalized

Great Lakes Region:
Bank of Maumee	5.41%	7.00%	7.56%	9.43%	8.85%	10.72%	adequately- capitalized	well-capitalized
Bank of Michigan	8.80%	7.67%	11.31%	10.33%	12.58%	11.59%	well-capitalized	well-capitalized
Capitol National Bank	6.90%	6.10%	9.15%	7.74%	10.42%	9.03%	adequately- capitalized(5)	adequately- capitalized
Indiana Community Bank	6.66%	6.34%	9.35%	8.19%	10.63%	9.47%	adequately- capitalized(5)	adequately- capitalized
Michigan Commerce Bank	2.17%	1.15%	2.84%	1.46%	4.16%	2.78%	significantly- undercapitalized	critically- undercapitalized(6)

Nevada Region:
1st Commerce Bank	2.30%	2.48%	3.88%	3.94%	5.22%	5.20%	significantly- undercapitalized	significantly- undercapitalized
Bank of Las Vegas	2.16%	2.06%	2.90%	2.93%	4.20%	4.27%	significantly- undercapitalized	significantly- undercapitalized

Northwest Region:
High Desert Bank	6.47%	7.83%	8.72%	10.07%	10.00%	11.36%	adequately- capitalized(5)	adequately- capitalized(5)

Southeast Region:
First Carolina State Bank	2.08%	3.11%	3.09%	4.75%	4.41%	6.02%	significantly- undercapitalized	undercapitalized
Pisgah Community Bank	2.09%	2.03%	2.93%	3.52%	4.28%	4.82%	significantly- undercapitalized	significantly- undercapitalized
Sunrise Bank	2.16%	2.14%	2.97%	3.29%	4.29%	4.59%	significantly- undercapitalized	significantly- undercapitalized

Consolidated totals	(4.73)%	(1.03)%	(6.36)%	(1.44)%	(6.36)%	(1.44)%	less than adequately- capitalized	less than adequately- capitalized

Footnotes to regulatory capital position:

(1)	The minimum required Tier 1 leverage ratio and Tier 1 risk-based capital ratio is 4%.
(2)	The minimum required total risk-based capital ratio is 8%.
(3)
Regulatory capital classifications are defined as follows:
Well-Capitalized – Total risk-based capital ratio must be 10% or more, and Tier 1 risk-based capital ratio must be 6% or more, and Tier 1 leverage ratio must be 5% or more, and the bank must not be subject to formal regulatory enforcement action requiring non-standard capital ratios.
Adequately-Capitalized – Does not meet the criteria for "well-capitalized," but has total risk-based capital ratio of 8% or more, and Tier 1 risk-based capital ratio of 4% or more, and Tier 1 leverage ratio of 4% or more.
Undercapitalized – Does not meet the criteria for "adequately-capitalized," but has total risk-based capital ratio of 6% or more, and Tier 1 risk-based capital ratio of 3% or more, and Tier 1 leverage ratio of 3% or more.
Significantly-Undercapitalized – Does not meet the criteria for "undercapitalized," but has Tier 1 leverage ratio of 2% or more.  Institutions with a Tier 1 leverage ratio below 2% are classified as "critically-undercapitalized."

(4)	Ratios are based on the banks' regulatory reports filed at original due date on or before January 30, 2012.
(5)
Institution is subject to a regulatory agreement and, accordingly, cannot be classified better than "adequately-capitalized" even though the risk-based capital ratios would otherwise suggest well-capitalized classification.

(6)	Subsequent capital contributions in January 2011 eliminated the banks' classification as "critically-undercapitalized" in 2011.

Future regulatory capital compliance, classification and related ratios are difficult to predict and are subject to significant contingencies.  There is also no assurance that regulatory agencies may not impose higher ratio thresholds at any time.

Proceeds from the sale of banks in 2011 have been deployed as additional capital in Capitol's remaining banks pursuant to requirements imposed by the FDIC.  Capitol anticipates augmenting the capital levels of its less than "adequately-capitalized" bank subsidiaries further through allocation of proceeds from additional divestitures of certain bank subsidiaries which were pending at December 31, 2011.  Pending divestitures are discussed later in this narrative.  Management is pursuing various strategies to increase Capitol's Tier 1 capital, including raising capital through potential equity transactions, gains on divestitures of bank subsidiaries and other initiatives, as discussed further on page F-43.

Certain Regulatory Matters

In September 2009, Capitol and its second-tier bank holding companies entered into an agreement with the Federal Reserve Bank of Chicago (the "Reserve Bank") under which Capitol agreed to refrain from the following actions without the prior written consent of the Reserve Bank:  (i) declare or pay dividends; (ii) receive dividends or any other form of payment representing a reduction in capital from Michigan Commerce Bank, or from any of its subsidiary institutions that are subject to any restriction by the institution's federal or state regulator that limits the payment of dividends or other intercorporate payments; (iii) make any distributions of interest, principal, or other sums on subordinated debentures or trust-preferred securities; (iv) incur, increase or guarantee any debt; or (v) purchase or redeem any shares of the stock of Capitol, the second-tier bank holding companies, nonbank subsidiaries or any of the subsidiary banks that are held by shareholders other than Capitol.

In addition, Capitol agreed to:  (i) submit to the Reserve Bank a written plan to maintain sufficient capital at Capitol on a consolidated basis and at Michigan Commerce Bank (as Capitol's largest bank subsidiary and a separate legal entity on a stand-alone basis); (ii) notify the Reserve Bank no more than 30 days after the end of any quarter in which Capitol's consolidated or Michigan Commerce Bank's capital ratios fall below the approved capital plan's minimum ratios as well as if any subsidiary institution's ratios fall below the minimum ratios required by the institution's federal or state regulator; (iii) review and revise its ALLL methodology for loans held by Capitol and submit to the Reserve Bank a written program for maintenance of an adequate ALLL for loans held by Capitol; (iv) take all necessary actions to ensure each of its subsidiary institutions comply with Federal Reserve regulations; (v) refrain from increasing any fees or charging new fees to any subsidiary institution without the prior written consent of the Reserve Bank; (vi) submit to the Reserve Bank a written plan to enhance the consolidated organization's risk management practices, a strategic plan to improve the consolidated organization's operating results and overall condition, and cash flow projections; (vii) comply with laws and regulations regarding senior executive officer positions and severance payments; and (viii) provide quarterly reports to the Reserve Bank regarding these undertakings.

Many of Capitol's bank subsidiaries have entered into formal agreements (as well as informal agreements) with their applicable regulatory agencies.  Those agreements provide for certain restrictions and other guidelines and/or limitations to be followed by the banks.  The banks generally subject to such agreements are noted as such in the regulatory capital summary appearing on page F-38 of this document.  In all instances where Capitol or its banks are subject to formal or informal agreements, corporate and/or bank management, as the case may be, and their boards of directors are fully committed and working proactively towards achieving compliance with those agreements and improving their entity's financial condition.

The FDIC may issue Prompt Corrective Action Notifications ("PCAN") to banking subsidiaries falling below the "adequately-capitalized" regulatory-capital classification, and subsequently may issue Prompt Correction Action Directives ("PCAD").  PCADs may be issued when a bank, which has previously received a PCAN, has submitted two consecutive capital restoration plans which have been rejected by the FDIC.

Capitol's banking subsidiaries which have received a PCAD are as follows (listed in descending order based on total assets):

Michigan Commerce Bank
Bank of Las Vegas
Sunrise Bank of Arizona
Sunrise Bank
First Carolina State Bank
Central Arizona Bank
Sunrise Bank of Albuquerque
1st Commerce Bank
Pisgah Community Bank

These banks are striving to develop and implement capital restoration plans which may be acceptable to the FDIC.  Typically a capital plan is not deemed acceptable by the FDIC until receipt of the planned capital funds is imminent.

Generally, banks are subject to cross-guaranty liability regarding other financial institutions the FDIC determines are controlled by any multibank holding company.  Pursuant to federal regulations, an insured depository institution may be liable for any loss the FDIC has incurred or expects to incur in connection with the failure of a former affiliate institution and, if the FDIC determines that remaining affiliates have a liability to the FDIC, then they would be required to pay that liability to the FDIC.  Payment of a cross-guaranty liability to the FDIC could have a material adverse impact on the results of operations, capital adequacy and financial position of Capitol and its banking subsidiaries.  To date, none of Capitol's subsidiary banks have received any notice of assessment of cross-guaranty liability.  Capitol's banks have, however, received notice from the FDIC that the FDIC may assess a cross-guaranty liability relating to a failed community bank in Florida which ceased operations in November 2009.  The FDIC alleges that the Florida bank was an affiliated institution of Capitol, although Capitol owned no securities of that bank or otherwise controlled the failed institution.  The aggregate loss to the FDIC of that failed bank approximated $23.6 million.  Previously, the

FDIC had until November 2011, two years from the date of such notice, to determine whether to assess that potential cross-guaranty liability, if any.  In November 2011, the FDIC and Capitol's banks entered into a mutual tolling agreement, which both extends the ability of the FDIC to impose the cross-guaranty liability, and extends the statute of limitations for the banks to take action against the FDIC for two additional years, ending in November 2013.

In addition to the previously mentioned potential cross-guaranty liability, some of Capitol's banking subsidiaries were advised in December 2009 that, to mitigate the effects of any possible assessment arising from potential cross-guaranty liability, they should develop a plan to arrange a sale, merger or recapitalization such that Capitol no longer controls the bank.  This guidance was preceded by Capitol's previously announced plans to selectively divest some of its bank subsidiaries in conjunction with reallocating capital resources to its remaining banks.  Capitol's pending divestitures are subject to regulatory approval which may take an extended period of time to obtain.

On July 21, 2010, the Dodd-Frank Act (the "DFA") was signed into law, which is significantly impacting the regulation of financial institutions and the financial services industry.  The DFA includes provisions affecting large and small financial institutions alike, including several provisions that will profoundly affect how community banks, thrifts and smaller bank holding companies will be regulated in the future.  Among other things, these provisions abolish the Office of Thrift Supervision and transfer its functions to the other federal banking agencies, relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, change the scope of FDIC insurance coverage and impose new capital requirements on bank holding companies, including removing trust-preferred securities as a permitted component of a holding company's Tier 1 capital after a three-year phase-in period beginning January 1, 2013.  The DFA also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks.  Additionally, the DFA includes a series of provisions covering mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards and prepayments.  Management is continuing to evaluate the provisions of the DFA and assessing its probable impact on the Corporation's business, financial condition and results of operations.  However, the ultimate effect of the DFA on the financial services industry in general, and on the Corporation in particular, currently remains uncertain.

One particularly important aspect of the DFA (as amended) is that certain trust-preferred securities issued by bank holding companies with total assets less than $10 billion, such as Capitol, are permitted to be included as an element of qualifying capital for regulatory capital-adequacy purposes.  Accordingly, Capitol's trust preferred securities may be included in regulatory capital measurements in the future, subject to certain limitations, although none of those securities are currently included, as discussed earlier.

Going-Concern Considerations

As of December 31, 2011, there are several significant adverse aspects of Capitol's consolidated financial position and results of operations which include, but are not limited to, the following:

•	An equity deficit approximating $108.7 million;
•	Regulatory capital classification on a consolidated basis as less than "adequately-capitalized" and related negative amounts and ratios;
•	Numerous banking subsidiaries with regulatory capital classification as "undercapitalized," or "significantly-undercapitalized";
•
Certain banking subsidiaries which are generally subject to formal regulatory agreements have received "prompt corrective action" notifications and/or directives from the FDIC, which require timely action by bank management and the respective boards of directors to resolve regulatory capital ratios which result in classification as less than "adequately-capitalized" (the basis of a PCAN) or to submit an acceptable capital restoration plan to the FDIC (the basis of a PCAD), and it is likely additional PCANs and/or PCADs may be issued in the future and/or the banking subsidiaries may be unable to satisfactorily resolve such notices and/or directives;

•
In 2010 and 2011, Capitol sold several of its banking subsidiaries and has other divestiture transactions pending (see Note L to the accompanying consolidated financial statements).  The proceeds from those divestitures have been redeployed at certain remaining banking subsidiaries which have experienced a significant erosion of capital due to operating losses.  While such proceeds have been a significant source of funds for redeployment, the Corporation will need to raise significant other sources of new capital in the future;

•
The Corporation and substantially all of its banking subsidiaries are operating under various regulatory agreements (formal and informal) which place a number of restrictions on them and impose other requirements limiting activities, requiring preservation of capital and improvement in regulatory capital measures, reduction of nonperforming assets and other things for which the entities have not achieved full compliance;

•	Continued elevated levels of nonperforming loans and other nonperforming assets as a percentage of consolidated loans and total assets, respectively; and
•
Significant losses from operations in 2011, 2010 and 2009, resulting primarily from provisions for loan losses, costs associated with foreclosed properties and other real estate owned and, in 2010, an impairment charge to operations for the write-off of previously-recorded goodwill ($64.5 million).

The foregoing considerations raise some level of doubt (potentially substantial doubt) as to the Corporation's ability to continue as a going concern.

Capitol has commenced several initiatives and other actions to mitigate these going-concern considerations and to improve the Corporation's financial condition, equity, regulatory capital and regulatory compliance.

In 2011, a partial exchange of trust-preferred securities was completed and the Corporation's stockholders approved an amendment to the articles of incorporation to increase its authorized common stock and authorize its board of directors to proceed with a rights offering and reverse stock split, in addition to a potential share-exchange regarding second-tier bank-development subsidiaries.

Improvement in Capitol's and its banking subsidiaries' capitalization, financial position, asset quality and results of operations requires multi-faceted efforts, which are currently being pursued aggressively in the following areas, among others:

•	Raising significant amounts of new equity capital;
•	Completion of divestitures which are currently pending;
•	Further reductions in nonperforming assets;
•	Stabilization of provisions for loan losses and impairment losses;
•
Upon the Tier 1 capital level becoming positive either through future earnings or additional new equity capital, or both, Capitol's trust-preferred securities may be included as a qualifying element of regulatory capital and/or equity; and

•	Further reductions in operating expenses through mergers of bank subsidiaries.

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

The following table summarizes the consolidated financial position in relation to the "gap" at December 31, 2011 (in $1,000s):

	Interest Rate Sensitivity
	0 to 3 Months	4 to 12 Months	1 to 5 Years	Over 5 Years	Total
ASSETS
Money market and interest-bearing deposits	$327,591	$14,776	$1,244		$343,611
Loans held for sale	2,936				2,936
Investment securities	12,140	8,659	3,022	$3,998	27,819
Federal Home Loan Bank & Federal Reserve Bank stock	13,514				13,514
Portfolio loans	494,864	317,081	571,885	280,379	1,664,209
Nonearning assets					153,176

Total assets	$851,045	$340,516	$576,151	$284,377	$2,205,265

LIABILITIES AND EQUITY
Interest-bearing deposits:
Time deposits under $100,000	$126,753	$217,729	$147,470	$578	$492,530
Time deposits $100,000 and over	168,636	309,919	156,359	154	635,068
All other interest-bearing deposits	354,942	82,838	3,308	92,344	533,432
Total interest-bearing deposits	650,331	610,486	307,137	93,076	1,661,030
Notes payable and short-term borrowings	20,899	20,422	13,857	5,000	60,178
Subordinated debentures	100,139		9,891	39,126	149,156
Noninterest-bearing liabilities					443,548
Total liabilities					2,313,912
Equity:
Capitol Bancorp stockholders' equity					(108,084)
Noncontrolling interests in consolidated subsidiaries					(563)
Total equity deficit					(108,647)

Total liabilities and equity	$771,369	$630,908	$330,885	$137,202	$2,205,265

Interest rate sensitive period gap	$79,676	$(290,392)	$245,266	$147,175

Interest rate sensitive cumulative gap	$79,676	$(210,716)	$34,550	$181,725

Period rate sensitive assets/period rate sensitive liabilities	1.10	0.54	1.74	2.07
Cumulative rate sensitive assets/cumulative rate sensitive liabilities	1.10	0.85	1.02	1.10
Cumulative gap to total assets	3.61%	(9.56)%	1.57%	8.24%

The preceding table indicates that, in the immediate short-term, Capitol is slightly "asset sensitive" (i.e., interest-rate sensitive assets exceed interest-rate sensitive liabilities) and, accordingly, if interest rates increase, it would favorably impact interest income.  Reality in 2011, however, was an extremely low rate environment following unprecedented large rate cuts made by the Federal Reserve to the point of bringing short-term interbank rates to near zero.  The "gap" changes daily based upon changes in the underlying assets and liabilities at the banks.  Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, the "gap" differs at each of the banks and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the potential corresponding effect on customers' balances and transactions.

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

					Pro Forma
	Pro Forma				Effect of
	Assuming No	Pro Forma Effect of			Interest Rate
	Change in	Interest Rate Increases			Decreases
	Interest Rates	+100 bp	+200 bp	+300 bp	-100 bp

Interest income	$94,088	$102,856	$111,927	$121,521	$88,046
Interest expense	25,991	35,663	45,496	55,329	20,146

Net interest income	$68,097	$67,193	$66,431	$66,192	$67,900

The preceding pro forma analysis is intended to quantify theoretical changes in interest income based on stated assumptions.  The pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans, the ability of banks to obtain deposits in a radically changed interest rate environment, and how management would revise its asset and liability management priorities in concert with rate changes.

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

In late 2008, the Federal Reserve took unprecedented action to reduce market interest rates to near zero.  Further, in December 2011, the Federal Reserve indicated plans to hold short-term market interest rates at near zero for the next two years.  Because of Capitol's consolidated asset-sensitive gap position, such rates have an adverse impact on net interest margin (and results of operations) as interest rates on loans reprice quickly, while rates paid on deposits reprice over an extended period of time.  It is also more difficult to attract deposits and deploy liquidity in a very low rate environment.  It is impossible to speculate on the timing, size and direction of future interest rate changes.

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions.  As mentioned previously, general economic conditions and economic conditions within Capitol's primary banking regions in particular, including Michigan, Arizona, and Nevada, are uncertain and could continue to have an adverse effect on Capitol's banks and their customers.  It is likely that, absent significant catalysts, these states' economic recoveries in particular may take an extended period of time.

Serious concerns about the future health of the domestic economy and a sustained recession continue to be reported in many of Capitol's markets.  During 2010 and 2009, nonperforming assets increased significantly before showing a decline in 2011; it is likely levels of nonperforming assets and related loan losses and adverse valuation adjustments may increase further as economic conditions, locally and nationally, evolve.

Capitol's geographic footprint serves to minimize a concentration of assets in a particular region.  However, the Great Lakes Region comprised 53% and 39% of consolidated assets at December 31, 2011 and 2010, respectively, and continues to be disproportionate to other geographic regions of Capitol.

Capitol and its banking subsidiaries, along with the entire banking industry, are subject to significant regulatory requirements which impact current and future operations.  In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy, among others, translate into a significant cost burden of financial institution regulation.  Such costs include the amount of management time and expense incurred in maintaining compliance and in developing systems for compliance with those rules and regulations, as well as the cost of examinations, audits and other compliance activities.  The future of financial institution regulation, and its costs, is uncertain and difficult to predict.

Divestitures of Banks

In 2011, Capitol completed the following sales of bank subsidiaries (in $1,000s):

		Sale
	Date Sold	Proceeds	Gain (Loss)

Bank of Tucson – main office(1)	January 24, 2011	$4,567	$4,418
Bank of Fort Bend(2)	March 30, 2011	4,315	1,445
Community Bank of Rowan(3)	April 19, 2011	4,845	(1,298)
Bank of the Northwest/Sunrise Bank(3)	July 28, 2011	24,113	184
Bank of Feather River(2)	October 3, 2011	3,272	(240)
Evansville Commerce Bank(2)	October 7, 2011	2,321	48
Bank of Las Colinas(2)	October 27, 2011	3,884	938

		$47,317	$5,495

(1)	Previously a wholly-owned subsidiary of Capitol. Sale proceeds represent the net premium received from the assumption of liabilities and acquisition of assets transaction.
(2)	Previously a majority-owned subsidiary of a bank-development subsidiary controlled by Capitol.
(3)	Previously a majority-owned subsidiary of Capitol.

In addition to the completed transactions summarized above, Capitol has entered into definitive agreements to sell its interests (or controlling interests held by bank-development subsidiaries) in the following institutions, and sales are pending:  Bank of Maumee, Bank of Michigan, First Carolina State Bank and Pisgah Community Bank.  Pending bank sale transactions are subject to regulatory approval and other contingencies.  If completed, the divestitures would result in Capitol receiving estimated proceeds approximating $6 million.

Critical Accounting Policies Affecting Capitol's Financial Statements

Note B of the notes to the consolidated financial statements is captioned Significant Accounting Policies.  That disclosure spans numerous pages, all of which are deemed "significant" and are required disclosures under generally accepted accounting principles ("GAAP").  For purposes of this narrative, current SEC guidance requires the selection of a few of those for discussion as "critical accounting policies."  The selection of which few will differ from company to company, even within a common industry, such as within the business of banking.  Capitol considers its critical accounting policies to include the following:

Use of Estimates in Determining the Allowance for Loan Losses.  Bank regulatory agencies, accounting standard setters and the SEC have all issued extensive commentary, guidance and a variety of rule-making releases on how financial institutions are to determine the amount of their allowance for loan losses.  Determining the allowance is a comprehensive and inherently subjective process, which requires management's judgment as to how to estimate losses incurred, and when to record a loss allowance or 'reserve' for loans.  It is not a process or methodology which can be merely reduced to a strict absolute computation, like a mathematical formula to compute taxes.  The process and methodology will differ from one financial institution to another and there is no 'one size fits all' format or approach to loss reserving.

The consolidated allowance for loan losses is based on the individual allowances for loan losses of each bank and any allowance amount or related adjustments at the parent-company level.

As previously discussed, the establishment of the allowance for loan losses relies on an estimation process at each bank that requires management review and judgment and factors in changes in economic conditions, loan volume and concentrations and collateral values, among other influences.  The allowance for loan losses is also dependent on and sensitive to risk ratings assigned to all loans, especially those that are individually evaluated, as well as on economic assumptions and delinquency trends driving historical loss experience.  Individual loan risk ratings are evaluated by experienced senior credit officers based on each lending relationship and situation.

Using models and other mathematical methodologies, each bank develops overall loss factors based on historical loss experience and on loan volume, loan quality trends, staffing levels and experience, past loss experience and current economic conditions.  In addition to the historical loss experience used in each bank's allowance computation, each bank documents local and regional environmental considerations which include, but are not limited to, levels of unemployment and jobless claims and anecdotal data regarding real estate market conditions, in addition to consideration of loan concentrations and the levels of experience and expertise of credit personnel at the banks.  These allowance for loan losses computations and related documentation are prepared quarterly.  Historical loss factors have been appropriately adjusted to reflect economic and other qualitative environmental conditions at the banks and throughout all regions.

In addition to the banks' allowance computations, adjustments or allowance amounts at the parent level are necessary from time to time.  At December 31, 2011, the parent had a negligible allowance related to loans carried on its books, following completion of a bulk sale of loans in late 2011.

Management believes its process and methodology for determining the allowance for loan losses is appropriate and adequate to properly estimate losses inherent in the loan portfolio at the balance-sheet date; however, actual future losses will differ from amounts considered in the allowance methodology.

Bank regulatory agencies may have differing perspectives on the process, methodology and adequacy of the allowance for loan losses when examining the banks and, in addition, such agencies' examination teams may not be consistent in their review and conclusions from one bank to another.  Bank regulatory agencies have the authority to require adjustments or other changes to the recorded allowance for loan losses as a result of their examinations, superseding management's earlier judgment as to the adequacy and amount of the allowance for loan losses.  These regulatory agencies may require such changes or adjustments retroactively.  The changes or adjustments may be required to be made long after management completed its process for the evaluation and documentation of the adequacy of the allowance for loan losses, based on information not available to management at the time that process was completed.

The process of determining the level of the allowance for loan losses at each individual bank, and on a consolidated basis, requires a high degree of subjective judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.  At December 31, 2011, Capitol's allowance for loan losses approximated 5.56% of portfolio loans outstanding.  Based on portfolio loans outstanding at that date, any one basis-point (.01%) change in the allowance would have an approximate $166,000 impact on both the allowance for loan losses and pre-tax income (loss).

Accounting for Goodwill and Other Intangibles.  At December 31, 2011 and 2010, Capitol had no remaining goodwill and other intangibles ($65.2 million at December 31, 2009).  Goodwill arose from acquisitions occurring in prior years, from transactions in which Capitol issued shares of its common stock at a premium over the book value of the noncontrolling interest of a subsidiary bank's shares.  Resulting goodwill was recorded at the entity to which the goodwill related.  Current accounting rules require at least an annual review of goodwill for potential impairment, which Capitol most recently conducted as of November 30, 2010.  Amounts recorded as goodwill impairment are reflected within noninterest expense as a non-cash charge to operations, when determined.

As discussed earlier in this narrative, all previously recorded goodwill was written-off as of December 31, 2010.

Accounting for Income Taxes.  Accounting for income taxes requires significant estimates and management judgment.  At December 31, 2011, Capitol had a net deferred income tax asset approximating $206.8 million, before consideration of the related 2011 valuation allowance ($205.9 million at December 31, 2011).  When it is determined that realization of the deferred income tax asset is in doubt, a valuation reserve is required to reduce the deferred tax asset to the amount which is more-likely-than-not realizable.

As of December 31, 2011, the consolidated deferred income tax asset, excluding the related valuation allowance, consisted primarily of components relating to provisions for loan losses and net operating losses of consolidated subsidiaries.

Due to continuing operating losses, management reassessed the potential realization of the deferred tax asset during 2011 and increased the valuation allowance to $205.9 million, to reduce the net deferred income tax asset to approximately $1.0 million, which represents the amount of the asset estimated to be more-likely-than-not realizable.  Such valuation allowance approximated $190.3 million at December 31, 2010.  The potential realization of the deferred tax asset will continue to be assessed for future changes affecting realizability, and the valuation allowance may be adjusted in future periods accordingly.  The ultimate realization of these deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences become deductible.  Changes in existing tax laws could also affect actual tax results and the valuation of deferred tax assets over time.  The accounting for deferred taxes is based, in part, on an estimate of future results.  Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on Capitol's consolidated results of operations or financial position.

Consolidation Policy.  Current accounting rules require consolidation of entities which are majority-owned or controlled by Capitol.  This means that majority-owned banks and bank-development subsidiaries are combined with Capitol for financial reporting purposes, along with banks and other subsidiaries which are wholly-owned.  The consolidated balance sheet includes all assets and liabilities of those entities.  However, after giving effect to the noncontrolling interests in net income or losses of consolidated subsidiaries, net income (loss) attributable to Capitol only includes the entities' net income or loss to the extent of Capitol's ownership.  Reported results would be materially different if Capitol had 100% ownership of those entities.

New Accounting Standards

Certain new accounting standards were issued or became effective in 2011, in addition to some which have later effective dates.  Those are listed and discussed in Note B of the consolidated financial statements, beginning on page F-69.

Risk Factors Affecting Capitol and its Banks

The summary below is not a complete list of all risk factors identified by management.  Readers are encouraged to review Capitol's Form 10-K (Item 1A), Capitol's cautions regarding forward-looking statements appearing on page F-6 of this Annual Report and other SEC filings, particularly registration statements, for a more comprehensive review of risk factors, which include the following, among others:

•	Some doubt (potentially significant doubt) exists as to Capitol's ability to continue as a going concern
•	The regulatory environment for the banking industry could change significantly and adversely, and Capitol and its banking subsidiaries are dependent upon continued cooperation by regulatory agencies
•	The FDIC could assess the potential cross-guaranty liability for the failed Florida institution prior to its expiration in November 2013
•	A weakened economic environment may slow further, resulting in higher levels of nonperforming loans and loan losses
•	The current environment for raising capital is unstable and may limit growth plans and operations
•	Changes in regulations or regulatory action regarding Capitol or its banks could limit future expansion plans and operations

•	The allowance for loan losses is based on estimates and actual losses and regulatory determinations may differ materially from those estimates
•	Concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate further
•	Loss estimates for real estate collateral-dependent loans are based on independent appraisals which are subject to change
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

[The remainder of this page intentionally left blank]

Management's Report on
Internal Control Over Financial Reporting

Capitol Bancorp Ltd. ("Capitol") is responsible for the preparation, integrity and fair presentation of the consolidated financial statements included in this annual report.  The consolidated financial statements and notes included in this annual report have been prepared in conformity with generally accepted accounting principles in the United States of America and necessarily include some amounts that are based on management's best estimates and judgments.

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

Management assessed Capitol's system of internal control over financial reporting as of December 31, 2011, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management concluded that, as of December 31, 2011, Capitol's system of internal control over financial reporting was effective.

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

As previously disclosed, Capitol's unaudited condensed consolidated financial statements as of and for the three months and nine months ended September 30, 2010 were revised on March 3, 2011 to reflect an additional provision for loan losses resulting from Michigan Commerce Bank's amended regulatory financial statements encompassing that period.  Whenever a public company revises its previously-issued financial statements, the facts and circumstances of such a restatement must also be evaluated in the context of internal control over financial reporting.  Generally, a restatement is viewed as a strong indicator of a material weakness in internal control over financial reporting.  Capitol has carefully reevaluated its internal control over financial reporting as it relates to the process and methodology for estimating the requirements for the bank-level, as well as the consolidated allowance for loan losses.

Capitol determined that the restatement resulted in the identification of a material weakness in internal control at December 31, 2010.  All aspects of that restatement were remediated in 2011.  Such remediation consisted of fully incorporating all regulatory-agency imposed requirements in the computations and internal control process for estimation of allowance for loan losses requirements both at the bank level and on a consolidated basis.  In addition, under the direction of an executive management group at Capitol, a working group of corporate senior managers that also included senior managers of the three largest banking affiliates was formed to evaluate the overall process for the determination of the allowance for loan losses in connection with the impact on financial reporting.  This group, working in conjunction with the banks during the year ended December 31, 2011, implemented process changes and procedures that served to remediate the material weakness in internal controls over financial reporting surrounding the determination of the adequacy of the allowance for loan losses.  This management review process constitutes a key internal control over financial reporting involving the determination and adequacy of the allowance for loan losses.

Capitol and its banking subsidiaries have extensive policies, processes and procedures in place to appropriately estimate requirements for the allowance for loan losses.  The consolidated allowance for loan losses is believed by Capitol to be adequate and appropriate at December 31, 2011.

Joseph D. Reid Chairman and CEO Lansing, Michigan March 30, 2012	Nicholas G. Hahn Interim Chief Financial Officer

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

CAPITOL BANCORP LIMITED

Tel: 616 774 7000 Fax: 616 776 3680 www.bdo.com	99 Monroe Avenue NW, Suite 800 Grand Rapids, Michigan 49503-2654

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern.  As discussed in Note U to the consolidated financial statements, the Corporation and substantially all of its subsidiary banks have suffered significant losses from operations in 2011, 2010, 2009 and 2008 primarily from large provisions for loan losses and costs associated with nonperforming assets, suffered a decline in regulatory capital, and experienced regulatory issues that raise substantial doubt about the Corporation's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note U.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

March 30, 2012

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Capitol Bancorp Limited
Consolidated Balance Sheets

	-December 31-
	2011	2010
	(in $1,000s)
ASSETS
Cash and due from banks	$43,613	$43,328
Money market and interest-bearing deposits	343,611	377,966
Federal funds sold	--	50
Cash and cash equivalents	387,224	421,344
Loans held for sale	2,936	5,587
Investment securities—Note C:
Available for sale, carried at fair value	25,082	15,489
Held for long-term investment, carried at
amortized cost which approximates fair value	2,737	2,893
Total investment securities	27,819	18,382
Federal Home Loan Bank and Federal Reserve
Bank stock (carried on the basis of cost)—Note C	13,514	15,205
Portfolio loans, less allowance for loan losses of $92,529 in
2011 and $130,062 in 2010—Note D	1,571,680	1,954,114
Premises and equipment—Note F	27,420	31,715
Accrued interest income	5,507	6,721
Other real estate owned	100,463	101,497
Other assets	17,037	13,235
Assets of discontinued operations—Note L	51,665	972,414

TOTAL ASSETS	$2,205,265	$3,540,214

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$348,817	$368,674
Interest-bearing—Note H	1,661,030	2,000,398
Total deposits	2,009,847	2,369,072
Debt obligations:
Notes payable and short-term borrowings—Note I	60,178	107,789
Subordinated debentures—Note J	149,156	167,586
Total debt obligations	209,334	275,375
Accrued interest on deposits and other liabilities	50,593	49,638
Liabilities of discontinued operations—Note L	44,138	884,810
Total liabilities	2,313,912	3,578,895

EQUITY—Notes B, K and R
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding	5,098	5,098
Preferred stock (for potential future issuance),
19,300,000 shares authorized (none issued and outstanding)	--	--
Common stock, no par value, 1,500,000,000 shares authorized;
issued and outstanding: 2011 - 41,039,767 shares
2010 - 21,614,856 shares	292,135	287,190
Retained-earnings deficit	(404,846)	(353,757)
Undistributed common stock held by employee-benefit trust	(541)	(541)
Fair value adjustment (net of tax effect) for investment securities
available for sale (accumulated other comprehensive income/loss)	70	156
Total Capitol Bancorp Limited stockholders' equity (deficit)	(108,084)	(61,854)
Noncontrolling interests in consolidated subsidiaries	(563)	23,173
Total equity (deficit)	(108,647)	(38,681)

TOTAL LIABILITIES AND EQUITY	$2,205,265	$3,540,214

See notes to consolidated financial statements.

Capitol Bancorp Limited
Consolidated Statements of Operations

	-Year Ended December 31-
	2011	2010	2009
	(in $1,000s except per share data)
Interest income:
Portfolio loans (including fees)	$102,099	$126,435	$161,856
Loans held for sale	86	210	494
Taxable investment securities	233	359	370
Federal funds sold	9	10	17
Other	1,366	1,814	1,183
Total interest income	103,793	128,828	163,920
Interest expense:
Deposits	24,215	41,065	62,405
Debt obligations and other	12,353	15,998	20,381
Total interest expense	36,568	57,063	82,786
Net interest income	67,225	71,765	81,134
Provision for loan losses—Note D	41,362	148,275	158,589
Net interest income (deficiency) after
provision for loan losses	25,863	(76,510)	(77,455)
Noninterest income:
Service charges on deposit accounts	3,256	3,373	4,209
Trust and wealth-management revenue	3,246	4,200	4,957
Fees from origination of non-portfolio residential
mortgage loans	994	1,643	2,324
Gain on sales of government-guaranteed loans	1,552	818	864
Gain on debt extinguishment—Notes I and J	16,861	1,255	--
Realized gains (losses) on sale of investment securities
available for sale	(10)	(351)	7
Other	15,844	11,524	8,156
Total noninterest income	41,743	22,462	20,517
Noninterest expense:
Salaries and employee benefits	49,851	58,099	71,649
Occupancy	10,200	12,300	12,497
Equipment rent, depreciation and maintenance	7,468	8,678	16,585
Costs associated with foreclosed properties and other
real estate owned	29,380	38,911	44,231
FDIC insurance premiums and other regulatory fees	9,457	13,709	11,246
Goodwill impairment—Note G	--	59,734	3,431
Other	22,262	26,250	29,609
Total noninterest expense	128,618	217,681	189,248
Loss before income taxes (benefit)	(61,012)	(271,729)	(246,186)
Income tax expense (benefit)—Note N	(3,138)	(7,254)	7,541
Loss from continuing operations	(57,874)	(264,475)	(253,727)
Discontinued operations—Note L:
Income (loss) from operations of bank subsidiaries sold	2,582	3,641	(1,123)
Gain on sale of bank subsidiaries	5,495	15,784	1,187
Less income tax expense—Note N	2,129	9,314	10,877
Income (loss) from discontinued operations	5,948	10,111	(10,813)
NET LOSS	(51,926)	(254,364)	(264,540)
Net losses attributable to noncontrolling interests in
consolidated subsidiaries	6,499	29,149	69,371

NET LOSS ATTRIBUTABLE TO CAPITOL
BANCORP LIMITED	$(45,427)	$(225,215)	$(195,169)

NET LOSS PER SHARE ATTRIBUTABLE
TO CAPITOL BANCORP LIMITED—Note O:	$(1.17)	$(11.16)	$(11.28)

See notes to consolidated financial statements.

Capitol Bancorp Limited

Consolidated Statements of Changes in Equity (in $1,000s, except share and per-share data)—Continued

	Capitol Bancorp Limited Stockholders' Equity							
	Preferred Stock	Common Stock	Retained-Earnings Deficit	Undistributed Common Stock Held by Employee-Benefit Trust	Accumulated Other Comprehensive Income (Loss)	Total Capitol Bancorp Limited Stockholders' Equity	Noncontrolling Interests in Consolidated Subsidiaries	Total Equity
Balances at January 1, 2009		$ 274,018	$ 80,255	$ (569)	$ 144	$ 353,848	$ 159,220	$ 513,068
Investment in consolidated subsidiary by noncontrolling subsidiaries			27			27	3,793	3,820
Reduction in noncontrolling interests in consolidated subsidiaries due to deconsolidation							(18,829)	(18,829)
Issuance of 227,357 shares of common stock and 75,719 warrants to purchase shares of common stock to acquire noncontrolling interest in consolidated subsidiary		2,542				2,542	(2,542)	--
Surrender of 3,934 shares of common stock to facilitate vesting of restricted stock		(23)				(23)		(23)
Issuance of 37,000 unvested shares of restricted common stock, net of related unearned employee compensation		--				--		--
Reversal of compensation expense relating to 8,700 forfeited restricted common stock and stock options		(151)				(151)		(151)
Recognition of compensation expense relating to restricted common stock and stock options		1,501				1,501		1,501
Tax effect of share-based payments		(169)				(169)		(169)
Distribution of 385 shares to employees upon anniversary of employment		(11)		11		--		--
Cash dividends paid ($0.05 per share)			(864)			(864)		(864)
Components of comprehensive loss:								
Net loss			(195,169)			(195,169)	(69,371)	(264,540)
Fair value adjustment for investment securities available for sale (net of income tax effect)					(207)	(207)		(207)
Comprehensive loss						(195,376)		(264,747)
BALANCES AT DECEMBER 31, 2009		277,707	(115,751)	(558)	(63)	161,335	72,271	233,606
Reduction in noncontrolling interest of sold subsidiaries							(35,672)	(35,672)
Reduction in investment of subsidiaries due to change in ownership			(12,791)			(12,791)	12,791	--
Issuance of 10,000 shares of common stock upon exercise of stock options		20				20		20
Issuance of 50,980 shares of Series A preferred stock to bank development affiliate to acquire noncontrollin interest in consolidated subsidiaries—Note K	$ 5,098					5,098	2,932	8,030
Issuance of 2,500,000 shares of common stock to institutional investors—Note K		6,850				6,850		6,850
Issuance of 1,374,000 shares of common stock for redemption of promissory notes—Note I		3,325				3,325		3,325
Surrender of 8,420 shares of common stock to facilitate vesting of restricted stock		(13)				(13)		(13)
Issuance of 224,720 unvested shares of restricted common stock, net of related unearned employee compensation		--				--		--
Reversal of compensation expense relating to 31,075 forfeited restricted common shares and stock options		(1,345)				(1,345)		(1,345)
Recognition of compensation expense relating to restricted common stock and stock options—Note K		956				956		956
Tax effect of share-based payments		(293)				(293)		(293)
Distribution of 565 shares to employee upon anniversary of employment		(17)		17		--		--
Components of comprehensive loss:								
Net loss			(225,215)			(225,215)	(29,149)	(254,364)
Fair value adjustment for investment securities available for sale (net of income tax effect)					219	219		219
Comprehensive loss						(224,996)		(254,145)
BALANCES AT DECEMBER 31, 2010	$ 5,098	$ 287,190	$ (353,757)	$ (541)	$ 156	$ (61,854)	$ 23,173	$ (38,681)

See notes to condensed consolidated financial statements.

Capitol Bancorp Limited

Consolidated Statements of Changes in Equity (in $1,000s, except share and per-share data)—Continued

	Capitol Bancorp Limited Stockholders' Equity							
	Preferred Stock	Common Stock	Retained-Earnings Deficit	Undistributed Common Stock Held by Employee-Benefit Trust	Accumulated Other Comprehensive Income (Loss)	Total Capitol Bancorp Limited Stockholders' Equity	Noncontrolling Interests in Consolidated Subsidiaries	Total Equity
BALANCES AT DECEMBER 31, 2010	$ 5,098	$ 287,190	$ (353,757)	$ (541)	$ 156	$ (61,854)	$ 23,173	$ (38,681)
Reduction in noncontrolling interest of sold subsidiaries							(24,399)	(24,399)
Net change in investment of subsidiaries due to change in ownership—Note A			(5,662)			(5,662)	7,162	1,500
Issuance of 19,545,360 shares of common stock for redemption of trust-preferred securities—Note J		5,082				5,082		5,082
Surrender of 71,849 shares of common stock to facilitate vesting of restricted stock		(12)				(12)		(12)
Reversal of compensation expense relating to 48,600 forfeited restricted common stock and stock options		(207)				(207)		(207)
Recognition of compensation expense relating to restricted common stock and stock options—Note K		338				338		338
Tax effect of share-based payments		(256)				(256)		(256)
Components of comprehensive loss:								
Net loss			(45,427)			(45,427)	(6,499)	(51,926)
Fair value adjustment for investment securities available for sale (net of income tax effect)					(86)	(86)		(86)
Comprehensive loss						(45,513)		(52,012)
BALANCES AT DECEMBER 31, 2011	$ 5,098	$ 292,135	$ (404,846)	$ (541)	$ 70	$ (108,084)	$ (563)	$ (108,647)

See notes to condensed consolidated financial statements.

[The remainder of this page intentionally left blank]

Capitol Bancorp Limited
Consolidated Statements of Cash Flows

	-Year Ended December 31-
	2011	2010	2009
	(in $1,000s)

OPERATING ACTIVITIES
Net loss	$(51,926)	$(254,364)	$(264,540)
Adjustments to reconcile net loss to net cash provided
by operating activities (including discontinued operations):
Provision for loan losses	43,876	164,352	190,680
Depreciation of premises and equipment	5,454	7,933	10,084
Amortization and write-down of intangibles	--	219	838
Goodwill impairment	--	64,505	3,431
Net amortization (accretion) of investment security premiums (discounts)	215	298	(33)
Loss on sales of premises and equipment	69	393	254
Gain on sales of government-guaranteed loans	(2,392)	(2,504)	(2,811)
Gain on sales of bank subsidiaries	(5,495)	(15,784)	(1,187)
Gain on debt extinguishment	(16,861)	(1,255)	--
Realized loss (gain) on sales of investment securities available for sale	10	351	(7)
Loss (gain) on sales of other real estate owned	(510)	(125)	4,400
Write-down of other real estate owned	20,773	30,352	32,315
Amortization of issuance costs of subordinated debentures	101	145	148
Share-based compensation expense (benefit)	131	(389)	1,350
Deferred income tax credit	(1,892)	(2,123)	(43,354)
Valuation allowance for deferred income tax assets	--	--	104,498
Originations and purchases of loans held for sale	(44,439)	(116,829)	(311,179)
Proceeds from sales of loans held for sale	48,544	119,924	305,080
Decrease (increase) in accrued interest income and other assets	14,115	55,742	(30,722)
Increase in accrued interest expense on deposits and other liabilities	8,799	9,337	15,363

NET CASH PROVIDED BY OPERATING ACTIVITIES	18,572	60,178	14,608

INVESTING ACTIVITIES
Cash equivalents of acquired bank affiliate	--	18,949	--
Proceeds from sales of investment securities available for sale	497	25,964	798
Proceeds from calls, prepayments and maturities of investment
securities	11,379	22,175	15,596
Purchases of investment securities	(21,050)	(34,678)	(56,225)
Purchase of Federal Home Loan Bank stock	(820)	(1,527)	(2,294)
Redemption of Federal Home Loan Bank stock by issuer	2,586	2,563	1,340
Net decrease in portfolio loans	274,896	208,376	155,438
Proceeds from sales of government-guaranteed loans	30,356	27,981	39,429
Proceeds from sales of premises and equipment	441	416	2,033
Purchases of premises and equipment	(1,068)	(4,038)	(5,137)
Proceeds from sales of bank subsidiaries	47,308	76,101	9,506
Payments received on other real estate owned	268	2,192	6
Proceeds from sales of other real estate owned	32,386	45,145	17,716

NET CASH PROVIDED BY INVESTING ACTIVITIES	377,179	389,619	178,206

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and
savings accounts	204,838	333,177	157,850
Net increase (decrease) in certificates of deposit	(553,127)	(718,579)	12,300
Net borrowings from (payments on) debt obligations	(512)	(1,372)	1,484
Proceeds from Federal Home Loan Bank borrowings	217,850	613,230	3,146,430
Payments on Federal Home Loan Bank borrowings	(273,406)	(728,417)	(3,278,820)
Resources provided by noncontrolling interests	9,000	--	3,794
Net proceeds from issuance of common stock	--	6,870	--
Tax effect of share-based payments	(256)	(293)	(169)
Cash dividends paid	--	--	(864)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(395,613)	(495,384)	42,005

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	138	(45,587)	234,819

Change in cash and cash equivalents of discontinued operations	(34,258)	(56,308)	(85,148)
Cash and cash equivalents at beginning of year	421,344	523,239	373,568

CASH AND CASH EQUIVALENTS AT END OF YEAR	$387,224	$421,344	$523,239

Supplemental disclosures:
Cash paid during the year for interest	$40,738	$74,288	$114,693
Transfers of loans to other real estate owned	49,685	73,156	102,487
Surrender of common stock to facilitate exercise of stock options
and vesting of restricted stock	12	13	23

See notes to condensed consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION

Capitol Bancorp Limited ("Capitol" or the "Corporation") is a multibank holding company.  Consolidated bank subsidiaries consist of the following as of December 31, 2011:

Affiliate	Location	Percentage Owned by Capitol	Percentage Owned by Subsidiaries Controlled by Capitol	Year Formed or Acquired

Arizona Region:
Central Arizona Bank	Casa Grande, Arizona	63%	34%	1997
Sunrise Bank of Albuquerque	Albuquerque, New Mexico	75%	25%	2000
Sunrise Bank of Arizona	Phoenix, Arizona	96%	4%	1998

Great Lakes Region:
Bank of Maumee	Maumee, Ohio	(1)	51%	2006
Bank of Michigan	Farmington Hills, Michigan	51%		2005
Capitol National Bank(2)	Lansing, Michigan	51%		1982
Indiana Community Bank	Goshen, Indiana	100%		2000
Michigan Commerce Bank	Ann Arbor, Michigan	(1)	100%	1990

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada	2%	97%	2006
Bank of Las Vegas	Las Vegas, Nevada	95%	5%	2002

Northwest Region:
High Desert Bank	Bend, Oregon	(1)	55%	2007

Southeast Region:
First Carolina State Bank	Rocky Mount, North Carolina	84%	13%	2004
Pisgah Community Bank	Asheville, North Carolina	83%	13%	2008
Sunrise Bank	Atlanta, Georgia	71%	25%	2006

(1)	Majority-owned by a bank-development subsidiary (second-tier bank holding company) in which Capitol holds a controlling interest.
(2)
Effective December 31, 2011, Capitol entered into a share exchange agreement with certain shareholders of Capitol Development Bancorp Limited III ("CDBL III"), whereby Capitol exchanged 49% of its voting interest in Capitol National Bank for an additional 22% ownership interest in CDBL III.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

Capitol has several bank-development subsidiaries, each originally capitalized with two classes of common stock, voting and nonvoting.  Capitol purchased all of the initial voting shares of common stock of these entities while the nonvoting shares were sold in private offerings to accredited investors, some of whom are related parties of Capitol.  Those entities have been engaged in bank development activities, through Capitol, consisting of formation and investment in start-up banks and management of their investments in young banks.  Bank start-up activities were suspended in mid-2008 when the regulatory and capital-raising environment for new banks became unfavorable.  Each of these entities bear a similar name, Capitol Development Bancorp Limited (each a "CDBL"), numbered in their sequential formation, CDBL I through CDBL VIII.  CDBL I and CDBL II became wholly-owned by Capitol effective November 30, 2006 and February 9, 2007, respectively, and were merged with and into Capitol in 2007.  CDBL III ceased to be a controlled subsidiary of Capitol in 2009.

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

a wealth-management subsidiary.  The principal markets for the banks' financial services are the communities in which the banks are located and the areas immediately surrounding those communities.  The majority of Capitol's banks are state-chartered institutions, some have been chartered as federal savings banks and one has a national bank charter.

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

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

Reclassifications:  Certain 2010 and 2009 amounts have been reclassified to conform to the 2011 presentation, primarily related to discontinued operations (see Note L).

Estimates:  The preparation of consolidated financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing), money-market funds and federal funds sold.  Generally, federal funds transactions are entered into for a one-day period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

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

Derivatives: Residential real estate mortgage loans held for sale are originated by Capitol's banks.  When a customer has locked the interest rate on a mortgage application, and the banks have approved a loan commitment, the interest rate lock agreement is treated as a derivative, and a firm loan commitment.  The banks use forward delivery commitments to sell the mortgage loans into the secondary market.  The interest rate lock and forward delivery commitments are derivatives, and are offsetting agreements that serve as a hedge of the banks' exposure to interest rate changes and the resulting fluctuation of the commitments.  The fair value of the commitments are netted and recorded in the balance sheet with changes in fair value recorded in the statement of operations.

Investment Securities:  Investment securities available for sale are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income).  All other investment securities are classified as held for long-term investment and are carried at amortized cost which approximates fair value (see Note C).

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

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

The allowance for loan losses consists of specific and general components.  The specific component relates to loans that are individually classified as impaired, including loans which are considered to be troubled debt restructurings.  The general component covers non-classified loans and is based on historical loss experience adjusted for current qualitative environmental factors.  The Corporation maintains a loss history analysis that tracks loan losses and recoveries based on loan class as well as the loan risk grade assignment.

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

For all classes of loans, a loan is considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments.  All loans greater than $500,000 or $250,000 (based on aggregate relationship) are individually evaluated for impairment for banking subsidiaries with total assets of $200 million or more or less than $200 million, respectively.  If an individual loan is considered impaired, a specific allowance allocation may be recorded, generally followed by a subsequent charge-down in the amount of the impairment to reduce the loan to its net realizable value.  If an individual loan is not considered individually impaired, the loan is included in the specific or general reserve

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

allocation process for like-graded credits, unless such loan has had an impairment analysis performed and no impairment amount exists (in which case no general reserve allocation is considered necessary).  Groups of smaller-balance homogeneous loans are collectively evaluated for impairment and, accordingly, these loans are not generally separately identified for impairment evaluation.

Loan modifications or restructurings are accounted for as troubled debt restructurings if, for economic or legal reasons, it has been determined that a borrower is experiencing financial difficulties and the bank grants a "concession" to the borrower that it would not otherwise consider.  For all classes of loans, a troubled debt restructuring may involve a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof involving a concession to the borrower to facilitate repayment.  Loans modified and classified as troubled debt restructurings are impaired loans.  Troubled debt restructurings generally remain classified as impaired until the borrower has demonstrated timely payment performance for a period of time pursuant to the modified terms of the loan, and the loans are renewed at an interest rate that is at a market rate for loans with similar risk characteristics.

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

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of deposit insurance.  Capitol periodically monitors the financial position of such financial institutions to evaluate credit risk.

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Loan origination fees and direct loan origination costs are deferred and amortized over the life of the related loans as an adjustment of yield.  Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $1.8 million and $4.7 million at December 31, 2011 and 2010, respectively).

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

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the bank and are presumptively beyond the reach of the bank and its creditors (even in bankruptcy or other receivership), (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the bank does not maintain effective control over the transferred asset through an agreement to repurchase it before maturity or the ability to unilaterally cause the holder to return specific assets.  Transfers of financial assets are generally limited to participating interests in commercial loans sold as well as sale of government-guaranteed loans and the sale of residential mortgage loans into the secondary market, the extent of which is disclosed in the consolidated statements of cash flows.

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

Other Real Estate:  Other real estate is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  At the time of foreclosure, the carrying value of such properties is adjusted to estimated fair value (less estimated costs to sell) when transferred from portfolio loans to other real estate owned, establishing a new cost-basis.  These properties held for sale are subsequently carried at the lower of the new cost-basis or estimated fair value (less estimated costs to sell) and are periodically reviewed for subsequent impairment.

Fair Values of Financial Instruments:  Fair values of financial instruments are estimated using market information and other assumptions and involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, assumptions and other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

factors, especially in the absence of broad markets for particular items.  Changes in assumptions or market conditions could significantly affect such estimates.

Share-Based Compensation:  Stock options state a specific exercise price and expiration date and may be exercised by the optionee upon payment of the exercise price and related taxes due from the optionee; the Corporation, in its discretion, may permit cashless exercises of stock options.  Generally, previously unissued shares of common stock are issued upon exercise of stock options.  Compensation expense for stock option awards is recognized ratably over the vesting period of the award based on the fair value of the option, computed using a Black-Scholes valuation model.  Compensation expense for awards of restricted common stock is recognized ratably over the vesting periods of such awards (generally ranging from four to fifteen years), based on the fair value of the common stock on the date of grant.  Stock price volatility used in a Black-Scholes valuation model for stock options is based on historical volatility.  The risk-free interest rate is based on the yield of U.S. government securities with a maturity date consistent with the expected option life.  The expected option life is estimated based on past exercise behavior of optionees and the related option term.

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by Capitol's banks is not included in the consolidated balance sheet because it is not an asset of the banks or Capitol.  Trust and wealth-management revenue are recorded on the accrual method.

Federal Income Taxes:  Capitol and its subsidiaries which are owned 80% or more by Capitol file a consolidated federal income tax return.  Deferred federal income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  When it is determined that realization of deferred tax assets may be in doubt, a valuation allowance is recorded to reduce those assets to the amount which is more-likely-than-not realizable.  The effect on income taxes of a change in tax laws or rates is recognized in operations in the period that includes the enactment date.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Comprehensive Loss:  Comprehensive loss is the sum of net loss and certain items which are charged or credited to stockholders' equity which, for Capitol, is the net change in the fair value adjustment for investment securities available for sale.  Accordingly, the elements and total of comprehensive loss are shown within the statement of changes in stockholders' equity.

New Accounting Standards:  In January 2010, an accounting standards update regarding fair value measurements and disclosures was issued to require more robust disclosures about (1) different classes of assets and liabilities measured at fair value, (2) valuation techniques and inputs used, (3) the activity in Level 3 fair-value measurements and (4) the transfers between Levels 1, 2, and 3 of fair-value estimates.  The new disclosures became effective for the Corporation beginning January 1, 2010, except for the disclosures about purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair-value measurements which became effective beginning January 1, 2011.  These new disclosures did not have a material effect on the Corporation's consolidated financial statements upon implementation.

In July 2010, an accounting standards update was issued which requires significant new disclosures on a disaggregated basis about the allowance for loan losses and the credit quality of loans.  Under this standards update, a rollforward of the allowance for loan losses with the ending balance further disaggregated on the basis of the impairment methods used to establish loss estimates, along with the related ending loan balances and significant purchases and sales of loans during the period, are to be disclosed by portfolio segment or classification used for reporting purposes.  Additional disclosures are required by class of loan, including credit quality, aging of past-due loans, nonaccrual status and impairment information.  Disclosure of the nature and extent of troubled debt restructurings that occur during the period and their effect on the allowance for loan losses, as well as the effect on the allowance regarding troubled debt restructurings that occur within the prior 12 months that defaulted during the current reporting period, are also required.  The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the loan portfolio's risk and performance.

The majority of the disclosures under this new guidance, which are required as of the end of a reporting period, were first implemented in 2010 and are set forth in Note D.  The disclosure about activities that occur during a reporting period became effective January 1, 2011 and the disclosures about troubled debt restructurings became effective in the third quarter of 2011.  The adoption of the new guidance did not have an effect on the Corporation's consolidated financial statements upon implementation except for expanded disclosures therein as set forth in Note D.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

In April 2011, an accounting standards update was issued clarifying what constitutes a troubled debt restructuring.  When performing the evaluation of whether a loan modification or restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (1) the debtor is experiencing financial difficulties as defined by the guidance, and (2) the modification constitutes a concession.  This guidance also clarifies that a creditor is precluded from using the borrower's effective interest rate test when performing this evaluation.  For identification and disclosure purposes, this new guidance became effective beginning in the third quarter of 2011 and was applied retrospectively to modifications occurring on or after January 1, 2011.  As a result of implementing this new guidance in the third quarter of 2011, the Corporation reassessed all loan modifications or restructurings that occurred on or after January 1, 2011 to determine whether those loans are now considered troubled debt restructurings.  The implementation of this new guidance did not have a material effect on the Corporation's consolidated financial statements upon implementation except for expanded disclosures therein as set forth in Note D.

In April 2011, an accounting standards update was issued to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets on substantially the agreed upon terms.  This standard eliminates consideration of the transferor's ability to fulfill its contractual rights and obligations from the criteria, as well as related implementation guidance (i.e., that it possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets), in determining effective control, even in the event of default by the transferee.  Other criteria applicable to the assessment of effective control are not changed by this new guidance.  This new guidance will become effective January 1, 2012 and management does not expect it to have a material effect on the Corporation's consolidated financial statements upon implementation.

In May 2011, an accounting standards update was issued to amend the fair value measurement and disclosure requirements to explain how to measure fair value in certain instances, but it does not require additional fair value measurements.  Some of the amendments include clarification regarding the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity's stockholders' equity, measuring the fair value of financial instruments that are managed within a portfolio, application of premiums and discounts in a fair value measurement and expanded disclosure requirements to include quantitative information about the unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy, as well as qualitative discussion about the sensitivity of recurring Level 3 fair value measurements.  This new guidance is effective prospectively beginning January 1, 2012 and management does not expect it will have a material effect on the Corporation's consolidated financial statements upon implementation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

In June 2011, an accounting standards update was issued to amend the options available for the presentation of other comprehensive income.  An entity will have the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  An entity will no longer be able to present the components of comprehensive income as part of the statement of stockholders' equity.  Regardless of which presentation method an entity chooses, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s), where the components of net income and the components of other comprehensive income are presented.  This new guidance is effective retrospectively for all annual and interim periods presented beginning January 1, 2012 and management does not expect it will have a material effect on the Corporation's consolidated financial statements upon implementation.  In October 2011, the FASB decided to defer the presentation of reclassification adjustments until further consideration.

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

Investment securities consisted of the following at December 31 (in $1,000s):

	2011		2010(1)
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale securities:
United States treasury	$4,004	$4,013	$503	$506
United States government agencies	9,805	9,819	12,664	12,681
Mortgage-backed	10,894	10,972	1,808	1,924
Municipalities	275	278	371	378
	24,978	25,082	15,346	15,489
Held for long-term investment:
CDBL III	973	973	463	463
Corporate	1,764	1,764	2,430	2,430
	2,737	2,737	2,893	2,893

	$27,715	$27,819	$18,239	$18,382

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

At December 31, 2011, securities with a fair value approximating $1.0 million were pledged to secure public and trust deposits and securities with a fair value approximating $2.9 million were pledged for other purposes as required by law.  As discussed in Note I, investment securities with a fair value approximating $6.7 million were also pledged against short-term borrowings.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE C—INVESTMENT SECURITIES—Continued

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31 (in $1,000s):

	2011		2010(1)
	Gains	Losses	Gains	Losses

United States treasury	$9		$3
United States government agencies	16	$2	18	$1
Mortgage-backed	93	16	116
Municipalities	4		7

	$122	$18	$144	$1

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

The age of gross unrealized losses and carrying value (at estimated fair value) of securities available for sale are summarized below (in $1,000s):

	2011		2010
	Unrealized Loss	Carrying Value	Unrealized Loss	Carrying Value
One year or less:
United States government agencies	$2	$3,247	$1	$4,797
Mortgage-backed	16	6,680

	$18	$9,927	$1	$4,797

Management does not believe any individual unrealized loss as of December 31, 2011 represents an other-than-temporary loss (primarily due to such amounts being attributable to changes in interest rates).  Further, it does not intend to sell such securities and believes it is unlikely a sale would become required before the amortized cost can be recovered.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE C—INVESTMENT SECURITIES—Continued

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2011 were as follows (in $1,000s):

	Amortized Cost	Estimated Fair Value

Due in one year or less	$9,230	$9,253
After one year, through five years	4,876	4,882
After five years, through ten years	338	359
After ten years	10,534	10,588
Securities held for long-term investment, without stated maturities	2,737	2,737

	$27,715	$27,819

NOTE D—LOANS

Portfolio loans consisted of the following at December 31 (in $1,000s):

	2011	2010(1)

Loans secured by real estate:
Commercial	$973,045	$1,164,488
Residential (including multi-family)	363,802	437,411
Construction, land development and other land	117,736	178,214
Total loans secured by real estate	1,454,583	1,780,113
Commercial and other business-purpose loans	192,851	280,352
Consumer	13,813	18,500
Other	2,962	5,211
Total portfolio loans	1,664,209	2,084,176
Less allowance for loan losses	(92,529)	(130,062)

Net portfolio loans	$1,571,680	$1,954,114

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

Loans serviced for the benefit of others, which are not recorded on the consolidated balance sheet, approximated $75.5 million and $105 million at December 31, 2011 and 2010, respectively.  Loan servicing assets are not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

The following tables present the allowance for loan losses and the carrying amount of loans based on management's overall assessment of probable incurred losses, and should not be interpreted as an indication of future charge-offs:

	December 31, 2011
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Total

Allowance for loan losses:
Individually evaluated
for impairment	$11,141	$4,305	$3,434	$3,740	$29		$22,649
Collectively evaluated
for probable incurred
losses	30,806	17,804	8,770	11,714	758	$28	69,880

Total allowance for
loan losses	$41,947	$22,109	$12,204	$15,454	$787	$28	$92,529

Portfolio loans:
Individually evaluated
for impairment	$173,165	$59,371	$40,013	$23,796	$63		$296,408
Collectively evaluated
for probable incurred
losses	799,880	304,431	77,723	169,055	13,750	$2,962	1,367,801

Total portfolio loans	$973,045	$363,802	$117,736	$192,851	$13,813	$2,962	$1,664,209

	December 31, 2010(1)
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Total

Allowance for loan losses:
Individually evaluated
for impairment	$9,800	$5,568	$6,415	$6,055			$27,838
Collectively evaluated
for probable incurred
losses	40,217	30,154	12,452	18,605	$709	$87	102,224

Total allowance for
loan losses	$50,017	$35,722	$18,867	$24,660	$709	$87	$130,062

Portfolio loans:
Individually evaluated
for impairment	$171,362	$54,442	$52,734	$25,558	$22		$304,118
Collectively evaluated
for probable incurred
losses	993,126	382,969	125,480	254,794	18,478	$5,211	1,780,058

Total portfolio loans	$1,164,488	$437,411	$178,214	$280,352	$18,500	$5,211	$2,084,176

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Activity within the allowance for loan losses is summarized below (in $1,000s):

	2011	2010(1)	2009(1)

Balance at beginning of year	$130,062	$114,557	$69,065
Allowance for loan losses of acquired bank affiliate	2,380
Provision for loan losses charged to operations	41,362	148,275	158,589
Net charge-offs:
Loans charged-off (deduction)	(97,658)	(147,383)	(115,694)
Recoveries	16,383	14,613	2,597
Net charge-offs	(81,275)	(132,770)	(113,097)

Balance at end of year	$92,529	$130,062	$114,557

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

	Year Ended December 31, 2011
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Total

Beginning balance	$50,017	$35,722	$18,867	$24,660	$709	$87	$130,062

Acquired loan loss reserve	1,043	117	651	500	68	1	2,380

Charge-offs	(34,558)	(20,486)	(22,774)	(18,805)	(1,033)	(2)	(97,658)
Recoveries	5,033	2,898	4,462	3,746	238	6	16,383
Net charge-offs	(29,525)	(17,588)	(18,312)	(15,059)	(795)	4	(81,275)

Provision for loan
losses	20,412	3,858	10,998	5,353	805	(64)	41,362

Ending balance	$41,947	$22,109	$12,204	$15,454	$787	$28	$92,529

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) at December 31 are summarized as follows (in $1,000s):

	2011	2010(1)
Nonaccrual loans:
Loans secured by real estate:
Commercial	$122,481	$147,852
Residential (including multi-family)	47,728	57,899
Construction, land development and other land	31,297	51,621
Total loans secured by real estate	201,506	257,372
Commercial and other business-purpose loans	18,002	28,926
Consumer	124	132
Total nonaccrual loans	219,632	286,430

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	3,778	2,875
Residential (including multi-family)	259	1,484
Construction, land development and other land	--	2,380
Total loans secured by real estate	4,037	6,739
Commercial and other business-purpose loans	148	2,073
Consumer	38	38
Total past due loans	4,223	8,850

Total nonperforming loans	$223,855	$295,280

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

If nonperforming loans had performed in accordance with their contractual terms during the year, estimated additional interest income of $17.8 million, $17.6 million and $16.8 million would have been recorded in 2011, 2010 and 2009, respectively.  Estimated interest income recognized on loans in nonaccrual status in 2011, 2010 and 2009 operations approximated $720,000, $407,000 and $1.0 million, respectively.

Impaired loans, which do not have an allowance requirement, include collateral-dependent loans for which direct write-downs have been made and, accordingly, no allowance requirement or allocation is necessary.  During 2011, 2010 and 2009, the average recorded investment in impaired loans approximated $331.5 million, $335.8 million and $223.0 million, respectively.  Interest income is recorded on impaired loans if not on nonaccrual status, or may be recorded on a cash basis in some circumstances, if such payments are not credited to principal.  In 2011, 2010 and 2009, interest income recorded on impaired loans approximated $13.8 million, $4.2 million and $1.0 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Impaired loans are summarized in the following tables (in $1,000s), based on loans which either have an allowance for loan losses recorded or no such allowance as of December 31, 2011 and 2010:

	December 31, 2011
	Carrying Value	Unpaid Principal Balance	Related Allowance for Loan Losses

With an allowance recorded:
Loans secured by real estate:
Commercial	$72,164	$83,433	$11,533
Residential (including multi-family)	33,649	38,238	5,744
Construction, land development and other land	16,980	22,940	3,764
Total loans secured by real estate	122,793	144,611	21,041
Commercial and other business-purpose loans	16,120	17,506	4,728
Consumer	166	173	95
	139,079	162,290	25,864
With no related allowance recorded:
Loans secured by real estate:
Commercial	107,709	148,926
Residential (including multi-family)	35,695	48,220
Construction, land development and other land	26,064	42,309
Total loans secured by real estate	169,468	239,455
Commercial and other business-purpose loans	11,828	17,146
Consumer	12	48
	181,308	256,649

Total	$320,387	$418,939	$25,864

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

	December 31, 2010(1)
	Carrying Value	Unpaid Principal Balance	Related Allowance for Loan Losses

With an allowance recorded:
Loans secured by real estate:
Commercial	$78,873	$128,277	$12,560
Residential (including multi-family)	38,671	46,250	10,881
Construction, land development and other land	22,997	46,770	8,032
Total loans secured by real estate	140,541	221,297	31,473
Commercial and other business-purpose loans	20,836	33,499	8,948
Consumer	155	181	96
	161,532	254,977	40,517
With no related allowance recorded:
Loans secured by real estate:
Commercial	103,355	167,864
Residential (including multi-family)	29,274	48,992
Construction, land development and other land	32,669	52,713
Total loans secured by real estate	165,298	269,569
Commercial and other business-purpose loans	13,343	22,333
Consumer	18	42
	178,659	291,944

Total	$340,191	$546,921	$40,517

(1)     For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

Included in total impaired loans as of December 31, 2011 and 2010 is $217.5 million and $112.7 million, respectively, of loans modified as troubled debt restructurings (see further discussion under troubled debt restructurings section of this Note).

For the year ended December 31, 2011, the average recorded investment in impaired loans and interest income recorded on impaired loans were as follows (in $1,000s):

	Average	Interest
	Recorded	Income
	Investment	Recorded

Commercial	$184,413	$7,616
Residential (including multi-family)	66,124	3,355
Construction, land development and other land	49,987	1,393
Total loans secured by real estate	300,524	12,364
Commercial and other business-purpose loans	30,618	1,375
Consumer	314	21
Other	1

Total	$331,457	$13,760

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

The following tables summarize the aging and amounts of past due loans as of December 31, 2011 and 2010 (in $1,000s):

	December 31, 2011
	Past Due Loans			Total
	(based on payment due dates)			Amount of
			Loans on	Loans More	Loans Either
	More Than		Nonaccrual	Than 29 Days	Current or
	29 Days,	More Than	Status	Past Due or on	Less Than	Total
	and Less Than	89 Days	(Generally, 90	Nonaccrual	30 Days	Portfolio
	90 Days	(Accruing)	Days or More)	Status	Past Due	Loans

Loans secured by real estate:
Commercial	$18,127	$3,778	$122,481	$144,386	$828,659	$973,045
Residential (including multi-
family)	5,376	259	47,728	53,363	310,439	363,802
Construction, land development
and other land	4,634		31,297	35,931	81,805	117,736
Total loans secured by real estate	28,137	4,037	201,506	233,680	1,220,903	1,454,583
Commercial and other business-
purpose loans	3,958	148	18,002	22,108	170,743	192,851
Consumer	479	38	124	641	13,172	13,813
Other					2,962	2,962

Total	$32,574	$4,223	$219,632	$256,429	$1,407,780	$1,664,209

	December 31, 2010(1)
	Past Due Loans			Total
	(based on payment due dates)			Amount of
			Loans on	Loans More	Loans Either
	More Than		Nonaccrual	Than 29 Days	Current or
	29 Days,	More Than	Status	Past Due or on	Less Than	Total
	and Less Than	89 Days	(Generally, 90	Nonaccrual	30 Days	Portfolio
	90 Days	(Accruing)	Days or More)	Status	Past Due	Loans

Loans secured by real estate:
Commercial	$26,929	$2,875	$147,852	$177,656	$986,832	$1,164,488
Residential (including multi-
family)	12,381	1,484	57,899	71,764	365,647	437,411
Construction, land development
and other land	6,046	2,380	51,620	60,046	118,168	178,214
Total loans secured by real estate	45,356	6,739	257,371	309,466	1,470,647	1,780,113
Commercial and other business-
purpose loans	8,288	2,073	28,926	39,287	241,065	280,352
Consumer	548	38	132	718	17,782	18,500
Other					5,211	5,211

Total	$54,192	$8,850	$286,429	$349,471	$1,734,705	$2,084,176

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Capitol categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt obligations based on:  current financial information, aging analysis, historical payment experience, credit documentation and public information, among other factors.  Capitol analyzes loans individually by dollar value and by classifying the loans as to credit risk.  This analysis generally includes all loans and is generally performed at least quarterly.  Capitol uses the following definitions for its loan risk ratings:

Pass.  Loans classified with a pass rating have been deemed to have acceptable credit quality by bank management.

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

Based on management's most recent analysis, the risk categories of loans are summarized as follows (in $1,000s):

	December 31, 2011
	Pass			Total Portfolio Loans
		Watch	Substandard

Loans secured by real estate:
Commercial	$662,963	$94,151	$215,931	$973,045
Residential (including multi-family	250,750	32,631	80,421	363,802
Construction, land development
and other land	59,249	12,592	45,895	117,736
Total loans secured by real estate	972,962	139,374	342,247	1,454,583
Commercial and other business-
purpose loans	145,498	14,641	32,712	192,851
Consumer	12,715	578	520	13,813
Other	2,668	294		2,962

Total	$1,133,843	$154,887	$375,479	$1,664,209

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

	December 31, 2010(1)
	Pass			Total Portfolio Loans
		Watch	Substandard

Loans secured by real estate:
Commercial	$805,100	$109,065	$250,323	$1,164,488
Residential (including multi-family	309,289	34,334	93,788	437,411
Construction, land development
and other land	86,612	22,595	69,007	178,214
Total loans secured by real estate	1,201,001	165,994	413,118	1,780,113
Commercial and other business-
purpose loans	200,570	22,166	57,616	280,352
Consumer	17,134	967	399	18,500
Other	4,871	340		5,211

Total	$1,423,576	$189,467	$471,133	$2,084,176

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

Troubled Debt Restructurings

Capitol has designated a troubled debt restructuring as a loan that has been modified because the borrower is experiencing financial difficulty and the loan meets one or more of the following criteria:

1.
An extension or renewal of a substandard rated loan with no change in rate or terms, and the terms provided are not representative of current market rates for credits with similar risk characteristics;

2.
A loan modification where the repayment terms are modified for a specific period of time in order to allow the borrower to liquidate or dispose of the related collateral to provide the ability to pay the loan off in full;

3.	Modification of the interest rate for a defined period of time in order to allow the borrower to repay the debt, based on current cash flow sources;
4.	A loan modified to an "interest only" structure for a period of time that will result in the loan being paid off, returned to the contracted terms or refinanced; or
5.	A modification of a loan into an A/B note structure, where the A note is at market rate terms and conditions, and the B note has been charged off.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Loans modified and classified as troubled debt restructurings are impaired loans.  Each loan that is designated as a troubled debt restructuring is individually evaluated for impairment to determine the specific reserve to be established.  The specific reserve is determined using the discounted cash flow method, the collateral dependency method or, when available, the observable market price method, and is calculated as the difference between the carrying value of the loan and the result of the impairment measurement method.

The loan portfolios contain primarily three categories of troubled debt restructurings, (1) loans for which the rate or terms have been modified (2) loans for which the rate or terms have not been modified but the loan was extended or renewed, and (3) loans that have been modified with interest only terms.  The following are the factors that enter into the determination of the specific reserve for each of these categories:

Loans for which the rate or terms have been modified:  The specific reserve for loans in this category, for which the repayment ability is based on the cash flows of the borrower, is determined using a discounted cash flow analysis.  The discount period used is based on when the bank believes, based on cash flows from the borrower or project, that the credit will be paid in full.  The period used is generally based on a defined cash flow event that is projected to occur in the future.  For an event which will result in a paydown allowing for a refinance, the discount period would be the number of months until the refinance.  If an event for paydown or refinance cannot be documented, a discount period that will result in the cash flows from the borrower reducing the loan balance down to the collateral value is used.  The specific reserve for loans in this category that have been deemed collateral dependent is determined using the collateral dependency method.

Loans for which there has been no rate or term modification:  If there has been no change in the rate and term, a discounted cash flow analysis using the same terms would not, in most cases, yield a specific reserve allocation commensurate with loans in the general allowance account that have similar risk characteristics with respect to payment default but that have not been modified and are a troubled debt restructuring.  In the determination of the specific reserve for this category of loans, the appropriate general pool loss reserve factor is used as a baseline with adjustments made based on known circumstances that may affect the collectability of the loan.  Any increase or decrease to the baseline general allowance reserve factor is determined based on the loss experience for loans with similar risk characteristics and probabilities of default.

Loans that have interest only terms:  Unless there is a specific event that can be documented which will result in the loan being paid, returned to the original contract terms or refinanced, these loans are treated as collateral-dependent and the specific reserve is based on the net value of the collateral held.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

The following table summarizes loans modified as troubled debt restructurings during the year ended December 31, 2011 (in $1,000s):

	Number of Contracts	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment	Loan Loss Reserve
Troubled debt restructurings:
Loans secured by real estate:
Commercial	207	$103,032	$76,572	$4,654
Residential	209	39,060	34,183	2,686
Construction, land development
and other	54	15,148	11,809	1,052
Total loans secured by
real estate	470	157,240	122,564	8,392
Commercial and other business-
purpose loans	125	17,367	12,548	2,414
Consumer	6	325	54	12

Total	601	$174,932	$135,166	$10,818
Of the amounts in the table above, approximately $74 million, or 55%, and 283 contracts, or 47%, are substandard rated loans that were extended or renewed with no change in rate or terms, and the terms provided were not representative of current market rates for loans with similar risk characteristics.  The remainder of the troubled debt restructuring pool constitutes loans where repayment terms and/or interest rates were modified, or the loan was modified to an "interest only" structure.

A payment default is determined when a loan is 90 days or more past due.  The following table summarizes loans modified as troubled debt restructurings in the last twelve months for which there was a payment default during the year ended December 31, 2011 (in $1,000s):

	Number of Contracts	Recorded Investment
Troubled debt restructurings that
subsequently defaulted:
Loans secured by real estate:
Commercial	62	$25,946
Residential	60	8,857
Construction, land development
and other	25	5,806
Total loans secured by
real estate	147	40,609
Commercial and other business-
purpose loans	20	3,558

Total	167	$44,167

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE D—LOANS—Continued

Troubled debt restructurings which have a payment default are subject to a similar credit risk evaluation as other loans that are in default.  Generally, loans that are in payment default are moved to collateral dependency as the source of repayment, and the determination of the specific reserve for these loans is based on the net value of the collateral held.

The total amount of troubled debt restructurings as of December 31, 2011 is detailed in the following table by loan type and accrual status (in $1,000s):

	Troubled Debt Restructurings at December 31, 2011
	On Non-Accrual Status	On Accrual Status	Total

Loans secured by real estate:
Commercial	$65,814	$57,392	$123,206
Residential (including multi-family)	27,105	21,616	48,721
Construction, land development and
other land	15,475	11,748	27,223
Total loans secured by real estate	108,394	90,756	199,150
Commercial and other business-purpose
loans	8,336	9,945	18,281
Consumer		54	54

Total	$116,730	$100,755	$217,485

NOTE E—RELATED PARTY TRANSACTIONS

In the ordinary course of business, Capitol's banking subsidiaries make loans to officers and directors of the Corporation and its subsidiaries, including their immediate families and companies in which they are principal owners.  At December 31, 2011 and 2010, total loans outstanding to these persons were $44.2 million and $56.1 million, respectively.  During 2011, $16.1 million of new loans were made to these persons, and repayments and other reductions (including bank divestitures) totaled $28.0 million.  Such loans were made at the banking subsidiaries' normal credit terms.

Officers and directors of Capitol (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries.  Such deposits, which approximated $28.5 million and $27.6 million at December 31, 2011 and 2010, respectively, are accepted based upon the banks' normal terms as to interest rate, term and deposit insurance.

During 2009, certain subsidiaries ceased to be controlled by Capitol and, accordingly, were deconsolidated (see Note T) although such subsidiaries continue to be related parties of Capitol.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

	2011	2010(1)

Land, buildings and improvements	$19,544	$19,546
Leasehold improvements	16,819	17,016
Equipment, furniture and software	37,631	38,396
	73,994	74,958
Less accumulated depreciation	(46,574)	(43,243)

	$27,420	$31,715

(1)    For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

Capitol and certain subsidiaries rent office space and equipment under operating leases.  Rent expense (net of sublease income) under these lease agreements approximated $5.9 million, $7.6 million and $7.4 million in 2011, 2010 and 2009, respectively (including rent expense approximating $2.2 million, $1.8 million and $1.7 million in 2011, 2010 and 2009, under leases with related parties).

At December 31, 2011, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

2012	$7,138
2013	6,252
2014	5,886
2015	5,095
2016	3,968
2017 and thereafter	8,727

$37,066

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

Capitol's annual review for potential goodwill impairment in 2010 concluded that all of its recorded goodwill (approximately $64.5 million, including $4.8 million from discontinued operations) was deemed to be impaired.  Accordingly, such amount was written-off as of December 31, 2010.

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

NOTE H—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $635 million and $765 million as of December 31, 2011 and 2010, respectively.

At December 31, 2011, scheduled maturities of time deposits were as follows (in $1,000s):

2012	$823,037
2013	197,989
2014	51,356
2015	31,712
2016	22,772
2017 and thereafter	732

$1,127,598

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE I—NOTES PAYABLE AND SHORT-TERM BORROWINGS

Notes payable and short-term borrowings consisted of the following at December 31 (in $1,000s):

	2011	2010(1)

FHLB borrowings	$46,955	$98,221
Promissory notes	12,490	8,431
Repurchase agreements	733	1,137

	$60,178	$107,789

(1)    For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

FHLB borrowings represent advances secured by certain portfolio loans and other eligible collateral.  Such advances become due at varying dates and bear interest at market short-term rates (approximately 1.58% at December 31, 2011).  At December 31, 2011, unused lines of credit under these facilities approximated $123.9 million.  Assets pledged to secure these credit facilities consisted of portfolio loans in the amount of $328.6 million and investment securities with a market value of $4.6 million at December 31, 2011.  Continued availability of the FHLB credit facilities is subject to the FHLB's review of the banks' credit worthiness.  Assets pledged to secure the repurchase agreements consisted of investment securities with a fair market value of $2.1 million at December 31, 2011.

During 2008, Capitol completed a private offering of 9% promissory notes.  The promissory notes were purchased by accredited investors, including certain related parties of Capitol.  The promissory notes mature in 2013.  Interest is payable quarterly and the promissory notes became callable in 2010.  In 2010, Capitol extinguished approximately $4.6 million in promissory notes in exchange for 1,374,000 shares of common stock resulting in a gain of $1.3 million.  At December 31, 2011 and 2010, the balance of these promissory notes was approximately $8.4 million.

In October 2011, Capitol terminated an aircraft lease and issued a promissory note for the remaining balance of that lease.  Interest is payable monthly at an annual rate of 10% and the note matures in 2016.  At December 31, 2011, the balance of this promissory note was approximately $4.1 million.

At December 31, 2011, scheduled debt maturities of notes payable and short-term borrowings were as follows (in $1,000s):

2012	$41,321
2013	11,194
2014	890
2015	927
2016	846
2017 and thereafter	5,000

$60,178

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE J—SUBORDINATED DEBENTURES

Subordinated debt relates to trust-preferred securities issued by Capitol which are summarized as follows at December 31 (in $1,000s):

			Aggregate
	Current	Scheduled	Liquidation	Net Carrying Amount
	Interest Rate	Maturity	Amount	2011	2010

Capitol Trust I	8.50% fixed	2027	$13,494	$13,186	$24,687
Capitol Trust II	10.25% fixed	2031	10,000	9,803	9,793
Capitol Statutory Trust III	4.01% variable	2031	15,000	14,706	14,691
Capitol Trust IV	4.05% variable	2032	3,000	2,931	2,928
Capitol Trust VI	3.70% variable	2033	10,000	9,787	9,777
Capitol Trust VII	7.78% fixed	2033	10,000	9,891	9,886
Capitol Statutory Trust VIII	3.51% variable	2033	20,000	19,715	19,702
Capitol Trust IX	7.69% fixed	2034	10,000	9,952	9,950
Capitol Trust X	6.55% fixed	2037	33,000	33,000	33,000
Capitol Trust XI	2.20% variable	2037	20,000	20,000	20,000
Capitol Trust XII	10.50% fixed	2038	6,802	6,185	13,172

			$151,296	$149,156	$167,586

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

On January 31, 2011, Capitol accepted for exchange 1,180,602 of the 2,530,000 outstanding shares of trust-preferred securities of Capitol Trust I and 773,934 of the 1,454,100 outstanding shares of trust-preferred securities of Capitol Trust XII and, pursuant to the related exchange offer, issued approximately 19.5 million previously-unissued shares of Capitol's common stock.  This exchange resulted in the retirement of approximately $19.5 million aggregate liquidation amount of the trust-preferred securities on a combined basis and eliminated approximately $3.4 million of accrued interest payable associated with the retired securities, which collectively increased Capitol's equity and regulatory capital by $21.9 million, including a gain on the transaction of approximately $16.9 million.

Interest paid to the trusts by Capitol (which is recorded as interest expense in its consolidated financial statements) is distributed by the trusts to the holders of the trust-preferred securities.  Under certain conditions, Capitol may defer payment of interest on the subordinated debentures for periods of up to five years and, in 2009, Capitol elected to defer such interest payments.  During deferral periods, Capitol is prohibited from paying dividends on its common stock (subject to certain exceptions) and continues to accrue interest payable on such securities.  As of December 31, 2011 and 2010, accrued interest on such securities approximated $27.6 million and $20.8 million, respectively.  Holders of the trust-preferred

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE J—SUBORDINATED DEBENTURES—Continued

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

Documents governing the trusts give holders of the securities preference on liquidation over the holders of Capitol's common stock.  Under current regulatory guidelines, none of Capitol's trust-preferred securities are included as qualifying regulatory capital as of December 31, 2011 and 2010.  When the trust-preferred securities were issued, and at December 31, 2009, they were treated as qualifying regulatory capital.

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

On June 30, 2010, Capitol issued an aggregate 95,000 shares of its Series A Noncumulative Perpetual Preferred Stock.  Of that aggregate issuance, 44,020 shares were issued to a consolidated subsidiary of Capitol and, accordingly, have been eliminated in consolidation.  The remaining 50,980 shares were issued to a bank-development company which is an unconsolidated affiliate of Capitol.  The liquidation preference of the shares issued is $100 per share, with an aggregate issuance of $9.5 million of which $4.4 million has been eliminated upon consolidation.  The Series A Preferred Stock is nonvoting and callable at Capitol's option after 36 months from date of issuance at $100 per share plus any accrued dividends.  Dividends on such shares are payable only when and if declared by Capitol's board of directors based on an annual rate of 6%.

In April 2010, Capitol completed an offering of 2.5 million shares of previously-unissued common stock and warrants for the purchase of 1.25 million additional shares of common stock, resulting in net proceeds approximating $6.8 million with a corresponding increase to Capitol's stockholders' equity.  The warrants have an exercise price of $3.50 per warrant and expire in 2013.

Warrants for the purchase of 75,719 shares of Capitol's common stock, which were issued in 2009, were outstanding at December 31, 2011 and expire May 31, 2012.  The exercise price is $20.37 per warrant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE K—STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION
Continued

Shares of restricted common stock of the Corporation have been granted to certain officers.  Compensation expense related to such restricted stock approximated $323,000 in 2011, $655,000 in 2010 and $495,000 in 2009.  There were no tax benefits associated with such compensation expense in 2011, 2010 and 2009.  Future compensation expense related to unvested restricted common stock grants as of December 31, 2011 approximates $174,000 (based on grants through December 31, 2011), to be recorded ratably over a period of approximately 4.0 years, based on the weighted-average remaining vesting period at that date.

Activity in unvested restricted common stock is summarized as follows:

	2011		2010		2009
	Restricted Shares	Weighted- Average Grant Date Fair Value	Restricted Shares	Weighted- Average Grant Date Fair Value	Restricted Shares	Weighted- Average Grant Date Fair Value

Unvested at January 1	310,216	$5.58	144,943	$22.14	136,490	$29.55
Granted	--	--	224,720	1.38	37,000	1.70
Vested	(240,794)	3.58	(28,372)	31.25	(19,847)	29.53
Forfeited	(48,600)	10.52	(31,075)	29.00	(8,700)	34.69

Unvested at December 31	20,822	$17.21	310,216	$5.58	144,943	$22.14

Stock options have been granted to certain officers and directors which provide for the purchase of shares of the Corporation's common stock.  Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date.  All such stock options expire at varying periods up to seven years after the grant date.  Stock option activity is summarized as follows:

	Number Outstanding	Exercise Price Range			Weighted Average Exercise Price

Outstanding at January 1, 2009	2,374,159	$13.50	to	$46.20	$28.28
Granted in 2009	404,022	2.01	to	6.04	2.70
Cancelled or expired in 2009	(273,698)	13.50	to	34.52	24.03
Outstanding at December 31, 2009	2,504,483	2.01	to	46.20	24.61

Granted in 2010	206,656	1.78	to	1.96	1.95
Exercised in 2010	(10,000)	2.01	to	2.01	2.01
Cancelled or expired in 2010	(955,537)	2.01	to	46.20	25.57
Outstanding at December 31, 2010	1,745,602	1.78	to	46.20	21.53

Granted in 2011	755,000	0.06	to	0.09	0.06
Cancelled or expired in 2011	(337,168)	1.78	to	37.48	24.32
Outstanding at December 31, 2011	2,163,434	$0.06	to	$46.20	$13.61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE K—STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION
Continued

There was no aggregate intrinsic value of exercised stock options as of December 31, 2011, 2010 and 2009.

Stock options with an aggregate fair value of $33,000 and $255,000 were granted in 2011 and 2010, respectively.  Fair value was computed using a Black-Scholes valuation model.

Fair value assumptions included the following:

	2011	2010	2009

Risk-free interest rate	0.85% and 0.88%	2.01% and 2.62%	2.62%
Stock price volatility	0.99 and 1.23	0.85 and 0.76	0.76
Dividend yield	--	--	--
Expected option life	5 years and 3.37 years	4.5 years and 5 years	5 years

Compensation expense related to stock options approximated $16,000 in 2011, $301,000 in 2010 and $855,000 in 2009, and associated tax benefits approximated $6,000 in 2011, $106,000 in 2010 and $299,000 in 2009 (before valuation allowance, see Note N).  Future compensation expense relating to stock options outstanding as of December 31, 2011 is insignificant.

As of December 31, 2011, substantially all outstanding stock options were vested, currently exercisable and had a weighted average remaining contractual life of 2.61 years (except for stock options granted in 2011 which become vested and exercisable in 2012).  The following table summarizes stock options outstanding and segregated by exercise price range as of December 31, 2011:

		Weighted Average
Exercise Price Range	Number Outstanding	Exercise Price	Remaining Contractual Life

$0.00 to 5.99	1,220,740	$0.80	3.55 years
$6.00 to 9.99	69,521	6.04	4.10 years
$15.00 to 19.99	79	16.40	0.21 years
$20.00 to 24.99	196,200	21.91	2.69 years
$30.00 to 34.99	341,898	32.31	0.42 years
$35.00 or more	334,996	37.91	1.05 years

	2,163,434	$13.61

Cash received from optionees upon exercise of stock options approximated $20,000 in 2010 (none in 2011 and 2009) and there were no tax benefits realized in 2011, 2010 and 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—DIVESTITURES OF BANKS AND DISCONTINUED OPERATIONS

In 2011, Capitol completed the following sales of bank subsidiaries (in $1,000s):

		Sale
	Date Sold	Proceeds	Gain (Loss)

Bank of Tucson – main office(1)	January 24, 2011	$4,567	$4,418
Bank of Fort Bend(2)	March 30, 2011	4,315	1,445
Community Bank of Rowan(3)	April 19, 2011	4,845	(1,298)
Bank of the Northwest/Sunrise Bank(3)	July 28, 2011	24,113	184
Bank of Feather River(2)	October 3, 2011	3,272	(240)
Evansville Commerce Bank(2)	October 7, 2011	2,321	48
Bank of Las Colinas(2)	October 27, 2011	3,884	938

		$47,317	$5,495

(1)	Previously a wholly-owned subsidiary of Capitol. Sale proceeds represent the net premium received from the assumption of liabilities and acquisition of assets transaction.
(2)	Previously a majority-owned subsidiary of a bank-development subsidiary controlled by Capitol.
(3)	Previously a majority-owned subsidiary of Capitol.

In 2010, Capitol completed the sale of 11 bank subsidiaries for $76.1 million in sales proceeds and a net gain of $15.8 million.  In 2009, Capitol completed the sale of one bank subsidiary for $9.5 million in sale proceeds and a net gain of $1.2 million.

In addition to completed sales transactions, Capitol has entered into definitive agreements to sell its interests (or controlling interests held by bank-development subsidiaries) in the following institutions which are pending:  Bank of Maumee, Bank of Michigan, First Carolina State Bank and Pisgah Community Bank.  The pending bank sales are subject to regulatory approval and other contingencies.  If completed, those pending bank divestitures would result in Capitol receiving estimated proceeds approximating $5.7 million and an estimated loss on sale of approximately $1.2 million.

In January 2012, Capitol completed the sale of Mountain View Bank of Commerce with aggregate proceeds of $4.1 million and an approximate gain of $126,000.  Assets, liabilities and results of operations of Mountain View Bank of Commerce are reflected as part of discontinued operations for the periods presented.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—DIVESTITURES OF BANKS AND DISCONTINUED OPERATIONS—
Continued

The results of operations of bank subsidiaries sold in 2011 (and Mountain View Bank of Commerce sold in early 2012), summarized in the preceding table, together with the results of operations of Adams Dairy Bank, Bank of Belleville, Bank of San Francisco, Community Bank of Lincoln, Fort Collins Commerce Bank, Larimer Bank of Commerce, Loveland Bank of Commerce, Napa Community Bank, Ohio Commerce Bank, Southern Arizona Community Bank and USNY Bank which were sold in 2010, and Bank of Santa Barbara and Yuma Community Bank which were sold in 2009, and Summit Bank of Kansas City which was deconsolidated on September 30, 2009, are classified as discontinued operations, which include the following components on a combined basis (in $1,000s):

	2011	2010	2009

Interest income	$21,030	$76,457	$102,979
Interest expense	3,203	15,085	27,731
Net interest income	17,827	61,372	75,248
Provision for loan losses	2,514	16,077	32,091
Net interest income after provision
for loan losses	15,313	45,295	43,157
Noninterest income, excluding gain
on sale of bank subsidiaries	1,815	5,158	7,069
Gain on sale of bank subsidiaries	5,495	15,784	1,187
Noninterest expense	14,546	46,812	51,349
Income before income taxes	8,077	19,425	64
Less income tax expense	2,129	9,314	10,877
Net income (loss) from discontinued
operations	5,948	10,111	(10,813)
Net loss (income) attributable to
noncontrolling interests	(23)	1,928	22,902
Net income from discontinued
operations attributable to Capitol
Bancorp Limited	$5,925	$12,039	$12,089
Net income from discontinued
operations per common share
attributable to Capitol Bancorp
Limited	$0.15	$0.60	$0.70

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE L—DIVESTITURES OF BANKS AND DISCONTINUED OPERATIONS—
Continued

Assets and liabilities of discontinued operations as of December 31 are summarized below (in $1,000s):

	2011	2010		2011	2010
Assets:			Liabilities:
Cash and cash equivalents	$9,898	$200,164	Noninterest-bearing
Investment securities		12,657	deposits	$7,371	$216,975
Federal Home Loan Bank			Interest-bearing deposits	34,336	650,772
stock	293	3,708	Total deposits	41,707	867,747
Portfolio loans	40,060	746,870	Debt obligations
Less allowance for loan			Other liabilities	2,431	17,063
losses	(751)	(19,739)
Net portfolio loans	39,309	727,131		$44,138	$884,810
Premises and equipment	381	7,657
Other real estate owned	1,009	7,563
Other assets	775	13,534

	$51,665	$972,414

NOTE M—EMPLOYEE RETIREMENT PLANS

The Corporation has a contributory employee retirement savings 401(k) plan (the "Plan") which covers substantially all full-time employees, over age 21, of Capitol and certain subsidiaries.  The Plan provides for employer contributions in amounts determined annually by Capitol's board of directors.  Eligible employees make voluntary contributions to the Plan.  Employer contributions to the Plan, a partial match based on employee contributions (1%, subject to certain limitations in 2011; none in 2010 and 2009), charged to expense for the year ended December 31, 2011 approximated $312,000 (none in 2010 and 2009).

Prior to 2011, Capitol also had a defined contribution employee stock ownership plan ("ESOP") which covered substantially all employees of Capitol and certain subsidiaries.  Effective January 1, 2011, the ESOP was merged with and into Capitol's 401(k) plan to reduce future administrative and compliance costs.  There were no ESOP contributions charged to expense in 2010 and 2009.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—INCOME TAXES

Income taxes include the following components (in $1,000s):

	2011	2010	2009
Federal:
Current expense (benefit)	$1,532	$3,638	$(43,594)
Deferred expense (benefit)	(1,082)	(1,403)	(39,173)
	450	2,235	(82,767)
State:
Current expense (benefit)	(649)	545	868
Deferred expense (benefit)	(810)	(720)	(4,181)
	(1,459)	(175)	(3,313)
	(1,009)	2,060	(86,080)
Establishment of valuation allowance for deferred tax assets not meeting the more- likely-than-not criteria for realization			104,498

Income tax expense (benefit)	$(1,009)	$2,060	$18,418

In addition to state income taxes, certain states in which the banks operate impose taxes based on measures other than income.  Tax expense associated with those jurisdictions approximated $464,500 in 2011 ($670,000 in 2010 and $646,000 in 2009) and is excluded from income tax expense (included as a component of other noninterest expense).

Federal income taxes paid in 2011, 2010 and 2009 approximated $278,000, $715,000 and $1.0 million, respectively.  State income taxes approximating $84,000 were paid in 2011 ($62,000 was paid in 2010 and $85,000 was paid in 2009).

Differences between income tax expense recorded and amounts computed using the statutory tax rate (in $1,000s) are reconciled below based on operating results (including discontinued operations):

	2011	2010	2009

Federal income tax benefit computed at statutory rate of 35%	$(18,527)	$(88,306)	$(86,143)
State income taxes benefit	(9,744)	(10,297)	(3,313)
Valuation allowance on deferred state income tax assets	8,285	10,122	8,622
Federal tax effect of:
Amortization of intangibles			1,213
State income taxes	3,411	3,604	1,160
Valuation allowance on state taxes	(2,900)	(3,543)	(3,018)
Valuation allowance recorded for deferred federal income tax assets	23,559	78,162	95,876
Other	(5,093)	12,318	4,021

Total income tax expense (benefit)	$(1,009)	$2,060	$18,418

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—INCOME TAXES—Continued

Capitol had a valuation allowance for deferred income tax assets to reduce such net assets to an amount which was deemed to be realizable on a more-likely-than-not basis as of December 31, 2011 and 2010.  The valuation allowance may reduce income tax expense accrual requirements to the extent of Capitol's profitability in future periods.

Net deferred income tax assets, a component of other assets, consisted of the following at December 31 (in $1,000s):

	2011	2010

Allowance for loan losses	$37,086	$57,556
Net operating losses of subsidiaries	124,613	97,739
Deferred compensation	1,060	2,519
Depreciation	(1,858)	(2,827)
Start-up costs of de novo banks	1,043	2,597
Fair value adjustment for investment securities available for sale	(36)	(81)
Other real estate owned	16,585	14,159
Net deferred costs of loan originations	(448)	(1,740)
Unaccrued interest income on nonperforming loans	7,021	7,466
Other, net	21,766	14,729
	206,832	192,117
Less valuation allowance	(205,875)	(190,308)

	$957	$1,809

Capitol and most of its subsidiaries have federal and state net operating loss carryforwards which may reduce income taxes payable in future periods, which have been recognized for deferred tax purposes (subject to a valuation allowance) and, as of December 31, 2011, expire as follows (in $1,000s):

	Federal	State
2013-2015		$107,082
2016-2018		24,962
2019-2021	$12	2,922
2022-2024	496	7,453
2025-2027	19,404	28,845
2028-2031	292,210	19,660

	$312,122	$190,924

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in Capitol's consolidated financial statements.  Such evaluation was performed for 2008, 2009, 2010 and 2011, which are the tax years which remain subject to examination by major tax jurisdictions, updated as of December 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE N—INCOME TAXES—Continued

Capitol's consolidated federal tax returns for 2004 through 2009 were selected for examination by the Internal Revenue Service (the "IRS") due to the reporting of significant operating loss carry backs from 2008 and 2009, and subsequent refund received in 2010.  As a result of this examination, Capitol recorded a liability approximating $6.5 million in 2011.  As the formal process of assessing the liability has not yet concluded, potential interest charges related to the final assessed liability cannot be determined.  Management does not believe any penalties will be assessed in connection with this liability based on discussions with the IRS.

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

NOTE O—NET LOSS PER SHARE ATTRIBUTABLE TO CAPITOL BANCORP LIMITED

The computations of net loss per share were as follows (in 1,000s):

	2011	2010	2009

Numerator—net loss attributable to Capitol Bancorp Limited	$(45,427)	$(225,215)	$(195,169)

Denominator for basic and diluted net loss per share— weighted average number of common shares outstanding, excluding unvested restricted shares of common stock	38,817	20,186	17,302

Number of antidilutive stock options excluded from diluted net loss per share computation	2,163	1,746	2,504

Number of antidilutive unvested restricted shares of common stock excluded from basic and diluted net loss per share computation	21	310	145

Number of antidilutive warrants to purchase common stock excluded from diluted net loss per share computation	1,326	1,326	76

Net income (loss) per common share attributable to Capitol Bancorp Limited:
From continuing operations	$(1.32)	$(11.76)	$(11.98)
From discontinued operations	0.15	0.60	0.70

Total net loss per common share attributable to Capitol Bancorp Limited	$(1.17)	$(11.16)	$(11.28)

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

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of aggregate cost or fair value and are measured on a nonrecurring basis.  Mortgage loans held for sale written down to fair value would be included in the table below (none at December 31, 2011 and 2010).  Fair value is based on independent quoted market prices, where applicable, or the prices for other whole mortgage loans with similar characteristics.

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

As of December 31, 2011 and 2010, there were no liabilities measured at fair value on either a recurring or nonrecurring basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—FAIR VALUE—Continued

Assets measured at fair value on a recurring basis as of December 31 were as follows (in $1,000s):

	2011		2010(1)
	Total	Significant Other Observable Inputs (Level 2)	Total	Significant Other Observable Inputs (Level 2)

Investment securities available for sale:
United States treasury	$4,013	$4,013	$506	$506
United States government agencies	9,819	9,819	12,681	12,681
Mortgage-backed	10,972	10,972	1,924	1,924
Municipalities	278	278	378	378

	$25,082	$25,082	$15,489	$15,489

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

Assets measured at fair value on a nonrecurring basis as of December 31 were as follows (in $1,000s):

	2011		2010(2)
	Total	Significant Unobservable Inputs (Level 3)	Total	Significant Unobservable Inputs (Level 3)

Impaired loans (1)	$181,308	$181,308	$178,659	$178,659

Other real estate owned (1)	$100,463	$100,463	$101,497	$101,497

(1)	Represents carrying value based on the appraised value of the applicable collateral or other real estate owned or other estimates of fair value (less estimated cost to sell).
(2)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE P—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments based upon the accounting guidance set forth in Accounting Standards Codification 825-10 were as follows at December 31 (in $1,000s):

	2011			2010(2)
	Carrying Value	Estimated Fair Value		Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$387,224	$387,224		$421,344	$421,344
Loans held for sale	2,936	2,936		5,587	5,587
Investment securities:
Available for sale	25,082	25,082		15,489	15,489
Held for long-term investment	2,737	2,737		2,893	2,893
	27,819	27,819		18,382	18,382
Federal Home Loan Bank and Federal Reserve
Bank stock	13,514	13,514		15,205	15,205

Portfolio loans:
Loans secured by real estate:
Commercial	973,045	969,531		1,164,488	1,170,864
Residential (including multi-family)	363,802	363,233		437,411	436,981
Construction, land development and other land	117,736	117,714		178,214	178,467
Total loans secured by real estate	1,454,583	1,450,478		1,780,113	1,786,312
Commercial and other business-purpose loans	192,851	192,880		280,352	281,065
Consumer	13,813	14,010		18,500	18,678
Other	2,962	2,727		5,211	5,122
Total portfolio loans	1,664,209	1,660,095		2,084,176	2,091,177
Less allowance for loan losses	(92,529)	(92,529)		(130,062)	(130,062)
Net portfolio loans	1,571,680	1,567,566		1,954,114	1,961,115

Financial liabilities:
Deposits:
Noninterest-bearing	348,817	348,817		368,674	368,675
Interest-bearing:
Demand accounts	533,432	533,432		592,141	592,141
Time certificates of less than $100,000	492,530	497,931		642,912	646,580
Time certificates of $100,000 or more	635,068	639,504		765,343	768,864
Total interest-bearing deposits	1,661,030	1,670,867		2,000,396	2,007,585
Total deposits	2,009,847	2,019,684		2,369,070	2,376,260
Notes payable and short-term borrowings	60,178	61,351		107,789	100,607
Subordinated debentures	149,156	151,296	(1)	167,586	170,841	(1)

(1)
Represents liquidation or principal amount outstanding.  The quoted market value of certain trust-preferred securities
(Capitol Trust I and XII) included within subordinated debentures was substantially less than that amount.

(2)	Excludes amounts related to discontinued operations.

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

NOTE Q—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers.  Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans.  Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($5.1 million and $4.4 million outstanding at December 31, 2011 and 2010, respectively).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($112.6 million and $153.1 million at December 31, 2011 and 2010, respectively).  Those loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE Q—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES—
Continued

Capitol's banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks.  The amount of reserve balances required as of December 31, 2011 and 2010 was $25,000 and $79,000, respectively.

Deposits at the banking subsidiaries are insured up to the maximum amount covered by FDIC insurance ($250,000 per relationship at December 31, 2011).  From December 31, 2010 through December 31, 2012, all noninterest-bearing transaction deposit accounts are fully insured regardless of the amount and account ownership, separate from and in addition to the FDIC insurance coverage provided for the depositors' other accounts.

Capitol has guaranteed up to $2.5 million of secured borrowings by Amera Mortgage Corporation, a less than 50%-owned affiliate.  As of December 31, 2011, management has evaluated the risk and potential loss in connection with this guarantee and concluded that no liability exists.

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

To date, none of Capitol's subsidiary banks have received any notice of assessment of cross-guaranty liability.  Capitol's banks have, however, received notice from the FDIC that the FDIC may assess a cross-guaranty liability relating to a failed community bank in Florida which ceased operations in November 2009.  The FDIC alleges that the Florida bank was an affiliated institution of Capitol, although Capitol owned no securities of that bank or otherwise controlled the failed institution.  The aggregate loss to the FDIC of that failed bank approximated $23.6 million.  Previously, the FDIC had until November 2011, two years from the date of such notice, to determine whether to assess that potential cross-guaranty liability, if any.  In November 2011, the FDIC and Capitol's banks entered into a mutual tolling agreement which extends the ability of the FDIC to impose the cross-guaranty liability, as well as extends the statute of limitations for the banks to take action against the FDIC for two additional years, ending in November 2013.

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

As of December 31, 2011 and 2010, there were no material pending legal proceedings to which Capitol or its subsidiaries were a party, or to which any of its property was subject, except for proceedings arising in the ordinary course of business.  Management believes that pending legal proceedings will not have a material effect on the consolidated financial position or results of operations of Capitol.

NOTE R—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances.  As of December 31, 2011, Capitol's bank subsidiaries were prohibited from making dividend payments to the Corporation without prior regulatory approval.

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

In September 2009, Capitol and its second-tier bank holding companies entered into an agreement with the Federal Reserve Bank of Chicago (the "Reserve Bank") under which Capitol agreed to refrain from the following actions without the prior written consent of the Reserve Bank:  (i) declare or pay dividends; (ii) receive dividends or any other form of payment representing a reduction in capital from Michigan Commerce Bank, or from any of its subsidiary institutions that are subject to any restriction by the institution's federal or state

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS—
Continued

regulator that limits the payment of dividends or other intercorporate payments; (iii) make any distributions of interest, principal, or other sums on subordinated debentures or trust-preferred securities; (iv) incur, increase or guarantee any debt; or (v) purchase or redeem any shares of the stock of Capitol, the second-tier bank holding companies, nonbank subsidiaries or any of the subsidiary banks that are held by shareholders other than Capitol.

In addition, Capitol agreed to:  (i) submit to the Reserve Bank a written plan to maintain sufficient capital at Capitol on a consolidated basis and at Michigan Commerce Bank (as Capitol's largest bank subsidiary and a separate legal entity on a stand-alone basis); (ii) notify the Reserve Bank no more than 30 days after the end of any quarter in which Capitol's consolidated or Michigan Commerce Bank's capital ratios fall below the approved capital plan's minimum ratios as well as if any subsidiary institution's ratios fall below the minimum ratios required by the institution's federal or state regulator; (iii) review and revise its ALLL methodology for loans held by Capitol and submit to the Reserve Bank a written program for maintenance of an adequate ALLL for loans held by Capitol; (iv) take all necessary actions to ensure each of its subsidiary institutions comply with Federal Reserve regulations; (v) refrain from increasing any fees or charging new fees to any subsidiary institution without the prior written consent of the Reserve Bank; (vi) submit to the Reserve Bank a written plan to enhance the consolidated organization's risk management practices, a strategic plan to improve the consolidated organization's operating results and overall condition, and a cash flow projection; (vii) comply with laws and regulations regarding senior executive officer positions and severance payments; and (viii) provide quarterly reports to the Reserve Bank regarding these undertakings.

Many of Capitol's bank subsidiaries have entered into formal agreements (as well as informal agreements) with their applicable regulatory agencies.  Those agreements provide for certain restrictions and other guidelines and/or limitations to be followed by the banks.  The banks generally subject to such agreements are noted as such in the regulatory capital summary appearing on page F-38 of this document.

The FDIC may issue Prompt Corrective Action Notifications ("PCAN") to banking subsidiaries falling below the "adequately-capitalized" regulatory-capital classification, and subsequently may issue Prompt Correction Action Directives ("PCAD").  PCADs may be issued when a bank, which has previously received a PCAN, has submitted two consecutive capital restoration plans which have been rejected by the FDIC.

Certain banking subsidiaries have received a PCAD, which are listed on page F-40 of this document.  These banks are striving to develop and implement capital restoration plans which may be acceptable to the FDIC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS—
Continued

The following table summarizes the amounts (in $1,000s) and related ratios of Capitol's consolidated regulatory capital position:

	December 31
		2011		2010
Tier 1 capital to average adjusted total assets:
Minimum required amount	≥	$92,356	≥	$155,224
Actual amount		$(109,146)		$(39,980)
Ratio		(4.73)%		(1.03)%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$68,615	≥	$110,909
Actual amount		$(109,146)		$(39,980)
Ratio		(6.36)%		(1.44)%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	≥	$137,231	≥	$221,818
Actual amount		$(109,146)		$(39,980)
Ratio		(6.36)%		(1.44)%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets to be considered adequately-capitalized is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets to be considered adequately-capitalized is 8%.

Capitol's total risk-based capital ratio at December 31, 2011 and 2010 was materially and adversely impacted by the exclusion of approximately $171.5 million and $203.7 million, respectively, of previously-qualifying Tier 2 capital, inasmuch as Tier 2 capital is limited to 100% of Tier 1 capital, primarily trust-preferred securities and a portion of the allowance for loan losses.  The Tier 1 capital deficit beginning with the year-end 2010 resulted from operating losses; however, a Tier 2 limitation, primarily due to the exclusion of trust-preferred securities, did not apply to Capitol's regulatory capital computations at earlier measurement dates prior to 2010.

The preceding summary indicates that Capitol, on a consolidated basis, was classified as less than "adequately-capitalized" at December 31, 2011.  In addition, several of its bank subsidiaries had capital levels resulting in classification as "undercapitalized" or "significantly-undercapitalized" at that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE R—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS—
Continued

Banks and bank holding companies which are less than "adequately-capitalized" are subject to increased regulatory oversight, intervention, requirements and limitations.  Regarding banks classified as less than "adequately-capitalized," or otherwise noncompliant with formal regulatory agreements, management is taking action to improve such capital classifications and related compliance in the future, subject to the availability of capital and continued cooperation by regulatory agencies (see Note U).

NOTE S—PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets

	-December 31-
	2011	2010
	(in $1,000s)
Assets
Cash on deposit, principally with subsidiary banks	$1,411	$1,370
Money market funds on deposit, principally with subsidiary banks	3,234	6,535
Cash and cash equivalents	4,645	7,905
Investment securities	82	719
Loans, net	269	5,004
Investments in and advances to subsidiaries	111,583	162,639
Investment in and advances to Amera Mortgage Corporation	434	478
Investment in and advances to CDBL III	1,896	1,340
Equipment, software and furniture, net	1,717	1,998
Other assets	3,053	936

Total assets	$123,679	$181,019

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$38,290	$35,270
Debt obligations	12,731	8,431
Subordinated debentures	180,742	199,172
Total liabilities	231,763	242,873
Stockholders' equity deficit	(108,084)	(61,854)

Total liabilities and stockholders' equity	$123,679	$181,019

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE S—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Operations

	-Year Ended December 31-
	2011	2010	2009
	(in $1,000s)
Income:
Intercompany fees	$11,120	$22,057	$35,243
Dividends from subsidiaries	11,000	5,000	964
Interest	2,561	996	1,596
Gain (loss) on sales of bank subsidiaries	(1,949)	12,749	1,187
Gain on debt extinguishment	16,861	1,255
Other	6,219	(704)	2,034
Total income	45,812	41,353	41,024
Expenses:
Interest	6,450	15,427	15,292
Salaries and employee benefits	8,087	14,771	24,032
Occupancy	1,254	2,264	2,297
Equipment rent and depreciation	407	3,205	6,236
Goodwill impairment		38,718
Other	6,373	9,236	8,995
Total expenses	22,571	83,621	56,852
Income (loss) before equity in undistributed net losses of consolidated subsidiaries and income taxes	23,241	(42,268)	(15,828)
Equity in net losses of consolidated subsidiaries	(69,464)	(189,553)	(176,669)
Loss before income taxes	(46,223)	(231,821)	(192,497)
Income taxes (credit)	(796)	(6,606)	2,672

Net loss	$(45,427)	$(225,215)	$(195,169)

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE S—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Cash Flows

	-Year Ended December 31-
	2011	2010	2009
	(in $1,000s)
OPERATING ACTIVITIES
Net loss	$(45,427)	$(225,215)	$(195,169)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Equity in net losses of consolidated subsidiaries	69,464	189,553	176,669
Depreciation and amortization of intangibles	450	1,690	2,624
Goodwill impairment		38,718
Loss on sale of equipment and furniture	2	4	116
Loss (gain) on sales of bank subsidiaries	1,949	(12,749)	(1,187)
Gain on debt extinguishment	(16,861)	(1,255)
Realized loss on sale of investment securities		362
Decrease (increase) in amounts due from subsidiaries and other assets	(2,366)	9,367	(7,819)
Increase in accounts payable, accrued expenses and other liabilities	6,433	8,784	15,784
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	13,644	9,259	(8,982)

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(48,262)	(79,084)	(25,073)
Proceeds from sale of investment securities	507	2,102
Purchases of investment securities		(100)	(772)
Net decrease in loans	4,735	4,927	8,760
Proceeds from sales of equipment and furniture	4	3,707	35
Purchases of equipment and furniture	(175)	(240)	(575)
Proceeds from sales of bank subsidiaries	26,543	58,796	9,506
NET CASH USED BY INVESTING ACTIVITIES	(16,648)	(9,892)	(8,119)

FINANCING ACTIVITIES
Net payments on debt obligations		(1,000)	(6,000)
Net proceeds from issuance of common stock		6,870
Tax benefit (effect) from share-based payments	(256)	(293)	(169)
Cash dividends paid			(864)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(256)	5,577	(7,033)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,260)	4,944	(24,134)
Cash and cash equivalents at beginning of year	7,905	2,961	27,095

CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,645	$7,905	$2,961

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE T—DECONSOLIDATION OF SUBSIDIARIES

As of December 31, 2009, Community Bank of Rowan ("CBR") and Summit Bank of Kansas City were majority-owned subsidiaries of CDBL III of which Capitol ceased to have majority voting control effective September 30, 2009 when the previously-nonvoting Class B shares of CDBL III became voting.  Accordingly, those banks and CDBL III ceased to be consolidated subsidiaries of Capitol and assets approximating $257.7 million and related equity amounts were removed from the consolidated balance sheet.  Effective June 30, 2010, CDBL III transferred its controlling interest in CBR to Capitol in exchange for preferred stock of Capitol and, accordingly, CBR became a consolidated subsidiary of Capitol on that date.  CBR was sold in 2011 (see Note L).

NOTE U—GOING-CONCERN CONSIDERATIONS

As of December 31, 2011, there are several significant adverse aspects of Capitol's consolidated financial position and results of operations which include, but are not limited to, the following:

•	An equity deficit approximating $108.7 million;
•	Regulatory capital classification on a consolidated basis as less than "adequately-capitalized" and related negative amounts and ratios;
•	Numerous banking subsidiaries with regulatory capital classification as "undercapitalized" or "significantly-undercapitalized";
•
Certain banking subsidiaries which are generally subject to formal regulatory agreements have received "prompt corrective action" notifications and/or directives from the FDIC, which require timely action by bank management and the respective boards of directors to resolve regulatory capital ratios which result in classification as less than "adequately-capitalized" (the basis of a PCAN) or to submit an acceptable capital restoration plan to the FDIC (the basis of a PCAD), and it is likely additional PCANs and/or PCADs may be issued in the future and/or the banking subsidiaries may be unable to satisfactorily resolve such notices and/or directives;

•
In 2010 and 2011, Capitol sold several of its banking subsidiaries and has other divestiture transactions pending (see Note L).  The proceeds from those divestitures have been redeployed at certain remaining banking subsidiaries which have experienced a significant erosion of capital due to operating losses.  While such proceeds have been a significant source of funds for redeployment, the Corporation will need to raise significant other sources of new capital in the future;

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Bancorp Limited

NOTE U—GOING-CONCERN CONSIDERATIONS—Continued

•	Continued elevated levels of nonperforming loans and other nonperforming assets as a percentage of consolidated loans and total assets, respectively; and
•
Significant losses from operations in 2011, 2010, 2009 and 2008, resulting primarily from provisions for loan losses, costs associated with foreclosed properties and other real estate owned and, in 2010, an impairment charge to operations for the write-off of previously-recorded goodwill ($64.5 million).

The foregoing considerations raise some level of doubt (potentially substantial doubt) as to the Corporation's ability to continue as a going concern.  Such substantial doubt is discussed in the Report of Independent Registered Public Accounting Firm set forth on page F-55.

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

Improvement in Capitol's and its banking subsidiaries' capitalization, financial position, asset quality and results of operations requires multi-faceted efforts, which are currently being considered in the following areas, among others:

•	Raising significant amounts of new equity capital;
•	Completion of divestitures which are currently pending;
•	Further reductions in nonperforming assets;
•	Stabilization of provisions for loan losses and impairment losses;
•
Upon the Tier 1 capital level becoming positive either through future earnings or additional new equity capital, or both, Capitol's trust-preferred securities may be included as a qualifying element of regulatory capital and/or equity; and

•	Further reductions in operating expenses as a result of mergers of bank subsidiaries.

Capitol's ability to continue as a going concern is contingent on the successful achievement of the items listed above.  Capitol's board of directors and management are fully engaged and committed to successful completion of those items, with a clear sense of urgency, subject to the availability of capital and continued cooperation by regulatory agencies.