Form 10-K, Exhibit 13
period 2012-12-31
CAPITOL BANCORP LTD
filed 2013-03-29
CIK 840264

EXHIBIT 13

                  F i n a n c i a l  I n f o r m a t i o n

Selected Consolidated Financial Data
(in $1,000s, except per share data)

	As of and for the Year Ended December 31
	2012(1)	2011(2)	2010(3)	2009(4)	2008(5)
For the year:
Interest income(6)	$77,626	$94,720	$118,597	$152,470	$191,395
Interest expense(6)	19,749	34,222	53,969	78,182	99,390
Net interest income(6)	57,877	60,498	64,628	74,288	92,005
Provision for loan losses(6)	1,452	35,630	142,237	154,555	69,552
Noninterest income(6)	16,902	40,003	20,976	19,206	19,820
Noninterest expense(6)	97,968	121,175	207,083	182,777	135,390
Loss from continuing operations before income taxes	(27,597)	(56,304)	(263,716)	(243,838)	(93,117)
Income (loss) from discontinued operations	20	1,045	2,244	(13,957)	10,272
Net loss	(27,425)	(51,926)	(254,364)	(264,540)	(52,451)
Net loss attributable to Capitol Bancorp Limited	(25,474)	(45,427)	(225,215)	(195,169)	(28,607)
Net loss per share attributable to Capitol Bancorp
Limited:
Basic	(0.62)	(1.17)	(11.16)	(11.28)	(1.67)
Diluted	(0.62)	(1.17)	(11.16)	(11.28)	(1.67)
Cash dividends paid per share	--	--	--	0.05	0.50

At end of year:
Total assets	$1,618,252	$2,205,265	$3,540,214	$5,131,940	$5,654,836
Total earning assets(6)	1,505,905	1,862,961	2,289,848	2,910,510	3,187,919
Portfolio loans(6)	1,206,667	1,515,200	1,912,229	2,421,254	2,882,358
Deposits(6)	1,543,868	1,830,202	2,172,928	2,709,257	2,754,503
Notes payable and short-term borrowings(6)	8,428	50,445	94,652	164,866	262,663
Subordinated debentures	--	149,156	167,586	167,441	167,293
Liabilities subject to compromise(7)	200,293	--	--	--	--
Noncontrolling interests in consolidated subsidiaries	(10,247)	(563)	23,173	72,271	159,220
Capitol Bancorp Limited stockholders' equity (deficit)	(133,869)	(108,084)	(61,854)	161,335	353,848

		Quarterly Results of Operations (unaudited)
	Total for the Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Year ended December 31, 2012:(1)
Interest income(6)	$77,626	$18,252	$18,994	$19,546	$20,834
Interest expense(6)	19,749	2,850	4,003	5,941	6,955
Net interest income(6)	57,877	15,402	14,991	13,605	13,879
Provision for loan losses(6)	1,452	13	280	293	866
Net loss	(27,425)	(1,672)	(6,144)	(10,678)	(8,931)
Net loss attributable to Capitol Bancorp Limited	(25,474)	(1,550)	(5,673)	(10,339)	(7,912)
Net loss per share attributable to Capitol Bancorp Limited – basic and diluted(8)	(0.62)	(0.04)	(0.14)	(0.25)	(0.19)
Cash dividends paid per share	--	--	--	--	--

Year ended December 31, 2011:(2)
Interest income(6)	$94,720	$21,417	$23,123	$24,160	$26,020
Interest expense(6)	34,222	7,709	8,243	8,768	9,502
Net interest income(6)	60,498	13,708	14,880	15,392	16,518
Provision for loan losses(6)	35,630	2,986	15,529	5,735	11,380
Net loss	(51,926)	(6,878)	(24,768)	(17,506)	(2,774)
Net income (loss) attributable to Capitol Bancorp Limited	(45,427)	(6,516)	(22,762)	(16,438)	289
Net income (loss) per share attributable to Capitol Bancorp Limited – basic and diluted(8)	(1.17)	(0.16)	(0.55)	(0.40)	0.01
Cash dividends paid per share	--	--	--	--	--

(1)
Capitol sold its ownership in High Desert Bank effective November 19, 2012; First Carolina State Bank effective July 30, 2012; Bank of Michigan effective July 27, 2012 and Mountain View Bank of Commerce effective January 30, 2012.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale as part of discontinued operations.

(2)
Capitol sold its ownership in Bank of Las Colinas effective October 27, 2011; Evansville Commerce Bank effective October 7, 2011; Bank of Feather River effective October 3, 2011; Bank of the Northwest and Sunrise Bank effective July 28, 2011; Community Bank of Rowan effective April 19, 2011; Bank of Fort Bend effective March 30, 2011 and Bank of Tucson effective January 24, 2011.  The banks' operations have been included in Capitol's consolidated totals up to the date of sale as part of discontinued operations.

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

(4)
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

(5)	Includes Adams Dairy Bank effective January 2008, Mountain View Bank of Commerce effective February 2008, Colonia Bank effective April 2008 and Pisgah Community Bank effective May 2008.
(6)	Excludes amounts related to banks reclassified as discontinued operations.
(7)	Liabilities subject to compromise include $151,296 of subordinated debentures and $6,820 of senior notes.
(8)
Each period's computation of net income (loss) per share is performed independently and, accordingly, net income per share for the year (basic and diluted) may not equal the sum of the amounts shown for the quarterly periods.

INFORMATION REGARDING CAPITOL'S COMMON STOCK

Capitol's common stock was traded on the New York Stock Exchange (the "NYSE") under the symbol "CBC" prior to early 2011.  On January 27, 2011, Capitol's common stock began being quoted through the facilities of OTC Markets Group under the symbol "CBCR."  It is currently being categorized under the OTCQB tier, which identifies issuers that are registered and reporting with the Securities and Exchange Commission.  Market quotations regarding the range of high and low bid prices of Capitol's common stock, as reported by the OTC Markets Group for 2012 and 2011, were as follows:

	2012(1)		2011(1)
	Low	High	Low	High
Quarter Ended:
March 31	$0.090	$0.350	$0.130	$0.300
June 30	0.125	0.345	0.123	0.171
September 30	0.090	0.160	0.075	0.135
December 31	0.040	0.145	0.037	0.095

(1)	Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Below is a graph which summarizes the cumulative return earned by Capitol's shareholders over the last five years compared with the SNL (SNL Financial LC) Bank Pink >$500M Asset-Size Index (SNL) and the cumulative total return on the Russell 2000 Index (R-2000).  This presentation assumes the initial value of an investment in Capitol's common stock and each index was $100 on December 31, 2007 and that any subsequent cash dividends were reinvested.

	Period Ending
Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
Capitol Bancorp Ltd.	100.00	40.10	10.17	2.69	0.47	0.26
Russell 2000	100.00	66.21	84.20	106.82	102.36	119.09
SNL Bank Pink > $500M	100.00	72.56	62.04	65.54	64.43	71.06

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

As of March 15, 2013, there were 8,598 holders of Capitol's common stock, based on information supplied to Capitol from its stock transfer agent and other sources.

At March 15, 2013, 41,177,479 shares of common stock were outstanding.  Capitol's stock transfer agent is Computershare (formerly BNY Mellon Shareowner Services), 480 Washington Blvd., Jersey City, NJ 07310 (telephone 866-205-7090).  The website for Computershare is http://www.computershare.com/investor.

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

EXECUTIVE OFFICER CERTIFICATIONS

Capitol has filed with the U.S. Securities and Exchange Commission (the "SEC") all required certifications regarding the quality of Capitol's public disclosures upon filing of Capitol's 2012 Report on Form 10-K.  Further, Capitol has filed certifications with the SEC in accordance with the Sarbanes-Oxley Act of 2002 as exhibits to Capitol's 2012 Report on Form 10-K.

AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of Capitol's 2012 Annual Report on Form 10-K, without exhibits, will be available to holders of its common stock or trust-preferred securities without charge, upon written request.  Form 10-K includes certain statistical and other information regarding Capitol and its business.  Requests to obtain a copy of Form 10-K should be addressed to Investor Relations, Capitol Bancorp Limited, Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan 48933.

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
BDO USA, LLP
Grand Rapids, Michigan

SHAREHOLDER INFORMATION

DIRECT PURCHASE AND DIVIDEND REINVESTMENT PLAN
Capitol offers a direct purchase and dividend reinvestment plan, Capitol Bancorp Direct.  Participation in Capitol Bancorp Direct is voluntary and shareholders and prospective investors are eligible.  As a result of the Chapter 11 bankruptcy filing, purchases and sales through Capitol Bancorp Direct have been suspended until further notice.  For further information regarding Capitol Bancorp Direct or for a copy of Capitol Bancorp Direct's prospectus, informational brochure and enrollment materials, please contact Computershare at 866-205-7090 or Capitol at 517-487-6555.

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
Capitol Trust I:  Bank of New York Mellon – Chicago, Illinois
Capitol Trust XII:  M&T Trust Company of Delaware

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this annual report, including Capitol's consolidated financial statements, Management's Discussion and Analysis of Capitol's Business, Financial Condition and Results of Operations and in documents incorporated into this document by reference that are not historical facts, including, without limitation, statements of future expectations, projections of results of operations and financial condition, statements of future economic performance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual future results, performance or achievements of Capitol and/or its subsidiaries and other operating units to differ materially from those contemplated in such forward-looking statements.  The words "intend," "expect," "project," "estimate," "predict," "anticipate," "should," "could," "believe," "may," "might," and similar expressions also are intended to identify forward-looking statements.  Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to:

•            Capitol may not be able to successfully emerge from Chapter 11 bankruptcy and restructure its existing unsecured debt obligations;
•            Capitol's ability to continue as a going concern;
•            The availability and cost of capital and liquidity on favorable terms, if at all, which may depend in part on Capitol's asset quality, prospects and outlook;
•            The risk that Capitol may not be able to complete its various proposed divestitures, mergers and consolidations of certain of its subsidiary banks or, if completed, realize the anticipated benefits of the proposed transactions;

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS—Continued

•            The risk of additional future losses if the proceeds Capitol receives upon the liquidation of assets are less than the carrying value of such assets;
•            Restrictions or limitations on access to funds from subsidiaries and potential obligations to contribute additional capital to Capitol's subsidiaries, which may restrict its ability to make payments on its obligations;
•            Administrative or enforcement actions of banking regulators in connection with any material failure of Capitol or its subsidiary banks to comply with banking laws, rules or regulations or formal enforcement actions with regulatory agencies;
•            The costs and effects of litigation, investigations, inquiries or similar matters, or adverse facts and developments related thereto;
•            The possibility of the Federal Deposit Insurance Corporation ("FDIC") or an applicable state banking regulator seizing one or more of Capitol's subsidiary banks;
•            The possibility of the FDIC assessing Capitol's banking subsidiaries for any cross-guaranty liability;
•            Capitol's compliance with the terms of its written agreement with the Federal Reserve Bank, amendments thereto, or subsequent regulatory agreements;
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
•            The risks associated with the high concentration of commercial real estate loans within Capitol's consolidated loan portfolio, along with other credit risks associated with individual large loans;
•            The concentration of Capitol's nonperforming assets by loan type in certain geographic regions and with affiliated borrowing groups;
•            The overall adequacy of the allowance for loan losses to absorb the amount of actual losses inherent within the loan portfolio;
•            The failure of assumptions underlying estimates for the allowance for loan losses and estimation of values of collateral or cash flow projections related to impaired loans;
•            Capitol's ability to manage fluctuations in the value of its assets and liabilities and maintain sufficient capital and liquidity to support its operations;
•            Fluctuations in the value of Capitol's investment securities;

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS—Continued

•            Volatility of interest rate sensitive deposits and the uncertainties of future depositor activity regarding potentially uninsured deposits;
•            The ability to successfully acquire deposits for funding and the pricing thereof;
•            The continued availability of credit facilities provided by Federal Home Loan Banks to Capitol's banking subsidiaries;
•            Management's ability to effectively manage interest rate risk and the impact of interest rates, in general, on the volatility of Capitol's net interest income;
•            The ability to successfully execute strategies to increase noninterest income;
•            The impact of possible future material impairment charges;
•            Capitol's ability to adapt successfully to technological changes in order to compete effectively in the marketplace;
•            Operational risks, including data processing system failures or fraud;
•            The ability to retain senior management experienced in banking and financial services;
•            A continuation of unprecedented volatility in the capital markets;
•            The decline in commercial and residential real estate values and sales volume and the likely potential for continuing illiquidity in the real estate market;
•            The uncertainties in estimating the fair value of developed real estate and undeveloped land relating to collateral-dependent loans and other real estate owned in light of decreased demand for such assets, falling prices and continuing illiquidity in the real estate market;
•            The impact of negative developments and disruptions in the credit and lending markets on Capitol's business and the businesses of its customers, as well as on other banks and lending institutions with which Capitol has commercial relationships;
•            Continued unemployment, the overall continued national economic weakness, rising commodity prices and the impact on Capitol's customers' savings rates and their ability to service debt obligations;
•            Changes in the general economic environment, industry conditions, competition or other factors, either nationally or regionally, that could influence loan demand and repayment, deposit inflows and outflows, the quality of the loan portfolio and loan and deposit pricing;
•            The effects of competition from other commercial banks, savings associations, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and mutual funds, and other financial institutions operating in Capitol's markets or elsewhere which provide similar services;

CAUTIONS REGARDING FORWARD-LOOKING STATEMENTS—Continued

•            Changes in legislation or regulatory and accounting principles, policies, or guidelines affecting the business conducted by Capitol and/or its operating strategy;
•            The impact on Capitol's financial results, reputation and business if it is unable to comply with all applicable federal and state regulations and applicable formal enforcement actions, consent orders, other regulatory actions and any related capital requirements;
•            The effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Emergency Economic Stabilization Act of 2008, the implementation by the Department of the U.S. Treasury and federal banking regulators of a number of programs to address capital and liquidity issues within the banking system and additional programs that may apply to Capitol in the future, all of which may have significant effects on Capitol and the financial services industry;
•            Governmental monetary and fiscal policies, as well as legislative and regulatory changes, that may result in the imposition of costs and constraints on Capitol through higher FDIC insurance premiums, significant fluctuations in market interest rates, increases in capital requirements and operational limitations;
•            Acts of war or terrorism; and
•            Other factors and other information contained in this document and in other reports and filings that Capitol makes with the SEC under the Securities Exchange Act of 1934, as amended, including, without limitation, under the caption "Risk Factors."

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

Summary and Overview

This section of the Annual Report is intended to discuss, from management's perspective, matters of importance regarding Capitol's operations, financial position and other matters which have a significant effect on Capitol, its business and its banks.  This narrative includes comments about future events and other forward-looking statements, and readers are advised to carefully read the cautionary statement about forward-looking statements which is on page F-6 of this Annual Report.

Capitol operates community banks in a wide variety of markets in eight states, and operates in one business segment, community banking.  Capitol's banks are staffed with banking professionals, serving customers who desire professional banking services delivered personally.

Financial Restructuring Plan

On June 22, 2012, Capitol announced the commencement of a voluntary restructuring plan designed to facilitate Capitol's objective of converting existing debt to equity and with the primary objectives of enhancing capital levels, improving liquidity and accelerating Capitol's return to profitability.  The initiative includes the opportunity to preserve Capitol's substantial deferred tax assets.

Under the restructuring plan, which was approved by Capitol's board of directors and reviewed with Capitol's primary regulators, existing debt holders were asked to exchange their debt securities for both preferred and common stock of the Corporation (the "Exchange Offer").  Simultaneously, Capitol solicited votes from all debt and equity holders for a prepackaged plan of reorganization (the "Standby Plan") for Capitol and its affiliate, Financial Commerce Corporation ("FCC", formerly known as Michigan Commerce Bancorp Limited), to be commenced in the event that the Exchange Offer was not successful or Capitol believed the transactions contemplated by the Standby Plan to be in the best interests of all stakeholders.  The Standby Plan contemplates the conversion of all current trust-preferred security holders, unsecured senior note holders, current preferred equity shareholders and current common equity shareholders into new classes of common stock, which will retain approximately 53% of the voting control and value of the restructured company.  Capitol has also been actively seeking to identify external capital sources sufficient to restore all affiliate institutions to "well-capitalized" status in exchange for approximately 47% of the restructured Corporation, which is a critical component of the likelihood of success of the Standby Plan.

When the trust-preferred securities were originally issued, and until December 31, 2010, substantially all of those securities comprised a crucial element of Capitol's compliance with regulatory capital requirements because they were a material component of regulatory capital.  As a result of Capitol's weakened financial condition and changes to banking regulations affecting its ability (as well as that of other bank holding companies in the United States) to include any portion of these securities in regulatory capital computations, none of these securities are currently included in the Corporation's regulatory capital measurements.  The restructuring initiatives will facilitate the conversion of Capitol's trust-preferred securities to equity and represent an efficient opportunity to strengthen the composition of Capitol's capital base by increasing its Tier 1 common and tangible common equity ratios, while also reducing the dividend and interest expense associated with these securities.  By increasing its common equity component, and successfully completing the capital raise component of the plan, Capitol expects to have increased capital flexibility to continue to support its community banking platform, strategically take advantage of select market opportunities and implement its long-term strategies.

The Exchange Offer and voting on the Standby Plan expired on July 27, 2012.  The results were overwhelmingly in support of the Standby Plan.  All classes voted to accept the Standby Plan with all votes substantially exceeding the required thresholds for a successful solicitation.  The conditions were not satisfied for the exchange offers to the existing debt holders.

Accordingly, on August 9, 2012, Capitol and FCC proceeded with filing a voluntary joint prepackaged bankruptcy petition (the "Joint Plan of Reorganization") in order to restructure its debt and streamline its capital structure.  Capitol's banking subsidiaries were not part of the filing and continue to conduct business on an uninterrupted basis.  Capitol was also granted a motion by the Court requiring that trading in the Corporation's senior notes, trust-preferred securities, preferred stock and common stock be restricted to preserve certain of its deferred tax assets.

The Joint Plan of Reorganization provides for the restructuring of Capitol's and FCC's liabilities in a manner designed to maximize recoveries to all creditors and to enhance the financial stability of the reorganized debtors while simultaneously raising new capital from outside investors which can be immediately deployed into the reorganized debtor's subsidiary banks, thus avoiding the disastrous consequences that would result from the seizure of any subsidiary bank.  Specifically, the Joint Plan of Reorganization restructures Capitol's senior notes, trust-preferred securities, Series A preferred stock and common stock and leaves unimpaired the rights of all other claim holders.  The Joint Plan of Reorganization also contemplates an equity infusion of at least $70 million and up to $115 million which would be pursuant to a separate equity commitment agreement to be entered into by Capitol and certain third-party investors prior to the date on which the Joint Plan of Reorganization becomes effective.

It is important at the outset to emphasize the limited dimensions of this process:

•
No banking subsidiary of Capitol or their respective depositors will be affected in any way.  Each subsidiary bank continues to operate and its customers' deposits remain insured up to the applicable limits by the FDIC.  Banks themselves cannot file for reorganization, but bank holding companies can use the reorganization process under federal law.  Capitol and FCC are bank holding companies, not banks.

•
Subject to the approval of the Court, all of Capitol's general unsecured creditors will be paid in full in order to maintain the regular course of business at the Corporation's subsidiary banks, as uninterrupted service at the subsidiary bank level is critical to the success of the recapitalization efforts.  A loss of customer confidence in the safety of their deposits would have disastrous consequences for the Corporation.

Financial Statement Impact of Emergence from Bankruptcy

Upon approval and exit from bankruptcy, Capitol's financial statements will be impacted significantly in accordance with "Fresh-Start Accounting" rules.  Under these accounting and reporting rules:

•
Assets are marked to estimated fair value.  The difference between the carrying value of loans, investments and other financial assets before fresh-start accounting (including allowance for loan losses) and the estimated fair value as recorded in fresh-start accounting will be accreted/amortized to interest income over the estimated life of the assets.  This prospective accounting will result in a reduced level of loan charge-offs compared to historic results due to the adjustment of loan balances and concurrent elimination of the allowance for loan losses under fresh-start accounting.

•
Liabilities, including debt, will also be marked to estimated fair value.  The difference between the carrying value of deposits, debt and other financial liabilities before the emergence date and the estimated fair value at the emergence date as recorded in fresh-start accounting will be accreted/amortized to interest expense over the estimated life of the liabilities or debt.

•
All equity held by stockholders prior to emergence from bankruptcy will be cancelled and retained-earnings deficits eliminated.  Upon emergence, new common equity will be issued to certain debt holders.

Assuming completion of the Joint Plan of Reorganization by June 30, 2013, Capitol's consolidated financial statements as of that date will reflect the assets and liabilities of Capitol, inclusive of adjustments for fresh-start accounting.  The consolidated financial statements will also include a Statement of Operations and a Statement of Comprehensive Income for (1) the period from January 1, 2013 until the date of emergence from bankruptcy and (2) the period from the date of emergence until June 30, 2013.

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

Capitol's relationship with its banks is multidimensional as an investor, mentor and service provider.  As an investor, Capitol closely monitors the financial performance of its bank subsidiaries.  This mentoring role of providing assistance and guidance when and where necessary to help enhance bank performance is most important for its youngest affiliates where additional guidance is needed.  As a service provider, Capitol provides efficient back-office support services which can be performed centrally for all of its banks and which do not involve a direct interface with the bank customer, such as:

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

Changes to Capitol's Community Banking Network and Financial Position

Like many community banks, Capitol's banking affiliates have been impacted by the recent national recession and declines in real estate values.  Capitol's consolidated financial position has been significantly adversely affected by large net losses in 2012, 2011 and 2010.  The net losses resulted primarily from especially large provisions for loan losses and significantly elevated maintenance and collateral protection costs associated with foreclosed properties and other real estate owned.  Those net losses resulted in an equity-deficit as of December 31, 2012 and 2011 and a regulatory-capital classification of less than "adequately-capitalized."  In addition, numerous banking subsidiaries of Capitol have regulatory capital classifications as "undercapitalized" or "significantly-undercapitalized" at December 31, 2012, due to significant operating losses and capital infusions from Capitol in amounts insufficient to improve their regulatory classification and compliance with the terms of various regulatory enforcement actions between the banks and/or Capitol and their respective regulatory agencies.

Capitol and its affiliates continue ongoing capital preservation efforts, including expense reductions and infrastructure adjustments.  For instance, Capitol has merged or divested 52 community banks since 2009.  In 2010 through 2012, significant reductions in compensation costs were recognized through efforts which began in 2009 to combine certain banking subsidiaries and reduce staffing.  To further streamline bank operations and reduce expenses, Capitol had also consolidated some of its individual bank charters regionally and has plans for potential further charter-consolidation activities in 2013.

In mid-2009, as part of its capital strategies and restructuring activities, Capitol announced plans to selectively divest some of its banks as a means to raise additional capital and redeploy capital resources to its remaining banks.  Thirteen bank divestitures were completed prior to 2011, eight bank divestitures and one branch sale were completed during 2011 and four divestitures were completed in 2012.  A few additional divestiture transactions have been announced and are expected to be completed in 2013, subject to regulatory approval and other contingencies.

These changes and structural matters are discussed in further detail later in this narrative.

[The remainder of this page intentionally left blank]

Capitol's Community Banking Regions and Summary Financial Information

Total assets and revenues of each bank included in continuing operations within Capitol's market regions are summarized below as of and for the years ended December 31, 2012 and 2011 (in $1,000s):

	Total Assets		Total Revenues(1)
	2012	2011	2012	2011
Arizona Region:
Central Arizona Bank	$32,511	$41,976	$1,578	$2,952
Sunrise Bank of Albuquerque	48,108	60,063	2,528	3,022
Sunrise Bank of Arizona	215,387	303,513	12,695	18,420
Arizona Region Total	296,006	405,552	16,801	24,394

Great Lakes Region:
Bank of Maumee	34,977	33,495	1,620	1,904
Capitol National Bank	144,737	153,938	7,268	8,537
Indiana Community Bank	101,358	119,372	5,226	6,269
Michigan Commerce Bank	659,716	776,289	43,405	53,329
Great Lakes Region Total	940,788	1,083,094	57,519	70,039

Nevada Region:
1st Commerce Bank	23,577	26,375	1,077	1,185
Bank of Las Vegas	260,248	318,174	12,467	13,630
Nevada Region Total	283,825	344,549	13,544	14,815

Southeast Region:
Pisgah Community Bank	24,844	28,120	830	1,178
Sunrise Bank	65,548	81,119	3,461	4,580
Southeast Region Total	90,392	109,239	4,291	5,758

Parent company and other, net(2)	7,241	9,313	2,373	19,717

Consolidated totals--continuing
operations	$1,618,252	$1,951,747	$94,528	$134,723

(1)	Total revenues is the sum of interest income and noninterest income.
(2)	Includes corporate and other nonbank entities.

[The remainder of this page intentionally left blank]

Capitol's Results of Operations

For 2012, the net loss attributable to Capitol approximated $25.5 million ($0.62 per share) compared to $45.4 million ($1.17 per share) in 2011 and $225.2 million ($11.16 per share) in 2010.  As previously mentioned, Capitol incurred net losses related primarily to significant provisions for loan losses and costs associated with foreclosed properties and other real estate owned.  Further, in 2010, a goodwill impairment charge of $55.8 million was recorded (excluding discontinued operations).

The table below presents operating results of each bank included in continuing operations without regard to Capitol's direct or indirect ownership percentage (in $1,000s) and, where applicable, the related rates of return on average equity and assets (none in 2010):

	Net Income (Loss)			Return on Average Equity		Return on Average Assets
	2012	2011	2010	2012	2011	2012	2011
Arizona Region:
Central Arizona Bank	$(1,383)	$(1,797)	(5,592)
Sunrise Bank of Albuquerque	(810)	(1,871)	(4,189)
Sunrise Bank of Arizona	(3,559)	(14,443)	(41,500)
Arizona Region Total	(5,752)	(18,111)	(51,281)

Great Lakes Region:
Bank of Maumee	(470)	(1,089)	(1,254)
Capitol National Bank	370	386	(2,753)	3.36%	3.63%	0.23%	0.24%
Indiana Community Bank(3)	380	(596)	(5,063)	4.64%		0.35%
Michigan Commerce Bank(2)	199	(20,326)	(73,686)	1.11%		0.03%
Great Lakes Region Total	479	(21,625)	(82,756)

Nevada Region:
1st Commerce Bank	(593)	(3,788)	(3,299)
Bank of Las Vegas(4)	(3,722)	(8,033)	(51,713)
Nevada Region Total	(4,315)	(11,821)	(55,012)

Southeast Region:
Pisgah Community Bank	(1,961)	(3,787)	(9,569)
Sunrise Bank(1)	(3,794)	(5,604)	(8,451)
Southeast Region Total	(5,755)	(9,391)	(18,020)

Parent company and other, net(5)	(12,102)	7,977	(49,539)

Consolidated totals--
continuing operations	$(27,445)	$(52,971)	$(256,608)

(1)
Effective July 30, 2010, Peoples State Bank and Sunrise Bank of Atlanta merged with and into Bank of Valdosta.  Upon completion of the merger, the surviving bank was renamed Sunrise Bank.  Prior to the merger, each bank was either a majority-owned subsidiary of Capitol or majority-owned by a bank-development subsidiary in which Capitol holds a controlling interest.

(2)
Effective March 31, 2010, Bank of Auburn Hills and Paragon Bank & Trust merged with and into Michigan Commerce Bank.  Prior to the merger, Bank of Auburn Hills and Paragon Bank & Trust were wholly-owned subsidiaries of Capitol.

(3)
Effective March 22, 2010, Elkhart Community Bank merged with and into Goshen Community Bank.  Upon completion of the merger, the surviving bank was renamed Indiana Community Bank.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(4)
Effective January 29, 2010, Black Mountain Community Bank, Desert Community Bank and Red Rock Community Bank merged with and into Bank of Las Vegas.  Prior to the merger, each bank was a wholly-owned subsidiary of Capitol.

(5)	Includes corporate and other nonbank entities.

Operating losses were incurred in 2012 at banks located within all regions except the Great Lakes Region.  The largest banking affiliate, Michigan Commerce Bank, returned to profitability in 2012 after experiencing significant losses in 2011 and 2010.  Operating results of the Great Lakes-based group of banks amounted to net income of $479,000 in 2012, compared to a net loss of $21.6 million in 2011 and $82.8 million in 2010.

Capitol's other banks showed similar signs of improvement when compared to 2011 and 2010, despite most posting net losses in 2012.  Losses continue to be primarily the result of compressed net interest margins, elevated costs associated with foreclosure activities and other real estate owned properties, and management of nonperforming loans.

Most of the amounts discussed in this narrative are based upon the "continuing operations" of Capitol and its consolidated banking subsidiaries.  Results of operations for 2011 and 2010 in this report have been adjusted to reflect 2012 sales of banking subsidiaries as "discontinued operations" in order to present operating results on a comparable basis.

The principal revenue sources for Capitol's banks is interest income from loans, noninterest income comprised primarily of service charges on deposit accounts, fees on trust and wealth management accounts, fees on the origination of loans, and gains on the sale of residential mortgage and government-guaranteed commercial loans.  Net interest income is the total of all interest income less interest expense and is an important measure used to help determine the amount of net operating revenue for financial institutions.  Net operating revenue is the sum of net interest income and noninterest income.

Net interest income totaled $57.9 million in 2012, a 4.3% decrease from the $60.5 million reported in 2011.  Net interest income also decreased during 2011 and 2010 by 6.4% and 13.0%, respectively.  The declining trend in net interest income has resulted from a reduction in interest earning assets but has been mitigated somewhat by increased yield on average loans, decreased cost of average deposits and a reduction in nonperforming assets.  The mitigating factors described above have caused net interest margin to gradually improve to 3.48% in 2012, as compared to 2.93% for 2011 and 2.50% for 2010.  Beginning in the third quarter of 2012, consolidated net interest income and net interest margin also benefited from the suspension of interest accrual on trust-preferred securities.  Continued reduction in nonperforming loans and normalization of on-balance sheet liquidity, if the risk profiles of the banks improve, should result in additional net interest margin improvement.

During 2012, net interest income exceeded the provision for loan losses by $56.4 million, a significant improvement compared to $24.9 million in 2011.  During 2010, provision for loan losses exceeded net interest income by $77.6 million.  The provision for loan losses approximated $1.5 million, $35.6 million and $142.2 million in 2012, 2011 and 2010, respectively.  The provision for loan losses in 2012 decreased by $34.2 million, or 95.9%, from 2011.  The decline is reflective of overall improvement in the loan portfolio's performance, as Capitol experienced signs of stabilizing real estate values and moderately improving levels of economic activity.  The lower provision for loan losses is also a result of a $308.5 million decrease in the overall loan portfolio from December 31, 2011 to December 31, 2012 due to tepid loan demand.  The amount of the provision for loan losses is determined based on management's analysis of amounts necessary for the allowance for loan losses which is discussed in greater detail later in the Capitol's Financial Position section of this narrative.

Total consolidated net operating revenues decreased to approximately $74.8 million in 2012, compared to $100.5 million in 2011 and $85.6 million in 2010.  Noninterest income for these years was $16.9 million, $40.0 million and $21.0 million, respectively.  Noninterest income was influenced by the following infrequent events in 2011 and 2010; in 2011, Capitol recorded a $16.9 million gain on exchange of trust-preferred securities (see Note K to the consolidated financial statements).  In 2010, Capitol realized a gain on exchange of promissory notes for common stock of $1.3 million.  When excluding each of these gains, noninterest income decreased 27.0% in 2012 compared to 2011, and increased 17.3% in 2011 compared to 2010.

Service charges on deposit accounts remained stable at approximately $2.5 million in 2012, compared with $2.7 million in 2011 and $3.0 million in 2010.  Revenue from trust and wealth management activities decreased about $288,000 in 2012, or 9%, compared to 2011, following a decrease of 23% in 2011 and 15% in 2010.  Large decreases in this revenue source in 2011 and 2010 were the result of lower levels of client account balances in the midst of an uncertain economic environment and declines in the value of Capitol's common stock which is held in many fee-based accounts.

Due to the nature of other categories of noninterest income, including gain on the sales of government-guaranteed loans, the origination and sale of residential mortgage loans, and other service fee income, amounts can vary significantly from year to year depending on interest rates, business opportunities and other factors.

Noninterest expense totaled $98.0 million, $121.2 million and $151.3 million in 2012, 2011 and 2010, respectively, exclusive of goodwill impairment charges of $55.8 million in 2010 (none in 2012 and 2011).  Such expenses decreased 19.2% in 2012 and 19.9% in 2011, exclusive of the charges related to goodwill impairment.  As previously mentioned, in mid-2009 and continuing through 2012, as part of its capital strategies and restructuring activities, Capitol selectively divested of many of its banks as a means to redeploy capital resources to the remaining banks.  These restructuring activities also necessitated adjustments to Capitol's infrastructure and resulted in operating expense reductions.  Capitol continued to preserve capital in 2012 by undertaking additional cost containment measures and further downsizing of its infrastructure as 52 community banks were either merged or divested of since 2009.  Salary and employee benefit expenses have decreased significantly as Capitol has made infrastructure and operational changes at both the bank and corporate level.  Other components of noninterest expense associated with Capitol's infrastructure and operations, such as occupancy and equipment rental and maintenance costs, remained stable in 2012 but decreased in 2011, commensurate with bank mergers and divestitures.  Primarily as a result of reduced nonperforming assets, costs associated with foreclosed properties and other real estate owned decreased $11.3 million in 2012 and $10.0 million in 2011.

After performing an annual review for potential goodwill impairment in the fourth quarter of 2010, Capitol concluded that all of its recorded goodwill (approximately $64.5 million, including $8.7 million from discontinued operations) was deemed to be impaired.  Accordingly, such amount was written off as of December 31, 2010.

With the exception of 2010, which included the aforementioned goodwill impairment charge, the largest component of noninterest expense is salaries and employee benefits, which approximated $41.3 million, $46.8 million and $55.1 million in 2012, 2011 and 2010, respectively.  Salaries and employee benefits decreased $5.4 million, or 11.6%, in 2012, $8.3 million, or 15.1%, in 2011 and $13.2 million, or 19.3%, in 2010.  As previously mentioned, employee compensation costs decreased through employee attrition and as a result of Capitol's efforts to streamline staffing at its bank and corporate offices, as well as through the mergers of banking subsidiaries in Capitol's larger markets.

Occupancy costs fluctuated within a narrow range in 2012 and 2010 and decreased $2.1 million, or 18.0%, in 2011.  Equipment rent, depreciation and maintenance expense decreased $1.7 million (24.1%) in 2012, $1.2 million (14.0%) in 2011 and $7.9 million (48.6%) in 2010, primarily related to certain lease-related costs incurred in 2009 which had resulted in an increase of about 77% in that year.

Costs associated with foreclosed properties and other real estate owned declined during 2012 to $17.0 million, compared to $28.3 million in 2011 and $38.3 million in 2010.  The decrease in these costs was attributed primarily to a reduction in the overall level of other real estate owned, fewer and smaller valuation adjustments associated with other real estate owned due to the gradual stabilization in values in several geographical areas, and reduced holding costs.  Since its peak in 2009 of over $102 million, the level of other real estate owned has declined to $81.0 million at December 31, 2012.

Prior to April 1, 2011, FDIC insurance premiums ranged from .07% to .78% of average domestic deposits, depending on an institution's risk classification and other factors.  Effective April 1, 2011, banks were assessed FDIC insurance premiums based on net assets (defined by the FDIC for assessment purposes as quarter-to-date average daily total assets less the corresponding amount of Tier 1 capital) rather than based on average deposits.  Currently, base assessment rates range from .05% to .35% of net assets and may be adjusted for certain factors.  Future assessment rates and methodology are difficult to predict.  Capitol's FDIC insurance premiums and other regulatory fees amounted to $6.3 million in 2012, a decrease of $2.5 million, or 28.5%, compared to 2011.  These costs decreased $4.2 million during 2011 and increased $2.3 million during 2010.  The recent reduction in costs resulted from a steady decline in both total deposits and assets.

The more significant elements of other noninterest expense consisted of the following (in $1,000s):

	2012	2011	2010

Attorney fees	$4,036	$3,386	$4,309
Other professional fees	2,541	2,168	3,569
Insurance	1,955	2,216	1,509
Loan and collection expense	1,150	1,626	2,389
Bank services (ATMs, telephone banking and Internet banking)	1,018	1,104	1,134
Communications	767	865	972
Travel, lodging and meals	696	814	996
Paper, printing and supplies	641	768	1,043
Contracted labor	639	502	295
Directors' fees	424	1,055	1,462
Advertising	418	583	845
Postage	412	500	658
Other	3,680	5,012	5,727

Total	$18,377	$20,599	$24,908

Professional fees related to management of problem loans declined in 2012.  However, total professional fees, including attorney and accounting fees, increased in 2012 due largely to costs directly associated with the Corporation's research, planning, and implementation of its Exchange Offer and Standby Plan for financial restructuring incurred prior to the bankruptcy filing date.  Professional and attorney fees related to the restructuring incurred after the bankruptcy filing date are included in reorganization items in the consolidated financial statements.  Professional services fees declined in 2011 compared to 2010, due to lower levels of nonperforming assets, reduced foreclosures and fewer bank divestitures.  With the exception of insurance expense, which increased in 2011 compared to 2010 due to increased other real estate owned property insurance costs, most other components of noninterest expense detailed above have declined for two consecutive years.  The declining trend is commensurate with ongoing cost containment efforts, staffing reductions and streamlining of operations, as previously discussed.  The largest decline was in directors' fees which decreased $631,000 in 2012 compared to 2011, primarily as a result of the election in early 2012 by Capitol's directors to waive payment of such fees.

In 2012, 2011 and 2010, an income tax benefit from continuing operations of $152,000, $3.3 million and $7.1 million, respectively, was recognized, related primarily to the intraperiod allocation of income tax expense associated with the gain on sale of bank subsidiaries and the reversal of related income tax valuation allowances associated with the sale of these bank subsidiaries included in discontinued operations.  In 2011, Capitol recorded additional income tax expense in the amount of $6.5 million for a liability pertaining to expense deductions as a result of an Internal Revenue Service examination of a prior year.  The examination concluded in 2012 and the liability was determined to be $6.4 million.  A valuation allowance equal to deferred income tax assets was maintained at December 31, 2012 ($190.5 million), based on management's assessment of the realizability of such assets not meeting the requisite more-likely-than-not criteria.  The valuation allowance for deferred income tax assets may reduce income tax expense requirements to the extent of Capitol's profitability in future periods.

Income from discontinued operations declined for the past two years due to fewer bank divestitures occurring in each year. Gain on sales of banks of $143,000, $5.5 million and $15.8 million were realized in 2012, 2011 and 2010, respectively.  Pending bank divestiture activity is discussed later in this narrative.

Capitol's Financial Position

Consolidated total assets decreased to $1.6 billion in 2012 from $2.2 billion at the end of 2011.  The 2012 decrease in total assets resulted primarily from Capitol's previously mentioned divestitures of bank subsidiaries, infrastructure downsizing and ongoing efforts to deleverage its consolidated balance sheet through reductions in portfolio loans and borrowings.

Most of the amounts discussed in this narrative are based upon the "continuing operations" of Capitol and its consolidated bank subsidiaries.  Asset and liability balances as of December 31, 2011 and 2010 have been adjusted to reflect recent sales of banking subsidiaries as "discontinued operations" in order to present Capitol's financial position on a comparable basis.

Key to the balance sheet of Capitol is an understanding of its capital position in terms of stated amounts (including any deficit amounts), regulatory capital levels and ratios and the regulatory classification of Capitol and its banking subsidiaries based upon those amounts and ratios, and liquidity (cash and cash equivalents) at December 31, 2012.  Those important elements are discussed in a later section of this narrative, Liquidity, Capital Resources and Capital Adequacy.

Relative to Capitol's financial position, as shown on its consolidated balance sheet, the single largest asset category is portfolio loans.  Accordingly, the narrative in this section is devoted primarily to loans and related aspects of asset quality.

Net portfolio loans (total portfolio loans after deducting the allowance for loan losses) approximated $1.1 billion at December 31, 2012 and $1.4 billion at December 31, 2011 (excluding discontinued operations).  These amounts approximated 70.6% of total consolidated assets (excluding discontinued operations) at December 31, 2012 and 73.2% at December 31, 2011.  The decrease in net portfolio loans during 2012 was the result of normal amortization of the loan portfolio and resolutions of troubled or adversely graded loans.  The decline was consistent with Capitol's efforts to deleverage its balance sheet by its discontinued operations and to preserve liquidity and capital to the extent reasonably possible.

Capitol's banking subsidiaries have focused on offering commercial loans, consistent with their emphasis on lending to local entrepreneurs, professional service firms and other businesses.  All of Capitol's banks use a common credit policy; however, credit decisions are made locally at the banks.  Utilization of an enterprise-wide credit policy has several key benefits, such as providing procedural guidance to the banks in the following areas:

•	Loan underwriting and documentation;
•	Credit-granting authority;
•	Acceptable collateral and loan structuring;

•	Loan participations amongst bank affiliates or external funding sources when proposals exceed an individual bank's limitations;
•	Collections and workouts;
•	Troubled debt restructuring;
•	Documentation, methodology, process and evaluation of the adequacy of the allowance for loan losses; and
•	Establishing corporate credit administration resources to aid the banks when requested or needed.

General underwriting policies on all construction, commercial real estate, and commercial and industrial loans include analyzing and documenting:

•	Borrower and project financial data;
•	Contingent liabilities and related cash flows;
•	Adequacy of liquidity and the components of borrowers' and guarantors' net worth;
•	Historic and projected cash flow data, including debt service and vacancy rate sensitivity analysis;
•	Character and credit history of borrowers and guarantors, and ability of management regarding the borrower's enterprise;
•	Appraisal market valuation, evaluation of local market conditions and related volatility; and
•	Proposed use of loan proceeds and potential future uses of the property (for loans secured by real estate).

Additional lending requirements include regulatory loan-to-value guidelines, which are calculated based on current appraised value for loans that finance properties acquired by the borrower.

Variable-rate commercial loans are preferred in the current low interest rate environment.  Most variable-rate commercial loans have stated minimum interest rates and are underwritten with ongoing evaluation, including stress testing the borrower's repayment ability in an increasing rate environment.  Since substantially all residential mortgage loan origination volume is underwritten to secondary-market standards and sold into those markets without recourse, Capitol and its banks have no material exposure to hybrid loans such as option-ARMs or subprime credits.

As part of the banks' emphasis on commercial lending, commercial real estate has been sought as the primary source of collateral where possible.  This emphasis on commercial real estate as collateral has been a consistent practice of Capitol and its banks from their earliest days of operation, based on the use of appropriate loan-to-value ratios at the time of loan origination, avoidance of large real estate development projects and the belief that, even in volatile economies, commercial real estate historically tends to experience substantially less loss potential than other types of business-asset collateral, such as receivables, inventory and equipment, which can completely evaporate during periods of severe operational stress for small business enterprises.

Market conditions and values of real estate as collateral had deteriorated significantly, as evidenced by adverse asset quality trends since 2007, resulting in large provisions for loan losses, charge-offs of uncollectible loans and materially negative valuation adjustments of other real estate owned.  Other real estate owned arises from a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  Those properties are held for sale at the lower of cost or fair value, less estimated costs to sell, and are reviewed periodically for subsequent impairment.

A loan may be deemed collateral-dependent when repayment is expected solely from liquidation of the loan's collateral.  Many of the banking subsidiaries' collateral-dependent impaired loans are located in real estate markets that have been depressed relative to historical valuations, such as Michigan, Arizona, Georgia and Nevada.  In those markets, historic appraisal data may reflect less useful information than in other real estate markets in estimating fair value because "comparable" sale transactions, generally used as important points of reference in such appraisals, have been infrequent, may not be "orderly" and may be the result of distressed or forced sale transactions.  An increasing trend of non-distressed sales has been observed in these markets, providing comparable sale data which reflects owner-user or income driven valuations.  Bank regulatory agencies require Capitol's banks to base their fair value estimates upon appraisal data in substantially all valuations of real estate.  As of December 31, 2012 and 2011, such estimates of fair value for collateral-dependent loans and other real estate owned were based on appraisal data or other internal valuation techniques.

Updated appraisals are generally obtained when it has been determined that a loan has become collateral-dependent.  Adjustments to the loan's carrying value (or requirements for an allocation of the allowance for loan losses) are made, when appropriate, after the review of an appraisal or evaluation.  The timing of when a collateral-dependent loan should be classified as a nonperforming loan is contingent upon several factors, including the performance of the loan, the borrower's payment history and/or results of the bank's review of updated borrower financial information.

When a borrower's performance has deteriorated (for example, the borrower has become delinquent on required payments, the borrower's updated financial information received indicates adverse financial trends or sales/leasing activity is less than expected in the case of multi-unit properties), the loan will be downgraded and, if appropriate, an updated appraisal will be ordered for the loan if it is deemed collateral-dependent.  Non-collateral dependent loans will be included within loss contingency pools, in conjunction with estimating the bank's requirements for its allowance for loan losses.  Upon receipt and review of updated appraisal data and after any further fair value analysis is completed on those loans deemed to be collateral-dependent, the loans will be further evaluated for appropriate write-down.  Negative differences between appraised value, less the estimated costs to sell, and the related carrying value of the loans are charged to the allowance for loan losses, as partial write-downs/charge-offs, on a timely basis.  Occasionally, additional potential loss amounts may be included if circumstances exist which may further adversely impact fair value estimates.  Internally-developed evaluations may be used when the amount of a loan is less than $250,000.  Internally-prepared evaluations may also be used to estimate the current valuation changes driven by current economic conditions.  Updated fair value information is generally obtained at least annually for collateral-dependent loans and other real estate owned.

A potentially negative aspect of real estate as a primary source of collateral for commercial loans, among other things, is that when some commercial loans develop performance difficulties and reach nonperforming status (i.e., become 90 days past due), the resolution period will likely involve an extended period of time due to the foreclosure process, and may be further extended if real estate sales volume is weak or nonexistent.  In contrast, a commercial loan secured by receivables, inventory or equipment, which becomes nonperforming, tends to have a higher loss potential due to the probable rapid dissipation of collateral value.

At December 31, 2012, the allowance for loan losses approximated $63.5 million, or 5.26%, of total portfolio loans outstanding, compared with $85.8 million, or 5.66%, at December 31, 2011.  As stated earlier, the allowance is based on significant judgment and management's analysis of inherent losses in the loan portfolio at the balance-sheet date.  The level of the allowance for loan losses in recent periods, and the percentage relationship to portfolio loans, remains high due to periods of volatile economic conditions.  The decrease in 2012 was the result of the noted slow but stabilizing environment, most specifically for commercial and residential real estate.

As also discussed more extensively in the Critical Accounting Policies section, which appears later in this narrative, the use of estimates in determining the adequacy of the allowance for loan losses is extremely important to an understanding of Capitol's consolidated financial statements.

Capitol had 11 separately-chartered banks at year-end 2012.  Each bank separately computes and documents the adequacy of its respective allowance for loan losses.  The process of evaluating and determining the adequacy of the allowance for loan losses at each individual bank and on a consolidated basis is labor intensive and requires a high degree of judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

The allowance for loan losses reflects management's judgment of probable loan losses inherent in the loan portfolio at the balance-sheet date.  Management uses a disciplined process to establish the allowance for loan losses each quarter, which includes estimating the reserves needed for each segment of the loan portfolio, including loans analyzed individually and loans analyzed on a pooled basis, for probable future losses.  Loans are also categorized based on the type of collateral which secures such loans.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  Credit exposures deemed to be uncollectible are charged against the allowance for loan losses, and recoveries of previously charged-off amounts are credited to the allowance for loan losses.

The establishment of the allowance for loan losses relies on a consistent estimation process that requires multiple layers of management review and judgment, and factors in changes in economic conditions, loan volume and concentrations and collateral values, among other influences.  The banks' allowance for loan losses is also dependent on, and sensitive to, risk ratings assigned to all loans, especially those that are individually evaluated, as well as economic assumptions and delinquency trends driving historical loss experience.  Individual loan risk ratings are evaluated based on each lending relationship and situation by experienced senior credit officers and independently reviewed on a regular basis by both internal loan review officers and external regulatory examiners to confirm compliance with applicable internal and external standards.  Furthermore, management closely monitors differences between estimated and actual incurred loan losses.  This monitoring process includes periodic assessments by senior management of loan portfolios and the models used to estimate incurred losses in those portfolios.

To determine the balance of the allowance for loan losses, loans are pooled by class on the basis of collateral types.  Losses are modeled using historical loss experience and, in some banks, an approach called migration analysis.  Capitol uses internally developed models in this process that have recently been validated by independent accounting and consulting firms for conformity with regulatory and authoritative accounting guidance or independent internal sources.  The models were independently validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices and end-user controls are appropriate and properly documented.  Management exercises significant judgment to determine the estimation method and other additional inputs in the modeling process that fit the credit risk characteristics within each portfolio segment.  Management must also use judgment in establishing additional input metrics which serve to adjust the historical loss experience for qualitative environmental factors.  From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to or, when appropriate, release balances from the allowance for loan losses account, although at the current time a release of reserves may be prohibited and could be subject to intense regulatory scrutiny and approval.

In addition, bank regulatory agencies have the authority to review the adequacy of the allowance for loan losses during their periodic examinations of the banks, and to require changes to the recorded allowance for loan losses, superseding management's judgment.  Those changes or adjustments could involve directing the banks to increase their allowance for loan losses and the banks may be required to reflect the changes or adjustments retroactively.  Such changes or adjustments may be required to be made long after management completed its process for the evaluation and documentation of the adequacy of the allowance for loan losses, based on information which was not available at the time that process was completed or based solely on their judgment.

In 2011, Capitol received regulatory guidance regarding the methodology used to determine the allowance for loan losses at its three largest banks.  The guidance recommended that the banks' methodology be modified such that higher loss rates, in part derived from loan charge-off history on the substandard risk-rated loan pools, be applied to the "watch" rated loans as well as the "pass" (or acceptable credit quality) rated loan pool, the largest category of loans in the banks' portfolios.  Corporate management, in frequent dialogue with the regulators concerning their guidance for determining the allowance for loan losses, evaluated other methodologies permissible in accordance with regulatory pronouncements and industry practices.  As a result of the evaluation, Capitol began to phase in migration analysis effective December 31, 2011.  Since that time, migration analyses have been used, at least in part, to conclude on the appropriate level for the allowance for loan losses at its three largest banks.  The calculations are tailored to each individual bank in order to account for loss histories and market conditions within the markets served by the bank.  The time periods for the loan portfolio look-back period were selected in such a manner as to capture losses incurred based on current economic conditions.

Over the past year, an independent professional accounting and consulting firm has validated the migration technique used by Capitol's largest banks for two accounting periods (December 31, 2011 and September 30, 2012).  Based on management's analysis and judgment, and supported by the external firm's validation of the migration technique and the internal validation of the historical loss approach used at the smaller banks, the Corporation believes that the methodologies used in determining the allowance for loan losses meet both regulatory guidance and requirements under United States' generally accepted accounting principles ("U.S. GAAP"), and represents management's best estimate of probable incurred losses in the consolidated loan portfolio as of December 31, 2012.

At December 31, 2012, the Corporation's largest banking affiliate, Michigan Commerce Bank ("MCB"), tested the adequacy of its allowance for loan losses using multiple techniques which included a methodology developed by the regulatory agencies and the aforementioned migration analysis.  The techniques applied had produced an allowance for loan losses level that resulted in excess reserves ranging from $20.9 million to $30.2 million at December 31, 2012, with the methodology developed by the regulators resulting in a $20.9 million excess reserve.  Since it is currently operating under a Consent Order, written regulatory approval is required for MCB to release any portion of its $20.9 million in excess reserves and record a negative provision for loan losses; as such the Corporation has identified the $20.9 million portion of MCB's allowance for loan losses at December 31, 2012 as unallocated.  On December 22, 2012, MCB formally requested regulatory approval to decrease the unallocated portion of its allowance for loan losses.  This is the third time that MCB has requested regulatory approval for a reversal.  MCB believes it has complied with all requirements deemed necessary by the regulators in order to be granted such approval, including the use of the methodology developed by the regulatory agencies in determining the excess.  A negative provision in the amount suggested above would have a material impact on MCB's results of operations.  Reversal of excess reserves could improve MCB's capital ratio calculation to "adequately-capitalized" or potentially "well-capitalized," dependent upon the amount of the reversal.  The Bank has not yet received a response to its request.

The following table summarizes portfolio loans, the allowance for loan losses and nonperforming loans for each of the banks, regionally and on a consolidated basis, as of December 31 (in $1,000s):

	Total Portfolio Loans		Allowance for Loan Losses		Nonperforming Loans		Allowance as a % of Total Portfolio Loans
	2012	2011	2012	2011	2012	2011	2012	2011
Arizona Region:
Central Arizona Bank	$24,981	$33,108	$1,439	$1,801	$2,834	$4,069	5.76%	5.44%
Sunrise Bank of Albuquerque	36,954	45,924	1,611	2,013	3,740	4,077	4.36%	4.38%
Sunrise Bank of Arizona	178,343	237,914	5,108	11,126	17,160	24,038	2.86%	4.68%
Arizona Region Total	240,278	316,946	8,158	14,940	23,734	32,184	3.40%	4.71%

Great Lakes Region:
Bank of Maumee	23,596	26,334	1,025	1,084	483	988	4.34%	4.12%
Capitol National Bank	100,373	119,929	2,126	3,681	6,842	12,423	2.12%	3.07%
Indiana Community Bank	80,907	92,257	2,855	3,346	5,309	7,803	3.53%	3.63%
Michigan Commerce Bank	496,128	618,852	37,449	41,653	55,057	86,179	7.55%	6.73%
Great Lakes Region Total	701,004	857,372	43,455	49,764	67,691	107,393	6.20%	5.80%

Nevada Region:
1st Commerce Bank	15,681	18,542	1,207	1,634	1,324	3,998	7.70%	8.81%
Bank of Las Vegas	190,060	240,110	6,441	13,440	26,439	61,908	3.39%	5.60%
Nevada Region Total	205,741	258,652	7,648	15,074	27,763	65,906	3.72%	5.83%

Southeast Region:
Pisgah Community Bank	14,405	19,753	1,344	1,925	2,951	3,717	9.33%	9.75%
Sunrise Bank	44,982	62,207	2,849	4,084	8,997	8,395	6.33%	6.57%
Southeast Region Total	59,387	81,960	4,193	6,009	11,948	12,112	7.06%	7.33%

Other, net	257	270	1	1	257	265	0.39%	0.37%

Consolidated totals relating to
continued operations	$1,206,667	$1,515,200	$63,455	$85,788	$131,393	$217,860	5.26%	5.66%

Nonperforming loans approximated $131.4 million and $217.9 million at December 31, 2012 and 2011, or 10.9% and 14.4% of portfolio loans, respectively.  Of the nonperforming loans at December 31, 2012, approximately 91% were real-estate secured, consistent with prior years.  At December 31, 2012, the Michigan-based banks held about 47.1% ($61.9 million) of Capitol's total nonperforming loans compared to 45.3% ($98.6 million) as of December 31, 2011.

In part due to a continued elevated level of nonperforming loans, higher levels of allowances for loan losses have been established for banks located in the Southeast Region, the Great Lakes Region and the Nevada Region, approximating 7.06%, 6.20% and 3.72% of portfolio loans, respectively, for each of the regions on a combined basis as of December 31, 2012.

Nonperforming loans decreased $86.5 million or 39.7% during the year ended December 31, 2012 which followed a decrease of $67.5 million or 23.7% in the corresponding period of 2011.  Nonperforming loans have decreased for ten consecutive quarters.  Total nonperforming assets decreased $99.8 million for the year ended December 31, 2012 which followed a decrease of $72.2 million during 2011.  Management believes the overall decreases demonstrate signs of stability in several of Capitol's key markets; however, there can be no assurance that future operating results will continue to reflect these recent trends.

At December 31, 2012, the "coverage ratio" of the allowance for loan losses to nonperforming loans (i.e., the allowance as a percentage of nonperforming loans) was 48.3%, compared to 39.4% at the beginning of the year.  Management views the current level of the coverage ratio as being acceptable, inasmuch as many nonperforming loans already reflect partial write-downs based on the estimated fair value of the underlying real estate for collateral-dependent nonperforming loans.  Comparison of the coverage ratio of the allowance to nonperforming loans is complicated by the accounting rules for loss recognition of impaired loans.  For example, when an impaired, collateral-dependent loan is evaluated based on its fair value as of a particular balance-sheet date, any estimated shortfall is typically recognized as a charge to the allowance for loan losses.  As a result, many nonperforming loans are carried at a written-down level and no allowance component may be necessary at the balance-sheet date.

Directional consistency in the allowance for loan losses, loan charge-offs (including partial write-downs resulting from impairment analyses, as discussed above) and asset quality is important in evaluating the allowance for loan losses.  During 2012, impaired loans decreased 23.3% from $305.0 million at December 31, 2011 to $234.0 million at December 31, 2012.  The amount of the allowance for loan losses allocable to impaired loans at December 31, 2012 of $16.5 million reflected a decrease of approximately 32.5% from the year-end 2011 amount of $24.4 million.  This was due to an $83.1 million (38.9%) decrease in nonaccrual loans included within impaired loans at December 31, 2012 as compared to December 31, 2011.  Impaired loans which do not have an allowance requirement include collateral-dependent loans for which direct write-downs (or charge-offs) have been made and, accordingly, no allowance requirement or allocation is necessary.

Included in total impaired loans as of December 31, 2012 and 2011 is $185.0 million and $204.3 million, respectively, of loans modified as troubled debt restructurings.  These loans decreased $19.4 million in 2012 mostly related to charge-offs and payments received, including loans paid in full.  Troubled debt restructurings increased approximately $100 million in 2011 compared to 2010, mostly due to substandard accruing loans that were renewed, which under the new guidance issued in 2011, constituted troubled debt restructurings.

The following table presents the activity within troubled debt restructurings for the year ended December 31, 2012 (in $1,000s):

	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Total

Beginning balance	$118,373	$44,069	$23,632	$18,212	$54	$204,340

New additions	45,899	10,763	2,800	3,308	347	63,117

Payments received, including loans paid in full	(23,225)	(10,233)	(5,878)	(4,928)	(2)	(44,266)

Charge-offs and other	(17,393)	(9,343)	(7,968)	(3,214)	(295)	(38,213)

Ending balance	$123,654	$35,256	$12,586	$13,378	$104	$184,978

Loan modifications or restructurings are accounted for as troubled debt restructurings if, for economic or legal reasons, it has been determined a borrower is experiencing financial difficulties and the bank grants a "concession" to the borrower that it would not otherwise consider.  A troubled debt restructuring may involve a modification of terms, such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof involving a concession to the borrower in order to facilitate repayment.  Loans modified and classified as troubled debt restructurings are considered impaired loans.  Such loans generally remain classified as impaired until the borrower has demonstrated timely payment performance for a period of time, pursuant to the modified terms of the loan, and the loan is renewed at an interest rate that is a market rate for loans with similar risk characteristics.

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

At December 31, 2012, problem loans (i.e., substandard, nonaccrual loans) and potential problem loans approximated $355.4 million, or 29.5%, of total consolidated portfolio loans, whereas problem and potential problem loans, excluding nonperforming loans, approximated $224.0 million, or 18.6%, of total consolidated loans.  Such loans are an important component of management's ongoing and proactive loan review activities, which are designed to early-identify loans which warrant close monitoring at both the bank and corporate credit administration levels.  It is important to note that these potential problem loans do not necessarily have significant loss exposure, but rather are identified by management in this manner to aid in loan administration and risk management.  These loans are considered in management's evaluation of the adequacy of the allowance for loan losses.

Other Assets

There are several other asset categories.  Loans held for sale ($2.1 million at December 31, 2011; none at December 31, 2012) are residential mortgages which are sold into the secondary market, generally within 30-60 days of closing (discussed in more detail in the following section of this narrative).  A modest amount of investment securities are also reflected on the balance sheet ($18.4 million and $17.6 million at December 31, 2012 and 2011, respectively).

Other real estate owned approximated $81.0 million at December 31, 2012, a decrease from the year-end 2011 level of $94.3 million.  Other real estate owned amounts stabilized in 2011 and 2010 after a dramatic increase in 2009, primarily in Michigan and Arizona, due to borrower difficulties, foreclosures and lack of sales activity which began to improve in 2012.  Other real estate owned at December 31, 2012 consisted primarily of commercial properties.  Over the past several years, weaknesses in real estate market conditions for commercial and residential properties has had negative implications on sales and valuation of other real estate owned, as well as on collateral-dependent impaired loans secured by real estate.  In 2012, however, Capitol and its banking subsidiaries have observed signs of stabilizing real estate values and some sales activity, although economic conditions in some regions have not fully recovered.

The following table presents the activity within other real estate owned for the year ended December 31, 2012 (in $1,000s):

Other real estate owned at January 1	$94,300
Properties acquired in restructure of loans or in lieu of foreclosure	44,383
Properties sold	(47,217)
Payments received from tenants, credited to carrying amount	(72)
Write-down of other real estate owned	(10,431)

Other real estate owned at December 31	$80,963

Foreclosure laws in Michigan generally favor borrowers rather than lenders and, accordingly, foreclosure and redemption periods (i.e., the number of months it takes for a financial institution to obtain clear title to freely market the real estate) take much longer than in many other states.  Further, once the property is available to the bank for sale or liquidation, market conditions may not be conducive to rapid marketing or near-term sale of the properties.

Liquidity, Capital Resources and Capital Adequacy

In a volatile economic environment, financial institution liquidity is especially important.  On-balance sheet liquidity for financial institutions typically consists of cash and cash equivalents and assets which may be quickly converted to cash, such as loans held for sale and investment securities available for sale.  These assets totaled $345.3 million at year-end 2012, or about 21.3% of total assets, excluding discontinued operations, and $372.1 million, or about 19.1%, at year-end 2011, both of which marked high levels of liquidity compared to previous years when capital ratios were stronger and credit risk was lower.  Liquidity can vary significantly on a daily basis, based on customer activity and funding sources.  The increased liquidity position at year-end 2012 is the result of management's ongoing efforts to manage risks, tepid loan demand in some markets and changes in consumer spending habits.  Liquidity is important for financial institutions because of the need to meet depositor withdrawal requests and to fund loan and various other commitments.  Management believes the banks' on-balance sheet liquidity positions at December 31, 2012, along with readily available off-balance sheet sources of funding, were adequate to meet each bank's anticipated and contingency funding needs.

Most of the investment securities portfolio, approximating $15.7 million at December 31, 2012 and $14.9 million at year-end 2011, has been classified as available for sale.  During 2010, approximately $26 million of investment securities were sold primarily to facilitate changes in risk management strategies and liquidity needs.  In 2012 and 2011, there were no significant sales of investment securities available for sale to meet liquidity needs or for other purposes.

Capitol did not maintain any loans held for sale as of December 31, 2012 but such assets approximated $2.1 million at year-end 2011.  These are residential real estate mortgages originated by the banks and subsequently sold into the secondary market, rather than being held in the banks' portfolios.  Mortgage loan origination volume in 2012 decreased to approximately $22.4 million, compared to $44.4 million in 2011 ($116.8 million in 2010).  Future mortgage origination volume will depend in large part on interest rates, real estate values, the strength of residential real estate market conditions and secondary market risk tolerance.

The primary source of funds for Capitol's banks is deposits.  The banks rely upon interest-bearing time deposits as a key part of their funding strategy.  The banks also use noninterest-bearing deposits, or checking accounts, which reduce their cost of funds.  Noninterest-bearing deposits were about 20.9% of total deposits at year-end 2012 (about 17.8% at year-end 2011).  This ratio is significant inasmuch as a lower percentage of noninterest-bearing deposits has the effect of increasing a bank's funding costs and, accordingly, reducing net interest income.

Capitol's banks have eliminated substantially all brokered deposits other than a small amount of Certificate of Deposit Account Registry Service ("CDARs") reciprocal deposits, which stem from larger client deposits but are classified as brokered by the FDIC for technical reasons.  At year-end 2012, brokered funding totaled approximately $4.6 million (0.3% of deposits), over $4.0 million of which was CDARs reciprocal.  This was much lower than the $15.1 million, or 0.8%, in brokered funding reported at year-end 2011.  In the past, deposits obtained from internet-based sources (which are not classified as brokered deposits) were used to replace some maturing brokered deposits.  Such funding has steadily declined for more than a year and at year-end 2012 stood at $136 million, or 8.8% of total bank funding.

To supplement their funding sources, some of the banks have lines of credit with the Federal Home Loan Bank ("FHLB") system.  At year-end 2012, a total of approximately $4.9 million was borrowed under FHLB facilities ($38.0 million at year-end 2011) and additional borrowing availability approximated $113.3 million.  The $33.0 million decrease in the amount of FHLB borrowings is the result of Capitol's efforts to reduce debt obligations of its banking subsidiaries and deleverage its balance sheet.  Borrowings under FHLB facilities are generally at short-term market rates of interest and, although the repayment dates can be extended, are generally outstanding for brief periods of time.  The FHLB may accelerate due dates of these borrowings under certain circumstances, which could have an adverse impact on liquidity.

Capitol's longer term contractual obligations are disclosed in the notes to the accompanying consolidated financial statements.  At December 31, 2012, such obligations consist principally of time deposits, debt and lease obligations and trust-preferred securities, which are summarized as follows (in $1,000s):

		Payments Due by Period
		Within	Within	Within	After
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Deposits without a stated
maturity	$798,587	$798,587
Time deposits	745,281	520,412	$187,558	$35,607	$1,704
Accrued interest	33,868	613	33,255
Debt obligations	8,428	5,781	1,801	846
Rent commitments under
noncancelable leases	34,110	7,090	12,486	8,252	6,282
Subordinated debentures	151,296				151,296

Total	$1,771,570	$1,332,483	$235,100	$44,705	$159,282

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

A significant source of capital in prior years was investments in start-up banks made by community investors, or noncontrolling interests, in those subsidiaries which are consolidated for financial reporting purposes.  Total noncontrolling interests, included as a component of equity, amounted to an equity deficit of $10.2 million at year-end 2012, a net increase of $9.7 million from $563,000 at year-end 2011.  The net increase in 2012 of the deficit balance of noncontrolling interests resulted from operating losses and bank divestitures.

Capitol has several bank development subsidiaries, each originally capitalized with two classes of common stock, voting and nonvoting.  Capitol purchased all of the initial voting shares of common stock of these entities while the nonvoting shares were sold in private offerings to accredited investors, some of whom are related parties of Capitol.  Those entities had been engaged in bank development activities, through Capitol, consisting of formation and investment in start-up banks and management of their investments in young banks.  Bank start-up activities were suspended in mid-2008 when the regulatory and capital raising environment for new banks became unfavorable.  Each of these entities bears a similar name, Capitol Development Bancorp Limited ("CDBL"), each numbered in their sequential formation, CDBL I through CDBL VIII.

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

Prior to 2009, Capitol raised a total of $167 million of capital through the issuance of trust-preferred securities.  Most were obtained through private placements of pooled trust-preferred securities.  Trust-preferred securities are long-term debt obligations which may be treated as elements of capital for regulatory purposes.  When these securities were issued, all were included as an element of the Corporation's regulatory capital.  Currently, none of those securities are included due to the Corporation's capital position.  As noted in the accompanying financial statements, the trusts relating to Capitol's trust-preferred securities are classified as debt obligations on the consolidated balance sheet as of December 31, 2011 and are included in liabilities subject to compromise as of December 31, 2012.  Future availability of trust-preferred securities as a near-term capital resource is unlikely, due to the instability of U.S. capital markets and recent bank regulatory reform pursuant to the July 2010 Dodd-Frank Act.

In April 2009, the Corporation commenced the deferral of interest payments on its various trust-preferred securities, as is permitted under the terms of the securities, in order to conserve cash and capital resources.  The payment of interest may be deferred for periods up to five years.  Capitol continued to accrue interest payable on such securities until the bankruptcy filing date.  Capitol is prohibited from paying dividends on its common stock while interest is being deferred on the trust-preferred securities.  Payment of interest on the trust-preferred securities is also not permitted without prior approval from the Federal Reserve (see subsequent discussion in the Certain Regulatory Matters section of this narrative).  Holders of the trust-preferred securities recognize current taxable income relating to the deferred interest payments.

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

The stockholders' equity deficit attributable to Capitol approximated $133.9 million at year-end 2012, as compared to $108.1 million at year-end 2011.  Capitol's equity deficit increased by $25.8 million in 2012 due to losses incurred from operations, although the losses were less significant than in 2011, attributed primarily to lower provisions for loan losses.  The equity deficit at December 31, 2012, coupled with adverse classification of Capitol and many of its banks on the basis of their regulatory capital levels, among other things, raises some level of doubt as to Capitol's ability to continue as a going concern, as discussed in the Going Concern Considerations section of this narrative.  Additionally, Capitol and many of its banking subsidiaries are operating under various formal enforcement actions and informal regulatory agreements (see subsequent discussion in the Certain Regulatory Matters section of this narrative).

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

Capitol and each of its bank subsidiaries are subject to a complex series of regulatory rules and requirements which require specific levels of capital adequacy at both the bank level and on a consolidated basis.  Under those rules and regulations, banks and bank holding companies are categorized as "well-capitalized" or "adequately-capitalized" using several ratio measurements, including a risk-weighting approach to assets and financial commitments.  Similarly, banks may further be classified as "undercapitalized," "significantly-undercapitalized," or "critically-undercapitalized."  These ratio measurements, in addition to certain other requirements, are used by regulatory agencies to determine the level of regulatory intervention and enforcement applied to financial institutions.

The following table summarizes the amounts (in $1,000s) and related ratios of Capitol's consolidated regulatory capital position at December 31, 2012, and the amounts of "deficiency" that exist between the Corporation's current deficit position and levels required in order to be considered "adequately-capitalized":

Tier 1 capital to average adjusted total assets:
Minimum required amount(1)	≥	$66,520
Actual amount		$(144,341)
Ratio		(8.68)%
Deficiency		$210,861

Tier 1 capital to risk-weighted assets:
Minimum required amount(2)	≥	$49,402
Actual amount		$(144,341)
Ratio		(11.69)%
Deficiency		$193,743

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(3)	≥	$98,805
Actual amount		$(144,341)
Ratio		(11.69)%
Deficiency		$243,146

(1)	The minimum required ratio of Tier 1 capital to average adjusted total assets to be considered adequately-capitalized is 4%.
(2)	The minimum required ratio of Tier 1 capital to risk-weighted assets to be considered adequately-capitalized is 4%.
(3)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets to be considered adequately-capitalized is 8%.

Capitol's total risk-based capital ratios at December 31, 2012 and 2011 were materially and adversely impacted by the exclusion of approximately $167.3 million and $171.5 million, respectively, of previously-qualifying Tier 2 capital, inasmuch as Tier 2 capital is limited to 100% of Tier 1 capital, primarily trust-preferred securities and a portion of the allowance for loan losses.  The Tier 1 capital deficit resulted mostly from operating losses.  Capitol's Tier 1 capital will need to increase to a positive level in order to allow for the inclusion of trust-preferred securities in Tier 2 capital for regulatory capital computation purposes.

The preceding summary indicates that Capitol, on a consolidated basis, was classified as less than "adequately-capitalized" at December 31, 2012 for regulatory purposes.  As indicated above, such classification is based upon certain stated ratio minimums at the "adequately-capitalized" level.

Several of Capitol's bank subsidiaries had capital levels resulting in classification as "undercapitalized" or "significantly-undercapitalized" at December 31, 2012.  Banks and bank holding companies which are less than "adequately-capitalized" are subject to increased regulatory oversight, intervention, requirements and limitations.  Regarding banks classified as "undercapitalized" or "significantly-undercapitalized," or otherwise noncompliant with formal enforcement actions and informal regulatory agreements, management is taking appropriate action to improve such capital classifications and related compliance in the future, subject to the availability of capital and continued cooperation by regulatory agencies.

The following comparative analysis summarizes each bank's regulatory capital position as of December 31:

			Tier 1 Risk-Based		Total Risk-Based
	Tier 1 Leverage Ratio(2)		Capital Ratio(2)		Capital Ratio(2)		Regulatory Classification(1)(2)
	2012	2011	2012	2011	2012	2011	2012	2011
Arizona Region:
Central Arizona Bank	2.04%	2.01%	2.80%	2.65%	4.11%	3.95%	significantly- undercapitalized	significantly- undercapitalized
Sunrise Bank of Albuquerque	2.01%	2.43%	2.71%	3.22%	4.00%	4.50%	significantly- undercapitalized	significantly- undercapitalized
Sunrise Bank of Arizona	2.05%	2.03%	2.61%	2.56%	3.88%	3.85%	significantly- undercapitalized	significantly- undercapitalized

Great Lakes Region:
Bank of Maumee	4.00%	5.41%	5.92%	7.56%	7.21%	8.85%	undercapitalized	adequately- capitalized
Capitol National Bank	7.28%	6.90%	11.30%	9.15%	12.56%	10.42%	adequately- capitalized(3)	adequately- capitalized(3)
Indiana Community Bank	8.33%	6.66%	11.23%	9.35%	12.51%	10.63%	adequately- capitalized(3)	adequately- capitalized(3)
Michigan Commerce Bank	2.61%	2.17%	3.52%	2.84%	4.84%	4.16%	significantly- undercapitalized	significantly- undercapitalized

Nevada Region:
1st Commerce Bank	2.03%	2.30%	2.77%	3.88%	4.09%	5.22%	significantly- undercapitalized	significantly- undercapitalized
Bank of Las Vegas	2.01%	2.16%	2.60%	2.90%	3.87%	4.20%	significantly- undercapitalized	significantly- undercapitalized

Southeast Region:
Pisgah Community Bank	2.14%	2.09%	3.43%	2.93%	4.77%	4.28%	significantly- undercapitalized	significantly- undercapitalized
Sunrise Bank	2.07%	2.16%	3.06%	2.97%	4.37%	4.29%	significantly- undercapitalized	significantly- undercapitalized

Consolidated totals	(8.68)%	(4.73)%	(11.69)%	(6.36)%	(11.69)%	(6.36)%	less than adequately- capitalized	less than adequately- capitalized

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

(2)	Ratios and regulatory classifications are based on the banks' regulatory reports filed at original due date on or before January 30, 2013.
(3)
Institution is subject to a formal enforcement action and, accordingly, cannot be classified better than "adequately-capitalized" even though the risk-based capital ratios would otherwise suggest "well-capitalized" classification.

Future regulatory capital compliance, classification and related ratios are difficult to predict and are subject to significant contingencies.  There is also no assurance that regulatory agencies may not impose higher ratio thresholds at any time.

After the filing of the December 31, 2012 call reports, the FDIC sent letters to 1st Commerce Bank, Central Arizona Bank, Pisgah Community Bank and Sunrise Bank, indicating that the use of capital notes for the period ending December 31, 2012 was being disallowed and the banks were directed to re-file their call reports.  The banks have appealed this determination and are awaiting a decision from the FDIC.

Subsequent to the letter directive, the FDIC conducted a visitation of the above-mentioned banks and determined that each bank was considered "critically-undercapitalized" as of the exam date.  Capitol intends to inject the necessary capital into these bank affiliates to cure the capital deficiency as of March 31, 2013, but this potential transaction is subject to regulatory approval.

Proceeds from the sale of banks in 2012 have been deployed as additional capital in Capitol's remaining banks pursuant to requirements imposed by the FDIC.  Capitol anticipates augmenting the capital levels of its less than "adequately-capitalized" bank subsidiaries further through allocation of proceeds from additional pending divestitures of certain bank subsidiaries.  Management is pursuing various strategies to increase Capitol's Tier 1 capital, including raising capital through potential equity transactions and other initiatives, as discussed further on page F-43.

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

Many of Capitol's bank subsidiaries have entered into formal enforcement actions (as well as informal agreements) with their applicable regulatory agencies.  Those enforcement actions provide for certain restrictions and other guidelines and/or limitations to be followed by the banks.  The banks generally subject to such enforcement actions are noted as such in the regulatory capital summary appearing on page F-36 of this document.  In all instances where Capitol or its banks are subject to formal enforcement actions or informal agreements, corporate and/or bank management, as the case may be, and their boards of directors are fully committed and working proactively towards achieving compliance with those enforcement actions and improving their entity's financial condition.

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

On September 20, 2012, the State of New Mexico Regulation and Licensing Department, Financial Institutions Division (the "New Mexico FID") issued a written notice of its intention to take possession and control of Sunrise Bank of Albuquerque and its assets for the purpose of the reorganization or liquidation through receivership if certain findings of the New Mexico FID were not corrected by December 20, 2012.  In the event that such a reorganization or liquidation of Sunrise Bank of Albuquerque had taken place, the FDIC would have experienced losses in connection with such failure and such losses could have been assessed against the Corporation's other depository institution subsidiaries.  Such liability would likely have had a material adverse effect on the financial condition of any assessed subsidiary institution and on the Corporation as the common parent.  In February 2013, Capitol provided Sunrise Bank of Albuquerque with a $1 million capital injection to raise the Bank's capital level to 4.00% and thus satisfied the New Mexico FID mandate.  The Bank continues to provide banking services in a normal manner, including maintaining FDIC insurance for its depositors.  However, if the Bank's capital level falls below 4.00% in future quarters, the New Mexico FID may reissue a notice of intent to take possession.

Generally, banks are subject to cross-guaranty liability regarding other financial institutions the FDIC determines are commonly controlled by any multibank holding company.  Pursuant to federal regulations, an insured depository institution may be liable for any loss the FDIC has incurred or expects to incur in connection with the failure of a former affiliate institution and, if the FDIC determines that remaining affiliates have a liability to the FDIC, then they would be required to pay that liability to the FDIC.  Payment of a cross-guaranty liability to the FDIC could have a material adverse impact on the results of operations, capital adequacy and financial position of Capitol and its banking subsidiaries.  To date, none of Capitol's subsidiary banks have received any notice of assessment of cross-guaranty liability.  Capitol's banks have, however, received notice from the FDIC that the FDIC may assess a cross-guaranty liability relating to a failed community bank in Florida which ceased operations in November 2009.  The FDIC alleges that the Florida bank was an affiliated institution of Capitol, although Capitol owned no securities of that bank or otherwise controlled the failed institution.  At the time the Florida bank ceased operations, the FDIC estimated the aggregate loss to the FDIC Bank Insurance Fund to be $23.6 million.  Previously, the FDIC had until November 2011, two years from the date of such notice, to determine whether to assess that potential cross-guaranty liability, if any.  In November 2011, the FDIC and Capitol's banks entered into a mutual tolling agreement, which both extends the ability of the FDIC to impose the cross-guaranty liability, and extends the statute of limitations for the banks to take action against the FDIC for two additional years, ending in November 2013.

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

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was signed into law and is significantly impacting the regulation of financial institutions and the financial services industry.  The Dodd-Frank Act includes provisions affecting large and small financial institutions alike, including several provisions that will profoundly affect how community banks, thrifts, and smaller bank holding companies will be regulated in the future.  Among other things, these provisions abolished the Office of Thrift Supervision and transferred its functions to the other federal banking agencies, relaxed rules regarding interstate branching, allowed financial institutions to pay interest on business checking accounts, changed the scope of FDIC insurance coverage and imposed new capital requirements on bank holding companies including the removal of trust-preferred securities as a permitted component of a holding company's Tier 1 capital, following a three-year phase-in period beginning January 1, 2013.  The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which was given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks.  Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards and prepayments.  Management is continuing to evaluate the provisions of the Dodd-Frank Act and assess its probable impact on the Corporation's business, financial condition and results of operations.  However, the ultimate effect of the Dodd-Frank Act on the financial services industry in general, and on the Corporation in particular, currently remains uncertain.

One particularly important aspect of the Dodd-Frank Act (as amended) is that certain trust-preferred securities issued by bank holding companies with total assets less than $10 billion, such as Capitol, are permitted to be included as an element of qualifying capital for regulatory capital-adequacy purposes.  Accordingly, Capitol's trust-preferred securities may be included in regulatory capital measurements in the future, subject to certain limitations, although none of those securities are currently included, as discussed earlier.

In December 2010, the Basel Committee on Banking Supervision, an international forum for cooperation on banking supervisory matters, announced the "Basel III" capital rules, which set new capital requirements for banking organizations.  On June 7, 2012, the Federal Reserve Board requested comment on three proposed rules that, taken together, would establish an integrated regulatory capital framework implementing the Basel III regulatory capital reforms in the United States.  Comments were accepted through October 22, 2012, but to date final rules have not been issued.  As proposed, the U.S. implementation of Basel III would lead to significantly higher capital requirements and more restrictive leverage and liquidity ratios than those currently in place.  Once adopted, these new capital requirements would be phased in over time.  Additionally, the U.S. implementation of Basel III contemplates that, for banking organizations with less than $15 billion in assets, the ability to treat trust-preferred securities as Tier 1 capital would be phased out over a ten-year period.  The ultimate impact of the U.S. implementation of the new capital and liquidity standards to Capitol and its affiliate banks will depend upon the final rules.  If Capitol's planned recapitalization, restructure and bulk disposition of nonperforming loans proceed as planned, management expects that the consolidated entity and individual affiliate banks will immediately have significantly lower credit risk and sufficient Tier 1 equity to exceed minimum regulatory standards including new deductions, limitations and capital conservation buffers proposed to be phased in between 2013 and 2019.  At this point, however, Capitol is unable to determine the ultimate effect that any final regulations, if enacted, would have upon its earnings or financial position.

Tax Matters

An Internal Revenue Service ("IRS") examination which commenced in 2011 has concluded.  On October 11, 2012, the IRS issued a written letter to Capitol stating that the congressional Joint Committee on Taxation took no exception with the findings of the IRS pursuant to an examination report which denied the deductibility of certain expenses on the Corporation's 2009 income tax return.

In December 2011, Capitol recorded a liability approximating $6.5 million as a result of the preliminary findings of this examination, which pertained primarily to expense deductions claimed in 2009 relating to problem loans and other real estate owned.  The final liability was adjusted down to $6.4 million in 2012 at the conclusion of the audit.  Pursuant to the examination, these expenses will be deductible by Capitol over a period of three years, beginning with the 2010 income tax return.  Potential interest charges related to the final assessed liability have been estimated at $422,000 which Capitol recorded in other noninterest expense in 2012.  Since Capitol had already recorded a liability upon the preliminary findings, the conclusions of this IRS examination did not have a material impact on Capitol's consolidated financial statements as of December 31, 2012.  On March 1, 2013, the Office of the Chief Counsel – Internal Revenue Service concluded that, in large part, the banking industry's treatment of deducting other real estate owned expenses for tax purposes was appropriate.  This ruling could result in a $1.5 million reduction to Capitol's $6.4 million tax liability for expense deductions taken in 2009 related to other real estate owned activities.

Capitol received a final notice of taxes due from the State of Michigan related to the Michigan Business Tax.  The notice, dated September 25, 2012, pertained to the year ended December 31, 2009 and indicated an amount due of $771,000, including penalties and interest.  Included in this notice, and in response to the Corporation's filing for reorganization, the State alleged that Capitol had not properly computed and filed its 2009 Michigan Business Tax return.  Capitol received an earlier notice from the State of Michigan, dated September 21, 2012, claiming additional tax was due for the year ended December 31, 2010 in the amount of $202,000, including penalties and interest.  In response to these notices, Capitol filed a Petition with the Michigan Tax Tribunal on October 30, 2012, formally appealing the 2009 findings and stating that all required returns were properly filed and all associated Michigan Business Tax due was paid.  In addition, Capitol also requested an informal hearing with the State in regard to the 2009 and 2010 returns, which has been granted, but not yet scheduled.

Further, the State of Michigan filed an objection to the confirmation of Capitol's Joint Plan of Reorganization with the Court on September 5, 2012, in which it alleged the Corporation has outstanding, unfiled Michigan Business Tax returns for 2009, 2010 and 2011, and owes $1.0 million in unpaid taxes, interest and penalties; Capitol believes this alleged amount due is inclusive of the amounts reflected in the two notices subsequently received by Capitol.  Capitol responded to the State's objection by filing a reply with the Court on October 8, 2012, in which the Corporation submitted that all required returns for 2009, 2010 and 2011 were properly filed and all tax due was paid.

In July 2011, Capitol adopted a Tax Benefits Preservation Plan (the "Plan") designed to preserve substantial tax assets.  Capitol's tax attributes include net operating losses that could be utilized in certain circumstances to offset future taxable income and to reduce federal income tax liability.  Capitol's ability to use these tax attributes would be substantially limited if there were an "ownership change" as defined under Section 382 of the Internal Revenue Code and related IRS pronouncements.  In accordance with the provisions of the Plan, Capitol's board of directors declared a dividend of one preferred share purchase right for each outstanding share of its common stock distributable to shareholders of record as of August 1, 2011, as well as to holders of common stock issued subsequent to that date, which would only be activated if triggered under the Plan.

The Plan is designed to reduce the likelihood that Capitol will experience an ownership change by discouraging any person from becoming a 5-percent shareholder.  There is no guarantee, however, that the Plan will prevent Capitol from experiencing an ownership change.

The issuance of the preferred share purchase rights will not affect Capitol's reported per-share results and is not taxable to Capitol or its shareholders.

Going Concern Considerations

As of December 31, 2012, there are several significant adverse aspects of Capitol's consolidated financial position and results of operations which include, but are not limited to, the following:

•	The Corporation has filed for protection under Chapter 11;
•	An equity deficiency approximating $144.1 million;
•	Regulatory capital classification on a consolidated basis as less than "adequately-capitalized" and related negative amounts and ratios;
•	Numerous banking subsidiaries with regulatory capital classification as "undercapitalized," or "significantly-undercapitalized";
•
Certain banking subsidiaries which are generally subject to formal enforcement actions and informal regulatory agreements have received "prompt corrective action" notifications and/or directives from the FDIC, which require timely action by bank management and the respective boards of directors to resolve regulatory capital ratios which result in classification as less than "adequately-capitalized" (the basis of a PCAN) or to submit an acceptable capital restoration plan to the FDIC (the basis of a PCAD), and it is likely additional PCANs and/or PCADs may be issued in the future and/or the banking subsidiaries may be unable to satisfactorily resolve such notices and/or directives;

•
Capitol has sold several of its banking subsidiaries during the past few years and has other divestiture transactions pending (see Note M to the accompanying consolidated financial statements).  The proceeds from those divestitures have been redeployed at certain remaining banking subsidiaries which have experienced a significant erosion of capital due to operating losses.  While such proceeds have been a significant source of funds for redeployment, the Corporation will need to raise significant other sources of new capital in the future;

•
The Corporation and substantially all of its banking subsidiaries are operating under various regulatory enforcement actions, which place a number of restrictions on them and impose other requirements limiting activities, requiring preservation of capital and improvement in regulatory capital measures, reduction of nonperforming assets and other things for which the entities have not achieved full compliance;

•	Elevated levels of nonperforming loans and other nonperforming assets as a percentage of consolidated loans and total assets, respectively; and
•
Losses from continuing operations, resulting primarily from elevated provisions for loan losses, costs associated with foreclosed properties and other real estate owned and, in 2010, an impairment charge to operations for the write-off of previously-recorded goodwill ($64.5 million, including $8.7 million from discontinued operations).

The foregoing considerations raise some level of doubt (potentially substantial doubt) as to the Corporation's ability to continue as a going concern.

Capitol has commenced several initiatives and other actions to mitigate these going concern considerations and to improve the Corporation's financial condition, equity, regulatory capital and regulatory compliance.  In early 2011, a partial exchange of trust-preferred securities was completed and the Corporation's stockholders approved an amendment to the articles of incorporation to increase its authorized common stock and authorize its board of directors to proceed with a rights offering and reverse stock split, in addition to a potential share-exchange regarding second-tier bank-development subsidiaries.

Improvement in Capitol's and its banking subsidiaries' capitalization, financial position, asset quality and results of operations requires multi-faceted efforts, which are currently being pursued aggressively in the following areas, among others:

•	Raising significant amounts of new equity capital pursuant to the Chapter 11 Plan of Reorganization;
•	Completion of a proposed financial restructuring plan;
•	Completion of pending divestitures;
•	Further reductions in nonperforming assets;
•	Stabilization of provisions for loan losses and impairment losses; and
•	Further reductions in operating expenses through potential divestitures or mergers of bank subsidiaries and continued streamlining of corporate operations.

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

The following table summarizes the consolidated financial position in relation to the "gap" at December 31, 2012 (in $1,000s):

	Interest Rate Sensitivity
	0 to 3 Months	4 to 12 Months	1 to 5 Years	Over 5 Years	Total
ASSETS
Money market and interest-bearing deposits	$257,093	$7,617	$5,555		$270,265
Investment securities	10,204	1,001		$7,237	18,442
Federal Home Loan Bank & Federal Reserve Bank stock	10,531				10,531
Portfolio loans	369,722	216,080	457,478	163,387	1,206,667
Nonearning assets					112,347

Total assets	$647,550	$224,698	$463,033	$170,624	$1,618,252

LIABILITIES AND EQUITY
Interest-bearing deposits:
Time deposits under $100,000	$62,554	$149,016	$103,429	$648	$315,647
Time deposits $100,000 and over	95,454	213,388	119,736	1,056	429,634
All other interest-bearing deposits	183,484			291,692	475,176
Total interest-bearing deposits	341,492	362,404	223,165	293,396	1,220,457
Notes payable and short-term borrowings	1,802	3,979	2,647		8,428
Liabilities subject to compromise(1)					200,293
Noninterest-bearing liabilities					333,190
Total liabilities					1,762,368
Equity:
Capitol Bancorp stockholders' equity					(133,869)
Noncontrolling interests in consolidated subsidiaries					(10,247)
Total equity deficit					(144,116)

Total liabilities and equity	$343,294	$366,383	$225,812	$293,396	$1,618,252

Interest rate sensitive period gap	$304,256	$(141,685)	$237,221	$(122,772)

Interest rate sensitive cumulative gap	$304,256	$162,571	$399,792	$277,020

Period rate sensitive assets/period rate sensitive liabilities	1.89	0.61	2.05	0.58
Cumulative rate sensitive assets/cumulative rate sensitive liabilities	1.89	1.23	1.43	1.23
Cumulative gap to total assets	18.80%	10.05%	24.71%	17.12%

(1)	No amounts included within liabilities subject to compromise are currently accruing interest and, thus, are not included in the interest rate sensitivity calculations.

The preceding table indicates that, in terms of repricing "gap" analysis, in the immediate short-term, Capitol is "asset sensitive" (i.e., interest-rate sensitive assets exceed interest-rate sensitive liabilities) and, accordingly, such analysis would suggest that if overall interest rates increase, net interest income should benefit as a result.  "Gap" analysis is useful for its simplicity and intuitive appeal, but one should note that, being static in nature, "gap" analysis necessarily excludes important information that can be captured in forward-looking, dynamic models, such as the effect of interest rate floors and ceilings and the degree and pace at which different non-maturity deposit types would likely reprice in different rate change environments.  Consequently, additional tools should also be employed to determine the financial impact of future changes in general interest rates.

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

	Pro Forma Assuming No Change in Interest Rates	Pro Forma Effect of Interest Rate Increases			Pro Forma Effect of Interest Rate Decreases
		+100 bp	+200 bp	+300 bp	-100 bp

Interest income	$66,144	$72,648	$79,370	$86,374	$61,605
Interest expense	10,140	14,823	19,499	24,185	7,271

Net interest income	$56,004	$57,825	$59,871	$62,189	$54,334

The preceding pro forma analysis is intended to quantify theoretical changes in interest income based on stated assumptions.  Its results reveal an expected net interest income benefit in increasing rate scenarios and a negative impact from the decreasing rate scenario, which is consistent with conclusions drawn from the "gap" analysis on page F-44.  The pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans, the ability of banks to obtain deposits in a radically changed interest rate environment, and how management would revise its asset and liability management priorities in concert with rate changes.

While the pro forma analysis is intended to estimate the impact of immediate changes in rates, actual results will be different.  Simulation results will differ (and may be materially different) because a change in market rates does not result in an instantaneous parallel shift in rates on loans and deposits at banks.  Further, any financial model intended to estimate the impact of interest rate changes will not necessarily incorporate other variables, including management's efforts to manage its asset and liability interest rate sensitivity or customer behavior.

In late 2008, the Federal Reserve took unprecedented action to reduce the overnight interbank lending rate to near zero, which caused banks across the country to reduce short-term rate indices used to price retail and commercial loans and deposits.  Further, in December 2011, the Federal Reserve indicated plans to hold short-term market interest rates near zero through 2013.  As the prime rate fell, asset sensitive institutions generally experienced margin compression as floating rate loans repriced more quickly and in greater volume than funding liabilities.  Capitol's subsidiary banks mitigated the effect through increased use of interest rate floors on new and renewed loans and swift reduction of deposit rates.  As many of Capitol's subsidiary banks reduced loan volume, they were able to maintain liquidity levels while significantly reducing non-core funding dependency and lowering retail deposit rates.

General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions.  As mentioned previously, general economic conditions and economic conditions within Capitol's primary banking regions in particular, including Michigan, Arizona, and Nevada, have been strained but have recently demonstrated some signs of recovery.  However, overall economic conditions could be described as uncertain and could have an adverse effect on Capitol's banks and their customers.  It is likely that, absent significant catalysts, these states' economic recoveries in particular may take an extended period of time.

Capitol's geographic footprint serves to minimize a concentration of assets in a particular region.  However, the Great Lakes Region comprised 59% and 56% of consolidated assets at December 31, 2012 and 2011, respectively, and continues to be disproportionate to other geographic regions in which Capitol has a presence.

Capitol and its banking subsidiaries, along with the entire banking industry, are subject to significant regulatory requirements which impact current and future operations.  In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy, among others, translate into a significant cost burden.  Such costs include the amount of management time and expense incurred in developing systems and maintaining compliance with those rules and regulations, as well as the cost of examinations, audits and other compliance activities.  The future of financial institution regulation, and its costs, is uncertain and difficult to predict.

Divestitures of Banks

In 2012, Capitol completed the following sales of bank subsidiaries (in $1,000s):

		Sale
	Date Sold	Proceeds	Gain (Loss)

Mountain View Bank of Commerce(1)	January 30, 2012	$4,060	$126
Bank of Michigan(2)	July 27, 2012	3,611	(228)
First Carolina State Bank(2)	July 30, 2012	1,269	289
High Desert Bank(1)	November 19, 2012	760	(44)

		$9,700	$143

(1)	Previously a majority-owned subsidiary of a bank-development subsidiary controlled by Capitol.
(2)	Previously a majority-owned subsidiary of Capitol.

In addition to completed sales transactions, Capitol has entered into definitive agreements to sell its interests (or controlling interests held by bank-development subsidiaries) in the following institutions which are pending:  Bank of Maumee and Capitol National Bank.  The pending bank sales are subject to regulatory approval and other contingencies.  If completed, those pending bank divestitures would result in Capitol receiving estimated proceeds approximating $3.3 million and recognizing an estimated loss on sale of approximately $3.3 million.

Critical Accounting Policies Affecting Capitol's Financial Statements

Note B of the notes to the consolidated financial statements is captioned Significant Accounting Policies.  That disclosure spans numerous pages, all of which are deemed "significant" and are required disclosures under U.S. GAAP".  For purposes of this narrative, current SEC guidance requires the selection of a few of those for discussion as "critical accounting policies."  The selection of which few will differ from company to company even within a common industry, such as within the business of banking.  Capitol considers its critical accounting policies to include the following:

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

In addition to the banks' allowance computations, adjustments or allowance amounts at the parent level are necessary from time to time.  At December 31, 2012, the parent had a negligible allowance related to loans carried on its books, following completion of a bulk sale of loans in late 2011.

Management believes its process and methodology for determining the allowance for loan losses is appropriate and adequate to properly estimate losses inherent in the loan portfolio at the balance-sheet date; however, actual future losses will differ from amounts considered in the allowance methodology.

Bank regulatory agencies may have differing perspectives on the process, methodology and adequacy of the allowance for loan losses when examining the banks and, in addition, such agencies' examination teams may not be consistent in their review and conclusions from one bank to another.  Bank regulatory agencies have the authority to require adjustments or other changes to the recorded allowance for loan losses as a result of their examinations, superseding management's earlier judgment as to the adequacy and amount of the allowance for loan losses.  These regulatory agencies may require such changes or adjustments retroactively.  The changes or adjustments may be required to be made long after management completed its process for the evaluation and documentation of the adequacy of the allowance for loan losses, based on information not available to management at the time that process was completed, and can be based on the sole judgment of the examination teams.

The process of determining the level of the allowance for loan losses at each individual bank, and on a consolidated basis, requires a high degree of subjective judgment.  It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.  At December 31, 2012, Capitol's allowance for loan losses approximated 5.26% of portfolio loans outstanding.  Based on portfolio loans outstanding at that date, any one basis-point (.01%) change in the allowance would have an approximate $121,000 impact on both the allowance for loan losses and pre-tax income (loss).

Accounting for Income Taxes.  Accounting for income taxes requires significant estimates and management judgment.  At December 31, 2012, Capitol had a gross deferred income tax asset approximating $190.4 million, before consideration of the related 2012 valuation allowance ($190.5 million at December 31, 2012).  When it is determined that realization of the deferred income tax asset is in doubt, a valuation reserve is required to reduce the deferred tax asset to the amount which is more-likely-than-not realizable.

As of December 31, 2012, the consolidated deferred income tax asset, excluding the related valuation allowance, consisted primarily of components relating to the allowance for loan losses and net operating loss carryforwards of consolidated subsidiaries.

Due to continuing operating losses, management reassessed the potential realization of the deferred tax asset during 2012 and adjusted the valuation allowance to $190.5 million, to reduce the net deferred income taxes to a net liability of $35,000.  Such valuation allowance approximated $198.2 million at December 31, 2011.  The potential realization of the deferred tax asset will continue to be assessed for future changes affecting realizability, and the valuation allowance may be adjusted in future periods accordingly.  The ultimate realization of these deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences become deductible.  Changes in existing tax laws could also affect actual tax results and the valuation of deferred tax assets over time.  The accounting for deferred taxes is based, in part, on an estimate of future results.  Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on Capitol's consolidated results of operations or financial position.

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

New Accounting Standards

Certain new accounting standards were issued or became effective in 2012, in addition to some which have later effective dates.  Those are listed and discussed in Note B of the consolidated financial statements, beginning on page F-70.

Risk Factors Affecting Capitol and its Banks

The summary below is not a complete list of all risk factors identified by management.  Readers are encouraged to review Capitol's Form 10-K (Item 1A), Capitol's cautions regarding forward-looking statements appearing on page F-6 of this Annual Report and other SEC filings, particularly registration statements, for a more comprehensive review of risk factors, which include the following, among others:

•	Capitol may not be able to successfully emerge from Chapter 11 bankruptcy and restructure its existing debt obligations;
•	Some doubt (potentially significant doubt) exists as to Capitol's ability to continue as a going concern;
•	The regulatory environment for the banking industry could change significantly and adversely, and Capitol and its banking subsidiaries are dependent upon continued cooperation by regulatory agencies;
•	The FDIC could assess the potential cross-guaranty liability for the failed Florida institution prior to its expiration in November 2013;
•	A weakened economic environment may slow further, resulting in higher levels of nonperforming loans and loan losses;
•	The current environment for raising capital is unstable and may limit growth plans and operations;
•	Changes in regulations or regulatory action regarding Capitol or its banks could limit future expansion plans and operations;
•	The allowance for loan losses is based on estimates and actual losses and regulatory determinations may differ materially from those estimates;
•
Concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate further;

•	Loss estimates for real estate collateral-dependent loans are based on independent appraisals which are subject to change;

•
Investments in Federal Home Loan Bank stock are carried at cost and are a restricted security which may be redeemed only by the issuer; the issuer's future ability to redeem the security is subject to its liquidity and capital adequacy; and

•	The complexity of Capitol's structure (a mixture of partially-owned and wholly-owned banks and related entities) complicates financial analysis.

Of course, in addition to the items listed above, changes in interest rates can have a pervasive impact on Capitol and its banks.

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

Management assessed Capitol's system of internal control over financial reporting as of December 31, 2012, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this assessment, management concluded that, as of December 31, 2012, Capitol's system of internal control over financial reporting was effective.

Joseph D. Reid Chairman and CEO Lansing, Michigan March 29, 2013	Marie D. Walker Director of Corporate Accounting

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

CAPITOL BANCORP LIMITED

Tel: 616 774 7000 Fax: 616 776 3680 www.bdo.com	200 Ottawa Avenue NW, Suite 300 Grand Rapids, Michigan 49503

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Bancorp Ltd.

We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2012.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern.  As discussed in Note U to the consolidated financial statements, the Corporation and substantially all of its subsidiary banks have suffered significant losses from operations primarily from large provisions for loan losses and costs associated with nonperforming assets, suffered a decline in regulatory capital, and experienced regulatory issues that raise substantial doubt about the Corporation's ability to continue as a going concern.  In addition, on August 9, 2012, the Corporation and an affiliate filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.  Management's plans in regard to these matters are also described in Note U.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

March 29, 2013

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Consolidated Balance Sheets

	-December 31-
	2012	2011
	(in $1,000s)
ASSETS
Cash and due from banks	$56,582	$37,162
Money market and interest-bearing deposits	270,265	315,205
Cash and cash equivalents	326,847	352,367
Loans held for sale	--	2,129
Investment securities—Note D:
Available for sale, carried at fair value	15,706	14,883
Held for long-term investment, carried at amortized cost which approximates fair value	2,736	2,737
Total investment securities	18,442	17,620
Federal Home Loan Bank and Federal Reserve Bank stock (carried on the basis of cost)—Note D	10,531	12,807
Portfolio loans, less allowance for loan losses of $63,455 in 2012 and $85,788 in 2011—Note E	1,143,212	1,429,412
Premises and equipment—Note G	20,829	23,920
Accrued interest income	3,964	4,943
Other real estate owned	80,963	94,300
Other assets	13,464	14,249
Assets of discontinued operations—Note M	--	253,518

TOTAL ASSETS	$1,618,252	$2,205,265

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$323,411	$325,607
Interest-bearing—Note I	1,220,457	1,504,595
Total deposits	1,543,868	1,830,202
Debt obligations:
Notes payable and short-term borrowings—Note J	8,428	50,445
Subordinated debentures—Note K	--	149,156
Total debt obligations	8,428	199,601
Accrued interest on deposits and other liabilities	9,779	49,406
Liabilities of discontinued operations—Note M	--	234,703
Liabilities subject to compromise—Note C	200,293	--
Total liabilities	1,762,368	2,313,912

EQUITY—Notes B, L and S
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized ($100 liquidation preference per share); 50,980 shares issued and outstanding	5,098	5,098
Preferred stock (for potential future issuance), 19,300,000 shares authorized (none issued and outstanding)	--	--
Common stock, no par value, 1,500,000,000 shares authorized; issued and outstanding: 2012 - 47,177,479 shares; 2011 - 41,039,767 shares	292,092	292,135
Retained-earnings deficit	(430,590)	(404,846)
Undistributed common stock held by employee-benefit trust	(541)	(541)
Accumulated other comprehensive income	72	70
Total Capitol Bancorp Limited stockholders' equity (deficit)	(133,869)	(108,084)
Noncontrolling interests in consolidated subsidiaries	(10,247)	(563)
Total equity (deficit)	(144,116)	(108,647)

TOTAL LIABILITIES AND EQUITY	$1,618,252	$2,205,265

See notes to consolidated financial statements.

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Consolidated Statements of Operations

	-Year Ended December 31-
	2012	2011	2010
	(in $1,000s except per share data)
Interest income:
Portfolio loans (including fees)	$76,276	$93,239	$116,462
Loans held for sale	41	58	165
Taxable investment securities	155	158	291
Federal funds sold	--	1	7
Other	1,154	1,264	1,672
Total interest income	77,626	94,720	118,597
Interest expense:
Deposits	12,953	22,312	38,445
Debt obligations and other	6,796	11,910	15,524
Total interest expense	19,749	34,222	53,969
Net interest income	57,877	60,498	64,628
Provision for loan losses—Note E	1,452	35,630	142,237
Net interest income (deficiency) after provision for loan losses	56,425	24,868	(77,609)
Noninterest income:
Service charges on deposit accounts	2,543	2,704	2,972
Trust and wealth-management revenue	2,958	3,246	4,200
Fees from origination of non-portfolio residential mortgage loans	630	464	972
Gain on sales of government-guaranteed loans	362	1,126	585
Gain on debt extinguishment—Notes J and K	--	16,861	1,255
Realized losses on sale of investment securities available for sale	(1)	(10)	(351)
Other	10,410	15,612	11,343
Total noninterest income	16,902	40,003	20,976
Noninterest expense:
Salaries and employee benefits	41,338	46,764	55,095
Occupancy	9,524	9,522	11,612
Equipment rent, depreciation and maintenance	5,465	7,198	8,368
Costs associated with foreclosed properties and other real estate owned	17,000	28,336	38,303
FDIC insurance premiums and other regulatory fees	6,264	8,756	12,989
Goodwill impairment—Note H	--	--	55,808
Other	18,377	20,599	24,908
Total noninterest expense	97,968	121,175	207,083
Loss before reorganization items and income taxes	(24,641)	(56,304)	(263,716)
Reorganization items—Note C	2,956	--	--
Loss before income tax benefit	(27,597)	(56,304)	(263,716)
Income tax benefit—Note O	(152)	(3,333)	(7,108)
Loss from continuing operations	(27,445)	(52,971)	(256,608)
Discontinued operations—Note M:
Loss from operations of bank subsidiaries sold	(26)	(2,126)	(4,372)
Gain on sale of bank subsidiaries	143	5,495	15,784
Less income tax expense—Note O	97	2,324	9,168
Loss from discontinued operations	20	1,045	2,244
NET LOSS	(27,425)	(51,926)	(254,364)
Net losses attributable to noncontrolling interests in consolidated subsidiaries	1,951	6,499	29,149

NET LOSS ATTRIBUTABLE TO CAPITOL BANCORP LIMITED	$(25,474)	$(45,427)	$(225,215)

NET LOSS PER SHARE ATTRIBUTABLE TO CAPITOL BANCORP LIMITED—Note P:	$(0.62)	$(1.17)	$(11.16)

See notes to consolidated financial statements.

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Consolidated Statements of Comprehensive Loss

	-Year Ended December 31-
	2012	2011	2010
	(in $1,000s)

NET LOSS	$(27,425)	$(51,926)	$(254,364)

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) arising during the period	2	(86)	219

COMPREHENSIVE LOSS	(27,423)	(52,012)	(254,145)

Comprehensive loss attributable to noncontrolling interests in consolidated subsidiaries	1,951	6,499	29,149

COMPREHENSIVE LOSS ATTRIBUTABLE TO CAPITOL BANCORP LIMITED	$(25,472)	$(45,513)	$(224,996)

See notes to consolidated financial statements.

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Consolidated Statements of Changes in Equity (in $1,000s, except share data)

	Capitol Bancorp Limited Stockholders' Equity
				Undistributed		Total
				Common		Capitol
				Stock	Accumulated	Bancorp	Noncontrolling
			Retained-	Held by	Other	Limited	Interests in
	Preferred	Common	Earnings	Employee-	Comprehensive	Stockholders'	Consolidated	Total
	Stock	Stock	Deficit	Benefit Trust	Income (Loss)	Equity	Subsidiaries	Equity

Balances at January 1, 2010		$277,707	$(115,751)	$(558)	$(63)	$161,335	$72,271	$233,606

Reduction in noncontrolling interest of sold subsidiaries							(35,672)	(35,672)

Reduction in investment of subsidiaries due to change in ownership			(12,791)			(12,791)	12,791	--

Issuance of 10,000 shares of common stock upon exercise of stock options		20				20		20

Issuance of 50,980 shares of Series A preferred stock to bank development affiliate to acquire noncontrolling interest in consolidated subsidiaries—Note L	$5,098					5,098	2,932	8,030

Issuance of 2,500,000 shares of common stock to institutional investors—Note L		6,850				6,850		6,850

Issuance of 1,374,000 shares of common stock for redemption of promissory notes—Note J		3,325				3,325		3,325

Surrender of 8,420 shares of common stock to facilitate vesting of restricted stock		(13)				(13)		(13)

Issuance of 224,720 unvested shares of restricted common stock, net of related unearned employee compensation		--				--		--

Reversal of compensation expense relating to 31,075 forfeited restricted common shares and stock options		(1,345)				(1,345)		(1,345)

Recognition of compensation expense relating to restricted common stock and stock options—Note L		956				956		956

Tax effect of share-based payments		(293)				(293)		(293)

Distribution of 565 shares to employees upon anniversary of employment		(17)		17		--		--

Net loss			(225,215)			(225,215)	(29,149)	(254,364)

Other comprehensive income					219	219		219

BALANCES AT DECEMBER 31, 2010	5,098	287,190	(353,757)	(541)	156	(61,854)	23,173	(38,681)

Reduction in noncontrolling interest of sold subsidiaries							(24,399)	(24,399)

Reduction in investment of subsidiaries due to change in ownership			(5,662)			(5,662)	7,162	1,500

Issuance of 19,545,360 shares of common stock for redemption of trust-preferred securities—Note K		5,082				5,082		5,082

Surrender of 71,849 shares of common stock to facilitate vesting of restricted stock		(12)				(12)		(12)

Reversal of compensation expense relating to 48,600 forfeited restricted common shares and stock options		(207)				(207)		(207)

Recognition of compensation expense relating to restricted common stock and stock options—Note L		338				338		338

Tax effect of share-based payments		(256)				(256)		(256)

Net loss			(45,427)			(45,427)	(6,499)	(51,926)

Other comprehensive loss					(86)	(86)		(86)

BALANCES AT DECEMBER 31, 2011	$5,098	$292,135	$(404,846)	$(541)	$70	$(108,084)	$(563)	$(108,647)

See notes to consolidated financial statements.

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Consolidated Statements of Changes in Equity (in $1,000s, except share data)—Continued

	Capitol Bancorp Limited Stockholders' Equity
				Undistributed		Total
				Common		Capitol
				Stock	Accumulated	Bancorp	Noncontrolling
			Retained-	Held by	Other	Limited	Interests in
	Preferred	Common	Earnings	Employee-	Comprehensive	Stockholders'	Consolidated	Total
	Stock	Stock	Deficit	Benefit Trust	Income (Loss)	Equity	Subsidiaries	Equity

BALANCES AT DECEMBER 31, 2011	$5,098	$292,135	$(404,846)	$(541)	$70	$(108,084)	$(563)	$(108,647)

Reduction in noncontrolling interest of sold subsidiaries							(8,003)	(8,003)

Reduction in investment of subsidiaries due to change in ownership			(270)			(270)	270	--

Issuance of 145,609 shares of common stock upon exercise of stock options		1				1		1

Surrender of 1,897 shares of common stock to facilitate vesting of restricted stock		--				--		--

Reversal of compensation expense relating to 6,000 forfeited restricted common shares and stock options		(89)				(89)		(89)

Recognition of compensation expense relating to restricted common stock and stock options—Note L		74				74		74

Tax effect of share-based payments		(29)				(29)		(29)

Net loss			(25,474)			(25,474)	(1,951)	(27,425)

Other comprehensive income					2	2		2

BALANCES AT DECEMBER 31, 2012	$5,098	$292,092	$(430,590)	$(541)	$72	$(133,869)	$(10,247)	$(144,116)

See notes to consolidated financial statements.

[The remainder of this page intentionally left blank]

CAPITOL BANCORP LIMITED
(DEBTOR-IN-POSSESSION)
Consolidated Statements of Cash Flows

	-Year Ended December 31-
	2012	2011	2010
	(in $1,000s)

OPERATING ACTIVITIES
Net loss	$(27,425)	$(51,926)	$(254,364)
Adjustments to reconcile net loss to net cash provided (used) by operating activities (including discontinued operations):
Provision for loan losses	2,259	43,876	164,352
Depreciation of premises and equipment	3,944	5,454	7,933
Reorganization items	2,956	--	--
Amortization and write-down of intangibles	--	--	219
Goodwill impairment	--	--	64,505
Net amortization of investment security premiums (discounts)	136	215	298
Loss on sales of premises and equipment	60	69	393
Gain on sales of government-guaranteed loans	(555)	(2,392)	(2,504)
Gain on sales of bank subsidiaries	(143)	(5,495)	(15,784)
Gain on debt extinguishment	--	(16,861)	(1,255)
Realized loss on sales of investment securities available for sale	1	10	351
Gain on sales of other real estate owned	(718)	(510)	(125)
Write-down of other real estate owned	11,695	20,773	30,352
Amortization of issuance costs of subordinated debentures	59	101	145
Share-based compensation expense (benefit)	(15)	131	(389)
Deferred income tax credit	(226)	(1,892)	(2,123)
Originations and purchases of loans held for sale	(22,373)	(44,439)	(116,829)
Proceeds from sales of loans held for sale	24,974	48,544	119,924
Decrease in accrued interest income and other assets	3,275	14,115	55,742
Increase in accrued interest expense on deposits and other liabilities	919	8,799	9,337

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(1,177)	18,572	60,178

INVESTING ACTIVITIES
Cash equivalents of acquired bank affiliate	--	--	18,949
Proceeds from sales of investment securities available for sale	--	497	25,964
Proceeds from calls, prepayments and maturities of investment securities	17,468	11,379	22,175
Purchases of investment securities	(11,620)	(21,050)	(34,678)
Purchase of Federal Home Loan Bank stock	(31)	(820)	(1,527)
Redemption of Federal Home Loan Bank stock by issuer	2,379	2,586	2,563
Net decrease in portfolio loans	238,430	274,896	208,376
Proceeds from sales of government-guaranteed loans	4,984	30,356	27,981
Proceeds from sales of premises and equipment	62	441	416
Purchases of premises and equipment	(1,816)	(1,068)	(4,038)
Proceeds from sales of bank subsidiaries	9,700	47,308	76,101
Payments received on other real estate owned	72	268	2,192
Proceeds from sales of other real estate owned	49,998	32,386	45,145

NET CASH PROVIDED BY INVESTING ACTIVITIES	309,626	377,179	389,619

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	101,865	204,838	333,177
Net decrease in certificates of deposit	(396,222)	(553,127)	(718,579)
Net payments on debt obligations	(2,376)	(512)	(1,372)
Proceeds from Federal Home Loan Bank borrowings	59,511	217,850	613,230
Payments on Federal Home Loan Bank borrowings	(92,528)	(273,406)	(728,417)
Resources provided by noncontrolling interests	--	9,000	--
Net proceeds from issuance of common stock	1	--	6,870
Tax effect of share-based payments	(29)	(256)	(293)

NET CASH USED BY FINANCING ACTIVITIES	(329,778)	(395,613)	(495,384)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(21,329)	138	(45,587)

Change in cash and cash equivalents of discontinued operations	(4,191)	(32,296)	(38,813)
Cash and cash equivalents at beginning of year	352,367	384,525	468,925

CASH AND CASH EQUIVALENTS AT END OF YEAR	$326,847	$352,367	$384,525

Supplemental disclosures:
Cash paid during the year for interest	$21,441	$40,738	$74,288
Transfers of loans to other real estate owned	44,383	49,685	73,156
Surrender of common stock to facilitate exercise of stock options and vesting of restricted stock	--	12	13

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION

Capitol Bancorp Limited ("Capitol" or the "Corporation") is a multibank holding company.  Consolidated bank subsidiaries consist of the following as of December 31, 2012:

Affiliate	Location	Percentage Owned or Controlled by Capitol	Percentage Owned by Subsidiaries Controlled by Capitol	Year Formed or Acquired

Arizona Region:
Central Arizona Bank	Casa Grande, Arizona	66%	31%	1997
Sunrise Bank of Albuquerque	Albuquerque, New Mexico	(1)	100%	2000
Sunrise Bank of Arizona	Phoenix, Arizona	(1)	100%	1998

Great Lakes Region:
Bank of Maumee	Maumee, Ohio	(1)	51%	2006
Capitol National Bank(2)	Lansing, Michigan	51%		1982
Indiana Community Bank	Goshen, Indiana	(1)	100%	2000
Michigan Commerce Bank	Ann Arbor, Michigan	(1)	100%	1990

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada	30%	64%	2006
Bank of Las Vegas	Las Vegas, Nevada	(1)	100%	2002

Southeast Region:
Pisgah Community Bank	Asheville, North Carolina	84%	12%	2008
Sunrise Bank	Atlanta, Georgia	78%	19%	2006

(1)	Majority-owned by a bank-development subsidiary (second-tier bank holding company) in which Capitol holds a controlling interest.
(2)
Pursuant to two separate share exchanges consummated in 2011 and 2012, Capitol reduced its ownership of Capitol National Bank to approximately 33%.  However, Capitol retained control of Capitol National Bank and the right to vote over 50% of the outstanding shares until February 2013.

Capitol has several bank-development subsidiaries, each originally capitalized with two classes of common stock, voting and nonvoting.  Capitol purchased all of the initial voting shares of common stock of these entities while the nonvoting shares were sold in private offerings to accredited investors, some of whom are related parties of Capitol.  Those entities have been engaged in bank development activities, through Capitol, consisting of formation and investment in start-up banks and management of their investments in young banks.  Bank start-up activities were suspended in mid-2008 when the regulatory and capital-raising environment for new banks became unfavorable.  Each of these entities bear a similar name, Capitol Development Bancorp Limited ("CDBL"), each numbered in their sequential formation, CDBL I through CDBL VIII.  CDBL I and CDBL II became wholly-owned by

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

Capitol effective November 30, 2006 and February 9, 2007, respectively, and were merged with and into Capitol in 2007.  CDBL III ceased to be a controlled subsidiary of Capitol in 2009.

Capitol views itself as a community-banking company.  Capitol's activities consist of management and oversight of banks in which it has a direct or indirect controlling interest and, through mid-2008, included formation of start-up banks.  Some of Capitol's banks were formed with a portion of their start-up capital provided by local investors in the communities of those banks.  As a means to raise and reallocate capital, Capitol commenced an initiative in 2009 to selectively divest of some of its community banks (see Note M).

Financial Restructuring Plan

On June 22, 2012, Capitol announced the commencement of a voluntary restructuring plan designed to facilitate Capitol's objective of converting existing debt, including senior notes and trust-preferred securities, to equity and with the primary objectives of enhancing capital levels, improving liquidity and accelerating Capitol's return to profitability.  The initiative includes the opportunity to preserve Capitol's substantial deferred tax assets.

Under the restructuring plan, which was approved by Capitol's board of directors and reviewed with Capitol's primary regulators, existing debt holders were asked to exchange their debt securities for both preferred and common stock of the Corporation (the "Exchange Offer").  Simultaneously, Capitol solicited votes from all debt and equity holders for a prepackaged plan of reorganization (the "Standby Plan") for Capitol and its affiliate, Financial Commerce Corporation ("FCC", formerly known as Michigan Commerce Bancorp Limited), to be commenced in the event that the Exchange Offer was not successful.   The Standby Plan contemplates the conversion of all current trust-preferred security holders, unsecured senior note holders, current preferred equity shareholders and current common equity shareholders into new classes of common stock, which will retain approximately 53% of the voting control and value of the restructured company.  Capitol is also actively seeking external capital sources sufficient to restore all affiliate institutions to "well-capitalized" status in exchange for approximately 47% of the restructured Corporation.

The restructuring initiatives will facilitate the conversion of Capitol's trust-preferred securities to equity and strengthen the composition of Capitol's capital base by increasing its Tier 1 common and tangible common equity ratios.  Through this restructuring plan, and current capital raising efforts, Capitol expects to have increased capital flexibility to continue to support its community banking platform.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

The Exchange Offer and voting on the Standby Plan expired on July 27, 2012.  The results were overwhelmingly in support of the Standby Plan.  All classes voted to accept the Standby Plan with all votes substantially exceeding the required thresholds for a successful solicitation.  The conditions were not satisfied for the exchange offers to the existing debt holders.

Accordingly, Capitol proceeded with a voluntary prepackaged bankruptcy filing in order to restructure its debt and streamline its capital structure.

Bankruptcy Filings

On August 9, 2012, Capitol and its affiliate FCC (collectively the "Debtors") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Michigan (the "Court").  The Debtors' Chapter 11 Cases (the "Chapter 11 Cases") are being jointly administered under Case Number 12-58409.  Capitol and FCC continue to operate their businesses and manage their properties as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.  Capitol's banking subsidiaries are not part of the filing and continue to conduct business on an uninterrupted basis.

Accounting Standards Codification ("ASC") Topic 852, Reorganizations, which is applicable to companies in Chapter 11, generally does not change the manner in which financial statements are prepared.  However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 Cases distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.  Amounts that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the consolidated statements of operations beginning in the quarter ending September 30, 2012.  The consolidated balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise (none as of December 31, 2012) and from post-petition liabilities.  Liabilities that may be affected by a Chapter 11 plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts.  Capitol applied ASC Topic 852 effective August 9, 2012 and will segregate those items as previously outlined for all reporting periods subsequent to such date until emergence from Chapter 11.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND
PRINCIPLES OF CONSOLIDATION—Continued

Capitol and its subsidiaries are engaged in a single business activity--banking.  Capitol's bank affiliates provide a full range of banking services to individuals, businesses and other customers located in the respective communities of each bank.  Many operate from a single location and all are primarily commercially-focused (as contrasted to retail or transaction-oriented banks) on meeting the various credit and other financial needs of entrepreneurs, professionals and other businesses and individuals.  A variety of deposit products are offered, including checking, savings, money market, certificates of deposit and individual retirement accounts.  In addition, wealth-management, trust and investment services are offered through a wealth-management subsidiary.  The principal markets for the banks' financial services are the communities in which the banks are located and the areas immediately surrounding those communities.  The majority of Capitol's banks are state-chartered institutions, some have been chartered as federal savings banks and one has a national bank charter.

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

Reclassifications:  Certain 2011 and 2010 amounts have been reclassified to conform to the 2012 presentation.  For comparative purposes, original balances as previously reported for periods prior to 2012 have been adjusted to exclude amounts related to discontinued operations (see Note M).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

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

Loans Held For Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market.  Loans held for sale are stated at the aggregate lower of cost or market.  Fees from the origination of loans held for sale are recognized in the period the loans are originated.  Government-guaranteed loans which may be sold after origination are not classified as held-for-sale inasmuch as the sale of such loans is largely dependent upon the extent to which gains may be realized.

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

Investment Securities:  Investment securities available for sale are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income).  All other investment securities are classified as held for long-term investment and are carried at amortized cost which approximates fair value (see Note D).

Investments are classified at the date of purchase based on management's analysis of liquidity and other factors.  The adjusted cost of the specific securities sold is used to compute realized gains or losses.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

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

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance-sheet date.  Management's determination of the adequacy of the allowance for loan losses is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions for loan losses charged to operations and reduced by net charge-offs.  Delinquent loans are generally charged-off at 120 days past due for closed-end loans and 180 days past due for revolving lines of credit or at an earlier time if a loss-confirming event has occurred, unless the loan is both well-secured and in process of collection.  Because the allowance for loan losses is based on significant estimates, actual future loan losses will differ from such estimates.

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

For all classes of loans, a loan is placed into nonaccrual status generally before the loan becomes 90 days past due if it becomes probable that the borrower cannot make all scheduled payments, full repayment of principal and interest is not expected or the loan is identified as having loss elements, or when any loan becomes past due 90 days or more

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

unless the loan is determined to be well secured and in the process of collection.  Loans are returned to accrual status when all of the principal and interest amounts contractually due have been brought current, have demonstrated timely payment performance for a period of time and future payments are reasonably assured.

For all classes of loans, a loan is considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments.  At a minimum, all loans greater than $500,000 or $250,000 (based on aggregate relationship) are individually evaluated for impairment for banking subsidiaries with total assets of $200 million or more or less than $200 million, respectively, when it is determined the loan is impaired.  A specific allowance allocation may be recorded for troubled debt restructurings or a charge-down taken in the amount of the impairment to reduce the loan to its net realizable value.  No reserve allocation is considered necessary when there is sufficient collateral that is held to protect the bank from loss on impaired loans.  Groups of smaller-balance homogeneous loans are collectively evaluated for impairment and, accordingly, these loans are not generally separately identified for impairment evaluation.

Loan modifications or restructurings are accounted for as troubled debt restructurings if, for economic or legal reasons, it has been determined that a borrower is experiencing financial difficulties and the bank grants a "concession" to the borrower that it would not otherwise consider.  For all classes of loans, a troubled debt restructuring may involve a modification of terms, such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof involving a concession to the borrower to facilitate repayment.  Loans modified and classified as troubled debt restructurings are impaired loans.  Troubled debt restructurings generally remain classified as impaired until the borrower has demonstrated timely payment performance for a period of time pursuant to the modified terms of the loan, or renewed at an interest rate that is at a market rate for loans with similar risk characteristics.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of deposit insurance.  Capitol periodically monitors the financial position of such financial institutions to evaluate credit risk.

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Loan origination fees and direct loan origination costs are deferred and amortized over the life of the related loans as an adjustment of yield.  Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $1.2 million and $1.6 million at December 31, 2012 and 2011, respectively).

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

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

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by Capitol's banks is not included in the consolidated balance sheet because it is not an asset of the banks or Capitol.  Trust and wealth-management revenues are recorded on the accrual method.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

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

Comprehensive Income (Loss):  Comprehensive income (loss) is the sum of net income (loss) and certain items which are charged or credited to equity which, for Capitol, is the net change in the fair value adjustment for investment securities available for sale.

New Accounting Standards:  In April 2011, an accounting standards update was issued to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets on substantially the agreed upon terms.  This standard eliminates consideration of the transferor's ability to fulfill its contractual rights and obligations from the criteria, as well as related implementation guidance (i.e., that it possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets), in determining effective control, even in the event of default by the transferee.  Other criteria applicable to the assessment of effective control are not changed by this new guidance.  This new guidance became effective January 1, 2012 and did not have any effect on the Corporation's consolidated financial statements upon implementation.

In May 2011, an accounting standards update was issued which amended the fair value measurement and disclosure requirements to explain how to measure fair value in certain instances; however, this update does not require additional fair value measurements.  Some of the amendments include clarification regarding the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity's stockholders' equity, measuring the fair value of financial instruments that are managed within a portfolio, application of premiums and discounts in a fair value measurement, expanded disclosure requirements to include quantitative information about the unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy, and expanded disclosure of the categorization by level of the fair value hierarchy for the items that are not measured at fair value in the balance sheet, but for where the estimated fair value is required to be disclosed (i.e., portfolio loans and deposits).  This new guidance was effective prospectively beginning January 1, 2012 and did not have a material effect on the Corporation's consolidated financial statements upon implementation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

The new disclosures of the fair value levels of the Corporation's assets and liabilities are set forth in Note Q.

In June 2011, an accounting standards update was issued to amend the options available for the presentation of other comprehensive income.  An entity has the option of presenting the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements, but may no longer present the components of comprehensive income as part of the statement of equity.  This new guidance was effective retrospectively for all annual and interim periods presented beginning January 1, 2012 and the Corporation now presents a separate consolidated statement of comprehensive income.

In February 2013, an accounting standards update was issued to amend and improve the reporting of reclassifications out of accumulated other comprehensive income.  The amendments do not change the current requirements for reporting net income or other comprehensive income in the financial statements.  However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.  For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts.  This new guidance is effective prospectively for all annual and interim periods beginning January 1, 2013 and management does not expect it will have a material effect on the Corporation's consolidated financial statements upon implementation.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE C—DEBTOR-IN-POSSESSION FINANCIAL INFORMATION

Liabilities Subject to Compromise

As required by ASC Topic 852, the amount of liabilities subject to compromise represents management's estimate of known or potential prepetition and post-petition claims to be addressed in connection with the bankruptcy filing.  Such claims are subject to future adjustments.  The liabilities subject to compromise consist of the following at December 31, 2012 (in $1,000s):

Trust-preferred securities	$151,296
Senior notes	6,820
Accrued interest payable	33,318
Accrued estimated taxes payable	7,108
Accounts payable and other accrued liabilities	1,751

Total liabilities subject to compromise	$200,293

In accordance with ASC Topic 852, interest was no longer accrued on the trust-preferred securities and senior notes included in liabilities subject to compromise after Capitol filed for bankruptcy protection.  If Capitol had continued to accrue interest on these debt obligations, additional contractual interest expense of approximately $4 million for the year ended December 31, 2012 would have been recorded.

Reorganization Items

Professional advisory fees and other costs directly associated with the reorganization are reported separately as reorganization items pursuant to ASC Topic 852.  From the August 9, 2012 bankruptcy filing date forward, the reorganization items for the year ended December 31, 2012 consisted of the following (in $1,000s):

Deferred issuance costs	$2,081
Professional fees	875

Total reorganization items	$2,956

Deferred issuance costs originated from the issuance of the trust-preferred securities which have been included in liabilities subject to compromise.  In accordance with ASC Topic 852, the trust-preferred securities were required to be adjusted to the allowed amount of the claim and, as such, the remaining accumulated deferred issuance costs as of the bankruptcy filing date were written off and reported as a reorganization item.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE D—INVESTMENT SECURITIES

Investments in Federal Reserve Bank and Federal Home Loan Bank stock are combined and classified separately from investment securities in the consolidated balance sheets and are restricted and may only be resold to, or redeemed by, the issuer.

Investment securities consisted of the following at December 31 (in $1,000s):

	2012		2011
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale securities:
United States treasury	$3,499	$3,500	$4,004	$4,013
United States government agencies	4,000	3,987
Mortgage-backed	8,098	8,219	10,537	10,592
Municipalities			273	278
	15,597	15,706	14,814	14,883
Held for long-term investment:
CDBL III	765	765	973	973
Corporate	1,971	1,971	1,764	1,764
	2,736	2,736	2,737	2,737

	$18,333	$18,442	$17,551	$17,620

At December 31, 2012, securities with a fair value approximating $3.5 million were pledged to secure public and trust deposits and securities with a fair value approximating $2.7 million were pledged for other purposes as required by law.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE D—INVESTMENT SECURITIES—Continued

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31 (in $1,000s):

	2012		2011
	Gains	Losses	Gains	Losses

United States treasury	$1		$9
United States government agencies		$13
Mortgage-backed	121		71	$16
Municipalities			5

	$122	$13	$85	$16

The age of gross unrealized losses and carrying value (at estimated fair value) of securities available for sale are summarized below (in $1,000s):

	2012		2011
	Unrealized Loss	Carrying Value	Unrealized Loss	Carrying Value
One year or less:
United States government agencies	$13	$3,987
Mortgage-backed			$16	$6,674

	$13	$3,987	$16	$6,674

Management does not believe any individual unrealized loss as of December 31, 2012 represents an other-than-temporary loss (primarily due to such amounts being attributable to changes in interest rates).  Further, it does not intend to sell such securities and believes it is unlikely a sale would become required before the amortized cost can be recovered.

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2012 were as follows (in $1,000s):

	Amortized Cost	Estimated Fair Value

Due in one year or less	$3,501	$3,502
After five years, through ten years	4,656	4,680
After ten years	7,440	7,524
Securities held for long-term investment, without stated maturities	2,736	2,736

	$18,333	$18,442

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS

Portfolio loans consisted of the following at December 31 (in $1,000s):

	2012	2011

Loans secured by real estate:
Commercial	$756,970	$893,644
Residential (including multi-family)	253,693	325,730
Construction, land development and other land	56,425	102,414
Total loans secured by real estate	1,067,088	1,321,788
Commercial and other business-purpose loans	128,096	178,417
Consumer	9,324	12,216
Other	2,159	2,779
Total portfolio loans	1,206,667	1,515,200
Less allowance for loan losses	(63,455)	(85,788)

Net portfolio loans	$1,143,212	$1,429,412

Government-guaranteed loans serviced for the benefit of others, which are not recorded on the consolidated balance sheet, approximated $56.6 million and $75.5 million at December 31, 2012 and 2011, respectively.  Loan servicing assets are not material.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

The following tables present the allowance for loan losses and the carrying amount of loans based on management's overall assessment of probable incurred losses, and should not be interpreted as an indication of future charge-offs:

	December 31, 2012
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Unallocated	Total

Allowance for loan losses:
Individually evaluated for impairment	$8,246	$2,803	$1,058	$1,405	$57			$13,569
Collectively evaluated for probable incurred losses	13,380	8,596	1,810	4,102	1,098	$5	$20,895	49,886

Total allowance for loan losses	$21,626	$11,399	$2,868	$5,507	$1,155	$5	$20,895	$63,455

Portfolio loans:
Individually evaluated for impairment	$121,745	$38,722	$14,037	$14,028	$94			$188,626
Collectively evaluated for probable incurred losses	635,225	214,971	42,388	114,068	9,230	$2,159		1,018,041

Total portfolio loans	$756,970	$253,693	$56,425	$128,096	$9,324	$2,159		$1,206,667

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

	December 31, 2011
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Unallocated	Total

Allowance for loan losses:
Individually evaluated for impairment	$10,636	$3,730	$3,115	$3,732	$29			$21,242
Collectively evaluated for probable incurred losses	26,371	15,598	7,257	10,196	660	$17	$4,447	64,546

Total allowance for loan losses	$37,007	$19,328	$10,372	$13,928	$689	$17	$4,447	$85,788

Portfolio loans:
Individually evaluated for impairment	$167,792	$54,296	$35,921	$23,583	$63			$281,655
Collectively evaluated for probable incurred losses	725,852	271,434	66,493	154,834	12,153	$2,779		1,233,545

Total portfolio loans	$893,644	$325,730	$102,414	$178,417	$12,216	$2,779		$1,515,200

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

Activity within the allowance for loan losses is summarized below (in $1,000s):

	2012	2011	2010

Balance at beginning of year	$85,788	$124,955	$111,026
Allowance for loan losses of acquired bank affiliate		2,380
Provision for loan losses charged to operations	1,452	35,630	142,237
Net charge-offs:
Loans charged-off (deduction)	(46,095)	(92,445)	(142,885)
Recoveries	22,310	15,268	14,577
Net charge-offs	(23,785)	(77,177)	(128,308)

Balance at end of year	$63,455	$85,788	$124,955

	Year Ended December 31, 2012
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Unallocated	Total

Beginning balance	$37,007	$19,328	$10,372	$13,928	$689	$17	$4,447	$85,788

Charge-offs	(19,298)	(11,536)	(5,705)	(7,911)	(989)	(656)		(46,095)
Recoveries	6,947	5,334	3,166	6,316	448	99		22,310
Net charge-offs	(12,351)	(6,202)	(2,539)	(1,595)	(541)	(557)		(23,785)

Provision for loan losses	7,327	1,704	(4,196)	(5,085)	1,135	567		1,452

Additional unallocated allowance	(10,357)	(3,431)	(769)	(1,741)	(128)	(22)	16,448

Ending balance	$21,626	$11,399	$2,868	$5,507	$1,155	$5	$20,895	$63,455

	Year Ended December 31, 2011
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Unallocated	Total

Beginning balance	$48,272	$34,602	$17,352	$23,965	$679	$85		$124,955

Acquired loan loss reserve	1,043	117	651	500	68	1		2,380

Charge-offs	(33,609)	(19,709)	(20,753)	(17,339)	(1,033)	(2)		(92,445)
Recoveries	4,709	2,881	3,768	3,667	237	6		15,268
Net charge-offs	(28,900)	(16,828)	(16,985)	(13,672)	(796)	4		(77,177)

Provision for loan losses	19,195	2,404	9,671	3,650	775	(65)		35,630

Additional unallocated allowance	(2,603)	(967)	(317)	(515)	(37)	(8)	$4,447

Ending balance	$37,007	$19,328	$10,372	$13,928	$689	$17	$4,447	$85,788

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) at December 31 are summarized as follows (in $1,000s):

	2012	2011
Nonaccrual loans:
Loans secured by real estate:
Commercial	$80,449	$121,250
Residential (including multi-family)	29,719	45,357
Construction, land development and other land	8,440	29,088
Total loans secured by real estate	118,608	195,695
Commercial and other business-purpose loans	11,678	17,818
Consumer	292	124
Total nonaccrual loans	130,578	213,637

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	660	3,778
Residential (including multi-family)	85	259
Total loans secured by real estate	745	4,037
Commercial and other business-purpose loans	70	148
Consumer		38
Total past due loans	815	4,223

Total nonperforming loans	$131,393	$217,860

If nonperforming loans had performed in accordance with their contractual terms during the year, estimated additional interest income of $11.5 million, $17.6 million and $17.1 million would have been recorded in 2012, 2011 and 2010, respectively.  Estimated interest income recognized on loans in nonaccrual status in 2012, 2011 and 2010 operations approximated $561,000, $716,000 and $399,000, respectively.

Impaired loans, which do not have an allowance requirement, include collateral-dependent loans for which direct write-downs have been made and, accordingly, no allowance requirement or allocation is necessary.  During 2012, 2011 and 2010, the average recorded investment in impaired loans approximated $278.2 million, $314.3 million and $324.4 million, respectively.  Interest income is recorded on impaired loans if not on nonaccrual status, or may be recorded on a cash basis in some circumstances, if such payments are not credited to principal.  In 2012, 2011 and 2010, interest income recorded on impaired loans approximated $12.4 million, $13.0 million and $3.7 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

Impaired loans are summarized in the following tables (in $1,000s), based on loans which either have an allowance for loan losses recorded or no such allowance as of December 31, 2012 and 2011:

	December 31, 2012
	Carrying Value	Unpaid Principal Balance	Related Allowance for Loan Losses

With an allowance recorded:
Loans secured by real estate:
Commercial	$76,961	$90,983	$9,638
Residential (including multi-family)	20,672	34,886	3,564
Construction, land development and other land	7,406	13,213	1,153
Total loans secured by real estate	105,039	139,082	14,355
Commercial and other business-purpose loans	11,598	20,550	2,001
Consumer	373	1,517	139
	117,010	161,149	16,495
With no related allowance recorded:
Loans secured by real estate:
Commercial	73,656	107,802
Residential (including multi-family)	26,100	33,126
Construction, land development and other land	9,625	13,922
Total loans secured by real estate	109,381	154,850
Commercial and other business-purpose loans	7,574	11,379
Consumer	22	22
	116,977	166,251

Total	$233,987	$327,400	$16,495

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

	December 31, 2011
	Carrying Value	Unpaid Principal Balance	Related Allowance for Loan Losses

With an allowance recorded:
Loans secured by real estate:
Commercial	$68,486	$79,753	$11,053
Residential (including multi-family)	30,140	34,714	5,132
Construction, land development and other land	15,066	21,014	3,445
Total loans secured by real estate	113,692	135,481	19,630
Commercial and other business-purpose loans	16,037	17,294	4,696
Consumer	166	173	95
	129,895	152,948	24,421
With no related allowance recorded:
Loans secured by real estate:
Commercial	105,548	145,956
Residential (including multi-family)	33,928	45,902
Construction, land development and other land	23,938	39,197
Total loans secured by real estate	163,414	231,055
Commercial and other business-purpose loans	11,658	16,976
Consumer	12	48
	175,084	248,079

Total	$304,979	$401,027	$24,421

Included in total impaired loans as of December 31, 2012 and 2011 is $185.0 million and $204.3 million, respectively, of loans modified as troubled debt restructurings (see further discussion under the troubled debt restructurings section of this Note).

For the years ended December 31, 2012 and 2011, the average recorded investment in impaired loans and interest income recorded on impaired loans were as follows (in $1,000s):

	Year Ended December 31, 2012		Year Ended December 31, 2011
	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income
	Investment	Recorded	Investment	Recorded

Commercial	$165,568	$8,092	$177,496	$7,351
Residential (including multi-family)	57,806	2,280	61,495	3,081
Construction, land development and other land	30,414	829	45,514	1,205
Total loans secured by real estate	253,788	11,201	284,505	11,637
Commercial and other business-purpose loans	24,120	1,208	29,568	1,324
Consumer	283	32	268	21

Total	$278,191	$12,441	$314,341	$12,982

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

The following tables summarize the aging and amounts of past due loans as of December 31, 2012 and 2011 (in $1,000s):

	December 31, 2012
	Past Due Loans			Total
	(based on payment due dates)			Amount of
			Loans on	Loans More	Loans Either
	More Than		Nonaccrual	Than 29 Days	Current or
	29 Days,	More Than	Status	Past Due or on	Less Than	Total
	and Less Than	89 Days	(Generally, 90	Nonaccrual	30 Days	Portfolio
	90 Days	(Accruing)	Days or More)	Status	Past Due	Loans

Loans secured by real estate:
Commercial	$17,580	$660	$80,449	$98,689	$658,281	$756,970
Residential (including multi- family)	6,750	85	29,719	36,554	217,139	253,693
Construction, land development and other land	4,242		8,440	12,682	43,743	56,425
Total loans secured by real estate	28,572	745	118,608	147,925	919,163	1,067,088
Commercial and other business- purpose loans	3,269		11,678	14,947	113,149	128,096
Consumer	362	70	292	724	8,600	9,324
Other					2,159	2,159

Total	$32,203	$815	$130,578	$163,596	$1,043,071	$1,206,667

	December 31, 2011
	Past Due Loans			Total
	(based on payment due dates)			Amount of
			Loans on	Loans More	Loans Either
	More Than		Nonaccrual	Than 29 Days	Current or
	29 Days,	More Than	Status	Past Due or on	Less Than	Total
	and Less Than	89 Days	(Generally, 90	Nonaccrual	30 Days	Portfolio
	90 Days	(Accruing)	Days or More)	Status	Past Due	Loans

Loans secured by real estate:
Commercial	$16,770	$3,778	$121,250	$141,798	$751,846	$893,644
Residential (including multi- family)	4,814	259	45,357	50,430	275,300	325,730
Construction, land development and other land	3,691		29,088	32,779	69,635	102,414
Total loans secured by real estate	25,275	4,037	195,695	225,007	1,096,781	1,321,788
Commercial and other business- purpose loans	3,930	148	17,818	21,896	156,521	178,417
Consumer	476	38	124	638	11,578	12,216
Other					2,779	2,779

Total	$29,681	$4,223	$213,637	$247,541	$1,267,659	$1,515,200

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

Capitol categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt obligations based on current financial information, aging analysis, historical payment experience, credit documentation and public information, among other factors.  Capitol analyzes loans individually by classifying the loans as to credit risk.  This analysis generally includes all loans and is generally performed at least quarterly.  The following loan risk rating definitions are used:

Pass.  Loans classified with a pass rating have been deemed to have acceptable credit quality by bank management.

Watch.  Loans classified as watch have potential weaknesses that deserve management's close attention.  If not improved, those potential weaknesses may result in deterioration of the repayment prospects for the loan in the future.

Substandard.  Loans classified as substandard are inadequately protected by the fair value of collateral or by the borrower's current net worth or paying capacity.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt obligation by the borrower.  These are characterized by the reasonable possibility that some loss will be sustained if the deficiencies are not favorably resolved.

Based on management's most recent analysis, the risk categories of loans are summarized as follows (in $1,000s):

	December 31, 2012
	Pass			Total Portfolio Loans
		Watch	Substandard

Loans secured by real estate:
Commercial	$527,953	$80,673	$148,344	$756,970
Residential (including multi-family	181,472	21,745	50,476	253,693
Construction, land development and other land	32,080	9,392	14,953	56,425
Total loans secured by real estate	741,505	111,810	213,773	1,067,088
Commercial and other business- purpose loans	100,669	7,325	20,102	128,096
Consumer	6,916	1,795	613	9,324
Other	2,159			2,159

Total	$851,249	$120,930	$234,488	$1,206,667

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

	December 31, 2011
	Pass			Total Portfolio Loans
		Watch	Substandard

Loans secured by real estate:
Commercial	$594,964	$88,667	$210,013	$893,644
Residential (including multi-family	220,375	31,278	74,077	325,730
Construction, land development and other land	50,392	11,920	40,102	102,414
Total loans secured by real estate	865,731	131,865	324,192	1,321,788
Commercial and other business- purpose loans	132,085	14,412	31,920	178,417
Consumer	11,125	574	517	12,216
Other	2,485	294		2,779

Total	$1,011,426	$147,145	$356,629	$1,515,200

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

2.	Modification of the interest rate in order to allow the borrower to repay the debt, based on current cash flow sources;
3.	A loan modified to an "interest only" structure for a period of time that will result in the loan being paid off, returned to the contracted terms or refinanced; or
4.	A modification of a loan into an A/B note structure, where the A note is at market rate terms and conditions, and the B note has been charged off.

Loans modified and classified as troubled debt restructurings are impaired loans.  Each loan that is designated as a troubled debt restructuring is individually evaluated for impairment to determine the specific reserve, if any, to be established.  The specific reserve is determined using the discounted cash flow method, the collateral dependency method or, when available, the observable market price method, and is calculated as the difference between the carrying value of the loan and the result of the impairment measurement method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

The loan portfolios contain primarily three categories of troubled debt restructurings, (1) loans for which the rate or terms have been modified, (2) substandard loans for which the rate or terms have not been modified but the loan was extended or renewed, and (3) loans that have been modified with interest only terms.  The following are the factors that enter into the determination of the specific reserve for each of these categories:

Loans for which the rate or terms have been modified:  The specific reserve for loans in this category, for which the repayment ability is based on the cash flows of the borrower, is generally determined using a discounted cash flow analysis, adjusted for a probability-of-default factor.  The discount period used is based on when the bank believes, depending on cash flows from the borrower or project, that the loan will be paid in full or refinanced.  If an event for paydown or an expected refinance cannot be documented, a discount period that will result in the cash flows being adjusted for a probability of default from the borrower, reducing the loan balance down to the collateral value, is generally used.  If the loan is deemed collateral dependent, the reserve will be determined using the collateral dependency method.

Loans for which there has been no rate or term modification:  If there has been no change in the rate and term, a discounted cash flow analysis, adjusted for a probability of default, is calculated to determine the specific reserve.

Loans that have interest only terms:  Unless there is a specific event that can be documented which will result in the loan being paid, returned to the original contract terms or refinanced, these loans are generally treated as collateral-dependent and the specific reserve is based on the net value of the collateral held.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

The following table summarizes loans modified as troubled debt restructurings during the years ended December 31, 2012 and 2011 (in $1,000s):

	December 31, 2012
	Number of Contracts	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment	Loan Loss Reserve
Troubled debt restructurings:
Loans secured by real estate:
Commercial	139	$53,250	$45,415	$3,044
Residential	100	12,628	8,826	619
Construction, land development and other land	15	1,755	1,147	67
Total loans secured by real estate	254	67,633	55,388	3,730
Commercial and other business- purpose loans	38	4,279	3,165	217
Consumer	2	39	37	4

Total	294	$71,951	$58,590	$3,951

	December 31, 2011
	Number of Contracts	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment	Loan Loss Reserve
Troubled debt restructurings:
Loans secured by real estate:
Commercial	195	$98,654	$72,363	$4,174
Residential	191	35,690	30,849	2,213
Construction, land development and other land	43	12,761	9,556	733
Total loans secured by real estate	429	147,105	112,768	7,120
Commercial and other business- purpose loans	116	16,948	12,479	2,407
Consumer	6	325	54	11

Total	551	$164,378	$125,301	$9,538

Of the amounts in the tables above for the year ended December 31, 2012, approximately $23.9 million, or 41%, and 113 contracts, or 38%, and for the year ended December 31, 2011, approximately $65.7 million, or 52%, and 251 contracts, or 46%, are substandard rated loans that were extended or renewed with no change in rate or terms, and the terms provided were not representative of current market rates for loans with similar risk characteristics.  The remainder of the troubled debt restructuring pool constitutes loans where repayment terms and/or interest rates were modified, or the loan was modified to an "interest only" structure.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

A payment default is determined when a loan is 90 days or more past due.  The following table summarizes loans modified as troubled debt restructurings in the last twelve months for which there was a payment default during the years ended December 31, 2012 and 2011 (in $1,000s):

	December 31, 2012		December 31, 2011
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Troubled debt restructurings that subsequently defaulted:
Loans secured by real estate:
Commercial	54	$13,049	59	$25,783
Residential	31	2,580	55	7,893
Construction, land development and other land	12	1,242	21	5,355
Total loans secured by real estate	97	16,871	135	39,031
Commercial and other business- purpose loans	20	2,152	18	3,558

Total	117	$19,023	153	$42,589

Troubled debt restructurings which have a payment default are subject to a similar credit risk evaluation as other loans that are in default.  Generally, loans that are in payment default are moved to collateral dependency as the source of repayment, and the determination of the specific reserve for these loans is based on the net value of the collateral held.

The total amount of troubled debt restructurings as of December 31, 2012 and 2011 is detailed in the following tables by loan type and accrual status (in $1,000s):

	Troubled Debt Restructurings at December 31, 2012
	On Non-Accrual Status	On Accrual Status	Total

Loans secured by real estate:
Commercial	$53,486	$70,168	$123,654
Residential (including multi-family)	18,203	17,053	35,256
Construction, land development and other land	3,995	8,591	12,586
Total loans secured by real estate	75,684	95,812	171,496
Commercial and other business-purpose loans	5,885	7,493	13,378
Consumer		104	104

Total	$81,569	$103,409	$184,978

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE E—LOANS—Continued

	Troubled Debt Restructurings at December 31, 2011
	On Non-Accrual Status	On Accrual Status	Total

Loans secured by real estate:
Commercial	$65,589	$52,784	$118,373
Residential (including multi-family)	25,358	18,711	44,069
Construction, land development and other land	13,714	9,918	23,632
Total loans secured by real estate	104,661	81,413	186,074
Commercial and other business-purpose loans	8,336	9,876	18,212
Consumer		54	54

Total	$112,997	$91,343	$204,340

NOTE F—RELATED PARTY TRANSACTIONS

In the ordinary course of business, Capitol's banking subsidiaries make loans to officers and directors of the Corporation and its subsidiaries, including their immediate families and companies in which they are principal owners.  At December 31, 2012 and 2011, total loans outstanding to these persons were $23.6 million and $40.6 million, respectively.  During 2012, $8.1 million of new loans were made to these persons, and repayments and other reductions (including bank divestitures) totaled $25.1 million.  Such loans were made at the banking subsidiaries' normal credit terms.

Officers and directors of Capitol (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries.  Such deposits, which approximated $25.4 million and $20.5 million at December 31, 2012 and 2011, respectively, are accepted based upon the banks' normal terms as to interest rate, term and deposit insurance.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE G—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

	2012	2011

Land, buildings and improvements	$16,512	$16,454
Leasehold improvements	15,981	15,962
Equipment, furniture and software	35,682	36,167
	68,175	68,583
Less accumulated depreciation	(47,346)	(44,663)

	$20,829	$23,920

Capitol and certain subsidiaries rent office space and equipment under operating leases.  Rent expense (net of sublease income) under these lease agreements approximated $6.2 million, $5.6 million and $7.3 million in 2012, 2011 and 2010, respectively (including rent expense approximating $1.5 million, $2.2 million and $1.8 million in 2012, 2011 and 2010, under leases with related parties).

At December 31, 2012, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

2013	$7,090
2014	6,651
2015	5,835
2016	4,620
2017	3,632
2018 and thereafter	6,282

$34,110

NOTE H—GOODWILL

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

Capitol's annual review for potential goodwill impairment in 2010 concluded that all of its recorded goodwill (approximately $64.5 million, including $8.7 million from discontinued operations) was deemed to be impaired.  Accordingly, such amount was written-off as of December 31, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE H—GOODWILL—Continued

Management's decision to write-off all goodwill as being impaired at that date was based, in part, upon the following macro-basis considerations:

•
A dramatic decline in Capitol's aggregate market-capitalization, i.e., the computational result of multiplying the number of Capitol's common shares outstanding by the per-share market price of such common stock (estimated fair value);

•	Capitol's tangible-equity deficit (total equity, less goodwill, prior to recording any goodwill impairment for 2010); and
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

NOTE I—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $430 million and $567 million as of December 31, 2012 and 2011, respectively.

At December 31, 2012, scheduled maturities of time deposits were as follows (in $1,000s):

2013	$520,412
2014	140,211
2015	47,347
2016	23,596
2017	12,011
2018 and thereafter	1,704

$745,281

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE J—NOTES PAYABLE AND SHORT-TERM BORROWINGS

Notes payable and short-term borrowings consisted of the following at December 31 (in $1,000s):

	2012	2011

FHLB borrowings	$4,937	$37,955
Promissory notes	3,491	12,490

	$8,428	$50,445

FHLB borrowings represent advances secured by certain portfolio loans and other eligible collateral.  Such advances become due at varying dates and bear interest at market short-term rates (approximately 1.40% at December 31, 2012).  At December 31, 2012, unused lines of credit under these facilities approximated $113.3 million.  Assets pledged to secure these credit facilities consisted of portfolio loans in the amount of $229.6 million.  Continued availability of the FHLB credit facilities is subject to the FHLB's review of the banks' credit worthiness.

During 2008, Capitol completed a private offering of 9% promissory notes.  The promissory notes were purchased by accredited investors, including certain related parties of Capitol.  The promissory notes mature in 2013.  Interest is payable quarterly and the notes became callable in 2010.  In 2010, Capitol extinguished approximately $4.6 million in promissory notes in exchange for 1,374,000 shares of common stock resulting in a gain of $1.3 million.  The payment and accrual of interest on these promissory notes was discontinued as of the bankruptcy filing date; at December 31, 2012, the balance of these notes approximated $6.8 million and was included in liabilities subject to compromise (see Note C).  At December 31, 2011, the balance of these promissory notes was approximately $8.4 million and was included in the table above.

In October 2011, Capitol terminated an aircraft lease and issued a promissory note for the remaining balance of that lease.  Interest is payable monthly at an annual rate of 10% and the note matures in 2016.  At December 31, 2012 and 2011, the balance of this promissory note was approximately $3.5 million and $4.1 million, respectively.

At December 31, 2012, scheduled debt maturities of notes payable and short-term borrowings were as follows (in $1,000s):

2013	$5,781
2014	874
2015	927
2016	846

$8,428

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE K—SUBORDINATED DEBENTURES

Subordinated debt (included in liabilities subject to compromise at December 31, 2012, see Note C) relates to trust-preferred securities issued by Capitol which are summarized as follows at December 31 (in $1,000s):

	Current Interest Rate	Scheduled Maturity	Aggregate Liquidation Amount	Net Carrying Amount
				2012	2011

Capitol Trust I	8.50% fixed	2027	$13,494	$13,494	$13,186
Capitol Trust II	10.25% fixed	2031	10,000	10,000	9,803
Capitol Statutory Trust III	3.89% variable	2031	15,000	15,000	14,706
Capitol Bancorp Capital Trust IV	3.99% variable	2032	3,000	3,000	2,931
Capitol Trust VI	3.63% variable	2033	10,000	10,000	9,787
Capitol Trust VII	7.78% fixed	2033	10,000	10,000	9,891
Capitol Statutory Trust VIII	3.26% variable	2033	20,000	20,000	19,715
Capitol Trust IX	7.69% fixed	2034	10,000	10,000	9,952
Capitol Bancorp Trust X	1.98% variable	2037	33,000	33,000	33,000
Capitol Trust XI	1.96% variable	2037	20,000	20,000	20,000
Capitol Trust XII	10.50% fixed	2038	6,802	6,802	6,185

			$151,296	$151,296	$149,156

Securities of Capitol Trust I and XII were issued in public offerings in 1997 and 2008, respectively.  All other securities were formed in conjunction with private placements of trust-preferred securities.  Each of these securities has similar terms and, subject to certain provisions, may be called by Capitol five years after issuance.  The liquidation amount of these securities is guaranteed by Capitol.

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

In 2009, the Corporation commenced the deferral of interest payments on its various trust-preferred securities, as is permitted under the terms of the securities, in order to conserve cash resources.  The payment of interest on those securities may be deferred for periods up to five years.  During such deferral periods, Capitol is prohibited from paying dividends on its common stock (subject to certain exceptions) and is further restricted by Capitol's written agreement with the Federal Reserve Bank of Chicago, which prohibits both payment of interest on the trust-preferred securities and cash dividends without prior written approval from

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE K—SUBORDINATED DEBENTURES—Continued

that agency.  Upon termination of a deferral-period, all prior accrued and unpaid interest becomes immediately due and payable to holders of the securities at that time.  Accrued interest payable on such securities approximated $33.3 million and $27.6 million at December 31, 2012 and 2011, respectively.  Holders of the trust-preferred securities recognize current taxable income relating to the deferred interest payments.  The accrual of interest was discontinued as of the bankruptcy filing date (see Note C).

Documents governing the trusts give holders of the securities preference on liquidation over the holders of Capitol's common stock.  When the trust-preferred securities were issued, they were treated as qualifying regulatory capital.  Under current regulatory guidelines, none of Capitol's trust-preferred securities are included as qualifying regulatory capital as of December 31, 2012 and 2011.

NOTE L—STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION

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

Warrants for the purchase of 75,719 shares of Capitol's common stock, which were issued in 2009, were outstanding at December 31, 2011 and expired May 31, 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE L—STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION
Continued

Shares of restricted common stock of the Corporation have been granted to certain officers.  Compensation expense related to such restricted stock approximated $50,000 in 2012, $323,000 in 2011 and $655,000 in 2010.  There were no tax benefits associated with such compensation expense in 2012, 2011 and 2010.  Future compensation expense related to unvested restricted common stock grants as of December 31, 2012 approximates $14,000 (based on grants through December 31, 2012), to be recorded ratably over a period of approximately 2.9 years, based on the weighted-average remaining vesting period at that date.

Activity in unvested restricted common stock is summarized as follows:

	2012		2011		2010
	Restricted Shares	Weighted- Average Grant Date Fair Value	Restricted Shares	Weighted- Average Grant Date Fair Value	Restricted Shares	Weighted- Average Grant Date Fair Value

Unvested at January 1	20,822	$17.21	310,216	$5.58	144,943	$22.14
Granted	--	--	--	--	224,720	1.38
Vested	(6,822)	17.95	(240,794)	3.58	(28,372)	31.25
Forfeited	(6,000)	33.16	(48,600)	10.52	(31,075)	29.00

Unvested at December 31	8,000	$4.61	20,822	$17.21	310,216	$5.58

Stock options have been granted to certain officers and directors which provide for the purchase of shares of the Corporation's common stock.  Stock options are granted at an exercise price equal to the fair value of common stock on the grant date.  All such stock options expire at varying periods up to seven years after the grant date.  Stock option activity is summarized as follows:

	Number Outstanding	Exercise Price Range			Weighted Average Exercise Price

Outstanding at January 1, 2010	2,504,483	$2.01	to	$46.20	$24.61
Granted in 2010	206,656	1.78	to	1.96	1.95
Exercised in 2010	(10,000)	2.01	to	2.01	2.01
Cancelled or expired in 2010	(955,537)	2.01	to	46.20	25.57
Outstanding at December 31, 2010	1,745,602	1.78	to	46.20	21.53

Granted in 2011	755,000	0.06	to	0.09	0.06
Cancelled or expired in 2011	(337,168)	1.78	to	37.48	24.32
Outstanding at December 31, 2011	2,163,434	0.06	to	46.20	13.61

Exercised in 2012	(250,000)	0.06	to	0.06	0.06
Cancelled or expired in 2012	(846,148)	0.06	to	46.20	28.22
Outstanding at December 31, 2012	1,067,286	$0.06	to	$46.20	$5.20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE L—STOCKHOLDERS' EQUITY AND STOCK-BASED COMPENSATION
Continued

There was no aggregate intrinsic value of exercised stock options as of December 31, 2012, 2011 and 2010.

Stock options with an aggregate fair value of $33,000 and $255,000 were granted in 2011 and 2010, respectively (none in 2012).  Fair value was computed using a Black-Scholes valuation model.

Fair value assumptions included the following:

	2011	2010

Risk-free interest rate	0.85% and 0.88%	2.01% and 2.62%
Stock price volatility	0.99 and 1.23	0.85 and 0.76
Dividend yield	--	--
Expected option life	5 years and 3.37 years	4.5 years and 5 years

Compensation expense related to stock options approximated $24,000 in 2012, $16,000 in 2011 and $301,000 in 2010, and associated tax benefits approximated $8,000 in 2012, $6,000 in 2011 and $106,000 in 2010 (before valuation allowance, see Note O).  Future compensation expense relating to stock options outstanding as of December 31, 2011 is insignificant.

As of December 31, 2012, substantially all outstanding stock options were vested, currently exercisable and had a weighted average remaining contractual life of 2.47 years.  The following table summarizes stock options outstanding and segregated by exercise price range as of December 31, 2012:

		Weighted Average
Exercise Price Range	Number Outstanding	Exercise Price	Remaining Contractual Life

$ 0.00 to 5.99	821,894	$0.91	2.62 years
$ 6.00 to 9.99	52,140	6.04	3.10 years
$20.00 to 24.99	183,887	22.03	1.66 years
$35.00 or more	9,365	46.20	1.00 years

	1,067,286	$5.20

Cash received from optionees upon exercise of stock options approximated $4,000 in 2012 and $20,000 in 2010 (none in 2011) and there were no tax benefits realized in 2012, 2011 and 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE M—DIVESTITURES OF BANKS AND DISCONTINUED OPERATIONS

In 2012, Capitol completed the following sales of bank subsidiaries (in $1,000s):

		Sale
	Date Sold	Proceeds	Gain (Loss)

Mountain View Bank of Commerce(1)	January 30, 2012	$4,060	$126
Bank of Michigan(2)	July 27, 2012	3,611	(228)
First Carolina State Bank(2)	July 30, 2012	1,269	289
High Desert Bank(1)	November 19, 2012	760	(44)

		$9,700	$143

(1)	Previously a majority-owned subsidiary of a bank-development subsidiary controlled by Capitol.
(2)	Previously a majority-owned subsidiary of Capitol.

In 2011, Capitol completed the sale of eight bank subsidiaries for $47.3 million in sales proceeds and a net gain of $5.5 million.  In 2010, Capitol completed the sale of eleven bank subsidiaries for $76.1 million in sales proceeds and a net gain of $15.8 million.  In 2009, Capitol completed the sale of one bank subsidiary for $9.5 million in sale proceeds and a net gain of $1.2 million.

In addition to completed sales transactions, Capitol has entered into definitive agreements to sell its interests (or controlling interests held by bank-development subsidiaries) in the following institutions which are pending:  Bank of Maumee and Capitol National Bank.  The pending bank sales are subject to regulatory approval and other contingencies.  If completed, those pending bank divestitures would result in Capitol receiving estimated proceeds approximating $3.3 million and recognizing an estimated loss on sale of approximately $3.3 million ($0.08 per share).

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE M—DIVESTITURES OF BANKS AND DISCONTINUED OPERATIONS—
Continued

The results of operations of bank subsidiaries sold in 2012, summarized in the preceding table, together with the results of operations of Bank of Feather River, Bank of Fort Bend, Bank of Las Colinas, Bank of the Northwest, Bank of Tucson-main office, Community Bank of Rowan, Evansville Commerce Bank and Sunrise Bank which were sold in 2011 and Adams Dairy Bank, Bank of Belleville, Bank of San Francisco, Community Bank of Lincoln, Fort Collins Commerce Bank, Larimer Bank of Commerce, Loveland Bank of Commerce, Napa Community Bank, Ohio Commerce Bank, Southern Arizona Community Bank and USNY Bank which were sold in 2010, are classified as discontinued operations, which include the following components on a combined basis (in $1,000s):

	2012	2011	2010

Interest income	$5,694	$30,103	$86,688
Interest expense	1,162	5,549	18,179
Net interest income	4,532	24,554	68,509
Provision for loan losses	807	8,246	22,115
Net interest income after provision for loan losses	3,725	16,308	46,394
Noninterest income, excluding gain on sale of bank subsidiaries	990	3,555	6,644
Gain on sale of bank subsidiaries	143	5,495	15,784
Noninterest expense	4,741	21,989	57,410
Income before income taxes	117	3,369	11,412
Less income tax expense	97	2,324	9,168
Net income from discontinued operations	20	1,045	2,244
Net loss attributable to noncontrolling interests	514	1,456	3,610
Net income from discontinued operations attributable to Capitol Bancorp Limited	$534	$2,501	$5,854
Net income from discontinued operations per common share attributable to Capitol Bancorp Limited	$0.01	$0.06	$0.29

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE M—DIVESTITURES OF BANKS AND DISCONTINUED OPERATIONS—
Continued

Assets and liabilities of discontinued operations as of December 31, 2011 (none as of December 31, 2012) are summarized below (in $1,000s):

Assets:		Liabilities:
Cash and cash equivalents	$44,754	Noninterest-bearing
Investment securities	10,199	deposits	$30,581
Federal Home Loan Bank		Interest-bearing deposits	190,771
stock	1,001	Total deposits	221,352
Portfolio loans	189,069	Debt obligations	12,053
Less allowance for loan		Other liabilities	1,298
losses	(7,492)
Net portfolio loans	181,577		$234,703
Premises and equipment	3,880
Other real estate owned	7,172
Other assets	4,935

	$253,518

NOTE N—EMPLOYEE RETIREMENT PLANS

The Corporation has a contributory employee retirement plan (the "Plan") which covers substantially all full-time employees, over age 21, of Capitol and certain subsidiaries.  The Plan provides for employer contributions in amounts determined annually by Capitol's board of directors.  Eligible employees make voluntary contributions to the Plan.  Employer contributions to the Plan, a partial match based on employee contributions (1%, subject to certain limitations in 2012 and 2011; none in 2010), charged to expense for the year ended December 31, 2012 and 2011 approximated $294,000 and $292,000, respectively (none in 2010).

Prior to 2011, Capitol also had a defined contribution employee stock ownership plan ("ESOP") which covered substantially all employees of Capitol and certain subsidiaries.  Effective January 1, 2011, the ESOP was merged with and into Capitol's 401(k) plan, to form the Plan discussed above, to reduce future administrative and compliance costs.  There were no ESOP contributions charged to expense in 2010.

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE O—INCOME TAXES

Income taxes inclusive of discontinued operations include the following components (in $1,000s):

	2012	2011	2010
Federal:
Current expense	$170	$1,532	$3,638
Deferred benefit	(226)	(1,082)	(1,403)
	(56)	450	2,235
State:
Current expense (benefit)	1	(649)	545
Deferred benefit		(810)	(720)
	1	(1,459)	(175)

Income tax expense (benefit)	$(55)	$(1,009)	$2,060

In addition to state income taxes, certain states in which the banks operate impose taxes based on measures other than income.  Tax expense associated with those jurisdictions approximated $309,500 in 2012 ($464,500 in 2011 and $670,000 in 2010) and is excluded from income tax expense (included as a component of other noninterest expense).

Federal income taxes paid in 2012, 2011 and 2010 approximated $230,000, $278,000 and $715,000, respectively.  No state income taxes were paid in 2012 ($84,000 was paid in 2011 and $62,000 was paid in 2010).

Differences between income tax expense recorded and amounts computed using the statutory tax rate (in $1,000s) are reconciled below based on operating results (including discontinued operations):

	2012	2011	2010

Federal income tax benefit computed at statutory rate of 35%	$(9,618)	$(18,527)	$(88,306)
State income taxes expense (benefit)	4,502	(9,744)	(10,297)
Valuation allowance on deferred state income tax assets	(4,501)	8,285	10,122
Federal tax effect of:
State income taxes	(1,575)	3,411	3,604
Valuation allowance on state taxes	1,575	(2,900)	(3,543)
Valuation allowance recorded for deferred federal income tax assets	(2,578)	23,559	78,162
Other	12,140	(5,093)	12,318

Total income tax expense (benefit)	$(55)	$(1,009)	$2,060

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE O—INCOME TAXES—Continued

Capitol had a valuation allowance for deferred income tax assets to reduce such net assets to an amount which was deemed to be realizable on a more-likely-than-not basis as of December 31, 2012 and 2011.  The valuation allowance may reduce income tax expense accrual requirements to the extent of Capitol's profitability in future periods.

Net deferred income tax assets, a component of other assets, consisted of the following at December 31 (in $1,000s):

	2012	2011

Allowance for loan losses	$26,493	$37,086
Net operating loss carryforwards of subsidiaries	131,513	124,613
Deferred compensation	789	1,060
Depreciation	(765)	(1,858)
Start-up costs of de novo banks	624	1,043
Fair value adjustment for investment securities available for sale	(37)	(36)
Other real estate owned	12,095	16,585
Net deferred costs of loan originations	(181)	(448)
Unaccrued interest income on nonperforming loans	5,518	7,021
Other, net	14,373	21,766
	190,422	206,832
Less valuation allowance	(190,457)	(205,875)

	$(35)	$957

Capitol and most of its subsidiaries have federal and state net operating loss carryforwards which may reduce income taxes payable in future periods, which have been recognized for deferred tax purposes (subject to a valuation allowance) and, as of December 31, 2012, expire as follows (in $1,000s):

	Federal	State
2013-2015		$106,979
2016-2018		27,781
2019-2021	$12	2,778
2022-2024	496	1,133
2025-2028	41,733	23,001
2029-2032	294,362	35,318

	$336,603	$196,990

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in Capitol's consolidated financial statements.  Such evaluation was performed for 2009, 2010, 2011 and 2012, which are the tax years which remain subject to examination by major tax jurisdictions, updated as of December 31, 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE O—INCOME TAXES—Continued

Capitol's consolidated federal tax returns for 2004 through 2009 were selected for examination by the Internal Revenue Service (the "IRS") due to the reporting of significant operating loss carrybacks from 2008 and 2009, and subsequent refund received in 2010.  The examination was concluded in 2012 and, as a result of this examination, Capitol has recorded a federal income tax liability approximating $6.4 million plus interest of $422,000 at year-end.

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

NOTE P—NET LOSS PER SHARE ATTRIBUTABLE TO CAPITOL BANCORP LIMITED

The computations of net loss per share were as follows (in 1,000s):

	2012	2011	2010

Numerator—net loss attributable to Capitol Bancorp Limited	$(25,474)	$(45,427)	$(225,215)

Denominator for basic and diluted net loss per share— weighted average number of common shares outstanding, excluding unvested restricted shares of common stock	41,070	38,817	20,186

Number of antidilutive stock options excluded from diluted net loss per share computation	1,067	2,163	1,746

Number of antidilutive unvested restricted shares of common stock excluded from basic and diluted net loss per share computation	8	21	310

Number of antidilutive warrants to purchase common stock excluded from diluted net loss per share computation	1,250	1,326	1,326

Net income (loss) per common share attributable to Capitol Bancorp Limited:
From continuing operations	$(0.63)	$(1.23)	$(11.45)
From discontinued operations	0.01	0.06	0.29

Total net loss per common share attributable to Capitol Bancorp Limited	$(0.62)	$(1.17)	$(11.16)

Additional disclosures regarding restricted shares of common stock, warrants to purchase common stock and stock options are set forth in Note L.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE Q—FAIR VALUE

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

The following is a description of Capitol's valuation methodologies used to measure and disclose the fair values of its assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available (Level 1 inputs).  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 inputs.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of aggregate cost or fair value and are measured on a nonrecurring basis.  Mortgage loans held for sale written down to fair value would be included in the table below (none at December 31, 2012 and 2011).  Fair value is based on independent quoted market prices, where applicable (Level 1 inputs), or the prices for other whole mortgage loans with similar characteristics, as Level 2 inputs.

Loans:  The Corporation does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price, current appraised value of the collateral or other estimates of fair value, as Level 3 inputs.

Other real estate owned:  At the time of foreclosure, foreclosed properties are adjusted to estimated fair value less estimated costs to sell upon transfer from portfolio loans to other real estate owned, establishing a new carrying value.  The Corporation subsequently adjusts estimated fair value on other real estate owned on a nonrecurring basis to reflect partial write-downs based on the observable market price or current appraisal data, as Level 3 inputs.

Long-lived and indefinite lived assets:  The Corporation does not record long-lived or indefinite lived assets at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to a long-lived or indefinite asset are recorded to reflect partial write-downs based on the observable market price or other estimate of fair value in the event of impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE Q—FAIR VALUE—Continued

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

As of December 31, 2012 and 2011, there were no liabilities measured at fair value on either a recurring or nonrecurring basis.

Assets measured at fair value on a recurring basis as of December 31 were as follows (in $1,000s):

	2012		2011
	Total	Significant Other Observable Inputs (Level 2)	Total	Significant Other Observable Inputs (Level 2)

Investment securities available for sale:
United States treasury	$3,500	$3,500	$4,013	$4,013
United States government agencies	3,987	3,987
Mortgage-backed	8,219	8,219	10,592	10,592
Municipalities			278	278

	$15,706	$15,706	$14,883	$14,883

Assets measured at fair value on a nonrecurring basis as of December 31 were as follows (in $1,000s):

	2012		2011
	Total	Significant Unobservable Inputs (Level 3)	Total	Significant Unobservable Inputs (Level 3)

Impaired loans (1)	$116,977	$116,977	$175,084	$175,084

Other real estate owned (1)	$80,963	$80,963	$94,300	$94,300

(1)	Represents carrying value based on the appraised value of the applicable collateral or other real estate owned or other estimates of fair value (less estimated costs to sell).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE Q—FAIR VALUE—Continued

Many of Capitol's collateral-dependent impaired loans and other real estate owned assets are located in severely depressed real estate markets.  In those markets, appraisal data may be of limited usefulness in estimating fair value because comparable sale transactions are infrequent, not orderly and are often distressed or forced.  Further, such comparable sale transactions may be lower, or substantially less than, amounts which could be realized in orderly (and not distressed or forced) sales between the owner/occupant and a future user of the property.

Updated appraisals are generally obtained when it has been determined that a loan has become collateral-dependent.  Adjustments to the loan's carrying value (or requirements for an allocation of the allowance for loan losses) are made, when appropriate, after the review of an appraisal or evaluation.  The timing of when a collateral-dependent loan should be classified as a nonperforming loan is contingent upon several factors, including the performance of the loan, the borrower's payment history and/or results of the bank's review of updated borrower financial information.

When a borrower's performance has deteriorated (for example, the borrower has become delinquent on required payments, the borrower's updated financial information received indicates adverse financial trends or sales/leasing activity is less than expected in the case of multi-unit properties), the loan will be downgraded and, if appropriate, an updated appraisal will be ordered for the loan if it is deemed collateral-dependent.  Non-collateral dependent loans will be included within loss contingency pools, in conjunction with estimating the bank's requirements for its allowance for loan losses.  Upon receipt and review of updated appraisal data and after any further fair value analysis is completed on those loans deemed to be collateral-dependent, the loans will be further evaluated for appropriate write-down.  Negative differences between appraised value, less estimated costs to sell, and the related carrying value of the loans are charged to the allowance for loan losses, as partial write-downs/charge-offs, on a timely basis.  Occasionally, additional potential loss amounts may be included if circumstances exist which may further adversely impact fair value estimates.  Internally-developed evaluations may be used when the amount of a loan is less than $250,000.  Internally-prepared evaluations may also be used to estimate the current valuation changes driven by current economic conditions.  Updated fair value information is generally obtained at least annually for collateral-dependent loans and other real estate owned.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE Q—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments based upon the accounting guidance set forth in Accounting Standards Codification 825-10 were as follows at December 31 (in $1,000s):

		2012		2011
	Level Used to Measure Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash	1	$56,582	$56,582	$37,162	$37,162
Cash equivalents	2	270,265	270,265	315,205	315,205
Loans held for sale	2			2,129	2,129
Investment securities:
Available for sale	2	15,706	15,706	14,883	14,883
Held for long-term investment	3	2,736	2,736	2,737	1,981
		18,442	18,442	17,620	16,864
Federal Home Loan Bank and Federal Reserve Bank stock	2	10,531	10,531	12,807	12,807
Portfolio loans:
Loans secured by real estate:
Commercial	3	756,970	753,298	893,644	890,033
Residential (including multi-family)	3	253,693	253,625	325,730	325,044
Construction, land development and other land	3	56,425	56,523	102,414	102,431
Total loans secured by real estate		1,067,088	1,063,446	1,321,788	1,317,508
Commercial and other business-purpose loans	3	128,096	127,816	178,417	178,402
Consumer	3	9,324	9,565	12,216	12,395
Other	3	2,159	2,029	2,779	2,544
Total portfolio loans		1,206,667	1,202,856	1,515,200	1,510,849
Less allowance for loan losses	3	(63,455)	(63,455)	(85,788)	(85,788)
Net portfolio loans		1,143,212	1,139,401	1,429,412	1,425,061

Financial liabilities:
Deposits:
Noninterest-bearing	1	323,411	323,411	325,607	325,607
Interest-bearing:
Demand accounts	2	475,176	475,176	486,120	486,120
Time certificates of less than $100,000	3	315,647	318,385	451,795	456,974
Time certificates of $100,000 or more	3	429,634	432,444	566,680	570,807
Total interest-bearing deposits		1,220,457	1,226,005	1,504,595	1,513,901
Total deposits		1,543,868	1,549,416	1,830,202	1,839,508
Notes payable and short-term borrowings	3	8,428	9,671	50,445	50,824
Subordinated debentures	3			149,156	123,452

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE Q—FAIR VALUE—Continued

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available, except subordinated debentures, for which the fair value is based on the liquidation or principal amount outstanding).  For example, the estimated fair value of portfolio loans is determined based on discounted cash flow computations.  Similarly, the estimated fair values of time deposits, notes payable and other borrowings were determined through discounted cash flow computations.  Except for subordinated debentures, such estimates of fair value are not intended to represent portfolio liquidation value and, accordingly, only represent an estimate of fair value based on current financial reporting requirements.

Given current economic conditions, the majority of the loan portfolio is not readily marketable and, accordingly, market prices may not exist.  Capitol has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments.  Since negotiated prices, if any, in illiquid markets depend upon the then-present motivations of the buyer and seller, it is reasonable to assume that potential sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates commensurate with risk may dramatically impact the value of financial instruments at any time.  Accordingly, fair value measurements for loans included in the preceding table are unlikely to represent the instruments' liquidation values.

NOTE R—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers.  Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans.  Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers if certain specified future events occur and are used infrequently by the banks ($4.2 million and $4.8 million outstanding at December 31, 2012 and 2011, respectively).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($87.7 million and $98.4 million at December 31, 2012 and 2011, respectively).  Those loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks' normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE R—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES—
Continued

Capitol's banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks.  The amount of reserve balances required as of December 31, 2011 was $25,000 (none at December 31, 2012).

Deposits at the banking subsidiaries are insured up to the maximum amount covered by FDIC insurance.  From December 31, 2010 through December 31, 2012, all noninterest-bearing transaction deposit accounts were fully insured regardless of the amount and account ownership, separate from and in addition to the FDIC insurance coverage provided for the depositors' other accounts.

Capitol has guaranteed up to $2.5 million of secured borrowings by Amera Mortgage Corporation, a less than 50%-owned affiliate.  As of December 31, 2012, management has evaluated the risk and potential loss in connection with this guarantee and concluded that no liability exists.

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

In addition to the above-mentioned potential cross-guaranty liability, some of Capitol's banking subsidiaries were advised in December 2009 that, to mitigate the effects of any possible assessment arising from potential cross-guaranty liability, they should develop a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE R—COMMITMENTS, GUARANTEES AND OTHER CONTINGENCIES—
Continued

plan to arrange a sale, merger or recapitalization such that Capitol no longer controls the bank.  This guidance was preceded by Capitol's previously-announced plans to selectively divest of some of its bank subsidiaries in conjunction with reallocating capital resources to the remaining banks.  Capitol's pending divestitures are subject to regulatory approval which may take an extended period of time to obtain.

As of December 31, 2012 and 2011, there were no material pending legal proceedings to which Capitol or its subsidiaries were a party, or to which any of its property was subject, except for proceedings arising in the ordinary course of business.  Management believes that pending legal proceedings will not have a material effect on the consolidated financial position or results of operations of Capitol.

NOTE S—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances.  As of December 31, 2012, Capitol's bank subsidiaries were prohibited from making dividend payments to the Corporation without prior regulatory approval.

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

In September 2009, Capitol and its second-tier bank holding companies entered into an agreement with the Federal Reserve Bank of Chicago (the "Reserve Bank") under which Capitol agreed to refrain from the following actions without the prior written consent of the Reserve Bank:  (i) declare or pay dividends; (ii) receive dividends or any other form of payment representing a reduction in capital from Michigan Commerce Bank, or from any of its subsidiary institutions that are subject to any restriction by the institution's federal or state

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE S—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS—
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

Many of Capitol's bank subsidiaries have entered into formal enforcement actions (as well as informal agreements) with their applicable regulatory agencies.  Those enforcement actions provide for certain restrictions and other guidelines and/or limitations to be followed by the banks.  The banks generally subject to such enforcement actions are noted as such in the regulatory capital summary appearing on page F-36 of this document.

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

Certain banking subsidiaries have received a PCAD, which are listed on page F-38 of this document.  These banks are striving to develop and implement capital restoration plans which may be acceptable to the FDIC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE S—CAPITAL REQUIREMENTS AND RELATED REGULATORY MATTERS—
Continued

The following table summarizes the amounts (in $1,000s) and related ratios of Capitol's consolidated regulatory capital position:

		December 31
		2012		2011
Tier 1 capital to average adjusted total assets:
Minimum required amount(1)	≥	$66,520	≥	$92,356
Actual amount		$(144,341)		$(109,146)
Ratio		(8.68)%		(4.73)%

Tier 1 capital to risk-weighted assets:
Minimum required amount(2)	≥	$49,402	≥	$68,615
Actual amount		$(144,341)		$(109,146)
Ratio		(11.69)%		(6.36)%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(3)	≥	$98,805	≥	$137,231
Actual amount		$(144,341)		$(109,146)
Ratio		(11.69)%		(6.36)%

(1)	The minimum required ratio of Tier 1 capital to average adjusted total assets to be considered adequately-capitalized is 4%.
(2)	The minimum required ratio of Tier 1 capital to risk-weighted assets to be considered adequately-capitalized is 4%.
(3)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets to be considered adequately-capitalized is 8%.

Capitol's total risk-based capital ratios at December 31, 2012 and 2011 were materially and adversely impacted by the exclusion of approximately $167.3 million and $171.5 million, respectively, of previously-qualifying Tier 2 capital, inasmuch as Tier 2 capital is limited to 100% of Tier 1 capital, primarily trust-preferred securities and a portion of the allowance for loan losses.  The Tier 1 capital deficit resulted mostly from operating losses.

The preceding summary indicates that Capitol, on a consolidated basis, was classified as less than "adequately-capitalized" at December 31, 2012 for regulatory purposes.  In addition, several of its bank subsidiaries had capital levels resulting in classification as "undercapitalized" or "significantly-undercapitalized" at that date.

Banks and bank holding companies which are less than "adequately-capitalized" are subject to increased regulatory oversight, intervention, requirements and limitations.  Regarding banks classified as "undercapitalized" or "significantly-undercapitalized," or otherwise noncompliant with formal enforcement actions and informal regulatory agreements, management continues to take action to improve such capital classifications and related compliance in the future, subject to the availability of capital and continued cooperation by regulatory agencies (see Note U).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE T—PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets

	-December 31-
	2012	2011
	(in $1,000s)
Assets
Cash on deposit, principally with subsidiary banks	$207	$1,411
Money market funds on deposit, principally with subsidiary banks	1,427	3,234
Cash and cash equivalents	1,634	4,645
Investment securities	123	82
Loans, net	255	269
Investments in and advances to subsidiaries	96,644	111,583
Investment in and advances to Amera Mortgage Corporation	432	434
Investment in and advances to CDBL III	1,712	1,896
Equipment, furniture and software, net	1,412	1,717
Other assets	2,804	3,053

Total assets	$105,016	$123,679

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$6,397	$38,290
Debt obligations	609	12,731
Subordinated debentures		180,742
Liabilities subject to compromise	231,879
Total liabilities	238,885	231,763
Stockholders' equity deficit	(133,869)	(108,084)

Total liabilities and stockholders' equity	$105,016	$123,679

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE T—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Operations and Comprehensive Loss

	-Year Ended December 31-
	2012	2011	2010
	(in $1,000s)
Income:
Intercompany fees	$8,359	$11,120	$22,057
Dividends from subsidiaries		11,000	5,000
Interest	791	2,561	996
Gain (loss) on sales of bank subsidiaries	19	(1,949)	12,749
Gain on debt extinguishment		16,861	1,255
Other	5,404	6,219	(704)
Total income	14,573	45,812	41,353
Expenses:
Interest	6,160	6,450	15,427
Salaries and employee benefits	7,314	8,087	14,771
Occupancy	1,125	1,254	2,264
Equipment rent and depreciation	289	407	3,205
Goodwill impairment			38,718
Other	5,548	6,373	9,236
Total expenses	20,436	22,571	83,621
Income (loss) before equity in undistributed net losses of consolidated subsidiaries, reorganization items and income taxes	(5,863)	23,241	(42,268)
Equity in net losses of consolidated subsidiaries	(16,832)	(69,464)	(189,553)
Less reorganization items	2,956
Loss before income taxes	(25,651)	(46,223)	(231,821)
Income tax	(177)	(796)	(6,606)

Net loss	(25,474)	(45,427)	(225,215)

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) arising during the period	2	(86)	219

Comprehensive loss	$(25,472)	$(45,513)	$(224,996)

[The remainder of this page intentionally left blank]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE T—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Cash Flows

	-Year Ended December 31-
	2012	2011	2010
	(in $1,000s)
OPERATING ACTIVITIES
Net loss	$(25,474)	$(45,427)	$(225,215)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in net losses of consolidated subsidiaries	16,832	69,464	189,553
Depreciation and amortization of intangibles	390	450	1,690
Reorganization items	2,956
Loss on sales of other real estate owned	1,316
Goodwill impairment			38,718
Loss on sales of equipment and furniture		2	4
Loss (gain) on sales of bank subsidiaries	(19)	1,949	(12,749)
Gain on debt extinguishment		(16,861)	(1,255)
Realized loss on sales of investment securities			362
Decrease (increase) in amounts due from subsidiaries and other assets	2,725	(2,366)	9,367
Increase in accounts payable, accrued expenses and other liabilities	5,007	6,433	8,784
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,733	13,644	9,259

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(10,545)	(48,262)	(79,084)
Proceeds from sales of investment securities		507	2,102
Purchases of investment securities			(100)
Net decrease in loans	14	4,735	4,927
Proceeds from sales of other real estate owned	802
Proceeds from sales of equipment and furniture		4	3,707
Purchases of equipment and furniture	(85)	(175)	(240)
Proceeds from sales of bank subsidiaries	3,099	26,543	58,796
NET CASH USED BY INVESTING ACTIVITIES	(6,715)	(16,648)	(9,892)

FINANCING ACTIVITIES
Net payments on debt obligations			(1,000)
Net proceeds from issuance of common stock			6,870
Tax effect of share-based payments	(29)	(256)	(293)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(29)	(256)	5,577
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,011)	(3,260)	4,944
Cash and cash equivalents at beginning of year	4,645	7,905	2,961

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,634	$4,645	$7,905

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE U—GOING CONCERN CONSIDERATIONS

As of December 31, 2012, there are several significant adverse aspects of Capitol's consolidated financial position and results of operations which include, but are not limited to, the following:

•	The Corporation has filed for protection under Chapter 11;
•	An equity deficiency approximating $144.1 million;
•	Regulatory capital classification on a consolidated basis as less than "adequately-capitalized" and related negative amounts and ratios;
•	Numerous banking subsidiaries with regulatory capital classification as "undercapitalized" or "significantly-undercapitalized";
•
Certain banking subsidiaries which are generally subject to formal enforcement actions and informal regulatory agreements have received "prompt corrective action" notifications and/or directives from the FDIC, which require timely action by bank management and the respective boards of directors to resolve regulatory capital ratios which result in classification as less than "adequately-capitalized" (the basis of a PCAN) or to submit an acceptable capital restoration plan to the FDIC (the basis of a PCAD), and it is likely additional PCANs and/or PCADs may be issued in the future and/or the banking subsidiaries may be unable to satisfactorily resolve such notices and/or directives;

•
Capitol has sold several of its banking subsidiaries during the past few years and has other divestiture transactions pending (see Note M).  The proceeds from those divestitures have been redeployed at certain remaining banking subsidiaries which have experienced a significant erosion of capital due to operating losses.  While such proceeds have been a significant source of funds for redeployment, the Corporation will need to raise significant other sources of new capital in the future;

•
The Corporation and substantially all of its banking subsidiaries are operating under various regulatory enforcement actions which place a number of restrictions on them and impose other requirements limiting activities, requiring preservation of capital, improvement in regulatory capital measures, reduction of nonperforming assets and other things for which the entities have not achieved full compliance;

•	Elevated levels of nonperforming loans and other nonperforming assets as a percentage of consolidated loans and total assets, respectively; and
•
Losses from continuing operations, resulting primarily from elevated provisions for loan losses, costs associated with foreclosed properties and other real estate owned and, in 2010, an impairment charge to operations for the write-off of previously-recorded goodwill ($64.5 million, including $8.7 million from discontinued operations).

The foregoing considerations raise some level of doubt (potentially substantial doubt) as to the Corporation's ability to continue as a going concern.  Such substantial doubt is discussed in the Report of Independent Registered Public Accounting Firm set forth on page F-54.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LIMITED (DEBTOR-IN-POSSESSION)

NOTE U—GOING CONCERN CONSIDERATIONS—Continued

Capitol has commenced several initiatives and other actions to mitigate these going concern considerations and to improve the Corporation's financial condition, equity, regulatory capital and regulatory compliance.  In early 2011, a partial exchange of trust-preferred securities was completed and the Corporation's stockholders approved an amendment to the articles of incorporation to increase its authorized common stock and authorize its board of directors to proceed with a rights offering and reverse stock split, in addition to a potential share-exchange regarding second-tier bank-development subsidiaries.

Improvement in Capitol's and its banking subsidiaries' capitalization, financial position, asset quality and results of operations requires multi-faceted efforts, which are currently being considered in the following areas, among others:

•	Raising significant amounts of new equity capital pursuant to the Chapter 11 Plan of Reorganization;
•	Completion of a proposed financial restructuring plan;
•	Completion of pending divestitures;
•	Further reductions in nonperforming assets;
•	Stabilization of provisions for loan losses and impairment losses; and
•	Further reductions in operating expenses as a result of potential divestitures or mergers of bank subsidiaries and continued streamlining of corporate operations.

Capitol's ability to continue as a going concern is contingent on the successful achievement of the items listed above.  Capitol's board of directors and management are fully engaged and committed to successful completion of those items, with a clear sense of urgency, subject to the availability of capital and continued cooperation by regulatory agencies.

NOTE V—SUBSEQUENT EVENTS

In early 2013, Capitol sold a portion of the shares it held in Capitol National Bank ("CNB") for approximately $1 million resulting in a net loss on sale of approximately $520,000 and in a reduction of Capitol's ownership percentage below 50%.  Since Capitol no longer holds a controlling financial interest in CNB, CNB will cease to be a consolidated subsidiary of Capitol in 2013 and Capitol's remaining investment in CNB will be accounted for under the equity method of accounting.  Capitol deployed the sale proceeds as a capital injection into Sunrise Bank of Albuquerque.

The sale of the remaining shares of CNB owned by Capitol is pending.